Form 10-K, Exhibit 13
period 1993-12-31
FIFTH THIRD BANCORP
filed 1994-02-17
CIK 35527

FIFTH THIRD BANCORP AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
                                                                            1993             1992              % Change
- -----------------------------------------------------------------------------------------------------------------------
Earnings and Dividends ($000's)
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $196,447          164,092               19.7
Cash Dividends Declared . . . . . . . . . . . . . . . . . . . . . . .       61,544           53,758               14.5
- ----------------------------------------------------------------------------------------------------------------------
PER SHARE
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $   3.28             2.75               19.3
Cash Dividends Declared . . . . . . . . . . . . . . . . . . . . . . .         1.02              .90               13.3
Year-End Book Value . . . . . . . . . . . . . . . . . . . . . . . . .        19.50            16.80               16.1
Year-End Market Price . . . . . . . . . . . . . . . . . . . . . . . .        51.75            54.00               (4.2)
- ----------------------------------------------------------------------------------------------------------------------
AT YEAR END ($ in millions)
Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $ 11,966           10,213               17.2
Loans and Leases  . . . . . . . . . . . . . . . . . . . . . . . . . .        8,811            7,475               17.9
Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8,628            7,532               14.6
Stockholders' Equity  . . . . . . . . . . . . . . . . . . . . . . . .        1,198            1,005               19.2
- ----------------------------------------------------------------------------------------------------------------------
KEY RATIOS
Return on Average Assets  . . . . . . . . . . . . . . . . . . . . . .         1.80%            1.74                3.4
Return on Average Equity  . . . . . . . . . . . . . . . . . . . . . .         18.2             17.3                5.2
Net Interest Margin . . . . . . . . . . . . . . . . . . . . . . . . .         4.51             4.73               (4.7)
- ----------------------------------------------------------------------------------------------------------------------
Number of Shares  . . . . . . . . . . . . . . . . . . . . . . . . . .   61,402,257       59,831,540                2.6
Number of Stockholders  . . . . . . . . . . . . . . . . . . . . . . .       11,302           10,437                8.3
Number of Banking Locations . . . . . . . . . . . . . . . . . . . . .          289              249               16.1
Number of Full-Time Equivalent Employees  . . . . . . . . . . . . . .        4,938            4,579                7.8
- ----------------------------------------------------------------------------------------------------------------------

FIFTH THIRD BANCORP
STOCKHOLDER AND CORPORATE INFORMATION
STOCK DATA                                     DIVIDENDS
                                                PAID PER
Year    Period              High        Low        SHARE
- --------------------------------------------------------
1992    First Quarter      $50 3/8     $43          $.20
        Second Quarter      46 3/4      40 1/8       .22
        Third Quarter       52 3/4      40 3/4       .22
        Fourth Quarter      54          46 3/4       .22
- --------------------------------------------------------
1993    FIRST QUARTER      $55 1/8     $49 7/8      $.24
        SECOND QUARTER      58 1/2      50 1/4       .24
        THIRD QUARTER       54 5/8      51 1/4       .24
        FOURTH QUARTER      54          49 3/4       .27
- --------------------------------------------------------

The common stock of Fifth Third Bancorp is traded in the over-the-counter market and is listed under the symbol ''FITB'' on the NASDAQ National Market System.

RATINGS                                   STANDARD
                                 MOODY'S  & POOR'S FITCH
- --------------------------------------------------------
FIFTH THIRD BANCORP
  Commercial Paper                  P1      A1+     F1+
- --------------------------------------------------------
FIFTH THIRD BANK--CINCINNATI
  Short-Term Deposit                P1      A1+      F1
  Long-Term Deposit                Aa2      AA-      AA
  Medium-Term Deposit              Aa2      AA-      AA
- --------------------------------------------------------
FIFTH THIRD BANK OF NORTHWESTERN OHIO, N.A.
  Short-Term Deposit                -       A1+      -
  Long-Term Deposit                 -       AA-      -
- --------------------------------------------------------

CORPORATE OFFICE
The Corporate Office is located at Fifth Third Center, 38 Fountain Square Plaza, Cincinnati, Ohio 45263. The telephone number is (513) 579-5300.

ANNUAL MEETING
The Annual Meeting of Stockholders will be held at 11:30 a.m. on Tuesday, March 15, 1994, on the fifth floor of the Corporate Office.

FORM 10-K
Any individual requesting general information or a copy of the Corporation's 1993 Form 10-K Report (to be filed with the Securities and Exchange Commission before March 31, 1994) may obtain these by writing to Investor Relations at the Corporate Office.

DIVIDEND REINVESTMENT
For the convenience of stockholders, the Corporation has established a plan whereby stockholders may have their dividends automatically reinvested in Fifth Third Bancorp common stock. Details of the plan will be sent on request (see back page).

TRANSFER AGENT AND REGISTRAR
Transfer agent and registrar is Fifth Third Bank, Fifth Third Center, Cincinnati, Ohio 45263.

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31 ($000's)                                           1993          1992         1991
- ---------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and Fees on Loans and Leases . . . . . . . . . . . . . . . . . . .      $611,509       556,423       558,557
- ---------------------------------------------------------------------------------------------------------------------
Interest on Securities
  Taxable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       103,019       123,633       127,026
  Exempt from Income Taxes  . . . . . . . . . . . . . . . . . . . . . . . .        12,559        10,789        12,521
- ---------------------------------------------------------------------------------------------------------------------
Total Interest on Securities  . . . . . . . . . . . . . . . . . . . . . . .       115,578       134,422       139,547
- ---------------------------------------------------------------------------------------------------------------------
Interest on Other Short-Term Investments  . . . . . . . . . . . . . . . . .           262         3,615        15,397
- ---------------------------------------------------------------------------------------------------------------------
Total Interest Income . . . . . . . . . . . . . . . . . . . . . . . . . . .       727,349       694,460       713,501
- ---------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on Deposits
  Interest Checking . . . . . . . . . . . . . . . . . . . . . . . . . . . .        26,647        26,145        31,275
  Savings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        13,497        13,673        15,460
  Money Market  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        35,271        43,056        60,837
  Other Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       141,088       147,924       171,441
  Certificates-$100,000 and Over  . . . . . . . . . . . . . . . . . . . . .        15,622        23,456        57,021
  Foreign Office  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         8,030         1,714           756
- ---------------------------------------------------------------------------------------------------------------------
Total Interest on Deposits  . . . . . . . . . . . . . . . . . . . . . . . .       240,155       255,968       336,790
Interest on Federal Funds Borrowed  . . . . . . . . . . . . . . . . . . . .        18,963        17,316        16,760
Interest on Other Short-Term Borrowings . . . . . . . . . . . . . . . . . .        19,314        23,380        26,110
Interest on Long-Term Debt and Notes  . . . . . . . . . . . . . . . . . . .        12,528         3,602         1,620
- ---------------------------------------------------------------------------------------------------------------------
Total Interest Expense  . . . . . . . . . . . . . . . . . . . . . . . . . .       290,960       300,266       381,280
- ---------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME . . . . . . . . . . . . . . . . . . . . . . . . . . . .       436,389       394,194       332,221
Provision for Credit Losses . . . . . . . . . . . . . . . . . . . . . . . .        44,487        65,315        55,744
- ---------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES . . . . . . . . . . .       391,902       328,879       276,477
- ---------------------------------------------------------------------------------------------------------------------
OTHER OPERATING INCOME
Trust Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        50,603        47,033        40,263
Service Charges on Deposits . . . . . . . . . . . . . . . . . . . . . . . .        55,468        49,856        41,673
Data Processing Income  . . . . . . . . . . . . . . . . . . . . . . . . . .        53,582        45,842        40,601
Other Service Charges and Fees  . . . . . . . . . . . . . . . . . . . . . .        60,433        55,851        45,221
Securities Gains  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         6,492         1,471         4,153
- ---------------------------------------------------------------------------------------------------------------------
Total Other Operating Income  . . . . . . . . . . . . . . . . . . . . . . .       226,578       200,053       171,911
- ---------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
Salaries and Wages  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       119,046       107,816        95,718
Employee Benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        33,578        29,732        25,652
Equipment Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        14,173        13,354        12,256
Net Occupancy Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . .        23,222        20,833        18,729
Other Operating Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .       133,368       117,541        97,437
- ---------------------------------------------------------------------------------------------------------------------
Total Operating Expenses  . . . . . . . . . . . . . . . . . . . . . . . . .       323,387       289,276       249,792
- ---------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES  . . . . . . . . . . . . . . . . . . . . . . . .       295,093       239,656       198,596
Applicable Income Taxes . . . . . . . . . . . . . . . . . . . . . . . . . .        98,646        75,564        60,446
- ---------------------------------------------------------------------------------------------------------------------
NET INCOME  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      $196,447       164,092       138,150
- ---------------------------------------------------------------------------------------------------------------------
NET INCOME PER SHARE  . . . . . . . . . . . . . . . . . . . . . . . . . . .         $3.28          2.75          2.33
- ---------------------------------------------------------------------------------------------------------------------
AVERAGE SHARES OUTSTANDING (000's)  . . . . . . . . . . . . . . . . . . . .        59,952        59,632        59,200
CASH DIVIDENDS DECLARED PER SHARE . . . . . . . . . . . . . . . . . . . . .         $1.02           .90           .78
- ---------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31 ($000's)                                                                          1993             1992
- ---------------------------------------------------------------------------------------------------------------------
ASSETS
- ---------------------------------------------------------------------------------------------------------------------
Cash and Due from Banks . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           $580,936          565,948
- ---------------------------------------------------------------------------------------------------------------------
Securities Available for Sale (at market) . . . . . . . . . . . . . . . . . . . .            815,986               --
- ---------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity (Market Value 1993--$1,515,255 and 1992--$1,960,300).          1,487,322        1,933,008
- ---------------------------------------------------------------------------------------------------------------------
Other Short-Term Investments  . . . . . . . . . . . . . . . . . . . . . . . . . .              2,773              790
- ---------------------------------------------------------------------------------------------------------------------
Loans and Leases
      Commercial Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,679,611        2,485,310
      Construction Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . .            322,910          308,781
      Commercial Mortgage Loans . . . . . . . . . . . . . . . . . . . . . . . . .            634,495          495,818
      Residential Mortgage Loans  . . . . . . . . . . . . . . . . . . . . . . . .          2,157,969        1,935,254
      Consumer Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          2,000,459        1,631,496
      Commercial Lease Financing  . . . . . . . . . . . . . . . . . . . . . . . .            350,306          282,579
      Consumer Lease Financing  . . . . . . . . . . . . . . . . . . . . . . . . .            819,925          454,607
      Unearned Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           (154,636)        (118,986)
      Reserve for Credit Losses . . . . . . . . . . . . . . . . . . . . . . . . .           (135,097)        (114,751)
- ---------------------------------------------------------------------------------------------------------------------
Total Loans and Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          8,675,942        7,360,108
- ---------------------------------------------------------------------------------------------------------------------
Bank Premises and Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . .            156,051          120,650
- ---------------------------------------------------------------------------------------------------------------------
Accrued Income Receivable . . . . . . . . . . . . . . . . . . . . . . . . . . . .             92,825           76,000
- ---------------------------------------------------------------------------------------------------------------------
Other Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            154,165          156,816
- ---------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        $11,966,000       10,213,320
- ---------------------------------------------------------------------------------------------------------------------
LIABILITIES
- ---------------------------------------------------------------------------------------------------------------------
Deposits
      Demand  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         $1,462,712        1,306,766
      Interest Checking . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,365,462        1,185,660
      Savings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            609,533          491,764
      Money Market  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,460,271        1,405,469
      Other Time  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          3,255,347        2,672,344
      Certificates--$100,000 and Over . . . . . . . . . . . . . . . . . . . . . .            305,530          399,210
      Foreign Office  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            169,643           70,733
- ---------------------------------------------------------------------------------------------------------------------
Total Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          8,628,498        7,531,946
Federal Funds Borrowed  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,031,564          466,889
Other Short-Term Borrowings . . . . . . . . . . . . . . . . . . . . . . . . . . .            570,653          762,902
Accrued Taxes, Interest and Expenses  . . . . . . . . . . . . . . . . . . . . . .            172,884          106,728
Other Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .             81,891           85,629
Long-Term Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            140,119          111,768
Convertible Subordinated Notes  . . . . . . . . . . . . . . . . . . . . . . . . .            142,745          142,293
- ---------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         10,768,354        9,208,155
- ---------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY (a)
- ---------------------------------------------------------------------------------------------------------------------
Common Stock (b)  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            136,313          132,859
Capital Surplus . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            243,377          201,887
Retained Earnings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            805,726          670,823
Treasury Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                 --             (404)
Unrealized Gains on Securities Available for Sale . . . . . . . . . . . . . . . .             12,230               --
- ---------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY  . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,197,646        1,005,165
- ---------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  . . . . . . . . . . . . . . . . . . .        $11,966,000       10,213,320
- ---------------------------------------------------------------------------------------------------------------------

(a) 500,000 shares of no par value preferred stock are authorized of which none have been issued.
(b) Stated value $2.22 per share; authorized 100,000,000; outstanding 1993--61,402,257 and 1992--59,831,540, (excluding 14,763 treasury shares at December 31, 1992).
See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                            COMMON STOCK
                                     -------------------------
                                          SHARES                  CAPITAL     RETAINED   TREASURY    UNREALIZED
($000's)                                OUTSTANDING     AMOUNT    SURPLUS     EARNINGS    STOCK        GAINS        TOTAL
- ----------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1991 ...........   39,386,956    $ 87,439    182,473     512,786         --          --        782,698
Net Income ...........................                                         138,150                               138,150
Cash Dividends Declared at
  $.78 Per Share .....................                                         (46,216)                           (   46,216)
Shares Acquired for Treasury .........      (43,650)                                       (2,426)                (    2,426)
Stock Options Exercised,
  Including Treasury Shares Issued ...      226,134         427      3,770                  2,022                      6,219
Corporate Tax Benefit Related to
  Exercise of Non-Qualified
  Stock Options ......................                                 467                                               467
Stock Issued in Acquisition
  (Previously Held in Escrow) ........       14,069          31        527                                               558
- ----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1991 .........   39,583,509      87,897    187,237     604,720     (  404)         --        879,450
Net Income ...........................                                         164,092                               164,092
Cash Dividends Declared at
  $.90 Per Share .....................                                        ( 53,758)                           (   53,758)
Three-for-Two Stock Split Effected ...
  in the Form of a Stock Dividend ....   19,791,755      43,937               ( 43,937)                                   --
Shares Acquired for Treasury .........  (    11,980)                                       (  491)                (      491)
Stock Options Exercised,
  Including Treasury Shares Issued ...      212,533         422      3,269                    491                      4,182
Corporate Tax Benefit Related to
  Exercise of Non-Qualified
  Stock Options ......................                                  56                                                56
Fractional Shares Purchased in
  Stock Split Effected in the Form
  of a Stock Dividend ................                                        (    106)                             (    106)
Stock Issued in Acquisitions
  and Other ..........................      255,723         603     11,325    (    188)                               11,740
- ----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1992 .........   59,831,540     132,859    201,887     670,823     (  404)         --      1,005,165
Net Income ...........................                                         196,447                               196,447
Cash Dividends Declared
  at $1.02 Per Share .................                                        ( 61,544)                           (   61,544)
Shares Acquired for Treasury .........  (       440)                                        (  22)                (       22)
Stock Options Exercised,
  Including Treasury Shares Issued ...      214,843         443      3,599                    426                      4,468
Corporate Tax Benefit Related to
  Exercise of Non-Qualified
  Stock Options ......................                                 286                                               286
Stock Issued in Acquisition
  and Other ..........................    1,356,314       3,011     37,605                                            40,616
Effect of Change in Accounting for
  Securities Available for Sale ......                                                                 12,230         12,230
- ----------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993 .........   61,402,257    $136,313    243,377     805,726         --      12,230      1,197,646
- ----------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

- --------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($000's)                                               1993          1992          1991
- --------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     $  196,447       164,092       138,150
Adjustments to Reconcile Net Income to Net Cash
      Provided by Operating Activities
            Provision for Credit Losses . . . . . . . . . . . . . . . . . . . .         44,487        65,315        55,744
            Depreciation, Amortization and Accretion  . . . . . . . . . . . . .         30,396        33,087        15,116
            Provision for Deferred Income Taxes . . . . . . . . . . . . . . . .         24,094         4,783    (    3,341)
            Realized Securities Gains . . . . . . . . . . . . . . . . . . . . .     (    6,640)   (    1,687)   (    4,352)
            Realized Securities Losses  . . . . . . . . . . . . . . . . . . . .            148           216           199
            Proceeds from Sales of Residential Mortgage Loans Held for Sale . .        706,701       155,487        76,779
            Gains from Sales of Residential Mortgage Loans Held for Sale  . . .     (   10,993)   (    2,932)   (    2,873)
            Net Increase in Residential Mortgage Loans Held for Sale  . . . . .     (  826,788)   (  177,427)   (   91,623)
            Decrease (Increase) in Accrued Income Receivable  . . . . . . . . .     (   16,825)          135         8,453
            Decrease (Increase) in Other Assets . . . . . . . . . . . . . . . .         10,002        26,802    (   63,143)
            Increase (Decrease) in Accrued Taxes, Interest and Expenses . . . .         31,307    (   29,835)   (    3,637)
            Increase (Decrease) in Other Liabilities  . . . . . . . . . . . . .     (    6,005)   (      531)       44,522
- --------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES . . . . . . . . . . . . . . . . . . .        176,331       237,505       169,994
- --------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from Sales of Securities Available for Sale  . . . . . . . . . . . . .        230,277            --            --
Proceeds from Calls, Paydowns and Maturities of Securities Available for Sale .        213,299            --            --
Purchases of Securities Available for Sale  . . . . . . . . . . . . . . . . . .     (  274,911)           --            --
Proceeds from Calls, Paydowns and Maturities of Securities Held to Maturity . .        760,613            --            --
Purchases of Securities Held to Maturity  . . . . . . . . . . . . . . . . . . .     (  844,663)           --            --
Proceeds from Sales of Securities . . . . . . . . . . . . . . . . . . . . . . .             --       249,565       270,165
Proceeds from Calls, Paydowns and Maturities of Securities  . . . . . . . . . .             --     1,102,605       609,479
Purchases of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . .             --    (  994,850)   (1,584,498)
Net Decrease (Increase) in Other Short-Term Investments . . . . . . . . . . . .     (    1,884)      223,795       145,315
Net Increase in Loans and Leases  . . . . . . . . . . . . . . . . . . . . . . .     (1,336,333)   (1,646,561)   (  322,254)
Purchases of Bank Premises and Equipment  . . . . . . . . . . . . . . . . . . .     (   43,418)   (   17,353)   (   13,491)
Proceeds from Disposals of Bank Premises and Equipment  . . . . . . . . . . . .          2,017         4,088         1,626
Net Cash Acquired (Paid) in Purchases of Subsidiaries . . . . . . . . . . . . .     (   11,207)       13,536        10,604
- --------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES . . . . . . . . . . . . . . . . . . . . .     (1,306,210)   (1,065,175)   (  883,054)
- --------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Net Increase in Deposits  . . . . . . . . . . . . . . . . . . . . . . . . . . .        509,647       234,147        31,945
Purchases of Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        290,857       277,717       224,425
Net Increase in Federal Funds Borrowed  . . . . . . . . . . . . . . . . . . . .        564,675        98,731       109,479
Net Increase (Decrease) in Other Short-Term Borrowings  . . . . . . . . . . . .     (  193,584)       88,494       325,540
Proceeds from Issuance of Long-Term Debt and Notes  . . . . . . . . . . . . . .         40,000       241,194            --
Repayment of Long-Term Debt . . . . . . . . . . . . . . . . . . . . . . . . . .     (   12,124)   (      221)   (      669)
Payment of Cash Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . .     (   59,325)   (   51,273)   (   44,979)
Exercise of Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . .          4,754         4,238         6,686
Other . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     (       33)   (      597)   (    2,426)
- --------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES . . . . . . . . . . . . . . . . . . .      1,144,867       892,430       650,001
- --------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND DUE FROM BANKS  . . . . . . . . . . . . . . . .         14,988        64,760    (   63,059)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR  . . . . . . . . . . . . . . . . .        565,948       501,188       564,247
- --------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR  . . . . . . . . . . . . . . . . . . . .     $  580,936       565,948       501,188
- --------------------------------------------------------------------------------------------------------------------------

Note: The Bancorp paid Federal income taxes of $73,400,000, $62,839,000 and $57,774,000 in 1993, 1992 and 1991, respectively.
      The Bancorp paid interest of $277,266,000, $307,513,000 and $386,482,000 in 1993, 1992 and 1991, respectively.
      The Bancorp had noncash investing activities consisting of the securitization and transfer to securities of  $291,586,000 and $120,813,000 of residential mortgage loans in 1993 and 1992, respectively.
      The Bancorp had noncash activities consisting of the reclassification of $851,725,000 in securities as available for sale in 1993.
See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES
         The following is a summary of the significant policies:
BASIS OF PRESENTATION
         The Consolidated Financial Statements include the accounts of Fifth Third Bancorp (Bancorp) and its subsidiaries. All material intercompany transactions and balances have been eliminated. Certain prior period data has been reclassified to conform to current period presentation.
SECURITIES
         Statement of Financial Accounting Standards (SFAS) No. 115, ''Accounting for Certain Investments in Debt and Equity Securities'' requires securities to be classified as held to maturity, available for sale or trading. Only those securities classified as held to maturity are reported at amortized cost, with those available for sale and trading reported at fair value with unrealized gains and losses included in stockholders' equity or income, respectively. The Bancorp adopted this Statement effective December 31, 1993. Prior to 1993, all securities were classified in a single portfolio accounted for at amortized cost. Securities gains or losses are shown separately as other operating income in the Consolidated Statements of Income. The cost of securities sold is based on the specific identification method.
LOANS
         Residential mortgage loans held for sale are valued at the lower of aggregate cost or market value and were $174,314,000 and $58,049,000 at December 31, 1993 and 1992, respectively.
         SFAS No. 114, "Accounting by Creditors for Impairment of a Loan'' requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the underlying collateral. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994 and, although not yet quantified, the effect on the Consolidated Financial Statements is not expected to be material.
RESERVE FOR CREDIT LOSSES
         The reserve is maintained at a level management considers to be adequate to absorb potential loan and lease losses.
         Credit losses are charged and recoveries are credited to the reserve. Provisions for credit losses are charged to operating expenses and are based on management's review of the historical credit loss experience and such other factors which, in management's judgment, deserve recognition under existing economic conditions in estimating potential credit losses.
BANK PREMISES AND EQUIPMENT
         Bank premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets. Amortization of leasehold improvements is computed on the straight-line method over the lives of the related leases or useful lives of the related assets, whichever is shorter. Maintenance, repairs and minor improvements are charged to operating expenses as incurred.
INTANGIBLE ASSETS
         Goodwill and other intangible assets are amortized on a straight-line basis generally over a period of 15 years.
REVENUE RECOGNITION
         Interest income on loans is based on the principal balance outstanding, with the exception of interest on discount basis loans which is computed using a method which approximates the interest method. The accrual of interest for commercial, construction and mortgage loans is discontinued when there is a clear indication that the borrower's cash flow may not be sufficient to meet payments as they become due. Such loans are also placed on nonaccrual status when principal or interest is past due ninety days or more, unless the loan is well secured and in the process of collection.
         Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the estimated life of the related loans or commitments as a yield adjustment.
         Income on direct financing leases is recognized on a basis to achieve a constant periodic rate of return on the outstanding investment. Income on leveraged leases is recognized on a basis to achieve a constant rate of return on the outstanding investment in the lease, net of the related deferred tax liability, in the years in which the net investment is positive.
         Trust income is recognized on the accrual basis.
NET INCOME PER SHARE
         Net income per share is calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. The assumed conversion of convertible subordinated notes and the exercise of stock options would not have a materially dilutive effect.
OTHER
         Securities and other property held by the Trust Division of the banking subsidiaries in a fiduciary or agency capacity are not included in the Consolidated Balance Sheets since such items are not assets of the banks.
NOTE 2--SECURITIES
         Securities available for sale as of December 31, 1993:

- --------------------------------------------------------
                 Amortized Unrealized Unrealized Market
($000's)              Cost      Gains   Losses    Value
- --------------------------------------------------------
U.S. Government
   and agencies
   obligations ..   $195,950    3,536      --    199,486
Agency mortgage-
   backed
   securities ...    504,237    9,067     259    513,045
Other bonds,
   notes and
   debentures ...     96,068      314      13     96,369
Other securities         915    6,171      --      7,086
- --------------------------------------------------------
Total securities    $797,170   19,088     272    815,986
- --------------------------------------------------------

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         Securities held to maturity as of December 31, 1993:
- -------------------------------------------------------------
                  Book       Unrealized  Unrealized   Market
($000's)          Value      Gains       Losses       Value
- -------------------------------------------------------------
Obligations of
  states and
  political
  subdivisions  .  $  327,636   6,725      --         334,361
Agency mortgage-
  backed
  securities  . .   1,008,555  22,802      --       1,031,357
Other bonds,
  notes and
  debentures  . .     141,661      40   1,634         140,067
Other securities        9,470      --      --           9,470
- -------------------------------------------------------------
Total securities   $1,487,322  29,567   1,634       1,515,255
- -------------------------------------------------------------

         Securities as of December 31, 1992:

- -------------------------------------------------------------
                     Book     Unrealized  Unrealized   Market
($000's)             Value    Gains       Losses       Value
- -------------------------------------------------------------
U.S. Government
   and agencies
   obligations ..   $  275,726  9,875      21         285,580
Obligations of
   states and
   political
   subdivisions..      222,015  4,708     238         226,485
Agency mortgage-
   backed
   securities ...    1,271,645 16,006   2,635       1,285,016
Other bonds,
   notes and
   debentures ...      152,085    549     952         151,682
Other securities        11,537     --      --          11,537
- -------------------------------------------------------------
Total securities    $1,933,008 31,138   3,846       1,960,300
- -------------------------------------------------------------

         The amortized cost, book value and approximate market value of securities at December 31, 1993, by contractual maturity, are shown in the following table. Actual maturities may differ from contractual maturities when there exists a right to call or prepay obligations with or without call or prepayment penalties. Maturities of mortgage-backed securities were estimated based on historical and expected future prepayment trends.

- ---------------------------------------------------------
                Available for Sale     Held to Maturity
               -------------------  ---------------------
               Amortized   Market     Book      Market
($000's)         Cost      Value      Value      Value
- ---------------------------------------------------------
Debt securities:
   Under 1 year   $163,210  166,320 $  131,790    133,858
   1-5 years       456,529  466,164  1,145,843  1,168,452
   6-10 years      165,774  165,238    151,711    155,002
   Over 10 years    10,742   11,178     48,508     48,473
Other securities       915    7,086      9,470      9,470
- ---------------------------------------------------------
Total securities  $797,170  815,986 $1,487,322  1,515,255
- ---------------------------------------------------------

         At December 31, 1993 and 1992, securities with an amortized cost or book value of $1,150,319,000 and $1,162,568,000, respectively, were pledged to secure securities sold under agreements to repurchase, public deposits, trust funds and for other purposes as required or permitted by law.
NOTE 3--RESERVE FOR CREDIT LOSSES
         Transactions in the reserve for credit losses for the years ended December 31:

- ------------------------------------------------------------
($000's)                         1993      1992     1991
- ------------------------------------------------------------
Balance at January 1  . . .     $114,751    90,324    85,025
Losses charged off  . . . .     ( 35,985) ( 53,240)  (58,113)
Recoveries of losses previously
   charged off  . . . . . .        9,722     8,554     7,370
- ------------------------------------------------------------
Net charge-offs . . . . . .     ( 26,263) ( 44,686)  (50,743)
Provision charged to operations   44,487    65,315    55,744
Reserve of acquired banks .        2,122     3,798       298
- ------------------------------------------------------------
Balance at December 31  . .     $135,097   114,751    90,324
- ------------------------------------------------------------

         For calendar years 1993, 1992 and 1991, interest income of $368,000, $565,000 and $1,579,000, respectively, was recorded on nonaccrual and renegotiated loans and leases. Additional interest income of $1,169,000, $4,012,000 and $7,639,000 would have been recorded if the nonaccrual and renegotiated loans and leases had been current in accordance with their original terms.
NOTE 4--LEASE FINANCING
          A summary of the gross investment in lease financing at December 31:

- --------------------------------------------------------
($000's)                              1993        1992
- --------------------------------------------------------
Direct financing leases . . . . . .$1,131,016    695,187
Leveraged leases  . . . . . . . . .    39,215     41,999
- --------------------------------------------------------
Total lease financing . . . . . . .$1,170,231    737,186
- --------------------------------------------------------

         The components of the investment in lease financing at December 31:

- ---------------------------------------------------------------
($000's)                                     1993      1992
- ---------------------------------------------------------------
Rentals receivable, net of principal and
   interest on the nonrecourse debt  . . . $  779,034   515,793
Estimated residual value of leased assets.    391,197   221,393
- ---------------------------------------------------------------
Gross investment in lease financing  . . .  1,170,231   737,186
Unearned income  . . . . . . . . . . . . . (  147,280) (105,706)
- ---------------------------------------------------------------
Total net investment in lease financing .  $1,022,951   631,480
- ---------------------------------------------------------------

NOTE 5--BANK PREMISES AND EQUIPMENT
         A summary of bank premises and equipment at December 31:

- -----------------------------------------------------------
                             Estimated
($000's)                    Useful Life    1993     1992
- -----------------------------------------------------------
Land and improvements . .                $ 29,090   17,645
Buildings . . . . . . . . 18 to 50 yrs.   120,394   98,814
Equipment . . . . . . . .  3 to 20 yrs.    85,564   81,281
Leasehold improvements  .  6 to 25 yrs.    23,418   17,843
Accumulated depreciation
   and amortization . . .               (102,415) ( 94,933)
- -----------------------------------------------------------
Total bank premises and
  equipment . . . . . . .                $156,051  120,650
- -----------------------------------------------------------

         Depreciation and amortization expense related to bank premises and equipment was $13,307,000 in 1993, $11,652,000 in 1992 and $11,025,000 in 1991.
         Occupancy expense has been reduced by rental income from leased premises, including the Bancorp's pro rata interest in the rental income from Fifth Third Center, of $8,314,000 in 1993, $7,067,000 in 1992 and $6,829,000 in
1991.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

         The banking subsidiaries have entered into a number of noncancelable lease agreements with respect to bank premises and equipment. A summary of the minimum annual rental commitments under these leases, exclusive of taxes and other charges payable by the lessee:

- --------------------------------------------------------
                          Land and
($000's)                  Buildings    Equipment   Total
- --------------------------------------------------------
1994  . . . . . . . . .   $ 6,902         486      7,388
1995  . . . . . . . . .     6,120         352      6,472
1996  . . . . . . . . .     5,250         270      5,520
1997  . . . . . . . . .     4,242         257      4,499
1998  . . . . . . . . .     3,978           8      3,986
1999 and subsequent years  22,433          --     22,433
- --------------------------------------------------------
Total . . . . . . . . .   $48,925       1,373     50,298
- --------------------------------------------------------

         Rental expense for cancelable and noncancelable leases was $9,670,000 for 1993, $8,287,000 for 1992 and $7,466,000 for 1991.
NOTE 6--INTANGIBLES
         Intangibles, net of accumulated amortization, included in Other Assets in the Consolidated Balance Sheets at December 31:

- --------------------------------------------------------
($000's)                                 1993      1992
- --------------------------------------------------------
Goodwill  . . . . . . . . . . . . .   $32,569     34,688
Premium on purchased deposits . . .    21,468     20,144
Purchased mortgage servicing rights       404        810
Other intangibles . . . . . . . . .        --        911
- --------------------------------------------------------
Total intangibles . . . . . . . . .   $54,441     56,553
- --------------------------------------------------------

NOTE 7--FEDERAL FUNDS BORROWED AND OTHER SHORT-TERM BORROWINGS
         A summary of Federal funds borrowed and other short-term borrowings at December 31:

- --------------------------------------------------------
                          1993              1992
                    ----------------    ----------------
($000's)             Amount    Rate     Amount   Rate
- --------------------------------------------------------
Federal funds
   borrowed . . .   $1,031,564  2.90%   $  466,889 3.29%
- --------------------------------------------------------
Securities sold under
   agreements to
   repurchase . .      416,023  2.66       564,806 3.08
Commercial paper        56,296  3.11        99,622 3.22
U.S. Treasury demand
   notes  . . . .       98,334  2.60        98,474 2.66
- --------------------------------------------------------
Other short-term
   borrowings . .      570,653  2.69       762,902 3.04
- --------------------------------------------------------
Total . . . . . .   $1,602,217  2.83%   $1,229,791 3.14%
- --------------------------------------------------------
Average outstanding $1,275,568          $1,173,253
Maximum month-end
   balance  . . .   $1,602,217          $1,436,203
Weighted average
   interest rate                3.00%              3.47%
- --------------------------------------------------------

         At December 31, 1993, the Bancorp had unused lines of credit of $100,000,000 available to support commercial paper transactions and other corporate requirements.
NOTE 8--LONG-TERM DEBT AND CONVERTIBLE SUBORDINATED NOTES
         At December 31, 1993 and 1992, the Bancorp had $142,745,000 and $142,293,000, respectively, net of discount, in 4 1/4% convertible subordinated notes due 1998. The notes are convertible into Bancorp common stock at $63.625 per share and are redeemable in whole or in part at 101.70% from January 22, 1996 to January 21, 1997, and at 100.85% thereafter, until maturity.
         At December 31, 1993 and 1992, the Bancorp had $99,603,000 and $99,134,000, respectively, net of discount, in 4% medium-term bank notes due 1994, with interest payable semiannually, under a $200,000,000 facility.
         At December 31, 1993, the Bancorp had $40,000,000 in notes payable to the Federal Home Loan Bank (FHLB) which bear interest of 3.90% to 4.55%. The FHLB notes mature quarterly in $5,000,000 installments beginning in December 1994 and interest is payable monthly. The FHLB notes are secured by certain residential mortgage loans (book value of $237,458,000 at December 31, 1993) of a subsidiary bank.
         The Bancorp has issued other promissory notes which bear interest of approximately 7-9% and are payable as follows: $110,000 for 1994, $115,000 for 1995, $90,000 for 1996, $100,000 for 1997 and $105,000 for 1998.
NOTE 9--INCOME TAXES
         The Bancorp and its subsidiaries file a consolidated Federal income tax return. A summary of applicable income taxes included in the Consolidated Statements of Income:

- ----------------------------------------------------------
($000's)                       1993      1992       1991
- ----------------------------------------------------------
Current U.S. income taxes .   $72,524     69,226    62,290
State and local income taxes    2,028      1,555     1,497
- ----------------------------------------------------------
Total . . . . . . . . . . .    74,552     70,781    63,787
- ----------------------------------------------------------
Deferred U.S. income taxes
   resulting  from temporary
   differences  . . . . . .    24,094      4,783   ( 3,341)
- ----------------------------------------------------------
Applicable income taxes       $98,646     75,564    60,446
- ----------------------------------------------------------

         Deferred income taxes are included in the Consolidated Balance Sheets in the caption ''Accrued Taxes, Interest and Expenses'' and are comprised of the following temporary differences at December 31:

- ---------------------------------------------------------
($000's)                                 1993       1992
- ---------------------------------------------------------
Lease financing . . . . . . . . . .   $111,402     78,686
Reserve for credit losses . . . . .   ( 43,797)  ( 37,189)
Bank premises and equipment . . . .      4,600      4,298
Unrealized gains on securities
   available for sale . . . . . . .      6,586         --
Other . . . . . . . . . . . . . . .    ( 2,658)   ( 3,954)
- ---------------------------------------------------------
Total net deferred tax liability  .   $ 76,133     41,841
- ---------------------------------------------------------

         The effect on deferred taxes of the increase in statutory tax rates during 1993 was $1,039,000. A reconciliation between the statutory U.S. income tax rate and the Bancorp's effective tax rate:

- ----------------------------------------------------------
                                    1993    1992    1991
- ----------------------------------------------------------
Statutory tax rate  . . . . . .    35.0%      34.0    34.0
Increase (decrease) resulting from:
   Tax exempt interest  . . . .   ( 2.8)     ( 3.1)  ( 4.5)
   Other--net . . . . . . . . .     1.2         .6      .9
- ----------------------------------------------------------
Effective tax rate  . . . . . .    33.4%      31.5    30.4
- ----------------------------------------------------------

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10--OTHER SERVICE CHARGES AND FEES AND OTHER OPERATING EXPENSES The major components for the years ended December 31 are:

- ----------------------------------------------------------------
($000's)                                 1993    1992     1991
- ----------------------------------------------------------------
Other Service Charges and Fees:
   Bank card operations . . .          $ 10,742  11,040   12,376
   Consumer loan fees . . . .            10,279   8,659    6,922
   Commercial loan and
      commitment fees . . . .            10,785  10,392    7,547
   Mortgage banking . . . . .            19,612   9,857    5,937
   Other  . . . . . . . . . .             9,015  15,903   12,439
- ----------------------------------------------------------------
Total other service charges and fees   $ 60,433  55,851   45,221
- ----------------------------------------------------------------
Other Operating Expenses:
   Marketing and communications        $ 21,587  19,451   17,218
   FDIC insurance . . . . . .            17,236  16,145   13,419
   Franchise taxes  . . . . .            10,312   9,809    9,718
   Other  . . . . . . . . . .            84,233  72,136   57,082
- ----------------------------------------------------------------
Total other operating expenses         $133,368 117,541   97,437
- ----------------------------------------------------------------

NOTE 11--STOCK OPTIONS
         Options have been granted under the Bancorp's Stock Option Plans to key employees and directors of the Bancorp and its subsidiaries. A summary of option transactions during 1993, 1992 and 1991:

- --------------------------------------------------------------------------
                      1993                1992                 1991
               -----------------  -------------------  -------------------
                         Average              Average              Average
                         Option               Option                Option
                Shares   Price     Shares     Price     Shares      Price
- --------------------------------------------------------------------------
Outstanding,
   beginning
   of year.  1,152,006   $32.50  $1,079,093   $24.27   1,149,390    $19.57
Exercised..  ( 214,843)   20.80   ( 212,533)   19.50   ( 339,201)    17.94
Expired ...  (  34,011)   47.08   (  17,694)   32.80   (  32,971)    21.20
Granted ...    503,599    52.33     303,140    52.67     301,875     34.73
- --------------------------------------------------------------------------
Outstanding,
   end of
   year ...  1,406,751   $41.03   1,152,006   $32.50   1,079,093    $24.27
- --------------------------------------------------------------------------

         At December 31, 1993, there were 1,015,844 incentive options and 390,907 nonqualified options outstanding. At December 31, 1993, options to purchase 908,912 shares were exercisable and 946,725 shares were available for granting additional options.
NOTE 12--RETIREMENT PLAN AND BENEFIT PLANS
         The Bancorp maintains a noncontributory retirement plan covering substantially all regular full-time employees and providing defined benefits based on years of credited service and compensation level, partially offset by social security benefits. Contributions to the plan are based on the entry age actuarial cost method and are limited to amounts currently deductible for income tax purposes.
         In determining the actuarial present value of the projected benefit obligation, the weighted average discount rate was 7.25% in 1993 and 7.75% in 1992, and the rate of increase in future compensation levels was 5.5% in both years. The expected long-term rate of return on retirement plan assets was 9.0% in 1993 and in 1992.
         A summary of the plan's funded status at December 31:

- --------------------------------------------------------
($000's)                                   1993     1992
- --------------------------------------------------------
Vested benefit obligation . . . . . .   $19,716   18,417
Non-vested benefit obligation . . . .     1,323    1,709
- --------------------------------------------------------
Accumulated benefit obligation  . . .   $21,039   20,126
- --------------------------------------------------------
Plan assets at fair value, primarily common
   funds managed by The Fifth Third Bank,
   listed stocks and U.S. bonds . . .   $45,822   48,891
Projected benefit obligation for service
   rendered to date . . . . . . . . .    25,157   23,723
- --------------------------------------------------------
Plan assets in excess of projected benefit
   obligation . . . . . . . . . . . .    20,665   25,168
Less:
   Unrecognized transition assets being
      amortized over 15.6 years . . .     2,254    2,665
   Unrecognized reduction in prior
      service cost  . . . . . . . . .     4,377    4,970
   Unrecognized net gain  . . . . . .     2,918   10,021
- --------------------------------------------------------
Prepaid pension cost  . . . . . . . .   $11,116    7,512
- --------------------------------------------------------

         A summary of the components of the provision for retirement cost for the years ended December 31:

- --------------------------------------------------------
($000's)                         1993      1992     1991
- --------------------------------------------------------
Service cost for current year $ 1,453    1,462    1,285
Interest cost . . . . . . .     1,928    1,971    1,917
Actual return on plan assets   (  104)  (2,548)  (9,324)
Amortization, primarily of initial
  unrecognized asset and prior
  service cost  . . . . . .    (1,004)  (1,227)  (  896)
Net gain (loss)--deferred .    (4,284)  (1,907)   5,803
- --------------------------------------------------------
Net retirement income . . .   $(2,011)  (2,249)  (1,215)
- --------------------------------------------------------

         The Bancorp sponsors an unfunded Supplemental Retirement Income Plan that provides certain officers with defined pension benefits in excess of the limits imposed on the qualified plan by federal tax law. At December 31, 1993 and 1992, the projected benefit obligations under this nonqualified plan were $5,479,000 and $1,596,000, respectively. Pension costs for the plan were $433,000 in 1993, $335,000 in 1992 and $287,000 in 1991.
         The Bancorp has a profit sharing plan covering substantially all regular full-time employees. The contribution to the plan is an amount determined annually by the Board of Directors and was $15,400,000 for 1993, $14,560,000 for 1992 and $11,550,000 for 1991.
NOTE 13--COMMITMENTS AND CONTINGENT LIABILITIES
         The Bancorp is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers in Ohio, Kentucky and Indiana. These financial instruments primarily include commitments to extend credit, letters of credit and foreign exchange forward contracts and involve, to varying degrees, elements of credit risk in excess of the amount recognized in the Consolidated Balance Sheets. The contract amounts of these instruments reflect the extent of involvement the Bancorp has in particular classes of financial instruments. Creditworthiness for all instruments is evaluated on a case-by-case basis in

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

accordance with Bancorp credit policies. Collateral, if deemed necessary, is based on management's credit evaluation of the counterparty and may include business assets of commercial borrowers as well as personal property and real estate of individual borrowers or guarantors.
         A summary of significant commitments at December 31:

- --------------------------------------------------------
                                      Contract Amount
                                  ----------------------
($000's)                                 1993       1992
- --------------------------------------------------------
Commitments to extend credit  .    $3,449,185  3,397,531
Letters of credit (including
   standby letters of credit) .       416,702    356,810
Forward contracts:
   Foreign exchange--buy and sell     161,237     94,929
   Other commitments to sell  .       106,000         --
- --------------------------------------------------------

         Commitments to extend credit are agreements to lend. The Bancorp's credit loss in the event of nonperformance by the other party is represented by the contractual amount. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Total commitment amounts do not necessarily represent future cash requirements.
         Letters of credit, which totalled $17,712,000 at December 31, 1993, are issued to commercial customers for a duration of one year or less to facilitate trade payments in domestic and foreign transactions. Standby letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. At December 31, 1993, approximately $213,981,000 of standby letters of credit will expire within one year, $142,658,000 expire between one to five years and $42,351,000 expire thereafter. The Bancorp's exposure to credit loss in the event of nonperformance by the other party for letters of credit is represented by the contractual amount.
         Forward contracts are contracts for future delivery of foreign currency or residential mortgage loans at a specified price or yield. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from any resultant exposure to movement in foreign exchange rates and interest rates, rather than from loss of the notional principal or contract amount. The Bancorp reduces its market risk for foreign exchange forward contracts by entering into offsetting contracts.
         There are claims pending against the Bancorp and its subsidiaries. Based on a review of such litigation with legal counsel, management believes that any resulting liability would not have a material effect upon the Bancorp's consolidated financial position or results of operations.
NOTE 14--ACQUISITIONS

- -------------------------------------------------------------------
                                       Consideration
                                     -----------------
                                                Common
                               Date     Cash    Shares    Method of
                           Consummated ($000's) Issued    Accounting
- --------------------------------------------------------------------
THE TRISTATE BANCORP         12/23/93   $  12   1,356,314  Pooling
   CINCINNATI, OHIO
First Federal Savings and     9/08/92      --      49,096  Purchase
   Loan Association of Lima
   Lima, Ohio
Pinnacle Bancorp, Inc.        3/27/92      23     206,627  Purchase
   Middletown, Ohio
Sovereign Savings Bank, FSB   9/16/91     800         --   Purchase
   Palm Harbor, Florida
The Farmers Exchange Bank     8/16/91   3,000         --   Purchase
   Millersburg, Kentucky
- ----------------------------------------------------------------

         The Consolidated Financial Statements have not been restated to include the acquisition of The TriState Bancorp, which was accounted for as a pooling of interests, because of immateriality.
         In January, 1994, the Bancorp entered into a merger agreement with The Cumberland Federal Bancorporation, Inc., a savings and loan holding company with $1.1 billion in assets headquartered in Louisville, Kentucky. This transaction is expected to be completed in mid-1994, will be accounted for as a pooling of interests and is subject to approval by shareholders and appropriate regulatory agencies.
NOTE 15--REGULATORY MATTERS
         The principal source of income and funds for the Bancorp (parent company) are dividends from the banking subsidiaries. During the year 1994, the amount of dividends that the banking subsidiaries can pay to the Bancorp without prior approval of bank regulatory agencies is limited to their 1994 eligible net profits, as defined, and $154,963,000, the adjusted retained 1993 and 1992 net income of the banking subsidiaries.
         The banks must maintain noninterest-bearing cash balances on reserve with the Federal Reserve Bank. In 1993 and 1992, the banks were required to maintain average reserve balances of $167,682,000 and $137,164,000, respectively.
NOTE 16--RELATED PARTY TRANSACTIONS
         At December 31, 1993 and 1992, certain directors, executive officers, principal holders of Bancorp common stock and any associates of such persons were indebted to the banking subsidiaries in the aggregate amount of $171,493,000 and $112,608,000, respectively. During 1993, new loans aggregating $111,172,000 were made to such parties and loans aggregating $52,287,000 were repaid. Such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time of comparable transactions with unrelated parties.
NOTE 17--FAIR VALUE OF FINANCIAL INSTRUMENTS
         Carrying amounts and estimated fair values for financial instruments as of December 31:

- --------------------------------------------------------------
                                                 1993
                                        ----------------------
                                           Carrying    Fair
($000's)                                    Amount     Value
- --------------------------------------------------------------
FINANCIAL ASSETS:
   Cash and due from banks  . .          $  580,936    580,936
   Securities available for sale            815,986    815,986
   Securities held to maturity            1,487,322  1,515,255
   Other short-term investments               2,773      2,773
   Loans, net . . . . . . . . .           7,652,991  7,831,331
FINANCIAL LIABILITIES:
   Deposits . . . . . . . . . .           8,628,498  8,679,517
   Federal funds borrowed . . .           1,031,564  1,031,564
   Other short-term borrowings              570,653    570,653
   Long-term debt . . . . . . .             140,119    140,227
   Convertible subordinated notes           142,745    142,399
OFF-BALANCE-SHEET FINANCIAL
   INSTRUMENTS:
      Commitments to extend credit               --      7,576
      Letters of credit . . . .                  --      4,167
      Forward contracts:
         Foreign exchange--buy and sell          --        169
         Other commitments to sell               --        476
- --------------------------------------------------------------

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- --------------------------------------------------------
                                           1992
                                   ---------------------
                                     Carrying    Fair
($000's)                              Amount     Value
- --------------------------------------------------------
Financial Assets:
   Cash and due from banks  . .    $  565,948    565,948
   Securities . . . . . . . . .     1,933,008  1,960,300
   Other short-term investments           790        790
   Loans, net . . . . . . . . .     6,728,628  6,975,628
Financial Liabilities:
   Deposits . . . . . . . . . .     7,531,946  7,560,614
   Federal funds borrowed . . .       466,889    466,889
   Other short-term borrowings        762,902    762,902
   Long-term debt . . . . . . .       111,768    111,768
   Convertible subordinated notes     142,293    142,293
Off-Balance-Sheet Financial
   Instruments:
      Commitments to extend credit         --      6,348
      Letters of credit . . . .            --      3,746
      Foreign exchange forward
         contracts--buy and sell           --         44
- --------------------------------------------------------

         Fair values for financial instruments were based on various assumptions and estimates as of a specific point in time, are essentially liquidation values and may vary significantly from amounts that will be realized in actual transactions. In addition, certain financial instruments and all non-financial instruments were excluded from the fair value disclosure requirements. Therefore, the fair values presented above should not be construed as the underlying value of the Bancorp.
         The following methods and assumptions were used in determining the fair value of selected financial instruments:
         Short-term financial assets and liabilities-for financial instruments with short or no stated maturity, prevailing market rates and limited credit risk, carrying amounts approximate fair value. Those financial instruments include cash and due from banks, other short-term investments, certain deposits (demand, interest checking, savings and money market), Federal funds borrowed and other short-term borrowings.
         Securities, available for sale and held to maturity-fair values were based on quoted market prices, dealer quotes and prices obtained from independent pricing services.
         Loans-fair values of loans were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
         Deposits-fair values for other time, certificates of deposit-$100,000 and over and foreign office were estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities.
         Long-term debt and convertible subordinated notes-fair value of convertible subordinated notes was based on quoted market prices. Fair value of long-term debt was based on quoted market prices, when available, and a discounted cash flow calculation using prevailing market rates for borrowings of similar terms.
         Off-balance-sheet financial instruments-fair values of commitments to extend credit and letters of credit were based on fees currently charged to enter into similar agreements with similar remaining maturities. Fair values of forward contracts were estimated using quoted market prices of comparable instruments.

NOTE 18-PARENT COMPANY FINANCIAL STATEMENTS
         The condensed financial statements of the Bancorp ($000's):

- -------------------------------------------------------------
CONDENSED STATEMENTS OF INCOME
(PARENT COMPANY ONLY)
For the Years Ended December 31        1993     1992    1991
- --------------------------------------------------------------
INCOME
Dividends from Subsidiaries . . .    $63,777  141,799   54,000
Interest on Loans to Subsidiaries .   15,890    6,508   11,558
Other . . . . . . . . . . . . . . .       50    1,601      181
- --------------------------------------------------------------
TOTAL INCOME  . . . . . . . . . . .   79,717  149,908   65,739
- --------------------------------------------------------------
EXPENSES
Interest  . . . . . . . . . . . . .    9,494    4,255    5,723
Other . . . . . . . . . . . . . . .    2,456    2,441    2,893
- --------------------------------------------------------------
TOTAL EXPENSES  . . . . . . . . . .   11,950    6,696    8,616
- --------------------------------------------------------------
INCOME BEFORE TAXES AND CHANGE
   IN UNDISTRIBUTED EARNINGS OF
   SUBSIDIARIES . . . . . . . . . .   67,767  143,212   57,123
Applicable Income Taxes . . . . . .    1,640       20       74
- --------------------------------------------------------------
INCOME BEFORE CHANGE IN
   UNDISTRIBUTED EARNINGS OF
   SUBSIDIARIES . . . . . . . . . .   66,127  143,192   57,049
Increase in Undistributed
   Earnings of Subsidiaries . . . .  130,320   20,900   81,101
- --------------------------------------------------------------
NET INCOME  . . . . . . . . . . . . $196,447  164,092  138,150
- --------------------------------------------------------------

- --------------------------------------------------------
CONDENSED BALANCE SHEETS (PARENT COMPANY ONLY)
December 31                               1993      1992
- --------------------------------------------------------
ASSETS
Cash  . . . . . . . . . . . . . .       $1,771       902
Securities Held to Maturity . . .           90     1,480
Loans to Subsidiaries . . . . . .      374,506   445,931
Investment in Subsidiaries  . . .    1,017,846   798,017
Dividends Receivable from Subsidiaries   6,176        --
Excess of Cost Over Equity in
   Purchased Subsidiaries . . . .       13,154    15,518
Other Assets  . . . . . . . . . .        2,496       154
- --------------------------------------------------------
TOTAL ASSETS  . . . . . . . . . .   $1,416,039 1,262,002
- --------------------------------------------------------
LIABILITIES
Other Short-Term Borrowings . . .      $56,296    99,622
Accrued Expenses and Other Liabilities  19,352    14,922
Convertible Subordinated Notes  .      142,745   142,293
- --------------------------------------------------------
TOTAL LIABILITIES . . . . . . . .      218,393   256,837
- --------------------------------------------------------
STOCKHOLDERS' EQUITY  . . . . . .    1,197,646 1,005,165
- --------------------------------------------------------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY . . . . . .   $1,416,039 1,262,002
- --------------------------------------------------------

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- -------------------------------------------------------------------------
CONDENSED STATEMENTS OF CASH FLOWS (Parent Company Only)
For the Years Ended December 31             1993       1992        1991
- -------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income  ............................  $196,447    164,092     138,150
Adjustments to Reconcile Net
   Income to Net Cash Provided
   by Operating Activities
     Amortization ......................     1,236        810         554
     Provision for Deferred
        Income Taxes ...................  (  1,099)  (    171)        724
     Realized Securities Gains .........        --   (     25)    (    57)
     Realized Securities Losses ........        --        123          97
     Net Decrease (Increase) in
        Dividends Receivable
        from Subsidiaries ..............  (  6,176)    23,800      22,934
     Decrease (Increase) in
        Other Assets  ..................       741   (  7,884)      2,854
     Increase (Decrease) in
        Accrued Expenses and
        Other Liabilities ..............     3,071      4,560    (  2,488)
     Increase in Undistributed
        Earnings of Subsidiaries .......  (130,320)  ( 20,900)   ( 81,101)
- -------------------------------------------------------------------------
NET CASH PROVIDED BY
   OPERATING ACTIVITIES ................    63,900    164,405      81,667
- -------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from Maturities of
   Securities Held to Maturity .........       475         --          --
Proceeds from Sales of Securities ......        --        740       2,891
Proceeds from Maturities of
   Securities ..........................        --        450         650
Purchases of Securities ................        --   (    700)         --
Net Decrease (Increase) in
   Loans to Subsidiaries ...............    71,425   (242,051)   ( 30,935)
Capital Contributions to
   Subsidiaries ........................  ( 37,000)  ( 22,401)   ( 23,000)
Purchases of Subsidiaries ..............  (     12)  (     23)   (  3,800)
Proceeds from Liquidation of
   Subsidiaries ........................        --      3,018          --
- -------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN)
   INVESTING ACTIVITIES .................   34,888   (260,967)   ( 54,194)
- -------------------------------------------------------------------------
FINANCING ACTIVITIES
Net Increase (Decrease)in
   Other Short-Term Borrowings .......... ( 43,326)     1,921      13,610
Repayment of Long-Term Debt .............       --         --    (    372)
Proceeds from Issuance of
   Convertible Subordinated Notes .......       --    142,207          --
Payment of Cash Dividends ............... ( 59,325)  ( 51,273)   ( 44,979)
Shares Acquired for Treasury ............ (     22)  (    491)   (  2,426)
Fractional Shares Purchased in
   Stock Split ..........................       --   (    106)         --
Exercise of Stock Options ...............    4,754      4,238       6,686
- -------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN)
   FINANCING ACTIVITIES ................. ( 97,919)    96,496    ( 27,481)
- -------------------------------------------------------------------------
INCREASE (DECREASE)IN CASH ..............      869   (     66)   (      8)
CASH AT BEGINNING OF YEAR ...............      902        968         976
- -------------------------------------------------------------------------
CASH AT END OF YEAR ..................... $  1,771        902         968
- -------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT
         To the Stockholders and Board of Directors of Fifth Third Bancorp:
         We have audited the accompanying consolidated balance sheets of Fifth Third Bancorp and subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.
         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Companies at December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1993 in conformity with generally accepted accounting principles.
         As discussed in Note 1 to the Consolidated Financial Statements, the Bancorp changed its method of accounting for debt and equity securities effective December 31, 1993.


/s/ Deloitte & Touche



Cincinnati, Ohio
January 14, 1994

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         In the following pages, Management discusses its analysis of the Bancorp's financial condition and results of operations in 1993 compared to prior years. The data presented in this discussion should be read in conjunction with the audited Consolidated Financial Statements on pages 15 to 25 of this report.

RESULTS OF OPERATIONS
SUMMARY
         Net income advanced in 1993 for the twentieth consecutive year. The Bancorp's net income to average assets, referred to as return on assets, has gradually increased for the last five years as has return on average stockholders' equity. The table below summarizes these measures:

- -----------------------------------------------------------------------------
                               1993       1992     1991      1990      1989
- -----------------------------------------------------------------------------
Net Income ($000's).......   $196,447   164,092   138,150   120,411   108,318
Net income per share (a)..   $   3.28      2.75      2.33      2.05      1.86
Return on assets .........       1.80%     1.74      1.68      1.64      1.62
Return on equity .........       18.2%     17.3      16.6      16.2      16.5
- -----------------------------------------------------------------------------

(a) Per share amounts reflect the three-for-two stock splits effected in the form of stock dividends paid April 15, 1992 and January 13, 1990.

NET INTEREST INCOME
         The largest source of the Bancorp's income is net interest income. Net interest income is the spread between income on interest-earning assets, such as loans and securities, and the interest expense on liabilities used to fund those assets, such as deposits and funds borrowed. Net interest income is affected by both changes in the level of interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities. Changes in net interest income are frequently measured by two statistics--net interest margin and net interest rate spread. Net interest margin is expressed as net interest income divided by average earning assets. Net interest rate spread is the difference between the average rate earned on earning assets and the average rate incurred on interest-bearing liabilities. Both of these measures are reported on a taxable equivalent basis. Net interest margin is greater than net interest rate spread due to the interest income earned on assets funded by non-interest-bearing liabilities, primarily demand deposits and stockholders' equity.


TABLE 1. CONSOLIDATED AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME
For the Years Ended December 31 (Taxable Equivalent Basis)
- ---------------------------------------------------------------------------------------------------------------------
                                                             1993                                   1992
                                                 --------------------------------      -------------------------------
                                                   Average                Average        Average               Average
                                                    Out-       Revenue/    Yield/          Out-     Revenue/    Yield/
(000's)                                           standing       Cost       Rate         standing     Cost       Rate
- ----------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-Earning Assets
  Loans and Leases ...........................   $ 8,186,873   $625,652    7.64%       $6,616,396   $568,564    8.59%
  Securities
    Taxable ..................................     1,675,545    103,019    6.15         1,775,634    123,633    6.96
    Exempt from Income Taxes .................       267,247     18,797    7.03           203,418     15,801    7.77
  Other Short-Term Investments ...............         8,338        262    3.14           106,402      3,615    3.40
- --------------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets ................    10,138,003    747,730    7.38         8,701,850    711,613    8.18
- --------------------------------------------------------------------------------------------------------------------
Cash and Due from Banks ......................       479,775                              429,467
Other Assets .................................       403,960                              385,480
Reserve for Credit Loses .....................   (   127,130)                          (  102,841)
- --------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS .................................   $10,894,608                           $9,413,956
- --------------------------------------------------------------------------------------------------------------------
Liabilities
Interest-Bearing Liabilities
  Interest Checking ..........................   $ 1,224,662     26,647    2.18        $1,008,998     26,145    2.59
  Savings ....................................       554,287     13,497    2.44           442,433     13,673    3.09
  Money Market ...............................     1,415,419     35,271    2.49         1,364,221     43,056    3.16
  Other Time Deposits ........................     2,937,394    141,088    4.80         2,612,961    147,924    5.66
  Certificates - $100,000 and Over ...........       441,882     15,622    3.54           490,293     23,456    4.78
  Foreign Office Deposits ....................       242,245      8,030    3.31            48,200      1,714    3.56
  Federal Funds Borrowed .....................       622,068     18,963    3.05           529,201     17,316    3.27
  Other Short-Term Borrowings ................       653,500     19,314    2.96           644,052     23,380    3.63
  Long-Term Debt and Convertible
    Subordinated Notes .......................       260,608     12,528    4.81            56,137      3,602    6.42
- --------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities ...........     8,352,065    290,960    3.48         7,196,496    300,266    4.17
- --------------------------------------------------------------------------------------------------------------------
Demand Deposits ..............................     1,264,384                            1,067,377
Other Liabilities ............................       197,226                              202,419
- --------------------------------------------------------------------------------------------------------------------
Total Liabilities ............................     9,813,675                            8,466,292
- --------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY .........................     1,080,933                              947,664
- --------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ...   $10,894,608                           $9,413,956
- --------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
  MARGIN ON A TAXABLE EQUIVALENT BASIS .......                 $456,770    4.51%                    $411,347    4.73%
- --------------------------------------------------------------------------------------------------------------------
NET INTEREST RATE SPREAD .....................                             3.90%                                4.01%
- --------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
  TO INTEREST-EARNING ASSETS .................                            82.38%                               82.70%
- --------------------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Table 1, Consolidated Average Balance Sheets and Analysis of Net Interest Income, computes the net interest income, net interest margin and net interest rate spread for the five years 1989 through 1993 by comparing interest revenue and interest-earning assets outstanding with interest cost and interest-bearing liabilities outstanding. All three of these measures are reported on a taxable equivalent basis. Nonaccrual loans have been included in the loan balances.
         The Bancorp's net interest income grew $45.4 million to $456.8 million in 1993, an increase of 11.0% over the $411.3 million earned during 1992. Net interest income grew by $60.0 million or 17.1% in 1992 over 1991. For 1993, the increase was attributable to an increase in average interest-earning assets, changes in earning asset mix and lower funding costs due to the overall lower interest rate environment.
         During 1993, average interest-earning assets grew $1.44 billion to $10.14 billion, up 16.5% over 1992. Most of this growth occurred in the retail loan and lease portfolios. Average loans and leases were up $1.57 billion or 23.7% over 1992 and represented 80.8% of total average interest-earning assets as compared to 76.0% for 1992. The shift from shorter-term investments to higher yielding loans and leases positively impacted net interest income. Average interest-earning asset growth in 1992 consisted primarily of a $956.8 million or 16.9% increase in average loans and leases and a $225.2 million or 14.5% increase in average taxable securities.
         Average interest-bearing liabilities grew $1.16 billion to $8.35 billion in 1993, up 16.1% over 1992, including higher interest-bearing deposit growth, up $848.8 million or 14.2% over 1992. Overall interest expense declined despite higher balances due to continued repricing downward of deposit rates.
         The net interest margin declined to 4.51% in 1993, down 22 basis points (bp) (a basis point is equivalent to .01%) from 4.73% in 1992. This decline resulted from the reduced impact of free funding sources and from long-term interest rates falling faster than short-term interest rates. Although free funding (average non-interest-bearing sources) increased during 1993, lower average yields reduced their favorable impact on net interest margin, providing 61 bp in 1993 versus 72 bp in 1992.
         The net interest margin increased 15 bp during 1992 over 1991, due in large part to a 183 bp decline in funding costs. The decline in funding costs was attributable to dramatic decreases in overall deposit rates as well as the issuance of long-term financing.

- ---------------------------------------------------------------------------------------------------------
            1991                                 1990                                 1989
- -------------------------------      -------------------------------      -------------------------------
  Average               Average        Average               Average        Average               Average
   Out-      Revenue/    Yield/         Out-      Revenue/    Yield/         Out-      Revenue/    Yield/
 standing      Cost       Rate        standing      Cost       Rate        standing      Cost       Rate
- ---------------------------------------------------------------------------------------------------------
$5,659,608   $571,985   10.11%       $5,250,014   $579,632   11.04%       $4,805,763   $549,230   11.43%

 1,550,389    127,026    8.19         1,029,449     87,955    8.54           899,438     73,765    8.20
   204,329     18,216    8.92           161,943     15,610    9.64           157,296     16,581   10.54
   255,154     15,397    6.03           315,985     26,076    8.25           264,174     23,233    8.79
- -------------------------------------------------------------------------------------------------------
 7,669,480    732,624    9.55         6,757,391    709,273   10.50         6,126,671    662,809   10.82
- -------------------------------------------------------------------------------------------------------
   369,998                              383,148                              368,845
   296,380                              287,887                              254,622
(   88,867)                          (   82,836)                          (   72,830)
- -------------------------------------------------------------------------------------------------------
$8,246,991                           $7,345,590                           $6,677,308
- -------------------------------------------------------------------------------------------------------

$  763,561     31,275    4.10        $  665,265     31,217    4.69        $  573,292     26,974    4.71
   346,698     15,460    4.46           362,443     17,732    4.89           397,005     19,480    4.91
 1,217,193     60,837    5.00         1,117,560     71,762    6.42         1,011,737     67,901    6.71
 2,355,902    171,441    7.28         2,064,217    167,855    8.13         1,674,374    135,734    8.11
   876,369     57,021    6.51           935,769     75,921    8.11           889,802     78,938    8.87
    13,079        756    5.78             2,313        187    8.08             5,596        526    9.40
   298,923     16,760    5.61           166,788     13,323    7.99           200,057     18,173    9.08
   467,937     26,110    5.58           294,525     23,219    7.88           282,378     25,486    9.03

    13,552      1,620   11.95            14,081      1,710   12.14            12,876      1,529   11.87
- -------------------------------------------------------------------------------------------------------
 6,353,214    381,280    6.00         5,622,961    402,926    7.17         5,047,117    374,741    7.42
- -------------------------------------------------------------------------------------------------------
   890,162                              823,186                              816,564
   169,524                              155,951                              157,247
- -------------------------------------------------------------------------------------------------------
 7,412,900                            6,602,098                            6,020,928
- -------------------------------------------------------------------------------------------------------
   834,091                              743,492                              656,380
- -------------------------------------------------------------------------------------------------------
$8,246,991                           $7,345,590                           $6,677,308
- -------------------------------------------------------------------------------------------------------

             $351,344    4.58%                    $306,347    4.53%                    $288,068    4.70%
- -------------------------------------------------------------------------------------------------------
                         3.55%                                3.33%                                3.40%
- -------------------------------------------------------------------------------------------------------
                        82.84%                               83.21%                               82.38%
- -------------------------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 2.--ANALYSIS OF NET INTEREST INCOME CHANGES (TAXABLE EQUIVALENT BASIS)
- -------------------------------------------------------------------------------------------------------------------------------
                                                     1993 Compared to 1992                      1992 Compared to 1991
                                             ------------------------------------     -----------------------------------------
($000's)                                     Volume   Yield/Rate     Mix    Total     Volume  Yield/Rate     Mix       Total
- -------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Interest Income
   Loans and Leases . . . . . . . . . . . .  $134,955  $(62,930)  $(14,937)  $57,088  $96,697  $( 85,640)  $(14,478)  $( 3,421)
   Securities
      Taxable . . . . . . . . . . . . . . .  (  6,969)  (14,460)       815   (20,614)  18,455   ( 19,077)   ( 2,771)   ( 3,393)
      Exempt from Income Taxes  . . . . . .     4,958   ( 1,493)   (   469)    2,996  (    81)  (  2,344)        10    ( 2,415)
   Other Short-Term Investments . . . . . .  (  3,331)  (   272)       250   ( 3,353) ( 8,976)  (  6,728)     3,922    (11,782)
- -------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME CHANGE  . . . . . . .   129,613   (79,155)   (14,341)   36,117  106,095   (113,789)   (13,317)   (21,011)
- -------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Interest Expense
   Interest Checking  . . . . . . . . . . .     5,588   ( 4,191)   (   895)      502   10,053   ( 11,490)   ( 3,693)   ( 5,130)
   Savings  . . . . . . . . . . . . . . . .     3,457   ( 2,900)   (   733)  (   176)   4,269   (  4,746)   ( 1,310)   ( 1,787)
   Money Market . . . . . . . . . . . . . .     1,616   ( 9,061)   (   340)  ( 7,785)   7,349   ( 22,422)   ( 2,708)   (17,781)
   Other Time Deposits  . . . . . . . . . .    18,367   (22,419)   ( 2,784)  ( 6,836)  18,706   ( 38,069)   ( 4,154)   (23,517)
   Certificates-$100,000 and Over . . . . .  (  2,316)  ( 6,123)       605   ( 7,834) (25,120)  ( 15,095)     6,650    (33,565)
   Foreign Office Deposits  . . . . . . . .     6,900   (   116)   (   468)    6,316    2,030   (    291)   (   781)       958
   Federal Funds Borrowed . . . . . . . . .     3,039   ( 1,184)   (   208)    1,647   12,911   (  6,979)   ( 5,376)       556
   Other Short-Term Borrowings  . . . . . .       343   ( 4,345)   (    64)  ( 4,066)   9,827   (  9,123)   ( 3,434)   ( 2,730)
   Long-Term Debt and Convertible
        Subordinated Notes  . . . . . . .      13,120   (   903)   ( 3,291)    8,926    5,091   (    750)   ( 2,359)     1,982
- -------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE CHANGE . . . . . . .    50,114   (51,242)   ( 8,178)  ( 9,306)  45,116   (108,965)   (17,165)   (81,014)
- -------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE)IN NET INTEREST
   INCOME ON A TAXABLE EQUIVALENT BASIS . .  $ 79,499  $(27,913)  $( 6,163)   45,423  $60,979   $( 4,824)   $ 3,848     60,003
- -------------------------------------------------------------------------------------------------------------------------------
DECREASE (INCREASE) IN TAXABLE
   EQUIVALENT ADJUSTMENT  . . . . . . . . .                                  ( 3,228)                                    1,970
- -------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME CHANGE  . . . . . . . .                                  $42,195                                 $  61,973
- -------------------------------------------------------------------------------------------------------------------------------

         Table 2, the Analysis of Net Interest Income Changes, separates the Bancorp's change in net interest income into its three components: (1) volume of average assets and liabilities outstanding; (2) average yields on interest-earning assets and average rates for interest-bearing liabilities; and
(3) combined volume and yield/rate effects.
         Table 2 shows the income impact of balance sheet changes and changes in interest rate levels which occurred during 1993 and 1992. The increase in net interest income during 1993 was due primarily to the increase in average interest-earning assets in excess of the increase in average interest-bearing liabilities offset by the lower overall interest rates. The increase in net interest income during 1992 was due almost entirely to the increase in average interest-earning assets in excess of the increase in average interest-bearing liabilities, as the changes in interest rates were offset by changes in the balance sheet mix.
OTHER OPERATING INCOME
         The table below shows the components of other operating income for the five years ending December 31, 1993. Total other operating income excluding securities gains and losses has increased over 10% each year during this five-year period, up 10.8% in 1993 over 1992 and up 18.4% in 1992 over 1991.
         Trust income totalled $50,603,000 in 1993, an increase of 7.6% over 1992's $47,033,000. During 1992, trust income increased 16.8% over 1991. Both increases can be attributed to the increase in the market value of total assets under care (both managed or in custody), with market value increases of 6.7% in 1993 and 11.3% in 1992, fueled by our customers' increased interest in alternative investment options such as mutual funds.
         Service charges on deposits totalled $55,468,000 in 1993 and $49,856,000 in 1992, up 11.3% and 19.6% over 1992 and 1991, respectively.
Contributing to these increases were the escalating numbers of customer accounts, due in part to deposit purchases from Savings of America, First National Bank of Dayton and World Savings and Loan Association in 1993 and Chase Bank of Ohio in 1992 and the acquisitions of First Federal Savings and Loan Association of Lima and Pinnacle Bancorp, Inc. in 1992. The acquisition of The TriState Bancorp in December, 1993 occurred too late in the year to have an impact.
         Data processing income in 1993 totalled $53,582,000, an increase of 16.9% over 1992's $45,842,000. The past two years' increases of over 12% have been due to several factors, including higher automated teller machine transaction

- -----------------------------------------------------------------------------------
($000's)                              1993       1992      1991     1990      1989
- ------------------------------------------------------------------------------------
Trust income ...................... $ 50,603    47,033    40,263    34,428    31,599
Service charges on deposits .......   55,468    49,856    41,673    35,013    28,297
Data processing income ............   53,582    45,842    40,601    34,830    29,856
Other service charges and fees ....   60,433    55,851    45,221    40,646    34,342
- ------------------------------------------------------------------------------------
Subtotal ..........................  220,086   198,582   167,758   144,917   124,094
- ------------------------------------------------------------------------------------
Securities gains (losses) .........    6,492     1,471     4,153   (    52)      757
- ------------------------------------------------------------------------------------
Total ............................. $226,578   200,053   171,911   144,865   124,851
- ------------------------------------------------------------------------------------
After-tax securities gains (losses) $  4,213     1,002     2,735    (  117)      508
- ------------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

processsing with the addition of 40 new member institutions in 1993 and growth in credit card and retail merchant activity.
         Other service charges and fees in 1993 were $60,433,000, an increase of 8.2% over 1992. Mortgage banking fee income, which includes servicing fee income, gains on sales of residential mortgage loans and other mortgage loan fees, increased $9,755,000 or 99.0% over 1992. At December 31, 1993, the Bancorp was servicing $3.5 billion in residential mortgage loans. Consumer loan fees were also up, $1,620,000 or 18.7% over 1992, consistent with the increase in average consumer loan balances.
         Other service charges and fees in 1992 totalled $55,851,000, an increase of $10,630,000 or 23.5% over 1991. Included in this increase is mortgage banking fee income, increasing $3,920,000 or 66.0%. Another component of the increase was a $1,104,000 gain on the sale of Fifth Third Travel, Inc. OPERATING EXPENSES
         The Bancorp's profitability levels over the last several years have been achieved in large part due to successful expense control. Contributing factors include efficient staffing, a comprehensive budgeting process and centralization of various internal functions such as data processing and loan operations.
         One measure of this success is the overhead ratio (operating expenses divided by the sum of taxable equivalent net interest income and other operating income). This ratio, at or under 50%, has remained well below peer group ratios over the past five years.
         Total operating expenses for 1993 were up 11.8% over 1992, and 1992 was up 15.8% over 1991. Banking Center growth over the last two years, with the addition of 40 locations in 1993 and 23 locations in 1992 through acquisitions and other expansion, has impacted all categories of expenses. The table below shows the dollar amounts and the components of other operating expenses for the last five years.
         Salaries, wages and employee benefits, which comprised 47.2% and 47.5% of total operating expenses in 1993 and 1992, respectively, increased 11.0% in 1993 and 13.3% in 1992 over the previous year. Climbing costs of employee benefits including medical insurance, payroll taxes and profit sharing were augmented by an increase of 359 full-time equivalent (FTE) employees during 1993 and 420 during 1992. The Bancorp's productivity ratios (average earning assets and net income per FTE employee), which measure the degree of efficiency of our employees, have shown continued improvement since 1988. Average earning assets per employee has increased 61% since 1988, while net income per employee has increased 66%.
         Equipment and net occupancy expenses increased 9.4% in 1993 and 10.3% in 1992. Increased rental property costs, utilities and real estate taxes, due in part to the expanded number of locations, and increased expenses such as depreciation associated with the purchase of the remaining interest in Fifth Third Center in 1993, contributed to the higher expenditures.
         Other operating expenses of $133,368,000 in 1993 were up 13.5% over 1992. Contributing factors to this increase were FDIC insurance, up $1,091,000 or 6.8% and marketing and communications expenses, up $2,136,000 or 11.0%. The effect on deferred taxes of the increase in statutory tax rates during 1993 was $1,039,000. Other real estate owned expenses were $802,000 in 1993, $1,707,000 in 1992 and $629,000 in 1991.
         Other operating expenses of $117,541,000 in 1992 increased 20.6% over 1991. FDIC insurance was up $2,726,000 or 20.3% over 1991. Other contributors to the increase were increased communication charges related to data processing income, increased postage expenses and the generally expanded volume of Bancorp activities.

____________________________________________________________________________________________________________________
($000's)                                                1993          1992          1991          1990          1989
____________________________________________________________________________________________________________________
Salaries and wages  . . . . . . . . . . . . . . .   $119,046       107,816        95,718        88,981        83,543
Employee benefits . . . . . . . . . . . . . . . .     33,578        29,732        25,652        23,223        21,104
Equipment expenses  . . . . . . . . . . . . . . .     14,173        13,354        12,256        12,608        13,935
Net occupancy expenses  . . . . . . . . . . . . .     23,222        20,833        18,729        15,341        12,866
Other operating expenses  . . . . . . . . . . . .    133,368       117,541        97,437        83,171        76,079
____________________________________________________________________________________________________________________
Total . . . . . . . . . . . . . . . . . . . . . .   $323,387       289,276       249,792       223,324       207,527
____________________________________________________________________________________________________________________

There are three bar graphs at the bottom of the page which are based on the information in the following tables:

($ in millions)                        1988        1989        1990        1991        1992        1993
Other operating income                $106.9      $124.9      $144.9      $171.9      $200.1      $226.6

Five Year Growth Rate: 16.2%

                                       1988        1989        1990        1991        1992        1993
Growth in Net Income Per Employee     100%        116%        125%        139%        150%        166%

1988 Base Year = 100

                                       1988        1989        1990        1991        1992        1993
Fifth Third                           49.4        50.3        49.5        47.7        47.3        47.3
Peer Group                            64.3        64.1        66.1        63.9        62.6         --

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION
SECURITIES
         The investment portfolio is comprised largely of fixed and floating rate mortgage related securities, predominantly underwritten to the standards of and guaranteed by the government sponsored agencies of FHLMC and FNMA. These securities differ primarily from traditional debt securities in that they have uncertain maturity dates and are priced based on estimated prepayment rates on the underlying mortgages. We have estimated the average life of the portfolio at 3.5 years based on current prepayment expectations.
         During 1993 and 1992, the Bancorp securitized $291,586,000 and $120,813,000 fixed and adjustable rate residential mortgages, respectively. These securitizations are a means to improve liquidity ratios, reduce the reserve for credit loss requirement and increase risk-based capital ratios. This activity is expected to continue in 1994.

SECURITIES AT DECEMBER 31
- ------------------------------------------------------------------------------------------------------------
($000's)                                              1993         1992         1991        1990       1989
- ------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY:
  U.S. Treasury ...............................   $       --      111,268      295,404    536,307    622,274
- ------------------------------------------------------------------------------------------------------------
  U.S. Government agencies and corporations ...           --      164,458      254,543    212,008    169,696
- ------------------------------------------------------------------------------------------------------------
  States and political subdivisions ...........      327,636      222,015      207,049    187,921    149,189
- ------------------------------------------------------------------------------------------------------------
  Agency mortgage-backed securities ...........    1,008,555    1,271,645    1,255,494    333,042     55,616
- ------------------------------------------------------------------------------------------------------------
  Other bonds, notes and debentures ...........      141,661      152,085       43,101     75,476     50,849
- ------------------------------------------------------------------------------------------------------------
  Other securities ............................        9,470       11,537        8,175     10,212     11,580
- ------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE:
  U.S. Treasury ...............................       63,183           --           --         --         --
- ------------------------------------------------------------------------------------------------------------
  U.S. Government agencies and corporations ...      136,303           --           --         --         --
- ------------------------------------------------------------------------------------------------------------
  Agency mortgage-backed securities ...........      513,045           --           --         --         --
- ------------------------------------------------------------------------------------------------------------
  Other bonds, notes and debentures ...........       96,369           --           --         --         --
- ------------------------------------------------------------------------------------------------------------
  Other securities ............................        7,086           --           --         --         --
- ------------------------------------------------------------------------------------------------------------

SECURITIES AT DECEMBER 31, 1993
- ------------------------------------------------------------------------------------------------------------------
                                   MATURITY          1-5 YEAR           6-10 YEAR          OVER 10
                                 UNDER 1 YEAR        MATURITY           MATURITY         YEAR MATURITY        TOTAL
                                --------------    ---------------    ---------------    --------------   -----------------
(000's)                         AMOUNT   YIELD     AMOUNT   YIELD     AMOUNT   YIELD    AMOUNT   YIELD     AMOUNT    YIELD
- --------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY:
  States and political
    subdivisions (a) .........  $97,967  6.93%    $168,325  7.81%    $ 53,165  7.58%    $ 8,179  8.82%   $  327,636  7.53%
- --------------------------------------------------------------------------------------------------------------------------
  Agency mortgage-backed
    securities (b)  ..........   30,961  6.89      839,341  6.02       98,046  5.54      40,207  4.11     1,008,555  5.92
- -------------------------------------------------------------------------------------------------------------------------
  Other bonds, notes and
    debentures (c)  ..........    2,862  4.01      138,177  6.06          500  7.90         122  5.50       141,661  6.02
- -------------------------------------------------------------------------------------------------------------------------
SECURITIES AVAILABLE FOR SALE:
  U.S. Treasury ..............   38,284  7.24       24,899  5.67           --    --          --    --        63,183  6.62
- -------------------------------------------------------------------------------------------------------------------------
  U.S. Government agencies
      and corporations .......   93,821  7.33       39,465  7.14        3,017  6.39          --    --       136,303  7.25
- -------------------------------------------------------------------------------------------------------------------------
  Agency mortgage-backed
      securities  ............   34,215  5.65      319,199  6.27      148,453  6.00      11,178  6.28       513,045  6.15
- -------------------------------------------------------------------------------------------------------------------------
  Other bonds, notes and
      debentures (d) .........       --    --       82,601  4.74       13,768  4.78          --    --        96,369  4.74
- -------------------------------------------------------------------------------------------------------------------------

Maturities of mortgage-backed securities were estimated based on historical and predicted prepayment trends.
(a) taxable equivalent yield.
(b) included in agency mortgage-backed securities held to maturity are floating rate investments totalling $455,117,000.
(c) included in other bonds, notes and debentures held to maturity are floating rate investments totalling $1,305,000.
(d) other bonds, notes and debentures available for sale are floating rate investments.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LOANS AND LEASES
         The following table shows the history of commercial and consumer loans and leases by major category at December 31.

LOAN AND LEASE PORTFOLIOS
______________________________________________________________________________________________________________________
                                   1993              1992              1991             1990              1989
                            ________________  _________________  ________________  ________________   ________________
($ IN MILLIONS)             Amount     %       Amount     %      Amount     %      Amount     %       Amount     %
______________________________________________________________________________________________________________________
Commercial:
   Commercial . . . . . .   $2,674     30.3%  $2,476      33.1%  $2,196     37.8%  $2,258     41.1%   $2,229     43.2%
   Mortgage . . . . . . .      634      7.2      496       6.6      435      7.5      381      6.9       341      6.6
   Construction . . . . .      323      3.7      309       4.1      281      4.8      244      4.4       274      5.3
   Leases . . . . . . . .      302      3.4      236       3.2      201      3.5      192      3.5       170      3.3
______________________________________________________________________________________________________________________
                             3,933     44.6    3,517      47.0    3,113     53.6    3,075     55.9     3,014     58.4
______________________________________________________________________________________________________________________
Consumer:
   Installment  . . . . .    1,792     20.3    1,450      19.4    1,229     21.2    1,170     21.3     1,016     19.7
   Mortgage . . . . . . .    2,158     24.5    1,935      25.9    1,071     18.4      873     15.9       747     14.4
   Credit Card  . . . . .      207      2.4      178       2.4      197      3.4      216      3.9       203      3.9
   Leases . . . . . . . .      721      8.2      395       5.3      197      3.4      163      3.0       184      3.6
______________________________________________________________________________________________________________________
                             4,878     55.4    3,958      53.0    2,694     46.4    2,422     44.1     2,150     41.6
______________________________________________________________________________________________________________________
TOTAL . . . . . . . . . .   $8,811    100.0%  $7,475     100.0%  $5,807    100.0%  $5,497    100.0%   $5,164    100.0%
______________________________________________________________________________________________________________________

         The most significant increase in the loan and lease portfolio during 1993 was in consumer leases and installment loans. Installment loans increased $342,000,000 or 23.6% and consumer leases increased $326,000,000 or 82.5%.
Although leasing has become a popular alternative means of automobile financing, the current low-interest rate environment has enabled installment lending to remain strong. Consumer mortgages continued to grow, up $223,000,000 or 11.5% in 1993; however, excluding the securitization and transfer to securities of $291,586,000 and $120,813,000 of mortgages in 1993 and 1992, respectively, consumer mortgages actually rose 19.2% over 1992. This growth was aided by the acquisition of The Tristate Bancorp, which contributed approximately $189,000,000 in outstandings.
         Commercial loans and leases were up 11.8% in 1993. Commercial leasing was a notable contributor, up $66,000,000 or 28.0% over 1992. Commercial mortgages also showed solid growth, up 27.8% over 1992, and consisted primarily of credits located within our primary market areas of Ohio, Kentucky and Indiana. Commercial mortgages consist principally of owner-occupied commercial mortgages, loans on properties occupied by the principal borrower.
         In 1992, robust gains in consumer mortgages and consumer leases led the portfolio with growth of 80.7% and 100.5% over 1991, respectively.
Consumer mortgage growth was aided by acquisitions which contributed approximately $200,000,000 in outstandings.

PROVISION AND RESERVE FOR CREDIT LOSSES
         The Bancorp provides as an expense an amount which reflects expected credit losses. This provision is based on the growth of the loan and lease portfolio and on recent loss experience and is called the provision for credit losses in the Consolidated Statements of Income. Actual losses on loans and leases are charged against the reserve built up on the Consolidated Balance Sheets through the provision for credit losses. The amount of loans and leases actually removed as assets from the Consolidated Balance Sheets is referred to as charge-offs and, after netting out recoveries on previously charged-off assets, becomes net charge-offs.
         Net charge-offs have declined over the last three years, with 1993's $26,263,000 down 41.2% over 1992's $44,686,000, which had marked an 11.9%
decrease over 1991. The provision for credit losses of $44,487,000 in 1993 was down from the $65,315,000 in 1992.
         The reserve for credit losses as a percent of loans and leases outstanding was 1.53% and 1.54% for December 31, 1993 and 1992, respectively. The table below presents credit loss data for the most recent five year period.

RESERVE FOR CREDIT LOSSES FIVE YEAR HISTORY
_________________________________________________________________________________________________________________________
($000'S)                                                     1993          1992          1991           1990         1989
_________________________________________________________________________________________________________________________
Balance at January 1  . . . . . . . . . . . .          $  114,751        90,324        85,025         79,956       67,412
Provision for credit losses . . . . . . . . .              44,487        65,315        55,744         39,879       36,468
Losses charged off  . . . . . . . . . . . . .          (   35,985)   (   53,240)   (   58,113)    (   42,220)  (   32,840)
Recoveries of losses previously charged off .               9,722         8,554         7,370          7,410        7,743
Reserve of acquired banks . . . . . . . . . .               2,122         3,798           298             --        1,173
_________________________________________________________________________________________________________________________
Balance at December 31  . . . . . . . . . . .          $  135,097       114,751        90,324         85,025       79,956
_________________________________________________________________________________________________________________________
Loans and leases outstanding at December 31 .          $8,811,039    $7,474,859    $5,806,612     $5,496,990   $5,163,840
Reserve as a percent of loans and leases outstanding         1.53%         1.54%         1.56%          1.55%        1.55%
Average loans and leases  . . . . . . . . . .          $8,186,873    $6,616,396    $5,659,608     $5,250,014   $4,805,763
Net charge-offs as a percent of average loans and
   leases outstanding . . . . . . . . . . . .                 .32%          .68%          .90%           .66%         .52%
Reserve as a percent of total nonperforming assets         559.76%       214.48%        92.61%         90.74%      220.96%
Reserve as a percent of total under-performing assets      399.33%       153.24%        72.59%         72.30%      150.26%
_________________________________________________________________________________________________________________________

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

UNDER-PERFORMING ASSETS
         Under-performing assets consist of (1) nonaccrual loans and leases on which the ultimate collectibility of the full amount of interest is uncertain,
(2) loans and leases which have been renegotiated to provide for a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower, (3) loans and leases past due ninety days or more as to principal or interest and (4) other real estate owned. A summary of under-performing assets at December 31 follows:

- ---------------------------------------------------------------------
($000's)                                   1993      1992      1991
- ---------------------------------------------------------------------
Nonaccrual loans and leases ..........   $15,709    29,273     65,253
Renegotiated loans and leases ........       377       402        793
Other real estate owned ..............     8,049    23,826     31,490
- ---------------------------------------------------------------------
Total nonperforming assets ...........    24,135    53,501     97,536
Ninety days past due loans and leases.     9,696    21,382     26,898
- ---------------------------------------------------------------------
Total under-performing assets ........   $33,831    74,883    124,434
- ---------------------------------------------------------------------
Nonperforming assets as a percent
   of total loans, leases and other
   real estate owned .................       .27%      .71       1.67
Under-performing assets as a
   percent of total loans, leases
   and other real estate owned .......       .38%     1.00       2.13
- ---------------------------------------------------------------------

         Of the total under-performing assets at December 31, 1993, $23,240,000 is to borrowers or projects in the Cincinnati-Dayton market area, $1,495,000 in the Toledo market area, $3,585,000 in Columbus, $2,485,000 distributed in the market areas of our smaller affiliate banks and $3,026,000 outside of the Ohio-Kentucky-Indiana area.
         Of the total nonperforming assets at December 31, 1993, $14,825,000 or 61.4% was related to commercial real estate. Nonaccrual commercial real estate loans and leases were $7,394,000, a decrease of 58.8% from 1992's $17,937,000. At December 31, 1993 and 1992, there were no renegotiated commercial real estate loans and leases. Commercial other real estate owned decreased from $22,404,000 in 1992 to $7,431,000 in 1993, a decline of 66.8%.
DEPOSITS
         Primarily core deposits are used to fund interest-earning assets. The deregulation of deposits has caused a change in the deposit mix of financial institutions as funds have flowed from non-interest-bearing deposits and passbook-type savings deposits into higher market rate deposits which earn interest at money market rates. The accompanying tables show the relative composition of the Bancorp's average deposits and the change in average deposit sources during the last five years. Other time deposits is comprised primarily of consumer certificates of deposit.
         The Company completed $568,574,000 in deposit acquisitions during the last two years ($290,857,000 in 1993 and $277,717,000 in 1992). Core deposit growth has been slower than previous years due to the low absolute rate levels. The Bancorp would expect these growth rates to increase as interest rates increase.

DISTRIBUTION OF AVERAGE DEPOSITS
- ----------------------------------------------------------
                  1993      1992     1991    1990     1989
- ----------------------------------------------------------
Demand  . .       15.6%     15.2     13.8    13.8     15.2
Interest
   checking       15.2      14.3     11.8    11.1     10.7
Savings . .        6.9       6.3      5.4     6.1      7.4
Money
   market .       17.5      19.4     18.8    18.7     18.8
Other time        36.3      37.1     36.5    34.6     31.2
Certificates-
   $100,000
   and over        5.5       7.0     13.6    15.7     16.6
Foreign office     3.0        .7       .1     --        .1
- ----------------------------------------------------------
Total . . .      100.0%    100.0    100.0   100.0    100.0
- ----------------------------------------------------------

CHANGE IN AVERAGE DEPOSIT SOURCES
- ---------------------------------------------------------------
($000)           1993       1992      1991       1990     1989
- ---------------------------------------------------------------
Demand  ....  $  197,007   177,215    66,976     6,622   35,587
Interest
   Checking      215,664   245,437    98,296    91,973   52,446
Savings ....     111,854    95,735  ( 15,745) ( 34,562) ( 2,580)
Money
   Market...      51,198   147,028    99,633   105,823   70,624
Other Time       324,433   257,059   291,685   389,843  368,227
Certificates-
   $100,000
   and Over.    ( 48,411) (386,076) ( 59,400)   45,967  221,016
Foreign
   Office...     194,045    35,121    10,766   ( 3,283) ( 1,911)
- ---------------------------------------------------------------
Total Change  $1,045,790   571,519   492,211   602,383  743,409
- ---------------------------------------------------------------

FEDERAL FUNDS BORROWED AND OTHER
SHORT-TERM BORROWINGS
         These primarily represent the borrowing of short-term excess funds from correspondent banks, securities sold under agreements to repurchase and commercial paper issuance. The Bancorp resells the funds or may retain a portion to fund short-term, rate-sensitive interest-earning asset growth. The increase in borrowed funds is in part a result of the Bancorp's strategy to shift large certificate of deposit customers into non-FDIC assessed products. As the following table of average funds borrowed and average Federal funds loaned indicates, the Bancorp was a net borrower of funds of $1,268,314,000 in 1993, up from $1,099,709,000 in 1992:

- ------------------------------------------------------------------
($000's)            1993        1992       1991      1990     1989
- ------------------------------------------------------------------
Federal
   funds
   borrowed
   and other
   short-term
   borrowings...   $1,275,568  1,173,253   766,860  461,313  482,435
Federal
   funds
   loaned .....    $    7,254     73,544   220,064  275,058  228,564
- ------------------------------------------------------------------
  Net funds
   borrowed ...    $1,268,314  1,099,709   546,796  186,255  253,871
- ------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL RESOURCES
         The Bancorp maintains a relatively high level of capital as a margin of safety for its depositors and stockholders. At December 31, 1993, stockholders' equity was $1,197,646,000 compared to $1,005,165,000 at December 31, 1992, an increase of $192,481,000 or 19.1%. This increase in capital resulted primarily from the retention of earnings.
         During 1990, the Federal Reserve Board adopted a minimum leverage ratio of 3.0% for bank holding companies. The Bancorp's leverage ratio (defined as stockholders' equity less unrealized gains on securities available for sale, goodwill and certain other intangibles divided by average quarterly assets) was 9.9% at December 31, 1993 and 9.5% at December 31, 1992, well above the Federal Reserve Board's ''well capitalized'' level of 5%.
         The Federal Reserve Board has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items. The guidelines also define and set minimum capital requirements (risk-based capital ratios) which increased over a transition period ending in 1992. Under the final 1992 rules, all banks are required to have core capital (Tier 1) of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of stockholders' equity less unrealized gains on securities available for sale, goodwill and certain other intangibles, while total capital consists of core capital, certain debt instruments and a portion of the reserve for credit losses. The guidelines also define well capitalized levels of Tier 1 and total capital as 6% and 10%, respectively. The Bancorp had Tier 1 capital ratios of 11.4% and 11.2% and total capital ratios of 13.8% and 14.1% for December 31, 1993 and 1992, respectively, computed using the final 1992 rules. The Bancorp and its affiliate banks had Tier 1 and total capital ratios above the well capitalized levels at December 31, 1993.
         The Federal Reserve Board has proposed regulations which would revise the current risk-based capital guidelines to include a measurement of interest rate risk. Based on an analysis of the Bancorp's current interest rate sensitivity, management feels there would be no adverse affects caused by the adoption of these new capital guidelines.
         The following table shows several capital and liquidity ratios for the last three years:

- ---------------------------------------------------------
                                    1993    1992    1991
- ---------------------------------------------------------
Average stockholders' equity to
   Average assets . . . . . .        9.92%  10.07%  10.11%
   Average deposits . . . . .       13.38   13.47   12.91
   Average loans and leases .       13.20   14.32   14.74
Risk-based capital ratio (a)
   Tier 1 . . . . . . . . . .       11.41   11.20   12.49
   Total  . . . . . . . . . .       13.82   14.12   13.74
- ---------------------------------------------------------

(a) Based on year-end 1992 guidelines.

LIQUIDITY AND INTEREST RATE SENSITIVITY
         The objective of the Bancorp's Asset/Liability Management function is to maintain consistent growth in net interest income within the Bancorp's policy guidelines. This objective is accomplished through flexible management of the Bancorp's balance sheet liquidity and interest rate risk exposures due to changes in economic conditions, interest rate levels and customer preferences.
         The goal of liquidity management is to provide adequate funds to meet changes in loan demand or any potential unexpected deposit withdrawals. This goal is accomplished primarily by maintaining sufficient liquid assets along with consistent core deposit growth to fund earning assets and the availability of unused capacity to purchase funds in the national money markets.
         At year end 1993, the Bancorp had approximately $1.2 billion in securities and other short-term investments maturing within one year compared to $653 million at year end 1992. Additional asset liquidity is provided by the remainder of the securities portfolio and selected securitizable loan assets. The Bancorp has a practice of maintaining core deposits as the primary means of funding interest-earning assets. Average core deposits, defined as all deposits except certificates-$100,000 and over, fund approximately 73% of total average interest-earning assets at December 31, 1993. This, in addition to the Bancorp's 10% average equity capital base, serves as a stable funding base. The Bancorp has significant unused national money market funding capability. The Bancorp maintains A1+/P1 Standard & Poor's and Moody's ratings on its commercial paper and its lead bank, The Fifth Third Bank, in Cincinnati, Ohio, maintains an Aa2 Moody's rating for long-term deposits. The Bancorp's affiliate in Toledo, The Fifth Third Bank of Northwestern Ohio, N.A., maintains A1+ and AA-Standard and Poor's ratings on its short-term and long-term deposits, respectively. These ratings, along with capital ratios significantly above the current regulatory guidelines, provide the Bancorp additional liquidity. Management does not rely on any one source of liquidity and has managed these levels in response to other balance sheet factors.
         During 1993, the Bancorp accessed a new funding source to supplement its core deposit funding. The Bancorp, through one of its affiliate banks, issued $40,000,000 in notes payable to the Federal Home Loan Bank (FHLB). The notes mature quarterly beginning in 1994 and bear interest of 3.90% to 4.55%. The Bancorp expects to utilize the FHLB as an additional funding source for its affiliate banks in the future.
         The Bancorp employs a variety of measurement techniques to identify and manage its exposure to changing interest rates. The Bancorp uses simulation techniques which attempt to measure the net interest income volatility of changes in the level of interest rates, basic banking interest rate spreads, the shape of the yield curve and changing product growth patterns. The table which follows shows the Bancorp's interest rate sensitivity analysis for the year ended December 31, 1993. The assets and liabilities are distributed to reflect expected cash flows and are based on historical deposit rate relationships to changes in market interest over long-term rate changes. The Bancorp would anticipate very limited exposure to rising interest rates during 1994.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RATE SENSITIVITY ANALYSIS December 31, 1993
- --------------------------------------------------------------------------------------------------------------------
                                                                     Maturing or Repricing
                                           -------------------------------------------------------------------------
                                                                                        Total     Non-Rate
                                           1-30       31-90      91-180     181-365     1 Year   Sensitive &
($ in millions)                            Days        Days       Days       Days      & Under   Over 1 Year   Total
- --------------------------------------------------------------------------------------------------------------------
Interest-Earning Assets
   Loans and leases . . . . . . . . . .   $2,259        375         519        831      3,984       4,827      8,811
   Securities available for sale  . . .       64        120         239        388        811           5        816
   Securities held to maturity  . . . .       28         65          85        162        340       1,147      1,487
   Other short-term investments . . . .        3         --          --         --          3          --          3
- --------------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets . . . . .    2,354        560         843      1,381      5,138       5,979     11,117
Other assets  . . . . . . . . . . . . .       --         --          --         --          --        849        849
- --------------------------------------------------------------------------------------------------------------------
Total Assets  . . . . . . . . . . . . .    2,354        560         843      1,381      5,138       6,828     11,966
- --------------------------------------------------------------------------------------------------------------------
Interest-Bearing Liabilities
   Interest checking  . . . . . . . . .      273         --          --         --        273       1,092      1,365
   Savings  . . . . . . . . . . . . . .      122         --          --         --        122         488        610
   Money market . . . . . . . . . . . .      876         --          --         --        876         584      1,460
   Certificates-$100,000 and over . . .      268        112          55         27        462          13        475
   Other time deposits  . . . . . . . .      612        306         500        691      2,109       1,146      3,255
   Federal funds borrowed . . . . . . .    1,032         --          --         --      1,032          --      1,032
   Other short-term borrowings  . . . .      522         19          15         15        571          --        571
   Long-term debt and convertible
     subordinated notes . . . . . . . .       --         --          --        100        100         183        283
- --------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities  . .    3,705        437         570        833      5,545       3,506      9,051
- --------------------------------------------------------------------------------------------------------------------
   Demand deposits  . . . . . . . . . .       --         --          --         --         --       1,463      1,463
   Other liabilities  . . . . . . . . .       --         --          --         --         --         254        254
   Stockholders' equity . . . . . . . .       --         --          --         --         --       1,198      1,198
- --------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity 3,705        437         570        833      5,545       6,421     11,966
- --------------------------------------------------------------------------------------------------------------------
Rate Sensitivity Gap  . . . . . . . . .   (1,351)       123         273        548     (  407)        407
- --------------------------------------------------------------------------------------------------------------------
Cumulative Gap  . . . . . . . . . . . .  $(1,351)    (1,228)       (955)    (  407)
- --------------------------------------------------------------------------------------------------------------------
Cumulative Gap as a Percentage of Total
  Assets  . . . . . . . . . . . . . . .   ( 11.3)%   ( 10.3)%      (8.0)%   (  3.4)%
- --------------------------------------------------------------------------------------------------------------------

FIFTH THIRD BANCORP AND SUBSIDIARIES

CONSOLIDATED SIX YEAR SUMMARY OF OPERATIONS
- --------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($000's)                1993       1992       1991        1990       1989       1988
- --------------------------------------------------------------------------------------------------------------------
Interest Income . . . . . . . . . . . . . . . .     $727,349    694,460    713,501     689,547    643,444    509,484
Interest Expense  . . . . . . . . . . . . . . .      290,960    300,266    381,280     402,926    374,741    277,594
- --------------------------------------------------------------------------------------------------------------------
Net Interest Income . . . . . . . . . . . . . .      436,389    394,194    332,221     286,621    268,703    231,890
Provision for Credit Losses . . . . . . . . . .       44,487     65,315     55,744      39,879     36,468     38,910
- --------------------------------------------------------------------------------------------------------------------
Net Interest Income After
   Provision for Credit Losses  . . . . . . . .      391,902    328,879    276,477     246,742    232,235    192,980
Other Operating Income  . . . . . . . . . . . .      226,578    200,053    171,911     144,865    124,851    106,849
Operating Expenses  . . . . . . . . . . . . . .      323,387    289,276    249,792     223,324    207,527    179,083
- --------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes  . . . . . . . . . .      295,093    239,656    198,596     168,283    149,559    120,746
Applicable Income Taxes . . . . . . . . . . . .       98,646     75,564     60,446      47,872     41,241     29,643
- --------------------------------------------------------------------------------------------------------------------
Net Income  . . . . . . . . . . . . . . . . . .     $196,447    164,092    138,150     120,411    108,318     91,103
- --------------------------------------------------------------------------------------------------------------------
Net Income Per Share (a)  . . . . . . . . . . .        $3.28       2.75       2.33        2.05       1.86       1.61
- --------------------------------------------------------------------------------------------------------------------
Cash Dividends Declared Per Share (a) . . . . .        $1.02        .90        .78         .68        .60        .52
- --------------------------------------------------------------------------------------------------------------------

(a) Per share amounts reflect the three-for-two stock splits effected in the form of stock dividends paid April 15, 1992 and January 13, 1990.


CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
- -----------------------------------------------------------------------------------------------------------------------
As of December 31 ($000's)                              1993       1992       1991        1990       1989       1988
- -----------------------------------------------------------------------------------------------------------------------
Securities  . . . . . . . . . . . . . . . . . .    $ 2,303,308   1,933,008  2,063,766   1,354,966  1,059,204    980,420
Loans and Leases  . . . . . . . . . . . . . . .      8,811,039   7,474,859  5,806,612   5,496,990  5,163,840  4,541,692
Assets  . . . . . . . . . . . . . . . . . . . .     11,966,000  10,213,320  8,826,130   7,955,808  7,142,972  6,379,182
Deposits  . . . . . . . . . . . . . . . . . . .      8,628,498   7,531,946  6,687,262   6,385,221  5,783,527  5,060,001
Funds Borrowed (b)  . . . . . . . . . . . . . .      1,602,217   1,229,791  1,042,566     607,047    479,219    561,285
Long-Term Debt and Convertible Subordinated
 Notes. . . . . . . . . . . . . . . . . . . . .        282,864     254,061     12,848      13,517     12,607     12,232
Stockholders' Equity  . . . . . . . . . . . . .      1,197,646   1,005,165    879,450     782,698    699,261    610,541
- -----------------------------------------------------------------------------------------------------------------------

(b) Funds borrowed combines Federal funds borrowed and other short-term borrowings from the Consolidated Financial Statements.


SUMMARIZED QUARTERLY FINANCIAL INFORMATION
- -----------------------------------------------------------------------------------------------------------------------
                                                 1993                                        1992
                             ------------------------------------------    --------------------------------------------
                               Fourth      Third     Second       First     Fourth      Third      Second      First
(Unaudited)($000's)           Quarter    Quarter     Quarter    Quarter    Quarter     Quarter    Quarter    Quarter
- -----------------------------------------------------------------------------------------------------------------------
Interest income . . . . .    $185,587    182,402     182,657    176,703    177,190     175,006    173,493    168,771
Net interest income . . .     111,856    109,491     109,283    105,759    106,009     101,420     95,854     90,911
Provision for credit
 losses . . . . . . . . .       6,918     10,244      14,730     12,595     18,733      14,025     16,379     16,178
Income before income
 taxes. . . . . . . . . .      78,365     77,774      71,656     67,298     64,877      63,785     58,776     52,218
Net income  . . . . . . .      52,323     51,580      47,907     44,637     44,258      43,217     40,443     36,174
Net income per share  . .         .87        .86         .80        .75        .74         .72        .68        .61
- -----------------------------------------------------------------------------------------------------------------------

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED TEN YEAR COMPARISON

AVERAGE ASSETS ($000'S)
- --------------------------------------------------------------------------------------------------------------------
                             Interest-Earning Assets
          -----------------------------------------------------------------
                         Federal                Interest Bearing                 Cash and                   Total
          Loans and       Funds                     Deposits                     Due from      Other       Average
Year        Leases      Loaned(a)   Securities    in Banks(a)      Total          Banks       Assets        Assets
- --------------------------------------------------------------------------------------------------------------------
1993      $8,186,873     $  7,254   $1,942,792      $ 1,084     $10,138,003      $479,775    $403,960    $10,894,608
1992       6,616,396       73,544    1,979,052       32,858       8,701,850       429,467     385,480      9,413,956
1991       5,659,608      220,064    1,754,718       35,090       7,669,480       369,998     296,380      8,246,991
1990       5,250,014      275,058    1,191,392       40,927       6,757,391       383,148     287,887      7,345,590
1989       4,805,763      228,564    1,056,734       35,610       6,126,671       368,845     254,622      6,677,308
1988       4,027,892      225,702      930,222       44,788       5,228,604       354,450     222,047      5,744,579
1987       3,307,991      362,985      853,436       31,432       4,555,844       325,653     193,183      5,025,479
1986       2,673,693      416,181      857,261       29,818       3,976,953       279,783     198,680      4,414,316
1985       2,198,521      406,269      839,200       25,226       3,469,216       238,731     172,406      3,847,322
1984       1,771,612      345,890      761,975       37,560       2,917,037       217,024     145,532      3,254,679
- --------------------------------------------------------------------------------------------------------------------

AVERAGE DEPOSITS AND FUNDS BORROWED ($000'S)
- --------------------------------------------------------------------------------------------------------------------
                                            Deposits
        -----------------------------------------------------------------------------------
                                                             Certificates-
                   Interest               Money      Other     $100,000   Foreign                Funds
Year    Demand     Checking   Savings    Market       Time     and Over   Office      Total   Borrowed(b)    Total
- --------------------------------------------------------------------------------------------------------------------
1993  $1,264,384  $1,224,662 $554,287  $1,415,419  $2,937,394  $441,882  $242,245  $8,080,273  $1,275,568 $9,355,841
1992   1,067,377   1,008,998  442,433   1,364,221   2,612,961   490,293    48,200   7,034,483   1,173,253  8,207,736
1991     890,162     763,561  346,698   1,217,193   2,355,902   876,369    13,079   6,462,964     766,860  7,229,824
1990     823,186     665,265  362,443   1,117,560   2,064,217   935,769     2,313   5,970,753     461,313  6,432,066
1989     816,564     573,292  397,005   1,011,737   1,674,374   889,802     5,596   5,368,370     482,435  5,850,805
1988     780,977     520,846  399,585     941,113   1,306,147   668,786     7,507   4,624,961     402,799  5,027,760
1987     728,098     455,972  372,903     850,926   1,045,727   497,977     3,130   3,954,733     422,576  4,377,309
1986     659,135     358,990  299,133     752,305     981,865   346,774     3,851   3,402,053     409,792  3,811,845
1985     588,882     258,693  275,571     615,225     943,349   266,887     3,914   2,952,521     390,179  3,342,700
1984     521,429     174,352  251,785     502,008     808,426   222,137     3,483   2,483,620     357,867  2,841,487
- --------------------------------------------------------------------------------------------------------------------

INCOME
- --------------------------------------------------------------------------------------------------------------------
                                                                                  Per Share(d)
                                                                          -------------------------------
                                                                                              Originally
                                         Other                                                 Reported   Dividends
            Interest      Interest     Operating   Operating      Net       Net    Dividends      Net   Paid as % of
Year        Income(c)    Expense(c)    Income(c)   Expense(c)  Income(c)   Income   Declared    Income   Net Income
- --------------------------------------------------------------------------------------------------------------------
1993        $727,349      $290,960     $226,578     $323,387   $196,447    $3.28     $1.02       $3.28      30.2%
1992         694,460       300,266      200,053      289,276    164,092     2.75       .90        2.75      31.2
1991         713,501       381,280      171,911      249,792    138,150     2.33       .78        2.33      32.6
1990         689,547       402,926      144,865      223,324    120,411     2.05       .68        2.05      32.3
1989         643,444       374,741      124,851      207,527    108,318     1.86       .60        1.86      30.5
1988         509,484       277,594      106,849      179,083     91,103     1.61       .52        1.75      32.5
1987         423,883       224,733       92,323      163,473     82,868     1.48       .45 1/3    1.52      31.0
1986         389,863       213,423       77,144      147,135     70,809     1.28       .39        1.29      29.5
1985         370,882       217,147       66,106      128,451     61,569     1.15       .32 2/3    1.11      28.6
1984         333,377       208,994       53,386      106,407     51,494     1.03       .27 2/3     .96      29.2
- --------------------------------------------------------------------------------------------------------------------

MISCELLANEOUS AT DECEMBER 31
- --------------------------------------------------------------------------------------------------------------------
                                                     Stockholders' Equity
                          -----------------------------------------------------------------------------
           Number of                                                                                        Reserve
        Shares of Stock     Common        Capital      Retained      Treasury                      Per     for Credit
Year    Outstanding(d)     Stock(c)     Surplus(c)  Earnings(c)(e)   Stock(c)     Total(c)        Share    Losses(c)
- --------------------------------------------------------------------------------------------------------------------
1993      61,402,257       $136,313      $243,377      $817,956        $ --      $1,197,646      $19.50     $135,097
1992      59,831,540        132,859       201,887       670,823        (404)      1,005,165       16.80      114,751
1991      59,375,264         87,897       187,237       604,720        (404)        879,450       14.81       90,324
1990      59,080,434         87,439       182,473       512,786          --         782,698       13.25       85,025
1989      58,712,297         86,894       179,918       432,449          --         699,261       11.91       79,956
1988      57,647,276         56,879       170,042       383,620          --         610,541       10.59       67,412
1987      56,089,377         55,342       152,892       322,337          --         530,571        9.46       55,120
1986      55,929,977         36,789       151,963       284,287          --         473,039        8.46       44,512
1985      52,383,497         22,971       114,168       247,157          --         384,296        7.33       38,408
1984      52,203,254         22,892       113,540       198,185          --         334,617        6.41       29,129
- --------------------------------------------------------------------------------------------------------------------

(a) Federal funds loaned and interest bearing deposits in banks are combined in other short-term investments in the
    Consolidated Financial Statements.
(b) Funds borrowed combines Federal funds borrowed and other short-term borrowings from the Consolidated Financial Statements.
(c) Thousands of dollars.
(d) Number of shares outstanding and per share data reflect stock splits in 1992, 1990, 1987, 1986 and 1985.
(e) Includes unrealized gains on securities available for sale.

                           Appendix A



In accordance with Rule 304 of Regulation S-T, the following graphic material was omitted from this electronic exhibit and is more fully described on page 29 of Exhibit 13:

     Certain graphs contained on page 29 of the 1993 Annual Report to Stockholders have been omitted from this electronic exhibit and are described in tabular form on page 29 of this Exhibit 13.