Form 10-K, Exhibit 13
period 1994-12-31
FIFTH THIRD BANCORP
filed 1995-03-03
CIK 35527

FIFTH THIRD BANCORP AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS

- ---------------------------------------------------------------------------------------------
                                                            1994            1993      %Change
=============================================================================================
EARNINGS AND DIVIDENDS ($000'S)
Net Income..................................            $244,459         206,235        18.5
Cash Dividends Declared.....................              76,906          63,471        21.2
- ---------------------------------------------------------------------------------------------
PER SHARE
Net Income..................................            $   3.80            3.29        15.5
Cash Dividends Declared.....................                1.20            1.02        17.6
Year-End Book Value.........................               21.62           19.93         8.5
Year-End Market Price.......................               48.00           51.75       ( 7.2)
- ---------------------------------------------------------------------------------------------
AT YEAR END ($ IN MILLIONS)
Assets......................................            $ 14,957          13,129        13.9
Loans and Leases............................              10,286           9,567         7.5
Deposits....................................              10,631           9,477        12.2
Stockholders' Equity........................               1,399           1,278         9.5
- ---------------------------------------------------------------------------------------------
KEY RATIOS
Return on Average Assets....................                1.77%           1.71         3.5
Return on Average Equity....................                18.6            17.8         4.5
Net Interest Margin.........................                4.16            4.39       ( 5.2)
=============================================================================================
Number of Shares............................          64,709,304      64,099,139         1.0
Number of Stockholders......................              13,763          13,418         2.6
Number of Banking Locations.................                 353             331         6.6
Number of Full-Time Equivalent Employees....               5,644           5,401         4.5
=============================================================================================

FIFTH THIRD BANCORP
STOCKHOLDER AND CORPORATE INFORMATION
============================================================
STOCK DATA                                         Dividends
                                                    Paid Per
Year Period               High           Low          Share
- ------------------------------------------------------------
1993 First Quarter      $55 1/8        $497 3/8        $.24
     Second Quarter      58 1/2         501 1/4         .24
     Third Quarter       54 5/8         511 1/4         .24
     Fourth Quarter      54             493 1/4         .27
- ------------------------------------------------------------
1994 First Quarter      $51 1/8         $45 1/8        $.27
     Second Quarter      55              46 3/4         .27
     Third Quarter       53 1/4          49 7/8         .31
     Fourth Quarter      52 1/2          46 1/2         .31
- ------------------------------------------------------------

The common stock of Fifth Third Bancorp is traded in the over-the-counter market and is listed under the symbol "FITB" on the NASDAQ National Market System.

============================================================
RATINGS                                 STANDARD
                              MOODY'S   & POOR'S   FITCH
- ------------------------------------------------------------
FIFTH THIRD BANCORP
  Commercial Paper              P1        A1+       F1+
- ------------------------------------------------------------
FIFTH THIRD BANKCCINCINNATI
  Short-Term Deposit            P1        A1+       F1
  Long-Term Deposit             Aa2       AA-       AA
  Medium-Term Deposit           Aa2       AA-       AA
- ------------------------------------------------------------
FIFTH THIRD BANK OF NORTHWESTERN OHIO, N.A.
  Short-Term Deposit            P1        A1+       F1
  Long-Term Deposit             Aa3       AA-       AA
- ------------------------------------------------------------

CORPORATE OFFICE
The Corporate Office is located at Fifth Third Center, Cincinnati, Ohio 45263. The telephone number is (513) 579-5300.

ANNUAL MEETING
The Annual Meeting of Stockholders will be held at 11:30 a.m. on Tuesday, March 21, 1995, on the fifth floor of the Corporate Office.

FORM 10-K
Any individual requesting general information or a copy of the Corporation's 1994 Form 10-K Report (to be filed with the Securities and Exchange Commission before March 31, 1995) may obtain these by writing to Investor Relations at the Corporate Office.

DIVIDEND REINVESTMENT
For the convenience of stockholders, the Corporation has established a plan whereby stockholders may have their dividends automatically reinvested in Fifth Third Bancorp common stock. Details of the plan will be sent on request (see back page).

TRANSFER AGENT AND REGISTRAR
Transfer agent and registrar is Fifth Third Bank, Fifth Third Center, Cincinnati, Ohio 45263.

                     FIFTH THIRD BANCORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
- -----------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($000's)                                   1994          1993          1992
===========================================================================================================
INTEREST INCOME
Interest and Fees on Loans and Leases..................................$735,530       665,649       607,485
- -----------------------------------------------------------------------------------------------------------
Interest on Securities
     Taxable........................................................... 169,316       134,387       165,160
     Exempt from Income Taxes..........................................  16,436        12,559        10,789
- -----------------------------------------------------------------------------------------------------------
Total Interest on Securities........................................... 185,752       146,946       175,949
- -----------------------------------------------------------------------------------------------------------
Interest on Other Short-Term Investments...............................   1,019           319         3,806
- -----------------------------------------------------------------------------------------------------------
Total Interest Income.................................................. 922,301       812,914       787,240
- -----------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on Deposits
     Interest Checking.................................................  25,572        28,295        28,322
     Savings...........................................................  14,511        16,298        17,183
     Money Market......................................................  40,326        37,465        45,635
     Other Time........................................................ 194,375       173,764       190,086
     Certificates-$100,000 and Over....................................  13,135        15,622        23,456
     Foreign Office....................................................  24,165         8,030         1,714
- -----------------------------------------------------------------------------------------------------------
Total Interest on Deposits............................................. 312,084       279,474       306,396
Interest on Federal Funds Borrowed.....................................  34,925        18,963        17,316
Interest on Short-Term Bank Notes......................................  20,285           ---           ---
Interest on Other Short-Term Borrowings................................  25,818        24,326        29,420
Interest on Long-Term Debt and Notes...................................  12,436        16,636         6,238
- -----------------------------------------------------------------------------------------------------------
Total Interest Expense................................................. 405,548       339,399       359,370
- -----------------------------------------------------------------------------------------------------------
NET INTEREST INCOME.................................................... 516,753       473,515       427,870
Provision for Credit Losses............................................  35,780        48,037        66,100
- -----------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES.................. 480,973       425,478       361,770
- -----------------------------------------------------------------------------------------------------------
OTHER OPERATING INCOME
Trust Income...........................................................  55,238        53,442        49,183
Service Charges on Deposits............................................  60,905        57,212        51,525
Data Processing Income.................................................  64,394        52,823        45,842
Other Service Charges and Fees.........................................  74,978        61,595        50,780
Securities Gains.......................................................     393         6,078         8,978
- -----------------------------------------------------------------------------------------------------------
Total Other Operating Income........................................... 255,908       231,150       206,308
- -----------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
Salaries and Wages..................................................... 144,513       129,644       117,717
Employee Benefits......................................................  36,710        36,436        31,927
Equipment Expenses.....................................................  16,045        15,446        14,548
Net Occupancy Expenses.................................................  26,137        26,014        23,270
Other Operating Expenses............................................... 148,140       145,180       128,853
- -----------------------------------------------------------------------------------------------------------
Total Operating Expenses............................................... 371,545       352,720       316,315
- -----------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES............................................. 365,336       303,908       251,763
Applicable Income Taxes................................................ 120,877        97,673        79,742
- -----------------------------------------------------------------------------------------------------------
NET INCOME ............................................................$244,459       206,235       172,021
===========================================================================================================
NET INCOME PER SHARE...................................................$   3.80          3.29          2.76
===========================================================================================================
AVERAGE SHARES OUTSTANDING (000'S).....................................  64,387        62,649        62,329
CASH DIVIDENDS DECLARED PER SHARE......................................$   1.20          1.02           .90
===========================================================================================================

See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
- ---------------------------------------------------------------------------------------------------------------
December 31 ($000's)                                                                      1994             1993
===============================================================================================================
ASSETS
- ---------------------------------------------------------------------------------------------------------------
Cash and Due from Banks .......................................................... $   695,009          594,892
Securities Available for Sale (amortized cost 1994-$1,203,677
   and 1993-$878,963) ............................................................   1,129,492          898,074
Securities Held to Maturity (market value 1994-$2,410,536
   and 1993-$1,813,913) ..........................................................   2,507,543        1,776,394
Other Short-Term Investments .....................................................      23,765            4,603
Loans and Leases
        Commercial Loans .........................................................   3,045,315        2,685,558
        Construction Loans .......................................................     286,088          342,177
        Commercial Mortgage Loans ................................................     729,532          703,282
        Commercial Lease Financing ...............................................     569,539          350,306
        Residential Mortgage Loans ...............................................   2,346,931        2,731,214
        Consumer Loans ...........................................................   2,407,261        2,090,154
        Consumer Lease Financing .................................................   1,133,953          819,925
        Unearned Income ..........................................................    (232,162)        (155,718)
        Reserve for Credit Losses ................................................ (   155,918)     (   144,537)
- ---------------------------------------------------------------------------------------------------------------
Total Loans and Leases ...........................................................  10,130,539        9,422,361
Bank Premises and Equipment ......................................................     176,897          163,990
Accrued Income Receivable ........................................................     114,039           99,460
Other Assets .....................................................................     179,725          168,770
- ---------------------------------------------------------------------------------------------------------------
TOTAL ASSETS ..................................................................... $14,957,009       13,128,544
===============================================================================================================
LIABILITIES
- ---------------------------------------------------------------------------------------------------------------
Deposits
        Demand ................................................................... $ 1,679,625        1,464,931
        Interest Checking ........................................................   1,486,780        1,479,119
        Savings ..................................................................     637,609          711,863
        Money Market .............................................................   1,688,147        1,536,783
        Other Time ...............................................................   3,863,103        3,809,437
        Certificates-$100,000 and Over ...........................................     262,402          305,530
        Foreign Office ...........................................................   1,013,212          169,643
- ---------------------------------------------------------------------------------------------------------------
Total Deposits ...................................................................  10,630,878        9,477,306
Federal Funds Borrowed ...........................................................     716,312        1,031,564
Short-Term Bank Notes ............................................................     844,995              ---
Other Short-Term Borrowings ......................................................     890,911          660,180
Accrued Taxes, Interest and Expenses .............................................     194,753          191,517
Other Liabilities ................................................................     101,673           82,453
Long-Term Debt ...................................................................      35,409          265,119
Convertible Subordinated Notes ...................................................     143,304          142,745
- ---------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES ................................................................  13,558,235       11,850,884
- ---------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY (a)
- ---------------------------------------------------------------------------------------------------------------
Common Stock (b) .................................................................     143,655          142,300
Capital Surplus ..................................................................     272,999          260,150
Retained Earnings ................................................................   1,030,338          862,785
Unrealized Gains/(Losses) on Securities Available for Sale ....................... (    48,218)          12,425
- ---------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY .......................................................   1,398,774        1,277,660
- ---------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ....................................... $14,957,009       13,128,544
===============================================================================================================

(a) 500,000 shares of no par value preferred stock are authorized of which none have been issued.
(b) Stated value $2.22 per share; authorized 100,000,000; outstanding 1994 -- 64,709,304 and 1993 -- 64,099,139.
See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
- ------------------------------------------------------------------------------------------------------------------------------------
                                        COMMON STOCK
                                  -------------------------                                                     UNREALIZED
                                      SHARES                       CAPITAL        RETAINED        TREASURY        GAINS
($000'S)                           OUTSTANDING       AMOUNT        SURPLUS        EARNINGS         STOCK         (LOSSES)      TOTAL
====================================================================================================================================
BALANCE AT JANUARY 1, 1992:
    As Originally Reported .....     39,583,509     $87,897        187,237         604,720         (404)          ---       879,450
    Of Pooled Acquisition ......      1,797,921       3,991         18,366          42,884                                   65,241
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1,
    1992, RESTATED .............     41,381,430      91,888        205,603         647,604         (404)          ---       944,691
Net Income .....................                                                   172,021                                  172,021
Cash Dividends Declared:
    Fifth Third Bancorp, at
    $.90 per share .............                                                 (  53,758)                              (   53,758)
    Pooled Acquisition .........                                                 (   1,514)                              (    1,514)
Three-for-Two Stock Split
    Effected
    in the Form of a Stock
        Dividend ...............     20,690,716      45,933       (  1,996)      (  43,937)                                     ---
Shares Acquired for
    Treasury ...................    (    11,980)                                                   (491)                   (    491)
Stock Options Exercised,
    Including Treasury
        Shares Issued ..........        212,533         422          3,269                          491                       4,182
Corporate Tax Benefit Related
    to Exercise of Non-Qualified
    Stock Options ..............                                        56                                                       56
Fractional Shares Purchased in
    Stock Split Effected in the
    Form of a Stock Dividend....                                                 (    106)                                  (   106)
Stock Issued in Aquisitions and
    Other ......................        255,723         603         11,459       (    289)                                   11,773
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1992 ...     62,528,422     138,846        218,391        720,021          (404)          ---     1,076,854
Net Income .....................                                                  206,235                                   206,235
Cash Dividends Declared:
    Fifth Third Bancorp, at
    $1.02 per share ............                                                 ( 61,544)                               (   61,544)
    Pooled Acquisition .........                                                 (  1,927)                               (    1,927)
Shares Acquired for Treasury ...    (       440)                                                   ( 22)                 (       22)
Stock Options Exercised,
    Including Treasury Shares
        Issued .................        218,843         452          3,672                          426                       4,550
Corporate Tax Benefit Related to
    Exercise of Non-Qualified
    Stock Options ..............                                       286                                                      286
Stock Issued in Acquisition
    and Other ..................      1,352,314       3,002         37,801                                                   40,803
Effect of Change in Accounting
    for Securities Available
    for Sale ...................                                                                               12,425        12,425
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993 ...     64,099,139     142,300        260,150        862,785           ---        12,425     1,277,660
Net Income .....................                                                  244,459                                   244,459
Cash Dividends Declared:
    Fifth Third Bancorp at
    $1.20 per share ............                                                 ( 75,843)                               (   75,843)
    Pooled Acquisition .........                                                 (  1,063)                               (    1,063)
Shares Acquired for Treasury ...    (     3,409)                                                   (178)                 (      178)
Stock Options Exercised,
    Including Treasury
         Shares Issued .........        400,482         882          7,671                          178                       8,731
Corporate Tax Benefit Related to
    Exercise of Non-Qualified
    Stock Options ..............                                     2,328                                                    2,328
Stock Issued in Acquisition
    and Other...................        213,092         473          2,850                                                    3,323
Change in Unrealized Gains/Losses
    on Securities Available
    for Sale ...................                                                                              (60,643)   (   60,643)
- ------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994 ...     64,709,304    $143,655        272,999      1,030,338           ---       (48,218)    1,398,774
====================================================================================================================================

See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
- -------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($000's)                                       1994            1993            1992
===================================================================================================================
OPERATING ACTIVITIES
Net Income.........................................................     $   244,459         206,235         172,021
Adjustments to Reconcile Net Income to Net Cash Provided by
Operating Activities:
        Provision for Credit Losses................................          35,780          48,037          66,100
        Depreciation, Amortization and Accretion...................          29,987          32,394          34,062
        Provision for Deferred Income Taxes........................          44,719          21,929           4,523
        Securities Gains...........................................      (      720)     (    7,640)     (    9,787)
        Securities Losses..........................................             327           1,562             809
        Proceeds from Sales of Residential Mortgage Loans Held
          for Sale.................................................         615,590         727,169         189,287
        Gains from Sales of Residential Mortgage Loans Held for Sale     (    9,870)     (   11,210)     (    3,521)
        Increase in Residential Mortgage Loans Held for Sale.......      (  503,233)     (  850,168)     (  208,918)
        Decrease (Increase) in Accrued Income Receivable...........      (   13,761)     (   15,389)          3,729
        Decrease (Increase) in Other Assets........................      (    5,545)         21,938          48,418
        Increase (Decrease) in Accrued Taxes, Interest and Expenses      (    9,378)         41,766      (   33,160)
        Increase (Decrease) in Other Liabilities...................          13,321      (    9,703)            863
- -------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES..........................         441,676         206,920         264,426
===================================================================================================================
INVESTING ACTIVITIES
Proceeds from Sales of Securities Available for Sale...............         185,114         270,206             ---
Proceeds from Calls, Paydowns and Maturities of Securities
        Available for Sale.........................................         296,922         213,299             ---
Purchases of Securities Available for Sale.........................      (  710,030)     (  301,520)            ---
Proceeds from Sales of Securities Held to Maturity.................          62,487             ---             ---
Proceeds from Calls, Paydowns and Maturities of
  Securities Held to Maturity......................................         565,319         898,732             ---
Purchases of Securities Held to Maturity...........................      (1,084,102)     (  881,696)            ---
Proceeds from Sales of Securities..................................             ---             ---         393,874
Proceeds from Calls, Paydowns and Maturities of Securities.........             ---             ---       1,264,137
Purchases of Securities............................................             ---             ---      (1,217,395)
Decrease (Increase) in Other Short-Term Investments................      (   12,628)     (      950)        221,031
Increase in Loans and Leases.......................................      (1,145,395)     (1,449,143)     (1,770,785)
Purchases of Bank Premises and Equipment...........................      (   27,564)     (   44,415)     (   17,814)
Proceeds from Disposals of Bank Premises and Equipment.............           1,728           2,040           4,113
Cash Acquired (Paid) in Purchases of Subsidiaries..................      (   10,012)     (   11,207)         13,536
- -------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES..............................      (1,878,161)     (1,304,654)     (1,109,303)
===================================================================================================================
FINANCING ACTIVITIES
Increase in Deposits...............................................         779,104         442,589         203,913
Purchases of Deposits..............................................         294,126         290,857         277,717
Increase (Decrease) in Federal Funds Borrowed......................      (  315,252)        564,675          98,731
Increase in Short-Term Bank Notes..................................         844,995             ---             ---
Increase (Decrease) in Other Short-Term Borrowings.................         229,437      (  222,371)         88,606
Proceeds from Issuance of Long-Term Debt and Notes.................             ---         180,000         382,194
Repayment of Long-Term Debt........................................      (  232,512)     (   83,845)     (   93,784)
Payment of Cash Dividends..........................................      (   73,425)     (   61,155)     (   52,643)
Exercise of Stock Options..........................................          10,307           4,754           4,238
Other..............................................................      (      178)            236      (      564)
- -------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES..........................       1,536,602       1,115,740         908,408
- -------------------------------------------------------------------------------------------------------------------
INCREASE IN CASH AND DUE FROM BANKS................................         100,117          18,006          63,531
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR.......................         594,892         576,886         513,355
- -------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR.............................      $  695,009         594,892         576,886
===================================================================================================================

Note:   The Bancorp paid Federal income taxes of $78,000,000, $74,000,000 and $69,575,000 in 1994, 1993 and 1992, respectively.
        The Bancorp paid interest of $392,688,000, $327,916,000 and $369,299,000 in 1994, 1993 and 1992, respectively.
        The Bancorp had noncash investing activities consisting of the securitization and transfer to securities of $341,199,000,
          $291,586,000 and $120,813,000 of residential mortgage loans in 1994, 1993 and 1992, respectively.
        The Bancorp had noncash activities consisting of the reclassification of $932,971,000 in securities as available for sale in
          1993.
See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

BASIS OF PRESENTATION
  The Consolidated Financial Statements include the accounts of Fifth Third Bancorp (Bancorp) and its subsidiaries. All material intercompany transactions and balances have been eliminated. Certain prior period data has been reclassified to conform to current period presentation.
  The Consolidated Financial Statements and related notes have been restated to include The Cumberland Federal Bancorporation, Inc. (The Cumberland), acquired August 26, 1994, in a transaction accounted for as a pooling of interests.

SECURITIES
  Statement of Financial Accounting Standards (SFAS) No. 115, ''Accounting for Certain Investments in Debt and Equity Securities," requires securities to be classified as held to maturity, available for sale or trading. Only those securities classified as held to maturity, and which management has the intent and ability to hold to maturity, are reported at amortized cost. Available for sale and trading securities are reported at fair value with unrealized gains and losses included in stockholders' equity or income, respectively. The Bancorp adopted this Statement effective December 31, 1993. Prior to 1993, all securities were classified in a single portfolio accounted for at amortized cost. Realized securities gains or losses are reported in the Consolidated Statements of Income. The cost of securities sold is based on the specific identification method.

LOANS
  Residential mortgage loans held for sale are valued at the lower of aggregate cost or market value and were $4,168,000 and $179,389,000 at December 31, 1994 and 1993, respectively. The Bancorp has commitments to sell residential mortgage loans held for sale in the secondary market. Gains or losses on sales are recognized in Other Service Charges and Fees upon delivery.
  SFAS No. 114, "Accounting by Creditors for Impairment of a Loan,'' requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the underlying collateral. SFAS No. 114 is effective for fiscal years beginning after December 15, 1994 and the effect on the Consolidated Financial Statements is not expected to be material.

RESERVE FOR CREDIT LOSSES
  The reserve is maintained at a level management considers to be adequate to absorb potential loan and lease losses. Credit losses are charged and recoveries are credited to the reserve. Provisions for credit losses are based on management's review of the historical credit loss experience and such other factors which, in management's judgment, deserve recognition under existing economic conditions in estimating potential credit losses.

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

REVENUE RECOGNITION
  Interest income on loans is based on the principal balance outstanding, with the exception of interest on discount basis loans which is computed using a method which approximates the interest method. The accrual of interest for commercial, construction and mortgage loans is discontinued when there is a clear indication that the borrower's cash flow may not be sufficient to meet payments as they become due. Such loans are also placed on nonaccrual status when principal or interest is past due ninety days or more, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, all previously accrued and unpaid interest is charged against income.
  Loan origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the estimated life of the related loans or commitments as a yield adjustment.
  Income on direct financing leases is recognized on a basis to achieve a constant periodic rate of return on the outstanding investment. Income on leveraged leases is recognized on a basis to achieve a constant rate of return on the outstanding investment in the lease, net of the related deferred tax liability, in the years in which the net investment is positive.
  Trust income is recognized on the accrual basis.

DERIVATIVE FINANCIAL INSTRUMENTS
  The Bancorp enters into foreign exchange forward contracts primarily to enable customers involved in international trade to hedge their exposure to foreign
currency fluctuations.   The Bancorp hedges its exposure to market rate
fluctuations by entering into offsetting third party forward contracts. Unrealized gains and losses on forward contracts are generally insignificant and are recognized in Other Service Charges and Fees at the settlement date.
  The Bancorp has two interest rate swap agreements acquired with The Cumberland with a total notional amount of $30 million. These agreements are used as a hedge of short-term variable-rate liabilities of one of the Bancorp's subsidiary banks. The expected settlement payments on these contracts are accounted for on an accrual basis as an adjustment to interest expense on the related liabilities.
  The Bancorp does not hold or issue derivative financial instruments for trading purposes.

NET INCOME PER SHARE
  Net income per share is calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. The assumed conversion of convertible subordinated notes and the exercise of stock options does not have a materially dilutive effect.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OTHER
        Securities and other property held by the Trust and Investment Group of the Bancorp subsidiaries in a fiduciary or agency capacity are not included in the Consolidated Balance Sheets since such items are not assets of the subsidiaries.

NOTE 2--SECURITIES
        Securities available for sale as of December 31:

- ---------------------------------------------------------------------------------
                                                  1994
                        ---------------------------------------------------------
                        AMORTIZED       UNREALIZED      UNREALIZED     MARKET
($000's)                  COST            GAINS           LOSSES        VALUE
=================================================================================
U.S. Government
  and agencies
  obligations.......    $  233,512          ---         ( 4,455)        229,057
Agency mortgage-
  backed
  securities........       965,154          168         (69,391)        895,931
Other securities....         5,011          ---         (   507)          4,504
- ---------------------------------------------------------------------------------
Total securities....    $1,203,677          168         (74,353)      1,129,492
=================================================================================

                                                  1993
                        ---------------------------------------------------------
                        Amortized       Unrealized      Unrealized     Market
($000's)                  Cost            Gains           Losses        Value
=================================================================================
U.S. Government
  and agencies
  obligations.......    $195,950          3,536             ---         199,486
Agency mortgage-
  backed
  securities........     586,030         10,241          (1,138)        595,133
Other bonds,
  notes and
  debentures........      96,068            314          (   13)         96,369
Other securities....         915          6,171             ---           7,086
- ---------------------------------------------------------------------------------
Total securities....    $878,963         20,262          (1,151)        898,074
=================================================================================

     SECURITIES HELD TO MATURITY AS OF DECEMBER 31:

- ---------------------------------------------------------------------------------
                                                  1994
                        ---------------------------------------------------------
                        AMORTIZED       UNREALIZED      UNREALIZED     MARKET
($000's)                  COST            GAINS           LOSSES        VALUE
=================================================================================
U.S. Government
  and agencies
  obligations.......    $   98,742          150             ---          98,892
Obligations of
  states and
  political
  subdivisions......       463,759           22         ( 6,953)        456,828
Agency mortgage-
  backed
  securities........     1,750,549          ---         (86,813)      1,663,736
Other bonds,
  notes and
  debentures........       160,394          330         ( 3,743)        156,981
Other securities....        34,099          ---             ---          34,099
- ---------------------------------------------------------------------------------
Total securities....    $2,507,543          502         (97,509)      2,410,536
=================================================================================

- ---------------------------------------------------------------------------------
                                                  1993
                        ----------------------------------------------------------
                        Amortized       Unrealized      Unrealized     Market
($000's)                  Cost            Gains           Losses        Value
=================================================================================
U.S. Government
  and agencies
  obligations........   $   13,189          274             ---          13,463
Obligations of
  states and
  political
  subdivisions.......      327,636        6,725             ---         334,361
Agency mortgage-
  backed
  securities.........    1,249,465       30,413          (    9)      1,279,869
Other bonds,
  notes and
  debentures.........      166,954        1,750          (1,634)        167,070
Other securities.....       19,150          ---             ---          19,150
- ---------------------------------------------------------------------------------
Total securities.....   $1,776,394       39,162          (1,643)      1,813,913
=================================================================================

        The amortized cost and approximate market value of securities at December 31, 1994, by contractual maturity, are shown in the following table. Actual maturities may differ from contractual maturities when there exists a right to call or prepay obligations with or without call or prepayment penalties. Maturities of mortgage-backed securities were estimated based on historical and expected future prepayment trends.

                          AVAILABLE FOR SALE              HELD TO MATURITY
                        ----------------------         --------------------------
                        AMORTIZED       MARKET         AMORTIZED       MARKET
($000's)                  COST          VALUE            COST          VALUE
=================================================================================
Debt securities:
  Under 1 year.......   $   44,830         45,284       $  322,949        321,778
  1-5 years..........      647,510        618,957        2,018,037      1,927,454
  6-10 years.........      498,496        453,105          113,099        107,292
  Over 10 years......        7,830          7,642            9,359         19,913
Other securities.....        5,011          4,504           34,099         34,099
- ---------------------------------------------------------------------------------
Total securities.....   $1,203,677      1,129,492       $2,507,543      2,410,536
=================================================================================

        At December 31, 1994 and 1993, securities with a book value of $1,984,935,000 and $1,267,599,000, respectively, were pledged to secure short-term borrowings, public deposits, trust funds and for other purposes as required or permitted by law.

        During the first quarter of 1994, the Bancorp sold $62,280,000 of GNMA adjustable rate mortgage-backed securities, which were classified as held to maturity at December 31, 1993, at an immaterial gain. As a result of this sale, the Bancorp no longer holds any amount of this sector of securities, nor are future purchases expected.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3--RESERVE FOR CREDIT LOSSES
Transactions in the reserve for credit losses for the years ended December 31:

- -----------------------------------------------------------------------------
($000's)                                1994            1993            1992
=============================================================================
Balance at January 1............      $144,537         121,452         97,319
Losses charged off..............      ( 30,946)       ( 37,172)      ( 54,718)
Recoveries of losses previously
     charged off................        13,472          10,098          8,953
- -----------------------------------------------------------------------------
Net charge-offs.................      ( 17,474)       ( 27,074)      ( 45,765)
Letter of credit contract.......      (  7,800)            ---            ---
Provision charged to operations.        35,780          48,037         66,100
Reserve of acquired banks.......           875           2,122          3,798
- -----------------------------------------------------------------------------
Balance at December 31..........      $155,918         144,537        121,452
=============================================================================

     For calendar years 1994, 1993 and 1992, interest income of $556,000, $547,000 and $965,000, respectively, was recorded on nonaccrual and renegotiated loans and leases. Additional interest income of $1,767,000, $1,469,000 and $4,112,000 would have been recorded if the nonaccrual and renegotiated loans and leases had been current in accordance with their original terms.

NOTE 4--LEASE FINANCING

     A summary of the gross investment in lease financing at December 31:
- -----------------------------------------------------------------------------
($000's)                                                1994            1993
=============================================================================
Direct financing leases.....................        $1,650,923      1,131,016
Leveraged leases............................        $   52,569         39,215
- -----------------------------------------------------------------------------
Total lease financing.......................        $1,703,492      1,170,231
=============================================================================

     The components of the investment in lease financing at December 31:

- -----------------------------------------------------------------------------
($000's)                                                1994            1993
=============================================================================
Rentals receivable, net of principal and
     interest on nonrecourse debt..............     $1,100,040        779,034
Estimated residual value of leased assets......        603,452        391,197
- -----------------------------------------------------------------------------
Gross investment in lease financing............      1,703,492      1,170,231
Unearned income................................     (  217,970)     ( 147,280)
- -----------------------------------------------------------------------------
Total net investment in lease financing........     $1,485,522      1,022,951
=============================================================================

NOTE 5--BANK PREMISES AND EQUIPMENT

     A summary of bank premises and equipment at December 31:
- -----------------------------------------------------------------------------
($000's)                     Estimated Useful Life      1994            1993
=============================================================================
Land and improvements.........                        $ 34,258         30,893
Buildings.....................  18 to 50 yrs.          133,654        125,563
Equipment.....................   3 to 20 yrs.           99,023         93,240
Leasehold improvements........   6 to 25 yrs.           31,352         27,395
Accumulated depreciation
     and amortization.........                        (121,390)      (113,101)
- -----------------------------------------------------------------------------
Total bank premises and
     equipment................                        $176,897        163,990
=============================================================================

        Depreciation and amortization expense related to bank premises and equipment was $15,388,000 in 1994, $14,305,000 in 1993 and $12,627,000 in 1992.

        Occupancy expense has been reduced by rental income from leased premises of $8,900,000 in 1994, $8,618,000 in 1993 and $7,451,000 in 1992.

        The Bancorp's subsidiaries have entered into a number of noncancelable lease agreements with respect to bank premises and equipment. A summary of the minimum annual rental commitments under these leases at December 31, 1994, exclusive of taxes and other charges payable by the lessee:

- -----------------------------------------------------------------------------
                                      LAND AND
($000's)                              BUILDINGS         EQUIPMENT       TOTAL
=============================================================================
1995..............................     $ 8,124             314          8,438
1996..............................       6,916             247          7,163
1997..............................       5,516             198          5,714
1998..............................       4,955              10          4,965
1999..............................       4,159             ---          4,159
2000 and subsequent years.........      19,466             ---         19,466
- -----------------------------------------------------------------------------
Total.............................     $49,136             769         49,905
=============================================================================

     Rental expense for cancelable and noncancelable leases was $11,891,000 for 1994, $11,500,000 for 1993 and $10,045,000 for 1992.

NOTE 6--INTANGIBLES

        Intangibles, net of accumulated amortization, included in Other Assets in the Consolidated Balance Sheets at December 31:

- -----------------------------------------------------------------------------
($000's)                                                1994            1993
=============================================================================
Goodwill...........................................    $30,204         32,569
Premium on purchased deposits......................     31,361         21,468
Purchased mortgage servicing rights................         56            404
- -----------------------------------------------------------------------------
Total intangibles..................................    $61,621         54,441
=============================================================================

NOTE 7--SHORT-TERM BORROWINGS

        A summary of short-term borrowings at December 31:

- ------------------------------------------------------------------------------
                                          1994                   1993
                                    -----------------       -----------------
($000's)                               AMOUNT   RATE           Amount    Rate
=============================================================================
Federal funds borrowed........        $716,312  5.34%       $1,031,564   2.90%
- -----------------------------------------------------------------------------
Short-term bank notes.........         844,995  5.90               ---    ---
- -----------------------------------------------------------------------------
Securities sold under
  agreements to repurchase....         687,493  4.30           472,250   2.64
Commercial paper..............          48,407  5.57            56,296   3.11
Federal Home Loan Bank
  cash management advances....          58,000  7.00            33,300   3.55
U.S. Treasury demand notes....          97,011  5.09            98,334   2.60
- -----------------------------------------------------------------------------
Other short-term borrowings...         890,911  4.63           660,180   2.72
- -----------------------------------------------------------------------------
Total short-term borrowings...      $2,452,218  5.28%       $1,691,744   2.83%
=============================================================================
Average outstanding...........      $1,967,819              $1,365,070
Maximum month-end balance.....      $2,452,218              $1,734,920
Weighted average interest rate                  4.12%                    3.17%
=============================================================================

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        A $1 billion short-term bank note facility was established in 1994. The notes are offered with maturity dates of less than one year and are uninsured obligations of two of the Bancorp's subsidiary banks.
        At December 31, 1994, the Bancorp had unused lines of credit of $60,000,000 available to support commercial paper transactions and other corporate requirements.

NOTE 8--LONG-TERM BORROWINGS
     A summary of long-term borrowings at December 31:
- --------------------------------------------------------------------------------
($000's)                                                1994            1993
================================================================================
Convertible subordinated notes,
     4.25%, due 1998..............................    $143,304         142,745
- --------------------------------------------------------------------------------
Federal Home Loan Bank advances...................      35,000         165,000
Medium-term bank notes,
     4.00%, due 1994..............................         ---          99,603
Other, net of discount............................         409             516
- --------------------------------------------------------------------------------
Total long-term debt..............................      35,409         265,119
- --------------------------------------------------------------------------------
Total long-term borrowings........................    $178,713         407,864
================================================================================

        The subordinated notes are convertible into Bancorp common stock at $63.625 per share and are redeemable in whole or in part at 101.70% from January 22, 1996 to January 21, 1997, and at 100.85% thereafter, until maturity. A portion of these notes qualify as total capital for regulatory capital purposes.

        At December 31, 1994, Federal Home Loan Bank (FHLB) advances mature quarterly in $5,000,000 installments and have rates ranging from 4.05% to 4.55%. Interest is payable monthly and the advances were secured by certain residential mortgage loans with book values of $234,667,000 and $424,958,000 at December 31, 1994 and 1993, respectively.

        The medium-term bank notes were direct, unsecured obligations of a subsidary bank and were paid in full upon maturity in 1994.

        Other promissory notes bear interest of approximately 7-9% and mature as follows: $114,000 in 1995, $90,000 in 1996, $100,000 in 1997 and $105,000 in
1998.

NOTE 9--INCOME TAXES
        The Bancorp and its subsidiaries file a consolidated Federal income tax return. A summary of applicable income taxes included in the Consolidated
Statements of Income:

- --------------------------------------------------------------------------------
($000's)                                1994            1993            1992
================================================================================
Current U.S. income taxes..........  $ 74,013          73,674          73,694
State and local income taxes.......     2,145           2,070           1,525
- --------------------------------------------------------------------------------
Total..............................    76,158          75,744          75,219
- --------------------------------------------------------------------------------
Deferred U.S. income taxes
resulting  from temporary
differences........................    44,719          21,929           4,523
- --------------------------------------------------------------------------------
Applicable income taxes............  $120,877          97,673          79,742
================================================================================

        Deferred income taxes are included in the caption Accrued Taxes, Interest and Expenses in the Consolidated Balance Sheets and are comprised of the following temporary differences at December 31:

- --------------------------------------------------------------------------------
($000's)                                                1994            1993
================================================================================
Lease financing.............................         $159,770         111,402
Reserve for credit losses...................         ( 54,113)       ( 47,206)
Bank premises and equipment                             8,241        (  4,600)
Unrealized gains(losses) on
  securities available for sale............          ( 25,967)          6,686
Other......................................          (  2,430)       (  4,582)
- --------------------------------------------------------------------------------
Total net deferred tax liability...........          $ 85,501          70,900
================================================================================

        The effect on deferred taxes of the increase in statutory tax rates during 1993 was $1,039,000. A reconciliation between the statutory U.S. income tax rate and the Bancorp's effective tax rate:

- --------------------------------------------------------------------------------
                                        1994            1993            1992
================================================================================
Statutory tax rate..................   35.0%           35.0            34.0
Increase (decrease) resulting from:
   Tax-exempt interest..............  ( 2.5)          ( 2.8)          ( 2.9)
   Other--net.......................     .6           (  .1)             .6
- --------------------------------------------------------------------------------
Effective tax rate..................   33.1%           32.1            31.7
================================================================================

        As a result of The Cumberland aquisition, retained earnings at December 31, 1994 include approximately $24.3 million of cumulative statutory additions to bad debt reserves, as permitted by provisions of the Internal Revenue Code, for which no federal income taxes have been provided. Elimination of the thrift charter aquired with The Cumberland would cause this amount to be included in future taxable income.

NOTE 10--OTHER SERVICE CHARGES AND FEES AND OTHER OPERATING EXPENSES

        The major components for the years ended December 31:

- --------------------------------------------------------------------------------
($000's)                                1994            1993            1992
================================================================================
Other Service Charges and Fees:
  Bank card operations..........     $ 13,003          10,742          11,040
  Consumer loan fees............       12,526          10,279           8,659
  Commercial banking............       13,249          11,271          10,929
  Mortgage banking..............       20,249          21,078          11,390
  Other.........................       15,951           8,225           8,762
- --------------------------------------------------------------------------------
Total other service charges
  and fees......................     $ 74,978          61,595          50,780
================================================================================
Other Operating Expenses:
  Marketing and
        communications..........     $ 25,001          23,513          21,267
  FDIC insurance................       20,669          19,203          18,253
  Franchise taxes...............       13,460          11,305          10,751
  Printing and supplies.........       11,720          11,487           9,494
  Other.........................       77,290          79,672          69,088
- --------------------------------------------------------------------------------
Total other operating expenses..     $148,140         145,180         128,853
================================================================================

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11--STOCK OPTIONS
        Options have been granted under the Bancorp's Stock Option Plans to key employees and directors of the Bancorp and its subsidiaries. A summary of option transactions during 1994, 1993 and 1992:

- ---------------------------------------------------------------------------
                         1994                 1993                1992
                   ---------------     ----------------    ----------------
                           AVERAGE              Average             Average
                   SHARES   OPTION     Shares    Option    Shares    Option
                   (000'S)   PRICE     (000's)    Price    (000's)    Price
===========================================================================
Outstanding,
  beginning
  of year.......    1,624    $37.15    1,369    $29.19     1,297     $22.15
Exercised.......   (  400)    18.34   (  219)    20.60    (  213)     19.45
Expired.........   (   80)    51.88   (   34)    47.08    (   18)     32.80
Granted.........      455     52.13      508     52.12       303      52.67
- ---------------------------------------------------------------------------
Outstanding,
  end of year...    1,599    $45.37    1,624    $37.15     1,369)    $29.19
===========================================================================

        At December 31, 1994, there were 1,092,604 incentive options and 506,352 nonqualified options outstanding. At December 31, 1994, options to purchase 911,366 shares were exercisable and 572,200 shares were available for granting additional options.

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

        In determining the actuarial present value of the projected benefit obligation, the weighted average discount rate was 8.25% in 1994 and 7.25% in 1993, and the rate of increase in future compensation levels was 5.5% in both years. The expected long-term rate of return on retirement plan assets was 9.0% in 1994 and in 1993.

        A summary of the qualified plans funded status at December 31:

- -----------------------------------------------------------------------------
($000's)                                                1994            1993
=============================================================================
Vested benefit obligation....................         $11,899          19,716
Non-vested benefit obligation................           1,706           1,323
- -----------------------------------------------------------------------------
Accumulated benefit obligation...............         $13,605          21,039
=============================================================================
Plan assets at fair value, primarily
  common trust and mutual funds managed
  by The Fifth Third Bank, listed stocks
  and U.S. bonds.............................         $37,837          45,822
Projected benefit obligation for service
  rendered to date...........................          18,018          25,157
- -----------------------------------------------------------------------------
Plan assets in excess of projected benefit
     obligation..............................          19,819          20,665
Unrecognized transition asset................         ( 1,642)        ( 2,254)
Unrecognized reduction in prior service cost.         ( 4,047)        ( 4,377)
Unrecognized net gain........................         ( 1,299)        ( 2,918)
- -----------------------------------------------------------------------------
Prepaid pension cost.........................         $12,831          11,116
=============================================================================

        A summary of the components of the provision for retirement cost for the qualified plan for the years ended December 31:

- -----------------------------------------------------------------------------
($000 s)                                1994            1993            1992
=============================================================================
Service cost for current year.....     $1,567           1,453           1,462
Interest cost.....................      1,976           1,928           1,971
Actual return on plan assets......      ( 527)         (  104)         (2,548)
Amortization, primarily of initial
  unrecognized asset and prior
  service cost....................      ( 942)         (1,004)         (1,227)
Net loss -- deferred..............     (3,217)         (4,284)         (1,907)
- -----------------------------------------------------------------------------
Net retirement income.............    $(1,143)         (2,011)         (2,249)
=============================================================================

        The Bancorp also sponsors a nonqualified, unfunded Supplemental Retirement Income Plan (SERP) that provides certain officers with defined pension benefits in excess of the limits imposed on the qualified plan by federal tax law.

        In determining the actuarial present value of the projected benefit obligation, the weighted average discount rate was 8.25% in 1994 and 7.25% in 1993, and the rate of increase in future compensation levels was 7.5% in 1994 and 10% in 1993.

        A summary of the SERP's status at December 31:

- -----------------------------------------------------------------------------
($000's)                                                1994            1993
=============================================================================
Vested benefit obligation.......................       $1,769           1,043
Non-vested benefit obligation...................          456             179
Accumulated benefit obligation..................       $2,225           1,222
=============================================================================
Projected benefit obligation for service
  rendered to date..............................       $4,748           5,479
Unrecognized transition asset...................           90             104
Unrecognized increase in prior
  service cost..................................        ( 832)         (  784)
Unrecognized net loss...........................        ( 805)         (3,027
- -----------------------------------------------------------------------------
Accrued pension cost............................       $3,201           1,772
=============================================================================


      A summary of the components of the provision for SERP expense for the years ended December 31:

- -----------------------------------------------------------------------------
($000's)                                1994            1993            1992
=============================================================================
Service cost for current year.......    $ 472             90              108
Interest cost.......................      566            163              109
Amortization, primarily of initial
  unrecognized asset and prior
  service cost......................       62             91               85
Net gain -- deferred................      392             89               33
- -----------------------------------------------------------------------------
Net SERP expense....................   $1,492            433              335
=============================================================================

       The Bancorp has a profit sharing plan covering substantially all regular full-time employees. The contribution to the plan is an amount determined annually by the Board of Directors and was $16,770,000 for 1994, $15,400,000 for 1993 and $14,560,000 for 1992.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13--COMMITMENTS AND CONTINGENT LIABILITIES

        The Bancorp, in the normal course of business, is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers in Ohio, Kentucky, Indiana and Florida, and to minimize exposure to fluctuations in interest and foreign exchange rates. These financial instruments primarily include commitments to extend credit, standby and commercial letters of credit, foreign exchange contracts, interest rate swaps and commitments to sell residential mortgage loans. These instruments involve, to varying degrees, elements of credit risk, counterparty risk and market risk in excess of the amounts recognized in the Consolidated Balance Sheets. The contract or notional amounts of these instruments reflect the extent of involvement the Bancorp has in particular classes of financial instruments.

        Creditworthiness for all instruments is evaluated on a case-by-case basis in accordance with Bancorp credit policies. Collateral, if deemed necessary, is based on management's credit evaluation of the counterparty and may include business assets of commercial borrowers as well as personal property and real estate of individual borrowers and guarantors.


        A summary of significant commitments at December 31:

                                                   Contract or Notional Amount
                                                   ----------------------------
($000's)                                                1994            1993
===============================================================================
Commitments to extend credit ...................   $4,162,788       3,476,585
Letters of credit (including
  standby letters of credit) ...................      563,267         447,202
Interest rate swaps ............................       30,000          40,000
Foreign exchange contracts:
  Commitments to purchase ......................      107,407          77,157
  Commitments to sell ..........................      108,723          84,080
Commitments to sell residential
  mortgage loans ...............................        7,532         106,000
===============================================================================

        Commitments to extend credit are agreements to lend. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bancorp's exposure to credit risk in the event of nonperformance by the other party is the contract amount. Fixed rate commitments are subject to market risk resulting from fluctuations in interest rates and the Bancorp's exposure is limited to the replacement value of those commitments.

        Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. At December 31, 1994, approximately $256,509,000 of standby letters of credit will expire within one year, $232,041,000 expire between one to five years and $54,117,000 expire thereafter. At December 31, 1994, letters of credit of approximately $20,600,000 are issued to commercial customers for a duration of one year or less to facilitate trade payments in domestic and foreign transactions. The amount of credit risk involved in issuing letters of credit in the event of nonperformance by the other party is the contract amount.

        Foreign exchange forward contracts are for future delivery or purchase of foreign currency at a specified price. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from any resultant exposure to movement in foreign exchange rates, limiting the Bancorp's exposure to the replacement value of the contracts rather than the notional principal or contract amounts. The Bancorp reduces its market risk for foreign exchange contracts by entering into offsetting third party forward contracts. The foreign exchange contracts outstanding at December 31, 1994 mature in one year or less.

        The Bancorp enters into forward contracts for future delivery of residential mortgage loans at a specified yield to reduce the interest rate risk associated with fixed-rate residential mortgages held for sale and commitments to fund residential mortgages. Credit risk arises from the possible inability of the other parties to comply with the contract terms. The majority of the Bancorp's contracts are with U.S. government-sponsored agencies (FNMA, FHLMC).

        At December 31, 1994, the Bancorp had two interest rate swaps acquired with The Cumberland which have a total notional amount of $30,000,000. Both agreements require the Bancorp to pay a fixed interest rate of 4.69% and receive a variable rate based on the three-month London Interbank Offering Rate (LIBOR). Both agreements expire in 1995. These agreements involve the risk of dealing with counterparties and their ability to meet the terms of the contracts.

        There are claims pending against the Bancorp and its subsidiaries. Based on a review of such litigation with legal counsel, management believes that any resulting liability would not have a material effect upon the Bancorp's consolidated financial position or results of operations.


NOTE 14--ACQUISITIONS

- ----------------------------------------------------------------------------
                                               CONSIDERATION
                                               -------------
                                                       COMMON
                                   DATE       CASH     SHARES     METHOD OF
                                 COMPLETED  ($000'S)   ISSUED     ACCOUNTING
============================================================================
THE CUMBERLAND FEDERAL           08/26/94      $15    2,696,882    POOLING
  BANCORPORATION, INC.
  LOUISVILLE, KENTUCKY
THE NATIONAL BANCORP OF
  KENTUCKY, INC.                 06/03/94      ---      254,092    POOLING
  CYNTHIANA, KENTUCKY
The TriState Bancorp             12/23/93       12    1,356,314    Pooling
  Cincinnati, Ohio
First Federal Savings and        09/08/92      ---       49,096    Purchase
  Loan Association of Lima
  Lima, Ohio
Pinnacle Bancorp, Inc.           03/27/92       23      206,627    Purchase
  Middletown, Ohio
============================================================================

        The Consolidated Financial Statements have not been restated to include the acquisitions of The National Bancorp of Kentucky, Inc. and The TriState Bancorp due to immaterality.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        The contribution of The Cumberland to consolidated net interest income, other operating income and net income for the periods prior to the merger was as follows:

- --------------------------------------------------------------------------------
($000's)                                   1994            1993            1992
================================================================================
BANCORP
  Net interest income..............    $497,794         436,389         394,194
  Other operating income...........     246,348         226,578         200,053
  Net income.......................     239,672         196,447         164,092
THE CUMBERLAND
  Net interest income..............      18,959          37,126          33,676
  Other operating income...........       9,560           4,572           6,255
  Net income.......................       4,787           9,788           7,929
================================================================================

        In May of 1994, the Bancorp entered into a merger agreement with Mutual Federal Savings Bank of Miamisburg (Ohio), A Stock Savings Bank, with $85 million in assets. The merger is expected to be completed in early 1995 and will be accounted for as a pooling of interests.

        In December of 1994, the Bancorp entered into a merger agreement with Falls Financial, Inc., a thrift holding company with $581 million in assets head-quartered in Akron, Ohio. This transaction is expected to be completed in the third quarter of 1995, will be accounted for as a pooling of interests and is subject to approval by shareholders and appropriate regulatory agencies.

NOTE 15-REGULATORY MATTERS
        The principal source of income and funds for the Bancorp (parent company) are dividends from its subsidiaries. During the year 1995, the amount of dividends that the subsidiaries can pay to the Bancorp without prior approval of regulatory agencies is limited to their 1995 eligible net profits, as defined, and $271,979,000, the adjusted retained 1994 and 1993 net income of the subsidiaries.
        The banks must maintain noninterest-bearing cash balances on reserve with the Federal Reserve Bank. In 1994 and 1993, the banks were required to maintain average reserve balances of $203,410,000 and $176,627,000, respectively.

NOTE 16-RELATED PARTY TRANSACTIONS
        At December 31, 1994 and 1993, certain directors, executive officers, principal holders of Bancorp common stock and associates of such persons were indebted to the banking subsidiaries in the aggregate amount of $153,262,000 and $172,016,000, respectively. During 1994, new loans aggregating $18,438,000 were made to such parties and loans aggregating $37,192,000 were repaid. Such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time of comparable transactions with unrelated parties.


NOTE 17-FAIR VALUE OF FINANCIAL INSTRUMENTS

        Carrying amounts and estimated fair values for financial instruments as of December 31:

- --------------------------------------------------------------------------
                                                       1994
                                         ---------------------------------
                                         CARRYING                 FAIR
($000's)                                  AMOUNT                  VALUE
==========================================================================
FINANCIAL ASSETS:
  Cash and due from banks.........     $   695,009                 695,009
  Securities available for sale...       1,129,492               1,129,492
  Securities held to maturity.....       2,507,543               2,410,536
  Other short-term investments....          23,765                  23,765
  Loans, net......................       8,645,017               8,501,868
FINANCIAL LIABILITIES:
  Deposits........................      10,630,878              10,570,852
  Federal funds borrowed..........         716,312                 716,312
  Short-term bank notes...........         844,995                 844,995
  Other short-term borrowings.....         890,911                 890,911
  Long-term debt..................          35,409                  34,005
  Convertible subordinated notes..         143,304                 137,622
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS:
  Commitments to extend credit....             805                   5,723
  Letters of credit...............           1,598                   6,196
  Interest rate swap agreements...             ---                     576
  Forward contracts:
    Commitments to sell loans.....             ---                      40
    Foreign exchange contracts:
      Commitments to purchase.....             ---                   2,583
      Commitments to sell.........             ---              (    2,531)
================================================================================

- --------------------------------------------------------------------------------
                                                            1993
                                                ------------------------------
                                                CARRYING                FAIR
($000's)                                         AMOUNT                 VALUE
================================================================================
FINANCIAL ASSETS:
  Cash and due from banks...................    $  594,892               594,892
  Securities available for sale.............       898,074               898,074
  Securities held to maturity...............     1,776,394             1,813,913
  Other short-term investments..............         4,603                 4,603
  Loans, net................................     8,399,410             8,583,166
FINANCIAL LIABILITIES:
  Deposits..................................     9,477,306             9,538,236
  Federal funds borrowed....................     1,031,564             1,031,564
  Other short-term borrowings...............       660,180               660,180
  Long-term debt............................       265,119               265,215
  Convertible subordinated notes............       142,745               142,399
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS:
  Commitments to extend credit..............           657                 7,678
  Letters of credit.........................         1,542                 6,901
  Interest rate swap agreements.............           ---            (      490)
FORWARD CONTRACTS:
  Commitments to sell loans.................           ---                   476
  Foreign exchange contracts................           ---                   169
================================================================================

        Fair values for financial instruments were based on various assumptions and estimates as of a specific point in time, represent liquidation values and may vary significantly from amounts that will be realized in actual transactions. In addition, certain financial instruments and all non-financial instruments were excluded from the fair value disclosure requirements. Therefore, the fair values presented above should not be construed as the underlying value of the Bancorp.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        The following methods and assumptions were used in determining the fair value of selected financial instruments:

        Short-term financial assets and liabilities--for financial instruments with short or no stated maturity, prevailing market rates and limited credit risk, carrying amounts approximate fair value. Those financial instruments include cash and due from banks, other short-term investments, certain deposits (demand, interest checking, savings and money market), Federal funds borrowed, short-term bank notes and other short-term borrowings.

        Securities, available for sale and held to maturity--fair values were based on quoted market prices, dealer quotes and prices obtained from independent pricing services.

        Loans--fair values were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

        Deposits--fair values for other time, certificates of deposit--$100,000 and over and foreign office were estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities.

        Long-term debt and convertible subordinated notes--fair value of convertible subordinated notes was based on quoted market prices. Fair value of long-term debt was based on quoted market prices, when available, and a discounted cash flow calculation using prevailing market rates for borrowings of similar terms.

        Commitments and letters of credit--fair values of loan commitments, letters of credit and commitments to sell loans, representing assets to the Bancorp, were based on fees currently charged to enter into similar agreements with similar maturities.

        Interest rate swap agreements--fair values were based on the amount the Bancorp would receive or pay to terminate the swap agreements, taking into account the current interest rates and the creditworthiness of the swap counterparties. The fair values represent an asset at December 31, 1994 and a liability at December 31, 1993.

        Foreign exchange contracts--fair value was based on quoted market prices of comparable instruments and represents an asset to the Bancorp.



NOTE 18--PARENT COMPANY FINANCIAL STATEMENTS
        The condensed financial statements of the Bancorp ($000's):

- -----------------------------------------------------------------------------
CONDENSED STATEMENTS OF INCOME (PARENT COMPANY ONLY)
For the Years Ended December 31         1994            1993            1992
=============================================================================
INCOME
Dividends from Subsidiaries.....     $ 79,855          67,360         143,405
Interest on Loans to
  Subsidiaries..................       16,075          15,890           6,508
  Other.........................          119             107           1,673
- -----------------------------------------------------------------------------
TOTAL INCOME....................       96,049          83,357         151,586
- -----------------------------------------------------------------------------
EXPENSES
Interest........................       10,193           9,578           4,393
Other...........................        2,222           2,956           2,598
- -----------------------------------------------------------------------------
TOTAL EXPENSES..................       12,415          12,534           6,991
- -----------------------------------------------------------------------------
INCOME BEFORE TAXES AND CHANGE
  IN UNDISTRIBUTED EARNINGS
  OF SUBSIDIARIES...............       83,634          70,823         144,595
Applicable Income Taxes.........        1,554           1,640              20
- -----------------------------------------------------------------------------
INCOME BEFORE CHANGE IN
  UNDISTRIBUTED EARNINGS OF
  SUBSIDIARIES..................       82,080          69,183        144,575
Increase in Undistributed
  Earnings of Subsidiaries......      162,379         137,052         27,446
- -----------------------------------------------------------------------------
NET INCOME......................     $244,459         206,235        172,021
=============================================================================

- -----------------------------------------------------------------------------
CONDENSED BALANCE SHEETS (PARENT COMPANY ONLY)
December 31                                             1994            1993
=============================================================================
ASSETS
Cash.................................              $      200           4,151
Securities Held to Maturity..........                     ---              90
Loans to Subsidiaries................                 367,825         374,506
Investment in Subsidiaries...........               1,230,465       1,095,368
Dividends Receivable
  from Subsidiaries..................                     ---           6,818
Goodwill.............................                  12,893          13,154
Other Assets.........................                   2,830           2,496
- -----------------------------------------------------------------------------
TOTAL ASSETS.........................              $1,614,213       1,496,583
=============================================================================
LIABILITIES
Other Short-Term Borrowings..........              $   48,407          56,296
Accrued Expenses and
  Other Liabilities..................                  23,728          19,882
Convertible Subordinated Notes.......                 143,304         142,745
- -----------------------------------------------------------------------------
TOTAL LIABILITIES....................                 215,439         218,923
- -----------------------------------------------------------------------------
STOCKHOLDERS' EQUITY.................               1,398,774       1,277,660
- -----------------------------------------------------------------------------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY...............              $1,614,213       1,496,583
=============================================================================

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

- -----------------------------------------------------------------------------
CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)
For the Years Ended December 31         1994            1993            1992
=============================================================================
OPERATING ACTIVITIES
Net Income.......................    $244,459         206,235         172,021
Adjustments to Reconcile Net
  Income to Net Cash Provided
  by Operating Activities:
     Amortization................       1,285          1,236              810
     Provision for Deferred
       Income Taxes..............          44       (  1,099)        (    171)
     Securities Gains............         ---            ---         (     25)
     Securities Losses...........         ---            ---              123
     Decrease (Increase) in
       Dividends Receivable
       from Subsidiaries.........       6,818       (  6,324)          23,306
     Decrease (Increase) in
       Other Assets..............    (  5,392)           399         (  7,821)
     Increase in Accrued
       Expenses and
       Other Liabilities.........         718          3,744            4,549
     Increase in Undistributed
       Earnings of Subsidiaries..    (162,379)      (137,052)        ( 27,446)
- -----------------------------------------------------------------------------
NET CASH PROVIDED BY
  OPERATING ACTIVITIES...........      85,553         67,139          165,346
- -----------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from Maturities of
  Securities Held to Maturity....          90            475             ---
Proceeds from Sales of
  Securities.....................         ---            ---             740
Proceeds from Maturities of
  Securities.....................         ---            ---             450
Purchases of Securities..........         ---            ---        (    700)
Decrease (Increase) in
  Loans to Subsidiaries..........       6,681         71,425        (242,051)
Capital Contributions to
  Subsidiaries...................    ( 22,801)      ( 37,000)       ( 22,401)
Purchases of Subsidiaries........    (     15)      (     12)       (     23)
Proceeds from Liquidation of
  Subsidiaries...................         ---            ---           3,018
- ----------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN)
  INVESTING ACTIVITIES...........    ( 16,045)        34,888        (260,967)
- ----------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (Decrease) in Other
  Short-Term Borrowings..........    (  7,889)      ( 43,326)       (  1,921)
Repayment of
  Long-Term Debt.................    (  2,402)      (  1,152)            ---
Proceeds from Issuance of
  Convertible Subordinated
  Notes..........................         ---            ---         142,207
Payment of Cash Dividends........    ( 73,425)      ( 61,155)       ( 52,643)
Shares Acquired for Treasury.....    (    178)      (     22)       (    491)
Fractional Shares Purchased
  in Stock Split.................         ---            ---        (    106)
Exercise of Stock Options........       10,307         4,754           4,238
Other............................          128           269              33
- ----------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN)
  FINANCING ACTIVITIES...........     ( 73,459)     (100,632)         95,159
- ----------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH......     (  3,951)        1,395            (462)
CASH AT BEGINNING OF YEAR........        4,151         2,756           3,218
- ----------------------------------------------------------------------------
CASH AT END OF YEAR..............     $    200         4,151           2,756
============================================================================

INDEPENDENT AUDITORS' REPORT

        To the Stockholders and Board of Directors of Fifth Third Bancorp:

        We have audited the accompanying consolidated balance sheets of Fifth Third Bancorp and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Companies at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

        As discussed in Note 1 to the Consolidated Financial Statements, the Bancorp changed its method of accounting for debt and equity securities effective December 31, 1993.




/s/ Deloitte & Touche LLP

Cincinnati, Ohio
January 13, 1995

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The data presented in the following pages should be read in conjunction with the audited Consolidated Financial Statements on pages 13 to 25 of this report.


RESULTS OF OPERATIONS

SUMMARY

        Net income advanced in 1994 for the twenty-first consecutive year. The
Bancorp's net income to average assets, referred to as return on assets (ROA), has gradually increased for the last five years as has return on average stockholders' equity (ROE):

- ------------------------------------------------------------------------------
                                    1994      1993     1992     1991    1990
- ------------------------------------------------------------------------------
Net income ($000's)...............$244,459  206,235  172,021  142,954  121,026
Net income per share (a)..........$   3.80     3.29     2.76     2.31     1.97
Return on assets..................    1.77%    1.71     1.63     1.50     1.38
Return on equity..................    18.6%    17.8     16.9     15.9     15.0
- ------------------------------------------------------------------------------

(a) Per share amounts reflect the three-for-two stock splits effected in the form of stock dividends paid April 15, 1992 and January 13, 1990.

        These measures in prior years were affected by The Cumberland's results which were pooled with the Bancorp's for all periods presented. The Cumberland experienced provisions and other losses related to commercial real estate totalling nearly $40 million from 1990 to 1993. The Cumberland's ROA and ROE ranged from .04% and 1.0%, respectively, in 1990 to .85% and 12.8%, respectively, in 1993.

NET INTEREST INCOME

        The largest source of the Bancorp's revenue is net interest income. Net interest income is the spread between interest income on interest-earning assets, such as loans and leases and securities, and the interest expense on liabilities used to fund those assets, such as interest-bearing deposits and borrowings. Net interest income is affected by both changes in the level of interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities. Changes in net interest income are frequently measured by two statistics--net interest margin and net interest rate spread. Net interest margin is expressed as net interest income divided by average interest-earning assets. Net interest rate spread is the difference between the average yield earned on interest-


TABLE 1.--CONSOLIDATED AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST
          INCOME
For the Years Ended December 31 (Taxable Equivalent Basis)

- ----------------------------------------------------------------------------------------------------------------
                                                  1994                                       1993
                                      -----------------------------             --------------------------------
                                       AVERAGE              AVERAGE               AVERAGE                AVERAGE
                                        OUT-     REVENUE/   YIELD/                 OUT-      REVENUE/     YIELD/
($000's)                              STANDING     COST      RATE                STANDING      COST        RATE
================================================================================================================
ASSETS
Interest-Earning Assets
  Loans and Leases..................$ 9,902,901  $751,974   7.59%              $ 8,869,432   $679,792     7.66%
  Securities
   Taxable..........................  2,741,490   169,316   6.18                 2,098,650    134,387     6.40
   Exempt from Income Taxes.........    359,830    24,568   6.83                   267,247     18,797     7.03
  Other Short-Term Investments......     23,988     1,019   4.25                    10,426        319     3.06
- ----------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets....... 13,028,209   946,877   7.27                11,245,755    833,295     7.41
- ----------------------------------------------------------------------------------------------------------------
Cash and Due from Banks.............    526,007                                    494,141
Other Assets........................    428,266                                    435,966
Reserve for Credit Losses...........(   153,141)                               (   134,808)
- ----------------------------------------------------------------------------------------------------------------
TOTAL ASSETS........................$13,829,341                                $12,041,054
================================================================================================================
Liabilities
Interest-Bearing Liabilities
  Interest Checking.................$ 1,512,670    25,572   1.69               $ 1,326,759     28,295    2.13
  Savings...........................    698,756    14,511   2.08                   656,868     16,298    2.48
  Money Market......................  1,582,863    40,326   2.55                 1,493,802     37,465    2.51
  Other Time Deposits...............  3,923,418   194,375   4.95                 3,531,301    173,764    4.92
  Certificates-$100,000 and Over....    336,521    13,135   3.90                   441,882     15,622    3.54
  Foreign Office Deposits...........    529,434    24,165   4.56                   242,245      8,030    3.31
  Federal Funds Borrowed............    848,217    34,925   4.12                   622,068     18,963    3.05
  Short-Term Bank Notes.............    429,642    20,285   4.72                       ---        ---     ---
  Other Short-Term Borrowings.......    689,960    25,818   3.74                   743,002     24,326    3.27
  Long-Term Debt and Convertible
    Subordinated Notes..............    249,612    12,436   4.98                   343,617     16,636    4.84
- ----------------------------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities.. 10,801,093   405,548   3.75                 9,401,544    339,399    3.61
- ----------------------------------------------------------------------------------------------------------------
Demand Deposits.....................  1,414,048                                  1,268,371
Other Liabilities...................    299,859                                    213,727
- ----------------------------------------------------------------------------------------------------------------
Total Liabilities................... 12,515,000                                 10,883,642
- ----------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY................  1,314,341                                  1,157,412
- ----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY............................$13,829,341                                $12,041,054
================================================================================================================
NET INTEREST INCOME
  MARGIN ON A TAXABLE EQUIVALENT
  BASIS.............................             $541,329   4.16%                            $493,896    4.39%
================================================================================================================
NET INTEREST RATE SPREAD............                        3.52%                                        3.80%
================================================================================================================
INTEREST-BEARING LIABILITIES
  TO INTEREST-EARNING ASSETS........                       82.91%                                       83.60%
================================================================================================================

MANAGEMENT'S DISCUSSION OF ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

earning assets and the average rate incurred on interest-bearing liabilities. Both of these measures are reported on a taxable equivalent basis. Net interest margin is greater than net interest rate spread due to the interest income earned on interest-earning assets funded by non-interest-bearing sources, or free funding sources, primarily demand deposits and stockholders' equity.
   Table 1. Consolidated Average Balance Sheets and Analysis of Net Interest Income, presents the net interest income, net interest margin and net interest rate spread for the five years 1990 through 1994, comparing interest revenue and average interest-earning assets outstanding with interest cost and average interest-bearing liabilities outstanding. All three of these measures are reported on a taxable equivalent basis. Nonaccrual loans and leases have been included in the average loan and lease balances. Average outstanding securities balances were based on amortized cost excluding unrealized gains or losses on securities available for sale.
   The Bancorp's net interest income grew to $541.3 million in 1994, an increase of 9.6% over the $493.9 million earned during 1993. Net interest income grew by $48.9 million or 11.0% in 1993 over 1992. For 1994, the increase was primarily attributable to the increase in average interest-earning assets and continued growth in lower cost retail deposits, offset by lower net interest margins.

   During 1994, average interest-earning assets grew $1.8 billion to $13.0 billion, up 15.9% over 1993. Average loans and leases were up $1.0 billion or 11.7% over 1993 and represented 76.0% of total average interest-earning assets as compared to 78.9% for 1993. This shift in earning-asset growth from loans and leases to securities was in part attributable to securitizations and sales of fixed-rate residential mortgage loans to improve liquidity and manage interest rate risk in a rising rate environment. Average interest-earning asset growth in 1993 consisted of a $1.7 billion or 23.4% increase in average loans and leases offset by a $229.0 million or 8.8% decrease in average securities and other short-term investments.

   Average interest-bearing liabilities grew $1.4 billion to $10.8 billion in 1994, up 14.9% over 1993, including higher average retail deposit growth, up $709.0 million or 10.1% over 1993. Retail, or core, deposits, which exclude certificates-$100,000 and over and foreign office deposits, remain our most important funding source because they are relatively lower cost and form the basis for an ongoing

- ----------------------------------------------------------------------------------------------------------------
                                                  1992                                       1991
                                      -----------------------------             --------------------------------
                                       AVERAGE              AVERAGE               Average                Average
                                        OUT-     REVENUE/   YIELD/                 Out-      Revenue/     Yield/
($000's)                              STANDING     COST      RATE                standing      Cost        Rate
================================================================================================================
ASSETS
Interest-Earning Assets
  Loans and Leases..................$ 7,189,975  $619,626   8.62%              $ 6,246,679   $631,283    10.11%
  Securities
   Taxable..........................  2,289,817   165,160   7.21                 2,159,002    183,401     8.49
   Exempt from Income Taxes.........    203,418    15,801   7.77                   214,914     18,216     8.48
  Other Short-Term Investments......    112,052     3,806   3.40                   262,844     15,851     6.03
- ----------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets.......  9,795,262   804,393   8.21                 8,883,439    848,751     9.55
- ----------------------------------------------------------------------------------------------------------------
Cash and Due from Banks.............    440,908                                    378,185
Other Assets........................    439,332                                    368,909
Reserve for Credit Losses...........   (109,908)                                   (96.334)
- ----------------------------------------------------------------------------------------------------------------
TOTAL ASSETS........................$10,565.594                                 $9,534,199
================================================================================================================
Liabilities
Interest-Bearing Liabilities
  Interest Checking.................$ 1,097,918    28,322   2.58               $   830,723     33,886    4.08
  Savings...........................    539,997    17,183   3.18                   438,708     20,196    4.60
  Money Market......................  1,440,309    45,635   3.17                 1,277,134     63,811    5.00
  Other Time Deposits...............  3,275,879   190,086   5.80                 3,087,476    227,154    7.36
  Certificates-$100,000 and Over....    490,293    23,456   4.78                   876,369     57,021    6.51
  Foreign Office Deposits...........     48,200     1,714   3.56                    13,079        756    5.78
  Federal Funds Borrowed............    529,201    17,316   3.27                   298,923     16,760    5.61
  Short-Term Bank Notes.............        ---       ---    ---                       ---        ---     ---
  Other Short-Term Borrowings.......    700,463    29,420   4.20                   614,685     37,274    6.06
  Long-Term Debt and Convertible
    Subordinated Notes..............    127,639     6,238   4.89                   109,205      9,523    8.72
- ----------------------------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities..  8,249,899   359,370   4.36                 7,546,302    466,381    6.18
- ----------------------------------------------------------------------------------------------------------------
Demand Deposits.....................  1,070,387                                    892,906
Other Liabilities...................    299,029                                    197,046
- ----------------------------------------------------------------------------------------------------------------
Total Liabilities...................  9,549,315                                  8,636,254
- ----------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY................  1,016,279                                    897,945
- ----------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY............................$10,565,594                                 $9,534,199
================================================================================================================
NET INTEREST INCOME
  MARGIN ON A TAXABLE EQUIVALENT
  BASIS.............................             $445,023   4.54%                            $382.370    4.30%
================================================================================================================
NET INTEREST RATE SPREAD............                        3.85%                                        3.37%
================================================================================================================
INTEREST-BEARING LIABILITIES
  TO INTEREST-EARNING ASSETS........                       84.22%                                       84.95%
================================================================================================================
- -------------------------------------------------------------------
                                                  1990
                                      -----------------------------
                                       AVERAGE              AVERAGE
                                        OUT-     REVENUE/   YIELD/
($000's)                              STANDING     COST      RATE
===================================================================
ASSETS
Interest-Earning Assets
  Loans and Leases..................$ 5,920,686  $650,490  10.99%
  Securities
   Taxable..........................  1,683,470   148,945   8.85
   Exempt from Income Taxes.........    161,943    15,610   9.64
  Other Short-Term Investments......    330,723    27,274   8.25
- -------------------------------------------------------------------
Total Interest-Earning Assets.......  8,096,822   842,319  10.40
- -------------------------------------------------------------------
Cash and Due from Banks.............    389,521
Other Assets........................    361,659
Reserve for Credit Losses...........    (88,227)
- -------------------------------------------------------------------
TOTAL ASSETS........................$ 8,759,775
===================================================================
Liabilities
Interest-Bearing Liabilities
  Interest Checking.................$   719,378    33,370   4.64
  Savings...........................    451,571    22,804   5.05
  Money Market......................  1,183,786    75,142   6.35
  Other Time Deposits...............  2,851,996   233,255   8.18
  Certificates-$100,000 and Over....    935,769    75,921   8.11
  Foreign Office Deposits...........      2,313       187   8.08
  Federal Funds Borrowed............    166,788    13,323   7.99
  Short-Term Bank Notes.............        ---       ---    ---
  Other Short-Term Borrowings.......    489,154    38,675   7.91
  Long-Term Debt and Convertible
    Subordinated Notes..............    132,327    12,273   9.27
- -------------------------------------------------------------------
Total Interest-Bearing Liabilities..  6,933,082   504,950   7.28
- -------------------------------------------------------------------
Demand Deposits.....................    826,426
Other Liabilities...................    193,771
- -------------------------------------------------------------------
Total Liabilities...................  7,953,279
- -------------------------------------------------------------------
STOCKHOLDERS' EQUITY................    806,496
- -------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS'
  EQUITY............................$ 8,759,775
===================================================================
NET INTEREST INCOME
  MARGIN ON A TAXABLE EQUIVALENT
  BASIS.............................             $337,369   4.17%
===================================================================
NET INTEREST RATE SPREAD............                        3.12%
===================================================================
INTEREST-BEARING LIABILITIES
  TO INTEREST-EARNING ASSETS........                       85.63%
===================================================================

                                      27

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 2.-ANALYSIS OF NET INTEREST INCOME CHANGES (TAXABLE EQUIVALENT BASIS)

                                             1994 COMPARED TO 1993                           1993 COMPARED TO 1992
                               ------------------------------------------------    -----------------------------------------------
($000'S)                        VOLUME     YIELD/RATE      MIX          TOTAL       VOLUME    YIELD/RATE      MIX         TOTAL
- ----------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in
 Interest Income
   Loans and Leases.......     $  79,210    $( 6,294)    $(   734)    $  72,182    $ 144,734    $(68,555)    $(16,013)    $ 60,166
   Securitie
    Taxable ..............        41,164     ( 4,773)     ( 1,462)       34,929     ( 13,789)    (18,532)       1,548      (30,773)
    Exempt from Income
     Taxes................         6,512     (   550)     (   191)        5,771        4,958     ( 1,493)     (   469)       2,996
   Other Short-Term
    Investments...........           415         124          161           700     (  3,452)    (   378)         343      ( 3,487)
- ----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME
 CHANGE...................       127,301     (11,493)     ( 2,226)      113,582      132,451     (88,958)     (14,591)      28,902
- ----------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in
 Interest Expense
   Interest Checking......         3,965     ( 5,866)     (   822)     (  2,723)       5,903     ( 4,907)     ( 1,023)     (    27)
   Savings................         1,039     ( 2,657)     (   169)     (  1,787)       3,719     ( 3,785)     (   819)     (   885)
   Money Market...........         2,234         592           35         2,861        1,695     ( 9,512)     (   353)     ( 8,170)
   Other Time Deposits....        19,295       1,185          131        20,611       14,821     (28,890)     ( 2,253)     (16,322)
   Certificates-$100,000
    and Over..............      (  3,725)      1,625      (   387)     ( 2,487)     (  2,316)    ( 6,123)         605      ( 7,834)
   Foreign Office
    Deposits..............         9,520       3,027        3,588       16,135         6,900     (   116)     (   468)       6,316
   Federal Funds
    Borrowed..............         6,894       6,650        2,418       15,962         3,039     ( 1,184)     (   208)       1,647
   Short-Term Bank Notes..            --          --       20,285       20,285            --          --           --           --
   Other Short-Term
    Borrowings............      (  1,737)      3,477      (   248)       1,492         1,787     ( 6,487)     (   394      ( 5,094)
   Long-Term Debt and
    Convertible
    Subordinated Notes....      (  4,551)        483      (   132)     ( 4,200)       10,555     (    58)     (    99)      10,398
- ----------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE
 CHANGE...................        32,934       8,516       24,699       66,149        46,103     (61,062)     ( 5,012)     (19,971)
- ----------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET
 INTEREST INCOME ON A
 TAXABLE EQUIVALENT BASIS.     $  94,367    $(20,009)    $(26,925)      47,433     $  86,348    $(27,896)    $( 9,579)      48,873
==================================================================================================================================
INCREASE IN TAXABLE
 EQUIVALENT ADJUSTMENT....                                             ( 4,195)                                            ( 3,228)
- ----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
 CHANGE...................                                            $ 43,238                                            $ 45,645
==================================================================================================================================

customer relationship. Slower growth rates for core deposits in 1994 reflect the difficulty of attracting these deposits in a low interest rate environment.
  The low overall level of interest rates during most of 1993 and 1994 caused interest-earning asset yields to fall to historical lows. The net interest margin declined to 4.16% in 1994, down 23 basis points (bp) (a basis point is equivalent to .01%) from 4.39% in 1993 and down 38 bp from 1992's 4.54%. Although free funding sources have increased, their positive impact on the net interest margin declined from 105 bp in 1990 to 64 bp in 1994 due to the lower interest-earning asset yields. Rising rates will increase the positive impact of free funds. The acquisitions of several thrifts in recent years, which have lower interest rate spreads and margins due to asset mix and less free funding sources, have also contributed to the tightening of net interest margins. And, dramatic increases in short-term interest rates in 1994 caused short-term liabilities to reprice upward faster than term assets.
  Table 2, the Analysis of Net Interest Income Changes, separates the Bancorp's change in net interest income into its three components: (1) volume of average interest-earning assets and interest-bearing liabilities outstanding; (2) average yields on interest-earning assets and average rates for interest-bearing liabilities; and (3) combined volume and yield/rate effects.
  Table 2 shows the income impact of balance sheet changes and changes in interest rate levels which occurred during 1994 and 1993. The increase in net interest income during both years was due primarily to the increase in average interest-earning assets.

OTHER OPERATING INCOME
  The table below shows the components of other operating income for the five years ending December 31, 1994. Total other operating income excluding securities gains and losses increased 13.5% over 1993 and was up 14.1% in 1993 over 1992.
  Trust income totalled $55,238,000 in 1994, an increase of 3.4% over 1993's $53,442,000. During 1993, trust income increased 8.7% over 1992. Both increases can be attributed to growth in trust assets, pricing enhancements and sales of new products. The growth rate was lower in 1994 due to the overall poor performance of equity markets, the basis for much of our trust fees.
  Service charges on deposits totalled $60,905,000 in 1994 and $57,212,000 in 1993, up 6.5% and 11.0% over 1993 and 1992, respectively. Contributing to these increases were the growth in number of customer accounts, due in part to deposit purchases and acquisitions, as well as increased fee schedules. The slower growth in service charges on deposits in 1994 versus 1993 was caused primarily by slower growth in average demand deposits, up 11.5% over 1993 after increasing 18.5% in 1993 over 1992. These non-

- ---------------------------------------------------------------------------------------------------------
($000's)                                   1994          1993          1992          1991          1990
- ---------------------------------------------------------------------------------------------------------
Trust income.........................      $ 55,238       53,442        49,183        42,412       35,930
Service charges on deposits..........        60,905       57,212        51,525        43,223       36,141
Data processing income...............        64,394       52,823        45,842        40,601       34,830
Other service charges and fees.......        74,978       61,595        50,780        54,498       34,641
- ---------------------------------------------------------------------------------------------------------
Subtotal.............................       255,515      225,072       197,330       180,734      141,542
- ---------------------------------------------------------------------------------------------------------
Securities gains (losses)............           393        6,078         8,978         8,268     (     52)
- ---------------------------------------------------------------------------------------------------------
Total................................      $255,908      231,150       206,308       189,002      141,490
- ---------------------------------------------------------------------------------------------------------
After-tax securities gains (losses)..      $    255        3,658         6,009         5,450     (    117)
=========================================================================================================

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

interest-bearing deposits represent a significant source of service charges and commercial analysis fees.

        Data processing income in 1994 totalled $64,394,000, an increase of 21.9% over 1993's $52,823,000. The past two years' increases of over 15% have been due primarily to increased merchant processing customers and volumes, with 1,075 new customers added in 1994 and related merchant processing volumes up 75%.

        Other service charges and fees in 1994 were $74,978,000, an increase of 21.7% over 1993. Consumer loan and commercial banking fees were up a combined 19.6% over 1993, consistent with the increase in loan balances. Bank card operations fees were up 21.0%, reflecting the increase in credit card balances during 1994. Mortgage banking fee income decreased 3.9% over 1993, reflecting a slow down in origination volume and loan sales. Mortgage loan servicing fees were up 18.8%, while gains on sales of mortgage loans declined 12.0%. At December 31, 1994, the Bancorp was servicing $4.4 billion in residential mortgage loans including $2.1 billion serviced for others.

        Other service charges and fees in 1993 totalled $61,595,000, an increase of $10,815,000 or 21.3% over 1992. Included in this increase is mortgage banking fee income, increasing $9,688,000 or 85.1%.

OPERATING EXPENSES

        The Bancorp's profitability levels have been achieved in large part due to successful control over expense growth. Contributing factors include efficient staffing, a comprehensive budgeting process and centralization of various internal functions such as data processing and loan operations.

        One measure of this success is the overhead ratio (operating expenses divided by the sum of taxable equivalent net interest income and other operating income). This ratio, at 46.6% for 1994, has remained at or under 52% over the last five years, well below our peers.

        The increase in total operating expenses over the last five years has slowed to a 5.3% increase in 1994 in comparison to 1993's 11.5% increase and 1992's 11.8% increase over prior years. Cost-savings ideas, in large part submitted by our employees, have concentrated on back-office functions, data processing and productivity, without hindering our growth or customer service. The table below shows the dollar amounts and the components of operating expenses for the last five years.

        Salaries, wages and employee benefits, which comprised 48.8% and 47.1% of total operating expenses in 1994 and 1993, respectively, increased 9.1% in 1994 and 11.0% in 1993 over the previous year. The net addition of 243 full-time equivalent (FTE) employees, along with employee-related costs associated with The Cumberland merger, contributed to 1994's increase. The Bancorp's productivity ratios (average interest-earning assets and net income per FTE employee), which measure the degree of efficiency of our employees, have shown continued improvement since 1989. Average interest-earning assets per employee has increased 35% since 1989, while net income per employee has increased 66%.

        Equipment and net occupancy expenses increased 1.7% in 1994 and 9.6% in 1993. Increased rental property costs, utilities, real estate taxes and depreciation, due in part to the expanded number of locations, contributed to the higher expenditures.

        Other operating expenses of $148,140,000 in 1994 were up 2.0% over 1993. While FDIC insurance was up 7.6% and marketing and communications were up 6.3%, all other operating expenses showed little change from 1993. Other real estate owned expenses were $549,000 in 1994, $1,041,000 in 1993 and $2,183,000 in 1992.

        Other operating expenses of $145,180,000 in 1993 increased 12.7% over 1992. Contributing to the increase were marketing and communications expenses, up $2,246,000 or 10.6% and FDIC insurance, up $950,000 or 5.2%.

- ---------------------------------------------------------------------------------------------------------------
($000's)                                             1994         1993        1992           1991          1990
================================================================================================================
Salaries and wages ............................  $144,513      129,644     117,717        104,760         97,449
Employee benefits .............................    36,710       36,436      31,927         27,975         24,483
Equipment expenses ............................    16,045       15,446      14,548         13,398         13,870
Net occupancy expenses ........................    26,137       26,014      23,270         21,100         17,500
Other operating expenses ......................   148,140      145,180     128,853        115,611         93,286
- ----------------------------------------------------------------------------------------------------------------
Total .........................................   $371,545      352,720     316,315        282,844       246,588
================================================================================================================


Following are tables representing three bar graphs which appear across the bottom of page 29.

OTHER OPERATING INCOME ($ IN MILLIONS)
Five Year Growth Rate:  14.6%                        1989        1990        1991          1992          1993           1994
Other Operating Income                              $129.6      $141.5      $189.0        $206.3        $231.2         $255.9


<Caption
GROWTH IN NET INCOME PER EMPLOYEE
1989 Base Year = 100                                 1989        1990        1991          1992          1993           1994
Growth in net income per employee                      100         104         119           131           146            166



OVERHEAD RATIO                                       1989        1990        1991          1992          1993           1994
Fifth Third                                           50.8        51.5        49.5          48.6          48.7           46.6
Peer                                                  64.1        66.1        63.9          62.6          62.0           62.4

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FINANCIAL CONDITION
SECURITIES

        The investment portfolio is comprised largely of fixed and floating rate mortgage related securities, predominantly underwritten to the standards of and guaranteed by the government-sponsored agencies of FHLMC and FNMA. These securites differ primarily from traditional debt securites in that they have uncertain maturity dates and are priced based on estimated prepayment rates on the underlying mortgages. The estimated average life of the portfolio is 3.5 years based on current prepayment expectations.
        The Bancorp securitized $341,199,000 and $291,586,000 fixed and adjustable rate residential mortgages in 1994 and 1993, respectively. These securitizations improve liquidity, reduce the reserve for credit losses and increase risk-based capital ratios. This activity is expected to continue in 1995.

SECURITIES AT DECEMBER 31
- ------------------------------------------------------------------------------------------------------------------------
($000'S)                                                1994           1993          1992          1991          1990
========================================================================================================================
Securities Available for Sale:
  U.S. Treasury..................................  $  210,599        63,183             -             -              -
- ------------------------------------------------------------------------------------------------------------------------
  U.S. Govenment agencies and corporations.......      18,458        136,303             -             -              -
- ------------------------------------------------------------------------------------------------------------------------
  Agency mortgage-backed securities..............     895,931        595,133             -             -              -
- ------------------------------------------------------------------------------------------------------------------------
  Other bonds, notes and debentures..............           -         96,369             -             -              -
- ------------------------------------------------------------------------------------------------------------------------
  Other securities...............................       4,504          7,086             -             -              -
- ------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
  U.S. Treasury..................................      98,742              -       111,268       295,404        536,307
- ------------------------------------------------------------------------------------------------------------------------
  U.S. Government agencies and corporation.......           -         13,189       179,849       282,195        259,499
- ------------------------------------------------------------------------------------------------------------------------
  States and political subdivisions..............     463,759        327,636       222,015       207,049        187,921
- ------------------------------------------------------------------------------------------------------------------------
  Agency mortgage-backed securities..............   1,750,549      1,249,465     1,689,391     1,701,155        824,781
- ------------------------------------------------------------------------------------------------------------------------
  Other bonds, notes and debentures..............     160,394        166,954       196,259       121,246        172,939
- ------------------------------------------------------------------------------------------------------------------------
  Other securities...............................      34,099         19,150        20,639        18,919         20,636
========================================================================================================================

SECURITIES AT DECEMBER 31, 1994
                                 Maturity            1-5 Year            6-10 Year             Over 10
                               Under 1 Year          Maturity            Maturity           Year Maturity            Total
                               ------------        ------------        ------------         -------------         ------------
($000's)                       Amount Yield        Amount Yield        Amount Yield          Amount Yield         Amount Yield
- --------------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
  U.S. Treasury............   $ 8,475   5.39%      $202,124   7.21%    $     -      -%     $     -      -%      $210,599  7.14%
- --------------------------------------------------------------------------------------------------------------------------------
  U.S. Government agencies
    and corporations.......         -      -         18,392   5.25           -      -           66   5.25         18,458  5.25
- -------------------------------------------------------------------------------------------------------------------------------
  Agency mortgage-
    backed securities (a)..    36,809   8.35%       398,441   6.08     453,105   6.19        7,576   6.18        895,931  6.23
- -------------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
  U.S. Treasury............         -      -         98,742   7.75           -      -            -      -         98,742  7.75
- -------------------------------------------------------------------------------------------------------------------------------
  States and political
    subdivisions (b).......   133,358   6.16        206,997   7.45     108,829   7.52       14,575   7.82        463,759  7.11
- -------------------------------------------------------------------------------------------------------------------------------
  Agency mortgage-backed
    securities (c).........   126,120   6.34      1,616,162   6.02       3,635   5.50        4,632   6.10      1,750,549  6.04
- -------------------------------------------------------------------------------------------------------------------------------
  Other bonds, notes and
    debentures.............    63,471   6.87         96,136   6.69         635   6.96          152   6.96        160,394  6.76
- -------------------------------------------------------------------------------------------------------------------------------

Maturities of mortgage-backed securities were estimated based on historical and predicted prepayment trends.
(a) included in agency mortgage-backed securities available for sale are floating rate investments totalling $44,071,000.
(b) taxable equivalent yield
(c) included in agency mortgage-backed securities held to maturity are floating rate investments totalling $735,192,000.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LOANS AND LEASES
        The following table shows the history of commercial and consumer loans and leases by major category at December 31.

LOAN AND LEASE PORTFOLIOS
- ----------------------------------------------------------------------------------------------------------------------------------
                                 1994                1993                  1992              1991                  1990
($ in millions)             Amount      %       Amount      %         Amount      %       Amount      %       Amount      %
==================================================================================================================================
Commercial:
   Commercial..........    $ 3,032    29.5%    $2,680     28.0%      $2,481     30.5%    $2,202     34.8%    $2,264     36.7%
   Mortgage............        729     7.1        703      7.3          567      7.0        498      7.9        459      7.5
   Construction........        286     2.8        342      3.6          331      4.1        306      4.8        289      4.7
   Leases..............        479     4.6        302      3.2          236      2.9        201      3.2        192      3.1
- ----------------------------------------------------------------------------------------------------------------------------------
                             4,526    44.0      4,027     42.1        3,615     44.5      3,207     50.7      3,204     52.0
- ----------------------------------------------------------------------------------------------------------------------------------
Consumer:
   Installment..........     2,131    20.7      1,881     19.7        1,531     18.9      1,304     20.6      1,265     20.5
   Mortgage.............     2,347    22.8      2,731     28.5        2,397     29.5      1,421     22.5      1,318     21.4
   Credit Card..........       275     2.7        207      2.2          178      2.2        197      3.1        216      3.5
   Leases...............     1,007     9.8        721      7.5          395      4.9        197      3.1        163      2.6
- ----------------------------------------------------------------------------------------------------------------------------------
                             5,760    56.0      5,540     57.9        4,501     55.5      3,119     49.3      2,962     48.0
- ----------------------------------------------------------------------------------------------------------------------------------
Total..................    $10,286   100.0%    $9,567    100.0%      $8,116    100.0%    $6,326    100.0%    $6,166    100.0%
==================================================================================================================================


        The consumer loan and lease portfolio's most significant growth during 1994 and 1993 was in consumer leases and installment loans. Leasing continued its popularity as an alternative financing tool for new automobiles, reaching record outstandings of $1.0 billion at year-end 1994, after increasing over 83% in 1993. Installment loans remained at approximately 20% of the total loan and lease portfolio over the last five years, aided by the strength of automobile and home equity loans. Residential mortgage loan volume in 1994 declined from 1993's historical highs because of less favorable interest rate movements and a slow down in refinancing volume. However, originations still exceeded $1 billion during 1994.

        Commercial loan and lease outstandings were up 12.4% in 1994 and 11.4% in 1993. Commercial leasing was a noteworthy contributor, with increases of 58.6% and 28.0%, respectively, consisting largely of credits within our market areas of Ohio, Kentucky and Indiana. Commercial mortgages represent approximately 7% of our total loan and lease portfolio and include primarily financing of owner-occupied properties-loans on properties occupied by the principal borrower.

PROVISION AND RESERVE FOR CREDIT LOSSES
        The Bancorp provides as an expense an amount which reflects expected credit losses. This provision is based on the growth of the loan and lease portfolio and on recent loss experience and is called the provision for credit losses in the Consolidated Statements of Income. Actual losses on loans and leases are charged against the reserve built up on the Consolidated Balance Sheets through the provision for credit losses. The amount of loans and leases actually removed as assets from the Consolidated Balance Sheets is referred to as charge-offs and, after netting out recoveries on previously charged off assets, becomes net charge-offs.

        Net charge-offs are at their lowest level in five years, at .18% of average loans and leases outstanding, contributing to a lower provision. During 1994 and 1993, $3.8 million and $1.7 million, respectively, was provided for additional expected losses on letter of credit (LOC) obligations acquired in The Cumberland acquisition. In the fourth quarter of 1994, the Bancorp entered into a contract to settle these LOCs, decreasing the reserve for credit losses by $7.8 million.

        The table below presents credit loss data for the most recent five year period.

Reserve For Credit Losses Five Year History
- ----------------------------------------------------------------------------------------------------------------------------------
($000's)                                                1994         1993          1992          1991          1990
==================================================================================================================================
Balance at January 1..............................      $144,537     121,452       97,319        90,242        85,664
Provision for credit losses.......................        35,780      48,037       66,100        62,464        43,479
Losses charged off................................      ( 30,946)   ( 37,172)    ( 54,718)     ( 63,403)     ( 47,003)
Recoveries of losses previously charged off               13,472      10,098        8,953         7,718         8,102
Letter of credit contract.........................      (  7,800)         --           --            --            --
Reserve of acquired banks.........................           875       2,122         3,798          298            --
- ----------------------------------------------------------------------------------------------------------------------------------
Balance at December 31............................      $155,918     144,537       121,452       97,319        90,242
==================================================================================================================================
Loans and leases outstanding at December 31.......   $10,286,457  $9,566,898    $8,115,590   $6,325,918    $6,165,808
Reserve as a percent of loans and leases outstanding        1.52%       1.51%         1.50%        1.54%         1.46%
Average loans and leases..........................   $ 9,902,901  $8,869,432    $7,189,975   $6,246,679    $5,920,686
Net charge-offs as a percent of average loans and
   leases outstanding.............................           .18%       .31%           .64%         .89%        .66%
Reserve as a percent of total nonperforming assets        570.50%    362.84%        155.53%       68.01%      64.03%
Reserve as a percent of total under-performing assets     384.35%    287.47%        121.58%       56.98%      53.47%
==================================================================================================================================


MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


UNDER-PERFORMING ASSETS
        Under-performing assets consist of (1) nonaccrual loans and leases on which the ultimate collectibility of the full amount of interest is uncertain,
(2) loans and leases which have been renegotiated to provide for a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower, (3) loans and leases past due ninety days or more as to principal or interest and (4) other real estate owned. A summary of under-performing assets at December 31 follows:

- -----------------------------------------------------------------------------
($000's)                                  1994      1993      1992
- -----------------------------------------------------------------------------
Nonaccrual loans and leases............ $20,725    18,961    32,772
Renegotiated loans and leases..........     443     2,378     3,693
Other real estate owned................   6,162    18,496    41,622
- -----------------------------------------------------------------------------
Total nonperforming assets.............  27,330    39,835    78,087
Ninety days past due loans and leases..  13,237    10,444    21,804
=============================================================================
Total under-performing assets           $40,567    50,279    99,891
=============================================================================
Nonperforming assets as a percent
   of total loans, leases and other
   real estate owned...................     .27%      .42       .96
Under-performing assets as a
   percent of total loans, leases
   and other real estate owned.........     .39%      .52      1.22
=============================================================================

        Of the total under-performing assets at December 31, 1994, $24,190,000 are to borrowers or projects in the Cincinnati-Dayton market area, $2,734,000 in the Toledo market area, $2,847,000 in Columbus, $2,641,000 in the Louisville market area, $5,048,000 distributed in the market areas of our smaller affiliate banks and $3,107,000 outside of the Ohio-Kentucky-Indiana area. Of the total nonperforming assets at December 31, 1994, $17,031,000 or 62.3% were related to commercial real estate. Nonaccrual commercial real estate loans and leases were $11,640,000, an increase of 29.3% from 1993's $9,000,000. At December 31, 1994, there were no renegotiated commercial real estate loans and leases compared to $2,001,000 in 1993. Commercial other real estate owned decreased from $17,492,000 in 1993 to $5,391,000 in 1994, a decline of 69.2%.

DEPOSITS
        Interest-earning assets are funded primarily by core deposits. The accompanying tables show the relative composition of the Bancorp's average deposits and the change in average deposit sources during the last five years. Other time deposits is comprised primarily of consumer certificates of deposit.
        The Bancorp completed $584,983,000 in deposit acquisitions during the last two years ($294,126,000 from Equitable Savings Bank in 1994 and $290,857,000 from Savings of America, First National Bank of Dayton and World Savings and Loan Association in 1993).

DISTRIBUTION OF AVERAGE DEPOSITS
- --------------------------------------------------------------------------
                         1994       1993       1992       1991       1990
- --------------------------------------------------------------------------
Demand................   14.2%      14.2       13.4       12.1       11.9
Interest checking.....   15.1       14.8       13.8       11.2       10.3
Savings...............    7.0        7.3        6.8        5.9        6.5
Money market..........   15.8       16.7       18.1       17.2       17.0
Other time............   39.2       39.4       41.1       41.6       40.9
Certificates-
   $100,000
   and over...........    3.4        4.9        6.2       11.8       13.4
Foreign office........    5.3        2.7         .6         .2          -
- --------------------------------------------------------------------------
Total.................  100.0%     100.0      100.0      100.0      100.0
==========================================================================


CHANGE IN AVERAGE DEPOSIT SOURCES
- --------------------------------------------------------------------------
($000)                   1994       1993       1992       1991       1990
- --------------------------------------------------------------------------
Demand               $145,677    197,984    177,481     66,480      5,038
Interest checking     185,911    228,841    267,195    111,345    114,297
Savings                41,888    116,871    101,289   ( 12,863)  (  7,278)
Money market           89,061     53,493    163,175     93,348     89,785
Other time            392,117    255,422    188,403    235,480    571,774
Certificates-
   $100,000
   and over          (105,361)   (48,411) ( 386,076)  ( 59,400)    45,967
Foreign office        287,189    194,045     35,121     10,766   (  3,283)
- --------------------------------------------------------------------------
Total change       $1,036,482    998,245    546,588    445,156    816,300
==========================================================================

SHORT-TERM BORROWINGS
        These primarily represent the borrowing of short-term excess funds from correspondent banks, securities sold under agreements to repurchase, short-term bank notes and commercial paper issuances. The Bancorp resells the funds or may retain a portion to fund short-term, rate-sensitive interest-earning asset growth. The increase in borrowed funds is in part a result of the Bancorp's strategy to shift large certificate of deposit customers into non-FDIC assessed products. As the following table of average short-term borrowings and average Federal funds loaned indicates, the Bancorp was a net borrower of funds of $1,950,107,000 in 1994, up from $1,355,728,000 in 1993:


- --------------------------------------------------------------------------
($000)                   1994       1993       1992       1991       1990
- --------------------------------------------------------------------------
Federal funds
  borrowed         $  848,217    622,068    529,201    298,923    166,788
Short-term
  bank notes          429,642          -          -          -          -
Other
  short-term
  borrowings          689,960    743,002    700,463    614,685    489,154
- --------------------------------------------------------------------------
Total -
  short-term
  borrowings        1,967,819  1,365,070  1,229,664    913,608    655,942
- --------------------------------------------------------------------------
Federal funds
  loaned               17,712      9,342     79,194    227,754    289,796
- --------------------------------------------------------------------------
Net funds
  borrowed         $1,950,107  1,355,728  1,150,470    685,854    366,146
==========================================================================

CAPITAL RESOURCES

        The Bancorp maintains a relatively high level of capital as a margin of safety for its depositors and stockholders. At December 31, 1994, stockholders' equity was $1,398,774,000 compared to $1,277,660,000 at December 31, 1993, an increase of $121,114,000 or 9.5%. This increase in capital resulted primarily from the retention of earnings offset by unrealized losses on securities available for sale.

        During 1990, the Federal Reserve Board adopted a minimum leverage ratio of 3.0% for bank holding companies. The Bancorp's leverage ratio (defined as stockholders' equity less goodwill and certain other intangibles and excluding unrealized gains and losses on securities available for sale, divided by adjusted quarterly average assets) was 9.62% at December 31, 1994, and 9.59% at December 31, 1993, well above the Federal Reserve Board's ''well capitalized'' level of 5%.

        The Federal Reserve Board has adopted risk-based capital guidelines which assign risk weightings to assets and off-balance sheet items and also define and set minimum capital requirements (risk-based capital ratios). Under the final 1992 rules, all banks are required to have core capital (Tier 1) of at least 4.0% of risk-weighted assets and total capital of 8.0% of risk-weighted assets. Tier 1 capital consists principally of stockholders' equity excluding unrealized gains and losses on securities available for sale, less goodwill and certain other intangibles, while total capital consists of core capital plus certain debt instruments and the reserve for credit losses, subject to limitation by the guidelines. The guidelines also define well capitalized levels of Tier 1 and total capital as 6% and 10%, respectively.
The Bancorp had Tier 1 capital ratios of 11.26% and 11.50% and total capital ratios of 13.21% and 13.85% for December 31, 1994 and 1993, respectively. The Bancorp and each of its subsidiaries had Tier 1 and total capital ratios above the well capitalized levels at December 31, 1994.

        The Federal Reserve Board has proposed regulations which would revise the current risk-based capital guidelines to include a measurement of interest rate risk. Based on an analysis of the Bancorp's current interest rate sensitivity, management believes there would be no adverse effects caused by the adoption of these new capital guidelines.


        The following table shows several capital and liquidity ratios for the last three years:

- -------------------------------------------------------------
                                        1994    1993    1992
- -------------------------------------------------------------
Average stockholders' equity to
   Average assets...................    9.50%   9.61%   9.62%
   Average deposits.................   13.15   12.92   12.76
   Average loans and leases.........   13.27   13.05   14.13
Risk-based capital ratios
   Tier 1...........................   11.26   11.50   11.24
   Total............................   13.21   13.85   14.07
=============================================================

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

        The goal of liquidity management is to provide adequate funds to meet changes in loan demand or any potential unexpected deposit withdrawals. This goal is accomplished primarily by maintaining sufficient liquid assets, along with consistent core deposit growth to fund interest-earning assets and the availability of unused capacity to purchase funds in the national money markets.

        At year-end 1994, the Bancorp had approximately $1.4 billion in securities and other short-term investments maturing within one year compared to $1.3 billion at year-end 1993. Additional asset liquidity is provided by the remainder of the securities portfolio and selected securitizable loan assets. The Bancorp has a practice of maintaining core deposits as the primary means of funding interest-earning assets. Average core deposits have funded approximately 73% of total average interest-earning assets over the last five years. This, in addition to the Bancorp's 10% average equity capital base, serves as a stable funding base.

        In addition to its core deposit funding, the Bancorp accesses other short-term funding sources. During 1994, a $1 billion short-term bank note facility was established through two of its subsidiary banks. The notes are offered with maturity dates of up to one year and are uninsured obligations of those subsidiaries. In addition, the Bancorp utilizes the Federal Home Loan Bank (FHLB) as a funding source, issuing notes payable of less than one year through its FHLB-member subsidiaries.

        The Bancorp has significant unused national money market funding capability. The Bancorp maintains A1+/P1 Standard & Poor's and Moody's ratings on its commercial paper, and its lead bank, The Fifth Third Bank in Cincinnati, Ohio, maintains an Aa2 Moody's rating for long-term deposits. The Bancorp's subsidiary in Toledo, The Fifth Third Bank of Northwestern Ohio, N.A., maintains P1 and Aa3 Moody's ratings on its short-term and long-term deposits, respectively. These ratings, along with capital ratios significantly above the current regulatory guidelines, provide the Bancorp additional liquidity. Management does not rely on any one source of liquidity and has managed these levels in response to other balance sheet factors.

        The Bancorp employs a variety of measurement techniques to identify and manage its exposure to changing interest rates. The Bancorp uses simulation techniques which attempt to measure the net interest income volatility of changes in the level of interest rates, basic banking interest rate spreads, the shape of the yield curve and changing product growth patterns. The table which follows shows the Bancorp's interest rate sensitivity analysis for the year ended December 31, 1994. The assets and liabilities are distributed to reflect expected cash flows and are based on historical deposit rate relationships to changes in market interest over long-term rate changes.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RATE SENSIVITITY ANALYSIS December 31, 1994
==================================================================================================================================
                                                                        MATURING OR REPRICING
                                             -------------------------------------------------------------------------------------
                                                                                                   Total      Non-Rate
                                                     1-30        31-90      91-180     181-365     1 Year     Sensitive &
($ in millions)                                      Days         Days       Days       Days      & Under     Over 1 Year    Total
- ----------------------------------------------------------------------------------------------------------------------------------
Interest-Earning Assets
   Loans and leases ..........................     $2,782          565         724       1,327     5,398        4,888       10,286
   Securities available for sale .............         24           46          69         146       285          844        1,129
   Securities held to maturity ...............        107          200         351         454     1,112        1,396        2,508
   Other short-term investments ..............         24          ---         ---         ---        24          ---           24
- ----------------------------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets ................      2,937          811       1,144       1,927     6,819        7,128       13,947
Other assets .................................        ---          ---         ---         ---       ---        1,010        1,010
- ----------------------------------------------------------------------------------------------------------------------------------
Total Assets .................................      2,937          811       1,144       1,927     6,819        8,138       14,957
- ----------------------------------------------------------------------------------------------------------------------------------
Interest-Bearing Liabilities
   Interest checking .........................        297          ---         ---         ---       297        1,190        1,487
   Savings ...................................        128          ---         ---         ---       128          510          638
   Money market ..............................      1,013          ---         ---         ---     1,013          675        1,688
   Other time deposits .......................        949          475         529         693     2,646        1,217        3,863
   Certificates-$100,000 and
      over (including foreign office) ........      1,092           98          36          24     1,250           25        1,275
   Federal funds borrowed ....................        716          ---         ---         ---       716          ---          716
   Short-term bank notes .....................        570          275         ---         ---       845          ---          845
   Other short-term borrowings ...............        868           14           3           6       891          ---          891
   Long-term debt and convertible
      subordinated notes .....................        ---            5           5          10        20          159          179
- ----------------------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities ...........      5,633          867         573         733     7,806        3,776       11,582
- ----------------------------------------------------------------------------------------------------------------------------------
Demand deposits ..............................        ---          ---         ---         ---       ---        1,680        1,680
Other liabilities ............................        ---          ---         ---         ---       ---          296          296
Stockholders' equity .........................        ---          ---         ---         ---       ---        1,399        1,399
- ----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity ...      5,633          867         573         733     7,806        7,151       14,957
- ----------------------------------------------------------------------------------------------------------------------------------
Interest rate swaps ..........................         30          ---         ---      (   30)      ---          ---          ---
- ----------------------------------------------------------------------------------------------------------------------------------
Rate Sensitivity Gap .........................     (2,666)      (   56)        571       1,164    (  987)         987
==================================================================================================================================
Cumulative Gap ...............................    $(2,666)      (2,722)     (2,151)     (  987)
==================================================================================================================================
Cumulative Gap as a Percentage
    of Total Assets ..........................     ( 17.8)%     ( 18.2)%    ( 14.4)%    (  6.6)%
==================================================================================================================================

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED SIX YEAR SUMMARY OF OPERATIONS
- ----------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($000's)               1994         1993         1992         1991         1990         1989
============================================================================================================================
Interest Income..............................      $922,301      812,914      787,240      829,628      822,593      756,749
Interest Expense.............................       405,548      339,399      359,370      466,381      504,950      460,376
- ----------------------------------------------------------------------------------------------------------------------------
Net Interest Income..........................       516,753      473,515      427,870      363,247      317,643      296,373
Provision for Credit Losses..................        35,780       48,037       66,100       62,464       43,479       43,058
- ----------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for
 Credit Losses...............................       480,973      425,478      361,770      300,783      274,164      253,315
Other Operating Income.......................       255,908      231,150      206,308      189,002      141,490      129,580
Operating Expenses...........................       371,545      352,720      316,315      282,844      246,588      226,205
- ----------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes...................       365,336      303,908      251,763      206,941      169,066      156,690
Applicable Income Taxes......................       120,877       97,673       79,742       63,987       48,040       43,353
- ----------------------------------------------------------------------------------------------------------------------------
Net Income...................................      $244,459      206,235      172,021      142,954      121,026      113,337
============================================================================================================================
Net Income Per Share (a).....................      $   3.80         3.29         2.76         2.31         1.97         1.86
============================================================================================================================
Cash Dividends Declared Per Share (a)........      $   1.20         1.02          .90          .78          .68          .60
============================================================================================================================

(a) Per share amounts reflect the three-for-two stock splits effected in the form of stock dividends paid April 15, 1992 and January 13, 1990.




Following is the consolidated six year summary of operations for the Bancorp as originally reported, excluding the results of The Cumberland prior to 1994:
- ----------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($000's)               1994         1993         1992         1991         1990         1989
============================================================================================================================
Interest Income..............................      $922,301      727,349      694,460      713,501      689,547      643,444
Interest Expense.............................       405,548      290,960      300,266      381,280      402,926      374,741
- ----------------------------------------------------------------------------------------------------------------------------
Net Interest Income..........................       516,753      436,389      394,194      332,221      286,621      268,703
Provision for Credit Losses..................        35,780       44,487       65,315       55,744       39,879       36,468
- ----------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for
 Credit Losses...............................       480,973      391,902      328,879      276,477      246,742      232,235
Other Operating Income.......................       255,908      226,578      200,053      171,911      144,865      124,851
Operating Expenses...........................       371,545      323,387      289,276      249,792      223,324      207,527
- ----------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes...................       365,336      295,093      239,656      198,596      168,283      149,559
Applicable Income Taxes......................       120,877       98,646       75,564       60,446       47,872       41,241
- ----------------------------------------------------------------------------------------------------------------------------
Net Income...................................      $244,459      196,447      164,092      138,150      120,411      108,318
============================================================================================================================
Return on Average Assets.....................          1.77%        1.80         1.74         1.68         1.64         1.62
============================================================================================================================
Return on Average Equity.....................          18.6%        18.2         17.3         16.6         16.2         16.5
============================================================================================================================




CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
- ----------------------------------------------------------------------------------------------------------------------------
As of December 31 ($000's)                             1994         1993         1992         1991       1990          1989
============================================================================================================================
Securities..................................    $ 3,637,035    2,674,468    2,419,421    2,625,968    2,002,083    1,685,396
Loans and Leases............................     10,286,457    9,566,898    8,115,590    6,325,918    6,165,808    5,827,543
Assets......................................     14,957,009   13,128,544   11,390,289    9,981,383    9,344,994    8,515,317
Deposits....................................     10,630,878    9,477,306    8,447,812    7,633,362    7,354,767    6,829,418
Short-Term Borrowings.......................      2,452,218    1,691,744    1,348,105    1,127,768      832,457      580,263
Long-Term Debt and Convertible
 Subordinated Notes.........................        178,713      407,864      309,730       52,436      125,798      153,799
Stockholders' Equity........................      1,398,774    1,277,660    1,076,854      944,691      845,325      762,283
============================================================================================================================


















SUMMARIZED QUARTERLY FINANCIAL INFORMATION
- -------------------------------------------------------------------------------------------------------------------------
                                                  1994                                            1993
                             --------------------------------------------     -------------------------------------------
                             FOURTH        THIRD      SECOND       FIRST      Fourth       Third      Second      First
(Unaudited)($000's)          QUARTER     QUARTER     QUARTER     QUARTER     Quarter     Quarter     Quarter     Quarter
=========================================================================================================================
Interest income............. $248,739     236,911     223,065     213,586     206,421     203,443     204,254     198,796
Net interest income.........  130,436     131,172     127,346     127,799     121,611     118,500     118,491     114,913
Provision for credit losses.    9,379       7,263       7,842      11,296       7,818      10,369      15,880      13,970
Income before income taxes..   96,505      92,421      89,163      87,247      81,349      81,791      75,553      65,215
Net income..................   64,653      62,844      59,081      57,881      54,068      54,159      50,435      47,573
Net income per share........     1.00         .98         .92         .90         .86         .86         .81         .76
=========================================================================================================================

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED TEN YEAR COMPARISON
AVERAGE ASSETS ($000'S)
- --------------------------------------------------------------------------------------------------------------------------
                                     Interest-Earning Assets
                -------------------------------------------------------------------
                             Federal   Interest Bearing                              Cash and                    Total
                Loans and     Funds       Deposits                                   Due from      Other        Average
Year              Leases    Loaned(a)    in Banks(a)   Securities       Total         Banks        Assets        Assets
===========================================================================================================================
1994            $9,902,901  $ 17,712      $  6,276     $3,101,320    $13,028,209     $526,007     $428,266    $13,829,341
1993             8,869,432     9,342         1,084      2,365,897     11,245,755      494,141      435,966     12,041,054
1992             7,189,975    79,194        32,858      2,493,235      9,795,262      440,908      439,332     10,565,594
1991             6,246,679   227,754        35,090      2,373,916      8,883,439      378,185      368,909      9,534,199
1990             5,920,686   289,796        40,927      1,845,413      8,096,822      389,521      361,659      8,759,775
1989             5,450,876   245,017        35,610      1,520,720      7,252,223      374,155      310,550      7,858,542
1988             4,610,145   228,238        44,788      1,404,117      6,287,288      357,575      275,004      6,854,056
1987             3,865,255   368,234        31,700      1,222,676      5,487,865      327,996      240,697      6,001,774
1986             3,181,583   421,937        29,818      1,191,845      4,825,183      283,904      253,338      5,317,156
1985             2,761,173   407,751        30,225      1,114,115      4,313,264      241,622      225,969      4,744,506
===========================================================================================================================



AVERAGE DEPOSITS AND SHORT-TERM BORROWINGS ($000'S)
- ---------------------------------------------------------------------------------------------------------------------------
                               Deposits
      ------------------------------------------------------------------------------
                                                                   Certificates-                         Short-
                    Interest                 Money       Other       $100,000    Foreign                  Term
Year     Demand     Checking    Savings     Market       Time         and Over    Ofice      Total      Borrowings        Total
====================================================================================================================================
1994  $1,414,048   1,512,670   $698,756   $1,582,863   $3,923,418    $336,521    $529,434   $9,997,710   $1,967,819     $11,965,529
1993   1,268,371   1,326,759    656,868    1,493,802    3,531,301     441,882     242,245    8,961,228    1,365,070      10,326,298
1992   1,070,387   1,097,918    539,997    1,440,309    3,275,879     490,293      48,200    7,962,983    1,229,664       9,192,647
1991     892,906     830,723    438,708    1,277,134    3,087,476     876,369      13,079    7,416,395      913,608       8,330,003
1990     826,426     719,378    451,571    1,183,786    2,851,996     935,769       2,313    6,971,239      655,942       7,627,181
1989     821,388     605,081    458,849    1,094,001    2,280,222     889,802       5,596    6,154,939      676,627       6,831,566
1988     786,610     547,988    443,267    1,037,427    1,875,876     668,786       7,507    5,367,461      593,035       5,960,496
1987     733,928     476,873    415,816      963,542    1,562,196     497,977       3,130    4,653,462      550,262       5,203,724
1986     664,827     375,040    334,989      872,743    1,508,733     346,774       3,851    4,106,957      492,845       4,599,802
1985     594,894     269,089    313,689      737,389    1,492,215     266,887       3,914    3,678,077      466,100       4,144,177
====================================================================================================================================



INCOME
- ---------------------------------------------------------------------------------------------------------------------------
                                                                                        Per Share(c)
                                                                              --------------------------------
                                                                                                   Originally
                                       Other                                                        Reported    Dividends
             Interest     Interest     Operating    Operating        Net       Net       Dividends     Net     Paid as % of
Year         Income(b)    Expense(b)   Income(b)    Expense(b)      Income(b)  Income    Declared    Income     Net Income
===========================================================================================================================
1994          $922,301     $405,548     $255,908    $371,545       $244,459   $3.80     $1.20        $3.80         30.5%
1993           812,914      339,399      231,150     352,720        206,235    3.29      1.02         3.28         29.7
1992           787,240      359,370      206,308     316,315        172,021    2.76       .90         2.75         30.6
1991           829,628      466,381      189,002     282,844        142,954    2.31       .78         2.33         32.3
1990           822,593      504,950      141,490     246,588        121,026    1.97       .68         2.05         33.1
1989           756,749      460,376      129,580     226,205        113,337    1.86       .60         1.86         30.1
1988           610,819      353,053      110,850     196,736         97,816    1.64       .52         1.75         31.1
1987           510,437      289,577       98,017     179,977         88,716    1.51       .45 1/3     1.52         28.9
1986           473,705      281,278       88,511     164,906         77,346    1.37       .39         1.29         27.0
1985           459,148      293,512       73,944     144,511         62,075    1.13       .32 2/3     1.11         28.4
===========================================================================================================================
















MISCELLANEOUS AT DECEMBER 31
- ----------------------------------------------------------------------------------------------------------------------------
                                                           Stockholders' Equity
                               -------------------------------------------------------------------------------
                 Number of                                                                                         Reserve
              Shares of Stock    Common        Capital      Retained      Unrealized                     Per      for Credit
Year           Outstanding(c)   Stock(b)(d)   Surplus(b)   Earnings(b)   Gains/(Losses)    Total(b)     Share      Losses(b)
============================================================================================================================
1994             64,709,304     $143,655       $272,999   $1,030,338     $(48,218)       $1,398,774     $21.62      $155,918
1993             64,099,139      142,300        260,150      862,785       12,425         1,277,660      19.93       144,537
1992             62,528,422      138,442        218,391      720,021           --         1,076,854      17.22       121,452
1991             62,072,146       93,480        203,607      647,604           --           944,691      15.22        97,319
1990             61,777,316       93,426        199,884      552,015           --           845,325      13.68        90,242
1989             61,409,179       92,881        197,136      472,266           --           762,283      12.41        85,664
1988             60,344,158       62,866        187,051      419,514           --           669,431      11.09        73,008
1987             58,786,259       61,329        169,706      352,363           --           583,398       9.92        60,776
1986             58,626,859       42,776        145,976      308,663           --           497,415       8.48        49,587
1985             55,080,379       28,958        108,181      264,996           --           402,135       7.30        41,708
============================================================================================================================

(a) Federal funds loaned and interest bearing deposits in banks are combined in other short-term investments in the Consolidated
    Financial Statements.
(b) Thousands of dollars.
(c) Number of shares outstanding and per share data reflect stock splits in 1992, 1990, 1987, 1986 and 1985.
(d) Includes $404,000 of treasury stock in 1992 and 1991.



                                  APPENDIX A

In accordance with Rule 304 of Regulation S-T, the following graphic material was omitted from this electronic exhibit and is more fully described on page 29 of Exhibit 13:

        Certain graphs contained on page 29 of the 1994 Annual Report to Stockholders have been omitted from this electronic exhibit and are described in tabular form on page 29 of this Exhibit 13.