Form 10-K405, Exhibit 13
period 1995-12-31
FIFTH THIRD BANCORP
filed 1996-02-28
CIK 35527

Fifth Third Bancorp
   And Subsidiaries             FINANCIAL HIGHLIGHTS

------------------------------------------------------------------------------------------------------------------------
                                                                              1995            1994              % Change
------------------------------------------------------------------------------------------------------------------------
EARNINGS AND DIVIDENDS ($000'S)
Net Income ............................................................  $    287,685          244,459            17.7
Cash Dividends Declared ...............................................        95,181           76,906            23.8
------------------------------------------------------------------------------------------------------------------------
PER SHARE(a)
Net Income ............................................................  $       2.91             2.53            15.0
Cash Dividends Declared ...............................................           .96              .80            20.0
Year-End Book Value ...................................................         17.17            14.41            19.2
Year-End Market Price .................................................         48.83            32.00            52.6
------------------------------------------------------------------------------------------------------------------------
AT YEAR END ($ in millions)
Assets ................................................................  $     17,053           14,957            14.0
Loans and Leases ......................................................        11,690           10,286            13.6
Deposits ..............................................................        12,486           10,631            17.4
Stockholders' Equity ..................................................         1,725            1,399            23.3
------------------------------------------------------------------------------------------------------------------------
KEY RATIOS
Return on Average Assets ..............................................          1.78%            1.77              .6
Return on Average Equity ..............................................          18.1             18.6           ( 2.7)
Overhead Ratio(b) .....................................................          43.9             46.6           ( 5.8)
Net Interest Margin ...................................................          3.90             4.16           ( 6.3)
------------------------------------------------------------------------------------------------------------------------
Number of Shares(a) ...................................................   100,422,996       97,063,956             3.5
Number of Stockholders ................................................        15,148           13,763            10.1
Number of Banking Locations ...........................................           384              353             8.8
Number of Full-Time Equivalent Employees ..............................         6,108            5,644             8.2
------------------------------------------------------------------------------------------------------------------------

(a) Per share amounts and number of shares have been adjusted for the three-for-two stock split effected in the form of a stock dividend paid January 12, 1996.

(b) Operating expenses divided by the sum of fully taxable equivalent net interest income and other operating income.

FIFTH THIRD BANCORP
STOCKHOLDER AND CORPORATE INFORMATION
-----------------------------------------------------------------------------

---------------------------------------------------------------
Stock Data                                            Dividends
                                                       Paid Per
Year    Period              High        Low             Share
---------------------------------------------------------------
1995    First Quarter    $ 35 1/6    $ 31 3/8        $ .20 2/3
        Second Quarter     38 1/4      32 1/12         .23 1/3
        Third Quarter      38 5/6      36 1/3          .23 1/3
        Fourth Quarter     50 5/12     37 3/4          .23 1/3
---------------------------------------------------------------
1994    First Quarter    $ 34 1/12   $ 30 1/12       $ .18
        Second Quarter     36 2/3      31 1/6          .18
        Third Quarter      35 1/2      33 1/4          .20 2/3
        Fourth Quarter     35          31              .20 2/3
---------------------------------------------------------------

The common stock of Fifth Third Bancorp is traded in the over-the-counter market and is listed under the symbol "FITB" on the NASDAQ National Market System. Stock data has been adjusted for the three-for-two stock split effected in the form of a stock dividend paid January 12, 1996.

---------------------------------------------------------------
Ratings                                  Standard
                                Moody's  & Poor's    Fitch
---------------------------------------------------------------
Fifth Third Bancorp
  Commercial Paper                P1        A1+       F1+
---------------------------------------------------------------
Fifth Third Bank-Cincinnati
  Short-Term Deposit              P1        A1+       F1
  Long-Term Deposit               Aa2       AA-       AA
  Medium-Term Deposit             Aa2       AA-       AA
---------------------------------------------------------------
Fifth Third Bank of
 Northwestern Ohio, N.A.
  Short-Term Deposit              P1        A1+       F1
  Long-Term Deposit               Aa3       AA-       AA
---------------------------------------------------------------

CORPORATE OFFICE
The Corporate Office is located at Fifth Third Center, Cincinnati, Ohio 45263. The telephone number is (513) 579-5300.

ANNUAL MEETING
The Annual Meeting of Stockholders will be held at 11:30 a.m. on Tuesday, March 19, 1996, on the fifth floor of the Corporate Office.

INVESTOR INFORMATION
Any individual requesting general information or a copy of the Corporation's 1995 Form 10-K Report (to be filed with the Securities and Exchange Commission before March 29, 1996) may obtain these by writing to Investor Relations at the Corporate Office. Investor information can be accessed on the Internet at WWW.FIFTHTHIRD.COM.

DIVIDEND REINVESTMENT
For the convenience of stockholders, the Corporation has established a plan whereby stockholders may have their dividends automatically reinvested in Fifth Third Bancorp common stock. Details of the plan will be sent on request (see back page).

TRANSFER AGENT AND REGISTRAR
Transfer agent and registrar is Fifth Third Bank, Fifth Third Center, Cincinnati, Ohio 45263.

Fifth Third Bancorp
   And Subsidiaries   CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31 ($000's)                                 1995         1994         1993
--------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and Fees on Loans and Leases ..........................   $  898,310      735,530      665,649
--------------------------------------------------------------------------------------------------------
Interest on Securities
   Taxable .....................................................      250,590      169,316      134,387
   Exempt from Income Taxes ....................................       23,014       16,436       12,559
--------------------------------------------------------------------------------------------------------
Total Interest on Securities ...................................      273,604      185,752      146,946
--------------------------------------------------------------------------------------------------------
Interest on Other Short-Term Investments .......................        1,251        1,019          319
--------------------------------------------------------------------------------------------------------
Total Interest Income ..........................................    1,173,165      922,301      812,914
--------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on Deposits
   Interest Checking ...........................................       28,472       25,572       28,295
   Savings .....................................................       14,572       14,511       16,298
   Money Market ................................................       62,233       40,326       37,465
   Other Time ..................................................      248,860      194,375      173,764
   Certificates-$100,000 and Over ..............................       40,522       13,135       15,622
   Foreign Office ..............................................       46,646       24,165        8,030
--------------------------------------------------------------------------------------------------------
Total Interest on Deposits .....................................      441,305      312,084      279,474
Interest on Federal Funds Borrowed .............................       63,492       34,925       18,963
Interest on Short-Term Bank Notes ..............................       47,956       20,285           --
Interest on Other Short-Term Borrowings ........................       41,136       25,818       24,326
Interest on Long-Term Debt and Notes ...........................       15,844       12,436       16,636
--------------------------------------------------------------------------------------------------------
Total Interest Expense .........................................      609,733      405,548      339,399
--------------------------------------------------------------------------------------------------------
NET INTEREST INCOME ............................................      563,432      516,753      473,515
Provision for Credit Losses ....................................       42,962       35,780       48,037
--------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES ..........      520,470      480,973      425,478
--------------------------------------------------------------------------------------------------------
OTHER OPERATING INCOME
Trust Income ...................................................       61,755       55,238       53,442
Service Charges on Deposits ....................................       66,344       60,905       57,212
Data Processing Income .........................................       75,311       64,394       52,823
Other Service Charges and Fees .................................       97,516       74,978       61,595
Securities Gains ...............................................        4,789          393        6,078
--------------------------------------------------------------------------------------------------------
Total Other Operating Income ...................................      305,715      255,908      231,150
--------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
Salaries and Wages .............................................      152,220      144,513      129,644
Employee Benefits ..............................................       38,648       36,710       36,436
Equipment Expenses .............................................       16,655       16,045       15,446
Net Occupancy Expenses .........................................       28,521       26,137       26,014
Other Operating Expenses .......................................      159,573      148,140      145,180
--------------------------------------------------------------------------------------------------------
Total Operating Expenses .......................................      395,617      371,545      352,720
--------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES .....................................      430,568      365,336      303,908
Applicable Income Taxes ........................................      142,883      120,877       97,673
--------------------------------------------------------------------------------------------------------
NET INCOME .....................................................   $  287,685      244,459      206,235
--------------------------------------------------------------------------------------------------------
NET INCOME PER SHARE (a) .......................................   $     2.91         2.53         2.19
--------------------------------------------------------------------------------------------------------
AVERAGE SHARES OUTSTANDING (000's) (a) .........................       98,879       96,580       93,973
CASH DIVIDENDS DECLARED PER SHARE (a) ..........................   $      .96          .80          .68
--------------------------------------------------------------------------------------------------------

(a) Per share amounts and average shares outstanding have been adjusted for the  three-for-two  stock split effected in the form of a stock  dividend paid January 12, 1996.
    See Notes to Consolidated Financial Statements.

Fifth Third Bancorp
   And Subsidiaries   CONSOLIDATED BALANCE SHEETS

---------------------------------------------------------------------------------------------------------------------
December 31 ($000's)                                                                         1995            1994
---------------------------------------------------------------------------------------------------------------------
ASSETS
---------------------------------------------------------------------------------------------------------------------
Cash and Due from Banks ..........................................................   $    628,535         695,009
Securities Available for Sale (amortized cost 1995-$4,129,405 and 1994-$1,203,677)      4,151,178       1,129,492
Securities Held to Maturity (market value 1995-$187,091 and 1994-$2,410,536) .....        187,091       2,507,543
Other Short-Term Investments .....................................................          6,822          23,765
Loans and Leases
   Commercial Loans ..............................................................      3,584,124       3,045,315
   Construction Loans ............................................................        312,098         286,088
   Commercial Mortgage Loans .....................................................        794,267         729,532
   Commercial Lease Financing ....................................................        830,644         569,539
   Residential Mortgage Loans ....................................................      1,974,911       2,346,931
   Consumer Loans ................................................................      3,062,697       2,407,261
   Consumer Lease Financing ......................................................      1,457,929       1,133,953
   Unearned Income ...............................................................       (326,027)       (232,162)
   Reserve for Credit Losses .....................................................       (177,388)       (155,918)
---------------------------------------------------------------------------------------------------------------------
Total Loans and Leases ...........................................................     11,513,255      10,130,539
Bank Premises and Equipment ......................................................        195,990         176,897
Accrued Income Receivable ........................................................        133,998         114,039
Other Assets .....................................................................        236,014         179,725
---------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS .....................................................................   $ 17,052,883      14,957,009
---------------------------------------------------------------------------------------------------------------------
LIABILITIES
---------------------------------------------------------------------------------------------------------------------
Deposits
   Demand ........................................................................   $  1,827,837       1,679,625
   Interest Checking .............................................................      1,558,506       1,486,780
   Savings .......................................................................        795,799         637,609
   Money Market ..................................................................      1,920,871       1,688,147
   Other Time ....................................................................      4,621,401       3,863,103
   Certificates-$100,000 and Over ................................................        704,968         262,402
   Foreign Office ................................................................      1,056,398       1,013,212
---------------------------------------------------------------------------------------------------------------------
Total Deposits ...................................................................     12,485,780      10,630,878
Federal Funds Borrowed ...........................................................        553,041         716,312
Short-Term Bank Notes ............................................................        450,000         844,995
Other Short-Term Borrowings ......................................................      1,002,454         890,911
Accrued Taxes, Interest and Expenses .............................................        315,026         194,753
Other Liabilities ................................................................         96,611         101,673
Long-Term Debt ...................................................................        281,996          35,409
Convertible Subordinated Notes ...................................................        143,400         143,304
---------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES ................................................................     15,328,308      13,558,235
---------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS'S EQUITY (a)
---------------------------------------------------------------------------------------------------------------------
Common Stock (b) .................................................................        222,939         143,655
Capital Surplus ..................................................................        338,555         272,999
Retained Earnings ................................................................      1,148,279       1,030,338
Unrealized Gains (Losses) on Securities Available for Sale .......................         14,802         (48,218)
---------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS'S EQUITY ......................................................      1,724,575       1,398,774
---------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .......................................   $ 17,052,883      14,957,009
---------------------------------------------------------------------------------------------------------------------

(a) 500,000 shares of no par value preferred stock are authorized of which none have been issued.

(b) Stated value $2.22 per share; authorized 140,000,000;  outstanding 1995 - 100,422,996 and 1994 - 64,709,304.
    The number of shares at December 31, 1995, has been adjusted for the  three-for-two stock split effected in the form of a stock dividend paid January 12, 1996.

See Notes to Consolidated Financial Statements.

                                      16

Fifth Third Bancorp
   And Subsidiaries    CONSOLIDATED STATEMENTS OF CHANGES
                       IN STOCKHOLDERS'S EQUITY

-----------------------------------------------------------------------------------------------------------------------------------
                                                     COMMON STOCK
                                               -----------------------                                       UNREALIZED
                                                 SHARES                      CAPITAL      RETAINED   TREASURY  GAINS
($000'S)                                       OUTSTANDING      AMOUNT       SURPLUS      EARNINGS     STOCK  (LOSSES)     TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1993....................  62,528,422     $138,846     218,391       720,021       (404)       --    1,076,854
Net Income....................................                                            206,235                           206,235
Cash Dividends Declared:......................
   Fifth Third Bancorp, at $.68 per share (a).                                            (61,544)                          (61,544)
   Pooled Acquisition.........................                                             (1,927)                           (1,927)
Shares Acquired for Treasury..................        (440)                                              (22)                   (22)
Stock Options Exercised,
   Including Treasury Shares Issued...........     218,843          452       3,672                      426                  4,550
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options.............                                  286                                             286
Stock Issued in Acquisition and Other.........   1,352,314        3,002      37,801                                          40,803
Effect of Change in Accounting for
   Securities Available for Sale..............                                                                  12,425       12,425
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993..................  64,099,139      142,300     260,150       862,785         --    12,425    1,277,660
Net Income....................................                                            244,459                           244,459
Cash Dividends Declared:
   Fifth Third Bancorp at $.80 per share (a)..                                            (75,843)                          (75,843)
   Pooled Acquisition.........................                                             (1,063)                           (1,063)
Shares Acquired for Treasury..................      (3,409)                                             (178)                  (178)
Stock Options Exercised,
   Including Treasury Shares Issued...........     400,482          882       7,671                      178                  8,731
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options.............                                2,328                                           2,328
Stock Issued in Acquisition and Other.........     213,092          473       2,850                                           3,323
Change in Unrealized Gains/Losses
   on Securities Available for Sale...........                                                                 (60,643)     (60,643)
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994..................  64,709,304      143,655     272,999     1,030,338         --   (48,218)   1,398,774
Net Income....................................                                            287,685                           287,685
Cash Dividends Declared at $.96 per share (a).                                            (95,181)                          (95,181)
Three-for-Two Stock Split Effected in
   the Form of a Stock Dividend...............  32,354,651       71,827                   (71,827)                               --
Shares Acquired for Treasury..................      (2,851)                                              (73)                   (73)
Stock Options Exercised,
   Including Treasury Shares Issued...........     201,942          442       3,175                       73                  3,690
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options.............                                  357                                             357
Fractional Shares Purchased in Stock Split
   Effected in the Form of a Stock Dividend...                                               (250)                             (250)
Stock Issued in Conversion of
   Subordinated Notes.........................       8,250           18         332                                             350
Stock Issued in Acquisitions and Other........   3,151,700        6,997      61,692        (2,486)                           66,203
Change in Unrealized Gains/Losses
   on Securities Available for Sale...........                                                                  63,020       63,020
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995.................. 100,422,996     $222,939     338,555     1,148,279         --    14,802    1,724,575
-----------------------------------------------------------------------------------------------------------------------------------

(a) Cash dividends declared per share have been adjusted for the three-for-two stock split effected in the form of a stock dividend paid January 12, 1996.

See Notes to Consolidated Financial Statements.

Fifth Third Bancorp
   And Subsidiaries    CONSOLIDATED STATEMENTS OF CASH FLOWS

-----------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($000's)                                                 1995          1994            1993
-----------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income........................................................................ $  287,685       244,459         206,235
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
   Provision for Credit Losses....................................................     42,962        35,780          48,037
   Depreciation, Amortization and Accretion.......................................     27,612        29,987          32,394
   Provision for Deferred Income Taxes............................................     65,155        44,719          21,929
   Realized Securities Gains......................................................     (6,118)         (720)         (7,640)
   Realized Securities Losses.....................................................      1,329           327           1,562
   Proceeds from Sales of Residential Mortgage Loans Held for Sale................    481,140       615,590         727,169
   Net Gains from Sales of Residential Mortgage Loans Held for Sale...............     (9,915)       (9,870)        (11,210)
   Increase in Residential Mortgage Loans Held for Sale...........................   (405,248)     (503,233)       (850,168)
   Increase in Accrued Income Receivable..........................................    (16,427)      (13,761)        (15,389)
   Decrease (Increase) in Other Assets............................................     (6,765)       (5,545)         21,938
   Increase (Decrease) in Accrued Taxes, Interest and Expenses....................     16,544        (9,378)         41,766
   Increase (Decrease) in Other Liabilities.......................................    (17,622)       13,321          (9,703)
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES.........................................    460,332       441,676         206,920
-----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from Sales of Securities Available for Sale..............................    568,171       185,114         270,206
Proceeds from Calls, Paydowns and Maturities of Securities Available for Sale.....    328,898       296,922         213,299
Purchases of Securities Available for Sale........................................   (521,435)     (710,030)       (301,520)
Proceeds from Sales of Securities Held to Maturity................................         --        62,487              --
Proceeds from Calls, Paydowns and Maturities of Securities Held to Maturity.......    494,311       565,319         898,732
Purchases of Securities Held to Maturity..........................................   (462,161)   (1,084,102)       (881,696)
Decrease (Increase) in Other Short-Term Investments...............................     38,666       (12,628)           (950)
Increase in Loans and Leases...................................................... (1,886,666)   (1,145,395)     (1,449,143)
Purchases of Bank Premises and Equipment..........................................    (33,194)      (27,564)        (44,415)
Proceeds from Disposals of Bank Premises and Equipment............................      4,778         1,728           2,040
Cash Paid in Purchases of Subsidiaries............................................    (40,575)      (10,012)        (11,207)
-----------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES............................................. (1,509,207)   (1,878,161)     (1,304,654)
-----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase in Deposits .............................................................    861,848       779,104         442,589
Purchases of Deposits.............................................................    389,586       294,126         290,857
Increase (Decrease) in Federal Funds Borrowed.....................................   (125,566)     (315,252)        564,675
Increase (Decrease) in Short-Term Bank Notes......................................   (394,995)      844,995              --
Increase (Decrease) in Other Short-Term Borrowings................................     90,559       229,437        (222,371)
Proceeds from Issuance of Long-Term Debt and Notes................................    266,556            --         180,000
Repayment of Long-Term Debt.......................................................    (20,115)     (232,512)        (83,845)
Payment of Cash Dividends.........................................................    (89,131)      (73,425)        (61,155)
Exercise of Stock Options.........................................................      4,047        10,307           4,754
Fractional Shares Purchased in Stock Split........................................       (250)           --              --
Other.............................................................................       (138)         (178)            236
-----------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES.........................................    982,401     1,536,602       1,115,740
-----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND DUE FROM BANKS....................................    (66,474)      100,117          18,006
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR......................................    695,009       594,892         576,886
-----------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR............................................ $  628,535       695,009         594,892
-----------------------------------------------------------------------------------------------------------------------------

    Note:  The Bancorp paid Federal income taxes of $72,000,000, $78,000,000 and $74,000,000 in 1995, 1994
                and 1993, respectively.
           The Bancorp paid interest of $602,818,000, $392,688,000 and $327,916,000 in 1995, 1994
                and 1993, respectively.
           The Bancorp had noncash investing activities consisting of the securitization and transfer to securities of $854,511,000, $341,199,000 and $291,586,000 of residential mortgage loans in 1995, 1994 and 1993, respectively.
           The Bancorp had noncash activities consisting of the reclassification of $2,311,567,000 in securities from held to maturity to available for sale in 1995 and $932,971,000 in securities to available for sale in 1993.

See Notes to Consolidated Financial Statements.

Fifth Third Bancorp
And Subsidiaries   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING AND
        REPORTING POLICIES

NATURE OF OPERATIONS
     Fifth Third Bancorp (Bancorp) conducts its principal activities through its banking and non-banking subsidiaries from 384 offices located throughout Ohio, Indiana, Kentucky and Florida. Principal activities include commercial and retail banking, trust and data processing.

BASIS OF PRESENTATION
     The Consolidated Financial Statements include the accounts of Fifth Third Bancorp and its subsidiaries. All material intercompany transactions and balances have been eliminated. Certain prior period data has been reclassified to conform to current period presentation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

SECURITIES
     Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," requires securities to be classified as held to maturity, available for sale or trading. Only those securities classified as held to maturity, and which management has the intent and ability to hold to maturity, are reported at amortized cost. Available for sale and trading securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, included in stockholders' equity or income, respectively. The Bancorp adopted this Statement effective December 31, 1993. Realized securities gains or losses are reported in the Consolidated Statements of Income. The cost of securities sold is based on the specific identification method.

LOANS AND LEASES
     Interest income on loans is based on the principal balance outstanding, with the exception of interest on discount basis loans which is computed using a method which approximates the interest method. The accrual of interest for commercial, construction and mortgage loans is discontinued when there is a clear indication that the borrower's cash flow may not be sufficient to meet payments as they become due. Such loans are also placed on nonaccrual status when principal or interest is past due ninety days or more, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, all previously accrued and unpaid interest is charged against income.

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

     Residential mortgage loans held for sale are valued at the lower of aggregate cost or market value and were $22,954,000 and $4,168,000 at December 31, 1995 and 1994, respectively. The Bancorp has commitments to sell residential mortgage loans held for sale in the secondary market. Gains or losses on sales are recognized in Other Service Charges and Fees upon delivery.

     SFAS No. 122, "Accounting for Mortgage Servicing Rights," requires an entity that sells or securitizes mortgage loans with servicing rights retained to allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans based on their relative fair values. Resulting capitalized mortgage servicing rights must be assessed for impairment periodically based on fair value, with any impairment recognized through a valuation allowance. The effect of adopting SFAS No. 122 in the third quarter of 1995 was to increase gains on sales of residential mortgage loans by $2.5 million (pre-tax).

     The Bancorp adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended, effective January 1, 1995. This statement requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rates or the fair value of the underlying collateral, and specifies alternative methods for recognizing interest income on loans that are impaired or for which there are credit concerns. For purposes of applying this standard, impaired loans have been defined as all nonaccrual loans. The Bancorp's policy for income recognition was not affected by adoption of the standard. The adoption of SFAS No. 114 did not have any effect on the total reserve for credit losses or related provision.

RESERVE FOR CREDIT LOSSES
     The reserve is maintained at a level management considers to be adequate to absorb potential loan and lease losses. Credit losses are charged and recoveries are credited to the reserve. Provisions for credit losses are based on management's review of the historical credit loss experience and such other factors which, in management's judgment, deserve consideration under existing economic conditions in estimating potential credit losses.

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

INTANGIBLE ASSETS
     Goodwill and premium on purchased deposits are amortized on a straight-line basis generally over a period of 15 years. Management reviews intangible assets for possible impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the future earnings potential of the entity or assets acquired.

DERIVATIVE FINANCIAL INSTRUMENTS
     The Bancorp enters into foreign exchange forward contracts primarily to enable customers involved in international trade to hedge their exposure to foreign currency fluctuations. The Bancorp hedges its exposure to market rate fluctuations by entering into offsetting third party forward contracts. Unrealized gains and losses on forward contracts are generally insignificant and are recognized in Other Service Charges and Fees when realized.

     The Bancorp does not hold or issue derivative financial instruments for trading purposes.

NET INCOME PER SHARE
     Net income per share is calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. The assumed conversion of convertible subordinated notes and the exercise of stock options do not have a materially dilutive effect.

     All references to per share amounts for prior years in the Consolidated Financial Statements and related Notes have been adjusted for the three-for-two stock split effected in the form of a stock dividend paid January 12, 1996.

Fifth Third Bancorp
   And Subsidiaries    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OTHER
     SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable. This statement is effective January 1, 1996 and is not expected to have a material effect on the Consolidated Financial Statements.

     Securities and other property held by the Trust and Investment Group of the Bancorp subsidiaries in a fiduciary or agency capacity are not included in the Consolidated Balance Sheets because such items are not assets of the subsidiaries. Trust income is recognized on the accrual basis.

NOTE 2-SECURITIES
   Securities available for sale as of December 31:

-----------------------------------------------------------------------------------
                                                  1995
                      -------------------------------------------------------------
                      Amortized         Unrealized      Unrealized      Market
($000's)                 Cost              Gains          Losses        Value
-----------------------------------------------------------------------------------
U.S. Government
  and agencies
  obligations......... $  371,808       13,300               (50)       385,058
Obligations of
  states and political
  subdivisions........    295,605        5,184                (2)       300,787
Agency mortgage-
  backed
  securities..........  2,759,663       14,935              (557)     2,774,041
Other bonds,
  notes and
  debentures..........    669,128          513           (14,556)       655,085
Other securities......     33,201        3,006                --         36,207
-----------------------------------------------------------------------------------
Total securities...... $4,129,405       36,938           (15,165)     4,151,178
-----------------------------------------------------------------------------------

-----------------------------------------------------------------------------------
                                                  1994
                      -------------------------------------------------------------
                      Amortized         Unrealized      Unrealized      Market
($000's)                 Cost              Gains          Losses        Value
-----------------------------------------------------------------------------------
U.S. Government
  and agencies
  obligations........ $  233,512            --           (4,455)        229,057
Agency mortgage-
  backed
  securities.........    965,154           168          (69,391)        895,931
Other securities.....      5,011            --             (507)          4,504
-----------------------------------------------------------------------------------
Total securities..... $1,203,677           168          (74,353)      1,129,492
-----------------------------------------------------------------------------------

   Securities held to maturity as of December 31:

-----------------------------------------------------------------------------------
                                                  1995
                      -------------------------------------------------------------
                      Amortized         Unrealized      Unrealized      Market
($000's)                 Cost              Gains          Losses        Value
-----------------------------------------------------------------------------------
Obligations of
 states and political
 subdivisions........ $167,992                 --             --      167,992
Other bonds,
 notes and
 debentures..........    1,505                 --             --        1,505
Other securities.....   17,594                 --             --       17,594
-----------------------------------------------------------------------------------
Total securities..... $187,091                 --             --      187,091
-----------------------------------------------------------------------------------

-----------------------------------------------------------------------------------
                                                  1994
                      -------------------------------------------------------------
                      Amortized         Unrealized      Unrealized      Market
($000's)                 Cost              Gains          Losses        Value
-----------------------------------------------------------------------------------
U.S. Government
  and agencies
  obligations......... $   98,742          150                --         98,892
Obligations of
  states and political
  subdivisions........    463,759           22            (6,953)       456,828
Agency mortgage-
  backed
  securities..........  1,750,549           --           (86,813)     1,663,736
Other bonds,
  notes and
  debentures..........    160,394          330            (3,743)       156,981
Other securities......     34,099           --                --         34,099
-----------------------------------------------------------------------------------
Total securities...... $2,507,543          502           (97,509)     2,410,536
-----------------------------------------------------------------------------------

        The amortized cost and approximate market value of securities at December 31, 1995, by contractual maturity, are shown in the following table. Actual maturities may differ from contractual maturities when there exists a right to call or prepay obligations with or without call or prepayment penalties. Maturities of mortgage-backed securities were estimated based on historical and expected future prepayment trends.

------------------------------------------------------------------------------
                                Available for Sale        Held to Maturity
                               --------------------     ----------------------
                               Amortized    Market      Amortized     Market
($000's)                         Cost       Value         Cost        Value
------------------------------------------------------------------------------
Debt securities
  Under 1 year.............. $  158,292     160,115   $ 83,996       83,996
  1-5 years.................  2,447,234   2,461,953     83,996       83,996
  6-10 years................  1,338,815   1,339,824      1,505        1,505
  Over 10 years.............    151,863     153,079         --           --
Other securities............     33,201      36,207     17,594       17,594
------------------------------------------------------------------------------
Total securities............ $4,129,405   4,151,178   $187,091      187,091
------------------------------------------------------------------------------

        At December 31, 1995 and 1994, securities with a book value of $2,117,342,000 and $1,984,935,000 respectively, were pledged to secure short-term borrowings, public deposits, trust funds and for other purposes as required or permitted by law.

        On November 15, 1995, management took a permitted, one-time opportunity to re-evalute securities classification under SFAS No. 115 and reclassified securities with an amortized cost of $2,311,567,000 from held to maturity to available for sale. The unrealized gain at the time of transfer was $19,797,000.

        During the first quarter of 1994, the Bancorp sold $62,280,000 of GNMA adjustable rate mortgage-backed securities, which were classified as held to maturity at December 31, 1993, at an immaterial gain.

Fifth Third Bancorp
    And Subsidiaries  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3-RESERVE FOR CREDIT LOSSES

     Transactions in the reserve for credit losses for the years ended December 31:

-------------------------------------------------------------------------------
($000's)                                1995            1994            1993
-------------------------------------------------------------------------------
Balance at January 1.............   $155,918         144,537         121,452
Losses charged off...............   ( 41,707)       ( 30,946)       ( 37,172)
Recoveries of losses previously
   charged off...................     11,846          13,472          10,098
-------------------------------------------------------------------------------
Net charge-offs..................   ( 29,861)       ( 17,474)       ( 27,074)
Letter of credit contract........         --         ( 7,800)             --
Provision charged to operations..     42,962          35,780          48,037
Reserve of acquired institutions
   and other.....................      8,369             875           2,122
-------------------------------------------------------------------------------
Balance at December 31...........   $177,388         155,918         144,537
-------------------------------------------------------------------------------

     For calendar years 1995, 1994 and 1993, interest income of $1,066,000, $556,000 and $547,000, respectively, was recorded on nonaccrual and renegotiated loans and leases. Additional interest income of $2,271,000, $1,767,000 and $1,469,000 would have been recorded if the nonaccrual and renegotiated loans and leases had been current in accordance with their original terms.

     The recorded investment in loans considered impaired at December 31, 1995, under SFAS No. 114, was $37,049,000, of which $7,792,000 related to loans with no valuation reserve and $29,257,000 related to loans with a valuation reserve of $10,370,000. For the year ended December 31, 1995, the average recorded investment in impaired loans was approximately $25,848,000 and cash basis interest income recognized on those loans during the year was immaterial.

NOTE 4-LEASE FINANCING

     A summary of the gross investment in lease financing at December 31:

-------------------------------------------------------------------------------
($000's)                                               1995               1994
-------------------------------------------------------------------------------
Direct financing leases......................    $2,248,322          1,650,923
Leveraged leases.............................        40,251             52,569
-------------------------------------------------------------------------------
Total lease financing........................    $2,288,573          1,703,492
-------------------------------------------------------------------------------

     The components of the investment in lease financing at December 31:

-------------------------------------------------------------------------------
($000's)                                               1995               1994
-------------------------------------------------------------------------------
Rentals receivable, net of principal and
  interest on nonrecourse debt...............    $1,453,802          1,100,040
Estimated residual value of leased assets....       834,771            603,452
-------------------------------------------------------------------------------
Gross investment in lease financing..........     2,288,573          1,703,492
Unearned income..............................     ( 304,864)         ( 217,970)
-------------------------------------------------------------------------------
Total net investment in lease financing......    $1,983,709          1,485,522
-------------------------------------------------------------------------------



     At December 31, 1995, the minimum future lease payments receivable for each of the years 1996 through 2000 were $567,109,000, $597,188,000,
$513,374,000, $346,822,000 and $208,515,000, respectively.

NOTE 5-BANK PREMISES AND EQUIPMENT

     A summary of bank premises and equipment at December 31:

-------------------------------------------------------------------------------
                                    Estimated
($000's)                           Usefil Life               1995         1994
-------------------------------------------------------------------------------
Land and improvements...........                         $ 36,803       34,258
Buildings.......................  18 to 50 yrs.           141,449      133,654
Equipment.......................   3 to 20 yrs.           115,922       99,023
Leasehold improvements..........   6 to 25 yrs.            37,564       31,352
Accumulated depreciation
  and amortization..............                         (135,748)    (121,390)
-------------------------------------------------------------------------------
Total bank premises and
  equipment.....................                         $195,990      176,897
-------------------------------------------------------------------------------


     Depreciation and amortization expense related to bank premises and equipment was $18,072,000 in 1995, $15,388,000 in 1994 and $14,305,000 in 1993.

     Occupancy expense has been reduced by rental income from leased premises of $8,145,000 in 1995, $8,900,000 in 1994 and $8,618,000 in 1993.

     The Bancorp's subsidiaries have entered into a number of noncancelable lease agreements with respect to bank premises and equipment. A summary of the minimum annual rental commitments under these leases at December 31, 1995, exclusive of taxes and other charges payable by the lessee:

-------------------------------------------------------------------------------
                                       Land and
($000's)                              Buildings         Equipment        Total
-------------------------------------------------------------------------------
1996.................................   $ 9,914            365          10,279
1997.................................     9,140            281           9,421
1998.................................     8,379            195           8,574
1999.................................     7,475            186           7,661
2000.................................     6,930            161           7,091
2001 and subsequent years............    31,177             --          31,177
-------------------------------------------------------------------------------
Total................................   $73,015          1,188          74,203
-------------------------------------------------------------------------------



     Rental expense for cancelable and noncancelable leases was $12,470,000 for 1995, $11,891,000 for 1994 and $11,500,000 for 1993.

NOTE 6-INTANGIBLE ASSETS

     Intangibles, net of accumulated amortization, included in Other Assets in the Consolidated Balance Sheets at December 31:

-------------------------------------------------------------------------------
($000's)                                               1995               1994
-------------------------------------------------------------------------------
Goodwill........................................   $ 27,221             30,204
Premium on purchased deposits...................     73,170             31,361
Purchased mortgage servicing rights.............         --                 56
-------------------------------------------------------------------------------
Total intangibles...............................   $100,391             61,621
-------------------------------------------------------------------------------


Fifth Third Bancorp
    And Subsidiaries  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 7-SHORT-TERM BORROWINGS
   A summary of short-term borrowings and rates at December 31:

-------------------------------------------------------------------------------
($000's)                                     1995          1994          1993
-------------------------------------------------------------------------------
Federal funds borrowed:
  Balance.........................     $  553,041       716,312     1,031,564
  Rate............................           4.59%         5.34          2.90
-------------------------------------------------------------------------------
Short-term bank notes:
  Balance.........................     $  450,000       844,995            --
  Rate............................           5.60%         5.90            --
-------------------------------------------------------------------------------
Securities sold under
agreements to repurchase:
  Balance.........................     $  835,773       687,493       472,250
  Rate............................           4.96%         4.30          2.64
-------------------------------------------------------------------------------
Other:
  Balance.........................     $  166,681       203,418       187,930
  Rate............................           4.93%         5.75          2.92
-------------------------------------------------------------------------------
Total short-term
borrowings:
  Balance.........................     $2,005,495     2,452,218     1,691,744
  Rate............................           5.00%         5.28          2.83
-------------------------------------------------------------------------------
Average outstanding...............     $2,669,477     1,967,819     1,365,070
Maximum month-end
  balance.........................     $2,984,427     2,452,218     1,734,920
Weighted average
  interest rate...................           5.72%         4.12          3.17
-------------------------------------------------------------------------------

     A $1 billion short-term bank note facility was established in 1994. The notes are offered with maturity dates of less than one year and are uninsured obligations of two of the Bancorp's subsidiary banks.

     At December 31, 1995, the Bancorp had issued $67,562,000 in commercial paper, with unused lines of credit of $40,000,000 available to support commercial paper transactions and other corporate requirements.

NOTE 8-LONG-TERM BORROWINGS

     A summary of long-term borrowings at December 31:

----------------------------------------------------------------------------
($000's)                                             1995               1994
----------------------------------------------------------------------------
Bancorp:
Convertible subordinated notes,
  4.25%, due 1998............................    $143,400            143,304
----------------------------------------------------------------------------
Subsidiaries:
Subordinated notes,
  6.75%, due 2005............................     246,715                 --
Federal Home Loan Bank advances..............      34,986             35,000
Other, 7%....................................         295                409
----------------------------------------------------------------------------
Total long-term debt.........................     281,996             35,409
----------------------------------------------------------------------------
Total long-term borrowings...................    $425,396            178,713
----------------------------------------------------------------------------

     The convertible subordinated notes convert into Bancorp common stock at $42.417 per share and at December 31, 1995, $350,000 of these notes had been converted. The notes are redeemable in whole or in part at 101.7% from January 22, 1996 to January 21, 1997, and at 100.85% thereafter, until maturity. A portion of these notes qualify as total capital for regulatory capital purposes.

     The subordinated notes are unsecured obligations of a subsidiary bank. Interest is payable semiannually and the notes qualify as total capital for regulatory capital purposes.

     At December 31, 1995, Federal Home Loan Bank (FHLB) advances have rates ranging from 4.4% to 5.3%, with interest payable monthly. The advances were secured by certain residential mortgage loans with book values of $160,622,000 and $234,667,000 at December 31, 1995 and 1994, respectively, and by certain securities with a book value of $24,449,000 at December 31, 1995. The advances mature as follows: $15,000,000 in 1996 and $19,986,000 in 1997.

     Other promissory notes mature as follows: $90,000 in 1996, $100,000 in 1997 and $105,000 in 1998.

NOTE 9-INCOME TAXES

     The Bancorp and its subsidiaries file a consolidated Federal income tax return. A summary of applicable income taxes included in the Consolidated Statements of Income:

-------------------------------------------------------------------------------
($000's)                                     1995          1994          1993
-------------------------------------------------------------------------------
Current U.S. income taxes.............   $ 75,162        74,013        73,674
State and local income taxes..........      2,566         2,145         2,070
-------------------------------------------------------------------------------
Total.................................     77,728        76,158        75,744
-------------------------------------------------------------------------------
Deferred U.S. income taxes
  resulting from temporary
  differences.........................     65,155        44,719        21,929
-------------------------------------------------------------------------------
Applicable income taxes...............   $142,883       120,877        97,673
-------------------------------------------------------------------------------

     Deferred income taxes are included in the caption Accrued Taxes, Interest and Expenses in the Consolidated Balance Sheets and are comprised of the following temporary differences at December 31:

-------------------------------------------------------------------------------
($000's)                                               1995              1994
-------------------------------------------------------------------------------
Lease financing................................    $222,857           159,770
Reserve for credit losses......................    ( 57,530)         ( 54,113)
Bank premises and equipment....................      10,038             8,241
Unrealized gains (losses) on securities
  available for sale...........................       7,971          ( 25,967)
Other..........................................       1,258          (  2,430)
-------------------------------------------------------------------------------
Total net deferred tax liability...............    $184,594            85,501
-------------------------------------------------------------------------------

   A reconciliation between the statutory U.S. income tax rate and the Bancorp's effective tax rate:

-------------------------------------------------------------------------------
($000's)                                     1995          1994          1993
-------------------------------------------------------------------------------
Statutory tax rate.......................    35.0%         35.0          35.0
Increase (decrease) resulting from
   Tax-exempt interest...................    (2.6)         (2.5)         (2.8)
   Other-net.............................      .8            .6          ( .1)
-------------------------------------------------------------------------------
Effective tax rate.......................    33.2%         33.1          32.1
-------------------------------------------------------------------------------

     Retained earnings at December 31, 1995 includes approximately $30.2 million in allocations of earnings for bad debt deductions of thrift subsidiaries for which no income tax has been provided. Under current tax law, if these subsidiaries do not continue to operate as thrifts or use these bad debt reserves for purposes other than to absorb bad debt losses, they will be subject to federal income tax at the current corporate tax rate.

Fifth Third Bancorp
  And Subsidiaries      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10-OTHER SERVICE CHARGES AND FEES AND OTHER OPERATING EXPENSES

     The major components for the years ended December 31:

-------------------------------------------------------------------------------
($000's)                                     1995          1994          1993
-------------------------------------------------------------------------------
Other Service Charges and Fees
  Cardholder fees.....................   $ 16,422        13,003        10,742
  Consumer loan fees..................     15,899        12,526        10,279
  Commercial banking..................     18,368        14,138        11,271
  Mortgage banking....................     28,554        20,249        21,078
  Other...............................     18,273        15,062         8,225
-------------------------------------------------------------------------------
Total other service charges
  and fees............................   $ 97,516        74,978        61,595
-------------------------------------------------------------------------------
Other Operating Expenses:
  Marketing and
    communications....................   $ 28,544        25,001        23,513
  FDIC insurance......................     14,269        20,669        19,203
  Franchise taxes.....................     15,138        13,460        11,305
  Printing and supplies...............     12,501        11,720        11,487
  Bankcard............................     18,581        13,110         8,926
  Loan and lease......................     11,667         8,550        11,611
  Other...............................     58,873        55,630        59,135
-------------------------------------------------------------------------------
Total other operating expenses           $159,573       148,140       145,180
-------------------------------------------------------------------------------

NOTE 11-STOCK OPTIONS

     Options have been granted under the Bancorp's Stock Option Plans to key employees and directors of the Bancorp and its subsidiaries. A summary of option transactions during 1995, 1994 and 1993:

-------------------------------------------------------------------------------
                      1995                  1994                  1993
               ------------------    ------------------    --------------------
                          Average               Average               Average
               Shares     Option     Shares     Option     Shares     Option
               (000's)    Price      (000's)    Price      (000's)    Price
-------------------------------------------------------------------------------
Outstanding,
  beginning
  of year.....  2,398     $30.25      2,436     $24.77      2,054     $19.46
Exercised.....  ( 202)     18.43     (  600)     12.23     (  329)     13.73
Expired.......  (  94)     35.19     (  120)     34.59     (   51)     31.39
Granted.......  1,065      36.89        682      34.75        762      34.75
-------------------------------------------------------------------------------
Outstanding
     end of
     year.....  3,167     $33.09      2,398     $30.25      2,436     $24.77
-------------------------------------------------------------------------------

     At December 31, 1995, there were 2,101,268 incentive options and 1,065,775 nonqualified options outstanding. At December 31, 1995, options to purchase 2,028,604 shares were exercisable and 1,407,590 shares were available for granting additional options.

     SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, adoption of a fair-value-based accounting method for employee stock-based compensation arrangements and is effective January 1, 1996. Management intends to elect disclosure of its pro forma net income and net income per share as if the fair-value-based method had been applied in measuring compensation cost.

NOTE 12-RETIREMENT PLAN AND BENEFIT PLANS

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

     In determining the actuarial present value of the projected benefit obligation, the weighted average discount rate was 7.25% in 1995 and 8.25% in 1994, and the rate of increase in future compensation levels was 5% in 1995 and 5.5% in 1994. The expected long-term rate of return on retirement plan assets was 9% in both years.

     A summary of the qualified plan's funded status at December 31:

-------------------------------------------------------------------------------
($000's)                                             1995               1994
-------------------------------------------------------------------------------
Vested benefit obligation.....................    $23,308             11,899
Non-vested benefit obligation.................      3,233              1,706
-------------------------------------------------------------------------------
Accumulated benefit obligation................    $26,541             13,605
-------------------------------------------------------------------------------
Plan assets at fair value, primarily
  common trust and mutual funds
  managed by The Fifth Third Bank,
  listed stocks and U.S. bonds................    $56,201             37,837
Projected benefit obligation for service
  rendered to date............................     31,816             18,018
-------------------------------------------------------------------------------
Plan assets in excess of projected benefit
  obligation..................................     24,385             19,819
Unrecognized transition asset.................    ( 1,396)           ( 1,642)
Unrecognized reduction in prior service cost..    ( 3,667)           ( 4,047)
Unrecognized net gain.........................    ( 5,485)           ( 1,299)
-------------------------------------------------------------------------------
Prepaid pension cost..........................    $13,837             12,831
===============================================================================

     A summary of the components of the provision for retirement cost for the qualified plan for the years ended December 31:

-------------------------------------------------------------------------------
($000's)                                     1995          1994          1993
-------------------------------------------------------------------------------
Service cost for current year..........  $  1,611         1,567         1,453
Interest cost..........................     2,246         1,976         1,928
Actual return on plan assets...........   (10,395)       (  527)       (  104)
Amortization, primarily of initial
  unrecognized asset and prior
  service cost.........................   (   626)       (  942)       (1,004)
Net gain (loss) - deferred.............     6,161        (3,217)       (4,284)
-------------------------------------------------------------------------------
Net retirement income..................  $( 1,003)       (1,143)       (2,011)
===============================================================================

     The Bancorp also sponsors a nonqualified, unfunded Supplemental Retirement Income Plan (SERP) that provides certain officers with defined pension benefits in excess of the limits imposed on the qualified plan by federal tax law.

     In determining the actuarial present value of the projected benefit obligation, the weighted average discount rate was 7.25% in 1995 and 8.25% in 1994, and the rate of increase in future compensation levels was 7% in 1995 and 7.5% in 1994.

     A summary of the SERP's status at December 31:

-------------------------------------------------------------------------------
($000's)                                             1995               1994
-------------------------------------------------------------------------------
Vested benefit obligation.....................     $2,247              1,769
Non-vested benefit obligation.................        728                456
-------------------------------------------------------------------------------
Accumulated benefit obligation................     $2,975              2,225
-------------------------------------------------------------------------------
Projected benefit obligation for service
  rendered to date............................     $6,539              4,748
Unrecognized transition asset.................         77                 90
Unrecognized increase in prior service cost...     (  913)            (  832)
Unrecognized net loss.........................     (1,772)            (  805)
-------------------------------------------------------------------------------
Accrued pension cost..........................     $3,931              3,201
===============================================================================

     A summary of the components of the provision for SERP expense for the years ended December 31:

-------------------------------------------------------------------------------
($000's)                                     1995          1994          1993
-------------------------------------------------------------------------------
Service cost for current year..........      $281           472            90
Interest cost..........................       433           566           163
Amortization, primarily of initial
unrecognized asset and prior
service cost...........................        94            62            91
Net gain - deferred....................        32           392            89
-------------------------------------------------------------------------------
Net SERP expense.......................      $840         1,492           433
===============================================================================

     The Bancorp has a profit sharing plan covering substantially all employees. The contribution to the plan is an amount determined annually by the Board of Directors and was $18,793,000 for 1995, $16,770,000 for 1994 and $15,400,000 for 1993.

Fifth Third Bancorp
   And Subsidiaries            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 13-COMMITMENTS AND CONTINGENT LIABILITIES

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

     A summary of significant commitments at December 31:

--------------------------------------------------------------------------------
                                               Contract or
                                             Notional Amount
                                     ------------------------------
($000's)                                   1995                1994
--------------------------------------------------------------------------------
Commitments to extend credit.......  $5,114,125           4,162,788
Letters of credit (including
  standby letters of credit).......     611,535             563,267
Interest rate swaps................          --              30,000
Foreign exchange contracts:
  Commitments to purchase..........      54,959             107,407
  Commitments to sell..............      51,550             108,723
Commitments to sell
  residential mortgage loans.......      31,600               7,532
--------------------------------------------------------------------------------

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

     Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. At December 31, 1995, approximately $311,465,000 of standby letters of credit will expire within one year, $223,269,000 expire between one to five years and $41,431,000 expire thereafter. At December 31, 1995, letters of credit of approximately $35,370,000 were issued to commercial customers for a duration of one year or less to facilitate trade payments in domestic and foreign transactions. The amount of credit risk involved in issuing letters of credit in the event of nonperformance by the other party is the contract amount.

     Foreign exchange forward contracts are for future delivery or purchase of foreign currency at a specified price. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from any resultant exposure to movement in foreign exchange rates, limiting the Bancorp's exposure to the replacement value of the contracts rather than the notional principal or contract amounts. The Bancorp reduces its market risk for foreign exchange contracts by entering into offsetting third party forward contracts. The foreign exchange contracts outstanding at December 31, 1995 mature in one year or less.

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

     At December 31, 1994, the Bancorp had two interest rate swaps acquired with The Cumberland Federal Bancorporation, Inc. (The Cumberland) which had a total notional amount of $30,000,000. Both agreements required the Bancorp to pay a fixed interest rate of 4.69% and receive a variable rate based on the three-month London Interbank Offering Rate (LIBOR). Both agreements expired in 1995.

   There are claims pending against the Bancorp and its subsidiaries. Based on a review of such litigation with legal counsel, management believes that any resulting liability would not have a material effect upon the Bancorp's consolidated financial position or results of operations.

NOTE 14-ACQUISITIONS

--------------------------------------------------------------------------------
                                         Consideration
                                      ------------------
                                                  Common
                              Date      Cash      Shares      Method of
                            Completed  ($000's)   Issued      Accounting
--------------------------------------------------------------------------------
Bank of Naples               9/08/95    $ 6      266,031       Pooling
  Naples, Florida
Falls Financial, Inc.        7/21/95     49    2,219,028       Pooling
  Cuyahoga Falls, Ohio
Mutual Federal Savings       1/20/95      9      666,641       Pooling
  Bank of Miamisburg,
  A Stock Savings Bank
  Miamisburg, Ohio
The Cumberland Federal       8/26/94     15    4,045,323       Pooling
  Bancorporation, Inc.
  Louisville, Kentucky
The National Bancorp
  of Kentucky, Inc.          6/03/94     --      381,138       Pooling
  Cynthiana, Kentucky
The TriState Bancorp        12/23/93     12    2,034,471       Pooling
  Cincinnati, Ohio
--------------------------------------------------------------------------------

     The Consolidated Financial Statements have been restated to include the acquisition of The Cumberland Federal Bancorporation, Inc. No other restatements have been made due to immateriality.

     In August of 1995, the Bancorp entered into a merger agreement with Kentucky Enterprise Bancorp, Inc., with $280 million in assets. The merger is expected to be completed in early 1996 and will be accounted for as a pooling of interests.

   In September of 1995, the Bancorp entered into an agreement to acquire $1.4 billion in deposits and 28 Cleveland-area offices from 1st Nationwide Bank. The acquisition price of the deposits, offices and other fixed assets is $136 million. In October of 1995, the Bancorp entered into an agreement with NBD Bank (Ohio), a subsidiary of NBD Bancorp, Inc., to acquire 25 offices with deposits of $542 million in Columbus and Dayton. These transactions are expected to be completed in the first quarter of 1996, pending approval by appropriate regulatory agencies.

Fifth Third Bancorp
   And Subsidiaries    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15-REGULATORY MATTERS

     The principal source of income and funds for the Bancorp (parent company) are dividends from its subsidiaries. During the year 1996, the amount of dividends that the subsidiaries can pay to the Bancorp without prior approval of regulatory agencies is limited to their 1996 eligible net profits, as defined, and $280,482,000, the adjusted retained 1995 and 1994 net income of the subsidiaries.

     The banks must maintain noninterest-bearing cash balances on reserve with the Federal Reserve Bank. In 1995 and 1994, the banks were required to maintain average reserve balances of $165,549,000 and $203,410,000, respectively.

NOTE 16-RELATED PARTY TRANSACTIONS

     At December 31, 1995 and 1994, certain directors, executive officers, principal holders of Bancorp common stock and associates of such persons were indebted to the banking subsidiaries in the aggregate amount of $185,190,000 and $153,262,000, respectively. During 1995, new loans aggregating $358,081,000 were made to such parties and loans aggregating $326,153,000 were repaid. Such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time of comparable transactions with unrelated parties.

NOTE 17-FAIR VALUE OF FINANCIAL INSTRUMENTS

     Carrying amounts and estimated fair values for financial instruments as of December 31:

-------------------------------------------------------------------
                                                 1995
                                   --------------------------------
                                      Carrying            Fair
($000's)                                Amount            Value
-------------------------------------------------------------------
Financial Assets:
  Cash and due from banks........    $    628,535           628,535
  Securities available for sale..       4,151,178         4,151,178
  Securities held to maturity....         187,091           187,091
  Other short-term investments...           6,822             6,822
  Loans, net.....................       9,529,546         9,586,298
  Mortgage servicing rights......          10,107            13,744
Financial Liabilities:
  Deposits.......................      12,485,780        12,477,035
  Federal funds borrowed.........         553,041           553,041
  Short-term bank notes..........         450,000           450,000
  Other short-term borrowings....       1,002,454         1,002,454
  Long-term debt.................         281,996           287,963
  Convertible subordinated notes.         143,400           137,384
Off-Balance-Sheet
 Financial Instruments:
  Commitments to extend credit...             773             5,340
  Letters of credit..............           2,030             7,644
  Forward contracts:
    Commitments to sell loans....              --               120
    Foreign exchange contracts:
       Commitments to purchase...              --         (     233)
       Commitments to sell.......              --               364
-------------------------------------------------------------------

-------------------------------------------------------------------
                                                 1994
                                   --------------------------------
                                       Carrying            Fair
($000's)                                 Amount            Value
-------------------------------------------------------------------
Financial Assets:
  Cash and due from banks........    $    695,009           695,009
  Securities available for sale..       1,129,492         1,129,492
  Securities held to maturity....       2,507,543         2,410,536
  Other short-term investments...          23,765            23,765
  Loans, net.....................       8,645,017         8,501,868
Financial Liabilities:
  Deposits.......................      10,630,878        10,570,852
  Federal funds borrowed.........         716,312           716,312
  Short-term bank notes..........         844,995           844,995
  Other short-term borrowings....         890,911           890,911
  Long-term debt.................          35,409            34,005
  Convertible subordinated notes.         143,304           137,622
Off-Balance-Sheet
 Financial Instruments:
  Commitments to extend credit...             805             5,723
  Letters of credit..............           1,598             6,196
  Interest rate swap agreements..              --               576
  Forward contracts:
    Commitments to sell loans....              --                40
    Foreign exchange contracts
       Commitments to purchase...              --             2,583
       Commitments to sell.......              --        (    2,531)
-------------------------------------------------------------------

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

     Loans-fair values were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

     Mortgage servicing rights-fair values were derived from a variety of sources indicative of servicing values, including values from previous sales of servicing rights and FNMA/FHLMC mortgage pricing.

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

     Commitments and letters of credit-fair values of loan commitments, letters of credit and commitments to sell loans, representing assets to the Bancorp, were based on fees currently charged to enter into similar agreements with similar maturities.

Fifth Third Bancorp
    And Subsidiaries  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     Interest rate swap agreements-fair values were based on the amount the Bancorp would receive or pay to terminate the swap agreements, taking into account the current interest rates and the creditworthiness of the swap counterparties. The fair value represents an asset at December 31, 1994.

     Foreign exchange contracts-fair value was based on quoted market prices of comparable instruments and represents a net asset to the Bancorp.

NOTE 18-PARENT COMPANY FINANCIAL STATEMENTS

   The condensed financial statements of the Bancorp ($000's):

-----------------------------------------------------------------
Condensed Statements of Income (Parent Company Only)
For the Years Ended December 31  1995         1994        1993
-----------------------------------------------------------------
INCOME
Dividends from Subsidiaries.. $140,307       79,855       67,360
Interest on Loans to
  Subsidiaries...............   19,442       16,075       15,890
Other........................      163          119          107
-----------------------------------------------------------------
Total Income.................  159,912       96,049       83,357
-----------------------------------------------------------------
EXPENSES
Interest.....................   10,267       10,193        9,578
Other........................    2,471        2,222        2,956
-----------------------------------------------------------------
Total Expenses...............   12,738       12,415       12,534
-----------------------------------------------------------------
Income Before Taxes and
  Change in Undistributed
  Earnings of Subsidiaries...  147,174       83,634       70,823
Applicable Income Taxes......    2,771        1,554        1,640
-----------------------------------------------------------------
Income Before Change in
  Undistributed Earnings of
  Subsidiaries...............  144,403       82,080       69,183
Increase in Undistributed
  Earnings of Subsidiaries...  143,282      162,379      137,052
-----------------------------------------------------------------
Net Income................... $287,685      244,459      206,235
=================================================================

----------------------------------------------------------------------
Condensed Balance Sheets (Parent Company Only)
December 31                                 1995               1994
----------------------------------------------------------------------
Assets
Cash................................... $      204                200
Loans to Subsidiaries..................    347,604            367,825
Investment in Subsidiaries.............  1,603,458          1,230,465
Goodwill...............................     12,139             12,893
Other Assets...........................      2,043              2,830
----------------------------------------------------------------------
Total Assets........................... $1,965,448          1,614,213
======================================================================
Liabilities
Commercial Paper....................... $   67,562             48,407
Accrued Expenses and Other Liabilities.     29,911             23,728
Convertible Subordinated Notes.........    143,400            143,304
----------------------------------------------------------------------
Total Liabilities......................    240,873            215,439
----------------------------------------------------------------------
Stockholders' Equity...................  1,724,575          1,398,774
----------------------------------------------------------------------
Total Liabilities and
  Stockholders' Equity................. $1,965,448          1,614,213
======================================================================


----------------------------------------------------------------------
Condensed Statements of Cash Flows (Parent Company Only)
For the Years Ended December 31          1995        1994        1993
----------------------------------------------------------------------
Operating Activities
Net Income.....................      $287,685     244,459     206,235
Adjustments to Reconcile Net
  Income to Net Cash Provided
  by Operating Activities:
    Amortization...............         1,200       1,285       1,236
    Provision for Deferred
     Income Taxes..............      (     93)         44    (  1,099)
    Decrease (Increase) in
     Dividends Receivable
     from Subsidiaries.........            --       6,818    (  6,324)
  Decrease (Increase) in
     Other Assets..............         9,163    (  5,392)        399
  Increase in Accrued Expenses
     and Other Liabilities.....           226         718       3,744
  Increase in Undistributed
     Earnings of Subsidiaries..      (143,282)   (162,379)   (137,052)
----------------------------------------------------------------------
Net Cash Provided by
  Operating Activities.........       154,899      85,553      67,139
======================================================================
Investing Activities
Proceeds from Maturities of
  Securities Held to Maturity..            --          90         475
Decrease in Loans
  to Subsidiaries..............        20,221       6,681      71,425
Capital Contributions to
  Subsidiaries.................      (108,800)   ( 22,801)   ( 37,000)
Purchases of Subsidiaries......      (     64)   (     15)   (     12)
----------------------------------------------------------------------
Net Cash Provided by (Used in)
  Investing Activities.........      ( 88,643)   ( 16,045)     34,888
======================================================================
Financing Activities
Increase (Decrease) in Other
  Short-Term Borrowings........        19,155    (  7,889)   ( 43,326)
Repayment of Long-Term Debt....            --    (  2,402)   (  1,152)
Payment of Cash Dividends......      ( 89,131)   ( 73,425)   ( 61,155)
Shares Acquired for Treasury...      (     73)   (    178)   (     22)
Fractional Shares Purchased
  in Stock Split...............      (    250)         --          --
Exercise of Stock Options......         4,047      10,307       4,754
Other..........................            --         128         269
----------------------------------------------------------------------
Net Cash Used in
  Financing Activities.........      ( 66,252)   ( 73,459)   (100,632)
----------------------------------------------------------------------
Increase (Decrease) in Cash....             4    (  3,951)      1,395
Cash at Beginning of Year......           200       4,151       2,756
----------------------------------------------------------------------
Cash at End of Year............          $204         200       4,151
======================================================================

Fifth Third Bancorp
   And Subsidiaries   INDEPENDENT AUDITORS' REPORT


     To the Stockholders and Board of Directors of Fifth Third Bancorp:

     We have audited the accompanying consolidated balance sheets of Fifth Third Bancorp and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Companies at December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the Consolidated Financial Statements, the Bancorp changed its method of accounting for debt and equity securities effective December 31, 1993.


/s/Deloitte & Touche LLP
------------------------

Cincinnati, Ohio
January 12, 1996

Fifth Third Bancorp
    And Subsidiaries   MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The data presented in the following pages should be read in conjunction with the audited Consolidated Financial Statements on pages 15 to 27 of this report.

RESULTS OF OPERATIONS
SUMMARY

     Net income advanced by 17.7% in 1995 and 18.5% in 1994. The Bancorp's net income to average assets, referred to as return on average assets (ROA), and return on average stockholders' equity (ROE) follow:

--------------------------------------------------------------------------
                          1995       1994     1993       1992      1991
--------------------------------------------------------------------------
Net Income ($000's)....   $287,685  244,459  206,235   172,021    142,954
Net income per share (a)  $   2.91     2.53     2.19      1.84       1.54
Return on assets.......       1.78%    1.77     1.71      1.63       1.50
Return on equity.......       18.1%    18.6     17.8      16.9       15.9
Originally reported (b):
  Return on assets.....       1.78%    1.77     1.80      1.74       1.68
  Return on equity.....       18.1%    18.6     18.2      17.3       16.6
--------------------------------------------------------------------------

(a) Per share amounts have been adjusted for the three-for-two stock splits effected in the form of stock dividends paid January 12, 1996 and April 15, 1992.

(b) Excludes the results of The Cumberland pooling prior to 1994.

NET INTEREST INCOME

     The largest source of the Bancorp's revenue is net interest income. Net interest income is the spread between interest income on interest-earning assets, such as loans and leases and securities, and the interest expense on liabilities used to fund those assets, such as interest-bearing deposits and borrowings. Net interest income is affected by both changes in the level of interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities. Changes in net interest income are frequently measured by two statistics-net interest margin and net interest rate spread. Net interest margin is expressed as net interest income divided by average interest-earning assets. Net interest rate spread is the difference between the average yield earned on interest-earning assets and the average rate incurred on interest-bearing liabilities. Both of these measures are reported on a taxable equivalent basis. Net interest margin is greater than net interest rate spread due to the interest income earned on interest-earning assets funded by non-interest-bearing, or free funding, sources, primarily demand deposits and stockholders' equity.

TABLE 1.-CONSOLIDATED AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME
         For the Years Ended December 31 (Taxable Equivalent Basis)

                                                           1995                                         1994
                                             -------------------------------                -----------------------------
                                             Average                 Average             Average                  Average
                                              Out-       Revenue/    Yield/               Out-        Revenue/    Yield/
($000's)                                    standing       Cost       Rate              standing        Cost       Rate
--------------------------------------------------------------------------------------------------------------------------
Assets
Interest-Earning Assets
  Loans and Leases......................  $10,960,757   $ 919,596     8.39%           $ 9,902,901     $751,974       7.59%
  Securities
   Taxable..............................    3,809,435     250,590     6.58              2,741,490      169,316       6.18
   Exempt from Income Taxes.............      471,338      34,248     7.27                359,830       24,568       6.83
Other Short-Term Investments............       25,084       1,251     4.99                 23,988        1,019       4.25
--------------------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets...........   15,266,614   1,205,685     7.90             13,028,209      946,877       7.27
==========================================================================================================================
Cash and Due from Banks.................      552,534                                     526,007
Other Assets............................      511,677                                     428,266
Reserve for Credit Losses...............    ( 164,618)                                (   153,141)
--------------------------------------------------------------------------------------------------------------------------
Total Assets............................  $16,166,207                                 $13,829,341
==========================================================================================================================
Liabilities
Interest-Bearing Liabilities
  Interest Checking.....................  $ 1,430,921      28,472     1.99            $ 1,512,670       25,572       1.69
  Savings...............................      660,379      14,572     2.21                698,756       14,511       2.08
  Money Market..........................    1,779,851      62,233     3.50              1,582,863       40,326       2.55
  Other Time Deposits...................    4,319,791     248,860     5.76              3,923,418      194,375       4.95
  Certificates-$100,000 and Over........      700,575      40,522     5.78                336,521       13,135       3.90
  Foreign Office Deposits...............      780,475      46,646     5.98                529,434       24,165       4.56
  Federal Funds Borrowed................    1,071,792      63,492     5.92                848,217       34,925       4.12
  Short-Term Bank Notes.................      769,000      47,956     6.24                429,642       20,285       4.72
  Other Short-Term Borrowings...........      828,685      41,136     4.96                689,960       25,818       3.74
  Long-Term Debt and Convertible
    Subordinated Notes..................      290,824      15,844     5.45                249,612       12,436       4.98
--------------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities......   12,632,293     609,733     4.83             10,801,093      405,548       3.75
==========================================================================================================================
Demand Deposits.........................    1,585,256                                   1,414,048
Other Liabilities.......................      361,936                                     299,859
--------------------------------------------------------------------------------------------------------------------------
Total Liabilities.......................   14,579,485                                  12,515,000
==========================================================================================================================
Stockholders' Equity....................    1,586,722                                   1,314,341
--------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
    Stockholders' Equity................  $16,166,207                                 $13,829,341
==========================================================================================================================

Net Interest Income
  Margin on a Taxable Equivalent Basis..                $ 595,952     3.90%                           $541,329       4.16%
==========================================================================================================================
Net Interest Rate Spread................                              3.07%                                          3.52%
==========================================================================================================================
Interest-Bearing Liabilities
  to Interest-Earning Assets............                             82.74%                                         82.91%
==========================================================================================================================

Fifth Third Bancorp
    And Subsidiaries   MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Table 1, Consolidated Average Balance Sheets and Analysis of Net Interest Income, presents the net interest income, net interest margin and net interest rate spread for the five years 1991 through 1995, comparing interest revenue and average interest-earning assets outstanding with interest cost and average interest-bearing liabilities outstanding. All three of these measures are reported on a taxable equivalent basis. Nonaccrual loans and leases have been included in the average loan and lease balances. Average outstanding securities balances were based on amortized cost excluding unrealized gains or losses on securities available for sale.

     Net interest income grew to $596 million in 1995, an increase of 10.1% over the $541.3 million earned during 1994. Net interest income increased 9.6% in 1994 over 1993. For both 1995 and 1994, increases in net interest income were attributable primarily to average interest-earning asset growth that overcame the effect of compressed net interest margins.

     During 1995, average interest-earning assets grew by $2.2 billion to $15.3 billion, an increase of 17.2% over 1994. In 1994, average interest-earning assets grew 15.9% over 1993. Average loans and leases increased $1.1 billion or 10.7% in 1995 and $1 billion or 11.7% in 1994. Average loans and leases comprised 71.8% of total average interest-earning assets in 1995, compared to 76% for 1994 and 78.9% for 1993. This shift in earning-asset mix from loans and leases to securities is primarily due to securitizations of the Bancorp's residential mortgage loans of $854.5 million in 1995 and $341.2 million in 1994. Securitization improves liquidity, reduces interest rate risk and provides more balance sheet flexibility. Management expects to continue to securitize consumer loans in future years.

     Average interest-bearing liabilities grew from $9.4 billion in 1993 to $10.8 billion in 1994 to $12.6 billion in 1995. Interest-bearing core deposits, (which exclude certificates $100,000 and over and foreign office deposits), remain our most important funding source because they are relatively lower cost and the basis for an ongoing customer relationship. For the past three years, the Bancorp's core deposit growth, like most Midwestern banks, has not kept pace with strong loan and lease volume. This demonstrates the difficulty of maintaining deposits at lower rates following a rapid increase in short-term market rates and the popularity of other investment alternatives. Average non-core deposits and short-term borrowings have grown from 18.2% of average interest-earning assets in 1993 to 27.2% in 1995.

     The net interest margin declined 26 basis points (bp) (a basis point is equivalent to .01%) to 3.90% in 1995 from 4.16% in 1994 and 23 bp in 1994 from 1993's 4.39%. Net interest margin compressed during 1994 and the first part of 1995, due primarily


------------------------------------------------------------------------------------------------------------------------
                   1993                                         1992                                   1991
    --------------------------------             --------------------------------      ---------------------------------
     Average                 Average              Average                 Average       Average                  Average
      Out-       Revenue/    Yield/                Out-       Revenue/    Yield/         Out-        Revenue/    Yield/
    standing       Cost       Rate               standing       Cost       Rate        standing        Cost       Rate
-------------------------------------------------------------------------------------------------------------------------


  $ 8,869,432   $ 679,792     7.66%           $ 7,189,975     $619,626       8.62%   $ 6,246,679     $631,283      10.11%

    2,098,650     134,387     6.40              2,289,817      165,160       7.21      2,159,002      183,401       8.49
      267,247      18,797     7.03                203,418       15,801       7.77        214,914       18,216       8.48
       10,426         319     3.06                112,052        3,806       3.40        262,844       15,851       6.03
-------------------------------------------------------------------------------------------------------------------------
   11,245,755     833,295     7.41              9,795,262      804,393       8.21      8,883,439      848,751       9.55
=========================================================================================================================
      494,141                                     440,908                                378,185
      435,966                                     439,332                                368,909
    ( 134,808)                                (   109,908)                           (    96,334)
-------------------------------------------------------------------------------------------------------------------------
  $12,041,054                                 $10,565,594                            $ 9,534,199
=========================================================================================================================


  $ 1,326,759      28,295     2.13            $ 1,097,918       28,322       2.58    $   830,723       33,886       4.08
      656,868      16,298     2.48                539,997       17,183       3.18        438,708       20,196       4.60
    1,493,802      37,465     2.51              1,440,309       45,635       3.17      1,277,134       63,811       5.00
    3,531,301     173,764     4.92              3,275,879      190,086       5.80      3,087,476      227,154       7.36
      441,882      15,622     3.54                490,293       23,456       4.78        876,369       57,021       6.51
      242,245       8,030     3.31                 48,200        1,714       3.56         13,079          756       5.78
      622,068      18,963     3.05                529,201       17,316       3.27        298,923       16,760       5.61
           --          --       --                     --           --         --             --           --         --
      743,002      24,326     3.27                700,463       29,420       4.20        614,685       37,274       6.06

      343,617      16,636     4.84                127,639        6,238       4.89        109,205        9,523       8.72
-------------------------------------------------------------------------------------------------------------------------
    9,401,544     339,399     3.61              8,249,899      359,370       4.36      7,546,302      466,381       6.18
=========================================================================================================================
    1,268,371                                   1,070,387                                892,906
      213,727                                     229,029                                197,046
-------------------------------------------------------------------------------------------------------------------------
   10,883,642                                   9,549,315                              8,636,254
=========================================================================================================================
    1,157,412                                   1,016,279                                897,945
-------------------------------------------------------------------------------------------------------------------------

  $12,041,054                                 $10,565,594                            $ 9,534,199
=========================================================================================================================


                $ 493,896     4.39%                           $445,023       4.54%                   $382,370       4.30%
=========================================================================================================================
                              3.80%                                          3.85%                                  3.37%
=========================================================================================================================

                             83.60%                                         84.22%                                 84.95%
=========================================================================================================================

Fifth Third Bancorp
    And Subsidiaries   MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


TABLE 2.-ANALYSIS OF NET INTEREST INCOME CHANGES (TAXABLE EQUIVALENT BASIS)

-----------------------------------------------------------------------------------------------------------------------------
                                                 1995 Compared to 1994                     1994 Compared to 1993
                                             ------------------------------       -------------------------------------------
($000's)                                     Volume  Yield/Rate    Mix     Total     Volume   Yield/Rate     Mix      Total
-----------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Interest Income
  Loans and Leases........................ $ 80,328   $78,869    $8,425  $167,622  $  79,210   $(6,294) $(     734)   $72,182
  Securities
  Taxable.................................   65,957    11,023     4,294    81,274     41,164    (4,773)  (   1,462)    34,929
  Exempt from Income Taxes................    7,613     1,578       489     9,680      6,512    (  550)  (     191)     5,771
  Other Short-Term Investments............       47       177         8       232        415       124         161        700
-----------------------------------------------------------------------------------------------------------------------------
Total Interest Income Change..............  153,945    91,647    13,216   258,808    127,301   (11,493)  (   2,226)   113,582
=============================================================================================================================
Increase (Decrease) in Interest Expense...
  Interest Checking.......................  ( 1,382)    4,527     ( 245)    2,900      3,965   ( 5,866)  (     822)    (2,723)
  Savings.................................  (   797)      908      ( 50)       61      1,039   ( 2,657)  (     169)    (1,787)
  Money Market............................    5,019    15,019     1,869    21,907      2,234       592          35      2,861
  Other Time Deposits.....................   19,637    31,650     3,198    54,485     19,295     1,185         131     20,611
  Certificates-$100,000 and Over..........   14,210     6,330     6,847    27,387     (3,725)    1,625   (     387)    (2,487)
  Foreign Office Deposits.................   11,458     7,477     3,546    22,481      9,520     3,027       3,588     16,135
  Federal Funds Borrowed..................    9,206    15,323     4,038    28,567      6,894     6,650       2,418     15,962
  Short-Term Bank Notes...................   16,022     6,508     5,141    27,671         --        --      20,285     20,285
  Other Short-Term Borrowings.............    5,191     8,432     1,695    15,318    ( 1,737)    3,477   (     248)     1,492
  Long-Term Debt and Convertible
    Subordinated Notes....................    2,053     1,163       192     3,408   (  4,551)      483   (     132)   ( 4,200)
-----------------------------------------------------------------------------------------------------------------------------
Total Interest Expense Change.............   80,617    97,337    26,231   204,185     32,934     8,516      24,699     66,149
=============================================================================================================================
Increase (Decrease) in Net Interest
  Income on a Taxable Equivalent Basis.... $ 73,328  $( 5,690) $(13,015)   54,623    $94,367  $(20,009)   $(26,925)    47,433
=============================================================================================================================
Increase in Taxable
  Equivalent Adjustment...................                               (  7,944)                                    ( 4,195)
-----------------------------------------------------------------------------------------------------------------------------
Net Interest Income Change................                               $ 46,679                                    $ 43,238
=============================================================================================================================

to 1994's rapid rise in short-term interest rates which caused short-term liabilities to reprice upward faster than term assets. The acquisitions of several thrifts, which have lower net interest rate spreads and margins due to asset mix and less free funding sources, have also contributed to the tightening of net interest margins. Margins stabilized in the last part of 1995 as strong loan and lease volume and higher interest rates improved average interest-earning asset yields. Earning asset yield rose 63 bps in 1995 from 7.27% to 7.9% due to an 80 bp increase in loan and lease yields and a 40 bp increase in securities yields. Interest-bearing deposit cost rose by 92 bps from 3.64% in 1994 to 4.56% in 1995. Total funding cost rose by 108 bps from 3.75% to 4.83% in 1995. Growth in average demand deposits of 12.1% and 11.5%, respectively, in 1995 and 1994, along with higher interest-earning asset yields in 1995, have increased the positive impact of free funding on net interest margin in 1995. The effect of free funds on net interest margin climbed from a low of 59 bp in 1993 to 83 bp in 1995.

     Table 2, the Analysis of Net Interest Income Changes, separates the Bancorp's change in net interest income into its three components: (1) volume of average interest-earning assets and interest-bearing liabilities outstanding; (2) average yields on interest-earning assets and average rates for interest-bearing liabilities; and (3) combined volume and yield/rate effects. Table 2 illustrates the net interest income effect of balance sheet changes and changes in interest rate levels which occurred during 1995 and 1994.

OTHER OPERATING INCOME

     The table below shows the components of other operating income for the five years ending December 31, 1995. Total other operating income excluding securities gains increased 17.8% over 1994 and was up 13.5% in 1994 over 1993.

     Trust income totalled $61,755,000 in 1995, an increase of 11.8% over 1994's $55,238,000. This was primarily attributable to strong investment performance, major new customer business, the success of our Fountain Square(R) mutual funds and fee increases. During 1995, trust assets under care increased 85% to $79.6 billion and trust assets under management increased 27% to $8.5 billion. Trust income increased 3.4% in 1994 over 1993. The rate of growth in 1994 was lower primarily due to the low overall returns of equity markets that year, as asset values are the basis of much of our trust fees.

     Service charges on deposits totalled $66,344,000 in 1995 and $60,905,000 in 1994, up 8.9% and 6.5%, respectively. The growth in both years was fueled by an expanding delivery system, deposit acquisitions, successful product campaigns and pricing enhancements. The slower growth rate in 1994 paralleled slower overall deposit growth and demonstrated the difficulty of maintaining deposits in 1994's rising interest rate environment.

     Total data processing income was up 17% in 1995 and 21.9% in 1994. Merchant processing revenues, approximately 40% of data processing income, increased 42% in 1995 and 51% in 1994. In both years, the growth was due to new customers and


-------------------------------------------------------------------------------------------------------------------------
($000's)                                                   1995           1994           1993          1992         1991
-------------------------------------------------------------------------------------------------------------------------
Trust income..................................         $ 61,755         55,238         53,442        49,183        42,412
Service charges on deposits...................           66,344         60,905         57,212        51,525        43,223
Data processing income........................           75,311         64,394         52,823        45,842        40,601
Other service charges and fees................           97,516         74,978         61,595        50,780        54,498
-------------------------------------------------------------------------------------------------------------------------
Subtotal......................................          300,926        255,515        225,072       197,330       180,734
-------------------------------------------------------------------------------------------------------------------------
Securities gains..............................            4,789            393          6,078         8,978         8,268
-------------------------------------------------------------------------------------------------------------------------
Total.........................................         $305,715        255,908        231,150       206,308       189,002
=========================================================================================================================
After-tax securities gains....................         $  3,114            255          3,658         6,009         5,450
=========================================================================================================================

Fifth Third Bancorp
    And Subsidiaries   MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

resulting increases in merchant transaction volumes. Electronic funds transfer (EFT), the other portion of data processing income, increased 5% in 1995 and 12% in 1994. EFT income growth is attributable to new processing contracts and new products. The slower growth rate in EFT for 1995 is due to the loss of a large network customer in the fourth quarter of 1995. Although consolidation of ATM networks, and the banking industry, will continue to lead to relatively lower growth rates for portions of the Bancorp's EFT business, management expects this to be supplemented in the future by the success of new products such as debit and check cards.

     Other service charges and fees in 1995 were $97,516,000, an increase of 30.1% over 1994, led by mortgage banking income. Mortgage originations for 1995 were over $1 billion and this strong volume, along with the sale or securitization of over $1.3 billion in residential mortgage loans during the year, led to an increase of 18.9% in net servicing fees. Our servicing portfolio at year-end 1995 totalled $4.7 billion, including $2.7 billion serviced for others. This is compared to $4.4 billion, including $2.1 billion serviced for others, at the end of 1994. Gains on sales of residential mortgage loans and servicing for 1995 were $16,122,000 compared to 1994's $9,870,000. Other service charges and fees also included a gain of $3.1 million on the sale of three retail branches acquired with The Cumberland. Consumer loan and commercial banking fees, along with cardholder fees, were up 27.8% over 1994, due in part to strong loan volume.

     In 1994, other service charges and fees increased 21.7% over 1993. Consumer loan and commercial banking fees, as well as cardholder fees, were up consistent with the increases in outstandings in consumer loans and leases, commercial loans and leases and credit cards, respectively. Mortgage banking income in 1994 decreased over 1993, due to slower origination volume and a decrease in gains on sales of mortgage loans of 12%.

OPERATING EXPENSES

     The Bancorp's success in controlling operating expenses comes from efficient staffing, a constant focus on improving productivity, a comprehensive budgeting system and the centralization of certain internal functions such as data processing and loan servicing. Operating expense levels are often measured using an overhead ratio (operating expenses divided by the sum of taxable equivalent net interest income and other operating income). As the chart below illustrates, the Bancorp's ratio has remained well below our peers, at 43.9% for 1995 and 46.6% for 1994, and under 50% since 1991. Total operating expenses increased 6.5% in 1995 and 5.3% in 1994 over the previous year.

     Salaries, wages and employee benefits comprised 48.2% and 48.8% of total operating expenses in 1995 and 1994, respectively, and increased by 5.3% and 9.1% during the same periods. Full-time equivalent (FTE) employees increased by 464 in 1995 to 6,108, with approximately one-half of the increase resulting directly from acquisitions. Average salaries, wages and benefits per FTE employee have remained relatively flat over the last three years. The Bancorp's productivity ratios, which measure the degree of efficiency of our employees, have shown continuous improvement since 1990. Average interest-earning assets per employee has increased 35% since 1990, while net income per employee has increased 74%, as illustrated below.

     Equipment and net occupancy expenses rose 7.1% in 1995 and 1.7% in 1994. The higher growth rate in 1995 is due in part to costs such as rent, utilities, taxes and depreciation associated with additional, newer locations, mostly from acquisitions. Upgrades of older equipment to support expansion and new processing technology also contributed to 1995's expense growth.

     Other operating expenses increased to $159,573,000, up 7.7% over 1994. In September 1995, the FDIC lowered the federal deposit insurance premium from 23 cents to four cents per $100 on the approximately 80% of the Bancorp's deposits insured by the Bank Insurance Fund (BIF). In December, the FDIC set the 1996 premium for BIF-insured deposits at zero. The portion of the Bancorp's deposits acquired from thrifts over the years remains insured by the Savings Association Insurance Fund (SAIF) of the FDIC and continues to be assessed at 23 cents. However, Congress is currently considering a special, one-time assessment on SAIF-insured deposits. If enacted, this assessment could result in a one-time, pre-tax charge of up to $18 million, which could be offset by lower ongoing insurance costs in the future.

     Other operating expenses were $148,140,000 in 1994, up 2% over 1993. FDIC insurance was up 7.6%, marketing and communications were up 6.3%, bankcard and loan and lease fees were up 5.5% and all other operating expenses showed little change from 1993.


----------------------------------------------------------------------------------------------------------------------------
($000's)                                                           1995       1994          1993         1992         1991
----------------------------------------------------------------------------------------------------------------------------
Salaries and wages.......................................       $152,220    144,513       129,644      117,717       104,760
Employee benefits........................................         38,648     36,710        36,436       31,927        27,975
Equipment expenses.......................................         16,655     16,045        15,446       14,548        13,398
Net occupancy expenses...................................         28,521     26,137        26,014       23,270        21,100
Other operating expenses.................................        159,573    148,140       145,180      128,853       115,611
----------------------------------------------------------------------------------------------------------------------------
Total....................................................       $395,617    371,545       352,720      316,315       282,844
=============================================================================================================================

[The following tables are representative of graphs shown at the bottom of page 31 in the Bancorp's Annual Report.]

OTHER OPERATING INCOME
($ in millions)
Five Year Growth Rate:  16.7%
     1990                    $141.5
     1991                    $189.0
     1992                    $206.3
     1993                    $231.2
     1994                    $255.9
     1995                    $305.7

GROWTH IN NET INCOME PER EMPLOYEE
1990 Base Year = 100
     1990                    100
     1991                    114
     1992                    126
     1993                    141
     1994                    160
     1995                    174

OVERHEAD RATIO
                  Fifth Third          Peer
               ----------------   -------------
     1990          51.5%              66.1%
     1991          49.5%              63.9%
     1992          48.6%              62.6%
     1993          48.7%              62.0%
     1994          46.6%              63.1%
     1995          43.9%              N/A

                                  31

Fifth Third Bancorp
    And Subsidiaries   MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


FINANCIAL CONDITION

SECURITIES

     The investment portfolio consists largely of fixed and floating rate mortgage related securities, predominantly underwritten to the standards of and guaranteed by the government-sponsored agencies of FHLMC and FNMA. These securities differ from traditional debt securities primarily in that they have uncertain maturity dates and are priced based on estimated prepayment rates on the underlying mortgages. The estimated average life of the portfolio is 5.1 years based on current prepayment expectations.

     The Bancorp securitized $854,511,000 and $341,199,000 fixed and adjustable rate residential mortgages in 1995 and 1994, respectively. These securitizations improve liquidity, reduce interest rate risk and the reserve for credit losses, and preserve capital. This activity is expected to continue in 1996.


SECURITIES AT DECEMBER 31

-----------------------------------------------------------------------------------------------------------------------------
($000's)                                                  1995           1994          1993            1992           1991
-----------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
  U.S. Treasury.................................       $  298,312        210,599        63,183              --             --
-----------------------------------------------------------------------------------------------------------------------------
  U.S. Government agencies and corporations.....           86,746         18,458       136,303              --             --
-----------------------------------------------------------------------------------------------------------------------------
  States and political subdivisions.............          300,787             --            --              --             --
-----------------------------------------------------------------------------------------------------------------------------
  Agency mortgage-backed securities.............        2,774,041        895,931       595,133              --             --
-----------------------------------------------------------------------------------------------------------------------------
  Other bonds, notes and debentures.............          655,085             --        96,369              --             --
-----------------------------------------------------------------------------------------------------------------------------
  Other securities..............................           36,207          4,504         7,086              --             --
-----------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
  U.S. Treasury.................................               --         98,742            --         111,268        295,404
-----------------------------------------------------------------------------------------------------------------------------
  U.S. Government agencies and corporations.....               --             --        13,189         179,849        282,195
-----------------------------------------------------------------------------------------------------------------------------
  States and political subdivisions.............          167,992        463,759       327,636         222,015        207,049
-----------------------------------------------------------------------------------------------------------------------------
  Agency mortgage-backed securities.............               --      1,750,549     1,249,465       1,689,391      1,701,155
-----------------------------------------------------------------------------------------------------------------------------
  Other bonds, notes and debentures.............            1,505        160,394       166,954         196,259        121,246
-----------------------------------------------------------------------------------------------------------------------------
  Other securities..............................           17,594         34,099        19,150          20,639         18,919
-----------------------------------------------------------------------------------------------------------------------------



SECURITIES AT DECEMBER 31, 1995

-----------------------------------------------------------------------------------------------------------------------------
                                     Maturity           1-5 Year          6-10 Year          Over 10
                                   Under 1 Year         Maturity          Maturity        Year Maturity            Total
                                  ---------------    --------------    ---------------   ---------------    --------------
($000's)                          Amount    Yield    Amount   Yield    Amount    Yield   Amount    Yield    Amount   Yield
-----------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
  U.S. Treasury...............   $24,755    6.75%  $ 273,432   7.39%   $    --      --%     $ 125   8.63%   $298,312    7.34%
-----------------------------------------------------------------------------------------------------------------------------
  U.S. Government agencies
    and corporations..........     7,187    6.76      20,535   5.59     58,512    6.20        512   8.54      86,746    6.12
-----------------------------------------------------------------------------------------------------------------------------
  States and political
    subdivisions (a)..........    40,349    7.80     122,281   7.67    131,525    7.52      6,632   8.43     300,787    7.64
-----------------------------------------------------------------------------------------------------------------------------
  Agency mortgage-
    backed securities (b).....    85,959    6.66   1,595,812   6.55    979,005    6.52    113,265   6.62   2,774,041    6.55
-----------------------------------------------------------------------------------------------------------------------------
  Other bonds, notes and
    debentures (c)............     1,865    9.79     449,893   6.45    170,782    6.60     32,545   6.58     655,085    6.51
-----------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
  States and political
    subdivisions..............    83,996    6.76      83,996   6.76         --      --         --     --     167,992    6.76
-----------------------------------------------------------------------------------------------------------------------------
  Other bonds, notes and
    debentures................        --      --          --     --      1,505    8.80         --     --       1,505    8.80
-----------------------------------------------------------------------------------------------------------------------------

Maturities of mortgage-backed securities were estimated based on historical and predicted prepayment trends.
(a) taxable equivalent yield
(b) included in agency mortgage-backed securities available for sale are floating rate securities totalling $860,848,000.
(c) included in other bonds, notes and debentures available for sale are floating rate securities totalling $420,612,000.

Fifth Third Bancorp
And Subsidiaries        MANAGEMENT'S DISCUSSION AND ANALYSIS
                        OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LOANS AND LEASES
  The following table shows the history of commercial and consumer loans and leases by major category at December 31.

LOAN AND LEASE PORTFOLIOS
------------------------------------------------------------------------------------------------------------------------------
                                 1995                 1994                1993                 1992                1991
                           -------------        -------------       -------------        -------------       -------------
                           Amount      %        Amount      %       Amount      %        Amount      %       Amount      %
------------------------------------------------------------------------------------------------------------------------------
Commercial:
 Commercial............... $ 3,563     30.5     $ 3,032     29.5%   $2,680      28.0%    $2,481      30.5%   $2,202      34.8%
 Mortgage.................     794      6.8         729      7.1       703       7.3        567       7.0       498       7.9
 Construction.............     312      2.7         286      2.8       342       3.6        331       4.1       306       4.8
 Leases...................     696      5.9         479      4.6       302       3.2        236       2.9       201       3.2
------------------------------------------------------------------------------------------------------------------------------
                             5,365     45.9       4,526     44.0     4,027      42.1      3,615      44.5     3,207      50.7
------------------------------------------------------------------------------------------------------------------------------
Consumer:
 Installment..............   2,737     23.4       2,131     20.7     1,881      19.7      1,531      18.9     1,304      20.6
 Mortgage.................   1,975     16.9       2,347     22.8     2,731      28.5      2,397      29.5     1,421      22.5
 Credit Card..............     325      2.8         275      2.7       207       2.2        178       2.2       197       3.1
 Leases...................   1,288     11.0       1,007      9.8       721       7.5        395       4.9       197       3.1
------------------------------------------------------------------------------------------------------------------------------
                             6,325     54.1       5,760     56.0     5,540      57.9      4,501      55.5     3,119      49.3
------------------------------------------------------------------------------------------------------------------------------
Total..................... $11,690    100.0%    $10,286    100.0%   $9,567     100.0%    $8,116     100.0%   $6,326     100.0%
------------------------------------------------------------------------------------------------------------------------------

  The consumer loan and lease portfolio's most significant growth during 1995 and 1994 was in consumer leases and installment loans. Leasing continued its popularity as an alternative financing tool for new automobiles, reaching record outstandings of $1.3 billion at year-end 1995, after increasing 40% in 1994. Installment loans have averaged approximately 20% of the total loan and lease portfolio over the last five years, aided by the strength of automobile and home equity loans. Consumer loans and leases, excluding residential mortgage loans, increased 27% over 1994. Residential mortgage loan volume during 1995 and 1994 exceeded $1 billion each year, with stronger refinancing volume during the last half of 1995.
  Commercial loan and lease outstandings were up 18.5% in 1995 and 12.4% in 1994. Commercial leasing contributed increases of 45.3% and 58.6%, respectively, consisting largely of credits within our market areas of Ohio, Kentucky and Indiana. Commercial mortgages represent approximately 7% of our total loan and lease portfolio and include primarily financing of owner-occupied properties-loans on properties occupied by the principal borrower.


PROVISION AND RESERVE FOR CREDIT LOSSES

  The Bancorp provides as an expense an amount for expected credit losses. This provision is based on the growth of the loan and lease portfolio and on recent loss experience and is called the provision for credit losses in the consolidated statements of income. Actual losses on loans and leases are charged against the reserve built up on the consolidated balance sheets through the provision for credit losses. The amount of loans and leases actually removed as assets from the consolidated balance sheets is referred to as charge-offs and, after netting out recoveries on previously charged-off assets, becomes net charge-offs.
  Net charge-offs as a percent of average loans and leases outstanding were .27%, .18% and .31%, for 1995, 1994 and 1993, respectively. These consistently low levels of net charge-offs over the last three years have contributed to a lower provision. During 1994, $3.8 million was provided for additional expected losses on letter of credit (LOC) obligations acquired in The Cumberland acquisition. A subsequent contract to settle this LOC contingency resulted in a decrease of $7.8 million in the reserve for credit losses.
  The table below presents credit loss data for the most recent five year period.


RESERVE FOR CREDIT LOSSES FIVE YEAR HISTORY
-----------------------------------------------------------------------------------------------------------------------------
($000's)                                                      1995          1994          1993          1992          1991
-----------------------------------------------------------------------------------------------------------------------------
Balance at January 1................................. $   155,918        144,537       121,452       97,319        90,242
Provision for credit losses..........................      42,962         35,780        48,037       66,100        62,464
Losses charged off...................................   (  41,707)   (    30,946)   (   37,172)   (  54,718)   (   63,403)
Recoveries of losses previously charged off..........      11,846         13,472        10,098        8,953         7,718
Letter of credit.....................................          --    (     7,800)           --           --            --
Reserve of acquired institutions and other...........       8,369            875         2,122        3,798           298
-----------------------------------------------------------------------------------------------------------------------------
Balance at December 31 .............................. $   177,388        155,918       144,537      121,452        97,319
-----------------------------------------------------------------------------------------------------------------------------
Loans and leases outstanding at December 31           $11,690,643    $10,286,457    $9,566,898   $8,115,590    $6,325,918
Reserve as a percent of loans and leases outstanding.        1.52%          1.52%         1.51%        1.50%         1.54%
Average loans and leases............................. $10,960,757    $ 9,902,901    $8,869,432   $7,189,975    $6,246,679
Net charge-offs as a percent of average loans and
  leases outstanding.................................         .27%           .18%          .31%         .64%          .89%
Reserve as a percent of total nonperforming assets...      436.06%        570.50%       362.84%      155.53%        68.01%
Reserve as a percent of total under-performing assets      290.16%        384.35%       287.47%      121.58%        56.98%
-----------------------------------------------------------------------------------------------------------------------------

Fifth Third Bancorp
And Subsidiaries      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

UNDER-PERFORMING ASSETS
  Under-performing assets consist of (1) nonaccrual loans and leases on which the ultimate collectibility of the full amount of interest is uncertain, (2) loans and leases which have been renegotiated to provide for a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower, (3) loans and leases past due ninety days or more as to principal or interest and (4) other real estate owned. A summary of under-performing assets at December 31 follows:

----------------------------------------------------------------------------
($000's)                                     1995         1994          1993
----------------------------------------------------------------------------
Nonaccrual loans and leases.............. $37,049       20,725        18,961
Renegotiated loans and leases............     506          443         2,378
Other real estate owned..................   3,125        6,162        18,496
----------------------------------------------------------------------------
Total nonperforming assets...............  40,680       27,330        39,835
Ninety days past due loans and leases....  20,455       13,237        10,444
----------------------------------------------------------------------------
Total under performing assets............ $61,135       40,567        50,279
----------------------------------------------------------------------------
Nonperforming assets as a percent
  of total loans, leases and other
  real estate owned......................     .35%         .27           .42
Under-performing assets as a
  percent of total loans, leases
  and other real estate owned............     .52%         .39           .52
----------------------------------------------------------------------------

  Of the total under-performing assets at December 31, 1995, $43,110,000 are to borrowers or projects in the Cincinnati-Dayton market area, $2,904,000 in the Toledo market area, $2,405,000 in Columbus, $838,000 in the Louisville market area, $3,763,000 in the Cleveland market area, $5,594,000 distributed in the market areas of our smaller affiliate banks and $2,521,000 outside of the Ohio-Kentucky-Indiana area.
  Of the total nonperforming assets at December 31, 1995, $14,727,000 or 36.2% were related to commercial real estate. Nonaccrual commercial real estate loans were $12,597,000, an increase of 8.2% from 1994's $11,640,000. At December 31,
1995, there were $123,000 renegotiated commercial real estate loans compared to none in 1994. Commercial other real estate owned decreased from $5,391,000 in 1994 to $2,007,000 in 1995, a decline of 62.8%.

DEPOSITS
  Interest-earning assets are funded primarily by core deposits. The accompanying tables show the relative composition of the Bancorp's average deposits and the change in average deposit sources during the last five years. Other time deposits is comprised primarily of consumer certificates of deposit. Foreign office deposits are denominated in amounts greater than $100,000.
  The Bancorp completed $683,712,000 in deposit acquisitions during the last two years ($389,586,000 from Bank One and PNC Bank in 1995 and $294,126,000 from Equitable Savings Bank in 1994). Additionally, the Bancorp acquired $603 million in deposits through the acquisitions of Mutual Federal, Falls Financial and Bank of Naples in 1995.


DISTRIBUTION OF AVERAGE DEPOSITS

-------------------------------------------------------
                 1995     1994    1993     1992    1991
-------------------------------------------------------
Demand.........  14.1%    14.2    14.2     13.4    12.1
Interest.......
  checking.....  12.7     15.1    14.8     13.8    11.2
Savings........   5.9      7.0     7.3      6.8     5.9
Money..........
  market.......  15.8     15.8    16.7     18.1    17.2
Other time.....  38.4     39.2    39.4     41.1    41.6
Certificates-..
  $100,000.....
  and over.....   6.2      3.4     4.9      6.2    11.8
Foreign office.   6.9      5.3     2.7       .6      .2
-------------------------------------------------------
Total           100.0%   100.0   100.0    100.0   100.0
-------------------------------------------------------

CHANGE IN AVERAGE DEPOSIT SOURCES

---------------------------------------------------------------------------
($000)                   1995       1994       1993       1992         1991
---------------------------------------------------------------------------
Demand............ $  171,208    145,677    197,984    177,481       66,480
Interest
  checking........ (   81,749)   185,911    228,841    267,195      111,345

Savings........... (   38,377)    41,888    116,871    101,289     ( 12,863)

Money
  market..........    196,988     89,061     53,493    163,175       93,348
Other time........    396,373    392,117    255,422    188,403      235,480
Certificates-
  $100,000
  and over........    364,054   (105,361)   (48,411)  (386,076)     (59,400)
Foreign
   office.........    251,041    287,189    194,045     35,121       10,766
---------------------------------------------------------------------------
Total change...... $1,259,538  1,036,482    998,245    546,588      445,156
===========================================================================

SHORT-TERM BORROWINGS
  These primarily consist of short-term excess funds from correspondent banks, securities sold under agreements to repurchase, short-term bank notes and commercial paper issuances. The Bancorp primarily funds short-term, rate-sensitive interest-earning asset growth from this source. The increase in borrowed funds in 1995 is in part a result of the Bancorp's loan and lease growth out pacing core deposit growth. As the following table of average short-term borrowings and average Federal funds loaned indicates, the Bancorp was a net borrower of funds of $2,645,914,000 in 1995, up from $1,950,107,000 in 1994:

AVERAGE SHORT-TERM BORROWINGS

--------------------------------------------------------------------------
($000's)              1995       1994        1993        1992        1991
--------------------------------------------------------------------------
Federal
  funds
  borrowed...... $1,071,792    848,217     622,068     529,201     298,923
Short-term
  bank notes....    769,000    429,642          --          --          --
Other
  short-term
  borrowings....    828,685    689,960     743,002     700,463     614,685
--------------------------------------------------------------------------
Total
  short-term
  borrowings....  2,669,477  1,967,819   1,365,070   1,229,664     913,608
--------------------------------------------------------------------------
Federal
  funds
  loaned........     23,563     17,712       9,342      79,194     227,754
--------------------------------------------------------------------------
Net funds
  borrowed...... $2,645,914  1,950,107   1,355,728   1,150,470     685,854
==========================================================================

Fifth Third Bancorp
   And Subsidiaries  MANAGEMENT'S DISCUSSION AND ANALYSIS
                     OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL RESOURCES
  The Bancorp maintains a relatively high level of capital as a margin of safety for its depositors and stockholders. At December 31, 1995, stockholders' equity was $1,724,575,000 compared to $1,398,774,000 at December 31, 1994, an increase of $325,801,000 or 23.3%. This increase in capital resulted primarily from the retention of earnings and the issuance of stock in acquisitions. The Federal Reserve Board adopted quantitative measures which assign risk weightings to assets and off-balance-sheet items and also define and set minimum regulatory capital requirements (risk-based capital ratios). All banks are required to have core capital (Tier 1) of at least 4% of risk weighted assets, total capital of 8% of risk-weighted assets and a Tier 1 leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of stockholders' equity excluding unrealized gains and losses on securities available for sale, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus certain debt instruments and the reserve for credit losses, subject to limitation. The regulations also define well capitalized levels of Tier 1, total capital and leverage ratios as 6%, 10% and 5%, respectively. The Bancorp and each of its subsidiaries had Tier 1, total capital and leverage ratios above the well capitalized levels at December 31, 1995 and 1994.
  The risk-based capital and leverage ratios for the Bancorp and its significant bank subsidiaries for the last two years follows:

-------------------------------------------------------------
                                           1995        1994
-------------------------------------------------------------
Total Capital:
  Bancorp................................ 14.33%      13.21%
  Fifth Third Bank, Cincinnati........... 13.04       10.73
  Fifth Third Bank of Northwestern Ohio.. 13.29       13.09
-------------------------------------------------------------
Tier 1:
  Bancorp................................ 11.03       11.26
  Fifth Third Bank, Cincinnati...........  8.02        8.16
  Fifth Third Bank of Northwestern Ohio.. 12.04       11.84
-------------------------------------------------------------
Leverage:
  Bancorp................................  9.47        9.62
  Fifth Third Bank, Cincinnati...........  6.96        7.43
  Fifth Third Bank of Northwestern Ohio..  9.01        8.53
-------------------------------------------------------------


  During 1995, the Bancorp issued $250 million, ten-year maturity, subordinated notes through its lead bank. These notes qualify for total regulatory capital and increase total capital ratios at December 31, 1995, by 293 bp for Fifth Third Bank, Cincinnati and 169 bp for the Bancorp.
  The federal bank regulatory agencies have issued final regulations which revise the current risk-based capital guidelines to include a measurement of interest rate risk. Based on an analysis of the Bancorp's current interest rate sensitivity, management believes there will be no adverse effects from the adoption of these new capital guidelines.
  The following table shows several capital and liquidity ratios for the last three years:

------------------------------------------------------------
                                   1995    1994       1993
------------------------------------------------------------
Average stockholders' equity to
  Average assets...............     9.82%   9.50%      9.61%
  Average deposits.............    14.10   13.15      12.92
  Average loans and leases.....    14.48   13.27      13.05
------------------------------------------------------------


LIQUIDITY AND INTEREST RATE SENSITIVITY
  The objective of the Bancorp's Asset/Liability Management function is to maintain consistent growth in net interest income within the Bancorp's policy guidelines. This objective is accomplished through flexible management of the Bancorp's balance sheet liquidity and interest rate risk exposures due to changes in economic conditions, interest rate levels and customer preferences.
  The goal of liquidity management is to provide adequate funds to meet changes in loan and lease demand or any potential unexpected deposit withdrawals. This goal is accomplished primarily by maintaining sufficient liquid assets in the form of investment securities and readily securitizable consumer loans, along with consistent core deposit growth, and the availability of unused capacity to purchase funds in the national money markets.
  At year-end 1995, the Bancorp had approximately $1.8 billion in securities and other short-term investments maturing or repricing within one year compared to $1.4 billion at year-end 1994. Additional asset liquidity is provided by the remainder of the securities portfolio and selected securitizable loan assets. The Bancorp has a practice of maintaining core deposits as the primary means of funding interest-earning assets. Average core deposits have funded approximately 71% of total average interest-earning assets over the last five years. This, in addition to the Bancorp's 10% average equity capital base, serves as a stable funding base.
  In addition to its core deposit funding, the Bancorp accesses a variety of other short-term and long-term funding sources. The Bancorp also utilizes the Federal Home Loan Bank (FHLB) as a funding source, issuing notes payable through its FHLB-member subsidiaries.
  The Bancorp has significant unused national money market funding capability. The Bancorp maintains A1+/P1 Standard & Poor's and Moody's ratings on its commercial paper, and its lead bank, The Fifth Third Bank in Cincinnati, Ohio, maintains an Aa2 Moody's rating for long-term deposits. The Bancorp's subsidiary in Toledo, The Fifth Third Bank of Northwestern Ohio, N.A., maintains P1 and Aa3 Moody's ratings on its short-term and long-term deposits, respectively. These ratings, along with capital ratios significantly above the current regulatory guidelines, provide the Bancorp additional liquidity. Management does not rely on any one source of liquidity and has managed these levels in response to other balance sheet factors.
  The Bancorp employs a variety of measurement techniques to identify and manage its exposure to changing interest rates. The Bancorp uses simulation techniques which attempt to measure the net interest income volatility of changes in the level of interest rates, basic banking interest rate spreads, the shape of the yield curve and changing product growth patterns. The table which follows shows the Bancorp's interest rate sensitivity analysis for the year ended December 31, 1995. The assets and liabilities are distributed to reflect expected cash flows and are based on historical deposit rate relationships to changes in market interest over long-term rate changes.

Fifth Third Bancorp
And Subsidiaries          MANAGEMENT'S DISCUSSION AND ANALYSIS
                          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RATE SENSITIVITY ANALYSIS DECEMBER 31, 1995

------------------------------------------------------------------------------------------------------------------------------------
                                                                              MATURING or REPRICING
                                                ------------------------------------------------------------------------------------
                                                                                               TOTAL        NON-RATE
                                                  1-30        31-90      91-180     181-365    1 YEAR       SENSITIVE &
($ IN MILLIONS)                                   DAYS         DAYS       DAYS       DAYS     & UNDER       OVER 1 YEAR      TOTAL
------------------------------------------------------------------------------------------------------------------------------------
Interest Earning Assets
  Loans and leases.........................       $ 2,917         687        870      1,422      5,896            5,794       11,690
  Securities available for sale............           524         244        346        608      1,722            2,429        4,151
  Securities held to maturity..............            22          21         21         21         85              102          187
  Other short term investments.............             7        ----       ----       ----          7             ----            7
------------------------------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets..............         3,470         952      1,237      2,051      7,710            8,325       16,035
Other assets...............................          ----        ----       ----       ----       ----            1,018        1,018
------------------------------------------------------------------------------------------------------------------------------------
Total Assets...............................         3,470         952      1,237      2,051      7,710            9,343       17,053
------------------------------------------------------------------------------------------------------------------------------------
Interest-Bearing Liabilities
  Interest checking........................           312        ----       ----       ----        312            1,247        1,559
  Savings..................................           159        ----       ----       ----        159              637          796
  Money market.............................         1,153        ----       ----       ----      1,153              768        1,921
  Other time deposits......................           376         448        830      1,874      3,528            1,093        4,621
  Certificates-$100,000 and over...........           261         196        149         69        675               30          705
  Foreign office...........................         1,056        ----       ----       ----      1,056             ----        1,056
  Federal funds borrowed...................           524          12         17       ----        553             ----          553
  Short-term bank notes....................           450        ----       ----       ----        450             ----          450
  Other short-term borrowings..............           996           6       ----       ----      1,002             ----        1,002
  Long-term debt and convertible
     subordinated notes....................          ----           5          5          5         15              410          425
------------------------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities.........         5,287         667      1,001      1,948      8,903            4,185       13,088
------------------------------------------------------------------------------------------------------------------------------------
Demand deposits............................          ----        ----       ----       ----       ----            1,828        1,828
Other liabilities..........................          ----        ----       ----       ----       ----              412          412
Stockholders' equity.......................          ----        ----       ----       ----       ----            1,725        1,725
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity.         5,287         667      1,001      1,948      8,903            8,150       17,053
------------------------------------------------------------------------------------------------------------------------------------

Rate Sensitivity Gap.......................        (1,817)        285        236        103     (1,193)           1,193
------------------------------------------------------------------------------------------------------------------------------------
Cumulative Gap.............................       $(1,817)     (1,532)    (1,296)    (1,193)
------------------------------------------------------------------------------------------------------------------------------------
Cumulative Gap as a Percentage of Total Assets     ( 10.7)%    (  9.0)%   (  7.6)    (  7.0)%
------------------------------------------------------------------------------------------------------------------------------------

Fifth Third Bancorp
And Subsidiaries              CONSOLIDATED SIX YEAR SUMMARY OF OPERATIONS

-----------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($000's)                 1995       1994        1993       1992       1991       1990
-----------------------------------------------------------------------------------------------------------------------
Interest Income.................................     $1,173,165    922,301     812,914    787,240    829,628    822,593
Interest Expense................................        609,733    405,548     339,399    359,370    466,381    504,950
----------------------------------------------------------------------------------------------------------------------
Net Interest Income.............................        563,432    516,753     473,515    427,870    363,247    317,643
Provision for Credit Losses.....................         42,962     35,780      48,037     66,100     62,464     43,479
-----------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for
   Credit Losses................................        520,470    480,973     425,478    361,770    300,783    274,164
Other Operating Income..........................        305,715    255,908     231,150    206,308    189,002    141,490
Operating Expenses..............................        395,617    371,545     352,720    316,315    282,844    246,588
-----------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes......................        430,568    365,336     303,908    251,763    206,941    169,066
Applicable Income Taxes.........................        142,883    120,877      97,673     79,742     63,987     48,040
-----------------------------------------------------------------------------------------------------------------------
Net Income......................................     $  287,685    244,459     206,235    172,021    142,954    121,026
-----------------------------------------------------------------------------------------------------------------------
Net Income Per Share (a)........................     $     2.91       2.53        2.19       1.84       1.54       1.31
-----------------------------------------------------------------------------------------------------------------------
Cash Dividends Declared Per Share (a)...........     $      .96        .80         .68        .60        .52        .45 1/3
-----------------------------------------------------------------------------------------------------------------------

(a) Per share amounts have been adjusted for the three-for-two stock splits effected in the form of stock dividends paid January 12, 1996, April 15, 1992 and January 13, 1990.

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

-------------------------------------------------------------------------------------------------------------------------------
As of December 31 ($000's)                              1995         1994         1993        1992        1991           1990
-------------------------------------------------------------------------------------------------------------------------------
Securities...............................          $ 4,338,269    3,637,035    2,674,468   2,419,421   2,625,968      2,002,083
Loans and Leases.........................           11,690,643   10,286,457    9,566,898   8,115,590   6,325,918      6,165,808
Assets...................................           17,052,883   14,957,009   13,128,544  11,390,289   9,981,383      9,344,994
Deposits.................................           12,485,780   10,630,878    9,477,306   8,447,812   7,633,362      7,354,767
Short-Term Borrowings....................            2,005,495    2,452,218    1,691,744   1,348,105   1,127,768        832,457
Long-Term Debt and Convertible
   Subordinated Notes....................              425,396      178,713      407,864     309,730      52,436        125,798
Stockholders' Equity ....................            1,724,575    1,398,774    1,277,660   1,076,854     944,691        845,325
-------------------------------------------------------------------------------------------------------------------------------

SUMMARIZED QUARTERLY FINANCIAL INFORMATION

------------------------------------------------------------------------------------------------------------------------------
                                                    1995                                             1994
                                  -----------------------------------------         ------------------------------------------
                                  Fourth       Third     Second      First          Fourth      Third     Second     First
(Unaudited)($000's)               Quarter     Quarter    Quarter    Quarter         Quarter    Quarter    Quarter   Quarter
------------------------------------------------------------------------------------------------------------------------------
Interest income..............    $313,316     302,741    287,956    269,152        248,739    236,911    223,065    213,586
Net interest income..........     151,188     142,849    135,670    133,725        130,436    131,172    127,346    127,799
Provision for credit losses..      14,483      10,698      8,207      9,574          9,379      7,263      7,842     11,296
Income before income taxes...     115,564     112,881    102,803     99,320         96,505     92,421     89,163     87,247
Net income...................      77,864      75,189     68,514     66,118         64,653     62,844     59,081     57,881
Net income per share (a).....         .78         .75        .70        .68            .67        .65        .61        .60
------------------------------------------------------------------------------------------------------------------------------

(a) Per share amounts have been adjusted for the three-for-two stock split effected in the form of a stock dividend paid January 12, 1996.

Fifth Third Bancorp
And Subsidiaries              CONSOLIDATED TEN YEAR COMPARISON

AVERAGE ASSETS ($000'S)

----------------------------------------------------------------------------------------------------------------------------
                                Interest-Earning Assets
          -------------------------------------------------------------------
                           Federal  Interest Bearing                               Cash and                      Total
             Loans and      Funds       Deposits                                   Due from      Other           Average
Year           Leases     Loaned (a)  in Banks (a)   Securities       Total         Banks       Assets           Assets
----------------------------------------------------------------------------------------------------------------------------
1995      $10,960,757     $ 23,563     $ 1,521      $4,280,773    $15,266,614     $552,534      $511,677         $16,166,207
1994        9,902,901       17,712       6,276       3,101,320     13,028,209      526,007       428,266          13,829,341
1993        8,869,432        9,342       1,084       2,365,897     11,245,755      494,141       435,966          12,041,054
1992        7,189,975       79,194      32,858       2,493,235      9,795,262      440,908       439,332          10,565,594
1991        6,246,679      227,754      35,090       2,373,916      8,883,439      378,185       368,909           9,534,199
1990        5,920,686      289,796      40,927       1,845,413      8,096,822      389,521       361,659           8,759,775
1989        5,450,876      245,017      35,610       1,520,720      7,252,223      374,155       310,550           7,858,542
1988        4,610,145      228,238      44,788       1,404,117      6,287,288      357,575       275,004           6,854,056
1987        3,865,255      368,234      31,700       1,222,676      5,487,865      327,996       240,697           6,001,774
1986        3,181,583      421,937      29,818       1,191,845      4,825,183      283,904       253,338           5,317,156
----------------------------------------------------------------------------------------------------------------------------

AVERAGE DEPOSITS AND SHORT-TERM BORROWINGS ($000'S)

---------------------------------------------------------------------------------------------------------------------------------
                                               Deposits
        ------------------------------------------------------------------------------------------
                                                               Certificates-                           Short-
                     Interest               Money       Other    $100,000    Foreign                   Term
Year      Demand     Checking   Savings     Market      Time     and Over    Office     Total         Borrowings       Total
---------------------------------------------------------------------------------------------------------------------------------
1995   $1,585,256 $1,430,921  $660,379  $1,779,851  $4,319,791  $700,575   $780,475   $11,257,248    $2,669,477     $13,926,725
1994    1,414,048  1,512,670   698,756   1,582,863   3,923,418   336,521    529,434     9,997,710     1,967,819      11,965,529
1993    1,268,371  1,326,759   656,868   1,493,802   3,531,301   441,882    242,245     8,961,228     1,365,070      10,326,298
1992    1,070,387  1,097,918   539,997   1,440,309   3,275,879   490,293     48,200     7,962,983     1,229,664       9,192,647
1991      892,906    830,723   438,708   1,277,134   3,087,476   876,369     13,079     7,416,395       913,608       8,330,003
1990      826,426    719,378   451,571   1,183,786   2,851,996   935,769      2,313     6,971,239       655,942       7,627,181
1989      821,388    605,081   458,849   1,094,001   2,280,222   889,802      5,596     6,154,939       676,627       6,831,566
1988      786,610    547,988   443,267   1,037,427   1,875,876   668,786      7,507     5,367,461       593,035       5,960,496
1987      733,928    476,873   415,816     963,542   1,562,196   497,977      3,130     4,653,462       550,262       5,203,724
1986      664,827    375,040   334,989     872,743   1,508,733   346,774      3,851     4,106,957       492,845       4,599,802
---------------------------------------------------------------------------------------------------------------------------------

INCOME ($000'S, EXCEPT PER SHARE)

-----------------------------------------------------------------------------------------------------------------------------
                                                                                  Per Share(b)
                                                                            ------------------------------
                                                                                                Originally
                                          Other                                                  Reported       Dividends
              Interest      Interest    Operating    Operating      Net       Net    Dividends      Net         Paid as % of
Year           Income       Expense       Income      Expense     Income    Income   Declared     Income        Net Income
-----------------------------------------------------------------------------------------------------------------------------
1995       $1,173,165      $609,733     $305,715     $395,617    $287,685   $2.91    $.96         $2.91         31.2%
1994          922,301       405,548      255,908      371,545     244,459    2.53     .80          2.53         30.5
1993          812,914       339,399      231,150      352,720     206,235    2.19     .68          2.19         29.7
1992          787,240       359,370      206,308      316,315     172,021    1.84     .60          1.83         30.6
1991          829,628       466,381      189,002      282,844     142,954    1.54     .52          1.55         32.3
1990          822,593       504,950      141,490      246,588     121,026    1.31     .45 1/3      1.37         33.1
1989          756,749       460,376      129,580      226,205     113,337    1.24     .40          1.24         30.1
1988          610,819       353,053      110,850      196,736      97,816    1.09     .34 2/3      1.17         31.1
1987          510,437       289,577       98,017      179,977      88,716    1.01     .30 2/9      1.01         28.9
1986          473,705       281,278       88,511      164,906      77,346     .91     .26           .86         27.0
-----------------------------------------------------------------------------------------------------------------------------

MISCELLANEOUS AT DECEMBER 31 ($000'S, EXCEPT SHARE INFORMATION)

------------------------------------------------------------------------------------------------------------------------------
                                                          Stockholders' Equity
                            -------------------------------------------------------------------------------
            Number of                                                                                             Reserve
          Shares of Stock     Common       Capital       Retained     Unrealized                    Per           for Credit
Year      Outstanding(b)     Stock(c)      Surplus       Earnings   Gains/(Losses)    Total      Share (b)         Losses
------------------------------------------------------------------------------------------------------------------------------
1995      100,422,996       $222,939      $338,555      $1,148,279      $14,802   $1,724,575      $17.17          $177,388
1994       97,063,956        143,655       272,999       1,030,338      (48,218)   1,398,774       14.41           155,918
1993       96,148,709        142,300       260,150         862,785       12,425    1,277,660       13.29           144,537
1992       93,792,633        138,442       218,391         720,021         ----    1,076,854       11.48           121,452
1991       93,108,219         93,480       203,607         647,604         ----      944,691       10.15            97,319
1990       92,665,974         93,426       199,884         552,015         ----      845,325        9.12            90,242
1989       92,113,769         92,881       197,136         472,266         ----      762,283        8.28            85,664
1988       90,516,237         62,866       187,051         419,514         ----      669,431        7.40            73,008
1987       88,179,389         61,329       169,706         352,363         ----      583,398        6.62            60,776
1986       87,940,289         42,776       145,976         308,663         ----      497,415        5.66            49,587
------------------------------------------------------------------------------------------------------------------------------

(a) Federal funds loaned and interest bearing deposits in banks are combined in other short-term investments in the Consolidated Financial Statements.
(b) Number of shares outstanding and per share data have been adjusted for stock splits in 1996, 1992, 1990, 1987 and 1986.
(c) Includes $404,000 of treasury stock in 1992 and 1991.