Form 10-K405, Exhibit 13
period 1996-12-31
FIFTH THIRD BANCORP
filed 1997-03-04
CIK 35527

                                                                           FOCUS




                                                                      [ARTWORK]


                                                                     FIFTH THIRD
                                                                         BANCORP
                                                                            1996
                                                                   ANNUAL REPORT

PERFORMANCE
HIGHLIGHTS


CONTENTS

 2   President's Letter

 6   Management
     Editorial

15   Consolidated
     Statements of
     Income

16   Consolidated
     Balance Sheets

17   Consolidated
     Statements of
     Changes in
     Stockholders' Equity

18   Consolidated
     Statements of
     Cash Flows

19   Notes to Consolidated
     Financial Statements

27   Independent
     Auditors' Report

28   Management's
     Discussion and
     Analysis of Financial
     Condition and Results
     of Operations

37   Consolidated Six  Year
     Summary of
     Operations, Condensed
     Consolidated Balance
     Sheet Information and
     Summarized Quarterly
     Financial Information

38   Consolidated Ten Year
     Comparison

     Directors and Officers
     on inside Back Cover

In 1996, our focus on the basics of
sales, credit quality, teamwork, expense control & hard work resulted in another successful year for Fifth Third Bancorp.

[The following tables are representive of graphs shown under performance highlights in the Bancorp's Annual Report]


Fully-diluted Net Income Per Share
Five Year Compound Growth Rate 16%*
1991                      $   1.52
1992                      $   1.82
1993                      $   2.15
1994                      $   2.48
1995                      $   2.83
1996                      $   3.26*
1996                      $   3.16

* excluding SAIF


Dividends Declared Per Share
Five Year Compound Growth Rate 16%
1991                      $    .52
1992                      $    .60
1993                      $    .68
1994                      $    .80
1995                      $    .96
1996                      $   1.10


Book Value Per Share
Five Year Compound Growth Rate 15%
1991                      $  10.15
1992                      $  11.48
1993                      $  13.29
1994                      $  14.41
1995                      $  17.17
1996                      $  20.25


Total Assets ($ in billions)
Five Year Compound Growth Rate 16%
1991                      $  9.981
1992                      $ 11.390
1993                      $ 13.129
1994                      $ 14.957
1995                      $ 17.053
1996                      $ 20.549


FIFTH THIRD BANCORP
     AND SUBSIDIARIES  FINANCIAL HIGHLIGHTS
---------------------------------------------------------------------------------
                                                  1996           1995    % Change
=================================================================================
EARNINGS AND DIVIDENDS ($000'S)
Net Income ...............................   $    335,059        287,685     16.5
Operating Earnings (a) ...................        345,857        287,685     20.2
Cash Dividends Declared ..................        115,515         95,181     21.4
---------------------------------------------------------------------------------
PER SHARE
Net Income ...............................   $       3.22           2.91     10.7
Fully-Diluted Net Income .................           3.16           2.83     11.7
   Excluding Special SAIF Assessment (a) .           3.26           2.83     15.2
Cash Dividends Declared ..................           1.10            .96     14.6
Year-End Book Value ......................          20.25          17.17     17.9
Year-End Market Price ....................          62.81          48.83     28.6
---------------------------------------------------------------------------------
AT YEAR END ($ IN MILLIONS)
Assets ...................................   $     20,549         17,053     20.5
Loans and Leases (b) .....................         12,514         11,690      7.0
Deposits .................................         14,375         12,486     15.1
Stockholders' Equity .....................          2,144          1,725     24.3
---------------------------------------------------------------------------------
KEY RATIOS
Return on Average Assets (a) .............           1.78%          1.78       --
Return on Average Equity (a) .............           17.8           18.1     (1.7)
Overhead Ratio (a,c) .....................           43.5           43.9      (.9)
Net Interest Margin ......................           3.99           3.90      2.3
---------------------------------------------------------------------------------
Number of Shares .........................    105,892,554    100,422,996      5.4
Number of Stockholders ...................         15,632         15,148      3.2
Number of Banking Locations ..............            414            384      7.8
Number of Full-Time Equivalent Employees .          6,549          6,108      7.2
---------------------------------------------------------------------------------

(a) For comparability, certain financial ratios and statistics exclude the impact of the 1996 special SAIF assessment of $16.6 million pretax ($10.8 million after tax or $.10 per share).

(b) Excluding the effect of loan sales and securitizations over the past year, total loan and lease outstandings would have increased 25.8%.

(c) Operating expenses divided by the sum of fully taxable equivalent net interest income and other operating income.


FIFTH THIRD BANCORP
STOCKHOLDER AND CORPORATE INFORMATION
======================================================================
Stock Data                                                Dividends
                                                           Paid Per
Year    Period                 High        Low               Share
----------------------------------------------------------------------
1996    FIRST QUARTER         $59 3/16     $43  3/4        $.26
        SECOND QUARTER         58  1/4      50  1/8         .26
        THIRD QUARTER          58  1/8      50  1/4         .26
        FOURTH QUARTER         73  3/4      58  1/2         .29
----------------------------------------------------------------------
1995    First Quarter         $35  1/6     $31  3/8        $.20 2/3
        Second Quarter         38  1/4      32 1/12         .23 1/3
        Third Quarter          38  5/6      36  1/3         .23 1/3
        Fourth Quarter         50 5/12      37  3/4         .23 1/3
----------------------------------------------------------------------

The common stock of Fifth Third Bancorp is traded in the over-the-counter market and is listed under the symbol "FITB" on the NASDAQ National Market System.

------------------------------------------------------------------
RATINGS                             Standard         Duff &
                            Moody's & Poor's  Fitch  Phelps
------------------------------------------------------------------
FIFTH THIRD BANCORP
  Commercial Paper            P1       A1+     F1+   Duff-1+
------------------------------------------------------------------
FIFTH THIRD BANK-CINCINNATI
  Short-Term Deposit          P1       A1+     F1+   Duff-1+
  Long-Term Deposit           Aa2      AA-     AA+     AA
  Medium-Term Deposit         Aa2      AA-     AA+     AA
------------------------------------------------------------------
FIFTH THIRD BANKS OF NORTHWESTERN OHIO, N.A.,
COLUMBUS, NORTHEASTERN OHIO, CENTRAL INDIANA AND
KENTUCKY, INC.
  Short-Term Deposit          P1       A1+     F1+   Duff-1+
  Long-Term Deposit           Aa3      AA-     AA+     AA
------------------------------------------------------------------

CORPORATE OFFICE

The Corporate Office is located at Fifth Third Center, Cincinnati, Ohio 45263. The telephone number is (513) 579-5300.

ANNUAL MEETING

The Annual Meeting of Stockholders will be held at 11:30 a.m. on Tuesday, March 18, 1997, on the fifth floor of the Corporate Office.

INVESTOR INFORMATION

Any individual requesting general information or a copy of the Corporation's 1996 Form 10-K Report (to be filed with the Securities and Exchange Commission before March 31, 1997) may obtain these by writing to Investor Relations at the Corporate Office. Investor information can be accessed on the Internet at www.53.com/bancorp.

DIVIDEND REINVESTMENT

For the convenience of stockholders, the Corporation has established a plan whereby stockholders may have their dividends automatically reinvested in Fifth Third Bancorp common stock. Details of the plan will be sent on request (see back page).

TRANSFER AGENT AND REGISTRAR

Transfer agent and registrar is Fifth Third Bank, Fifth Third Center, Cincinnati, Ohio 45263.

DEAR STOCKHOLDERS AND FRIENDS:

     I am pleased to report that Fifth Third Bancorp's 1996 operating earnings increased to $345,857,000 up 20% over 1995. We achieved this success by remaining focused on the basics of sales, credit quality, teamwork, expense control and hustle.

     For 1996, we achieved a return on equity of 17.8% and return on assets of 1.78%. Revenue growth and expense control lowered our overhead ratio for 1996 to 43.5%, ranking us the best of the top 50 U.S. banking companies for the second consecutive year.

[Photo George A. Schaefer, Jr., President and CEO]


     In September, we increased our quarterly dividend to $.29 per share, representing a 24% increase over September, 1995. We are proud to have followed a pattern of increasing our quarterly dividend every nine months for over 10 years.

     Net income, including a special, pretax charge of $16.6 million, or $.10 per share, mandated by federal legislation to recapitalize the Savings Association Insurance Fund (SAIF) of the FDIC, was $335,059,000, an increase of 16% from 1995. This charge during the third quarter of 1996 applied to approximately $2.7 billion of thrift deposits we acquired over the years. While it translates to little more than government confiscation, it was $1.4 million less than originally anticipated and reduces ongoing deposit insurance expense by $6.1 million annually. I am very pleased that we were able to overcome this special charge and still post the double-digit earnings growth that shareholders have come to expect.

    Looking at our results for 1996, I was especially encouraged by our net revenue growth of 22% over 1995. Although acquisitions in the fourth quarter of 1995 and the first quarter of 1996 helped, most of the revenue growth was internally generated through a focus on new products, fee initiatives, new campaigns and promotions, and, of course, aggressive selling. For example, trust and data processing revenue increased 20% and 17%, respectively, through new customer sales and referrals. International and letter of credit fee income grew 10% as we helped our commercial customers conduct their businesses abroad. Other examples include 41% growth in mortgage loan fee income driven by strong originations in all of our markets, and significantly higher ATM revenues as we deployed more ATMs and focused on customer convenience.

     Our balance sheet is as strong as ever. Our capital ratios and leverage are at the top of the industry, a fact continuously recognized by rating agencies, analysts, investors and even regulators. Our funding mix improved considerably in 1996 as we improved the deposit base of acquired offices and focused on transaction accounts. Loans and leases continue to grow, but the balance sheet only tells part of the story this year. We have used loan sales and securitizations to allow us to further expand our origination and servicing capability without increasing balance sheet leverage. While average loan and lease outstandings increased 12%, origination volumes increased even more. For example, mortgage originations were $1.6 billion in 1996, compared to $1 billion in 1995. Consumer loan and lease originations were $2.8 billion in 1996 compared to $2.3 billion in 1995. Through effective securitization, origination capacity and service fee income are no longer constrained by capital levels. We think this approach improves flexibility and will provide much more value to our shareholders over time while allowing us to maintain a strong balance sheet.

    Looking at credit quality, consumer charge-offs admittedly were higher than any of us expected heading into 1996. The nearly $30 million increase over 1995 created some earnings challenges that we overcame, but I think the whole industry was lulled by the unusually low charge-offs of the last three or four years. At .49%, our current ratio of net charge-offs to average loans and leases is about the same as our historical 10-year average, and our reserve for credit losses is more than five times nonperforming assets. Our loan losses are lower than average for other banks and our level of underperforming assets is among the best. We will continue to work hard to manage charge-offs and credit risk in 1997.

     We continue to fill in our markets along the interstate highways. After successfully integrating the six acquisitions from 1995 and the purchases of 1st Nationwide's Cleveland offices, NBD's Ohio operations and Kentucky Enterprise Bancorp during the first quarter of 1996, we focused the rest of the year on integrating these acquired locations and ensuring they are delivering the performance you have come to expect from Fifth Third.

    The acquisitions strengthened our ability to compete in these markets by increasing our presence, consumer access and sales force. Fifth Third Bank of Northeastern Ohio, which grew to $2.7 billion in assets with the purchase of Falls Financial and 1st Nationwide, added 288,000 new customers and now serves a six-county area with 61 banking locations. Our purchase of NBD Ohio enhanced market share in Columbus, which now ranks as the fourth largest bank in that area and in Dayton, which now boasts 23 Banking Centers, six Bank Marts(R) and two new fully automated, 24-hour Quick Source SM locations. Fifth Third Bank of Northern Kentucky, the largest financial institution in that market, successfully integrated the deposits and offices of Kentucky Enterprise Bancorp in 1996. We are able to serve 27,000 more customers as a result of the acquisition with only three more locations than we had prior to the acquisition.

     We have actually purchased a total of 72 locations since September of 1995. However, the net number of Fifth Third offices has only increased by 32 after consolidation. With excess capacity in the industry, we believe that quick and decisive consolidation is the key to successful acquisitions. It makes us more efficient while still providing the convenience customers expect.

     We have continued to invest in equipment and personnel to achieve growth in all our rapidly evolving businesses. While developing new initiatives in payment technology for future consumer benefit, Midwest Payment Systems (MPS), our data processing subsidiary, continued to grow in 1996. This activity helped drive a 17% increase in revenue for MPS, which the group realized through sales, not acquisition. The Trust and Investment Group also made significant investments in staff and technology. As a result, the group posted a 20% increase in revenue.

     With growth and acquisitions come expenses. Year over year expense growth was higher than normal for us as we worked hard to integrate new locations. Our expense growth rate slowed considerably in the second half of the year and our industry-leading overhead ratio actually improved over 1995. The American Banker recognized us as #1 among the top 50 U.S. banking companies for our efficiency ratio of 41.04% at the end of the third quarter.

     This month, we authorized the repurchase of $250 million of our common stock over the course of the coming year. Strong earnings, asset securitization and the conversion of our subordinated debt to equity all contributed to high capital levels, even by our standards. We have always adhered to capital levels and balance sheet quality that is at the top of our industry, but we are equally

[The following table is representative of the graph shown on page 4 in the Bancorp's Annual Report.]

Overhead Ratio
Growing revenues faster than expenses drives our overhead ratio to one of the lowest in the industry.

             Fifth Third           Peer
             -----------           ----

1991            49.5%             63.9%
1992            48.6%             62.6%
1993            48.6%             62.0%
1994            46.6%             63.1%
1995            43.9%             61.3%
1996            43.5%              N/A


committed to delivering to you consistently high returns and the disciplined use of your money. Of course, we will always maintain adequate capital to grow.

     We were pleased to recently announce the appointment of Dr. Mitchel D. Livingston, Vice President for Student Affairs and Human Resources at the University of Cincinnati, to serve as a Director for Fifth Third.

     At the Bancorp's Annual Meeting in March, John D. Geary will retire from the Board after 20 years of service. On behalf of all Fifth Third stockholders, I'd like to thank Jack for his guidance and support and wish him continued success.

     As we look ahead, the traits that differentiate Fifth Third -- teamwork, hard work, sales, strong credit quality and expense control -- will continue to serve our shareholders well as industry challenges continue to change. We want to focus on bringing more of our revenues down to the bottom line and investing resources in the lines of business providing the greatest return. We will continue to be aggressive in increasing loan and lease growth, fee income, and dissemination of our products and services.

    During 1996 we were added to the S&P 500 index. We were also recognized by FinancialWorld magazine, which named Fifth Third the #1 Bank among the country's 100 largest financial institutions. In addition, Salomon Brothers ranked us the #1 U.S. Bank in overall profitability, capital, productivity and credit quality.

  Teamwork produced the results that earned these accolades and, as always, I want to thank all of the 6,970 members of the Fifth Third Team for staying focused on the basics which resulted in another successful year.

    Finally, I close by thanking our customers, suppliers, Boards of Directors, stockholders and the communities in which we operate for their continued loyalty, support and confidence.



Sincerely,

/s/ George A. Schaefer, Jr.

George A. Schaefer, Jr.
President and CEO
January, 1997

GROWTH

RETAIL BANKING

     DELIVER CONVENIENCE


     1996 was a challenging year for the Retail Banking Group. After assimilating six acquisitions in 1995, we expanded four existing markets through branch acquisitions during the first quarter of 1996. The Retail team, in conjunction with the Bancorp's other business and support groups, successfully merged $2.1 billion in deposits, $378 million in loans and 65 offices through the acquisitions of 1st Nationwide in Cleveland, NBD in Columbus and Dayton, and Kentucky Enterprise Bancorp in Northern Kentucky. As a result, our Northeastern Ohio affiliate grew to 61 Banking Centers and $2.7 billion in assets and is now the third largest bank in the Cleveland market. Columbus integrated $346 million in deposits, and 11 offices, while Dayton added two locations. Fifth Third Bank of Northern Kentucky acquired $216 million in deposits and three new offices and continues to have the largest market share in Northern Kentucky.

     With this solid infrastructure in place to deliver convenience, we turned our attention to building core deposits. We introduced new products, cross-sold existing services and promoted transaction accounts. Demand deposits and interest bearing checking and savings account balances grew by 53% over last year. Traditional checking account options were tailored to offer custom product choices for four distinct customer segments and their specific financial needs. This product launch featured the debut of our newest checking account, Platinum One(SM), which rewards higher balances with premium interest rates. Customer demand fueled growth of our new products throughout all our markets. Platinum One balances have grown to $370 million since June, and MaxSaver(SM), our tiered savings product introduced in late 1995, grew to $1.2 billion in deposits. Florida, Lexington and Northern Kentucky had exceptional savings account growth, posting 787%, 137% and 244% increases, respectively. We worked hard at cross-selling and used creative marketing campaigns to improve our deposit mix while reducing our overall cost of funds.

     Convenience remains paramount for most consumers in choosing a financial services provider. We remain committed to delivering it through a variety of options. After all, convenience means different things for different customers. Delivery of sales and service through the traditional Banking Center remains our primary means, with full-service Bank Mart locations, open seven days a week inside grocery stores, continuing to increase in popularity.

     We built on our 10-year Bank Mart experience during the year with the introduction of Quick Source. These facilities, available 24-hours a day inside grocery stores, feature a video resource center with Johnny Bench, our spokesperson for the past 23 years, providing product information. Jeanie(R) ATMs and Jeanie Telephone Banking are also available for customers' around-the-clock convenience. We will continue to look for opportunities to expand this concept as it enables us to provide 24-hour service without the staffing expense.

     The deployment of more ATMs to non-traditional locations is increasing. In 1996, we added 131 new Jeanie ATMs throughout all our markets. We are continually evaluating location opportunities in recreational facilities, shopping centers, restaurants and other high traffic areas where our customers will find convenience, while non-customers will be willing to pay extra for it, thereby generating additional fee income.

    Overall, we made some fairly dramatic changes in the retail delivery network in our markets over the past 15 months. Since the third quarter of 1995, we have purchased 72 traditional branches, but our number of traditional banking centers only increased by 25, highlighting our success in consolidating and improving profitability without sacrificing customer convenience. At the same time, we added seven new Bank Marts, 131 ATMs and introduced four Quick Sources.

     Our retail banking delivery system will continue to evolve as our customers dictate. We haven't abandoned "bricks and mortar," but we will make sure the branches we have make sense and are as productive as possible. Alternatives such as Quick Sources will expand and, with help from Midwest Payment Systems, we will explore other electronic banking delivery opportunties.

[photo]

Bank Mart Manager, Keith Richburg, discusses the benefits and conveniences of a Fifth Third Home Equity loan with his customer, Evelyn Watson.

     Consumer loan and lease originations remained strong in all of our markets during 1996. We used sales and securitization to expand origination and servicing capability without increasing balance sheet leverage. Consumer loan and lease origination volumes increased 29% over 1995. For the year, we originated $1.6 billion in residential mortgage loans, compared to $1 billion in 1995. Consumer loan and lease originations were $2.8 billion and $2.3 billion, respectively, in 1996 and 1995, while new consumer lease volumes increased from $783 million in 1995 to $1.2 billion in 1996.

     Development of innovative products like the "Perfect Mortgage(SM)," which features five adjustable-rate mortgage options, low closing costs and low charges for conversion to a fixed rate mortgage will continue to drive our mortgage volume, particularly in newer markets where our market share is not yet #1. Combining innovative product development with successful cross-sell initiatives will continue to build market share throughout all our communities.

     Our portfolio of credit card products was enhanced during the year to offer expense management solutions for small and medium-size businesses with the introduction of the Visa(R) Purchasing, Visa Corporate and Visa Business credit cards. Credit card outstandings were up 12% over year end 1995.

     Retail banking is about choices, and our continued success will depend on our ability to remain flexible and deliver the products and services our customers want when they need them. It is also known as "convenience". Positive transaction account growth and cross-selling efforts, evidenced by across the board increases in all of our retail product lines, demonstrate that we are on target. We will continue to focus on the basics to stay there.

[photo]

Fifth Third remains committed to delivering convenience to its customers. Bank Marts and Jeanie ATMs are two of the more popular options provided today.

COMMERCIAL BANKING

  DEVELOP RELATIONSHIPS

     The Commercial Banking Group met the challenge of more aggressive competition by continuing to develop relationships with our customers during 1996. Fifth Third relationship officers throughout our markets responded to customers' demands that we understand their businesses and deliver value-added, creative business banking solutions. Commercial bankers became financial architects and consultants, working closely with customers to design their business banking package of services.

[photo]

The team featured in the photo had been instrumental in developing a relationship with the retirement community of Cedar Village. This has led to other referrals of new business to Fifth Third, including Jewish Vocational Service. Seated left to right: Brian Rogg, Commercial Mortgage; Patricia Borger, Foundation and Endowment Services; Valerie Scott, Relationship Manager; standing Nicole Wilheim, Treasury Management; Doug Burgess, Commercial Mortgage.


     Our hard work and responsiveness grew commercial loan and lease outstandings to $6.1 billion, a 13% increase over last year, while commercial deposits increased 20% over 1995. Activity in all our markets was strong, with Columbus, Central Indiana, Louisville and Northeastern Ohio delivering impressive results. In Columbus, for example, a team comprised of veteran Fifth Third employees and new employees from the NBD Ohio acquisition, forged ahead to capitalize on the expanded market. As a result of these cross-sell efforts, Columbus added over $175 million in commercial loans and leases in 1996 along with $10 million in deposits. In Indiana, our team made over 20,000 personal visits to customers and prospective customers during the year. The market responded positively, evidenced by the growth of $44 million in commercial loans and leases during 1996 as well as an increase of $15 million in demand deposits. Louisville delivered equally impressive results through its aggressive calling campaign. Commercial demand deposits grew 12% and loans and leases increased 33%.

    The Commercial Banking Group also sharpened its focus on several niche services. Leveraging our delivery system of Banking Centers and Bank Marts, the Business Development Group was realigned to meet the needs of small and mid-size companies with enhanced products, volume-based pricing structures and hands-on customer service. Our Business 53(R) checking account was segmented into three distinct packages to provide the most value to our customers while generating a profitable relationship for the Bank. Business 53 Essentials, Business 53 Advantage and Business 53 Premier all offer the small and mid-size business owner time and money-saving banking options.

     Another niche we are developing focuses on the dynamic health care industry. The Health Care Banking Group, comprised of commercial lenders and private bankers, continued to work closely with high-net-worth medical professionals, hospitals, insurance companies, and other service providers to offer business and personal banking solutions.

    Corporate Treasury Management continued to develop solid relationships with customers and co-workers to increase awareness of business banking solutions they provide. This effort, combined with superior technology and customer service, drove income, including business service charges, to a record 33% increase over 1995. Trans-Act:PC(R), Positive Pay, Lockbox and the Corporate One Account(R) were the fastest growing services in 1996. Successful marketing of treasury products including payment services, Electronic Data Interchange, ACH, disbursement services, Account Reconciliation Plans, cashiering services, sweep arrangements, including Information Reporting Systems, contributed to Corporate Treasury Management income growth of 53% over last year. Technology plays a major role in supporting our electronic banking products, and the Corporate Treasury Management team, which includes 11 Certified Cash Managers, will continue to update its technical and industry expertise to ensure future success.

     As business customers are looking to automate more of their financial functions, our Corporate Treasury Management Group is challenged to provide innovative solutions as never before. They're meeting these challenges with a combination of hard working, expert personnel and cutting-edge technology tools. We anticipate additional technology investments so that we can maintain our competitive edge, be a part of the payment system revolution and win many new contracts while solidifying existing relationships.

     The Fifth Third Leasing Company continued its record-setting growth in 1996 by employing quality personnel who showed a true entrepreneurial spirit in embracing new opportunities. We kept a close control on expenses, increased our use of syndication and constructed non-traditional deals. The Company surpassed $1 billion in outstandings in June 1996, exceeding our own expectations. By mid-year, originations were equal to those for the entire year 1993. The Fifth Third Leasing Company is also laying the foundation for future success by employing experienced leasing professionals in markets where it makes sense while capitalizing on Bancorp acquisitions to increase familiarity with its products and services. Looking forward, we will continue to focus on strengthening our vendor program sales initiatives to build relationships within this vast market.

     The commitment to the international banking market remains strong as fees increased 10% over 1995. During the year, a Fifth Third trading representative was permanently established in Brussels, Belgium to expand our calling efforts on companies headquartered in Europe with operations in our markets here at home. We also opened an office in Hong Kong to better serve our import-export customers.

     Our vision for 1997 is clear. We will focus on the basics, while providing creative business banking solutions for our customers through ongoing training of bank personnel and a sharpened attention to developing relationships. We will also continue to take advantage of our central geographic location. Fifth Third's access to excellent freight and distribution centers offers us a continual source of business prospects. Creating and executing a plan to convert these prospects into customers is Fifth Third's Commercial Banking Group's mission. We'll achieve it by bringing value-added solutions to them, developing lending niches and being "more than a banker." We are working hard to raise the bar of this commodity business by truly understanding our customers' needs, and then championing their success.

[photo]

Comair, a regional airline headquartered in Northern Kentucky, continues to expand throughout the country while developing its relationship with Fifth Third to include Treasury Management and International Banking services.

TRUST & INVESTMENT SERVICES

  BUILD WEALTH

     Revenue from the Trust and Investment Group was up 20% for 1996. With approximately $10 billion in assets under management, Fifth Third Investment Advisors continued to build wealth for personal, institutional and not-for-profit clients by staying close to them, working to understand their needs and then offering them the best and most appropriate solutions.

     The Fountain Square(R) funds, the Bank's proprietary family of stock, bond and money market mutual funds surpassed $2 billion in assets in 1996 and is now ranked in the top 50 fund families in the country.

     The Quality Growth Fund received a four-star rating from Morningstar for its three-year performance ending December 31 and an "A" rating for its one-year performance from The Wall Street Journal (December 31). Investor's Business Daily ranked it among the top 25 Growth Funds for its six-month performance (December 3) and gave it an "A" ranking, placing it in the top 10% of all funds for its three-year returns.

     The Balanced Fund was featured in Fortune magazine's list of "Best Mutual Funds For Your Money Now" (December 23) while the American Banker ranked it the #1 bank-managed mixed asset mutual fund for its third quarter results. The fund's three-year performance also merited an "A" ranking by The Wall Street Journal (November 29) and Lipper placed it in the top 3% for its one-month performance (November 30).

     Investor's Business Daily gave the Mid Cap Fund a "B+" ranking and placed it among the top 20% of all funds for its three-year investment performance. It was also included in the American Banker list of top 25 bank-managed equity funds for its third quarter performance and placed among the top 2% by Lipper for one-month investment results (November 30).

     The International Equity Fund exceeded $120 million in assets during the year and continued to outperform the EAFE Index, a benchmark for international investing, by 4.10%. The Ohio Tax Free Bond Fund and U.S. Government Securities Fund both received three-star ratings from Morningstar for their three-year investment performance, while the Commercial Paper Fund, Government Cash Reserves Fund and Treasury Obligations Fund received positive one-month Lipper rankings, placing them in the top 7%, 10% and 3%, respectively (November 30).

     In Private Banking, we continued to use technology to find solutions for our customers. We responded to the increasing sophistication of our personal customers' financial and investment needs with the introduction of the One Account Advantage(SM). The product offers a checking account with an automated sweep feature to various investment alternatives along with the convenience of a consolidated statement showing both bank and brokerage balances and activity. Private Banking's expertise in Health Care Banking and Corporate and Professional Services have fueled continued growth by responding to each customer's needs.

     During 1996 Personal Trust income increased 18%, as did the depth and breadth of our products and services. We enhanced our ability to provide trust and investment services with the creation of the Personal Wealth Management Group, for high net worth individuals, and the Personal Investment Management Group, for clients seeking more active management. We also created the Closely-Held Business Unit to serve the estate and succession planning needs of closely-held businesses. Aggressive direct marketing, combined with seminars and sales blitzes in all our markets, contributed to this significant growth.

     Fifth Third Securities, Inc., our brokerage subsidiary, continued to listen and serve the needs of our clients and, as a result, posted a 60% increase in revenues. The Group added investment representatives to expand sales and introduced VoiceBroker(R), an automated telephone trading service, to allow real-time, 24-hour stock, mutual fund, bond and option trading via a touch-tone phone.

    The Employee Benefits Group continued to add new companies to its Fountain Square 401(k) Advantage(R) program, highlighted by Consolidated Stores. Headquartered in Ohio, Consolidated operates 1,900 retail outlets, including Odd Lots and Big Lots. The company has 33,000 employees and annual sales of over $2.9 billion. Other new plan participants during the year include Phar-Mor, the Columbus-based discount pharmacy chain, Lexington's Studio Plus, an executive travel lodging corporation and Cincinnati-based Gold Medal Products. Our advanced daily valuation capabilities make us an industry leader in helping our plan participants build wealth for their retirement.

     The Securities Services Group expanded its penetration in the institutional custody and mutual fund services markets during the year. The group combined technology, the expertise of its professional accounting staff and a commitment to serving a market that many other providers are exiting. We created an electronic interface with Princeton Financial Systems to enhance automation and communication for invesment portfolio reporting and reconciliation. The group also introduced mutual fund accounting to its portfolio of custody processing services, which includes cash management, credit facilities, closed-end/stock transfer agency, foreign exchange, affinity credit cards and 401(k) record-keeping services. As a result, several large customers were added during the year, including Bennington Capital Management's Accessor Funds, a family of eight mutual funds with over $400 million in assets. At year end, trust assets under care totaled over $92 billion. The Stock Transfer Group, a contributor to Corporate Trust services fee income, was recognized during the year by Rutgers University in a study that ranked Fifth Third as the #1 transfer agent in Ohio, Kentucky, Indiana and Illinois. The Bank was cited as excelling in client and shareholder service, technological operating innovations and cost containment. Corporate Trust service fee income was up 19% in 1996.

[photo]

Kathy DeLaura, Executive Director of the Cincinnati Ballet, seated in the middle, reviews with Fifth Third Investment Advisors, Roberta Tucker, Chip Peitengill and John Schmitz the solutions for building wealth for her organization.

    For our not-for-profit customers, the Foundation and Endowment Group manages over 250 relationships and over $2 billion in assets. Our dedicated team provides a variety of products including Investment Management, Planned Giving, Fountain Square 403(b) Advantage Retirement Program and Custody services for endowments. The Group has taken the lead in offering socially responsible investment alternatives to accommodate a variety of clients' interests and concerns.

     We have also created a consulting service and a seminar series entitled, "Composing A Strong Future." This positions us to assist our not-for-profit clients in accessing an estimated $10.4 trillion in wealth expected to pass intergenerationally by the year 2040. This unique combination of innovative products and dedicated professionals generated a 26% increase in revenue.

     Fifth Third's Trust and Investment Group is focused on providing our personal, institutional and not-for-profit clients with the best solutions for building wealth. We strive to be recognized as the preferred provider of investment and financial services in all our markets.

MIDWEST PAYMENT SYSTEMS

   PROVIDE SOLUTIONS

     Midwest Payment Systems (MPS) continued to provide merchant processing and electronic funds transfer (EFT) solutions, superior products and technical excellence that drove a 17% increase in revenue over 1995.

    Merchant processing continues to be the fastest growing component of MPS' business, with transactions increasing at an annual rate of over 33%. Solely through internally-generated sales, MPS has grown from 27th largest in the industry in 1993 to one of the top ten largest merchant processors today based on sales volume. With its integrated debit card processing capability, MPS has the ability to serve large, national chains and has focused on retailers and supermarkets. By year-end 1997, MPS should be ranked in the top five merchant processors.

[photo]

Pictured are members of the MPS Team who provide solutions to EFT and merchant customers around the world. Seated left to right are: Rob Crawford, Lynn Strickmeyer, Shawn McCabe, and standing left to right: Joe Pappano, Lisa Kintyalocts, and Tom Behringer.

     During 1996, MPS expanded its long-standing card processing relationship with Federated Department Stores, Inc. to include Macy's stores. Other large, multi-outlet customers added during the year include The Automotive Marketing Association and its network of 6,000 All Pro/Bumper to Bumper auto parts stores and Sally Beauty Company, which markets beauty products internationally through 1,500 outlets. Additionally, MPS now processes credit card payments for Sprint Communications and one of its subsidiaries, Sprint PCS. MPS' total merchant processing portfolio, including new customers awaiting conversion, has grown to $20 billion in merchant sales on an annualized basis.

    Revenue from MPS' EFT business continues to grow, with margins improving through the pricing of new products and lower operating costs. EFT services for financial institutions include ATM processing, card authorization and settlement, and gateway access to regional and national EFT networks. During 1996, MPS added 65 financial institutions as new EFT customers, expanding its presence in the Northeastern U.S., California, Illinois, Kentucky and Tennessee. MPS also added 25 new member financial institutions to Jeanie, Fifth Third's proprietary ATM network which now serves over 4.2 million cardholders.

    As the financial industry continues to consolidate, growth in the EFT business will come from new products and services. The increasing popularity of debit cards as a check-free payment alternative led to the addition of over 75 financial institutions to MasterCard MasterMoney(TM) and VISA CheckCard processing services during 1996, and a backlog of 50 more new customers to be converted. Capitalizing on over 20 years of EFT and data processing experience, MPS has developed proprietary, fully-integrated software that processes cardholder and EFT transactions on a single platform. This gives MPS an advantage in debit card processing by allowing it to offer a single debit and credit card solution to financial institutions and merchants.

     MPS expanded its EFT relationship with NationsBank to provide ATM processing and settlement services to U.S. military forces and civilian defense employees overseas. In 1993, MPS made its initial venture abroad by placing ATMs on military bases in Japan. This experience and MPS' ability to directly link ATMs to all major U.S. networks were key in getting this business. MPS now dispenses U.S. dollars and other currencies ranging from British pounds to Korean won across Europe, the Netherlands, Germany, Japan, Korea and Panama. The United Kingdom presented a special challenge by requiring that account reconciliation occur in local currency, rather than the customary format of U.S. dollars. MPS' programming team responded by creating the software to convert its dollars and cents processing system to support pound sterling ATM transaction posting and reconciliation.

     MPS believes that the data processing industry will continue to consolidate. MPS is committed to this business and believes that it has strong growth potential through new sales, new products and technology. We believe MPS' proven ability to provide the lowest cost solution with the best technology will always win in this industry. MPS continues to use its experience and expertise to develop leading-edge technology. A good example is Bill Payer 2000(SM), MPS' new automatic bill paying service first piloted in early 1995. Unlike home computer or phone banking systems, Bill Payer 2000 requires no effort by the customer unless there is an objection to the bill. The advantage is that it can electronically pay bills of varying amounts and frequency, and it works for customer accounts at any bank or savings and loan, not just Fifth Third. In 1996, MPS signed up several newspaper, cable television and public utility customers in Ohio and Indiana.

     Many financial institutions issued separate securities for their processing subsidiaries during 1996's torrid market for "partial spin offs" and IPOs. We will continue to monitor this evolving industry closely and act in our shareholders' best interests. We have responded to investor inquiries by publishing revenue and profitability by business segments in the detailed financial statements which follow.

     Looking ahead to 1997, product and systems development, innovative alliances in the merchant and EFT businesses, and aggressive sales are all expected to play a large role in MPS' growth.

[photo]

The Data Center at Fifth Third facilitates the processing for MPS which is now the second largest EFT processor in the country and ranks among the top 10 credit card merchant processors in the business.

FIFTH THIRD CARES

     Banking is a people business. People with different educational, cultural and professional backgrounds helping people in the community meet their goals, dreams and visions. It's what we do at Fifth Third Bancorp everyday, and can be seen in the way we build our business. We get close to our customers in our communities so we can understand their needs and provide solutions. We work to empower people so they can build a stronger community where they live and work, and recognize that our ability to do so is limited only by the scope of our imagination.

     It's this commitment to people that compels over 6,900 Fifth Third employees to provide time, expertise and financial support to organizations and causes which they believe will enhance the overall quality of life in their communities. The Bank has a long history of generosity. In 1948, Fifth Third became one of the first financial institutions in the country to establish a charitable foundation. Through funding proposals initiated by Bank employees, the Fifth Third Foundation provides support to: COMMUNITY AND NEIGHBORHOOD ORGANIZATIONS involved with housing and business development, training in community development, and minority empowerment programs; INSTITUTIONS OF HIGHER EDUCATION, including a matching gift program for employees; CULTURAL AND ARTS ORGANIZATIONS seeking to make arts more accessible to all members of the community, especially youth; and HEALTH and HUMAN SERVICES ORGANIZATIONS with major support provided through the United Way.

     During 1996, The Fifth Third Foundation awarded over $1.7 million in grants throughout our 11 affiliate communities. Highlights of the year included grants to the URBAN LEAGUE OF GREATER CINCINNATI for the construction of a new administration building, the ADAMS/BROWN COUNTIES ECONOMIC OPPORTUNITIES, INC. for the creation of job opportunities for impoverished residents, Northern Kentucky's PARISH KITCHEN for the construction of a new facility to feed the poor, WGTE PUBLIC BROADCASTING in Toledo to enhance its transmission and relay capacity, PROJECT HELP, INC. in Naples, Florida for continuation of its domestic violence hotline and referral services, and a grant to the city of Dayton for the construction of FIFTH THIRD GATEWAY PARK, a stop along Dayton's newest bike path to be completed this year.

     Affordable housing and economic development was also a central theme in the Foundation's giving. CHRISTMAS IN APRIL received a grant to devote one day in April to repair dilapidated homes for low income, disabled and elderly Columbus residents. HABITAT FOR HUMANITY received a grant for the construction of a new home in Louisville and to begin the first phase of a 30-house construction project in Lexington. THE REHAB PROJECT in Lima, Ohio was able to extend credit to low-income residents for housing rehabilitation, and the EAST AKRON NEIGHBORHOOD DEVELOPMENT CORPORATION, as well as the BOS COMMUNITY DEVELOPMENT CORPORATION IN INDIANAPOLIS received assistance to help low-to-moderate income residents obtain safe and affordable housing.

     In addition, Fifth Third Bank has the special privilege of managing private foundations created by caring persons in the community. As trustee or agent of these foundations, Fifth Third awarded over $8.2 million in charitable grants in 1996 to worthy programs to benefit the community.

[photo]

George A. Schaefer, Jr., interacts with members of the Bank's Diversity
Council.

     Fifth Third employees also strive to build a workplace community that embraces personal differences. Through interactive diversity education and training, Fifth Third employees at all levels have embraced the importance of creating a workplace consistent with the diversity of our customers. Their ongoing commitment and dedication to this goal is exemplified by the creation of FIFTH THIRD'S DIVERSITY COUNCIL. Comprised of both exempt and non-exempt employees, the council represents all four divisions of the bank with a cross-section of minority representation, and works to provide direction and support to activities and issues which promote and enhance awareness of diversity in our workplace.

[The following table is representative of the graph shown at the bottom of page
14.  In the Bancorp's Annual Report.]

             FIFTH THIRD BANCORP
              UNITED WAY GIVING
Includes Employee and Corporate Contributions

1993                 $1,624,000
1994                  1,923,629
1995                  2,149,882
1996                  2,402,911


FIFTH THIRD BANCORP
   AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

--------------------------------------------------------------------------------------------
For the Years Ended December 31 ($000's)                    1996          1995          1994
--------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and Fees on Loans and Leases ...............   $  992,407      898,310      735,530
--------------------------------------------------------------------------------------------
Interest on Securities
   Taxable ..........................................      369,851      250,590      169,316
   Exempt from Income Taxes .........................       21,336       23,014       16,436
--------------------------------------------------------------------------------------------
Total Interest on Securities ........................      391,187      273,604      185,752
--------------------------------------------------------------------------------------------
Interest on Other Short-Term Investments ............        1,519        1,251        1,019
--------------------------------------------------------------------------------------------
Total Interest Income ...............................    1,385,113    1,173,165      922,301
--------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on Deposits
   Interest Checking ................................       37,309       28,472       25,572
   Savings ..........................................       54,317       14,572       14,511
   Money Market .....................................       57,088       62,233       40,326
   Other Time .......................................      305,682      248,860      194,375
   Certificates-$100,000 and Over ...................       47,553       40,522       13,135
   Foreign Office ...................................       28,407       46,646       24,165
--------------------------------------------------------------------------------------------
Total Interest on Deposits ..........................      530,356      441,305      312,084
Interest on Federal Funds Borrowed ..................       64,942       63,492       34,925
Interest on Short-Term Bank Notes ...................       30,278       47,956       20,285
Interest on Other Short-Term Borrowings .............       48,644       41,136       25,818
Interest on Long-Term Debt and Notes ................       21,649       15,844       12,436
--------------------------------------------------------------------------------------------
Total Interest Expense ..............................      695,869      609,733      405,548
--------------------------------------------------------------------------------------------
NET INTEREST INCOME .................................      689,244      563,432      516,753
Provision for Credit Losses .........................       64,014       42,962       35,780
--------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES      625,230      520,470      480,973
--------------------------------------------------------------------------------------------
OTHER OPERATING INCOME
Trust Income ........................................       74,032       61,755       55,238
Service Charges on Deposits .........................       83,590       66,344       60,905
Data Processing Income ..............................       88,195       75,311       64,394
Other Service Charges and Fees ......................      118,035       97,516       74,978
Securities Gains ....................................        4,563        4,789          393
--------------------------------------------------------------------------------------------
Total Other Operating Income ........................      368,415      305,715      255,908
--------------------------------------------------------------------------------------------
OPERATING EXPENSES
Salaries, Wages and Incentives ......................      185,793      156,545      148,039
Employee Benefits ...................................       44,682       38,648       36,710
Equipment Expenses ..................................       20,006       16,655       16,045
Net Occupancy Expenses ..............................       35,596       28,521       26,137
Other Operating Expenses ............................      190,641      155,248      144,614
SAIF Assessment .....................................       16,612         --           --
--------------------------------------------------------------------------------------------
Total Operating Expenses ............................      493,330      395,617      371,545
--------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES ..........................      500,315      430,568      365,336
Applicable Income Taxes .............................      165,256      142,883      120,877
--------------------------------------------------------------------------------------------
NET INCOME ..........................................   $  335,059      287,685      244,459
--------------------------------------------------------------------------------------------
NET INCOME PER SHARE ................................   $     3.22         2.91         2.53
--------------------------------------------------------------------------------------------
AVERAGE SHARES OUTSTANDING (000's) ..................      103,994       98,879       96,580
CASH DIVIDENDS DECLARED PER SHARE ...................   $     1.10          .96          .80
--------------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.







Printed on recycled paper.


FIFTH THIRD BANCORP
   AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

---------------------------------------------------------------------------------------------------------------------
December 31 ($000's)                                                                             1996          1995
---------------------------------------------------------------------------------------------------------------------
ASSETS
---------------------------------------------------------------------------------------------------------------------
Cash and Due from Banks .................................................................    $  808,926       628,535
Securities Available for Sale (amortized cost 1996-$6,198,346 and 1995-$4,129,405) ......     6,223,881     4,151,178
Securities Held to Maturity (market value 1996-$176,798 and 1995-$187,091) ..............       176,804       187,091
Other Short-Term Investments ............................................................        44,579         6,822
Loans and Leases
   Commercial Loans .....................................................................     4,013,785     3,584,124
   Construction Loans ...................................................................       375,938       312,098
   Commercial Mortgage Loans ............................................................       795,599       794,267
   Commercial Lease Financing ...........................................................     1,093,422       830,644
   Residential Mortgage Loans ...........................................................     2,150,626     1,974,911
   Consumer Loans .......................................................................     2,600,169     3,062,697
   Consumer Lease Financing .............................................................     1,933,412     1,457,929
   Unearned Income ......................................................................   (   448,159)  (   326,027)
   Reserve for Credit Losses ............................................................   (   187,278)  (   177,388)
----------------------------------------------------------------------------------------------------------------------
Total Loans and Leases ..................................................................    12,327,514    11,513,255
Bank Premises and Equipment .............................................................       231,389       195,990
Accrued Income Receivable ...............................................................       182,854       133,998
Other Assets ............................................................................       553,051       236,014
----------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS ............................................................................   $20,548,998    17,052,883
----------------------------------------------------------------------------------------------------------------------
LIABILITIES
----------------------------------------------------------------------------------------------------------------------
Deposits
   Demand ...............................................................................    $2,495,839     1,827,837
   Interest Checking ....................................................................     1,957,895     1,558,506
   Savings ..............................................................................     1,940,897       795,799
   Money Market .........................................................................     1,462,794     1,920,871
   Other Time ...........................................................................     5,597,729     4,621,401
   Certificates-$100,000 and Over .......................................................       786,787       704,968
   Foreign Office .......................................................................       132,715     1,056,398
----------------------------------------------------------------------------------------------------------------------
Total Deposits ..........................................................................    14,374,656    12,485,780
Federal Funds Borrowed ..................................................................     1,420,694       553,041
Short-Term Bank Notes ...................................................................       806,000       450,000
Other Short-Term Borrowings .............................................................     1,038,738     1,002,454
Accrued Taxes, Interest and Expenses ....................................................       374,304       315,026
Other Liabilities .......................................................................       112,820        96,611
Long-Term Debt ..........................................................................       277,661       281,996
Convertible Subordinated Notes ..........................................................          --         143,400
----------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES .......................................................................    18,404,873    15,328,308
----------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY (a)
----------------------------------------------------------------------------------------------------------------------
Common Stock (b) ........................................................................       235,090       222,939
Capital Surplus .........................................................................       525,038       338,555
Retained Earnings .......................................................................     1,367,653     1,148,279
Unrealized Gains on Securities Available for Sale .......................................        16,598        14,802
Treasury Stock ..........................................................................    (      254)         --
----------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY ..............................................................     2,144,125     1,724,575
----------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ..............................................   $20,548,998    17,052,883
----------------------------------------------------------------------------------------------------------------------

(a) 500,000 shares of no par value preferred stock are authorized of which none have been issued.

(b) Stated value $2.22 per share; authorized 300,000,000; outstanding 1996 -- 105,892,554 (excludes 3,931 treasury shares) and 1995 -- 100,422,996.

See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP
   AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY



------------------------------------------------------------------------------------------------------------------------------------
                                                        COMMON STOCK
                                                   --------------------                                        UNREALIZED
                                                     SHARES                  CAPITAL     RETAINED    TREASURY    GAINS
($000'S)                                           OUTSTANDING    AMOUNT     SURPLUS     EARNINGS     STOCK     (LOSSES)    TOTAL
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1994 ....................    64,099,139    $142,300    260,150      862,785       --      12,425   1,277,660
Net Income ....................................                                           244,459                          244,459
Cash Dividends Declared:
   Fifth Third Bancorp, at $.80 per share .....                                        (   75,843)                      (   75,843)
   Pooled Acquisition .........................                                        (    1,063)                      (    1,063)
Shares Acquired for Treasury ..................    (    3,409)                                      (    178)           (      178)
Stock Options Exercised,
   Including Treasury Shares Issued ...........       400,482         882      7,671                     178                 8,731
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options .............                                2,328                                         2,328
Stock Issued in Acquisition and Other .........       213,092         473      2,850                                         3,323
Change in Unrealized Gains/Losses
   on Securities Available for Sale ...........                                                                (60,643)  (  60,643)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994 ..................    64,709,304     143,655    272,999    1,030,338       --     (48,218)  1,398,774
Net Income ....................................                                           287,685                          287,685
Cash Dividends Declared at $.96 per share .....                                        (   95,181)                       (  95,181)
Three-for-Two Stock Split Effected in
   the Form of a Stock Dividend ...............    32,354,651      71,827              (   71,827)                          --
Shares Acquired for Treasury ..................    (    2,851)                                      (     73)            (      73)
Stock Options Exercised,
   Including Treasury Shares Issued ...........       201,942         442      3,175                      73                 3,690
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options .............                                  357                                           357
Fractional Shares Purchased in Stock Split
   Effected in the Form of a Stock Dividend ...                                        (      250)                       (     250)
Stock Issued in Conversion of
   Subordinated Notes .........................         8,250          18        332                                           350
Stock Issued in Acquisitions and Other ........     3,151,700       6,997     61,692   (    2,486)                          66,203
Change in Unrealized Gains/Losses
   on Securities Available for Sale ...........                                                                 63,020      63,020
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995 ..................   100,422,996     222,939    338,555    1,148,279       --      14,802   1,724,575
Net Income ....................................                                           335,059                          335,059
Cash Dividends Declared at $1.10 per share ....                                        (  115,515)                       ( 115,515)
Shares Acquired for Treasury ..................    (   46,054)                                      (  3,096)            (   3,096)
Stock Options Exercised,
   Including Treasury Shares Issued ...........       410,368         832      7,224                   2,842                10,898
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options .............                                  871                                           871
Stock Issued in Conversion of
   Subordinated Notes .........................     3,377,328       7,498    135,757                                       143,255
Stock Issued in Acquisition and Other .........     1,727,916       3,821     42,631   (      170)                          46,282
Change in Unrealized Gains/Losses
   on Securities Available for Sale ...........                                                                  1,796       1,796
-----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996 ..................   105,892,554    $235,090    525,038    1,367,653     (  254)   16,598   2,144,125
-----------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements

FIFTH THIRD BANCORP
   AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($000's)                                                 1996          1995           1994
---------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income.......................................................................  $  335,059       287,685        244,459
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
   Provision for Credit Losses...................................................      64,014        42,962         35,780
   Depreciation, Amortization and Accretion......................................      49,724        27,612         29,987
   Provision for Deferred Income Taxes...........................................      74,886        65,155         44,719
   Realized Securities Gains.....................................................  (    6,251)   (    6,118)    (      720)
   Realized Securities Losses....................................................       1,688         1,329            327
   Proceeds from Sales of Residential Mortgage Loans Held for Sale...............     473,310       481,140        615,590
   Net Gains on Sales of Loans...................................................  (    7,479)   (    9,915)    (    9,870)
   Increase in Residential Mortgage Loans Held for Sale..........................  (  513,915)   (  405,248)    (  503,233)
   Increase in Accrued Income Receivable.........................................  (   46,784)   (   16,427)    (   13,761)
   Increase in Other Assets......................................................  (  142,743)   (    6,765)    (    5,545)
   Increase (Decrease) in Accrued Taxes, Interest and Expenses...................  (   22,214)       16,544     (    9,378)
   Increase (Decrease) in Other Liabilities......................................  (   12,185)   (   17,622)        13,321
---------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES........................................     247,110       460,332        441,676
---------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from Sales of Securities Available for Sale.............................     411,117       568,171        185,114
Proceeds from Calls, Paydowns and Maturities of Securities Available for Sale....     811,793       328,898        296,922
Purchases of Securities Available for Sale.......................................  (2,368,274)   (  521,435)    (  710,030)
Proceeds from Sales of Securities Held to Maturity...............................         --            --          62,487
Proceeds from Calls, Paydowns and Maturities of Securities Held to Maturity......     274,400       494,311        565,319
Purchases of Securities Held to Maturity.........................................  (  264,657)   (  462,161)    (1,084,102)
Decrease (Increase) in Other Short-Term Investments..............................  (   34,269)       38,666     (   12,628)
Purchase of Loans in Acquisitions................................................  (  224,313)   (  178,101)           --
Proceeds from Securitization and Sale of Automobile Loans........................     824,607           --             --
Increase in Loans and Leases.....................................................  (2,111,951)   (1,708,565)    (1,145,395)
Purchases of Bank Premises and Equipment.........................................  (   40,327)   (   33,194)    (   27,564)
Proceeds from Disposal of Bank Premises and Equipment............................       4,473         4,778          1,728
Cash Paid in Purchases of Subsidiaries and Other Acquisitions....................  (  175,572)   (   40,575)    (   10,012)
---------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES............................................  (2,892,973)   (1,509,207)    (1,878,161)
---------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Purchases of Deposits............................................................   1,921,019       389,586        294,126
Increase (Decrease) in Core Deposits.............................................     695,847       404,207     (   21,337)
Increase (Decrease) in CDs-- $100,000 and Over, including Foreign................  (  944,129)      457,641        800,441
Increase (Decrease) in Federal Funds Borrowed....................................     867,653    (  125,566)    (  315,252)
Increase (Decrease) in Short-Term Bank Notes.....................................     356,000    (  394,995)       844,995
Increase in Other Short-Term Borrowings..........................................      36,284        90,559        229,437
Proceeds from Issuance of Long-Term Debt and Notes...............................      10,125       266,556            --
Repayment of Long-Term Debt......................................................  (   15,257)   (   20,115)    (  232,512)
Payment of Cash Dividends........................................................  (  110,907)   (   89,131)    (   73,425)
Exercise of Stock Options........................................................      11,769         4,047         10,307
Other............................................................................  (    2,150)   (      388)    (      178)
---------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES........................................   2,826,254       982,401      1,536,602
---------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND DUE FROM BANKS...................................     180,391    (   66,474)       100,117
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR.....................................     628,535       695,009        594,892
---------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR...........................................  $  808,926       628,535        695,009
---------------------------------------------------------------------------------------------------------------------------

Note: The Bancorp paid Federal income taxes of $106,000,000, $72,000,000 and $78,000,000 in 1996, 1995 and 1994, respectively.

      The Bancorp paid interest of $701,318,000, $602,818,000 and $392,688,000 in 1996, 1995 and 1994,
         respectively.

      The Bancorp had noncash investing activities consisting of the securitization and transfer to securities of $829,108,000,
         $854,511,000 and $341,199,000 of residential mortgage loans in 1996, 1995 and 1994, respectively.

      The Bancorp had noncash activities consisting of the reclassification of $2,311,567,000 in securities from held to maturity to available for sale in 1995.

See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP
   AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING AND
        REPORTING POLICIES

NATURE OF OPERATIONS

   Fifth Third Bancorp (Bancorp) conducts its principal activities through its banking and non-banking subsidiaries from 414 offices located throughout Ohio, Indiana, Kentucky and Florida. Principal activities include commercial and retail banking, trust and investment services and data processing.

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

SECURITIES

   Securities are classified as held to maturity, available for sale or trading. Only those securities classified as held to maturity, and which management has the intent and ability to hold to maturity, are reported at amortized cost. Available for sale and trading securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, included in stockholders' equity or income, respectively. Realized securities gains or losses are reported in the Consolidated Statements of Income. The cost of securities sold is based on the specific identification method.

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

   Loan and lease origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the estimated life of the related loans or commitments as a yield adjustment.

   Income on direct financing leases is recognized on a basis to achieve a constant periodic rate of return on the outstanding investment. Income on leveraged leases is recognized on a basis to achieve a constant rate of return on the outstanding investment in the lease, net of the related deferred tax liability, in the years in which the net investment is positive.

   Residential mortgage loans held for sale are valued at the lower of aggregate cost or market value and were $15,756,000 and $22,954,000 at December 31, 1996 and 1995, respectively. The Bancorp has commitments to sell residential mortgage loans held for sale in the secondary market. Gains or losses on sales are recognized in Other Service Charges and Fees upon delivery.

   Statement of Financial Accounting Standards (SFAS) No. 122, "Accounting for Mortgage Servicing Rights," requires an entity that sells or securitizes mortgage loans with servicing rights retained to allocate the total cost of the mortgage loans to the servicing rights and the loans based on their relative fair values. The resulting servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Servicing rights are assessed for impairment periodically based on fair value, with any impairment recognized through a valuation allowance. For purposes of measuring impairment, the rights are stratified based on interest rate and original maturity. The effect of adopting SFAS No. 122 in the third quarter of 1995 was to increase gains on sales of residential mortgage loans by $2.5 million (pretax).

   The Bancorp adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," as amended, effective January 1, 1995. This statement requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rates or the fair value of the underlying collateral. For purposes of applying this standard, impaired loans have been defined as all nonaccrual loans. The Bancorp's policy for income recognition was not affected by adoption of the standard. The adoption of SFAS No. 114 did not have any effect on the total reserve for credit losses or related provision.

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

INTANGIBLE ASSETS

   Goodwill and premium on purchased deposits are amortized on a straight-line basis generally over a period of up to 15 years. Management reviews intangible assets for possible impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the future earnings potential of the entity or assets acquired.

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

   The Bancorp has purchased options to hedge the value of mortgage servicing rights against changes in prepayment rates. Option premiums are amortized over the option life on a straight-line basis. The contracts are designated as hedges, with gains and losses recorded as basis adjustments to the mortgage servicing rights.

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

FIFTH THIRD BANCORP
   AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

OTHER

   SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," was adopted January 1, 1996 and requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of these assets may not be recoverable. The adoption of SFAS No. 121 did not have a material effect on the Consolidated Financial Statements.

   SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in June, 1996 and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS No. 125 applies to transactions occurring after December 31, 1996. The adoption of SFAS No. 125 is not expected to have a material effect on the Consolidated Financial Statements.

   Securities and other property held by the Trust and Investment Group of the Bancorp subsidiaries in a fiduciary or agency capacity are not included in the Consolidated Balance Sheets because such items are not assets of the subsidiaries. Trust income is recognized on the accrual basis.

   Treasury stock is carried at cost.

NOTE 2-SECURITIES

   Securities available for sale as of December 31:

------------------------------------------------------------------------------
                                                    1996
                              ------------------------------------------------
                                AMORTIZED  UNREALIZED   UNREALIZED     MARKET
($000'S)                           COST      GAINS        LOSSES       VALUE
------------------------------------------------------------------------------
U.S. Government
  and agencies
  obligations .............   $  341,056     6,860          --        347,916
Obligations of
  states and political
  subdivisions ............      291,365     5,482          --        296,847
Agency mortgage-
  backed
  securities ..............    4,913,277    20,472   (   7,981)     4,925,768
Other bonds,
  notes and
  debentures ..............      595,933     5,257   (   7,270)       593,920
Other securities ..........       56,715     2,740   (      25)        59,430
-----------------------------------------------------------------------------
Total securities ..........   $6,198,346    40,811   (  15,276)     6,223,881
-----------------------------------------------------------------------------

-----------------------------------------------------------------------------
                                                    1995
                                ---------------------------------------------
                                Amortized  Unrealized   Unrealized     Market
($000's)                          Cost       Gains        Losses       Value
-----------------------------------------------------------------------------
U.S. Government
  and agencies
  obligations .............   $  371,808    13,300      (    50)      385,058
Obligations of
  states and political
  subdivisions ............      295,605     5,184      (     2)      300,787
Agency mortgage-
  backed
  securities ..............    2,759,663    14,935      (   557)    2,774,041
Other bonds,
  notes and
  debentures ..............      669,128       513      (14,556)      655,085
Other securities ..........       33,201     3,006          --         36,207
-----------------------------------------------------------------------------
Total securities ..........   $4,129,405    36,938      (15,165)    4,151,178
-----------------------------------------------------------------------------
  Securities held to maturity as of December 31:

--------------------------------------------------------------------------------
                                                      1996
                                      ------------------------------------------
                                      AMORTIZED  UNREALIZED  UNREALIZED  MARKET
($000'S)                                 COST       GAINS      LOSSES     VALUE
--------------------------------------------------------------------------------
Obligations of
  states and political
  subdivisions ...................      $150,232      --        --       150,232
Other bonds,
  notes and
  debentures .....................         1,805      --        (6)        1,799
Other securities .................        24,767      --        --        24,767
--------------------------------------------------------------------------------
Total securities .................      $176,804      --        (6)      176,798
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                        1995
                                     -------------------------------------------
                                     Amortized  Unrealized  Unrealized   Market
($000's)                                Cost       Gains      Losses     Value
--------------------------------------------------------------------------------
Obligations of
  states and political
  subdivisions ..................      $167,992      --        --        167,992
Other bonds,
  notes and
  debentures ....................         1,505      --        --          1,505
Other securities ................        17,594      --        --         17,594
--------------------------------------------------------------------------------
Total securities ................      $187,091      --        --        187,091
--------------------------------------------------------------------------------

   The amortized cost and approximate market value of securities at December 31, 1996, by contractual maturity, are shown in the following table. Actual maturities may differ from contractual maturities when there exists a right to call or prepay obligations with or without call or prepayment penalties. Maturities of mortgage-backed securities were estimated based on historical and expected future prepayment trends.

--------------------------------------------------------------------------
                                   AVAILABLE FOR SALE     HELD TO MATURITY
                                   ------------------     -----------------

                                AMORTIZED      MARKET    AMORTIZED   MARKET
($000'S)                           COST        VALUE       COST      VALUE
--------------------------------------------------------------------------
Debt securities:
  Under 1 year ..................$  245,770     247,092   $75,386  75,386
  1-5 years ..................... 5,007,252   5,029,113    75,866  75,866
  6-10 years ....................   678,250     674,001       785     779
  Over 10 years .................   210,359     214,245      --      --
Other securities ................    56,715      59,430    24,767  24,767
--------------------------------------------------------------------------
Total securities ................$6,198,346   6,223,881  $176,804 176,798
-------------------------------------------------------------------------

   At December 31, 1996 and 1995, securities with a book value of $2,819,040,000 and $2,117,342,000, respectively, were pledged to secure short-term borrowings, public deposits, trust funds and for other purposes as required or permitted by law.

   On November 15, 1995, management took a permitted, one-time opportunity to re-evaluate securities classification under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and reclassified securities with an amortized cost of $2,311,567,000 from held to maturity to available for sale. The unrealized gain at the time of transfer was $19,797,000.

NOTE 3-RESERVE FOR CREDIT LOSSES

   Transactions in the reserve for credit losses for the years ended
December 31:

------------------------------------------------------------------
($000's)                              1996      1995       1994
------------------------------------------------------------------
Balance at January 1 ...........   $177,388   155,918    144,537
Losses charged off .............   ( 80,444) ( 41,707)  ( 30,946)
Recoveries of losses previously
  charged off ..................     20,482    11,846     13,472
------------------------------------------------------------------
Net charge-offs ................   ( 59,962) ( 29,861)  ( 17,474)
Letter of credit contract ......       --        --       (7,800)
Provision charged to operations      64,014    42,962     35,780
Reserve of acquired institutions
  and other ....................      5,838     8,369        875
------------------------------------------------------------------
Balance at December 31 .........   $187,278   177,388    155,918
------------------------------------------------------------------

FIFTH THIRD BANCORP
  AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   For the years 1996, 1995 and 1994, interest income of $569,000, $1,066,000 and $556,000, respectively, was recorded on nonaccrual and renegotiated loans and leases. Additional interest income of $3,805,000, $2,271,000 and $1,767,000 would have been recorded if the nonaccrual and renegotiated loans and leases had been current in accordance with their original terms.

   Impaired loan information, under SFAS No. 114, at December 31:

--------------------------------------------------------------
($000's)                                         1996    1995
--------------------------------------------------------------
Impaired loans with a valuation reserve....   $22,432   29,257
Impaired loans with no valuation reserve...     6,614    7,792
--------------------------------------------------------------
Total impaired loans ......................   $29,046   37,049
--------------------------------------------------------------
Valuation reserve on impaired loans .......   $16,395   10,370
Average impaired loans ....................   $33,048   25,848
--------------------------------------------------------------

   Cash basis interest income recognized on those loans during both years was immaterial.

NOTE 4-LEASE FINANCING

   A summary of the gross investment in lease financing at December 31:

------------------------------------------------------------------------
($000's)                                        1996              1995
------------------------------------------------------------------------
Direct financing leases ................... $2,967,668         2,248,322
Leveraged leases ..........................     59,166            40,251
------------------------------------------------------------------------
Total lease financing ..................... $3,026,834         2,288,573
------------------------------------------------------------------------

   The components of the investment in lease financing at December 31:

-------------------------------------------------------------------------------
($000's)                                                    1996         1995
-------------------------------------------------------------------------------
Rentals receivable, net of principal and
  interest on nonrecourse debt ....................     $1,866,445    1,453,802
Estimated residual value of leased assets .........      1,160,389      834,771
--------------------------------------------------------------------------------
Gross investment in lease financing ...............      3,026,834    2,288,573
Unearned income ...................................      ( 421,387)   ( 304,864)
--------------------------------------------------------------------------------
Total net investment in lease financing ...........     $2,605,447    1,983,709
--------------------------------------------------------------------------------

   At December 31, 1996, the minimum future lease payments receivable for each of the years 1997 through 2001 were $766,964,000, $740,993,000, $642,760,000,
$457,913,000 and $390,532,000, respectively.

NOTE 5-BANK PREMISES AND EQUIPMENT

   A summary of bank premises and equipment at December 31:

--------------------------------------------------------------------------------
                                          Estimated
($000's)                                 Useful Life        1996         1995
--------------------------------------------------------------------------------
Land and improvements ..............                    $  42,963       36,803
Buildings ..........................     18 to 50 yrs.    159,519      141,449
Equipment ..........................      3 to 20 yrs.    136,410      115,922
Leasehold improvements .............      6 to 25 yrs.     45,020       37,564
Accumulated depreciation
  and amortization .................                     (152,523)    (135,748)
--------------------------------------------------------------------------------
Total bank premises and
  equipment ........................                    $ 231,389       195,990
--------------------------------------------------------------------------------

   Depreciation and amortization expense related to bank premises and equipment was $21,689,000 in 1996, $18,072,000 in 1995 and $15,388,000 in 1994.

   Occupancy expense has been reduced by rental income from leased premises of $7,400,000 in 1996, $8,145,000 in 1995 and $8,900,000 in 1994.

   The Bancorp's subsidiaries have entered into a number of noncancelable lease agreements with respect to bank premises and equipment. A summary of the minimum annual rental commitments under these leases at December 31, 1996, exclusive of taxes and other charges payable by the lessee:

-----------------------------------------------------------
                            LAND AND
($000'S)                    BUILDINGS     EQUIPMENT   TOTAL
-----------------------------------------------------------
1997 ....................... $10,841        198     11,039
1998 .......................  10,243        143     10,386
1999 .......................   9,828        128      9,956
2000 .......................   9,191        127      9,318
2001 .......................   8,274         --      8,274
2002 and subsequent years...  38,475         --     38,475
-----------------------------------------------------------
Total                        $86,852        596     87,448
-----------------------------------------------------------

   Rental expense for cancelable and noncancelable leases was $14,947,000 for 1996, $12,470,000 for 1995 and $11,891,000 for 1994.

NOTE 6-INTANGIBLE ASSETS

   Intangibles, net of accumulated amortization, included in Other Assets in the Consolidated Balance Sheets at December 31:

---------------------------------------------------------------------
($000's)                                       1996             1995
---------------------------------------------------------------------
Goodwill .................................   $ 24,719          27,221
Premium on purchased deposits ............    263,268          73,170
---------------------------------------------------------------------
Total intangibles ........................   $287,987         100,391
---------------------------------------------------------------------

NOTE 7-SHORT-TERM BORROWINGS

   A summary of short-term borrowings and rates at December 31:

--------------------------------------------------------------------------------
($000's)                           1996             1995          1994
--------------------------------------------------------------------------------
Federal funds borrowed:
  Balance .................   $1,420,694         553,041        716,312
  Rate ....................         5.39%           4.59           5.34
--------------------------------------------------------------------------------
Short-term bank notes:
  Balance .................   $  806,000         450,000        844,995
  Rate ....................         5.41%           5.60           5.90
--------------------------------------------------------------------------------
Securities sold under
agreements to repurchase:
  Balance .................   $  924,290         835,773        687,493
  Rate ....................         4.77%           4.96           4.30
--------------------------------------------------------------------------------
Other:
  Balance .................   $  114,448         166,681        203,418
  Rate ....................         5.81%           4.93           5.75
--------------------------------------------------------------------------------
Total short-term
borrowings:
  Balance .................   $3,265,432       2,005,495      2,452,218
  Rate ....................         5.23%           5.00           5.28
--------------------------------------------------------------------------------
Average outstanding .......   $2,780,806       2,669,477      1,967,819
Maximum month-end
  balance .................   $3,265,432       2,984,427      2,452,218
Weighted average
  interest rate ...........         5.17%           5.72           4.12
--------------------------------------------------------------------------------


   A $3 billion senior and subordinated bank note facility was established in 1996. This facility replaced the $1 billion facility established in 1994. Short-term senior notes are offered with maturities ranging from 30 days to 1 year and are obligations of six of the Bancorp's subsidiary banks and are included in the above table as short-term bank notes. In addition, medium-term senior notes with maturities ranging from one year to 30 years and subordinated bank notes with maturities ranging from 5 years to 30 years can be issued by the six subsidiary banks, none of which are outstanding as of December 31, 1996.

   At December 31, 1996, the Bancorp had issued $27,277,000 in commercial paper, with unused lines of credit of $40,000,000 available to support commercial paper transactions and other corporate requirements.

FIFTH THIRD BANCORP
   AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8-LONG-TERM BORROWINGS

   A summary of long-term borrowings at December 31:

---------------------------------------------------------------------
($000's)                                       1996            1995
---------------------------------------------------------------------
Bancorp:
Convertible subordinated notes,
  4.25%, due 1998 .......................    $   --           143,400
---------------------------------------------------------------------
Subsidiaries:
Subordinated notes,
  6.75%, due 2005 .......................     247,061         246,715
Federal Home Loan Bank advances .........      30,395          34,986
Other, 7% ...............................         205             295
---------------------------------------------------------------------
Total long-term debt ....................     277,661         281,996
---------------------------------------------------------------------
Total long-term borrowings ..............    $277,661         425,396
---------------------------------------------------------------------

   The subordinated notes are unsecured obligations of a subsidiary bank. Interest is payable semiannually and the notes qualify as total capital for regulatory capital purposes.

   At December 31,1996, Federal Home Loan Bank (FHLB) advances have rates ranging from 3.22% to 7.51%, with interest payable monthly. The advances were secured by cash, certain securities with book values of $34,560,000 and $24,449,000 at December 31, 1996 and 1995, respectively, and by certain residential mortgage loans with a book value of $160,662,000 at December 31, 1995. The advances mature as follows: $20,000,000 in 1997, $10,000,000 in 1998 and $395,000 after 2002.

   Other promissory notes mature as follows: $100,000 in 1997 and $105,000 in 1998.

   The Bancorp issued notice of redemption effective May 31, 1996 for its 4.25% convertible subordinated notes issued in 1992. As a result, 3.4 million common shares were issued and $143.3 million was added to equity capital.

NOTE 9-INCOME TAXES

   The Bancorp and its subsidiaries file a consolidated Federal income tax return. A summary of applicable income taxes included in the Consolidated Statements of Income:

-------------------------------------------------------------------------
($000's)                                  1996         1995         1994
-------------------------------------------------------------------------
Current U.S. income taxes ............ $ 87,584       75,162       74,013
State and local income taxes .........    2,786        2,566        2,145
-------------------------------------------------------------------------
Total ................................   90,370       77,728       76,158
-------------------------------------------------------------------------
Deferred U.S. income taxes
  resulting from temporary
  differences ........................   74,886       65,155       44,719
-------------------------------------------------------------------------
Applicable income taxes .............. $165,256      142,883      120,877
-------------------------------------------------------------------------

   Deferred income taxes are included in the caption Accrued Taxes, Interest and Expenses in the Consolidated Balance Sheets and are comprised of the following temporary differences at December 31:

-------------------------------------------------------------------
($000's)                                      1996            1995
-------------------------------------------------------------------
Lease financing ........................  $ 288,699         222,857
Reserve for credit losses ..............    (63,640)        (57,530)
Bank premises and equipment ............     10,099          10,038
Unrealized gains on securities
  available for sale ...................      8,937           7,971
Other ..................................     16,351           1,258
-------------------------------------------------------------------
Total net deferred tax liability .......  $ 260,446         184,594
-------------------------------------------------------------------

   A reconciliation between the statutory U.S. income tax rate and the Bancorp's effective tax rate:

----------------------------------------------------------------------
                                               1996     1995      1994
----------------------------------------------------------------------
Statutory tax rate .......................     35.0%    35.0      35.0
Increase (decrease) resulting from:
  Tax-exempt interest ....................    ( 2.4)   ( 2.6)    ( 2.5)
  Other-net ..............................       .4       .8        .6
----------------------------------------------------------------------
Effective tax rate .......................     33.0%    33.2      33.1
----------------------------------------------------------------------

   Retained earnings at December 31, 1996 includes approximately $35.5 million in allocations of earnings for bad debt deductions of thrift subsidiaries for which no income tax has been provided. Under current tax law, if certain of the Bancorp's subsidiaries use these bad debt reserves for purposes other than to absorb bad debt losses, they will be subject to federal income tax at the current corporate tax rate.

NOTE 10-OTHER SERVICE CHARGES AND FEES AND OTHER OPERATING EXPENSES

   The major components for the years ended December 31:

-----------------------------------------------------------------------------
($000's)                                      1996         1995         1994
-----------------------------------------------------------------------------
Other Service Charges and Fees:
  Cardholder fees ......................   $ 23,936       16,422       13,003
  Consumer loan and lease fees .........     29,629       15,899       12,526
  Commercial banking ...................     19,150       18,368       14,138
  Mortgage banking .....................     24,789       28,554       20,249
  Other ................................     20,531       18,273       15,062
-----------------------------------------------------------------------------
Total other service charges
  and fees .............................   $118,035       97,516       74,978
-----------------------------------------------------------------------------
Other Operating Expenses:
  Marketing and
    communications .....................   $ 33,494       28,544       25,001
  FDIC insurance .......................      7,137       14,269       20,669
  Franchise taxes ......................     20,525       15,138       13,460
  Printing and supplies ................     13,939       12,501       11,720
  Bankcard .............................     24,429       18,581       13,110
  Loan and lease .......................     16,559       11,667        8,550
  Intangible amortization ..............     20,205        5,349        4,823
  Other ................................     54,353       49,199       47,281
-----------------------------------------------------------------------------
Total other operating expenses .........   $190,641      155,248      144,614
-----------------------------------------------------------------------------

NOTE 11-STOCK OPTIONS

   Options can be granted under the Bancorp's Stock Option Plans to key employees and directors of the Bancorp and its subsidiaries for up to 4.8 million shares of the Bancorp's common stock. All options granted have up to ten year terms and vest and become fully exercisable at the end of three years of continued employment. A summary of option transactions during 1996, 1995 and 1994:

------------------------------------------------------------------------
                   1996                1995                 1994
             ----------------   ------------------  --------------------
                      AVERAGE               Average              Average
             SHARES   OPTION     SHARES     Option    Shares     Option
             (000'S)   PRICE     (000's)     Price    (000's)     Price
------------------------------------------------------------------------
Outstanding,
  beginning
  of year ..   3,167  $ 33.09       2,398   $30.25     2,436     $24.77
Exercised ..  (  410)   26.43    (    202)   18.43   (   600)     12.23
Expired ....  (   87)   38.23    (     94)   35.19   (   120)     34.59
Granted ....   1,060    52.83       1,065    36.89       682      34.75
------------------------------------------------------------------------
Outstanding,
     end of
     year ..   3,730   $39.30       3,167   $33.09     2,398     $30.25
------------------------------------------------------------------------
Exercisable,
     end of
     year ..   2,110                2,028              1,367
------------------------------------------------------------------------

22

FIFTH THIRD BANCORP
   AND SUBSIDIARIES


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   As of December 31, 1996, options outstanding have exercise prices between $13.67 and $63.50 and a weighted average remaining contractual life of 7.5 years. The majority of options outstanding have exercise prices ranging from $35.17 to $52.75 with a weighted average remaining contractual life of 7.1 years.

   At December 31, 1996, there were 2,376,415 incentive options and 1,353,654 nonqualified options outstanding and 434,652 shares were available for granting additional options.

   SFAS No. 123 "Accounting for Stock-Based Compensation," was adopted January 1, 1996 and encourages, but does not require, adoption of a fair-value-based accounting method for employee stock-based compensation arrangements. As permitted by the statement, the Bancorp has elected to only disclose pro forma net income and net income per share as if the fair-value-based method had been applied in measuring compensation costs. The Bancorp's pro forma information for the years ended December 31:

-----------------------------------------------------------------------------
                                                       1996             1995
-----------------------------------------------------------------------------
Pro forma net income ($000's) ...............       $330,271          285,522
Pro forma net income per share ..............       $   3.18             2.89
-----------------------------------------------------------------------------

   Compensation expense reflected in the pro forma disclosures is not indicative of future amounts when the SFAS No. 123 prescribed method will apply to all outstanding nonvested awards.

   The weighted average fair value of options granted was $13.35 in 1996 and $11.44 in 1995. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1996 and 1995: expected dividend yield of 2% and expected option lives of nine years for both years; expected volatility of 21% and 22% and risk-free interest rates of 6.5% and 5.9%, respectively.


NOTE 12-RETIREMENT PLAN AND BENEFIT PLANS

   The Bancorp maintains a noncontributory retirement plan covering substantially all regular full-time employees and providing defined benefits based on years of credited service and compensation level, partially offset by social security benefits. Contributions to the plan are based on the unit credit actuarial method and are limited to amounts currently deductible for federal income tax purposes.

   A summary of the qualified plan's funded status at December 31:

--------------------------------------------------------------------------------
($000's)                                                    1996         1995
--------------------------------------------------------------------------------
Vested benefit obligation .........................      $ 21,671        23,308
Non-vested benefit obligation .....................         4,637         3,233
-------------------------------------------------------------------------------
Accumulated benefit obligation ....................      $ 26,308        26,541
-------------------------------------------------------------------------------
Plan assets at fair value, primarily
  common trust and mutual funds
  managed by The Fifth Third Bank,
  listed stocks and U.S. bonds ....................      $ 59,574        56,201
Projected benefit obligation for service
  rendered to date ................................        34,548        31,816
-------------------------------------------------------------------------------
Plan assets in excess of projected benefit
  obligation ......................................        25,026        24,385
Unrecognized transition asset .....................       ( 1,151)      ( 1,396)
Unrecognized prior service cost ...................       ( 1,891)      ( 3,667)
Unrecognized net gain .............................       ( 7,056)      ( 5,485)
-------------------------------------------------------------------------------
Prepaid pension cost ..............................      $ 14,928        13,837
-------------------------------------------------------------------------------

   A summary of the components of the provision for retirement cost for the qualified plan for the years ended December 31:

-------------------------------------------------------------------
($000's)                                1996      1995         1994
--------------------------------------------------------------------
Service cost for current year ....   $ 2,115      1,611       1,567
Interest cost ....................     2,385      2,246       1,976
Actual return on plan assets .....    (7,038)   (10,395)     (  527)
Amortization, primarily of initial
  unrecognized asset and prior
  service cost ...................    (  625)   (   626)     (  942)
Net gain (loss)-- deferred .......     2,072      6,161      (3,217)
-------------------------------------------------------------------
Net retirement income ............   $(1,091)    (1,003)     (1,143)
-------------------------------------------------------------------

   In determining the actuarial present value of the projected benefit obligation, the following weighted average rates were used:

----------------------------------------------------------------------
                                                      1996       1995
----------------------------------------------------------------------
Discount rate ................................        7.75%      7.25
Rate of increase in compensation levels ......        5.00       5.00
Expected long-term rate of return on assets...        9.00       9.00
----------------------------------------------------------------------

   The Bancorp also sponsors a nonqualified, unfunded Supplemental Retirement Income Plan (SERP) that provides certain officers with defined pension benefits in excess of the limits imposed on the qualified plan by federal tax law.

   A summary of the SERP's status at December 31:

--------------------------------------------------------------------
($000's)                                            1996       1995
--------------------------------------------------------------------
Vested benefit obligation .....................    $1,900     2,247
Non-vested benefit obligation .................       500       728
--------------------------------------------------------------------
Accumulated benefit obligation ................    $2,400     2,975
--------------------------------------------------------------------
Projected benefit obligation for service
  rendered to date ............................    $6,884     6,539
Unrecognized transition asset .................        63        77
Unrecognized prior service cost ...............       369    (  913)
Unrecognized net loss .........................    (2,362)   (1,772)
--------------------------------------------------------------------
Accrued pension cost ..........................    $4,954     3,931
-------------------------------------------------------------------

   A summary of the components of the provision for SERP expense for the years ended December 31:

----------------------------------------------------------------------
($000's)                                      1996      1995      1994
----------------------------------------------------------------------
Service cost for current year ............  $  347      281        472
Interest cost ............................     495      433        566
Amortization, primarily of initial
  unrecognized asset and prior
  service cost ...........................      90       94         62
Net gain--deferred ......................      102       32        392
----------------------------------------------------------------------
Net SERP expense .........................  $1,034      840      1,492
----------------------------------------------------------------------

   In determining the actuarial present value of the projected benefit obligation, the following weighted average rates were used:

-----------------------------------------------------------------------------
                                                           1996        1995
-----------------------------------------------------------------------------
Discount rate ..................................           7.75%        7.25
Rate of increase in compensation levels ........           7.00         7.00
-----------------------------------------------------------------------------

   The Bancorp has a profit sharing plan covering substantially all employees. The contribution to the plan is an amount determined annually by the Board of Directors and was $22,101,000 for 1996, $18,793,000 for 1995 and $16,770,000 for
1994.

FIFTH THIRD BANCORP
   AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13-COMMITMENTS AND CONTINGENT LIABILITIES

   The Bancorp, in the normal course of business, is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers in Ohio, Kentucky, Indiana and Florida, and to minimize exposure to fluctuations in interest and foreign exchange rates. These financial instruments primarily include commitments to extend credit, standby and commercial letters of credit, foreign exchange contracts, purchased options and commitments to sell residential mortgage loans. These instruments involve, to varying degrees, elements of credit risk, counterparty risk and market risk in excess of the amounts recognized in the Consolidated Balance Sheets. The contract or notional amounts of these instruments reflect the extent of involvement the Bancorp has in particular classes of financial instruments.

   Creditworthiness for all instruments is evaluated on a case-by-case basis in accordance with Bancorp credit policies. Collateral, if deemed necessary, is based on management's credit evaluation of the counterparty and may include business assets of commercial borrowers as well as personal property and real estate of individual borrowers and guarantors.

   A summary of significant commitments and other off-balance-sheet items at December 31:

-------------------------------------------------------------------------
                                                      Contract or
                                                    Notional Amount
                                             ----------------------------
($000's)                                        1996               1995
-------------------------------------------------------------------------
Commitments to extend credit ..............  $5,922,515         5,114,125
Letters of credit (including
  standby letters of credit) ..............     769,413           611,535
Foreign exchange contracts:
  Commitments to purchase .................      73,404            54,959
  Commitments to sell .....................      74,495            51,550
Purchased option contracts ................      75,000              --
Commitments to sell
  residential mortgage loans ..............      47,960            31,600
-------------------------------------------------------------------------

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

   Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. At December 31, 1996, approximately $434,825,000 of standby letters of credit will expire within one year, $258,588,000 expire between one to five years and $40,161,000 expire thereafter. At December 31, 1996, letters of credit of approximately $35,839,000 were issued to commercial customers for a duration of one year or less to facilitate trade payments in domestic and foreign transactions. The amount of credit risk involved in issuing letters of credit in the event of nonperformance by the other party is the contract amount.

   Foreign exchange forward contracts are for future delivery or purchase of foreign currency at a specified price. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from any resultant exposure to movement in foreign exchange rates, limiting the Bancorp's exposure to the replacement value of the contracts rather than the notional principal or contract amounts. The Bancorp reduces its market risk for foreign exchange contracts by entering into offsetting third party forward contracts. The foreign exchange contracts outstanding at December 31, 1996 mature in one year or less.

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

   At December 31, 1996, the Bancorp had purchased option contracts with a total notional amount of $75,000,000 to hedge the value of mortgage servicing rights against changes in prepayment rates. The contracts have a five year term and give the Bancorp the right to receive payments on fixed rates ranging from 5.15% to 6.15% and to make payments based on the six-month London Interbank Offering Rate (LIBOR). These contracts carry the risk of the counterparty's future ability to perform under the agreement. A limit of market exposure is approved for all counterparties, contracts are marked-to-market and exposures are collateralized by the counterparty in accordance with Bancorp policy.

   There are claims pending against the Bancorp and its subsidiaries. Based on a review of such litigation with legal counsel, management believes that any resulting liability would not have a material effect upon the Bancorp's consolidated financial position or results of operations.

NOTE 14-ACQUISITIONS

------------------------------------------------------------------
                                      CONSIDERATION
                                    -----------------
                                              COMMON
                            DATE      CASH    SHARES    METHOD OF
                         COMPLETED  ($000'S)  ISSUED    ACCOUNTING
------------------------------------------------------------------
KENTUCKY ENTERPRISE       3/15/96    $36    1,726,285    POOLING
  BANCORP, INC.
  NEWPORT, KENTUCKY
Bank of Naples            9/08/95      6      266,031    Pooling
  Naples, Florida
Falls Financial, Inc.     7/21/95     49    2,219,028    Pooling
  Cuyahoga Falls, Ohio
Mutual Federal Savings    1/20/95      9      666,641    Pooling
  Bank of Miamisburg,
  A Stock Savings Bank
  Miamisburg, Ohio
The Cumberland Federal    8/26/94     15    4,045,323    Pooling
  Bancorporation, Inc.
  Louisville, Kentucky
The National Bancorp
  of Kentucky, Inc.       6/03/94     --      381,138    Pooling
  Cynthiana, Kentucky
------------------------------------------------------------------

   The Consolidated Financial Statements have been restated to include the acquisition of The Cumberland Federal Bancorporation, Inc. No other restatements have been made due to immateriality.

   On January 19, 1996, the Bancorp purchased deposits of approximately
$1.4 billion and the fixed assets of the 28 offices of 1st Nationwide Bank in the Cleveland, Ohio area for $136 million. On February 23, 1996, the Bancorp acquired the Ohio operations of First Chicago NBD Corporation with $534 million in deposits, $222 million in loans and 25 offices in Columbus and Dayton for $39.5 million.

NOTE 15-REGULATORY MATTERS

   The principal source of income and funds for the Bancorp (parent company) are dividends from its subsidiaries. During the year 1997, the amount of dividends that the subsidiaries can pay to the Bancorp without prior approval of regulatory agencies is limited to their 1997 eligible net profits, as defined, and $121,967,000, the adjusted retained 1996 and 1995 net income of the subsidiaries.

   The banks must maintain noninterest-bearing cash balances on

FIFTH THIRD BANCORP
   AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



reserve with the Federal Reserve Bank. In 1996 and 1995, the banks were required to maintain average reserve balances of $176,114,000 and $165,549,000, respectively.

   The Federal Reserve Board adopted quantitative measures which assign risk weightings to assets and off-balance-sheet items and also define and set minimum regulatory capital requirements (risk-based capital ratios). All banks are required to have core capital (Tier 1) of at least 4% of risk-weighted assets, total capital of at least 8% of risk-weighted assets and a minimum Tier 1 leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of stockholders' equity excluding unrealized gains and losses on securities available for sale, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus certain debt instruments and the reserve for credit losses, subject to limitation. Failure to meet certain capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Consolidated Financial Statements. The regulations also define well capitalized levels of Tier 1, total capital and Tier 1 leverage as 6%, 10% and 5%, respectively. The Bancorp and each of its subsidiaries had Tier 1, total capital and leverage ratios above the well capitalized levels at December 31, 1996 and 1995. The risk-based capital ratios for Fifth Third Bank of Northern Kentucky, Inc. and Fifth Third Bank of Kentucky, Inc. have been computed on a pro forma basis to include inter-affiliate mergers which have been approved by the appropriate regulatory agencies and occurred in January, 1997. As of December 31, 1996, the most recent notification from the Federal Reserve Bank categorized the Bancorp and each of its subsidiary banks as well capitalized under the regulatory framework for prompt corrective action.

   Capital and risk-based capital and leverage ratios for the Bancorp and its significant subsidiaries at December 31:

------------------------------------------------------------------------------
                                                                 1996
                                                       -----------------------
($000'S)                                                AMOUNT        RATIO
------------------------------------------------------------------------------
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
  Fifth Third Bancorp (Consolidated) ..............  $2,275,000        14.06%
  The Fifth Third Bank, Cincinnati ................   1,025,000        12.81
  Fifth Third Bank of Northwestern Ohio, N.A ......     198,000        11.38
  Fifth Third Bank of Northeastern Ohio ...........     142,000        10.37
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
  Fifth Third Bancorp (Consolidated) ..............   1,840,000        11.37
  The Fifth Third Bank, Cincinnati ................     699,000         8.73
  Fifth Third Bank of Northwestern Ohio, N.A ......     177,000        10.17
  Fifth Third Bank of Northeastern Ohio ...........     126,000         9.21
TIER 1 LEVERAGE CAPITAL (TO AVERAGE ASSETS):
  Fifth Third Bancorp (Consolidated) ..............   1,840,000         9.22
  The Fifth Third Bank, Cincinnati ................     699,000         7.47
  Fifth Third Bank of Northwestern Ohio, N.A ......     177,100         6.94
  Fifth Third Bank of Northeastern Ohio ...........     126,000         5.32
================================================================================

-----------------------------------------------------------------------------
                                                                1995
                                                       ----------------------
($000's)                                                Amount         Ratio
-----------------------------------------------------------------------------
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
  Fifth Third Bancorp (Consolidated) ............... $2,092,000        14.33%
  The Fifth Third Bank, Cincinnati .................  1,011,000        13.04
  Fifth Third Bank of Northwestern Ohio, N.A .......    221,000        13.29
  Fifth Third Bank of Northeastern Ohio ............    112,000        11.90
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
  Fifth Third Bancorp (Consolidated) ...............  1,610,000        11.03
  The Fifth Third Bank, Cincinnati .................    622,000         8.02
  Fifth Third Bank of Northwestern Ohio, N.A .......    201,000        12.04
  Fifth Third Bank of Northeastern Ohio ............    101,000        10.65
TIER 1 LEVERAGE CAPITAL (TO AVERAGE ASSETS):
  Fifth Third Bancorp (Consolidated) ...............  1,610,000         9.47
  The Fifth Third Bank, Cincinnati .................    622,000         6.96
  Fifth Third Bank of Northwestern Ohio, N.A .......    201,000         9.01
  Fifth Third Bank of Northeastern Ohio ............    101,000         9.69
------------------------------------------------------------------------------

NOTE 16-RELATED PARTY TRANSACTIONS

   At December 31, 1996 and 1995, certain directors, executive officers, principal holders of Bancorp common stock and associates of such persons were indebted to the banking subsidiaries in the aggregate amount, net of participations, of $112,029,000 and $122,719,000, respectively. During 1996, new loans aggregating $38,133,000 were made to such parties and loans aggregating $48,823,000 were repaid. Such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time of comparable transactions with unrelated parties.

NOTE 17-FAIR VALUE OF FINANCIAL INSTRUMENTS

   Carrying amounts and estimated fair values for financial instruments at December 31:

-----------------------------------------------------------------------
                                                        1996
                                             --------------------------
                                             CARRYING          FAIR
($000'S)                                      AMOUNT           VALUE
-----------------------------------------------------------------------
FINANCIAL ASSETS:
  Cash and due from banks ................ $   808,926         808,926
  Securities available for sale ..........   6,223,881       6,223,881
  Securities held to maturity ............     176,804         176,798
  Other short-term investments ...........      44,579          44,579
  Loans, net .............................   9,722,067       9,750,386
  Mortgage servicing rights ..............      18,639          23,382
FINANCIAL LIABILITIES:
  Deposits ...............................  14,374,656      14,429,081
  Federal funds borrowed .................   1,420,694       1,420,694
  Short-term bank notes ..................     806,000         806,000
  Other short-term borrowings ............   1,038,738       1,038,738
  Long-term debt .........................     277,661         266,967
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS:
  Commitments to extend credit ...........         484           4,147
  Letters of credit ......................       2,462           9,233
  Purchased options ......................       1,460           1,460
  Forward contracts:
    Commitments to sell loans ............        --               147
    Foreign exchange contracts:
      Commitments to purchase ............        --        (      939)
      Commitments to sell ................        --             1,149
=======================================================================

-----------------------------------------------------------------------
                                                        1995
                                              -------------------------
                                              Carrying          Fair
($000's)                                       Amount          Value
-----------------------------------------------------------------------
FINANCIAL ASSETS:
  Cash and due from banks ................ $   628,535         628,535
  Securities available for sale ..........   4,151,178       4,151,178
  Securities held to maturity ............     187,091         187,091
  Other short-term investments ...........       6,822           6,822
  Loans, net .............................   9,529,546       9,586,298
  Mortgage servicing rights ..............      10,107          13,744
FINANCIAL LIABILITIES:
  Deposits ...............................  12,485,780      12,477,035
  Federal funds borrowed .................     553,041         553,041
  Short-term bank notes ..................     450,000         450,000
  Other short-term borrowings ............   1,002,454       1,002,454
  Long-term debt .........................     281,996         287,963
  Convertible subordinated notes .........     143,400         137,384
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS:
  Commitments to extend credit ...........         773           5,340
  Letters of credit ......................       2,030           7,644
  Forward contracts:
    Commitments to sell loans ............        --               120
    Foreign exchange contracts:
      Commitments to purchase ............        --        (      233)
      Commitments to sell ................        --               364
-------------------------------------------------------------------------------

FIFTH THIRD BANCORP
   AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

   LONG-TERM DEBT AND CONVERTIBLE SUBORDINATED NOTES-fair value of long-term debt was based on quoted market prices, when available, and a discounted cash flow calculation using prevailing market rates for borrowings of similar terms.

   COMMITMENTS AND LETTERS OF CREDIT-fair values of loan commitments, letters of credit and commitments to sell loans, representing assets to the Bancorp, were based on fees currently charged to enter into similar agreements with similar maturities.

   PURCHASED OPTIONS-fair values were based on the estimated amounts the Bancorp would receive or pay to terminate the contracts at the reporting date. The fair values represent an asset.

   FOREIGN EXCHANGE CONTRACTS-fair values were based on quoted market prices of comparable instruments and represent a net asset to the Bancorp.

NOTE 18-SEGMENTS

   The Bancorp's principal activities include Retail Banking, Commercial Banking, Trust and Investment Services and Data Processing. Retail Banking provides a full range of deposit products and consumer loans and leases. Commercial Banking offers services to business, government and professional customers. Trust and Investment Services provides a full range of investment alternatives for individuals, companies and not-for-profit organizations. Data Processing, through Midwest Payment Systems (MPS), provides Electronic Funds Transfer (EFT) services, merchant transaction processing, operates our Jeanie ATM network and provides other data processing services to affiliated and unaffiliated customers. General Corporate and Other includes a portion of the investment portfolio, certain long-term funding, the associated interest income and expense and other items not allocated to the operating segments.

   The financial information for each business segment reflect those which are specifically identifiable or which are allocated based on an internal allocation method. The allocation has been consistently applied for all periods presented. Revenues from affiliated transactions, principally EFT data processing services from MPS to the banking segments, are charged generally at rates available to and transacted with unaffiliated customers.

   The measurement of the performance of the business segments is based on the management structure of the Bancorp and is not necessarily comparable with similar information for any other financial institution. The information presented is also not necessarily indicative of the segments' financial condition and results of operations if they were independent entities.

   Selected financial information by business segment for each of the three years ended December 31 is included in the following summary:

------------------------------------------------------------
($000's)                        1996       1995      1994
-------------------------------------------------------------
REVENUES:
  Commercial Banking...  $   330,375    287,849     261,085
  Retail Banking.......      532,910    426,662     377,136
  Trust and Investment
    Services...........       87,631     73,108      67,255
  Data Processing (a)..       94,936     80,139      68,004
  General Corporate and
    Other..............       18,548      6,217       2,791
  Eliminations (a).....   (    6,741) (   4,828)    ( 3,610)
-------------------------------------------------------------
TOTAL                    $ 1,057,659    869,147     772,661
-------------------------------------------------------------
NET INCOME:
  Commercial Banking...  $   118,934    101,753      92,848
  Retail Banking.......      154,967    130,111     113,083
  Trust and Investment
    Services...........       32,277     24,424      20,881
  Data Processing (before
    cumulative effect of
    accounting change)(b)     25,942     23,873      20,299
  General Corporate and
    Other..............        2,939      7,524     ( 2,652)
------------------------------------------------------------
TOTAL                    $   335,059    287,685     244,459
------------------------------------------------------------
IDENTIFIABLE ASSETS:
  Commercial Banking...  $ 5,856,505  5,182,514   4,374,766
  Retail Banking.......   11,559,492  9,174,350   7,835,114
  Trust and Investment
    Services...........      308,445    206,563     272,221
  Data Processing......       37,718     32,884      19,353
  General Corporate and
   Other...............    2,786,838  2,456,572   2,455,555
------------------------------------------------------------
TOTAL                    $20,548,998 17,052,883  14,957,009
------------------------------------------------------------

(a) Data processing service revenues provided to the banking segments by MPS are eliminated in the Consolidated Statements of Income.

(b) In 1995, MPS changed its method of accounting for the cost of converting new merchant customers and financial institutions. The cumulative effect of change in accounting method totalling $2,680,000 in 1995 has been excluded.

   Capital expenditures for the Bancorp totalled $40,327,000, $33,194,000 and $27,564,000 in 1996, 1995 and 1994, respectively. These expenditures consisted primarily of investments in data processing equipment, including new mainframe and network computer technology, software, operations equipment and the Retail distribution network. Much of the Bancorp's efficiency is attributable to the fact that each of the business segments share the benefits of improvements in data processing technology and equipment improvements. Separating or dividing most of these capital expenditures among individual segments is not meaningful. The cost of centralized data processing and operations is allocated to each business segment based on various measures of usage and the corresponding expense is included in the determination of segment operating results as disclosed above.

FIFTH THIRD BANCORP
   AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 19-PARENT COMPANY FINANCIAL STATEMENTS
  The condensed financial statements of the Bancorp ($000's):

---------------------------------------------------------------
CONDENSED STATEMENTS OF INCOME (PARENT COMPANY ONLY)
For the Years Ended December 31    1996     1995      1994
---------------------------------------------------------------
INCOME
Dividends from Subsidiaries... $360,470  140,307    79,855
Interest on Loans to
  Subsidiaries................    3,932   19,442    16,075
Securities Gains..............      215       --        --
Other.........................      794      163       119
---------------------------------------------------------------
TOTAL INCOME..................  365,411  159,912    96,049
---------------------------------------------------------------
EXPENSES
Interest......................    4,477   10,267    10,193
Other.........................    2,796    2,471     2,222
---------------------------------------------------------------
TOTAL EXPENSES................    7,273   12,738    12,415
---------------------------------------------------------------
INCOME BEFORE TAXES AND
  CHANGE IN UNDISTRIBUTED
  EARNINGS OF SUBSIDIARIES....  358,138  147,174    83,634
Applicable Income Taxes
   (Benefit).................... (  426)   2,771     1,554
---------------------------------------------------------------
INCOME BEFORE CHANGE IN
  UNDISTRIBUTED EARNINGS OF
  SUBSIDIARIES ................ 358,564  144,403    82,080
Increase (Decrease) in
  Undistributed Earnings of
  Subsidiaries.................( 23,505) 143,282   162,379
---------------------------------------------------------------
NET INCOME.................... $335,059  287,685   244,459
---------------------------------------------------------------


<Command>
---------------------------------------------------------------
CONDENSED BALANCE SHEETS (PARENT COMPANY ONLY)
December 31                               1996        1995
---------------------------------------------------------------
ASSETS
Cash...........................   $        200         204
Interest-Bearing Deposits......         24,655          --
Loans to Subsidiaries..........        269,993     347,604
Investment in Subsidiaries.....      1,879,891   1,603,458
Goodwill.......................         11,384      12,139
Other Assets...................         15,454       2,043
---------------------------------------------------------------
TOTAL ASSETS...................   $  2,201,577   1,965,448
---------------------------------------------------------------
LIABILITIES
Commercial Paper...............   $     27,277      67,562
Accrued Expenses and Other
 Liabilities...................         30,175      29,911
Convertible Subordinated Notes              --     143,400
---------------------------------------------------------------
TOTAL LIABILITIES                       57,452     240,873
---------------------------------------------------------------
STOCKHOLDERS' EQUITY                 2,144,125   1,724,575
---------------------------------------------------------------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY            $  2,201,577   1,965,448
---------------------------------------------------------------


--------------------------------------------------------------------------
CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)
For the Years Ended December 31            1996       1995      1994
--------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income............................     $335,059     287,685       244,459
Adjustments to Reconcile Net
  Income to Net Cash Provided
  by Operating Activities:
    Amortization......................          755       1,200         1,285
    Provision for Deferred
      Income Taxes....................     (    169)  (      93)      (    44)
    Realized Securities Gains.........     (    215)         --           --
    Decrease in Dividends Receivable             --          --         6,818
    Decrease (Increase) in
      Other Assets....................     (  9,145)      9,163       ( 5,392)
    Increase (Decrease) in Accrued
      Expenses and Other Liabilities..     (  5,379)        226           718
    Decrease (Increase) in Undistributed
      Earnings of Subsidiaries........       23,505   ( 143,282)     (162,379)
---------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY
  OPERATING ACTIVITIES................      344,411     154,899        85,553
---------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from Maturities of
  Securities Held to Maturity.........           --          --            90
Proceeds from Sales of
  Securities Available for Sale.......       11,117          --            --
Net Increase in Interest-Bearing
  Deposits............................    (  24,655)         --            --
Decrease in Loans to Subsidiaries.....       77,611      20,221         6,681
Capital Contributions to Subsidiaries.     (266,775)   (108,800)   (   22,801)
Purchases of Subsidiaries.............           --    (     64)          (15)
---------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN
  INVESTING ACTIVITIES................     (202,702)   ( 88,643)   (   16,045)
---------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (Decrease) in Other
  Short-Term Borrowings...............     ( 40,285)     19,155    (    7,889)
Repayment of Long-Term Debt...........         (145)         --    (    2,402)
Payment of Cash Dividends.............     (110,907)  (  89,131)   (   73,425)
Shares Acquired for Treasury..........     (  3,096)  (      73)   (      178)
Fractional Shares Purchased
  in Stock Split......................           --   (     250)           --
Exercise of Stock Options.............       11,769       4,047        10,307
Other.................................          951          --           128
---------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN
  FINANCING ACTIVITIES................     (141,713)  (  66,252)   (   73,459)
---------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH...........     (      4)          4    (    3,951)
CASH AT BEGINNING OF YEAR.............          204         200         4,151
---------------------------------------------------------------------------------------------------------------------------
CASH AT END OF YEAR...................     $    200         204           200
---------------------------------------------------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

   To the Stockholders and Board of Directors of Fifth Third Bancorp:

   We have audited the accompanying consolidated balance sheets of Fifth Third Bancorp and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of materia misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Companies at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
January 15, 1997

FIFTH THIRD BANCORP
   AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   Many of the statements in Management's Discussion and Analysis of Financial Condition and Results of Operations, including the following discussion of the banking industry, set forth management's opinions with respect to present or future trends or factors affecting the operations, markets and products of Fifth Third Bancorp and its consolidated subsidiaries (the "Bancorp").

   The data presented in the following pages should be read in conjunction with the audited Consolidated Financial Statements on pages 15 to 27 of this report.

RESULTS OF OPERATIONS
SUMMARY

   Net income advanced by 16.5% in 1996 and 17.7% in 1995. The Bancorp's net income to average assets, referred to as return on average assets (ROA), and return on average stockholders' equity (ROE) follow:

---------------------------------------------------------------------------------------
                                      1996      1995       1994       1993      1992
---------------------------------------------------------------------------------------
Net income ($000's).............    $335,059    287,685    244,459    206,235   172,021
Net income per share (a)........    $   3.22       2.91       2.53       2.19      1.84
ROA (b).........................        1.78%      1.78       1.77       1.71      1.63
ROE (b).........................        17.8%      18.1       18.6       17.8      16.9
Originally reported (c):
  ROA...........................        1.78%      1.78       1.77       1.80      1.74
  ROE...........................        17.8%      18.1       18.6       18.2      17.3
---------------------------------------------------------------------------------------


(a) Per share amounts have been adjusted for the three-for-two stock splits effected in the form of stock dividends paid January 12, 1996 and April 15, 1992.

(b) For comparability, certain financial ratios exclude the impact of the 1996 special SAIF assessment of $16.6 million pretax ($10.8 million after tax, or $.10 per share).

(c) Excludes the results of The Cumberland pooling prior to 1994.


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

TABLE 1.-CONSOLIDATED AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME
For the Years Ended December 31 (Taxable Equivalent Basis)

---------------------------------------------------------------------------------------------------------------------------
                                                            1996                                        1995
                                               AVERAGE                    AVERAGE        Average                    Average
                                                OUT-       REVENUE/        YIELD/         Out-         Revenue/      Yield/
($000's)                                      STANDING       COST           RATE         standing        Cost         Rate
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-Earning Assets
  Loans and Leases........................  $12,304,544    $1,020,768        8.30%       $10,960,757   $ 919,596       8.39%
  Securities
   Taxable................................    5,468,864       369,851        6.76          3,809,435     250,590       6.58
   Exempt from Income Taxes...............      436,477        31,708        7.26            471,338      34,248       7.27
  Other Short-Term Investments............       32,214         1,519        4.72             25,084       1,251       4.99
---------------------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets.............   18,242,099     1,423,846        7.81         15,266,614   1,205,685       7.90
---------------------------------------------------------------------------------------------------------------------------
Cash and Due from Banks...................      531,876                                      552,534
Other Assets..............................      889,466                                      511,677
Reserve for Credit Losses.................   (  183,203)                                  (  164,618)
---------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS..............................  $19,480,238                                  $16,166,207
---------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Interest-Bearing Liabilities
  Interest Checking.......................  $ 1,747,280        37,309        2.14        $ 1,430,921      28,472       1.99
  Savings.................................    1,692,134        54,317        3.21            660,379      14,572       2.21
  Money Market............................    1,664,443        57,088        3.43          1,779,851      62,233       3.50
  Other Time Deposits.....................    5,569,023       305,682        5.49          4,319,791     248,860       5.76
  Certificates-$100,000 and Over..........      892,247        47,553        5.33            700,575      40,522       5.78
  Foreign Office Deposits.................      522,216        28,407        5.44            780,475      46,646       5.98
  Federal Funds Borrowed..................    1,230,219        64,942        5.28          1,071,792      63,492       5.92
  Short-Term Bank Notes...................      553,924        30,278        5.47            769,000      47,956       6.24
  Other Short-Term Borrowings.............      996,663        48,644        4.88            828,685      41,136       4.96
  Long-Term Debt and Convertible
    Subordinated Notes....................      342,187        21,649        6.33            290,824      15,844       5.45
---------------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities........   15,210,336       695,869        4.57         12,632,293     609,733       4.83
---------------------------------------------------------------------------------------------------------------------------
Demand Deposits...........................    1,872,843                                    1,585,256
Other Liabilities.........................      450,624                                      361,936
---------------------------------------------------------------------------------------------------------------------------
Total Liabilities.........................   17,533,803                                   14,579,485
STOCKHOLDERS' EQUITY......................    1,946,435                                    1,586,722
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY  $19,480,238                                   $16,166,207
---------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
  MARGIN ON A TAXABLE EQUIVALENT BASIS....                   $727,977        3.99%                       $595,952     3.90%
NET INTEREST RATE SPREAD..................                                   3.24%                                    3.07%
INTEREST-BEARING LIABILITIES
  TO INTEREST-EARNING ASSETS..............                                  83.38%                                   82.74%

FIFTH THIRD BANCORP
   AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

margin is greater than net interest spread due to the interest income earned on interest-earning assets funded by non-interest-bearing, or free funding, sources, primarily demand deposits and stockholders' equity.

   Table 1, Consolidated Average Balance Sheets and Analysis of Net Interest Income, presents the net interest income, net interest margin and net interest rate spread for the five years 1992 through 1996, comparing interest revenue and average interest-earning assets outstanding with interest cost and average interest-bearing liabilities outstanding. All three of these measures are reported on a taxable equivalent basis. Nonaccrual loans and leases have been included in the average loan and lease balances. Average outstanding securities balances were based on amortized cost excluding unrealized gains or losses on securities available for sale.

    Net interest income grew to $728 million in 1996, an increase of 22.2% over the $596 million earned during 1995. Net interest income increased 10.1% in 1995 over 1994. For 1996, net interest income growth resulted from an increase in average interest-earning assets and improvement in the net interest margin from lower funding cost. The increase in 1995 was attributable primarily to average interest-earning asset growth which overcame the effect of a compressed net interest margin.

    During 1996, average interest-earning assets grew by $3 billion to $18.2 billion, an increase of 19.5% over 1995. In 1995, average interest-earning assets grew 17.2% over 1994. Securitization and sales of consumer loans and cash proceeds from significant deposit acquisitions early in 1996 affected the Bancorp's earning asset mix in 1996. The Bancorp continues to use loan securitization and sales to increase balance sheet flexibility. Sales and securitizations allow us to expand origination and servicing, and the related fee income, faster than the balance sheet without increasing leverage. Sales and securitization of residential mortgage loans totalled $1.3 billion in both 1996 and 1995, with the majority of securitized loans retained in the securities portfolio. In 1996, the Bancorp securitized and sold $820 million in auto loans while retaining the servicing. Also, proceeds from the 1st Nationwide and NBD Ohio deposit acquisitions were primarily invested in securities to provide liquidity to fund loan and lease growth in our Cleveland and Columbus markets.

    Average interest-bearing liabilities grew from $10.8 billion in 1994 to $12.6 billion in 1995 to $15.2 billion in 1996. Core deposits, (which exclude certificates $100,000 and over and foreign office deposits), remain our most important funding source because they are relatively lower cost and the basis for ongoing customer relationships. In 1996, average core deposits increased 28.3% due to a renewed focus on new transaction account

---------------------------------------------------------------------------------------------------------------------------------

                      1994                                        1993                                         1992
        --------------------------------            -------------------------------             ---------------------------------
         Average                Average              Average                 Average             Average                Average
          Out-      Revenue/    Yield/                Out-      Revenue/     Yield/               Out-       Revenue/   Yield/
        standing      Cost       Rate               standing      Cost        Rate              standing       Cost      Rate
---------------------------------------------------------------------------------------------------------------------------------

      $ 9,902,901  $751,974        7.59%           $ 8,869,432  $679,792        7.66%         $ 7,189,975   $619,626        8.62%

        2,741,490   169,316        6.18              2,098,650   134,387        6.40            2,289,817    165,160        7.21
          359,830    24,568        6.83                267,247    18,797        7.03              203,418     15,801        7.77
           23,988     1,019        4.25                 10,426       319        3.06              112,052      3,806        3.40
---------------------------------------------------------------------------------------------------------------------------------
       13,028,209   946,877        7.27             11,245,755   833,295        7.41            9,795,262    804,393        8.21
---------------------------------------------------------------------------------------------------------------------------------
          526,007                                      494,141                                    440,908
          428,266                                      435,966                                    439,332
     (    153,141)                                (    134,808)                              (    109,908)
---------------------------------------------------------------------------------------------------------------------------------
      $13,829,341                                  $12,041,054                                $10,565,594
---------------------------------------------------------------------------------------------------------------------------------

      $ 1,512,670    25,572        1.69            $ 1,326,759    28,295        2.13          $ 1,097,918     28,322        2.58
          698,756    14,511        2.08                656,868    16,298        2.48              539,997     17,183        3.18
        1,582,863    40,326        2.55              1,493,802    37,465        2.51            1,440,309     45,635        3.17
        3,923,418   194,375        4.95              3,531,301   173,764        4.92            3,275,879    190,086        5.80
          336,521    13,135        3.90                441,882    15,622        3.54              490,293     23,456        4.78
          529,434    24,165        4.56                242,245     8,030        3.31               48,200      1,714        3.56
          848,217    34,925        4.12                622,068    18,963        3.05              529,201     17,316        3.27
          429,642    20,285        4.72                   ----      ----        ----                 ----       ----        ----
          689,960    25,818        3.74                743,002    24,326        3.27              700,463     29,420        4.20

          249,612    12,436        4.98                343,617    16,636        4.84              127,639      6,238        4.89
---------------------------------------------------------------------------------------------------------------------------------
       10,801,093   405,548        3.75              9,401,544   339,399        3.61            8,249,899    359,370        4.36
---------------------------------------------------------------------------------------------------------------------------------
        1,414,048                                    1,268,371                                  1,070,387
          299,859                                      213,727                                    229,029
---------------------------------------------------------------------------------------------------------------------------------
       12,515,000                                   10,883,642                                  9,549,315
---------------------------------------------------------------------------------------------------------------------------------
        1,314,341                                    1,157,412                                  1,016,279
---------------------------------------------------------------------------------------------------------------------------------
      $13,829,341                                  $12,041,054                                $10,565,594
---------------------------------------------------------------------------------------------------------------------------------


                   $541,329        4.16%                        $493,896        4.39%                       $445,023        4.54%
---------------------------------------------------------------------------------------------------------------------------------
                                   3.52%                                        3.80%                                       3.85%
---------------------------------------------------------------------------------------------------------------------------------
                                  82.91%                                       83.60%                                      84.22%

FIFTH THIRD BANCORP
   AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


TABLE 2.-ANALYSIS OF NET INTEREST INCOME CHANGES (TAXABLE EQUIVALENT BASIS)
---------------------------------------------------------------------------------------------------------------------------
                                                     1996 COMPARED TO 1995                    1995 Compared to 1994
                                            --------------------------------------    --------------------------------
($000's)                                      VOLUME  YIELD/RATE    MIX     TOTAL      Volume  Yield/Rate  Mix      Total
---------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Interest Income
  Loans and Leases.......................... $112,743  $(10,308)$( 1,263) $101,172   $ 80,328  $78,869  $ 8,425   $167,622
  Securities
  Taxable...................................  109,160     7,036    3,065   119,261     65,957   11,023    4,294     81,274
  Exempt from Income Taxes.................. (  2,533)  (     8)       1  (  2,540)     7,613    1,578      489      9,680
  Other Short-Term Investments..............      356   (    69) (    19)      268         47      177        8        232
---------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME CHANGE................  219,726   ( 3,349)   1,784   218,161    153,945   91,647   13,216    258,808
---------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Interest Expense
  Interest Checking.........................    6,295     2,082      460     8,837   (  1,382)   4,527  (   245)     2,900
  Savings...................................   22,767     6,626   10,352    39,745   (    797)     908  (    50)        61
  Money Market.............................. (  4,035)  ( 1,187)      77(    5,145)     5,019   15,019    1,869     21,907
  Other Time Deposits.......................   71,967   (11,748) ( 3,397)   56,822     19,637   31,650    3,198     54,485
  Certificates-$100,000 and Over............   11,087   ( 3,185) (   871)    7,031     14,210    6,330    6,847     27,387
  Foreign Office Deposits................... ( 15,436)  ( 4,190)   1,387  ( 18,239)    11,458    7,477    3,546     22,481
  Federal Funds Borrowed....................    9,385   ( 6,913) ( 1,022)    1,450      9,206   15,323    4,038     28,567
  Short-Term Bank Notes..................... ( 13,412)  ( 5,922)   1,656  ( 17,678)    16,022    6,508    5,141     27,671
  Other Short-Term Borrowings...............    8,338   (   690) (   140)    7,508      5,191    8,432    1,695     15,318
  Long-Term Debt and Convertible
    Subordinated Notes......................    2,799     2,555      451     5,805      2,053    1,163      192      3,408
---------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE CHANGE...............   99,755   (22,572)   8,953    86,136     80,617   97,337   26,231    204,185
---------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET INTEREST
  INCOME ON A TAXABLE EQUIVALENT BASIS...... $119,971   $19,223 $( 7,169)  132,025   $ 73,328 $( 5,690)$(13,015)    54,623
---------------------------------------------------------------------------------------------------------------------------
INCREASE IN TAXABLE
  EQUIVALENT ADJUSTMENT.....................                              (  6,213)                               (  7,944)
---------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME CHANGE..................                              $125,812                                $ 46,679
---------------------------------------------------------------------------------------------------------------------------

products and promotions, and deposit acquisitions in early-1996 and late-1995. Acquisitions contributed approximately $2 billion of the $2.8 billion total growth in core deposits. Average demand, interest checking and savings accounts comprised 42.3% of total core deposits, compared to 37.6% in 1995 and 39.7% in 1994. Average non-core deposits and short-term borrowings declined to 23% from 27.2% of average interest-earning assets in 1995, further illustrating the success of growing core deposits in 1996.

   The net interest margin improved 9 basis points (bp) (a basis point is equivalent to .01%) to 3.99% in 1996 from 3.90% in 1995. The 1996 increase follows a 26 bp drop in net interest margin in 1995. Total cost of interest-bearing liabilities declined 26 bps during 1996 to 4.57%, the result of growth in core deposits, an improved deposit mix and lower interest rates on short-term borrowings. The interest-bearing deposit cost dropped 17 bps from 4.56% in 1995 to 4.39% in 1996, while the cost of borrowed funds, including federal funds borrowed, short-term bank notes, other short-term borrowings and long-term debt, declined 39 bps from 5.69% in 1995 to 5.30% in 1996. The effect of free funds on the net interest margin declined from 83 bps in 1995 to 75 bps in 1996, reflecting lower earning asset yields. The earning asset yield declined 9 bps in 1996 from 7.9% to 7.81% due to a 9 bp decline in the loan and lease portfolio yields, offset in part by a 15 bp increase in securities and other short-term investment yields. Net interest margins compressed during 1994 and the first part of 1995, due primarily to 1994's rapid rise in short-term interest rates which caused short-term liabilities to reprice upward faster than term assets. Margins stabilized in the last part of 1995 as strong loan and lease volume and higher interest rates improved average interest-earning asset yields. Our margin has also been affected in part by thrift acquisitions which have lower interest rate spreads and margins due to asset mix and less free funding sources.

   Table 2, the Analysis of Net Interest Income Changes, separates the Bancorp's change in net interest income into its three components: (1) volume of average interest-earning assets and interest-bearing liabilities outstanding; (2) average yields on interest-earning assets and average rates for interest-bearing liabilities; and (3) combined volume and yield/rate effects. Table 2 illustrates the net interest income effect of balance sheet changes and changes in interest rate levels which occurred during 1996 and 1995.

OTHER OPERATING INCOME

   The table below shows the components of other operating income for the five years ending December 31, 1996. Total other operating income excluding securities gains increased 20.9% over 1995 and was up 17.8% in 1995 over 1994.

   Trust income totalled $74,032,000 in 1996, an increase of 20% over 1995's $61,755,000. This increase was led by growth in Personal Trust and Fifth Third Securities income, reflecting continued strength in the equity markets and strong new sales. Our proprietary Fountain Square Funds performed well and during the fourth quarter exceeded $2 billion in assets. Trust fees, most of which are based on the market value of managed trust assets, benefited from asset increases of 15.9% to $9.8 billion in 1996. Trust income growth of 11.8% in 1995 was primarily attributable to the rebound in the equity markets, a 26.5% increase in



-----------------------------------------------------------------------------------------------------------------------------------
($000's)                                                       1996            1995           1994            1993            1992
------------------------------------------------------------------------------------------------------------------------------------
Trust income ......................................         $ 74,032          61,755          55,238          53,442          49,183
Service charges on deposits .......................           83,590          66,344          60,905          57,212          51,525
Data processing income ............................           88,195          75,311          64,394          52,823          45,842
Other service charges and fees ....................          118,035          97,516          74,978          61,595          50,780
------------------------------------------------------------------------------------------------------------------------------------
Subtotal ..........................................          363,852         300,926         255,515         225,072         197,330
------------------------------------------------------------------------------------------------------------------------------------
Securities gains ..................................            4,563           4,789             393           6,078           8,978
------------------------------------------------------------------------------------------------------------------------------------
Total .............................................         $368,415         305,715         255,908         231,150         206,308
------------------------------------------------------------------------------------------------------------------------------------
After-tax securities gains ........................         $  2,918           3,114             255           3,658           6,009
------------------------------------------------------------------------------------------------------------------------------------

FIFTH THIRD BANCORP
   AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


managed trust assets, the success of our Fountain Square Funds and fee increases.

   Service charges on deposits totalled $83,590,000 in 1996 and $66,344,000 in 1995, up 26% and 8.9%, respectively. The growth in both years was fueled by an expanding delivery system, deposit acquisitions, successful product campaigns and pricing enhancements. Our commercial transaction deposit accounts grew significantly in 1996 and were a source for additional commercial analysis fee income.

   Data processing income was up 17.1% in 1996 and 17% in 1995. Merchant processing revenues, approximately 40% of total data processing revenues, increased 20.5% in 1996 and 42% in 1995, due to new customers and resulting increases in merchant transaction volumes. Electronic funds transfer (EFT), the other portion of data processing income, increased 7.2% in 1996 and 5% in 1995, the result of the success of debit cards, new products and an expanding customer base.

   Other service charges and fees reached $118,035,000 in 1996, compared to $97,516,000 in 1995, an increase of $20,519,000 or 21%. Total mortgage banking income, net of gains, increased 41.3%, aided by lower interest rates that fueled strong origination volume in the first half of the year. During 1996, we originated $1.6 billion in residential mortgage loans compared to $1 billion in 1995. Securitizations and sales totaled $1.3 billion in both years. Gains on sales of residential mortgage loans and servicing for 1996 were $7,225,000 compared to $16,122,000, for 1995, which included the effect of adopting SFAS No. 122. Residential mortgage loans serviced at December 31, 1996 were $5.3 billion, including $3.1 billion serviced for others. This compares to $4.7 billion, including $2.7 billion serviced for others, at the end of 1995. Consumer loan and lease fees provided $13.7 million of the increase in other service charges and fees due to strong installment loan origination volume, coupled with the securitization and sale of over $820 million in auto loans. Our growing credit card portfolio contributed to a $7.5 million, or 45.8%, increase in cardholder fees.

   In 1995, other service charges and fees increased 30.1% over 1994. Mortgage banking income contributed the largest increase, with net servicing fees up 18.9% over 1994, due to strong volume and sales or securitizations. Other service charges and fees also included a gain of $3.1 million on the sale of three retail branches acquired with The Cumberland. Consumer loan, lease and commercial banking fees, along with cardholder fees, increased 27.8% over 1994, due in part to strong loan and lease volume.

OPERATING EXPENSES

   The Bancorp's success in controlling operating expenses comes from efficient staffing, a constant focus on improving productivity and the centralization of various internal functions such as data processing and loan servicing.

   Operating expense levels are often measured using an overhead ratio (operating expenses divided by the sum of taxable equivalent net interest income and other operating income). As the chart below illustrates, the Bancorp's ratio has remained well below our peers, at 43.5%, excluding the special SAIF assessment for 1996, 43.9% in 1995 and under 50% since 1991. Total operating expenses increased 20.5% in 1996, before the impact of the SAIF assessment of $16,612,000, and 6.5% in 1995 over the previous year. Acquisitions and growth affected year-to-year operating expense comparisons. Although the expense growth rate for 1996 was higher than customary, expense growth slowed considerably in the last half of the year as acquisitions from early in the year were integrated.

   Excluding the 1996 assessment, salaries, wages, incentives and employee benefits comprised 48.3% and 49.3% of total operating expenses in 1996 and 1995, respectively, and increased by 18.1% and 5.7% during the same periods. The number of full-time equivalent (FTE) employees was 6,549 at the end of the year, an increase of 441 over year end 1995, but down from a peak of 6,777 in the second quarter of 1996. The majority of the increases in FTE employees is directly due to acquisitions. Average salaries, wages, incentives and benefits per FTE employee have increased 10.1% from 1995, which was relatively unchanged from 1994. The Bancorp's productivity ratios, which measure the degree of efficiency of our employees, have shown improvement since 1991. Excluding the special SAIF assessment, net income per employee was $53,000 for 1996, compared to $31,000 for 1991, an increase of 70% as illustrated below.

  Equipment and net occupancy expenses increased 23.1% in

------------------------------------------------------------------------------------------------------------------------------------
($000's)                                                      1996             1995           1994            1993            1992
------------------------------------------------------------------------------------------------------------------------------------
Salaries, wages and incentives ....................         $185,793         156,545         148,039         134,680         120,741
Employee benefits .................................           44,682          38,648          36,710          36,436          31,927
Equipment expenses ................................           20,006          16,655          16,045          15,446          14,548
Net occupancy expenses ............................           35,596          28,521          26,137          26,014          23,270
Other operating expenses ..........................          190,641         155,248         144,614         140,144         125,829
------------------------------------------------------------------------------------------------------------------------------------
Total operating expenses ..........................          476,718         395,617         371,545         352,720         316,315
------------------------------------------------------------------------------------------------------------------------------------
SAIF assessment ...................................           16,612            --              --              --              --
------------------------------------------------------------------------------------------------------------------------------------
Total .............................................         $493,330         395,617         371,545         352,720         316,315
------------------------------------------------------------------------------------------------------------------------------------



[The following tables are representative of graphs shown at the bottom of page
31 in the Bancorp's Annual Report]

         OTHER OPERATING
              INCOME
         ($ in millions)     GROWTH IN NET INCOME
         Five Year Growth        PER EMPLOYEE       OVERHEAD RATIO
            Rate: 14.3%      1991 Base Year = 100     Fifth Third      Peer
         ----------------    --------------------   --------------     ----
1991         $ 189.0                  100                49.5%         63.9%
1992         $ 206.3                  110                48.6%         62.6%
1993         $ 231.2                  123                48.6%         62.0%
1994         $ 255.9                  139                46.6%         63.1%
1995         $ 305.7                  152                43.9%         61.3%
1996         $ 368.4                  170*               43.5%*          N/A

* For comparability, certain financial ratios and statistics exclude the impact of the 1996 special SAIF assessment of $16.6 million pretax ($10.8 million after tax or $.10 per share).


FIFTH THIRD BANCORP
   AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1996 and 7.1% in 1995. Increased costs in 1996 are associated with the net addition of 30 locations, primarily from acquisitions, and 131 new ATM machines, including rental property costs, utilities, real estate taxes and depreciation. Upgrades of equipment to support growth and processing technology also contributed to the increase.

   Operating expenses include a pretax charge of $16.6 million, or $.10 per share, mandated by federal legislation to recapitalize the Savings Association Insurance Fund (SAIF). During 1996, the Bancorp paid no insurance premiums on approximately 70% of deposits which are insured by the Bank Insurance Fund (BIF) of the FDIC and 23 cents per $100 on the portion of deposits acquired from thrifts over the years that remain insured by SAIF. Deposit insurance premiums in 1997 will be 1.3 and 6.48 cents per $100 of deposits for BIF insured and SAIF insured deposits, respectively. During 1995, the FDIC lowered the federal deposit insurance premium on approximately 80% of deposits insured by the Bank Insurance Fund from 23 cents to 4 cents per $100 of deposits and FDIC expense decreased 31% from 1994.

    Other operating expenses increased to $190,641,000, up $35,393,000 or 22.8% over 1995. Bankcard, loan and lease, and data processing expenses accounted for $15.7 million of the increase, which was directly related to increased volumes in these areas. Intangible amortization was up approximately $14.9 million due to acquisition activity, and franchise tax expense was up $5.4 million primarily as a result of growth in shareholders' equity. These increases were partially offset by a $3.5 million decrease in other real estate owned expenses.

   Other operating expenses were $155,248,000 in 1995, up 7.4% over 1994.

FINANCIAL CONDITION

SECURITIES

   The investment portfolio consists largely of fixed and floating rate mortgage related securities, predominantly underwritten to the standards of and guaranteed by the government-sponsored agencies of FHLMC and FNMA. These securities differ from traditional debt securities primarily in that they have uncertain maturity dates and are priced based on estimated prepayment rates on the underlying mortgages. The estimated average life of the portfolio is 5.3 years based on current prepayment expectations.

   The Bancorp securitized $829,108,000 and $854,511,000 of residential mortgages in 1996 and 1995, respectively. These securitizations, along with the investment of proceeds from deposit acquisitions, contributed to the growth in the securities portfolio in 1996. The securities portfolio provides liquidity to fund future loan and lease growth in our expanding affiliate markets.


SECURITIES PORTFOLIO AT DECEMBER 31
-----------------------------------------------------------------------------------------------------------------------------------
($000's)                                                           1996          1995            1994          1993           1992
-----------------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
  U.S. Treasury ........................................      $  266,376        298,312        210,599         63,183           --
-----------------------------------------------------------------------------------------------------------------------------------
  U.S. Government agencies and corporations ............          81,540         86,746         18,458        136,303           --
-----------------------------------------------------------------------------------------------------------------------------------
  States and political subdivisions ....................         296,847        300,787           --             --             --
-----------------------------------------------------------------------------------------------------------------------------------
  Agency mortgage-backed securities ....................       4,925,768      2,774,041        895,931        595,133           --
-----------------------------------------------------------------------------------------------------------------------------------
  Other bonds, notes and debentures ....................         593,920        655,085           --           96,369           --
-----------------------------------------------------------------------------------------------------------------------------------
  Other securities .....................................          59,430         36,207          4,504          7,086           --
-----------------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
  U.S. Treasury ........................................            --             --           98,742           --        111,268
-----------------------------------------------------------------------------------------------------------------------------------
  U.S. Government agencies and corporations ............            --             --             --           13,189      179,849
-----------------------------------------------------------------------------------------------------------------------------------
  States and political subdivisions ....................         150,232        167,992        463,759        327,636      222,015
-----------------------------------------------------------------------------------------------------------------------------------
  Agency mortgage-backed securities ....................            --             --        1,750,549      1,249,465    1,689,391
-----------------------------------------------------------------------------------------------------------------------------------
  Other bonds, notes and debentures ....................           1,805          1,505        160,394        166,954      196,259
-----------------------------------------------------------------------------------------------------------------------------------
  Other securities .....................................          24,767         17,594         34,099         19,150       20,639
-----------------------------------------------------------------------------------------------------------------------------------

32

FIFTH THIRD BANCORP
  AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


MATURITIES OF SECURITIES AT DECEMBER 31, 1996
---------------------------------------------------------------------------------------------------------------------------
                                     MATURITY           1-5 YEAR          6-10 YEAR          OVER 10
                                   UNDER 1 YEAR         MATURITY          MATURITY        YEAR MATURITY          TOTAL
                                  ---------------    --------------    ---------------   ---------------    --------------
($000's)                          AMOUNT    YIELD    AMOUNT   YIELD    AMOUNT    YIELD   AMOUNT    YIELD    AMOUNT   YIELD
---------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
  U.S. Treasury................. $ 46,774    7.35%  $ 219,477   6.86%   $     -     - %  $    125   8.63%  $ 266,376  6.95%
---------------------------------------------------------------------------------------------------------------------------
  U.S. Government agencies
    and corporations............    3,315    7.24      75,762   6.08      1,963   6.56        500   8.55      81,540  6.15
---------------------------------------------------------------------------------------------------------------------------
  States and political
    subdivisions (a).............  35,730    7.75     159,357   7.43     96,602   7.32      5,158   8.35     296,847  7.45
---------------------------------------------------------------------------------------------------------------------------
 Agency mortgage-
    backed securities (b)........ 151,534    6.90   4,045,217   6.90    530,800   7.01    198,217   6.89   4,925,768  6.91
---------------------------------------------------------------------------------------------------------------------------
 Other bonds, notes and
    debentures (c)...............   9,739    6.20     529,300   6.33     44,636   7.41     10,245   7.20     593,920  6.42
---------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
  States and political
    subdivisions (a).............  75,116    7.00     75,116    6.90        --      --         --     --     150,232  6.95
    Other bonds, notes and
    debentures...................     270    8.28        750    7.92       785    8.57         --     --       1,805  8.26
---------------------------------------------------------------------------------------------------------------------------

Maturities of mortgage-backed securities were estimated based on historical and predicted prepayment trends.

(a) taxable equivalent yield

(b) included in agency mortgage-backed securities available for sale are floating rate securities totalling $1,135,965,000.

(c) included in other bonds, notes and debentures available for sale are floating rate securities totalling $320,213,000.

LOAN AND LEASE PORTFOLIO AT DECEMBER 31
---------------------------------------------------------------------------------------------------------------------------
                                     1996               1995               1994              1993               1992
                              --------------     ---------------    --------------    --------------     ---------------
($ in millions)               AMOUNT       %     Amount        %    Amount       %    Amount       %     Amount        %
---------------------------------------------------------------------------------------------------------------------------
Commercial:
  Commercial..............   $ 3,987      31.9% $ 3,563      30.5% $ 3,032      29.5%  $2,680      28.0%  $2,481      30.5%
  Mortgage................       796       6.4      794       6.8      729       7.1      703       7.3      567       7.0
  Construction............       376       3.0      312       2.7      286       2.8      342       3.6      331       4.1
  Leases..................       918       7.3      696       5.9      479       4.6      302       3.2      236       2.9
---------------------------------------------------------------------------------------------------------------------------
                               6,077      48.6    5,365      45.9    4,526      44.0    4,027      42.1    3,615      44.5
---------------------------------------------------------------------------------------------------------------------------
Consumer:
  Installment.............     2,236      17.9    2,737      23.4    2,131      20.7    1,881      19.7    1,531      18.9
  Mortgage................     2,150      17.2    1,975      16.9    2,347      22.8    2,731      28.5    2,397      29.5
  Credit Card.............       364       2.9      325       2.8      275       2.7      207       2.2      178       2.2
  Leases..................     1,687      13.4    1,288      11.0    1,007       9.8      721       7.5      395       4.9
---------------------------------------------------------------------------------------------------------------------------
                               6,437      51.4    6,325      54.1    5,760      56.0    5,540      57.9    4,501      55.5
---------------------------------------------------------------------------------------------------------------------------
Total.....................   $12,514     100.0% $11,690     100.0% $10,286     100.0%  $9,567     100.0%  $8,116     100.0%
---------------------------------------------------------------------------------------------------------------------------


   Loan and lease balances increased 7% and 13.6%, respectively, in 1996 and 1995. In both years, the growth in outstandings was affected considerably by sales and securitizations of consumer loans, which allows the Bancorp to be selective in how much of the expanding origination volume is retained in the loan and lease portfolio. For example, residential mortgage loan originations were $1.6 billion in 1996 compared to $1 billion in 1995, a 60% increase, but the related mortgage loan outstandings only increased 8.9% because $1.3 billion of this origination volume was sold or securitized. Similarly, installment loan balances actually declined during 1996 because the Bancorp securitized and sold $820 million in auto loans. Consumer leases grew 30.9% and 27.9% in 1996 and 1995, respectfully.

   Commercial loan and lease outstandings were up 13.3% in 1996 and 18.5% in 1995. Commercial leasing contributed increases of 31.9% and 45.3%, respectively, consisting largely of credits within our market areas of Ohio, Kentucky and Indiana. Commercial mortgages represent 6.4% of our total loan and lease portfolio and include primarily financing of owner-occupied properties--loans on properties occupied by the principal borrower.

FIFTH THIRD BANCORP
   AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESERVE FOR CREDIT LOSSES FIVE YEAR HISTORY
---------------------------------------------------------------------------------------------------------------------------
($000's)                                                  1996           1995          1994           1993          1992
---------------------------------------------------------------------------------------------------------------------------
Balance at January 1...........................    $   177,388        155,918       144,537        121,452        97,319
Provision for credit losses....................         64,014         42,962        35,780         48,037        66,100
Losses charged off.............................     (   80,444)    (   41,707)   (   30,946)     (  37,172)    (  54,718)
Recoveries of losses previously charged off....         20,482         11,846        13,472         10,098         8,953
Letter of credit...............................             --             --    (    7,800)            --            --
Reserve of acquired institutions and other.....          5,838          8,369           875          2,122         3,798
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31.........................    $   187,278        177,388       155,918        144,537       121,452
---------------------------------------------------------------------------------------------------------------------------
Loans and leases outstanding at December 31....    $12,514,792    $11,690,643   $10,286,457     $9,566,898    $8,115,590
Reserve as a percent of loans and leases
  outstanding..................................           1.50%          1.52%         1.52%          1.51%         1.50%
Average loans and leases.......................    $12,304,544    $10,960,757   $ 9,902,901     $8,869,432    $7,189,975
Net charge-offs as a percent of average loans
 and leases outstanding........................            .49%           .27%          .18%           .31%          .64%
Reserve as a percent of total nonperforming
  assets........................................        531.48%        436.06%       570.50%        362.84%       155.53%
Reserve as a percent of total under-performing
  assets.......................................         255.53%        290.16%       384.35%        287.47%       121.58%
---------------------------------------------------------------------------------------------------------------------------

PROVISION AND RESERVE FOR CREDIT LOSSES

   The Bancorp provides as an expense an amount for expected credit losses. This provision is based on the growth of the loan and lease portfolio and on recent loss experience and is called the provision for credit losses in the Consolidated Statements of Income. Actual losses on loans and leases are charged against the reserve created on the Consolidated Balance Sheets through the provision for credit losses. The amount of loans and leases actually removed as assets from the Consolidated Balance Sheets is referred to as charge-offs and, after netting out recoveries on previously charged off assets, becomes net charge-offs.

   Charge-offs, net of recoveries, increased $30.1 million over 1995 due to higher losses on consumer loans. Net charge-offs as a percent of average loans and leases outstanding were .49%, .27%, and .18% for 1996, 1995 and 1994, respectively. Although net charge-offs have risen in 1996, the net charge-off ratio remains near the Bancorp's historical 10-year average of .48% and the reserve for credit losses is in excess of five times nonperforming assets. The reserve for credit losses as a percentage of total loans and leases was 1.50% at December 31, 1996 and 1.52% at December 31, 1995.

   The table above presents credit loss data for the most recent five year period.

UNDERPERFORMING ASSETS

   Underperforming assets consist of (1) nonaccrual loans and leases on which the ultimate collectibility of the full amount of interest is uncertain, (2) loans and leases which have been renegotiated to provide for a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower, (3) loans and leases past due ninety days or more as to principal or interest and (4) other real estate owned. A summary of underperforming assets at December 31 follows:

-----------------------------------------------------------
($000's)                              1996    1995    1994
-----------------------------------------------------------
Nonaccrual loans and leases ....   $29,046  37,049  20,725
Renegotiated loans and leases...     1,121     506     443
Other real estate owned ........     5,070   3,125   6,162
-----------------------------------------------------------
Total nonperforming assets  ....    35,237  40,680  27,330
Ninety days past due loans
 and leases ....................    38,053  20,455  13,237
-----------------------------------------------------------
Total underperforming assets ...   $73,290  61,135  40,567
-----------------------------------------------------------
Nonperforming assets as a
 percent of total loans,
 leases and other real estate
 owned .........................       .28%    .35     .27
Underperforming assets as a
  percent of total loans, leases
  and other real estate owned...       .59%    .52     .39
-----------------------------------------------------------

   Nonperforming assets as a percentage of total loans, leases and other real estate owned decreased to .28% at December 31, 1996 compared to .35% at December 31, 1995. Of the total underperforming assets at December 31, 1996, $45,007,000 are to borrowers or projects in the Cincinnati-Dayton market area, $4,454,000 in the Toledo market area, $5,399,000 in Columbus, $625,000 in the Louisville market area, $4,907,000 in the Cleveland market area, $9,199,000 distributed in the market areas of our smaller affiliate banks and $3,699,000 outside of the Ohio-Kentucky-Indiana area.

   Of the total nonperforming assets at December 31, 1996, $11,050,000 or 31.4% were related to commercial real estate. Nonaccrual commercial real estate loans were $7,093,000, a decrease of 43.7% from 1995's $12,597,000. At December 31,
1996, there were no renegotiated commercial real estate loans compared to $123,000 in 1995. Commercial other real estate owned increased from $2,007,000 in 1995 to $3,957,000 in 1996, an increase of 97.2%.

DEPOSITS

   Interest-earning assets are funded primarily by core deposits. The accompanying tables show the relative composition of the Bancorp's average deposits and the change in average deposit sources during the last five years. Other time deposits is comprised of consumer certificates of deposit. Foreign office deposits are denominated in amounts greater than $100,000.

   Average core deposits increased 28.3% in 1996 due to a renewed focus on transaction accounts and deposit acquisitions. Our new MaxSaver product fueled the increase in savings balances, while the new Platinum One product and promotional campaigns contributed to advances in demand and interest checking. Strong core deposit growth in 1996 resulted in a shift in the Bancorp's overall funding mix from borrowings to customer deposits. The acquisition of deposits from 1st Nationwide, NBD Ohio and Kentucky Enterprise Bancorp increased deposits by $2 billion. Deposits acquired in 1995 totaled approximately $1 billion.

DISTRIBUTION OF AVERAGE DEPOSITS
------------------------------------------------------------
                  1996     1995     1994     1993    1992
------------------------------------------------------------
Demand              13.4%  14.1     14.2     14.2    13.4
Interest checking   12.5   12.7     15.1     14.8    13.8
Savings             12.1    5.9      7.0      7.3     6.8
Money market        11.9   15.8     15.8     16.7    18.1
Other time          39.9   38.4     39.2     39.4    41.1
Certificates-
  $100,000
  and over           6.4    6.2      3.4      4.9     6.2
Foreign office       3.8    6.9      5.3      2.7      .6
------------------------------------------------------------
Total              100.0% 100.0    100.0    100.0   100.0
------------------------------------------------------------

34

FIFTH THIRD BANCORP
   AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


CHANGE IN AVERAGE DEPOSIT SOURCES
-------------------------------------------------------------------------
($000)                 1996      1995        1994      1993       1992
-------------------------------------------------------------------------
Demand           $   287,587    171,208     145,677    197,984   177,481
Interest checking    316,359   ( 81,749)    185,911    228,841   267,195
Savings            1,031,755   ( 38,377)     41,888    116,871   101,289
Money market      (  115,408)   196,988      89,061     53,493   163,175
Other time         1,249,232    396,373     392,117    255,422   188,403
Certificates-
  $100,000
  and over           191,672    364,054   ( 105,361)  ( 48,411) (386,076)
Foreign office    (  258,259)   251,041     287,189    194,045    35,121
-------------------------------------------------------------------------
Total change     $ 2,702,938  1,259,538   1,036,482    998,245   546,588
-------------------------------------------------------------------------

SHORT-TERM BORROWINGS

   These primarily consist of short-term excess funds from correspondent banks, securities sold under agreements to repurchase, short-term bank notes and commercial paper issuances. Short-term borrowings primarily fund short-term, rate-sensitive earning asset growth. During 1996, borrowings supported a relatively smaller proportion of earning asset growth because of the aforementioned success in increasing core deposits. Average short-term borrowings as a percentage of average earning assets declined from 17.5% in 1995 to 15.2% in 1996. In 1995 and 1994, loan and lease growth outpaced core deposit growth, increasing the reliance on short-term borrowings. As the following table of average short-term borrowings and average Federal funds loaned indicates, the Bancorp was a net borrower of funds of $2,762,537,000 in 1996, up from $2,645,914,000 in 1995:


AVERAGE SHORT-TERM BORROWINGS
---------------------------------------------------------------------------
($000's)                1996         1995      1994      1993      1992
---------------------------------------------------------------------------
Federal funds
  borrowed........  $1,230,219   1,071,792    848,217    622,068    529,201
Short-term
  bank notes......     553,924     769,000    429,642         --         --
Other short-term
  borrowings......     996,663     828,685    689,960    743,002    700,463
----------------------------------------------------------------------------
Total short-term
  borrowings......   2,780,806   2,669,477  1,967,819  1,365,070  1,229,664
----------------------------------------------------------------------------
Federal funds
  loaned..........      18,269      23,563     17,712      9,342     79,194
----------------------------------------------------------------------------
Net funds
  borrowed........  $2,762,537   2,645,914  1,950,107  1,355,728  1,150,470
----------------------------------------------------------------------------

CAPITAL RESOURCES

   The Bancorp maintains a relatively high level of capital as a margin of safety for its depositors and stockholders. At December 31, 1996, stockholders' equity was $2,144,125,000 compared to $1,724,575,000 at December 31, 1995, an increase of $419,550,000 or 24.3%. This increase in capital resulted primarily from the retention of earnings, the calling for redemption its 4.25% convertible subordinated notes and the issuance of stock in an acquisition.

   The following table shows several capital and liquidity ratios for the last three years:

-------------------------------------------------------------
                                      1996    1995     1994
-------------------------------------------------------------
Average stockholders' equity to
  Average assets..................    9.99%   9.82%    9.50%
  Average deposits................   13.94   14.10    13.15
  Average loans and leases........   15.82   14.48    13.27
-------------------------------------------------------------

   In January 1997, the Bancorp authorized the repurchase of $250 million of its common stock over the course of the coming year. This authorization follows the December 1996 announcement of the approval of the repurchase of approximately $30 million of common stock to fund employee stock option and dividend reinvestment plans for the coming year.

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

   The goal of liquidity management is to provide adequate funds to meet changes in loan and lease demand or any potential unexpected deposit withdrawals. This goal is accomplished primarily by maintaining sufficient liquid assets in the form of investment securities along with consistent core deposit growth, and the availability of unused capacity to purchase funds in the national money markets. At December 31, 1996, the Bancorp had approximately $1.2 billion in securities and other short-term investments maturing or repricing within one year compared to $1.8 billion at year-end 1995. Additional asset liquidity is provided by the remainder of the securities portfolio and selected securitizable loan assets. The Bancorp has a practice of maintaining core deposits as the primary means of funding interest-earning assets. Average core deposits have funded approximately 70% of total average interest-earning assets over the last five years, with the ratio improving in 1996. This, in addition to the Bancorp's 10% average equity capital base, serves as a stable funding base.

   In addition to its core deposit funding, the Bancorp accesses a variety of other short-term and long-term funding sources. The Bancorp also utilizes the Federal Home Loan Bank (FHLB) as a funding source, issuing notes payable through its FHLB-member subsidiaries.

   The Bancorp has significant unused national money market funding capability. The Bancorp maintains A1+/P1 Standard & Poor's and Moody's ratings on its commercial paper, and its lead bank, The Fifth Third Bank in Cincinnati, Ohio, maintains an Aa2 Moody's rating for long-term deposits. Five of the Bancorp's subsidiaries, The Fifth Third Bank of Northwestern Ohio, N.A., The Fifth Third Bank of Columbus, Fifth Third Bank of Northeastern Ohio, The Fifth Third Bank of Central Indiana and Fifth Third Bank of Kentucky, Inc. maintain P1 and Aa3 Moody's ratings on its short-term and long-term deposits, respectively. These ratings, along with capital ratios significantly above the current regulatory guidelines, provide the Bancorp additional liquidity. Management does not rely on any one source of liquidity and has managed these levels in response to other balance sheet factors.

   The Bancorp employs a variety of measurement techniques to identify and manage its exposure to changing interest rates. The Bancorp uses simulation techniques which attempt to measure the net interest income volatility of changes in the level of interest rates, basic banking interest rate spreads, the shape of the yield curve and changing product growth patterns. The table which follows shows the Bancorp's interest rate sensitivity analysis for the year ended December 31, 1996. The assets and liabilities are distributed to reflect expected cash flows and are based on historical deposit rate relationships to changes in market interest over long-term rate changes.

FIFTH THIRD BANCORP
  AND SUBSIDIARIES


MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RATE SENSITIVITY ANALYSIS DECEMBER 31, 1996
---------------------------------------------------------------------------------------------------------------------------
                                                                      MATURING OR REPRICING
---------------------------------------------------------------------------------------------------------------------------
                                                                                           TOTAL      NON-RATE
                                              1-30        31-90     91-180      181-365   1 YEAR     SENSITIVE &
($ in millions)                               DAYS        DAYS       DAYS        DAYS     & UNDER    OVER 1 YEAR   TOTAL
---------------------------------------------------------------------------------------------------------------------------
Interest-Earning Assets
  Loans and leases........................ $ 3,290         844       1,018      1,579       6,731       5,783     12,514
  Securities available for sale...........      91         188         277        546       1,102       5,122      6,224
  Securities held to maturity.............      --          --          --         75          75         102        177
  Other short-term investments............      45          --          --         --          45          --         45
---------------------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets.............   3,426       1,032       1,295      2,200       7,953      11,007     18,960
Other assets..............................      --          --          --         --          --       1,589      1,589
---------------------------------------------------------------------------------------------------------------------------
Total Assets..............................   3,426       1,032       1,295      2,200       7,953      12,596     20,549
---------------------------------------------------------------------------------------------------------------------------
Interest-Bearing Liabilities
  Interest checking.......................     861          --          --         --         861       1,097      1,958
  Savings.................................     641          --          --         --         641       1,300      1,941
  Money market............................   1,068          --          --         --       1,068         395      1,463
  Other time deposits.....................     596         494       1,025      1,761       3,876       1,722      5,598
  Certificates-$100,000 and over..........     336         197         143         74         750          37        787
  Foreign office..........................     133          --          --         --         133          --        133
  Federal funds borrowed..................   1,421          --          --         --       1,421          --      1,421
  Short-term bank notes...................      --         806          --         --         806          --        806
  Other short-term borrowings.............   1,016          23          --         --       1,039          --      1,039
  Long-term debt and convertible
    subordinated notes...................       --          20          --         --          20         258        278
---------------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities.......    6,072       1,540       1,168      1,835      10,615       4,809     15,424
---------------------------------------------------------------------------------------------------------------------------
Demand deposits .........................       --          --          --         --          --       2,495      2,495
Other liabilities........................       --          --          --         --          --         486        486
Stockholders' equity.....................       --          --          --         --          --       2,144      2,144
---------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity   6,072       1,540       1,168      1,835      10,615       9,934     20,549
---------------------------------------------------------------------------------------------------------------------------
Rate Sensitivity Gap.....................   (2,646)     (  508)        127        365      (2,662)      2,662
---------------------------------------------------------------------------------------------------------------------------
Cumulative Gap...........................  $(2,646)     (3,154)     (3,027)    (2,662)
---------------------------------------------------------------------------------------------------------------------------
Cumulative Gap as a Percentage of
  Total Assets...........................   ( 12.9)%    ( 15.3)%    ( 14.7)%   ( 13.0)%
---------------------------------------------------------------------------------------------------------------------------

FIFTH THIRD BANCORP
  AND SUBSIDIARIES


CONSOLIDATED SIX YEAR SUMMARY OF OPERATIONS
--------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($000's)                   1996        1995        1994        1993       1992        1991
--------------------------------------------------------------------------------------------------------------------------
Interest Income...................................   $1,385,113   1,173,165     922,301     812,914    787,240     829,628
Interest Expense..................................      695,869     609,733     405,548     339,399    359,370     466,381
--------------------------------------------------------------------------------------------------------------------------
Net Interest Income...............................      689,244     563,432     516,753     473,515    427,870     363,247
Provision for Credit Losses.......................       64,014      42,962      35,780      48,037     66,100      62,464
--------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for
   Credit Losses..................................      625,230     520,470     480,973    425,478     361,770     300,783
Other Operating Income............................      368,415     305,715     255,908     231,150    206,308     189,002
Operating Expenses................................      476,718     395,617     371,545     352,720    316,315     282,844
SAIF Assessment...................................       16,612          --          --          --         --          --
--------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes........................      500,315     430,568     365,336     303,908    251,763     206,941
Applicable Income Taxes...........................      165,256     142,883     120,877      97,673     79,742      63,987
--------------------------------------------------------------------------------------------------------------------------
Net Income........................................   $  335,059     287,685     244,459     206,235    172,021     142,954
--------------------------------------------------------------------------------------------------------------------------
Net Income Per Share (a)..........................      $  3.22        2.91        2.53        2.19       1.84        1.54
--------------------------------------------------------------------------------------------------------------------------
Cash Dividends Declared Per Share (a).............      $  1.10         .96         .80         .68        .60         .52
--------------------------------------------------------------------------------------------------------------------------

(a) Per share amounts have been adjusted for the three-for-two stock splits effected in the form of stock dividends paid
January 12, 1996 and April 15, 1992.



CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
---------------------------------------------------------------------------------------------------------------------------
As of December 31 ($000's)                              1996        1995        1994        1993       1992        1991
---------------------------------------------------------------------------------------------------------------------------
Securities......................................... $ 6,400,685   4,338,269   3,637,035   2,674,468  2,419,421   2,625,968
Loans and Leases...................................  12,514,792  11,690,643  10,286,457   9,566,898  8,115,590   6,325,918
Assets.............................................  20,548,998  17,052,883  14,957,009  13,128,544 11,390,289   9,981,383
Deposits...........................................  14,374,656  12,485,780  10,630,878   9,477,306  8,447,812   7,633,362
Short-Term Borrowings..............................   3,265,432   2,005,495   2,452,218   1,691,744  1,348,105   1,127,768
Long-Term Debt and Convertible Subordinated Notes..     277,661     425,396     178,713     407,864    309,730      52,436
Stockholders' Equity...............................   2,144,125   1,724,575   1,398,774   1,277,660  1,076,854     944,691
---------------------------------------------------------------------------------------------------------------------------



SUMMARIZED QUARTERLY FINANCIAL INFORMATION
---------------------------------------------------------------------------------------------------------------------------
                                                     1996                                          1995
                                --------------------------------------------  ---------------------------------------------
                                  FOURTH       THIRD     SECOND       FIRST      Fourth       Third     Second       First
(Unaudited)($000's)              QUARTER     QUARTER    QUARTER     QUARTER     Quarter     Quarter    Quarter     Quarter
---------------------------------------------------------------------------------------------------------------------------
Interest income................ $359,402     359,030    343,631     323,050     313,316     302,741    287,956     269,152
Net interest income............  178,988     177,099    171,529     161,628     151,188     142,849    135,670     133,725
Provision for credit losses....   19,785      16,431     18,048       9,750      14,483      10,698      8,207       9,574
Income before income taxes.....  138,808     118,355    124,845     118,307     115,564     112,881    102,803      99,320
Net income.....................   93,615      79,055     83,249      79,140      77,864      75,189     68,514      66,118
Net income per share...........      .88         .75        .80         .79         .78         .75        .70         .68
---------------------------------------------------------------------------------------------------------------------------

FIFTH THIRD BANCORP
  AND SUBSIDIARIES

CONSOLIDATED TEN YEAR COMPARISON

AVERAGE ASSETS ($000's)
---------------------------------------------------------------------------------------------------------------------------
                                   INTEREST-EARNING ASSETS
               -----------------------------------------------------------------
                             FEDERAL  INTEREST-BEARING                                CASH AND                      TOTAL
           LOANS AND        FUNDS       DEPOSITS                                    DUE FROM       OTHER         AVERAGE
YEAR       LEASES           LOANED (a)  IN BANKS (a)   SECURITIES        TOTAL          BANKS       ASSETS         ASSETS
---------------------------------------------------------------------------------------------------------------------------
1996       $12,304,544      $ 18,269     $13,945      $5,905,341     $18,242,099     $531,876      $889,466    $19,480,238
1995        10,960,757        23,563       1,521       4,280,773      15,266,614      552,534       511,677     16,166,207
1994         9,902,901        17,712       6,276       3,101,320      13,028,209      526,007       428,266     13,829,341
1993         8,869,432         9,342       1,084       2,365,897      11,245,755      494,141       435,966     12,041,054
1992         7,189,975        79,194      32,858       2,493,235       9,795,262      440,908       439,332     10,565,594
1991         6,246,679       227,754      35,090       2,373,916       8,883,439      378,185       368,909      9,534,199
1990         5,920,686       289,796      40,927       1,845,413       8,096,822      389,521       361,659      8,759,775
1989         5,450,876       245,017      35,610       1,520,720       7,252,223      374,155       310,550      7,858,542
1988         4,610,145       228,238      44,788       1,404,117       6,287,288      357,575       275,004      6,854,056
1987         3,865,255       368,234      31,700       1,222,676       5,487,865      327,996       240,697      6,001,774
---------------------------------------------------------------------------------------------------------------------------

AVERAGE DEPOSITS AND SHORT-TERM BORROWINGS ($000'S)
---------------------------------------------------------------------------------------------------------------------------
                                                   DEPOSITS
           -----------------------------------------------------------------------------------------
                                                                 CERTIFICATES-                        SHORT-
                      INTEREST                 MONEY       OTHER   $100,000     FOREIGN                TERM
YEAR       DEMAND     CHECKING    SAVINGS     MARKET       TIME    AND OVER     OFFICE      TOTAL   BORROWINGS      TOTAL
---------------------------------------------------------------------------------------------------------------------------
1996    $1,872,843  $1,747,280$1,692,134  $1,664,443   $5,569,023  $892,247   $522,216  $13,960,186 $2,780,806 $16,740,992
1995     1,585,256   1,430,921   660,379   1,779,851    4,319,791   700,575    780,475   11,257,248  2,669,477  13,926,725
1994     1,414,048   1,512,670   698,756   1,582,863    3,923,418   336,521    529,434    9,997,710  1,967,819  11,965,529
1993     1,268,371   1,326,759   656,868   1,493,802    3,531,301   441,882    242,245    8,961,228  1,365,070  10,326,298
1992     1,070,387   1,097,918   539,997   1,440,309    3,275,879   490,293     48,200    7,962,983  1,229,664   9,192,647
1991       892,906     830,723   438,708   1,277,134    3,087,476   876,369     13,079    7,416,395    913,608   8,330,003
1990       826,426     719,378   451,571   1,183,786    2,851,996   935,769      2,313    6,971,239    655,942   7,627,181
1989       821,388     605,081   458,849   1,094,001    2,280,222   889,802      5,596    6,154,939    676,627   6,831,566
1988       786,610     547,988   443,267   1,037,427    1,875,876   668,786      7,507    5,367,461    593,035   5,960,496
1987       733,928     476,873   415,816     963,542    1,562,196   497,977      3,130    4,653,462    550,262   5,203,724
---------------------------------------------------------------------------------------------------------------------------

INCOME ($000'S, EXCEPT PER SHARE)
---------------------------------------------------------------------------------------------------------------------------
                                                                                       PER SHARE(b)
                                                                              --------------------------------
                                                                                                    ORIGINALLY
                                             OTHER                                                   REPORTED   DIVIDENDS
               INTEREST      INTEREST      OPERATING    OPERATING      NET       NET     DIVIDENDS      NET   PAID AS % OF
YEAR            INCOME        EXPENSE       INCOME       EXPENSE     INCOME    INCOME    DECLARED     INCOME   NET INCOME
---------------------------------------------------------------------------------------------------------------------------
1996        $1,385,113       $695,869     $368,415     $493,330     $335,059    $3.22      $1.10      $3.22         33.2%
1995         1,173,165        609,733      305,715      395,617      287,685     2.91        .96       2.91         31.2
1994           922,301        405,548      255,908      371,545      244,459     2.53        .80       2.53         30.5
1993           812,914        339,399      231,150      352,720      206,235     2.19        .68       2.19         29.7
1992           787,240        359,370      206,308      316,315      172,021     1.84        .60       1.83         30.6
1991           829,628        466,381      189,002      282,844      142,954     1.54        .52       1.55         32.3
1990           822,593        504,950      141,490      246,588      121,026     1.31        .45 1/3   1.37         33.1
1989           756,749        460,376      129,580      226,205      113,337     1.24        .40       1.24         30.1
1988           610,819        353,053      110,850      196,736       97,816     1.09        .34 2/3   1.17         31.1
1987           510,437        289,577       98,017      179,977       88,716     1.01        .30 2/9   1.01         28.9
---------------------------------------------------------------------------------------------------------------------------

MISCELLANEOUS AT DECEMBER 31 ($000'S, EXCEPT SHARE INFORMATION)
---------------------------------------------------------------------------------------------------------------------------
                                                              Stockholders' Equity
                             --------------------------------------------------------------------------------
              Number of                                                                                            Reserve
           Shares of Stock     Common         Capital       Retained     Unrealized                     Per      for Credit
Year       Outstanding(b)     Stock(c)        Surplus       Earnings   Gains/(Losses)    Total       Share (b)     Losses
---------------------------------------------------------------------------------------------------------------------------
1996       105,892,554        $234,836      $525,038       $1,367,653      $16,598    $2,144,125      $20.25      $187,278
1995       100,422,996         222,939       338,555        1,148,279       14,802     1,724,575       17.17       177,388
1994        97,063,956         143,655       272,999        1,030,338      (48,218)    1,398,774       14.41       155,918
1993        96,148,709         142,300       260,150          862,785       12,425     1,277,660       13.29       144,537
1992        93,792,633         138,442       218,391          720,021         ----     1,076,854       11.48       121,452
1991        93,108,219          93,480       203,607          647,604         ----       944,691       10.15        97,319
1990        92,665,974          93,426       199,884          552,015         ----       845,325        9.12        90,242
1989        92,113,769          92,881       197,136          472,266         ----       762,283        8.28        85,664
1988        90,516,237          62,866       187,051          419,514         ----       669,431        7.40        73,008
1987        88,179,389          61,329       169,706          352,363         ----       583,398        6.62        60,776
---------------------------------------------------------------------------------------------------------------------------

(a) Federal funds loaned and interest-bearing deposits in banks are combined in other short-term investments in the Consolidated Financial Statements.

(b) Number of shares outstanding and per share data have been adjusted for stock splits in 1996, 1992, 1990 and 1987.

(c) Includes $254,000 of treasury stock in 1996 and $404,000 of treasury stock in 1992 and 1991.

38

DIRECTORS AND OFFICERS

FIFTH THIRD BANCORP AND
FIFTH THIRD BANK DIRECTORS

GEORGE A. SCHAEFER, JR.,
President & CEO
Fifth Third Bancorp and Fifth
Third Bank

JOHN F. BARRETT,
President & CEO
The Western & Southern Life
Insurance Company

MILTON C. BOESEL, JR.,*
Counsel
Ritter, Robinson, McCready &
James

GERALD V. DIRVIN,
Former Executive Vice
President
The Procter & Gamble
Company

THOMAS B. DONNELL,*
Chairman
Fifth Third Bank of
Northwestern Ohio, National
Association

RICHARD T. FARMER,
Chairman
Cintas Corporation

John D. Geary,
Former President
Midland Enterprises, Inc.

IVAN W. GORR,*
Former Chairman & CEO
Cooper Tire & Rubber
Company

JOSEPH H. HEAD, JR.,
Chairman & CEO
Atkins & Pearce, Inc.

JOAN R. HERSCHEDE,
President & CEO
The Frank Herschede
Company

WILLIAM G. KAGLER,
Former Chairman of the
Executive Committee of the
Board of Directors
Skyline Chili, Inc.

WILLIAM J. KEATING,
Former Publisher & Chairman
The Cincinnati Enquirer

JAMES D. KIGGEN,
Chairman, CEO & President
Xtek, Inc.

ROBERT B. MORGAN,
President & CEO
Cincinnati Financial
Corporation

MICHAEL H. NORRIS,
Former President
The Deerfield Manufacturing
Company

JAMES E. ROGERS,
Vice Chairman, President &
CEO
CINergy Corporation

BRIAN H. ROWE,
Chairman Emeritus
GE Aircraft Engines

JOHN J. SCHIFF, JR.,
Chairman
John J. & Thomas R. Schiff &
Co., Inc.

DENNIS J. SULLIVAN, JR.,
Executive Counselor
Dan Pinger Public Relations

DUDLEY S. TAFT,
President
Taft Broadcasting Company

DIRECTORS EMERITI

Neil A. Armstrong
William D. Atteberry
Philip G. Barach
Vincent H. Beckman
J. Kenneth Blackwell
Richard G. Brierley
Clement L. Buenger
Nolan W. Carson
Douglas G. Cowan
Thomas L. Dahl
Ronald A. Dauwe
Nicholas M. Evans
Louis R. Fiore
Don R. Hinkley
William A. Hopple, III
Paul W. Huenefeld
Charles L. McKelvy, Jr.
David Pollak
C. Wesley Rowles
John J. Schiff, Sr.
David B. Sharrock
Stephen Stranahan
N. Beverley Tucker, Jr.
Richard E. Wagner

FIFTH THIRD BANCORP
OFFICERS

GEORGE A. SCHAEFER, JR.,
President & CEO

MICHAEL D. BAKER,
Executive Vice President

P. MICHAEL BRUMM,
Executive Vice President &
CFO

MICHAEL K. KEATING,
Executive Vice President
General Counsel, Secretary

GEORGE W. LANDRY,
Executive Vice President

ROBERT P. NIEHAUS,
Executive Vice President

STEPHEN J. SCHRANTZ,
Executive Vice President

JAMES R. GAUNT,
Senior Vice President

ROBERT J. KING, JR.,
Senior Vice President

NEAL E. ARNOLD,
Treasurer

ROGER W. DEAN,
Controller

PAUL L. REYNOLDS,
Assistant Secretary

GERALD L. WISSEL,
Auditor

FIFTH THIRD BANK OFFICERS

GEORGE A. SCHAEFER, JR.,
President & CEO

MICHAEL D. BAKER,
Executive Vice President

P. MICHAEL BRUMM,
Executive Vice President &
CFO

JAMES J. HUDEPOHL,
Executive Vice President

MICHAEL K. KEATING,
Executive Vice President &
Secretary

GEORGE W. LANDRY,
Executive Vice President &
Cashier

ROBERT P. NIEHAUS,
Executive Vice President

STEPHEN J. SCHRANTZ,
Executive Vice President

GERALD L. WISSEL,
Executive Vice President &
Auditor

NEAL E. ARNOLD,
Senior Vice President &
Treasurer

J. PATRICK BELL,
Senior Vice President

JAMES D. BERGHAUSEN,
Senior Vice President

TOM A. BOBENREAD,
Senior Vice President

ROBERT L. ERNST,
Senior Vice President

HENRY W. HOBSON, III,
Senior Vice President

EDWARD H. SILVA, JR.,
Senior Vice President

DIANE L. DEWBREY,
Senior Vice President

R. DANIEL SADLIER,
President, Dayton Region

REGINA G. LIVERS,
Community Affairs Officer

PAUL L. REYNOLDS,
General Counsel


AFFILIATE BANKS' CHAIRMEN,
PRESIDENTS AND CEOS

SAMUEL G. BARNES,
President
Fifth Third Bank of Kentucky
Lexington, Kentucky

THOMAS B. DONNELL,
Chairman
ROBERT J. KING, JR.,
President & CEO
Fifth Third Bank of
Northwestern Ohio, National
Association
Toledo, Ohio

PATRICK J. FEHRING, JR.,
President
Fifth Third Bank of Columbus
Columbus, Ohio

PAUL E. FISHER, JR., Chairman
JOHN B. ARNOLD, President &
CEO
Fifth Third Bank of Western Ohio
Piqua, Ohio

JAMES R. GAUNT, President
Fifth Third Bank of Kentucky
Louisville, Kentucky

ROBERT A. HODSON, Chairman
STEWART M. GREENLEE,
President & CEO
Fifth Third Bank of
Southern Ohio
Hillsboro, Ohio

COLLEEN M. KVETKO, President
Fifth Third Bank of Florida
Naples, Florida

CHARLES J. SCHEIDT, JR.,
President
Fifth Third Bank of
Northeastern Ohio
Cleveland, Ohio

JAMES B. STURGES, Chairman
MICHAEL J. ALLEY,
President & CEO
Fifth Third Bank of Central
Indiana
Indianapolis, Indiana

WILLIAM J. WILLIAMS, Chairman
BRADLEE F. STAMPER,
President & CEO
Fifth Third Bank of Northern
Kentucky
Florence, Kentucky

*Director of Fifth Third Bancorp only.
(C) Fifth Third Bank 1997
Member F.D.I.C. - Federal Reserve
System
(R) Reg. U.S. Pat. & T.M. Office

                                   [photo]



                                    [logo]



                             Fifth Third Bancorp

                              Fifth Third Center
                            Cincinnati, Ohio 45263