Form 10-K, Exhibit 13
period 1997-12-31
FIFTH THIRD BANCORP
filed 1998-03-12
CIK 35527

                                                                      EXHIBIT 13

Financial Highlights

                                                                          1997                 1996           % Change
=========================================================================================================================
EARNINGS AND DIVIDENDS ($000'S)
Net Income ......................................................    $    401,237           335,059              19.8
Operating Earnings (a) ..........................................         401,237           345,857              16.0
Cash Dividends Declared .........................................         132,156           115,515              14.4
-------------------------------------------------------------------------------------------------------------------------
PER SHARE
Earnings ........................................................    $       2.59              2.15              20.5
Diluted Earnings ................................................            2.54              2.11              20.4
   Excluding Special SAIF Assessment (a) ........................            2.54              2.17              17.1
Cash Dividends Declared .........................................             .85 1/3           .73 1/3          16.4
Year-End Book Value .............................................           14.67             13.50               8.7
Year-End Market Price ...........................................           81.75             41.87              95.2
-------------------------------------------------------------------------------------------------------------------------
AT YEAR END ($ IN MILLIONS)
Assets ..........................................................    $     21,375            20,549               4.0
Loans and Leases ................................................          13,438            12,514               7.4
Deposits ........................................................          14,914            14,375               3.7
Stockholders' Equity ............................................           2,277             2,144               6.2
-------------------------------------------------------------------------------------------------------------------------
KEY RATIOS
Return on Average Assets (a) ....................................            1.96%             1.78              10.1
Return on Average Equity (a) ....................................            19.6              17.8              10.1
Overhead Ratio (a,b) ............................................            41.0              43.5              (5.7)
Net Interest Margin .............................................            4.11              3.99               3.0
-------------------------------------------------------------------------------------------------------------------------
Number of Shares ................................................     155,224,561       158,838,831              (2.3)
Number of Stockholders ..........................................          16,386            15,632               4.8
Number of Banking Locations .....................................             410               414              (1.0)
Number of Full-Time Equivalent Employees ........................           6,787             6,549               3.6
-------------------------------------------------------------------------------------------------------------------------

(a)  For  comparability,  certain  financial  ratios and statistics  exclude the impact of the 1996 special SAIF assessment of
     $16.6 million pretax ($10.8 million after tax or $.06 per share).
(b)  Operating expenses divided by the sum of fully taxable equivalent net interest income and other operating income.


FIFTH THIRD BANCORP STOCKHOLDER AND CORPORATE INFORMATION
-------------------------------------------------------------------------------------------------------------------------
STOCK DATA                                                 DIVIDENDS
                                                           PAID PER
YEAR     PERIOD                     HIGH          LOW        SHARE
--------------------------------------------------------------------
1997     Fourth Quarter            $825/8       $641/8      $.22
         Third Quarter              651/2        551/16      .22
         Second Quarter             563/4        4613/16     .191/3
         First Quarter              59           411/3       .191/3
--------------------------------------------------------------------
1996     Fourth Quarter            $493/16      $39         $.191/3
         Third Quarter              383/4        331/2       .171/3
         Second Quarter             3811/16      337/16       171/3
         First Quarter              397/16       293/16      .171/3
--------------------------------------------------------------------
The common stock of Fifth Third Bancorp is traded in the over-the-counter market and is listed under the symbol "FITB" on the NASDAQ National Market System.
--------------------------------------------------------------------
RATINGS
                                       STANDARD             DUFF &
                             MOODY'S   & POOR'S  FITCH      PHELPS
--------------------------------------------------------------------
FIFTH THIRD BANCORP
   Commercial Paper            P1        A1+        F1+     Duff-1+
--------------------------------------------------------------------
FIFTH THIRD BANK-Cincinnati
   Short-Term Deposit          P1        A1+        F1+     Duff-1+
   Long-Term Deposit           Aa2       AA-        AA+       AA
--------------------------------------------------------------------
Fifth  Third  Banks  of  Northwestern   Ohio,  N.A.,  Western  Ohio,
Columbus, Central Indiana, Kentucky, Inc., and Northern Kentucky
   Short-Term Deposit          P1        A1+       F1+      Duff-1+
   Long-Term Deposit           Aa3       AA-        AA+       AA
--------------------------------------------------------------------

CORPORATE OFFICE
Fifth Third Center, Cincinnati, Ohio 45263
(513) 579-5300

ANNUAL MEETING
The Annual Meeting of Stockholders will be held at 11:30 a.m. on Tuesday, March 17, 1998 on the fifth floor of the Corporate Office.

FORM 10-K
The Bancorp's 1997 Annual Report on Form 10-K (to be filed with the Securities and Exchange Commission before March 31, 1998) will be provided without charge to stockholders upon request. Send requests to the Investor Relations Department at the Corporate Office.

INVESTOR RELATIONS/ANALYST CONTACT
Neal E. Arnold, Senior Vice President and Chief Financial Officer
(513) 579-4356
(513) 579-6246 (facsimile)

TRANSFER AGENT/SHAREHOLDER RELATIONS
Fifth Third Bank Corporate Trust Services, Mail Drop 1090F5-3212
Fifth Third Center, Cincinnati, Ohio 45263
(800) 837-2755
(513) 579-5320 (outside the continental U.S.)

DIVIDEND REINVESTMENT AND DIRECT DEPOSIT
For the convenience of stockholders, the Bancorp has established a plan whereby stockholders may have their dividends automatically reinvested in Fifth Third Bancorp common stock or the dividends may be deposited directly into your bank account. To take advantage of these options, return the card on the back page or contact Shareholder Relations.

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Income
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($000's)                                                 1997          1996           1995
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and Fees on Loans and Leases .......................................      $1,043,102       992,407        898,310
---------------------------------------------------------------------------------------------------------------------------
Interest on Securities
   Taxable ..................................................................         419,216       369,851        250,590
   Exempt from Income Taxes .................................................          13,889        21,336         23,014
---------------------------------------------------------------------------------------------------------------------------
Total Interest on Securities ................................................         433,105       391,187        273,604
---------------------------------------------------------------------------------------------------------------------------
Interest on Other Short-Term Investments ....................................           2,181         1,519          1,251
---------------------------------------------------------------------------------------------------------------------------
Total Interest Income .......................................................       1,478,388     1,385,113      1,173,165
---------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on Deposits
   Interest Checking ........................................................          50,904        37,309         28,472
   Savings ..................................................................          70,937        54,317         14,572
   Money Market .............................................................          42,769        57,088         62,233
   Other Time ...............................................................         296,881       305,682        248,860
   Certificates-$100,000 and Over ...........................................          47,928        47,553         40,522
   Foreign Office ...........................................................          22,212        28,407         46,646
---------------------------------------------------------------------------------------------------------------------------
Total Interest on Deposits ..................................................         531,631       530,356        441,305
Interest on Federal Funds Borrowed ..........................................          81,196        64,942         63,492
Interest on Short-Term Bank Notes ...........................................          36,852        30,278         47,956
Interest on Other Short-Term Borrowings .....................................          55,702        48,644         41,136
Interest on Long-Term Debt and Notes ........................................          28,045        21,649         15,844
---------------------------------------------------------------------------------------------------------------------------
Total Interest Expense ......................................................         733,426       695,869        609,733
---------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME .........................................................         744,962       689,244        563,432
Provision for Credit Losses .................................................          80,342        64,014         42,962
---------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES .......................         664,620       625,230        520,470
---------------------------------------------------------------------------------------------------------------------------
OTHER OPERATING INCOME
Investment Advisory Income ..................................................          90,169        74,032         61,755
Service Charges on Deposits .................................................          94,474        83,590         66,344
Data Processing Income ......................................................         112,506        88,195         75,311
Other Service Charges and Fees ..............................................         141,986       118,035         97,516
Securities Gains ............................................................           6,326         4,563          4,789
---------------------------------------------------------------------------------------------------------------------------
Total Other Operating Income ................................................         445,461       368,415        305,715
---------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
Salaries, Wages and Incentives ..............................................         199,696       185,793        156,545
Employee Benefits ...........................................................          36,888        44,682         38,648
Equipment Expenses ..........................................................          22,050        20,006         16,655
Net Occupancy Expenses ......................................................          36,507        35,596         28,521
Other Operating Expenses ....................................................         211,017       190,641        155,248
SAIF Assessment .............................................................              --        16,612             --
---------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses ....................................................         506,158       493,330        395,617
---------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES ..................................................         603,923       500,315        430,568
Applicable Income Taxes .....................................................         202,686       165,256        142,883
---------------------------------------------------------------------------------------------------------------------------
NET INCOME ..................................................................      $  401,237       335,059        287,685
---------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE ..........................................................      $     2.59          2.15           1.94
DILUTED EARNINGS PER SHARE ..................................................      $     2.54          2.11           1.89
---------------------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS DECLARED PER SHARE ...........................................      $      .85 1/3       .73 1/3        .64
---------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Fifth Third Bancorp and Subsidiaries
Consolidated Balance Sheets
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
December 31 ($000's)                                                                                1997              1996
---------------------------------------------------------------------------------------------------------------------------
ASSETS
---------------------------------------------------------------------------------------------------------------------------
Cash and Due from Banks ................................................................      $  720,133           808,926
Securities Available for Sale (amortized cost 1997-$6,257,268 and 1996-$6,198,346) .....       6,397,077         6,223,881
Securities Held to Maturity (market value 1997-$72,236 and 1996-$176,798) ..............          72,236           176,804
Other Short-Term Investments ...........................................................          29,424            44,579
Loans and Leases
   Commercial Loans ....................................................................       4,268,238         4,013,785
   Construction Loans ..................................................................         360,242           375,938
   Commercial Mortgage Loans ...........................................................         810,436           795,599
   Commercial Lease Financing ..........................................................       1,416,227         1,093,422
   Residential Mortgage Loans ..........................................................       2,296,271         2,150,626
   Consumer Loans ......................................................................       2,769,786         2,600,169
   Consumer Lease Financing ............................................................       2,064,642         1,933,412
   Unearned Income .....................................................................        (547,125)         (448,159)
   Reserve for Credit Losses ...........................................................        (200,931)         (187,278)
---------------------------------------------------------------------------------------------------------------------------
Total Loans and Leases .................................................................      13,237,786        12,327,514
Bank Premises and Equipment ............................................................         251,898           231,389
Accrued Income Receivable ..............................................................         178,803           182,854
Other Assets ...........................................................................         487,697           553,051
---------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS ...........................................................................     $21,375,054        20,548,998
---------------------------------------------------------------------------------------------------------------------------
LIABILITIES
---------------------------------------------------------------------------------------------------------------------------
Deposits
   Demand ..............................................................................     $ 2,426,198         2,495,839
   Interest Checking ...................................................................       2,252,571         1,957,895
   Savings .............................................................................       2,298,749         1,940,897
   Money Market ........................................................................       1,106,850         1,462,794
   Other Time ..........................................................................       5,278,375         5,597,729
   Certificates-$100,000 and Over ......................................................       1,010,438           786,787
   Foreign Office ......................................................................         540,951           132,715
---------------------------------------------------------------------------------------------------------------------------
Total Deposits .........................................................................      14,914,132        14,374,656
Federal Funds Borrowed .................................................................       1,253,553         1,420,694
Short-Term Bank Notes ..................................................................         555,000           806,000
Other Short-Term Borrowings ............................................................       1,252,378         1,038,738
Accrued Taxes, Interest and Expenses ...................................................         505,048           374,304
Other Liabilities ......................................................................         159,654           112,820
Long-Term Debt .........................................................................         457,878           277,661
---------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES ......................................................................      19,097,643        18,404,873
---------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY (a)
---------------------------------------------------------------------------------------------------------------------------
Common Stock (b) .......................................................................         344,599           352,622
Capital Surplus ........................................................................         483,054           495,600
Retained Earnings ......................................................................       1,548,451         1,279,559
Unrealized Gains on Securities Available for Sale ......................................          90,876            16,598
Treasury Stock .........................................................................        (189,569)             (254)
---------------------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY .............................................................       2,277,411         2,144,125
---------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .............................................     $21,375,054        20,548,998
---------------------------------------------------------------------------------------------------------------------------

(a) 500,000 shares of no par value preferred stock are authorized of which none have been issued.
(b) Stated value $2.22 per share; authorized 300,000,000; outstanding 1997 -- 155,224,561 (excludes 3,616,590 treasury shares) and 1996 -- 158,838,831
(excludes 5,896 treasury shares).
See Notes to Consolidated Financial Statements.

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------------
                                                 Common Stock
                                             --------------------                             Unrealized
                                               Shares                   Capital      Retained     Gains    Treasury
($000's)                                     Outstanding   Amount       Surplus      Earnings   (Losses)     Stock       Total
-------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1994 ............... 145,595,934  $323,223     253,352       870,417    (48,218)       --    1,398,774
Net Income .................................                                         287,685                           287,685
Cash Dividends Declared at $.64 per share ..                                         (95,181)                          (95,181)
Shares Acquired for Treasury ...............      (4,277)       (9)                                           (64)         (73)
Stock Options Exercised,
   Including Treasury Shares Issued ........     302,912       673       2,953                                 64        3,690
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options ..........                               357                                             357
Fractional Shares Purchased in Stock Split
   Effected in the Form of a Stock Dividend                                             (250)                             (250)
Stock Issued in Conversion of
   Subordinated Notes ......................      12,375        27         323                                             350
Stock Issued in Acquisitions and Other .....   4,727,550    10,495      58,194        (2,486)                           66,203
Change in Unrealized Gains/Losses
   on Securities Available for Sale ........                                                     63,020                 63,020
-------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995 ............... 150,634,494   334,409     315,179     1,060,185     14,802        --    1,724,575
Net Income .................................                                         335,059                           335,059
Cash Dividends Declared at $.73 1/3 per share                                       (115,515)                         (115,515)
Shares Acquired for Treasury ...............     (69,081)     (153)                                        (2,943)      (3,096)
Stock Options Exercised,
   Including Treasury Shares Issued ........     615,552     1,366       6,843                              2,689       10,898
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options ..........                               871                                             871
Stock Issued in Conversion of
   Subordinated Notes ......................   5,065,992    11,246     132,009                                         143,255
Stock Issued in Acquisition and Other ......   2,591,874     5,754      40,698          (170)                           46,282
Change in Unrealized Gains/Losses
   on Securities Available for Sale ........                                                      1,796                  1,796
-------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996 ............... 158,838,831   352,622     495,600     1,279,559     16,598      (254)   2,144,125
Net Income .................................                                         401,237                           401,237
Cash Dividends Declared at $.85 1/3 per share                                       (132,156)                         (132,156)
Shares Acquired for Treasury ...............  (5,191,427)  (11,525)                                      (264,782)    (276,307)
Stock Options Exercised,
   Including Treasury Shares Issued ........     766,585     1,703     (20,695)                            35,316       16,324
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options ..........                             1,929                                           1,929
Fractional Shares Purchased in Stock Split
   Effected in the Form of a Stock Dividend       (3,576)       (8)                     (189)                             (197)
Stock Issued in Acquisitions and Other .....     814,148     1,807       6,220                             40,151       48,178
Change in Unrealized Gains/Losses
   on Securities Available for Sale ........                                                     74,278                 74,278
-------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997 ............... 155,224,561  $344,599     483,054     1,548,451     90,876  (189,569)   2,277,411
-------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Fifth Third Bancorp and Subsidiaries
Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($000's)                                                 1997          1996           1995
---------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income ......................................................................  $  401,237       335,059        287,685
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
   Provision for Credit Losses ..................................................      80,342        64,014         42,962
   Depreciation, Amortization and Accretion .....................................      54,159        49,724         27,612
   Provision for Deferred Income Taxes ..........................................      77,650        74,886         65,155
   Realized Securities Gains ....................................................     (11,422)       (6,251)        (6,118)
   Realized Securities Losses ...................................................       5,096         1,688          1,329
   Proceeds from Sales of Residential Mortgage Loans Held for Sale ..............     433,289       473,310        481,140
   Net Gains on Sales of Loans ..................................................      (7,478)       (7,479)        (9,915)
   Increase in Residential Mortgage Loans Held for Sale .........................    (473,877)     (513,915)      (405,248)
   Decrease (Increase) in Accrued Income Receivable .............................       5,294       (46,784)       (16,427)
   Decrease (Increase) in Other Assets ..........................................      82,935      (142,743)        (6,765)
   Increase (Decrease) in Accrued Taxes, Interest and Expenses ..................      13,098       (22,214)        16,544
   Increase (Decrease) in Other Liabilities .....................................      41,638       (12,185)       (17,622)
---------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES .......................................     701,961       247,110        460,332
---------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from Sales of Securities Available for Sale ............................   1,776,678       411,117        568,171
Proceeds from Calls, Paydowns and Maturities of
  Securities Available for Sale .................................................     959,558       811,793        328,898
Purchases of Securities Available for Sale ......................................  (2,131,673)   (2,368,274)      (521,435)
Proceeds from Calls, Paydowns and Maturities of Securities
  Held to Maturity ..............................................................     167,119       274,400        494,311
Purchases of Securities Held to Maturity ........................................     (62,551)     (264,657)      (462,161)
Decrease (Increase) in Other Short-Term Investments .............................      15,155       (34,269)        38,666
Purchase of Loans in Acquisitions ...............................................        (186)     (224,313)      (178,101)
Proceeds from Securitizations and Sales of Automobile Loans .....................          --       824,607             --
Increase in Loans and Leases ....................................................  (1,414,258)   (2,111,951)    (1,708,565)
Purchases of Bank Premises and Equipment ........................................     (42,599)      (40,327)       (33,194)
Proceeds from Disposal of Bank Premises and Equipment ...........................       5,364         4,473          4,778
Cash Paid in Purchases of Subsidiaries and Other Acquisitions ...................     (15,159)     (175,572)       (40,575)
---------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES ...........................................    (742,552)   (2,892,973)    (1,509,207)
---------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Purchases of Deposits ...........................................................     128,927     1,921,019        389,586
Increase (Decrease) in Core Deposits ............................................    (347,409)      695,847        404,207
Increase (Decrease) in CDs-- $100,000 and Over, including Foreign ...............     631,887      (944,129)       457,641
Increase (Decrease) in Federal Funds Borrowed ...................................    (167,141)      867,653       (125,566)
Increase (Decrease) in Short-Term Bank Notes ....................................    (301,000)      356,000       (394,995)
Increase in Other Short-Term Borrowings .........................................     213,640        36,284         90,559
Proceeds from Issuance of Long-Term Debt and Notes ..............................     200,000        10,125        266,556
Repayment of Long-Term Debt .....................................................     (20,130)      (15,257)       (20,115)
Payment of Cash Dividends .......................................................    (128,725)     (110,907)       (89,131)
Purchases of Treasury Stock .....................................................    (276,307)       (3,096)           (73)
Exercise of Stock Options .......................................................      18,253        11,769          4,047
Other ...........................................................................        (197)          946           (315)
---------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES ................................     (48,202)    2,826,254        982,401
---------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND DUE FROM BANKS ..................................     (88,793)      180,391        (66,474)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR ....................................     808,926       628,535        695,009
---------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR ..........................................    $720,133       808,926        628,535
---------------------------------------------------------------------------------------------------------------------------

Note: The Bancorp paid Federal income taxes of $97,500,000, $106,000,000 and
        $72,000,000 in 1997, 1996 and 1995, respectively.
      The Bancorp paid interest of $746,673,000, $701,318,000 and $602,818,000 in 1997, 1996 and 1995, respectively.
      The Bancorp had noncash investing activities consisting of the securitization and transfer to securities of $646,269,000, $829,108,000 and $854,511,000 of residential mortgage loans in 1997, 1996 and 1995, respectively. In connection with the 1997 acquisition of Suburban Bancorporation, the Bancorp acquired $178,021,000 of loans and $18,509,000 of securities and assumed $126,071,000 of deposits.
      The Bancorp had noncash activities consisting of the reclassification of $2,311,567,000 in securities from held to maturity to available for sale in 1995.
See Notes to Consolidated Financial Statements.

Fifth Third Bancorp and Subsidiaries
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

NATURE OF OPERATIONS

   Fifth Third Bancorp (Bancorp) conducts its principal activities through its banking and non-banking subsidiaries from 410 offices located throughout Ohio, Indiana, Kentucky and Florida. Principal activities include commercial and retail banking, investment advisory services and data processing.

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

LOANS AND LEASES

   Interest income on loans is based on the principal balance outstanding, with the exception of interest on discount basis loans which is computed using a method which approximates the interest method. The accrual of interest for commercial, construction and mortgage loans is discontinued when there is a clear indication the borrower's cash flow may not be sufficient to meet payments as they become due. Such loans are also placed on nonaccrual status when principal or interest is past due ninety days or more, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, all previously accrued and unpaid interest is charged against income.

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

   Residential mortgage loans held for sale are valued at the lower of aggregate cost or market value and were $62,122,000 and $15,756,000 at December 31, 1997 and 1996, respectively. The Bancorp has commitments to sell residential mortgage loans held for sale in the secondary market. Gains or losses on sales are recognized in Other Service Charges and Fees upon delivery.

   Statement of Financial Accounting Standards (SFAS)No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was adopted January 1, 1997 and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The adoption of SFAS No. 125 did not have a material effect on the Consolidated Financial Statements.

   SFAS No. 122, "Accounting for Mortgage Servicing Rights," as superceded by SFAS No. 125, requires an entity that sells or securitizes mortgage loans with servicing rights retained to allocate the total cost of the mortgage loans to the servicing rights and the loans based on their relative fair values. The resulting servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Servicing rights are assessed for impairment periodically based on fair value, with any impairment recognized through a valuation allowance. For purposes of measuring impairment, the rights are stratified based on interest rate and original maturity. The effect of adopting SFAS No. 122 in the third quarter of 1995 was to increase gains on sales of residential mortgage loans by $2.5 million (pretax).

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

RESERVE FOR CREDIT LOSSES

   The reserve is maintained at a level management considers to be adequate to absorb probable loan and lease losses. Credit losses are charged and recoveries are credited to the reserve. Provisions for credit losses are based on management's review of the historical credit loss experience and such other factors which, in management's judgment, deserve consideration under existing and anticipated economic conditions in estimating potential credit losses.

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

INTANGIBLE ASSETS

   Goodwill and other intangibles are amortized on a straight-line basis generally over a period of up to 15 years. Intangible assets, net of accumulated amortization included in Other Assets at December 31, 1997 and 1996 total $305,870,000 and $287,987,000, respectively. Management reviews intangible assets for possible impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the discounted future earnings potential of the entity or assets acquired.

DERIVATIVE FINANCIAL INSTRUMENTS

   The Bancorp enters into foreign exchange forward contracts primarily to enable customers involved in international trade to hedge their exposure to foreign currency fluctuations. The Bancorp hedges its exposure to market rate fluctuations by entering into offsetting third party forward contracts. Unrealized gains and losses on forward contracts are insignificant and are recognized in Other Service Charges and Fees when realized.

Fifth Third Bancorp and Subsidiaries
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------



   The Bancorp has purchased options to hedge the value of mortgage servicing rights against changes in prepayment rates. Option premiums are amortized over the option life on a straight-line basis. The contracts are designated as hedges, with gains and losses recorded as basis adjustments to the mortgage servicing rights.

   The Bancorp has interest rate swap agreements to adjust the interest rate sensitivity of long-term, fixed-rate capital-qualifying securities and hedge the risk of future fluctuations in interest rates relating to hedging transactions effected for commercial clients. Net interest income (expense) resulting from the differential between exchanging floating and fixed-rate interest payments is recorded on an accrual basis as an adjustment to the interest (expense) income of the associated asset or liability.

   The Bancorp does not hold or issue derivative financial instruments for trading purposes.

EARNINGS PER SHARE

   Earnings per share is calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. The assumed conversion of convertible subordinated notes and the exercise of stock options is included in the calculation of diluted earnings per share.

   SFAS No. 128, "Earnings Per Share," was adopted for 1997 with all prior-period earnings per share data restated. The statement requires dual presentation of earnings per share and diluted earnings per share on the Consolidated Statements of Income and other computational changes. The adoption of SFAS No. 128 did not have a material effect on previously reported earnings per share.

STOCK SPLIT

   The Bancorp's board of directors approved a three-for-two stock split in June 1997. The additional shares resulting from the split were distributed on July 15, 1997 to stockholders of record as of June 30, 1997. The consolidated financial statements, notes and other references to share and per share data have been retroactively restated for the stock split.

OTHER

   SFAS No. 130, "Reporting Comprehensive Income" was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. The statement requires additional reporting of items that affect comprehensive income but not net income. Examples relevant to the Bancorp include unrealized gains and losses on securities available for sale. This statement will result in additional financial statement disclosures upon adoption.

   SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," was issued in June 1997 and is effective for fiscal years beginning after December 15, 1997. The statement requires financial disclosure and descriptive information about reportable operating segments. This statement may result in additional financial statement disclosures upon adoption, however, the Bancorp does not expect to make material changes to its current segment groupings.

   Securities and other property held by Fifth Third Investment Advisors, a division of the Bancorp's banking subsidiaries, in a fiduciary or agency capacity are not included in the Consolidated Balance Sheets because such items are not assets of the subsidiaries. Investment advisory income is recognized on the accrual basis.

   Treasury stock is carried at cost.




NOTE 2-SECURITIES

   Securities available for sale as of December 31:

--------------------------------------------------------------------------------
                                                  1997
                              --------------------------------------------------
                              Amortized  Unrealized Unrealized   Market
($000's)                          Cost     Gains      Losses     Value
--------------------------------------------------------------------------------
U.S. Government
  and agencies
  obligations ..........      $  294,047    5,551       (90)    299,508
Obligations of
  states and political
  subdivisions .........         186,819    7,103      (260)    193,662
Agency mortgage-
  backed
  securities ...........       5,317,230   67,111    (9,177)  5,375,164
Other bonds,
  notes and
  debentures ...........         347,136    4,321    (6,819)    344,638
Other securities .......         112,036   72,069         --    184,105
--------------------------------------------------------------------------------
Total securities .......      $6,257,268  156,155   (16,346)  6,397,077

--------------------------------------------------------------------------------
                                                 1996
                              --------------------------------------------------
                              Amortized  Unrealized  Unrealized  Market
($000's)                         Cost       Gains      Losses     Value
--------------------------------------------------------------------------------
U.S. Government
  and agencies
  obligations ..........      $  341,056    6,860         --    347,916
Obligations of
  states and political
  subdivisions .........         291,365    5,482         --    296,847
Agency mortgage-
  backed
  securities ...........       4,913,277   20,472    (7,981)  4,925,768
Other bonds,
  notes and
  debentures ...........         595,933    5,257    (7,270)    593,920
Other securities .......          56,715    2,740       (25)     59,430
--------------------------------------------------------------------------------
Total securities .......      $6,198,346   40,811   (15,276)  6,223,881
--------------------------------------------------------------------------------

   Securities held to maturity as of December 31:

--------------------------------------------------------------------------------
                                                  1997
                              --------------------------------------------------
                               Amortized  Unrealized Unrealized  Market
($000's)                         Cost       Gains      Losses     Value
--------------------------------------------------------------------------------
Obligations of
  states and political
  subdivisions .........      $   41,787       --         --     41,787
Other bonds,
  notes and
  debentures ...........           1,535       --         --      1,535
Other securities .......          28,914       --         --     28,914
--------------------------------------------------------------------------------
Total securities .......      $   72,236       --         --     72,236
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                  1996
                              --------------------------------------------------
                               Amortized   Unrealized Unrealized Market
($000's)                         Cost        Gains      Losses    Value
--------------------------------------------------------------------------------
Obligations of
  states and political
  subdivisions .........      $  150,232       --         --    150,232
Other bonds,
  notes and
  debentures                       1,805       --        (6)      1,799
Other securities .......          24,767       --         --     24,767
--------------------------------------------------------------------------------
Total securities .......      $  176,804       --        (6)    176,798
--------------------------------------------------------------------------------

Fifth Third Bancorp and Subsidiaries
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


     The amortized cost and approximate market value of securities at December 31, 1997, by contractual maturity, are shown in the following table. Actual maturities may differ from contractual maturities when there exists a right to call or prepay obligations with or without call or prepayment penalties. Maturities of mortgage-backed securities were estimated based on historical and expected future prepayment trends.


--------------------------------------------------------------------------------
                           Available for Sale       Held to Maturity
                          ---------------------    -------------------
                          Amortized      Market    Amortized    Market
($000's)                     Cost        Value       Cost        Value
--------------------------------------------------------------------------------
Debt securities:
  Under 1 year .......   $  219,178      221,900    $23,331     23,331
  1-5 years ..........    5,419,033    5,477,799     15,219     15,219
  6-10 years .........      501,496      507,369      4,471      4,471
  Over 10 years ......        5,525        5,904        301        301
Other securities .....      112,036      184,105     28,914     28,914
--------------------------------------------------------------------------------
Total securities .....   $6,257,268    6,397,077    $72,236     72,236
--------------------------------------------------------------------------------

     At December 31, 1997 and 1996, securities with a book value of $3,451,135,000 and $2,819,040,000, respectively, were pledged to secure short-term borrowings, public deposits, trust funds and for other purposes as required or permitted by law.

NOTE 3-RESERVE FOR CREDIT LOSSES

   Transactions in the reserve for credit losses for the years ended December
31:

--------------------------------------------------------------------------------
(000's)                                         1997          1996          1995
---------------------------------------------------------------------------------
Balance at January 1 .................      $187,278       177,388       155,918
Losses charged off ...................       (91,801)      (80,444)      (41,707)
Recoveries of losses previously
  charged off ........................        23,407        20,482        11,846
--------------------------------------------------------------------------------
Net charge-offs ......................       (68,394)      (59,962)      (29,861)
Provision charged to operations ......        80,342        64,014        42,962
Reserve of acquired institutions
  and other ..........................         1,705         5,838         8,369
--------------------------------------------------------------------------------
Balance at December 31 ...............      $200,931       187,278       177,388
--------------------------------------------------------------------------------

     For the years 1997, 1996 and 1995, interest income of $489,000, $569,000 and $1,066,000, respectively, was recorded on nonaccrual and renegotiated loans and leases. Additional interest income of $3,482,000, $3,805,000 and $2,271,000 would have been recorded if the nonaccrual and renegotiated loans and leases had been current in accordance with their original terms.

     Impaired loan information, under SFAS No. 114, at December 31:

---------------------------------------------------------------------------
($000's)                                              1997       1996
---------------------------------------------------------------------------
Impaired loans with a valuation reserve ......     $32,536     22,432
Impaired loans with no valuation reserve .....       4,865      6,614
---------------------------------------------------------------------------
Total impaired loans .........................     $37,401     29,046
Valuation reserve on impaired loans ..........     $21,594     16,395
Average impaired loans .......................     $33,224     33,048
---------------------------------------------------------------------------

     Cash basis interest income recognized on those loans during both years was immaterial.

NOTE 4-LEASE FINANCING

     A summary of the gross investment in lease financing at December 31:

------------------------------------------------------------
($000's)                                   1997       1996
------------------------------------------------------------
Direct financing leases ..........   $3,346,501  2,967,668
Leveraged leases .................      134,368     59,166
------------------------------------------------------------
Total lease financing ............   $3,480,869  3,026,834
------------------------------------------------------------

     The components of the investment in lease financing at December 31:

--------------------------------------------------------------------------------
($000's)                                             1997            1996
--------------------------------------------------------------------------------
Rentals receivable, net of principal and
  interest on nonrecourse debt ..........      $2,130,059       1,866,445
Estimated residual value of leased assets       1,350,810       1,160,389
--------------------------------------------------------------------------------
Gross investment in lease financing .....       3,480,869       3,026,834
Unearned income .........................        (513,671)       (421,387)
--------------------------------------------------------------------------------
Total net investment in lease financing .      $2,967,198       2,605,447
--------------------------------------------------------------------------------

     At December 31, 1997, the minimum future lease payments receivable for each of the years 1998 through 2002 were $787,270,000, $759,453,000, $674,650,000,
$515,988,000 and $285,434,000, respectively.

NOTE 5-BANK PREMISES AND EQUIPMENT

     A summary of bank premises and equipment at December 31:

--------------------------------------------------------------------------------
                                   Estimated
($000's)                          Useful Life         1997      1996
--------------------------------------------------------------------------------
Land and improvements                             $ 45,875     42,963
Buildings .....................   18 to 50 yrs.    175,874    159,519
Equipment                          3 to 20 yrs.    153,037    136,410
Leasehold improvements ........    6 to 25 yrs.     45,652     45,020
Accumulated depreciation
  and amortization ............                   (168,540)  (152,523)
--------------------------------------------------------------------------------
Total bank premises and
  equipment ...................                   $251,898    231,389
--------------------------------------------------------------------------------

     Depreciation and amortization expense related to bank premises and equipment was $24,006,000 in 1997, $21,689,000 in 1996 and $18,072,000 in 1995.

     Occupancy expense has been reduced by rental income from leased premises of $7,936,000 in 1997, $7,400,000 in 1996 and $8,145,000 in 1995.

     The Bancorp's subsidiaries have entered into a number of noncancelable lease agreements with respect to bank premises and equipment. A summary of the minimum annual rental commitments under these leases at December 31, 1997, exclusive of taxes and other charges payable by the lessee:

-----------------------------------------------------------------
                                Land and
($000's)                        Buildings   Equipment    Total
-----------------------------------------------------------------
1998 .........................   $12,915        193     13,108
1999 .........................    12,208        176     12,384
2000 .........................    11,526        156     11,682
2001 .........................    10,242         26     10,268
2002 .........................     9,366         26      9,392
2003 and subsequent years ....    35,625         --     35,625
-----------------------------------------------------------------
Total ........................   $91,882        577     92,459
-----------------------------------------------------------------

     Rental expense for cancelable and noncancelable leases was $15,767,000 for 1997, $14,947,000 for 1996, and $12,470,000 for 1995.

Fifth Third Bancorp and Subsidiaries
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


NOTE 6-SHORT-TERM BORROWINGS

     A summary of short-term borrowings and rates at December 31:

------------------------------------------------------------------------------------------------
($000's)                                                   1997             1996            1995
------------------------------------------------------------------------------------------------
Federal funds borrowed:
  Balance .....................................      $1,253,553        1,420,694         553,041
  Rate ........................................            5.65%            5.39            4.59
------------------------------------------------------------------------------------------------
Short-term bank notes:
  Balance .....................................      $  555,000          806,000         450,000
  Rate ........................................            5.85%            5.41            5.60
------------------------------------------------------------------------------------------------
Securities sold under agreements to repurchase:
  Balance .....................................      $1,126,516          924,290         835,773
  Rate ........................................            4.63%            4.77            4.96
------------------------------------------------------------------------------------------------
Other:
  Balance .....................................      $  125,862          114,448         166,681
  Rate ........................................            5.51%            5.81            4.93
------------------------------------------------------------------------------------------------
Total short-term
borrowings:
  Balance .....................................      $3,060,931        3,265,432       2,005,495
  Rate ........................................            5.31%            5.23            5.00
------------------------------------------------------------------------------------------------
Average outstanding ...........................      $3,283,835        2,780,806       2,669,477
Maximum month-end
  balance .....................................      $3,676,148        3,265,432       2,984,427
Weighted average
  interest rate ...............................            5.29%            5.17            5.72
------------------------------------------------------------------------------------------------

     A $3 billion senior and subordinated bank note facility was established in 1996. Short-term senior notes are offered with maturities ranging from 30 days to one year, are obligations of five of the Bancorp's subsidiary banks and are included in the above table as short-term bank notes. In addition, medium-term senior notes with maturities ranging from one year to 30 years and subordinated bank notes with maturities ranging from five years to 30 years can be issued by the five subsidiary banks, none of which are outstanding as of December 31, 1997 or 1996.

     At December 31, 1997, the Bancorp had issued $28,314,000 in commercial paper, with unused lines of credit of $40,000,000 available to support commercial paper transactions and other corporate requirements.

NOTE 7-LONG-TERM BORROWINGS

     A summary of long-term borrowings at December 31:

-----------------------------------------------------------
($000's)                                 1997          1996
-----------------------------------------------------------
Bancorp:
Capital Securities,
  8.136%, due 2027 ............      $200,000            --
Subsidiaries:
Subordinated notes,
  6.75%, due 2005 .............       247,405       247,061
Federal Home Loan Bank advances        10,368        30,395
Other, 7% .....................           105           205
-----------------------------------------------------------
Total long-term debt ..........       257,878       277,661
-----------------------------------------------------------
Total long-term borrowings ....      $457,878       277,661
-----------------------------------------------------------

   In March 1997, Fifth Third Capital Trust 1 (FTCT1), a wholly-owned subsidiary of the Bancorp, issued $200 million 8.136% Capital Securities due in 2027. The Bancorp has fully and unconditionally guaranteed all of FTCT1's obligations under the Capital Securities. The Capital Securities qualify as Tier 1 capital for regulatory capital purposes.

     The Subordinated Notes are unsecured obligations of a subsidiary bank. Interest is payable semiannually and the notes qualify as total capital for regulatory capital purposes.

     At December 31, 1997, Federal Home Loan Bank advances have rates ranging from 3.22% to 7.51%, with interest payable monthly. The advances were secured by cash and certain securities with book values of $12,087,000 and $34,560,000 at December 31, 1997 and 1996, respectively. The advances mature as follows:
$10,027,000 in 1998, $27,000 in each of the years 1999 through 2006, and
$125,000 in 2016.

     Other promissory notes mature in 1998.

     The Bancorp issued notice of redemption effective May 31, 1996 for its 4.25% convertible subordinated notes issued in 1992. As a result, 5.1 million common shares were issued and $143.3 million was added to equity capital during 1996.

NOTE 8-INCOME TAXES

     The Bancorp and its subsidiaries file a consolidated Federal income tax return. A summary of applicable income taxes included in the Consolidated Statements of Income:

----------------------------------------------------------------------
($000's)                              1997          1996          1995
----------------------------------------------------------------------
Current U.S. income taxes ..      $121,780        87,584        75,162
State and local income taxes         3,256         2,786         2,566
----------------------------------------------------------------------
Total ......................       125,036        90,370        77,728
----------------------------------------------------------------------
Deferred U.S. income taxes
  resulting from temporary
  differences ..............        77,650        74,886        65,155
----------------------------------------------------------------------
Applicable income taxes ....      $202,686       165,256       142,883
----------------------------------------------------------------------

   Deferred income taxes are included in the caption Accrued Taxes, Interest and Expenses in the Consolidated Balance Sheets and are comprised of the following temporary differences at December 31:

--------------------------------------------------------------------
($000's)                                           1997       1996
--------------------------------------------------------------------
Lease financing .........................      $360,616    288,699
Reserve for credit losses ...............       (67,414)   (63,640)
Bank premises and equipment .............        10,867     10,099
Unrealized gains on securities
  available for sale ....................        48,933      8,937
Other ...................................        25,090     16,351
--------------------------------------------------------------------
Total net deferred tax liability ........      $378,092    260,446
--------------------------------------------------------------------

     A reconciliation between the statutory U.S. income tax rate and the Bancorp's effective tax rate:

-------------------------------------------------------------------------
                                                   1997     1996    1995
-------------------------------------------------------------------------
Statutory tax rate .............................   35.0%    35.0    35.0
Increase (decrease) resulting from:
  Tax-exempt interest ..........................   (1.8)    (2.4)   (2.6)
  Other-net ....................................     .4       .4      .8
-------------------------------------------------------------------------
Effective tax rate .............................   33.6%    33.0    33.2
-------------------------------------------------------------------------

     Retained earnings at December 31, 1997 includes $39,624,000 in allocations of earnings for bad debt deductions of former thrift subsidiaries for which no income tax has been provided. Under current tax law, if certain of the Bancorp's subsidiaries use these bad debt reserves for purposes other than to absorb bad debt losses, they will be subject to federal income tax at the current corporate tax rate.

Fifth Third Bancorp and Subsidiaries
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

NOTE 9-OTHER SERVICE CHARGES AND FEES AND OTHER OPERATING EXPENSES

     The major components for the years ended December 31:

--------------------------------------------------------------------------
($000's)                                 1997          1996          1995
--------------------------------------------------------------------------
Other Service Charges and Fees:
  Cardholder fees .............      $ 26,621        23,936        16,422
  Consumer loan and lease fees         26,229        29,629        15,899
  Commercial banking ..........        27,727        19,150        18,368
  Mortgage banking ............        24,073        24,789        28,554
  Other .......................        37,336        20,531        18,273
--------------------------------------------------------------------------
Total other service charges
  and fees ....................      $141,986       118,035        97,516
--------------------------------------------------------------------------
Other Operating Expenses:
  Marketing and
    communications ............      $ 36,112        33,494        28,544
  Bankcard ....................        32,158        24,429        18,581
  Intangibles amortization ....        22,065        20,205         5,349
  Franchise taxes .............        21,750        20,525        15,138
  Loan and lease ..............        14,916        16,559        11,667
  Printing and supplies .......        13,533        13,939        12,501
  FDIC insurance ..............         3,628         7,137        14,269
  Other .......................        66,855        54,353        49,199
--------------------------------------------------------------------------
Total other operating expenses       $211,017       190,641       155,248
--------------------------------------------------------------------------

NOTE 10-STOCK OPTIONS

     Options can be granted under the Bancorp's Stock Option Plans to key employees and directors of the Bancorp and its subsidiaries for up to 10.95 million shares of the Bancorp's common stock. All options granted have up to ten year terms and vest and become fully exercisable at the end of three years of continued employment. A summary of option transactions during 1997, 1996 and 1995:

-----------------------------------------------------------------------------------------
                          1997                     1996                     1995
                   -------------------     -------------------      ---------------------
                               Average                 Average                  Average
                   Shares      Option      Shares      Option       Shares       Option
                   (000's)      Price      (000's)      Price       (000's)      Price
-----------------------------------------------------------------------------------------
Outstanding,
  beginning
  of year ..       5,595       $26.20       4,751       $22.06       3,597       $20.17
Exercised ..        (786)       22.13        (615)       17.62        (303)       12.29
Expired ....        (145)       36.28        (131)       25.49        (141)       23.46
Granted ....       2,442        51.66       1,590        35.22       1,598        24.59
-----------------------------------------------------------------------------------------
Outstanding,
  end of
  year .....       7,106       $35.20       5,595       $26.20       4,751       $22.06
-----------------------------------------------------------------------------------------
Exercisable,
  end of
  year .....       4,340       $29.44       3,165       $22.21       3,042       $20.75
-----------------------------------------------------------------------------------------

     As of December 31, 1997, options outstanding have exercise prices between $4.95 and $80.25 and a weighted average remaining contractual life of 7.5 years. The majority of options outstanding have exercise prices ranging from $23.22 to $51.08 with a weighted average remaining contractual life of 8.2 years.

     At December 31, 1997, there were 4,006,227 incentive options and 3,100,065 nonqualified options outstanding and 2,103,565 shares were available for granting additional options.

     SFAS No. 123 "Accounting for Stock-Based Compensation," was adopted January 1, 1996 and encourages, but does not require, adoption of a fair-value-based accounting method for employee stock-based compensation arrangements. As permitted by the statement, the Bancorp has elected to only disclose pro forma net income and earnings per share amounts as if the fair-value-based method had been applied in measuring compensation costs.

     The Bancorp's pro forma information for the years ended December 31:

---------------------------------------------------------------------------
                                               1997        1996       1995
---------------------------------------------------------------------------
Pro forma net income ($000's) ..........   $389,084     330,742    286,078
Pro forma earnings per share ...........   $   2.51        2.12       1.93
Pro forma diluted earnings per share ...   $   2.47        2.09       1.89
---------------------------------------------------------------------------

     Compensation expense in the pro forma disclosures is not indicative of future amounts as options vest over several years and additional grants are generally made each year.

     The weighted average fair value of options granted was $14.13, $8.90 and $7.63 in 1997, 1996 and 1995, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1997, 1996 and 1995: expected option lives of nine years for all three years; expected dividend yield of 1%, 2% and 2%; expected volatility of 24%, 21% and 22% and risk-free interest rates of 5.4%, 6.5% and 5.9% respectively.

NOTE 11-RETIREMENT PLAN AND BENEFIT PLANS

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

     A summary of the qualified plan's funded status at December 31:

------------------------------------------------------------------------
($000's)                                            1997           1996
------------------------------------------------------------------------
Vested benefit obligation ................      $ 19,796         21,671
Non-vested benefit obligation ............         6,420          4,637
------------------------------------------------------------------------
Accumulated benefit obligation ...........      $ 26,216         26,308
------------------------------------------------------------------------
Plan assets at fair value, primarily
  common trust and mutual funds
  managed by The Fifth Third Bank,
  listed stocks and U.S. bonds ...........      $ 75,446         59,574
Projected benefit obligation for service
  rendered to date .......................        35,566         34,548
------------------------------------------------------------------------
Plan assets in excess of projected benefit
  obligation .............................        39,880         25,026
Unrecognized transition asset ............          (906)        (1,151)
Unrecognized prior service cost ..........        (1,648)        (1,891)
Unrecognized net gain ....................       (21,152)        (7,056)
------------------------------------------------------------------------
Prepaid pension cost .....................      $ 16,174         14,928
------------------------------------------------------------------------

     A summary of the components of the provision for retirement cost for the qualified plan for the years ended December 31:

-------------------------------------------------------------------------
($000's)                                   1997        1996        1995
-------------------------------------------------------------------------
Service cost for current year .......  $  2,012       2,115       1,611
Interest cost .......................     2,536       2,385       2,246
Actual return on plan assets ........   (24,236)     (7,038)    (10,395)
Amortization, primarily of initial
  unrecognized asset and prior
  service cost ......................      (488)       (625)       (626)
Net gain -- deferred ................    18,930       2,072       6,161
-------------------------------------------------------------------------
Net retirement income ...............   $(1,246)     (1,091)     (1,003)
-------------------------------------------------------------------------

     In determining the actuarial present value of the projected benefit obligation, the following weighted average rates were used:

-----------------------------------------------------------------------
                                                         1997      1996
-----------------------------------------------------------------------
Discount rate ........................................   7.25%     7.75
Rate of increase in compensation levels ..............   5.00      5.00
Expected long-term rate of return on assets ..........   9.00      9.00
-----------------------------------------------------------------------

                                       21

Fifth Third Bancorp and Subsidiaries
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------



     The Bancorp also sponsors a nonqualified, unfunded Supplemental Retirement Income Plan (SERP) that provides certain officers with defined pension benefits in excess of the limits imposed on the qualified plan by federal tax law.

     A summary of the SERP's status at December 31:

-----------------------------------------------------------
($000's)                                     1997     1996
-----------------------------------------------------------
Vested benefit obligation ...............  $2,769    1,900
Non-vested benefit obligation ...........     789      500
-----------------------------------------------------------
Accumulated benefit obligation ..........  $3,558    2,400
-----------------------------------------------------------
Projected benefit obligation for service
  rendered to date ......................  $9,345    6,884
Unrecognized transition asset ...........      50       63
Unrecognized prior service cost .........     328      369
Unrecognized net loss ...................  (3,888)  (2,362)
-----------------------------------------------------------
Accrued pension cost ....................  $5,835    4,954
-----------------------------------------------------------

     A summary of the components of the provision for SERP expense for the years ended December 31:

---------------------------------------------------------------------
($000's)                                     1997      1996     1995
---------------------------------------------------------------------
Service cost for current year .........    $  432       347      281
Interest cost .........................       533       495      433
Amortization, primarily of initial
  unrecognized asset and prior
  service cost ........................       (54)       90       94
Net gain-- deferred ...................       159       102       32
---------------------------------------------------------------------
Net SERP expense ......................    $1,070     1,034      840
---------------------------------------------------------------------

   In determining the actuarial present value of the projected benefit obligation, the following weighted average rates were used:

----------------------------------------------------------------
                                                1997       1996
----------------------------------------------------------------
Discount rate ..............................    7.25%      7.75
Rate of increase in compensation levels ....    7.00       7.00
----------------------------------------------------------------

     The Bancorp has a profit sharing plan covering substantially all employees. The contribution to the plan is an amount determined annually by the Board of Directors and was $23,761,000 for 1997, $22,101,000 for 1996 and $18,793,000 for
1995.

NOTE 12-COMMITMENTS AND CONTINGENT LIABILITIES

     The Bancorp, in the normal course of business, is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers in Ohio, Kentucky, Indiana and Florida, and to minimize exposure to fluctuations in interest and foreign exchange rates. These financial instruments primarily include commitments to extend credit, standby and commercial letters of credit, foreign exchange contracts, interest rate swap agreements, purchased options and commitments to sell residential mortgage loans. These instruments involve, to varying degrees, elements of credit risk, counterparty risk and market risk in excess of the amounts recognized in the Consolidated Balance Sheets. The contract or notional amounts of these instruments reflect the extent of involvement the Bancorp has in particular classes of financial instruments.

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

     A summary of significant commitments and other off-balance-sheet items at December 31:

-------------------------------------------------------------
                                          Contract or
                                         Notional Amount
                                     ------------------------
($000's)                                   1997         1996
-------------------------------------------------------------
Commitments to extend credit ......  $5,620,319    5,837,394
Letters of credit (including
  standby letters of credit) ......     850,085      769,413
Foreign exchange contracts:
  Commitments to purchase .........     182,094       73,404
  Commitments to sell .............     188,458       74,495
Interest rate swap agreements .....     231,000           --
Purchased option contracts ........      75,000       75,000
Commitments to sell
  residential mortgage loans ......     136,081      130,072
-------------------------------------------------------------

     Commitments to extend credit are agreements to lend. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bancorp's exposure to credit risk in the event of nonperformance by the other party is the contract amount. Fixed-rate commitments are subject to market risk resulting from fluctuations in interest rates and the Bancorp's exposure is limited to the replacement value of those commitments.

     Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. At December 31, 1997, approximately $355,076,000 of standby letters of credit will expire within one year, $407,326,000 expire between one to five years and $55,459,000 expire thereafter. At December 31, 1997, letters of credit of approximately $32,224,000 were issued to commercial customers for a duration of one year or less to facilitate trade payments in domestic and foreign transactions. The amount of credit risk involved in issuing letters of credit in the event of nonperformance by the other party is the contract amount.

     Foreign exchange forward contracts are for future delivery or purchase of foreign currency at a specified price. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from any resultant exposure to movement in foreign exchange rates, limiting the Bancorp's exposure to the replacement value of the contracts rather than the notional principal or contract amounts. The Bancorp reduces its market risk for foreign exchange contracts by entering into offsetting third party forward contracts. The foreign exchange contracts outstanding at December 31, 1997 mature in one year or less.

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

     At December 31, 1997, the Bancorp had purchased option contracts with a total notional amount of $75,000,000 to hedge the value of mortgage servicing rights against changes in prepayment rates. The contracts have a five-year term and give the Bancorp the right to receive payments on fixed rates ranging from 5.15% to 6.15% and to make payments based on the six-month London Interbank Offering Rate (LIBOR). These contracts carry the risk of the counterparty's future ability to perform under the

Fifth Third Bancorp and Subsidiaries
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


agreement. A limit of market exposure is approved for counterparties, contracts are marked-to-market and exposures are collateralized by the counterparty in accordance with Bancorp policy.

     In 1997, the Bancorp entered into an interest rate swap agreement with a notional principal amount of $200 million in connection with the issuance of $200 million of long-term, fixed-rate capital-qualifying securities. The Bancorp receives fixed-rate payments at 8.136% and pays a variable interest rate based upon three-month LIBOR. In addition, the Bancorp has entered into an interest rate swap agreement with a commercial client with a notional principal amount of $15.5 million. The agreement provides for the Bancorp to receive a fixed rate for twenty years and pay a variable rate that resets weekly. The Bancorp has hedged its interest rate exposure to this transaction by executing an offsetting $15.5 million notional principal interest rate swap agreement with a primary dealer. These transactions involve the exchange of fixed and floating rate payments without the exchange of the underlying principal amounts. Therefore, while notional principal amounts are often used to express the volume of these transactions, they do not represent the much smaller amounts that are potentially subject to credit risk. Entering into interest rate swap agreements involves the risk of dealing with counterparties and their ability to meet the terms of the contract. The Bancorp controls the credit risk of these transactions through adherence to a derivative products policy, credit approval policies and monitoring procedures.

     During 1997, the Bancorp sold certain commercial loans with recourse to an unconsolidated qualifying special-purpose entity. At December 31, 1997, the outstanding balance of these loans was $468,470,000. The Bancorp did not repurchase any loans during 1997.

     There are claims pending against the Bancorp and its subsidiaries. Based on a review of such litigation with legal counsel, management believes any resulting liability would not have a material effect upon the Bancorp's consolidated financial position or results of operations.

NOTE 13-ACQUISITIONS

--------------------------------------------------------------------------------
                                                Consideration
                                              ------------------
                                                          Common
                                   Date         Cash      Shares      Method of
                                Completed     ($000's)    Issued      Accounting
--------------------------------------------------------------------------------
Heartland Capital
  Management, Inc.               11/24/97       $--       234,003      Purchase
  Indianapolis, Indiana
Suburban
  Bancorporation, Inc.            7/25/97        11       580,145      Purchase
  Cincinnati, Ohio
Kentucky Enterprise               3/15/96        36     2,589,428      Pooling
  Bancorp, Inc.
  Newport, Kentucky
Bank of Naples                    9/08/95         6       399,046      Pooling
  Naples, Florida
Falls Financial, Inc.             7/21/95        49     3,328,542      Pooling
  Cuyahoga Falls, Ohio
Mutual Federal Savings            1/20/95         9       999,962      Pooling
  Bank of Miamisburg,
  A Stock Savings Bank
  Miamisburg, Ohio
--------------------------------------------------------------------------------

     The Consolidated Financial Statements have not been restated to include the acquisitions accounted for as poolings due to immateriality. The pro forma effect of acquisitions accounted for as purchases was not material.

     In January 1998, the Bancorp entered into merger agreements with State Savings Company, a privately-owned thrift holding company headquartered in Columbus, Ohio with $2.8 billion in assets and CitFed Bancorp, Inc., a publicly-traded savings and loan holding company headquartered in Dayton, Ohio with $3.3 billion in assets. These transactions are tax-free, stock-for-stock exchanges accounted for as poolings of interests. The Bancorp will exchange 11,083,560 shares of Fifth Third Bancorp common stock for all outstanding shares of State Savings Company. The Bancorp will exchange .67 shares of Fifth Third Bancorp common stock for each outstanding share of CitFed Bancorp, Inc. Both transactions are expected to be completed in mid-1998 and are subject to approval by stockholders and appropriate regulatory agencies.

     In December 1997, the Bancorp entered into a merger agreement with The Ohio Company, a full-service broker-dealer for retail and institutional clients headquartered in Columbus, Ohio. The merger is expected to be completed in mid-1998, will be accounted for as a purchase and is subject to approval by stockholders and appropriate regulatory agencies.

     Suburban Bancorporation, Inc., a savings and loan holding company, had total assets of $200.3 million and deposits of $126.1 million at the date of acquisition. On September 26, 1997, the Bancorp purchased the Ohio branches and deposits of Great Lakes National Bank Ohio with $129 million in deposits and eight branches for $11.3 million. On June 6, 1997, the Bancorp acquired the net assets and operations of Gateway Leasing Corporation for $2.2 million.

     On February 23, 1996, the Bancorp acquired the Ohio operations of First Chicago NBD Corporation with $534 million in deposits, $222 million in loans and 25 offices in Columbus and Dayton for $39.5 million. On January 19, 1996, the Bancorp purchased the deposits of approximately $1.4 billion and the fixed assets of the 28 offices of 1st Nationwide Bank in the Cleveland, Ohio area for $136 million.

NOTE 14-REGULATORY MATTERS

     The principal source of income and funds for the Bancorp (parent company) are dividends from its subsidiaries. During the year 1998, the amount of dividends the subsidiaries can pay to the Bancorp without prior approval of regulatory agencies is limited to their 1998 eligible net profits, as defined, and the adjusted retained 1997 and 1996 net income of the subsidiaries.

     The banks must maintain noninterest-bearing cash balances on reserve with the Federal Reserve Bank. In 1997 and 1996, the banks were required to maintain average reserve balances of $206,020,000 and $176,114,000, respectively.

     The Federal Reserve Board adopted quantitative measures which assign risk weightings to assets and off-balance-sheet items and also define and set minimum regulatory capital requirements (risk-based capital ratios). All banks are required to have core capital (Tier 1) of at least 4% of risk-weighted assets, total capital of at least 8% of risk-weighted assets and a minimum Tier 1 leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of stockholders' equity including

Fifth Third Bancorp and Subsidiaries
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


capital-qualifying subordinated debt but excluding unrealized gains and losses on securities available for sale, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus certain debt instruments and the reserve for credit losses, subject to limitation. Failure to meet certain capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Consolidated Financial Statements. The regulations also define well capitalized levels of Tier 1, total capital and Tier 1 leverage as 6%, 10% and 5%, respectively. The Bancorp and each of its subsidiaries had Tier 1, total capital and leverage ratios above the well-capitalized levels at December 31, 1997 and 1996. The risk-based capital ratios of certain affiliates have been computed on a pro forma basis to include inter-affiliate mergers which were approved by the appropriate regulatory agencies prior to year end and occurred in the following January. As of December 31, 1997, the most recent notification from the Federal Reserve Bank categorized the Bancorp and each of its subsidiary banks as well capitalized under the regulatory framework for prompt corrective action.

     Capital and risk-based capital and leverage ratios for the Bancorp and its significant subsidiaries at December 31:

----------------------------------------------------------------------------
                                                              1997
                                                   ------------------------
($000's)                                              Amount        Ratio
----------------------------------------------------------------------------
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
  Fifth Third Bancorp (Consolidated) ...........    $2,529,000      14.70%
  The Fifth Third Bank, Cincinnati .............     1,067,000      12.85
  Fifth Third Bank of Northwestern Ohio, N.A. ..       411,000      11.89
  Fifth Third Bank of Kentucky, Inc. ...........       180,000      10.94
  The Fifth Third Bank of Western Ohio .........       159,000      10.76
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
  Fifth Third Bancorp (Consolidated) ...........     2,081,000      12.09
  The Fifth Third Bank, Cincinnati .............       662,000       7.98
  Fifth Third Bank of Northwestern Ohio, N.A. ..       270,000       7.80
  Fifth Third Bank of Kentucky, Inc. ...........       160,000       9.68
  The Fifth Third Bank of Western Ohio .........       113,000       7.63
TIER 1 LEVERAGE CAPITAL (TO AVERAGE ASSETS):
  Fifth Third Bancorp (Consolidated) ...........     2,081,000      10.16
  The Fifth Third Bank, Cincinnati .............       662,000       7.67
  Fifth Third Bank of Northwestern Ohio, N.A. ..       270,000       5.47
  Fifth Third Bank of Kentucky, Inc. ...........       160,000       7.79
  The Fifth Third Bank of Western Ohio .........       113,000       5.78
----------------------------------------------------------------------------
                                                              1996
                                                   ------------------------
($000's)                                               Amount       Ratio
----------------------------------------------------------------------------
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
  Fifth Third Bancorp (Consolidated) ...........    $2,275,000      14.06%
  The Fifth Third Bank, Cincinnati .............     1,025,000      12.81
  Fifth Third Bank of Northwestern Ohio, N.A. ..       341,000      11.12
  Fifth Third Bank of Kentucky, Inc. ...........       181,000      13.67
  The Fifth Third Bank of Western Ohio .........        72,000      11.52
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
  Fifth Third Bancorp (Consolidated) ...........     1,840,000      11.37
  The Fifth Third Bank, Cincinnati .............       699,000       8.73
  Fifth Third Bank of Northwestern Ohio, N.A. ..       304,000       9.92
  Fifth Third Bank of Kentucky, Inc. ...........       129,000       9.77
  The Fifth Third Bank of Western Ohio .........        64,000      10.27
TIER 1 LEVERAGE CAPITAL (TO AVERAGE ASSETS):
  Fifth Third Bancorp (Consolidated) ...........     1,840,000       9.22
  The Fifth Third Bank, Cincinnati .............       699,000       7.47
  Fifth Third Bank of Northwestern Ohio, N.A. ..       304,000       6.36
  Fifth Third Bank of Kentucky, Inc. ...........       129,000       6.86
  The Fifth Third Bank of Western Ohio .........        64,000       6.07
----------------------------------------------------------------------------


NOTE 15-EARNINGS PER SHARE

     Reconciliation of Earnings Per Share to Diluted Earnings Per Share for the Years Ended December 31:

                                                      1997
                                         -----------------------------------
                                                                 Per-Share
(000's)                                     Income    Shares      Amount
----------------------------------------------------------------------------
EPS
Income available to
  common stockholders .................   $401,237   155,103       $2.59
EFFECT OF DILUTIVE SECURITIES
Stock Options .........................                2,581
----------------------------------------------------------------------------
DILUTED EPS
Income available to
  common stockholders
  plus assumed conversions ............   $401,237   157,684       $2.54
----------------------------------------------------------------------------

                                                      1996
                                         -----------------------------------
                                                                 Per-Share
(000's)                                    Income     Shares      Amount
----------------------------------------------------------------------------
EPS
Income available to
  common stockholders .................   $335,059   155,991       $2.15
EFFECT OF DILUTIVE SECURITIES
Stock Options .........................                1,538
Interest on 4 1/4% convertible
  subordinated notes due 1998,
  net of applicable
  income taxes ........................      1,637     2,074
----------------------------------------------------------------------------
DILUTED EPS
Income available to
  common stockholders
  plus assumed conversions ............   $336,696   159,603       $2.11
----------------------------------------------------------------------------

                                                       1995
                                         -----------------------------------
                                                                 Per-Share
(000's)                                    Income     Shares      Amount
----------------------------------------------------------------------------
EPS
Income available to
  common stockholders .................   $287,685   148,319       $1.94
EFFECT OF DILUTIVE SECURITIES
Stock Options .........................                1,208
Interest on 4 1/4% convertible
  subordinated notes due 1998,
  net of applicable
  income taxes ........................      4,257     4,436
----------------------------------------------------------------------------
DILUTED EPS
Income available to
  common stockholders
  plus assumed conversions ............   $291,942   153,963       $1.89
----------------------------------------------------------------------------

NOTE 16-RELATED PARTY TRANSACTIONS

     At December 31, 1997 and 1996, certain directors, executive officers, principal holders of Bancorp common stock and associates of such persons were indebted to the banking subsidiaries in the aggregate amount, net of participations, of $139,567,000 and $112,029,000, respectively. During 1997, new loans aggregating $56,812,000 were made to such parties and loans aggregating $29,274,000 were repaid. Such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time of comparable transactions with unrelated parties.

Fifth Third Bancorp and Subsidiaries
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


NOTE 17-FAIR VALUE OF FINANCIAL INSTRUMENTS

     Carrying amounts and estimated fair values for financial instruments at December 31:

---------------------------------------------------------------------------
                                                           1997
                                           --------------------------------
                                                Carrying           Fair
($000's)                                         Amount            Value
---------------------------------------------------------------------------
FINANCIAL ASSETS:
  Cash and due from banks ..............      $   720,133          720,133
  Securities available for sale ........        6,397,077        6,397,077
  Securities held to maturity ..........           72,236           72,236
  Other short-term investments .........           29,424           29,424
  Loans, net ...........................       10,270,588       10,365,038
  Mortgage servicing rights ............           24,829           30,431
FINANCIAL LIABILITIES:
  Deposits .............................       14,914,132       14,921,068
  Federal funds borrowed ...............        1,253,553        1,253,553
  Short-term bank notes ................          555,000          555,000
  Other short-term borrowings ..........        1,252,378        1,252,378
  Long-term debt .......................          457,878          600,255
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS:
  Commitments to extend credit .........              127            5,358
  Letters of credit ....................            3,225            9,777
  Purchased options ....................            2,185            2,185
  Interest rate swap agreements ........               --           18,462
  Forward contracts:
    Commitments to sell loans ..........               --              569
    Foreign exchange contracts:
      Commitments to purchase ..........               --           (7,076)
      Commitments to sell ..............               --            7,245
---------------------------------------------------------------------------
                                                            1996
                                           --------------------------------
                                                Carrying           Fair
($000's)                                         Amount           Value
---------------------------------------------------------------------------
FINANCIAL ASSETS:
  Cash and due from banks ..............      $   808,926          808,926
  Securities available for sale ........        6,223,881        6,223,881
  Securities held to maturity ..........          176,804          176,798
  Other short-term investments .........           44,579           44,579
  Loans, net ...........................        9,722,067        9,750,386
  Mortgage servicing rights ............           18,639           23,382
FINANCIAL LIABILITIES:
  Deposits .............................       14,374,656       14,429,081
  Federal funds borrowed ...............        1,420,694        1,420,694
  Short-term bank notes ................          806,000          806,000
  Other short-term borrowings ..........        1,038,738        1,038,738
  Long-term debt .......................          277,661          266,967
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS:
  Commitments to extend credit .........              484            4,147
  Letters of credit ....................            2,462            9,233
  Purchased options ....................            1,460            1,460
  Forward contracts:
    Commitments to sell loans ..........               --              147
    Foreign exchange contracts:
      Commitments to purchase ..........               --             (939)
      Commitments to sell ..............               --            1,149
---------------------------------------------------------------------------

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

     The following methods and assumptions were used in determining the fair value of selected financial instruments:

     SHORT-TERM FINANCIAL ASSETS AND LIABILITIES-for financial instruments with a short or no stated maturity, prevailing market rates and limited credit risk, carrying amounts approximate fair value. Those financial instruments include cash and due from banks, other short-term investments, certain deposits (demand, interest checking, savings and money market), Federal funds borrowed, short-term bank notes and other short-term borrowings.

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

     INTEREST RATE SWAP AGREEMENTS-fair value was based on the estimated amount the Bancorp would receive or pay to terminate the swap agreements, taking into account the current interest rates and the creditworthiness of the swap counterparties. The fair values represent an asset at December 31, 1997.

     COMMITMENTS AND LETTERS OF CREDIT-fair values of loan commitments, letters of credit and commitments to sell loans, representing assets to the Bancorp, were based on fees currently charged to enter into similar agreements with similar maturities.

     PURCHASED OPTIONS-fair values were based on the estimated amounts the Bancorp would receive from terminating the contracts at the reporting date. The fair values represent an asset.

     FOREIGN EXCHANGE CONTRACTS-fair values were based on quoted market prices of comparable instruments and represent a net asset to the Bancorp.

NOTE 18-SEGMENTS

     The Bancorp's principal activities include Retail Banking, Commercial Banking, Investment Advisory Services and Data Processing. Retail Banking provides a full range of deposit products and consumer loans and leases. Commercial Banking offers services to business, government and professional customers. Investment Advisory provides a full range of investment alternatives for individuals, companies and not-for-profit organizations. Data Processing, through Midwest Payment Systems (MPS), provides electronic funds transfer (EFT) services, merchant transaction processing, operates our Jeanie ATM network and provides other data processing services to affiliated and unaffiliated customers. General Corporate and Other includes a portion of the investment portfolio, certain long-term funding, the associated interest income and expense and other items not allocated to the operating segments.

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

Fifth Third Bancorp and Subsidiaries
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


     The measurement of the performance of the business segments is based on the management structure of the Bancorp and is not necessarily comparable with similar information for any other financial institution. The information presented is also not necessarily indicative of the segments' financial condition and results of operations if they were independent entities.

     Selected financial information by business segment for each of the three years ended December 31:

---------------------------------------------------------------------------------------
($000's)                                    1997               1996               1995
---------------------------------------------------------------------------------------
REVENUES:
  Commercial Banking .........      $    373,230            330,375            287,849
  Retail Banking .............           590,959            532,910            426,662
  Investment Advisory Services           106,891             87,631             73,108
  Data Processing (a) ........           120,011             94,936             80,139
  General Corporate and Other              6,840             18,548              6,217
  Eliminations (a) ...........            (7,508)            (6,741)            (4,828)
---------------------------------------------------------------------------------------
TOTAL ........................      $  1,190,423          1,057,659            869,147
---------------------------------------------------------------------------------------
NET INCOME:
  Commercial Banking .........      $    146,043            118,934            101,753
  Retail Banking .............           176,060            154,967            130,111
  Investment Advisory Services            40,476             32,277             24,424
  Data Processing (before
    cumulative effect of
    accounting change)(b) ....            34,597             25,942             23,873
  General Corporate and Other              4,061              2,939              7,524
---------------------------------------------------------------------------------------
TOTAL ........................      $    401,237            335,059            287,685
---------------------------------------------------------------------------------------
IDENTIFIABLE ASSETS:
  Commercial Banking .........      $  6,414,176          5,856,505          5,182,514
  Retail Banking .............        12,090,061         11,559,492          9,174,350
  Investment Advisory Services           330,119            308,445            206,563
  Data Processing ............            73,431             62,447             53,041
  General Corporate and Other          2,467,267          2,762,109          2,436,415
---------------------------------------------------------------------------------------
TOTAL ........................      $ 21,375,054         20,548,998         17,052,883
---------------------------------------------------------------------------------------
CAPITAL EXPENDITURES:
  Commercial Banking .........      $      2,326              2,010              2,145
  Retail Banking .............            23,541             16,080             21,844
  Investment Advisory Services             1,652              1,714              1,126
  Data Processing ............             3,490              4,403              1,850
  General Corporate and Other             11,590             16,120              6,229
---------------------------------------------------------------------------------------
TOTAL ........................      $     42,599             40,327             33,194
---------------------------------------------------------------------------------------
DEPRECIATION AND AMORTIZATION:
  Commercial Banking .........      $        461                368                305
  Retail Banking .............            13,644             12,299             10,225
  Investment Advisory Services             1,075                892                622
  Data Processing ............             2,638              2,625              2,062
  General Corporate and Other              6,188              5,505              4,858
---------------------------------------------------------------------------------------
TOTAL ........................      $     24,006             21,689             18,072
---------------------------------------------------------------------------------------


(a) Data processing service revenues provided to the banking segments by MPS are eliminated in the Consolidated Statements of Income.

(b) In 1995, MPS changed its method of accounting for the cost of converting new merchant customers and financial institutions. The cumulative effect of change in accounting method totalling $2,680,000 in 1995 has been excluded.


     Capital expenditures consisted primarily of investments in data processing equipment, including new mainframe and network computer technology, software, operations equipment and the Retail distribution network. Much of the Bancorp's efficiency is attributable to the fact each of the business segments share the benefits of improvements in data processing technology and equipment improvements. Most of these capital expenditures were separated or divided among individual segments. The cost of centralized data processing and operations is allocated to each business segment based on various measures of usage and the corresponding expense is included in the determination of segment operating results as disclosed above.

NOTE 19-PARENT COMPANY FINANCIAL STATEMENTS

     The condensed financial statements of the Bancorp ($000's):

-------------------------------------------------------------------------------------
CONDENSED STATEMENTS OF INCOME (PARENT COMPANY ONLY)
For the Years Ended December 31                1997            1996            1995
-------------------------------------------------------------------------------------
INCOME
Dividends from Subsidiaries ........      $ 515,962         360,470         140,307
Interest on Loans to
  Subsidiaries .....................          8,135           3,932          19,442
Securities Gains ...................             --             215              --
Other ..............................          1,416             794             163
-------------------------------------------------------------------------------------
TOTAL INCOME .......................        525,513         365,411         159,912
-------------------------------------------------------------------------------------
EXPENSES
Interest ...........................         12,139           4,477          10,267
Other ..............................          2,110           2,796           2,471
-------------------------------------------------------------------------------------
TOTAL EXPENSES .....................         14,249           7,273          12,738
-------------------------------------------------------------------------------------
INCOME BEFORE TAXES AND
  CHANGE IN UNDISTRIBUTED
  EARNINGS OF SUBSIDIARIES .........        511,264         358,138         147,174
Applicable Income Taxes (Benefit) ..         (1,196)           (426)          2,771
-------------------------------------------------------------------------------------
INCOME BEFORE CHANGE IN
  UNDISTRIBUTED EARNINGS OF
  SUBSIDIARIES .....................        512,460         358,564         144,403
Increase (Decrease) in Undistributed
  Earnings of Subsidiaries .........       (111,223)        (23,505)        143,282
-------------------------------------------------------------------------------------
NET INCOME .........................      $ 401,237         335,059         287,685
-------------------------------------------------------------------------------------


-----------------------------------------------------------------------
CONDENSED BALANCE SHEETS (PARENT COMPANY ONLY)
December 31                                       1997            1996
-----------------------------------------------------------------------
ASSETS
Cash .................................      $      252             200
Interest-Bearing Deposits ............          16,506          24,655
Loans to Subsidiaries ................         512,522         285,394
Investment in Subsidiaries ...........       1,996,323       1,879,891
Goodwill .............................          10,629          11,384
Other Assets .........................           6,606              53
-----------------------------------------------------------------------
TOTAL ASSETS .........................      $2,542,838       2,201,577
-----------------------------------------------------------------------
LIABILITIES
Commercial Paper .....................      $   28,314          27,277
Accrued Expenses and Other Liabilities          37,113          30,175
Long-Term Debt .......................         200,000              --
-----------------------------------------------------------------------
TOTAL LIABILITIES ....................         265,427          57,452
-----------------------------------------------------------------------
STOCKHOLDERS' EQUITY .................       2,277,411       2,144,125
-----------------------------------------------------------------------
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY ...............      $2,542,838       2,201,577
-----------------------------------------------------------------------

Fifth Third Bancorp and Subsidiaries
Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------
CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)
For the Years Ended December 31                    1997            1996            1995
----------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income .............................      $ 401,237         335,059         287,685
Adjustments to Reconcile Net
  Income to Net Cash Provided
  by Operating Activities:
    Amortization .......................            755             755           1,200
    Provision for Deferred
      Income Taxes .....................            652            (169)            (93)
    Realized Securities Gains ..........             --            (215)             --
    Decrease (Increase) in
      Other Assets .....................         (6,553)         (9,145)          9,163
    Increase (Decrease) in Accrued
      Expenses and Other Liabilities ...          2,671          (5,379)            226
    Decrease (Increase) in Undistributed
      Earnings of Subsidiaries .........        111,223          23,505        (143,282)
----------------------------------------------------------------------------------------
NET CASH PROVIDED BY
  OPERATING ACTIVITIES .................        509,985         344,411         154,899
----------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from Sales of
  Securities Available for Sale ........             --          11,117              --
Net Decrease (Increase) in
  Interest-Bearing Deposits ............          8,149         (24,655)             --
Decrease (Increase) in Loans
  to Subsidiaries ......................       (227,128)         77,611          20,221
Capital Contributions to Subsidiaries ..       (105,015)       (266,775)       (108,800)
Purchases of Subsidiaries ..............             --              --             (64)
----------------------------------------------------------------------------------------
NET CASH USED IN
  INVESTING ACTIVITIES .................       (323,994)       (202,702)        (88,643)
----------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (Decrease) in Other
  Short-Term Borrowings ................          1,037         (40,285)         19,155
Proceeds from Issuance
  of Long-Term Debt ....................        200,000              --              --
Repayment of Long-Term Debt ............             --            (145)             --
Payment of Cash Dividends ..............       (128,725)       (110,907)        (89,131)
Purchases of Treasury Stock ............       (276,307)         (3,096)            (73)
Exercise of Stock Options ..............         18,253          11,769           4,047
Fractional Shares Purchased
  in Stock Split .......................           (197)             --            (250)
Other ..................................             --             951              --
----------------------------------------------------------------------------------------
NET CASH USED IN
  FINANCING ACTIVITIES .................       (185,939)       (141,713)        (66,252)
----------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH ............             52              (4)              4
CASH AT BEGINNING OF YEAR ..............            200             204             200
----------------------------------------------------------------------------------------
CASH AT END OF YEAR ....................      $     252             200             204
----------------------------------------------------------------------------------------



INDEPENDENT AUDITORS' REPORT

     To the Stockholders and Board of Directors of Fifth Third Bancorp:

     We have audited the accompanying consolidated balance sheets of Fifth Third Bancorp and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Companies at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



/s/ Deloitte & Touche LLP
Cincinnati, Ohio
January 15, 1998

Fifth Third Bancorp and Subsidiaries
Management's Discussion and Analysis of Financial Condition and Results of Operations
-------------------------------------------------------------------------------

     The Bancorp has made and will make certain forward-looking statements in the Annual Report and in other contexts relating to present or future trends or factors affecting the banking industry and specifically the operations, markets and products of the Bancorp. Actual results could differ materially from those projected. Fifth Third Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

     The data presented in the following pages should be read in conjunction with the audited Consolidated Financial Statements on pages 13 to 27 of this report.

RESULTS OF OPERATIONS
SUMMARY

     Net income advanced by 19.8% in 1997 and 16.5% in 1996. The Bancorp's net income to average assets, referred to as return on average assets (ROA), and return on average stockholders' equity (ROE) follow:

-------------------------------------------------------------------------------------------------------------
                                     1997              1996            1995            1994            1993
-------------------------------------------------------------------------------------------------------------
Net income ($000's) ....      $   401,237           335,059         287,685         244,459         206,235
Earnings per share (a) .      $      2.59              2.15            1.94            1.69            1.46
Diluted earnings per
  share (a) ............      $      2.54              2.11            1.89            1.65            1.43
ROA (b) ................             1.96%             1.78            1.78            1.77            1.71
ROE (b) ................             19.6%             17.8            18.1            18.6            17.8
Originally reported (c):
  ROA ..................             1.96%             1.78            1.78            1.77            1.80
  ROE ..................             19.6%             17.8            18.1            18.6            18.2
-------------------------------------------------------------------------------------------------------------

(a) Per share amounts have been adjusted for the three-for-two stock splits effected in the form of stock dividends paid July 15, 1997 and January 12, 1996.
(b) For comparability, certain financial ratios exclude the impact of the 1996 special SAIF assessment of $16.6 million pretax ($10.8 million after tax, or $.06 per share).
(c)  Excludes the results of The Cumberland pooling prior to 1994.

TABLE 1-CONSOLIDATED AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME For the Years Ended December 31 (Taxable Equivalent Basis)

----------------------------------------------------------------------------------------------------------------------------------
                                                           1997                                           1996
                                            -------------------------------------           --------------------------------------
                                               Average                    Average            Average                     Average
                                                Out-       Revenue/        Yield/              Out-       Revenue/        Yield/
($000's)                                      standing       Cost           Rate             standing       Cost           Rate
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-Earning Assets
  Loans and Leases ........................ $12,783,555   $1,079,678        8.45%           $12,304,544   $1,020,768       8.30%
  Securities ..............................
   Taxable  ...............................   6,078,977      419,216        6.90              5,468,864      369,851       6.76
   Exempt from Income Taxes ...............     276,058       20,730        7.51                436,477       31,708       7.26
  Other Short-Term Investments ............      40,940        2,181        5.33                 32,214        1,519       4.72
----------------------------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets .............  19,179,530    1,521,805        7.93             18,242,099    1,423,846       7.81
----------------------------------------------------------------------------------------------------------------------------------
Cash and Due from Banks ...................     540,851                                         531,876
Other Assets ..............................     930,601                                         889,466
Reserve for Credit Losses .................    (190,522)                                       (183,203)
----------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                $20,460,460                                     $19,480,238
----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Interest-Bearing Liabilities
  Interest Checking ....................... $ 2,058,783       50,904        2.47            $ 1,747,280       37,309       2.14
  Savings .................................   2,071,515       70,937        3.42              1,692,134       54,317       3.21
  Money Market ............................   1,273,908       42,769        3.36              1,664,443       57,088       3.43
  Other Time Deposits .....................   5,415,820      296,881        5.48              5,569,023      305,682       5.49
  Certificates-$100,000 and Over ..........     887,390       47,928        5.40                892,247       47,553       5.33
  Foreign Office Deposits .................     401,741       22,212        5.53                522,216       28,407       5.44
  Federal Funds Borrowed  .................   1,464,945       81,196        5.54              1,230,219       64,942       5.28
  Short-Term Bank Notes   .................     658,140       36,852        5.60                553,924       30,278       5.47
  Other Short-Term Borrowings .............   1,160,750       55,702        4.80                996,663       48,644       4.88
  Long-Term Debt and Convertible
    Subordinated Notes ....................     417,823       28,045        6.71                342,187       21,649       6.33
----------------------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities           15,810,815      733,426        4.64             15,210,336      695,869       4.57
----------------------------------------------------------------------------------------------------------------------------------
Demand Deposits ...........................   2,083,915                                       1,872,843
Other Liabilities .........................     513,649                                         450,624
----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities .........................  18,408,379                                      17,533,803
----------------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity ......................   2,052,081                                       1,946,435
----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity  $20,460,460                                     $19,480,238
----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME
  MARGIN ON A TAXABLE EQUIVALENT BASIS ....               $  788,379        4.11%                         $  727,977       3.99%
----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST RATE SPREAD ..................                                 3.29%                                          3.24%
----------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
  TO INTEREST-EARNING ASSETS...............                                82.44%                                         83.38%
----------------------------------------------------------------------------------------------------------------------------------

Fifth Third Bancorp and Subsidiaries
Management's Discussion and Analysis of Financial Condition and Results of Operations
-------------------------------------------------------------------------------

NET INTEREST INCOME

     The largest source of the Bancorp's revenue is net interest income. Net interest income is the spread between interest income on interest-earning assets, such as loans and leases and securities, and the interest expense on liabilities used to fund those assets, such as interest-bearing deposits and borrowings. Net interest income is affected by both changes in the level of interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities. Changes in net interest income are frequently measured by two statistics--net interest margin and net interest rate spread. Net interest margin is expressed as net interest income divided by average interest-earning assets. Net interest rate spread is the difference between the average yield earned on interest-earning assets and the average rate incurred on interest-bearing liabilities. Both of these measures are reported on a taxable equivalent basis. Net interest margin is greater than net interest spread due to the interest income earned on interest-earning assets funded by non-interest-bearing, or free funding, sources, primarily demand deposits and stockholders' equity.

     Table 1, Consolidated Average Balance Sheets and Analysis of Net Interest Income, presents the net interest income, net interest margin and net interest rate spread for the five years 1993 through 1997, comparing interest revenue and average interest-earning assets outstanding with interest cost and average interest-bearing liabilities outstanding. All three of these measures are reported on a taxable equivalent basis. Nonaccrual loans and leases have been included in the average loan and lease balances. Average outstanding securities balances are based on amortized cost excluding unrealized gains or losses on securities available for sale.

     Net interest income rose 8.3% to $788.4 million in 1997 from $728 million in 1996. The improvement in 1997's net interest income was attributable to a higher level of average interest-earning assets and an improved funding mix. The net interest margin improved 12 basis points (bp) to 4.11% in 1997 from 3.99% in 1996. The 1997 margin expansion follows a 9 bp increase in 1996's net interest margin. Strong loan and lease volume, an emphasis on direct lending and higher interest rates improved average interest-earning asset yields by 12 bp in 1997, while the cost of interest-bearing liabilities increased 7 bps to 4.64%. The interest-bearing deposit cost was 4.39% in 1997, unchanged from 1996. The cost of borrowed funds, including

-----------------------------------------------------------------------------------------------------------------------------------
                       1995                                           1994                                      1993
       -------------------------------------        -----------------------------------        ------------------------------------
          Average                Average                Average                 Average           Average                Average
           Out-      Revenue/    Yield/                  Out-       Revenue/    Yield/             Out-       Revenue/   Yield/
         standing      Cost       Rate                 standing       Cost       Rate            standing       Cost      Rate
-----------------------------------------------------------------------------------------------------------------------------------

       $10,960,757     $ 919,596       8.39%        $ 9,902,901     $751,974       7.59%       $ 8,869,432    $679,792        7.66%

         3,809,435       250,590       6.58           2,741,490      169,316       6.18          2,098,650     134,387        6.40
           471,338        34,248       7.27             359,830       24,568       6.83            267,247      18,797        7.03
            25,084         1,251       4.99              23,988        1,019       4.25             10,426         319        3.06
-----------------------------------------------------------------------------------------------------------------------------------
        15,266,614     1,205,685       7.90          13,028,209      946,877       7.27         11,245,755     833,295        7.41
-----------------------------------------------------------------------------------------------------------------------------------
           552,534                                      526,007                                    494,141
           511,677                                      428,266                                    435,966
          (164,618)                                    (153,141)                                  (134,808)
-----------------------------------------------------------------------------------------------------------------------------------
       $16,166,207                                  $13,829,341                                $12,041,054
-----------------------------------------------------------------------------------------------------------------------------------


       $ 1,430,921        28,472       1.99         $ 1,512,670       25,572       1.69        $ 1,326,759      28,295        2.13
           660,379        14,572       2.21             698,756       14,511       2.08            656,868      16,298        2.48
         1,779,851        62,233       3.50           1,582,863       40,326       2.55          1,493,802      37,465        2.51
         4,319,791       248,860       5.76           3,923,418      194,375       4.95          3,531,301     173,764        4.92
           700,575        40,522       5.78             336,521       13,135       3.90            441,882      15,622        3.54
           780,475        46,646       5.98             529,434       24,165       4.56            242,245       8,030        3.31
         1,071,792        63,492       5.92             848,217       34,925       4.12            622,068      18,963        3.05
           769,000        47,956       6.24             429,642       20,285       4.72                 --          --         --
           828,685        41,136       4.96             689,960       25,818       3.74            743,002      24,326        3.27

           290,824        15,844       5.45             249,612       12,436       4.98            343,617      16,636        4.84
-----------------------------------------------------------------------------------------------------------------------------------
        12,632,293       609,733       4.83          10,801,093      405,548       3.75          9,401,544     339,399        3.61
-----------------------------------------------------------------------------------------------------------------------------------
         1,585,256                                    1,414,048                                  1,268,371
           361,936                                      299,859                                    213,727
-----------------------------------------------------------------------------------------------------------------------------------
        14,579,485                                   12,515,000                                 10,883,642
-----------------------------------------------------------------------------------------------------------------------------------
         1,586,722                                    1,314,341                                  1,157,412
-----------------------------------------------------------------------------------------------------------------------------------
       $16,166,207                                  $13,829,341                                $12,041,054
-----------------------------------------------------------------------------------------------------------------------------------

                       $ 595,952       3.90%                        $541,329       4.16%                      $493,896        4.39%
-----------------------------------------------------------------------------------------------------------------------------------
                                       3.07%                                       3.52%                                      3.80%
-----------------------------------------------------------------------------------------------------------------------------------

                                      82.74%                                      82.91%                                     83.60%
-----------------------------------------------------------------------------------------------------------------------------------

Fifth Third Bancorp and Subsidiaries
Management's Discussion and Analysis of Financial Condition and Results of Operations
-------------------------------------------------------------------------------

TABLE 2-ANALYSIS OF NET INTEREST INCOME CHANGES (TAXABLE EQUIVALENT BASIS)

---------------------------------------------------------------------------------------------------------------------------------
                                                          1997 Compared to 1996                   1996 Compared to 1995
                                                    ----------------------------------    ---------------------------------------
($000's)                                            Volume  Yield/Rate   Mix     Total     Volume  Yield/Rate   Mix      Total
---------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Interest Income
  Loans and Leases ................................ $39,758  $18,457   $  695   $58,910   $112,743 $(10,308)  $(1,263)  $101,172
  Securities
    Taxable .......................................  41,244    7,656      465    49,365    109,160    7,036     3,065    119,261
    Exempt from Income Taxes ...................... (11,646)   1,091     (423)  (10,978)    (2,533)      (8)        1     (2,540)
  Other Short-Term Investments ....................     412      197       53       662        356      (69)      (19)       268
---------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME CHANGE ......................  69,768   27,401      790    97,959    219,726   (3,349)    1,784    218,161
---------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Interest Expense
  Interest Checking ...............................   6,666    5,766    1,163    13,595      6,295    2,082       460      8,837
  Savings .........................................  12,178    3,553      889    16,620     22,767    6,626    10,352     39,745
  Money Market .................................... (13,395)  (1,165)     241   (14,319)    (4,035)  (1,187)       77     (5,145)
  Other Time Deposits .............................  (8,411)    (557)     167    (8,801)    71,967  (11,748)   (3,397)    56,822
  Certificates-$100,000 and Over ..................    (259)     625        9       375     11,087   (3,185)     (871)     7,031
  Foreign Office Deposits .........................  (6,554)     470     (111)   (6,195)   (15,436)  (4,190)    1,387    (18,239)
  Federal Funds Borrowed ..........................  12,394    3,199      661    16,254      9,385   (6,913)   (1,022)     1,450
  Short-Term Bank Notes ...........................   5,701      720      153     6,574    (13,412)  (5,922)    1,656    (17,678)
  Other Short-Term Borrowings .....................   8,007     (797)    (152)    7,058      8,338     (690)     (140)     7,508
  Long-Term Debt and Convertible Subordinated Notes   4,788    1,300      308     6,396      2,799    2,555       451      5,805
---------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE CHANGE .....................  21,115   13,114    3,328    37,557     99,755  (22,572)    8,953     86,136
---------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET INTEREST
  INCOME ON A TAXABLE EQUIVALENT BASIS ............ $48,653  $14,287   $(2,538)  60,402   $119,971  $19,223   $(7,169)   132,025
---------------------------------------------------------------------------------------------------------------------------------
INCREASE IN TAXABLE
  EQUIVALENT ADJUSTMENT ...........................                              (4,684)                                  (6,213)
---------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME CHANGE ........................                             $55,718                                 $125,812
---------------------------------------------------------------------------------------------------------------------------------


federal funds borrowed, short-term bank notes, other short-term borrowings and long-term debt, increased 15 bps from 5.30% in 1996 to 5.45% in 1997. The effect of free funds on the net interest margin increased from 75 bps in 1996 to 82 bps in 1997, reflecting more than 11% growth in non-interest bearing demand deposits over 1996. This growth is attributable to successful checking account campaigns. The earning asset yield improved 12 bps in 1997 from 7.81% to 7.93% due to a 15 bp boost in the loan and lease portfolio yields, moderated in part by a 12 bp increase in securities and other short-term investment yields. For 1996, net interest income growth resulted from a significant increase in average interest-earning assets and an improvement in the net interest margin from lower funding costs.

     Average interest-earning assets increased to $19.2 billion in 1997, an increase of $937.4 million, or 5.1 percent, from 1996. Net interest income for 1996 increased 22.2% over 1995. During 1996, average interest-earning assets grew 19.5% over 1995. Loan production during both years contributed to this growth in average interest-earning assets. Securitizations and sales of residential loans in both 1997 and 1996 and consumer loans in 1996, combined with significant deposit acquisitions in early 1996 also affected the Bancorp's earning asset mix. The Bancorp continues to use loan securitizations and sales to provide further balance sheet flexibility. Sales and securitizations allow the Bancorp to expand origination and servicing, and increase the related fee income, faster than the balance sheet without increasing leverage. Sales and securitizations of residential mortgage loans totalled $1.4 billion in 1997 and $1.3 billion in 1996, with the majority of securitized loans retained in the securities portfolio. In 1996, the Bancorp securitized and sold $821.1 million in auto loans while retaining the servicing. Also in 1996, proceeds from deposit acquisitions were primarily invested in securities to provide liquidity to fund loan and lease growth in our Cleveland and Columbus markets.

     Average interest-bearing liabilities grew from $12.6 billion in 1995 to $15.2 billion in 1996 and $15.8 billion in 1997. Core deposits, (which exclude certificates $100,000 and over and foreign office deposits), remain our most important funding source because they are relatively lower cost and the basis for ongoing customer relationships. Although total consumer interest-bearing deposit growth slowed in 1997, the Bancorp benefited from strong growth in non-interest bearing demand deposits and a shift from higher-cost certificates of deposit to savings and checking products. In 1996, average core deposits increased $2.8 billion, or 28.3%, due to the Bancorp's focus on new transaction account products and promotions, and deposit acquisitions in early 1996 and late 1995. Acquisitions contributed approximately $2 billion of the total growth in core deposits during 1996. Average demand, interest checking and savings accounts comprised 48.2% of total core deposits in 1997, compared to 42.3% in 1996 and 37.6% in 1995, further demonstrating the success of growing lower cost core deposits during the last few years.

OTHER OPERATING INCOME

     The table at the top of the following page shows the components of other operating income for the five years ending December 31, 1997. Total other operating income excluding securities gains increased 20.7% in 1997 and was up 20.9% in 1996. Our diverse lines of business consisting of both traditional and non-traditional banking activities fueled our ability to grow revenue at a double-digit pace.

     Investment advisory income was $90.2 million in 1997, an increase of 21.8% over 1996's $74 million. Successful new sales efforts and continued strength in the equity markets led to this revenue growth. Our proprietary Fountain Square Funds also performed well and during the fourth quarter exceeded $3 billion in assets, a 51.2% increase over 1996. Investment advisory fees, a portion of which are based on the market value of managed trust assets, benefited from asset growth of 33.7% to $13.1 billion in 1997. Increases in 1996's investment advisory income of 19.9% was due to strong equity markets, a 15.9% increase in managed

Fifth Third Bancorp and Subsidiaries
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------
($000's)                             1997       1996       1995       1994       1993
--------------------------------------------------------------------------------------
Investment advisory income ..... $ 90,169     74,032     61,755     55,238     53,442
Service charges on deposits ....   94,474     83,590     66,344     60,905     57,212
Data processing income .........  112,506     88,195     75,311     64,394     52,823
Other service charges and fees .  141,986    118,035     97,516     74,978     61,595
--------------------------------------------------------------------------------------
Subtotal .......................  439,135    363,852    300,926    255,515    225,072
--------------------------------------------------------------------------------------
Securities gains ...............    6,326      4,563      4,789        393      6,078
--------------------------------------------------------------------------------------
Total .......................... $445,461    368,415    305,715    255,908    231,150
--------------------------------------------------------------------------------------
After-tax securities gains ..... $  4,091      2,918      3,114        255      3,658
--------------------------------------------------------------------------------------

trust assets and the success of our Fountain Square Funds.

   Service charges on deposits totaled $94.5 million in 1997 and $83.6 million in 1996, increases of 13% and 26%, respectively. The growth in both years was driven primarily by an expanding delivery system and successful product campaigns and promotions in our retail banking business. Our commercial transaction deposit accounts continued to grow in 1997 and were a source for additional commercial analysis fee income. Deposit acquisitions and pricing enhancements also contributed to the increase in 1996 service charges over 1995.

   Data processing income was up 27.6% in 1997 and 17.1% in 1996. Merchant processing revenues, approximately 43% of total data processing revenues, increased 44% in 1997 and 20.5% in 1996, due entirely to new customers and resulting increases in merchant transaction volumes. Electronic funds transfer
(EFT), the other portion of data processing income, increased 7.2% in both 1997 and 1996, the result of the success of debit cards, increased popularity of ATMs, new products and an expanding customer base.

   Other service charges and fees reached $142 million in 1997, compared to $118 million in 1996, an increase of $24 million, or 20.3%. Commercial banking income, consumer loan fees and mortgage banking revenue represent the majority of other service charges and fees. Commercial banking income was $27.7 million in 1997, an increase of $8.4 million, led by Institutional Department revenue and credit enhancement fees. Cardholder fees rose 11.2% to $26.6 million. Consumer loan and lease fees of $26.2 million declined from 1996 due to lower originations and 1996 auto loan sales and securitizations. Similar levels of mortgage-banking activity between years contributed revenue of $24.1 million in 1997, down slightly from $24.6 million in 1996.

   In 1996, other service charges and fees increased by $20.5 million, or 21%. Total mortgage banking income, net of gains, increased 41.3%, aided by lower interest rates that fueled strong origination volume in the first half of 1996. Consumer loan and lease fees provided $13.7 million of the 1996 increase in other service charges and fees due to strong installment loan origination volume, coupled with the securitization and sale of more than $820 million in auto loans. Our growing credit card portfolio contributed to a $7.5 million, or 45.8%, increase in cardholder fees.

OPERATING EXPENSES
   The Bancorp continues to lead the banking industry in driving its overhead ratio to record levels by consistently generating revenue at a rate faster than expenses. For the first time, our overhead ratio fell below 40% in 1997's fourth quarter. The Bancorp's success in controlling operating expenses comes from efficient staffing, a constant focus on improving productivity and the centralization of various internal functions such as data processing and loan servicing.

--------------------------------------------------------------------------------------
($000's)                             1997       1996       1995       1994       1993
--------------------------------------------------------------------------------------
Salaries, wages and incentives . $199,696    185,793    156,545    148,039    134,680
Employee benefits ..............   36,888     44,682     38,648     36,710     36,436
Equipment expenses .............   22,050     20,006     16,655     16,045     15,446
Net occupancy expenses .........   36,507     35,596     28,521     26,137     26,014
Other operating expenses .......  211,017    190,641    155,248    144,614    140,144
--------------------------------------------------------------------------------------
Total operating expenses .......  506,158    476,718    395,617    371,545    352,720
--------------------------------------------------------------------------------------
SAIF assessment ................     --       16,612       --         --         --
--------------------------------------------------------------------------------------
Total .......................... $506,158    493,330    395,617    371,545    352,720
--------------------------------------------------------------------------------------

[PLOT POINTS TO COME FROM CLIENT]


OTHER OPERATING INCOME          GROWTH IN NET INCOME     OVERHEAD RATIO
($ in millions)                     PER EMPLOYEE         [ ] Fifth Third
Five Year Growth Rate:16.6%      1992 Base Year=100      [ ] Peer

                                                                Fifth
                                                                Third     Peer
                                                                -----     ----
'92       206.308                '92       100           '92     48.6    62.57
'93       231.150                '93       112           '93     48.6    61.98
'94       255.908                '94       127           '94     46.6    63.05
'95       305.715                '95       138           '95     43.9    61.30
'96       368.415                '96       154           '96     43.5    58.71
'97       445.461                '97       173           '97     41.0    Not available for '97

*For comparability, certain financial ratios and statistics exclude the impact of the 1996 special SAIF assessment of $16.6 million pretax ($10.8 million after tax or $.06 per share).

Fifth Third Bancorp and Subsidiaries
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

   Operating expense levels are often measured using an overhead ratio (operating expenses divided by the sum of taxable equivalent net interest income and other operating income). As the chart on the previous page illustrates, the Bancorp's ratio has remained well below our peers, at 41% for 1997 and 43.9% in 1996 and under 50% since 1992. Total operating expenses increased a modest 6.2% in 1997, excluding the 1996 impact of the SAIF assessment, and 20.5% in 1996 over 1995. Acquisitions and growth affected 1996's year-to-year operating expense comparison with expense growth slowing considerably in the last half of 1996 as acquisitions from early in the year were integrated.

   Excluding the 1996 SAIF assessment, salaries, wages, incentives and employee benefits comprised 46.7% and 48.3% of total operating expenses in 1997 and 1996, respectively. The number of full-time equivalent (FTE) employees was 6,787 at the end of 1997, an increase of 3.6% over year end 1996. The Bancorp's productivity ratios, which measure the degree of efficiency of our employees, have shown improvement since 1992. Net income per employee was $59,000 for 1997, compared to $34,000 for 1992, an increase of 73% as the chart on the previous page illustrates. Compensation expense rose in 1997 as a result of more variable compensation for sales production and additional FTEs to support sales and our volume-related businesses. Lower benefits expense is primarily due to changes in our profit-sharing plan to incorporate new alternatives for employees such as flex dollars and 401(k) plan matching.

   Equipment and net occupancy expenses increased 5.3% in 1997 and 23.1% in 1996. The increase in 1997's expense was due primarily to data processing technology upgrades and the addition of 208 ATMs. Increased costs in 1996 are associated with the net addition of 30 locations, primarily from acquisitions, and 131 new ATMs, including rental property costs, utilities, real estate taxes and depreciation. Upgrades of equipment to support growth and processing technology also contributed to the increase.

   Operating expenses for 1996 include a pretax charge of $16.6 million, or $.06 per share, mandated by federal legislation to recapitalize the Savings Association Insurance Fund (SAIF). Excluding the special assessment, FDIC insurance premiums were $3.6 million in 1997, down $3.5 million from 1996. Deposit insurance premiums in 1997 were 1.3 and 6.48 cents per $100 of deposits for Bank Insurance Fund (BIF) insured and SAIF insured deposits, respectively. During 1996, the Bancorp paid no insurance premiums on approximately 70% of deposits which are insured by the BIF of the FDIC and 23 cents per $100 on the portion of deposits acquired from thrifts over the years that remain insured by SAIF. During 1995, the FDIC lowered the deposit insurance premium on approximately 80% of deposits insured by the BIF from 23 cents to 4 cents per $100 of deposits.

   Other operating expenses increased to $211 million in 1997, up $20.4 million or 10.7% over 1996. Volume-related expenses of our card processing business accounted for $11.4 million of the increase. Marketing expense also increased over 1997 principally due to the continued promotion of the Bancorp's diversified loan, investment and deposit products. Additional recruiting and training costs were incurred in 1997 as we added more sales personnel. Other real estate owned expense was up $3.2 million primarily because of a 1996 gain recognized on disposition of real estate. Other operating expenses increased to $190.6 million, up $35.4, or 22.8% over 1995. Bankcard, loan and lease, and data processing expenses accounted for $15.7 million of the increase, which was directly related to increased volumes in these areas. Intangibles amortization was up approximately $14.9 million due to acquisition activity, and franchise tax expense was up $5.4 million primarily as a result of growth in stockholders' equity. These increases were partially offset by a $3.5 million decrease in other real estate owned expenses.

-------------------------------------------------------------------------------

FINANCIAL CONDITION
SECURITIES
   The investment portfolio consists largely of fixed and floating rate mortgage related securities, predominantly underwritten to the standards of and guaranteed by the government-sponsored agencies of FHLMC, FNMA and GNMA. These securities differ from traditional debt securities primarily in that they have uncertain maturity dates and are priced based on estimated prepayment rates on the underlying mortgages. The estimated average life of the portfolio is 3.7 years based on current prepayment expectations.

   The Bancorp securitized $646.3 million and $829.1 million of fixed and adjustable rate residential mortgages in 1997 and 1996, respectively. These securitizations improve liquidity, reduce interest rate risk and the reserve for credit losses and preserve capital. Further securitizations in 1998 are expected.


SECURITIES PORTFOLIO AT DECEMBER 31
-------------------------------------------------------------------------------------------------------------
($000's)                                            1997         1996         1995         1994         1993
-------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
  U.S. Treasury ............................  $  222,355      266,376      298,312      210,599       63,183
-------------------------------------------------------------------------------------------------------------
  U.S. Government agencies and corporations       77,153       81,540       86,746       18,458      136,303
-------------------------------------------------------------------------------------------------------------
  States and political subdivisions ........     193,662      296,847      300,787         --           --
-------------------------------------------------------------------------------------------------------------
  Agency mortgage-backed securities ........   5,375,164    4,925,768    2,774,041      895,931      595,133
-------------------------------------------------------------------------------------------------------------
  Other bonds, notes and debentures ........     344,638      593,920      655,085         --         96,369
-------------------------------------------------------------------------------------------------------------
  Other securities .........................     184,105       59,430       36,207        4,504        7,086
-------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
  U.S. Treasury ............................        --           --           --         98,742         --
-------------------------------------------------------------------------------------------------------------
  U.S. Government agencies and corporations         --           --           --           --         13,189
-------------------------------------------------------------------------------------------------------------
  States and political subdivisions ........      41,787      150,232      167,992      463,759      327,636
-------------------------------------------------------------------------------------------------------------
  Agency mortgage-backed securities ........        --           --           --      1,750,549    1,249,465
-------------------------------------------------------------------------------------------------------------
  Other bonds, notes and debentures ........       1,535        1,805        1,505      160,394      166,954
-------------------------------------------------------------------------------------------------------------
  Other securities .........................      28,914       24,767       17,594       34,099       19,150
-------------------------------------------------------------------------------------------------------------

Fifth Third Bancorp and Subsidiaries
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

MATURITIES OF SECURITIES AT DECEMBER 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                        Maturity           1-5 Year            6-10 Year          Over 10
                                      Under 1 Year         Maturity            Maturity        Year Maturity             Total
                                   ---------------     -----------------    --------------   ----------------      ----------------
($000's)                           Amount    Yield     Amount      Yield    Amount   Yield   Amount     Yield      Amount     Yield
------------------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
  U.S. Treasury ..............   $  38,296   5.67%  $  182,475     6.93%  $   1,459   6.50%  $   125     8.47%   $  222,355    6.71%
------------------------------------------------------------------------------------------------------------------------------------
  U.S. Government agencies
    and corporations .........      16,769   5.66       59,889     6.32        --     --         495     8.26        77,153    6.19
------------------------------------------------------------------------------------------------------------------------------------
  States and political
    subdivisions (a) .........      19,242   8.26      118,550     7.05      51,683   7.05     4,187     7.59       193,662    7.18
------------------------------------------------------------------------------------------------------------------------------------
  Agency mortgage-
    backed securities (b) ....     139,438   6.79    4,820,127     6.82     414,502   6.69     1,097     7.66     5,375,164    6.81
------------------------------------------------------------------------------------------------------------------------------------
  Other bonds, notes and
    debentures (c) ...........       8,155   8.97      296,758     7.58      39,725   7.38      --       --         344,638    7.59
------------------------------------------------------------------------------------------------------------------------------------
SECURITIES HELD TO MATURITY:
  States and political
    subdivisions (a) .........      23,331   7.45       13,864     7.34       4,291   7.63       301     7.59        41,787    7.43
------------------------------------------------------------------------------------------------------------------------------------
  Other bonds, notes and
    debentures ...............        --     --          1,355     7.93         180   7.39      --       --           1,535    7.86
------------------------------------------------------------------------------------------------------------------------------------

Maturities of mortgage-backed securities were estimated based on historical and predicted prepayment trends.
(a) taxable equivalent yield using the statutory rate in effect.
(b) included in agency mortgage-backed securities available for sale are floating rate securities totalling $865,419,000.
(c) included in other bonds, notes and debentures available for sale are floating rate securities totalling $209,992,000.

LOANS AND LEASES
   The following table shows the history of commercial and consumer loans and leases by major category at December 31.

LOAN AND LEASE PORTFOLIO

------------------------------------------------------------------------------------------------------------------------------------
                                    1997                1996                 1995                 1994                 1993
                              --------------      ---------------      ---------------      ---------------      ---------------
($ in millions)               Amount       %      Amount        %      Amount        %      Amount        %      Amount        %
------------------------------------------------------------------------------------------------------------------------------------
Commercial:
  Commercial ............    $4,235      31.5%    $3,987      31.9%    $3,563      30.5%    $3,032      29.5%    $2,680      28.0%
  Mortgage ..............       810       6.0        796       6.4        794       6.8        729       7.1        703       7.3
  Construction ..........       360       2.7        376       3.0        312       2.7        286       2.8        342       3.6
  Leases ................     1,167       8.7        918       7.3        696       5.9        479       4.6        302       3.2
------------------------------------------------------------------------------------------------------------------------------------
                              6,572      48.9      6,077      48.6      5,365      45.9      4,526      44.0      4,027      42.1
------------------------------------------------------------------------------------------------------------------------------------
Consumer:
  Installment ...........     2,441      18.2      2,236      17.9      2,737      23.4      2,131      20.7      1,881      19.7
  Mortgage ..............     2,296      17.1      2,150      17.2      1,975      16.9      2,347      22.8      2,731      28.5
  Credit Card ...........       329       2.4        364       2.9        325       2.8        275       2.7        207       2.2
  Leases ................     1,800      13.4      1,687      13.4      1,288      11.0      1,007       9.8        721       7.5
------------------------------------------------------------------------------------------------------------------------------------
                              6,866      51.1      6,437      51.4      6,325      54.1      5,760      56.0      5,540      57.9
------------------------------------------------------------------------------------------------------------------------------------
Total ...................   $13,438     100.0%   $12,514     100.0%   $11,690     100.0%   $10,286     100.0%    $9,567     100.0%
------------------------------------------------------------------------------------------------------------------------------------

   Loan and lease balances increased 7.4% and 7.0%, respectively, in 1997 and 1996. In both years, the growth in outstandings was affected considerably by sales and securitizations of residential and consumer loans, which allows the Bancorp to be selective in how much of the expanding origination volume is retained in the loan and lease portfolio. Although residential mortgage loan originations were $1.7 billion and $1.6 billion for 1997 and 1996, respectively, the related loans outstanding only increased 6.8% and 8.9%, respectively, because $1.4 billion and $1.3 billion of the respective origination volume was sold or securitized. Installment loan balances grew 9.2% during 1997, but installment loan balances actually declined during 1996 because the Bancorp securitized and sold $821.1 million in auto loans. Consumer leases grew 6.7% and 30.9% during 1997 and 1996, respectively, and represent 13.4% of total loans and leases at both December 31, 1997 and 1996.

   Commercial loan and lease outstandings were up 8.1% in 1997 and 13.3% in 1996. Commercial leasing contributed increases of 27.1% and 31.9%, respectively, consisting largely of credits within our market areas of Ohio, Kentucky and Indiana. Commercial mortgages represent 6.0% of our total loan and lease portfolio and include primarily financing of owner-occupied properties--loans on properties occupied by the principal borrower. To maintain balance sheet flexibility and to serve as a source of fee income, the Bancorp during 1997 sold with servicing retained certain floating rate commercial loans to a commercial paper funding corporation. The outstanding balance of these loans was $468.5 million at December 31, 1997.

   In addition to the loan and lease portfolio discussed above, the Bancorp serviced loans for others of approximately $4.6 billion, $3.9 billion and $2.7 billion at December 31, 1997, 1996 and 1995, respectively.

Fifth Third Bancorp and Subsidiaries
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

RESERVE FOR CREDIT LOSSES FIVE YEAR HISTORY
------------------------------------------------------------------------------------------------------------------------------------
($000's)                                                        1997            1996            1995           1994           1993
------------------------------------------------------------------------------------------------------------------------------------
Balance at January 1 ................................    $   187,278         177,388         155,918        144,537        121,452
Provision for credit losses .........................         80,342          64,014          42,962         35,780         48,037
Losses charged off ..................................        (91,801)        (80,444)        (41,707)       (30,946)       (37,172)
Recoveries of losses previously charged off .........         23,407          20,482          11,846         13,472         10,098
Letter of credit ....................................           --              --              --           (7,800)          --
Reserve of acquired institutions and other ..........          1,705           5,838           8,369            875          2,122
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31 ..............................    $   200,931         187,278         177,388        155,918        144,537
------------------------------------------------------------------------------------------------------------------------------------
Loans and leases outstanding at December 31 .........    $13,438,717     $12,514,792     $11,690,643    $10,286,457     $9,566,898
Reserve as a percent of loans and leases outstanding            1.50%           1.50%           1.52%          1.52%          1.51%
Average loans and leases ............................    $12,783,555     $12,304,544     $10,960,757    $ 9,902,901     $8,869,432
Net charge-offs as a percent of average loans and
  leases outstanding ................................            .54%            .49%            .27%           .18%           .31%
Reserve as a percent of total nonperforming assets ..         516.84%         531.48%         436.06%        570.50%        362.84%
Reserve as a percent of total underperforming assets          235.95%         255.53%         290.16%        384.35%        287.47%
------------------------------------------------------------------------------------------------------------------------------------

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

   Charge-offs, net of recoveries, increased $8.4 million over 1996 due to higher losses on consumer loans and leases. Net charge-offs as a percent of average loans and leases outstanding were .54%, .49% and .27% for 1997, 1996 and 1995, respectively. Although net charge-offs have risen in 1997, the net charge-off ratio remains near the Bancorp's historical 10-year average of .50% and the reserve for credit losses is in excess of five times nonperforming assets. The reserve for credit losses as a percentage of total loans and leases was 1.50% at December 31, 1997 and 1996.

   The table above presents credit loss data for the most recent five-year period.

UNDERPERFORMING ASSETS
   Underperforming assets consist of (1) nonaccrual loans and leases on which the ultimate collectibility of the full amount of interest is uncertain, (2) loans and leases which have been renegotiated to provide for a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower, (3) loans and leases past due ninety days or more as to principal or interest and (4) other real estate owned. A summary of underperforming assets at December 31 follows:

----------------------------------------------------------------------------
($000's)                                      1997         1996        1995
----------------------------------------------------------------------------
Nonaccrual loans and leases .........      $37,401       29,046      37,049
Renegotiated loans and leases .......          128        1,121         506
Other real estate owned .............        1,348        5,070       3,125
----------------------------------------------------------------------------
Total nonperforming assets ..........       38,877       35,237      40,680
Ninety days past due loans and leases       46,281       38,053      20,455
----------------------------------------------------------------------------
Total underperforming assets ........      $85,158       73,290      61,135
----------------------------------------------------------------------------
Nonperforming assets as a percent
  of total loans, leases and other
  real estate owned .................          .29%         .28         .35
Underperforming assets as a
  percent of total loans, leases
  and other real estate owned .......          .63%         .59         .52
----------------------------------------------------------------------------

   Nonperforming assets as a percentage of total loans, leases and other real estate owned was .29% at December 31, 1997, essentially unchanged from .28% at December 31, 1996. Of the total underperforming assets at December 31, 1997, $54,344,000 are to borrowers or projects in the Cincinnati-Dayton market area, $3,082,000 in the Toledo market area, $7,112,000 in the Columbus market area, $1,560,000 in the Louisville market area, $5,799,000 in the Cleveland market area, $7,825,000 distributed in the market areas of our smaller affiliate banks and $5,436,000 outside of the Ohio-Kentucky-Indiana area. At December 31, 1997, 1996 and 1995, loans and leases 90 days past due included installment loans and consumer leases of $15.9 million, $15.2 million and $9.4 million, respectively, and credit card receivables of $5.4 million, $5.1 million and $2.1 million, respectively.

   Of the total nonperforming assets at December 31, 1997, $3,613,000, or 9.3% were related to commercial real estate. Nonaccrual commercial real estate loans were $3,347,000, a decrease of 52.1% from 1996's $6,988,000. At December 31,
1997 and 1996, there were no renegotiated commercial real estate loans. Commercial other real estate owned decreased from $3,957,000 in 1996 to $266,000 in 1997, a decline of 93.3%.

DEPOSITS
   Interest-earning assets are funded primarily by core deposits. The accompanying tables show the relative composition of the Bancorp's average deposits and the change in average deposit sources during the last five years. Other time deposits are comprised of consumer certificates of deposit. Foreign office deposits are denominated in amounts greater than $100,000.

   During 1997, the Bancorp acquired deposits of $128.9 million from Great Lakes National Bank Ohio and $126.1 million of deposits through the acquisition of Suburban Bancorporation, Inc. Average core deposits increased 28.3% in 1996 due to a renewed focus on transaction accounts and deposit acquisitions. Our new MaxSaver product fueled the increase in savings balances, while the new Platinum One product and promotional campaigns contributed to advances in demand and interest checking. Strong core deposit growth in 1996 resulted in a shift in the Bancorp's overall funding mix from borrowings to customer deposits. The acquisition of deposits from 1st Nationwide, NBD Ohio and Kentucky Enterprise Bancorp increased deposits by $2 billion in 1996.

Fifth Third Bancorp and Subsidiaries
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

DISTRIBUTION OF AVERAGE DEPOSITS
-------------------------------------------------------------------------------------------------------
                                    1997             1996            1995          1994           1993
-------------------------------------------------------------------------------------------------------
Demand ..................           14.7%            13.4            14.1          14.2           14.2
Interest checking .......           14.5             12.5            12.7          15.1           14.8
Savings .................           14.6             12.1             5.9           7.0            7.3
Money market ............            9.0             11.9            15.8          15.8           16.7
Other time ..............           38.2             39.9            38.4          39.2           39.4
Certificates-
  $100,000
  and over ..............            6.2              6.4             6.2           3.4            4.9
Foreign office ..........            2.8              3.8             6.9           5.3            2.7
-------------------------------------------------------------------------------------------------------
Total ...................          100.0%           100.0           100.0         100.0          100.0
-------------------------------------------------------------------------------------------------------

CHANGE IN AVERAGE DEPOSIT SOURCES
-------------------------------------------------------------------------------------------------------
($000's)                            1997             1996            1995          1994           1993
-------------------------------------------------------------------------------------------------------
Demand ..................      $ 211,072          287,587         171,208       145,677        197,984
Interest checking .......        311,503          316,359         (81,749)      185,911        228,841
Savings .................        379,381        1,031,755         (38,377)       41,888        116,871
Money market ............       (390,535)        (115,408)        196,988        89,061         53,493
Other time ..............       (153,203)       1,249,232         396,373       392,117        255,422
Certificates-
  $100,000
  and over ..............         (4,857)         191,672         364,054      (105,361)       (48,411)
Foreign office ..........       (120,475)        (258,259)        251,041       287,189        194,045
-------------------------------------------------------------------------------------------------------
Total change ............      $ 232,886        2,702,938       1,259,538     1,036,482        998,245
-------------------------------------------------------------------------------------------------------

SHORT-TERM BORROWINGS
   These primarily consist of short-term excess funds from correspondent banks, securities sold under agreements to repurchase, short-term bank notes and commercial paper issuances. Short-term borrowings primarily fund short-term, rate-sensitive earning asset growth. Average short-term borrowings as a percentage of average earning assets increased from 15.2% in 1996 to 17.1% in 1997. The Bancorp increased its reliance on short-term borrowings during 1997 as loan and lease growth outpaced core deposit growth. During 1996, borrowings supported a relatively smaller proportion of earning asset growth because of success in increasing core deposits. As the following table of average short-term borrowings and average Federal funds loaned indicates, the Bancorp was a net borrower of funds of $3.3 billion in 1997, up from $2.8 billion in 1996:

AVERAGE SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------
($000's)                 1997         1996        1995        1994        1993
--------------------------------------------------------------------------------
Federal funds
  borrowed .....   $1,464,945    1,230,219   1,071,792     848,217     622,068
Short-term
  bank notes ...      658,140      553,924     769,000     429,642        --
Other short-term
  borrowings ...    1,160,750      996,663     828,685     689,960     743,002
--------------------------------------------------------------------------------
Total short-term
  borrowings ...    3,283,835    2,780,806   2,669,477   1,967,819   1,365,070
--------------------------------------------------------------------------------
Federal funds
  loaned .......       11,320       18,269      23,563      17,712       9,342
--------------------------------------------------------------------------------
Net funds
  borrowed .....   $3,272,515    2,762,537   2,645,914   1,950,107   1,355,728
--------------------------------------------------------------------------------

CAPITAL RESOURCES
   The Bancorp maintains a relatively high level of capital as a margin of safety for its depositors and stockholders. At December 31, 1997, stockholders' equity was $2.3 billion compared to $2.1 billion at December 31, 1996, an increase of $133.3 million or 6.2%. This increase in capital resulted primarily from the retention of earnings and upward market adjustments on available-for-sale securities offset in part by dividend declarations and the repurchase of Fifth Third Bancorp common stock.

   The following table shows several capital and liquidity ratios for the last three years:

------------------------------------------------------------------------------------
                                                       1997        1996        1995
------------------------------------------------------------------------------------
Average stockholders' equity to
  Average assets ...............................      10.03%       9.99%       9.82%
  Average deposits .............................      14.46       13.94       14.10
  Average loans and leases .....................      16.05       15.82       14.48
------------------------------------------------------------------------------------

   In mid-1997, the Bancorp completed the repurchase of $250 million of its common stock under a plan authorized in January 1997. In December 1996, the Bancorp approved the repurchase of common stock to fund employee stock option and dividend reinvestment plans. During 1997, the Bancorp approved the continued repurchase of up to 7.5 million shares under the December 1996 plan. Through the repurchase programs, the Bancorp during 1997 repurchased 5,191,427 shares of Fifth Third Bancorp common stock on the open market for $276.3 million, or an average purchase price of $53.22. The Bancorp does not intend to repurchase any additional shares under these programs in 1998.

LIQUIDITY AND MARKET RISK
   The objective of the Bancorp's Asset/Liability Management function is to maintain consistent growth in net interest income within the Bancorp's policy guidelines. This objective is accomplished through management of the Bancorp's balance sheet liquidity and interest rate risk exposures due to changes in economic conditions, interest rate levels and customer preferences.

   The goal of liquidity management is to provide adequate funds to meet changes in loan and lease demand or any potential unexpected deposit withdrawals. This goal is accomplished primarily by maintaining sufficient liquid assets in the form of investment securities along with consistent core deposit growth, and the availability of unused capacity to purchase funds in the national money markets. At December 31, 1997, the Bancorp had approximately $1.6 billion in securities and other short-term investments maturing or repricing within one year compared to $1.2 billion at year-end 1996. Additional asset liquidity is provided by the remainder of the securities portfolio and selected securitizable loan assets. The Bancorp has a practice of maintaining core deposits as the primary means of funding interest-earning assets. Average core deposits have funded approximately 70% of total average interest-earning assets over the last five years, with the ratio improving in 1997. This, in addition to the Bancorp's 10% average equity capital base, serves as a stable funding base.

   In addition to its core deposit funding, the Bancorp accesses a variety of other short-term and long-term funding sources. The Bancorp also uses the Federal Home Loan Bank (FHLB) as a funding source, issuing notes payable through its FHLB-member subsidiaries.

   The Bancorp has significant unused national money market funding capability. The Bancorp maintains A1+/P1 Standard & Poor's and Moody's ratings on its commercial paper, and its lead bank, The Fifth Third Bank in Cincinnati, Ohio, maintains an Aa2 Moody's rating for long-term deposits. Six of the Bancorp's subsidiaries, The Fifth Third Bank of Northwestern Ohio, N.A., The Fifth Third Bank of Columbus, The Fifth Third Bank of Western Ohio, The Fifth Third Bank of Central Indiana, Fifth Third Bank of Northern Kentucky and Fifth Third Bank of Kentucky, Inc. maintain P1 and Aa3 Moody's ratings on their short-term and long-term deposits, respectively. These ratings,

Fifth Third Bancorp and Subsidiaries
Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------------

along with capital ratios significantly above the current regulatory guidelines, provide the Bancorp additional liquidity. Management does not rely on any one source of liquidity and has managed these levels in response to other balance sheet factors.

   Management considers interest rate risk to be the Bancorp's most significant market risk. Interest rate risk is the exposure to adverse changes in the net interest income of the Bancorp as a result of changes in interest rates. Consistency in the Bancorp's earnings is largely dependent on the effective management of interest rate risk.

   The Bancorp employs a variety of measurement techniques to identify and manage its exposure to changing interest rates. The Bancorp uses an earnings simulation model to analyze net interest income sensitivity to movements in interest rates. The model is based on actual cash flows and repricing characteristics for on and off balance sheet instruments and incorporates market-based assumptions regarding the impact of changing interest rates on the prepayment rate of certain assets and liabilities. The model also includes senior management projections for activity levels in product lines offered by the Bancorp. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into the model. These assumptions are inherently uncertain and, as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies.

   Interest rate risk management focuses on maintaining consistent growth in net interest income within Board-approved policy limits. The Bancorp's Asset/Liability Management Committee (ALCO), which includes senior management representatives and reports to the Board of Directors, monitors and manages interest rate risk to maintain an acceptable level of change to net interest income as a result of changes in interest rates. Policy established for interest rate risk is stated in terms of the change in net interest income over a twelve and twenty-four month horizon given a 200 basis point immediate and sustained increase or decrease in interest rates. The current limits approved by the Board of Directors are plus or minus 5% for a twelve-month horizon and plus or minus 9% over a twenty-four month horizon.

   The following table shows the Bancorp's estimated earnings sensitivity profile as of December 31, 1997:

-------------------------------------------------
   CHANGE IN             PERCENTAGE CHANGE IN
 INTEREST RATES          NET INTEREST INCOME
 (BASIS POINTS)     12 MONTHS          24 MONTHS
-------------------------------------------------
     +200             (3.24)%            3.98 %
     -200              3.72 %           (6.66)%
-------------------------------------------------

   Given an immediate, sustained 200 basis point upward shock to the yield curve used in the simulation model, it is estimated net interest income for the Bancorp would decrease by 3.24% over one year and increase by 3.98% over two years. A 200 basis point immediate, sustained downward shock in the yield curve would increase net interest income by an estimated 3.72% over one year and decrease net interest income by an estimated 6.66% over two years. All of these estimated changes in net interest income are within the policy guidelines established by the Board of Directors.

   In order to reduce the exposure to interest rate fluctuations and to manage liquidity, the Bancorp has developed securitization and sale strategies for interest-rate sensitive assets. All long-term, fixed-rate, single-family residential mortgage loans underwritten according to Federal Home Loan Mortgage Corporation or Federal National Mortgage Association guidelines are sold for cash upon origination. Periodically, adjustable-rate mortgages and fixed-rate installment loans are also securitized and sold. In 1997 and 1996, $1.4 billion and $1.3 billion, respectively, of fixed and adjustable-rate mortgages were securitized and sold. Fixed installment loans of $71.6 million and $894.3 million were securitized and sold in 1997 and 1996, respectively. In addition, in 1997 certain primarily fixed-rate, short-term commercial loans were sold to a maturity matched commercial paper funding conduit. As a primary means of funding interest-earning assets, the Bancorp maintains core transaction deposits which generally are more resistant to interest rate changes than other funding options. The Bancorp continually evaluates interest rate risk management opportunities, including the use of derivative financial instruments. Management believes that hedging instruments currently available are not cost effective for the Bancorp and, therefore, minimizes the use of derivatives. The Bancorp focuses its efforts on net interest margin growth and management through wholesale and retail product sales. The Bancorp does not currently engage in trading activities.

YEAR 2000
   As with other companies, many of the Bancorp's computer programs were originally designed to recognize calendar years by their last two digits. Calculations performed using these truncated fields will not work properly with dates from the year 2000 and beyond. The Bancorp began planning its year 2000 conversion early in 1996 and has formed a project committee that meets biweekly to review the status of the conversion. A comprehensive review to identify the systems affected by this issue was completed, estimated cost projections were determined and an implementation plan was compiled and is currently being executed. As a result of the procedures already completed, the Bancorp expects to either modify or upgrade existing systems or replace some systems altogether. Considerable progress has been made by Bancorp personnel and it is anticipated that this project will be largely completed by internal staff. The Bancorp does not expect to spend any significant amounts with outside contractors relative to the completion of this task. Therefore, cost estimates do not represent any material incremental costs, but rather will represent the redeployment of existing technology resources. Many of the Bancorp systems are vendor-supplied, and all vendors have provided the Bancorp with certification or a delivery commitment letter. The Bancorp presently believes with the planned modifications to existing systems, conversion to new systems, and vendor delivery of millennium-compliant systems, the year 2000 compliance issues will be resolved on a timely basis, and any related costs will not have a material impact on the operations, cash flows, or financial condition of future periods.

Fifth Third Bancorp and Subsidiaries
--------------------------------------------------------------------------------

CONSOLIDATED SIX YEAR SUMMARY OF OPERATIONS
------------------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($000's)                        1997        1996          1995       1994          1993         1992
------------------------------------------------------------------------------------------------------------------------------------
Interest Income .....................................     $1,478,388   1,385,113     1,173,165    922,301       812,914      787,240
Interest Expense ....................................        733,426     695,869       609,733    405,548       339,399      359,370
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income .................................        744,962     689,244       563,432    516,753       473,515      427,870
Provision for Credit Losses .........................         80,342      64,014        42,962     35,780        48,037       66,100
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Credit Losses        664,620     625,230       520,470    480,973       425,478      361,770
Other Operating Income ..............................        445,461     368,415       305,715    255,908       231,150      206,308
Operating Expenses ..................................        506,158     476,718       395,617    371,545       352,720      316,315
SAIF Assessment .....................................           --        16,612          --         --            --           --
------------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes ..........................        603,923     500,315       430,568    365,336       303,908      251,763
Applicable Income Taxes .............................        202,686     165,256       142,883    120,877        97,673       79,742
------------------------------------------------------------------------------------------------------------------------------------
Net Income ..........................................     $  401,237     335,059       287,685    244,459       206,235      172,021
------------------------------------------------------------------------------------------------------------------------------------
Earnings Per Share (a) ..............................     $     2.59        2.15          1.94       1.69          1.46         1.23
Diluted Earnings Per Share (a) ......................     $     2.54        2.11          1.89       1.65          1.43         1.21
------------------------------------------------------------------------------------------------------------------------------------
Cash Dividends Declared Per Share (a) ...............     $      .85 1/3     .73 1/3       .64        .53 1/3       .45 1/3      .40
------------------------------------------------------------------------------------------------------------------------------------

(a) Per share amounts have been adjusted for the three-for-two stock splits effected in the form of stock dividends paid July 15,
    1997, January 12, 1996 and April 15, 1992.




CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
------------------------------------------------------------------------------------------------------------------------------------
As of December 31 ($000's)                                1997         1996          1995          1994          1993          1992
------------------------------------------------------------------------------------------------------------------------------------
Securities ......................................  $ 6,469,313    6,400,685     4,338,269     3,637,035     2,674,468     2,419,421
Loans and Leases ................................   13,438,717   12,514,792    11,690,643    10,286,457     9,566,898     8,115,590
Assets ..........................................   21,375,054   20,548,998    17,052,883    14,957,009    13,128,544    11,390,289
Deposits ........................................   14,914,132   14,374,656    12,485,780    10,630,878     9,477,306     8,447,812
Short-Term Borrowings ...........................    3,060,931    3,265,432     2,005,495     2,452,218     1,691,744     1,348,105
Long-Term Debt and Convertible Subordinated Notes      457,878      277,661       425,396       178,713       407,864       309,730
Stockholders' Equity ............................    2,277,411    2,144,125     1,724,575     1,398,774     1,277,660     1,076,854
------------------------------------------------------------------------------------------------------------------------------------






SUMMARIZED QUARTERLY FINANCIAL INFORMATION

--------------------------------------------------------------------------------------------------------------------
                                                  1997                                       1996
                              --------------------------------------------------------------------------------------
                               FOURTH       THIRD     SECOND      FIRST     FOURTH      THIRD     SECOND      FIRST
(Unaudited)($000's)           QUARTER     QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER    QUARTER
--------------------------------------------------------------------------------------------------------------------
Interest Income ...........   $378,251   $371,113    366,279    362,745    359,402    359,030    343,631    323,050
Net Interest Income .......    192,465    186,366    184,815    181,316    178,988    177,099    171,529    161,628
Provision for Credit Losses     24,905     17,841     20,150     17,446     19,785     16,431     18,048      9,750
Income Before Income Taxes     162,079    154,845    145,544    141,455    138,808    118,355    124,845    118,307
Net Income ................    107,236    103,424     96,081     94,496     93,615     79,055     83,249     79,140
Earnings Per Share ........        .69        .67        .62        .61        .59        .50        .53        .53
Diluted Earnings Per Share         .68        .66        .61        .59        .58        .50        .52        .51
--------------------------------------------------------------------------------------------------------------------

Fifth Third Bancorp and Subsidiaries
Consolidated Ten Year Comparison
--------------------------------------------------------------------------------

AVERAGE ASSETS ($000'S)
--------------------------------------------------------------------------------------------------------------------------------
                                   INTEREST-EARNING ASSETS
                 -------------------------------------------------------------------
                                 FEDERAL   INTEREST-BEARING                             CASH AND                        TOTAL
                  LOANS AND       FUNDS       DEPOSITS                                  DUE FROM          OTHER        AVERAGE
YEAR                LEASES      LOANED (a)   IN BANKS (a)   SECURITIES      TOTAL         BANKS          ASSETS        ASSETS
--------------------------------------------------------------------------------------------------------------------------------
1997             $12,783,555      $ 11,320       $29,620    $6,355,035   $19,179,530      $540,851      $930,600   $20,460,460
1996              12,304,544        18,269        13,945     5,905,341    18,242,099       531,876       889,466    19,480,238
1995              10,960,757        23,563         1,521     4,280,773    15,266,614       552,534       511,677    16,166,207
1994               9,902,901        17,712         6,276     3,101,320    13,028,209       526,007       428,266    13,829,341
1993               8,869,432         9,342         1,084     2,365,897    11,245,755       494,141       435,966    12,041,054
1992               7,189,975        79,194        32,858     2,493,235     9,795,262       440,908       439,332    10,565,594
1991               6,246,679       227,754        35,090     2,373,916     8,883,439       378,185       368,909     9,534,199
1990               5,920,686       289,796        40,927     1,845,413     8,096,822       389,521       361,659     8,759,775
1989               5,450,876       245,017        35,610     1,520,720     7,252,223       374,155       310,550     7,858,542
1988               4,610,145       228,238        44,788     1,404,117     6,287,288       357,575       275,004     6,854,056
--------------------------------------------------------------------------------------------------------------------------------

AVERAGE DEPOSITS AND SHORT-TERM BORROWINGS ($000'S)
---------------------------------------------------------------------------------------------------------------------
                                                   Deposits
       -------------------------------------------------------------------------------------------------------------
                                                                              Certificates-
                       Interest                     Money          Other        $100,000     Foreign
Year       Demand      Checking       Savings       Market         Time         and Over      Office        Total
---------------------------------------------------------------------------------------------------------------------
1997    $2,083,915    $2,058,783    $2,071,515    $1,273,908    $5,415,820      $887,390      $401,741   $14,193,072
1996     1,872,843     1,747,280     1,692,134     1,664,443     5,569,023       892,247       522,216    13,960,186
1995     1,585,256     1,430,921       660,379     1,779,851     4,319,791       700,575       780,475    11,257,248
1994     1,414,048     1,512,670       698,756     1,582,863     3,923,418       336,521       529,434     9,997,710
1993     1,268,371     1,326,759       656,868     1,493,802     3,531,301       441,882       242,245     8,961,228
1992     1,070,387     1,097,918       539,997     1,440,309     3,275,879       490,293        48,200     7,962,983
1991       892,906       830,723       438,708     1,277,134     3,087,476       876,369        13,079     7,416,395
1990       826,426       719,378       451,571     1,183,786     2,851,996       935,769         2,313     6,971,239
1989       821,388       605,081       458,849     1,094,001     2,280,222       889,802         5,596     6,154,939
1988       786,610       547,988       443,267     1,037,427     1,875,876       668,786         7,507     5,367,461
---------------------------------------------------------------------------------------------------------------------

AVERAGE DEPOSITS AND SHORT-TERM BORROWINGS ($000'S)
-----------------------------------


           Short-
            Term
Year     Borrowings       Total
-----------------------------------
1997      $3,283,835   $17,476,907
1996       2,780,806    16,740,992
1995       2,669,477    13,926,725
1994       1,967,819    11,965,529
1993       1,365,070    10,326,298
1992       1,229,664     9,192,647
1991         913,608     8,330,003
1990         655,942     7,627,181
1989         676,627     6,831,566
1988         593,035     5,960,496
-----------------------------------


INCOME ($000'S, EXCEPT PER SHARE)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        Per Share (b)
                                                                    ---------------------------------------------------
                                                                                                    Originally Reported
                                 Other                                                              -------------------  Dividend
        Interest    Interest   Operating   Operating       Net                Diluted    Dividends             Diluted    Payout
Year     Income      Expense    Income      Expense      Income     Earnings  Earnings    Declared  Earnings   Earnings    Ratio
-----------------------------------------------------------------------------------------------------------------------------------
1997  $1,478,388    $733,426    $445,461    $506,158     $401,237     $2.59     $2.54    $.85 1/3      $2.59      $2.54     33.6%
1996   1,385,113     695,869     368,415     493,330      335,059      2.15      2.11     .73 1/3       2.15       2.11     34.8
1995   1,173,165     609,733     305,715     395,617      287,685      1.94      1.89     .64           1.94       1.89     33.9
1994     922,301     405,548     255,908     371,545      244,459      1.69      1.65     .53 1/3       1.69       1.65     32.3
1993     812,914     339,399     231,150     352,720      206,235      1.46      1.43     .45 1/3       1.46       1.43     31.7
1992     787,240     359,370     206,308     316,315      172,021      1.23      1.21     .40           1.22       1.21     33.1
1991     829,628     466,381     189,002     282,844      142,954      1.03      1.01     .34 2/3       1.03       1.03     33.7
1990     822,593     504,950     141,490     246,588      121,026       .87       .87     .30 2/9        .91        .91     33.2
1989     756,749     460,376     129,580     226,205      113,337       .83       .83     .26 2/3        .83        .82     32.5
1988     610,819     353,053     110,850     196,736       97,816       .73       .73     .23 1/9        .78        .78     29.6
-----------------------------------------------------------------------------------------------------------------------------------


MISCELLANEOUS AT DECEMBER 31 ($000'S, EXCEPT SHARE INFORMATION)
-------------------------------------------------------------------------------------------------------------------------
                                                       Stockholders' Equity
                       ---------------------------------------------------------------------------------------
         Number of                                                                                               Reserve
      Shares of Stock    Common     Capital      Retained    Unrealized    Treasury                      Per    for Credit
Year  Outstanding (b)    Stock      Surplus      Earnings  Gains/(Losses)   Stock          Total      Share (b)   Losses
-------------------------------------------------------------------------------------------------------------------------
1997    155,224,561    $344,599    $483,054    $1,548,451     $90,876     $(189,569)    $2,277,411    $14.67    $200,931
1996    158,838,831     352,622     495,600     1,279,559      16,598          (254)     2,144,125     13.50     187,278
1995    150,634,494     334,409     315,179     1,060,185      14,802          --        1,724,575     11.45     177,388
1994    145,595,934     323,223     253,352       870,417     (48,218)         --        1,398,774      9.61     155,918
1993    144,223,064     320,175     242,196       702,864      12,425          --        1,277,660      8.86     144,537
1992    140,688,950     312,329     204,829       560,100        --            (404)     1,076,854      7.65     121,452
1991    139,662,329     310,050     191,299       443,746        --            (404)       944,691      6.77      97,319
1990    138,998,961     308,578     188,590       348,157        --            --          845,325      6.08      90,242
1989    138,170,654     306,739     187,136       268,408        --            --          762,283      5.52      85,664
1988    135,774,356     301,419     180,806       187,206        --            --          669,431      4.93      73,008
-------------------------------------------------------------------------------------------------------------------------

(a) Federal funds loaned and interest-bearing deposits in banks are combined in other short-term investments in the
    Consolidated Financial Statements.
(b) Number of shares outstanding and per share data have been adjusted for stock splits in 1997, 1996, 1992 and 1990.