Form 10-K405, Exhibit 13
period 1998-12-31
FIFTH THIRD BANCORP
filed 1999-02-16
CIK 35527

                                                                      Exhibit 13

Financial Highlights
--------------------------------------------------------------------------------

                                                                                    1998                  1997     % Change
---------------------------------------------------------------------------------------------------------------------------
Earnings and Dividends ($000's)
Operating Earnings (a) ..................................................      $ 551,701               460,858        19.7
Net Income  .............................................................        476,128               460,858         3.3
Cash Dividends Declared .................................................        186,710               137,288        36.0
---------------------------------------------------------------------------------------------------------------------------

Per Share
Diluted Operating Earnings (a) ...........................................        $ 2.04                  1.73        17.9
Earnings .................................................................          1.80                  1.76         2.3
Diluted Earnings .........................................................          1.76                  1.73         1.7
Cash Dividends Declared ..................................................           .71                   .56 8/9    24.8
Year-End Book Value ......................................................         11.91                 10.52        13.2
Year-End Market Price ....................................................         71.31                 54.50        30.8
---------------------------------------------------------------------------------------------------------------------------

At Year End ($ in millions)
Assets  ..................................................................      $ 28,922                27,710         4.4
Loans and Leases .........................................................        17,779                17,312         2.7
Deposits .................................................................        18,780                19,020        (1.3)
Shareholders' Equity .....................................................         3,179                 2,763        15.1
Market Capitalization ....................................................        19,035                12,690        50.0
---------------------------------------------------------------------------------------------------------------------------

Key Ratios
Return on Average Assets (a) .............................................          1.93%                 1.74        10.9
Return on Average Equity (a) .............................................          18.7                  18.4         1.6
Overhead Ratio (a)(b) ....................................................          42.3                  43.3        (2.3)
Net Interest Margin  .....................................................          3.94                  3.84         2.6
---------------------------------------------------------------------------------------------------------------------------

Number of Shares .........................................................   266,918,544           262,614,641         1.6
Number of Shareholders ...................................................        19,190                16,386        17.1
Number of Banking Locations ..............................................           468                   410        14.1
Number of Full-Time Equivalent Employees .................................         8,330                 6,787        22.7
---------------------------------------------------------------------------------------------------------------------------

(a) For comparability, certain 1998 ratios and statistics exclude merger-related items of $106.4 million pretax ($75.6 million after tax or $.28 per share).
(b) Operating expenses divided by the sum of fully taxable equivalent net interest income and other operating income.


Fifth Third Bancorp Shareholder And Corporate Information
--------------------------------------------------------------------------------


Stock Data                                               Dividends
                                                          Paid Per
Year     Period                     High          Low        Share
------------------------------------------------------------------------
1998     Fourth Quarter .........  $74.13       $50.31      $.17
         Third Quarter  .........   67.25        49.25       .17
         Second Quarter .........   63.13        47.50       .17
         First Quarter  .........   58.83        49.50       .14 2/3
------------------------------------------------------------------------
1997     Fourth Quarter .........  $55.67       $41.08      $.14 2/3
         Third Quarter  .........   44.33        36.33       .14 2/3
         Second Quarter .........   38.06        30.94       .12 7/8
         First Quarter  .........   39.78        27.00       .12 7/8

--------------------------------------------------------------------------------
The common stock of Fifth Third Bancorp is traded in the over-the-counter market and is listed under the symbol "FITB" on the Nasdaq National Market.
--------------------------------------------------------------------------------

Ratings
                                       Standard             Duff &
                             Moody's   & Poor's    Fitch    Phelps
--------------------------------------------------------------------------
Fifth Third Bancorp
   Commercial Paper   .......  P1        A1+        F1+     Duff-1+
--------------------------------------------------------------------------
Fifth Third Bank-Cincinnati
   Short-Term Deposit .......  P1        A1+        F1+     Duff-1+
   Long-Term Deposit  .......  Aa2       AA-        AA+       AA
--------------------------------------------------------------------------
Fifth Third Banks of Northwestern Ohio, N.A., Western Ohio, Central Ohio,
Indiana, Kentucky, Inc., and Northern Kentucky
   Short-Term Deposit .......  P1        A1+       F1+      Duff-1+
   Long-Term Deposit  .......  Aa3       AA-        AA+       AA


CORPORATE OFFICE
Fifth Third Center, Cincinnati, Ohio 45263
(513) 579-5300

ANNUAL MEETING
The Annual Meeting of Shareholders will be held at 11:30 a.m. on Tuesday, March 16, 1999 on the fifth floor of the Corporate Office.

FORM 10-K
The Bancorp's 1998 Annual Report on Form 10-K (to be filed with the Securities and Exchange Commission before March 31, 1999) will be provided without charge to shareholders upon request. Send requests to the Investor Relations Department at the Corporate Office.

INVESTOR RELATIONS/ANALYST CONTACT
Neal E. Arnold, Executive Vice President and Chief Financial Officer
(513) 579-4356
(513) 579-6246 (facsimile)
investorrelations.cincinnati@53.com

TRANSFER AGENT/SHAREHOLDER RELATIONS
Fifth Third Bank
Corporate Trust Services, Mail Drop 10AT66-3212
Fifth Third Center, Cincinnati, Ohio 45263
(800) 837-2755
(513) 579-5320 (outside the continental U.S.)
8 a.m.-5 p.m. Eastern Standard Time

DIVIDEND REINVESTMENT AND DIRECT DEPOSIT
For the convenience of shareholders, the Bancorp has established a plan whereby shareholders may have their dividends automatically reinvested in Fifth Third Bancorp common stock or the dividends may be deposited directly into your bank account. To take advantage of these options, return the card on the back page or contact Shareholder Relations.


============================================================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
============================================================================================================

------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($000's, except per share data)           1998           1997           1996
------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and Fees on Loans and Leases .........................     $1,451,573      1,365,511      1,271,569
------------------------------------------------------------------------------------------------------------
Interest on Securities
   Taxable ....................................................        547,435        523,231        466,685
   Exempt from Income Taxes ...................................         12,021         13,889         21,336
------------------------------------------------------------------------------------------------------------
Total Interest on Securities ..................................        559,456        537,120        488,021
------------------------------------------------------------------------------------------------------------
Interest on Other Short-Term Investments ......................          7,648         16,452         12,820
------------------------------------------------------------------------------------------------------------
Total Interest Income .........................................      2,018,677      1,919,083      1,772,410
------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on Deposits
   Interest Checking ..........................................         65,940         57,919         43,665
   Savings ....................................................        116,010         80,722         64,803
   Money Market ...............................................         33,845         74,621         85,502
   Other Time .................................................        378,084        414,094        413,625
   Certificates-$100,000 and Over .............................         81,168         71,462         63,831
   Foreign Office .............................................         12,708         22,212         28,407
------------------------------------------------------------------------------------------------------------
Total Interest on Deposits ....................................        687,755        721,030        699,833
Interest on Federal Funds Borrowed ............................        115,940         81,196         64,942
Interest on Short-Term Bank Notes .............................         26,033         36,852         30,278
Interest on Other Short-Term Borrowings .......................         89,025         81,048         63,541
Interest on Long-Term Debt and Notes ..........................         97,100         86,707         72,783
------------------------------------------------------------------------------------------------------------
Total Interest Expense ........................................      1,015,853      1,006,833        931,377
------------------------------------------------------------------------------------------------------------
Net Interest Income ...........................................      1,002,824        912,250        841,033
Provision for Credit Losses ...................................        109,171         90,095         68,382
------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Credit Losses .........        893,653        822,155        772,651
------------------------------------------------------------------------------------------------------------
OTHER OPERATING INCOME
Investment Advisory Income ....................................        134,872         93,557         77,404
Service Charges on Deposits ...................................        127,095        109,500         95,837
Data Processing Income ........................................        138,154        112,506         88,195
Other Service Charges and Fees ................................        226,230        180,404        151,289
Securities Gains ..............................................          9,843          5,802          6,182
------------------------------------------------------------------------------------------------------------
Total Other Operating Income ..................................        636,194        501,769        418,907
------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
Salaries, Wages and Incentives ................................        286,274        242,972        225,052
Employee Benefits .............................................         53,556         49,431         55,587
Equipment Expenses ............................................         32,588         27,980         27,087
Net Occupancy Expenses ........................................         50,756         48,530         45,964
Other Operating Expenses ......................................        290,702        261,595        230,097
SAIF Assessment ...............................................           --             --           37,867
Merger-Related Charges ........................................         89,701           --             --
------------------------------------------------------------------------------------------------------------
Total Operating Expenses ......................................        803,577        630,508        621,654
------------------------------------------------------------------------------------------------------------
Income Before Income Taxes ....................................        726,270        693,416        569,904
Applicable Income Taxes .......................................        250,142        232,558        187,560
------------------------------------------------------------------------------------------------------------
NET INCOME ....................................................     $  476,128        460,858        382,344
------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE ............................................     $     1.80           1.76           1.45
DILUTED EARNINGS PER SHARE ....................................     $     1.76           1.73           1.42
------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS DECLARED PER SHARE .............................     $      .71        .56 8/9        .48 8/9
------------------------------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements



==================================================================================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
==================================================================================================================================

----------------------------------------------------------------------------------------------------------------------------------
December 31 ($000's)                                                                                       1998            1997
----------------------------------------------------------------------------------------------------------------------------------
ASSETS
----------------------------------------------------------------------------------------------------------------------------------
Cash and Due from Banks .........................................................................     $   819,862         777,378
Securities Available for Sale (amortized cost 1998-$8,208,032 and 1997-$7,988,085) ..............       8,334,625       8,139,465
Securities Held to Maturity (fair value 1998-$86,015 and 1997-$85,375) ..........................          86,013          85,010
Other Short-Term Investments ....................................................................         118,535         180,425
Loans Held for Sale .............................................................................         492,017         263,772
Loans and Leases
   Commercial Loans .............................................................................       4,822,992       4,363,289
   Construction Loans ...........................................................................         572,082         560,381
   Commercial Mortgage Loans ....................................................................       1,178,752       1,273,885
   Commercial Lease Financing ...................................................................       1,739,316       1,417,133
   Residential Mortgage Loans ...................................................................       4,269,880       5,037,987
   Consumer Loans ...............................................................................       3,354,681       3,068,597
   Consumer Lease Financing .....................................................................       2,530,535       2,165,598
   Unearned Income ..............................................................................        (689,215)       (573,927)
   Reserve for Credit Losses ....................................................................        (266,860)       (250,950)
----------------------------------------------------------------------------------------------------------------------------------
Total Loans and Leases ..........................................................................      17,512,163      17,061,993
Bank Premises and Equipment .....................................................................         330,838         301,029
Accrued Income Receivable .......................................................................         282,551         212,949
Other Assets ....................................................................................         945,178         688,652
----------------------------------------------------------------------------------------------------------------------------------
Total Assets ....................................................................................     $28,921,782      27,710,673
----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
----------------------------------------------------------------------------------------------------------------------------------
Deposits
   Demand .......................................................................................     $ 3,194,782       2,738,191
   Interest Checking ............................................................................       3,160,227       2,555,108
   Savings ......................................................................................       3,397,170       2,666,423
   Money Market .................................................................................       1,021,353       1,837,503
   Other Time ...................................................................................       6,369,419       7,349,190
   Certificates-$100,000 and Over ...............................................................       1,283,580       1,332,530
   Foreign Office ...............................................................................         353,824         540,951
----------------------------------------------------------------------------------------------------------------------------------
Total Deposits ..................................................................................      18,780,355      19,019,896
Federal Funds Borrowed ..........................................................................       2,038,541       1,278,573
Short-Term Bank Notes ...........................................................................               -         555,000
Other Short-Term Borrowings .....................................................................       1,655,386       1,817,358
Accrued Taxes, Interest and Expenses ............................................................         710,772         567,906
Other Liabilities ...............................................................................         270,055         200,421
Long-Term Debt ..................................................................................       2,288,151       1,508,683
----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities ...............................................................................      25,743,260      24,947,837
----------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity (a)
----------------------------------------------------------------------------------------------------------------------------------
Common Stock (b) ................................................................................         592,559         583,005
Capital Surplus .................................................................................         495,067         481,036
Retained Earnings ...............................................................................       2,066,407       1,785,121
Accumulated Nonowner Changes in Equity ..........................................................          82,448          98,254
Treasury Stock ..................................................................................         (57,959)       (184,580)
----------------------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity ......................................................................       3,178,522       2,762,836
----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity ......................................................     $28,921,782      27,710,673
----------------------------------------------------------------------------------------------------------------------------------

(a) 500,000 shares of no par value preferred stock are authorized of which none have been issued
(b) Stated value $2.22 per share; authorized 300,000,000; outstanding 1998 - 266,918,544 (excludes 922,028 treasury shares) and 1997 - 262,614,641 (excludes
5,424,885 treasury shares).
See Notes to Consolidated Financial Statements.


==================================================================================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
==================================================================================================================================

----------------------------------------------------------------------------------------------------------------------------------
                                                    COMMON STOCK                                    ACCUMULATED
                                               ------------------------                             NONOWNER
                                                 SHARES                     CAPITAL    RETAINED     CHANGES    TREASURY
($000'S)                                       OUTSTANDING       AMOUNT     SURPLUS    EARNINGS    IN EQUITY    STOCK      TOTAL
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1995 ...............    255,433,570    $ 567,063     320,078   1,198,040     17,557         -    2,102,738
Net Income and Nonowner Changes
   in Equity, Net of Tax:
Net Income .................................                                             382,344                           382,344
Change in Unrealized Gains on Securities
   Available for Sale ......................                                                         (6,240)                (6,240)
----------------------------------------------------------------------------------------------------------------------------------
Net Income and Nonowner Changes in Equity ..                                                                               376,104
Cash Dividends Declared at $.48 8/9 per share                                           (118,477)                         (118,477)
Shares Acquired for Treasury ...............       (103,622)        (230)                                      (2,866)      (3,096)
Stock Options Exercised,
   Including Treasury Shares Issued ........      1,059,254        2,351       6,677                            2,689       11,717
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options ..........                                     871                                           871
Stock Issued in Conversion of
   Subordinated Notes ......................      7,598,988       16,870     126,385                                       143,255
Stock Issued in Acquisitions and Other .....      3,879,624        8,613      39,781        (171)                           48,223
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996 ...............    267,867,814      594,667     493,792   1,461,736     11,317      (177)   2,561,335
Net Income and Nonowner Changes
   in Equity, Net of Tax:
Net Income .................................                                             460,858                           460,858
Change in Unrealized Gains on Securities
   Available for Sale ......................                                                         86,937                 86,937
----------------------------------------------------------------------------------------------------------------------------------
Net Income and Nonowner Changes in Equity ..                                                                               547,795
Cash Dividends Declared at $.56 8/9 per share                                           (137,288)                         (137,288)
Shares Acquired for Treasury ...............     (7,787,140)     (17,288)                                    (259,019)    (276,307)
Stock Options Exercised,
   Including Treasury Shares Issued ........      1,313,794        2,917     (20,082)                          34,466       17,301
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options ..........                                   1,929                                         1,929
Fractional Shares Purchased in Stock Split
   Effected in the Form of a Stock Dividend          (5,364)         (12)                   (185)                             (197)
Stock Issued in Acquisition and Other ......      1,225,537        2,721       5,397                           40,150       48,268
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997 ...............    262,614,641      583,005     481,036   1,785,121     98,254  (184,580)   2,762,836
Net Income and Nonowner Changes
   in Equity, Net of Tax:
Net Income .................................                                             476,128                           476,128
Change in Unrealized Gains on Securities
   Available for Sale ......................                                                        (15,806)               (15,806)
----------------------------------------------------------------------------------------------------------------------------------
Net Income and Nonowner Changes in Equity ..                                                                               460,322
Cash Dividends Declared at $.71 per share ..                                            (186,710)                         (186,710)
Shares Acquired for Treasury ...............     (2,402,500)      (5,334)                                    (138,556)    (143,890)
Earnings Adjustment of Pooled Entity (a) ...                                              (7,803)                           (7,803)
Stock Options Exercised,
   Including Treasury Shares Issued ........      1,254,009        2,784     (43,402)                          59,032       18,414
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options ..........                                   3,768                                         3,768
Fractional Shares Purchased in Stock Split
   Effected in the Form of a Stock Dividend          (6,751)         (15)                   (329)                             (344)
Stock Issued in Public Offering ............      3,600,000        7,992      47,644                          122,489      178,125
Stock Issued in Acquisitions and Other .....      1,859,145        4,127       6,021                           83,656       93,804
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998 ...............    266,918,544    $ 592,559     495,067   2,066,407    82,448    (57,959)   3,178,522
----------------------------------------------------------------------------------------------------------------------------------

(a)The restatement of the CitFed Bancorp, Inc. (CitFed) merger was accomplished by combining CitFed's March 31, 1998 fiscal year financial information with the Bancorp's December 31, 1997 calendar year financial information. In 1998, CitFed's fiscal year was conformed to the Bancorp's calendar year. As a result of conforming fiscal periods, the Bancorp's consolidated statements of income for the fourth quarter of 1997 and the first quarter of 1998 include CitFed's net income for the three months ended March 31, 1998 of $7,803,000. An adjustment to shareholders' equity removes the effect of including CitFed's financial results in both periods.
See Notes to Consolidated Financial Statements.


===========================================================================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
===========================================================================================================================

---------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($000's)                                                 1998          1997           1996
---------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income...............................                                          $  476,128       460,858        382,344
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
   Provision for Credit Losses....................................................    109,171        90,095         68,382
   Depreciation, Amortization and Accretion.......................................     80,540        69,447         62,571
   Provision for Deferred Income Taxes............................................     83,859        90,857         80,417
   Realized Securities Gains......................................................    (12,193)      (12,508)        (8,518)
   Realized Securities Losses.....................................................      2,350         6,706          2,336
   Proceeds from Sales of Loans Held for Sale.....................................  3,208,903     1,326,077      1,184,957
   Net Gains on Sales of Loans....................................................    (30,275)      (14,735)       (15,862)
   Increase in Loans Held for Sale................................................ (3,425,319)   (1,501,898)    (1,230,070)
   Increase in Accrued Income Receivable..........................................    (69,422)         (511)       (47,913)
   Decrease (Increase) in Other Assets............................................   (180,962)       83,152       (129,678)
   Increase (Decrease) in Accrued Taxes, Interest and Expenses....................    147,271        10,018       (21,069)
   Increase (Decrease) in Other Liabilities.......................................     14,815        41,626        (7,165)
---------------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities.........................................    404,866       649,184        320,732
---------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from Sales of Securities Available for Sale..............................  1,706,048     1,842,489        567,060
Proceeds from Calls, Paydowns and Maturities of Securities Available for Sale.....  2,597,141     1,256,298      1,047,848
Purchases of Securities Available for Sale........................................ (3,383,136)   (2,379,583)    (2,756,281)
Proceeds from Calls, Paydowns and Maturities of Securities Held to Maturity.......     39,356       264,805        339,084
Purchases of Securities Held to Maturity..........................................    (52,896)     (124,766)      (376,116)
Decrease (Increase) in Other Short-Term Investments...............................    (59,793)       96,727        (63,265)
Purchases of Loans in Acquisitions................................................    (41,348)         (186)      (224,313)
Proceeds from Securitizations and Sales of Automobile Loans.......................         --            --        824,607
Increase in Loans and Leases...................................................... (1,577,395)   (2,306,302)    (2,513,494)
Purchases of Bank Premises and Equipment..........................................    (67,795)      (60,726)       (48,605)
Proceeds from Disposal of Bank Premises and Equipment.............................      9,124         6,649          5,676
Net Cash Received (Paid) in Acquisitions..........................................      1,576       (15,159)      (175,572)
---------------------------------------------------------------------------------------------------------------------------
Net Cash Used in Investing Activities.............................................   (829,118)   (1,419,754)    (3,373,371)
---------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Purchases of Deposits.............................................................    116,648       128,927      1,921,019
Increase (Decrease) in Core Deposits..............................................   (117,185)     (172,535)       713,955
Increase (Decrease) in CDs-- $100,000 and Over, including Foreign.................   (239,004)      776,106       (780,775)
Increase (Decrease) in Federal Funds Borrowed ....................................    759,968      (157,848)       867,653
Increase (Decrease) in Short-Term Bank Notes......................................   (555,000)     (301,000)       356,000
Increase (Decrease) in Other Short-Term Borrowings................................   (170,634)      478,606        288,785
Proceeds from Issuance of Long-Term Debt..........................................  2,256,658     3,020,115      1,518,438
Repayment of Long-Term Debt....................................................... (1,473,067)   (2,710,880)    (1,536,532)
Payment of Cash Dividends.........................................................   (167,896)     (133,857)      (113,869)
Exercise of Stock Options.........................................................     22,182        19,230         12,588
Proceeds from Sale of Common Stock................................................    178,125            --             --
Purchases of Treasury Stock.......................................................   (143,890)      276,307)        (3,096)
Other.............................................................................       (169)          (42)           890
---------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES.........................................    466,736       670,515      3,245,056
---------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND DUE FROM BANKS....................................     42,484      (100,055)       192,417
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR......................................    777,378       877,433        685,016
---------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR............................................ $  819,862       777,378        877,433
---------------------------------------------------------------------------------------------------------------------------

Note: The Bancorp paid Federal income taxes of $142,650,000, $116,150,000 and $122,880,000 in 1998, 1997 and 1996, respectively.
         The Bancorp paid interest of $1,018,824,000, $1,016,296,000 and
         $934,152,000 in 1998, 1997 and 1996, respectively.
         The Bancorp had noncash investing activities consisting of the securitization and transfer to securities of $1,058,862,000, $1,107,761,000 and $899,371,000 of residential mortgage loans in 1998, 1997 and 1996, respectively. In connection with the 1997 acquisition of Suburban Bancorporation, the Bancorp acquired $178,021,000 of loans and $18,509,000 of securities and assumed $126,071,000 of deposits.
See Notes to Consolidated Financial Statements.

================================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING AND
        REPORTING POLICIES

NATURE OF OPERATIONS
   Fifth Third Bancorp (Bancorp) conducts its principal activities through its banking and non-banking subsidiaries from 468 offices located throughout Ohio, Indiana, Kentucky, Arizona and Florida. Principal activities include commercial and retail banking, investment advisory services and data processing.

BASIS OF PRESENTATION
   The Consolidated Financial Statements include the accounts of Fifth Third Bancorp and its subsidiaries. All material intercompany transactions and balances have been eliminated. Certain prior period data has been reclassified to conform to current period presentation. Financial data for all prior periods has been restated to reflect the second quarter 1998 mergers with CitFed Bancorp, Inc. (CitFed) and State Savings Company (State). Both mergers were accounted for as poolings-of-interests. Cash dividends per common share are those of Fifth Third Bancorp declared prior to the mergers with CitFed and State.
   The restatement of the CitFed merger was accomplished by combining CitFed's March 31, 1998 fiscal year financial information with the Bancorp's December 31, 1997 calendar year financial information. In 1998, CitFed's fiscal year was conformed to the Bancorp's calendar year. As a result of conforming fiscal periods, the Bancorp's Consolidated Statements of Income for the fourth quarter of 1997 and the first quarter of 1998 include CitFed's net income for the three months ended March 31, 1998 of $7,803,000. An adjustment to shareholders' equity removes the effect of including CitFed's financial results in both periods.
   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

SECURITIES
   Securities are classified as held to maturity, available-for-sale or trading on the date of purchase. Only those securities classified as held to maturity, and which management has the intent and ability to hold to maturity, are reported at amortized cost. Available-for-sale and trading securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, included in accumulated nonowner changes in equity or income, respectively. Realized securities gains or losses are reported in the Consolidated Statements of Income. The cost of securities sold is based on the specific identification method.

LOANS AND LEASES
   Interest income on loans is based on the principal balance outstanding, with the exception of interest on discount basis loans which is computed using a method which approximates the interest method. The accrual of interest for commercial, construction and mortgage loans is discontinued when there is a clear indication the borrower's cash flow may not be sufficient to meet payments as they become due. Such loans are also placed on nonaccrual status when principal or interest is past due ninety days or more, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, all previously accrued and unpaid interest is charged against income.
   Loan and lease origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the estimated life of the related loans or commitments as a yield adjustment.
   Income on direct financing leases is recognized on a basis to achieve a constant periodic rate of return on the outstanding investment. Income on leveraged leases is recognized on a basis to achieve a constant rate of return on the outstanding investment in the lease, net of the related deferred tax liability, in the years in which the net investment is positive.
   Residential mortgage loans held for sale are valued at the lower of aggregate cost or fair value. The Bancorp generally has commitments to sell residential mortgage loans held for sale in the secondary market. Gains or losses on sales are recognized in Other Service Charges and Fees upon delivery.
   Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was adopted for 1997 and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The adoption of SFAS No. 125 did not have a material effect on the Consolidated Financial Statements.
   When the Bancorp sells or securitizes mortgage loans with servicing rights retained, the total cost of the mortgage loans is allocated to the servicing rights and the loans based on their relative fair values. The resulting servicing rights are amortized in proportion to, and over the period of, estimated net servicing revenues. Servicing rights are assessed for impairment periodically based on fair value, with any impairment recognized through a valuation allowance. For purposes of measuring impairment, the rights are stratified based on interest rate and original maturity. Fees received for servicing mortgage loans owned by investors are based on a percentage of the outstanding monthly principal balance of such loans and are included in income as loan payments are received. Costs of servicing loans are charged to expense as incurred. Mortgage servicing rights, net of the valuation reserve, included in Other Assets were $73,664,000 and $68,248,000 at December 31, 1998 and 1997,
respectively.
   Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the underlying collateral. The Bancorp evaluates the collectibility of both the interest and principal when assessing the need for a loss accrual.

RESERVE FOR CREDIT LOSSES
   The reserve is maintained at a level management considers to be adequate to absorb probable loan and lease losses inherent in the portfolio. Credit losses are charged and recoveries are credited to the reserve. Provisions for credit losses are based on management's review of the historical credit loss experience and such other factors which, in management's judgment, deserve consideration under existing economic conditions in estimating potential credit losses.
   In determining the adequacy of the reserve for credit losses, management of each affiliate bank, on a quarterly basis, specifically evaluates the necessity of a reserve for individual loans classified by management. The specifically allocated reserve for a classified loan is determined based on management's estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow, and legal options available to the Bancorp. Once a review is completed, the need for a specific reserve is determined by senior management and allocated to the loan. Other loans not specifically reviewed by management are evaluated using a rolling five-year average historical charge-off experience ratio calculated by type of loan. The historical charge-off ratio factors into account the homogeneous nature of the loans, the geographical lending areas involved, regulatory examination findings, specific grading systems applied and any other known factors which may impact the ratios used. Specific reserves on individual loans and historical ratios are reviewed quarterly and adjusted as necessary based on subsequent collections, loan upgrades or downgrades, nonperforming trends or

================================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================


actual principal charge-offs. The Bancorp's primary market area for lending is Ohio, Kentucky and Indiana. When evaluating the adequacy of reserves, consideration is given to this regional geographic concentration and the closely-associated effect changing economic conditions has on the Bancorp's customers.

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

INTANGIBLE ASSETS
   Goodwill and other intangibles are amortized on a straight-line basis generally over a period of up to 15 years. Intangible assets, net of accumulated amortization, included in Other Assets at December 31, 1998 and 1997 total $370,734,000 and $323,289,000, respectively. Management reviews intangible assets for possible impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the discounted future earnings potential of the entity or assets acquired.

DERIVATIVE FINANCIAL INSTRUMENTS
   The Bancorp enters into foreign exchange forward contracts primarily to enable customers involved in international trade to hedge their exposure to foreign currency fluctuations. The Bancorp generally hedges its exposure to market rate fluctuations by entering into offsetting third-party forward contracts, which are predominantly settled daily. Unrealized gains and losses on forward contracts are insignificant and are recognized in Other Service Charges and Fees when realized.
   The Bancorp has purchased options and interest rate floors to hedge a portion of the value of mortgage servicing rights against changes in prepayment rates. Premiums are amortized over the option life on a straight-line basis. The contracts are designated as hedges, with gains and losses recorded as basis adjustments to the mortgage servicing rights.
   The Bancorp has interest rate caps, floors and swaps to adjust the interest rate sensitivity of long-term, fixed-rate capital-qualifying securities and hedge the risk of future fluctuations in interest rates relating to hedging transactions effected for commercial clients. The unamortized cost of acquiring caps and floors is included in Other Assets and amortized over the term of the agreements as interest expense. Interest rate swaps are linked through designation with certain assets or liabilities of the Bancorp. Net interest income (expense) resulting from the differential between exchanging floating and fixed-rate interest payments is recorded on an accrual basis as an adjustment to the interest (expense) income of the associated asset or liability.
   The Bancorp does not hold or issue derivative financial instruments for trading purposes.

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

STOCK SPLIT
   The Bancorp's board of directors approved a three-for-two stock split in March 1998. The additional shares resulting from the split were distributed on April 15, 1998 to shareholders of record as of March 31, 1998. The Consolidated Financial Statements, notes and other references to share and per share data have been retroactively restated for the stock split.

OTHER
   SFAS No. 130, "Reporting Comprehensive Income," was adopted for 1998. The statement requires additional reporting of items that affect comprehensive income but not net income. Examples relevant to the Bancorp include unrealized gains and losses on securities available for sale. The Bancorp elected to present the required disclosures in the Consolidated Statements of Shareholders' Equity. The caption "Net Income and Nonowner Changes in Equity," represents total comprehensive income as defined in SFAS No. 130. Because the statement solely relates to disclosure requirements, it had no effect on the Bancorp's financial results.
   SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," was adopted for 1998. The statement requires financial disclosure and descriptive information about reportable operating segments. This statement resulted in additional financial statement disclosures upon adoption, however, the Bancorp did not make material changes to its segment groupings.
   SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments and hedging activities and requires recognition of all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The statement is required for the year 2000. The adoption of SFAS No. 133 is not expected to have a material effect on the Consolidated Financial Statements.
   Securities and other property held by Fifth Third Investment Advisors, a division of the Bancorp's banking subsidiaries, in a fiduciary or agency capacity are not included in the Consolidated Balance Sheets because such items are not assets of the subsidiaries. Investment advisory income is recognized on the accrual basis.
   Treasury stock is carried at cost.

NOTE 2-SECURITIES
   Securities available for sale as of December 31:

--------------------------------------------------------------------
                                            1998
                  --------------------------------------------------
                         AMORTIZED  UNREALIZED  UNREALIZED   FAIR
($000'S)                    COST       GAINS      LOSSES     VALUE
--------------------------------------------------------------------
U.S. Government
  and agencies
  obligations........... $  276,216    5,756        (3)    281,969
Obligations of
  states and political
  subdivisions..........    183,739    7,934      (338)    191,335
Agency mortgage-
  backed
  securities............  6,728,501  123,335    (3,953)  6,847,883
Other bonds,
  notes and
  debentures............    766,692    4,382   (25,064)    746,010
Other securities........    252,884   14,994      (450)    267,428
--------------------------------------------------------------------
Total securities         $8,208,032  156,401   (29,808)  8,334,625
--------------------------------------------------------------------

================================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
================================================================================

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                      1997
                                ------------------------------------------------
                                Amortized  Unrealized    Unrealized     Fair
($000's)                           Cost       Gains        Losses       Value
--------------------------------------------------------------------------------
U.S. Government
  and agencies
  obligations ............     $  529,028       7,344        (230)       536,142
Obligations of
  states and political
  subdivisions ...........        187,308       7,105        (260)       194,153
Agency mortgage-
  backed
  securities .............      6,465,597      75,654     (15,323)     6,525,928
Other bonds,
  notes and
  debentures .............        609,685       6,267      (6,966)       608,986
Other securities .........        196,467      77,791          (2)       274,256
--------------------------------------------------------------------------------
Total securities .........     $7,988,085     174,161     (22,781)     8,139,465
--------------------------------------------------------------------------------

   Securities held to maturity as of December 31:

--------------------------------------------------------------------------------
                                                     1998
                                ------------------------------------------------
                                Amortized  Unrealized    Unrealized       Fair
($000's)                           Cost       Gains       Losses          Value
--------------------------------------------------------------------------------
Obligations of
  states and political
  subdivisions ...........     $   55,210          --        --           55,210
Other bonds,
  notes and
  debentures .............          1,660           2        --            1,662
Other securities .........         29,143          --        --           29,143
--------------------------------------------------------------------------------
Total securities .........     $   86,013           2        --           86,015
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                      1997
                                ------------------------------------------------
                                Amortized  Unrealized    Unrealized      Fair
($000's)                           Cost       Gains        Losses        Value
--------------------------------------------------------------------------------
Obligations of
  states and political
  subdivisions ...........     $   41,982        --          --           41,982
Agency mortgage-
  backed securities ......          4,996        --          (134)         4,862
Other bonds,
  notes and
  debentures .............          1,535        --          --            1,535
Other securities .........         36,497         499        --           36,996
--------------------------------------------------------------------------------
Total securities .........     $   85,010         499        (134)        85,375
--------------------------------------------------------------------------------

   The amortized cost and approximate fair value of securities at December 31, 1998, by contractual maturity, are shown in the following table. Actual maturities may differ from contractual maturities when there exists a right to call or prepay obligations with or without call or prepayment penalties.

--------------------------------------------------------------------------------
                            Available for Sale    Held to Maturity
                          ------------------    ----------------
                                Amortized      Fair      Amortized       Fair
($000's)                          Cost         Value        Cost         Value
--------------------------------------------------------------------------------
Debt securities:
  Under 1 year ......           $  153,462     157,686    $37,248         37,248
  1-5 years .........              849,455     841,623     14,624         14,624
  6-10 years ........               71,622      74,714      3,055          3,055
  Over 10 years .....              152,108     145,291      1,943          1,945
Agency mortgage-
  backed securities .            6,728,501   6,847,883         --             --
Other securities ....              252,884     267,428     29,143         29,143
--------------------------------------------------------------------------------
Total securities.....           $8,208,032   8,334,625    $86,013         86,015
--------------------------------------------------------------------------------




   At December 31, 1998 and 1997, securities with a book value of $4,952,486,000 and $4,251,089,000, respectively, were pledged to secure short-term borrowings, public deposits, trust funds and for other purposes as required or permitted by law.

NOTE 3-RESERVE FOR CREDIT LOSSES
   Transactions in the reserve for credit losses for the years ended December
31:

--------------------------------------------------------------------------------
($000's)                                       1998          1997          1996
--------------------------------------------------------------------------------
Balance at January 1 ..................... $ 250,950       233,803       224,134
Losses charged off .......................  (123,687)     (101,517)      (86,598)
Recoveries of losses previously
  charged off ............................    26,920        26,864        22,047
--------------------------------------------------------------------------------
Net charge-offs ..........................   (96,767)      (74,653)      (64,551)
Provision charged to operations              109,171        90,095        68,382
Reserve of acquired institutions
  and other ..............................     3,506         1,705         5,838
--------------------------------------------------------------------------------
Balance at December 31 ................... $ 266,860       250,950       233,803
--------------------------------------------------------------------------------

   Impaired loan information, under SFAS No. 114, at December 31:

--------------------------------------------------------------------------------
($000's)                                                        1998       1997
--------------------------------------------------------------------------------
Impaired loans with a valuation reserve...................... $27,285     38,782
Impaired loans with no valuation reserve.....................   3,725      7,577
--------------------------------------------------------------------------------
Total impaired loans ........................................ $31,010     46,359
--------------------------------------------------------------------------------
Valuation reserve on impaired loans ......................... $ 8,404     25,467
--------------------------------------------------------------------------------

   Average impaired loans, net of valuation reserves, were $21,749,000 in 1998, $18,093,000 in 1997 and $27,833,000 in 1996. Cash basis interest income recognized on those loans during each of the years was immaterial.

NOTE 4-LEASE FINANCING
   A summary of the gross investment in lease financing at December 31:

--------------------------------------------------------------------------------
($000's)                                                1998             1997
--------------------------------------------------------------------------------
Direct financing leases............................. $3,863,881        3,448,363
Leveraged leases....................................    405,970          134,368
--------------------------------------------------------------------------------
Total lease financing............................... $3,863,881        3,582,731
--------------------------------------------------------------------------------

   The components of the investment in lease financing at December 31:

--------------------------------------------------------------------------------
($000's)                                                1998            1997
--------------------------------------------------------------------------------
Rentals receivable, net of principal and
  interest on nonrecourse debt .................... $ 2,577,062        2,187,868
Estimated residual value of leased assets             1,692,789        1,394,863
--------------------------------------------------------------------------------
Gross investment in lease financing ...............   4,269,851        3,582,731
Unearned income ...................................    (653,360)        (527,479)
--------------------------------------------------------------------------------
Total net investment in lease financing ........... $ 3,616,491        3,055,252
--------------------------------------------------------------------------------

   At December 31, 1998, the minimum future lease payments receivable for each of the years 1999 through 2003 were $864,737,000, $906,013,000, $843,194,000,
$595,354,000 and $408,506,000, respectively.

===============================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

NOTE 5-BANK PREMISES AND EQUIPMENT
   A summary of bank premises and equipment at December 31:

-------------------------------------------------------------------------------
                                                         Estimated
($000's)                                  Useful Life       1998        1997
-------------------------------------------------------------------------------
Land and improvements ..........                          $ 64,866      56,030
Buildings ......................          18 to 50 yrs.    219,256     196,226
Equipment ......................           3 to 20 yrs.    223,916     208,995
Leasehold improvements .........           6 to 25 yrs.     67,505      59,253
Accumulated depreciation
  and amortization .............                          (244,705)   (219,475)
-------------------------------------------------------------------------------
Total bank premises and
  equipment ....................                          $330,838     301,029
-------------------------------------------------------------------------------

    Depreciation and amortization expense related to bank premises and equipment was $35,470,000 in 1998, $31,469,000 in 1997 and $27,373,000 in 1996.
    Occupancy expense has been reduced by rental income from leased premises of $8,436,000 in 1998, $7,936,000 in 1997 and $7,400,000 in 1996.
    The Bancorp's subsidiaries have entered into a number of noncancelable lease agreements with respect to bank premises and equipment. A summary of the minimum annual rental commitments under these leases at December 31, 1998, exclusive of taxes and other charges payable by the lessee:

-------------------------------------------------------------------------------
                                          Land and
($000's)                                  Buildings     Equipment   Total
===============================================================================
1999 ................................     $ 18,893        201       19,094
2000 ................................       18,035        179       18,214
2001 ................................       16,228         42       16,270
2002 ................................       14,629         30       14,659
2003 ................................       13,759         --       13,759
2004 and subsequent years ...........       49,069         --       49,069
-------------------------------------------------------------------------------
Total ...............................     $130,613        452      131,065
===============================================================================

    Rental expense for cancelable and noncancelable leases was $20,813,000 for 1998, $20,283,000 for 1997 and $19,256,000 for 1996.

NOTE 6-LONG-TERM BORROWINGS

   A summary of long-term borrowings at December 31:

===============================================================================
($000's)                                                1998        1997
===============================================================================
Bancorp:
Capital Securities,
  8.136%, due 2027 ......................           $  200,000     200,000
Subordinated notes,
  8.25%, repaid in 1998 .................                   --      36,321
Subsidiaries:
Subordinated notes,
  6.75%, due 2005 .......................              247,752     247,405
Federal Home Loan Bank advances .........              790,399     399,836
Securities sold under agreements
  to repurchase .........................            1,050,000     497,000
Other ...................................                   --     128,121
------------------------------------------------------------------------------
Total long-term borrowings ..............           $2,288,151   1,508,683
==============================================================================


    In March 1997, Fifth Third Capital Trust 1 (FTCT1), a wholly-owned subsidiary of the Bancorp, issued $200 million 8.136% Capital Securities due in 2027. The Bancorp has fully and unconditionally guaranteed all of FTCT1's obligations under the Capital Securities. The Capital Securities qualify as Tier 1 capital for regulatory capital purposes.
    The Subordinated Notes are unsecured obligations of a subsidiary bank. Interest is payable semiannually and the notes qualify as total capital for regulatory capital purposes.
    At December 31, 1998, Federal Home Loan Bank advances have rates ranging from 3.22% to 7.51%, with interest payable monthly. The advances were secured by certain mortgage loans and securities. The advances mature as follows:
$4,420,000 in 1999, $16,044,000 in 2000, $4,911,000 in 2001, $550,087,000 in
2002, $27,618,000 in 2003 and $187,319,000 thereafter.
    At December 31, 1998, securities sold under agreements to repurchase have rates ranging from 4.37% to 5.07%, with interest payable monthly. The repurchase agreements mature as follows: $500,000,000 in 2000, $200,000,000 in 2001 and
$350,000,000 in 2008.
    The Bancorp issued notice of redemption effective May 31, 1996 for its 4.25% convertible subordinated notes issued in 1992. As a result, 7.6 million common shares were issued and $143.3 million was added to equity capital during 1996.

NOTE 7-SHORT-TERM BORROWINGS

   A summary of short-term borrowings and rates at December 31:

================================================================================
($000's)                                 1998              1997          1996
================================================================================
Federal funds borrowed:
  Balance .....................      $2,038,541        1,278,573       1,436,421
  Rate ........................            4.63%            5.65            5.39
--------------------------------------------------------------------------------
Short-term bank notes:
  Balance .....................      $     --            555,000         806,000
  Rate ........................            --               5.85            5.41
Securities sold under
agreements to repurchase:
  Balance .....................      $1,562,867        1,226,718       1,080,804
  Rate ........................            4.53%            4.73            4.89
--------------------------------------------------------------------------------
Other:
  Balance .....................      $   92,519          590,640         257,948
  Rate ........................            4.27%            5.76            6.09
--------------------------------------------------------------------------------
Total short-term
borrowings:
  Balance .....................      $3,693,927        3,650,931       3,581,173
  Rate ........................            4.58%            5.39            5.30
--------------------------------------------------------------------------------
Average outstanding ...........      $4,399,248        3,730,665       3,048,557
Maximum month-end
  balance .....................      $5,179,827        4,328,648       3,645,069
Weighted average
  interest rate ...............            5.25%            5.34            5.21
================================================================================

   A $3 billion senior and subordinated bank note facility was established in 1996. Short-term senior notes are offered with maturities ranging from 30 days to one year, are obligations of seven of the Bancorp's subsidiary banks and are included in the above table as short-term bank notes. In addition, medium-term senior notes with maturities ranging from one year to 30 years and subordinated bank notes with maturities ranging from five years to 30 years can be issued by the seven subsidiary banks, none of which are outstanding as of December 31, 1998 or 1997.
    At December 31, 1998, the Bancorp had issued $45,995,000 in commercial paper, with unused lines of credit of $40,000,000 available to support commercial paper transactions and other corporate requirements.

===============================================================================

===============================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

NOTE 8-INCOME TAXES

   The Bancorp and its subsidiaries file a consolidated Federal income tax return. A summary of applicable income taxes included in the Consolidated Statements of Income:

--------------------------------------------------------------------------------
($000's)                                    1998            1997         1996
================================================================================
Current U.S. income taxes .........       $161,250        138,445        104,357
State and local income taxes ......          5,033          3,256          2,786
--------------------------------------------------------------------------------
Total .............................        166,283        141,701        107,143
--------------------------------------------------------------------------------
Deferred U.S. income taxes
  resulting from temporary
  differences .....................         83,859         90,857         80,417
--------------------------------------------------------------------------------
Applicable income taxes ...........       $250,142        232,558        187,560
================================================================================

    Deferred income taxes are included in the caption Accrued Taxes, Interest and Expenses in the Consolidated Balance Sheets and are comprised of the following temporary differences at December 31:

--------------------------------------------------------------------------------
($000's)                                        1998         1997
--------------------------------------------------------------------------------
Lease financing ........................     $474,240      368,526
Reserve for credit losses ..............      (88,908)     (84,969)
Bank premises and equipment ............       11,903       10,842
Unrealized gains on securities
  available for sale ...................       44,145       53,126
Other ..................................       12,923       31,900
--------------------------------------------------------------------------------
Total net deferred tax liability .......     $454,303      379,425
--------------------------------------------------------------------------------

    A reconciliation between the statutory U.S. income tax rate and the Bancorp's effective tax rate:

-------------------------------------------------------------------------------
                                                  1998    1997      1996
===============================================================================
Statutory tax rate .......................       35.0%     35.0     35.0
Increase (decrease) resulting from:
  Tax-exempt interest ....................       (1.4)     (1.6)    (2.1)
  Other-net ..............................         .8        .1       --
-------------------------------------------------------------------------------
Effective tax rate .......................       34.4%     33.5     32.9
===============================================================================



   Retained earnings at December 31, 1998 includes $116,996,000 in allocations of earnings for bad debt deductions of former thrift subsidiaries for which no income tax has been provided. Under current tax law, if certain of the Bancorp's subsidiaries use these bad debt reserves for purposes other than to absorb bad debt losses, they will be subject to federal income tax at the current corporate tax rate.

NOTE 9-RELATED PARTY TRANSACTIONS

   At December 31, 1998 and 1997, certain directors, executive officers, principal holders of Bancorp common stock and associates of such persons were indebted to the banking subsidiaries in the aggregate amount, net of participations, of $122,002,000 and $139,451,000, respectively. During 1998, new loans aggregating $62,688,000 were made to such parties and loans aggregating $80,137,000 were repaid. Such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time of comparable transactions with unrelated parties.


NOTE 10-STOCK OPTIONS

   The Bancorp has historically emphasized employee stock ownership. Accordingly, the Bancorp encourages further ownership through granting stock options to approximately 17% of its employees. Share grants represented .9% to 1.6% of average outstanding shares in each of the last three years.
   Options can be granted under the Bancorp's 1998 Stock Option Plan to key employees and directors of the Bancorp and its subsidiaries for up to 15.16 million shares of the Bancorp's common stock. Options granted generally have up to ten year terms and vest and become fully exercisable at the end of three years of continued employment. A summary of option transactions during the years ended December 31:

--------------------------------------------------------------------------------
                         1998                   1997                   1996
                   -------------------   -------------------   ------------------
                               Average               Average              Average
                   Shares      Option    Shares      Option    Shares     Option
                   (000's)      Price    (000's)      Price    (000's)    Price
==================================================================================
Outstanding,
  beginning
  of year ....     11,098      $22.78     8,964     $ 16.67     7,834     $ 13.85
Exercised ....     (1,332)      17.15    (1,343)      13.68    (1,059)      11.04
Expired ......       (382)      41.57      (218)      24.12      (197)      16.99
Granted ......      4,198       55.74     3,695       34.35     2,386       23.48
==================================================================================
Outstanding,
  end of
  year .......     13,582      $33.01    11,098     $ 22.78     8,964     $ 16.67
==================================================================================
Exercisable,
  end of
  year .......      8,472      $25.37     6,929     $ 18.75     5,266     $ 13.82
==================================================================================


    As of December 31, 1998, options outstanding have exercise prices between $3.87 and $71.94 and a weighted average remaining contractual life of 7.4 years. The majority of options outstanding have exercise prices ranging from $15.48 to $55.29 with a weighted average remaining contractual life of 7.6 years
    At December 31, 1998, there were 6,856,372 incentive options and 6,725,654 nonqualified options outstanding and 11,141,577 shares were available for granting additional options. Options outstanding represent 5.1% of the Bancorp's issued shares at December 31, 1998.
    SFAS No. 123, "Accounting for Stock-Based Compensation," was adopted for 1996 and encourages, but does not require, adoption of a fair-value-based accounting method for employee stock-based compensation arrangements. As permitted by the statement, the Bancorp has elected to disclose pro forma net income and earnings per share amounts as if the fair-value-based method had been applied in measuring compensation costs.
    The Bancorp's pro forma information for the years ended December 31:

===============================================================================
                                              1998     1997         1996
===============================================================================
Pro forma net income ($000's)              $447,617   448,705     378,027
Pro forma earnings per share               $   1.69      1.71        1.43
Pro forma diluted earnings per share       $   1.65      1.68        1.40
===============================================================================

   Compensation expense in the pro forma disclosures is not indicative of future amounts as options vest over several years and additional grants are generally made each year.

    The weighted average fair value of options granted was $20.44, $9.47 and $5.93 in 1998, 1997 and 1996, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1998, 1997 and 1996: expected option lives of nine years for all three years; expected dividend yield of 1%, 1% and 2%; expected volatility of 25%, 24% and 21% and risk-free interest rates of 4.6%, 5.4% and 6.5%, respectively.

===============================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================


NOTE 11-COMMITMENTS AND CONTINGENT LIABILITIES
    The Bancorp, in the normal course of business, is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers in Ohio, Kentucky, Indiana, Arizona and Florida, and to minimize exposure to fluctuations in interest and foreign exchange rates. These financial instruments primarily include commitments to extend credit, standby and commercial letters of credit, foreign exchange contracts, interest rate swap agreements, interest rate floors, interest rate caps, purchased options and commitments to sell residential mortgage loans. These instruments involve, to varying degrees, elements of credit risk, counterparty risk and market risk in excess of the amounts recognized in the Consolidated Balance Sheets. The contract or notional amounts of these instruments reflect the extent of involvement the Bancorp has in particular classes of financial instruments.
    Creditworthiness for all instruments is evaluated on a case-by-case basis in accordance with Bancorp credit policies. Collateral, if deemed necessary, is based on management's credit evaluation of the counterparty and may include business assets of commercial borrowers as well as personal property and real estate of individual borrowers and guarantors.
   A summary of significant commitments and other off-balance-sheet items at December 31:

---------------------------------------------------------------------------------
                                                             Contract or
                                                           Notional Amount
                                                   ==============================
($000's)                                                1998              1997
---------------------------------------------------------------------------------
Commitments to extend credit ...............        $7,444,472         6,137,251
Letters of credit (including
  standby letters of credit) ...............         1,198,767           863,462
Foreign exchange contracts:
  Commitments to purchase ..................            97,388           202,499
  Commitments to sell ......................            99,730           203,742
Interest rate swap agreements ..............           398,265           356,250
Interest rate floors .......................           267,000           267,000
Interest rate caps .........................            30,000            80,000
Purchased options ..........................           106,000            75,000
Commitments to sell
  residential mortgage loans ...............           319,700           473,168
=================================================================================


    Commitments to extend credit are agreements to lend. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bancorp's exposure to credit risk in the event of nonperformance by the other party is the contract amount. Fixed-rate commitments are subject to market risk resulting from fluctuations in interest rates and the Bancorp's exposure is limited to the replacement value of those commitments.
    Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. At December 31, 1998, approximately $487,355,000 of standby letters of credit will expire within one year, $635,807,000 expire between one to five years and $57,329,000 expire thereafter. At December 31, 1998, letters of credit of approximately $18,276,000 were issued to commercial customers for a duration of one year or less to facilitate trade payments in domestic and foreign transactions. The amount of credit risk involved in issuing letters of credit in the event of nonperformance by the other party is the contract amount.
    Foreign exchange forward contracts are for future delivery or purchase of foreign currency at a specified price. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from any resultant exposure to movement in foreign exchange rates, limiting the Bancorp's exposure to the replacement value of the contracts rather than the notional principal or contract amounts. The Bancorp reduces its market risk for foreign exchange contracts by generally entering into offsetting third-party forward contracts. The foreign exchange contracts outstanding at December 31, 1998 primarily mature in one year or less.

    The Bancorp enters into forward contracts for future delivery of residential mortgage loans at a specified yield to reduce the interest rate risk associated with fixed-rate residential mortgages held for sale and commitments to fund residential mortgages. Credit risk arises from the possible inability of the other parties to comply with the contract terms. The majority of the Bancorp's contracts are with U.S. government-sponsored agencies (FNMA, FHLMC).
    At December 31, 1998, the Bancorp had purchased option contracts and interest rate floor agreements with notional values of $75 million and $222 million, respectively, to hedge a portion of the value of mortgage servicing rights against changes in value with changing prepayment rates. The options have an original term of five years and give the Bancorp the right to receive payments on fixed rates ranging from 5.15% to 6.15% and to make payments based on the six-month London Interbank Offering Rate (LIBOR). The Bancorp may receive a payment each quarter on the interest rate floor agreements if the reference index is below the strike rate established at the outset of each transaction. These contracts carry the risk of the counterparty's future ability to perform under the agreements. A market exposure limit is approved for counterparties, contracts are marked-to-market and exposures are collateralized in accordance with Bancorp policy.
    In 1997, the Bancorp entered into an interest rate swap agreement with a notional principal amount of $200 million in connection with the issuance of $200 million of long-term, fixed-rate capital-qualifying securities. The Bancorp receives fixed-rate payments at 8.136% and pays a variable interest rate based upon three-month LIBOR. As of December 31, 1998, the Bancorp had entered into interest rate swap agreements with commercial clients and an unconsolidated qualifying special-purpose entity with an aggregate notional principal amount of $43.5 million and $111.3 million, respectively. The agreements generally provide for the Bancorp to receive a fixed rate and pay a variable rate that resets periodically.
    The Bancorp has hedged its interest rate exposure on transactions with commercial clients by executing offsetting swap agreements with primary dealers. These transactions involve the exchange of fixed and floating interest rate payments without the exchange of the underlying principal amounts. Therefore, while notional principal amounts are typically used to express the volume of these transactions, they do not represent the much smaller amounts that are potentially subject to credit risk. Entering into interest rate swap agreements involves the risk of dealing with counterparties and their ability to meet the terms of the contract. The Bancorp controls the credit risk of these transactions through adherence to a derivative products policy, credit approval policies and monitoring procedures.
    The Bancorp sells, subject to recourse, certain commercial loans to an unconsolidated qualifying special-purpose entity. At December 31, 1998 and 1997, the outstanding balance of these loans was $1.1 billion and $468.5 million, respectively. The Bancorp did not repurchase any loans during 1998 or 1997.
    There are claims pending against the Bancorp and its subsidiaries. Based on a review of such litigation with legal counsel, management believes any resulting liability would not have a material effect upon the Bancorp's consolidated financial position or results of operations.

===============================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================



NOTE 12-OTHER SERVICE CHARGES AND FEES AND OTHER OPERATING EXPENSES The major components for the years ended December 31:

-------------------------------------------------------------------------------
($000's)                                      1998           1997        1996
-------------------------------------------------------------------------------
Other Service Charges and Fees:
  Cardholder fees ....................      $ 29,572        28,084        25,283
  Consumer loan and lease fees .......        31,269        26,730        29,965
  Commercial banking .................        40,842        27,813        19,186
  Mortgage banking ...................        72,412        46,098        47,290
  Other ..............................        52,135        51,679        29,565
-------------------------------------------------------------------------------
Total other service charges
  and fees ...........................      $226,230       180,404       151,289
-------------------------------------------------------------------------------

Other Operating Expenses:
  Marketing and
    communications ...................      $ 46,997        42,078        37,797
  Bankcard ...........................        47,125        34,501        26,206
  Intangibles amortization ...........        27,392        24,965        23,105
  Franchise taxes ....................        26,064        27,172        21,606
  Loan and lease .....................        24,343        17,136        18,696
  Printing and supplies ..............        16,323        16,345        16,188
  FDIC insurance .....................         6,518         6,387        13,371
  Other ..............................        95,940        93,011        73,128
-------------------------------------------------------------------------------
Total other operating expenses .......      $290,702       261,595       230,097
-------------------------------------------------------------------------------


NOTE 13-RETIREMENT AND BENEFIT PLANS

    A combined summary of the defined benefit retirement plans at and for the years ended December 31:

--------------------------------------------------------------------------------
($000's)                                                  1998           1997
-------------------------------------------------------------------------------
Change in benefit obligation:
  Projected benefit obligation at
    beginning of year ..........................      $  67,956          60,383
    Service cost ...............................          2,617           3,387
    Interest cost ..............................          4,666           4,560
    Curtailment ................................        (17,571)           --
    Acquisition/divestiture ....................         18,605            --
    Amendments .................................          6,210            (521)
    Actuarial loss .............................          9,774           9,382
    Benefits paid ..............................         (6,961)         (9,235)
-------------------------------------------------------------------------------
Projected benefit obligation at
  end of year ..................................      $  85,296          67,956
-------------------------------------------------------------------------------
Change in plan assets:
  Fair value of plan assets at
     beginning of year .........................      $  97,333          74,496
     Actual return on assets ...................         20,296          30,923
     Employer contributions ....................         22,036           1,149
     Benefits paid .............................         (6,961)         (9,235)
-------------------------------------------------------------------------------
Fair value of plan assets at end of year .......      $ 132,704          97,333
-------------------------------------------------------------------------------
Funded status ..................................      $  47,408          29,377
Unrecognized transition amount .................         (1,322)         (1,706)
Unrecognized actuarial gain ....................        (26,055)        (21,400)
Unrecognized prior service cost ................          5,867             644
-------------------------------------------------------------------------------
Net amount recognized ..........................      $  25,898           6,915
-------------------------------------------------------------------------------
Amounts recognized in the Consolidated
 Balance Sheets consist of:
Prepaid benefit cost ...........................      $  35,903          16,174
Accrued benefit liability ......................        (10,005)         (9,908)
Intangible asset ...............................           --               649
-------------------------------------------------------------------------------
Net amount recognized ..........................      $  25,898           6,915
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
($000's)                                        1998           1997       1996
================================================================================
Components of net periodic pension cost:
  Service cost ..........................    $  2,617        3,387        3,278
  Interest cost .........................       4,666        4,560        4,057
  Curtailment ...........................     (12,230)        --           --
  Expected return on assets .............      (8,740)      (6,518)      (6,136)
  Amortization and deferral of transition
    amount ..............................        (384)        (384)        (384)
  Amortization of actuarial loss/(gain) .      (1,266)          30          174
  Amortization of unrecognized prior
    service cost ........................         253           65          (99)
--------------------------------------------------------------------------------
Net periodic pension cost (benefit) .....    $(15,084)       1,140          890
================================================================================


   Plan assets consist primarily of common trust and mutual funds managed by Fifth Third Bank, listed stocks and U.S. bonds.

================================================================================
                                                        1998     1997     1996
================================================================================
Weighted-average assumptions:
  For disclosure:
    Discount rate ................................      6.75%     7.25     7.75
    Rate of compensation increase ................      5.18      5.34     5.33
  For measuring net periodic pension cost:
    Discount rate ................................      7.25      7.75     7.25
    Rate of compensation increase ................      5.34      5.33     5.00
    Expected return on plan assets ...............      9.00      9.00     9.00
-------------------------------------------------------------------------------

    During 1998, to emphasize 401(k) and employee matching, the Bancorp froze its defined benefit pension plan and all benefits earned to date became fully vested.
    For the Bancorp's nonqualified supplemental defined benefit plans with an accumulated benefit obligation exceeding assets, the total projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $10,759,000, $8,302,000 and $0, respectively as of December 31, 1998 and
$13,522,000, $6,670,000 and $0, respectively as of December 31, 1997. The
Bancorp's profit sharing plan contribution was $25,033,000 for 1998, $25,638,000 for 1997 and $23,788,000 for 1996.

NOTE 14-REGULATORY MATTERS

   The principal source of income and funds for the Bancorp (parent company) are dividends from its subsidiaries. During 1999, the amount of dividends the subsidiaries can pay to the Bancorp without prior approval of regulatory agencies is limited to their 1999 eligible net profits, as defined, and the adjusted retained 1998 and 1997 net income of the subsidiaries.
    The banks must maintain noninterest-bearing cash balances on reserve with the Federal Reserve Bank. In 1998 and 1997, the banks were required to maintain average reserve balances of $267,731,000 and $232,666,000, respectively.
    The Federal Reserve Board adopted quantitative measures which assign risk weightings to assets and off-balance-sheet items and also define and set minimum regulatory capital requirements (risk-based capital ratios). All banks are required to have core capital (Tier 1) of at least 4% of risk-weighted assets, total capital of at least 8% of risk-weighted assets and a minimum Tier 1 leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders' equity including capital-qualifying subordinated debt but excluding unrealized gains and losses on securities available for sale, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus certain debt instruments and the reserve for credit losses, subject to limitation. Failure to meet certain capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Consolidated Financial Statements. The regulations also define well-capitalized levels of Tier 1, total capital and Tier 1 leverage as 6%, 10% and 5%,

===============================================================================

===============================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================


respectively. The Bancorp and each of its subsidiaries had Tier 1, total capital and leverage ratios above the well-capitalized levels at December 31, 1998 and 1997. The risk-based capital ratios of certain affiliates have been computed on a pro forma basis to include inter-affiliate mergers which were approved by the appropriate regulatory agencies prior to year end and occurred in the following January. As of December 31, 1998, the most recent notification from the Federal Reserve Bank categorized the Bancorp and each of its subsidiary banks as well capitalized under the regulatory framework for prompt corrective action.
   Capital and risk-based capital and leverage ratios for the Bancorp and its significant subsidiaries at December 31:

-------------------------------------------------------------------------------
                                                                   1998
                                                          ---------------------
($000's)                                                     Amount       Ratio
-------------------------------------------------------------------------------
Total Capital (to Risk-Weighted Assets):
  Fifth Third Bancorp (Consolidated) ....................  $3,440,000     14.22%
  Fifth Third Bank, Cincinnati ..........................   1,221,000     10.71
  Fifth Third Bank, Northwestern Ohio, N.A........ ......     434,000     13.75
  Fifth Third Bank, Kentucky, Inc. ......................     199,000     14.59
  Fifth Third Bank, Western Ohio ........................     366,000     10.29
  Fifth Third Bank, Central Ohio ........................     303,000     12.04
Tier 1 Capital (to Risk-Weighted Assets):
  Fifth Third Bancorp (Consolidated) ....................   2,925,000     12.09
  Fifth Third Bank, Cincinnati ..........................     787,000      6.90
  Fifth Third Bank, Northwestern Ohio, N.A...............     299,000      9.46
  Fifth Third Bank, Kentucky, Inc. ......................     182,000     13.35
  Fifth Third Bank, Western Ohio ........................     302,000      8.49
  Fifth Third Bank, Central Ohio ........................     272,000     10.77
Tier 1 Leverage Capital (to Average Assets):
  Fifth Third Bancorp (Consolidated) ....................   2,925,000     10.39
  Fifth Third Bank, Cincinnati ..........................     787,000      7.46
  Fifth Third Bank, Northwestern Ohio,...................     299.000      5.95
  Fifth Third Bank, Kentucky, Inc. ......................     182,000      8.55
  Fifth Third Bank, Western Ohio ........................     302,000      6.39
  Fifth Third Bank, Central Ohio ........................     272,000      7.69
===============================================================================

-------------------------------------------------------------------------------
                                                                    1997
                                                           --------------------
($000's)                                                    Amount       Ratio
-------------------------------------------------------------------------------
Total Capital (to Risk-Weighted Assets):
  Fifth Third Bancorp (Consolidated) ....................  $3,076,000     13.54%
  Fifth Third Bank, Cincinnati ..........................   1,084,000     13.80
  Fifth Third Bank, Northwestern Ohio, N.A...............     411,000     12.12
  Fifth Third Bank, Kentucky, Inc. ......................     179,000     11.88
  Fifth Third Bank, Western Ohio ........................     378,000     12.00
  Fifth Third Bank, Central Ohio ........................     298,000     11.68
Tier 1 Capital (to Risk-Weighted Assets):
  Fifth Third Bancorp (Consolidated) ....................   2,541,000     11.19
  Fifth Third Bank, Cincinnati ..........................     681,000      8.67
  Fifth Third Bank, Northwestern Ohio, N.A...............     270,000      7.96
  Fifth Third Bank, Kentucky, Inc. ......................     160,000     10.63
  Fifth Third Bank, Western Ohio ........................     316,000     10.02
  Fifth Third Bank, Central Ohio ........................     266,000     10.43
Tier 1 Leverage Capital (to Average Assets):
  Fifth Third Bancorp (Consolidated) ....................   2,541,000      9.50
  Fifth Third Bank, Cincinnati ..........................     681,000      7.64
  Fifth Third Bank, Northwestern Ohio, N.A...............     270,000      5.47
  Fifth Third Bank, Kentucky, Inc. ......................     160,000      7.90
  Fifth Third Bank, Western Ohio ........................     316,000      5.80
  Fifth Third Bank, Central Ohio ........................     266,000      7.32
================================================================================

NOTE 15-NONOWNER CHANGES IN EQUITY
   Reclassification adjustments, related tax effects allocated to nonowner changes in equity and accumulated nonowner changes in equity as of and for the years ended December 31:

-------------------------------------------------------------------------------
($000's)                                         1998         1997       1996
-------------------------------------------------------------------------------
Reclassification adjustment, pretax:
  Change in unrealized gains
    arising during year ...................   $(34,274)     128,528     (15,938)
  Reclassification adjustment for
    gains in net income ...................      9,843        5,802       6,182
-------------------------------------------------------------------------------
  Change in unrealized gains on
    securities available for sale .........   $(24,431)     134,330      (9,756)
-------------------------------------------------------------------------------
Related tax effects:
  Change in unrealized gains
    arising during year ...................   $(12,100)      45,346      (5,744)
  Reclassification adjustment for
    gains in net income ...................      3,475        2,047       2,228
-------------------------------------------------------------------------------
  Change in unrealized gains on
    securities available for sale .........   $ (8,625)      47,393      (3,516)
-------------------------------------------------------------------------------
Reclassification adjustment, net of tax:
  Change in unrealized gains
    arising during year ...................   $(22,174)      83,182     (10,194)
  Reclassification adjustment for
    gains in net income ...................      6,368        3,755       3,954
-------------------------------------------------------------------------------
  Change in unrealized gains on
    securities available for sale .........   $(15,806)      86,937      (6,240)
-------------------------------------------------------------------------------
Accumulated nonowner changes in equity:
  Beginning balance --
    Unrealized gains on
    securities available for sale .........   $ 98,254       11,317      17,557
  Current period change                        (15,806)      86,937      (6,240)
-------------------------------------------------------------------------------
  Ending balance --
    Unrealized gains on
    securities available for sale .........   $ 82,448       98,254      11,317
================================================================================

NOTE 16-ACQUISITIONS

---------------------------------------------------------------------------------
                                                    Consideration
                                              --------------------
                                                            Common
                                  Date          Cash        Shares     Method of
                                Completed     ($000's)      Issued     Accounting
----------------------------------------------------------------------------------
CitFed Bancorp, Inc.             6/26/1998   $     51      13,222,869    Pooling
  Dayton, Ohio
State Savings Company            6/19/1998          4      16,625,271    Pooling
  Columbus, Ohio
The Ohio Company                 6/12/1998          2       1,862,765    Purchase
  Columbus, Ohio
W. Lyman Case                     4/9/1998     15,000              --    Purchase
and Company
  Columbus, Ohio
Heartland Capital               11/24/1997         --         351,004    Purchase
  Management, Inc.
  Indianapolis, Indiana
Suburban                         7/25/1997         11         870,218    Purchase
  Bancorporation, Inc.
  Cincinnati, Ohio
Kentucky Enterprise              3/15/1996         36       3,884,142    Pooling
  Bancorp, Inc.
  Newport, Kentucky
=================================================================================

   In June 1998, the Bancorp acquired CitFed, a publicly-traded savings and loan holding company headquartered in Dayton, Ohio with $3.1 billion in assets, and State, a privately-owned thrift holding company headquartered in Columbus, Ohio with $2.7 billion in assets. Both transactions were tax-free, stock-for-stock exchanges accounted for as poolings-of-interests. Accordingly, the assets, liabilities and shareholders' equity of CitFed and State were recorded

===============================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================


on the books of the Bancorp at their values as reported on the books of CitFed and State immediately prior to the consummation of the merger with the Bancorp. This presentation required the restatements of prior periods as if the companies had been combined for all years presented. The contributions of CitFed and State to consolidated net interest income, other operating income and net income for the periods prior to the mergers were as follows:

--------------------------------------------------------------------------------
                                       Three Months
                                          Ended
                                          March 31,             Years Ended
                                           1998                 December 31,
($000's)                               (unaudited)         1997            1996
Net Interest Income
--------------------------------------------------------------------------------
  Fifth Third Bancorp .............       $197,900        744,962        689,244
  CitFed Bancorp, Inc. ............         19,614         73,015         66,919
  State Savings Company ...........         25,340         94,273         84,870
--------------------------------------------------------------------------------
  Combined ........................       $242,854        912,250        841,033
--------------------------------------------------------------------------------
Other Operating Income
--------------------------------------------------------------------------------
  Fifth Third Bancorp .............       $126,381        445,461        368,415
  CitFed Bancorp, Inc. ............          7,804         33,494         28,275
  State Savings Company ...........          5,935         22,814         22,217
--------------------------------------------------------------------------------
  Combined ........................       $140,120        501,769        418,907
--------------------------------------------------------------------------------
Net Income
--------------------------------------------------------------------------------
  Fifth Third Bancorp .............       $108,981        401,237        335,059
  CitFed Bancorp, Inc. ............          7,803         26,568         15,162
  State Savings Company ...........          7,447         33,053         32,123
--------------------------------------------------------------------------------
  Combined ........................       $124,231        460,858        382,344
--------------------------------------------------------------------------------


    The combined consolidated results of operations are not necessarily indicative of the results that would have occurred had the acquisitions been consummated in the past or which may be attained in the future.
    In the second quarter of 1998 as a direct result of the CitFed and State acquisitions, the Bancorp recorded merger-related costs of $106.4 million ($75.6 million after tax), of which $89.7 million was recorded as operating expense and $16.7 million was recorded as additional provision for credit losses. The charge to operating expenses consisted of employee benefit obligations, costs to eliminate duplicate facilities and equipment, contract terminations, conversion expenses and professional fees. The additional provision for credit losses conformed CitFed and State to the Bancorp's reserving and charge-off practices.

--------------------------------------------------------------------------------
($000's)                                                                    1998
--------------------------------------------------------------------------------
Employee benefit obligations ................................            $49,179
Duplicate facilities and equipment ..........................             16,610
Conversion expenses and
  professional fees .........................................             13,014
Contract termination costs ..................................              2,947
Other .......................................................              7,951
--------------------------------------------------------------------------------
Merger-related charge .......................................            $89,701
--------------------------------------------------------------------------------

   During 1998, merger-related costs incurred and charged against the accrual were $60.6 million. As of December 31, 1998, the merger-related reserve was $29.1 million, which is primarily associated with disposition of duplicate facilities and certain employee benefit obligations.
   On June 12, 1998, the Bancorp acquired The Ohio Company, a full-service broker-dealer for retail and institutional clients headquartered in Columbus, Ohio. On April 9, 1998, the Bancorp acquired W. Lyman Case & Company, a commercial mortgage banking firm based in Columbus, Ohio which originated more than $680 million in financing and equity transactions in 1998 and has a loan servicing portfolio of $2 billion. The transactions were accounted for as purchases. The financial results of The Ohio Company and W. Lyman Case & Company, included in the results of operations subsequent to the date of the acquisitions, were not material to the Bancorp's financial condition and operating results for the periods presented.
   The pro forma effect of acquisitions accounted for as purchases was not material.

NOTE 17-EARNINGS PER SHARE
   Reconciliation of Earnings Per Share to Diluted Earnings Per Share for the Years Ended December 31:

---------------------------------------------------------------------------------
                                                              1998
                                             ------------------------------------
                                                             Average    Per-Share
($000's)                                     Income          Shares      Amount
---------------------------------------------------------------------------------
EPS
Income available to
  common shareholders ................       $476,128        265,338       $1.80
Effect of Dilutive Securities
Stock Options ........................                         5,336
---------------------------------------------------------------------------------
Diluted EPS
Income available to
  common shareholders
  plus assumed conversions ...........       $476,128        270,674       $1.76
---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
                                                               1997
                                             ------------------------------------
                                                             Average    Per-Share
($000's)                                      Income         Shares      Amount
---------------------------------------------------------------------------------
EPS
Income available to
  common shareholders ................       $460,858        262,338       $1.76
Effect of Dilutive Securities
Stock Options ........................                         4,342
---------------------------------------------------------------------------------
Diluted EPS
Income available to
  common shareholders
  plus assumed conversions ...........       $460,858        266,680       $1.73

---------------------------------------------------------------------------------

---------------------------------------------------------------------------------
                                                               1996
                                             ------------------------------------

                                                            Average    Per-Share
($000's)                                      Income         Shares      Amount
---------------------------------------------------------------------------------
EPS
Income available to
  common shareholders ................       $382,344        263,523       $1.45
Effect of Dilutive Securities
Stock Options ........................                         2,810
Interest on 4 1/4% convertible
  subordinated notes due 1998,
  net of applicable
  income taxes .......................          1,637          3,111
--------------------------------------------------------------------------------
Diluted EPS
Income available to
  common shareholders
  plus assumed conversions ...........       $383,981        269,444       $1.42
--------------------------------------------------------------------------------


                                                                              25
================================================================================

===============================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================


NOTE 18-FAIR VALUE OF FINANCIAL INSTRUMENTS
   Carrying amounts and estimated fair values for financial instruments at December 31:

===============================================================================
                                                                 1998
                                                      -------------------------
                                                      Carrying           Fair
($000's)                                               Amount            Value
===============================================================================
FINANCIAL ASSETS
  Cash and due from banks .....................     $   819,862         819,862
  Securities available for sale ...............       8,334,625       8,334,625
  Securities held to maturity .................          86,013          86,015
  Other short-term investments ................         118,535         118,535
  Loans held for sale .........................         492,017         497,335
  Loans, net ..................................      13,895,672      14,079,156
  Accrued interest receivable .................         282,551         282,551
FINANCIAL LIABILITIES
  Deposits ....................................      18,780,355      17,815,852
  Federal funds borrowed ......................       2,038,541       2,038,541
  Other short-term borrowings .................       1,655,386       1,655,386
  Accrued interest payable ....................          80,929          80,929
  Long-term debt ..............................       2,288,151       2,358,612
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
  Commitments to extend credit ................             607           8,848
  Letters of credit ...........................           2,936          12,946
  Purchased options ...........................           3,660           3,670
  Interest rate swap agreements ...............            --            34,065
  Interest rate floors ........................           3,629           3,684
  Interest rate caps ..........................             170               6
  Forward contracts:
    Commitments to sell loans .................            --               795
    Foreign exchange contracts:
      Commitments to purchase .................            --             2,486
      Commitments to sell .....................            --            (2,087)
===============================================================================

                                                               1997
                                                    ---------------------------
                                                       Carrying      Fair
($000's)                                                Amount       Value
================================================================================
FINANCIAL ASSETS
    Cash and due from banks ...................    $    777,378         777,378
    Securities available for sale .............       8,139,465       8,139,465
    Securities held to maturity ...............          85,010          85,375
    Other short-term investments ..............         180,425         180,425
    Loans held for sale .......................         263,772         265,113
    Loans, net ................................      14,006,741      14,098,628
    Accrued interest receivable ...............         212,949         212,949
FINANCIAL LIABILITIES
  Deposits ....................................      19,019,896      19,034,149
  Federal funds borrowed ......................       1,278,573       1,278,573
  Short-term bank notes .......................         555,000         555,000
  Other short-term borrowings .................       1,817,358       1,817,358
  Accrued interest payable ....................          83,900          83,900
  Long-term debt ..............................       1,508,683       1,659,878
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
  Commitments to extend credit ................             127           5,304
  Letters of credit ...........................           3,225           9,777
  Purchased options ...........................           2,185           2,185
  Interest rate swap agreements ...............               1          18,849
  Interest rate floors ........................           1,482           1,503
  Interest rate caps ..........................             527             159
  Forward contracts:
    Commitments to sell loans .................            --               608
    Foreign exchange contracts:
      Commitments to purchase .................            --            (7,076)
      Commitments to sell .....................            --             7,271
================================================================================


    Fair values for financial instruments were based on various assumptions and estimates as of a specific point in time, represent liquidation values and may vary significantly from amounts that will be realized in actual transactions. In addition, certain financial instruments and all non-financial instruments were excluded from the fair value disclosure requirements. Therefore, the fair values presented above should not be construed as the underlying value of the Bancorp.
    The following methods and assumptions were used in determining the fair value of selected financial instruments:
    SHORT-TERM FINANCIAL ASSETS AND LIABILITIES-for financial instruments with a short or no stated maturity, prevailing market rates and limited credit risk, carrying amounts approximate fair value. Those financial instruments include cash and due from banks, other short-term investments, accrued interest receivable, certain deposits (demand, interest checking, savings and money market), Federal funds borrowed, short-term bank notes, other short-term borrowings and accrued interest payable.
    SECURITIES, AVAILABLE FOR SALE AND HELD TO MATURITY-fair values were based on quoted market prices, dealer quotes and prices obtained from independent pricing services.
   LOANS-fair values were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
   LOANS HELD FOR SALE-the fair value of loans held for sale is estimated based on outstanding commitments from investors or current investor yield requirements.
    DEPOSITS-fair values for other time, certificates of deposit-$100,000 and over and foreign office were estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities.
    LONG-TERM DEBT-fair value of long-term debt was based on quoted market prices, when available, and a discounted cash flow calculation using prevailing market rates for borrowings of similar terms.
    COMMITMENTS AND LETTERS OF CREDIT-fair values of loan commitments, letters of credit and commitments to sell loans, representing assets to the Bancorp, were based on fees currently charged to enter into similar agreements with similar maturities.
    INTEREST RATE SWAP AGREEMENTS-fair value was based on the estimated amount the Bancorp would receive or pay to terminate the swap agreements, taking into account the current interest rates and the creditworthiness of the swap counterparties. The fair values represent an asset at December 31, 1998.
    PURCHASED OPTIONS AND INTEREST RATE FLOORS AND CAPS-fair values were based on the estimated amounts the Bancorp would receive from terminating the contracts at the reporting date.
    FOREIGN EXCHANGE CONTRACTS-fair values were based on quoted market prices of comparable instruments and represent a net asset to the Bancorp.

26
===============================================================================

===============================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

NOTE 19-PARENT COMPANY FINANCIAL STATEMENTS
The condensed financial statements
   of the Bancorp ($000's):

--------------------------------------------------------------------------------------
Condensed Statements of Income (Parent Company Only)
For the Years Ended December 31            1998                   1997          1996
--------------------------------------------------------------------------------------
Income
Dividends from Subsidiaries ........    $ 442,427               562,909       367,008
Interest on Loans to
  Subsidiaries .....................       26,969                 8,135         3,932
Securities Gains (Losses) ..........         --                    (248)          215
Other ..............................        1,644                 2,805         2,381
======================================================================================
Total Income .......................      471,040               573,601       373,536
======================================================================================
Expenses
Interest ...........................       15,618                13,793         6,240
Other ..............................       25,201                11,622         5,438

Total Expenses .....................       40,819                25,415        11,678
--------------------------------------------------------------------------------------
Income Before Taxes and
  Change in Undistributed
  Earnings of Subsidiaries .........      430,221               548,186       361,858
Applicable Income Tax Benefit ......       (2,879)               (3,606)       (1,428)
======================================================================================
Income Before Change in
  Undistributed Earnings of
  Subsidiaries .....................      433,100               551,792       363,286
Increase (Decrease) in Undistributed
  Earnings of Subsidiaries .........       43,028               (90,934)       19,058
--------------------------------------------------------------------------------------
Net Income .........................    $ 476,128               460,858       382,344
======================================================================================

=================================================================================
Condensed Balance Sheets (Parent Company Only)
December 31                                               1998            1997
=================================================================================
Assets
Cash ...........................................      $      151           1,459
Interest-Bearing Deposits ......................          11,860          70,085
Securities Available for Sale ..................            --             3,435
Loans to Subsidiaries ..........................         832,646         533,122
Investment in Subsidiaries .....................       2,627,273       2,431,283
Goodwill .......................................           9,874          10,629
Other Assets ...................................           6,495          18,252
---------------------------------------------------------------------------------
Total Assets ...................................      $3,488,299       3,068,265
=================================================================================
Liabilities
Commercial Paper ...............................      $   45,995          28,314
Accrued Expenses and Other Liabilities .........          63,782          40,794
Long-Term Debt .................................         200,000         236,321
---------------------------------------------------------------------------------
Total Liabilities ..............................         309,777         305,429
---------------------------------------------------------------------------------
Shareholders' Equity ...........................       3,178,522       2,762,836
---------------------------------------------------------------------------------
Total Liabilities and
  Shareholders' Equity .........................      $3,488,299       3,068,265
=================================================================================


================================================================================
Condensed Statements of Cash Flows (Parent Company Only)
For the Years Ended December 31             1998             1997          1996
================================================================================
OPERATING ACTIVITIES
Net Income ...........................    $ 476,128       460,858       382,344
Adjustments to Reconcile Net
  Income to Net Cash Provided
  by Operating Activities:
    Amortization .....................          755           949         1,931
    Provision for Deferred
      Income Taxes ...................       (3,226)        1,599          (169)
    Securities (Gains) Losses ........         --             248          (215)
    Decrease (Increase) in
      Other Assets ...................       11,757        (5,868)      (10,056)
    Increase (Decrease) in Accrued
      Expenses and Other Liabilities .        7,400         5,709        (3,416)
    Decrease (Increase) in
      Undistributed Earnings of
      Subsidiaries ...................      (43,028)       90,934       (19,058)
---------------------------------------------------------------------------------
NET CASH PROVIDED BY
  OPERATING ACTIVITIES ...............      449,786       554,429       351,361
---------------------------------------------------------------------------------
Investing Activities
Proceeds from Sales of
  Securities Available for Sale ......        3,435         8,074        11,117
Net Decrease (Increase) in
  Interest-Bearing Deposits ..........       58,225       (37,898)      (28,555)
Decrease (Increase) in Loans
  to Subsidiaries ....................     (299,524)     (229,090)       73,027
Capital Contributions to Subsidiaries       (80,067)     (105,015)     (266,775)
---------------------------------------------------------------------------------
NET CASH USED IN
  INVESTING ACTIVITIES ...............     (317,931)     (363,929)     (211,186)
================================================================================
FINANCING ACTIVITIES
Increase (Decrease) in Other
  Short-Term Borrowings ..............       17,681         1,037       (40,285)
Proceeds from Issuance
  of Long-Term Debt ..................         --         200,000          --
Repayment of Long-Term Debt ..........      (36,321)       (3,729)         (230)
Payment of Cash Dividends ............     (167,896)     (133,857)     (113,869)
Purchases of Treasury Stock ..........     (143,890)     (276,307)       (3,096)
Exercise of Stock Options ............       22,182        19,230        12,588
Proceeds from Sale of
  Common Stock .......................      178,125          --            --
Other ................................       (3,044)        3,922         4,416
================================================================================
NET CASH USED IN
  FINANCING ACTIVITIES ...............     (133,163)     (189,704)     (140,476)
================================================================================
INCREASE (DECREASE) IN CASH ..........       (1,308)          796          (301)
CASH AT BEGINNING OF YEAR ............        1,459           663           964
================================================================================
CASH AT END OF YEAR ..................    $     151         1,459           663
================================================================================

===============================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

NOTE 20-SEGMENTS

    The Bancorp's principal activities include Retail Banking, Commercial Banking, Investment Advisory Services and Data Processing. Retail Banking provides a full range of deposit products and consumer loans and leases. Commercial Banking offers services to business, government and professional customers. Investment Advisory Services provides a full range of investment alternatives for individuals, companies and not-for-profit organizations. Data Processing, through Midwest Payment Systems (MPS), provides electronic funds transfer (EFT) services, merchant transaction processing, operates our Jeanie ATM network and provides other data processing services to affiliated and unaffiliated customers. General Corporate and Other includes a portion of the investment portfolio, certain long-term funding, the associated interest income and expense and other items not allocated to the operating segments.
    Results of operations and selected financial information by operating segment for each of the three years ended December 31:



-----------------------------------------------------------------------------------------------------------------------------------
                                                              INVESTMENT   DATA                  GENERAL
                                      COMMERCIAL      RETAIL   ADVISORY  PROCESS-   ACQUIRED    CORPORATE   ELIMINA-
($000'S)                                BANKING       BANKING  SERVICES   ING (a)   ENTITIES    AND OTHER   TIONS (a)   TOTAL
-----------------------------------------------------------------------------------------------------------------------------------
1998
RESULTS OF OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Expense).......  $  373,121     560,290    16,676        --     68,402     (15,665)        --     1,002,824
Provision for Credit Losses.........      48,464      37,142        --        --     23,565          --         --       109,171
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision
  for Credit Losses.................     324,657     523,148    16,676        --     44,837     (15,665)        --       893,653
Other Operating Income..............     109,941     220,525   133,064   152,697     24,667       9,843    (14,543)      636,194
Merger-Related Charges..............          --          --        --        --     89,701          --         --        89,701
Operating Expenses..................     175,280     350,644    66,148    83,414     52,933          --    (14,543)      713,876
===================================================================================================================================
Income Before Income Taxes..........     259,318     393,029    83,592    69,283    (73,130)     (5,822)        --       726,270
Applicable Income Taxes.............      89,314     135,367    28,791    22,863    (20,476)     (5,717)        --       250,142
===================================================================================================================================
Net Income..........................  $  170,004     257,662    54,801    46,420    (52,654)       (105)        --       476,128
===================================================================================================================================
SELECTED FINANCIAL INFORMATION
===================================================================================================================================
Identifiable Assets.................  $7,713,305  16,925,852   374,716    86,888         --   3,821,021               28,921,782
Capital Expenditures................  $    6,110      49,650       977     7,849      3,209          --                   67,795
Depreciation and Amortization.......  $      972      24,518     1,358     5,231      3,391          --                   35,470
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1997
RESULTS OF OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income.................  $  289,305     438,424    16,722        --    167,288         511         --       912,250
Provision for Credit Losses.........      15,814      64,254        --        --      9,753         274         --        90,095
===================================================================================================================================
Net Interest Income After Provision
  for Credit Losses.................     273,491     374,170    16,722        --    157,535         237         --       822,155
Other Operating Income..............      83,925     152,532    90,169   120,011     56,308       6,329     (7,505)      501,769
Operating Expenses..................     137,604     261,715    45,970    68,374    124,350          --     (7,505)      630,508
-----------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes..........     219,812     264,987    60,921    51,637     89,493       6,566         --       693,416
Applicable Income Taxes.............      73,769      88,931    20,445    17,040     29,872       2,501         --       232,558
-----------------------------------------------------------------------------------------------------------------------------------
Net Income..........................  $  146,043     176,056    40,476    34,597     59,621       4,065         --       460,858
===================================================================================================================================
SELECTED FINANCIAL INFORMATION
===================================================================================================================================
Identifiable Assets.................  $6,414,176  12,090,061   330,119    73,431  6,335,619   2,467,267               27,710,673
Capital Expenditures................  $    3,368      34,089     1,652     3,490     18,127          --                   60,726
Depreciation and Amortization.......  $      663      19,630     1,075     2,638      7,463          --                   31,469
===================================================================================================================================

-----------------------------------------------------------------------------------------------------------------------------------
1996
RESULTS OF OPERATIONS
===================================================================================================================================
Net Interest Income.................  $  274,543     387,117    13,599        --    151,789      13,985         --       841,033
Provision for Credit Losses.........      18,923      47,563        --        --      4,368      (2,472)        --        68,382
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision
  for Credit Losses.................     255,620     339,554    13,599        --    147,421      16,457         --       772,651
Other Operating Income..............      55,831     145,793    74,032    94,936     50,492       4,564     (6,741)      418,907
SAIFAssessment......................          --          --        --        --     21,255      16,612         --        37,867
Operating Expenses..................     133,858     253,949    39,435    56,217    107,069          --     (6,741)      583,787
-----------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes..........     177,593     231,398    48,196    38,719     69,589       4,409         --       569,904
Applicable Income Taxes.............      58,659      76,431    15,919    12,777     22,304       1,470         --       187,560
-----------------------------------------------------------------------------------------------------------------------------------
Net Income..........................  $  118,934     154,967    32,277    25,942     47,285       2,939         --       382,344
===================================================================================================================================
SELECTED FINANCIAL INFORMATION
===================================================================================================================================
Identifiable Assets ................  $5,856,505  11,559,492   308,445    62,447  5,527,599   2,762,109               26,076,597
Capital Expenditures................  $    3,801      30,409     1,714     4,403      8,278          --                   48,605
Depreciation and Amortization.......  $      528      17,644       892     2,625      5,684          --                   27,373
===================================================================================================================================

(a) Data processing service revenues provided to the banking segments by MPS are eliminated in the Consolidated Statements of Income.

===============================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
===============================================================================

    The financial information for each operating segment is reported on the basis used internally by the Bancorp's management to evaluate performance and allocate resources. The allocation has been consistently applied for all periods presented. Revenues from affiliated transactions, principally EFT data processing services from MPS to the banking segments, are charged generally at rates available to and transacted with unaffiliated customers.
    The measurement of the performance of the operating segments is based on the management structure of the Bancorp and is not necessarily comparable with similar information for any other financial institution. The information presented is also not necessarily indicative of the segments' financial condition and results of operations if they were independent entities.
    During the second quarter of 1998, the Bancorp acquired CitFed and State. The operations of Citfed and State, primarily attracting deposits and originating residential and commercial real estate loans, were mainly retail in nature. Prior to acquisition, the Bancorp's management did not allocate resources to or assess the ongoing operating performance of the acquired entities. Therefore, financial information prior to acquisition is shown separately. Following acquisition, results of operations are included in the Bancorp's segment information.
    Capital expenditures consisted primarily of investments in data processing equipment, including new mainframe and network computer technology, software, operations equipment and the Retail Banking distribution network. Much of the Bancorp's efficiency is attributable to the fact each of the operating segments share the benefits of improvements in data processing technology and equipment improvements. Most of these capital expenditures were separated or divided among individual segments. The cost of centralized data processing and operations is allocated to each operating segment based on various measures of usage and the corresponding expense is included in the determination of segment operating results as disclosed on the previous page.

INDEPENDENT AUDITORS' REPORT

   To the Shareholders and Board of Directors of Fifth Third Bancorp:
    We have audited the accompanying consolidated balance sheets of Fifth Third Bancorp and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.
    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Companies at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

Cincinnati, Ohio
January 15, 1999

================================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

    This report includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended that involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the economic environment, competition, products and pricing in geographic and business areas in which the Bancorp operates, prevailing interest rates, changes in government regulations and policies affecting financial services companies, credit quality and credit risk management, changes in the banking industry including the effects of consolidation resulting from possible mergers of financial institutions, acquisitions and integration of acquired businesses. Fifth Third Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

    The data presented in the following pages should be read in conjunction with the audited Consolidated Financial Statements on pages 13 to 29 of this report.

RESULTS OF OPERATIONS
SUMMARY
   Net income advanced by 3.3% in 1998 and 20.5% in 1997. The Bancorp's net income to average assets, referred to as return on average assets (ROA), and return on average shareholders' equity (ROE) follow:

-------------------------------------------------------------------------------------------
                                1998           1997          1996        1995          1994
===========================================================================================

Net income ($000's) ....   $   476,128        460,858      382,344      330,447      275,625
Earnings per share (a) .   $      1.80           1.76         1.45         1.31         1.12
Diluted earnings per
  share (a) ............   $      1.76           1.73         1.42         1.27         1.08
ROA (b) ................          1.93%          1.74         1.64         1.58         1.54
ROE (b) ................          18.7%          18.4         17.4         17.0         16.9
Overhead ratio (b) .....          42.3%          43.3         45.0         46.6         49.2
Originally reported (c):
  ROA ..................          1.93%          1.96         1.78         1.78         1.77
  ROE ..................          18.7%          19.6         17.8         18.1         18.6
  Overhead ratio (b) ...          42.3%          41.0         43.5         43.9         46.6
============================================================================================


TABLE 1-CONSOLIDATED AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME For the Years Ended December 31 (Taxable Equivalent Basis)

------------------------------------------------------------------------------------------------------------------------------
                                                             1998                                   1997
                                             ===================================    ===================================
                                               Average                   Average      Average                  Average
                                                Out-        Revenue/      Yield/       Out-         Revenue/     Yield/
($000's)                                      standing        Cost        Rate       standing         Cost        Rate
==============================================================================================================================
Assets
Interest-Earning Assets
  Loans and Leases                          $17,952,333   $1,494,945      8.33%     $16,724,010   $1,402,087       8.38%
  Securities
   Taxable                                    8,282,131      547,435      6.61        7,622,291      523,231       6.86
   Exempt from Income Taxes                     261,224       17,804      6.82          276,058       20,730       7.51
  Other Short-Term Investments                  199,578        7,648      3.83          292,663       16,452       5.62
------------------------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets                26,695,266    2,067,832      7.75       24,915,022    1,962,500       7.88
==============================================================================================================================
Cash and Due from Banks                         710,596                                 599,468
Other Assets                                  1,369,789                               1,149,927
Reserve for Credit Losses                      (257,173)                               (237,159)
------------------------------------------------------------------------------------------------------------------------------
Total Assets                                $28,518,478                             $26,427,258
==============================================================================================================================
Liabilities
Interest-Bearing Liabilities
  Interest Checking                         $ 2,777,460       65,940      2.37      $ 2,347,010       57,919       2.47
  Savings                                     3,382,032      116,010      3.43        2,449,128       80,722       3.30
  Money Market                                1,085,910       33,845      3.12        1,969,670       74,621       3.79
  Other Time Deposits                         6,936,533      378,084      5.45        7,407,317      414,094       5.59
  Certificates-$100,000 and Over              1,474,693       81,168      5.50        1,256,952       71,462       5.69
  Foreign Office Deposits                       232,381       12,708      5.47          401,741       22,212       5.53
  Federal Funds Borrowed                      2,208,493      115,940      5.25        1,464,945       81,196       5.54
  Short-Term Bank Notes                         461,795       26,033      5.64          658,140       36,852       5.60
  Other Short-Term Borrowings                 1,728,960       89,025      5.15        1,607,580       81,048       5.04
  Long-Term Debt and Convertible
    Subordinated Notes                        1,751,926       97,100      5.54        1,410,182       86,707       6.15
==============================================================================================================================
Total Interest-Bearing Liabilities           22,040,183    1,015,853      4.61       20,972,665    1,006,833       4.80
------------------------------------------------------------------------------------------------------------------------------
Demand Deposits                               2,728,211                               2,329,135
Other Liabilities                               803,905                                 619,627
==============================================================================================================================
Total Liabilities                            25,572,299                              23,921,427
------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity                          2,946,179                               2,505,831
------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity   $28,518,478                            $26,427,258
==============================================================================================================================
Net Interest Income
  Margin on a Taxable Equivalent Basis                     $1,051,979     3.94%                   $  955,667       3.84%
==============================================================================================================================
Net Interest Rate Spread                                                  3.14%                                    3.08%
==============================================================================================================================
Interest-Bearing Liabilities
  to Interest-Earning Assets                                             82.56%                                   84.18%
==============================================================================================================================



                                                                              31
================================================================================

================================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

(a) Per share amounts have been adjusted for the three-for-two stock splits effected in the form of stock dividends paid April 15, 1998, July 15, 1997 and January 12, 1996.

(b) For comparability, certain financial ratios exclude the impact of 1998 merger-related items of $106.4 million pretax ($75.6 million after tax or $.28 per share) and the impact of the 1996 special SAIF assessment of $37.9 million pretax ($24.6 million after tax or $.09 per share).

(c) Excludes the results of the Citfed Bancorp, Inc. and State Savings Company poolings prior to 1998.

NET INTEREST INCOME
   Net interest income is the difference between interest income on earning assets such as loans, leases and securities, and interest expense paid on liabilities such as deposits and borrowings, and continues to be the Bancorp's largest revenue source. Net interest income is affected by the general level of interest rates, changes in interest rates and by changes in the amount and composition of interest-earning assets and interest-bearing liabilities. The relative performance of the lending and deposit-raising functions is frequently measured by two statistics--net interest margin and net interest rate spread. The net interest margin is determined by dividing fully-taxable equivalent net interest revenue by average earning assets. The net interest rate spread is the difference between the average fully-taxable equivalent yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The net interest margin is generally greater than the net interest rate spread due to the additional income earned on those assets funded by non-interest-bearing liabilities, or free funding, such as demand deposits and shareholders' equity.

   Table 1, Consolidated Average Balance Sheets and Analysis of Net Interest Income, presents the net interest income, net interest margin, and net interest rate spread for the five years 1994 through 1998, comparing interest revenue, average interest-bearing liabilities and average free funding outstanding. Each of these measures is reported on a fully-taxable equivalent basis. Nonaccrual loans and leases and loans held for sale have been included in the average loan and lease balances. Average outstanding securities balances are based upon amortized cost excluding any unrealized gains or losses on securities available for sale.

   Net interest income rose 10.1% to $1.1 billion in 1998 from $956 million in 1997. The improvement in 1998's net interest income was attributable to a higher level of average interest-earning assets, improvement in the funding mix and the favorable


------------------------------------------------------------------------------------------------------------------------------
               1996                                           1995                                      1994
=====================================        ========================================    =====================================
 Average                      Average         Average                      Average        Average                    Average
  Out-        Revenue/         Yield/           Out-       Revenue/        Yield/          Out-       Revenue/       Yield/
 standing       Cost            Rate          standing       Cost           Rate         standing       Cost          Rate
==============================================================================================================================


$15,699,665  $1,299,930         8.28%        $14,021,458   $1,171,561       8.36%       $12,349,791  $  942,188        7.63%

  6,916,744     466,685         6.75           5,041,021      332,242       6.59          3,973,669     242,491        6.10
    436,477      31,708         7.26             471,338       34,248       7.27            359,830      24,568        6.83
    246,877      12,820         5.19             214,239       13,182       6.15            229,563      10,730        4.67
------------------------------------------------------------------------------------------------------------------------------
 23,299,763   1,811,143         7.77          19,748,056    1,551,233       7.86         16,912,853   1,219,977        7.21
==============================================================================================================================
    589,368                                      614,961                                    592,644
  1,087,111                                      698,831                                    583,356
   (232,217)                                    (212,564)                                  (197,525)
------------------------------------------------------------------------------------------------------------------------------
$24,744,025                                  $20,849,284                                $17,891,328
==============================================================================================================================


$ 2,020,938      43,665         2.16         $ 1,691,474       34,486       2.04        $ 1,776,304      31,228        1.76
  2,103,604      64,803         3.08           1,135,754       28,683       2.53          1,402,160      33,459        2.39
  2,313,994      85,502         3.69           2,263,282       83,063       3.67          1,893,337      49,991        2.64
  7,387,527     413,625         5.60           6,140,721      359,793       5.86          5,374,960     267,421        4.98
  1,164,915      63,831         5.48             921,631       54,720       5.94            439,808      19,154        4.36
    522,216      28,407         5.44             780,475       46,646       5.98            529,434      24,165        4.56
  1,230,219      64,942         5.28           1,071,792       63,492       5.92            848,217      34,925        4.12
    553,924      30,278         5.47             769,000       47,956       6.24            429,642      20,285        4.72
  1,264,414      63,541         5.03           1,011,671       52,244       5.16            901,387      38,385        4.26

  1,239,316      72,783         5.87             913,077       54,414       5.96            738,507      39,078        5.29
==============================================================================================================================
 19,801,067     931,377         4.70          16,698,877      825,497       4.94         14,333,756     558,091        3.89
------------------------------------------------------------------------------------------------------------------------------
  2,051,763                                    1,770,395                                  1,551,296
    549,428                                      439,286                                    375,199
==============================================================================================================================
 22,402,258                                   18,908,558                                 16,260,251
------------------------------------------------------------------------------------------------------------------------------
  2,341,767                                    1,940,726                                  1,631,077
$24,744,025                                  $20,849,284                                $17,891,328
==============================================================================================================================

             $  879,766         3.78%                      $  725,736       3.67%                    $  661,886        3.91%
==============================================================================================================================
                                3.07%                                       2.92%                                      3.32%
==============================================================================================================================

                               84.98%                                      84.56%                                     84.75%
====================================================================================================================================

                                                                              31
===============================================================================

================================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

TABLE 2-ANALYSIS OF NET INTEREST INCOME CHANGES (TAXABLE EQUIVALENT BASIS)

---------------------------------------------------------------------------------------------------------------------------
                                                     1998 Compared to 1997                    1997 Compared to 1996
                                             ====================================    =====================================
($000's)                                      Volume  Yield/Rate    Mix     Total    Volume  Yield/Rate    Mix      Total
---------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Interest Income
  Loans and Leases ........................  $102,933  $ (8,362) $(1,713) $ 92,858   $ 84,816  $15,700   $1,641   $102,157
  Securities
    Taxable ...............................    45,265   (19,056)  (2,005)   24,204     47,624    7,608    1,314     56,546
    Exempt from Income Taxes ..............    (1,114)   (1,905)      93    (2,926)   (11,646)   1,091     (423)   (10,978)
  Other Short-Term Investments ............    (5,231)   (5,239)   1,666    (8,804)     2,376    1,062      194      3,632
===========================================================================================================================
Total Interest Income Change ..............   141,853   (34,562)  (1,959)  105,332    123,170   25,461    2,726    151,357
===========================================================================================================================
Increase (Decrease) in Interest Expense
  Interest Checking .......................    10,632    (2,347)    (264)    8,021      7,043    6,265      946     14,254
  Savings .................................    30,786     3,184    1,318    35,288     10,642    4,628      649     15,919
  Money Market ............................   (33,495)  (13,197)   5,916   (40,776)   (12,706)   2,314     (489)   (10,881)
  Other Time Deposits .....................   (26,317)  (10,370)     677   (36,010)     1,108     (739)     100        469
  Certificates-$100,000 and Over ..........    12,389    (2,388)    (295)    9,706      5,044    2,446      141      7,631
  Foreign Office Deposits .................    (9,366)     (241)     103    (9,504)    (6,554)     470     (111)    (6,195)
  Federal Funds Borrowed ..................    41,193    (4,248)  (2,201)   34,744     12,394    3,199      661     16,254
  Short-Term Bank Notes ...................   (10,995)      263      (87)  (10,819)     5,701      720      153      6,574
  Other Short-Term Borrowings .............     6,118     1,768       91     7,977     17,261      126      120     17,507
  Long-Term Debt and Convertible
   Subordinated Notes .....................    21,017    (8,602)  (2,022)   10,393     10,030    3,471      423     13,924
===========================================================================================================================
Total Interest Expense Change .............    41,962   (36,178)   3,236     9,020     49,963   22,900    2,593     75,456
===========================================================================================================================
Increase (Decrease) in Net Interest
  Income on a Taxable Equivalent Basis ....  $ 99,891  $  1,616  $(5,195)   96,312   $ 73,207  $ 2,561   $  133     75,901
===========================================================================================================================
Increase in Taxable
  Equivalent Adjustment ...................                                 (5,738)                                 (4,684)
===========================================================================================================================
Net Interest Income Change ................                               $ 90,574                                $ 71,217
===========================================================================================================================


repricing of interest-bearing liabilities. The net interest margin improved by 10 basis points (bps) to 3.94% in 1998 from 3.84% in 1997. The 1998 improvement follows a six bps improvement in 1997's net interest margin. Declining rates and mortgage asset refinancing reduced the yield on interest-earning assets by 13 bps to 7.75% in 1998. The average yield on loans and leases was down 5 bps, while the yield on securities was down 27 bps. Solid growth in interest-bearing transaction deposits and lower short-term borrowing costs reduced the cost of interest-bearing liabilities by 19 bps, in 1998, to 4.61% from 1997's 4.80%. The cost of borrowed funds, including federal funds borrowed, short-term bank notes, other short-term borrowings and long-term debt decreased by 23 bps to 5.33% in 1998, from 5.56% in 1997. The positive contribution of free funding to the net interest margin increased from 76 bps in 1997 to 80 bps in 1998, due primarily to more than 17% growth in non-interest-bearing demand deposits over 1997.

   Average interest-earning assets increased by 7.1% to $26.7 billion in 1998, an increase of nearly $1.8 billion from 1997. During 1997, average interest-earning assets grew 6.9% over 1996. The acquisition of CitFed and State, in addition to strong residential mortgage lending, led to the securitization of over $1 billion of residential mortgages during 1998, and the prepayment of over $474 million of higher-cost borrowings previously on the books of CitFed and State. The Bancorp continues to use loan securitizations and sales to manage the composition of the balance sheet and to improve balance sheet liquidity. Securitizations and sales permit the Bancorp to grow the origination and servicing functions and increase fee income without increasing balance sheet leverage. Sales and securitizations of loans totaled $4.3 billion in 1998 and $2.8 billion in 1997.

   Average interest-bearing liabilities grew to $22 billion during 1998, an increase of 5.1% over the $21 billion average in 1997. Core deposits (which excludes certificates of deposits greater than $100,000 and foreign office deposits) remain the Bancorp's most important and lowest cost source of funding.

OPERATING INCOME

   The table at the top of the following page shows the components of other operating income for the five years ended December 31, 1998. Total other operating income, excluding securities gains, increased 26.3% in 1998 and was up 20.2% in 1997. There was strong growth across both traditional and non-banking business lines.

   Investment advisory income was $134.9 million in 1998, up from $93.6 million in 1997. The 44.2% advance in revenue was driven by robust growth in all product lines and The Ohio Company acquisition. Investment advisory fees, a portion of which are based on the market value of managed trust assets, benefited from asset growth of 33.6% in 1998. Successful new sales efforts and strength in equity markets led to 20.9% investment advisory revenue growth in 1997. Fifth Third is one of the leading money managers in the Midwest and as of December 31, 1998, had $148.4 billion in assets under care, a 24.8% increase over last year end, $18.1 billion in assets under management and $4.8 billion in its proprietary Fifth Third Funds.

   Service charges on deposits reached $127.1 million in 1998 and $109.5 million in 1997, increases of 16.1% and 14.3%, respectively. The growth in both years was fueled by an expanding retail delivery system and sales campaigns promoting checking and savings accounts. Commercial transaction account balances continued to grow and contributed to the increase in fee income.

    Data processing income was up 22.8% in 1998 and 27.6% in 1997. Merchant processing revenues, approximately 46% of total data processing revenues, increased 23.7% in 1998 and 44% in 1997, due entirely to new customers and resulting increases in merchant transaction volumes. Electronic Funds Transfer, the other portion of data processing income, increased 22% in 1998 and 16.4% in 1997, the result of success in attracting new customers, the growing use of our expanding ATM network and the increased popularity of debit cards.

32
===============================================================================

================================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

----------------------------------------------------------------------------------------------------------
($000's)                                  1998           1997           1996          1995           1994
==========================================================================================================
Investment advisory income .......... $134,872         93,557         77,404        64,497         57,063
Service charges on deposits .........  127,095        109,500         95,837        75,785         68,106
Data processing income ..............  138,154        112,506         88,195        75,311         64,394
Other service charges and fees ......  226,230        180,404        151,289       124,173        100,224
----------------------------------------------------------------------------------------------------------
Subtotal ............................  626,351        495,967        412,725       339,766        289,787
Securities gains (losses) ...........    9,843          5,802          6,182         5,625         (5,173)
Total ............................... $636,194        501,769        418,907       345,391        284,614
After-tax securities gains (losses) .  $ 6,368          3,755          3,954         3,650         (3,365)
==========================================================================================================


    Other service charges and fees climbed to $226.2 million in 1998, compared to $180.4 million in 1997. Mortgage banking revenue, commercial banking income, cardholder fees and consumer loan and lease fees represent the majority of other service charges and fees. Mortgage banking revenue topped $72.4 million in 1998, a 57.1% increase over 1997. Strong originations in 1998 boosted the increased level of mortgage banking activity. Sales and securitizations of residential mortgage loans approached $4.2 billion in 1998, up from $2.7 billion in 1997. Fifth Third's total loan servicing portfolio increased to $31.3 billion at year-end 1998, with $13.1 billion of loans serviced for other investors, compared to $27.5 billion with $9.9 billion serviced for others at the end of 1997. Commercial banking income rose 46.8% to $40.8 million in 1998, led by International department revenue and credit enhancement fees. Cardholder fees from our credit card portfolio provided $29.6 million and consumer loan and lease fees contributed $31.3 million to other service charges and fees.

    Other service charges and fees were $180.4 million in 1997, compared to $151.3 million in 1996, an increase of $29.1 million, or 19.2%. Commercial banking income of $27.8 million in 1997 represented an increase of 45% over 1996 and resulted from International department revenue and credit enhancement fee growth. Similar levels of mortgage-banking activity between years contributed revenue of $46.1 million in 1997, down slightly from $47.3 million in 1996. Consumer loan and lease fees of $26.7 million declined from 1996 due to lower originations and 1996 auto loan sales and securitizations. Our credit card portfolio contributed to an 11.1% increase in cardholder fees.

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

--------------------------------------------------------------------------------------------------------------
($000's)                                      1998           1997           1996          1995           1994
==============================================================================================================
Salaries, wages and incentives ........   $286,274        242,972        225,052       193,015        181,558
Employee benefits .....................     53,556         49,431         55,587        48,119         45,953
Equipment expenses ....................     32,588         27,980         27,087        23,511         22,588
Net occupancy expenses ................     50,756         48,530         45,964        38,827         34,703
Other operating expenses ..............    290,702        261,595        230,097       196,092        180,921
==============================================================================================================
Total operating expenses ..............    713,876        630,508        583,787       499,564        465,723
==============================================================================================================
Merger-related charges ................     89,701             --             --            --             --
SAIF assessment .......................         --             --         37,867            --             --
--------------------------------------------------------------------------------------------------------------
Total .................................   $803,577        630,508        621,654       499,564        465,723
==============================================================================================================

$600                              70                         70%
$500                              60                         60%
$400                              50                         50%
$300                              40                         40%
$200                              30                         30%
$100
     (illegible)                  (illegible)                  (illegible)
[GRAPH]                              [GRAPH]                   [GRAPH]


* For comparability, certain financial ratios and statistics exclude the impact of the 1998 merger-related items of $106.4 million pretax ($75.6 million after tax or $.28 per share) and the 1996 special SAIF assessment of $37.9 million pretax ($24.6 million after tax or $.09 per share).

                                                                              33
===============================================================================

================================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

below our peers, at 42.3% for 1998 and 43.3% in 1997 and under 50% since 1993. Total operating expenses increased 13.2% in 1998, excluding $89.7 million of merger-related charges and 8% in 1997 over 1996. Fifth Third's expense growth over 1997 was higher than customary as we used strong revenue growth to invest in technology upgrades and Year 2000 efforts. Salaries, wages and incentives comprised 47.6% and 46.4% of total operating expenses, excluding the 1998 merger-related charges, in 1998 and 1997, respectively. Compensation expense increased in 1998 as a result of more variable compensation for increased sales production, higher staffing costs related to computer programming, a tighter labor market and additional personnel to support sales and our volume-related businesses. The Bancorp's productivity ratios, which measure the degree of efficiency of our employees, have shown improvement since 1993. Net income per employee was $66,200 for 1998, compared to $37,600 for 1993, an increase of 76% as the chart on the previous page illustrates. Benefits expense was lowered in both 1998 and 1997. During 1998, to emphasize 401(k) and employee matching, the Bancorp froze its defined benefit pension plan and all benefits earned to date became fully vested. A curtailment gain was recognized as a reduction of employee benefits expense. Lower benefits expense in 1997 is primarily due to changes in our profit-sharing plan to incorporate new alternatives for employees such as flex dollars and 401(k) plan matching.

    Equipment and net occupancy expenses increased 8.9% in 1998 and 4.7% in 1997. The addition of nearly 400 ATMs and software and processing technology upgrades primarily led to the rise in equipment expense over 1997. Upgrades of equipment to support growth and processing technology and the addition of ATMs also contributed to the increase in 1997.

    Volume-related expenses of our processing and fee businesses, along with higher loan and lease processing costs from strong origination volumes, principally contributed to the 11.1% increase in 1998's other operating expenses. Other operating expenses increased to $261.6 million in 1997, up $31.5 million or 13.7% over 1996. Volume-related expenses of our card processing business accounted for $8.3 million or 26.3% of the increase. Franchise tax expense was up $5.6 million primarily as a result of growth in shareholders' equity. Marketing expense also increased over 1996 principally due to the continued promotion of the Bancorp's diversified loan, investment and deposit products. Additional recruiting and training costs were incurred in 1997 as we added more sales personnel.

    Operating expenses for 1998 include a one-time, merger-related pretax charge of $89.7 million resulting directly from the acquisitions of CitFed and State. The charge consists of employee benefit obligations, costs to eliminate duplicate facilities and equipment, contract terminations, conversion expenses and professional fees.

FINANCIAL CONDITION
LOANS AND LEASES

    The table below shows the history of commercial and consumer loans and leases by major category at December 31. On-balance-sheet loan and lease balances increased 4% and 9.1%, respectively, in 1998 and 1997. In both years, the growth in outstandings was affected considerably by sales and securitizations of residential and commercial loans, which allows the Bancorp to be selective in how much of the expanding origination volume is retained in the loan and lease portfolio. Although residential mortgage loan originations were $5.4 billion for 1998, the related loans decreased 11.2% because $4.2 billion of the respective origination volume was sold or securitized. Installment loan balances grew 14% during 1998 and 10.9% during 1997, the result of successful direct installment loan sales in the Bancorp's Banking Centers. Consumer leases grew 17.3%and 8% during 1998 and 1997, respectively, and represent 12.1% and 10.7% of total loans and leases at December 31, 1998 and 1997, respectively.

    Commercial loan and lease outstandings were up 8.3% in 1998 and 6.6% in 1997. Commercial leasing contributed increases of 20% and 27.1%, respectively, consisting largely of credits within our market areas of Ohio, Kentucky, Indiana and Arizona. Commercial mortgages represent 6.5% of our total loan and lease portfolio and include primarily financing of owner-occupied properties--loans on properties occupied by the principal borrower. To maintain balance sheet flexibility and to serve as a source of fee income, the Bancorp during 1998 and 1997 sold with servicing retained certain floating-rate commercial loans to a commercial paper funding corporation. The outstanding balances of these loans were $1.1 billion and $468.5 million at December 31, 1998 and 1997, respectively.

    In addition to the loan and lease porfolio discussed above, the Bancorp serviced loans for others of approximately $13.1 billion, $9.9 billion and $8.3 billion at December 31, 1998, 1997 and 1996, respectively.

LOAN AND LEASE PORTFOLIO
-----------------------------------------------------------------------------------------------------------------------------------
                                    1998               1997                 1996                 1995                  1994
                             -----------------   -----------------   -----------------    -----------------   ---------------------
($ in millions)               Amount       %     Amount        %         Amount      %      Amount       %       Amount        %
===================================================================================================================================
Commercial:
  Commercial ............    $ 4,787      26.2%   $ 4,330      24.6%   $ 4,067      25.2%   $ 3,642      24.4%   $ 3,092      23.7%
  Mortgage ..............      1,179       6.5      1,274       7.3      1,297       8.1      1,318       8.8      1,286       9.9
  Construction ..........        572       3.1        560       3.2        593       3.7        531       3.5        438       3.3
  Leases ................      1,402       7.7      1,168       6.6        919       5.7        696       4.7        479       3.7
===================================================================================================================================
Subtotal ................      7,940      43.5      7,332      41.7      6,876      42.7      6,187      41.4      5,295      40.6
-----------------------------------------------------------------------------------------------------------------------------------
Consumer:
  Installment ...........      3,084      16.9      2,706      15.4      2,441      15.2      2,884      19.3      2,248      17.3
  Mortgage ..............      4,696      25.7      5,288      30.1      4,649      28.9      4,233      28.3      4,187      32.1
  Credit Card ...........        337       1.8        363       2.1        395       2.4        350       2.3        297       2.3
  Leases ................      2,214      12.1      1,887      10.7      1,748      10.8      1,298       8.7      1,007       7.7
-----------------------------------------------------------------------------------------------------------------------------------
Subtotal ................     10,331      56.5     10,244      58.3      9,233      57.3      8,765      58.6      7,739      59.4
-----------------------------------------------------------------------------------------------------------------------------------
Total ...................    $18,271     100.0%   $17,576     100.0%   $16,109     100.0%   $14,952     100.0%   $13,034     100.0%
===================================================================================================================================

==============================================================================

================================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

RESERVE FOR CREDIT LOSSES FIVE YEAR HISTORY

===========================================================================================================================
($000's)                                                  1998           1997          1996           1995          1994
===========================================================================================================================
Balance at January 1.............................. $   250,950        233,803       224,134        202,009       185,416
Provision for credit losses.......................     109,171         90,095        68,382         45,934        41,183
Losses charged off................................    (123,687)      (101,517)      (86,598)       (46,846)      (33,572)
Recoveries of losses previously charged off.......      26,920         26,864        22,047         14,558        15,907
Letter of credit..................................          --             --            --             --        (7,800)
Reserve of acquired institutions and other........       3,506          1,705         5,838          8,479           875
===========================================================================================================================
Balance at December 31............................ $   266,860        250,950       233,803        224,134       202,009
===========================================================================================================================
Loans and leases outstanding at December 31....... $17,779,023    $17,312,943   $16,034,523    $14,813,197   $12,992,774
Reserve as a percent of loans and leases
  outstanding.....................................        1.50%          1.45%         1.46%          1.51%         1.55%
Average loans and leases.......................... $17,664,000    $16,583,000   $15,612,000    $13,929,000   $12,195,000
Net charge-offs as a percent of average
  loans and leases outstanding....................         .55%           .45%          .41%           .23%          .14%
Reserve as a percent of total nonperforming assets      517.04%        318.95%       279.94%        248.70%       345.11%
Reserve as a percent of total underperforming assets    203.95%        200.82%       192.32%        202.69%       281.46%
===========================================================================================================================

PROVISION AND RESERVE FOR CREDIT LOSSES
   The Bancorp provides as an expense an amount for expected credit losses. This provision is based on the growth of the loan and lease portfolio and on recent loss experience and is called the provision for credit losses in the Consolidated Statements of Income. Actual losses on loans and leases are charged against the reserve created on the Consolidated Balance Sheets through the provision for credit losses. The amount of loans and leases actually removed as assets from the Consolidated Balance Sheets is referred to as charge-offs and, after netting out recoveries on previously charged off assets, becomes net charge-offs.
   Charge-offs, net of recoveries, increased $22.1 million over 1997 due to higher losses on commercial loans. Net charge-offs as a percent of average loans and leases outstanding were .55%, .45% and .41% for 1998, 1997 and 1996, respectively. Although net charge-offs have risen in 1998, the net charge-off ratio remains near the Bancorp's historical 10-year average of .50%. The reserve for credit losses as a percentage of total loans and leases was 1.50% and 1.45% at December 31, 1998 and 1997, respectively.
   The table above presents credit loss data for the most recent five year period.

UNDERPERFORMING ASSETS
   Underperforming assets consist of (1) nonaccrual loans and leases on which the ultimate collectibility of the full amount of interest is uncertain, (2) loans and leases which have been renegotiated to provide for a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower, (3) loans and leases past due ninety days or more as to principal or interest and (4) other real estate owned. A summary of underperforming assets at December 31 follows:

-------------------------------------------------------------------------------
($000's)                                          1998         1997        1996
================================================================================
Nonaccrual loans and leases ...............    $ 42,760       71,667      66,745
Renegotiated loans and leases .............        --            128       1,121
Other real estate owned ...................       8,853        6,886      15,652
================================================================================
Total nonperforming assets ................      51,613       78,681      83,518
Ninety days past due loans and leases .....      79,233       46,281      38,053
--------------------------------------------------------------------------------
Total underperforming assets ..............    $130,846      124,962     121,571
================================================================================
Nonperforming assets as a percent
  of total loans, leases and other
  real estate owned .......................         .29%         .45         .52
Underperforming assets as a
  percent of total loans, leases
  and other real estate owned .............         .74%         .72         .76
================================================================================


   Nonperforming assets as a percentage of total loans, leases and other real estate owned was .29% at December 31, 1998, a decrease from .45% at December 31, 1997. Of the total underperforming assets at December 31, 1998, $53,653,000 are to borrowers or projects in the Cincinnati-Dayton market area, $7,614,000 in the Toledo market area, $36,719,000 in the Columbus market area, $751,000 in the Louisville market area, $11,248,000 in the Cleveland market area, $13,807,000 distributed in the market areas of our smaller affiliate banks and $7,054,000 outside of the Ohio-Kentucky-Indiana area. A decrease in residential mortgage loans was the primary reason for the decrease in nonaccrual loans and leases during 1998. At December 31, 1998, 1997 and 1996, nonaccrual loans and leases included residential mortgage loans of $11,381,000, $26,552,000 and $21,683,000, respectively, and commercial loans and leases of $22,337,000, $33,230,000 and $20,511,000, respectively. An increase in residential mortgage loans was the primary reason for the increase in loans and leases ninety days past due. At December 31, 1998, 1997, and 1996, loans and leases 90 days past due included residential mortgage loans of $34,424,000, $12,068,000 and $9,529,000, respectively, installment loans and consumer leases of $24,778,000, $15,871,000 and $15,195,000, respectively, and commercial loans and leases of $7,678,000, $10,710,000 and $8,092,000, respectively. At December 31, 1998, 1997 and 1996, credit card receivables of $6,872,000, $5,431,000 and $5,075,000, respectively, were ninety days past due.

   Of the total nonperforming assets at December 31, 1998, $9,741,000, or 18.9%, were related to commercial real estate. Nonaccrual commercial real estate loans were $8,169,000, an increase of 17% from 1997's $6,980,000. At December 31,
1998, there were no renegotiated loans. At December 31, 1998, other real estate owned included $2,570,000 of residential mortgage loans and $3,471,000 for a repossessed commercial lease asset.

SECURITIES
   The investment portfolio consists largely of fixed and floating-rate mortgage-related securities, predominantly underwritten to the standards of and guaranteed by the government-sponsored agencies of FHLMC, FNMA and GNMA. These securities differ from traditional debt securities primarily in that they have uncertain maturity dates and are priced based on estimated prepayment rates on the underlying mortgages. The estimated average life of the portfolio is 3.4 years based on current prepayment expectations.

   The Bancorp securitized $1.1 billion of fixed and adjustable-rate residential mortgages in both 1998 and 1997. These

                                                                              35
================================================================================

================================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

SECURITIES PORTFOLIO AT DECEMBER 31
---------------------------------------------------------------------------------------------------------------------------
($000's)                                                   1998           1997           1996          1995           1994
---------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
  U.S. Treasury ..................................   $  255,879        232,381        276,283       316,415        249,902
---------------------------------------------------------------------------------------------------------------------------
  U.S. Government agencies and corporations ......       26,090        303,761        124,641       173,451         97,005
---------------------------------------------------------------------------------------------------------------------------
  States and political subdivisions ..............      191,335        194,153        296,847       300,787             --
---------------------------------------------------------------------------------------------------------------------------
  Agency mortgage-backed securities ..............    6,847,883      6,525,928      5,676,252     3,580,863      1,147,949
---------------------------------------------------------------------------------------------------------------------------
  Other bonds, notes and debentures ..............      746,010        608,986        891,751       861,990         34,085
---------------------------------------------------------------------------------------------------------------------------
  Other securities ...............................      267,428        274,256        134,581        57,888          6,572
---------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
  U.S. Treasury ..................................           --             --             --            --        161,709
---------------------------------------------------------------------------------------------------------------------------
  U.S. Government agencies and corporations ......           --             --        189,098       152,981        146,686
---------------------------------------------------------------------------------------------------------------------------
  States and political subdivisions ..............       55,210         41,982        150,432       168,242        464,613
---------------------------------------------------------------------------------------------------------------------------
  Agency mortgage-backed securities ..............           --          4,996          4,996         4,996      2,343,594
---------------------------------------------------------------------------------------------------------------------------
  Other bonds, notes and debentures ..............        1,660          1,535          1,805         1,505        193,545
---------------------------------------------------------------------------------------------------------------------------
  Other securities ...............................       29,143         36,497         80,111        64,180         79,445

---------------------------------------------------------------------------------------------------------------------------


MATURITIES OF SECURITIES AT DECEMBER 31, 1998

-----------------------------------------------------------------------------------------------------------------------------------
                                     Maturity             1-5 Year             6-10 Year          Over 10
                                   Under 1 Year           Maturity              Maturity        Year Maturity           Total
                               --------------------  -------------------    ---------------    ----------------   -----------------
($000's)                        Amount        Yield      Amount    Yield    Amount    Yield     Amount   Yield     Amount    Yield
-----------------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
  U.S. Treasury .............. $136,491       7.29%  $  116,825    6.66%   $ 2,101    5.79%    $  462    8.63%  $  255,879   6.99%
-----------------------------------------------------------------------------------------------------------------------------------
  U.S. Government agencies
    and corporations .........    2,775       6.45       22,820    7.10         --      --        495    8.54       26,090   7.06
-----------------------------------------------------------------------------------------------------------------------------------
  States and political
    subdivisions (a) .........   13,500       8.24      122,898    7.57     42,066     7.77    12,871    7.67      191,335   7.67
-----------------------------------------------------------------------------------------------------------------------------------
  Agency mortgage-
    backed securities (b) ....  532,985       7.15    5,707,033    6.90    161,563     7.14   446,252    6.88    6,847,833   6.92
-----------------------------------------------------------------------------------------------------------------------------------
  Other bonds, notes and
    debentures (c) ...........    4,920       8.87      579,080    6.47     30,547     7.40   131,463    6.39      746,010   6.51
-----------------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
  States and political
     subdivisions (a) ........   36,748       4.62       13,774    5.16      2,770     5.40     1,918    5.80       55,210   4.83
-----------------------------------------------------------------------------------------------------------------------------------
  Other bonds, notes and
    debentures ...............      500       8.00          850    7.36        285     6.75        25    6.75        1,660   7.44
-----------------------------------------------------------------------------------------------------------------------------------


Maturities of mortgage-backed securities were estimated based on historical and predicted prepayment trends.

(a) taxable-equivalent yield using the statutory rate in effect.
(b) included in agency mortgage-backed securities available for sale are floating-rate securities totalling $1,450,326,000.
(c) included in other bonds, notes and debentures available for sale are floating-rate securities totalling $154,325,000.


securitizations improve liquidity, reduce interest rate risk and the reserve for credit losses and preserve capital. Further securitizations in 1999 are expected.

DEPOSITS
   Interest-earning assets are funded primarily by core deposits. The accompanying tables show the relative composition of the Bancorp's average deposits and the change in average deposit sources during the last five years. Other time deposits are comprised of consumer certificates of deposit. Foreign office deposits are denominated in amounts greater than $100,000.

   The Bancorp's continued focus on Banking Center sales campaigns for transaction accounts throughout 1998 sustained strong growth in core deposits. Average demand, interest checking and saving balances rose 24.7% in 1998 and 15.4% in 1997. Our MaxSaver product contributed to the growth in savings balances, while the Platinum One and Business 53 products and promotional campaigns drove the increase in demand and interest checking.

   The Bancorp acquired deposits of $116.6 million from Bank One Corporation in 1998. During 1997, the Bancorp acquired deposits of $128.9 million from Great Lakes National Bank Ohio and $126.1 million of deposits through the acquisition of Suburban Bancorporation, Inc.

DISTRIBUTION OF AVERAGE DEPOSITS

===============================================================================
                  1998    1997     1996     1995     1994
===============================================================================
Demand  ..........  14.7%  12.8     11.7     12.0     12.0
Interest checking.  14.9   12.9     11.5     11.5     13.7
Savings...........  18.2   13.5     12.0      7.7     10.8
Money market......   5.8   10.9     13.2     15.4     14.6
Other time .......  37.3   40.8     42.1     41.8     41.4
Certificates-
  $100,000
  and over .......   7.9    6.9      6.6      6.3      3.4
Foreign office ...   1.2    2.2      2.9      5.3      4.1
===============================================================================
Total ............ 100.0% 100.0    100.0    100.0    100.0
===============================================================================


36
===============================================================================

================================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================

CHANGE IN AVERAGE DEPOSIT SOURCES
--------------------------------------------------------------------------------
($000's)                  1998       1997       1996       1995       1994
===============================================================================
Demand ............... $399,076    277,372     281,368    219,099    124,433
Interest checking.....  430,450    326,072     329,464    (84,830)   195,936
Savings ..............  932,904    345,524     967,850   (266,406)   (50,482)
Money market ......... (883,760)  (344,324)     50,712    369,945    106,223
Other time ........... (470,784)    19,790   1,246,806    765,761    518,698
Certificates-
  $100,000
  and over ...........  217,741     92,037     243,284    481,823    (70,407)
Foreign office ....... (169,360)  (120,475)   (258,259)   251,041    287,189
--------------------------------------------------------------------------------
Total change ......... $456,267    595,996  2,861,225   1,736,433  1,111,590
===============================================================================


SHORT-TERM BORROWINGS
   These primarily consist of short-term excess funds from correspondent banks, securities sold under agreements to repurchase, short-term bank notes and commercial paper issuances. Short-term borrowings primarily fund short-term, rate-sensitive earning-asset growth. Average short-term borrowings as a percentage of average earning assets increased from 15% in 1997 to 16.5% in 1998. Although the Bancorp was successful in attracting transaction accounts in both 1998 and 1997, the overall funding mix shifted with short-term borrowings supporting a relatively higher proportion of earning assets. During 1998 and 1997, the Bancorp increased its reliance on short-term borrowings as loan and lease growth outpaced core deposit growth. As the following table of average short-term borrowings and average Federal funds loaned indicates, the Bancorp was a net borrower of funds of $4.3 billion in 1998, up from $3.6 billion in 1997:

AVERAGE SHORT-TERM BORROWINGS
--------------------------------------------------------------------------------
($000's)                   1998          1997      1996         1995       1994
--------------------------------------------------------------------------------
Federal funds
  borrowed ..........  $2,208,493    1,464,945   1,230,219   1,071,792    848,217
Short-term
  bank notes ........     461,795      658,140     553,924     769,000    429,642
Other short-term
  borrowings ........   1,728,960    1,607,580   1,264,414   1,011,671    901,387
----------------------------------------------------------------------------------
Total short-term
  borrowings ........   4,399,248    3,730,665   3,048,557   2,852,463  2,179,246
Federal funds loaned       98,100      140,451     101,397     143,151    157,864
  Net funds borrowed   $4,301,148    3,590,214   2,947,160   2,709,312  2,021,382
----------------------------------------------------------------------------------

CAPITAL RESOURCES
   The Bancorp maintains a relatively high level of capital as a margin of safety for its depositors and shareholders. At December 31, 1998, shareholders' equity was $3.2 billion compared to $2.8 billion at December 31, 1997, an increase of $415.7 million, or 15%. This increase in capital resulted primarily from the retention of earnings and upward market adjustments on available-for-sale securities offset in part by dividend declarations and the repurchase of Fifth Third Bancorp common stock.
   The following table shows several capital and liquidity ratios for the last three years:

============================================================================
                                   1998    1997     1996
============================================================================
Average shareholders' equity to
  Average assets  ...............    10.33%   9.48     9.46
  Average deposits ..............    15.83   13.80    13.33
  Average loans and leases ......    16.41   14.98    14.92
---------------------------------------------------------------------------

   In mid-1997, the Bancorp completed the repurchase of $250 million of its common stock under a plan authorized in January 1997. In December 1996, the Bancorp approved the repurchase of common stock to fund employee stock option and dividend reinvestment plans. During 1997, the Bancorp approved the continued repurchase of up to 11.3 million shares under the December 1996 plan. Through the repurchase programs, the Bancorp during 1997 repurchased 7,787,140 shares of Fifth Third Bancorp common stock on the open market for $276.3 million, or an average purchase price of $35.48. In January 1998, the Bancorp's board of directors rescinded Fifth Third Bancorp's stock repurchase programs. No shares were purchased under these programs from June 1997 through May 1998. In May 1998, the Bancorp issued 3,600,000 shares of common stock through a public offering. The net proceeds from the sale of common stock were used by the Bancorp for general corporate purposes. The issuance of the shares also facilitated the Bancorp's ability to account for the acquisition of State Savings Company as a pooling-of-interests. In June 1998 following the closing of the State Savings Company acquisition, 843,500 shares were repurchased in the open market for $45.9 million, or an average purchase price of $54.41 per share, and were subsequently reissued in the acquisition of CitFed Bancorp on June 26, 1998. In July 1998, 1,559,000 shares of the Fifth Third Bancorp common stock issued in The Ohio Company acquisition were repurchased in the open market for $98 million, or an average purchase price of $62.86 per share, and became available for reissuance in the Bancorp's stock option and dividend reinvestment plans.

LIQUIDITY AND MARKET RISK
   The objective of the Bancorp's Asset/Liability management function is to maintain consistent growth in net interest income within the Bancorp's policy limits. This objective is accomplished through management of the Bancorp's balance sheet composition, liquidity, and interest rate risk exposures arising from changing economic conditions, interest rates and customer preferences.

   The goal of liquidity management is to provide adequate funds to meet changes in loan and lease demand or unexpected deposit withdrawals. This is accomplished by maintaining liquid assets in the form of investment securities, maintaining sufficient unused borrowing capacity in the national money markets and delivering consistent growth in core deposits. As of December 31, 1998, the Bancorp had approximately $3 billion in securities and other short-term investments maturing or repricing within one year. Additional asset-driven liquidity is provided by the remainder of the securities portfolio and securitizable loan and lease assets. These sources, in addition to the Bancorp's 10% average equity capital base, provide a stable funding base.

   In addition to core deposit funding, the Bancorp also accesses a variety of other short-term and long-term funding sources. The Bancorp also uses the Federal Home Loan Bank as a funding source, issuing notes payable through its FHLB member subsidiaries. The Bancorp also has significant unused funding capacity in the national money markets. The Bancorp's A1+/P-1 ratings on its commercial paper, along with an AA-/Aa2 ratings for long-term deposits at Fifth Third Bank, its lead bank, continue to be among the best in the industry. Six of the Bancorp's other subsidiaries, Fifth Third Bank, Northwestern Ohio, N.A.; Fifth Third Bank, Central Ohio; Fifth Third Bank, Western Ohio; Fifth Third Bank, Indiana; Fifth Third Bank, Northern Kentucky, Inc.; and Fifth Third Bank, Kentucky, Inc. maintain current deposit ratings of A1+/P-1 and AA-/Aa3 on their short-term and long-term deposits, respectively. These ratings, along with capital ratios significantly above the current


                                                                              37
===============================================================================

================================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================



regulatory guidelines, provide the Bancorp with additional liquidity. Management does not rely on any one source of liquidity and manages availability in response to changing balance sheet needs.

   Management considers interest rate risk the Bancorp's most significant market risk. Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. Consistency of the Bancorp's net interest revenue is largely dependent upon the effective management of interest rate risk.

   The Bancorp employs a variety of measurement techniques to identify and manage its interest rate risk including the use of an earnings simulation model to analyze net interest income sensitivity to changing interest rates. The model is based on actual cash flows and repricing characteristics for on and off-balance sheet instruments and incorporates market-based assumptions regarding the effect of changing interest rates on the prepayment rates of certain assets and liabilities. The model also includes senior management projections for activity levels in each of the product lines offered by the Bancorp. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into the model. These assumptions are inherently uncertain, and as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies.

   The Bancorp's Asset/Liability Management Committee (ALCO), which includes senior management representatives and reports to the Board of Directors, monitors and manages interest rate risk within Board-approved policy limits. The Bancorp's current interest rate risk policy limits are determined by measuring the anticipated change in net interest income over a twelve and twenty-four month horizon assuming a 200 basis point immediate and sustained increase or decrease in all interest rates. Current policy limits this exposure to plus or minus 5% of net interest income for a twelve-month horizon and plus or minus 9% of net interest income over a twenty-four month horizon.
   The following table shows the Bancorp's estimated earnings sensitivity profile as of December 31, 1998:

------------------------------------------------------------
    Change in                Percentage Change in
  Interest Rates              Net Interest Income
  (basis points)           12 Months        24 Months
------------------------------------------------------------
       +200                 (1.61)%           7.77 %
       -200                  4.26 %          (6.08)%
------------------------------------------------------------

   Given an immediate and sustained 200 basis point increase in the yield curve used in the simulation model, it is estimated net interest income for the Bancorp would decrease by 1.61% over one year and increase by 7.77% over two years. A 200 basis point immediate and sustained decrease in interest rates would increase net interest income by 4.26% over one year and would decrease net interest income by an estimated 6.08% over two years. All of these estimated changes in net interest income are within the policy guidelines established by the Board of Directors.

   In order to reduce the exposure to interest rate fluctuations and to manage liquidity, the Bancorp has developed securitization and sale procedures for several types of interest-sensitive assets. All long-term, fixed-rate single family residential mortgage loans underwritten according to Federal Home Loan Mortgage Corporation or Federal National Mortgage Association guidelines are sold for cash upon origination. Periodically, additional assets such as adjustable-rate residential mortgages and certain short-term commercial loans are also securitized or sold. In 1998 and 1997, $4.2 billion and $2.7 billion, respectively, of fixed and adjustable-rate residential mortgages were securitized or sold. In addition in 1998 and 1997, certain primarily fixed-rate, short-term commercial loans were sold to a commercial paper funding conduit.

   Management focuses its efforts on consistent net interest revenue and net interest margin growth through each of the retail and wholesale business lines. The Bancorp does not currently engage in trading activities.

YEAR 2000
   As with other companies, many of the Bancorp's computer programs were originally designed to recognize calendar years by their last two digits. Calculations performed using these truncated fields may not work properly with dates from the Year 2000 and beyond. The Bancorp began planning its Year 2000 conversion early in 1996 and formed a project committee that meets biweekly to review the status of the conversion. The Bancorp's project includes both internal and external reviews. The Bancorp's internal efforts address information technology systems and computer chip embedded functions such as vaults, elevators, security systems, building heating and cooling and other operating facilities. External efforts address critical business partners including customers, vendors, service suppliers and utilities. The Bancorp's efforts are being conducted in accordance with Federal Financial Institutions Examination Council (FFIEC) guidelines. Senior management oversees the project and regularly reports to the Board of Directors.

   The project management process as required by the FFIEC involves five phases: awareness (recognizing the problems and developing resources to address them); assessment (determining the magnitude of the problem and assessing necessary effort); renovation (conducting enhancements to hardware and software and associated necessary changes); validation (testing and verifying changes); and implementation (certification and acceptance by the business users). Through this process, the Bancorp categorized systems according to the lost revenues or liability that would be incurred if the system failed. The Bancorp identified critical systems as those where failure would result in either at least $50,000 in losses per day or $1.5 million of total exposure. All five phases have been completed with respect to those systems determined to be critical. The awareness, assessment and renovation phases are complete with respect to the remaining systems and the validation and implementation phases are substantially complete for those remaining internal systems. The FFIEC guidelines require that these systems must be completed by June 30, 1999. The Bancorp expects to be completed with these remaining existing systems by March 31, 1999 and new systems will be certified as they are implemented. In 1999, the Bancorp will conduct internal integration testing and interface testing with critical business partners. Although this testing is not one of the five phases discussed above, the Bancorp is taking this step to help ensure its efforts are successful in addressing Year 2000 problems.

   Because the Year 2000 compliance effort is largely being completed by internal staff, the Bancorp does not expect to incur any significant costs with outside contractors relative to the completion of this task. The Bancorp anticipates a total compliance cost of under $10 million. All but an immaterial amount of these costs are internal costs related to the lost opportunity of allocating the time of the internal staff elsewhere. The estimated cost also includes all software, hardware and labor costs. The Bancorp presently believes with the planned modifications to existing systems and conversion to new systems, as discussed above, the remaining Year 2000 compliance issues will be resolved on a timely basis and any related costs will not


38
===============================================================================

================================================================================
FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
===============================================================================





have a material impact on the operations, cash flows or financial condition of future periods.

   The risks associated with the Bancorp's Year 2000 compliance relate primarily to its relationship with critical business partners, which include customers, vendors, service suppliers and utilities and their ability to effectively address their own Year 2000 issues. Critical parties were designated using the same standard as used to identify critical systems. Each business line division within the Bancorp has initiated projects to assess the Year 2000 preparedness of individual customers and material relationships and the impact on the Bancorp in accordance with FFIEC guidelines. In reviewing customers and the impact their failure to address Year 2000 issues would have, materiality has been determined by analyzing loss to the Bancorp if the Year 2000 problem affects the customer's creditworthiness.

   Major risks associated with the Year 2000 issue as it applies to external parties include a shutdown of voice and data communication systems due to failure by systems, satellites or telephone companies; excessive cash withdrawal activities; ATM failures; cash courier delays or non-availability; problems with international accounts or offices, including inaccurate or delayed information or inaccessibility to data; and government facilities or utility companies not opening or operating. Major risks associated with internal systems include inability to properly process data and information; inability to complete transactions; failure of time locks and security systems; inability to meet customer demands for cash; and inability to process electronic transactions for the Bancorp and its customers.

   Contingency plans for critical business partners are being developed as their Year 2000 plans and procedures are analyzed. The Bancorp does not have a need for remedial contingency plans for its own systems because it has met and expects to continue to meet FFIEC deadlines. The Bancorp is preparing event contingency plans which address plans for handling the period before, during and after the changeover to the year 2000. These plans address system failures, third-party failures (in the nature of those noted above) and staffing needs during the period. All contingency plans must be complete by June 30, 1999, but the Bancorp believes it will be completed by March 31, 1999. The Federal Reserve, which is Fifth Third's primary bank regulator, includes a review of the risk assessments and contingency plans in its quarterly examinations of Fifth Third's Year 2000 preparedness.



CONSOLIDATED SIX YEAR SUMMARY OF OPERATIONS

--------------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($000's)                   1998        1997        1996        1995       1994        1993
--------------------------------------------------------------------------------------------------------------------------------
Interest Income----------------------------          $2,018,677   1,919,083   1,772,410   1,518,713  1,195,401   1,069,532
Interest Expense---------------------------           1,015,853   1,006,833     931,377     825,497    558,091     472,380
--------------------------------------------------------------------------------------------------------------------------------
Net Interest Income------------------------           1,002,824     912,250     841,033     693,216    637,310     597,152
Provision for Credit Losses----------------             109,171      90,095      68,382      45,934     41,183      61,990
--------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Credit Losses-- 893,653     822,155     772,651     647,282    596,127     535,162
Other Operating Income---------------------             636,194     501,769     418,907     345,391    284,614     267,502
Operating Expenses-------------------------             713,876     630,508     583,787     499,564    465,723     443,510
SAIF Assessment----------------------------                  --          --      37,867          --         --          --
Merger-Related Charges---------------------              89,701          --          --          --         --          --
--------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes-----------------             726,270     693,416     569,904     493,109    415,018     359,154
Applicable Income Taxes--------------------             250,142     232,558     187,560     162,662    139,393     112,717
--------------------------------------------------------------------------------------------------------------------------------
Net Income---------------------------------          $  476,128     460,858     382,344     330,447    275,625     246,437
--------------------------------------------------------------------------------------------------------------------------------
Earnings Per Share (a)---------------------          $     1.80        1.76        1.45        1.31       1.12        1.02
Diluted Earnings Per Share (a)-------------          $     1.76        1.73        1.42        1.27       1.08         .98
--------------------------------------------------------------------------------------------------------------------------------
Cash Dividends Declared Per Share (a)------          $      .71         .56 8/9     .48 8/9     .42 2/3    .35 5/9     .30 2/9

(a) Per share amounts have been adjusted for the three-for-two stock splits effected in the form of stock dividends paid April 15, 1998, July 15, 1997 and January 12, 1996.


CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

---------------------------------------------------------------------------------------------------------------------------
As of December 31 ($000's)                                 1998        1997        1996        1995       1994        1993
---------------------------------------------------------------------------------------------------------------------------
Securities----------------------------              $ 8,420,638   8,224,475   7,826,797   5,683,298  4,925,105   3,917,540
Loans and Leases----------------------               17,779,023  17,312,943  16,034,523  14,813,197 12,992,774  11,495,361
Loans Held for Sale-------------------                  492,017     263,772      74,916     139,484     41,723     364,343
Assets--------------------------------               28,921,782  27,710,673  26,076,597  22,110,700 19,399,912  17,070,942
Deposits------------------------------               18,780,355  19,019,896  18,161,327  16,090,989 13,931,299  12,425,955
Short-Term Borrowings-----------------                3,693,927   3,650,931   3,581,173   2,064,095  2,703,054   1,762,390
Long-Term Debt and Convertible Subordinated Notes--   2,288,151   1,508,683   1,199,101   1,364,438    665,791     961,059
Shareholders' Equity------------------                3,178,522   2,762,836   2,561,335   2,102,738  1,727,115   1,586,266
---------------------------------------------------------------------------------------------------------------------------

SUMMARIZED QUARTERLY FINANCIAL INFORMATION

---------------------------------------------------------------------------------------------------------------------------
                                                     1998                                          1997
---------------------------------------------------------------------------------------------------------------------------
                                  Fourth       Third     Second       First      Fourth       Third     Second       First
(Unaudited)($000's)              Quarter     Quarter    Quarter     Quarter     Quarter     Quarter    Quarter     Quarter
---------------------------------------------------------------------------------------------------------------------------
Interest Income---------------- $496,464     502,095    513,374     506,744     493,554     484,360    474,590     466,579
Net Interest Income------------  259,992     250,395    249,583     242,854     236,587     228,381    225,331     221,951
Provision for Credit Losses----   26,335      15,234     44,774      22,828      30,805      18,929     21,013      19,348
Income Before Income Taxes-----  226,389     221,005     92,013     186,863     181,690     178,135    167,782     165,809
Net Income---------------------  150,064     144,073     57,760     124,231     120,012     118,606    111,272     110,968
Earnings Per Share-------------      .57         .54        .22         .47         .46         .45        .43         .42
Diluted Earnings Per Share-----      .55         .53        .22         .46         .45         .45        .42         .41
---------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED TEN YEAR COMPARISON
--------------------------------------------------------------------------------


AVERAGE ASSETS ($000'S)

---------------------------------------------------------------------------------------------------------------------------
                                 Interest-Earning Assets
                                Federal  Interest-Bearing
             -----------------------------------------------------------------       Cash and                      Total
             Loans and       Funds       Deposits                                    Due from       Other         Average
Year          Leases       Loaned (a)   in Banks (a)   Securities        Total        Banks         Assets         Assets
---------------------------------------------------------------------------------------------------------------------------
1998       $17,952,333      $ 98,100    $101,478      $8,543,355     $26,695,266     $710,596    $1,369,789    $28,518,478
1997        16,724,010       140,451     152,212       7,898,349      24,915,022      599,468     1,149,927     26,427,258
1996        15,699,665       101,397     145,480       7,353,221      23,299,763      589,368     1,087,111     24,744,025
1995        14,021,458       143,151      71,088       5,512,359      19,748,056      614,961       698,831     20,849,284
1994        12,349,791       157,864      71,699       4,333,499      16,912,853      592,644       583,356     17,891,328
1993        11,095,382       113,259      97,130       3,591,147      14,896,918      550,750       576,727     15,850,052
1992         9,298,111       184,619     124,380       3,738,362      13,345,472      486,311       590,862     14,283,359
1991         8,383,985       345,587     153,148       3,453,688      12,336,408      433,856       530,251     13,178,764
1990         8,109,179       422,829     139,234       2,983,206      11,654,448      448,275       585,850     12,575,527
1989         7,910,295       334,634     169,909       2,545,182      10,960,020      431,213       575,946     11,857,356
---------------------------------------------------------------------------------------------------------------------------

AVERAGE DEPOSITS AND SHORT-TERM BORROWINGS ($000'S)

---------------------------------------------------------------------------------------------------------------------------------
                                                   Deposits
         -----------------------------------------------------------------------------------------------
                                                                   Certificates-                          Short-
                     Interest                 Money       Other      $100,000      Foreign                 Term
Year       Demand    Checking     Savings     Market       Time      and Over      Office      Total     Borrowings     Total
---------------------------------------------------------------------------------------------------------------------------------
1998    $2,728,211  $2,777,460  $3,382,032  $1,085,910   $6,936,533  $1,474,693   $232,381  $18,617,220  $4,399,248  $23,016,468
1997     2,329,135   2,347,010   2,449,128   1,969,670    7,407,317   1,256,952    401,741   18,160,953   3,730,665   21,891,618
1996     2,051,763   2,020,938   2,103,604   2,313,994    7,387,527   1,164,915    522,216   17,564,957   3,048,557   20,613,514
1995     1,770,395   1,691,474   1,135,754   2,263,282    6,140,721     921,631    780,475   14,703,732   2,852,463   17,556,195
1994     1,551,296   1,776,304   1,402,160   1,893,337    5,374,960     439,808    529,434   12,967,299   2,179,246   15,146,545
1993     1,426,863   1,580,368   1,452,642   1,787,114    4,856,262     510,215    242,245   11,855,709   1,440,147   13,295,856
1992     1,216,999   1,334,540   1,267,195   1,727,550    4,751,733     570,147     48,200   10,916,364   1,253,075   12,169,439
1991       995,395     997,542   1,159,707   1,530,607    4,711,594     993,490     13,079   10,401,414     933,725   11,335,139
1990       899,091     890,994   1,031,552   1,459,964    4,711,419   1,122,645      2,313   10,117,978     712,675   10,830,653
1989       886,921     785,125     753,173   1,543,942    4,320,913   1,140,586      5,596    9,436,256     769,127   10,205,383
---------------------------------------------------------------------------------------------------------------------------------

INCOME ($000'S, EXCEPT PER SHARE)

-----------------------------------------------------------------------------------------------------------------------------
                                                                                Per Share (b)
                                                             --------------------------------------------------------
                                                                                                  Originally Reported
                                                                                            ---------------------------------
                                Other                                                                                Dividend
         Interest  Interest   Operating   Operating    Net              Diluted     Dividends             Diluted     Payout
Year      Income    Expense    Income      Expense   Income  Earnings  Earnings     Declared   Earnings   Earnings     Ratio
-----------------------------------------------------------------------------------------------------------------------------
1998  $2,018,677  $1,015,853  $636,194    $803,577  $476,128   $1.80     $1.76      $.71        $1.80      $1.76       40.3%
1997   1,919,083   1,006,833   501,769     630,508   460,858    1.76      1.73       .56 8/9     1.73       1.69       33.6
1996   1,772,410     931,377   418,907     621,654   382,344    1.45      1.42       .48 8/9     1.43       1.40       34.8
1995   1,518,713     825,497   345,391     499,564   330,447    1.31      1.27       .42 2/3     1.29       1.26       33.8
1994   1,195,401     558,091   284,614     465,723   275,625    1.12      1.08       .35 5/9     1.13       1.10       32.3
1993   1,069,532     472,380   267,502     443,510   246,437    1.02       .98       .30 2/9      .97        .95       31.8
1992   1,059,393     512,424   235,266     399,233   196,010     .83       .82       .26 2/3      .81        .81       33.0
1991   1,138,452     676,511   213,678     362,867   160,790     .68       .68       .23 1/9      .69        .69       33.6
1990   1,170,270     770,894   133,491     330,179    92,934     .41       .41       .20 1/7      .61        .61       33.2
1989   1,123,078     753,125   171,762     317,188   123,182     .55       .55       .17 7/9      .55        .55       32.4
-----------------------------------------------------------------------------------------------------------------------------

MISCELLANEOUS AT DECEMBER 31 ($000'S, EXCEPT SHARE INFORMATION)

---------------------------------------------------------------------------------------------------------------------------
                                                           Shareholders' Equity
                        ----------------------------------------------------------------------------------------
                                                               Accumulated
          Number of                                             Nonowner                                           Reserve
       Shares of Stock    Common      Capital     Retained     Changes in     Treasury                    Per    for Credit
Year   Outstanding (b)     Stock      Surplus     Earnings       Equity         Stock        Total     Share (b)   Losses
---------------------------------------------------------------------------------------------------------------------------
1998    266,918,544     $592,559     495,067     2,066,407     $ 82,448    $  (57,959)   $3,178,522    $11.91     $266,860
1997    262,614,641      583,005     481,036     1,785,121       98,254      (184,580)    2,762,836     10.52      250,950
1996    267,867,814      594,667     493,792     1,461,736       11,317        (  177)    2,561,335      9.56      233,803
1995    255,433,570      567,063     320,078     1,198,040       17,557            --     2,102,738      8.23      224,134
1994    247,724,070      549,947     263,175       967,545      (53,552)           --     1,727,115      6.97      202,009
1993    245,836,622      545,757     253,736       773,987       12,786            --     1,586,266      6.45      185,416
1992    237,016,930      526,178     207,299       595,663           --        (  404)    1,328,736      5.61      153,776
1991    235,472,477      522,749     194,485       458,258           --        (  404)    1,175,088      4.99      121,256
1990    225,123,782      499,775     181,110       347,490           --            --     1,028,375      4.57      112,040
1989    223,881,321      497,017     180,576       296,432           --            --       974,025      4.35      103,883
---------------------------------------------------------------------------------------------------------------------------

(a) Federal funds loaned and interest-bearing deposits in banks are combined in other short-term investments in the Consolidated Financial Statements.
(b) Number of shares outstanding and per share data have been adjusted for stock splits in 1998, 1997, 1996, 1992 and 1990.

DIRECTORS AND OFFICERS
--------------------------------------------------------------------------------

Fifth Third Bancorp Directors
--------------------------------------------------------------------------------

GEORGE A. SCHAEFER, JR.,
President & CEO
Fifth Third Bancorp and
Fifth Third Bank

DARRYL F. ALLEN,
Chairman, President & CEO
Aeroquip-Vickers, Inc.

JOHN F. BARRETT,
President & CEO
The Western & Southern Life
Insurance Company

GERALD V. DIRVIN,
Former Executive Vice President
The Procter & Gamble Company

THOMAS B. DONNELL,
Chairman
Fifth Third Bank, Northwestern
Ohio, National Association

RICHARD T. FARMER,
Chairman
Cintas Corporation

JOSEPH H. HEAD, JR.,
Chairman & Director
Atkins & Pearce, Inc.

JOAN R. HERSCHEDE,
President & CEO
The Frank Herschede Company

ALLEN M. HILL,
President & CEO
DPL, Inc.

WILLIAM G. KAGLER,
Former Chairman of the Executive
Committee of the
Board of Directors
Skyline Chili, Inc.

JAMES D. KIGGEN,
Chairman & Director
Xtek, Inc.
Chairman & Director
Cincinnati Bell Inc.

JERRY L. KIRBY
Chairman
Fifth Third Bank, Western Ohio

MITCHEL D. LIVINGSTON, PH.D.,
Vice President for Student Affairs & Human Resources
University of Cincinnati

ROBERT B. MORGAN,
President & CEO
Cincinnati Financial Corporation

DAVID E. REESE
Chairman
Fifth Third Bank,
Southwest F.S.B.

JAMES E. ROGERS,
Vice Chairman, President & CEO
Cinergy Corporation

BRIAN H. ROWE,
Chairman Emeritus
GE Aircraft Engines

DONALD B. SCHACKELFORD
Chairman
Fifth Third Bank, Central Ohio

JOHN J. SCHIFF, JR.,
Former Chairman
John J. & Thomas R. Schiff & Co., Inc.

DENNIS J. SULLIVAN, JR.,
Executive Counselor
Dan Pinger Public Relations

DUDLEY S. TAFT,
President
Taft Broadcasting Company


DIRECTORS EMERITI
--------------------------------------------------------------------------------

Neil A. Armstrong
Philip G. Barach
Vincent H. Beckman
J. Kenneth Blackwell
Milton C. Boesel, Jr.
Richard G. Brierley
Clement L. Buenger

Douglas G. Cowan
Thomas L. Dahl
Ronald A. Dauwe
Nicholas M. Evans
Louis R. Fiore
John D. Geary
Ivan W. Gorr

Don R. Hinkley
William A. Hopple, III
Paul W. Huenefeld
William J. Keating
Charles L. McKelvy, Jr.
Michael H. Norris
David Pollak

C. Wesley Rowles
David B. Sharrock
Stephen Stranahan
N. Beverley Tucker, Jr.
Richard E. Wagner


FIFTH THIRD BANCORP OFFICERS
--------------------------------------------------------------------------------

GEORGE A. SCHAEFER, JR.,
President & CEO

NEAL E. ARNOLD,
Executive Vice President
Treasurer, CFO

MICHAEL D. BAKER,
Executive Vice President

P. MICHAEL BRUMM,
Executive Vice President

JAMES R. GAUNT,
Executive Vice President

JAMES J. HUDEPOHL,
Executive Vice President

MICHAEL K. KEATING,
Executive Vice President,
General Counsel, Secretary

ROBERT J. KING, JR.,
Executive Vice President

ROBERT P. NIEHAUS,
Executive Vice President

STEPHEN J. SCHRANTZ,
Executive Vice President

GERALD L. WISSEL,
Executive Vice President,
Auditor

BARRY L. BOERSTLER,
Senior Vice President

ROGER W. DEAN,
Senior Vice President,
Controller

PAUL L. REYNOLDS,
Senior Vice President,
Assistant Secretary

REGINA G. LIVERS,
Vice President,
Community Affairs Officer


AFFILIATE BANKS' CHAIRMEN, PRESIDENTS, CEOS
--------------------------------------------------------------------------------

SAMUEL G. BARNES,
President & CEO
Fifth Third Bank, Kentucky, Inc.-
Lexington

THOMAS B. DONNELL,
Chairman

ROBERT J. KING, JR.,
Vice Chairman

DONALD H. KINCADE,
President & CEO
Fifth Third Bank, Northwestern
Ohio, National Association
Toledo, Ohio

JERRY L. KIRBY,
Chairman

R. DANIEL SADLIER,
President & CEO
Fifth Third Bank, Western Ohio
Dayton, Ohio

JAMES R. GAUNT,
President & CEO
Fifth Third Bank, Kentucky, Inc.-
Louisville

STEWART M. GREENLEE,
President & CEO
Fifth Third Bank, Ohio Valley
Hillsboro, Ohio

COLLEEN M. KVETKO,
President & CEO
Fifth Third Bank, Florida
Naples, Florida

ROBERT J. KING, JR.,
President & CEO
Fifth Third Bank,
Northeastern Ohio
Cleveland, Ohio


DAVID E. REESE,
Chairman
WILLIAM A. ROBERT,
President & CEO
Fifth Third Bank,
Southwest F.S.B.
Scottsdale, Arizona

DONALD B. SHACKELFORD,
Chairman

PATRICK J. FEHRING, JR.,
President & CEO
Fifth Third Bank, Central Ohio
Columbus, Ohio

JAMES B. STURGES,
Chairman

MICHAEL J. ALLEY,
President & CEO
Fifth Third Bank, Indiana
Indianapolis, Indiana

WILLIAM J. WILLIAMS,
Chairman

BRADLEE F. STAMPER,
President & CEO
Fifth Third Bank,
Northern Kentucky, Inc.
Florence, Kentucky

ROBERT L. ERNST,
President
Fifth Third Bank, Butler County

(C)Fifth Third Bank 1999
Member F.D.I.C. - Federal Reserve System
(R)Reg. U.S. Pat. & T.M. Office