Form 10-K, Exhibit 13
period 1999-12-31
FIFTH THIRD BANCORP
filed 2000-03-30
CIK 35527

                                                                      Exhibit 13


                               1999 ANNUAL REPORT



                              [NEWSPAPER GRAPHICS]


QUALITY GROWTH


                                                         [FIFTH THIRD BANK LOGO]

                               CORPORATE PROFILE


CORPORATE PROFILE

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. Fifth Third operates 14 affiliate banks principally in Ohio, Kentucky, Indiana, Florida and Arizona, and provides a broad array of products and services through four primary businesses: Commercial Banking, Retail Banking, Investment Advisors and Midwest Payment Systems, the bank's data processing subsidiary. With $42 billion in assets, we are among the top 30 largest bank holding companies in the country and among the 15 largest in market capitalization. Corporate Office Fifth Third Center Cincinnati, Ohio 45263 (513) 579-5300

INVESTMENT QUALITIES

If you had invested $1,000 in Fifth Third stock in 1979, it would have grown to $163,611 by December 31, 1999. Since 1979, Fifth Third Bancorp has:

     -    Posted consecutive increased earnings per share and dividend growth

     -    Increased earnings at an average rate of 17.5%

     -    Outperformed the Standard & Poor's 500 13-fold

     -    Grown one share of stock to 51 shares, due to nine stock splits since
          1983

CORPORATE OFFICE
Fifth Third Center
Cincinnati, Ohio 45263
(513) 579-5300

WEB SITE
www.53.com

INVESTOR RELATIONS
Neal E. Arnold, Executive Vice President &
Chief Financial Officer
(513) 579-4356 (513) 579-6246 (facsimile)
investorrelations.cincinnati@53.com

TRANSFER AGENT/
SHAREHOLDER RELATIONS
Fifth Third Bank
Corporate Trust Services, Mail Drop 10AT66-3212
Fifth Third Center, Cincinnati, Ohio 45263
(800) 837-2755  (513) 579-5320 (outside continental U.S.)
8 a.m. - 5 p.m. Eastern Standard Time

PRESS RELEASES
For faxed copies of current press releases, call (800) 758-5804, ext. 281775

TABLE OF CONTENTS

2    President's Letter

4    Management Editorial

13   Consolidated Statements of Income

14   Consolidated Balance Sheets

15   Consolidated Statements of Changes in Shareholders' Equity

16   Consolidated Statements of Cash Flows

17   Notes to Consolidated Financial Statements

30   Independent Auditors' Repo

31 Management's Discussion and Analysis of Financial Condition and Results of Operations

39 Consolidated Six Year Summary of Operations, Condensed Consolidated Balance Sheet Information and Summarized Quarterly Financial Information

40   Consolidated Ten Year Comparison

                              FINANCIAL HIGHLIGHTS


FINANCIAL HIGHLIGHTS                                              1999            1998            % CHANGE
------------------------------------------------------------------------------------------------------------
EARNINGS AND DIVIDENDS ($ IN MILLIONS)
Operating Earnings (a)                                       $     752             645               16.6
Net Income                                                         668             547               22.1
Cash Dividends Declared                                            248             187               32.6
------------------------------------------------------------------------------------------------------------
PER SHARE
Diluted Operating Earnings (a)                                    2.41            2.10               14.8
Earnings                                                          2.18            1.81               20.4
Diluted Earnings                                                  2.15            1.78               20.8
Cash Dividends Declared                                            .88             .71               23.9
Year-End Book Value                                              13.20           12.56                5.1
Year-End Market Price                                            73.38           71.31                2.9
------------------------------------------------------------------------------------------------------------
AT YEAR END ($ IN MILLIONS)
Assets                                                       $  41,589          37,092               12.1
Loans and Leases                                                24,964          22,357               11.7
Deposits                                                        25,886          24,496                5.7
Shareholders' Equity                                             4,077           3,795                7.4
Market Capitalization                                           22,666          21,540                5.2
------------------------------------------------------------------------------------------------------------
KEY RATIOS
Return on Average Assets (a)                                     1.89%            1.78                6.2
Return on Average Equity (a)                                     19.0             18.2                4.4
Overhead Ratio (a)(b)                                            44.1             45.3               (2.6)
Net Interest Margin                                              3.99             3.93                1.5
------------------------------------------------------------------------------------------------------------
Number of Shares                                          308,886,592      302,064,369                2.3
Number of Shareholders                                         35,277           32,909                7.2
Number of Banking Locations                                       648              631                2.7
Number of Full-Time Equivalent Employees                       11,692           11,354                3.0
------------------------------------------------------------------------------------------------------------

(a) For comparability, certain ratios and statistics exclude merger-related items of $108.4 million pretax ($83.8 million after tax, or $.27 per share) for 1999 and merger-related items of $138 million pretax ($98.7 million after tax, or $.32 per share) for 1998.
(b) Operating expenses divided by the sum of fully taxable equivalent net interest income and other operating income.


FIFTH THIRD BANCORP SHAREHOLDER INFORMATION AND DEBT RATINGS


STOCK DATA                                                     DIVIDENDS
                                                               PAID PER
YEAR     PERIOD                        HIGH         LOW        SHARE
------------------------------------------------------------------------------------------------------------
1999     FOURTH QUARTER               $75.44       $57.88        $.24
         THIRD QUARTER                 69.88        58.63         .20
         SECOND QUARTER                74.25        61.63         .20
         FIRST QUARTER                 75.44        62.38         .20
------------------------------------------------------------------------------------------------------------
1998     Fourth Quarter               $74.13       $50.31        $.17
         Third Quarter                 67.25        49.25         .17
         Second Quarter                63.13        47.50         .17
         First Quarter                 58.83        49.50         .14 2/3
------------------------------------------------------------------------------------------------------------
The common stock of Fifth Third Bancorp is traded in the over-the-counter market and is listed under the symbol "FITB" on the Nasdaq National Market.
------------------------------------------------------------------------------------------------------------


RATINGS
                                                                   STANDARD                         DUFF &
                                                   MOODY'S         & POOR'S           FITCH         PHELPS
------------------------------------------------------------------------------------------------------------
FIFTH THIRD BANCORP
   Commercial Paper                                   P1              A1+              F1+          Duff-1+
------------------------------------------------------------------------------------------------------------
FIFTH THIRD BANK-CINCINNATI
   Short-Term Deposit                                 P1              A1+              F1+          Duff-1+
   Long-Term Deposit                                 Aa2              AA-              AA+               AA
-------------------------------------------------------------------------------------------------------------
FIFTH THIRD BANKS OF NORTHWESTERN OHIO, N.A., WESTERN OHIO, CENTRAL OHIO, INDIANA, KENTUCKY, INC.,
AND NORTHERN KENTUCKY
   Short-Term Deposit                                 P1              A1+              F1+           Duff-1+
   Long-Term Deposit                                 Aa3              AA-              AA+                AA
--------------------------------------------------------------------------------------------------------------

LETTER FROM THE PRESIDENT

QUALITY GROWTH FROM HARD WORKING PERFORMANCE

Dear Shareholders and Friends:

Nineteen ninety-nine was another outstanding year for Fifth Third. Diluted operating earnings per share rose 15% to $2.41, driven by operating earnings of $752 million, up 17% over 1998's $645 million. Return on average equity was 19% on an abundant capital base, while return on average assets was 1.89%. Our industry-leading efficiency ratio continued to improve to 44.1%. We are especially proud of our high ROE, ROA and efficiency this year because each was lowered slightly as we combined the pre-merger results of several acquisitions. In fact, in the third quarter of 1999, we achieved historic highs for ROA and ROE and our efficiency ratio dipped below 40%, a new milestone, before restatements for our most recent acquisitions.

                                   [PHOTO]

Financial results for the year were highlighted by solid revenue growth, improved efficiency, a rock-solid balance sheet and solid, steadily improving credit quality. Fee income grew by 16%, fueled by double-digit revenue growth across all of our lines of business. Data processing led with a 28% increase in revenue driven by record credit card merchant processing volumes and higher EFT volume from debit card and ATM usage. Fifth Third, through its data processing subsidiary Midwest Payment Systems, ranks #1 and #6 in the nation, respectively, in EFT and merchant processing, handling over 3.7 billion electronic transactions in 1999. MPS' world-class capabilities as a transaction processor position us well to take advantage of the opportunities of e-commerce. Investment advisory income rose 22% on strong sales across all product lines. We are one of the largest money managers in the Midwest with over $167 billion in assets under care, $22 billion of which we manage. Net interest income rose 11% over 1998, highlighted by strong loan growth across all categories. For example, we sold over $2.4 billion in new direct installment loans through our Banking Centers this year, up 50% from last year's sales of $1.6 billion. Our web site, www.53.com, now has 115,000 active users, and with 300 new users per day, this is clearly a growing point of access for Fifth Third products and services. Commercial loans and leases outstanding grew 17% on strong performance in our affiliate bank markets. Overall, we were pleased with the quality growth and performance of each of our business lines in 1999. You can learn more about their successes in the sections that follow.

In addition to core growth in our established markets, we successfully completed seven acquisitions -- more than any year in our history. This year's acquisitions of CNB Bancshares, Inc. and Peoples Bank Corporation of Indianapolis vaulted us to #3 market share in Indiana. Our 1998 acquisitions, along with the mergers of Emerald Financial and Enterprise Federal earlier this year, moved us to second in Ohio with over 10% market share. Most importantly, all were accomplished without sacrificing our financial performance. We intend to focus on execution and building relationships with our new customers to create a strong platform for future earnings opportunities in the tri-state area. We will add to existing markets in the area through aggressive selling and possibly fill-in acquisitions where they make sense, keeping in mind that "bigger isn't always better."

I'd like to sincerely thank our employees and those welcomed through mergers for their efforts. Their hard work and dedication are the key to sustaining Fifth Third's financial performance through the integration, while making the transition as smooth as possible for our customers.

As we continue to expand, one of the questions that our management team always faces is how to sustain Fifth Third's growth company track record. Unlike most of our industry, we manage growth in a decentralized manner through separate affiliate banks in each of our major geographical regions. Each of our affiliates has a CEO who is accountable for everything that happens in their market, including delivering required net income growth for their affiliate. This ensures that sales efforts across our four lines of business are aligned and focused on each market's customers. To better understand the way we manage growth, it is worth mentioning that today, four of our affiliates, Western Ohio, Northeastern Ohio, Central Ohio and Central Indiana, each have about $3.5 billion in assets, which is the same size that our lead bank in Cincinnati was just 15 years ago in 1985. These affiliates are individually managed for growth, capitalizing on the benefits of several small companies, instead of a single large one. We continue to believe that this management approach is the best way to keep the company "small" and give more individual managers the opportunity to grow their own business.

The challenge of growing successfully in all of our markets heightens our dedication to the communities we serve. This year, Fifth Third committed $9 billion to our communities through our unprecedented BLITZ (Building, Lending, Investments and Technology Zones) program. BLITZ is our promise to spark community development loans and programs, fund affordable mortgages and small business loans, and create computer centers with Internet access to address the needs of low- and moderate-income consumers and businesses.

It was a great honor to receive several accolades from the investment community in 1999. Our strong financial performance earned us the #1 spot in Salomon Smith Barney's Top 50 Bank Annual in 1999 for an unprecedented eighth year in a row. And, among Moody's Investor Services Dividend Achievers we rose in the ranks to #6 out of 13,200 companies for consistency and growth rate of dividends.

Last year was our 26th year of uninterrupted earnings increases, with the last 21 at a double-digit growth rate. It was also a year that bank stocks seemed to have fallen out of favor with investors, with some competitors stumbling. This year promises to be another year of rapid change. Technology, a new regulatory environment and intensified competition will present significant new challenges and opportunities. There has been a lot of speculation concerning recent banking legislation. While we are thankful for less governmental boundaries, we don't intend to rush haphazardly into "new worlds" with your money. We like the banking business and expect our management team to remain focused on what works.

Times like this make us more wary and mindful than ever of our obligation to deliver consistent shareholder returns. We are accustomed to delivering profitable growth through varying economic conditions. I realize that our longstanding philosophy of simply executing on the basics better than anyone isn't particularly flashy in a period when some of our peers are making headlines with virtual banking and the value of "bigness," but it has served our shareholders well over the past 26 years.

I sincerely thank our customers, employees, suppliers, members of our Boards and the communities we serve for their contributions to our 1999 success and their continued loyalty and support. As we move into 2000, all of us at Fifth Third will be working hard to deliver another year of consistent, quality growth for you. I look forward to reporting our accomplishments.

Sincerely,
/s/ George A. Schaefer, Jr.

George A. Schaefer, Jr.
President & CEO
January 2000

[GRAPHS - ON SIDE OF PAGE]

$1.12  $1.32  $1.55  $1.75  $2.10  $2.41

  94     95     96     97     98     99

        DILUTED EARNINGS PER SHARE
   Five Year Compound Growth Rate: 17%
    excludes SAIF and Merger Charges

$.36  $.43  $.49  $.57  $.71  $.88
 94    95    96    97    98    99

       DIVIDENDS DECLARED PER SHARE
    Five Year Compound Growth Rate: 20%

$24.8  $28.3  $33.1  $35.2  $37.1  $41.6
  94     95     96     97     98     99

       TOTAL ASSETS ($ IN BILLIONS)
   Five Year Compound Growth Rate: 11%

$7.71  $9.15  $10.35  $11.28  $12.56  $13.20
   94      95      96      97     98     99

            BOOK VALUE PER SHARE
   Five Year Compound Growth Rate: 11%

RETAIL BANKING:
--------------------------------------------------------------------------------
WORKING HARD TO DELIVER CONVENIENCE


Stop by any of our 650 Banking Centers or Bank Mart(R) locations in Kroger and TOPS grocery stores any day of the week and you'll find a front-line sales force focused on delivering convenient, smart banking and investment products and services.

Visit Fifth Third Online(SM), our Internet banking and investment service, dial up Jeanie(R) Telephone Banking, breeze through a Quick Source(TM) location or stop by one of our 1,400 Jeanie ATMs, and the story's the same: great, quick service.

Successful sales campaigns in our Banking Centers drove direct installment loan originations of $2.4 billion, a historic high for Fifth Third, and an increase of 50% over 1998. Our Banking Center sales team was also responsible for a 13% increase in average demand deposit and interest-bearing checking account



             [PHOTO - CAROLYN CORDELL, CUSTOMER - MAINEVILLE, OHIO]

[TEXT IN PHOTO]
Carolyn and George Cordell began their relationship with Fifth Third in 1977 when they built their home in Maineville. "When I walk in the door, I feel like I'm going to see a friend," Mrs. Cordell offers. George, a retired engineer from Procter & Gamble, and his wife, Carolyn, a retired nurse, bank with Landen Banking Center Manager Andrea Allen for their equity line, Club 53(g) account and credit cards. "It's a good feeling, and I wouldn't go anywhere else."

                            RETAIL BANKING SOLUTIONS


balances and a 23% increase in fee income. By identifying customers' financial needs and matching them with Fifth Third products that best met those needs, we were also able to reach an all-time high of $3.1 billion for consumer leases of which auto leasing was the driving force.

Fifth Third remained "your home for loans" in 1999 by originating over $4.8 billion in residential mortgages, solidifying our position as the leading home loan lender in Cincinnati, northern Kentucky, and western, northwestern and central Ohio. Our expanded mortgage loan portfolio is also an excellent source of cross-selling opportunities: 88% of our mortgage customers also have Fifth Third BillPayer 2000(R) automatic bill payment service, while 72% have checking accounts, 37% have direct loans and 31% have credit cards.

Over 350,000 customers are now active Jeanie (R) enhanced debit card holders. This payment option continues to grow in popularity and debit cards generated $15.5 million in revenue -- an 80% increase! We also introduced a business debit card product which posted strong first-year results, while Fifth Third's retail sales team throughout our Banking Centers drove a 54% increase in sales of our family of credit card products.

Fifth Third Online, now in its second year, drew over 530,000 visitors in 1999. With a more intuitive, action-oriented home page, customers now have easier access to their accounts for transferring funds, checking balances, tailoring statements, paying bills, applying for a credit card or loan and linking to Fifth Third's Online Investment Services, where they can make trades and get stock quotes.

                         [NEWSPAPER ARTICLE]

                [GRAPH]

$969     $778     $606     $547     $452  [ ] REVENUE

$334     $281     $192     $171     $147  [ ] NET INCOME

----------------------------------------
99       98        97       96      95

        RETAIL ($ IN MILLIONS)


Our toll-free customer service phone line provided another point of access for sales and service. Fielding over 13 million calls, our Call Center staff capitalized on these opportunities to generate $145 million in sales, a 190% increase over 1998.

As a result of our 1999 acquisitions, we now have a considerable market share in all of our major metropolitan areas. This positions us to strengthen our retail business even further by extending our many products and services to our new customers. The potential in our new markets is limitless as Fifth Third can now compete across all product categories in these cities.

For our millions of customers, the message is clear: by delivering banking and investment products and services wherever and whenever needed, we are truly "Working Hard To Be The Only Bank You'll Ever Need(R).

COMMERCIAL BANKING:
--------------------------------------------------------------------------------
WORKING HARD TO BUILD RELATIONSHIPS


Fifth Third's team of commercial bankers is committed to a single goal -- forging solid relationships with our business partners by matching outstanding services to their needs. Our products range from traditional funding for expansion, real estate and venture capital opportunities, to leasing, international finance, IPOs and closely-held services. In 1999, we significantly increased our market share in the Cincinnati area and capitalized on new opportunities resulting from recent acquisitions.

The outstanding efforts of several of our affiliates, including Northern Kentucky, Northeastern Ohio and Central Ohio resulted in commercial banking revenue growth of 27%. Average commercial demand deposits increased 14%, average loan and lease outstandings grew 15% and net income was up by 44%.

[TEXT IN PHOTO]
Fifth Third provides lockbox services to the Cleveland Plain Dealer. With a daily ciruclation of 400,000. The "P.D." is the state's largest newspaper. Fifth Third Bank President & CEO Bob King, far right, checks out the day's news with Bob Long and Greg Kosch, Fifth Third Senior Vice President.

               [PHOTO OF ROBERT M. LONG, EXECUTIVE VICE PRESIDENT
                          THE PLAIN DEALER, CLEVELAND]

                          COMMERCIAL BANKING SOLUTIONS


Commercial Leasing continued to expand its delivery network with the opening of an eighth regional sales office in Houston. Leasing services are available throughout Fifth Third's core marketplace of Ohio, Kentucky, Indiana, Florida, Arizona and Michigan, as well as in Chicago, St. Louis, Omaha, Baltimore, Nashville and Pittsburgh. Expanded territories for marketing equipment financing, lease lines of credit, small-ticket and municipal leases, broker discount programs and other services drove a 19% growth in average outstandings, an important source of new fee income and higher-yielding assets.

As the only bank in the region with offices in Europe and Asia, Fifth Third is the natural choice for local and regional customers with international business. Fifth Third offers a complete range of services to help our commercial customers, including expediting international payments, international receipts and automated letters of credit. This distinction has also made us a dominant provider of banking services to foreign-based companies operating in our markets. Foreign currency trading, together with letters of credit, trade finance and other related services fueled a 35% rise in related fee income.

The purchase of Vanguard Financial added to our already considerable strength in commercial real estate development financing and created one of the leading mortgage companies in the Midwest: Fifth Third Real Estate Capital Markets Company. We now offer unsurpassed construction, mini-permanent and alternative real estate financing products with extended terms and amortization. With a servicing portfolio of $2.1 billion, we rank among the nation's top 30 commercial real estate financing companies.

                           [NEWSPAPER ARTICLE]

                                    [GRAPH]

$220     $270     $297     $378     $481  [ ] REVENUE

$92      $106     $124     $135     $195  [ ] NET INCOME

----------------------------------------
95       96       97       98       99

COMMERCIAL ($ IN MILLIONS)


Fifth Third Corporate Treasury Management offers a full line of cash management services, competitive prices and superior technology-based delivery. By continuing to simplify electronic banking for our domestic and international business customers, we forged several sizable new lockbox processing relationships with FORTUNE(R) 1000 companies. These partnerships, and the information technology products we provide, drove a 12% increase in fee income.

As we begin a new year, we see tremendous potential in all our markets. Additions such as CNB Bancshares present us with a unique opportunity to further develop our comprehensive product offerings and expand the depth and breadth of our services through a sales force of experienced commercial lenders. With a proven strategy and a dedication to forging strong partnerships, we will continue to provide our customers with solutions that create lasting business relationships.

INVESTMENT ADVISORS:
--------------------------------------------------------------------------------
WORKING HARD TO BUILD WEALTH

Fifth Third Investment Advisors is in the business of managing money for individuals, companies and not-for-profit organizations. Driven by a philosophy of "consistent, quality growth," our seasoned professionals focus on investing in companies that are growing and have the potential to do so consistently.

One of the largest money managers in the Midwest, Fifth Third has over $167 billion in assets under care, of which we manage $22 billion for personal, institutional and not-for-profit clients. We grew this business in 1999 by delivering a net income gain of 30% and total revenue growth of 27%.

Total revenue growth for our investment advisory businesses was significant. Corporate and Personal Trust delivered 30% and 14% increases, respectively. Institutional Trust had a banner year with a 22% revenue increase, driven in large part by superior sales in Foundation & Endowment Services, which was up 18%.

                          [PHOTO OF CHRIS GREINER, SR.
                 GREINER BROS. ENGINEERING, INC., INDIANAPOLIS]

[TEXT IN PHOTO]

Fifth Third Investment Advisors Vice President Steve Wilson manages Greiner Bros.' investments and provides a profit sharing plan that allows them to attract and retain employees. The mechanical engineering firm, led by Chris Sr., Tom and Chris Jr., recently completed work on the Conseco Fieldhouse, home of the Indiana Pacers.

                         INVESTMENT ADVISING SOLUTIONS


Retirement Plan Services was up 25%, reflecting the national interest in planning for the future. Our brokerage business at Fifth Third Securities also contributed strongly with 31% revenue growth.

Our investment philosophy of "consistent, quality growth" continues to drive the management of the Fifth Third Funds(R), a family of 16 mutual funds, and the portfolios individually managed here at Fifth Third. Several of the Funds received accolades from leading industry mutual fund analysts during 1999 for their outstanding performance. We remain focused on investing in companies that are growing, and that have the potential to do so consistently over time. Earnings growth fuels long-term performance, and we are committed to delivering this performance to our clients.

Fifth Third Securities continued to offer investors a wide range of unique investment vehicles. Our Strategic Communications & Technology Unit Trust, launched in late 1998 to invest in 44 name-brand and emerging technology companies including America Online and Lucent Technologies, delivered a 162% appreciation in value. The fund matures in 2003, and others are in the offing for 2000. We also developed an Exchange Fund for individuals with highly appreciated stock. And as part of a strategy of offering very conservative clients an opportunity to receive higher rates of return on their cash investments, we introduced several annuity products, and sales increased by 168%.

Fifth Third Securities grew its public finance business in 1999 to become the second largest underwriter and financial advisor in Ohio for infrastructure and development projects. We served as senior co-manager of the State of Ohio's Treasury debt issue and completed an $84 million bond sale for Ohio State University and a $45 million issue for Franklin County, Ohio. Other deals included a $22 million private placement for a Florida health care company, a $7 million offering for the City of Springdale and a $1.7 million deal for Fairfield Township. We are proud to serve as financial adviser to the city of Ashland, Kentucky and, with our recently opened public finance offices in Lexington and Indianapolis, we are well-positioned to continue to capitalize on school financing and geographic expansion opportunities.

                              [NEWSPAPER ARTICLE]

                                    [GRAPH]

$78     $97     $115     $165     $209  [ ] REVENUE

$29     $33     $41      $50      $65   [ ] NET INCOME

----------------------------------------
95      96      97       98       99

INVESTMENT ADVISORS ($ IN MILLIONS)

The Securities Services Group, which now provides securities processing services to 188 mutual funds and over 700 financial services companies, introduced the Securities Workstation, an Internet-based product to give institutional clients access to custodial account information in a secure environment. The group has $118 billion in total assets under custody.

Fifth Third is a full-service money management firm, offering investments, brokerage, trust, and private banking services, including underwriting and public financing services to our clients. As we continue to expand our services throughout the Midwest, we remain focused on building wealth for our customers through consistent quality growth of the portfolios we manage and through the delivery of superior service to all clients.

MIDWEST PAYMENT SYSTEMS:
--------------------------------------------------------------------------------
WORKING HARD TO DEVELOP
   DATA PROCESSING SOLUTIONS


Whenever you use a credit or debit card to purchase a suit at Saks, a book at Barnes & Noble, or a pair of wingtips from Shoe Carnival, Fifth Third is there. When you stop at an ATM in England, Japan or anywhere in the U.S. Midwest, Fifth Third is there, too, providing data processing solutions to over 60,000 retail locations and financial institutions around the world.

Fifth Third, a leader in e-commerce, processed 3.7 billion transactions in 18 different currencies last year through our data processing subsidiary, Midwest Payment Systems (MPS). MPS posted a 28% increase in revenue growth and a 35% increase in net income by providing Electronic Fund Transfer

   [PHOTO OF SCOTT A. HONNOLD, VICE PRESIDENT & TREASURER, SAKS INCORPORATED]

                            [SAKS FIFTH AVENUE LOGO]


[TEXT IN PHOTO]
SAKS took advantage of MPS' credit card processing and Internet-based imaging technology for their network at over 350 retail stores, including Saks Fifth Avenue, Proffitt's, Carson Pirie Scott, Parisian, McRae's, Yonkers and Herberger's. MPS Executive Vice President Barry Boerstler, center, and Vice President Joe Pappano review plans with Scott, who offers, "MPS' Mvision(TM) imaging technology enhances our overall payment system and improves our bottom line by giving us instant access to all of our credit card transaction information."

(EFT), Merchant Processing and Electronic Benefits Transfer (EBT) service solutions.

MPS now delivers EFT services, including ATM processing, electronic personal banking services, and Visa(R) check card and MasterMoney(TM) debit card programs to 769 financial institutions. The group added 134 new financial institutions last year, and for the second year running, MPS was named the #1 EFT processor by Faulkner & Gray for its combined EFT and credit card volume of 306 million transactions during the month of March.

Jeanie(R), Fifth Third's proprietary ATM network, was welcomed at 51 new institutions and merchants during the year. The network is now available in 20 states, plus Washington D.C., and serves 6.5 million cardholders.

Anticipating more than 40 million Visa check card and MasterCard(R) debit card transactions next year, Houston-based Pulse Network sought a processing partner to handle its off-line debit business. Pulse President and Chief Executive Officer Stan Paur offers, "With the exploding deployment of signature-based debit cards, Pulse needed a very efficient, state-of-the-art service provider. We chose MPS because it offered the most technologically sound solution with unprecedented flexibility. And with online back-office support capabilities, an automated fraud prevention system and Internet-accessible reports and transaction information, MPS was the stand-out choice for processing services."

The MPS Merchant Processing Group added 3,035 new credit, debit and EBT service retailers, including Saks, Barnes & Noble, Belk, Best Buy Direct and Giant Eagle. Now processing for over 62,800 retail locations, MPS ranks sixth nationally in merchant processing and has demonstrated the fastest growth among the top 10 processors.

                               [NEWSPAPER ARTICLE]

                                    [GRAPH]

$80     $94     $119     $151     $194  [ ] REVENUE


$24     $25     $33      $46      $62   [ ] NET INCOME
-------------------------------------

95      96      97       98       99

   MPS ($ IN MILLIONS)


For the fourth consecutive year, Visa recognized MPS as having one of the best chargeback and copy request fulfillment rates in the business.

Fifth Third's investment in technology continues to play a pivotal role in the MPS success story. MPS' capabilities as a transaction processor are perfect for business-to-business e-commerce. MPS now offers a suite of website services for any type and size of business, including shopping cart capabilities, real time order placement, card authorization and settlement, and online bill presentment and payment services. In fact, PC Week magazine recently ranked MPS #1 among their "Financial Fast Track 100" for our innovative e-commerce capabilities.

MPS strives to develop and deliver the most flexible and technologically advanced products available. We combine service with innovation and, as always, we are working hard to develop data processing solutions.

FIFTH THIRD CARES:
------------------
WORKING HARD IN OUR COMMUNITIES

Building a stronger community helps build a stronger bank. That's why Fifth Third introduced its innovative Building, Lending, Investments and Technology Zones, or BLITZ initiative, in 1999. BLITZ pledged $9 billion in development funds over the next three years to the communities where our customers and employees live and work.

BLITZ gives low- and moderate-income consumers and targeted businesses greater access to a broad spectrum of financial products and services. For example, it offers reduced rates on building projects, and reduced percentage points and closing costs on our Fifth Third Good Neighbor(R) mortgage products. BLITZ includes investments in low-income tax credit and venture capital projects. Another feature is free computers with Internet access for community centers, like the one featured on this page.

                        [PHOTO WITH LANGUAGE BELOW]

[Santa Maria Community Services' Social Director Stephanie Larkins works with area children on a Fifth Third Building, Lending, Investments and Technology Zones, or "BLITZ" computer.]

                           [GRAPH - UNITED WAY GIVING]   ($ in millions)

$2.1     $2.4     $2.7     $3.3     $4.1

95       96       97       98       99

Includes employee and corporate contributions.


BLITZ offers financing options to not-for-profit agencies and information, products and services to consumers who wish to purchase a home. With BLITZ, Fifth Third can fund initiatives to promote wellness, community and self-reliance through investments in projects that have the potential to bring prosperity to area residents.

The announcement of BLITZ is further evidence of our commitment to give something back to communities in each of our markets. In 1999, we contributed $2.5 million through our Fifth Third Foundation, and $11 million through the charitable trusts for which we proudly serve as trustee. In addition, corporate and employee United Way contributions for 1999 totaled $4.1 million.

In 1948, Fifth Third became one of the first institutions to establish a permanently endowed foundation. Since its creation, the Fifth Third Foundation has provided over $17 million to worthwhile projects and organizations. Today, the Foundation has grown to $43 million in assets, thanks to the sound management of Fifth Third Bank's investment professionals.

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME


---------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($ in millions, except per share data)                  1999          1998           1997
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and Fees on Loans and Leases.........................................         $1,912         1,856          1,761
---------------------------------------------------------------------------------------------------------------------------
Interest on Securities
   Taxable....................................................................            776           687            669
   Exempt from Income Taxes...................................................             38            32             28
---------------------------------------------------------------------------------------------------------------------------
Total Interest on Securities..................................................            814           719            697
---------------------------------------------------------------------------------------------------------------------------
Interest on Other Short-Term Investments......................................             12            10             19
---------------------------------------------------------------------------------------------------------------------------
Total Interest Income.........................................................          2,738         2,585          2,477
---------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on Deposits
   Interest Checking .........................................................             79            73             69
   Savings ...................................................................            116           128             96
   Money Market ..............................................................             75            74            105
   Other Time ................................................................            440           515            554
   Certificates-$100,000 and Over ............................................            104           105             91
   Foreign Office ............................................................             45            13             22
---------------------------------------------------------------------------------------------------------------------------
Total Interest on Deposits ...................................................            859           908            937
Interest on Federal Funds Borrowed ...........................................            172           122             86
Interest on Short-Term Bank Notes.............................................             33            26             37
Interest on Other Short-Term Borrowings.......................................            133           120            115
Interest on Long-Term Debt and Notes .........................................            136           140            129
---------------------------------------------------------------------------------------------------------------------------
Total Interest Expense .......................................................          1,333         1,316          1,304
---------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME ..........................................................          1,405         1,269          1,173
Provision for Credit Losses ..................................................            134           123            117
---------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES ........................          1,271         1,146          1,056
---------------------------------------------------------------------------------------------------------------------------
OTHER OPERATING INCOME
Investment Advisory Income ...................................................            184           151            112
Service Charges on Deposits ..................................................            174           156            132
Data Processing Income .......................................................            180           141            113
Other Service Charges and Fees ...............................................            338           294            225
Securities Gains .............................................................              1            12              8
---------------------------------------------------------------------------------------------------------------------------
Total Other Operating Income .................................................            877           754            590
---------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES
Salaries, Wages and Incentives ...............................................            425           382            335
Employee Benefits ............................................................             80            72             67
Equipment Expenses ...........................................................             49            45             40
Net Occupancy Expenses .......................................................             73            67             63
Other Operating Expenses .....................................................            413           379            344
Merger-Related Charges .......................................................             82           121             --
---------------------------------------------------------------------------------------------------------------------------
Total Operating Expenses .....................................................          1,122         1,066            849
---------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES ...................................................          1,026           834            797
Applicable Income Taxes ......................................................            358           287            268
---------------------------------------------------------------------------------------------------------------------------
NET INCOME ...................................................................        $   668           547            529
---------------------------------------------------------------------------------------------------------------------------
EARNINGS PER SHARE ...........................................................        $  2.18           1.81          1.78
DILUTED EARNINGS PER SHARE ...................................................        $  2.15           1.78          1.75
---------------------------------------------------------------------------------------------------------------------------
CASH DIVIDENDS DECLARED PER SHARE ............................................        $   .88            .71           .57
---------------------------------------------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS


---------------------------------------------------------------------------------------------------------------------------
December 31 ($ in millions)                                                          1999       1998
---------------------------------------------------------------------------------------------------------------------------
ASSETS
---------------------------------------------------------------------------------------------------------------------------
Cash and Due from Banks ........................................................   $ 1,213     1,045
Securities Available for Sale (amortized cost 1999-$13,038 and 1998-$11,037) ...    12,688    11,184
Securities Held to Maturity (fair value 1999-$129 and 1998-$122) ...............       129       122
Other Short-Term Investments ...................................................       355       165
Loans Held for Sale ............................................................       297       588
Loans and Leases
   Commercial Loans ............................................................     6,207     5,559
   Construction Loans ..........................................................     1,068       826
   Commercial Mortgage Loans ...................................................     2,651     2,193
   Commercial Lease Financing ..................................................     2,283     1,812
   Residential Mortgage Loans ..................................................     4,814     5,691
   Consumer Loans ..............................................................     5,284     4,458
   Consumer Lease Financing ....................................................     3,580     2,531
   Unearned Income .............................................................    (  923)   (  713)
   Reserve for Credit Losses ...................................................    (  367)   (  332)
---------------------------------------------------------------------------------------------------------------------------
Total Loans and Leases .........................................................    24,597    22,025
Bank Premises and Equipment ....................................................       482       449
Accrued Income Receivable ......................................................       321       343
Other Assets ...................................................................     1,507     1,171
---------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS ...................................................................   $41,589    37,092
---------------------------------------------------------------------------------------------------------------------------
LIABILITIES
---------------------------------------------------------------------------------------------------------------------------
Deposits
   Demand ......................................................................   $ 3,834     3,873
   Interest Checking ...........................................................     4,177     3,808
   Savings .....................................................................     4,167     4,090
   Money Market ................................................................     1,617     1,840
   Other Time ..................................................................     8,846     8,794
   Certificates-$100,000 and Over ..............................................     1,292     1,737
   Foreign Office ..............................................................     2,150       354
---------------------------------------------------------------------------------------------------------------------------
Total Deposits .................................................................    26,083    24,496
Federal Funds Borrowed .........................................................     2,971     2,138
Short-Term Bank Notes ..........................................................     1,317      --
Other Short-Term Borrowings ....................................................     4,085     2,377
Accrued Taxes, Interest and Expenses ...........................................       786       754
Other Liabilities ..............................................................       293       296
Long-Term Debt .................................................................     1,804     3,063
Guaranteed Preferred Beneficial Interests in Convertible Subordinated Debentures       173       173
---------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES ..............................................................    37,512    33,297
---------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (a)
---------------------------------------------------------------------------------------------------------------------------
Common Stock (b) ...............................................................       686       671
Capital Surplus ................................................................       916       884
Retained Earnings ..............................................................     2,704     2,204
Accumulated Nonowner Changes in Equity .........................................   (   225)       94
Treasury Stock .................................................................        --    (   58)
Other ..........................................................................   (     4)       --
---------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY .....................................................     4,077     3,795
---------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .....................................   $41,589    37,092
---------------------------------------------------------------------------------------------------------------------------

(a) 500,000 shares of no par value preferred stock are authorized of which none have been issued.
(b) Stated value $2.22 per share; authorized 500,000,000; outstanding 1999 -- 308,886,592 and 1998 -- 302,064,369 (excludes 922,028 treasury shares).
See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY


                                                                               ACCUMULATED
                                                                                NONOWNER
                                             COMMON      CAPITAL   RETAINED      CHANGES     TREASURY
($ IN MILLIONS)                               STOCK      SURPLUS   EARNINGS      IN EQUITY     STOCK       OTHER     TOTAL
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1996 ................ $673         826       1,626          10           --         --       3,135
Net Income and Nonowner Changes
   in Equity, Net of Tax:
Net Income ..................................                          529                                             529
Change in Unrealized Gains on Securities
   Available for Sale .......................                                       95                                  95
---------------------------------------------------------------------------------------------------------------------------
Net Income and Nonowner Changes in Equity                                                                              624
Cash Dividends Declared
   Fifth Third Bancorp at $.56 8/9 ............                       (  137)                                         (  137)
   Pooled Companies Prior to Acquisition ....                       (   34)                                         (   34)
Shares Acquired for Treasury ................ ( 17)                                           ( 259)                (  276)
Stock Options Exercised,
   Including Treasury Shares Issued .........    2        ( 11)                                  35                     26
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options ...........                2                                                           2
Pooled Operations for the Year Ended
   December 31, 1997 ........................               10       (  40)                                          (  30)
   Stock Issued in Acquisitions and Other ...    3           5                                   40                     48
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997 ................  661         832       1,944         105        ( 184)        --       3,358
Net Income and Nonowner Changes
   in Equity, Net of Tax:
Net Income ..................................                          547                                             547
Change in Unrealized Losses on Securities
   Available for Sale .......................                                     ( 11)                             (   11)
---------------------------------------------------------------------------------------------------------------------------
Net Income and Nonowner Changes in Equity                                                                              536
Cash Dividends Declared
   Fifth Third Bancorp at $.71 per share ....                       (  187)                                         (  187)
   Pooled Companies Prior to Acquisition ....                       (   32)                                         (   32)
Shares Acquired for Treasury ................  ( 5)                                           ( 138)                (  143)
Earnings Adjustment of Pooled Entity (a)                            (    8)                                         (    8)
Stock Options Exercised,
   Including Treasury Shares Issued .........    3        ( 40)                                  59                     22
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options ...........                4                                                           4
Pooled Operations for the Year Ended
   December 31, 1998 ........................               34      (   60)                                          (  26)
Stock Issued in Public Offering .............    8          48                                  122                    178
Stock Issued in Acquisitions and Other ......    4           6                                   83                     93
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998 ................  671         884       2,204          94         ( 58)        --       3,795
Net Income and Nonowner Changes
   in Equity, Net of Tax:
Net Income                                                             668                                             668
Change in Unrealized Losses on Securities ...
   Available for Sale .......................                                    ( 319)                              ( 319)
---------------------------------------------------------------------------------------------------------------------------
Net Income and Nonowner Changes in Equity                                                                              349
Cash Dividends Declared
   Fifth Third Bancorp at $.88 per share ....                       (  248)                                         (  248)
   Pooled Companies Prior to Acquisition ....                       (   37)                                         (   37)
Stock Options Exercised,
   Including Treasury Shares Issued .........    3        ( 23)                                  58                     38
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options ...........               15                                                          15
Pooled Operations For the Year Ended
   December 31, 1999 ........................             ( 66)                                                      (  66)
Stock Issued in Acquisitions and Other ......   12         106         117                                 ( 4)        231
---------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999 ................ $686         916       2,704       ( 225)          --        ( 4)      4,077
---------------------------------------------------------------------------------------------------------------------------

(a) The restatement of the CitFed Bancorp, Inc. (CitFed) merger was accomplished by combining CitFed's March 31, 1998 fiscal year financial information with the Bancorp's December 31, 1997 calendar year financial information. In 1998, CitFed's fiscal year was conformed to the Bancorp's calendar year. As a result of conforming fiscal periods, the Bancorp's Consolidated Statements of Income for the fourth quarter of 1997 and the first quarter of 1998 include CitFed's net income for the three months ended March 31, 1998 of $7.8 million. An adjustment to shareholders' equity removes the effect of including CitFed's financial results in both periods.
See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($ in millions)                                          1999          1998           1997
---------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income ....................................................................         $ 668           547            529
   Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
      Provision for Credit Losses .............................................           134           123            117
      Depreciation, Amortization and Accretion  ...............................           104           118             94
      Provision for Deferred Income Taxes .....................................           255            81             87
      Realized Securities Gains................................................        (   12)       (   16)        (   17)
      Realized Securities Losses ..............................................            11             4              9
      Proceeds from Sales of Residential Mortgage Loans Held for Sale .........         2,709         4,009          1,582
      Net Gains on Sales of Loans .............................................        (   36)       (   46)        (   20)
      Increase in Residential Mortgage Loans Held for Sale ....................        (2,381)       (4,171)        (1,786)
      Decrease (Increase) in Accrued Income Receivable ........................            25        (   72)        (    3)
      Decrease (Increase) in Other Assets .....................................        (  229)       (  210)            37
      Increase (Decrease) in Accrued Taxes, Interest and Expenses .............        (  227)          144             15
      Increase in Other Liabilities ...........................................            17            14             43
---------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES .....................................         1,038           525            687
---------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from Sales of Securities Available for Sale ..........................         3,934         3,098          3,042
Proceeds from Calls, Paydowns and Maturities of Securities Available
   for Sale ...................................................................         3,244         3,724          1,727
Purchases of Securities Available for Sale ....................................        (6,891)       (6,454)        (4,042)
Proceeds from Calls, Paydowns and Maturities of Securities Held to Maturity ...            48            78            282
Purchases of Securities Held to Maturity ......................................        (   55)        (  53)        (  125)
Decrease (Increase) in Other Short-Term Investments ...........................        (  163)        (  75)           141
Purchases of Loans in Acquisitions ............................................            --         (  41)            --
Increase in Loans and Leases ..................................................        (4,615)       (1,519)        (2,743)
Purchases of Bank Premises and Equipment ......................................        (  116)       (   82)        (   79)
Proceeds from Disposal of Bank Premises and Equipment .........................            35             9              7
Net Cash Received (Paid) in Acquisitions ......................................            47            24         (   15)
---------------------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES .........................................        (4,532)       (1,291)        (1,805)
---------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Purchases of Deposits..........................................................           120           117            129
Increase (Decrease) in Core Deposits ..........................................        (   86)           61         (   73)
Increase (Decrease) in CDs-- $100,000 and Over, including Foreign Office ......         1,328        (  179)           800
Increase (Decrease) in Federal Funds Borrowed .................................           833           802         (  192)
Increase (Decrease) in Short-Term Bank Notes ..................................         1,317        (  555)        (  301)
Increase (Decrease) in Other Short-Term Borrowings ............................         1,706        (  137)           570
Proceeds from Issuance of Long-Term Debt ......................................         1,570         2,676          3,409
Proceeds Pertaining to Guaranteed Preferred Beneficial Interests in
   Convertible Subordinated Debentures ........................................            --           173             --
Repayment of Long-Term Debt ...................................................        (2,830)       (1,916)        (2,893)
Payment of Cash Dividends .....................................................        (  269)       (  168)        (  134)
Exercise of Stock Options .....................................................            53            27             28
Proceeds from Sale of Common Stock ............................................            --           178             --
Purchases of Treasury Stock ...................................................            --        (  199)        (  317)
Other .........................................................................        (   80)       (   33)        (   30)
---------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES .....................................         3,662           847            996
---------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND DUE FROM BANKS ................................           168            81         (  122)
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR ..................................         1,045           964          1,086
---------------------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR ........................................        $1,213         1,045            964
---------------------------------------------------------------------------------------------------------------------------

Note: The Bancorp paid Federal income taxes of $141 million, $174 million and $155 million in 1999, 1998 and 1997, respectively. The Bancorp paid interest of $1,302 million, $1,319 million and $1,309 million in 1999, 1998 and 1997, respectively.
      The Bancorp had noncash investing activities consisting of the securitization and transfer to securities of $2.1 billion, $1.6 billion and $1.1 billion of residential mortgage loans in 1999, 1998 and 1997, respectively.
See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1- SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

NATURE OF OPERATIONS
     Fifth Third Bancorp (Bancorp) conducts its principal activities through its banking and non-banking subsidiaries from 648 offices located throughout Ohio, Indiana, Kentucky, Michigan, Illinois, Arizona and Florida. Principal activities include commercial and retail banking, investment advisory services and data processing.

BASIS OF PRESENTATION
     The Consolidated Financial Statements include the accounts of the Bancorp and its subsidiaries. All material intercompany transactions and balances have been eliminated. Certain prior period data has been reclassified to conform to current period presentation.
     Financial data for all prior periods has been restated to reflect the 1999 mergers with CNB Bancshares, Inc. (CNB) and Peoples Bank Corporation of Indianapolis (Peoples). These mergers were accounted for as poolings-of-interests. Cash dividends per common share are those the Bancorp declared prior to the mergers with CNB and Peoples.
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

SECURITIES
     Securities are classified as held to maturity, available for sale or trading on the date of purchase. Only those securities classified as held to maturity, and which management has the intent and ability to hold to maturity, are reported at amortized cost. Available for sale and trading securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes and are included in accumulated nonowner changes in equity or income, respectively. Realized securities gains or losses are reported in the Consolidated Statements of Income. The cost of securities sold is based on the specific identification method.

LOANS AND LEASES
     Interest income on loans is based on the principal balance outstanding, with the exception of interest on discount basis loans, computed using a method which approximates the interest income. The accrual of interest income for commercial, construction and mortgage loans is discontinued when there is a clear indication the borrower's cash flow may not be sufficient to meet payments as they become due. Such loans are also placed on nonaccrual status when the principal or interest is past due ninety days or more, unless the loan is well secured and in the process of collection. When a loan is placed on nonaccrual status, all previously accrued and unpaid interest is charged against income.
     Loan and lease origination and commitment fees and certain direct loan origination costs are deferred and the net amount amortized over the estimated life of the related loans or commitments as a yield adjustment.
     Interest income on direct financing leases is recognized to achieve a constant periodic rate of return on the outstanding investment. Interest income on leveraged leases is recognized to achieve a constant rate of return on the outstanding investment in the lease, net of the related deferred income tax liability, in the years in which the net investment is positive.
     Residential mortgage loans held for sale are valued at the lower of aggregate cost or fair value. The Bancorp generally has commitments to sell residential mortgage loans held for sale in the secondary market. Gains or losses on sales are recognized in Other Service Charges and Fees upon delivery.
     Statement of Financial Accounting Standards (SFAS)No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was adopted in 1997 and provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The adoption of SFAS No. 125 did not have a material effect on the Consolidated Financial Statements of the Bancorp.
     When the Bancorp sells or securitizes mortgage loans with servicing rights retained, the total cost of the mortgage loan is allocated to the servicing rights and the loans based on their relative fair values. The resulting servicing rights are amortized in proportion to, and over the period of estimated net servicing revenues. Servicing rights are assessed for impairment periodically, based on fair value, with any impairment recognized through a valuation allowance. For purposes of measuring impairment, the rights are stratified based on interest rate and original maturity. Fees received for servicing mortgage loans owned by investors are based on a percentage of the outstanding monthly principal balance of such loans and are included in income as loan payments are received. Costs of servicing loans are charged to expense as incurred.
     Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the underlying collateral. The Bancorp evaluates the collectibility of both the interest and principal when assessing the need for a loss accrual.

RESERVE FOR CREDIT LOSSES
     The Bancorp maintains a reserve to absorb probable loan and lease losses inherent in the portfolio. Credit losses are charged and recoveries are credited to the reserve. Provisions for credit losses are credited to the reserve in an amount that management considers necessary to maintain an appropriate level of reserves given the estimated losses in the portfolio.
     The reserve is based on ongoing quarterly assessments of the probable estimated losses inherent in the loan and lease portfolio. In determining the appropriate level of reserves, the Bancorp estimates losses using a range derived from "base" and "conservative" estimates. The Bancorp's methodology for assessing the appropriate reserve level consists of several key elements.
     Larger commercial loans that exhibit potential or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on management's estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Bancorp.
     Included in the review of individual loans are those that are impaired as provided in SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." Any reserves for impaired loans are measured based on the present value of expected future cash flows discounted at the loans' effective interest rate or fair value of the underlying collateral. The Bancorp evaluates the collectibility of both principal and interest when assessing the need for loss accrual.
     Historical loss rates are applied to other commercial loans not subject to specific reserve allocations. The loss rates are derived from a migration analysis, which computes the net charge-offs experience sustained on loans according to their internal risk grade. These grades encompass nine categories that define a borrower's ability to repay their loan obligations.
     Homogenous loans, such as consumer installment, residential mortgage loans, and automobile leases are not individually risk graded. Reserves are established for each pool of loans based on the expected net charge-offs for one year. Loss rates are based on the average net charge-off history by loan category.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans.
     Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management's judgement, reflect the impact of any current conditions on loss recognition. Factors which management considers in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs, nonaccrual and problem loans), changes in the internal lending policies and credit standards, collection practices, and examination results from bank regulatory agencies and the Bancorp's internal credit examiners.
     Reserves on individual loans and historical loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

BANK PREMISES AND EQUIPMENT
     Bank premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method based on estimated useful lives of the assets for book purposes, while accelerated depreciation is used for income tax purposes. Amortization of leasehold improvements is computed using the straight-line method over the lives of the related leases or useful lives of the related assets, whichever is shorter. Maintenance, repairs and minor improvements are charged to operating expenses as incurred.

INTANGIBLE ASSETS
     Goodwill and other intangibles are amortized on a straight-line basis, generally over a period of up to 25 years. Intangible assets, net of accumulated amortization, included in Other Assets in the Consolidated Balance Sheets at December 31, 1999 and 1998 were $544.6 million and $415.2 million, respectively. Management reviews intangible assets for possible impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the discounted future earnings potential of the entity or assets acquired.

DERIVATIVE FINANCIAL INSTRUMENTS
     The Bancorp enters into foreign exchange forward contracts primarily to enable customers involved in international trade to hedge their exposure to foreign currency fluctuations. The Bancorp generally hedges its exposure to market rate fluctuations by entering into offsetting third-party forward contracts, which are predominantly settled daily. Unrealized gains and losses on forward contracts are insignificant and are recognized in Other Service Charges and Fees in the Consolidated Statements of Income when realized.
     The Bancorp has purchased options and interest rate floors to hedge a portion of the value of mortgage servicing rights against changes in prepayment rates. Premiums are amortized over the option life on a straight-line basis. The contracts are designated as hedges, with gains and losses recorded as basis adjustments to the mortgage servicing rights.
     The Bancorp has interest rate caps, floors and swaps to adjust the interest rate sensitivity of long-term, fixed-rate capital-qualifying securities and hedge the risk of future fluctuations in interest rates relating to hedging transactions effected for commercial clients. The unamortized cost of acquiring interest rate caps and floors is included in Other Assets in the Consolidated Balance Sheets and amortized over the term of the agreements as interest expense. Interest rate swaps are linked through designation with certain assets or liabilities of the Bancorp. Net interest income (expense) resulting from the differential between exchanging floating and fixed-rate interest payments is recorded on an accrual basis as an adjustment to the interest income (expense) of the associated asset or liability.
     The Bancorp does not hold or issue derivative financial instruments for trading purposes.

EARNINGS PER SHARE
     Earnings per share is calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. The assumed conversion of convertible subordinated debentures and the exercise of stock options is included in the calculation of diluted earnings per share.
     SFAS No. 128, "Earnings Per Share," was adopted in 1997 with all prior-period earnings per share data restated. SFAS No. 128 requires dual presentation of earnings per share and diluted earnings per share on the Consolidated Statements of Income and other computational changes. The adoption of SFAS No. 128 did not have a material effect on previously reported earnings per share.

OTHER
     SFAS No. 130, "Reporting Comprehensive Income," was adopted in 1998. The statement requires additional reporting of items that effect comprehensive income but not net income. Examples relevant to the Bancorp include unrealized gains and losses on securities available for sale. The Bancorp elected to present the required disclosures in the Consolidated Statements of Shareholders' Equity. The caption "Net Income and Nonowner Changes in Equity, Net of Tax," represents total comprehensive income as defined in SFAS No. 130. Because the statement solely relates to disclosure requirements, it had no effect on the Bancorp's financial results.
     SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," was adopted in 1998. The statement requires financial disclosure and descriptive information about reportable operating segments of an enterprise. This statement resulted in additional financial statement disclosures upon adoption, however, the Bancorp did not make material changes to its segment groupings.
     SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments and hedging activities and requires recognition of all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133," amended Statement No. 133 to be effective for all fiscal years beginning after June 15, 2000. Although the Bancorp has not formally completed its evaluation of SFAS No. 133, as amended, the adoption of the statement is not expected to have a material effect on the Bancorp's Consolidated Financial Statements.
     Securities and other property held by Fifth Third Investment Advisors, a division of the Bancorp's banking subsidiaries, in a fiduciary or agency capacity are not included in the Consolidated Balance Sheets because such items are not assets of the subsidiaries. Investment advisory income in the Consolidated Statements of Income is recognized on the accrual basis.
     Treasury stock is carried at cost.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2-SECURITIES

   Securities available for sale as of December 31:
--------------------------------------------------------------------------------
                                     1999
                        --------------------------------------------------------
                        AMORTIZED   UNREALIZED   UNREALIZED     FAIR
($ in millions)           COST        GAINS        LOSSES       VALUE
--------------------------------------------------------------------------------
U.S. Government
  and agencies
  obligations.......   $  654.0        0.4         ( 13.9)      640.5
Obligations of
  states and
  political
  subdivisions......      716.8        5.5         ( 22.7)      699.6
Agency mortgage-
  backed
  securities........   10,087.4       11.2         (311.8)    9,786.8
Other bonds,
  notes and
  debentures........    1,378.7         .4         ( 22.3)    1,356.8
Other securities....      200.9       13.0         ( 10.1)      203.8
--------------------------------------------------------------------------------
Total securities....  $13,037.8       30.5         (380.8)   12,687.5
--------------------------------------------------------------------------------
                                     1998
                        --------------------------------------------------------
                        AMORTIZED   UNREALIZED   UNREALIZED     FAIR
($ in millions)           COST        GAINS        LOSSES       VALUE
--------------------------------------------------------------------------------
U.S. Government
  and agencies
  obligations.......  $   303.8        6.7             --       310.5
Obligations of
  states and
  political
  subdivisions......      681.7       24.1          ( 1.9)      703.9
Agency mortgage-
  backed
  securities........    8,878.6      134.7          (11.3)    9,002.0
Other bonds,
  notes and
  debentures........      808.2        5.4          (25.1)      788.5
Other securities....      364.9       15.4          ( 1.3)      379.0
--------------------------------------------------------------------------------
Total securities....  $11,037.2      186.3          (39.6)   11,183.9
--------------------------------------------------------------------------------
   Securities held to maturity as of December 31:
--------------------------------------------------------------------------------
                                     1999
                        --------------------------------------------------------
                        AMORTIZED   UNREALIZED   UNREALIZED     FAIR
($ in millions)           COST        GAINS        LOSSES       VALUE
--------------------------------------------------------------------------------
Obligations of
  states and
  political
  subdivisions......  $   117.1         --             --       117.1
Other bonds,
  notes and
  debentures........        1.5         --             --         1.5
Other securities....       10.5         --             --        10.5
--------------------------------------------------------------------------------
Total securities....     $129.1         --             --       129.1
--------------------------------------------------------------------------------
                                     1998
                        --------------------------------------------------------
                        AMORTIZED   UNREALIZED   UNREALIZED     FAIR
($ in millions)           COST        GAINS        LOSSES       VALUE
--------------------------------------------------------------------------------
Obligations of
  states and
  political
  subdivisions......  $    86.0         --             --        86.0
Other bonds,
  notes and
  debentures........        1.7         --             --         1.7
Other securities....       34.2         --             --        34.2
--------------------------------------------------------------------------------
Total securities....     $121.9         --             --       121.9
--------------------------------------------------------------------------------
     The amortized cost and approximate fair value of securities at December 31, 1999, by contractual maturity, are shown in the following table. Actual maturities may differ from contractual maturities when there exists a right to call or prepay obligations with or without call or prepayment penalties.
--------------------------------------------------------------------------------
                  AVAILABLE FOR SALE    HELD TO MATURITY
                  ------------------    ----------------
                  AMORTIZED    FAIR     AMORTIZED    FAIR
($ in millions)     COST       VALUE      COST       VALUE
--------------------------------------------------------------------------------
Debt securities:
  Under 1 year... $  132.4      132.0    $ 50.9       50.9
  1-5 years......    928.4      914.6      19.9       19.9
  6-10 years.....  1,051.2    1,040.3       4.1        4.1
  Over 10 years..    637.5      610.0      43.7       43.7
Agency mortgage-
  backed
  securities..... 10,087.4    9,786.8        --         --
Other securities     200.9      203.8      10.5       10.5
--------------------------------------------------------------------------------
Total securities $13,037.8   12,687.5    $129.1      129.1
--------------------------------------------------------------------------------
     At December 31, 1999 and 1998, securities with a book value of $7.7 billion and $7.1 billion, respectively, were pledged to secure short-term borrowings, public deposits, trust funds and for other purposes as required or permitted by law.

NOTE 3-RESERVE FOR CREDIT LOSSES
     Transactions in the reserve for credit losses for the years ended December 31:

--------------------------------------------------------------------------------
($ in millions)                   1999      1998       1997
--------------------------------------------------------------------------------
Balance at January 1........    $ 331.6     312.2      284.3
Losses charged off..........    ( 154.3)  ( 142.8)   ( 121.7)
Recoveries of losses
  previously charged off....       42.5      33.0       30.5
--------------------------------------------------------------------------------
Net charge-offs.............    ( 111.8)  ( 109.8)   (  91.2)
Provision charged to
  operations................      134.0     123.5      116.9
Reserve of acquired
  institutions and other....       12.8       5.7        2.2
--------------------------------------------------------------------------------
Balance at December 31......    $ 366.6     331.6      312.2
--------------------------------------------------------------------------------

     Impaired loan information, under SFAS No. 114, at December 31:

--------------------------------------------------------------------------------
($ in millions)                            1999       1998
--------------------------------------------------------------------------------
Impaired loans with a
   valuation reserve........    $  22.9      41.1
Impaired loans with
   no valuation reserve.....       24.7      29.7
--------------------------------------------------------------------------------
Total impaired loans........    $  47.6      70.8
Valuation reserve on
  impaired loans............    $   9.4      10.9
--------------------------------------------------------------------------------

     Average impaired loans, net of valuation reserves, were $49.1 million in 1999, $63.8 million in 1998 and $56.1 million in 1997. Cash basis interest income recognized on those loans during each of the years was immaterial.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 4-LEASE FINANCING

     A summary of the gross investment in lease financing at December 31:

--------------------------------------------------------------------------------
($ in millions)                            1999       1998
--------------------------------------------------------------------------------
Direct financing leases..........       $5,184.5    3,875.7
Leveraged leases.................          678.0      467.3
--------------------------------------------------------------------------------
Total lease financing............       $5,862.5    4,343.0
--------------------------------------------------------------------------------

     The components of the investment in lease financing at December 31:

--------------------------------------------------------------------------------
($ in millions)                            1999       1998
--------------------------------------------------------------------------------
Rentals receivable, net of
   principal and interest
   on nonrecourse debt...........       $3,453.3    2,645.8
Estimated residual value
   of leased assets..............        2,409.2    1,697.2
--------------------------------------------------------------------------------
Gross investment in lease
   financing.....................        5,862.5    4,343.0
Unearned income..................       (  875.7)  (  664.4)
--------------------------------------------------------------------------------
Total net investment in lease
  financing......................       $4,986.8    3,678.6
--------------------------------------------------------------------------------

     At December 31, 1999, the minimum future lease payments receivable for each of the years 2000 through 2004 were $1,162.2 million, $1,135.3 million, $1,082.3 million, $862.4 million and $552.1 million, respectively.

NOTE 5-BANK PREMISES AND EQUIPMENT

     A summary of bank premises and equipment at December 31:

--------------------------------------------------------------------------------
                             Estimated
($ in millions)              Useful Life          1999        1998
--------------------------------------------------------------------------------
Land and improvements.....                      $118.5        82.6
Buildings.................   18 to 50 yrs.       343.3       324.8
Equipment.................    3 to 20 yrs.       313.4       310.0
Leasehold improvements....    6 to 25 yrs.        79.0        80.4
Accumulated depreciation
  and amortization........                     ( 372.7)    ( 349.0)
--------------------------------------------------------------------------------
Total bank premises and
  equipment...............                      $481.5       448.8
--------------------------------------------------------------------------------

     Depreciation and amortization expense related to bank premises and equipment was $52.9 million in 1999, $46.5 million in 1998 and $42.8 million in 1997.
     Occupancy expense has been reduced by rental income from leased premises of $10.6 million in 1999 and $9.7 million in 1998 and 1997.
     The Bancorp's subsidiaries have entered into a number of noncancelable lease agreements with respect to bank premises and equipment. Equipment under noncancelable lease agreements was not material to the Bancorp. A summary of the minimum annual rental commitments under noncancelable lease agreements for land and buildings at December 31, 1999, exclusive of income taxes and other charges payable by the lessee:

--------------------------------------------------------------------------------
                                             LAND AND
($ in millions)                              BUILDINGS
--------------------------------------------------------------------------------
2000...........................                $ 22.2
2001...........................                  20.6
2002...........................                  18.0
2003...........................                  16.2
2004...........................                  18.4
2005 and subsequent years......                  52.5
--------------------------------------------------------------------------------
Total..........................                $147.9
--------------------------------------------------------------------------------

     Rental expense for cancelable and noncancelable leases was $30.1 million for 1999, $24.9 million for 1998 and $24.1 million for 1997.

NOTE 6-SHORT-TERM BORROWINGS

     A summary of short-term borrowings and rates at December 31:

--------------------------------------------------------------------------------
($ in millions)                   1999          1998          1997
--------------------------------------------------------------------------------
Federal funds borrowed:
  Balance...................    $2,971.9       2,137.9      1,358.1
  Rate......................         5.71%         4.65%        5.66%
--------------------------------------------------------------------------------
Short-term bank notes:
  Balance...................    $1,317.4             --         555.0
  Rate......................        5.98%            --         5.85%
--------------------------------------------------------------------------------
Securities sold under
  Agreements to repurchase:
  Balance...................    $3,761.4       2,275.3      1,825.8
  Rate......................        5.08%         4.63%        4.96%
--------------------------------------------------------------------------------
Other:
  Balance...................      $323.0         101.4        652.4
  Rate......................        5.46%         4.27%        5.75%
--------------------------------------------------------------------------------
Total short-term
borrowings:
  Balance...................      $8,373.7     4,514.6      4,391.3
  Rate......................          5.45%       4.63%        5.41%
--------------------------------------------------------------------------------
Average outstanding.........      $6,964.6     5,105.5      4,481.6
Maximum month-end
  balance...................      $8,786.9     6,073.1      5,227.8
Weighted average
  interest rate.............          4.85%       5.26%        5.31%
--------------------------------------------------------------------------------

     Short-term senior notes are offered with maturities ranging from 30 days to one year, are obligations of seven of the Bancorp's subsidiary banks and are included in the above table as short-term bank notes. In addition, medium-term senior notes and subordinated bank notes with maturities ranging from five years to 30 years can be issued by the seven subsidiary banks, none of which were outstanding as of December 31, 1999 or 1998.
     At December 31, 1999, the Bancorp had issued $18.3 million in commercial paper, with unused lines of credit of $40 million available to support commercial paper transactions and other corporate requirements.

NOTE 7-LONG-TERM BORROWINGS

     A summary of long-term borrowings at December 31:

--------------------------------------------------------------------------------
($ in millions)                           1999        1998
--------------------------------------------------------------------------------
Bancorp:
Capital Securities,
  8.136%, due 2027...............       $ 200.0       200.0
Subsidiaries:
Subordinated notes,
  6.75%, due 2005................         248.1       247.8
Federal Home Loan Bank advances..       1,163.8     1,560.6
Securities sold under agreements
  to repurchase..................         129.5     1,050.0
Other............................          62.4         5.2
--------------------------------------------------------------------------------
Total long-term borrowings.......      $1,803.8     3,063.6
--------------------------------------------------------------------------------

     In March 1997, Fifth Third Capital Trust 1 (FTCT1), a wholly-owned subsidiary of the Bancorp, issued $200 million 8.136% Capital Securities due in 2027. The Bancorp has fully and unconditionally guaranteed all of FTCT1's obligations under the Capital Securities. The Capital Securities qualify as Tier 1 capital for regulatory capital purposes.
     The 6.75% Subordinated Notes due in 2005 are unsecured obligations of a subsidiary bank. Interest is payable semiannually and the notes qualify as total capital for regulatory capital purposes.
     At December 31, 1999, Federal Home Loan Bank advances have rates ranging from 3.22% to 8.34%, with interest payable monthly. The advances were secured by certain mortgage loans and securities. The advances mature as follows: $423.1 million in 2000, $12.7 million in 2001, $137.8 million in 2002, $140.9 million in 2003, $55.1 million in 2004 and $394.2 million thereafter.
     At December 31, 1999, securities sold under agreements to repurchase have rates ranging from 3.46% to 7.51%, with interest payable monthly. The repurchase agreements mature as follows: $4.7 million in 2000, $4.9 million in 2001, $105.1 million in 2002, $2.6 million in 2003, $1.3 million in 2004 and $10.9 million thereafter.

NOTE 8-GUARANTEED PREFERRED BENEFICIAL INTERESTS IN CONVERTIBLE SUBORDINATED DEBENTURES

     In connection with the merger of CNB, the Bancorp assumed $172.5 million of trust preferred securities through CNB Capital Trust I, a Delaware statutory business trust. The trust preferred securities have a liquidation amount of $25 per share with a cumulative annual distribution rate of 6.0%, or $.375 per share, payable quarterly, and maturing on June 30, 2028. The trust preferred securities are convertible at any time at the conversion ratio of .4267 shares of common stock of the Bancorp for each trust preferred security (equivalent to a conversion price of $58.59), subject to certain adjustments.
     The sole assets of CNB Capital Trust I are $177.8 million of convertible subordinated debentures of the Bancorp with the interest rate, maturity date and conversion rate substantially identical to those of the trust preferred securities. The back-up obligations of the Bancorp with respect to the trust preferred securities constitute, in the aggregate, a full and unconditional guarantee by the Bancorp of the obligations of CNBCapital Trust I under the trust preferred securities.
     The Bancorp may redeem the convertible subordinated debentures and thereby cause a redemption of the trust preferred securities in whole (or in part from time to time) on or after June 23, 2001, or in whole (but not in part) within 90 days following the occurrence and continuance of certain adverse federal income tax or capital treatment events.
     Costs associated with the issuance of the trust preferred securities totaling $4.8 million were capitalized and are being amortized through the maturity date of the securities. The unamortized balance is included in Other Assets in the Consolidated Balance Sheets.
     The Bancorp records distributions payable on the trust preferred securities as Other Operating Expenses in its Consolidated Statements of Income.

NOTE 9-INCOME TAXES

     The Bancorp and its subsidiaries file a consolidated Federal income tax return. A summary of applicable income taxes included in the Consolidated Statements of Income at December 31:

--------------------------------------------------------------------------------
   ($ in millions)                      1999      1998      1997
--------------------------------------------------------------------------------
Current U.S. income taxes.........    $ 87.6     194.2     172.0
State and local income taxes......      15.9      11.9       8.3
--------------------------------------------------------------------------------
Total.............................     103.5     206.1     180.3
--------------------------------------------------------------------------------
Deferred U.S. income taxes
  resulting from temporary
  differences.....................     254.5      81.0      87.4
--------------------------------------------------------------------------------
Applicable income taxes...........    $358.0     287.1     267.7
--------------------------------------------------------------------------------

     Deferred income taxes are included in the caption Accrued Taxes, Interest and Expenses in the Consolidated Balance Sheets and are comprised of the following temporary differences at December 31:

--------------------------------------------------------------------------------
($ in millions)                             1999       1998
--------------------------------------------------------------------------------
Lease financing...................         $713.1      476.5
Reserve for credit losses.........        ( 125.0)   ( 111.6)
Bank premises and equipment.......           18.6       17.3
Unrealized gains (losses) on
  securities available for sale...        ( 125.7)      52.0
Other.............................           43.4       13.4
--------------------------------------------------------------------------------
Total net deferred tax liability..         $524.4      447.6
--------------------------------------------------------------------------------

     A reconciliation between the statutory U.S. income tax rate and the Bancorp's effective tax rate for the years ended December 31:

--------------------------------------------------------------------------------
                                            1999    1998    1997
--------------------------------------------------------------------------------
Statutory tax rate.................         35.0%   35.0%   35.0%
Increase (Decrease) resulting
 from:
   Tax-exempt interest.............         (1.7)   (2.1)   (2.1)
   Other-net.......................          1.6     1.5      .7
--------------------------------------------------------------------------------
Effective tax rate.................         34.9%   34.4%   33.6%
--------------------------------------------------------------------------------

     Retained earnings at December 31, 1999 includes $132.4 million in allocations of earnings for bad debt deductions of former thrift subsidiaries for which no income tax has been provided. Under current tax law, if certain of the Bancorp's subsidiaries use these bad debt reserves for purposes other than to absorb bad debt losses, they will be subject to Federal income tax at the current corporate tax rate.

NOTE 10-RELATED PARTY TRANSACTIONS

     At December 31, 1999 and 1998, certain directors, executive officers, principal holders of Bancorp common stock and associates of such persons were indebted to the banking subsidiaries in the aggregate amount, net of participations, of $179.9 million and $144.9 million, respectively. Such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time of comparable transactions with unrelated parties.

NOTE 11-STOCK OPTIONS AND EMPLOYEE STOCK GRANT

     The Bancorp has historically emphasized employee stock ownership. Accordingly, the Bancorp encourages further ownership through granting stock options to approximately 18% of its employees. Share grants represented approximately 1.5% of average outstanding shares in each of the last three years.
     Options can be granted under the Bancorp's 1998 Stock Option Plan to key employees and directors of the Bancorp and its subsidiaries for up to 15.2 million shares of the Bancorp's common stock. Options granted generally have up to ten year terms and vest and become fully exercisable at the end of three years of continued employment. A summary of option transactions during the years ended December 31:

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         1999               1998                1997
                             AVERAGE             Average             Average
                   SHARES    OPTION    Shares    Option    Shares    Option
                   (000'S)   PRICE     (000'S)   Price     (000's)   Price
--------------------------------------------------------------------------------
Outstanding
  beginning
  of year....       15,054   $33.01    12,543    $23.26     10,324   $16.92
Exercised....      ( 1,926)   21.36   ( 1,539)    17.67    ( 1,855)   14.81
Expired......      (   268)   54.36   (   436)    41.78    (   238)   24.76
Granted......        4,446    71.41     4,486     55.09      4,312    34.87
--------------------------------------------------------------------------------
Outstanding
  end of
  year.......       17,306   $43.84    15,054    $33.01     12,543   $23.26
--------------------------------------------------------------------------------
Exercisable
  end of
  year.......       11,602   $35.09     9,386    $25.43      7,769   $19.17
--------------------------------------------------------------------------------

     As of December 31, 1999, options outstanding have exercise prices between $3.98 and $73.81 and a weighted average remaining contractual life of 7.4 years. The majority of options outstanding have exercise prices ranging from $15.44 to $73.81 with a weighted average remaining contractual life of 7.4 years.
     At December 31, 1999, there were 8 million incentive options and 9.3 million nonqualified options outstanding and 7.1 million shares were available for granting additional options. Options outstanding represent 5.6% of the Bancorp's issued shares at December 31, 1999.
     As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Bancorp has elected to disclose pro forma net income and earnings per share amounts as if the fair-value-based method had been applied in measuring compensation costs.
     The Bancorp's pro forma information for the years ended December 31:

--------------------------------------------------------------------------------
                                                 1999     1998     1997
--------------------------------------------------------------------------------
Pro forma net income ($ in millions)........    $616.9    516.4    515.9
Pro forma earnings per share................    $ 2.02     1.71     1.73
Pro forma diluted earnings per share........    $ 1.98     1.67     1.70
--------------------------------------------------------------------------------

     Compensation expense in the pro forma disclosures is not indicative of future amounts as options vest over several years and additional grants are generally made each year.
     The weighted average fair value of options granted was $28.13, $20.44 and $9.47 in 1999, 1998 and 1997, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1999, 1998 and 1997: expected option lives of nine years for all three years; expected dividend yield of 1% for all three years; expected volatility of 25%, 25% and 24% and risk-free interest rates of 5.9%, 4.6% and 5.4%, respectively.
     On May 3, 1999, the Bancorp issued 86,375 shares of common stock under the 1998 Long-Term Incentive Plan. These shares were awarded to non-officer employees with three or more years of service. The market value of these shares on the date of grant was approximately $6.5 million. This award is being recognized as compensation expense over the two-year vesting period. The unamortized cost is reported as a reduction of shareholders' equity.

NOTE 12-COMMITMENTS AND CONTINGENT LIABILITIES

     The Bancorp, in the normal course of business, is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers in Ohio, Kentucky, Indiana, Michigan, Illinois, Arizona and Florida, and to minimize exposure to fluctuations in interest and foreign currency exchange rates. These financial instruments primarily include commitments to extend credit, standby and commercial letters of credit, foreign exchange contracts, interest rate swap agreements, interest rate floors and caps, purchased options and commitments to sell residential mortgage loans. These instruments involve, to varying degrees, elements of credit risk, counterparty risk and market risk in excess of the amounts recognized in the Consolidated Balance Sheets. The contract or notional amounts of these instruments reflect the extent of involvement the Bancorp has in particular classes of financial instruments.
     Creditworthiness for all instruments is evaluated on a case-by-case basis in accordance with the Bancorp credit policies. Collateral, if deemed necessary, is based on management's credit evaluation of the counterparty and may include business assets of commercial borrowers as well as personal property and real estate of individual borrowers and guarantors.
     A summary of significant commitments and other off-balance-sheet items at December 31:

--------------------------------------------------------------------------------
                                              Contract or
                                            Notional Amount
                                          -------------------
($ in millions)                             1999       1998
--------------------------------------------------------------------------------
Commitments to extend credit.........           $9,196.0    8,293.4
Letters of credit (including
  standby letters of credit).........            1,458.0    1,467.7
Foreign exchange contracts:
  Commitments to purchase............              289.2       97.4
  Commitments to sell................              301.6       99.7
Interest rate swap agreements........            1,014.9      898.3
Interest rate floors.................              103.9      267.0
Interest rate caps...................               11.9       30.0
Purchased options....................               75.0      106.0
Commitments to sell
  residential mortgage loans.........               93.9      322.0
--------------------------------------------------------------------------------

     Commitments to extend credit are agreements to lend. Commitments to extend credit generally have fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments to extend credit may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash flow requirements. The Bancorp's exposure to credit risk in the event of nonperformance by the other party is the contract amount. Fixed-rate commitments are subject to market risk resulting from fluctuations in interest rates and the Bancorp's exposure is limited to the replacement value of those commitments.
     Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. At December 31, 1999, approximately $577.9 million of standby letters of credit will expire within one year, $790.9 million expire between one to five years and $78.6 million expire thereafter. At December 31, 1999, letters of credit of approximately $10.6 million were issued to commercial customers for a duration of one year or less to facilitate trade payments in domestic and foreign currency transactions. The amount of credit risk involved in issuing letters of credit in the event of nonperformance by the other party is the contract amount.
     Foreign exchange forward contracts are for future delivery or purchase of foreign currency at a specified price. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from any resultant exposure to movement in foreign currency exchange rates, limiting the Bancorp's exposure to the replacement value of the contracts rather than the notional principal or contract amounts. The Bancorp reduces its market risk for foreign exchange contracts by generally entering into offsetting third-party forward contracts. The foreign exchange contracts outstanding at December 31, 1999 primarily mature in one year or less.
     The Bancorp enters into forward contracts for future delivery of residential mortgage loans at a specified yield to reduce the interest rate risk associated with fixed-rate residential mortgages held for sale and commitments to fund residential mortgage loans. Credit risk arises from the possible inability of the other parties to comply with the contract terms. The majority of the Bancorp's contracts are with U.S. government-sponsored agencies (FNMA, FHLMC).
     At December 31, 1999, the Bancorp had purchased option contracts and interest rate floor agreements with notional values of $75 million and $103.9 million, respectively, to hedge a portion of the value of mortgage servicing rights against changes in value with changing prepayment rates. The options have an original term of five years and give the Bancorp the right to receive payments on fixed rates ranging from 5.15% to 6.15% and to make payments based on the six-month London Interbank Offering Rate (LIBOR). The Bancorp may receive a payment each quarter on the interest rate floor agreements if the reference index is below the strike rate established at the outset of each transaction. These contracts carry the risk of the counterparty's future ability to perform under the agreements. A market exposure limit is approved for counterparties, contracts are market-to-market and exposures are collateralized in accordance with the Bancorp policy.
     In 1997, the Bancorp entered into an interest rate swap agreement with a notional principal amount of $200 million in connection with the issuance of $200 million of long-term, fixed-rate capital-qualifying securities. The Bancorp receives fixed-rate payments at 8.136% and pays a variable interest rate based upon three-month LIBOR. The Bancorp has also entered into interest rate contracts to fix the interest costs of certain deposits, repurchase agreements and long-term borrowings to manage its interest rate sensitivity. At December 31, 1999 and 1998, the Bancorp had swaps with notional values of $490 million and $440 million, respectively, which mature on or prior to April 28, 2005. The swaps require the Bancorp to pay a fixed rate of interest ranging from 5.22% to 5.59% and receive a variable rate based on one-month or three-month LIBOR. In addition, the Bancorp has entered into interest rate contracts whereby the Bancorp will receive a fixed rate of interest ranging from 4.85% to 8.71% and pay a variable rate of interest based on various indices. At December 31, 1999, these swaps had a notional value of $95 million and mature on or prior to January 31, 2001. As of December 31, 1999, the Bancorp had entered into interest rate swap agreements with commercial clients and an unconsolidated qualifying special-purpose entity with an aggregate notional principal amount of $41.6 million and $146.7 million, respectively. The agreements generally provide for the Bancorp to receive a fixed rate and pay a variable rate that resets periodically. The Bancorp has hedged its interest rate exposure on transactions with commercial clients by executing offsetting swap agreements with primary dealers. These transactions involve the exchange of fixed and floating interest rate payments without the exchange of the underlying principal amounts. Therefore, while notional principal amounts are typically used to express the volume of these transactions, they do not represent the much smaller amounts that are potentially subject to credit risk. Entering into interest rate swap agreements involves the risk of dealing with counterparties and their ability to meet the terms of the contract. The Bancorp controls the credit risk of these transactions through adherence to a derivative products policy, credit approval policies and monitoring procedures.
     The Bancorp sells, subject to recourse, certain commercial loans to an unconsolidated qualifying special-purpose entity. At December 31, 1999 and 1998, the outstanding balance of these loans, excluding trust preferred shares, was $1.4 billion and $1.1 billion, respectively. The Bancorp did not repurchase any of these loans during 1999 or 1998.
     There are claims pending against the Bancorp and its subsidiaries. Based on a review of such litigation with legal counsel, management believes any resulting liability would not have a material effect upon the Bancorp's consolidated financial position or results of operations.

NOTE 13-OTHER SERVICE CHARGES AND FEES AND OTHER OPERATING EXPENSES

     The major components of other service charges and fees and other operating expenses for the years ended December 31:

--------------------------------------------------------------------------------
($ in millions)                                  1999     1998     1997
--------------------------------------------------------------------------------
Other Service Charges and Fees:
  Cardholder fees.........................     $ 33.8     30.9     29.1
  Consumer loan and lease fees............       43.0     34.9    29.4
  Commercial banking......................       63.1     43.9     30.0
  Mortgage banking........................       97.2     95.9     62.9
  Other...................................      100.7     87.7     73.9
--------------------------------------------------------------------------------
Total other service charges
  and fees................................     $337.8    293.3    225.3
--------------------------------------------------------------------------------
Other Operating Expenses:
  Marketing and
    communications........................     $ 71.4     63.6     59.7
  Bankcard................................       55.1     44.6     34.5
  Intangibles amortization................       35.7     32.2     29.9
  Franchise taxes.........................       25.6     27.3     28.5
   Loan and lease.........................       32.3     26.2     19.0
  Printing and supplies...................       21.3     22.2     22.4
  FDIC insurance..........................        7.5      8.2      8.2
  Other...................................      164.0    154.2    141.5
--------------------------------------------------------------------------------
Total other operating expenses............     $412.9    378.5    343.7
--------------------------------------------------------------------------------

NOTE 14-RETIREMENT AND BENEFIT PLANS

     A combined summary of the defined benefit retirement plans at and for the years ended December 31:

--------------------------------------------------------------------------------
($ in millions)                              1999     1998
--------------------------------------------------------------------------------
Change in benefit obligation:
  Projected benefit obligation at
   beginning of year....................    $139.6    110.3
  Service cost..........................       4.5      5.2
  Interest cost.........................       8.1      7.7
  Curtailment...........................        --   ( 17.4)
  Acquisition/divestiture...............        --     23.8
  Amendments............................       1.8      6.2
  Actuarial loss (gain).................    ( 11.7)    12.5
  Benefits paid.........................    ( 16.7)   ( 8.7)
--------------------------------------------------------------------------------
Projected benefit obligation at
  end of year...........................    $125.6    139.6
--------------------------------------------------------------------------------
Change in plan assets:
  Fair value of plan assets at
    beginning of year...................    $202.4    153.4
  Actual return on assets...............      26.2     26.8
  Contributions.........................        .1       .6
  Acquired plan.........................        --     30.3
  Benefits paid.........................    ( 16.7)   ( 8.7)
--------------------------------------------------------------------------------
Fair value of plan assets at end
  of year...............................    $212.0    202.4
--------------------------------------------------------------------------------
Funded status...........................    $ 86.3     62.8
Unrecognized transition amount..........     ( 2.7)   ( 3.4)
Unrecognized actuarial gain.............    ( 55.5)  ( 32.6)
--------------------------------------------------------------------------------
Unrecognized prior service cost.........       6.0      4.7
--------------------------------------------------------------------------------
Net amount recognized...................    $ 34.1     31.5
--------------------------------------------------------------------------------
Amounts recognized in the Consolidated
  Balance Sheets consist of:
Prepaid benefit cost....................    $ 45.8     42.2
Accrued benefit liability...............    ( 11.7)  ( 10.7)
--------------------------------------------------------------------------------
Net amount recognized...................    $ 34.1     31.5
--------------------------------------------------------------------------------

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
($ in millions)                                 1999      1998     1997
--------------------------------------------------------------------------------
Components of net periodic pension cost:
  Service cost...............................   $ 4.5      5.2      5.6
  Interest cost..............................     8.1      7.7      7.3
  Curtailment................................      --    (12.2)      --
  Expected return on assets..................   (15.8)   (13.1)   (10.5)
  Amortization and deferral of
    transition amount........................   (  .7)    ( .6)    ( .6)
  Amortization of actuarial gain.............   ( 2.9)    (1.3)      --
  Amortization of unrecognized prior
    service cost.............................      .5       .2       --
--------------------------------------------------------------------------------
Net periodic pension cost (benefit)..........  $( 6.3)   (14.1)     1.8
--------------------------------------------------------------------------------

     Plan assets consist primarily of common trust and mutual funds managed by Fifth Third Bank, an affiliate of the Bancorp, listed stocks and U.S. bonds.

--------------------------------------------------------------------------------
                                                1999     1998    1997
--------------------------------------------------------------------------------
Weighted-average assumptions:
  For disclosure:
    Discount rate.........................      7.75%    6.83%   7.22%
    Rate of compensation increase.........      5.14     4.87    4.87
  For measuring net periodic pension cost:
    Discount rate.........................      6.83     7.22    7.66
    Rate of compensation increase.........      4.87     4.87    4.93
    Expected return on plan assets........      9.31     9.30    8.98
--------------------------------------------------------------------------------

     During 1998, to emphasize 401(k) and employer matching, the Bancorp froze its defined benefit pension plan and all benefits earned to date became fully vested.
     For the Bancorp's nonqualified supplemental defined benefit plans, with an accumulated benefit obligation exceeding assets, the total projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $14.7 million, $10.3 million and $0, respectively as of December 31, 1999 and $11.8 million, $9.1 million and $0, respectively as of December 31, 1998. The Bancorp's profit sharing plan contribution was $25.2 million for 1999, $25 million for 1998 and $25.6 million for 1997.

NOTE 15-REGULATORY MATTERS

     The principal source of income and funds for the Bancorp (parent company) are dividends from its subsidiaries. During 2000, the amount of dividends the subsidiaries can pay to the Bancorp without prior approval of regulatory agencies is limited to their 2000 eligible net profits, as defined, and the adjusted retained 1999 and 1998 net income of the subsidiaries.
     The affiliate banks must maintain noninterest-bearing cash balances on reserve with the Federal Reserve Bank (FRB). In 1999 and 1998, the banks were required to maintain average reserve balances of $328.5 million and $297.7 million, respectively.
     The FRB adopted quantitative measures which assign risk weightings to assets and off-balance-sheet items and also define and set minimum regulatory capital requirements (risk-based capital ratios). All banks are required to have core capital (Tier 1) of at least 4% of risk-weighted assets, total capital of at least 8% of risk-weighted assets and a minimum Tier 1 leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders' equity including capital-qualifying subordinated debt but excluding unrealized gains and losses on securities available for sale, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus certain debt instruments and the reserve for credit losses, subject to limitation. Failure to meet certain capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Consolidated Financial Statements of the Bancorp. The regulations also define well-capitalized levels of Tier 1, total capital and Tier 1 leverage as 6%, 10% and 5%, respectively. The Bancorp and each of its subsidiaries had Tier 1, total capital and leverage ratios above the well-capitalized levels at December 31, 1999 and 1998. The risk-based capital ratios of certain affiliates have been computed on a pro forma basis to include inter-affiliate mergers, which were approved by the appropriate regulatory agencies prior to year end and occurred in the following January. As of December 31, 1999, the most recent notification from the FRB categorized the Bancorp and each of its subsidiary banks as well capitalized under the regulatory framework for prompt corrective action.
     Capital and risk-based capital and leverage ratios for the Bancorp and its significant subsidiaries at December 31:

--------------------------------------------------------------------------------
                                                      1999
                                              ---------------------
($ in millions)                                AMOUNT       RATIO
--------------------------------------------------------------------------------
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
  Fifth Third Bancorp (Consolidated).......    $4,926.1     17.94%
  Fifth Third Bank, Cincinnati.............     1,506.7     13.12
  Fifth Third Bank, Northwestern
    Ohio, N.A. ............................       481.5     12.79
  Fifth Third Bank, Kentucky, Inc. ........       196.9     14.15
  Fifth Third Bank, Western Ohio...........       454.8     13.81
  Fifth Third Bank, Central Ohio...........       306.7     12.55
  Civitas Bank.............................       594.8     12.55
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
  Fifth Third Bancorp (Consolidated).......     4,240.1     15.44
  Fifth Third Bank, Cincinnati.............       936.4      8.15
  Fifth Third Bank, Northwestern
    Ohio, N.A. ............................       338.9      9.00
  Fifth Third Bank, Kentucky, Inc. ........       179.5     12.90
  Fifth Third Bank, Western Ohio...........       367.5     11.15
  Fifth Third Bank, Central Ohio...........       276.2     11.30
  Civitas Bank ............................       537.0     11.33
TIER 1 LEVERAGE CAPITAL (TO AVERAGE ASSETS):
  Fifth Third Bancorp (Consolidated).......     4,240.1     10.11
  Fifth Third Bank, Cincinnati.............       936.4      6.81
  Fifth Third Bank, Northwestern
    Ohio, N.A. ............................       338.9      6.18
  Fifth Third Bank, Kentucky, Inc..........       179.5      8.94
  Fifth Third Bank, Western Ohio...........       367.5      6.82
  Fifth Third Bank, Central Ohio ..........       276.2      8.33
  Civitas Bank ............................       537.0      6.97
--------------------------------------------------------------------------------
                                                      1998
                                              ----------------------
($ in millions)                                 AMOUNT       RATIO
--------------------------------------------------------------------------------
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
  Fifth Third Bancorp (Consolidated).......    $4,225.5     14.44%
  Fifth Third Bank, Cincinnati.............     1,221.0     10.71
  Fifth Third Bank, Northwestern
    Ohio, N.A. ............................       434.0     13.75
  Fifth Third Bank, Kentucky, Inc. ........       199.0     14.59
  Fifth Third Bank, Western Ohio ..........       366.0     10.29
  Fifth Third Bank, Central Ohio ..........       303.0     12.04
  Civitas Bank.............................       569.9     13.04
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
  Fifth Third Bancorp (Consolidated).......     3,648.5     12.47
  Fifth Third Bank, Cincinnati.............       787.0      6.90
  Fifth Third Bank, Northwestern
    Ohio, N.A. ............................       299.0      9.46
  Fifth Third Bank, Kentucky, Inc. ........       182.0     13.35
  Fifth Third Bank, Western Ohio ..........       302.0      8.49
  Fifth Third Bank, Central Ohio...........       272.0     10.77
  Civitas Bank.............................       515.3     11.79
TIER 1 LEVERAGE CAPITAL (TO AVERAGE ASSETS):
  Fifth Third Bancorp (Consolidated).......     3,648.5     10.09
  Fifth Third Bank, Cincinnati.............       787.0      7.46
  Fifth Third Bank, Northwestern
    Ohio, N.A. ............................       299.0      5.95
  Fifth Third Bank, Kentucky, Inc. ........       182.0      8.55
  Fifth Third Bank, Western Ohio...........       302.0      6.39
  Fifth Third Bank, Central Ohio...........       272.0      7.69
  Civitas Bank ............................       515.3      7.47
--------------------------------------------------------------------------------

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 16-NONOWNER CHANGES IN EQUITY

     Reclassification adjustments, related tax effects allocated to nonowner changes in equity and accumulated nonowner changes in equity as of and for the years ended December 31:

--------------------------------------------------------------------------------
($ in millions)                                 1999       1998       1997
--------------------------------------------------------------------------------
Reclassification adjustment, pretax:
  Change in unrealized gains (losses)
    arising during year....................   $(497.7)    ( 29.2)     138.0
  Reclassification adjustment for
    gains in net income....................        .6       12.3        8.5
--------------------------------------------------------------------------------
  Change in unrealized gains (losses)
    on securities available for sale          $(497.1)    ( 16.9)     146.5
--------------------------------------------------------------------------------
Related tax effects:
  Change in unrealized gains (losses)
    arising during year....................   $(178.2)    ( 10.4)      48.6
  Reclassification adjustment for
    gains in net income....................        .2        4.4        3.0
--------------------------------------------------------------------------------
  Change in unrealized gains (losses)
    on securities available for sale.......   $(178.0)    (  6.0)      51.6
--------------------------------------------------------------------------------
Reclassification adjustment, net of tax:
  Change in unrealized gains (losses)
    arising during year....................   $(319.5)    ( 18.8)      89.4
  Reclassification adjustment for
    gains in net income....................        .4        7.9        5.5
--------------------------------------------------------------------------------
  Change in unrealized gains (losses)
    on securities available for sale.......   $(319.1)    ( 10.9)      94.9
--------------------------------------------------------------------------------
Accumulated nonowner changes in equity:
  Beginning balance--
    Unrealized gains on
    securities available for sale .........   $  94.6      105.5       10.6
  Current period change....................    (319.1)    ( 10.9)      94.9
--------------------------------------------------------------------------------
  Ending balance--
    Unrealized gains (losses) on
    securities available for sale..........   $(224.5)      94.6      105.5
--------------------------------------------------------------------------------

NOTE 17-MORTGAGE SERVICING RIGHTS

     Changes in capitalized mortgage servicing rights for the years ended December 31:

--------------------------------------------------------------------------------
($ in millions)                               1999     1998
--------------------------------------------------------------------------------
Balance beginning of period...............    $81.2     64.6
Amount capitalized........................     45.3     35.1
Amortization..............................    (18.5)   (13.9)
Sales.....................................    (18.3)      --
Valuation allowance.......................      9.2    ( 4.6)
--------------------------------------------------------------------------------
Balance, end of period ...................    $98.9     81.2
--------------------------------------------------------------------------------

     The fair value of capitalized servicing rights was $139.6 million at December 31, 1999 and $87.8 million at December 31, 1998. The Bancorp serviced $11.4 billion of residential mortgage loans for other investors at December 31, 1999 and $11.8 billion at December 31, 1998.

NOTE 18-ACQUISITIONS

--------------------------------------------------------------------------------
                                             CONSIDERATION
                                           -----------------
                                                    COMMON
                                DATE       CASH     SHARES       METHOD OF
                             COMPLETED   ($000'S)   ISSUED       ACCOUNTING
--------------------------------------------------------------------------------
Peoples Bank Corporation      11/19/99    $   --    3,381,220    Pooling
  of Indianapolis
  Indianapolis, Indiana
CNB Bancshares, Inc.          10/29/99        --   30,370,745    Pooling
  Evansville, Indiana
Emerald Financial Corp.        8/6/99          7    3,379,539    Pooling
  Strongsville, Ohio
Vanguard Financial Co.         7/9/99         85       72,082    Purchase
  Cincinnati, Ohio
South Florida Bank             6/11/99        17      442,560    Purchase
  Holding Corporation
  Ft. Myers, Florida
Enterprise Federal             5/14/99        17    1,676,596    Purchase
  Bancorp, Inc.
  Cincinnati, Ohio
Ashland Bankshares, Inc.       4/16/99        10    1,224,860    Purchase
  Ashland, Kentucky
CitFed Bancorp, Inc.           6/26/98        51   13,222,869    Pooling
  Dayton, Ohio
State Savings Company          6/19/98         4   16,625,271    Pooling
  Columbus, Ohio
The Ohio Company               6/12/98         2    1,862,765    Purchase
  Columbus, Ohio
W. Lyman Case                  4/9/98     15,000           --    Purchase
  and Company
  Columbus, Ohio
Heartland Capital             11/24/97        --      351,004    Purchase
  Management, Inc.
  Indianapolis, Indiana
Suburban                       7/25/97        11      870,218    Purchase
  Bancorporation, Inc.
  Cincinnati, Ohio
--------------------------------------------------------------------------------

     The assets, liabilities and shareholders' equity of the pooled entities were recorded on the books of the Bancorp at their values as reported on the books of the pooled entities immediately prior to the consummation of the merger with the Bancorp. This presentation required the restatements of prior periods as if the companies had been combined for all years presented. The contributions of the pooled entities to consolidated net interest income, other operating income and net income for the periods prior to the mergers were as follows:

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                                 YEAR THROUGH           Years Ended
                                 SEPTEMBER 30,          December 31,
($ in millions)                       1999           1998         1997
--------------------------------------------------------------------------------
NET INTEREST INCOME
--------------------------------------------------------------------------------
  Fifth Third Bancorp.........    $  835.8           1,002.8      912.3
  CNB Bancshares, Inc. .......       189.4             233.7      232.5
  Other ......................        23.5              33.4       28.7
--------------------------------------------------------------------------------
  Combined ...................    $1,048.7           1,269.9    1,173.5
--------------------------------------------------------------------------------
OTHER OPERATING INCOME
--------------------------------------------------------------------------------
  Fifth Third Bancorp.........    $  559.4             636.2      501.8
  CNB Bancshares, Inc. .......        84.6             109.8       82.0
  Other ......................         5.9               7.5        6.6
--------------------------------------------------------------------------------
  Combined....................    $  649.9             753.5      590.4
--------------------------------------------------------------------------------
NET INCOME
--------------------------------------------------------------------------------
  Fifth Third Bancorp.........    $  485.5             476.1      460.9
  CNB Bancshares, Inc. .......        68.2              61.6       59.9
  Other.......................       ( 1.8)              8.8        8.6
--------------------------------------------------------------------------------
  Combined....................    $  551.9             546.5      529.4
--------------------------------------------------------------------------------

     The combined consolidated results of operations are not necessarily indicative of the results that would have occurred had the acquisitions been consummated in the past or which may be attained in the future.
     In the fourth quarter of 1999 as a direct result of the Peoples and CNB acquisitions, the Bancorp recorded merger-related costs of $108.4 million ($83.8 million after tax), of which $82.1 million was recorded as operating expense and $26.3 million was recorded as additional provision for credit losses. The charge to operating expenses consisted of employee severance and benefit obligations, costs to eliminate duplicate facilities and equipment, contract terminations, conversion expenses and professional fees. The additional provision for credit losses was charged in connection with a change in the management of Peoples and CNB problem loans and to conform Peoples and CNB to the Bancorp's reserve and charge-off practices. Merger-related costs in 1998 of $121.3 million were associated with the mergers of the Bancorp with CitFed Bancorp, Inc. and State Savings Company and with the merger of CNB Bancshares, Inc. and Pinnacle Financial Services, Inc.
     The merger-related charges consist of:

--------------------------------------------------------------------------------
($ in millions)                                 1999     1998
--------------------------------------------------------------------------------
Employee severence and benefit
  obligations...............................   $28.6     59.7
Duplicate facilities and equipment..........    14.4     18.4
--------------------------------------------------------------------------------
Conversion expenses and
  professional fees.........................    22.6     28.2
Contract termination costs..................     4.5      2.9
Other ......................................    12.0     12.1
--------------------------------------------------------------------------------
Merger-related charge ......................   $82.1    121.3
--------------------------------------------------------------------------------

     Summary of merger-related accrual activity at December 31:

--------------------------------------------------------------------------------
($ in millions)                                 1999     1998
--------------------------------------------------------------------------------
Balance January 1...........................   $31.6       --
Merger-related charge.......................    82.1    121.3
Cash payments...............................   (57.3)  ( 71.3)
Noncash writedowns..........................   (22.6)  ( 18.4)
--------------------------------------------------------------------------------
Balance December 31.........................   $33.8     31.6
--------------------------------------------------------------------------------

     The Bancorp expects to incur additional merger-related costs during the first quarter of 2000 in connection with the integration of CNB Bancshares Inc.

     The pro forma effect and the financial results of Vanguard Financial Co., Enterprise Federal Bancorp, Inc., South Florida Bank Holding Corp., and Ashland Bankshares, Inc. included in the results of operations subsequent to the date of the acquisitions, were not material to the Bancorp's financial condition and operating results for the periods presented.

NOTE 19-EARNINGS PER SHARE

     Reconciliation of Earnings Per Share to Diluted Earnings Per Share for the years ended December 31:

--------------------------------------------------------------------------------
                                                         1999
                                                ----------------------------
                                                        AVERAGE    PER-SHARE
($ in millions, except per share amounts)       INCOME   SHARES      AMOUNT
--------------------------------------------------------------------------------
EPS
Income available to
  common shareholders...................        $668.2    306,119     $2.18
EFFECT OF DILUTIVE SECURITIES
Stock Options...........................                    5,507
Interest on 6% convertible
subordinated debentures
due 2028, net of applicable
income taxes............................           6.7      2,944
--------------------------------------------------------------------------------
DILUTED EPS
Income available to
  common shareholders
  plus assumed conversions.............         $674.9    314,570     $2.15
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                         1998
                                                ----------------------------
                                                        Average    Per-Share
($ in millions, except per share amounts)       Income   Shares      Amount
--------------------------------------------------------------------------------
EPS
Income available to
  common shareholders...................        $546.5    301,335     $1.81
EFFECT OF DILUTIVE SECURITIES
Stock Options...........................                   5,945
Interest on 6% convertible
  subordinated debentures
  due 2028, net of applicable
  income taxes..........................           3.3     1,472
--------------------------------------------------------------------------------
DILUTED EPS
Income available to
  common shareholders
  plus assumed conversions..............        $549.8   308,752      $1.78
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                         1997
                                                ----------------------------
                                                        Average    Per-Share
($ in millions, except per share amounts)       Income   Shares      Amount
--------------------------------------------------------------------------------
EPS
Income available to
  common shareholders...................        $529.4    297,864     $1.78
EFFECT OF DILUTIVE SECURITIES
Stock Options                                               4,963
--------------------------------------------------------------------------------
DILUTED EPS
Income available to
  common shareholders
  plus assumed conversions..............        $529.4    302,827     $1.75
--------------------------------------------------------------------------------

     Options to purchase 3.1 million shares were outstanding at December 31, 1999 and were not included in the computation of diluted net income per share because the exercise price of these options was greater than the average market price of the common shares, and therefore, the effect would be antidilutive.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 20-FAIR VALUE OF FINANCIAL INSTRUMENTS

     Carrying amounts and estimated fair values for financial instruments at December 31:

--------------------------------------------------------------------------------
                                                       1999
                                            -----------------------
                                              CARRYING      FAIR
($ in millions)                                AMOUNT       VALUE
--------------------------------------------------------------------------------
FINANCIAL ASSETS
  Cash and due from banks ...............   $   1,213.1    1,213.1
  Securities available for sale .........      12,687.5   12,687.5
  Securities held to maturity ...........         129.1      129.1
  Other short-term investments ..........         355.4      355.4
  Loans held for sale ...................         297.1      297.3
  Loans, net ............................      19,616.1   19,115.5
  Accrued interest receivable ...........         321.0      321.0
FINANCIAL LIABILITIES
  Deposits ..............................      25,886.1   25,050.0
  Federal funds borrowed ................       2,971.9    2,995.0
  Short-term bank notes .................       1,317.4    1,317.4
  Other short-term borrowings ...........       4,084.4    4,009.9
  Accrued interest payable ..............         137.8      137.8
  Long-term debt ........................       1,803.8    1,821.2
  Guaranteed preferred beneficial
    interests in convertible subordinated
    debentures ..........................         172.5      240.0
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
  Commitments to extend credit ..........            .1       16.6
  Letters of credit .....................           3.3       15.9
  Purchased options .....................            .7         .6
  Interest rate swap agreements .........            --        2.9
  Interest rate floors ..................            --   (     .2)
  Interest rate caps ....................            --         .4
  Forward contracts:
    Commitments to sell loans ...........            --         .5
    Foreign exchange contracts:
      Commitments to purchase ...........            --        1.8
      Commitments to sell ...............            --   (    3.2)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                       1998
                                            -----------------------
                                              CARRYING      FAIR
($ in millions)                                AMOUNT       VALUE
--------------------------------------------------------------------------------
FINANCIAL ASSETS
  Cash and due from banks ...............   $   1,045.4    1,045.4
  Securities available for sale .........      11,183.9   11,183.9
  Securities held to maturity ...........         121.9      121.9
  Other short-term investments ..........         164.7      164.7
  Loans held for sale ...................         588.9      588.9
  Loans, net ............................      18,346.3   18,623.6
  Accrued interest receivable ...........         343.4      343.4
FINANCIAL LIABILITIES
  Deposits ..............................      24,495.8   23,536.9
  Federal funds borrowed ................       2,137.9    2,137.9
  Other short-term borrowings ...........       2,376.7    2,376.7
  Accrued interest payable ..............         117.7      117.7
  Long-term debt ........................       3,063.6    3,136.2
  Guaranteed preferred beneficial
    interests in convertible subordinated
    debentures ..........................         172.5      193.6
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
  Commitments to extend credit ..........            .6       33.5
  Letters of credit .....................           2.9       13.0
  Purchased options .....................           3.6        3.7
  Interest rate swap agreements .........            --       20.3
  Interest rate floors ..................           3.9        3.7
  Interest rate caps ....................            .1         --
  Forward contracts:
    Commitments to sell loans ...........            --         .7
    Foreign exchange contracts:
      Commitments to purchase ...........            --        2.5
      Commitments to sell ...............            --   (    2.1)
--------------------------------------------------------------------------------

     Fair values for financial instruments were based on various assumptions and estimates as of a specific point in time, represent liquidation values and may vary significantly from amounts that will be realized in actual transactions. In addition, certain financial instruments and all non-financial instruments were excluded from the fair value disclosure requirements. Therefore, the fair values presented in the adjacent table should not be construed as the underlying value of the Bancorp.
     The following methods and assumptions were used in determining the fair value of selected financial instruments:
     SHORT-TERM FINANCIAL ASSETS AND LIABILITIES-for financial instruments with a short or no stated maturity, prevailing market rates and limited credit risk, carrying amounts approximate fair value. Those financial instruments include cash and due from banks, other short-term investments, accrued interest receivable, certain deposits (demand, interest checking, savings and money market), Federal funds borrowed, short-term bank notes, other short-term borrowings and accrued interest payable.
     SECURITIES, AVAILABLE FOR SALE AND HELD TO MATURITY-fair values were based on quoted market prices, dealer quotes and prices obtained from independent pricing services.
     LOANS-fair values were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
     LOANS HELD FOR SALE-the fair value of loans held for sale is estimated based on outstanding commitments from investors or current investor yield requirements.
     DEPOSITS-fair values for other time, certificates of deposit-$100,000 and over and foreign office were estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities.
     LONG-TERM DEBT-fair value of long-term debt was based on quoted market prices, when available, and a discounted cash flow calculation using prevailing market rates for borrowings of similar terms.
     COMMITMENTS AND LETTERS OF CREDIT-fair values of loan commitments, letters of credit and commitments to sell loans, representing assets to the Bancorp, were based on fees currently charged to enter into similar agreements with similar maturities.
     INTEREST RATE SWAP AGREEMENTS-fair value was based on the estimated amount the Bancorp would receive or pay to terminate the swap agreements, taking into account the current interest rates and the creditworthiness of the swap counterparties. The fair values represent an asset at December 31, 1999.
     PURCHASED OPTIONS AND INTEREST RATE FLOORS AND CAPS-fair values were based on the estimated amounts the Bancorp would receive from terminating the contracts at the reporting date.
     FOREIGN EXCHANGE CONTRACTS-fair values were based on quoted market prices of comparable instruments and represent a net asset to the Bancorp.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 21-PARENT COMPANY FINANCIAL STATEMENTS

     The condensed financial statements of the Bancorp ($ in millions):


-----------------------------------------------------------------------------------------------
CONDENSED STATEMENTS OF INCOME (PARENT COMPANY ONLY)
For the Years Ended December 31                                    1999      1998      1997
-----------------------------------------------------------------------------------------------
INCOME
Dividends from Subsidiaries ...............................   $    507.2      491.3     603.8
Interest on Loans to
  Subsidiaries ............................................         34.9       27.0       8.3
Securities Losses .........................................           --         --       (.2)
Other .....................................................          3.2       15.0      12.9
-----------------------------------------------------------------------------------------------
TOTAL INCOME ..............................................        545.3      533.3     624.8
-----------------------------------------------------------------------------------------------
EXPENSES
Interest ..................................................         23.8       22.6      15.6
Other .....................................................         30.8       48.6      34.9
-----------------------------------------------------------------------------------------------
TOTAL EXPENSES ............................................         54.6       71.2      50.5
-----------------------------------------------------------------------------------------------
INCOME BEFORE TAXES AND
  CHANGE IN UNDISTRIBUTED
  EARNINGS OF SUBSIDIARIES ................................        490.7      462.1     574.3
Applicable Income Tax Benefit .............................         (3.3)     ( 6.3)  (   8.2)
-----------------------------------------------------------------------------------------------
INCOME BEFORE CHANGE IN
  UNDISTRIBUTED EARNINGS OF
  SUBSIDIARIES ............................................        494.0      468.4     582.5
Increase (Decrease) in Undistributed
  Earnings of Subsidiaries ................................        174.2       78.1     (53.1)
-----------------------------------------------------------------------------------------------
NET INCOME ................................................   $    668.2      546.5     529.4
-----------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------
CONDENSED BALANCE SHEETS (PARENT COMPANY ONLY)
December 31                                                        1999        1998
-----------------------------------------------------------------------------------------------
ASSETS
Cash ......................................................   $       .8        3.6
Interest-Bearing Deposits .................................         11.5      114.9
Securities Available for Sale .............................           .9        3.6
Loans to Subsidiaries .....................................      1,107.8      833.4
Investment in Subsidiaries ................................      3,272.4    3,291.3
Goodwill ..................................................        150.3        9.9
Other Assets ..............................................         56.9       33.6
-----------------------------------------------------------------------------------------------
TOTAL ASSETS ..............................................   $  4,600.6    4,290.3
-----------------------------------------------------------------------------------------------
LIABILITIES
Commercial Paper ..........................................   $     18.3       46.0
Accrued Expenses and Other Liabilities ....................        127.5       68.9
Long-Term Debt ............................................        200.0      202.5
Guaranteed Preferred Beneficial Interest
  in Convertible Subordinated Debentures ..................        177.8      177.8
-----------------------------------------------------------------------------------------------
TOTAL LIABILITIES .........................................        523.6      495.2
-----------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY ......................................      4,077.0    3,795.1
-----------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY ....................................   $  4,600.6    4,290.3
-----------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------
CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)
For the Years Ended December 31                                   1999       1998      1997
-----------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income ................................................   $    668.2      546.5     529.4
Adjustments to Reconcile Net
  Income to Net Cash Provided
  by Operating Activities:
  Amortization/Depreciation ...............................           .8        1.3       1.4
    Provision for Deferred
      Income Taxes ........................................          1.6       (3.2)      1.6
    Securities Losses .....................................           --         --        .2
    Decrease (Increase) in
      Other Assets ........................................        (23.3)       9.1      (9.0)
    Increase (Decrease) in Accrued
      Expenses and Other Liabilities.......................         58.6        2.3      (4.1)
-----------------------------------------------------------------------------------------------
   CONDENSED STATEMENTS OF CASH FLOW (PARENT COMPANY ONLY)
      For the Years Ended December 31 .....................       1999       1998      1997
-----------------------------------------------------------------------------------------------
    Decrease (Increase) in
      Undistributed Earnings of
      Subsidiaries ........................................       (174.2)     (78.1)     53.1
-----------------------------------------------------------------------------------------------
NET CASH PROVIDED BY
  OPERATING ACTIVITIES ....................................        531.7      477.9     572.6
-----------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from Sales of
  Securities Available for Sale ...........................          2.7        3.2       8.5
Net Decrease (Increase) in
  Interest-Bearing Deposits ...............................        103.4      (37.0)    (37.6)
Increase in Loans
  to Subsidiaries .........................................       (274.4)    (299.2)   (219.0)
Capital Contributions to Subsidiaries                             ( 13.4)    ( 87.1)   (104.9)
-----------------------------------------------------------------------------------------------
NET CASH USED IN
  INVESTING ACTIVITIES ....................................       (181.7)    (420.1)   (353.0)
-----------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (Decrease) in Other
  Short-Term Borrowings ...................................        (27.7)      17.7       1.0
Proceeds from Issuance
  of Long-Term Debt .......................................           --       10.0     235.0
Repayment of Long-Term Debt ...............................           --      (82.3)     (7.1)
Proceeds from Sale of Convertible
  Subordinated Debentures .................................           --      177.8        --
Payment of Cash Dividends .................................       (269.0)    (167.9)   (133.8)
Purchases of Treasury Stock ...............................           --     (199.1)   (316.9)
Exercise of Stock Options .................................         53.7       27.0      28.2
Proceeds from Sale of
  Common Stock ............................................           --      178.1    --
Other .....................................................       (109.8)     (30.3)    (24.3)
-----------------------------------------------------------------------------------------------
NET CASH USED IN
  FINANCING ACTIVITIES ....................................       (352.8)     (69.0)   (217.9)
-----------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH ...............................         (2.8)     (11.2)      1.7
CASH AT BEGINNING OF YEAR .................................          3.6       14.8      13.1
-----------------------------------------------------------------------------------------------
CASH AT END OF YEAR .......................................   $       .8        3.6      14.8
-----------------------------------------------------------------------------------------------

NOTE 22-SEGMENTS

     The Bancorp's principal activities include Retail Banking, Commercial Banking, Investment Advisory Services and Data Processing. Retail Banking provides a full range of deposit products and consumer loans and leases. Commercial Banking offers services to business, government and professional customers. Investment Advisory Services provides a full range of investment alternatives for individuals, companies and not-for-profit organizations. Data Processing, through Midwest Payment Systems (MPS), provides electronic funds transfer (EFT) services, merchant transaction processing, operates our Jeanie ATM network and provides other data processing services to affiliated and unaffiliated customers. General Corporate and Other includes the investment portfolio, certain non-deposit funding, unassigned equity, the net effect of funds transfer pricing and other items not allocated to operating segments.
     The financial information for each operating segment is reported on the basis used internally by the Bancorp's management to evaluate performance and allocate resources. The allocation has been consistently applied for all periods presented. Revenues from affiliated transactions, principally EFT data processing services from MPS to the banking segments, are charged generally at rates available to and transacted with unaffiliated customers.
     The measurement of the performance of the operating segments is based on the management structure of the Bancorp and is not necessarily comparable with similar information for any other financial institution. The information presented is also not necessarily indicative of the segments' financial condition and results of operations if they were independent entities.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

     The Bancorp did not allocate resources or assess the ongoing operating performance of acquired entities prior to acquisition. Therefore, financial information prior to acquisition is shown separately as acquired entities. Following acquisition, results of operations are included in the Bancorp's segment information for the acquired entities.

     Results of operations and selected financial information by operating segment for each of the three years ended December 31:


-----------------------------------------------------------------------------------------------------------------------------
                                                             INVESTMENT   DATA              GENERAL
                                       COMMERCIAL  RETAIL    ADVISORY    PROCESS- ACQUIRED  CORPORATE  ELIMINA-
($ in millions)                        BANKING     BANKING   SERVICES    ING(a)   ENTITIES   OTHER     TIONS(a)   TOTAL
-----------------------------------------------------------------------------------------------------------------------------
1999
RESULTS OF OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Expense) .....   $  367.6       677.8      35.5     ( 1.9)     280.8      44.8     --       1,404.6
Provision for Credit Losses .......       36.0        54.7       2.3      --         41.0      --       --         134.0
-----------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Expense) After
  Provision for Credit Losses .....      331.6       623.1      33.2     ( 1.9)     239.8      44.8     --       1,270.6
Other Operating Income ............      113.6       291.0     173.9     196.0      121.6    (  3.9)   (15.2)      877.0
Merger-Related Charges ............       --          --        --        --         82.1      --       --          82.1
Operating Expenses ................      150.0       407.6     108.0     100.1      240.6      48.8    (15.2)    1,039.9
-----------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes ........      295.2       506.5      99.1      94.0       38.7    (  7.9)    --       1,025.6
Applicable Income Taxes ...........      100.4       172.3      33.7      32.0       25.0    (  5.6)    --         357.8
After Tax Securities Gains (Losses)       --          --        --        --          1.3     (  .9)    --            .4
-----------------------------------------------------------------------------------------------------------------------------
Net Income ........................   $  194.8       334.2      65.4      62.0       15.0    (  3.2)    --         668.2
-----------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION
-----------------------------------------------------------------------------------------------------------------------------
Identifiable Assets ...............   $8,869.3    13,438.7     436.4      93.5    7,514.4  11,237.2     --      41,589.5
Capital Expenditures ..............   $     .2        71.2      --        15.1       26.1       3.7     --         116.3
Depreciation and Amortization .....   $     .3         7.4        .4       1.1       18.4      25.3     --          52.9
-----------------------------------------------------------------------------------------------------------------------------
1998
RESULTS OF OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Expense) .....   $  301.9       542.0      31.2     ( 1.3)     335.5      60.6     --       1,269.9
Provision for Credit Losses .......       54.0        30.7        .9      --         37.9      --       --         123.5
-----------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Expense)
  After Provision
  for Credit Losses ...............      247.9       511.3      30.3     ( 1.3)     297.6      60.6     --       1,146.4
Other Operating Income ............       76.2       236.0     133.3     152.7      139.5      18.0    (14.5)      741.2
Merger-Related Charges ............       --          --        --        --        121.3      --       --         121.3
Operating Expenses ................      119.7       321.9      88.2      82.2      284.0      63.5    (14.5)      945.0
-----------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes ........      204.4       425.4      75.4      69.2       31.8      15.1     --         821.3
Applicable Income Taxes ...........       69.5       144.6      25.6      23.6       15.6       3.8     --         282.7
After Tax Securities Gains ........       --          --        --        --          1.6       6.3     --           7.9
-----------------------------------------------------------------------------------------------------------------------------
Net Income ........................   $  134.9       280.8      49.8      45.6       17.8      17.6     --         546.5
-----------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION
-----------------------------------------------------------------------------------------------------------------------------
Identifiable Assets ...............   $7,713.3    11,515.0     374.7      86.8    8,170.7   9,231.8     --      37,092.3
Capital Expenditures ..............   $    6.1        49.7       1.0       7.8       17.8      --       --          82.4
Depreciation and Amortization .....   $     .3         5.9        .4       1.0       18.6      20.3     --          46.5
-----------------------------------------------------------------------------------------------------------------------------
1997
RESULTS OF OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Expense) .....   $  240.7       432.1      24.9     ( 1.0)     428.5      48.3     --       1,173.5
Provision for Credit Losses .......       15.8        64.5      --        --         36.6      --       --         116.9
-----------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Expense)
  After Provision
  for Credit Losses ...............      224.9       367.6      24.9     ( 1.0)     391.9      48.3     --       1,056.6
Other Operating Income ............       56.0       173.5      90.2     120.0      142.2       7.5    ( 7.5)      581.9
Operating Expenses ................       93.1       250.5      52.3      68.4      343.7      49.4    ( 7.5)      849.9
-----------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes ........      187.8       290.6      62.8      50.6      190.4       6.4     --         788.6
Applicable Income Taxes ...........       63.9        98.8      21.3      17.2       64.0   (    .5)    --         264.7
After Tax Securities Gains ........       --          --        --        --          1.7       3.8     --           5.5
-----------------------------------------------------------------------------------------------------------------------------
Net Income ........................   $  123.9       191.8      41.5      33.4      128.1      10.7     --         529.4
-----------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION
-----------------------------------------------------------------------------------------------------------------------------
Identifiable Assets ...............   $6,414.2     8,151.9     330.1      73.4   13,805.1   6,405.5     --      35,180.2
Capital Expenditures ..............   $    3.4        34.0       1.7       3.5       36.3      --       --          78.9
Depreciation and Amortization .....   $     .7         4.4       1.1       2.6       18.8      15.2     --          42.8
-----------------------------------------------------------------------------------------------------------------------------

(a) Data processing service revenues provided to the banking segments by MPS are eliminated in the Consolidated Statements of Income.

FIFTH THIRD BANCORP AND SUBSIDIARIES
INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

     To the Shareholders and Board of Directors of Fifth Third Bancorp:
     We have audited the accompanying consolidated balance sheets of Fifth Third Bancorp and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Companies at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


/S/ Deloitte L. Touche LLP

Cincinnati, Ohio
January 14, 2000

FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

     This report includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, that involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the economic environment, competition, products and pricing in geographic and business areas in which the Bancorp operates, prevailing interest rates, changes in government regulations and policies affecting financial services companies, credit quality and credit risk management, changes in the banking industry including the effects of consolidation resulting from possible mergers of financial institutions, acquisitions and integration of acquired businesses. Fifth Third Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.
     The data presented in the following pages should be read in conjunction with the audited Consolidated Financial Statements on pages 13 to 30 of this report.


TABLE 1-CONSOLIDATED AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME
For the Years Ended December 31 (Taxable Equivalent Basis)
---------------------------------------------------------------------------------------------------------------------------------
                                           1999                                  1998                         1997
                              ---------------------------------  -------------------------------   ------------------------------
                                 AVERAGE                AVERAGE     Average              Average      Average             Average
                                  OUT-        REVENUE/   YIELD/       Out-    Revenue/    Yield/        Out-     Revenue/  Yield/
($ in millions)                 STANDING        COST     RATE      standing    Cost        Rate       standing     Cost     Rate
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-Earning Assets
  Loans and Leases................. $24,382.6  $1,964.0   8.05%   $22,542.6   $1,901.2     8.43%     $21,129.8    $1,799.1   8.51%
  Securities
   Taxable.........................  11,658.3     776.3   6.66     10,379.2      686.7     6.62        9,731.0       668.8   6.87
   Exempt from Income Taxes........     775.7      59.7   7.70        673.2       48.8     7.25          538.7        41.4   7.69
  Other Short-Term Investments.....     221.3      11.6   5.24        255.7       10.4     4.07          346.2        19.4   5.60
---------------------------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets......  37,037.9   2,811.6   7.59     33,850.7    2,647.1     7.82       31,745.7     2,528.7   7.97
---------------------------------------------------------------------------------------------------------------------------------
Cash and Due from Banks ...........     953.3                         884.2                              727.9
Other Assets ......................   2,108.4                       1,752.6                            1,495.2
Reserve for Credit Losses .........  (  355.2)                     (  319.9)                        (    292.3)
---------------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS....................... $39,744.4                     $36,167.6                        $  33,676.5
---------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Interest-Bearing Liabilities
  Interest Checking................ $ 3,813.1   $  78.6   2.06%   $ 3,347.4  $    73.5     2.20%   $   2,921.4    $   68.4   2.34%
  Savings..........................   4,210.8     116.5   2.77      4,082.1      128.2     3.14        3,023.3        96.3   3.19
  Money Market.....................   1,852.6      74.8   4.04      1,821.4     B 73.8     4.05        2,666.8       104.5   3.92
  Other Time Deposits..............   8,655.9     440.1   5.08      9,353.2     B514.7     5.50        9,912.5       553.6   5.58
  Certificates-$100,000
    and Over.......................   2,065.4     103.6   5.02      1,930.0      105.5     5.47        1,560.4        91.7   5.88
  Foreign Office Deposits..........     877.1      45.6   5.20        232.4       12.7     5.46          401.7        22.2   5.53
  Federal Funds Borrowed...........   3,424.7     172.1   5.03      2,314.4      121.7     5.26        1,535.9        85.5   5.57
  Short-Term Bank Notes............     643.2      33.1   5.15        461.8       26.0     5.63          658.1        36.9   5.61
  Other Short-Term Borrowings......   2,896.7     132.7   4.58      2,325.3      120.4     5.18        2,287.6       116.5   5.09
  Long-Term Debt...................   2,322.8     136.3   5.87      2,495.0      139.5     5.59        2,114.9       128.5   6.08
---------------------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing
  Liabilities......................  30,762.3   1,333.4   4.33     28,363.0    1,316.0     4.64       27,082.6     1,304.1   4.82
---------------------------------------------------------------------------------------------------------------------------------
Demand Deposits....................   3,716.0                       3,308.7                            2,833.0
Other Liabilities..................   1,312.1                         951.4                              677.7
---------------------------------------------------------------------------------------------------------------------------------
Total Liabilities..................  35,790.4                      32,623.1                           30,593.3
---------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity...............   3,954.0                       3,544.5                            3,083.2
---------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY............. $39,744.4                     $36,167.6                        $  33,676.5
---------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME MARGIN ON
  A TAXABLE EQUIVALENT BASIS....... $ 1,478.2      3.99%          $ 1,331.1       3.93%            $   1,224.6               3.86%
---------------------------------------------------------------------------------------------------------------------------------
NET INTEREST RATE SPREAD...........                3.26%                          3.18%                                      3.15%
---------------------------------------------------------------------------------------------------------------------------------
INTEREST-BEARING LIABILITIES
  TO INTEREST-EARNING ASSETS.......               83.06%                         83.79%                                     85.31%
---------------------------------------------------------------------------------------------------------------------------------

FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


TABLE 2-ANALYSIS OF NET INTEREST INCOME CHANGES (TAXABLE EQUIVALENT BASIS)
-----------------------------------------------------------------------------------------------------------------------------
                                                        1999 COMPARED TO 1998                    1998 Compared to 1997
                                              --------------------------------------      -----------------------------------
($ in millions)                               VOLUME  YIELD/RATE    MIX        TOTAL      Volume  Yield/Rate  Mix     Total
-----------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Interest Income
  Loans and Leases ....................   $  155.2  $ (85.4)       $ (7.0)   $   62.8    120.2   (16.9)       (1.2)   102.1
  Securities
    Taxable ...........................       84.6      4.4            .5        89.5     44.5   (24.5)       (1.7)    18.3
    Exempt from Income Taxes ..........        7.4      3.0            .5        10.9     10.3    (2.4)        (.6)     7.3
  Other Short-Term Investments ........       (1.4)     3.0           (.4)        1.2     (5.1)   (5.3)        1.4     (9.0)
-----------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME CHANGE ..........      245.8    (75.0)         (6.4)      164.4    169.9   (49.1)       (2.1)   118.7
-----------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Interest Expense
  Interest Checking ...................       10.2     (4.5)          (.6)        5.1     10.0    (4.1)        (.6)     5.3
  Savings .............................        4.0    (15.3)          (.5)      (11.8)    33.8    (1.5)        (.5)    31.8
  Money Market ........................        1.3      (.3)           --         1.0    (33.1)    3.5        (1.1)   (30.7)
  Other Time Deposits .................      (38.4)   (39.1)          2.9       (74.6)   (31.2)   (7.9)         .5    (38.6)
  Certificates-$100,000 and Over ......        7.4     (8.7)          (.6)       (1.9)    21.7    (6.4)       (1.5)    13.8
  Foreign Office Deposits .............       35.2      (.6)         (1.7)       32.9     (9.4)    (.3)         .1     (9.6)
  Federal Funds Borrowed ..............       58.4     (5.4)         (2.6)       50.4     43.4    (4.8)       (2.4)    36.2
  Short-Term Bank Notes ...............       10.2     (2.2)          (.9)        7.1    (11.0)     .1          --    (10.9)
  Other Short-Term Borrowings .........       29.6    (13.9)         (3.4)       12.3      1.9     2.1          --      4.0
  Long-Term Debt ......................       (9.6)     6.9           (.5)       (3.2)    23.1   (10.4)       (1.8)    10.9
-----------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE CHANGE .........      108.3    (83.1)         (7.9)       17.3     49.2   (29.7)       (7.3)    12.2
-----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET INTEREST
  INCOME ON A TAXABLE EQUIVALENT BASIS    $  137.5  $   8.1        $  1.5       147.1    120.7   (19.4)        5.2    106.5
-----------------------------------------------------------------------------------------------------------------------------
INCREASE IN TAXABLE
  EQUIVALENT ADJUSTMENT ...............                                         (12.4)                                (10.1)
-----------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME CHANGE ............                                      $  134.7                                  96.4



RESULTS OF OPERATIONS

SUMMARY

     Net income advanced by 22% in 1999 and 3% in 1998. The Bancorp's net income to average assets, referred to as return on average assets (ROA), and return on average shareholders' equity (ROE) follow:

--------------------------------------------------------------------------------
                                1999      1998    1997     1996     1995
--------------------------------------------------------------------------------
Net income ($ in millions)      $668.2   546.5    529.4    442.8    389.0
Earnings per share (a)......    $ 2.18    1.81     1.78     1.48     1.36
Diluted earnings per
  share (a).................    $ 2.15    1.78     1.75     1.45     1.32
ROA (b).....................      1.89%   1.78     1.57     1.52     1.47
ROE (b).....................      19.0%   18.2     17.2     16.3     15.9
Overhead ratio (b)..........      44.1%   45.3     46.8     48.3     50.1
Originally reported (c):
  ROA (b)...................      1.89%   1.93     1.96     1.78     1.78
  ROE (b)...................      19.0%   18.7     19.6     17.8     18.1
  Overhead ratio (b)........      44.1%   42.3     41.0     43.5     43.9
--------------------------------------------------------------------------------
(a) Per share amounts have been adjusted for the three-for-two stock splits effected in the form of stock dividends paid April 15, 1998, July 15, 1997 and January 12, 1996.
(b) For comparability, certain financial ratios exclude the impact of 1999 merger-related items of $108.4 million pretax ($83.8 million after tax, or $.27 per share), 1998 merger-related items of $138 million pretax ($98.7 million after tax, or $.32 per share) and the impact of the 1996 special SAIF assessment of $49.6 million pretax ($31.3 million after tax, or $.11 per share).
(c) Excludes the results of the CNB and Peoples poolings-of-interest prior to 1999 and Citfed Bancorp, Inc. and State Savings Company poolings-of-interest prior to 1998.

NET INTEREST INCOME

     Net interest income is the difference between interest income on earning assets such as loans, leases and securities, and interest expense paid on liabilities such as deposits and borrowings, and continues to be the Bancorp's largest revenue source. Net interest income is affected by the general level of interest rates, changes in interest rates and by changes in the amount and composition of interest-earning assets and interest-bearing liabilities. The relative performance of the lending and deposit-raising functions is frequently measured by two statistics - net interest margin and net interest rate spread. The net interest margin is determined by dividing fully-taxable equivalent net interest revenue by average earning assets. The net interest rate spread is the difference between the average fully-taxable equivalent yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The net interest margin is generally greater than the net interest rate spread due to the additional income earned on those assets funded by non-interest-bearing liabilities, or free funding, such as demand deposits and shareholders' equity.
     Table 1 on page 31, Consolidated Average Balance Sheets and Analysis of Net Interest Income, presents the net interest income, net interest margin, and net interest rate spread for the three years 1997 through 1999, comparing interest revenue, average interest-bearing liabilities and average free funding outstanding. Each of these measures is reported on a fully-taxable equivalent basis. Nonaccrual loans and leases and loans held for sale have been included in the average loans and lease balances. Average outstanding securities balances are based upon amortized cost excluding any unrealized gains or losses on securities available for sale.
     Net interest income rose 11% to $1.5 billion in 1999 from $1.3 billion in 1998. The improvement in 1999's net interest income was attributable to a higher level of average interest-earning assets, improvement in the deposit mix, and the favorable repricing of interest-bearing liabilities. The net interest margin improved by 6 basis points (bps) to 3.99% in 1999 from 3.93% in 1998. The improvement in 1999 follows a similar 7 bps improvement in the net interest margin from 1998 to 1999. Lower rates in late 1998 and early 1999 continued to put downward pressure on lending rates, reducing the yield on interest-earning assets by 23 bps to 7.59% in 1999. The average yield on loans and leases was down by 38 bps, while the yield on taxable securities was up 4 bps. Continued strong growth in interest-bearing

FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

--------------------------------------------------------------------------------
($ in millions)                     1999    1998    1997     1996    1995
--------------------------------------------------------------------------------
Investment advisory income ...   $  184.2   151.2   111.8    91.8    75.9
Service charges on deposits ..      174.2   155.8   132.3   115.4    92.5
Data processing income .......      180.8   140.9   112.5    88.9    75.9
Other service charges and fees      337.8   293.3   225.3   188.7   154.0
--------------------------------------------------------------------------------
Subtotal .....................      877.0   741.2   581.9   484.8   398.3
--------------------------------------------------------------------------------
Securities gains .............         .6    12.3     8.5     9.2     8.9
--------------------------------------------------------------------------------
Total ........................   $  877.6   753.5   590.4   494.0   407.2
--------------------------------------------------------------------------------
After-tax securities gains ...   $     .4     7.9     5.5     5.8     5.7
--------------------------------------------------------------------------------

transaction deposits and lower short-term borrowing costs reduced the cost of interest-bearing liabilities by 31 bps in 1999, to 4.33% from 1998's 4.64%. The cost of borrowed funds, including foreign office deposits, federal funds borrowed, short-term bank notes, other short-term borrowings and long-term debt decreased by 26 bps in 1999, to 5.11%, from 5.37% in 1998. The positive contribution of free funding to the net interest margin was 73 bps in 1999 versus 75 bps in 1998.
     Average interest-earning assets increased by 9% to $37 billion in 1999, an increase of over $3.2 billion from 1998. During 1998, interest-earning assets grew by 7% over the prior year. The acquisition of Ashland Bankshares, Inc., Enterprise Federal Bancorp, Inc., Emerald Financial Corp. and CNB Bancshares Inc., in addition to strong growth in the residential mortgage lending business, led to the securitization of approximately $2.1 billion of residential mortgages during 1999. The Bancorp continues to use loan securitizations and sales to manage the composition of the balance sheet and to improve balance sheet liquidity. Securitizations and sales permit the Bancorp to grow the origination and servicing functions and to increase fee income without increasing capital leverage. Sales and securitizations of loans totaled approximately $4.7 billion in 1999 and $4.2 billion in 1998.
     Average interest-bearing liabilities grew to $30.7 billion during 1999, an increase of 8% over the $28.4 billion average in 1998. Core deposits (which excludes certificates of deposit with balances greater than $100,000 and foreign office deposits) remain the Bancorp's most important and lowest cost source of funding.

OPERATING INCOME

     The table at the top of this page shows the components of other operating income for the five years ended December 31. Total other operating income, excluding securities gains, increased 18% in 1999 and was up 27% in 1998. There was strong growth across both traditional and non-banking business lines. Investment advisory income was $184.2 million in 1999, up from $151.2 million in 1998. Fifth Third is one of the largest money managers in the Midwest and as of December 31, 1999, had over $167 billion in assets under care, $22 billion in assets under management and $4.9 billion in its proprietary Fifth Third Funds. Strong sales of our Fifth Third Funds were attributable to recognition awards by Morningstar and The Wall Street Journal. The increase in investment advisory income was primarily

--------------------------------------------------------------------------------
($ in millions)                       1999      1998    1997     1996    1995
--------------------------------------------------------------------------------
Salaries, wages and incentives    $   425.3     382.2   335.1   309.5   266.3
Employee benefits ............         79.8      72.1    67.3    72.0    62.3
Equipment expenses ...........         49.0      45.3    40.4    38.6    34.7
Net occupancy expenses .......         72.9      66.9    63.4    60.6    51.5
Other operating expenses .....        412.9     378.5   343.7   303.1   260.6
--------------------------------------------------------------------------------
Total operating expenses .....      1,039.9     945.0   849.9   783.8   675.4
--------------------------------------------------------------------------------
Merger-related charges .......         82.1     121.3      --      --      --
SAIF assessment ..............           --        --      --    49.6      --
--------------------------------------------------------------------------------
Total ........................    $ 1,122.0   1,066.3   849.9   833.4   675.4
--------------------------------------------------------------------------------


($ IN THOUSANDS)                       1994        1995        1996        1997        1998        1999
OTHER OPERATING INCOME
FIVE YEAR GROWTH RATE: 20%          345,635     407,160     494,024     590,428     753,544     877,686

OPERATING EARNINGS PER
EMPLOYEES                           325,746     389,017     474,135     529,379     645,212     752,029

OVERHEAD RATIO                         52.5        50.1        48.3        46.8        45.3        44.1



*For comparability, certain financial ratios and statistics exclude the impact of the 1999 merger-related items of $108.4 million pretax ($83.8 million after-tax, or $.27 per share), 1998 merger-related items of $138 million pretax ($98.7 million after tax, or $.32 per share) and the 1996 special SAIF assessment of $49.6 million pretax ($31.3 million after tax, or $.11 per share).

FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSI0N AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------
attributed to strong growth in all product lines and the addition of several new annuities products. Corporate trust service fee income was up 30% and our personal trust fee income grew by 14%. Fifth Third Securities contributed a 31% increase in fee income as a result of successful new sales efforts, a new Internet-based securities workstation and the introduction of a Strategic Communications & Technology Unit Trust. Strength in equity markets and the acquisition of The Ohio Company led to 35% investment advisory income growth in 1998. Service charges on deposits reached $174.2 million in 1999, an increase of 12% over 1998's $155.8 million. Service charges on deposits increased 18% in 1998. The growth in both years was fueled by the expansion of delivery systems and successful sales campaigns promoting checking and savings accounts. Retail service charges on deposits increased 16% while commercial service charges increased 13% in 1999.
     Data processing income was up 28% in 1999 and up 25% in 1998 due to higher electronic transfer volume from debit and ATM card usage, expansion of business-to-business e-commerce and new sales. Merchant processing revenues, approximately 34% of total data processing revenues, increased 23% this year and 24% in 1998 due to new customers and resulting increases in merchant transaction volumes. Electronic funds transfer, the other portion of data processing income, grew by 38% this year and 27% in 1998 fueled by higher debit and ATM card usage. MPS ranks #1 and #6 in the nation, respectively, in EFT and merchant processing, handling over 3.7 billion electronic transactions in 1999. MPS' world-class capabilities as a transaction processor position us well to take advantage of the opportunities of e-commerce.
     Other service charges and fees climbed to $337.8 million in 1999, an increase of 15% over 1998. Mortgage banking revenue, commercial banking income, cardholder fees and consumer loan and lease fees represent the majority of other service charges and fees. Mortgage banking revenue was $97.2 million in 1999, a 1% increase over 1998. Residential mortgage loan originations declined to $4.8 billion in 1999, or 22% from 1998 primarily due to changes in the interest rate environment and rationalization of certain out-of-market portions of the mortgage businesses acquired in the CitFed and State Savings acquisitions in 1998. Gains on sales of residential mortgages increased 23% over 1998. Sales and securitizations of residential mortgage loans were $4.7 billion in 1999, up from $4.2 billion in 1998. Fifth Third's total residential mortgage loan servicing portfolio was $16.6 billion at year-end 1999, with $11.4 billion of loans serviced for other investors, compared to $16.7 billion with $11.8 billion serviced for others at the end of 1998. Outstanding sales efforts in our affiliates resulted in commercial banking revenue growth of 44% to $63.1 million in 1999, led by international department revenue which included foreign currency exchange, letters of credit and trade financing. The information technology products offered by our Corporate Treasury Management, several sizable lockbox processing relationships and credit enhancement fees also contributed to this year's growth. Cardholder fees from our credit card portfolio provided $33.8 million, up 9% and consumer loan and lease fees contributed $43 million, up 23% on strong origination activity.
     Commercial banking income of $43.9 million in 1998 represented an increase of 46% over 1997 and resulted primarily from International department revenue and credit enhancement fee growth. Mortgage-banking revenue increased 52% to $95.9 million on strong origination and secondary marketing activity during 1998. Consumer loan and lease fees increased 19% to $34.9 million, 1998 over 1997. Other service charges and fees were $293.3 million in 1998, compared to $225.3 million in 1997, an increase of 30%.

OPERATING EXPENSES

     The Bancorp continues to lead the banking industry in driving its overhead ratio to record levels by consistently generating revenue at a rate faster than expenses. The Bancorp's success in controlling operating expenses comes from efficient staffing, a constant focus on process improvement and centralization of various internal functions such as data processing, loan servicing and corporate overhead functions.
     Operating expense levels are often measured using an overhead ratio (operating expenses divided by the sum of taxable equivalent net interest income and other operating income). As the chart on page 33 illustrates, the Bancorp's ratio has remained well below our peers, at 44% for 1999 and 45% in 1998 and under 50% since 1996. Total operating expenses increased 10% in 1999 and 11% in 1998, excluding merger-related charges of $82.1 million and $121.3 million, respectively. Salaries, wages and incentives comprised 41% and 40% of total operating expenses, excluding merger-related charges, in 1999 and 1998, respectively. Compensation increased 11% in 1999 and 14% in 1998 as a result of more variable compensation for increased sales production, higher staffing costs related to computer programming, a tighter labor market, acquisitions and additional personnel to support sales and our volume-related business. The Bancorp's productivity ratios, which measure the degree of efficiency of our employees, have shown improvement since 1994. Operating earnings per employee were $64.3 thousand for 1999, compared to $33.9 thousand in 1994, an increase of 89% as the chart on page 33 illustrates.

LOAN AND LEASE PORTFOLIO


-----------------------------------------------------------------------------------------------------------------------------------
                                     1999                 1998                1997                 1996               1995
                            -----------------   -------------------   ------------------   -----------------   ------------------
($ in millions)               AMOUNT      %       Amount        %      Amount        %       Amount     %       Amount        %
-----------------------------------------------------------------------------------------------------------------------------------
Commercial:
  Commercial..........     $ 6,288.0    24.9%   $ 5,827.5      25.4%  $ 5,718.4     25.7%  $ 5,351.6    26.4%  $ 4,700.4    25.0%
  Mortgage ...........       2,651.4    10.5      1,887.9       8.2     1,778.2      8.0     1,697.9     8.4     1,618.6     8.6
  Construction .......       1,067.9     4.2        826.3       3.6       723.4      3.3       707.7     3.4       623.2     3.3
  Leases .............       1,843.4     7.3      1,463.4       6.4     1,207.0      5.4       928.4     4.6       703.9     3.7
-----------------------------------------------------------------------------------------------------------------------------------
Subtotal                    11,850.7    46.9     10,005.1      43.6     9,427.0     42.4     8,685.6    42.8     7,646.1    40.6
-----------------------------------------------------------------------------------------------------------------------------------
Consumer:
  Installment ........       4,987.3    19.7      4,179.4      18.2     3,681.3     16.6     3,311.4    16.3     3,674.4    19.5
  Mortgage ...........       4,967.3    19.7      6,201.4      27.0     6,848.9     30.8     6,119.8    30.2     5,801.2    30.8
  Credit Card ........         318.0     1.3        344.7       1.5       369.8      1.7       436.3     2.1       393.9     2.1
  Leases .............       3,137.4    12.4      2,214.8       9.7     1,887.0      8.5     1,748.0     8.6     1,298.0     7.0
-----------------------------------------------------------------------------------------------------------------------------------
Subtotal                    13,410.0    53.1     12,940.3      56.4    12,787.0     57.6    11,615.5    57.2    11,167.5    59.4
-----------------------------------------------------------------------------------------------------------------------------------
Total ................     $25,260.7   100.0%   $22,945.4     100.0%  $22,214.0    100.0%  $20,301.1   100.0%  $18,813.6   100.0%
-----------------------------------------------------------------------------------------------------------------------------------

FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


Employee benefits expense increased 11% in 1999 resulting from a higher employee base. Full-time-equivalent (FTE) employees were 11,692 at December 31, 1999, a 3% increase over 1998's 11,354. FTEs at December 31, 1997 were 11,246.
     The addition of ATMs and software and processing technology upgrades led to an increase of 8% and 12% in equipment expense in 1999 and 1998, respectively. Net occupancy expenses increased 9% in 1999 and 5% in 1998. Contributing to net occupancy expense growth was the utilization of additional office rental space to support growth and repairs and maintenance expense to the existing branch network.
     Volume-related expenses of our processing and fee businesses, along with higher loan and lease processing costs from strong origination volumes, principally contributed to the increase in 1999 and 1998 other operating expenses. Other operating expenses increased to $412.9 million in 1999, up $34.4 million or 9% over 1998 and increased $34.8 million or 10% in 1998 over 1997. Loan and lease and bankcard expense increased $16.6 million or 23% in 1999 and $17.3 million or 32% in 1998. Marketing and communications expense increased $7.8 million to $71.4 million in 1999 and $3.9 million in 1998, primarily due to the continued promotion of the Bancorp's diversified loan, investment and deposit products.
     Operating expenses for 1999 and 1998 include merger-related pretax charges of $82.1 million and $121.3 million, respectively. For 1999, the merger charge relates directly to the acquisitions of CNB Bancshares and Peoples Bank Corporation of Indianapolis. For 1998, the merger charge relates to the acquisitions of CitFed and State Savings and CNB's acquisition of Pinnacle Financial Services, Inc. These charges consist primarily of employee benefit obligations, costs to eliminate duplicate facilities and equipment, contract terminations, conversion expenses and professional fees. See Note 18 of the Notes to Consolidated Financial Statements for additional discussion.

FINANCIAL CONDITION
LOANS AND LEASES

     The table on page 34 shows the history of commercial and consumer loans and leases by major category at December 31.
     On-balance-sheet loan and leases increased 10% and 3%, respectively, in 1999 and 1998. In both years, the growth in outstandings was affected considerably by sales and securitizations of residential and commercial loans, which allows the Bancorp to be selective in how much of the expanding origination volume is retained in the loan and lease portfolio. Although residential mortgage loan originations were $4.8 billion for 1999, the related loans decreased 20% because $4.7 billion of the respective origination volume was sold or securitized. Installment loan balances grew 19% during 1999 and 14% during 1998; as a result of successful direct installment loan sales in the Bancorp's Banking Centers. Consumer leases grew 42% during 1999 and 17% in 1998, and represent 12% and 10% of total loans and leases at December 31, 1999 and 1998, respectively.
     Commercial loan and lease outstandings were up 12% in 1999 and 5% in 1998. Commercial leasing contributed to increases of 26% and 21%, respectively, consisting largely of improvements within our market areas of Ohio, Kentucky, Indiana, Florida, Michigan, Illinois and Arizona. Commercial mortgages represent 11% of our total loan and lease portfolio and primarily include financing of owner-occupied properties--loans on properties occupied by the principal borrower. To maintain balance sheet flexibility and to serve as a source of fee income, the Bancorp, during 1999 and 1998 sold, with servicing retained, certain floating-rate commercial loans to a commercial paper funding corporation. The outstanding balances of these loans were $1.4 billion and $1.1 billion at December 31, 1999 and 1998, respectively.
     In addition to the loan and lease portfolio, the Bancorp serviced loans for others of approximately $15.4 billion, $14.3 billion and $11.1 billion at December 31, 1999, 1998 and 1997, respectively.

UNDERPERFORMING ASSETS

     Underperforming assets consist of (1) nonaccrual loans and leases on which the ultimate collectibility of the full amount of interest is uncertain, (2) loans and leases which have been renegotiated to provide for a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower, (3) loans and leases past due 90 days or more as to principal or interest and (4) other real estate owned. A summary of underperforming assets at December 31 follows:

--------------------------------------------------------------------------------
($ in millions)                      1999      1998    1997
--------------------------------------------------------------------------------
Nonaccrual loans and
  leases ....................   $    66.8      77.1    102.1
Renegotiated loans and leases          --       1.2      1.8
Other real estate owned .....        10.5      12.6     13.8
--------------------------------------------------------------------------------
Total nonperforming assets ..        77.3      90.9    117.7
Ninety days past due loans
  and leases ................        68.2      87.0     55.7
--------------------------------------------------------------------------------
Total underperforming assets    $   145.5     177.9    173.4
--------------------------------------------------------------------------------
Nonperforming assets as
  a percent of total loans,
  leases and other real
   estate owned .............         .31%      .41      .54
Underperforming assets as a
  percent of total loans,
  leases and other real
   estate owned ............          .58%      .80      .79
--------------------------------------------------------------------------------


RESERVE FOR CREDIT LOSSES FIVE YEAR HISTORY


-------------------------------------------------------------------------------------------------------------------
($ in millions)                            1999           1998          1997           1996          1995
-------------------------------------------------------------------------------------------------------------------
Balance at January 1 ............     $    331.6         312.2         284.3         271.0         245.9
Provision for credit losses .....          134.0         123.5         116.9          82.9          54.8
Losses charged off ..............      (   154.3)     (  142.8)     (  121.7)      ( 103.6)      (  58.0)
Recoveries of losses previously
   charged off ..................           42.5          33.0          30.5          26.3          17.2
Reserve of acquired institutions
   and other ....................           12.8           5.7           2.2           7.7          11.1
-------------------------------------------------------------------------------------------------------------------
Balance at December 31 ..........     $    366.6         331.6         312.2         284.3         271.0
-------------------------------------------------------------------------------------------------------------------
Loans and leases outstanding at
   December 31 ..................     $ 24,963.6    $ 22,356.5    $ 21,898.9    $ 20,207.8    $ 18,422.7
Reserve as a percent of loans and
  leases outstanding ............           1.47%         1.48%         1.43%         1.41%         1.47%
Average loans and leases (a) ....     $ 23,840.4    $ 22,188.2    $ 20,972.4    $ 19,485.7    $ 17,524.2
Net charge-offs as a percent of
  average loans and
  leases outstanding ............            .36%          .47%          .43%          .40%          .23%
Reserve as a percent of total
  nonperforming assets ..........         474.06%       364.44%       265.41%       228.08%       206.69%
Reserve as a percent of total
  underperforming assets ........         251.86%       186.31%       180.05%       164.61%       172.61%
-------------------------------------------------------------------------------------------------------------------

(a)  Average loans and leases exclude loans held for sale.

FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

     Nonperforming assets as a percentage of total loans, leases and other real estate owned was .31% at December 31, 1999, a decrease from .41% at December 31, 1998. At December 31, 1999, 1998 and 1997, nonaccrual loans and leases included residential mortgage loans of $18.6 million, $22.6 million and $35.4 million, respectively, and commercial loans and leases of $39.1 million, $36.9 million and $49.6 million, respectively. A decline in residential mortgage loans was the primary reason for the decrease in nonaccrual loans and leases during 1999. At December 31, 1999, 1998, and 1997, loans and leases 90 days past due included residential mortgage loans of $35.9 million, $37.3 million and $17.5 million, respectively, installment loans and consumer leases of $9.0 million, $26.2 million and $17.6 million, respectively, and commercial loans and leases of $18.4 million, $16.6 million and $15.2 million, respectively. At December 31, 1999, 1998 and 1997, credit card receivables of $4.9 million, $6.9 million and $5.4 million, respectively, were 90 days past due. A decrease in residential mortgage loans was the primary reason for the decrease in loans and leases 90 days past due. Of the total underperforming assets at December 31, 1999, $42.6 million are to borrowers or projects in the Cincinnati-Dayton market area, $49.5 million in the Indiana market area, $21.6 million in the Columbus market area, $6.1 million in the Louisville market area, $7.7 million in the Cleveland market area, $10.5 million distributed in the market areas of our smaller affiliate banks and $7.5 million outside of the Ohio-Kentucky-Indiana area.

SECURITIES

     The investment portfolio shown below consists largely of fixed and floating-rate mortgage-related securities, predominantly underwritten to the standards of and guaranteed by the government-sponsored agencies of FHLMC, FNMA and GNMA. These securities differ from traditional debt securities primarily in that they have uncertain maturity dates and are priced based on estimated prepayment rates on the underlying mortgages. The estimated average life of the portfolio is 5.2 years based on current prepayment expectations.
     The Bancorp securitized $2.1 billion of fixed and adjustable-rate residential mortgages in 1999 and $1.6 billion in 1998.


SECURITIES PORTFOLIO AT DECEMBER 31
-------------------------------------------------------------------------------------------------------
($ in millions)                                     1999      1998      1997       1996      1995
-------------------------------------------------------------------------------------------------------
Securities Available for Sale:
  U.S. Treasury ............................   $    113.9     255.9     257.8      301.7     339.4
-------------------------------------------------------------------------------------------------------
  U.S. Government agencies and
    corporations ...........................        526.6      54.6     659.2      538.5     530.5
-------------------------------------------------------------------------------------------------------
  States and political subdivisions ........        699.6     703.9     352.0      410.6     409.3
-------------------------------------------------------------------------------------------------------
  Agency mortgage-backed securities ........      9,786.8   9,002.0   7,979.6    7,072.2   4,538.8
-------------------------------------------------------------------------------------------------------
  Other bonds, notes and debentures ........      1,356.8     788.5     621.7      931.3     901.8
-------------------------------------------------------------------------------------------------------
  Other securities .........................        203.8     379.0     344.7      202.5     150.5
-------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
   U.S. Treasury ...........................       --        --        --            3.0       3.0
-------------------------------------------------------------------------------------------------------
   U.S. Government agencies and corporations       --        --        --          189.1     153.0
   States and political subdivisions .......        117.1      86.0     179.5      290.6     246.8
-------------------------------------------------------------------------------------------------------
   Agency mortgage-backed securities .......       --        --          98.4      121.4     134.9
-------------------------------------------------------------------------------------------------------
   Other bonds, notes and debentures .......          1.5       1.7       1.5        1.8       1.5
   Other securities ........................         10.5      34.2      36.5       82.9      66.7
-------------------------------------------------------------------------------------------------------



MATURITIES OF SECURITIES AT DECEMBER 31, 1999


----------------------------------------------------------------------------------------------------------------
                                    MATURITY                1-5 YEAR                     6-10 YEAR
                                  UNDER 1 YEAR              MATURITY                      MATURITY
                               -----------------     ---------------------          ---------------------
($ in millions)                 AMOUNT     YIELD     AMOUNT          YIELD          AMOUNT          YIELD
----------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
  U.S. Treasury ............   $   70.1    5.83%   $  41.4            4.66%       $     2.0            6.75%
----------------------------------------------------------------------------------------------------------------
  U.S. Government agencies
     and corporations ......        7.0    6.31       17.6            6.05            496.2            7.11
----------------------------------------------------------------------------------------------------------------
  States and political
    subdivisions (a) .......       29.4    8.78      154.9            8.20            193.2            7.74
----------------------------------------------------------------------------------------------------------------
  Agency mortgage-
    backed securities (b) ..      365.7    6.64    6,896.0            6.70          1,447.4            6.70
----------------------------------------------------------------------------------------------------------------
  Other bonds, notes and
    debentures (c) .........       25.5    6.47      700.7            6.60            348.9            6.96
----------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
  States and political
     subdivisions (a) ......       50.7    4.62       19.0            5.16              3.8            5.40
----------------------------------------------------------------------------------------------------------------
  Other bonds, notes and
    debentures .............        0.2    6.75        1.0            7.52              0.3            6.53
----------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------
                                      OVER 10
                                    YEAR MATURITY                     TOTAL
                                -----------------------       --------------------
($ in millions)                  AMOUNT          YIELD         AMOUNT       YIELD
------------------------------------------------------------------------------------
Securities Available for Sale:
  U.S. Treasury ............       0.4            8.63%     $  113.9        5.43%
------------------------------------------------------------------------------------
  U.S. Government agencies
     and corporations ......       5.8            6.66         526.6        7.06
------------------------------------------------------------------------------------
  States and political
    subdivisions (a) .......     322.1            6.90         699.6        7.50
------------------------------------------------------------------------------------
  Agency mortgage-
    backed securities (b) ..   1,077.7            6.86       9,786.8        6.72
------------------------------------------------------------------------------------
  Other bonds, notes and
    debentures (c) .........     281.7            6.94       1,356.8        6.76
------------------------------------------------------------------------------------
Securities Held to Maturity:
  States and political
     subdivisions (a) ......      43.6            5.99         117.1        5.24
------------------------------------------------------------------------------------
  Other bonds, notes and
    debentures .............        --             --            1.5        7.21
------------------------------------------------------------------------------------

Maturities of mortgage-backed securities were estimated based on historical and predicted prepayment trends.
(a)  taxable-equivalent yield using the statutory rate in effect.
(b) included in agency mortgage-backed securities available for sale are floating-rate securities totaling $1.4 billion.
(c) included in other bonds, notes and debentures available for sale are floating-rate securities totaling $.7 million.

FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

These securitizations improve liquidity, reduce interest rate risk and the reserve for credit losses and preserve capital. Further securitizations in 2000 are expected.

PROVISION AND RESERVE FOR CREDIT LOSSES

     The Bancorp provides as an expense an amount for expected credit losses which is based on the growth of the loan and lease portfolio and on recent loss experience. The expected credit loss expense is included in the Consolidated Statements of Income in the caption Provision for Credit Losses. Actual losses on loans and leases are charged against the Reserve for Credit Losses on the Consolidated Balance Sheets through the provision for credit losses. The amount of loans and leases actually removed as assets from the Consolidated Balance Sheets is referred to as charge-offs and, after netting out recoveries on previously charged off assets, becomes net charge-offs.
     Net charge-offs increased $2 million over 1998 due to higher losses on commercial loans and leases. Net charge-offs as a percent of average loans and leases outstanding were .36%, .47% and .43% for 1999, 1998 and 1997, respectively. Although this percentage declined in 1999, the net charge-off ratio remains near the Bancorp's historical 10-year average of .50%. The reserve for credit losses as a percentage of total loans and leases was 1.47% and 1.48% at December 31, 1999 and 1998, respectively.
     The table on page 35 presents credit loss data for the most recent five year period.

DEPOSITS

     Interest-earning assets are funded primarily by core deposits. The accompanying tables show the relative composition of the Bancorp's average deposits and the change in average deposit sources during the last five years. Other time deposits are comprised of consumer certificates of deposit. Foreign office deposits are denominated in amounts greater than $100,000.
     The Bancorp's continued focus on Banking Center sales campaigns for transaction accounts throughout 1999 sustained strong growth in core deposits. Average demand, interest checking and saving balances rose 9% in 1999 and 22% in 1998. Our MaxSaver product contributed to the growth in savings balances, while the Platinum One and Business 53 products and other promotional campaigns drove the increase in demand and interest checking.
     In 1998, the Bancorp acquired deposits of $116.6 million from Bank One Corporation in 1998. During 1997, the Bancorp acquired deposits of $128.9 million from Great Lakes National Bank Ohio and $126.1 million of deposits through the acquisition of Suburban Bancorporation, Inc.

DISTRIBUTION OF AVERAGE DEPOSITS

--------------------------------------------------------------------------------
                             1999        1998        1997       1996     1995
--------------------------------------------------------------------------------
Demand ..........           14.8%        13.7        12.2       11.3    11.7
Interest checking           15.1         13.9        12.5       11.6    11.7
Savings .........           16.7         16.9        13.0       12.0     8.8
Money market ....            7.4          7.6        11.4       13.0    14.5
Other time ......           34.3         38.9        42.5       43.4    43.4
Certificates-
  $  100,000
  and over ......            8.2          8.0         6.7        6.4     5.8
Foreign office ..            3.5          1.0         1.7        2.3     4.1
--------------------------------------------------------------------------------
Total                        100%         100%        100%       100%    100%
--------------------------------------------------------------------------------

CHANGE IN AVERAGE DEPOSIT SOURCES

-------------------------------------------------------------------------------------
($ in millions)              1999           1998        1997       1996        1995
-------------------------------------------------------------------------------------
Demand ..........       $    407.3          475.7        293.4      316.5      270.9
Interest checking            465.7          426.0        322.6      367.6   (  137.3)
Savings .........            128.7        1,058.8        326.7    1,017.5   (  329.8)
Money market ....             31.2       (  845.4)      (248.5)     167.6      375.3
Other time ......         (  697.3)      (  559.3)       172.1    1,499.6    1,067.0
Certificates-
  $100,000
  and over ......            135.4          369.6        115.8      336.7      479.3
Foreign office ..            644.7       (  169.3)      (120.5)  (  258.3)     251.0
-------------------------------------------------------------------------------------
Total change ....       $  1,115.7          756.1        861.6    3,447.2    1,976.4
-------------------------------------------------------------------------------------

SHORT-TERM BORROWINGS

     Short-term borrowings consist primarily of short-term excess funds from correspondent banks, securities sold under agreements to repurchase, short-term bank notes and commercial paper issuances. Short-term borrowings primarily fund short-term, rate-sensitive earning-asset growth. Average short-term borrowings as a percentage of average earning-assets increased from 15% in 1998 to 19% in 1999. Although the Bancorp was successful in attracting transaction accounts in both 1999 and 1998, the overall funding mix shifted with short-term borrowings supporting a relatively higher proportion of earning-assets. During 1999 and 1998, the Bancorp increased its reliance on short-term borrowings as loan and lease growth outpaced core deposit growth. As the following table of average short-term borrowings and average Federal funds loaned indicates, the Bancorp was a net borrower of $6.8 billion in 1999, up from $4.9 billion in 1998.

AVERAGE SHORT-TERM BORROWINGS

--------------------------------------------------------------------------------
($ in millions)            1999     1998     1997     1996    1995
--------------------------------------------------------------------------------
Federal funds
  borrowed ...........   $3,424.7  2,314.4  1,535.9  1,295.1  1,108.9
--------------------------------------------------------------------------------
Short-term
  bank notes..........      643.2    461.8    658.1    553.9    769.0
Other short-term
  borrowings..........    2,896.7  2,325.3  2,287.6  1,728.2  1,380.2
--------------------------------------------------------------------------------
Total short-term
  borrowings..........    6,964.6  5,101.5  4,481.6  3,577.2  3,258.1
Federal funds
  loaned..............      130.6    140.8    183.7    170.7    193.6
  Net funds
    borrowed..........   $6,834.0  4,960.7  4,297.9  3,406.5  3,064.5
--------------------------------------------------------------------------------

FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

CAPITAL RESOURCES

     The Bancorp maintains a relatively high level of capital as a margin of safety for its depositors and shareholders. At December 31, 1999, shareholders' equity was $4.1 billion compared to $3.8 billion at December 31, 1998, an increase of $282 million, or 7%.
     The following table shows several capital and liquidity ratios for the last three years:

---------------------------------------------------------------
                                        1999    1998    1997
---------------------------------------------------------------
Average shareholders' equity to
  Average assets...................     9.95%    9.80    9.16
  Average deposits.................    15.69%   14.72   13.22
  Average loans and leases.........    16.22%   15.72   14.59
----------------------------------------------------------------


LIQUIDITY AND MARKET RISK

     The objective of the Bancorp's Asset/Liability management function is to maintain consistent growth in net interest income within the Bancorp's policy limits. This objective is accomplished through management of the Bancorp's balance sheet composition, liquidity, and interest rate risk exposures arising from changing economic conditions, interest rates and customer preferences.
     The goal of liquidity management is to provide adequate funds to meet changes in loan and lease demand or unexpected deposit withdrawals. This is accomplished by maintaining liquid assets in the form of investment securities, maintaining sufficient unused borrowing capacity in the national money markets and delivering consistent growth in core deposits. As of December 31, 1999, the Bancorp had approximately $3 billion in securities and other short-term investments maturing or repricing within one year. Additional asset-driven liquidity is provided by the remainder of the securities portfolio and securitizable loan and lease assets. These sources, in addition to the Bancorp's 10% average equity capital base, provide a stable funding base.
     In addition to core deposit funding, the Bancorp also accesses a variety of other short-term and long-term funding sources. The Bancorp also uses the Federal Home Loan Bank (FHLB)as a funding source, issuing notes payable through its FHLB member subsidiaries. The Bancorp also has significant unused funding capacity in the national money markets. The Bancorp's A1+/P-1 ratings on its commercial paper, along with an AA-/Aa2 ratings for long-term deposits at Fifth Third Bank, its lead bank, continue to be among the best in the industry. Seven of the Bancorp's other subsidiaries, Fifth Third Bank, Northwestern Ohio, N.A.; Fifth Third Bank, Central Ohio; Fifth Third Bank, Western Ohio; Fifth Third Bank, Indiana; Fifth Third Bank, Northern Kentucky, Inc.; Fifth Third Bank, Kentucky, Inc.; and Civitas Bank maintain current deposit ratings of A1+/P1 and AA-/Aa3 on their short-term and long-term deposits, respectively. These ratings, along with capital ratios significantly above the current regulatory guidelines, provide the Bancorp with additional liquidity. Management does not rely on any one source of liquidity and manages availability in response to changing balance sheet needs.
     Management considers interest rate risk the Bancorp's most significant market risk. Interest rate risk is the exposure to adverse changes in net interest income due to changes in interest rates. Consistency of the Bancorp's net interest revenue is largely dependent upon the effective management of interest rate risk.
     The Bancorp employs a variety of measurement techniques to identify and manage its interest rate risk including the use of an earnings simulation model to analyze net interest income sensitivity to changing interest rates. The model is based on actual cash flows and repricing characteristics for on and off-balance sheet instruments and incorporates market-based assumptions regarding the effect of changing interest rates on the prepayment rates of certain assets and liabilities. The model also includes senior management projections for activity levels in each of the product lines offered by the Bancorp. Assumptions based on the historical behavior of deposit rates and balances in relation to changes in interest rates are also incorporated into the model. These assumptions are inherently uncertain, and as a result, the model cannot precisely measure net interest income or precisely predict the impact of fluctuations in interest rates on net interest income. Actual results will differ from simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies.
     The Bancorp's Asset/Liability Management Committee (ALCO), which includes senior management representatives and reports to the Board of Directors, monitors and manages interest rate risk within Board-approved policy limits. The Bancorp's current interest rate risk policy limits are determined by measuring the anticipated change in net interest income over a 12 and 24 month horizon assuming a 200 basis point immediate and sustained increase or decrease in all interest rates. Current policy limits this exposure to plus or minus 5% of net interest income for a 12 month horizon and plus or minus 9% of net interest income over a 24 month horizon.
     The following table shows the Bancorp's estimated earnings sensitivity profile as of December 31, 1999:

--------------------------------------------------------------------------------
    CHANGE IN                PERCENTAGE CHANGE IN
  INTEREST RATES              NET INTEREST INCOME
  (BASIS POINTS)           12 MONTHS        24 MONTHS
--------------------------------------------------------------------------------
       +200                 (4.9)%            1.3%
       -200                  1.3%            (7.7)%
--------------------------------------------------------------------------------

     Given an immediate and sustained 200 basis point increase in the yield curve used in the simulation model, it is estimated net interest income for the Bancorp would decrease by 5% over one year and increase by 1% over two years. A 200 basis point immediate and sustained decrease in interest rates would increase net interest income by 1% over one year and would decrease net interest income by an estimated 8% over two years. All of these estimated changes in net interest income are within the policy guidelines established by the Board of Directors.
     In order to reduce the exposure to interest rate fluctuations and to manage liquidity, the Bancorp has developed securitization and sale procedures for several types of interest-sensitive assets. All long-term, fixed-rate single family residential mortgage loans underwritten according to Federal Home Loan Mortgage Corporation or Federal National Mortgage Association guidelines are sold for cash upon origination. Periodically, additional assets such as adjustable-rate residential mortgages and certain short-term commercial loans are also securitized or sold. In 1999 and 1998, $4.7 billion and $4.2 billion, respectively, of fixed and adjustable-rate residential mortgages were securitized or sold. In addition in 1999 and 1998, certain primarily fixed-rate, short-term commercial loans were sold to a commercial paper funding conduit.
     Management focuses its efforts on consistent net interest revenue and net interest margin growth through each of the retail and wholesale business lines. The Bancorp does not currently engage in trading activities.

FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------


CONSOLIDATED SIX YEAR SUMMARY OF OPERATIONS
----------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($ in millions)              1999        1998       1997       1996       1995       1994
----------------------------------------------------------------------------------------------------------------------------
Interest Income .....................                   $   2,738.1    2,585.8    2,477.6    2,272.0    1,949.9    1,544.4
Interest Expense ....................                       1,333.5    1,315.9    1,304.1    1,189.3    1,045.4      720.3
----------------------------------------------------------------------------------------------------------------------------
Net Interest Income .................                       1,404.6    1,269.9    1,173.5    1,082.7      904.5      824.1
Provision for Credit Losses .........                         134.0      123.5      116.9       82.9       54.8       49.3
----------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision
   for Credit Losses ................                       1,270.6    1,146.4    1,056.6      999.8      849.7      774.8
Other Operating Income ..............                         877.6      753.5      590.4      494.0      407.2      345.6
Operating Expenses ..................                       1,039.9      945.0      849.9      783.8      675.4      630.0
SAIF Assessment .....................                            --         --         --       49.6         --         --
Merger-Related Charges ..............                          82.1      121.3         --         --         --         --
----------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes ..........                       1,026.2      833.6      797.1      660.4      581.5      490.4
Applicable Income Taxes .............                         358.0      287.1      267.7      217.6      192.5      164.7
----------------------------------------------------------------------------------------------------------------------------
Net Income ..........................                   $     668.2      546.5      529.4      442.8      389.0      325.7
----------------------------------------------------------------------------------------------------------------------------
Earnings Per Share (a) ..............                   $      2.18       1.81       1.78       1.48       1.36       1.16
Diluted Earnings Per Share (a) ......                   $      2.15       1.78       1.75       1.45       1.32       1.12
----------------------------------------------------------------------------------------------------------------------------
Cash Dividends Declared Per Share (a)                   $       .88        .71        .56%       .48%       .42%       .35%
----------------------------------------------------------------------------------------------------------------------------

(a) Per share amounts have been adjusted for the three-for-two stock splits effected in the form of stock dividends paid April 15, 1998, July 15, 1997 and January 12, 1996.



CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
----------------------------------------------------------------------------------------------------------
As of December 31 ($ in millions)            1999        1998       1997       1996       1995       1994
-----------------------------------------------------------------------------------------------------------
Securities ...................          $  12,816.6   11,305.8   10,530.9   10,145.6    7,476.2    6.466.8
Loans and Leases .............             24,963.6   22,356.5   21,898.9   20,207.8   18,422.7   16,389.1
Loans Held for Sale ..........                297.1      588.9      315.1       93.3      390.9       55.5
Assets .......................             41,589.5   37,092.3   35,180.2   33,135.1   28,302.0   24,798.5
Deposits .....................             26,083.1   24,495.8   24,289.6   23,306.0   20,825.6   18,063.5
Short-Term Borrowings ........              8,373.7    4,514.6    4,391.3    4,263.3    2,474.0    3,174.6
Long-Term Debt and Convertible
   Subordinated Notes ........              1,976.3    3,236.1    2,305.3    1,795.1    1,781.7      969.8
Shareholders' Equity .........              4,077.0    3,795.1    3,358.5    3,135.4    2,658.6    2,179.7
-----------------------------------------------------------------------------------------------------------



SUMMARIZED QUARTERLY FINANCIAL INFORMATION
----------------------------------------------------------------------------------------------------------------------------
                                                     1999                                          1998
                                --------------------------------------------------------------------------------------------
                                 FOURTH       THIRD     SECOND       FIRST      FOURTH       THIRD     SECOND       FIRST
(Unaudited)($ in millions)       QUARTER     QUARTER    QUARTER     QUARTER     QUARTER     QUARTER    QUARTER     QUARTER
----------------------------------------------------------------------------------------------------------------------------
Interest Income .............     $725.9       702.9      668.6       640.7       641.7       646.2      652.6       645.3
Net Interest Income .........      355.9       357.3      352.3       339.1       329.0       320.0      314.1       306.8
Provision for Credit Losses..       43.7        29.6       35.3        25.4        30.1        17.1       47.1        29.2
Income Before Income Taxes...      195.1       293.2      272.0       265.9       267.4       261.0       89.0       216.2
Net Income ..................      116.3       195.4      180.2       176.3       177.8       171.1       53.3       144.3
Earnings Per Share ..........        .37         .64        .59         .58         .59         .56        .18         .48
Diluted Earnings Per Share...        .37         .63        .58         .57         .57         .56        .18         .47
---------------------------------------------------------------------------------------------------------------------------

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED TEN YEAR COMPARISON



AVERAGE ASSETS ($ IN MILLIONS)
---------------------------------------------------------------------------------------------------------------------------
                                   INTEREST-EARNING ASSETS
               ----------------------------------------------------------------
                             FEDERAL  INTEREST-BEARING                                CASH AND                      TOTAL
               LOANS AND      FUNDS       DEPOSITS                                    DUE FROM       OTHER         AVERAGE
YEAR            LEASES     LOANED (a)   IN BANKS (a)   SECURITIES        TOTAL          BANKS       ASSETS         ASSETS
---------------------------------------------------------------------------------------------------------------------------
1999         $24,382.6        $130.6      $ 90.7       $12,434.0       $37,037.9       $953.3      $2,108.4      $39,744.4
1998          22,542.6         140.8       114.9        11,052.4        33,850.7        884.2       1,752.6       36,167.6
1997          21,129.8         183.7       162.5        10,269.7        31,745.7        727.9       1,495.2       33,676.5
1996          19,632.7         170.7       162.9         9,469.3        29,435.6        744.7       1,380.7       31,280.5
1995          17,641.4         193.6        87.8         7,103.7        25,026.5        767.4         949.4       26,485.5
1994          15,466.7         211.3        97.4         5,843.2        21,618.6        747.3         798.5       22,925.6
1993          13,974.2         175.7       178.4         5,002.5        19,330.8        709.0         783.1       20,609.7
1992          12,028.6         331.0       186.7         4,974.7        17,521.0        630.3         789.8       18,770.7
1991          11,128.9         502.1       223.0         4,562.3        16,416.3        574.5         739.9       17,582.8
1990          10,713.7         573.0       184.2         3,987.7        15,458.6        588.3         771.8       16,683.6
---------------------------------------------------------------------------------------------------------------------------


AVERAGE DEPOSITS AND SHORT-TERM BORROWINGS ($ IN MILLIONS)
---------------------------------------------------------------------------------------------------------------------------
                                    DEPOSITS
          ------------------------------------------------------------------------------------------
                                                                 CERTIFICATES-                        SHORT-
                      INTEREST                 MONEY       OTHER   $100,000     FOREIGN                TERM
YEAR       DEMAND     CHECKING    SAVINGS     MARKET       TIME    AND OVER     OFFICE      TOTAL   BORROWINGS      TOTAL
---------------------------------------------------------------------------------------------------------------------------
1999      $3,716.0    $3,813.1  $4,210.8    $1,852.6     $8,655.9  $2,065.4     $877.1    $25,190.9   $6,964.6   $32,155.5
1998       3,308.7     3,347.4   4,082.1     1,821.4      9,353.2   1,930.0      232.4     24,075.2    5,101.5    29,176.7
1997       2,833.0     2,921.4   3,023.3     2,666.8      9,912.5   1,560.4      401.7     23,319.1    4,481.6    27,800.7
1996       2,539.6     2,598.8   2,696.6     2,915.3      9,740.4   1,444.6      522.2     22,457.5    3,577.2    26,034.7
1995       2,223.1     2,231.2   1,679.1     2,747.7      8,240.8   1,107.9      780.5     19,010.3    3,258.1    22,268.4
1994       1,952.2     2,368.5   2,008.9     2,372.4      7,173.9     628.6      529.4     17,033.9    2,519.2    19,553.1
1993       1,801.0     2,118.2   2,038.3     2,243.3      6,616.2     710.4      242.3     15,769.7    1,611.5    17,381.2
1992       1,532.7     1,809.6   1,702.0     2,214.2      6,598.2     753.8       48.2     14,658.7    1,397.7    16,056.4
1991       1,288.2     1,398.9   1,523.3     1,970.3      6,694.7   1,196.1       13.1     14,084.6    1,065.1    15,149.7
1990       1,189.5     1,241.7   1,355.8     1,858.6      6,561.9   1,327.3        2.3     13,537.1      847.5    14,384.6


INCOME ($ IN MILLIONS, EXCEPT PER SHARE)
---------------------------------------------------------------------------------------------------------------------------
                                                                                PER SHARE (b)
                                                             ------------------------------------------------------
                                                                                                  ORIGINALLY REPORTED
                                                                                            -------------------------------
                                OTHER                                                                             DIVIDEND
         INTEREST  INTEREST   OPERATING   OPERATING    NET              DILUTED   DIVIDENDS             DILUTED    PAYOUT
YEAR      INCOME    EXPENSE    INCOME      EXPENSE   INCOME  EARNINGS  EARNINGS   DECLARED  EARNINGS   EARNINGS     RATIO
---------------------------------------------------------------------------------------------------------------------------
1999    $2,738.1   $1,333.5    $877.6    $1,122.0    $668.2   $2.18     $2.15      $.88     $2.18      $2.15          40.9%
1998     2,585.8    1,315.9     753.5     1,066.3     546.5    1.81      1.78       .71      1.80       1.76          40.3
1997     2,477.6    1,304.1     590.4       849.9     529.4    1.78      1.75       .568/9   1.73       1.69          33.6
1996     2,272.0    1,189.3     494.0       833.4     442.8    1.48      1.45       .488/9   1.43       1.40          34.9
1995     1,949.9    1,045.4     407.2       675.4     389.0    1.36      1.32       .422/3   1.29       1.26          33.8
1994     1,544.4      720.3     345.6       630.0     325.7    1.16      1.12       .355/9   1.13       1.10          32.3
1993     1,408.3      634.1     325.7       594.9     299.8    1.10      1.06       .302/9    .97        .95          31.8
1992     1,412.9      700.6     286.6       538.0     239.8     .90       .89       .262/3    .81        .81          33.0
1991     1,529.7      917.4     254.6       492.2     190.0     .71       .71       .231/9    .69        .69          33.5
1990     1,555.1    1,024.8     171.8       444.3     123.2     .48       .48       .201/7    .61        .61          33.0
---------------------------------------------------------------------------------------------------------------------------


MISCELLANEOUS AT DECEMBER 31 ($ IN MILLIONS, EXCEPT SHARE INFORMATION)
-----------------------------------------------------------------------------------------------------------------------------
                                                           SHAREHOLDERS' EQUITY
                         ------------------------------------------------------------------------------------
                                                               ACCUMULATED
            NUMBER OF                                             NONOWNER                                           RESERVE
         SHARES OF STOCK    COMMON      CAPITAL     RETAINED     CHANGES IN     TREASURY                    PER    FOR CREDIT
YEAR     OUTSTANDING (b)     STOCK      SURPLUS     EARNINGS       EQUITY         STOCK        TOTAL     SHARE (b)   LOSSES
------------------------------------------------------------------------------------------------------------------------------
1999 (c)  308,886,592       $685.7       911.2       2,708.9        $(224.5)         --      $4,077.0    $13.20       $366.6
1998      302,064,369        670.6       883.6       2,204.2           94.7        ( 58.0)    3,795.1     12.56        331.6
1997      297,760,466        661.0       832.1       1,944.4          105.6        (184.6)    3,358.5     11.28        312.2
1996      303,013,639        672.7       826.1       1,626.2           10.6        (   .2)    3,135.4     10.35        284.3
1995      290,579,395        645.1       639.3       1,350.4           23.8          --       2,658.6      9.15        271.0
1994      282,869,895        628.0       520.5       1,098.1         ( 66.9)         --       2,179.7      7.71        245.9
1993      280,982,447        623.8       442.0         936.9           20.0          --       2,022.7      7.20        223.5
1992      272,162,755        604.2       365.8         748.9           --          (   .4)    1,718.5      6.31        190.3
1991      270,618,302        600.8       292.7         627.9           --          (   .4)    1,521.0      5.62        150.9
1990      260,269,607        577.8       289.3         508.3           --            --       1,375.4      5.28        137.1
------------------------------------------------------------------------------------------------------------------------------

(a) Federal funds loaned and interest-bearing deposits in banks are combined in other short-term investments in the Consolidated Financial Statements.
(b) Number of shares outstanding and per share data have been adjusted for stock splits in 1998, 1997, 1996, 1992 and 1990.
(c)  Excludes non-officer employee stock grant of $4.3 million.

                             DIRECTORS AND OFFICERS

FIFTH THIRD BANCORP DIRECTORS
                              -------------------------------------------------
GEORGE A. SCHAEFER, JR.,
President & CEO
Fifth Third Bancorp and
Fifth Third Bank

DARRYL F. ALLEN,
Special Advisor to the Chairman
Eaton Corporation

JOHN F. BARRETT,
President & CEO
The Western & Southern
Life Insurance Company

GERALD V. DIRVIN,
Former Executive Vice President
The Procter & Gamble Company

THOMAS B. DONNELL,
Chairman
Fifth Third Bank,
Northwestern Ohio,
National Association

RICHARD T. FARMER,
Chairman
Cintas Corporation

JOSEPH H. HEAD, JR.,
Chairman
Atkins & Pearce, Inc.

JOAN R. HERSCHEDE,
President & CEO
The Frank Herschede Company

ALLEN M. HILL,
President & CEO
DPL, Inc.

WILLIAM G. KAGLER,
Former Chairman of the
Executive Committee of the
Board of Directors
Skyline Chili, Inc.

JAMES D. KIGGEN,
Chairman
BroadWing, Inc.

JERRY L. KIRBY,
Chairman
Fifth Third Bank,
Western Ohio

ROBERT L. KOCH II,
President & CEO
Koch Enterprises, Inc.

MITCHEL D. LIVINGSTON, PH.D.,
Vice President for Student
Affairs & Human Resources
University of Cincinnati

ROBERT B. MORGAN,
Executive Counselor & Director
Cincinnati Financial Corporation

DAVID E. REESE,
Chairman
Fifth Third Bank,
Southwest F.S.B.

JAMES E. ROGERS,
Vice Chairman,
President & CEO
Cinergy Corporation

BRIAN H. ROWE,
Chairman Emeritus
GE Aircraft Engines

JOHN J. SCHIFF, JR.,
Chairman & CEO
Cincinnati Financial Corporation

DONALD B. SHACKELFORD,
Chairman
Fifth Third Bank,
Central Ohio

DENNIS J. SULLIVAN, JR.,
Executive Counselor
Dan Pinger Public Relations

DUDLEY S. TAFT,
President
Taft Broadcasting Company

THOMAS W. TRAYLOR,
Chairman & CEO
Traylor Bros., Inc.

ALTON C. WENDZEL,
President & CEO
Coloma Frozen Foods, Inc.

DIRECTORS EMERITI
                  -------------------------------------------------------------
Neil A. Armstrong
Philip G. Barach
Vincent H. Beckman
J. Kenneth Blackwell
Milton C. Boesel, Jr.
Richard G. Brierley
Clement L. Buenger
Douglas G. Cowan
Thomas L. Dahl
Ronald A. Dauwe
Nicholas M. Evans
Louis R. Fiore
John D. Geary
Ivan W. Gorr
Don R. Hinkley
William A. Hopple III
Paul W. Huenefeld
William J. Keating
Charles L. McKelvy, Jr.
Michael H. Norris
C. Wesley Rowles
David B. Sharrock
Stephen Stranahan
N. Beverley Tucker, Jr.
Richard E. Wagner

FIFTH THIRD BANCORP OFFICERS
                            ---------------------------------------------------
GEORGE A. SCHAEFER, JR.,
President & CEO

NEAL E. ARNOLD,
Executive Vice President,
Treasurer, CFO

MICHAEL D. BAKER,
Executive Vice President

BARRY L. BOERSTLER,
Executive Vice President

JAMES R. GAUNT,
Executive Vice President

JAMES J. HUDEPOHL,
Executive Vice President

MICHAEL K. KEATING,
Executive Vice President,
General Counsel, Secretary

ROBERT J. KING, JR.,
Executive Vice President

ROBERT P. NIEHAUS,
Executive Vice President

PAUL L. REYNOLDS,
Executive Vice President,
Assistant Secretary

STEPHEN J. SCHRANTZ,
Executive Vice President

GERALD L. WISSEL,
Executive Vice President, Auditor

ROGER W. DEAN,
Senior Vice President,
Controller

AFFILIATE BANKS' CHAIRMEN, PRESIDENTS, CEOs
                                           ------------------------------------
THOMAS B. DONNELL,
Chairman

ROBERT J. KING, JR.,
Vice Chairman

DONALD H. KINCADE,
President & CEO
Fifth Third Bank,
Northwestern Ohio,
National Association
Toledo, Ohio

ROBERT L. ERNST,
Chairman
Fifth Third Bank,
Butler County

JERRY L. KIRBY,
Chairman

R. DANIEL SADLIER,
President & CEO
Fifth Third Bank, Western Ohio
Dayton, Ohio

WILLIAM A. STINNETT III,
Chairman

STEWART M. GREENLEE,
President & CEO
Fifth Third Bank, Ohio Valley
Hillsboro, Ohio

DONALD B. SHACKELFORD,
Chairman

PATRICK J. FEHRING, JR.,
President & CEO
Fifth Third Bank, Central Ohio
Columbus, Ohio

ROBERT J. KING, JR.,
President & CEO
Fifth Third Bank,
Northeastern Ohio
Cleveland, Ohio

WILLIAM J. WILLIAMS,
Chairman

TIMOTHY P. RAWE,
President & CEO
Fifth Third Bank
Florence, Kentucky

SAMUEL G. BARNES,
President & CEO
Fifth Third Bank
Lexington, Kentucky

JAMES R. GAUNT,
President & CEO
Fifth Third Bank
Louisville, Kentucky

JAMES J. GIANCOLA,
President & CEO
Fifth Third Bank, Indiana

JAMES B. STURGES,
Chairman

MICHAEL J. ALLEY,
President & CEO
Fifth Third Bank
Indianapolis, Indiana

BRADLEE F. STAMPER,
President & CEO
Fifth Third Bank
Valparaiso, Indiana

DAVID L. KNAPP,
President & CEO
Fifth Third Bank
Evansville, Indiana

COLLEEN M. KVETKO,
President & CEO
Fifth Third Bank, Florida
Naples, Florida

DAVID E. REESE,
Chairman

WILLIAM A. ROBERT,
President & CEO
Fifth Third Bank,
Southwest F.S.B.
Scottsdale, Arizona

                                       (C)Fifth Third Bank 2000
                                       Member F.D.I.C. - Federal Reserve System

                                       (R)Reg. U.S. Pat. & T.M. Office

                                    [PHOTO]
                                   www.53.com