Form 10-K, Exhibit 13
period 2000-12-31
FIFTH THIRD BANCORP
filed 2001-03-28
CIK 35527

                                                                Exhibit 13


THE HARDEST

        WORKING BANK

     IN THE BUSINESS.




[Several Background Photos of Fifth Third Bank Customers and Employees]

















                                                      [FIFTH THIRD BANK LOGO]





                                                              2000 annual report

INVESTOR INFORMATION



[Photo]

CORPORATE PROFILE

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. Fifth Third operates 14 affiliates in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida and Arizona, and provides a broad array of products and services through four primary businesses: Commercial Banking, Retail Banking, Investment Advisors and Midwest Payment Systems, the bank's data processing subsidiary. With $46 billion in assets, we are among the top 25 largest bank holding companies in the country and among the 10 largest in market capitalization.

       INVESTMENT QUALITIES
       If you had invested $1,000 in Fifth Third stock in 1980, it would have grown to $203,025 by December 31, 2000.

       Since 1980, Fifth Third Bancorp has:
          - Posted consecutive increased earnings per share and dividend growth
          - Increased earnings at an average rate of 16%
          - Outperformed the Standard & Poor's 500 16-fold
          - Grown one share of stock to nearly 77 shares due to 10 stock splits since 1983

         TRANSFER AGENT/
         SHAREHOLDER RELATIONS
         Fifth Third Bank
         Corporate Trust Services,
         Mail Drop 10AT66-3212
         Fifth Third Center
         Cincinnati, Ohio 45263
         (800) 837-2755
         (513) 579-5320 (outside continental U.S.)
         8 a.m. - 5 p.m. EST

         INVESTOR RELATIONS
         Neal E. Arnold,
         Executive Vice President &
         Chief Financial Officer
         (513) 579-4356  (513) 579-6246 (fax)

         PRESS RELEASES
         For faxed copies of
         current press releases,
         call (800) 758-5804,
         #281775

         CORPORATE OFFICE
         Fifth Third Center
         Cincinnati, Ohio 45263
         (513) 579-5300

         WEBSITE
         www.53.com
         ----------

         CONTENTS
      2  President's Letter

      6  Management Editorial

     15  Consolidated Statements
         of Income

     16  Consolidated Balance Sheets

     17  Consolidated Statements
         of Changes in Shareholders' Equity

     18  Consolidated Statements
         of Cash Flows

     19  Notes to Consolidated
         Financial Statements


     33  Independent Auditors' Report


     34  Management's Discussion and
         Analysis of Financial Condition
         and Results of Operations


     42  Consolidated Six Year Summary
         of Operations, Condensed Consolidated
         Balance Sheet Information
         and Summarized Quarterly
         Financial Information


     43  Consolidated Ten Year Comparison

FINANCIAL HIGHLIGHTS
                                                2000              1999  % Change
--------------------------------------------------------------------------------
EARNINGS AND DIVIDENDS ($ IN MILLIONS)
Operating Earnings(a)                        $     886             752     17.8
Net Income                                         863             668     29.2
Cash Dividends Declared                            325             248     31.0
--------------------------------------------------------------------------------
PER SHARE
Diluted Operating Earnings(a)                $    1.88            1.61     16.8
Earnings                                          1.86            1.46     27.4
Diluted Earnings                                  1.83            1.43     28.0
Cash Dividends Declared                            .70             .58 2/3 19.3
Year-End Book Value                              10.50            8.80     19.3
Year-End Market Price                            59.75           48.92     22.1
--------------------------------------------------------------------------------
AT YEAR END ($ IN MILLIONS)
Assets                                       $  45,857          41,589     10.3
Loans and Leases                                25,952          24,964      4.0
Deposits                                        30,948          26,083     18.7
Shareholders' Equity                             4,891           4,077     20.0
Market Capitalization                           27,823          22,666     22.8
--------------------------------------------------------------------------------
KEY RATIOS
Return on Average Assets(a)                       1.98%           1.89      4.8
Return on Average Equity(a)                       20.0            19.0      5.3
Overhead Ratio(a)(b)                              42.2            44.1     (4.3)
Net Interest Margin                               3.77            3.99     (5.5)
--------------------------------------------------------------------------------
Number of Shares                           465,651,949     463,329,888      0.5
Number of Shareholders                          38,143          35,277      8.1
Number of Banking Locations                        668             648      3.1
Number of Full-Time Equivalent Employees        11,611          11,692     (0.7)
--------------------------------------------------------------------------------
(a) For comparability, certain ratios and statistics exclude merger-related costs and special charges of $33.5 million pretax ($23.1 million after tax, or $.05 per diluted share) for 2000 and merger-related items of $108.4 million pretax ($83.8 million after tax, or $.18 per diluted share) for 1999.
(b) Operating expenses divided by the sum of fully taxable equivalent net interest income and other operating income.

FIFTH THIRD BANCORP SHAREHOLDER INFORMATION AND DEBT RATINGS
--------------------------------------------------------------------------------
STOCK DATA                                                           Dividends
                                                                     Paid Per
Year     Period                   High                Low              Share
--------------------------------------------------------------------------------
2000     FOURTH QUARTER          $60.88             $43.31             $.18
         THIRD QUARTER            54.75              40.94              .18
         SECOND QUARTER           48.00              37.75              .16
         FIRST QUARTER            48.50              29.33              .16
--------------------------------------------------------------------------------
1999     Fourth Quarter          $50.29             $38.58             $.16
         Third Quarter            46.58              39.08              .13 1/3
         Second Quarter           49.50              41.08              .13 1/3
         First Quarter            50.29              41.58              .13 1/3
--------------------------------------------------------------------------------
The common stock of Fifth Third Bancorp is traded in the over-the-counter market and is listed under the symbol "FITB" on the Nasdaq National Market.
--------------------------------------------------------------------------------
RATINGS
                                                      MOODY'S  STANDARD & POOR'S
--------------------------------------------------------------------------------
FIFTH THIRD BANCORP
  Commercial Paper                                    Prime-1         A-1+
  Senior Debt                                         Aa3              AA-
--------------------------------------------------------------------------------
FIFTH THIRD BANK AND FIFTH THIRD BANKS OF
 INDIANA; KENTUCKY, INC. AND NORTHERN KENTUCKY
  Short-Term Deposit                                  Prime-1         A-1+
  Long-Term Deposit                                   Aa2              AA-

WE ARE
THE HARDEST WORKING BANK IN THE BUSINESS



[Photo of George A. Schaefer, Jr.
 President & CEO]











[Photo Fifth Third Bank computer menu]


    [Photo of Markets section in newspaper]

    Fifth Third began the new millennium with outstanding financial performance and built the foundation for continued success in the future. Operating earnings per diluted share rose 17% to $1.88, driven by operating earnings of $886 million, up 18% over 1999's $752 million. Return on average equity was 20.0% on an abundant capital base, and return on average assets was 1.98%.




                        [Graph]



      95        96      97      98      99      00
      --        --      --      --      --      --

      $28.3     $33.1   $35.2  $37.1   $41.6   $45.9

              TOTAL ASSETS ($ IN BILLIONS)
           Five Year Compound Growth Rate: 10%




                           [Graph]


       95       96       97        98      99       00
       --       --       --        --      --       --

      $.88    $1.03     $1.17    $1.40   $1.61    $1.88

                EARNINGS PER DILUTED SHARE
            Five Year Compound Growth Rate: 16%
             Excludes SAIF and Merger Charges

                             WORKING
                                    HARD
                           TO DELIVER QUALITY GROWTH.


DEAR SHAREHOLDERS AND FRIENDS:

We are proud to deliver another year of quality growth for our shareholders, and we are grateful for your continued confidence. Fifth Third began the new millennium with outstanding financial performance and built the foundation for success in the future. Operating earnings per diluted share rose 17% to $1.88, driven by operating earnings of $886 million, up 18% over 1999's $752 million. Return on average equity was 20.0% on an abundant capital base, and return on average assets was 1.98%. Our overhead ratio further improved to 42.2% for 2000, returning us to our familiar position among the leaders in our industry and demonstrating the successful integration of the largest acquisition in our history.

Financial results for 2000 were driven by solid revenue growth, improved efficiency and stellar credit quality. Of everything we accomplished this year, I'm most pleased with our successful selling efforts. Fee income grew by 15%, fueled by double-digit increases across nearly all businesses. Our Banking Centers achieved record levels of "same store sales" for loan and deposit products, commercial banking kicked off new deposit and treasury management sales programs and our investment advisory business increased its assets under management despite a difficult year in the markets.

Data Processing and Retail Banking led the growth in fee revenue this year. Fifth Third worked hard on adding new checking and interest-bearing deposit account customers over the past couple of years, and we saw some of the payoff this year. In addition to providing stable and growing core funding, demand and interest checking account balances grew at a double-digit rate over 1999.

These new relationships fueled 24% growth in service fees and represent an important platform for cross-selling other products. Similarly, our data processing business grew 34% by increasing both its customer base and transaction volumes. Midwest Payment Systems (MPS) expanded its merchant processing business through new customer relationships and higher volume, as credit and debit cards are increasingly becoming the preferred choice for handling traditional and e-commerce transactions. MPS' electronic funds transfer business also posted record growth rates on the strength of our reliable, efficient and completely scalable processing platform. With its current customer base, MPS expects to process over five billion ATM, point-of-sale and e-commerce transactions annually, a number that has more than doubled in the last three years. Our other businesses also had a great year. Commercial Banking revenues grew by 17% through aggressive sales of Corporate Treasury Management products and dramatic expansion of international services. During a tough year in terms of year-over-year performance for financial markets, our Investment Advisors group added significantly to its customer base and finished the year on a high note, as revenue accelerated in the fourth quarter to a 12% growth rate.

Unlike most in our industry, Fifth Third manages growth through an organization structure that accentuates affiliate banks in each of our major metropolitan areas. Our emphasis is on local rather than central decision making and operating execution rather than deliberate planning. We will continue to operate your company in this same decentralized manner that pushes earnings and revenue growth accountability as far down in the organization as possible -- I recently referred to our approach as "racing to stay small." We trust capitalism inside the company and empower local managers to find the best way to produce double-digit earnings growth in each and every market. Results are continually measured and reported, and managers understand that their wealth depends on growing their business. It is important for our shareholders to understand that we don't need to change this approach to sustain quality growth as we become larger -- in fact, we believe that our focus on keeping the company small and executing locally is even more important as we expand into new markets. It will also help you understand why our management team is so enthused about the opportunities that 2000's acquisitions present. Quite simply, we are adding new local affiliates in the same type of attractive Midwestern markets where our franchise has excelled.


                         [Graph]

        95      96      97      98      99      00
        --      --      --      --      --      --
       $6.10  $7.02   $7.52   $8.38   $8.80   $10.50


                   BOOK VALUE PER SHARE
            Five Year Compound Growth Rate: 11%

In the first half of the year, we completed the successful integration and systems conversion of CNB Bancshares, Inc. It provides a great platform for growth in Indiana and the resulting new affiliate banks were producing "Fifth-Third-like" profitability just nine months after the merger. In the fourth quarter, we reached an agreement to merge with Old Kent Financial Corporation, a solid Midwestern bank with $23.8 billion in assets, over 300 offices in Michigan and Chicago and a track record of delivering 42 consecutive years of earnings growth. We view Old Kent as one of the true gems in the Midwest and believe the franchise represents the best opportunity we've seen to expand in the attractive markets of Detroit, Chicago, Grand Rapids and Traverse City. After the merger, Fifth Third will be number four in the state of Michigan with a nine percent share, and number five in the Chicago market with about $6 billion in deposits. Both positions reflect significant potential for growth in extremely fragmented markets populated by industries and competitors with which we are quite familiar. In fact, in these markets, only one in every 16 households is a Fifth Third customer. The Old Kent acquisition is complemented by our fourth quarter acquisition of Ottawa Financial Corporation and its subsidiary, AmeriBank, our January 2, 2001 acquisition of Maxus Investment Group and our pending acquisition of Capital Holdings, Inc., which is scheduled to close later this quarter. While we expect that our focus on the Old Kent merger will preclude further bank acquisitions for the next couple of years, we will still look for opportunities to continue to expand our investment advisory and data processing businesses.



                          [Graph]

        95      96      97      98      99      00
        --      --      --      --      --      --
       $0.28  $0.33   $0.38   $0.47   $0.59    $0.70

               DIVIDENDS DECLARED PER SHARE
            Five Year Compound Growth Rate: 20%


With the announcement of the Old Kent merger came questions about our ability to integrate such a large transaction while sustaining Fifth Third's growth rates. We have already selected the management teams and organizations to integrate and grow the newly created affiliates -- Western, Northern and Southeast Michigan and Chicago. In terms of integration, the financial objectives of this transaction are not dependent upon aggressive assumptions. We will make sure that we carve up the conversions and proceed in a manner that protects Old Kent's customer relationships and strengthens its support for its communities. We will also make sure we don't trade off a dollar of cost saves for two dollars of revenue growth - a mistake that has often been made with larger mergers in our industry. It's important

Fifth Third will grow to
fourth in Michigan and         [Photo Old Kent Building]
fifth in Chicago with the
acquisition of Old Kent.

[Photo of Skyline]

[Photo of George A. Schaefer, Jr.]

                      "THE OLD KENT ACQUISITION PROVIDES THE
                MOST ATTRACTIVE, SINGLE OPPORTUNITY IN OUR HISTORY
                 TO DUPLICATE THE LOCAL GROWTH SUCCESS THAT HAS FUELED OUR TRACK RECORD AS A GROWTH COMPANY."

to note that Old Kent is immediately accretive to earnings per share before cost savings. At only 20% of Old Kent's overhead, the assumed synergies are conservative, identifiable and readily achievable. Further, these estimates are being spread over a three-year period -- not because we think it will take that long, but because we didn't want to be forced into bad decisions by overly aggressive projections.

This past year was our 27th year of uninterrupted earnings increases, with the last 22 at a double-digit growth rate. We are even more excited about the prospects for revenue growth in 2001. Combined revenue growth will be derived from attractive new markets for Fifth Third products and sales campaign successes and by enriching Old Kent's fee mix by investing resources in those businesses that produce the greatest return. It's also worth noting that enormous opportunity still exists for revenue growth within our core footprint. Despite top-five rankings in all of our states, Fifth Third's share does not exceed 10 percent in any of these markets.

The banking industry began 2000 with investor concerns about the effect of rising interest rates on net interest margins and less-than-successful results from a number of large mergers. As we begin 2001, the concerns are focused on credit quality and a slowing economy. In fact, the financial performance of many of the former leaders in our industry has certainly fueled pessimism about the future growth prospects of the banking industry. Like most, we expect that credit losses will rise in 2001 from their historically low levels of the past two years and that we could face a slower economic environment. However, over the past two years, we have overcome rising rates and net interest margin compression and delivered annual earnings growth of 16%. Fifth Third has always believed that one of the keys to consistent growth in all economic cycles is a strong, flexible balance sheet. In September, Moody's Investor Services further upgraded our debt ratings in recognition of that fact. At Fifth Third, we remain ever mindful of our obligation to provide consistent growth in any economic environment.

Despite the general pessimism about our industry and the struggles of some of our competitors, our management team has never been more enthused about the future. We remain focused on executing better than anyone in each of our markets. The Old Kent acquisition provides the most attractive, single opportunity in our history to duplicate the local success that has fueled our track record as a growth company. Overall, we are one of the least leveraged companies in our industry, our P/E remains strong, our credit quality is manageable and we can finance growth with a cost advantage.

Last year marked the passing of four friends: former Chairman, President & CEO Clem Buenger, and fellow Directors Emeriti Paul Huenefeld, Charles McKelvy, Jr. and Richard Wagner. We will miss their insight and guidance. We would also like to extend our appreciation for the guidance of Jerry Kirby and Alton Wendzel, who have announced their retirement from our Board.

I would like to close by thanking our customers, employees, suppliers, members of our Boards and the communities in which we operate for their contributions to another successful year and their continued support and confidence. I look forward to the challenges that lie ahead in 2001.

Sincerely,

/s/ George A.Schaefer, Jr.

George A.Schaefer, Jr.
President & CEO
January 2001

WE ARE
        RETAIL BANKING SOLUTIONS
















[Photo of Fifth Third Customers Jim & Delores Devillez]










                            [Photo of - Evansville Community Development
                             Vice President and Graphics Manager]


[Photo of Employee and Fifth Third Bank Customer.]



Fifth Third's purchase of CNB Bancshares vaulted Fifth Third to the third largest bank in Indiana. We welcomed over 500,000 new customers and employees, including Perdita Brown at the Emporia Banking Center (above, left) with Alberta Young. "I've been a customer for 30 years."

Evansville Community Development Vice President Royce Sutton (above, right) reviews marketing material with Graphics Manager & Assistant Cashier Jeff Steckler.

                                                           [Photo of hand]

Pay bills, open accounts, manage your money, apply for loans or link up with your investments at www.53.com. Whether you are at home, at the office or on the road, Fifth Third's website gives you safe and secure "24-7" service. Over 300,000 customers find our website easy to navigate, convenient to use and a great way to save time...how about you?


                               [Graph]


                 96       97     98      99       00
                 --       --     --      --       --
Revenue         $547    $606    $778    $969    $1,265

Net Income      $171    $192    $281    $334      $429

                         RETAIL ($ IN MILLIONS)

                        WORKING
                             HARD
                          TO DELIVER CONVENIENCE.


[Photo of Fifth Third Bank Employees]

Meet the team who works with Jim and Delores DeVillez: Senior Vice President Dwight Nestrick (center, seated); Mortgage Loan Originator Betsy Harris; Regional Manager Van Douglas; Eddyville Banking Center Manager Lilburn Denney; and Commercial Lender Drew Hulette.




"People come here to enjoy time with their families," offers Jim DeVillez, "and the sunsets, too," chimes Jim's wife, Delores. Jim and Delores own and operate Moon Bay Harbor Resorts along two miles of Lake Barkley in Western Kentucky.

Located in the "Land Between the Lakes" region, Moon Bay is just east of the Mississippi and offers all the amenities of a coastal condo, without the drive. "And, anytime you've got more water than land," explains Jim, "you're in good shape."

Spoken like a true fisherman. "Most folks come here to boat, fish, enjoy water sports and relax. Our owners look to us to deliver worry-free weekends by tending to the details -- maintenance, upkeep and smart development plans that will enhance their vacation experience.

"To ensure our success, we needed someone to handle our details, so we turned to Fifth Third Bank. We purchased the land in 1957, and we always knew it would make an ideal vacation resort. A few years after we began our 600-unit development, we shopped around for a better rate. We wanted a bank with vision, or more importantly, one that could share our vision. We needed someone who could fund a major development, but was just as good at handling our personal and business banking accounts. And, we wanted someone in the area, someone who was convenient."

The DeVillezs bank at our Eddyville location, which is one of Evansville's 59 full-service Banking Centers. "We joined Fifth Third after they purchased Civitas, and the manager in Eddyville has over 30 years in the business. We like that."

With 668 full-service Banking Centers, including 120 Bank Mart(R) locations open seven-days-a-week in area grocery stores, 1,386 Jeanie(R) Automated Teller Machines and both telephone and www.53.com banking options, we offer anytime, anywhere banking service to millions of customers. Our Call Center, comprised of Fifth Third employees in Cincinnati and Evansville, offers world-class (and toll-free!) service and sales, too. The center played a critical role this year in navigating us through Y2K and the smooth conversion of CNB Bancshares and its subsidiary, Civitas Bank. They fielded over 23 million calls, and generated $185 million in sales, a 28% increase over 1999.

"We're now in the first phase of our development," reports Jim. "We're adding a swimming pool and increasing our 18-slip dock to accommodate 25 more boats. Fifth Third knew what we were trying to accomplish, and they made it really easy. They also have some of the most competitive and flexible mortgage loans available, so we refer buyers to Fifth Third for their condo loans, and insurance coverage, too."

With one of the best efficiency ratios and strongest credit ratings in the industry, Fifth Third Bank works hard to share these savings with our customers in the form of competitive rates and creative financing solutions. From our interest-bearing Platinum(R) checking account, annuities and Totally Free checking, complete with a free gift, to mortgage, equity and installment loans for any need, we've got you covered. Because at Fifth Third Bank, we are working hard to be the only bank you'll ever need(R).

 WE ARE
        COMMERCIAL BANKING SOLUTIONS

                                                 [Photo of Part of a Toyota]

                                        [Photo of Toyota Emblem on car]




[Background Photo Person Outside of Toyota Building]








                                        [Photo of Toyota Employee Working]


                                                   [Photo of Euro & Yen Symbols]

Fifth Third introduced one of the first Internet-based platforms for foreign exchange trading in the country in 2000 to offer corporate customers a software-free delivery channel for managing foreign exchange needs, real-time exchange rates on over 90 currencies, detailed FX reporting, easy payment execution and state-of-the-art security controls.

Fifth Third Bank provides comprehensive commercial banking solutions to meet the needs of small, medium and large multinational corporations, government agencies, not-for-profit organizations and financial institutions. Fifth Third also has one of the largest foreign exchange trading desks in the United
States. With international offices in Europe and Asia, Fifth Third offers an extensive network of correspondent banking relationships throughout the world.



                               [Graph]

                 96      97      98      99        00
                 --      --      --      --        --


Revenue         $270    $297    $378    $481      $642
Net Income      $106    $124    $135    $195      $258

                           COMMERCIAL ($ IN MILLIONS)

                       WORKING
                           HARD
                        TO BUILD RELATIONSHIPS.


[Photo of Fifth Third Bank Employees]

Fifth Third Executive Vice President Steve Schrantz (center, clockwise) teams with Private Banking Managers Carrie Nevill and Nachi Ishige; International Banking Director Sheila Spradlin; and International Banking Officer Yumiko Kajihara.




TOYOTA MOTOR CORPORATION,
the world's third largest automaker, built more than one million cars in the U.S. and Canada last year. In 1996, the company established Toyota Motor Manufacturing North America, or TMMNA, in Northern Kentucky, to serve as their manufacturing headquarters -- and they began their relationship with Fifth Third.

"With our manufacturing capacity growing so rapidly, it was evident that we needed to centralize our operations to do so efficiently," recalls
Dennis Cuneo, Vice President, Corporate Affairs, TMMNA. "A single headquarters would allow us to house purchasing, manufacturing and production management, production engineering and accounting professionals under one roof. It would allow us to reach our goal and make us more efficient, which ultimately helps keep our products affordable."

Toyota's efficiency bodes well for the economy and the community, too. "Our total investment in America has grown to nearly $13 billion. Additionally, we spent more than $11 billion last year with U.S. parts suppliers, whose business with us has resulted in more than 50,000 U.S. jobs."

Thanks to its 1,400 dealers, Toyota has sold more than one million vehicles in each of the last 10 years. Their parts distribution center in Kentucky is the largest in the world, and they're expanding production at two North American manufacturing facilities.

"With all of this growth," Cuneo reports, "we need financial partners who understand our business philosophy. Toyota is founded on a principal of ensuring quality in everything we do. We achieve this quality through continuous improvement, emphasizing the importance of understanding the individual steps and seeing the whole process -- and of course, we plan, plan, plan.

"Fifth Third's philosophy of teamwork and maintaining high safety and soundness rankings complements our strategy, as does their geographic footprint. We needed a strong partner to handle our treasury investments, and one with international reach. Fifth Third is one of the few banks in the region with European and Asian offices. Toyota Tsusho, our commodity brokerage arm, enjoys Fifth Third's foreign exchange capabilities.

"Their expansive product portfolio allows us to provide our Toyota employees with a strong package of financial services, and we like the personalized attention we get. Fifth Third's Lexington bank has a dedicated staff of bankers for our plant in Georgetown, and when our plant in Southwestern Indiana wanted to offer an on-site bank for its employees, Fifth Third was there."

Fifth Third's success is built on the relationships we have with our clients. We deliver comprehensive capabilities that meet our clients' complex needs, and have earned a reputation for quality service and financial strength. Our capital strength is matched only by our industry expertise and advisory skills. It all adds up to one powerful partnership. Every day.

  WE ARE
        INVESTMENT ADVISORS


[Photo of Timothy Rub]



                     [Photo of Statue]


[Photo of Girl and Man]


Fifth Third is a full-service money management firm, offering investments, brokerage, trust and private banking services, including underwriting and public financing services. We employ an investment philosophy of "consistent, quality growth" for our personal, corporate and not-for-profit clients. With $172 billion in assets under care and $22 billion under management, we are one of the largest and most successful money managers in the Midwest.



[Photo]

A leading provider of retirement plan services to over 1,100 companies, Fifth Third debuted retire.53.com this year. This interactive website gives participants the freedom to select and monitor their retirement investments online and make adjustments more frequently.


                               [Graph]

                 96      97      98       99    00
                 --      --      --       --    --
Revenue         $97     $115    $165    $209   $240

Net Income      $33      $41     $50     $65    $75

             INVESTMENT ADVISORS ($ IN MILLIONS)

           WORKING
                HARD
             TO BUILD YOUR WEALTH.


[Photo of Fifth Third Bank Employees]

Executive Vice President Mike Keating (center, clockwise) Senior Vice Presidents Ron Stahl and Sandra Lobert, and Foundation & Endowment Services Manager Pat Ward help grow the Cincinnati Art Museum's valuable endowment dollars.

IN 1880, Cincinnatian Elizabeth Williams Perry wrote, "the ladies are aware of the magnitude to inaugurate successfully a movement for a museum, with its masterpieces of fine and industrial art..."

Perry convinced philanthropist Charles W. West to donate $150,000 toward the project, who in turn, challenged the city to match his gift. Within two weeks of West's challenge, $107,000 was raised, and one month later, his donation was surpassed!

Today, the Cincinnati Art Museum boasts an extraordinarily rich collection of nearly 100,000 objects -- and an unwavering commitment to a community that championed its creation. Timothy Rub, Director of the Cincinnati Art Museum, notes: "While we've grown considerably since our founding, our mission remains fundamentally the same. We strive to provide opportunities for the enjoyment of the arts and lifelong learning by ensuring access, offering outreach programs and acquiring, managing and conserving a great cultural resource."

Hundreds of thousands of visitors enjoy the Museum's renowned collection every year, which includes artifacts from Egypt and the Ancient Near East, Greece and Rome; Indian, Japanese and Chinese art; the arts of Africa and Native North America; and fine collections of furniture, glass, ceramics, silver, costumes and textiles. Nationally-recognized exhibitions, including Women in Ancient Egypt and Ansel Adams, thrill young and old alike.

"One of the principal responsibilities of the Museum is the acquisition and care of significant works of art. These objects are held in trust for the benefit and enjoyment of the community in perpetuity," comments Rub. "We're fortunate. Greater Cincinnati is wonderfully philanthropic. Our quest to contribute to the creative life of the community by presenting and interpreting aesthetically and intellectually significant works of art has long been supported with generous gifts.

"We need to invest these gifts responsibly to ensure that we can continue to enhance our collection. And we want a partner in this enterprise who understands our history, the potential for our future and the importance of our mission. So we chose Fifth Third to help manage our endowment. They bring a strong record of investment performance to our endowment. They enable us to realize our goals by structuring an aggressive asset allocation. And their talented and seasoned investment team is focused on finding quality companies with long-term, consistent profit and dividend growth."

Fifth Third's Investment Advisors manages money for individuals, companies and not-for-profit organizations. Fifth Third is one of the largest money managers in the Midwest, with over $172 billion in assets under care of which it manages $22 billion. Its investment expertise is also demonstrated by the performance of our nationally recognized Fifth Third Funds(R) family of 16 stock, bond and money market mutual funds. Established in 1988, the Fifth Third Funds have grown from $100 million to $5.6 billion in assets today. Our QUALITY GROWTH, BALANCED, EQUITY INCOME and MID CAP FUNDS have all beaten the S&P 500 Index and Dow Jones Industrial Average, while the QUALITY GROWTH and BALANCED FUNDS received
"A" rankings from The Wall Street Journal.(*)

"We were founded as a community museum, and six generations have explored and learned to love the arts through our galleries," offers Rub. "We'll continue to ensure their investment by forming collaborative partnerships with schools and arts organizations around the world, and businesses, too. Like Fifth Third."

WE ARE
        MIDWEST PAYMENT SYSTEMS

                                                       [Photo of Person Walking]

[Photo of Nordstrom salesperson]
                                                                         [Photo]

                                                                         [Photo]

Ranked #1 by PC Week magazine for our innovative e-commerce capabilities, MPS expects to process over five billion ATM and POS transactions annually for financial institutions and multi-location merchants around the world, like The Kroger Co., Circuit City, Office Depot, CompUSA and Barnes & Noble. Fifth Third Merchant Services processes over $50 billion in credit card sales annually, and today ranks sixth nationally in merchant processing.


[Photo Nordstrom Credit Card]

Midwest Payment Systems (MPS), the data processing subsidiary of Fifth Third Bank, provides electronic funds transfer, merchant processing and e-commerce processing solutions for over 85,000 retail locations and financial institutions worldwide. As business advisors, MPS designs solutions to increase our customers' success -- while decreasing their expenses.


                             [Graph]


                96      97      98      99      00
                --      --      --      --      --
Revenue         $94    $119    $151    $194    $259

Net Income      $25     $33     $46     $62     $83

                          MPS ($ IN MILLIONS)

                        WORKING
                            HARD
                         TO DEVELOP DATA
                            PROCESSING SOLUTIONS.

[Photo Fifth Third Employees]

MPS Executive Vice President Barry Boerstler (center) and his Nordstrom account team (clockwise): Vice President
William Zembrodt; Associate Counsel Leigh-Anne Patton;
Senior Account Manager Meggen Trimmer; Vice President
John Romer; and National Sales Representative Scott Lewer.

IN 1887, Swedish-born immigrant John W. Nordstrom landed in New York at age
16, with five dollars and no command of the English language. He spent the next 10 years logging and mining his way west, and in 1897, he headed to Alaska with the news of gold in the Klondike. Life wasn't much easier there. The labor was hard, but within two years, he earned $13,000 in a gold mine stake. He returned to Seattle where, together with Carl Wallin, he began a small shoe store in 1901 with a simple philosophy that has persevered for 100 years -- offer the customer the best possible service, selection, quality and value.

The spirit of that small store lives today in Nordstrom, Inc., one of the nation's leading fashion specialty retailers. Nordstrom offers a large selection of quality apparel, shoes and accessories for men, women and children.

As the company marks its 100th anniversary, the Nordstrom philosophy is no different today then when it was established at the turn of the century. The Seattle-based retailer posted more than $5.1 billion in sales last year and opened 16 new stores.

"We're focused on listening very carefully to our customers and working hard to meet their needs," said Brooke White, Nordstrom spokesperson. "We seek to be everywhere our customers want us to be whether serving them in our stores, through our catalogs or online."

White adds, "We believe working to meet customers' needs is what it's all about, and we look for that same commitment from our business partners. That's why we chose Midwest Payment Systems for our Visa(R), MasterCard(R) and Discover(R) credit card processing and daily wire transfer service. Additionally, their Internet-based imaging technology, Mvision(TM), gives us the ability to automate our back office credit card operations. With Mvision, we can scan receipts, handwritten notes or other documents into our system so we can respond to customers more quickly."

Nordstrom joined over 4,000 new merchants in choosing Midwest Payment Systems
(MPS) this year, and Fifth Third's data processing subsidiary now processes for 85,000 locations, including Athlete's Foot, Kinko's and The Finish Line. In fact, Visa has recognized MPS as having one of the best chargeback and copy request fulfillment rates in the business for five years running!

Over 240 financial institutions are connected to MPS for ATM processing, debit card management and/or network gateway services, while over 50 have joined Jeanie(R), our proprietary ATM network available in 25 states. MPS, which now serves over 1,000 financial institutions, earned a #1 ranking for the second consecutive year by Faulkner & Gray for its combined credit and debit card volume.

We made two strategic purchases in 2000: New York-based IDTI and its Cartel network, with 81 member financial institutions, and ACI, a Pennsylvania-based credit card transaction processor for 7,500 merchants. Both will allow us to continue our successful expansion in the northeastern U.S.

MPS is committed to providing innovative products, such as the stored-value card program it launched for over 900 Sterling Jewelers stores. MPS' planned expansion of stored-value processing services includes offering gift cards, customer convenience and reward cards and payroll cards. Our investment in this technology, and other initiatives will ensure our success as we develop superior solutions for our merchant, EFT and e-commerce customers. Worldwide.

                                     WE ARE
                                    WORKING
                                      HARD
                               IN OUR COMMUNITIES

[Photo of Mother and Son]

[Photo of son]


"MY FOUR-YEAR-OLD son, Devante, loved to ride his bicycle outside," offers Columbus resident Joyce Moss. "But the neighborhood around my apartment was becoming unsafe. I knew I needed to buy a house in a place where Devante could be free to be a kid!"

She continues, "I never knew buying a house could be so simple! It took 30 days from the moment I first laid eyes on my home to the day we moved in. Fifth Third walked me through the process, provided training and financed my house without a down payment. Working with Fifth Third has just been wonderful."

Fifth Third Bank, the leading home loan lender in Cincinnati, Ohio Valley, Western Ohio, Northwestern Ohio, Northern and Central Kentucky and Northern and Southern Indiana, offers a complete line of home mortgage options, like the 100% Purchase Loan, which enables buyers to overcome mortgage insurance and closing cost barriers to homeownership.

We're also proud of our community development initiative, BLITZ, which is our three-year pledge to fund $9 billion in Building, Lending, Investments and Technology Zones throughout the markets we serve. In its first year, BLITZ made $3.2 billion available to low- and moderate-income consumers and small business owners.


                 [Graph]

        96     97     98     99     00
        --     --     --     --     --
      $2.4    $2.7   $3.3   $4.1   $4.8

      UNITED WAY GIVING ($ IN MILLIONS)
 Includes employee and corporate contributions.




BUILDING
  Fifth Third funded $93 million in building initiatives by offering a .50% reduction in loan commitment fees for developers undertaking community development projects, and created special loan financing for brownfield redevelopments.

LENDING
  To help small business owners and low- and moderate-income consumers realize their full potential, we lent $3 billion in business, mortgage and installment loans. Small business owners received $2 billion in funds for expansion or start-up financing; homeowners benefited from a reduction in closing costs on "No Money Down" Good Neighbor(R) mortgage loans, and a .50% discount on interest rates for home improvement, auto loans and other consumer loans.

INVESTMENTS
  Fifth Third leveraged its credit quality, capital strength, and sense of civic responsibility in making $54 million available in low-income housing tax credit and venture capital projects and charitable investments. In 1948, Fifth Third became one of the first financial institutions in the country to establish a permanently endowed foundation, and we provided $2.3 million through our Foundation during the first year of our BLITZ initiative for the betterment of low- and moderate-income communities. Thanks to the sound management of Fifth Third's investment professionals, the Foundation has grown to $43 million in assets, and since its inception, provided over $23 million to worthwhile projects. In 2000, we contributed $14 million throughout our Foundation and the charitable trusts for which we proudly serve as trustee. In addition, corporate and employee United Way contributions totaled $4.8 million.

TECHNOLOGY ZONES
  As a leader in technology, Fifth Third wanted to lend its expertise to address the inequities in the access to technology among low-income and rural populations. We created 238 "Technology Zones" in community centers throughout our markets - Internet accessible computers and printers - to bridge the digital divide.

  More information about BLITZ is available at www.53.com.

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($ in millions, except per share data)         2000     1999     1998
-----------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and Fees on Loans and Leases ....................................   $2,143    1,912    1,856
-----------------------------------------------------------------------------------------------------
Interest on Securities
   Taxable ...............................................................    1,072      776      687
   Exempt from Income Taxes ..............................................       37       38       32
-----------------------------------------------------------------------------------------------------
Total Interest on Securities .............................................    1,109      814      719
-----------------------------------------------------------------------------------------------------
Interest on Other Short-Term Investments .................................       11       12       10
-----------------------------------------------------------------------------------------------------
Total Interest Income ....................................................    3,263    2,738    2,585
-----------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on Deposits
   Interest Checking .....................................................      141      105       93
   Savings ...............................................................      156      116      128
   Money Market ..........................................................       37       49       54
   Other Time ............................................................      491      440      515
   Certificates-$100,000 and Over ........................................       80      104      105
   Foreign Office ........................................................      238       45       13
-----------------------------------------------------------------------------------------------------
Total Interest on Deposits ...............................................    1,143      859      908
Interest on Federal Funds Borrowed .......................................      263      172      122
Interest on Short-Term Bank Notes ........................................       57       33       26
Interest on Other Short-Term Borrowings ..................................      148      133      120
Interest on Long-Term Debt and Notes .....................................      182      136      140
-----------------------------------------------------------------------------------------------------
Total Interest Expense ...................................................    1,793    1,333    1,316
-----------------------------------------------------------------------------------------------------
NET INTEREST INCOME ......................................................    1,470    1,405    1,269
Provision for Credit Losses ..............................................       89      134      123
-----------------------------------------------------------------------------------------------------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES ....................    1,381    1,271    1,146
-----------------------------------------------------------------------------------------------------
OTHER OPERATING INCOME
Data Processing Income ...................................................      242      180      141
Service Charges on Deposits ..............................................      217      174      156
Investment Advisory Income ...............................................      200      184      151
Other Service Charges and Fees ...........................................      351      338      294
Securities Gains .........................................................        3        1       12
-----------------------------------------------------------------------------------------------------
Total Other Operating Income .............................................    1,013      877      754
-----------------------------------------------------------------------------------------------------
OPERATING EXPENSES
Salaries, Wages and Incentives ...........................................      437      425      382
Employee Benefits ........................................................       85       80       72
Equipment Expenses .......................................................       50       49       45
Net Occupancy Expenses ...................................................       77       73       67
Other Operating Expenses .................................................      436      413      379
Merger-Related and Special Charges .......................................       34       82      121
-----------------------------------------------------------------------------------------------------
Total Operating Expenses .................................................    1,119    1,122    1,066
-----------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES ...............................................    1,275    1,026      834
Applicable Income Taxes ..................................................      412      358      287
-----------------------------------------------------------------------------------------------------
NET INCOME ...............................................................   $  863      668      547
-----------------------------------------------------------------------------------------------------
EARNINGS PER SHARE .......................................................   $ 1.86     1.46     1.21
EARNINGS PER DILUTED SHARE ...............................................   $ 1.83     1.43     1.19
-----------------------------------------------------------------------------------------------------
CASH DIVIDENDS DECLARED PER SHARE ........................................   $  .70      .59      .47
-----------------------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
December 31 ($ in millions)                                                            2000        1999
-------------------------------------------------------------------------------------------------------
ASSETS
-------------------------------------------------------------------------------------------------------
Cash and Due from Banks ........................................................   $    985       1,213
Securities Available for Sale (amortized cost 2000-$15,562 and 1999-$13,038) ...     15,602      12,688
Securities Held to Maturity (fair value 2000-$27 and 1999-$129) ................         27         129
Other Short-Term Investments ...................................................        198         355
Loans Held for Sale ............................................................        553         297
Loans and Leases
   Commercial Loans ............................................................      6,644       6,207
   Construction Loans ..........................................................      1,484       1,068
   Commercial Mortgage Loans ...................................................      2,986       2,651
   Commercial Lease Financing ..................................................      2,752       2,283
   Residential Mortgage Loans ..................................................      4,034       4,814
   Consumer Loans ..............................................................      6,079       5,284
   Consumer Lease Financing ....................................................      2,957       3,580
   Unearned Income .............................................................       (984)       (923)
   Reserve for Credit Losses ...................................................       (383)       (367)
-------------------------------------------------------------------------------------------------------
Total Loans and Leases .........................................................     25,569      24,597
Bank Premises and Equipment ....................................................        521         482
Accrued Income Receivable ......................................................        390         321
Other Assets ...................................................................      2,012       1,507
-------------------------------------------------------------------------------------------------------
TOTAL ASSETS ...................................................................   $ 45,857      41,589
-------------------------------------------------------------------------------------------------------
LIABILITIES
-------------------------------------------------------------------------------------------------------
Deposits
   Demand ......................................................................   $  4,705       3,834
   Interest Checking ...........................................................      5,386       4,792
   Savings .....................................................................      4,565       4,167
   Money Market ................................................................        899       1,002
   Other Time ..................................................................      9,350       8,846
   Certificates-$100,000 and Over ..............................................      1,477       1,292
   Foreign Office ..............................................................      4,566       2,150
-------------------------------------------------------------------------------------------------------
Total Deposits .................................................................     30,948      26,083
Federal Funds Borrowed .........................................................      1,165       2,971
Short-Term Bank Notes ..........................................................       --         1,317
Other Short-Term Borrowings ....................................................      3,095       4,085
Accrued Taxes, Interest and Expenses ...........................................      1,375         786
Other Liabilities ..............................................................        349         293
Long-Term Debt .................................................................      3,861       1,804
Guaranteed Preferred Beneficial Interests in Convertible Subordinated Debentures        173         173
-------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES ..............................................................     40,966      37,512
-------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY (a)
-------------------------------------------------------------------------------------------------------
Common Stock (b) ...............................................................      1,034       1,029
Capital Surplus ................................................................        593         573
Retained Earnings ..............................................................      3,242       2,704
Accumulated Nonowner Changes in Equity .........................................         26        (225)
Treasury Stock .................................................................         (1)       --
Other ..........................................................................         (3)         (4)
-------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY .....................................................      4,891       4,077
-------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY .....................................   $ 45,857      41,589
-------------------------------------------------------------------------------------------------------

(a) 500,000 shares of no par value preferred stock are authorized of which none have been issued.
(b) Stated value $2.22 per share; authorized 650,000,000; outstanding at 2000 -- 465,651,949 (excludes 21,875 treasury shares) and 1999 -- 463,329,888.
See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                               ACCUMULATED
                                                                                 NONOWNER
                                               COMMON      CAPITAL   RETAINED    CHANGES    TREASURY
($ in millions)                                STOCK       SURPLUS   EARNINGS   IN EQUITY    STOCK      OTHER     TOTAL
-----------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997 ..............   $   991        502      1,944        105       (184)      --        3,358
Net Income and Nonowner Changes
   in Equity, Net of Tax:
Net Income ................................                             547                                         547
Change in Unrealized Losses on Securities
   Available for Sale .....................                                        (11)                             (11)
-----------------------------------------------------------------------------------------------------------------------
Net Income and Nonowner Changes in Equity .                                                                         536
Cash Dividends Declared
   Fifth Third Bancorp at $.47 1/3 per share                           (187)                                       (187)
   Pooled Companies Prior to Acquisition ..                             (32)                                        (32)
Shares Acquired for Treasury ..............        (8)                                       (135)                 (143)
Earnings Adjustment of Pooled Entity (a) ..                              (8)                                         (8)
Stock Options Exercised,
   Including Treasury Shares Issued .......         5        (39)                              56                    22
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options .........                    4                                                      4
Pooled Operations for the Year Ended
   December 31, 1998 ......................                   34        (60)                                        (26)
Stock Issued in Public Offering ...........        12         44                              122                   178
Stock Issued in Acquisitions and Other ....         6          4                               83                    93
-----------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998 ..............     1,006        549      2,204         94        (58)      --        3,795
Net Income and Nonowner Changes
   in Equity, Net of Tax:
Net Income ................................                             668                                         668
Change in Unrealized Losses on Securities
   Available for Sale .....................                                       (319)                            (319)
-----------------------------------------------------------------------------------------------------------------------
Net Income and Nonowner Changes in Equity .                                                                         349
Cash Dividends Declared
   Fifth Third Bancorp at $.58 2/3 per share                           (248)                                       (248)
   Pooled Companies Prior to Acquisition ..                             (37)                                        (37)
Stock Options Exercised,
   Including Treasury Shares Issued .......         5        (25)                              58                    38
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options .........                   15                                                     15
Pooled Operations For the Year Ended
   December 31, 1999 ......................                  (66)                                                   (66)
Stock Issued in Acquisitions and Other ....        18        100        117                               (4)       231
-----------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999 ..............     1,029        573      2,704       (225)      --           (4)     4,077
Net Income and Nonowner Changes
   in Equity, Net of Tax:
Net Income ................................                             863                                         863
Change in Unrealized Gains on Securities
   Available for Sale .....................                                        251                              251
-----------------------------------------------------------------------------------------------------------------------
Net Income and Nonowner Changes in Equity .                                                                       1,114
Cash Dividends Declared
   Fifth Third Bancorp at $.70 per share ..                            (325)                                       (325)
Shares Acquired for Treasury ..............                                                  (181)                 (181)
Stock Options Exercised ...................         4         35                                                     39
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options .........                    6                                                      6
Stock Issued in Acquisitions and Other ....         1        (21)                             180          1        161
-----------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000 ..............   $ 1,034        593      3,242         26         (1)        (3)     4,891
-----------------------------------------------------------------------------------------------------------------------


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

See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($ in millions)                                         2000      1999       1998
-----------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income ......................................................................   $   863        668        547
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
   Provision for Credit Losses ..................................................        89        134        123
   Depreciation, Amortization and Accretion .....................................       112        104        118
   Provision for Deferred Income Taxes ..........................................       320        255         81
   Realized Securities Gains ....................................................        (6)       (12)       (16)
   Realized Securities Losses ...................................................         3         11          4
   Proceeds from Sales of Residential Mortgage Loans Held for Sale ..............     3,363      2,709      4,009
   Net Gains on Sales of Loans ..................................................       (39)       (36)       (46)
   Increase in Residential Mortgage Loans Held for Sale .........................    (3,580)    (2,381)    (4,171)
   Decrease (Increase) in Accrued Income Receivable .............................       (69)        25        (72)
   Increase in Other Assets .....................................................      (434)      (229)      (210)
   Increase (Decrease) in Accrued Taxes, Interest and Expenses ..................       130       (227)       144
   Increase in Other Liabilities ................................................        39         17         14
-----------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES .......................................       791      1,038        525
-----------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from Sales of Securities Available for Sale ............................     6,398      3,934      3,098
Proceeds from Calls, Paydowns and Maturities of Securities Available for Sale ...     1,688      3,244      3,724
Purchases of Securities Available for Sale ......................................    (9,473)    (6,891)    (6,454)
Proceeds from Calls, Paydowns and Maturities of Securities Held to Maturity .....        26         48         78
Purchases of Securities Held to Maturity ........................................       (10)       (55)       (53)
Decrease (Increase) in Other Short-Term Investments .............................       157       (163)       (75)
Purchases of Loans in Acquisitions ..............................................      --         --          (41)
Increase in Loans and Leases ....................................................    (1,380)    (4,615)    (1,519)
Purchases of Bank Premises and Equipment ........................................      (101)      (116)       (82)
Proceeds from Disposal of Bank Premises and Equipment ...........................        24         35          9
Net Cash Received in Acquisitions ...............................................       153         47         24
-----------------------------------------------------------------------------------------------------------------
NET CASH USED IN INVESTING ACTIVITIES ...........................................    (2,518)    (4,532)    (1,291)
-----------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Purchases of Deposits ...........................................................      --          120        117
Increase (Decrease) in Core Deposits ............................................     1,539        (86)        61
Increase (Decrease) in CDs-- $100,000 and Over, including Foreign Office ........     2,601      1,328       (179)
Increase (Decrease) in Federal Funds Borrowed ...................................    (1,806)       833        802
Increase (Decrease) in Short-Term Bank Notes ....................................    (1,317)     1,317       (555)
Increase (Decrease) in Other Short-Term Borrowings ..............................      (990)     1,706       (137)
Proceeds from Issuance of Long-Term Debt ........................................     3,947      1,570      2,676
Proceeds Pertaining to Guaranteed Preferred Beneficial Interests in
   Convertible Subordinated Debentures ..........................................      --         --          173
Repayment of Long-Term Debt .....................................................    (2,014)    (2,830)    (1,916)
Payment of Cash Dividends .......................................................      (318)      (269)      (168)
Exercise of Stock Options .......................................................        45         53         27
Proceeds from Sale of Common Stock ..............................................      --         --          178
Purchases of Treasury Stock .....................................................      (181)      --         (199)
Other ...........................................................................        (7)       (80)       (33)
-----------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES .......................................     1,499      3,662        847
-----------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH AND DUE FROM BANKS ..................................      (228)       168         81
CASH AND DUE FROM BANKS AT BEGINNING OF YEAR ....................................     1,213      1,045        964
-----------------------------------------------------------------------------------------------------------------
CASH AND DUE FROM BANKS AT END OF YEAR ..........................................   $   985      1,213      1,045
-----------------------------------------------------------------------------------------------------------------

Note: The Bancorp paid Federal income taxes of $15 million, $141 million, and $174 million in 2000, 1999 and 1998, respectively.
      The Bancorp paid interest of $1,770 million, $1,302 million, and $1,319 million in 2000, 1999 and 1998, respectively.
      The Bancorp had noncash investing activities consisting of the securitization and transfer to securities of $1 billion, $2.1 billion and $1.6 billion of residential mortgage loans in 2000, 1999 and 1998, respectively.
See Notes to Consolidated Financial Statements.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

NATURE OF OPERATIONS
   Fifth Third Bancorp (Bancorp), an Ohio corporation, conducts its principal activities through its banking and non-banking subsidiaries from 668 offices located throughout Ohio, Indiana, Kentucky, Michigan, Illinois, Arizona and Florida. Principal activities include commercial and retail banking, investment advisory services and data processing.

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

SECURITIES
   Securities are classified as held to maturity, available for sale or trading on the date of purchase. Only those securities classified as held to maturity, and which management has the intent and ability to hold to maturity, are reported at amortized cost. Available for sale and trading securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes included in accumulated nonowner changes in equity or income, respectively. Realized securities gains or losses are reported in the Consolidated Statements of Income. The cost of securities sold is based on the specific identification method.

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

RESERVE FOR CREDIT LOSSES
   The Bancorp maintains a reserve to absorb probable loan and lease losses inherent in the portfolio. Credit losses are charged and recoveries are credited to the reserve. Provisions for credit losses are credited to the reserve in an amount that management considers necessary to maintain an appropriate level of reserves given the estimated losses in the portfolio.
   The reserve is based on ongoing quarterly assessments of the probable estimated losses inherent in the loan and lease portfolio. In determining the appropriate level of reserves, the Bancorp estimates losses using a range derived from "base" and "conservative" estimates. The Bancorp's methodology for assessing the appropriate reserve level consists of several key elements.
   Larger commercial loans that exhibit potential or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on management's estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Bancorp.
   Included in the review of individual loans are those that are impaired as provided in Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan." Any reserves for impaired loans are measured based on the present value of expected future cash flows discounted at the loans' effective interest rate or fair value of the underlying collateral. The Bancorp evaluates the collectibility of both principal and interest when assessing the need for loss accrual.
   Historical loss rates are applied to other commercial loans not subject to specific reserve allocations. The loss rates are derived from a migration analysis, which computes the net charge-off experience sustained on loans according to their internal risk grade. These grades encompass nine categories that define a borrower's ability to repay their loan obligations.
   Homogenous loans, such as consumer installment, residential mortgage loans, and automobile leases are not individually risk graded. Reserves are established for each pool of loans based on the expected net charge-offs for one year. Loss rates are based on the average net charge-off history by loan category.
   An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans.
   Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management's judgement, reflect the impact of any current conditions on loss recognition. Factors which management considers in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs, nonaccrual and problem loans), changes in the internal lending policies and credit standards, collection practices, and examination results from bank regulatory agencies and the Bancorp's internal credit examiners.
   Reserves on individual loans and historical loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.

LOAN SALES
   When the Bancorp sells loans in securitizations, it retains one or more subordinated tranches, servicing rights and in some cases a cash reserve account, all of which are retained interests in the securitized loans. Gain or loss on sale of the loans depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests based on their relative fair value at the date of transfer. To obtain fair values, quoted market prices are used if available. If quotes are not available for retained interests, the

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

Bancorp estimates fair value based on the present value of future expected cash flows estimated using management's best estimates of the key assumptions -- credit losses, prepayment speeds, forward yield curves and discount rates commensurate with the risks involved.
   Servicing rights resulting from loan sales are amortized in proportion to, and over the period of estimated net servicing revenues. Servicing rights are assessed for impairment periodically, based on fair value, with any impairment recognized through a valuation allowance. For purposes of measuring impairment, the rights are stratified based on interest rate and original maturity. Fees received for servicing mortgage loans owned by investors are based on a percentage of the outstanding monthly principal balance of such loans and are included in income as loan payments are received. Costs of servicing loans are charged to expense as incurred.

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

INTANGIBLE ASSETS
   Goodwill and other intangibles are amortized on a straight-line basis, generally over a period of up to 25 years. Intangible assets, net of accumulated amortization, included in Other Assets in the Consolidated Balance Sheets at December 31, 2000 and 1999 were $630.8 million and $544.6 million, respectively. Management reviews intangible assets for possible impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the discounted future earnings potential of the entity or assets acquired.

DERIVATIVE FINANCIAL INSTRUMENTS
   The Bancorp enters into foreign exchange forward contracts primarily to enable customers involved in international trade to hedge their exposure to foreign currency fluctuations. The Bancorp generally hedges its exposure to market rate fluctuations by entering into offsetting third-party forward contracts, which are predominantly settled daily. Unrealized gains and losses on forward contracts are insignificant and are recognized in Other Service Charges and Fees in the Consolidated Statements of Income when realized.
   The Bancorp has interest rate floors to hedge a portion of the value of mortgage servicing rights against changes in prepayment rates. Premiums are amortized over the life of the hedging instrument on a straight-line basis. The contracts are designated as hedges, with gains and losses recorded as basis adjustments to the mortgage servicing rights.
   The Bancorp has interest rate caps, floors and swaps to adjust the interest rate sensitivity of long-term, fixed-rate capital-qualifying securities and hedge the risk of future fluctuations in interest rates relating to hedging transactions effected for commercial clients. The unamortized cost of acquiring interest rate caps and floors is included in Other Assets in the Consolidated Balance Sheets and amortized over the term of the agreements as interest expense. Interest rate swaps are linked through designation with certain assets or liabilities of the Bancorp. Net interest income (expense) resulting from the differential between exchanging floating and fixed-rate interest payments is recorded on an accrual basis as an adjustment to the interest income (expense) of the associated asset or liability.
   Effective January 1, 2001, the Bancorp adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, which establishes accounting and reporting standards for derivative instruments and hedging activities and requires recognition of all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. Adoption of the standard did not have a material effect on the Bancorp.

EARNINGS PER SHARE
   In accordance with SFAS No. 128, "Earnings Per Share," basic earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding during the period. Earnings per diluted share are computed by dividing net income by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Dilutive common stock equivalents represent the assumed conversion of convertible subordinated debentures and the exercise of stock options.

STOCK SPLIT
   The Bancorp's board of directors approved a three-for-two stock split in June 2000. The additional shares resulting from the stock split were distributed on July 14, 2000 to shareholders of record as of June 30, 2000. The Consolidated Financial Statements, notes and other references to share and per share data have been retroactively restated for the stock split.

OTHER
   SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" was issued in September 2000 and revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures. This statement supersedes SFAS No. 125, although it retains most of SFAS 125's provisions without modification. SFAS 140 is effective for transactions occurring after March 31, 2001 and is not expected to have a material effect on the Bancorp's Consolidated Financial Statements. Disclosures regarding securitizations are effective for all fiscal years ending after December 15, 2000 and are reflected in Note 18.
   Securities and other property held by Fifth Third Investment Advisors, a division of the Bancorp's banking subsidiaries, in a fiduciary or agency capacity are not included in the Consolidated Balance Sheets because such items are not assets of the subsidiaries. Investment advisory income in the Consolidated Statements of Income is recognized on the accrual basis.
   Treasury stock is carried at cost.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 2-SECURITIES
      Securities available for sale as of December 31:

-----------------------------------------------------------------------
                                              2000
                         ----------------------------------------------
                          AMORTIZED   UNREALIZED  UNREALIZED     FAIR
($ in millions)             COST        GAINS        LOSSES      VALUE
-----------------------------------------------------------------------
U.S. Government
  and agencies
  obligations ........   $   940.4         5.7       (20.8)       925.3
Obligations of
  states and political
  subdivisions .......       692.2        13.4        (3.9)       701.7
Agency mortgage-
  backed
  securities .........    11,961.7       105.4       (57.5)    12,009.6
Other bonds,
  notes and
  debentures .........     1,414.2         3.5       (23.5)     1,394.2
Other securities .....       553.9        24.8        (7.9)       570.8
-----------------------------------------------------------------------
Total securities .....   $15,562.4       152.8      (113.6)    15,601.6
-----------------------------------------------------------------------

-----------------------------------------------------------------------
                                             1999
                         ----------------------------------------------
                          Amortized   Unrealized  Unrealized     Fair
($ in millions)             Cost        Gains        Losses      Value
-----------------------------------------------------------------------
U.S. Government
  and agencies
  obligations ........   $   654.0          .4       (13.9)       640.5
Obligations of
  states and political
  subdivisions .......       716.8         5.5       (22.7)       699.6
Agency mortgage-
  backed
  securities .........    10,087.4        11.2      (311.8)     9,786.8
Other bonds,
  notes and
  debentures .........     1,378.7          .4       (22.3)     1,356.8
Other securities .....       200.9        13.0       (10.1)       203.8
-----------------------------------------------------------------------
Total securities .....   $13,037.8        30.5      (380.8)    12,687.5
-----------------------------------------------------------------------

      Securities held to maturity as of December 31:

-----------------------------------------------------------------------
                                              2000
                         ----------------------------------------------
                          AMORTIZED   UNREALIZED  UNREALIZED     FAIR
($ in millions)             COST        GAINS        LOSSES      VALUE
-----------------------------------------------------------------------
Obligations of
  states and political
  subdivisions .......   $    --          --          --           --
Other bonds,
  notes and
  debentures .........                                --           --
Other securities .....        26.9        --          --           26.9
-----------------------------------------------------------------------
Total securities .....   $    26.9        --          --           26.9
-----------------------------------------------------------------------


-----------------------------------------------------------------------
                                             1999
                         ----------------------------------------------
                          Amortized   Unrealized  Unrealized     Fair
($ in millions)             Cost        Gains        Losses      Value
-----------------------------------------------------------------------
Obligations of
  states and political
  subdivisions .......   $   117.1        --          --          117.1
Other bonds,
  notes and
  debentures .........         1.5        --          --            1.5
Other securities .....        10.5        --          --           10.5
-----------------------------------------------------------------------
Total securities .....   $   129.1        --          --          129.1
-----------------------------------------------------------------------

      The amortized cost and approximate fair value of securities at December 31, 2000, by contractual maturity, are shown in the following table. Actual maturities may differ from contractual maturities when there exists a right to call or prepay obligations with or without call or prepayment penalties.

-------------------------------------------------------------------
                         AVAILABLE FOR SALE      HELD TO MATURITY
                        ------------------       ----------------
                      AMORTIZED     FAIR      AMORTIZED      FAIR
($ in millions)         COST        VALUE        COST        VALUE
-------------------------------------------------------------------

Debt securities:
  Under 1 year ....   $    62.5        62.7   $    --          --
  1-5 years .......       958.5       955.0        --          --
  6-10 years ......     1,423.2     1,404.4        --          --
  Over 10 years ...       602.6       599.1        --          --
Agency mortgage-
  backed securities    11,961.7    12,009.6        --          --
Other securities ..       553.9       570.8        26.9        26.9
-------------------------------------------------------------------
Total securities ..   $15,562.4    15,601.6   $    26.9        26.9
-------------------------------------------------------------------

      At December 31, 2000 and 1999, securities with a book value of $7.2 billion and $7.7 billion, respectively, were pledged to secure short-term borrowings, public deposits, trust funds and for other purposes as required or permitted by law. Of the amount pledged by the Bancorp at December 31, 2000, $802.9 million represents encumbered securities for which the secured party has the right to repledge.

NOTE 3-RESERVE FOR CREDIT LOSSES

      Transactions in the reserve for credit losses for the years ended December 31:

-------------------------------------------------------------
($ in millions)                      2000      1999      1998
-------------------------------------------------------------
Balance at January 1 ...........   $366.6     331.6     312.2
Losses charged off .............   (115.4)   (154.3)   (142.8)
Recoveries of losses previously
  charged off ..................     38.0      42.5      33.0
-------------------------------------------------------------
Net charge-offs ................    (77.4)   (111.8)   (109.8)
Provision charged to operations      89.0     134.0     123.5
Reserve of acquired institutions
  and other ....................      5.2      12.8       5.7
-------------------------------------------------------------
Balance at December 31 .........   $383.4     366.6     331.6
-------------------------------------------------------------

      Impaired loan information, under SFAS No. 114, at December 31:

---------------------------------------------------------
($ in millions)                               2000   1999
---------------------------------------------------------
Impaired loans with a valuation reserve    $  41.0   22.9
Impaired loans with no valuation reserve      27.9   24.7
---------------------------------------------------------
Total impaired loans ...................   $  68.9   47.6
---------------------------------------------------------
Valuation reserve on impaired loans ....   $  17.9    9.4
---------------------------------------------------------

      Average impaired loans, net of valuation reserves, were $62 million in 2000, $49.1 million in 1999 and $63.8 million in 1998. Cash basis interest income recognized on those loans during each of the years was immaterial.

NOTE 4-LEASE FINANCING
      A summary of the gross investment in lease financing at December 31:

---------------------------------------------
($ in millions)               2000       1999
---------------------------------------------
Direct financing leases   $4,759.8    5,184.5
Leveraged leases ......      949.2      678.0
---------------------------------------------
Total lease financing .   $5,709.0    5,862.5
---------------------------------------------

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

      The components of the investment in lease financing at December 31:

----------------------------------------------------------------
($ in millions)                                 2000       1999
----------------------------------------------------------------
Rentals receivable, net of principal and
  interest on nonrecourse debt ..........   $3,496.3     3,453.3
Estimated residual value of leased assets    2,212.7     2,409.2
----------------------------------------------------------------
Gross investment in lease financing .....    5,709.0     5,862.5
Unearned income .........................     (940.4)     (875.7)
----------------------------------------------------------------
Total net investment in lease financing .   $4,768.6     4,986.8
----------------------------------------------------------------

      At December 31, 2000, the minimum future lease payments receivable for each of the years 2001 through 2005 were $1,355 million, $1,346.4 million, $1,284.7 million, $953.1 million and $548.5 million, respectively.

NOTE 5-BANK PREMISES AND EQUIPMENT

      A summary of bank premises and equipment at December 31:

--------------------------------------------------------------------------
                                     Estimated
($ in millions)                     Useful Life         2000        1999
--------------------------------------------------------------------------
Land and improvements .........                       $138.2       118.5
Buildings .....................   18 to 50 yrs.        376.5       343.3
Equipment .....................    3 to 20 yrs.        344.8       313.4
Leasehold improvements ........    6 to 25 yrs.         82.8        79.0
Accumulated depreciation
  and amortization ............                       (421.0)     (372.7)
--------------------------------------------------------------------------
Total bank premises and
  equipment ...................                       $521.3       481.5
--------------------------------------------------------------------------

      Depreciation and amortization expense related to bank premises and equipment was $53.7 million in 2000, $52.9 million in 1999 and $46.5 million in 1998.
      Occupancy expense has been reduced by rental income from leased premises of $12.2 million in 2000, $10.6 million in 1999 and $9.7 million in 1998.
      The Bancorp's subsidiaries have entered into a number of noncancelable lease agreements with respect to bank premises and equipment. Equipment under noncancelable lease agreements was not material to the Bancorp. A summary of the minimum annual rental commitments under noncancelable lease agreements for land and buildings at December 31, 2000, exclusive of income taxes and other charges payable by the lessee:

----------------------------------------------------------
                                              LAND AND
($ in millions)                              BUILDINGS
----------------------------------------------------------
2001 ..........................               $ 25.1
2002 ..........................                 22.4
2003 ..........................                 18.2
2004 ..........................                 14.6
2005 ..........................                 12.1
2006 and subsequent years .....                 73.0
----------------------------------------------------------
Total .........................               $165.4
----------------------------------------------------------

      Rental expense for cancelable and noncancelable leases was $33.9 million for 2000, $30.1 million for 1999 and $24.9 million for 1998.

NOTE 6-MORTGAGE SERVICING RIGHTS

      Changes in capitalized mortgage servicing rights for the years ended December 31:

-------------------------------------------------------------
($ in millions)                                2000     1999
-------------------------------------------------------------
Balance, beginning of period ............    $ 98.9     81.2
Amount capitalized ......................      66.6     45.3
Amortization ............................     (21.1)   (18.5)
Sales ...................................       --     (18.3)
Valuation allowance .....................      (9.4)     9.2
-------------------------------------------------------------
Balance, end of period                       $135.0     98.9
-------------------------------------------------------------

   The fair value of capitalized mortgage servicing rights was $152.3 million at December 31, 2000 and $139.6 million at December 31, 1999. The Bancorp serviced $13 billion of residential mortgage loans for other investors at December 31, 2000 and $11.4 billion at December 31, 1999.

NOTE 7-SHORT-TERM BORROWINGS

   A summary of short-term borrowings and rates at December 31:

----------------------------------------------------------------
($ in millions)                  2000         1999          1998
----------------------------------------------------------------
Federal funds borrowed:
  Balance ...............   $ 1,164.5      2,971.9      2,137.9
  Rate ..................        5.79%        5.71%        4.65%
----------------------------------------------------------------
Short-term bank notes:
  Balance ...............   $    --        1,317.4         --
  Rate ..................        --           5.98%        --
----------------------------------------------------------------
Securities sold under
agreements to repurchase:
  Balance ...............   $ 3,058.8      3,761.4      2,275.3
  Rate ..................        5.76%        5.08%        4.63%
----------------------------------------------------------------
Other:
  Balance ...............   $    36.0        323.0        101.4
  Rate ..................        6.00%        5.46%        4.27%
----------------------------------------------------------------
Total short-term
borrowings:
  Balance ...............   $ 4,259.3      8,373.7      4,514.6
  Rate ..................        5.77%        5.45%        4.63%
----------------------------------------------------------------
Average outstanding .....   $ 7,935.4      6,964.6      5,105.5
Maximum month-end
  balance ...............   $ 9,356.6      8,786.9      6,073.1
Weighted average
  interest rate .........        5.91%        4.85%        5.26%
----------------------------------------------------------------

      At December 31, 1999, short-term senior notes were outstanding with maturities ranging from 30 days to one year, were obligations of four of the Bancorp's subsidiary banks and are included in the above table as short-term bank notes. In addition, medium-term senior notes and subordinated bank notes with maturities ranging from five years to 30 years can be issued by the four subsidiary banks, none of which were outstanding as of December 31, 2000 or 1999.
      At December 31, 2000, the Bancorp had issued $10.3 million in commercial paper, with unused lines of credit of $89.7 million available to support commercial paper transactions and other corporate requirements.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 8-LONG-TERM BORROWINGS
      A summary of long-term borrowings at December 31:

------------------------------------------------------
($ in millions)                        2000       1999
------------------------------------------------------
Bancorp:
Capital Securities,
  8.136%, due 2027 .............   $  200.0      200.0
Subsidiaries:
Subordinated notes,
  6.75%, due 2005 ..............      248.5      248.1
Federal Home Loan Bank advances     3,093.6    1,163.8
Securities sold under agreements
  to repurchase ................      304.9      129.5
Other ..........................       14.5       62.4
------------------------------------------------------
Total long-term borrowings .....   $3,861.5    1,803.8
------------------------------------------------------

   In March 1997, Fifth Third Capital Trust 1 (FTCT1), a wholly-owned subsidiary of the Bancorp, issued $200 million 8.136% Capital Securities due in 2027. The Bancorp has fully and unconditionally guaranteed all of FTCT1's obligations under the Capital Securities. The Capital Securities qualify as Tier 1 capital for regulatory capital purposes.
   The 6.75% Subordinated Notes due in 2005 are unsecured obligations of a subsidiary bank. Interest is payable semiannually and the notes qualify as total capital for regulatory capital purposes.
   At December 31, 2000, Federal Home Loan Bank advances have rates ranging from 2.50% to 8.34%, with interest payable monthly. The advances were secured by certain mortgage loans and securities totaling $7.2 billion. The advances mature as follows: $7.4 million in 2001, $320.6 million in 2002, $52.9 million in 2003, $31.5 million in 2004, $901.6 million in 2005 and $1,779.6 million thereafter.
   At December 31, 2000, securities sold under agreements to repurchase have rates ranging from 3.00% to 6.51%, with interest payable monthly. The repurchase agreements mature as follows: $0 in 2001, $28.5 million in 2002, $0 in 2003, $25 million in 2004, $235.5 million in 2005 and $15.9 million thereafter.

NOTE 9-GUARANTEED PREFERRED BENEFICIAL INTERESTS IN CONVERTIBLE SUBORDINATED DEBENTURES
   In connection with the merger of CNB Bancshares, Inc. (CNB), the Bancorp assumed $172.5 million of trust preferred securities through CNB Capital Trust I, a Delaware statutory business trust. The trust preferred securities have a liquidation amount of $25 per share with a cumulative annual distribution rate of 6.0%, or $.375 per share, payable quarterly, and maturing on June 30, 2028. The trust preferred securities are convertible at any time at the conversion ratio of .6401 shares of common stock of the Bancorp for each trust preferred security (equivalent to a conversion price of $39.056), subject to certain adjustments.
   The sole assets of CNB Capital Trust I are $177.8 million of convertible subordinated debentures of the Bancorp with the interest rate, maturity date and conversion rate substantially identical to those of the trust preferred securities. The back-up obligations of the Bancorp with respect to the trust preferred securities constitute, in the aggregate, a full and unconditional guarantee by the Bancorp of the obligations of CNB Capital Trust I under the trust preferred securities.
   The Bancorp may redeem the convertible subordinated debentures and thereby cause a redemption of the trust preferred securities in whole (or in part from time to time) on or after June 23, 2001, or in whole (but not in part) within 90 days following the occurrence and continuance of certain adverse federal income tax or capital treatment events.
   Costs associated with the issuance of the trust preferred securities totaling $4.8 million were capitalized and are being amortized through the maturity date of the securities. The unamortized balance is included in Other Assets in the Consolidated Balance Sheets.
   The Bancorp records distributions payable on the trust preferred securities as Other Operating Expenses in its Consolidated Statements of Income.

NOTE 10-INCOME TAXES
   The Bancorp and its subsidiaries file a consolidated Federal income tax return. A summary of applicable income taxes included in the Consolidated Statements of Income at December 31:

-------------------------------------------------------
($ in millions)                  2000     1999     1998
-------------------------------------------------------
Current U.S. income taxes ..   $ 79.3     87.6    194.2
State and local income taxes     13.1     15.9     11.9
-------------------------------------------------------
Total ......................     92.4    103.5    206.1
-------------------------------------------------------
Deferred U.S. income taxes
  resulting from temporary
  differences ..............    319.9    254.5     81.0
-------------------------------------------------------
Applicable income taxes ....   $412.3    358.0    287.1
-------------------------------------------------------

   Deferred income taxes are included in the caption Accrued Taxes, Interest and Expenses in the Consolidated Balance Sheets and are comprised of the following temporary differences at December 31:

--------------------------------------------------------------
($ in millions)                               2000        1999
--------------------------------------------------------------
Lease financing .......................   $1,020.7       713.1
Reserve for credit losses .............     (131.2)     (125.0)
Bank premises and equipment ...........       16.9        18.6
Unrealized gains (losses) on securities
  available for sale ..................       13.3      (125.7)
Other .................................       64.1        43.4
--------------------------------------------------------------
Total net deferred tax liability ......   $  983.8       524.4
--------------------------------------------------------------

   A reconciliation between the statutory U.S. income tax rate and the Bancorp's effective tax rate for the years ended December 31:

-------------------------------------------------------------------
                                        2000       1999       1998
-------------------------------------------------------------------
Statutory tax rate ................     35.0%      35.0%      35.0%
Increase (Decrease) resulting from:
  Tax-exempt income ...............     (2.3)      (2.0)      (2.3)
  Other-net .......................      (.4)       1.9        1.7
-------------------------------------------------------------------
Effective tax rate ................     32.3%      34.9%      34.4%
-------------------------------------------------------------------

   Retained earnings at December 31, 2000 includes $141.2 million in allocations of earnings for bad debt deductions of former thrift subsidiaries for which no income tax has been provided. Under current tax law, if certain of the Bancorp's subsidiaries use these bad debt reserves for purposes other than to absorb bad debt losses, they will be subject to Federal income tax at the current corporate tax rate.

NOTE 11-RELATED PARTY TRANSACTIONS
   At December 31, 2000 and 1999, certain directors, executive officers, principal holders of Bancorp common stock and associates of such persons were indebted to the banking subsidiaries in the aggregate amount, net of participations, of $177.4 million and $179.9 million, respectively. Such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time of comparable transactions with unrelated parties.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 12-STOCK OPTIONS AND EMPLOYEE STOCK GRANT
   The Bancorp has historically emphasized employee stock ownership. Accordingly, the Bancorp encourages further ownership through granting stock options to approximately 21% of its employees. Share grants represented approximately 1.2%, 1.5% and 1.6% of average outstanding shares in 2000, 1999 and 1998, respectively.
   Options can be granted under the Bancorp's 1998 Stock Option Plan to key employees and directors of the Bancorp and its subsidiaries for up to 22.7 million shares of the Bancorp's common stock. Options granted generally have up to ten year terms and vest and become fully exercisable at the end of three years of continued employment. A summary of option transactions during the years ended December 31:

--------------------------------------------------------------------------
                     2000                1999               1998
                         AVERAGE              Average            Average
                SHARES   OPTION     Shares    Option    Shares   Option
                (000'S)   PRICE    (000's)    Price    (000's)    Price
--------------------------------------------------------------------------
Outstanding
  beginning
  of year .    25,959    $ 29.23    22,581    $ 22.01    18,815    $ 15.51
Exercised .    (2,254)     19.29    (2,889)     14.24    (2,309)     11.78
Expired ...      (750)     41.91      (402)     36.24      (654)     27.85
Granted ...     6,154      40.61     6,669      47.61     6,729      36.73
--------------------------------------------------------------------------
Outstanding
  end of
  year ....    29,109    $ 31.84    25,959    $ 29.23    22,581    $ 22.01
--------------------------------------------------------------------------
Exercisable
  end of
  year ....    21,030    $ 27.64    17,403    $ 23.39    14,079    $ 16.95
--------------------------------------------------------------------------

   As of December 31, 2000, options outstanding have exercise prices between $2.65 and $59.75 and a weighted average remaining contractual life of 7.0 years. The majority of options outstanding have exercise prices ranging from $10.32 to $59.75 with a weighted average remaining contractual life of 7.0 years.
   At December 31, 2000, there were 12.4 million incentive options and 16.7 million nonqualified options outstanding and 5.5 million shares were available for granting additional options. Options outstanding represent 6.3% of the Bancorp's issued shares at December 31, 2000.
   As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Bancorp has elected to disclose pro forma net income and earnings per share amounts as if the fair-value-based method had been applied in measuring compensation costs.
   The Bancorp's pro forma information for the years ended December 31:

------------------------------------------------------------------
                                          2000      1999      1998
------------------------------------------------------------------
Pro forma net income ($ in millions)   $ 791.2     616.9     516.4
Pro forma earnings per share .......   $  1.71      1.35      1.14
Pro forma earnings per diluted share   $  1.66      1.32      1.11
------------------------------------------------------------------

   Compensation expense in the pro forma disclosures is not indicative of future amounts as options vest over several years and additional grants are generally made each year.
   The weighted average fair value of options granted was $15.84, $18.75 and $13.63 in 2000, 1999 and 1998, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2000, 1999 and 1998: expected option lives of nine years for all three years; expected dividend yield of 1% for all three years; expected volatility of 27%, 25% and 25% and risk-free interest rates of 5.2%, 5.9% and 4.6%, respectively.
   On May 3, 1999, the Bancorp issued 129,563 shares of common stock under the 1998 Long-Term Incentive Plan. These shares were awarded to non-officer employees with three or more years of service. The market value of these shares on the date of grant was approximately $6.5 million. This award is being recognized as compensation expense over the two-year vesting period. The unamortized cost is reported as a reduction of shareholders' equity.

NOTE 13-COMMITMENTS AND CONTINGENT LIABILITIES
   The Bancorp, in the normal course of business, is a party to financial instruments with off-balance-sheet risk to meet the financing needs of its customers in Ohio, Kentucky, Indiana, Michigan, Illinois, Arizona and Florida, and to minimize exposure to fluctuations in interest and foreign currency exchange rates. These financial instruments primarily include commitments to extend credit, standby and commercial letters of credit, foreign exchange contracts, interest rate swap agreements, interest rate floors and caps, purchased options and commitments to sell residential mortgage loans. These instruments involve, to varying degrees, elements of credit risk, counterparty risk and market risk in excess of the amounts recognized in the Consolidated Balance Sheets. The contract or notional amounts of these instruments reflect the extent of involvement the Bancorp has in particular classes of financial instruments.
   Creditworthiness for all instruments is evaluated on a case-by-case basis in accordance with the Bancorp credit policies. Collateral, if deemed necessary, is based on management's credit evaluation of the counterparty and may include business assets of commercial borrowers as well as personal property and real estate of individual borrowers and guarantors.
   A summary of significant commitments and other off-balance-sheet items at December 31:

-----------------------------------------------------
                                     Contract or
                                    Notional Amount
                                ---------------------
($ in millions)                      2000        1999
-----------------------------------------------------
Commitments to extend credit    $10,518.1     9,196.0
Letters of credit (including
  standby letters of credit)      1,819.3     1,458.0
Foreign exchange contracts:
  Commitments to purchase ...       513.4       289.2
  Commitments to sell .......       522.3       301.6
Interest rate swap agreements       417.3     1,014.9
Interest rate floors ........     1,010.9       103.9
Interest rate caps ..........        11.9        11.9
Purchased options ...........        --          75.0
Commitments to sell
  residential mortgage loans        312.3        93.9
-----------------------------------------------------

   Commitments to extend credit are agreements to lend, generally having fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments to extend credit may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash flow requirements. The Bancorp's exposure to credit risk in the event of nonperformance by the other party is the contract amount. Fixed-rate commitments are subject to market risk resulting from fluctuations in interest rates and the Bancorp's exposure is limited to the replacement value of those commitments.
   Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. At December 31, 2000, approximately $534.2 million of standby letters of credit will expire within one year, $820.9 million expire between one to five years and $444.2 million expire thereafter. At December 31, 2000, letters of credit of approximately $17.5 million were issued to commercial customers for a duration of one year or less to facilitate trade payments in domestic and foreign currency transactions. The amount of credit risk involved in issuing letters of credit in the event of

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

nonperformance by the other party is the contract amount.
   Foreign exchange forward contracts are for future delivery or purchase of foreign currency at a specified price. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from any resultant exposure to movement in foreign currency exchange rates, limiting the Bancorp's exposure to the replacement value of the contracts rather than the notional principal or contract amounts. The Bancorp reduces its market risk for foreign exchange contracts by generally entering into offsetting third-party forward contracts. The foreign exchange contracts outstanding at December 31, 2000 primarily mature in one year or less.
   The Bancorp enters into forward contracts for future delivery of residential mortgage loans at a specified yield to reduce the interest rate risk associated with fixed-rate residential mortgages held for sale and commitments to fund residential mortgage loans. Credit risk arises from the possible inability of the other parties to comply with the contract terms. The majority of the Bancorp's contracts are with U.S. government-sponsored agencies (FNMA, FHLMC).
   At December 2000, the Bancorp had purchased interest rate floor agreements with a notional amount of $999 million, to hedge a portion of the value of mortgage servicing rights against changes in value with changing prepayment rates. The options have an original term of five years, with strike rates ranging from 5.875% to 6.875%. The Bancorp may receive a payment each quarter on the interest rate floor agreements if the reference index is below the strike rate established at the outset of each transaction. These contracts carry the risk of the counterparty's future ability to perform under the agreements. A market exposure limit is approved for counterparties, contracts are marked to market and exposures are collateralized in accordance with the Bancorp policy. These interest rate floor agreements replaced certain interest rate swap agreements in effect at December 31, 1999.
   In 1997, the Bancorp entered into an interest rate swap agreement with a notional principal amount of $200 million in connection with the issuance of $200 million of long-term, fixed-rate capital-qualifying securities. The Bancorp receives fixed-rate payments at 8.136% and pays a variable interest rate based upon the three-month London Interbank Offering Rate (LIBOR). In addition, the Bancorp has entered into an interest rate contract whereby the Bancorp will receive a fixed rate of interest of 5.01% and pay a variable rate of interest based on three-month LIBOR. At December 31, 2000, this swap had a notional value of $10 million and matures on January 16, 2001. As of December 31, 2000, the Bancorp had entered into interest rate swap agreements with commercial clients and an unconsolidated qualifying special-purpose entity with an aggregate notional principal amount of $49.3 million and $158 million, respectively. The agreements generally provide for the Bancorp to receive a fixed rate and pay a variable rate that resets periodically. The Bancorp has hedged its interest rate exposure on transactions with commercial clients by executing offsetting swap agreements with primary dealers. These transactions involve the exchange of fixed and floating interest rate payments without the exchange of the underlying principal amounts. Therefore, while notional principal amounts are typically used to express the volume of these transactions, they do not represent the much smaller amounts that are potentially subject to credit risk. Entering into interest rate swap agreements involves the risk of dealing with counterparties and their ability to meet the terms of the contract. The Bancorp controls the credit risk of these transactions through adherence to a derivative products policy, credit approval policies and monitoring procedures.
   The Bancorp sells, subject to recourse, certain commercial loans to an unconsolidated qualifying special-purpose entity. At December 31, 2000 and 1999, the outstanding balance of these loans was $1.9 billion and $1.4 billion, respectively. The Bancorp did not repurchase any of these loans during 2000 or 1999.
   There are claims pending against the Bancorp and its subsidiaries. Based on a review of such litigation with legal counsel, management believes any resulting liability would not have a material effect upon the Bancorp's consolidated financial position or results of operations.

NOTE 14-OTHER SERVICE CHARGES AND FEES AND OTHER OPERATING EXPENSES
   The major components of other service charges and fees and other operating expenses for the years ended December 31:

----------------------------------------------------------
($ in millions)                     2000     1999     1998
----------------------------------------------------------
Other Service Charges and Fees:
  Cardholder fees .............   $ 33.7     33.8     30.9
  Consumer loan and lease fees      44.4     43.0     34.9
  Commercial banking ..........     74.0     63.1     43.9
  Mortgage banking ............     79.6     97.2     95.9
  Bank Owned Life Insurance
    income ....................     30.8      7.7      4.1
  Other .......................     88.1     93.0     83.6
----------------------------------------------------------
Total other service charges
  and fees ....................   $350.6    337.8    293.3
----------------------------------------------------------
Other Operating Expenses:
  Marketing and
    communications ............   $ 72.8     71.4     63.6
  Bankcard ....................     71.4     55.1     44.6
  Intangibles amortization ....     41.4     35.7     32.2
  Franchise taxes .............     25.1     25.6     27.3
  Loan and lease ..............     28.9     32.3     26.2
  Printing and supplies .......     22.1     21.3     22.2
  Other .......................    174.1    171.5    162.4
----------------------------------------------------------
Total other operating expenses    $435.8    412.9    378.5
----------------------------------------------------------

NOTE 15-RETIREMENT AND BENEFIT PLANS
   A combined summary of the defined benefit retirement plans at and for the years ended December 31:

-----------------------------------------------------------------------
($ in millions)                                          2000      1999
-----------------------------------------------------------------------
Change in benefit obligation:
  Projected benefit obligation at beginning of year    $125.6     139.6
  Service cost .....................................      1.3       4.5
  Interest cost ....................................      8.1       8.1
  Curtailment ......................................    (16.3)     --
  Termination benefit ..............................      1.8      --
  Acquisition/divestiture ..........................      2.7      --
  Amendments .......................................       .8       1.8
  Actuarial loss (gain) ............................      8.8     (11.7)
  Benefits paid ....................................    (18.6)    (16.7)
-----------------------------------------------------------------------
Projected benefit obligation at end of year ........   $114.2     125.6
-----------------------------------------------------------------------
Change in plan assets:
  Fair value of plan assets at beginning of year ...   $212.0     202.4
  Actual return on assets ..........................      7.2      26.2
  Contributions ....................................       .2        .1
  Acquired plan ....................................      5.8      --
  Benefits paid ....................................    (18.6)    (16.7)
-----------------------------------------------------------------------
Fair value of plan assets at end of year ...........   $206.6     212.0
-----------------------------------------------------------------------
Funded status ......................................   $ 92.3      86.3
Unrecognized transition amount .....................     (1.8)     (2.7)
Unrecognized actuarial gain ........................    (31.9)    (55.5)
Unrecognized prior service cost ....................      5.6       6.0
-----------------------------------------------------------------------
Net amount recognized ..............................   $ 64.2      34.1
-----------------------------------------------------------------------
Amounts recognized in the Consolidated
  Balance Sheets consist of:
Prepaid benefit cost ...............................   $ 77.8      45.8
Accrued benefit liability ..........................    (13.6)    (11.7)
-----------------------------------------------------------------------
Net amount recognized ..............................   $ 64.2      34.1
-----------------------------------------------------------------------

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

---------------------------------------------------------------------
($ in millions)                                2000     1999     1998
---------------------------------------------------------------------
Components of net periodic pension benefit:
  Service cost ............................  $  1.3      4.5      5.2
  Interest cost ...........................     8.1      8.1      7.7
  Curtailment .............................   (12.5)    --      (12.2)
  Expected return on assets ...............   (18.5)   (15.8)   (13.1)
  Amortization and deferral of transition
    amount ................................     (.7)     (.7)     (.6)
  Amortization of actuarial gain ..........    (5.4)    (2.9)    (1.3)
  Amortization of unrecognized prior
    service cost ..........................      .5       .5       .2
  Settlement ..............................    (1.4)    --       --
  Termination benefit .....................     1.8     --       --
---------------------------------------------------------------------
Net periodic pension benefit ..............  $(26.8)    (6.3)   (14.1)
---------------------------------------------------------------------

   In connection with the merger of CNB, the CNB defined benefit pension plan was curtailed and the resulting curtailment gain was recorded against the merger charge in 2000. Recognition of the gain had no impact on operating earnings.
   Plan assets consist primarily of common trust and mutual funds managed by Fifth Third Bank, an affiliate of the Bancorp, listed stocks and U.S. bonds.

--------------------------------------------------------------------------
                                                2000       1999       1998
--------------------------------------------------------------------------
Weighted-average assumptions:
  For disclosure:
    Discount rate ........................      7.75%      7.75%      6.83%
    Rate of compensation increase ........      4.81       5.14       4.87
  For measuring net periodic pension cost:
    Discount rate ........................      7.75       6.83       7.22
    Rate of compensation increase ........      4.81       4.87       4.87
    Expected return on plan assets .......      9.30       9.31       9.30
--------------------------------------------------------------------------

   During 1998, to emphasize 401(k) and employer matching, the Bancorp froze its defined benefit pension plan and all benefits earned to date became fully vested.
   For the Bancorp's nonqualified supplemental defined benefit plans, with an accumulated benefit obligation exceeding assets, the total projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $11.8 million, $10.4 million and $0, respectively as of December 31, 2000 and $14.7 million, $10.3 million and $0, respectively, as of December 31, 1999. The Bancorp's profit sharing plan contribution was $31.3 million for 2000, $25.2 million for 1999 and $25 million for 1998.

NOTE 16-REGULATORY MATTERS
   The principal source of income and funds for the Bancorp (parent company) are dividends from its subsidiaries. During 2001, the amount of dividends the subsidiaries can pay to the Bancorp without prior approval of regulatory agencies is limited to their 2001 eligible net profits, as defined, and the adjusted retained 2000 and 1999 net income of the subsidiaries.
   The affiliate banks must maintain noninterest-bearing cash balances on reserve with the Federal Reserve Bank (FRB). In 2000 and 1999, the banks were required to maintain average reserve balances of $311.2 million and $328.5 million, respectively.
   The FRB adopted quantitative measures which assign risk weightings to assets and off-balance-sheet items and also define and set minimum regulatory capital requirements (risk-based capital ratios). All banks are required to have core capital (Tier 1) of at least 4% of risk-weighted assets, total capital of at least 8% of risk-weighted assets and a minimum Tier 1 leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders' equity including capital-qualifying subordinated debt but excluding unrealized gains and losses on securities available for sale, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus certain debt instruments and the reserve for credit losses, subject to limitation. Failure to meet certain capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Consolidated Financial Statements of the Bancorp. The regulations also define well-capitalized levels of Tier 1, total capital and Tier 1 leverage as 6%, 10% and 5%, respectively. The Bancorp and each of its subsidiaries had Tier 1, total capital and leverage ratios above the well-capitalized levels at December 31, 2000 and 1999. During 2000, the Bancorp applied for and received approval from the appropriate regulatory agencies to consolidate its Ohio bank affiliates into one charter. The Ohio bank charter consolidation occurred on December 29, 2000 and is reflected in the table below. As of December 31, 2000, the most recent notification from the FRB categorized the Bancorp and each of its subsidiary banks as well-capitalized under the regulatory framework for prompt corrective action.
   Capital and risk-based capital and leverage ratios for the Bancorp and its significant subsidiaries at December 31:

-------------------------------------------------------------------
                                                       2000
                                               --------------------
($ in millions)                                AMOUNT       RATIO
-------------------------------------------------------------------
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
  Fifth Third Bancorp (Consolidated) .......   $5,387.4      14.76%
  Fifth Third Bank .........................    3,010.7      11.11
  Fifth Third Bank, Indiana ................      867.3      12.67
  Fifth Third Bank, Kentucky, Inc. .........      211.3      12.21
  Fifth Third Bank, Northern Kentucky ......      113.8      11.29
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
  Fifth Third Bancorp (Consolidated) .......    4,754.7      13.02
  Fifth Third Bank .........................    2,193.6       8.09
  Fifth Third Bank, Indiana ................      792.0      11.57
  Fifth Third Bank, Kentucky, Inc. .........      193.9      11.21
  Fifth Third Bank, Northern Kentucky ......       84.0       8.33
TIER 1 LEVERAGE CAPITAL (TO AVERAGE ASSETS):
  Fifth Third Bancorp (Consolidated) .......    4,754.7      10.77
  Fifth Third Bank .........................    2,193.6       6.85
  Fifth Third Bank, Indiana ................      792.0       8.41
  Fifth Third Bank, Kentucky, Inc. .........      193.9       9.21
  Fifth Third Bank, Northern Kentucky ......       84.0       7.06
-------------------------------------------------------------------
-------------------------------------------------------------------
                                                       1999
                                               --------------------
($ in millions)                                Amount       Ratio
-------------------------------------------------------------------
TOTAL CAPITAL (TO RISK-WEIGHTED ASSETS):
  Fifth Third Bancorp (Consolidated) .......   $4,670.6      14.00%
  Fifth Third Bank .........................    2,708.2      11.07
  Fifth Third Bank, Indiana ................      760.9      11.93
  Fifth Third Bank, Kentucky, Inc. .........      196.9      14.15
  Fifth Third Bank, Northern Kentucky ......      103.1       8.80
TIER 1 CAPITAL (TO RISK-WEIGHTED ASSETS):
  Fifth Third Bancorp (Consolidated) .......    4,055.9      12.16
  Fifth Third Bank .........................    1,997.3       8.16
  Fifth Third Bank, Indiana ................      682.4      10.70
  Fifth Third Bank, Kentucky, Inc. .........      179.5      12.90
  Fifth Third Bank, Northern Kentucky ......       72.1       7.95
TIER 1 LEVERAGE CAPITAL (TO AVERAGE ASSETS):
  Fifth Third Bancorp (Consolidated) .......    4,055.9       9.81
  Fifth Third Bank .........................    1,997.3       7.06
  Fifth Third Bank, Indiana ................      682.4       7.23
  Fifth Third Bank, Kentucky, Inc. .........      179.5       8.94
  Fifth Third Bank, Northern Kentucky ......       72.1       6.06
-------------------------------------------------------------------

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


NOTE 17-NONOWNER CHANGES IN EQUITY
   Reclassification adjustments, related tax effects allocated to nonowner changes in equity and accumulated nonowner changes in equity as of and for the years ended December 31:

---------------------------------------------------------------------
($ in millions)                             2000      1999       1998
---------------------------------------------------------------------
Reclassification adjustment, pretax:
  Change in unrealized gains (losses)
    arising during year ................  $ 386.2    (497.7)    (29.2)
  Reclassification adjustment for
    gains in net income ................      3.3        .6      12.3
---------------------------------------------------------------------
  Change in unrealized gains (losses)
    on securities available for sale ...  $ 389.5    (497.1)    (16.9)
---------------------------------------------------------------------
Related tax effects:
  Change in unrealized gains (losses)
    arising during year ................  $ 138.0    (178.2)    (10.4)
  Reclassification adjustment for
    gains in net income ................      1.1        .2       4.4
---------------------------------------------------------------------
  Change in unrealized gains (losses)
    on securities available for sale ...  $ 139.1    (178.0)     (6.0)
---------------------------------------------------------------------
Reclassification adjustment, net of tax:
  Change in unrealized gains (losses)
    arising during year ................  $ 248.2    (319.5)    (18.8)
  Reclassification adjustment for
    gains in net income ................      2.2        .4       7.9
---------------------------------------------------------------------
  Change in unrealized gains (losses)
    on securities available for sale ...  $ 250.4    (319.1)    (10.9)
---------------------------------------------------------------------
Accumulated nonowner changes in equity:
  Beginning balance--
    Unrealized gains (losses) on
    securities available for sale ......  $(224.5)     94.6     105.5
  Current period change ................    250.4    (319.1)    (10.9)
---------------------------------------------------------------------
  Ending balance--
    Unrealized gains (losses) on
    securities available for sale ......  $  25.9    (224.5)     94.6
---------------------------------------------------------------------

NOTE 18-SALES OF LOANS
   During 2000, the Bancorp sold fixed rate and adjustable residential mortgage loans in securitization transactions. In all those securitizations, the Bancorp retained servicing responsibilities. The Bancorp receives annual servicing fees at a percentage of the outstanding balance and rights to future cash flows arising after the investors in the securitization trust have received the return for which they contracted. The investors and the securitization trusts have no recourse to the Bancorp's other assets for failure of debtors to pay when due. The Bancorp's retained interests are subordinate to investor's interests. Their value is subject to credit, prepayment, and interest rate risks on the transferred financial assets. In 2000, the Bancorp recognized pretax losses of $23.1 million on the securitization of residential mortgage loans.
   Key economic assumptions used in measuring the retained interests at the date of securitization resulting from securitizations completed during 2000 were as follows:

--------------------------------------------------------------
                                   RESIDENTIAL MORTGAGE LOANS
                                   ---------------------------
                                    FIXED-RATE    ADJUSTABLE
--------------------------------------------------------------
Prepayment speed ................        23.51%       28.90%
Weighted-average life (in years)           4.4          3.2
Expected credit losses ..........          .02%         .12%
Residual cash flows discounted at        11.72%       12.21%
--------------------------------------------------------------


   At December 31, 2000, key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions are as follows:

---------------------------------------------------------------------------
                                                RESIDENTIAL MORTGAGE LOANS
                                               ----------------------------
($ in millions)                                 FIXED-RATE     ADJUSTABLE
---------------------------------------------------------------------------
Carrying amount/fair value of
  retained interests .....................        $ 28.9           40.9
Weighted-average life (in years) .........           4.4            3.2
Prepayment speed assumption
  (annual rate) ..........................         23.51%         28.90%
Impact on fair value of 10% adverse change        $  1.6             .8
Impact on fair value of 20% adverse change        $  3.0            1.4
Residual cash flows discount rate
  (annual) ...............................         11.72%         12.21%
Impact on fair value of 10% adverse change        $   .7             .3
Impact on fair value of 20% adverse change        $  1.3             .6
---------------------------------------------------------------------------

   These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the above table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

NOTE 19-ACQUISITIONS

--------------------------------------------------------------------------------------------------
                                                          CONSIDERATION
                                                  -----------------------------
                                                                      COMMON
                                    DATE            CASH              SHARES           METHOD OF
                                 COMPLETED         ($000'S)           ISSUED          ACCOUNTING
------------------------------------------------------------------------------------------------
Ottawa Financial .......           12/8/00        $       57         3,658,125          Purchase
  Corporation, Grand
  Rapids, Michigan
Peoples Bank Corporation          11/19/99              --           5,071,830           Pooling
  of Indianapolis
  Indianapolis, Indiana
CNB Bancshares, Inc. ...          10/29/99              --          45,556,118           Pooling
  Evansville, Indiana
Emerald Financial Corp.             8/6/99                 7         5,069,309           Pooling
  Strongsville, Ohio
Vanguard Financial Co. .            7/9/99                85           108,123          Purchase
  Cincinnati, Ohio
South Florida Bank .....           6/11/99                17           663,840          Purchase
  Holding Corporation
  Ft. Myers, Florida
Enterprise Federal .....           5/14/99                17         2,514,894          Purchase
  Bancorp, Inc. ........
  Cincinnati, Ohio
Ashland Bankshares, Inc.           4/16/99                10         1,837,290          Purchase
  Ashland, Kentucky
CitFed Bancorp, Inc. ...           6/26/98                51        19,834,304           Pooling
  Dayton, Ohio
State Savings Company ..           6/19/98                 4        24,937,907           Pooling
  Columbus, Ohio
The Ohio Company .......           6/12/98                 2         2,794,148          Purchase
  Columbus, Ohio
W. Lyman Case ..........            4/9/98            15,000              --            Purchase
  and Company
  Columbus, Ohio
------------------------------------------------------------------------------------------------

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

   The assets, liabilities and shareholders' equity of the pooled entities were recorded on the books of the Bancorp at their values as reported on the books of the pooled entities immediately prior to the consummation of the merger with the Bancorp. This presentation required the restatements of prior periods as if the companies had been combined for all years presented.
   In the fourth quarter of 2000, the Bancorp entered into merger agreements with Old Kent Financial Corporation, a publicly-traded financial holding company headquartered in Grand Rapids, Michigan with $23.8 billion in assets, and Capital Holdings, Inc., a publicly-traded bank holding company headquartered in Sylvania, Ohio with $1.1 billion in assets. These transactions are tax-free, stock-for-stock exchanges to be accounted for as poolings-of-interests. The Bancorp will exchange .74 shares of Fifth Third Bancorp common stock for all outstanding shares of Old Kent and .638 shares of Fifth Third Bancorp common stock for all outstanding shares of Capital Holdings. Both transactions are expected to be completed in early 2001 and are subject to approval by stockholders and appropriate regulatory agencies.
   In the fourth quarter of 1999 as a direct result of the Peoples and CNB acquisitions, the Bancorp recorded merger-related costs of $108.4 million ($83.8 million after tax), of which $82.1 million was recorded as operating expense and $26.3 million was recorded as additional provision for credit losses. The charge to operating expenses consisted of employee severance and benefit obligations, costs to eliminate duplicate facilities and equipment, contract terminations, conversion expenses and professional fees. The additional provision for credit losses was charged in connection with a change in the management of Peoples and CNB problem loans and to conform Peoples and CNB to the Bancorp's reserve and charge-off practices. In the second quarter of 2000, the Bancorp recorded merger-related and special charges of $33.5 million ($23.1 million after tax) related to the integration of CNB. Included in this charge is the recognition of a $10 million curtailment gain on CNB's defined benefit plan and the effect of restructuring certain investment securities.
   The merger-related and special charges consist of:

---------------------------------------------------------------------
($ in millions)                                    2000          1999
---------------------------------------------------------------------
Employee severance and benefit obligations        $(2.4)         28.6
Duplicate facilities and equipment .......          4.1          14.4
Conversion expenses and
  professional fees ......................         14.8          22.6
Contract termination costs ...............          3.5           4.5
Other ....................................         13.5          12.0
---------------------------------------------------------------------
Merger-related and special charges .......        $33.5          82.1
---------------------------------------------------------------------

   Summary of merger-related accrual activity at December 31:

-----------------------------------------------------------------
($ in millions)                              2000        1999
-----------------------------------------------------------------
Balance, January 1 ...............        $  33.8          31.6
Merger-related and special charges           33.5          82.1
Cash payments ....................          (52.0)        (57.3)
Noncash writedowns ...............           (2.3)        (22.6)
-----------------------------------------------------------------
Balance, December 31 .............        $  13.0          33.8
-----------------------------------------------------------------

   The pro forma effect and the financial results of Ottawa Financial Corporation included in the results of operations subsequent to the date of the acquisition were not material to the Bancorp's financial condition and operating results for the periods presented.


NOTE 20-EARNINGS PER SHARE
   Reconciliation of Earnings Per Share to Earnings Per Diluted Share for the years ended December 31:

--------------------------------------------------------------------
                                                 2000
                                    --------------------------------
($ in millions, except                            AVERAGE  PER-SHARE
per share amounts)                       INCOME   SHARES    AMOUNT
--------------------------------------------------------------------
EPS
Income available to
  common shareholders ...............   $ 862.9   463,846   $  1.86
EFFECT OF DILUTIVE SECURITIES
Stock Options .......................               7,716
Interest on 6% convertible
  subordinated debentures
  due 2028, net of applicable
  income taxes ......................       6.7     4,416
--------------------------------------------------------------------
DILUTED EPS
Income available to
  common shareholders
  plus assumed conversions ..........   $ 869.6   475,978   $  1.83
--------------------------------------------------------------------


--------------------------------------------------------------------
                                                  1999
                                    --------------------------------
($ in millions, except                           Average   Per-Share
 per share amounts)                    Income    Shares      Amount
--------------------------------------------------------------------
EPS
Income available to
  common shareholders ...............   $ 668.2   459,179   $  1.46
EFFECT OF DILUTIVE SECURITIES
Stock Options .......................               8,261
Interest on 6% convertible
  subordinated debentures
  due 2028, net of applicable
  income taxes ......................       6.7     4,416
--------------------------------------------------------------------
DILUTED EPS
Income available to
  common shareholders
  plus assumed conversions ..........   $ 674.9   471,856   $  1.43
--------------------------------------------------------------------
--------------------------------------------------------------------
                                                  1998
                                    --------------------------------
($ in millions, except                           Average   Per-Share
per share amounts)                      Income   Shares     Amount
--------------------------------------------------------------------
EPS
Income available to
  common shareholders ...............   $ 546.5   452,002   $  1.21
EFFECT OF DILUTIVE SECURITIES
Stock Options .......................               8,917
Interest on 6% convertible
  subordinated debentures
  due 2028, net of applicable
  income taxes ......................       3.3     2,208
--------------------------------------------------------------------
DILUTED EPS
Income available to
  common shareholders
  plus assumed conversions ..........   $ 549.8   463,127   $  1.19
--------------------------------------------------------------------

   Options to purchase 5.9 million shares were outstanding at December 31, 2000 and were not included in the computation of net income per diluted share because the exercise price of these options was greater than the average market price of the common shares, and therefore, the effect would be antidilutive.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 21-FAIR VALUE OF FINANCIAL INSTRUMENTS
   Carrying amounts and estimated fair values for financial instruments at December 31:

                                                     2000
                                            ----------------------
                                            CARRYING      FAIR
($ in millions)                             AMOUNT       VALUE
------------------------------------------------------------------
FINANCIAL ASSETS
  Cash and due from banks ...............   $   984.7       984.7
  Securities available for sale .........    15,601.6    15,601.6
  Securities held to maturity ...........        26.9        26.9
  Other short-term investments ..........       198.0       198.0
  Loans held for sale ...................       553.3       556.9
  Loans, net ............................    20,800.8    20,883.0
  Accrued interest receivable ...........       390.0       390.0
FINANCIAL LIABILITIES
  Deposits ..............................    30,948.8    30,339.1
  Federal funds borrowed ................     1,164.5     1,164.5
  Other short-term borrowings ...........     3,094.8     3,088.2
  Accrued interest payable ..............       160.2       160.2
  Long-term debt ........................     3,861.5     3,972.6
  Guaranteed preferred beneficial
    interests in convertible subordinated
    debentures ..........................       172.5       284.6
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
  Commitments to extend credit ..........         1.8        11.5
  Letters of credit .....................         2.9        18.6
  Interest rate swap agreements .........        --          17.4
  Interest rate floors ..................        15.5        16.6
  Interest rate caps ....................        --            .1
  Forward contracts:
    Commitments to sell loans ...........        --          (3.1)
    Foreign exchange contracts:
      Commitments to purchase ...........        --           4.5
      Commitments to sell ...............        --          (1.2)

------------------------------------------------------------------
                                                     1999
                                            ----------------------
                                            Carrying      Fair
($ in millions)                             Amount       Value
------------------------------------------------------------------
FINANCIAL ASSETS
  Cash and due from banks ...............   $ 1,213.1     1,213.1
  Securities available for sale .........    12,687.5    12,687.5
  Securities held to maturity ...........       129.1       129.1
  Other short-term investments ..........       355.4       355.4
  Loans held for sale ...................       297.1       297.3
  Loans, net ............................    19,616.1    19,115.5
  Accrued interest receivable ...........       321.0       321.0
FINANCIAL LIABILITIES
  Deposits ..............................    26,083.1    25,050.0
  Federal funds borrowed ................     2,971.9     2,995.0
  Short-term bank notes .................     1,317.4     1,317.4
  Other short-term borrowings ...........     4,084.4     4,009.9
  Accrued interest payable ..............       137.8       137.8
  Long-term debt ........................     1,803.8     1,821.2
  Guaranteed preferred beneficial
    interests in convertible subordinated
    debentures ..........................       172.5       240.0
OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
  Commitments to extend credit ..........          .1        16.6
  Letters of credit .....................         3.3        15.9
  Purchased options .....................          .7          .6
  Interest rate swap agreements .........        --           2.9
  Interest rate floors ..................        --           (.2)
  Interest rate caps ....................        --            .4
  Forward contracts:
    Commitments to sell loans ...........        --            .5
    Foreign exchange contracts:
      Commitments to purchase ...........        --           1.8
      Commitments to sell ...............        --          (3.2)
------------------------------------------------------------------

   Fair values for financial instruments were based on various assumptions and estimates as of a specific point in time, represent liquidation values and may vary significantly from amounts that will be realized in actual transactions. In addition, certain financial instruments and all non-financial instruments were excluded from the fair value disclosure requirements. Therefore, the fair values presented in the adjacent table should not be construed as the underlying value of the Bancorp.
   The following methods and assumptions were used in determining the fair value of selected financial instruments:
   SHORT-TERM FINANCIAL ASSETS AND LIABILITIES-for financial instruments with a short or no stated maturity, prevailing market rates and limited credit risk, carrying amounts approximate fair value. Those financial instruments include cash and due from banks, other short-term investments, accrued interest receivable, certain deposits (demand, interest checking, savings and money market), Federal funds borrowed, short-term bank notes, other short-term borrowings and accrued interest payable.
   SECURITIES, AVAILABLE FOR SALE AND HELD TO MATURITY-fair values were based on quoted market prices, dealer quotes and prices obtained from independent pricing services.
   LOANS-fair values were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
   LOANS HELD FOR SALE-the fair value of loans held for sale is estimated based on outstanding commitments from investors or current investor yield requirements.
   DEPOSITS-fair values for other time, certificates of deposit-$100,000 and over and foreign office were estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities.
   LONG-TERM DEBT-fair value of long-term debt was based on quoted market prices, when available, and a discounted cash flow calculation using prevailing market rates for borrowings of similar terms.
   COMMITMENTS AND LETTERS OF CREDIT-fair values of loan commitments, letters of credit and commitments to sell loans, representing assets to the Bancorp, were based on fees currently charged to enter into similar agreements with similar maturities.
   INTEREST RATE SWAP AGREEMENTS-fair value was based on the estimated amount the Bancorp would receive or pay to terminate the swap agreements, taking into account the current interest rates and the creditworthiness of the swap counterparties. The fair values represent an asset at December 31, 2000.
   PURCHASED OPTIONS AND INTEREST RATE FLOORS AND CAPS-fair values were based on the estimated amounts the Bancorp would receive from terminating the contracts at the reporting date.
   FOREIGN EXCHANGE CONTRACTS-fair values were based on quoted market prices of comparable instruments and represent a net asset to the Bancorp.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 22-PARENT COMPANY FINANCIAL STATEMENTS
   The condensed financial statements of the Bancorp ($ in millions):

-------------------------------------------------------------
CONDENSED STATEMENTS OF INCOME (PARENT COMPANY ONLY)
For the Years Ended December 31       2000     1999      1998
-------------------------------------------------------------
INCOME
Dividends from Subsidiaries .....   $636.4    507.2     491.3
Interest on Loans to
  Subsidiaries ..................     40.8     34.9      27.0
Other ...........................       .9      3.2      15.0
-------------------------------------------------------------
TOTAL INCOME ....................    678.1    545.3     533.3
-------------------------------------------------------------
EXPENSES
Interest ........................     19.7     23.8      22.6
Other ...........................      8.5     30.8      48.6
-------------------------------------------------------------
TOTAL EXPENSES ..................     28.2     54.6      71.2
-------------------------------------------------------------
INCOME BEFORE TAXES AND
  CHANGE IN UNDISTRIBUTED
  EARNINGS OF SUBSIDIARIES ......    649.9    490.7     462.1
Applicable Income Taxes (Benefit)      2.7     (3.3)     (6.3)
-------------------------------------------------------------
INCOME BEFORE CHANGE IN
  UNDISTRIBUTED EARNINGS OF
  SUBSIDIARIES ..................    647.2    494.0     468.4
Increase in Undistributed
  Earnings of Subsidiaries ......    215.7    174.2      78.1
-------------------------------------------------------------
NET INCOME ......................   $862.9    668.2     546.5
-------------------------------------------------------------

----------------------------------------------------------------
CONDENSED BALANCE SHEETS (PARENT COMPANY ONLY)
December 31                                    2000        1999
----------------------------------------------------------------
ASSETS
Cash ...................................   $      6.7         .8
Interest-Bearing Deposits ..............         11.5       11.5
Securities Available for Sale ..........          1.1         .9
Loans to Subsidiaries ..................      1,236.6    1,107.8
Investment in Subsidiaries .............      3,987.8    3,272.4
Goodwill ...............................        144.4      150.3
Other Assets ...........................         22.9       56.9
----------------------------------------------------------------
TOTAL ASSETS ...........................   $  5,411.0    4,600.6
----------------------------------------------------------------
LIABILITIES
Commercial Paper .......................   $     10.3       18.3
Accrued Expenses and Other Liabilities .        131.7      127.5
Long-Term Debt .........................        200.0      200.0
Guaranteed Preferred Beneficial Interest
  in Convertible Subordinated Debentures        177.8      177.8
----------------------------------------------------------------
TOTAL LIABILITIES ......................        519.8      523.6
----------------------------------------------------------------
SHAREHOLDERS' EQUITY ...................      4,891.2    4,077.0
----------------------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY .................   $  5,411.0    4,600.6
----------------------------------------------------------------

-----------------------------------------------------------------
CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)
For the Years Ended December 31           2000      1999      1998
------------------------------------------------------------------
OPERATING ACTIVITIES
Net Income ..........................   $862.9     668.2     546.5
Adjustments to Reconcile Net
  Income to Net Cash Provided
  by Operating Activities:
    Amortization/Depreciation .......      5.9        .8       1.3
    Provision for Deferred
      Income Taxes ..................      2.3       1.6      (3.2)
  Decrease (Increase) in
    Other Assets ....................     29.1     (23.3)      9.1
    Increase in Accrued Expenses
      and Other Liabilities .........      7.0      58.6       2.3
    Increase in Undistributed
      Earnings of Subsidiaries ......   (215.7)   (174.2)   ( 78.1)
------------------------------------------------------------------
NET CASH PROVIDED BY
  OPERATING ACTIVITIES ..............    691.5     531.7     477.9
------------------------------------------------------------------
INVESTING ACTIVITIES
Proceeds from Sales of
  Securities Available for Sale .....     --         2.7       3.2
Net Decrease (Increase) in
  Interest-Bearing Deposits .........     --       103.4     (37.0)
Increase in Loans
  to Subsidiaries ...................   (124.6)   (274.4)   (299.2)
Capital Contributions to Subsidiaries    (86.1)    (13.4)    (87.1)
------------------------------------------------------------------
NET CASH USED IN
  INVESTING ACTIVITIES ..............   (210.7)   (181.7)   (420.1)
------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (Decrease) in Other
  Short-Term Borrowings .............      8.0     (27.7)     17.7
Proceeds from Issuance
  of Long-Term Debt .................     --        --        10.0
Repayment of Long-Term Debt .........     --        --       (82.3)
Proceeds from Sale of Convertible
  Subordinated Debentures ...........     --        --       177.8
Payment of Cash Dividends ...........   (317.5)   (269.0)   (167.9)
Purchases of Treasury Stock .........   (180.9)     --      (199.1)
Exercise of Stock Options ...........     39.0      53.7      27.0
Proceeds from Sale of
  Common Stock ......................     --        --       178.1
Other ...............................    (23.5)   (109.8)    (30.3)
------------------------------------------------------------------
NET CASH USED IN
  FINANCING ACTIVITIES ..............   (474.9)   (352.8)    (69.0)
------------------------------------------------------------------
INCREASE (DECREASE) IN CASH .........      5.9      (2.8)    (11.2)
CASH AT BEGINNING OF YEAR ...........       .8       3.6      14.8
------------------------------------------------------------------
CASH AT END OF YEAR .................   $  6.7        .8       3.6
------------------------------------------------------------------

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

NOTE 23-SEGMENTS
   The Bancorp's principal activities include Retail Banking, Commercial Banking, Investment Advisory Services and Data Processing. Retail Banking provides a full range of deposit products and consumer loans and leases. Commercial Banking offers services to business, government and professional customers. Investment Advisory Services provides a full range of investment alternatives for individuals, companies and not-for-profit organizations. Data Processing, through Midwest Payment Systems (MPS), provides electronic funds transfer (EFT) services, merchant transaction processing, operates our Jeanie ATM network and provides other data processing services to affiliated and unaffiliated customers. General Corporate and Other includes the investment portfolio, certain non-deposit funding, unassigned equity, the net effect of funds transfer pricing and other items not allocated to operating segments.
   The financial information for each operating segment is reported on the basis used internally by the Bancorp's management to evaluate performance and allocate resources. The allocation has been consistently applied for all periods presented. Revenues from affiliated transactions, principally EFT data processing services from MPS to the banking segments, are charged generally at rates available to and transacted with unaffiliated customers.
   The measurement of the performance of the operating segments is based on the management structure of the Bancorp and is not necessarily comparable with similar information for any other financial institution. The information presented is also not necessarily indicative of the segments' financial condition and results of operations if they were independent entities.
   The Bancorp did not allocate resources or assess the ongoing operating performance of acquired entities prior to acquisition. Therefore, financial information prior to acquisition is shown separately as acquired entities. Following acquisition, results of operations are included in the Bancorp's segment information for the acquired entities.
   Results of operations and selected financial information by operating segment for each of the three years ended December 31:

-----------------------------------------------------------------------------------------------------------------------------
                                                            INVESTMENT     DATA                    GENERAL
                                      COMMERCIAL    RETAIL   ADVISORY  PROCESS-      ACQUIRED     CORPORATE   ELIMINA-
($ in millions)                        BANKING     BANKING   SERVICES   ING (a)      ENTITIES     AND OTHER   TIONS (a)   TOTAL
---------------------------------------------------------------------------------------------------------------------------------
2000
RESULTS OF OPERATIONS
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Expense) .....   $   500.4       888.2      40.0        (2.9)        --          44.6      --        1,470.3
Provision for Credit Losses .......        39.5        47.7       1.8        --           --          --        --           89.0
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Expense) After
  Provision for Credit Losses .....       460.9       840.5      38.2        (2.9)        --          44.6      --        1,381.3
Other Operating Income ............       141.2       376.9     200.2       261.8         --          49.5     (20.2)     1,009.4
Merger-Related and Special Charges         --          --        --          --           --          33.5      --           33.5
Operating Expenses ................       221.3       583.8     127.8       135.7         --          36.9     (20.2)     1,085.3
---------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes ........       380.8       633.6     110.6       123.2         --          23.7      --        1,271.9
Applicable Income Taxes ...........       123.0       204.7      35.7        39.8         --           8.0      --          411.2
After Tax Securities Gains ........        --          --        --          --           --           2.2      --            2.2
---------------------------------------------------------------------------------------------------------------------------------
Net Income ........................   $   257.8       428.9      74.9        83.4         --          17.9      --          862.9
---------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION
---------------------------------------------------------------------------------------------------------------------------------
Identifiable Assets ...............   $11,383.4    15,593.4     530.5       113.1         --      18,236.5      --       45,856.9
Capital Expenditures ..............   $     1.0        67.3        .1        32.9         --          --        --          101.3
Depreciation and Amortization .....   $      .4        12.4        .3         1.3         --          39.3      --           53.7
---------------------------------------------------------------------------------------------------------------------------------
1999
RESULTS OF OPERATIONS
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Expense) .....   $   367.6       677.8      35.5        (1.9)       280.8        44.8      --        1,404.6
Provision for Credit Losses .......        36.0        54.7       2.3        --           41.0        --        --          134.0
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Expense) After
  Provision for Credit Losses .....       331.6       623.1      33.2        (1.9)       239.8        44.8      --        1,270.6
Other Operating Income ............       113.6       291.0     173.9       196.0        121.6        (3.9)    (15.2)       877.0
Merger-Related Charges ............        --          --        --          --           82.1        --        --           82.1
Operating Expenses ................       150.0       407.6     108.0       100.1        240.6        48.8     (15.2)     1,039.9
---------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes ........       295.2       506.5      99.1        94.0         38.7        (7.9)     --        1,025.6
Applicable Income Taxes ...........       100.4       172.3      33.7        32.0         25.0        (5.6)     --          357.8
After Tax Securities Gains (Losses)        --          --        --          --            1.3         (.9)     --             .4
---------------------------------------------------------------------------------------------------------------------------------
Net Income ........................   $   194.8       334.2      65.4        62.0         15.0        (3.2)     --          668.2
---------------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION
---------------------------------------------------------------------------------------------------------------------------------
Identifiable Assets ...............   $ 8,869.3    13,438.7     436.4        93.5      7,514.4    11,237.2      --       41,589.5
Capital Expenditures ..............   $      .2        71.2      --          15.1         26.1         3.7      --          116.3
Depreciation and Amortization .....   $      .3         7.4        .4         1.1         18.4        25.3      --           52.9
---------------------------------------------------------------------------------------------------------------------------------

(a) Data processing service revenues provided to the banking segments by MPS are eliminated in the Consolidated Statements of Income.

FIFTH THIRD BANCORP AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
                                                           INVESTMENT     DATA                  GENERAL
                                     COMMERCIAL    RETAIL   ADVISORY    PROCESS-     ACQUIRED  CORPORATE   ELIMINA-
($ in millions)                       BANKING      BANKING  SERVICES     ING (a)     ENTITIES  AND OTHER    TIONS (a)   TOTAL
-----------------------------------------------------------------------------------------------------------------------------
1998
RESULTS OF OPERATIONS
-----------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Expense) .....   $  301.9      542.0       31.2       (1.3)      335.5       60.6       --       1,269.9
Provision for Credit Losses .......       54.0       30.7         .9       --          37.9       --         --         123.5
-----------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Expense) After
  Provision for Credit Losses .....      247.9      511.3       30.3       (1.3)      297.6       60.6       --       1,146.4
Other Operating Income ............       76.2      236.0      133.3      152.7       139.5       18.0      (14.5)      741.2
Merger-Related Charges ............       --         --         --         --         121.3       --         --         121.3
Operating Expenses ................      119.7      321.9       88.2       82.2       284.0       63.5      (14.5)      945.0
-----------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes ........      204.4      425.4       75.4       69.2        31.8       15.1       --         821.3
Applicable Income Taxes ...........       69.5      144.6       25.6       23.6        15.6        3.8       --         282.7
After Tax Securities Gains ........       --         --         --         --           1.6        6.3       --           7.9
-----------------------------------------------------------------------------------------------------------------------------
Net Income ........................   $  134.9      280.8       49.8       45.6        17.8       17.6       --         546.5
-----------------------------------------------------------------------------------------------------------------------------
SELECTED FINANCIAL INFORMATION
-----------------------------------------------------------------------------------------------------------------------------
Identifiable Assets ...............   $7,713.3   11,515.0      374.7       86.8     8,170.7    9,231.8       --      37,092.3
Capital Expenditures ..............   $    6.1       49.7        1.0        7.8        17.8       --         --          82.4
Depreciation and Amortization .....   $     .3        5.9         .4        1.0        18.6       20.3       --          46.5
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

FIFTH THIRD BANCORP AND SUBSIDIARIES
INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT
   To the Shareholders and Board of Directors of Fifth Third Bancorp:

   We have audited the accompanying consolidated balance sheets of Fifth Third Bancorp and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Companies at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
January 16, 2001

================================================================================

FIFTH THIRD FUNDS(R) PERFORMANCE DISCLOSURE

     *The performance data quoted on page 11 of this report represent past performance and are not an indication of future results. Investments in the Fifth Third Funds are: NOT INSURED BY THE FDIC or any other government agency, are not deposits or obligations of, or guaranteed by, any bank, the distributor or any of their affiliates, and involve investment risks, including possible loss of the principal amount invested.

   Past performance is not a guarantee of future results. For more complete information about the funds including charges and expenses, contact Fifth Third at 800-654-5372 for a prospectus. Read it carefully before you invest or send money. BISYS Fund Services is the distributor for the funds.

   The Fifth Third Quality Growth, Balanced, Equity Income and Mid Cap Funds had one-year returns of -3.82%, 2.29%, 12.75% and 6.93%, respectively (institutional shares) for the period ending December 31, 2000. The S&P 500 and Dow Jones indices had one-year returns for 2000 of -9.10% and -4.71% for the same periods. The S&P 500 index is an unmanaged index, representative of large-company stocks. The Dow Jones Industrial Average is an unmanaged index, comprised of 30 individual stocks. An investor cannot invest directly in an index. The performance data quoted does not include reinvestment of dividends in which case the returns would have been higher.

   Rankings in the Wall Street Journal are based on categories of Lipper Analytical Services. The funds were ranked for their one-year investment performance for the period ending December 31, 2000. An "A" ranking from The Wall Street Journal signifies top twentieth percentile performance in its category. During the ranking periods, the funds waived their respective fees; without waiver, the rankings may have been lower.

   The Fifth Third Quality Growth Fund ranking is based on the Lipper Growth Fund Category. The fund was ranked 102 out of 519 growth funds for the one-year period ending December 31, 2000. The average annual return for the Quality Growth Fund for the one-, three-, five- and ten-year periods and since inception (November 20, 1992) as of December 31, 2000 was -3.82%, 15.74%, 20.54%, 17.02%
and 16.59%, respectively.

   The Fifth Third Balanced Fund ranking is based on the Lipper Balanced Fund Category. The fund was ranked 44 out of 374 balanced funds for the three-year period ending December 31, 2000 and 28 out of 257 balanced funds for the five-year period ending December 31, 2000. The average annual return for the Balanced Fund for the one-, three-, five-, and ten-year periods and since inception (November 20, 1992) as of December 31, 2000 was 2.29%, 11.73%, 14.61%, 13.67% and 15.48%, respectively.

FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
==============================================================================


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

   The data presented in the following pages should be read in conjunction with the audited Consolidated Financial Statements on pages 15 to 33 of this report.




TABLE 1-CONSOLIDATED AVERAGE BALANCE SHEETS AND
ANALYSIS OF NET INTEREST INCOME
For the Years Ended December 31 (Taxable Equivalent Basis)

-----------------------------------------------------------------------------------------------------------------------------------
                                              2000                           1999                          1998
                                    --------------------------   ---------------------------   ------------------------------------
                                    Average           Average     Average            Average    Average                 Average
                                      Out-   Revenue/  Yield/       Out-    Revenue/  Yield/      Out-    Revenue/       Yield/
($ in millions)                     standing   Cost     Rate      standing    Cost     Rate     standing    Cost          Rate
-----------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-Earning Assets
  Loans and Leases ................ $26,416.5  $2,209.8   8.37%   $24,382.6 $1,964.0    8.05%    $22,542.6   $1,901.2     8.43%
  Securities
   Taxable ........................  14,148.7   1,072.0   7.58     11,658.3    776.3    6.66      10,379.2      686.7     6.62
   Exempt from Income Taxes .......     701.0      63.7   9.08        775.7     59.7    7.70         673.2       48.8     7.25
  Other Short-Term Investments ....     158.8      10.7   6.76        221.3     11.6    5.24         255.7       10.4     4.07
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets .....  41,425.0   3,356.2   8.10     37,037.9  2,811.6    7.59      33,850.7    2,647.1     7.82
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Due from Banks ...........     855.4                         953.3                          884.2
Other Assets ......................   2,743.6                       2,108.4                        1,752.6
Reserve for Credit Losses .........    (375.6)                       (355.2)                        (319.9)
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets ...................... $44,648.4                     $39,744.4                      $36,167.6
-----------------------------------------------------------------------------------------------------------------------------------
LIABILITIES
Interest-Bearing Liabilities
  Interest Checking ............... $ 4,873.0  $  141.0   2.89%   $ 4,377.9 $  104.5    2.39%    $ 3,738.6   $   92.7     2.48%
  Savings .........................   4,244.1     156.3   3.68      4,210.8    116.5    2.77       4,082.1      128.2     3.14
  Money Market ....................     912.5      36.8   4.03      1,287.8     48.9    3.80       1,430.2       54.6     3.81
  Other Time Deposits .............   8,805.9     491.2   5.58      8,655.9    440.1    5.08       9,353.2      514.7     5.50
  Certificates-$100,000 and Over ..   1,368.4      79.8   5.83      2,065.4    103.6    5.02       1,930.0      105.5     5.47
  Foreign Office Deposits .........   3,681.6     237.6   6.45        877.1     45.6    5.20         232.4       12.7     5.46
  Federal Funds Borrowed ..........   4,226.6     262.8   6.22      3,424.7    172.1    5.03       2,314.4      121.7     5.26
  Short-Term Bank Notes ...........     919.0      57.4   6.25        643.2     33.1    5.15         461.8       26.0     5.63
  Other Short-Term Borrowings .....   2,789.8     148.5   5.32      2,896.7    132.7    4.58       2,325.3      120.4     5.18
  Long-Term Debt ..................   2,904.7     181.7   6.25      2,322.8    136.4    5.87       2,495.0      139.4     5.59
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing Liabilities   34,725.6   1,793.1   5.16     30,762.3  1,333.5    4.33      28,363.0    1,315.9     4.64
-----------------------------------------------------------------------------------------------------------------------------------
Demand Deposits ...................   4,002.0                       3,716.0                        3,308.7
Other Liabilities .................   1,485.4                       1,312.1                          951.4
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES .................  40,213.0                      35,790.4                       32,623.1
-----------------------------------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY ..............   4,435.4                       3,954.0                        3,544.5
-----------------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND
  SHAREHOLDERS' EQUITY ............ $44,648.4                     $39,744.4                      $36,167.6
-----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME MARGIN ON
  A TAXABLE EQUIVALENT BASIS ......            $1,563.1   3.77%             $1,478.1    3.99%                $1,331.2     3.93%
-----------------------------------------------------------------------------------------------------------------------------------
NET INTEREST RATE SPREAD ..........                       2.94%                         3.26%                             3.18%
-----------------------------------------------------------------------------------------------------------------------------------
Interest-Bearing Liabilities
  to Interest-Earning Assets ......                      83.83%                        83.06%                            83.79%
==================================================================================================================================

FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
==============================================================================

TABLE 2-ANALYSIS OF NET INTEREST INCOME CHANGES (TAXABLE EQUIVALENT BASIS)
-------------------------------------------------------------------------------------------------------------------
                                                     2000 Compared to 1999                    1999 Compared to 1998
                                              -------------------------------------    ----------------------------------------
($ in millions)                               Volume  Yield/Rate    Mix     Total      Volume  Yield/Rate  Mix      Total
-------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Interest Income
  Loans and Leases .........................     $163.8    $ 75.7   $  6.3    $245.8      155.2    (85.4)    (7.0)        62.8
  Securities
    Taxable ................................      165.8     107.0     22.9     295.7       84.6      4.4       .5         89.5
    Exempt from Income Taxes ...............       (5.8)     10.8     (1.0)      4.0        7.4      3.0       .5         10.9
  Other Short-Term Investments .............       (3.3)      3.3      (.9)      (.9)      (1.4)     3.0      (.4)         1.2
--------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST INCOME CHANGE ...............      320.5     196.8     27.3     544.6      245.8    (75.0)    (6.4)       164.4
--------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Interest Expense
  Interest Checking ........................       11.8      22.2      2.5      36.5       15.8     (3.5)     (.7)        11.6
  Savings ..................................         .9      38.6       .3      39.8        4.0    (15.3)     (.5)       (11.8)
  Money Market .............................      (14.2)      3.0      (.9)    (12.1)      (5.4)     (.1)      --         (5.5)
  Other Time Deposits ......................        7.6      42.7       .8      51.1      (38.4)   (39.1)     2.9        (74.6)
  Certificates-$100,000 and Over ...........      (35.0)     16.9     (5.7)    (23.8)       7.4     (8.7)     (.6)        (1.9)
  Foreign Office Deposits ..................      145.9      11.0     35.1     192.0       35.2      (.6)    (1.7)        32.9
  Federal Funds Borrowed ...................       40.2      40.9      9.6      90.7       58.4     (5.4)    (2.6)        50.4
  Short-Term Bank Notes ....................       14.2       7.1      3.0      24.3       10.2     (2.2)     (.9)         7.1
  Other Short-Term Borrowings ..............       (4.9)     21.5      (.8)     15.8       29.6    (13.9)    (3.4)        12.3
  Long-Term Debt ...........................       34.2       8.9      2.2      45.3       (9.6)     6.9      (.5)        (3.2)
-------------------------------------------------------------------------------------------------------------------------------
TOTAL INTEREST EXPENSE CHANGE ..............      200.7     212.8     46.1     459.6      107.2    (81.9)    (8.0)        17.3
------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN NET INTEREST
  INCOME ON A TAXABLE EQUIVALENT BASIS .....     $119.8    $(16.0)  $(18.8)   $ 85.0      138.6      6.9      1.6        147.1
-------------------------------------------------------------------------------------------------------------------------------
INCREASE IN TAXABLE
  EQUIVALENT ADJUSTMENT ....................                                   (19.3)                                    (12.4)
--------------------------------------------------------------------------------------------------------------------------------
NET INTEREST INCOME CHANGE .................                                  $ 65.7                                     134.7
--------------------------------------------------------------------------------------------------------------------------------


RESULTS OF OPERATIONS
SUMMARY

   Net income advanced by 29% in 2000 and 22% in 1999. The Bancorp's net income to average assets, referred to as return on average assets (ROA), and return on average shareholders' equity (ROE) follow:

------------------------------------------------------------------
                             2000    1999    1998   1997   1996
------------------------------------------------------------------
Net income ($ in millions)  $862.9   668.2   546.5  529.4  442.8
Earnings per share (a)      $ 1.86    1.46    1.21   1.18    .99
Earnings per diluted
  share (a)                 $ 1.83    1.43    1.19   1.17    .97
ROA (b)                       1.98%   1.89    1.78   1.57   1.52
ROE (b)                       20.0%   19.0    18.2   17.2   16.3
Overhead ratio (b)            42.2%   44.1    45.3   46.8   48.3
-------------------------------------------------------------------

(a) Per share amounts have been adjusted for the three-for-two stock splits effected in the form of stock dividends paid July 14, 2000, April 15, 1998 and July 15, 1997.
(b) For comparability, certain financial ratios exclude the impact of 2000 merger-related and special charges of $33.5 million pretax ($23.1 million after tax, or $.05 per diluted share), 1999 merger-related items of $108.4 million pretax ($83.8 million after tax, or $.18 per diluted share), 1998 merger-related items of $138 million pretax ($98.7 million after tax, or $.21 per diluted share) and the impact of the 1996 special SAIF assessment of $49.6 million pretax ($31.3 million after tax, or $.07 per diluted share).

NET INTEREST INCOME

   Net interest income is the difference between interest income on earning assets such as loans, leases and securities, and interest expense paid on liabilities such as deposits and borrowings, and continues to be the Bancorp's largest revenue source. Net interest income is affected by the general level of interest rates, changes in interest rates and by changes in the amount and composition of interest-earning assets and interest-bearing liabilities. The relative performance of the lending and deposit-raising functions is frequently measured by two statistics - net interest margin and net interest rate spread. The net interest margin is determined by dividing fully-taxable equivalent net interest revenue by average interest-earning assets. The net interest rate spread is the difference between the average fully-taxable equivalent yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The net interest margin is generally greater than the net interest rate spread due to the additional income earned on those assets funded by non-interest-bearing liabilities, or free funding, such as demand deposits and shareholders' equity.
    Table 1 on page 34, Consolidated Average Balance Sheets and Analysis of Net Interest Income, presents the net interest income, net interest margin, and net interest rate spread for the three years 1998 through 2000, comparing interest revenue, average interest-bearing liabilities and average free funding outstanding. Each of these measures is reported on a fully-taxable equivalent basis. Nonaccrual loans and leases and loans held for sale have been included in the average loans and lease balances. Average outstanding securities balances are based upon amortized cost excluding any unrealized gains or losses on securities available for sale.
   Net interest income rose 6% to $1.6 billion in 2000 from $1.5 billion in 1999. The improvement in 2000's net interest income was attributable to 12% growth in average interest-earning assets and a 22 basis points (bps) decline in net interest margin to 3.77% in 2000 from 3.99% in 1999. This decline in net interest margin in 2000 compares to a 6 bps improvement from 1998 to 1999. The yield on interest-earning assets improved 51 bps over 1999 as new loan growth at higher interest rates caused assets to reprice upward. The average yield on loans and leases was up 32 bps and the yield on taxable securities was up 92 bps. The positive effects of higher asset yields was offset by an 83 bps increase in the cost of interest-bearing liabilities resulting from faster repricing of borrowed funds and higher deposit rates to retain accounts. The cost of borrowed funds, including foreign office deposits, federal funds borrowed, short-term bank notes, other short-term borrowings and long-term debt increased by 100 bps in 2000, to 6.11%, from 5.11% in 1999. The positive contribution of free funding to the net interest margin was 83 bps in 2000 versus 73 bps in 1999.

FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
=============================================================================

-------------------------------------------------------------------------------------------------------
($ in millions)                            2000           1999          1998          1997      1996
-------------------------------------------------------------------------------------------------------
Data processing income                 $  241.6          180.8          140.9         112.5      88.9
Service charges on deposits               217.0          174.2          155.8         132.3     115.4
Investment advisory income                200.2          184.2          151.2         111.8      91.8
Other service charges and fees            350.6          337.8          293.3         225.3     188.7
-------------------------------------------------------------------------------------------------------
Subtotal                                1,009.4          877.0          741.2         581.9     484.8
-------------------------------------------------------------------------------------------------------
Securities gains                            3.3             .6           12.3           8.5       9.2
-------------------------------------------------------------------------------------------------------
Total                                  $1,012.7          877.6          753.5         590.4     494.0
-------------------------------------------------------------------------------------------------------
After-tax securities gains             $    2.2             .4            7.9           5.5       5.8
-------------------------------------------------------------------------------------------------------



   Average interest-earning assets increased by 12% to $41.4 billion in 2000, an increase of $4.4 billion from 1999. During 1999, interest-earning assets grew by 9% over the prior year. In 2000, sales and securitizations of loans and leases totaled approximately $3.2 billion compared to $4.7 billion in 1999. The Bancorp continues to use loan securitizations and sales to manage the composition of the balance sheet and to improve balance sheet liquidity. Securitizations and sales permit the Bancorp to grow the origination and servicing functions and to increase fee income without increasing capital leverage.

   Average interest-bearing liabilities grew to $34.7 billion during 2000, an increase of 13% over the $30.8 billion average in 1999. Core deposits (which excludes certificates of deposit with balances greater than $100,000 and foreign office deposits) remain the Bancorp's most important and lowest cost source of funding.

OPERATING INCOME

   The table at the top of this page shows the components of other operating income for the five years ended December 31. Total other operating income, excluding securities gains, increased 15% in 2000 and was up 18% in 1999, reflecting solid growth across both traditional and non-banking business lines.

   Data processing income was up 34% in 2000 and up 28% in 1999 due to higher electronic transfer volume from debit and ATM card usage, expansion of business-to-business e-commerce and new sales. Merchant processing revenues, approximately 43% of total data processing revenues, increased 32% this year and 23% in 1999 due to new customers and resulting increases in merchant transaction volumes. Electronic funds transfer, the other portion of data processing income, grew by 35% this year and 32% in 1999 fueled by higher debit and ATM card usage. MPS handled over 4.8 billion electronic transactions in 2000 and its world-class capabilities as a transaction processor position us well to take advantage of the opportunities of e-commerce.

   Service charges on deposits reached $217 million in 2000, an increase of 24% over 1999's $174.2 million. Service charges on deposits increased 12% in 1999. The growth in both years was fueled by the expansion of delivery systems and successful sales campaigns promoting checking and savings accounts. Retail service charges on deposits increased 34% while commercial service charges increased 7% in 2000.

   Investment advisory income was $200.2 million in 2000, up from $184.2 million in 1999. Fifth Third is one of the largest money managers in the Midwest and as of December 31, 2000,


---------------------------------------------------------------------------------------------------------------
($ in millions)                             2000           1999           1998          1997           1996
---------------------------------------------------------------------------------------------------------------
Salaries, wages and incentives           $  437.3          425.3          382.2         335.1          309.5
Employee benefits                            85.1           79.8           72.1          67.3           72.0
Equipment expenses                           49.7           49.0           45.3          40.4           38.6
Net occupancy expenses                       77.4           72.9           66.9          63.4           60.6
Other operating expenses                    435.8          412.9          378.5         343.7          303.1
---------------------------------------------------------------------------------------------------------------
Total operating expenses                  1,085.3        1,039.9          945.0         849.9          783.8
---------------------------------------------------------------------------------------------------------------
Merger-related and special charges           33.5           82.1          121.3            --             --
SAIF assessment                                --             --             --            --           49.6
---------------------------------------------------------------------------------------------------------------
Total                                    $1,118.8        1,122.0        1,066.3         849.9          833.4
===============================================================================================================

                                     1995         1996           1997          1998        1999          2000
$ in millions
[CHART]
OTHER OPERATING INCOME             $407.2        $494.0         $590.4        $753.5      $877.7       $1,012.7
FIVE YEAR GROWTH RATE 20%

$ in thousands
[CHART]
OPERATING EARNINGS PER EMPLOYEE    $ 38.1        $ 43.7         $ 47.1        $ 56.8      $ 64.3       $   76.3
($ in thousands)


[CHART]
OVERHEAD RATIO                      50.1%         48.3%          46.8%         45.3%       44.1%          42.2%



   * For comparability, certain financial ratios and statistics exclude the impact of the 2000 merger-related and special charges of $33.5 million pretax ($23.1 million after tax, or $.05 per diluted share), 1999 merger-related items of $108.4 million pretax ($83.8 million after tax, or $.18 per diluted share), 1998 merger-related items of $138 million pretax ($98.7 million after tax, or $.21 per diluted share) and the 1996 special SAIF assessment of $49.6 million pretax ($31.3 million after tax, or $.07 per diluted share).

FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
==============================================================================


had over $172 billion in assets under care, $22 billion in assets under management and $5.6 billion in its proprietary Fifth Third Funds. The increase in investment advisory income results from growth in all product lines, despite a difficult year in the markets. Corporate trust and institutional service fee income was up 13%, personal trust fee income grew by 6% and Fifth Third Securities contributed a 7% increase in fee income. Strong growth in all product lines and the addition of several new annuity products led to 22% investment advisory income growth in 1999.

   Other service charges and fees climbed to $350.6 million in 2000, an increase of 4% over 1999. Mortgage banking revenue, commercial banking income, cardholder fees and consumer loan and lease fees represent the majority of other service charges and fees. Mortgage banking revenue was $79.6 million in 2000, an 18% decrease from 1999. This decrease resulted from residential mortgage loan originations declining to $3.2 billion in 2000, or 33% from 1999, primarily due to changes in the interest rate environment, and gains on sales of residential mortgages, including the portion related to servicing rights, decreasing 6% from 1999. Sales and securitizations of residential mortgage loans were $2.2 billion in 2000, down from $4.7 billion in 1999. Fifth Third's total residential mortgage loan servicing portfolio was $17.1 billion at year-end 2000, with $13 billion of loans serviced for other investors, compared to $16.6 billion with $11.4 billion serviced for others at the end of 1999. Commercial banking revenue grew 17% to $74 million in 2000, led by international department revenue which included foreign currency exchange, letters of credit and trade financing. Origination and service fees related to the Real Estate Capital Markets group also contributed to this year's growth. Consumer loan and lease fees contributed $44.4 million, up 3%; cardholder fees from our credit card portfolio provided $33.7 million, relatively unchanged from 1999; and income from Bank Owned Life Insurance (BOLI) provided $30.8 million as a result of BOLI purchases in the fourth quarter of 1999.

   Commercial banking income of $63.1 million in 1999 represented an increase of 44% over 1998 and resulted primarily from growth in international department revenue and information technology products offered by our Corporate Treasury Management. Mortgage banking revenue increased 1% to $97.2 million, reflecting the combined effects of declining originations, a 23% increase in gains on sales of residential mortgages and secondary marketing activity during 1999. Consumer loan and lease fees increased 23% to $43 million, 1999 over 1998 on strong origination activity, and cardholder fees provided $33.8 million, up 9%. Other service charges and fees were $337.8 million in 1999, compared to $293.3 million in 1998, an increase of 15%.

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

    Operating expense levels are often measured using an overhead ratio (operating expenses divided by the sum of taxable equivalent net interest income and other operating income). As the chart on page 36 illustrates, the Bancorp's ratio has remained well below our peers, at 42% for 2000 and 44% in 1999 and under 50% since 1996. Total operating expenses increased 4% in 2000 and 10% in 1999, excluding merger-related and special charges of $33.5 million and $82.1 million, respectively. Salaries, wages and incentives comprised 40% and 41% of total operating expenses, excluding merger-related and special charges, in 2000 and 1999, respectively. Compensation increased 3% in 2000 and 11% in 1999 as a result of more variable compensation for increased sales production, higher staffing costs related to computer programming, a tighter labor market, acquisitions and additional personnel to support sales and our volume-related business. The Bancorp's productivity ratios, which measure the degree of efficiency of our employees, have shown improvement since 1995. Operating earnings per employee were $76.3 thousand for 2000, compared to $38.1 thousand in 1995, an increase of 100% as the chart on page 36 illustrates. Employee benefits expense increased 7% in 2000 resulting primarily from the net effects of increased profit sharing expenses and increased benefits from retirement plans. Full-time-equivalent (FTE) employees were 11,611 at December 31, 2000, down from a peak of 11,963 at September 30, 1999. These levels compare to 11,692 at December 31, 1999 and 11,354 at December 31, 1998.

   Equipment expense increased only 1% in 2000, while the addition of ATMs and software and processing technology upgrades led to an increase of 8% in equipment expense in 1999. Net occupancy expenses increased 6% in 2000 and 9% in 1999. Contributing to net occupancy expense growth was the utilization of additional office rental space to support growth and repairs and maintenance expense to the existing branch network.

   Volume-related expenses of our processing and fee businesses principally contributed to the increase in 2000 other operating expenses, while volume-related expenses and higher loan and lease processing costs from strong origination volumes principally contributed to the increase in 1999. Other operating expenses increased to $435.8 million in 2000, up $22.9 million or 6% over

LOAN AND LEASE PORTFOLIO

------------------------------------------------------------------------------------------------------------------------
                              2000               1999               1998                1997               1996
                      ------------------  -----------------  -----------------  ------------------- --------------------
($ in millions)         Amount      %     Amount       %        Amount    %        Amount      %     Amount       %
------------------------------------------------------------------------------------------------------------------------
Commercial:
  Commercial          $ 6,715.6    25.3%  $ 6,288.0   24.9%  $ 5,827.5   25.4%  $ 5,718.4     25.7% $ 5,351.6     26.4%
  Mortgage              2,986.4    11.3     2,651.4   10.5     1,887.9    8.2     1,778.2      8.0    1,697.9      8.4
  Construction          1,483.8     5.6     1,067.9    4.2       826.3    3.6       723.4      3.3      707.7      3.4
  Leases                2,164.9     8.2     1,843.4    7.3     1,463.4    6.4     1,207.0      5.4      928.4      4.6
------------------------------------------------------------------------------------------------------------------------
Subtotal               13,350.7    50.4    11,850.7   46.9    10,005.1   43.6     9,427.0     42.4    8,685.6     42.8
------------------------------------------------------------------------------------------------------------------------
Consumer:
  Installment           5,727.3    21.6     4,987.3   19.7     4,179.4   18.2     3,681.3     16.6    3,311.4     16.3
  Mortgage              4,463.7    16.8     4,967.3   19.7     6,201.4   27.0     6,848.9     30.8    6,119.8     30.2
  Credit Card             362.7     1.4       318.0    1.3       344.7    1.5       369.8      1.7      436.3      2.1
  Leases                2,601.7     9.8     3,137.4   12.4     2,214.8    9.7     1,887.0      8.5    1,748.0      8.6
-----------------------------------------------------------------------------------------------------------------------
Subtotal               13,155.4    49.6    13,410.0   53.1    12,940.3   56.4    12,787.0     57.6   11,615.5     57.2
-----------------------------------------------------------------------------------------------------------------------
Total                 $26,506.1   100.0%  $25,260.7  100.0%  $22,945.4  100.0%  $22,214.0   100.0%  $20,301.1    100.0%
-----------------------------------------------------------------------------------------------------------------------

FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
==============================================================================


1999 and increased $34.4 million or 9% in 1999 over 1998. Loan and lease and bankcard expense increased $12.9 million or 15% in 2000 and $16.6 million or 23% in 1999. Marketing and communications expense increased $1.4 million to $72.8 million in 2000 and $7.8 million in 1999, primarily due to the continued promotion of the Bancorp's diversified loan, investment and deposit products.

   Operating expenses for 2000 and 1999 include pretax merger-related and special charges of $33.5 million and $82.1 million, respectively. For 2000, the merger charge relates to additional charges in connection with the integration of CNB Bancshares, Inc. For 1999, the merger charge relates directly to the acquisitions of CNB and Peoples Bank Corporation of Indianapolis. These charges consist primarily of employee benefit obligations, costs to eliminate duplicate facilities and equipment, contract terminations, conversion expenses, professional fees and special charges related to the restructuring of certain investment securities. See Note 19 of the Notes to Consolidated Financial Statements for additional discussion.

FINANCIAL CONDITION
LOANS AND LEASES

   The table on page 37 shows the history of commercial and consumer loans and leases by major category at December 31.

   On-balance-sheet loan and leases increased 5% and 10%, respectively, in 2000 and 1999. In both years, the growth in outstandings was affected considerably by sales and securitizations of residential and commercial loans, which allows the Bancorp to be selective in how much of the expanding origination volume is retained in the loan and lease portfolio. Although residential mortgage loan originations were $3.2 billion for 2000, the related loans decreased 10% because $2.2 billion of the respective origination volume was sold or securitized. Installment loan balances grew 15% during 2000 and 19% during 1999, as a result of successful direct installment loan sales in the Bancorp's Banking Centers. Consumer leases decreased 17% during 2000, reflecting the effect of selling, with servicing retained, $1 billion of leases during the year. Consumer leases increased 42% in 1999, and represent 10% and 12% of total loans and leases at December 31, 2000 and 1999, respectively.

   Commercial loan and lease outstandings were up 9% in 2000 and 12% in 1999. Commercial leasing contributed to increases of 17% and 26%, respectively, consisting largely of improvements within our market areas of Ohio, Kentucky, Indiana, Florida, Michigan, Illinois and Arizona. Commercial mortgages represent 11% of our total loan and lease portfolio and primarily include financing of owner-occupied properties--loans on properties occupied by the principal borrower. To maintain balance sheet flexibility and to serve as a source of fee income, the Bancorp, during 2000 and 1999 sold, with servicing retained, certain floating-rate commercial loans to a commercial paper funding corporation. The outstanding balances of these loans were $1.9 billion and $1.4 billion at December 31, 2000 and 1999, respectively.

   In addition to the loan and lease portfolio, the Bancorp serviced loans and leases for others of approximately $18 billion, $15.4 billion and $14.3 billion at December 31, 2000, 1999 and 1998, respectively.

UNDERPERFORMING ASSETS

   Underperforming assets consist of (1) nonaccrual loans and leases on which the ultimate collectibility of the full amount of interest is uncertain, (2) loans and leases which have been renegotiated to provide for a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower, (3) loans and leases past due 90 days or more as to principal or interest and (4) other real estate owned. A summary of underperforming assets at December 31 follows:

--------------------------------------------------------------------------------
($ in millions)                                     2000        1999       1998
--------------------------------------------------------------------------------
Nonaccrual loans and leases .................   $    90.3        66.8       77.1
Renegotiated loans and leases ...............        --          --          1.2
Other real estate owned .....................         9.7        10.5       12.6
--------------------------------------------------------------------------------
Total nonperforming assets ..................       100.0        77.3       90.9
Ninety days past due loans and leases .......        87.1        68.2       87.0
--------------------------------------------------------------------------------
Total underperforming assets ................   $   187.1       145.5      177.9
--------------------------------------------------------------------------------
Nonperforming assets as a percent
  of total loans, leases and other
  real estate owned .........................         .39%        .31        .41
Underperforming assets as a
  percent of total loans, leases
  and other real estate owned ...............         .72%        .58        .80
--------------------------------------------------------------------------------

   Nonperforming assets as a percentage of total loans, leases and other real estate owned was .39% at December 31, 2000, an increase from .31% at December 31, 1999. At December 31, 2000, 1999 and 1998, nonaccrual loans and leases included residential mortgage loans of $5.8 million, $18.6 million and $22.6 million, respectively; commercial loans and leases of $72.6 million, $39.1 million and $36.9 million, respectively; and commercial mortgages of $11.6 million, $8.5 million and $14.5 million, respectively. At December 31, 2000, 1999 and 1998, loans and leases 90 days past due included residential mortgage loans of $35 million, $35.9 million and $37.3 million, respectively; installment loans and consumer leases of $29.9 million, $9 million and $26.2 million, respectively; and commercial loans and leases of $16.7 million, $18.4 million and $16.6 million, respectively. At

RESERVE FOR CREDIT LOSSES FIVE YEAR HISTORY

---------------------------------------------------------------------------------------------------------------------------
($ in millions)                                                  2000          1999        1998         1997        1996
---------------------------------------------------------------------------------------------------------------------------
Balance at January 1 ....................................   $     366.6        331.6        312.2        284.3        271.0
Provision for credit losses .............................          89.0        134.0        123.5        116.9         82.9
Losses charged off ......................................        (115.4)      (154.3)      (142.8)      (121.7)      (103.6)
Recoveries of losses previously charged off .............          38.0         42.5         33.0         30.5         26.3
Reserve of acquired institutions and other ..............           5.2         12.8          5.7          2.2          7.7
---------------------------------------------------------------------------------------------------------------------------
Balance at December 31 ..................................   $     383.4        366.6        331.6        312.2        284.3
---------------------------------------------------------------------------------------------------------------------------
Loans and leases outstanding at December 31 .............   $  25,952.8   $ 24,963.6   $ 22,356.5   $ 21,898.9   $ 20,207.8
Reserve as a percent of loans and leases outstanding ....          1.48%        1.47%        1.48%        1.43%        1.41%
Average loans and leases (a) ............................   $  26,016.6   $ 23,840.4   $ 22,188.2   $ 20,972.4   $ 19,485.7
Net charge-offs as a percent of average loans and
  leases outstanding ....................................           .30%         .36%         .47%         .43%         .40%
Reserve as a percent of total nonperforming assets ......           384%         474%         364%         265%         228%
Reserve as a percent of total underperforming assets ....           205%         252%         186%         180%         165%
---------------------------------------------------------------------------------------------------------------------------
(a) Average loans and leases exclude loans held for sale.

FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
==============================================================================

December 31, 2000, 1999 and 1998, credit card receivables of $5.5 million, $4.9 million and $6.9 million, respectively, were 90 days past due. Of the total underperforming assets at December 31, 2000, $65 million are to borrowers or projects in the Cincinnati-Dayton market area, $70.3 million in the Indiana market area, $17.3 million in the Columbus market area, $7.3 million in the Louisville market area, $8.9 million in the Cleveland market area, $12.4 million distributed in the market areas of our smaller affiliates and $5.9 million outside of the Ohio-Kentucky-Indiana area.

SECURITIES

   The investment portfolio shown below consists largely of fixed and floating-rate mortgage-related securities, predominantly underwritten to the standards of and guaranteed by the government-sponsored agencies of FHLMC, FNMA and GNMA. These securities differ from traditional debt securities primarily in that they have uncertain maturity dates and are priced based on estimated prepayment rates on the underlying mortgages. The estimated average life of the portfolio is 6.1 years based on current prepayment expectations.

   The Bancorp securitized $1 billion of fixed and adjustable-rate residential mortgages in 2000 and $2.1 billion in 1999. These securitizations improve liquidity, reduce interest rate risk and the reserve for credit losses and preserve capital. Further securitizations in 2001 are expected.

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

   Net charge-offs decreased $34.4 million from 1999 due to lower charge-offs on commercial loans and leases and consumer loans and leases. Net charge-offs as a percent of average loans and

SECURITIES PORTFOLIO AT DECEMBER 31
---------------------------------------------------------------------------------------------------------------------------
($ in millions)                                            2000           1999           1998          1997           1996
---------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
  U.S. Treasury....................................   $    34.3          113.9          255.9         257.8          301.7
--------------------------------------------------------------------------------------------------------------------------
  U.S. Government agencies and corporations........       891.0          526.6           54.6         659.2          538.5
--------------------------------------------------------------------------------------------------------------------------
  States and political subdivisions................       701.7          699.6          703.9         352.0          410.6
--------------------------------------------------------------------------------------------------------------------------
  Agency mortgage-backed securities................    12,009.6        9,786.8        9,002.0       7,979.6        7,072.2
--------------------------------------------------------------------------------------------------------------------------
  Other bonds, notes and debentures................     1,394.2        1,356.8          788.5         621.7          931.3
--------------------------------------------------------------------------------------------------------------------------
  Other securities.................................       570.8          203.8          379.0         344.7          202.5
--------------------------------------------------------------------------------------------------------------------------
Securities Held to Maturity:
  U.S. Treasury....................................          --             --             --            --            3.0
--------------------------------------------------------------------------------------------------------------------------
  U.S. Government agencies and corporations........          --             --             --            --          189.1
--------------------------------------------------------------------------------------------------------------------------
  States and political subdivisions................          --          117.1           86.0         179.5          290.6
--------------------------------------------------------------------------------------------------------------------------
  Agency mortgage-backed securities................          --             --             --          98.4          121.4
--------------------------------------------------------------------------------------------------------------------------
  Other bonds, notes and debentures................          --            1.5            1.7           1.5            1.8
--------------------------------------------------------------------------------------------------------------------------
  Other securities.................................        26.9           10.5           34.2          36.5           82.9
--------------------------------------------------------------------------------------------------------------------------


MATURITIES OF SECURITIES AT DECEMBER 31, 2000
-----------------------------------------------------------------------------------------------------------------------------------
                                          Maturity           1-5 Year          6-10 Year          Over 10
                                        Under 1 Year         Maturity          Maturity        Year Maturity           Total
                                       --------------   ----------------  ----------------   -----------------    ---------------
($ in millions)                        Amount   Yield    Amount   Yield    Amount    Yield    Amount    Yield      Amount   Yield
-----------------------------------------------------------------------------------------------------------------------------------
Securities Available for Sale:
 U.S. Treasury .....................  $  2.0    5.65%  $   32.1    5.24%  $    --      --%   $     .2     8.63%   $  34.3     5.27%
-----------------------------------------------------------------------------------------------------------------------------------
 U.S. Government agencies
  and corporations ................      3.7    5.86       23.7    6.08      848.7    7.23       14.9     6.34      891.0     7.15
-----------------------------------------------------------------------------------------------------------------------------------
States and political
  subdivisions (a) ................     41.9    9.59      165.7    8.41      219.3    7.77      274.8     7.68      701.7     7.86
-----------------------------------------------------------------------------------------------------------------------------------
Agency mortgage-
  backed securities (b) ...........    153.4    6.88    7,767.9    6.63    2,119.6    6.81    1,968.7     7.09    2,009.6     6.79
-----------------------------------------------------------------------------------------------------------------------------------
Other bonds, notes and
  debentures (c) ..................     15.1    6.93      733.5    6.78      336.4    7.20      309.2     6.91    1,394.2     6.88
-----------------------------------------------------------------------------------------------------------------------------------

Maturities of mortgage-backed securities were estimated based on historical and predicted prepayment trends.
(a) taxable-equivalent yield using the statutory rate in effect.
(b) included in agency mortgage-backed securities available for sale are floating-rate securities totaling $1.5 billion.
(c) included in other bonds, notes and debentures available for sale are floating-rate securities totaling $.7 million.

FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
==============================================================================



leases outstanding were .30%, .36% and .47% for 2000, 1999 and 1998, respectively. The reserve for credit losses as a percentage of total loans and leases was 1.48% and 1.47% at December 31, 2000 and 1999, respectively.

   The table on page 38 presents credit loss data for the most recent five-year period.

DEPOSITS

   Interest-earning assets are funded primarily by core deposits. The accompanying tables show the relative composition of the Bancorp's average deposits and the change in average deposit sources during the last five years. Other time deposits are comprised of consumer certificates of deposit. Foreign office deposits are denominated in amounts greater than $100,000.

   The Bancorp's continued focus on Banking Center sales campaigns for transaction accounts throughout 2000 sustained strong growth in core deposits. Average demand, interest checking and saving balances rose 7% in 2000 and 11% in 1999. Our MaxSaver product contributed to the growth in savings balances, while the Platinum One, Totally Free Checking and Business 53 products and other promotional campaigns drove the increase in demand and interest checking.

   In 1998, the Bancorp acquired deposits of $116.6 million from Bank One Corporation.

DISTRIBUTION OF AVERAGE DEPOSITS

----------------------------------------------------------------------------------------
                            2000          1999         1998        1997          1996
----------------------------------------------------------------------------------------
Demand ..........           14.4%         14.8         13.7         12.2         11.3
Interest checking           17.4          17.4         15.6         13.5         12.2
Savings .........           15.2          16.7         16.9         13.0         12.0
Money market ....            3.3           5.1          5.9         10.4         12.4
Other time ......           31.6          34.3         38.9         42.5         43.4
Certificates-
  $ 100,000
  and over ......            4.9           8.2          8.0          6.7          6.4
Foreign office ..           13.2           3.5          1.0          1.7          2.3
----------------------------------------------------------------------------------------
Total                      100.0%        100.0        100.0        100.0        100.0
----------------------------------------------------------------------------------------

CHANGE IN AVERAGE DEPOSIT SOURCES

----------------------------------------------------------------------------------------
($ in millions)            2000          1999        1998            1997        1996
----------------------------------------------------------------------------------------
Demand ..........   $      286.0         407.3         475.7         293.4         316.5
Interest checking          495.1         639.3         582.4         420.7         438.8
Savings .........           33.3         128.7       1,058.8         326.7       1,017.5
Money market ....         (375.3)       (142.4)     (1,001.8)       (346.6)         96.4
Other time ......          150.0        (697.3)       (559.3)        172.1       1,499.6
Certificates-
  $ 100,000
  and over ......         (697.0)        135.4         369.6         115.8         336.7
Foreign office ..        2,804.5         644.7        (169.3)       (120.5)       (258.3)
----------------------------------------------------------------------------------------
Total change ....   $    2,696.6       1,115.7         756.1         861.6       3,447.2
----------------------------------------------------------------------------------------

SHORT-TERM BORROWINGS

   Short-term borrowings consist primarily of short-term excess funds from correspondent banks, securities sold under agreements to repurchase, short-term bank notes and commercial paper issuances. Short-term borrowings primarily fund short-term, rate-sensitive earning-asset growth. Average short-term borrowings as a percentage of average interest-earning assets remained constant at 19% in both 2000 and 1999, reflecting the Bancorp's success in attracting deposit accounts and utilizing them to fund a relatively higher proportion of interest-earning assets. However, during 2000 and 1999, the Bancorp increased its reliance on short-term borrowings as loan and lease growth outpaced core deposit growth. As the following table of average short-term borrowings and average Federal funds loaned indicates, the Bancorp was a net borrower of $7.8 billion in 2000, up from $6.8 billion in 1999.

AVERAGE SHORT-TERM BORROWINGS

------------------------------------------------------------------------------------
($ in millions)                 2000       1999       1998       1997       1996
------------------------------------------------------------------------------------
Federal funds
  borrowed .............    $  4,226.6    3,424.7    2,314.4    1,535.9    1,295.1
Short-term
  bank notes ...........         919.0      643.2      461.8      658.1      553.9
Other short-term
  borrowings ...........       2,789.8    2,896.7    2,325.3    2,287.6    1,728.2
------------------------------------------------------------------------------------
Total short-term
  borrowings ...........       7,935.4    6,964.6    5,101.5    4,481.6    3,577.2
------------------------------------------------------------------------------------
Federal funds
  loaned ...............          93.7      130.6      140.8      183.7      170.7
------------------------------------------------------------------------------------
  Net funds
    borrowed ...........    $  7,841.7    6,834.0    4,960.7    4,297.9    3,406.5
------------------------------------------------------------------------------------

CAPITAL RESOURCES

   The Bancorp maintains a relatively high level of capital as a margin of safety for its depositors and shareholders. At December 31, 2000, shareholders' equity was $4.9 billion compared to $4.1 billion at December 31, 1999, an increase of $814 million, or 20%.

   The following table shows several capital and liquidity ratios for the last three years:

--------------------------------------------------------------------------------
                                     2000       1999        1998
--------------------------------------------------------------------------------
Average shareholders' equity to
  Average assets .................    9.93%      9.95        9.80
  Average deposits ...............   15.90%     15.69       14.72
  Average loans and leases .......   16.79%     16.22       15.72
--------------------------------------------------------------------------------


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

   The goal of liquidity management is to provide adequate funds to meet changes in loan and lease demand or unexpected deposit withdrawals. This is accomplished by maintaining liquid assets in the form of investment securities, maintaining sufficient unused borrowing capacity in the national money markets and delivering consistent growth in core deposits. As of December 31, 2000, the Bancorp had approximately $2.9 billion in securities and other short-term investments maturing or repricing within one year. Additional asset-driven liquidity is provided by the remainder of the securities portfolio and securitizable loan and lease assets. These sources, in addition to the Bancorp's 10% average equity capital base, provide a stable funding base.

   In addition to core deposit funding, the Bancorp also accesses a variety of other short-term and long-term funding sources. The Bancorp also uses the Federal Home Loan Bank (FHLB)as a funding source, issuing notes payable through its FHLB member subsidiaries. The Bancorp also has significant unused funding capacity in the national money markets. The Bancorp's A-1+/Prime-1 ratings on its commercial paper and AA-/Aa3 ratings for its senior debt, along with the AA-/Aa2 long-term deposit ratings of Fifth Third Bank; Fifth Third Bank, Indiana; Fifth Third Bank, Kentucky, Inc.; and Fifth Third Bank, Northern Kentucky, continue to be among the best in the industry. The continued confidence of the rating agencies has been demonstrated recently by the third quarter 2000 upgrade by Moody's Investors Service of

FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
==============================================================================

the Bancorp's senior debt rating and the affirmation of our ratings by all major rating agencies following the announcement of the Old Kent transaction. These ratings, along with capital ratios significantly above regulatory guidelines, provide the Bancorp with additional liquidity. Management does not rely on any one source of liquidity and manages availability in response to changing balance sheet needs.

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

   The Bancorp's Asset/Liability Management Committee (ALCO), which includes senior management representatives and reports to the Board of Directors, monitors and manages interest rate risk within Board-approved policy limits. The Bancorp's current interest rate risk policy limits are determined by measuring the anticipated change in net interest income over a 12- and 24-month horizon assuming a 200 basis point immediate and sustained increase or decrease in all interest rates. Current policy limits this exposure to plus or minus 5% of net interest income for a 12-month horizon and plus or minus 9% of net interest income over a 24-month horizon.

   The following table shows the Bancorp's estimated earnings sensitivity profile as of December 31, 2000:

--------------------------------------------------------------------------------
    Change in                Percentage Change in
  Interest Rates             Net Interest Income
  (basis points)          12 Months        24 Months
--------------------------------------------------------------------------------
       +200                  --%              1.4%
       -200               (3.7)%            (7.5)%
--------------------------------------------------------------------------------

   Given an immediate and sustained 200 basis point increase in the yield curve used in the simulation model, it is estimated net interest income for the Bancorp would increase by less than .1% over one year and increase by 1.4% over two years. A 200 basis point immediate and sustained decrease in interest rates would decrease net interest income by 3.7% over one year and an estimated 7.5% over two years. All of these estimated changes in net interest income are within the policy guidelines established by the Board of Directors.

   In order to reduce the exposure to interest rate fluctuations and to manage liquidity, the Bancorp has developed securitization and sale procedures for several types of interest-sensitive assets. All long-term, fixed-rate single family residential mortgage loans underwritten according to Federal Home Loan Mortgage Corporation or Federal National Mortgage Association guidelines are sold for cash upon origination. Periodically, additional assets such as adjustable-rate residential mortgages, certain consumer leases and certain short-term commercial loans are also securitized or sold. In 2000 and 1999, $3.2 billion and $4.7 billion, respectively, of fixed and adjustable-rate residential mortgages and consumer leases were securitized or sold. In addition, in 2000 and 1999, certain primarily fixed-rate, short-term commercial loans were sold to a commercial paper funding conduit.

   Management focuses its efforts on consistent net interest revenue and net interest margin growth through each of the retail and wholesale business lines.

FIFTH THIRD BANCORP AND SUBSIDIARIES
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
==============================================================================

CONSOLIDATED SIX YEAR SUMMARY OF OPERATIONS

------------------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($ in millions, except per
share data)                                                   2000        1999         1998        1997        1996        1995
------------------------------------------------------------------------------------------------------------------------------------
Interest Income .......................................... $3,263.4     2,738.1     2,585.8     2,477.6     2,272.0     1,949.9
Interest Expense .........................................  1,793.1     1,333.5     1,315.9     1,304.1     1,189.3     1,045.4
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income ......................................  1,470.3     1,404.6     1,269.9     1,173.5     1,082.7       904.5
Provision for Credit Losses ..............................     89.0       134.0       123.5       116.9        82.9        54.8
------------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Credit Losses ....  1,381.3     1,270.6     1,146.4     1,056.6       999.8       849.7
Other Operating Income ...................................  1,012.7       877.6       753.5       590.4       494.0       407.2
Operating Expenses .......................................  1,085.3     1,039.9       945.0       849.9       783.8       675.4
SAIF Assessment ..........................................     --          --          --          --          49.6        --
Merger-Related and Special Charges .......................     33.5        82.1       121.3        --          --          --
------------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes ...............................  1,275.2     1,026.2       833.6       797.1       660.4       581.5
Applicable Income Taxes ..................................    412.3       358.0       287.1       267.7       217.6       192.5
------------------------------------------------------------------------------------------------------------------------------------
Net Income ............................................... $  862.9       668.2       546.5       529.4       442.8       389.0
------------------------------------------------------------------------------------------------------------------------------------
Earnings Per Share (a) ................................... $   1.86       1.46         1.21        1.18         .99         .91
Earnings Per Diluted Share (a) ........................... $   1.83       1.43         1.19        1.17         .97         .88
------------------------------------------------------------------------------------------------------------------------------------
Cash Dividends Declared Per Share (a) .................... $    .70        .58 2/3      .47 1/3     .37 9/10    .32 4/7     .28 4/9
------------------------------------------------------------------------------------------------------------------------------------
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
------------------------------------------------------------------------------------------------------------------------------------
As of December 31 ($ in millions)                               2000        1999        1998        1997        1996        1995
------------------------------------------------------------------------------------------------------------------------------------
Securities ............................................... $ 15,628.5    12,816.6    11,305.8    10,530.9    10,145.6     7,476.2
Loans and Leases .........................................   25,952.8    24,963.6    22,356.5    21,898.9    20,207.8    18,422.7
Loans Held for Sale ......................................      553.3       297.1       588.9       315.1        93.3       390.9
Assets ...................................................   45,856.9    41,589.5    37,092.3    35,180.2    33,135.1    28,302.0
Deposits .................................................   30,948.8    26,083.1    24,495.8    24,289.6    23,306.0    20,825.6
Short-Term Borrowings ....................................    4,259.3     8,373.7     4,514.6     4,391.3     4,263.3     2,474.0
Long-Term Debt and Convertible Subordinated Debentures ...    4,034.0     1,976.3     3,236.1     2,305.3     1,795.1     1,781.7
Shareholders' Equity .....................................    4,891.2     4,077.0     3,795.1     3,358.5     3,135.4     2,658.6
------------------------------------------------------------------------------------------------------------------------------------

SUMMARIZED QUARTERLY FINANCIAL INFORMATION

-------------------------------------------------------------------------------------------------------------------------
                                                     2000                                          1999
                                -----------------------------------------------------------------------------------------
(Unaudited)
($ in millions,                  Fourth       Third     Second       First      Fourth       Third     Second       First
except per share data)          Quarter      Quarter    Quarter     Quarter     Quarter     Quarter    Quarter    Quarter
--------------------------------------------------------------------------------------------------------------------------
Interest Income ................  $836.0       842.3      817.9       767.2       725.9       702.9      668.6       640.7
Net Interest Income ............   371.2       371.0      364.7       363.4       355.9       357.3      352.3       339.1
Provision for Credit Losses ....    23.1        18.2       26.3        21.4        43.7        29.6       35.3        25.4
Income Before Income Taxes .....   345.7       337.9      283.2       308.4       195.1       293.2      272.0       265.9
Net Income .....................   236.4       228.0      192.1       206.4       116.3       195.4      180.2       176.3
Earnings Per Share (a) .........     .51         .49        .41         .45         .25         .42        .40         .39
Earnings Per Diluted Share (a) .     .50         .48        .41         .44         .25         .42        .39         .38
--------------------------------------------------------------------------------------------------------------------------

(a) Per share amounts have been adjusted for the three-for-two stock splits effected in the form of stock dividends paid July 14, 2000, April 15, 1998, July 15, 1997 and January 12, 1996.

FIFTH THIRD BANCORP AND SUBSIDIARIES
CONSOLIDATED TEN YEAR COMPARISON

===========================================================================================================================
AVERAGE ASSETS ($ IN MILLIONS)
---------------------------------------------------------------------------------------------------------------------------
                                   Interest-Earning Assets
-----------------------------------------------------------------------------------
                             Federal  Interest-Bearing                                Cash and                      Total
               Loans and      Funds       Deposits                                    Due from       Other         Average
Year            Leases     Loaned (a)   in Banks (a)   Securities        Total          Banks       Assets         Assets
---------------------------------------------------------------------------------------------------------------------------
2000         $26,416.5        $ 93.7      $ 65.1       $14,849.7       $41,425.0       $855.4      $2,743.6      $44,648.4
1999          24,382.6         130.6        90.7        12,434.0        37,037.9        953.3       2,108.4       39,744.4
1998          22,542.6         140.8       114.9        11,052.4        33,850.7        884.2       1,752.6       36,167.6
1997          21,129.8         183.7       162.5        10,269.7        31,745.7        727.9       1,495.2       33,676.5
1996          19,632.7         170.7       162.9         9,469.3        29,435.6        744.7       1,380.7       31,280.5
1995          17,641.4         193.6        87.8         7,103.7        25,026.5        767.4         949.4       26,485.5
1994          15,466.7         211.3        97.4         5,843.2        21,618.6        747.3         798.5       22,925.6
1993          13,974.2         175.7       178.4         5,002.5        19,330.8        709.0         783.1       20,609.7
1992          12,028.6         331.0       186.7         4,974.7        17,521.0        630.3         789.8       18,770.7
1991          11,128.9         502.1       223.0         4,562.3        16,416.3        574.5         739.9       17,582.8
---------------------------------------------------------------------------------------------------------------------------

AVERAGE DEPOSITS AND SHORT-TERM BORROWINGS ($ IN MILLIONS)
---------------------------------------------------------------------------------------------------------------------------
                                    Deposits
           ----------------------------------------------------------------------------------------
                                                                 Certificates-                        Short-
                      Interest                 Money       Other   $100,000     Foreign                Term
Year       Demand     Checking    Savings     Market       Time    and Over     Office      Total   Borrowings      Total
---------------------------------------------------------------------------------------------------------------------------
2000      $4,002.0    $4,873.0  $4,244.1    $  912.5     $8,805.9  $1,368.4   $3,681.6    $27,887.5   $7,935.4   $35,822.9
1999       3,716.0     4,377.9   4,210.8     1,287.8      8,655.9   2,065.4      877.1     25,190.9    6,964.6    32,155.5
1998       3,308.7     3,738.6   4,082.1     1,430.2      9,353.2   1,930.0      232.4     24,075.2    5,101.5    29,176.7
1997       2,833.0     3,156.2   3,023.3     2,432.0      9,912.5   1,560.4      401.7     23,319.1    4,481.6    27,800.7
1996       2,539.6     2,735.5   2,696.6     2,778.6      9,740.4   1,444.6      522.2     22,457.5    3,577.2    26,034.7
1995       2,223.1     2,296.7   1,679.1     2,682.2      8,240.8   1,107.9      780.5     19,010.3    3,258.1    22,268.4
1994       1,952.2     2,368.5   2,008.9     2,372.4      7,173.9     628.6      529.4     17,033.9    2,519.2    19,553.1
1993       1,801.0     2,118.2   2,038.3     2,243.3      6,616.2     710.4      242.3     15,769.7    1,611.5    17,381.2
1992       1,532.7     1,809.6   1,702.0     2,214.2      6,598.2     753.8       48.2     14,658.7    1,397.7    16,056.4
1991       1,288.2     1,398.9   1,523.3     1,970.3      6,694.7   1,196.1       13.1     14,084.6    1,065.1    15,149.7
---------------------------------------------------------------------------------------------------------------------------

INCOME ($ IN MILLIONS, EXCEPT PER SHARE DATA)
---------------------------------------------------------------------------------------------------------------------------
                                                                                Per Share (b)
                                                             ------------------------------------------------------
                                                                                                  Originally Reported
                                                                                            -------------------------------
                                Other                                                                             Dividend
        Interest   Interest   Operating   Operating    Net              Diluted   Dividends             Diluted    Payout
Year     Income     Expense    Income      Expense   Income  Earnings  Earnings   Declared  Earnings   Earnings     Ratio
---------------------------------------------------------------------------------------------------------------------------
2000    $3,263.4   $1,793.1  $1,012.7    $1,118.8    $862.9   $1.86     $1.83   $.70        $1.86      $1.83          38.2%
1999     2,738.1    1,333.5     877.6     1,122.0     668.2    1.46      1.43    .58 2/3     1.46       1.43          40.9
1998     2,585.8    1,315.9     753.5     1,066.3     546.5    1.21      1.19    .47 1/3     1.20       1.17          40.3
1997     2,477.6    1,304.1     590.4       849.9     529.4    1.18      1.17    .37 9/10    1.15       1.13          33.6
1996     2,272.0    1,189.3     494.0       833.4     442.8     .99       .97    .32 4/7      .95        .93          34.9
1995     1,949.9    1,045.4     407.2       675.4     389.0     .91       .88    .28 4/9      .86        .84          33.8
1994     1,544.4      720.3     345.6       630.0     325.7     .77       .75    .23 7/10     .75        .73          32.3
1993     1,408.3      634.1     325.7       594.9     299.8     .73       .71    .20 1/7      .65        .63          31.8
1992     1,412.9      700.6     286.6       538.0     239.8     .60       .59    .17 7/9      .54        .54          33.0
1991     1,529.7      917.4     254.6       492.2     190.0     .47       .47    .15 2/5      .46        .46          33.5
---------------------------------------------------------------------------------------------------------------------------

MISCELLANEOUS AT DECEMBER 31 ($ IN MILLIONS, EXCEPT PER SHARE DATA)
----------------------------------------------------------------------------------------------------------------------------
                                                           Shareholders' Equity
                       -----------------------------------------------------------------------------------------
                                                              Accumulated
          Number of                                             Nonowner                                           Reserve
       Shares of Stock    Common      Capital     Retained     Changes in     Treasury                    Per    for Credit
Year   Outstanding (b)     Stock      Surplus     Earnings       Equity         Stock        Total     Share (b)   Losses
----------------------------------------------------------------------------------------------------------------------------
2000(c) 465,651,949     $1,033.7      $593.5      $3,241.9        $  25.9        $ (1.1)   $4,891.2    $10.50       $383.4
1999(c) 463,329,888      1,028.6       573.2       2,704.0         (224.5)         --       4,077.0      8.80        366.6
1998    453,096,554      1,005.9       548.4       2,204.2           94.6         (58.0)    3,795.1      8.38        331.6
1997    446,640,699        991.5       501.6       1,944.4          105.6        (184.6)    3,358.5      7.52        312.2
1996    454,520,459      1,009.0       489.8       1,626.2           10.6           (.2)    3,135.4      7.02        284.3
1995    435,869,093        967.6       316.8       1,350.4           23.8            --     2,658.6      6.10        271.0
1994    424,304,843        942.0       206.5       1,098.1          (66.9)           --     2,179.7      5.14        245.9
1993    421,473,671        935.7       130.1         936.9           20.0            --     2,022.7      4.80        223.5
1992    408,244,133        906.3        63.7         748.9           --             (.4)    1,718.5      4.21        190.3
1991    405,927,453        901.2          --         620.2           --             (.4)    1,521.0      3.75        150.9
----------------------------------------------------------------------------------------------------------------------------

(a) Federal funds loaned and interest-bearing deposits in banks are combined in other short-term investments in the Consolidated Financial Statements.
(b) Number of shares outstanding and per share data have been adjusted for stock splits in 2000, 1998, 1997, 1996 and 1992.
(c) Excludes the unamortized portion of the 1999 non-officer employee stock grant totaling $2.7 million in 2000 and $4.3 million in 1999.

DIRECTORS & OFFICERS

Fifth Third Bancorp Directors
                             -------------------------------------------------------------------------------------------------------

GEORGE A. SCHAEFER, JR.,               THOMAS B. DONNELL,         WILLIAM G. KAGLER,             DAVID E. REESE,
President & CEO                        Chairman Emeritus          Former Chairman of the         Chairman
Fifth Third Bancorp and                Fifth Third Bank,          Executive Committee of the     Fifth Third Bank,
Fifth Third Bank                       Northwestern Ohio          Board of Directors             Southwest F.S.B.
                                                                  Skyline Chili, Inc.
DARRYL F. ALLEN,                       RICHARD T. FARMER,                                        JAMES E. ROGERS,
Retired Chairman                       Chairman                   JAMES D. KIGGEN,               Chairman, President & CEO
President & CEO                        Cintas Corporation         Chairman                       Cinergy Corporation
Aeroquip-Vickers, Inc.                                            BroadWing, Inc.
                                       JOSEPH H. HEAD, JR.,                                      BRIAN H. ROWE,
JOHN F. BARRETT,                       Chairman                   ROBERT L. KOCH II,             Chairman Emeritus
President & CEO                        Atkins & Pearce, Inc.      President & CEO                GE Aircraft Engines
The Western & Southern                                            Koch Enterprises, Inc.
Life Insurance Company                 JOAN R. HERSCHEDE,                                        JOHN J. SCHIFF, JR.,
                                       President & CEO            MITCHEL D. LIVINGSTON, PH.D.,  Chairman, President & CEO
GERALD V. DIRVIN,                      The Frank Herschede        Vice President for Student     Cincinnati Financial Corporation
Former Executive Vice President        Company                    Affairs & Human Resources
The Procter & Gamble Company                                      University of Cincinnati       DONALD B. SHACKELFORD,
                                       ALLEN M. HILL,                                            Chairman
                                       President & CEO            ROBERT B. MORGAN,              Fifth Third Bank,
                                       DPL, Inc.                  Executive Counselor            Central Ohio
                                                                  Cincinnati Financial
                                                                  Corporation

DENNIS J. SULLIVAN, JR.,
President & CEO
Gaylord Entertainment

DUDLEY S. TAFT,
President
Taft Broadcasting Company

THOMAS W. TRAYLOR,
Chairman & CEO
Traylor Bros., Inc.

Directors Emeriti
                  -----------------------------------------------------------------------------------------------------------------

Neil A. Armstrong           Richard G. Brierley         Louis R. Fiore              William J. Keating       Stephen Stranahan
Philip G. Barach            Douglas G. Cowan            John D. Geary               Jerry L. Kirby           N. Beverley Tucker, Jr.
Vincent H. Beckman          Thomas L. Dahl              Ivan W. Gorr                Michael H. Norris        Alton C. Wendzel
J. Kenneth Blackwell        Ronald A. Dauwe             Don R. Hinkley              C. Wesley Rowles
Milton C. Boesel,Jr.        Nicholas M. Evans           William A. Hopple III       David B. Sharrock




Fifth Third Bancorp Officers
                             -------------------------------------------------------------------------------------------------------
GEORGE A. SCHAEFER, JR.,    BARRY L. BOERSTLER,         MICHAEL K. KEATING,         PAUL L. REYNOLDS,
President & CEO             Executive Vice President    Executive Vice President,   Executive Vice President,
                                                        General Counsel, Secretary  Assistant Secretary
NEAL E. ARNOLD,
Executive Vice President,   JAMES R. GAUNT,             ROBERT J. KING, JR.,        STEPHEN J. SCHRANTZ,
CFO                         Executive Vice President    Executive Vice President    Executive Vice President

MICHAEL D. BAKER,           JAMES J. HUDEPOHL,          ROBERT P. NIEHAUS,          GERALD L. WISSEL,
Executive Vice President    Executive Vice President    Executive Vice President    Executive Vice President,
                                                                                    Auditor

ROGER W. DEAN,
Senior Vice President,
Controller

Affiliate Presidents and CEOs
                              -----------------------------------------------------------------------------------------------------
ROBERT A. SULLIVAN          PATRICK J. FEHRING, JR.     SAMUEL G. BARNES            BRADLEE F. STAMPER      COLLEEN M. KVETKO
Fifth Third Bank            Fifth Third Bank            Fifth Third Bank,           Fifth Third Bank,       Fifth Third Bank,
(Northwestern Ohio)         (Central Ohio)              Kentucky, Inc.              Indiana (Northern)      Florida
                                                        (Lexington)
R. DANIEL SADLIER           ROBERT J. KING, JR.                                     MICHAEL J. ALLEY        WILLIAM A. ROBERT
Fifth Third Bank            Fifth Third Bank            JAMES R. GAUNT              Fifth Third Bank,       Fifth Third Bank,
(Western Ohio)              (Northeastern Ohio)         Fifth Third Bank,           Indiana (Central)       Southwest F.S.B.
                                                        Kentucky, Inc.                                      (Arizona)
STEWART M. GREENLEE         TIMOTHY P. RAWE             (Louisville)
Fifth Third Bank            Fifth Third Bank,
(Ohio Valley)               Northern Kentucky           JOHN N. DANIEL
                                                        Fifth Third Bank,
                                                        Indiana (Southern)


Affiliate Chairmen
                   -----------------------------------------------------------------------------------------------------------------
THOMAS B. DONNELL           DONALD B. SHACKELFORD       JERRY L. KIRBY              JAMES B. STURGES        DAVID E. REESE
Chairman Emeritus           Third Bank                  Fifth Third Bank            Fifth Third Bank,       Fifth Third Bank,
                            (Central Ohio)              (Western Ohio)              Indiana (Central)       Southwest F.S.B.
JOHN S. SZUCH                                                                                               (Arizona)
Chairman                    WILLIAM A. STINNETT III     H. LEE COOPER
Fifth Third Bank            Fifth Third Bank            Fifth Third Bank,           ROBERT L. ERNST
(Northwestern Ohio)         (Ohio Valley)               Indiana (Southern)          Fifth Third Bank
                                                                                    (Butler County)

                                                                                           (C)Fifth Third Bank 2001
                                                                                            Member F.D.I.C. - Federal Reserve System

                                                                                           (R)Reg. U.S. Pat. & T.M. Office

REMEMBERING

[Photo of Clem Buenger]
                                                              Clement L. Buenger
                                                          April 1926- March 2000
                                       Leader, mentor, advocate, advisor, friend

Clement L. Buenger left an indelible mark on Fifth Third. As Fifth Third's President & CEO from 1979-89 and Chairman from 1989-93, Buenger led with a simple philosophy: "Work a little harder and sell a little harder than your competition and you'll succeed." This counsel built Fifth Third into one of the most respected financial institutions in the country.

Born in 1926, Clem Buenger grew up in Ft. Thomas, Kentucky. He served as a radioman in World War II from 1944-46 and then returned to Cincinnati to earn a business degree from Xavier University.

After 23 years in the insurance industry -- 16 at an insurance arm of Cincinnati-based grocer, The Kroger Co. -- Clem joined Fifth Third in 1969. He brought with him the ethics of both grocers and insurance representatives...hard work and long hours. He introduced a new sales-oriented aggressiveness and was a standout from his earliest days at Fifth Third because he did something simple but unique: He got out from behind his desk and called on clients, rather than waiting for them to find him.

He also orchestrated the Bank's first sales "blitz," where managers gather to call on area businesses. The term has become a part of Fifth Third's sales culture and vocabulary. Customers and shareholders can thank Clem for his stance on "banker's hours" - he didn't like them. A salesperson by trade, Clem knew that longer hours would increase access and productivity, and allow his bankers to win the business. He instituted a system of sales incentives and rewards. One lasting example is the monthly Shoe Leather Award, a pair of expensive new shoes for the employee with the most sales calls. Today, when analysts talk about the value of Fifth Third stock, they often cite the company's work ethic as the foundation of its strength.

During the 1980s, when many banks were faltering in the face of stiff competition from unregulated industries, Buenger was a pioneer in developing strategies that fueled Fifth Third's growth and profitability. He set Fifth Third apart from other banks by implementing an aggressive sales culture, hard work ethic and installing Bank Mart(R) locations inside area grocery stores. Under Clem's leadership, Fifth Third's assets grew from $1.1 billion to $12 billion, net income increased from $15.5 million to $196.4 million and market value soared from $97 million to $3.3 billion.

"Clem was the hardest working man I have ever met," recalls Fifth Third President & CEO George A. Schaefer, Jr. "When he wasn't working in the bank, he was working in the community. He was a leader, mentor, advocate, advisor and friend, and I consider myself fortunate to have worked with him."

When it came to community service, Clem applied the same qualities that propelled him to the top of his profession, and his commitment was extraordinary. He led the Cincinnati Business Committee Task Force on Public Schools to help pull the system from the brink of bankruptcy. The "Buenger Commission" study initiated changes for better education because, according to Clem,"...out of the schools will flow the people who will lead this city."



[Photo of Clem and Ann Buenger and Xavier President]



In 1989, the Buengers established a scholarship foundation at Xavier, and in 1992, donated $1 million to the University. Clem and Ann Buenger and Xavier President Fr. James Hoff dedicated a new residence hall in 1994.



He and his wife, Ann, were committed to improving the lives of children through education. He was a founding board member of INROADS, a job-training program which partners African-American student interns with local businesses. He also built the endowment of the Fund for Independent Schools of Cincinnati (FISC) to provide academic scholarships for African-American youths to attend Cincinnati's leading independent high schools.

Clem Buenger was a man of boundless energy. We are forever grateful for his guidance, inspiration, friendship and generosity.

                                                                      www.53.com

                                                             [Photo of Web Page]