Form 10-K, Exhibit 13
period 2001-12-31
FIFTH THIRD BANCORP
filed 2002-03-12
CIK 35527

strength

Over the past 143 years, Fifth Third has become one of the strongest, most financially sound banks in the nation.

stability

Fifth Third Bancorp is one of a handful of U.S. bank holding companies with Moody's Aa3 credit rating.

performance

2001 marks Fifth Third's 28th year of consecutive increased earnings and the 23rd year of double-digit earnings growth.

                                                   [GRAPHIC] Fifth Third Bancorp
                                                             -------------------
                                                              2001 Annual Report

                     FIFTH THIRD BANCORP AND SUBSIDIARIES

Corporate Profile

[GRAPHIC]

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. It operates 16 affiliates in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida and West Virginia, and provides a broad array of products and services through four primary businesses: Commercial Banking, Retail Banking, Investment Advisors and Midwest Payment Systems, our electronic payment processing subsidiary. With $71 billion in assets, Fifth Third is the 14th largest bank holding company in the nation and the ninth largest in market capitalization.

Investment Qualities

Fifth Third Bancorp shareholders have:

    . Received a 25-year annualized return in excess of 26%, a 10-year compounded annual dividend growth rate of nearly 18%, and seen an investment of $10,000 in 1976 increase to more than $3.6 million by December 31, 2001;

    .   Seen a single share of stock purchased in 1980 grow to nearly 77 shares;

    . Seen their investment outperform the Standard & Poor's average 14-fold over a 25-year period;

    . Enjoyed 28 years of consecutive earnings increases and for the past 23 years, a growth rate of 10% or more; and

    . Invested in one of only a handful of bank holding companies to hold Moody's Aa3 senior debt rating for safety and soundness.

                              2001 ANNUAL REPORT

President's Letter

Record revenue & earnings. Four accretive acquisitions completed smoothly.

2

The Year in Review

Operating style explained in detail. Continued focus on growing deposits and intensified cross-selling efforts.

4

Financial Presentation

Includes consolidated financial statements and notes audited by Deloitte & Touche LLP; five-year financial record and management's discussion & analysis.

15

Directors and Officers

Fifth Third's director and officer ranks are expanded following the Old Kent merger.

48

Investor Information

Price range of stock. Outstanding ratings by Moody's of Aa3 on senior debt and Prime-1 on its commercial paper.

49

Financial Highlights

                                                                            Percent
For the years ended December 31                      2001         2000       Change
-----------------------------------------------------------------------------------
$ in millions, except per share data
Earnings and Dividends

Operating Earnings (a)                             $ 1,393       $ 1,207       15.4
Net Income                                           1,094         1,141       (4.2)
Cash Dividends Declared                                460           325       41.4
-----------------------------------------------------------------------------------
Per Share

Diluted Operating Earnings (a)                      $ 2.37        $ 2.10       12.9
Earnings                                              1.90          2.02       (5.9)
Diluted Earnings                                      1.86          1.98       (6.1)
Cash Dividends Declared                                .83           .70       18.6
Year-End Book Value                                  13.11         11.71       12.0
Year-End Market Price                                61.33         59.75        2.6
-----------------------------------------------------------------------------------
At Year-End

Assets                                            $ 71,026      $ 69,658        2.0
Loans and Leases                                    41,548        42,530       (2.3)
Deposits                                            45,854        48,360       (5.2)
Shareholders' Equity                                 7,639         6,662       14.7
Market Capitalization                               35,735        34,001        5.1
-----------------------------------------------------------------------------------
Key Ratios

Return on Average Assets (a)                          1.97%         1.81%       8.8
Return on Average Equity (a)                          19.2          20.2       (5.0)
Overhead Ratios (a) (b)                               46.9          48.5       (3.3)
Net Interest Margin                                   3.82          3.74        2.1
-----------------------------------------------------------------------------------
Number of Shares                               582,674,580   569,056,843        2.4
Number of Shareholders                              58,203        60,172       (3.3)
Number of Banking Locations                            933           963       (3.1)
Number of Full-Time Equivalent Employees            18,373        20,468      (10.2)
-----------------------------------------------------------------------------------

(a) For comparability, certain ratios and statistics exclude nonrecurring merger charges and a nonrecurring accounting principle change of $394.5 million pretax ($300.3 million after tax, or $.51 per diluted share) for 2001 and nonrecurring merger charges of $99 million pretax ($66.6 million after tax, or $.12 per diluted share) for 2000.

(b) Operating expenses divided by the sum of fully taxable equivalent net interest income and other operating income, including $142.9 million of realized gains in 2001 on securities sales from the mortgage servicing rights non-qualifying hedging program.

                     FIFTH THIRD BANCORP AND SUBSIDIARIES

Dear Shareholders and Friends:

We achieved record earnings for the 28th year in a row, despite a weak economy, while we simultaneously integrated the largest and most successful acquisition in our history. We have one of the strongest balance sheets in the industry, proven expense discipline and considerable market share growth potential.

                                    [PHOTO]
                            George A. Schaefer, Jr.
                            President & CEO

    We continued to grow throughout 2001 by adding to and expanding relationships with customers in our existing markets and by taking advantage of our opportunities in new markets provided by four acquisitions. Our employees are to be commended for their focus and dedication in carefully completing the integration of these acquisitions while maintaining our performance track record. This year's financial performance was marked by continued strong revenue growth, improved efficiency, stable credit quality despite the challenges of an uncertain environment and the successful integration of Old Kent. Compared to the year 2000,

   . Operating earnings increased 15% to $1.4 billion, or $2.37 per diluted share;

   . Revenue increased 12% to $4.2 billion;

   . Transaction deposits rose 28% to $31.1 billion;

   . Service revenues increased on double-digit growth from nearly each of our four main lines of business--Retail and Commercial Banking, Investment Advisors and Midwest Payment Systems (MPS), our electronic payment processing subsidiary. MPS led the growth with an annual increase in revenues of 38%. The successful sales of Retail and Commercial deposit relationships fueled an annual increase in deposit service revenues of 23%. Investment Advisors service revenues increased nine percent, while total revenues grew 11%, despite equity market weakness for much of 2001;

   . The quality ratings on our senior debt and commercial paper remained at an all-time high. Moody's awarded our senior debt an Aa3 rating, while our commercial paper received ratings of Prime-1 from Moody's and A-1+ from Standard & Poors, which attest to our safety and stability;

   . Quarterly cash dividends, which have been paid for 105 consecutive quarters, were increased twice in 2001- from $.18 per share to $.20 per share last March and then to $.23 per share last December, a 19% increase for the year;

   . Our capital ratio improved to 10.28%, representing an additional billion dollars in shareholder equity and one of the best capitalized balance sheets in the industry; and

   . Return on average equity was 19.2% on an expanded capital base and our return on average assets was 1.97%.

                          Growth Opportunities Continue

   . Our four main lines of business continue to provide diverse income sources, and customer and revenue growth momentum is as strong as at any time in our history.

   . We are also at the strongest capital position in our history as a result of acquiring only companies that quickly contribute to corporate earnings, a disciplined credit policy, productive expense controls and a fierce, competitive drive to win new customers- basic

                              2001 ANNUAL REPORT

operating principles that are the foundation of our corporate culture.

     . We expect to increase market share by taking advantage of the significant momentum building in our larger markets. Presently, only one in 16 residents in our market areas banks with us. Further, our current 5.1 million customer base provides us ample room to grow profitably through the cross-sell of additional banking products.

     . Finally, customers traditionally seek strong institutions in a weak economy. No other bank in our markets has a better record for strength or for delivering financial solutions.


                                    [CHART]

                             Market Capitalization

                                 (in billions)

                      28% Five Year Compound Growth Rate

                96       97       98       99       00       01
              -----    -----    -----    -----    -----    -----
              $10.5    $20.2    $26.5    $27.7    $34.0    $35.7

                                 Operating Model

Unlike most in our industry, we continue to execute a basic, yet proven, operating model that strives to make decisions closer to the customer. We remain a collection of decentralized banking operations centered in each of our major metropolitan markets. The challenges to grow and the competition are different in each of our markets, so the authority, responsibility and accountability for growth are placed in the hands of local managers. No matter how large we become, we believe this operating philosophy is the primary reason we consistently achieve the highest overall performance in the banking industry.

                                    [CHART]

                            Operating Earnings Per
                                Diluted Share*

                      15% Five Year Compound Growth Rate

                  96      97      98      99      00      01
                 ----    ----    ----    ----    ----    ----
                 1.20    1.37    1.63    1.83    2.10    2.37

                       *Excludes SAIF and Merger Charges

                                  Acquisitions

We made four acquisitions last year: a money management firm, an electronic payment processor, and two bank holding companies. By far, the largest acquisition was Old Kent Financial, which was about half our size. Apart from acquiring many new customers and deposits, we obtained a formidable presence throughout Michigan, a stronger base in Chicago, greater market share across northern Indiana, and access to approximately 16 million potential new customers.

                                    [CHART]

                                 Total Equity

                                 (in billions)

                      10% Five Year Compound Growth Rate

                  96      97      98      99      00      01
                 ----    ----    ----    ----    ----    ----
                 $4.7    $5.0    $5.4    $5.6    $6.7    $7.6

We are well on our way to achieving the financial objectives from these transactions and look forward to their continued earnings opportunities. More importantly, the 2001 results prove that we are unwilling to compromise the performance and balance sheet quality our shareholders have come to expect.

                                    Directors

We welcomed three new members to our Board from Old Kent: James P. Hackett, President, CEO and Director of Steelcase, Inc.; Hendrik G. Meijer, Co-Chairman of Meijer, Inc.; and David J. Wagner, formerly Chairman, President and CEO of Old Kent and now Chairman of Fifth Third Bank Michigan.


Gerald V. Dirvin, former Executive Vice President of The Procter & Gamble Company, and Brian H. Rowe, former President and CEO of GE Aircraft Engines, retired from our Board last year, after 12 and 21 years of service, respectively. Their guidance and leadership were outstanding, and we will miss them greatly.

                                   Conclusion

I would like to thank our Board members and employees for their hard work in producing another rewarding year for our shareholders. Their accomplishments created an even stronger growth company. The recognized financial strength of our balance sheet, the flexibility provided by $7.6 billion in equity capital, sales opportunities in both our new and existing markets and a culture of simply executing better on the basics serve to effectively position us to continue to deliver consistent earnings growth in the future. I look forward to the challenges that lie ahead in 2002.

Sincerely,

/s/ George A. Schaefer, Jr.

George A. Schaefer, Jr.
President & CEO
January 2002

                     FIFTH THIRD BANCORP AND SUBSIDIARIES

The Year in Review

Fifth Third's operating style is different. It adapts to the reality of our capitalist economy. It rewards swift, decisive action, increased efficiency, flawless execution, and competitive drive. This is how Fifth Third outperforms other banks.

--------------------------------------------------------------------------------
"Continuing our growth momentum while simultaneously integrating Old Kent smoothly and ahead of schedule was the decisive achievement of 2001. Our ability to pull off the largest merger in our history without disrupting our ongoing operations is a skill we've learned and then honed from the more than 50 acquisitions we've made in the past 10 years." --George A. Schaefer, Jr.
--------------------------------------------------------------------------------

    Our unmatched record of increased revenue and earnings for the past 28 consecutive years illustrates our consistency, regardless of economic or credit cycles. When other banks were losing deposits to money market centers and mutual funds, we increased our transaction deposits. When other banks were struggling with their acquisitions and posting huge losses, we integrated ours smoothly and derived increased earnings from each in the first year we acquired them. When many banks reported enormous write-offs during last year's slumping economy, we solidified existing business relationships - and forged new ones - to maintain a high level of service and record strong profits.

    Inasmuch as every bank's cost of money is approximately equal, and the same potential customers are available to every bank in a given market, the principal difference that distinguishes one bank from another is how they operate. And Fifth Third operates much differently from others.

    We embrace American capitalism and adapt to its realities. We hustle day in and day out. We outsell competitors by providing superior financial products that meet the needs of the market and return a profit to us. Our operating principles are simple and firm.

   . We focus on building deposits as they are the prime source for new customers.

   . We call on customers every day. We don't wait for business to come to us.

   . We have a disciplined acquisition strategy focused on metropolitan markets and future growth potential--carefully evaluating every opportunity as owners.

   . We focus on outstanding credit quality as one of the bases for consistent earnings growth.

   . We give broad authority to our 16 bank presidents and hold them accountable for their performance.

   . We set very short-term goals that enable us to make incremental progress every day rather than relying on "home runs" to boost earnings.

   . We focus on flawless execution.

   . We're frugal and know how to do more with less.

   . We recognize the wisdom of rewarding performance.

   . We pay generous profit sharing bonuses and award stock option incentives to retain highly productive employees. This pays off. Each full-time equivalent employee produced average operating earnings of $72,000 last year, up from $58,000 in 2000. No other bank equals this performance. Stock options, particularly, motivate employees to think like shareholders, i.e., to work hard, watch our pennies and get additional customers to improve earnings.

                                    [CHART]

                                    Revenue

                                ($ in billions)

                      97      98      99      00      01
                     ----    ----    ----    ----    ----
                     $2.9    $3.2    $3.5    $3.8    $4.2

                              Operating Earnings

                                ($ in millions)

                    97      98       99       00        01
                   ----    ----    -----    ------    ------
                   $776    $925    1,048    $1,207    $1,393

                              2001 ANNUAL REPORT

                                    [GRAPHIC]

Last year's acquisition of Old Kent materially enhanced our presence in Chicago. We now have 102 full-service Banking Centers in Chicagoland to serve its approximate eight million residents. Our convenient locations clearly demonstrate that at Fifth Third, we're "working hard to be the only bank you'll ever need(R)!"

                     FIFTH THIRD BANCORP AND SUBSIDIARIES

We think small. We operate as 16 affiliate banks instead of one, unwieldy entity. By dividing our bank into 16 operating units, we avoid the stifling bureaucracy of a huge monolith and unleash the entrepreneurial talents of our bank presidents and their employees.

Deposit/Customer Growth

Last year, we continued our focus on building transaction deposits and had great success. Account openings and balances within the former Old Kent franchise accelerated to more than three times the prior year rate. Our existing affiliate banks continued to gain market share through the success of new product introductions and direct marketing efforts. In 2001, transaction deposits increased 28 percent over the prior year.

    The resulting balances and customers they represent provide a stable and increasing core funding base, fuel service income growth and represent an important

                              [LOGO] FIFTH THIRD

     . A Fifth Third Bank Mart(R) in Cincinnati. These full-service Banking Centers, located in more than 140 grocery stores, offer evening and weekend hours, seven days a week.

         The Bank Mart brings convenience to customers and simultaneously affords Fifth Third employees an opportunity to sell to more potential customers in a grocery store than they would at a freestanding bank location.

[GRAPHIC]

                              2001 ANNUAL REPORT


platform from which we can cross-sell additional products and services. This unrelenting focus defines our growth strategy.


                            Driving Revenue Growth

Total revenues increased 12 percent to $4.2 billion in 2001 compared with $3.8 billion in 2000. The hallmark of our revenue growth is a commitment to maximizing operating leverage, or the allocation of resources to projects and investments that produce immediate returns and drive revenues at a rate faster than the incremental expense impact.

[GRAPHIC]

================================================================================
TOTAL
REVENUE                                                               PERCENT
$ IN MILLIONS                                2001        2000          CHANGE
--------------------------------------------------------------------------------
RETAIL BANKING                            $ 1,971     $ 1,676              18

COMMERCIAL BANKING                          1,158         997              16

INVESTMENT ADVISORS                           402         362              11

MIDWEST PAYMENT SYSTEMS                       343         249              38

--------------------------------------------------------------------------------


                                 Cross-selling

Successful sales and promotional campaigns produced a record number of new accounts in 2001, evidenced by 21 percent year-over-year growth in average interest checking account balances. This performance was fueled by the introduction and expansion of products and services to new and existing markets, plus a sharp focus on cross-selling.

   Defined, cross-selling is the broadening of existing Retail, Commercial, Investment Advisors and MPS relationships. We work hard to retain relationships and win new ones - and harder still on growing the relationships to incorporate additional products and services.

   Consumer relationships often begin with a checking account, so we offer both an interest-bearing checking account paying a money market rate, as well as a Totally Free account with no minimum balance. This strategy gives our sales force the perfect platform for adding new customers and selling additional products.

   Fifth Third's business, investment and payment processing sales personnel share this same philosophy. Our Commercial customers derive benefit from Midwest Payment Systems' automated back-office solutions and Investment Advisors' corporate pension products. Communication and referrals remain paramount to growing these key relationships.

[PHOTO]

Retail Banking

Robert P. Niehaus, Executive Vice President. Fifth Third delivers retail banking through full-service Banking Centers, Jeanie(R) Automated Teller Machines, our toll-free customer service line and on the web at www.53.com. Our grocery store locations feature evening and weekend hours, and provide an endless source of new relationships. The Retail Banking and Consumer Lending Group comprise 54 percent of Fifth Third's net income and 47 percent of its revenue.

                     FIFTH THIRD BANCORP AND SUBSIDIARIES


Fifth Third offers banking and investment convenience at its full-service Banking Centers, Bank Mart(R) locations, Jeanie(R) ATMs, Jeanie Telephone Banking and with Fifth Third Online(SM) on the Web at www.53.com.

.. Retail Banking.

The combination of our convenience, strong selling efforts and an ability to reach more potential customers through our 933 full-service Banking Centers produced another outstanding year.

   Retail Banking remained our greatest source of revenue, at 47 percent. We view our Banking Centers as an integral part of our business, and we empower Banking Center Managers, those closest to the customer, to make lending and account decisions as well as to become a visible presence in their communities.

   Average consumer demand deposit balances increased 51 percent and interest checking balances grew by 21 percent in 2001. The related deposit service revenue from these efforts increased 18 percent over last year and continues to accelerate. Retail loan and checking account campaigns help identify and reward the best performers and produce remarkable results in all of our markets.

   These gains illustrate our ability to leverage our extensive in-footprint bricks and mortar presence with a superior product set, delivered by an aggressive sales force.

..  Commercial Banking.

Fifth Third is committed to helping business customers operate more efficiently by offering a full-range of services for small, middle-market and large corporate clients.

   Whether a company needs help with cash management solutions, investments or foreign exchange, Fifth Third will tailor a solution that helps businesses focus more time and energy on growing their business. We are committed to helping customers operate more efficiently and we demonstrate this commitment every day by get-

[PHOTO]

Kevin T. Kabat, President & CEO of Fifth Third Bank in Western Michigan (left), calls on Cascade Engineering's Chairman & CEO, Fred T. Keller, at his plant in Grand Rapids.

   Mr. Keller's company is known globally as a developer and manufacturer of injection-molded products for the automotive, container and home and office markets. Cascade's 9,000-ton injection molding press, the largest in North America, made headlines in 1997 when it produced Chrysler's Composite Concept Vehicle, the world's first all-plastic automobile body.

   Fifth Third Bank, Western Michigan, encompassing Grand Rapids, Muskegon and Holland, has deposits of $5.7 billion and a market-leading 40 percent share.

[PHOTO]

                              2001 ANNUAL REPORT


ting out from behind our desks and observing the inner-workings of their companies.

   For example, we developed a unique set of cash management products in response to the evolving demands of today's business customer. These products deliver functional access through a single integrated platform to multiple bank products and services. As a result, our cash management service revenues are growing faster than those of our competitors among the top 20 U.S. bank holding companies, according to an annual survey of Cash Management Services by Ernst & Young LLP. In addition, we are one of the few Midwest-based banks that can support companies with operations in Europe and Asia. As a result, our cash management and international service revenues increased 36 percent over last year.

.. Officer Call Program--Commercial

[PHOTO]

James R. Gaunt (left), President & CEO of Fifth Third Bank in Louisville, enjoys a quick lunch at Wendy's with bank customer, Ulysses L. "Junior" Bridgeman. Junior's company, Bridgeman Foods, started with five restaurants in Milwaukee 11 years ago. Presently, it operates more than 135 Wendy's restaurants in a three-state region, including 30 locations in the Louisville area.

Mr. Bridgeman's success is legendary within the Wendy's franchise organization. He and his partner, Paul Thompson, are inspirational mentors to their employees, often working side by side with them during rush hours. Their close association with their employees has paid off handsomely: virtually no manager has ever quit, allowing Bridgeman Foods to maintain a continuity of service that few can equal.

                     FIFTH THIRD BANCORP AND SUBSIDIARIES


   Interest and fees on commercial loans and leases was $1.7 billion and commercial banking service revenue rose 46 percent to $125 million in 2001. Commercial demand deposits increased 18 percent to $5.3 billion in 2001.

..  Investment Advisors.

During a challenging year in the markets, our Investment Advisors group significantly increased its client relationships. Total Investment Advisors revenues grew by 11 percent over the prior year to $402 million.

   Declines in market sensitive service income were mitigated by double-digit increases in both Private Client services across all product lines and in Retail Brokerage, driven by Fifth Third Banking Center annuity sales. Fifth Third remains committed to investing in and broadening the sales efforts to take advantage of our strong investment performance. We will continue to focus our sales efforts on integrating services across business lines to take advantage of an expanding customer base. The prospects for the future remain excellent due to an increased distribution network, continued strong investment performance and the addition of more than 150 seasoned sales professionals throughout the year.

   Fifth Third significantly expanded its mutual fund family and investment styles in 2001 with the merger of the Kent and Maxus Funds. Since its inception in 1988, the Fifth Third Funds(R) family has grown from $100 million in assets to $12 billion today. The family now offers four investment styles: Quality Growth, Disciplined Value, Broadly Diversified and Fixed Income and features 31 nationally recognized stock, bond and money market mutual funds.* At year-end 2001, we had $188 billion in assets under care and $34 billion under management for our 200,000 personal, corporate and not-for-profit clients.

..  Midwest Payment Systems.

Our electronic payment processing unit, MPS, is our fastest growing operation. MPS provided net service revenues of $347 million in 2001, an increase of 38 percent. Midwest Payment Systems acquires, authorizes, switches, captures and settles virtually all types of electronic payment transactions for financial institutions and merchants throughout all 50 states. MPS operates two principal businesses including Merchant Services and

[PHOTO]

Investment Advisors

Bradlee F. Stamper, President & CEO of Fifth Third Bank in Chicago, updates investment client, Mrs. Barbara Gunther, at her home in north suburban Chicago. Despite last year's stock market decline, Fifth Third added a record number of new investment clients.

[GRAPHIC]

Barnes & Noble, the nation's largest book retailer with more than 1,000 stores throughout the Midwest, chose MPS to process its customers' credit card transactions because of its unmatched ability to develop custom sales floor and back office solutions.

                              2001 ANNUAL REPORT


Electronic Funds Transfer (EFT) Services.

   Our Merchant Services group provides more than 160,000 retail locations nationwide with debit, credit and stored value payment processing, which represents an increase of 88 percent over 2000. Nationally, MPS ranks among the largest processors in merchant transaction volumes.

   Our EFT Services group provides automated teller machine (ATM) processing, debit card management and debit network access principally for over 1,100 financial institutions nationwide and in 23 countries throughout the Americas, Asia and Europe. Our reputation and ability to deliver innovative processing solutions has earned us many distinctions, including a #1 ranking among EFT processors, as well as VISA(R), and Star(R) Network quality awards.

   Since 1973, MPS has provided innovative transaction processing solutions for its customers, handling more than 6.6 billion ATM, point-of-sale and electronic commerce transactions this year. MPS acts as a business advisor to its clients, forging strategic partnerships and creating processing solutions that enable them to enhance revenue while simultaneously reducing their costs. MPS' complete service offering provides us with a revenue and income stream that few of our Midwest banking competitors possess.


                              Acquisitions--2001

The four acquisitions we completed last year--Old Kent Financial Corporation, Maxus Investment Group, Capital Bank NA, and Universal Companies--played a major role in our growth as each brought us new customers and increased market opportunities.

Old Kent Conversion In Less Than One Year. This acquisition enabled us, in one transaction, to accomplish what would have normally taken four separate purchases. As a result of this acquisition, we received:

..  Over one million new customers;

.. The opportunity to market to 16 million potential customers in Michigan, Illinois and Indiana;

.. A stronger presence in Michigan, a state ranked #1 for new or expanded business facilities, #2 in new manufacturing plant construction and #10 for deposits in the United States; and

..  $16.8 billion in deposits.

[GRAPHIC]

.. Fifth Third helped the Lexington Clinic buy itself back from a management company by arranging a loan through our Real Estate Capital Markets Group. We also provided equipment financing and a working capital line of credit for the transaction.

   Founded in 1920, the clinic boasts one of the largest medical practices in Kentucky. Fifth Third cash management and credit card processing services help keep the clinic's back office running smoothly, while physicians and administrators trust our Investment Advisors Group for private banking expertise.

   Lexington Clinic President Andrew H. Henderson, M.D. (left) and CEO Michael
P. Fizgerald (right), meet with Samuel G. Barnes, President & CEO of Fifth Third Bank in Lexington (center).

[GRAPHIC]

Fifth Third Bank Eastern Michigan President & CEO Patrick J. Fehring, Jr. (left) confers with John R.Green, CFO, John E. Green Co., at a State of Michigan facility in Lansing. The John E. Green Co. provides plumbing, heating, process piping and fire protection solutions to many companies throughout the Midwest.

                     FIFTH THIRD BANCORP AND SUBSIDIARIES

                               TRACK RECORD OF SUCCESSFUL ACQUISITIONS
                   Fifth Third has a proven ability to integrate acquired financial institutions quickly - and to increase their
                               profitability. A few highlights include:

                              YEAR          RETURN ON ASSETS (ROA)       2001            BRANCHES
AFFILIATE                   ACQUIRED             AT PURCHASE              ROA            GROWN TO
-------------------------------------------------------------------------------------------------
Lexington                     1989                  .70%                 2.18%              19

Louisville                    1994                  .85%                 2.08%              43

Western Ohio                  1998                  .87%                 1.87%              63

Central Ohio                  1998                 1.26%                 2.25%              56

Central Indiana               1999                 1.38%                 1.73%              77

Southern Indiana              1999                 1.42%                 1.68%              57

Northern Indiana              1999                 1.00%                 1.43%             102

   Despite its size, we were able to integrate its entire operation in less than one year, on budget and two months ahead of schedule. In fact, success in the levels of deposit growth and balance sheet improvement has exceeded our initial projections by nine months.

   The one-time pre-tax merger cost to integrate Old Kent was $384 million. This sum was expensed in 2001, and we expect to more than recoup these costs from earnings generated by the former Old Kent.

   Maxus Investment Group, a Cleveland-based money management firm with $1.4 billion under management, was acquired on January 2, 2001, and integrated into Fifth Third Bank in Northeastern Ohio.

   Capital Bank of Sylvania, Ohio, a bank holding company with $1.1 billion in assets, was acquired on March 9, 2001, and quickly integrated into our Fifth Third Bank in Northwestern Ohio. The former Capital Bank Chairman, John Szuch, now serves as Chairman, Fifth Third Bank in Northwestern Ohio, and Bob Sullivan, the former Capital Bank President, became the President of Fifth Third Bank in Northwestern Ohio.

   Universal Companies, an electronic payment processor serving over 61,000 merchant locations with over $4 billion in annual transaction volume, was acquired on October 31, 2001. Universal's technology platforms enhance Midwest Payment Systems' service offering for small and medium sized merchants. In addition, Universal's broader sales distribution programs, utilizing in-house sales as well as third-party resellers, provide further opportunities for rapid revenue growth and geographic expansion.

                                  Profitability

Operating earnings, exclusive of nonrecurring after-tax merger charges of $294 million, increased 15 percent to $1.4 billion, compared to $1.2 billion in 2000. Earnings this year were driven by strong revenue growth, an improved net interest margin, and stable credit quality that remains among the best in the industry despite the challenges of an uncertain external environment.

   Our efficiency ratio, the expense associated with each dollar of revenue, improved to 46.9 percent in 2001 (inclusive of securities transactions associated with non-qualifying hedging activity related to the mortgage servicing portfolio) from 48.5 percent last year.

   Fifth Third's ability to operate more efficiently than its peers is a product of the disciplined expense control that comes from a culture of ownership, profit and loss accountability throughout the organization, and the synergies across business lines provided from a single integrated computer platform.

                               Balance Sheet Data

We continued our commitment to maintaining a strong, flexible balance sheet. Our capital ratio improved throughout 2001 to 10.28 percent, comparing favorably to
8.98 percent in 2000. The strength of our low-risk balance sheet has been recognized by all of the major rating agencies and is an important determinant to our business customers and vendors alike. In 2001, we increased our equity base by over a billion dollars, despite a 19 percent increase in the annual dividend and various integration charges incurred in the year.

                                  Honors/Awards

Fifth Third's performance continued to be recognized in various trade publications and the financial news media. Last May, a Harris Poll ranked Fifth Third as the number one commercial bank in the nation for quality and consistency, as well as first for reputation, name recognition, and customer service. Mergent's Dividend Achievers ranked us third among 28,000 publicly-held corporations for dividend growth and consistency. In the April 23rd issue of Barron's, we were ranked eighth among the top 500 performing companies in the nation and first among all banks. In addition, Moody's gave us an Aa3 rating for safety and soundness for investors. These rankings are a testament to our competitive drive, sound

                              2001 ANNUAL REPORT


financial footings and innovative solutions we bring to all phases of banking.

                                     Outlook

We cannot control the trend of the economy, but we most certainly can control how we operate within it. We remain focused on providing outstanding customer service and delivering innovative banking and investment solutions that will fuel continued growth.

   We have a great opportunity to continue cross-selling in our existing and new markets. We will continue to build on the momentum realized in 2001 for our Retail and Commercial lines of business by striving to meet all the financial service needs of our customers. Increasing the contribution of our Investment Advisors business line remains a priority as we expand our product offerings and continue to deliver strong investment performance. Our acquisition of Universal Companies will allow our electronic payment processing business to better serve and expand our capabilities within the small merchant market, complementing our demonstrated strength in other areas.

   Finally, with less than 10 percent market share in our footprint, we have ample room for expansion. We expect our competitive operating style and ability to operate as 16 separate growth units will allow us to deliver the continued growth that our shareholders have come to expect.[_]

..Fifth Third's Operations Group, led by Executive Vice President Michael D. Baker, Senior Vice President Diane L. Dewbrey (shown, right) and Senior Vice President David J. Rhodes, processed 96 million customer payments, settled 1.5 million securities trades and fielded 41 million customer calls in 2001 at five sites throughout Fifth Third's footprint, including the newly constructed Madisonville Operations Center pictured here in Cincinnati. Fifth Third invested $70 million to renovate and expand a facility in one of the oldest neighborhoods in the city. Built to accommodate 2,500 employees, the 500,000 square foot facility provided a smart work-flow plan and the capacity we needed to continue to support our own growing customer base, as well as national firms, like Sprint and Federated Department Stores, for whom we offer lockbox and treasury management services.

[GRAPHIC]

                     FIFTH THIRD BANCORP AND SUBSIDIARIES


Community Relations

We believe that if you build a stronger community, you build a better bank. Fifth Third made $3.8 billion available in loans and investments last year and $2.9 billion in 2000 as part of a $9 billion three-year pledge to fund community development in its market areas.

United Way Giving ($ in millions)

(includes employee and corporate contributions)

                                    [CHART]

1997                                  $2.9
1998                                         $3.7
1999                                               $4.6
2000                                                      $5.5
2001                                                             $6.5



Fifth Third Philanthropy Tops $20 Million in 2001

Over $20 million was awarded to various community organizations in 2001 through Fifth Third Bank Foundation and the charitable foundations for which the bank is privileged to serve as trustee. Contributions, which rose 43% over last year, were made in the area of arts and culture, education and social services, and community development.

   Highlights of Fifth Third's philanthropy include:

OHIO

$1 million to Cincinnati Children's Hospital Medical Center; $125,000 to Clinton Memorial Hospital; $100,000 to the Girl Scouts of Maumee Valley in Toledo; $100,000 to help build a new school in Shaker Heights; $50,000 to the Catholic Diocese of Columbus to develop housing for senior citizens and $36,000 to South Community, Inc. in Dayton to support emotionally disturbed children.

KENTUCKY

$100,000 to The Wave Foundation of the Newport Aquarium; $100,000 to the Urban League of Lexington Fayette County and $15,000 to West Point Independent Schools in Louisville.

INDIANA

$50,000 to Children's Bureau of Indianapolis for the development of a new multi-purpose facility; $33,000 to Henderson Community College in Southern Indiana for various programs, including library improvements.

MICHIGAN

$100,000 to Grand Valley State University to construct a new Health Education Professions Center; $50,000 to Northwestern Michigan College for its West Bay Campus Project; and $20,000 to Pontiac Neighborhood Housing Services to support housing projects.

ILLINOIS

$50,000 to Habitat for Humanity. Fifth Third employees also helped build the house.

SOUTHWESTERN FLORIDA

$25,000 was awarded to International College in support of its capital campaign.[_]

[GRAPHIC]

Fifth Third's River Bank Run in Grand Rapids, the largest 25K run in America, attracts thousands of participants and fans each year and gives the bank a strong identity within the Western Michigan community.

                     FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Statements of Income
--------------------------------------------------------------------------------

For the Years Ended December 31 ($ in millions, except per share data)                    2001      2000     1999
-----------------------------------------------------------------------------------------------------------------
Interest Income
Interest and Fees on Loans and Leases.............................................      $3,420     3,590    3,096
-----------------------------------------------------------------------------------------------------------------
Interest on Securities
  Taxable.........................................................................       1,213     1,271    1,009
  Exempt from Income Taxes........................................................          66        73       76
-----------------------------------------------------------------------------------------------------------------
Total Interest on Securities......................................................       1,279     1,344    1,085
-----------------------------------------------------------------------------------------------------------------
Interest on Other Short-Term Investments..........................................          10        13       18
-----------------------------------------------------------------------------------------------------------------
Total Interest Income.............................................................       4,709     4,947    4,199
-----------------------------------------------------------------------------------------------------------------
Interest Expense
Interest on Deposits
  Interest Checking...............................................................         311       316      211
  Savings.........................................................................         174       194      188
  Money Market....................................................................          38        37       50
  Other Time......................................................................         745       760      698
  Certificates-$100,000 and Over..................................................         187       260      210
  Foreign Office..................................................................          97       251       49
-----------------------------------------------------------------------------------------------------------------
Total Interest on Deposits........................................................       1,552     1,818    1,406
Interest on Federal Funds Borrowed................................................         153       300      217
Interest on Short-Term Bank Notes.................................................          --        69       55
Interest on Other Short-Term Borrowings...........................................         204       202      140
Interest on Long-Term Debt........................................................         367       303      204
-----------------------------------------------------------------------------------------------------------------
Total Interest Expense............................................................       2,276     2,692    2,022
-----------------------------------------------------------------------------------------------------------------
Net Interest Income...............................................................       2,433     2,255    2,177
Provision for Credit Losses.......................................................         236       138      169
-----------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for Credit Losses.............................       2,197     2,117    2,008
-----------------------------------------------------------------------------------------------------------------
Other Operating Income
Electronic Payment Processing Income..............................................         347       252      189
Service Charges on Deposits.......................................................         367       298      252
Mortgage Banking Revenue..........................................................          63       256      290
Investment Advisory Income........................................................         307       281      262
Other Service Charges and Fees....................................................         542       389      338
Securities Gains, Net.............................................................          28         6        8
Securities Gains, Net - Non-Qualifying Hedges on Mortgage Servicing...............         143        --       --
-----------------------------------------------------------------------------------------------------------------
Total Other Operating Income......................................................       1,797     1,482    1,339
-----------------------------------------------------------------------------------------------------------------
Operating Expenses
Salaries, Wages and Incentives....................................................         845       783      763
Employee Benefits.................................................................         148       145      142
Equipment Expenses................................................................          97       100       98
Net Occupancy Expenses............................................................         146       138      131
Other Operating Expenses..........................................................         756       666      650
Merger-Related Charges............................................................         349        87      108
-----------------------------------------------------------------------------------------------------------------
Total Operating Expenses..........................................................       2,341     1,919    1,892
-----------------------------------------------------------------------------------------------------------------
Income Before Income Taxes, Minority Interest and Cumulative Effect...............       1,653     1,680    1,455
Applicable Income Taxes...........................................................         550       539      507
-----------------------------------------------------------------------------------------------------------------
Income Before Minority Interest and Cumulative Effect.............................       1,103     1,141      948
Minority Interest, Net of Tax.....................................................           2        --       --
-----------------------------------------------------------------------------------------------------------------
Income Before Cumulative Effect...................................................       1,101     1,141      948
Cumulative Effect of Change in Accounting Principle, Net of Tax...................           7        --       --
-----------------------------------------------------------------------------------------------------------------
Net Income........................................................................       1,094     1,141      948
Dividends on Preferred Stock......................................................           1         1        1
-----------------------------------------------------------------------------------------------------------------
Net Income Available to Common Shareholders.......................................      $1,093     1,140      947
-----------------------------------------------------------------------------------------------------------------
Earnings Per Share................................................................      $ 1.90      2.02     1.68
Earnings Per Diluted Share........................................................      $ 1.86      1.98     1.66
-----------------------------------------------------------------------------------------------------------------
Cash Dividends Declared Per Share.................................................      $  .83       .70      .59
-----------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                     FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Balance Sheets
--------------------------------------------------------------------------------

December 31 ($ in millions)                                                                         2001      2000
--------------------------------------------------------------------------------------------------------------------
Assets
Cash and Due from Banks.......................................................................     $ 2,301     1,707
Securities Available-for-Sale (amortized cost 2001-$20,479 and 2000-$18,986)..................      20,507    19,029
Securities Held-to-Maturity (fair value 2001-$16 and 2000-$557)...............................          16       553
Other Short-Term Investments..................................................................         225       232
Loans Held for Sale...........................................................................       2,180     1,655
Loans and Leases
  Commercial Loans............................................................................      10,839    10,675
  Construction Loans..........................................................................       3,356     3,223
  Commercial Mortgage Loans...................................................................       6,085     6,227
  Commercial Lease Financing..................................................................       3,151     3,158
  Residential Mortgage Loans..................................................................       4,505     5,635
  Consumer Loans..............................................................................      12,565    11,551
  Consumer Lease Financing....................................................................       1,958     3,007
  Unearned Income.............................................................................        (911)     (946)
  Reserve for Credit Losses...................................................................        (624)     (609)
--------------------------------------------------------------------------------------------------------------------
Total Loans and Leases........................................................................      40,924    41,921
Bank Premises and Equipment...................................................................         833       835
Accrued Income Receivable.....................................................................         618       558
Other Assets..................................................................................       3,692     3,168
--------------------------------------------------------------------------------------------------------------------
Total Assets..................................................................................     $71,026    69,658
====================================================================================================================

Liabilities
Deposits
  Demand......................................................................................     $ 9,243     7,152
  Interest Checking...........................................................................      13,474    10,320
  Savings.....................................................................................       7,065     5,991
  Money Market................................................................................       1,352       923
  Other Time..................................................................................      11,301    14,231
  Certificates-$100,000 and Over..............................................................       2,197     5,049
  Foreign Office..............................................................................       1,222     4,694
--------------------------------------------------------------------------------------------------------------------
Total Deposits................................................................................      45,854    48,360
Federal Funds Borrowed........................................................................       2,544     2,178
Short-Term Bank Notes.........................................................................          34        --
Other Short-Term Borrowings...................................................................       4,875     4,166
Accrued Taxes, Interest and Expenses..........................................................       1,963     1,695
Other Liabilities.............................................................................         666       358
Long-Term Debt................................................................................       7,030     6,066
Guaranteed Preferred Beneficial Interests in Convertible Subordinated Debentures..............          --       173
--------------------------------------------------------------------------------------------------------------------
Total Liabilities.............................................................................      62,966    62,996
--------------------------------------------------------------------------------------------------------------------
Minority Interest.............................................................................         421        --
--------------------------------------------------------------------------------------------------------------------
Shareholders' Equity
Common Stock (a)..............................................................................       1,294     1,263
Preferred Stock (b)...........................................................................           9         9
Capital Surplus...............................................................................       1,495     1,140
Retained Earnings.............................................................................       4,837     4,225
Accumulated Nonowner Changes in Equity........................................................           8        28
Treasury Stock................................................................................        (  4)     (  1)
Other.........................................................................................          --      (  2)
--------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity....................................................................       7,639     6,662
--------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity....................................................     $71,026    69,658
====================================================================================================================

(a) Stated value $2.22 per share; authorized 1,300,000,000; outstanding at 2001-- 582,674,580 (excludes 80,000 treasury shares) and 2000 --
    569,056,843 (excludes 21,875 treasury shares).
(b) 490,750 shares of no par value preferred stock are authorized of which none have been issued; 7,250 shares of 8.0% cumulative Series D convertible (at $23.5399 per share) perpetual preferred stock with a stated value of $1,000 were authorized, issued and outstanding; 2,000 shares of 8.0% cumulative Series E perpetual preferred stock with a stated value of $1,000 were authorized, issued and outstanding.
See Notes to Consolidated Financial Statements.

                     FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                                                      Accumulated
                                                                                        Nonowner
                                            Common    Preferred   Capital   Retained    Changes    Treasury
($ in millions)                              Stock      Stock     Surplus   Earnings   in Equity     Stock     Other    Total
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998..............  $1,238          9       786      3,261         135        (58)        --     5,371
Net Income and Nonowner Changes in Equity,
  Net of Tax:
Net Income................................                                     948                                         948
Change in Unrealized Losses on Securities
  Available-for-Sale, Net.................                                                (437)                           (437)
------------------------------------------------------------------------------------------------------------------------------
Net Income and Nonowner Changes in Equity                                                                                  511
Cash Dividends Declared
Fifth Third Bancorp:
   Common Stock at $.59 per share.........                                    (248)                                       (248)
Pooled Companies Prior to Acquisition:
   Common Stock...........................                                    (145)                                       (145)
   Preferred Stock........................                                      (1)                                         (1)
Shares Acquired for Treasury or Retired...      (7)                 (170)       (2)                                       (179)
Stock Options Exercised,
   Including Treasury Shares Issued.......       7                     7                               58                   72
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options.........                            18                                                    18
Pooled Operations for the Year Ended
   December 31, 1999......................                           (66)                                                  (66)
Stock Issued in Acquisitions and Other....      17                   322      (105)                               (4)      230
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999..............   1,255          9        897     3,708        (302)        --         (4)    5,563
Net Income and Nonowner Changes
   in Equity, Net of Tax:
Net Income................................                                   1,141                                       1,141
Change in Unrealized Gains on Securities
   Available-for-Sale, Net................                                                 330                             330
------------------------------------------------------------------------------------------------------------------------------
Net Income and Nonwner Changes in Equity
Cash Dividends Declared
Fifth Third Bancorp:
   Common Stock at $.70 per share.........                                    (325)                                       (325)
Pooled Companies Prior to Acquisition:
   Common Stock...........................                                    (118)                                       (118)
   Preferred Stock........................                                      (1)                                         (1)
Shares Acquired for Treasury or Retired...      (3)                  (58)                            (181)                (242)
Stock Options Exercised,
   Including Treasury Shares Issued.......       8                   106                                                   114
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options.........                            15                                                    15
Stock Issued in Acquisitions and Other....       3                   180      (180)                   180          2       185
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000..............   1,263          9      1,140     4,225          28         (1)        (2)    6,662
Net Income and Nonowner Changes
   in Equity, Net of Tax:
Net Income................................                                   1,094                                       1,094
Change in Unrealized Losses on Securities
   Available-for-Sale, Net................                                                 (10)                            (10)
Change in Unrealized Losses on Qualifying
   Cash Flow Hedges, Net of Tax of $6.....                                                 (10)                            (10)
------------------------------------------------------------------------------------------------------------------------------
Net Income and Nonowner Changes in Equity                                                                                1,074
Cash Dividends Declared
Fifth Third Bancorp:
   Common Stock at $.83 per share.........                                    (460)                                       (460)
   Preferred Stock........................                                      (1)                                         (1)
Pooled Companies Prior to Acquisition:
   Common Stock...........................                                     (51)                                        (51)
Conversion of Subordinated Debentures
   to Common Stock........................      10                   158                                                   168
Shares Acquired for Treasury..............                                                            (15)                 (15)
Stock Options Exercised,
   Including Treasury Shares Issued.......       9                    99                               11                  119
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options.........                            22                                                    22
Stock Issued in Acquisitions and Other....      12                    76        30                      1          2       121
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001..............  $1,294          9      1,495     4,837           8         (4)        --     7,639
==============================================================================================================================

See Notes to Consolidated Financial Statements.

                     FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Statements of Cash Flows
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------

For the Years Ended December 31 ($ in millions)                                          2001       2000       1999
-------------------------------------------------------------------------------------------------------------------
Operating Activities
Net Income.........................................................................  $  1,094      1,141        948
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
   Provision for Credit Losses.....................................................       236        138        169
   Minority Interest in Net Income.................................................         2         --         --
   Depreciation, Amortization and Accretion........................................       236        180        172
   Provision for Deferred Income Taxes.............................................       254        308        269
   Realized Securities Gains.......................................................       (43)        (7)       (19)
   Realized Securities Gains - Non-Qualifying Hedges on Mortgage Servicing.........      (151)        --         --
   Realized Securities Losses......................................................        15          1         11
   Realized Securities Losses - Non-Qualifying Hedges on Mortgage Servicing........         8         --         --
   Proceeds from Sales of Residential Mortgage Loans Held for Sale.................     8,957     12,411     16,249
   Net Gains on Sales of Loans.....................................................      (197)      (161)      (216)
   Increase in Residential Mortgage Loans Held for Sale............................    (9,281)   (12,850)   (14,610)
   Decrease (Increase) in Accrued Income Receivable................................       (43)       (91)        21
   Increase in Other Assets........................................................      (388)      (519)      (242)
   Increase (Decrease) in Accrued Taxes, Interest and Expenses.....................        27        130       (238)
   Increase in Other Liabilities...................................................       230        106         86
-------------------------------------------------------------------------------------------------------------------
Net Cash Provided by Operating Activities..........................................       956        787      2,600
===================================================================================================================
Investing Activities
Proceeds from Sales of Securities Available-for-Sale...............................    10,177      7,042      5,355
Proceeds from Calls, Paydowns and Maturities of Securities Available-for-Sale......    14,419      2,299      4,255
Purchases of Securities Available-for-Sale.........................................   (23,771)   (10,786)    (8,305)
Proceeds from Calls, Paydowns and Maturities of Securities Held-to-Maturity........        17        112        342
Purchases of Securities Held-to-Maturity...........................................        --        (12)      (152)
Decrease (Increase) in Other Short-Term Investments................................         7        160       (113)
Decrease (Increase) in Loans and Leases............................................       255     (3,767)    (6,758)
Purchases of Bank Premises and Equipment...........................................      (128)      (132)      (141)
Proceeds from Disposal of Bank Premises and Equipment..............................        15         22         33
Net Cash (Paid) Received in Acquisitions...........................................      (218)       155         48
-------------------------------------------------------------------------------------------------------------------
Net Cash Provided by (Used in) Investing Activities................................       773     (4,907)    (5,436)
===================================================================================================================
Financing Activities
Purchases of Deposits..............................................................        --         --        120
Increase (Decrease) in Core Deposits...............................................     3,421        504     (1,583)
Increase (Decrease) in CDs-- $100,000 and Over, including Foreign Office...........    (6,815)     4,948      2,079
Increase (Decrease) in Federal Funds Borrowed......................................       314       (925)     1,628
Increase (Decrease) in Short-Term Bank Notes.......................................        34     (2,729)      (290)
Increase (Decrease) in Other Short-Term Borrowings.................................       661     (1,219)     1,690
Proceeds from Issuance of Long-Term Debt...........................................     6,466      5,951      2,672
Proceeds from Issuance of Preferred Stock of Subsidiary............................       425         --         --
Repayment of Long-Term Debt........................................................    (5,555)    (2,015)    (2,830)
Payment of Cash Dividends..........................................................      (461)      (436)      (378)
Exercise of Stock Options..........................................................       141        129         90
Proceeds from Sale of Common Stock.................................................        --         16         --
Purchases of Treasury Stock........................................................       (15)      (242)      (179)
Other..............................................................................       (21)       (47)       (95)
-------------------------------------------------------------------------------------------------------------------
Net Cash (Used in) Provided by Financing Activities................................    (1,405)     3,935      2,924
===================================================================================================================
Increase (Decrease) in Cash and Due from Banks.....................................       324       (185)        88
Cash and Due from Banks at Beginning of Year.......................................     1,707      1,892      1,804
-------------------------------------------------------------------------------------------------------------------
Cash and Due from Banks at End of Year.............................................  $  2,031      1,707      1,892
===================================================================================================================

Note: The Bancorp paid Federal income taxes of $139 million, $160 million and $241 million in 2001, 2000 and 1999, respectively.

      The Bancorp paid interest of $2,334 million, $2,642 million and $1,988 million in 2001, 2000 and 1999, respectively.

      The Bancorp had noncash investing activities consisting of the securitization and transfer to securities of $1.4 billion, $1.6 billion and $2.1 billion of residential mortgage loans in 2001, 2000 and 1999, respectively.

      The Bancorp had noncash financing activities consisting of the conversion of trust preferred securities to common stock of $172 million in 2001.

See Notes to Consolidated Financial Statements.

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Nature of Operations

Fifth Third Bancorp (Bancorp), an Ohio corporation, conducts its principal activities through its banking and non-banking subsidiaries from 933 offices located throughout Ohio, Indiana, Kentucky, Michigan, Illinois, Florida and West Virginia. Principal activities include commercial and retail banking, investment advisory services and electronic payment processing.

Basis of Presentation

The Consolidated Financial Statements include the accounts of the Bancorp and its subsidiaries. All material intercompany transactions and balances have been eliminated. Certain prior period data has been reclassified to conform to current period presentation.

   Financial data for all prior periods has been restated to reflect the 2001 merger with Old Kent Financial Corporation (Old Kent). This merger was tax-free and was accounted for as a pooling of interests. Certain reclassifications were made to Old Kent's financial statements to conform presentation. Cash dividends per common share are those the Bancorp declared prior to the merger with Old Kent.

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Securities

Securities are classified as held-to-maturity, available-for-sale or trading on the date of purchase. Only those securities classified as held-to-maturity, and which management has the intent and ability to hold to maturity, are reported at amortized cost. Available-for-sale and trading securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, included in accumulated nonowner changes in equity and income, respectively. Realized securities gains or losses are reported in the Consolidated Statements of Income. The cost of securities sold is based on the specific identification method.

Loans and Leases

Interest income on loans is based on the principal balance outstanding, with the exception of interest on discount basis loans, computed using a method which approximates the effective interest rate. The accrual of interest income for commercial, construction and mortgage loans is discontinued when there is a clear indication the borrower's cash flow may not be sufficient to meet payments as they become due. Such loans are also placed on nonaccrual status when the principal or interest is past due ninety days or more, unless the loan is well secured and in the process of collection. Consumer loans and revolving lines of credit for equity lines and credit cards that have principal and interest payments that become past due one hundred and twenty days and one hundred and eighty days or more, respectively, are charged off to the allowance for credit losses. When a loan is placed on nonaccrual status, all previously accrued and unpaid interest is charged against income.

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

Reserve for Credit Losses

The Bancorp maintains a reserve to absorb probable loan and lease losses inherent in the portfolio. The reserve for credit losses is maintained at a level the Bancorp considers to be adequate to absorb probable loan and lease losses inherent in the portfolio, based on evaluations of the collectibility and historical loss experience of loans and leases. Credit losses are charged and recoveries are credited to the reserve. Provisions for credit losses are based on the Bancorp's review of the historical credit loss experience and such factors which, in management's judgment, deserve consideration under existing economic conditions in estimating probable credit losses.

   The reserve is based on ongoing quarterly assessments of the probable estimated losses inherent in the loan and lease portfolio. In determining the appropriate level of reserves, the Bancorp estimates losses using a range derived from "base" and "conservative" estimates. The Bancorp's methodology for assessing the appropriate reserve level consists of several key elements.

   Larger commercial loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on management's estimate of the borrower's ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Bancorp.

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

   Historical loss rates are applied to other commercial loans not subject to specific reserve allocations. The loss rates are derived from a migration analysis, which computes the net charge-off experience sustained on loans according to their internal credit risk grade. These grades encompass ten categories that define a borrower's estimated ability to repay their loan obligations.

   Homogenous loans, such as consumer installment, residential mortgage loans and automobile leases are not individually risk graded. Reserves are established for each pool of loans based on the expected net charge-offs for one year. Loss rates are based on the average net charge-off history by loan category.

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

    An unallocated reserve is maintained to recognize the imprecision in estimating and measuring loss when evaluating reserves for individual loans or pools of loans. Reserves on individual loans and historical loss rates are reviewed quarterly and adjusted as necessary based on changing borrower and/or collateral conditions and actual collection and charge-off experience.
    Historical loss rates for commercial and consumer loans may be adjusted for significant factors that, in management's judgment, reflect the impact of any current conditions on loss recognition. Factors which management considers in the analysis include the effects of the national and local economies, trends in the nature and volume of loans (delinquencies, charge-offs, nonaccrual and problem loans), changes in the internal lending policies and credit standards, collection practices and examination results from bank regulatory agencies and the Bancorp's internal credit examiners.
    The Bancorp has not substantively changed any aspect of its overall approach in the determination of the allowance for loan losses. There have been no material changes in assumptions or estimation techniques as compared to prior years that impacted the determination of the current year allowance.

Loan Sales
When the Bancorp sells loans through either securitizations or individual loan sales in accordance with its investment policies, it may retain one or more subordinated tranches, servicing rights and in some cases a cash reserve account, all of which are retained interests in the securitized or sold loans. Gain or loss on sale of the loans depends in part on the previous carrying amount of the financial assets involved in the sale, allocated between the assets sold and the retained interests based on their relative fair value at the date of sale. To obtain fair values, quoted market prices are used if available. If quotes are not available for retained interests, the Bancorp calculates fair value based on the present value of future expected cash flows using management's best estimates of the key assumptions -- credit losses, prepayment speeds, forward yield curves and discount rates commensurate with the risks involved.
    Servicing rights resulting from loan sales are amortized in proportion to, and over the period of estimated net servicing revenues. Servicing rights are assessed for impairment periodically, based on fair value, with any impairment recognized through a valuation allowance. For purposes of measuring impairment, the rights are stratified based on interest rate and original maturity. Fees received for servicing mortgage loans owned by investors are based on a percentage of the outstanding monthly principal balance of such loans and are included in income as loan payments are received. Costs of servicing loans are charged to expense as incurred.

Bank Premises and Equipment
Bank premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method based on estimated useful lives of the assets for book purposes, while accelerated depreciation is used for income tax purposes. Amortization of leasehold improvements is computed using the straight-line method over the lives of the related leases or useful lives of the related assets, whichever is shorter. Maintenance, repairs and minor improvements are charged to operating expenses as incurred.
    In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This Statement amends SFAS No. 19, "Financial Accounting and Reporting by Oil and Gas Producing Companies," and is effective for financial statements issued for fiscal years beginning after June 15, 2002. Adoption of this standard is not expected to have a material effect on the Bancorp's Consolidated Financial Statements.
    In August 2001, the FASB issued SFAS No. 144, "Accounting for the
Impairment and Disposal of Long-Term Assets." This Statement eliminates the allocation of goodwill to long-lived assets to be tested for impairment and details both a probability-weighted and "primary-asset" approach to estimate cash flows in testing for impairment of a long-lived asset. This Statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and the accounting and reporting provisions of the Accounting Principles Board (APB) Opinion No. 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." This Statement also amends Accounting Research Bulletin (ARB) No. 51, "Consolidated Financial Statements." SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Bancorp has not yet determined the impact of adopting this standard.

Intangible Assets
Goodwill and other intangibles are amortized on a straight-line basis, generally over a period of up to 25 years. Intangible assets, net of accumulated amortization, included in Other Assets in the Consolidated Balance Sheets at December 31, 2001 and 2000 were $949.8 million and $767.5 million, respectively. Management reviews intangible assets for possible impairment if there is a significant event that detrimentally affects operations. Impairment is measured using estimates of the discounted future earnings potential of the entity or assets acquired.
    In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 discontinues the practice of amortizing goodwill and indefinite lived intangible assets and initiates an annual review for impairment. Impairment would be examined more frequently if certain indicators are encountered. Intangible assets with a determinable useful life will continue to be amortized over that period. The amortization provisions apply to goodwill and intangible assets acquired after June 30, 2001.
Goodwill and intangible assets recorded at June 30, 2001 will be affected when the Bancorp adopts the Statement. The Bancorp is currently in the process of finalizing the determination of the impact of the new FASB pronouncement concerning goodwill and other intangible assets. The Bancorp currently has approximately $682.3 million of unamortized goodwill included in other assets in the December 31, 2001 Consolidated Balance Sheet that generates approximately $13.8 million in quarterly pretax amortization expense. Pending final implementation guidance, other related interpretations, and the determination of any newly identified intangible assets, the Bancorp expects the quarterly diluted earnings per share impact to be minimal and in the range of approximately $.01 to $.02 per share.

Derivative Financial Instruments

Effective January 1, 2001, the Bancorp adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

amended, which establishes accounting and reporting standards for derivative instruments and hedging activities and requires recognition of all derivatives as either assets or liabilities in the statement of financial condition and measurement of those instruments at fair value. On the date the Bancorp enters into a derivative contract, the Bancorp designates the derivative instrument as either a fair value hedge, cash flow hedge or as a free-standing derivative instrument. For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability or of an unrecognized firm commitment attributable to the hedged risk are recorded in current period net income. For a cash flow hedge, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded in accumulated nonowner changes in equity within shareholders' equity and subsequently reclassified to net income in the same period(s) that the hedged transaction impacts net income. For free-standing derivative instruments, changes in the fair values are reported in current period net income.

Prior to entering a hedge transaction, the Bancorp formally documents the relationship between hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivative instruments that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific forecasted transactions along with a formal assessment at both inception of the hedge and on an ongoing basis as to the effectiveness of the derivative instrument in offsetting changes in fair values or cash flows of the hedged item. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting is discontinued and the adjustment to fair value of the derivative instrument is recorded in net income.

The Bancorp maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings and cash flows caused by interest rate volatility. The Bancorp's interest rate risk management strategy involves modifying the repricing characteristics of certain assets and liabilities so that changes in interest rates do not adversely affect the net interest margin and cash flows. Derivative instruments that the Bancorp may use as part of its interest rate risk management strategy include interest rate and principal only swaps, interest rate floors, forward contracts and both futures contracts and options on futures contracts. Interest rate swap contracts are exchanges of interest payments, such as fixed-rate payments for floating-rate payments, based on a common notional amount and maturity date. Forward contracts are contracts in which the buyer agrees to purchase and the seller agrees to make delivery of a specific financial instrument at a predetermined price or yield. Principal only ("PO") swaps are total return swaps based on changes in value of an underlying PO trust. Futures contracts represent the obligation to buy or sell a predetermined amount of debt subject to the contract's specific delivery requirements at a predetermined date and a predetermined price. Options on futures contracts represent the right but not the obligation to buy or sell. The Bancorp also enters into foreign exchange contracts for the benefit of customers. Generally, the Bancorp hedges the exposure of these free-standing derivatives, entered into for the benefit of customers, by entering into offsetting third-party forward contracts with approved reputable counterparties with matching terms and currencies that are generally settled daily. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from any resultant exposure to movement in foreign currency exchange rates, limiting the Bancorp's exposure to the replacement value of the contracts rather than the notional principal of contract amounts. Free-standing derivatives also include derivative transactions entered into for risk management purposes that do not otherwise qualify for hedge accounting. The Bancorp will hedge its interest rate exposure on customer transactions by executing offsetting swap agreements with primary dealers.

Upon adoption of this statement on January 1, 2001, the Bancorp recorded a cumulative effect of change in accounting principle of approximately $7 million, net of tax.

Fair Value Hedges

The Bancorp enters into interest rate swaps to convert its nonprepayable, fixed-rate long-term debt to floating-rate debt. The Bancorp's practice is to convert fixed-rate debt to floating-rate debt. Decisions to convert fixed-rate debt to floating are made primarily by consideration of the asset/liability mix of the Bancorp, the desired asset/liability sensitivity and by interest rate levels. For the year ended December 31, 2001, the Bancorp met the criteria required to qualify for shortcut method accounting on its fair value hedges of this type. Based on this shortcut method accounting treatment, no ineffectiveness is assumed and fair value changes in the interest rate swaps are recorded as changes in the value of both swap and long-term debt. The Bancorp has approximately $13.6 million of fair value hedges included in other assets in the December 31, 2001 Consolidated Balance Sheet. Additionally, the Bancorp enters into forward contracts to hedge the forecasted sale of its mortgage loans. For the year ended December 31, 2001, the Bancorp met certain criteria to qualify for matched terms accounting on the hedged loans for sale. Based on this treatment, fair value changes in the forward contracts are recorded as changes in the value of both the forward contract and loans held for sale in the Consolidated Balance Sheets. The Bancorp has approximately $9.8 million of fair value hedges included in loans held for sale in the December 31, 2001 Consolidated Balance Sheet.

As of December 31, 2001, there were no instances of designated hedges no longer qualifying as fair value hedges.

Cash Flow Hedges

The Bancorp enters into interest rate swaps to convert floating-rate liabilities to fixed rates and to hedge certain forecasted transactions. The liabilities are typically grouped and share the same risk exposure for which they are being hedged. As of December 31, 2001, $10.1 million in deferred losses, net of tax, related to existing hedges were recorded in accumulated nonowner changes in equity. Gains and losses on derivative contracts that are reclassified from accumulated nonowner changes in equity to current period earnings are included in the line item in which the hedged item's effect in earnings is recorded. As of December 31, 2001, the $10.1 million in deferred losses on derivative instruments included in accumulated nonowner changes in equity are expected to be reclassified into earnings during the next twelve months. All components of each derivative instrument's gain or loss are included in the assessment of hedge effectiveness.

    For the year ended December 31, 2001, there were no cash flow hedges that were discontinued related to forecasted transactions deemed not probable of occurring. The maximum term over which the Bancorp is hedging its exposure to the variability of future cash flows for all forecasted transactions, excluding those forecasted transactions related to the payments of variable interest in existing financial instruments, is five years for hedges converting floating-rate

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

loans to fixed. The Bancorp has approximately $15.6 million in deferred losses related to existing cash flow hedges on floating-rate liabilities included in other short-term borrowings in the December 31, 2001 Consolidated Balance Sheet.

Free-Standing Derivative Instruments

The Bancorp enters into various derivative contracts which primarily focus on providing derivative products to customers. These derivative contracts are not linked to specific assets and liabilities on the balance sheet or to forecasted transactions and, therefore, do not qualify for hedge accounting. Interest rate lock commitments issued on residential mortgage loans intended to be held for resale are also considered free-standing derivative instruments. The interest rate exposure on these commitments is economically hedged primarily with forward contracts. Additionally, the Bancorp enters into a combination of free-standing derivative instruments (PO swaps, floors, forward contracts and interest rate swaps) to hedge changes in fair value of its fixed rate mortgage servicing rights portfolio. The commitments and free-standing derivative instruments are marked to market and recorded as a component of mortgage banking revenue in the Consolidated Statements of Income. For the year ended December 31, 2001, the Bancorp recorded gains of $23.1 million on foreign exchange contracts for customers, gains of $2.4 million on the net change in interest rate locks and forward contracts and gains of $5.8 million on free-standing derivatives related to mortgage servicing rights. The Bancorp has approximately $3.7 million of free-standing derivatives related to customer transactions included in accrued income receivable, a net $2.1 million of free-standing derivatives related to interest rate locks and forward commitments to sell included in other assets and $18.3 million related to mortgage servicing rights included in other assets in the December 31, 2001 Consolidated Balance Sheet.

Earnings Per Share

In accordance with SFAS No. 128, "Earnings Per Share," basic earnings per share are computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the period. Earnings per diluted share are computed by dividing adjusted net income available to common shareholders by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Dilutive common stock equivalents represent the assumed conversion of convertible subordinated debentures, convertible preferred stock and the exercise of stock options.

Other

In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfer and Servicing of Financial Assets and Extinguishments of Liabilities." This statement is effective for transfers and servicing of financial assets occurring after March 31, 2001, with certain disclosure and reclassification requirements effective for financial statements for fiscal years ending after December 15, 2000. Included in SFAS No. 140, which replaced SFAS No. 125 of the same name, are the accounting and reporting standards related to securitizations and Qualifying Special Purpose Entities ("QSPE"). The adoption of SFAS No. 140 did not have a material effect on the Bancorp.

   SFAS No. 141, "Business Combinations," was issued in June 2001 and eliminates the pooling of interests method of accounting for business combinations with limited exceptions for combinations initiated prior to July 1, 2001. In addition, it further clarifies the criteria for recognition of intangible assets separately from goodwill. This statement is effective for business combinations completed after June 30, 2001.

   Securities and other property held by Fifth Third Investment Advisors, a division of the Bancorp's banking subsidiaries, in a fiduciary or agency capacity are not included in the Consolidated Balance Sheets because such items are not assets of the subsidiaries. Investment advisory income in the Consolidated Statements of Income is recognized on the accrual basis. Investment advisory services revenues are recognized monthly based on a fee charged per transaction processed and a fee charged on the market value of ending account balances associated with individual contracts.

   The Bancorp recognizes revenue from its electronic payment processing services as such services are performed, recording revenues net of certain costs (primarily interchange fees charged by credit card associations) not controlled by the Bancorp.

Treasury stock is carried at cost.

2. SECURITIES

Securities available-for-sale as of December 31:

------------------------------------------------------------------------------------
                                                     2001
                             -------------------------------------------------------
                             Amortized      Unrealized     Unrealized       Fair
($ in millions)                Cost           Gains          Losses         Value
------------------------------------------------------------------------------------
U.S. Government
  and agencies
  obligations..............    $ 1,950.1            17.6         (80.5)      1,887.2
Obligations of
  states and political
  subdivisions.............      1,144.9            35.4          (4.7)      1,175.6
Agency mortgage-backed
  securities...............     14,611.5           175.0        (171.0)     14,615.5
Other bonds,
  notes and
  debentures...............      2,113.0            34.6         (13.2)      2,134.4
Other securities...........        659.5            35.5          (1.1)        693.9
------------------------------------------------------------------------------------
Total securities...........   $ 20,479.0           298.1        (270.5)     20,506.6
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
                                                     2000
                             -------------------------------------------------------
                             Amortized      Unrealized     Unrealized       Fair
($ in millions)                 Cost           Gains          Losses         Value
------------------------------------------------------------------------------------
U.S. Government
  and agencies
  obligations.............     $ 1,446.7            13.2         (22.0)      1,437.9
Obligations of
  states and political
  subdivisions............         888.8            19.6          (4.9)        903.5
Agency mortgage-backed
  securities..............      13,897.3           113.6         (70.9)     13,940.0
Other bonds,
  notes and
  debentures..............       1,977.8             5.9         (27.1)      1,956.6
Other securities..........         775.7            25.3         (10.2)        790.8
------------------------------------------------------------------------------------
Total securities..........    $ 18,986.3           177.6        (135.1)     19,028.8
------------------------------------------------------------------------------------

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Securities held-to-maturity as of December 31:

--------------------------------------------------------------------------------
                                                    2001
                             ---------------------------------------------------
                             Amortized      Unrealized     Unrealized      Fair
($ in millions)                Cost           Gains          Losses        Value
--------------------------------------------------------------------------------
Obligations of
  states and political
  subdivisions............       $  --              --             --         --
Other bonds,
  notes and
  debentures..............          --              --             --         --
Other securities..........        16.4              --             --       16.4
--------------------------------------------------------------------------------
Total securities..........       $16.4              --             --       16.4
================================================================================
--------------------------------------------------------------------------------
                                                    2000
                             ---------------------------------------------------
                             Amortized      Unrealized     Unrealized      Fair
($ in millions)                Cost           Gains          Losses        Value
--------------------------------------------------------------------------------
Obligations of
  states and political
  subdivisions............       $475.4             8.9          (4.8)     479.5
Other bonds,
  notes and
  debentures..............         44.7              .8           (.2)      45.3
Other securities..........         32.5              --            --       32.5
--------------------------------------------------------------------------------
Total securities..........       $552.6             9.7          (5.0)     557.3
================================================================================

   The amortized cost and approximate fair value of securities at December 31, 2001, by contractual maturity, are shown in the following table. Actual maturities may differ from contractual maturities when there exists a right to call or prepay obligations with or without call or prepayment penalties.

--------------------------------------------------------------------------------
                               Available-for-Sale          Held-to-Maturity
                             -----------------------  --------------------------
                               Amortized       Fair        Amortized      Fair
($ in millions)                  Cost          Value         Cost         Value
--------------------------------------------------------------------------------
Debt securities:
  Under 1 year............     $    44.9        149.9          $  --        --
  1-5 years...............       2,294.4      2,216.2             --        --
  6-10 years..............       2,723.2      2,685.6             --        --
  Over 10 years...........         145.5        145.5             --        --
Agency mortgage-
  backed securities.......      14,611.5     14,615.5             --        --
Other securities..........         659.5        693.9           16.4      16.4
--------------------------------------------------------------------------------
Total securities..........     $20,479.0     20,506.6          $16.4      16.4
================================================================================

   At December 31, 2001 and 2000, securities with a book value of $11.0 billion and $9.4 billion, respectively, were pledged to secure short-term borrowings, public deposits, trust funds and for other purposes as required or permitted by law. Of the amount pledged by the Bancorp at December 31, 2001, $1.2 billion represents encumbered securities for which the secured party has the right to repledge.

3. RESERVE FOR CREDIT LOSSES
Transactions in the reserve for credit losses for the years ended December 31:

-------------------------------------------------------------------------------
($ in millions)                                   2001       2000       1999
-------------------------------------------------------------------------------
Balance at January 1.................           $ 609.3      572.9      532.2
Losses charged off...................            (308.6)    (175.8)    (209.3)
Recoveries of losses previously
charged off..........................              81.5       67.1       67.7
-------------------------------------------------------------------------------
Net charge-offs......................            (227.1)    (108.7)    (141.6)
Provision charged to operations......             200.6      125.7      143.2
Merger-related provision
  charged to operations..............              35.4       12.0       26.2
Reserve of acquired institutions
  and other..........................               5.9        7.4       12.9
-------------------------------------------------------------------------------
Balance at December 31...............           $ 624.1      609.3      572.9
===============================================================================

  Impaired loan information, under SFAS No. 114, at December 31:

-------------------------------------------------------------------------------
($ in millions)                                                2001       2000
-------------------------------------------------------------------------------
Impaired loans with a valuation reserve........               $128.3      41.0
Impaired loans with no valuation reserve.......                 30.6     113.5
-------------------------------------------------------------------------------
Total impaired loans...........................               $158.9     154.5
-------------------------------------------------------------------------------
Valuation reserve on impaired loans............               $ 27.2      17.9
-------------------------------------------------------------------------------

   Average impaired loans, net of valuation reserves, were $141.6 million in 2001, $140.0 million in 2000 and $116.9 million in 1999. Cash basis interest income recognized on those loans during each of the years was immaterial.

4. LEASE FINANCING
A summary of the gross investment in lease financing at December 31:

-------------------------------------------------------------------------------
              ($ in millions)                               2001        2000
-------------------------------------------------------------------------------
Direct financing leases...............                    $4,000.2     5,216.2
Leveraged leases......................                     1,109.1       949.2
-------------------------------------------------------------------------------
           Total lease financing......                    $5,109.3     6,165.4
===============================================================================

The components of the investment in lease financing at December 31:

-------------------------------------------------------------------------------
($ in millions)                                              2001        2000
-------------------------------------------------------------------------------
Rentals receivable, net of principal and
  interest on nonrecourse debt.....................        $3,332.9     3,931.3
Estimated residual value of leased assets..........         1,776.4     2,234.1
-------------------------------------------------------------------------------
Gross investment in lease financing................         5,109.3     6,165.4
Unearned income....................................          (879.9)     (940.4)
-------------------------------------------------------------------------------
Total net investment in lease financing............        $4,229.4     5,225.0
===============================================================================

  At December 31, 2001, the minimum future lease payments receivable for each of the years 2002 through 2006 were $828.0 million, $768.9 million, $792.8 million, $712.4 million and $431.9 million, respectively.

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

5. BANK PREMISES AND EQUIPMENT

A summary of bank premises and equipment at December 31:

--------------------------------------------------------------------------------

                                        Estimated
($ in millions)                        Useful Life         2001       2000
--------------------------------------------------------------------------------
Land and improvements...............                    $ 214.7      232.0
Buildings...........................  18 to 50 yrs.       705.8      623.3
Equipment...........................   3 to 20 yrs.       608.0      653.9
Leasehold improvements..............   6 to 25 yrs.       113.3      111.0
Accumulated depreciation
  and amortization..................                     (809.1)    (785.3)
--------------------------------------------------------------------------------
Total bank premises and
  equipment.........................                    $ 832.7      834.9
================================================================================

   Depreciation and amortization expense related to bank premises and equipment was $99.4 million in 2001, $103.2 million in 2000 and $101.9 million in 1999.

   Occupancy expense has been reduced by rental income from leased premises of $16.0 million in 2001, $14.6 million in 2000 and $14.4 million in 1999.

   The Bancorp's subsidiaries have entered into a number of noncancelable lease agreements with respect to bank premises and equipment. A summary of the minimum annual rental commitments under noncancelable lease agreements for land and buildings at December 31, 2001, exclusive of income taxes and other charges payable by the lessee:

                                                                      Land and
($ in millions)                                                       Buildings
--------------------------------------------------------------------------------
2002 ..............................................                    $ 34.2
2003 ..............................................                      29.7
2004 ..............................................                      24.3
2005 ..............................................                      19.7
2006 ..............................................                      17.0
2007 and subsequent years .........................                      85.8
--------------------------------------------------------------------------------
Total .............................................                    $210.7
================================================================================

   Rental expense for cancelable and noncancelable leases was $56.5 million for 2001, $55.6 million for 2000 and $50.6 million for 1999.

   Through December 31, 2001, the Bancorp has sold, subject to credit recourse and with servicing retained, a total of approximately $2.4 billion in leased autos to an unrelated asset-backed special purpose entity that have subsequently been leased back to the Bancorp. As of December 31, 2001, the outstanding balance of these leases was $2.1 billion and pursuant to this sale-leaseback, the Bancorp has future operating lease payments (and corresponding scheduled annual lease receipts from the underlying lessee) as follows: $727.3 million in 2002, $720.1 million in 2003, $450.3 million in 2004, $162.6 million in 2005 and
$63.7 million in 2006. No significant gain or loss was recognized on this sale.

6. MORTGAGE SERVICING RIGHTS

Changes in capitalized mortgage servicing rights for the years ended
December 31:

--------------------------------------------------------------------------------
($ in millions)                                                2001       2000
--------------------------------------------------------------------------------
Balance at January 1 ...................................    $ 428.9      376.4
Amount capitalized .....................................      309.6      252.5
Amortization ...........................................     (111.8)    ( 49.4)
Sales ..................................................     (  1.2)    (141.2)
Change in valuation reserve ............................     (199.2)    (  9.4)
--------------------------------------------------------------------------------
Balance at December 31 .................................    $ 426.3      428.9
================================================================================

   Changes in the mortgage servicing rights valuation reserve for the years ended December 31:

--------------------------------------------------------------------------------
($ in millions)                                          2001     2000    1999
--------------------------------------------------------------------------------
Balance at January 1 ..............................   $  (9.4)      --      .1
Servicing valuation provision .....................    (199.2)    (9.4)    (.1)
--------------------------------------------------------------------------------
Balance at December 31 ............................   $(208.6)    (9.4)     --
================================================================================

   The fair value of capitalized mortgage servicing rights was $435.6 million at December 31, 2001 and $450.3 million at December 31, 2000. The Bancorp serviced $31.6 billion of residential mortgage loans for other investors at December 31, 2001 and $28.8 billion at December 31, 2000.

   During 2001, the Bancorp began an on-balance sheet non-qualifying hedging strategy to manage a portion of the risk associated with impairment losses on the mortgage servicing rights portfolio. This strategy included the purchase of various securities classified as available-for-sale on the Consolidated Balance Sheet as of December 31, 2001. Throughout the year certain of these securities were sold resulting in net realized gains of $142.9 million.

7. SHORT-TERM BORROWINGS

A summary of short-term borrowings and rates at December 31:

--------------------------------------------------------------------------------
($ in millions)                                 2001         2000         1999
--------------------------------------------------------------------------------
Federal funds borrowed:
  Balance ...............................  $ 2,543.8      2,177.7      3,243.4
  Rate ..................................       1.25%        6.16%        5.69%
================================================================================
Short-term bank notes:
  Balance ...............................  $    33.9           --      1,817.4
  Rate ..................................       3.57%          --         5.92%
================================================================================
Securities sold under
agreements to repurchase:
  Balance ...............................  $ 4,854.4      3,939.7      4,493.7
  Rate ..................................       1.76%        5.70%        4.98%
================================================================================
Other:
  Balance ...............................  $    20.6        226.6        540.9
  Rate ..................................       3.65%        6.70%        5.72%
================================================================================
Total short-term
borrowings:
  Balance ...............................  $ 7,452.7      6,344.0     10,095.4
  Rate ..................................       1.60%        5.89%        5.42%
================================================================================
Average outstanding .....................  $ 8,799.1      9,724.7      8,572.8
Maximum month-end
  balance ...............................  $10,113.0     11,002.0     10,434.0
Weighted average
  interest rate .........................       4.06%        5.87%        4.81%
================================================================================

   At December 31, 1999, short-term senior notes were outstanding with maturities ranging from 30 days to one year, were obligations of five of the Bancorp's subsidiary banks and are included in the above table as short-term bank notes. In addition, medium-term senior notes and subordinated bank notes with maturities ranging from five years to 30 years can be issued by the five subsidiary banks, none of which were outstanding as of December 31, 2001 or 2000.

   At December 31, 2001, the Bancorp had issued $20.6 million in commercial paper, with unused lines of credit of $79.4 million available to support commercial paper transactions and other corporate requirements.

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

8. LONG-TERM BORROWINGS

A summary of long-term borrowings at December 31:

--------------------------------------------------------------------------------
($ in millions)                                               2001        2000
--------------------------------------------------------------------------------
Bancorp:
Capital Securities, 8.136%, due 2027                     $   214.9       200.0
Subsidiaries:
Capital Securities, three month LIBOR
 plus .80%, due 2027 ..................................      100.0       100.0
Subordinated notes,
 6.625%, due 2005 .....................................      100.0       100.0
Subordinated notes, 6.75%, due 2005 ...................      248.7       248.5
Subordinated notes, three month LIBOR
 plus .75%, due 2005 ..................................      100.0       100.0
Subordinated notes, years 1-5: 7.75%;
 Years 6-10: one month LIBOR plus
 1.16%, due 2010 ......................................      150.0       149.8
Federal Home Loan Bank advances .......................    5,779.9     4,847.9
Securities sold under agreements
 to repurchase ........................................      325.0       304.9
Other .................................................       11.4        14.5
--------------------------------------------------------------------------------
Total long-term borrowings ............................  $ 7,029.9     6,065.6
================================================================================

   In March 1997, Fifth Third Capital Trust 1 (FTCT1), a wholly-owned finance subsidiary of the Bancorp, issued 8.136% Capital Securities due in 2027. The Bancorp has fully and unconditionally guaranteed all of FTCT1's obligations under the Capital Securities. The Capital Securities qualify as Tier 1 capital for regulatory capital purposes.

   In connection with the merger of Old Kent, the Bancorp assumed three-month LIBOR plus .80% Capital Securities due in 2027 through Old Kent Capital Trust 1 (OKCT1), an indirect wholly owned finance subsidiary of the Bancorp. The Bancorp has fully and unconditionally guaranteed all of OKCT1's obligations under the Capital Securities. The Capital Securities qualify as Tier 1 capital for regulatory capital purposes.

   The 6.625% Subordinated Notes due in 2005 are unsecured obligations of a subsidiary bank. Interest is payable semi-annually and the notes qualify as total capital for regulatory capital purposes.

   The 6.75% Subordinated Notes due in 2005 are unsecured obligations of a subsidiary bank. Interest is payable semi-annually and the notes qualify as total capital for regulatory capital purposes.

   The LIBOR + .75% Subordinated Notes due in 2005 are unsecured obligations of a subsidiary bank. Interest is payable quarterly and the notes may also be redeemed on the quarterly interest payment date. The notes qualify as total capital for regulatory capital purposes.

   The 7.75% (years 1-5); 1 month LIBOR + 1.16% (years 6-10) Subordinated Notes due 2010 are unsecured obligations of a subsidiary bank. Interest is payable semi-annually and the notes may also be redeemed on the semi-annual interest payment date. The notes qualify as total capital for regulatory capital purposes.

   At December 31, 2001, Federal Home Loan Bank advances have rates ranging from 2.00% to 8.34%, with interest payable monthly. The advances were secured by certain mortgage loans and securities totaling $9.7 billion. The advances mature as follows: $422 million in 2002, $372 million in 2003, $247 million in 2004, $1,407 million in 2005, $302 million in 2006 and $3,030 million in 2007 and thereafter.

   At December 31, 2001, securities sold under agreements to repurchase have rates ranging from 5.08% to 5.36%, with interest payable monthly. The repurchase agreements mature as follows: $300 million in 2002 and $25 million in 2004.

9. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN
   CONVERTIBLE SUBORDINATED DEBENTURES

In connection with the merger of CNB Bancshares, Inc. (CNB), the Bancorp assumed $172.5 million of trust preferred securities through CNB Capital Trust I, a Delaware statutory business trust. Effective December 31, 2001, the Bancorp announced that it would redeem all of the outstanding 6.0% convertible subordinated debentures due 2028, thereby causing a redemption of all of the issued and outstanding 6.0% trust preferred securities. The trust preferred securities were redeemable at a price of $25 per share plus accumulated, accrued and unpaid distributions through the redemption date. Prior to the redemption date the holders of the trust preferred securities had the option to convert each trust preferred security for .6401 shares of common stock of the Bancorp (equivalent to a conversion price of $39.056). The holders elected to convert all but 2,800 shares of the trust preferred securities into Bancorp common stock.

10. MINORITY INTEREST

During 2001, a subsidiary of the Bancorp issued $425 million of preferred stock through a private placement. The preferred stock qualifies as Tier 1 capital for regulatory capital purposes. The preferred stock will be exchanged for trust preferred securities in 2031 and, in certain circumstances, the preferred stock can be exchanged for trust preferred securities or cash prior to the automatic exchange in 2031. Annual dividend returns to the preferred stock holder are reflected as minority interest expense in the Consolidated Statements of Income.

11. INCOME TAXES

The Bancorp and its subsidiaries file a consolidated Federal income tax return. A summary of applicable income taxes included in the Consolidated Statements of Income at December 31:

--------------------------------------------------------------------------------
($ in millions)                                         2001     2000     1999
--------------------------------------------------------------------------------
Current U.S. income taxes .........................  $ 264.8    214.3    213.3
State and local income taxes ......................     31.5     16.5     25.3
--------------------------------------------------------------------------------
Total .............................................    296.3    230.8    238.6
--------------------------------------------------------------------------------
Deferred U.S. income taxes
 resulting from temporary
 differences ......................................    253.7    308.3    268.8
--------------------------------------------------------------------------------
Applicable income taxes ...........................  $ 550.0    539.1    507.4
================================================================================

Deferred income taxes are included in the caption Accrued Taxes, Interest and Expenses in the Consolidated Balance Sheets and are comprised of the following temporary differences at December 31:

--------------------------------------------------------------------------------
($ in millions)                                                2001        2000
--------------------------------------------------------------------------------
Lease financing ........................................  $ 1,290.4     1,028.1
Reserve for credit losses ..............................     (247.2)     (213.4)
Bank premises and equipment ............................       25.1        21.4
Net unrealized gains on securities
 available-for-sale and hedging instruments ............        3.9        14.4
Mortgage servicing and other ...........................      122.5       101.0
--------------------------------------------------------------------------------
Total net deferred tax liability .......................  $ 1,194.7       951.5
================================================================================

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

A reconciliation between the statutory U.S. income tax rate and the Bancorp's effective tax rate for the years ended December 31:

--------------------------------------------------------------------------------
                                                     2001      2000      1999
--------------------------------------------------------------------------------
Statutory tax rate ..............................    35.0%     35.0%     35.0%
Increase (Decrease) resulting from:
Tax-exempt income ...............................    (3.0)     (2.6)     (2.4)
Other-net .......................................     1.3       (.3)      2.3
--------------------------------------------------------------------------------
Effective tax rate ..............................    33.3%     32.1%     34.9%
================================================================================

   Retained earnings at December 31, 2001 includes $157.3 million in allocations of earnings for bad debt deductions of former thrift subsidiaries for which no income tax has been provided. Under current tax law, if certain of the Bancorp's subsidiaries use these bad debt reserves for purposes other than to absorb bad debt losses, they will be subject to Federal income tax at the current corporate tax rate.

12. RELATED PARTY TRANSACTIONS

At December 31, 2001 and 2000, certain directors, executive officers, principal holders of Bancorp common stock and associates of such persons were indebted to the banking subsidiaries in the aggregate amount, net of participations, of $469.9 million and $359.4 million, respectively. Such indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time of comparable transactions with unrelated parties.

13. STOCK OPTIONS AND EMPLOYEE STOCK GRANT

The Bancorp has historically emphasized employee stock ownership. Accordingly, the Bancorp encourages further ownership through granting stock options to approximately 24% of its employees. Share grants represented approximately 1.2%, 1.4% and 1.4% of average outstanding shares in 2001, 2000 and 1999, respectively.

   Options are eligible for issuance under the Bancorp's 1998 Stock Option Plan to key employees and directors of the Bancorp and its subsidiaries for up to
37.7 million shares of the Bancorp's common stock. Options granted generally have up to ten year terms and vest and become fully exercisable at the end of three years of continued employment. A summary of option transactions during the years ended December 31:

--------------------------------------------------------------------------------
                                2001              2000              1999
                          ----------------  ----------------  ----------------
                                   Average           Average           Average
                          Shares   Option    Shares  Option   Shares   Option
                          (000's)   Price   (000's)   Price   (000's)   Price
--------------------------------------------------------------------------------
Outstanding
 beginning
 of year ...............   33,034   $32.90   29,287  $30.40    24,586   $22.87
Exercised ..............   (4,010)   31.39   (3,616)  24.48    (2,956)   15.62
Expired ................     (565)   45.43     (871)  43.83      (538)   37.09
Granted ................    8,276    51.94    8,234   39.81     8,195    48.46
--------------------------------------------------------------------------------
Outstanding
 end of
 year ..................   36,735   $36.27   33,034  $32.90    29,287   $30.40
--------------------------------------------------------------------------------
Exercisable
 end of
 year ..................   27,568   $32.59   25,101  $29.73    21,172   $26.11
================================================================================

   Included in the total options granted during 2001 are approximately 1,180,000 shares that were issued to convert then existing outstanding options of companies acquired in 2001 and assumed by the Bancorp.

   As of December 31, 2001, options outstanding have exercise prices between $2.65 and $64.43 and a weighted average remaining contractual life of 6.7 years. The majority of options outstanding have exercise prices ranging from $10.32 to $50.81 with a weighted average remaining contractual life of 6.7 years.

   At December 31, 2001, there were 14 million incentive options and 22.7 million nonqualified options outstanding, and 14 million shares were available for granting additional options. Options outstanding represent 6.3% of the Bancorp's issued shares at December 31, 2001.

------------------------------------------------------------------------------------------------
                                                Outstanding Stock Options   Exercisable Options
                                                    Weighted   Average                  Weighted
                                     Number of      Average   Remaining                 Average
Exercise Price   Lowest   Highest    Options at     Exercise  Contractual   Number of   Exercise
  per Share       Price    Price      Year End       Price     Life (yrs)    Options     Price
------------------------------------------------------------------------------------------------
Under $ 11       $ 2.65   $ 10.88    1,980,709      $ 10.20         2.2     1,972,597   $ 10.20
$11-$25           11.06     24.90    9,053,646        18.27         4.8     8,714,672     18.26
$25-$40           25.22     39.96    6,747,003        36.06         6.7     6,717,946     36.06
$40-$55           40.17     54.92   18,196,420        47.17         8.3    10,099,420     46.88
Over $55          55.50     64.43      757,299        59.61         9.3        62,916     57.73
------------------------------------------------------------------------------------------------
All Options       $2.65   $ 64.43   36,735,077      $ 36.27         6.7    27,567,551   $ 32.59
================================================================================================

   As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Bancorp has elected to disclose pro forma net income and earnings per share amounts as if the fair-value based method had been applied in measuring compensation costs.

   The Bancorp's as reported and pro forma information for the years ended December 31:

--------------------------------------------------------------------------------
                                                       2001      2000    1999
--------------------------------------------------------------------------------
As reported net income ($ in millions) ...........  $ 1,093.0   1,140.4  946.6
Pro forma net income ($ in millions) .............  $   994.2   1,054.3  886.6
As reported earnings per share ...................  $    1.90      2.02   1.68
Pro forma earnings per share .....................  $    1.73      1.86   1.58
As reported earnings per diluted share ...........  $    1.86      1.98   1.66
Pro forma earnings per diluted share .............  $    1.68      1.82   1.54
================================================================================

   Compensation expense in the pro forma disclosures is not indicative of future amounts, as options vest over several years and additional grants are generally made each year.

   The weighted average fair value of options granted was $18.79, $14.81 and $18.02 in 2001, 2000 and 1999, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 2001, 2000 and 1999: expected option lives of nine years for all three years; expected dividend yield of 1.8% for 2001 and 1% for 2000 and 1999; expected volatility of 28%, 27% and 25% and risk-free interest rates of 5.1%, 5.2% and 5.9%, respectively.

   On May 3, 1999, the Bancorp issued 129,563 shares of common stock under the 1998 Long-Term Incentive Plan. These shares were awarded to non-officer employees with three or more years of service. The market value of these shares on the date of grant was approximately $6.5 million. This award was recognized as compensation expense over the two-year vesting period.

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

14. COMMITMENTS AND CONTINGENT LIABILITIES

The Bancorp, in the normal course of business, uses derivatives to manage its interest rate risk to help manage the risk of the mortgage servicing rights portfolio and to meet the financing needs of its customers in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida and West Virginia. These financial instruments primarily include commitments to extend credit, standby and commercial letters of credit, foreign exchange contracts, interest rate swap agreements, interest rate floors and caps, purchased options and commitments to sell residential mortgage loans. These instruments involve, to varying degrees, elements of credit risk, counterparty risk and market risk in excess of the amounts recognized in the Consolidated Balance Sheets. The contract or notional amounts of these instruments reflect the extent of involvement the Bancorp has in particular classes of financial instruments.

   Creditworthiness for all instruments is evaluated on a case-by-case basis in accordance with the Bancorp credit policies. Collateral, if deemed necessary, is based on management's credit evaluation of the counterparty and may include business assets of commercial borrowers, as well as personal property and real estate of individual borrowers and guarantors.

   A summary of significant commitments and other financial instruments at December 31:

--------------------------------------------------------------------------------
                                                              Contract or
                                                            Notional Amount
                                                        ----------------------
($ in millions)                                             2001        2000
--------------------------------------------------------------------------------
Commitments to extend credit .........................   $18,168.6    16,612.1
Letters of credit (including
  standby letters of credit) .........................     2,597.6     2,399.3
Foreign exchange contracts:
  Commitments to purchase ............................       662.2       553.5
  Commitments to sell ................................       681.0       562.4
Interest rate swap agreements ........................     3,805.5       417.3
Interest rate floors .................................        48.1      1042.9
Interest rate caps ...................................       123.4       109.5
Put options sold .....................................       333.2       553.5
Purchased options ....................................     1,150.4     2,361.0
Commitments to sell ..................................
  residential mortgage loans .........................     2,158.9     1,102.3
================================================================================

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

   Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. At December 31, 2001, approximately $244.3 million of standby letters of credit expire within one year, $2,216.5 million expire between one to five years and $136.8 million expire thereafter. At December 31, 2001, letters of credit of approximately $16.4 million were issued to commercial customers for a duration of one year or less to facilitate trade payments in domestic and foreign currency transactions. The amount of credit risk involved in issuing letters of credit in the event of nonperformance by the other party is the contract amount.

   Foreign exchange forward contracts are for future delivery or purchase of foreign currency at a specified price. Risks arise from the possible inability of counterparties to meet the terms of their contracts and from any resultant exposure to movement in foreign currency exchange rates, limiting the Bancorp's exposure to the replacement value of the contracts rather than the notional principal or contract amounts. The Bancorp generally reduces its market risk for foreign exchange contracts by entering into offsetting third-party forward contracts. The foreign exchange contracts outstanding at December 31, 2001 primarily mature in one year or less.

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

   The Bancorp manages a portion of the risk of the mortgage servicing rights portfolio with a combination of derivatives. Throughout 2001 the Bancorp entered into interest rate swaps and purchased and sold various options on interest rate swaps. As of December 31, 2001, the Bancorp was receiving fixed rates ranging from 4.925% to 5.98% and paying three-month LIBOR on interest rate swaps with notional amounts of $589 million. In addition, the Bancorp was paying fixed rates ranging from 6.85% to 7.37% and receiving three-month LIBOR on options with notional amounts of $1.15 billion.

   In 1997, the Bancorp entered into an interest rate swap agreement with a notional principal amount of $200 million in connection with the issuance of $200 million of long-term, fixed-rate capital-qualifying securities. The Bancorp receives fixed-rate payments at 8.136% and pays a variable interest rate based upon the three-month LIBOR plus 50 basis points. In 2001, the Bancorp entered into an interest rate swap agreement with a notional principal amount of $250 million in order to convert a portion of the Bancorp's outstanding debt from a fixed rate to a floating rate. The Bancorp receives a fixed rate of 6.75% and pays a variable interest rate of three-month LIBOR plus 168.75 basis points. As of December 31, 2001, the Bancorp had entered into interest rate swap agreements with commercial clients with an aggregate notional principal amount of $553 million. The agreements generally provide for the Bancorp to receive a fixed rate and pay a variable rate that resets periodically. The Bancorp has hedged its interest rate exposure on transactions with commercial clients by executing offsetting swap agreements with primary dealers. These transactions involve the exchange of fixed and floating interest rate payments without the exchange of the underlying principal amounts. Therefore, while notional principal amounts are typically used to express the volume of these transactions, they do not represent the much smaller amounts that are potentially subject to credit risk. Entering into interest rate swap agreements involves the risk of dealing with counterparties and their ability to meet the terms of the contract. The Bancorp manages the credit risk of these transactions through adherence to a derivative products policy, credit approval policies and monitoring procedures.

   In 2000, the Bancorp sold a one time put option to bondholders in conjunction with a jumbo residential mortgage securitization. The option was granted to enhance the liquidity and marketability of the securitization and may be put back to the Bancorp on August 20, 2002 at par, based on the occurrence of certain criteria.

                     FIFTH THIRD BANCORP AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


   There are claims pending against the Bancorp and its subsidiaries which have arisen in the normal course of business. Based on a review of such litigation with legal counsel, management believes any resulting liability would not have a material effect upon the Bancorp's consolidated financial position or results of operations.

15. OTHER SERVICE CHARGES AND FEES AND OTHER OPERATING EXPENSES

The major components of other service charges and fees and other operating expenses for the years ended December 31:

------------------------------------------------------------------------------
($ in millions)                                         2001     2000     1999
------------------------------------------------------------------------------
Other Service Charges and Fees:
  Cardholder fees.................................    $ 49.7     41.8     41.5
  Consumer loan and lease fees....................      58.9     48.9     57.4
  Commercial banking..............................     125.1     86.0     67.2
  Bank owned life insurance
    income........................................      52.2     43.2     15.7
  Insurance income................................      49.1     47.8     45.0
  Gain on sale of branches........................      42.7       --       --
  Other...........................................     164.5    121.3    111.6
------------------------------------------------------------------------------
Total other service charges
  and fees........................................    $542.2    389.0    338.4
==============================================================================
Other Operating Expenses:
  Marketing and
    communications................................    $135.7    128.8    125.5
  Bankcard........................................     103.2     72.1     67.7
  Intangibles amortization........................      71.2     60.3     55.9
  Franchise taxes.................................      17.9     27.7     26.6
  Loan and lease..................................      62.4     38.9     32.3
  Printing and supplies...........................      40.4     40.9     44.2
  Travel..........................................      33.5     33.7     31.9
  Data processing and operations..................      70.1     86.4     98.9
  Corporate insurance.............................      27.0     16.9      8.1
  Other...........................................     194.2    160.8    158.5
------------------------------------------------------------------------------
Total other operating expenses....................    $755.6    666.5    649.6
==============================================================================

16. RETIREMENT AND BENEFIT PLANS

A combined summary of the defined benefit retirement plans at and for the years ended December 31:

------------------------------------------------------------------------------
($ in millions)                                                2001       2000
------------------------------------------------------------------------------
Change in benefit obligation:
  Projected benefit obligation at beginning of year....      $242.5      245.6
  Service cost.........................................        11.8       10.4
  Interest cost........................................        18.3       17.0
  Curtailment..........................................      (  8.7)    ( 16.2)
  Settlement...........................................      (  6.0)        --
  Termination benefit..................................          --        1.8
  Acquisition/divestiture..............................          --        2.7
  Amendments...........................................          --         .9
  Actuarial loss.......................................        42.0       12.3
  Benefits paid........................................      ( 37.1)    ( 32.0)
------------------------------------------------------------------------------
Projected benefit obligation at end of year............      $262.8      242.5
==============================================================================
Change in plan assets:
  Fair value of plan assets at beginning of year ......      $312.1      318.2
  Actual return on assets..............................      ( 12.8)      15.4
  Contributions........................................         9.3        4.7
  Acquired plan........................................          --        5.8
  Settlement...........................................      (  7.2)        --
  Benefits paid........................................      ( 37.1)    ( 32.0)
------------------------------------------------------------------------------
Fair value of plan assets at end of year...............      $264.3      312.1
==============================================================================

------------------------------------------------------------------------------
($ in millions)                                                 2001      2000
------------------------------------------------------------------------------
Funded status..........................................       $  1.5      69.6
Unrecognized transition amount.........................        ( 6.5)   (  8.9)
Unrecognized prior service cost........................          8.1      11.3
Unrecognized actuarial loss (gain).....................         40.0    ( 36.0)
------------------------------------------------------------------------------
Net amount recognized..................................       $ 43.1      36.0
==============================================================================
Amounts recognized in the Consolidated
  Balance Sheets consist of:
Prepaid benefit cost...................................       $ 89.6      77.8
Accrued benefit liability..............................       ( 46.7)   ( 42.0)
Accumulated nonowner changes in equity.................           .2        .2
------------------------------------------------------------------------------
Net amount recognized..................................       $ 43.1      36.0
==============================================================================
------------------------------------------------------------------------------
($ in millions)                                       2001      2000      1999
------------------------------------------------------------------------------
Components of net periodic pension
  cost (benefit):
  Service cost.....................................  $11.8      10.4      14.9
  Interest cost....................................   18.3      17.0      17.0
  Curtailment......................................    1.8     (12.7)       --
  Expected return on assets........................  (29.1)    (28.5)    (25.4)
  Amortization and deferral of transition
    amount.........................................  ( 2.3)    ( 2.4)    ( 2.4)
  Amortization of actuarial gain...................  ( 1.4)    ( 5.4)    ( 2.1)
  Amortization of unrecognized prior
    service cost...................................    1.3       1.3       1.3
  Settlement.......................................    1.9     ( 1.4)       --
  Termination benefit..............................     --       1.8        --
------------------------------------------------------------------------------
Net periodic pension cost (benefit)................  $ 2.3     (19.9)      3.3
==============================================================================

   In connection with the merger of CNB, the CNB defined benefit pension plan was curtailed and the resulting curtailment gain was recorded against the merger charge in 2000. Recognition of the gain had no impact on operating earnings.

   Plan assets consist primarily of common trust and mutual funds managed by Fifth Third Bank, an affiliate of the Bancorp, listed stocks and U.S. bonds.

------------------------------------------------------------------------------
                                                      2001      2000      1999
------------------------------------------------------------------------------
Weighted-average assumptions:
  For disclosure:
    Discount rate.................................    7.25%     7.80%     7.66%
    Rate of compensation increase.................    4.86      4.77      4.81
  For measuring net periodic pension
    cost (benefit):
    Discount rate.................................    7.80      7.66      6.80
    Rate of compensation increase.................    4.77      4.81      4.67
    Expected return on plan assets................    9.52      9.36      9.59
==============================================================================

   For the Bancorp's nonqualified supplemental defined benefit plans, with an accumulated benefit obligation exceeding assets, the total projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $33.3 million, $25.4 million and $0, respectively, as of December 31, 2001 and $33.4 million, $25.9 million and $0, respectively, as of December 31, 2000. The Bancorp's profit sharing plan contribution was $33.5 million for 2001, $37.9 million for 2000 and $34.1 million for 1999.

                     FIFTH THIRD BANCORP AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


17. REGULATORY MATTERS

The principal source of income and funds for the Bancorp (parent company) are dividends from its subsidiaries. During 2002, the amount of dividends the subsidiaries can pay to the Bancorp without prior approval of regulatory agencies is limited to their 2002 eligible net profits, as defined, and the adjusted retained 2001 and 2000 net income of the subsidiaries.

   The affiliate banks must maintain noninterest-bearing cash balances on reserve with the Federal Reserve Bank (FRB). In 2001 and 2000, the banks were required to maintain average reserve balances of $554.6 million and $445.3 million, respectively.

   The FRB adopted quantitative measures which assign risk weightings to assets and off-balance-sheet items and also define and set minimum regulatory capital requirements (risk-based capital ratios). All banks are required to have core capital (Tier 1) of at least 4% of risk-weighted assets, total capital of at least 8% of risk-weighted assets and a minimum Tier 1 leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders' equity including capital-qualifying subordinated debt but excluding unrealized gains and losses on securities available for sale, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus certain debt instruments and the reserve for credit losses, subject to limitation. Failure to meet certain capital requirements can initiate certain actions by regulators that, if undertaken, could have a direct material effect on the Consolidated Financial Statements of the Bancorp. The regulations also define well-capitalized levels of Tier 1, total capital and Tier 1 leverage as 6%, 10% and 5%, respectively. The Bancorp and each of its subsidiaries had Tier 1, total capital and leverage ratios above the well-capitalized levels at December 31, 2001 and 2000. As of December 31, 2001, the most recent notification from the FRB categorized the Bancorp and each of its subsidiary banks as well-capitalized under the regulatory framework for prompt corrective action.

   Capital and risk-based capital and leverage ratios for the Bancorp and its significant subsidiaries at December 31:

----------------------------------------------------------------------------------
                                                                      2001
                                                            ----------------------
($ in millions)                                                Amount      Ratio
----------------------------------------------------------------------------------
Total Capital (to Risk-Weighted Assets):
  Fifth Third Bancorp (Consolidated)....................     $8,575.8       14.42%
  Fifth Third Bank (Ohio)...............................      3,916.5       12.08
  Fifth Third Bank, Michigan............................      2,205.3       11.06
  Fifth Third Bank, Indiana.............................      1,087.9       20.63
  Fifth Third Bank, Kentucky, Inc. .....................        218.6       11.33
  Fifth Third Bank, Northern Kentucky...................        118.2       11.04
Tier 1 Capital (to Risk-Weighted Assets):
  Fifth Third Bancorp (Consolidated)....................      7,351.7       12.36
  Fifth Third Bank (Ohio)...............................      3,117.5        9.62
  Fifth Third Bank, Michigan............................      1,762.5        8.84
  Fifth Third Bank, Indiana.............................      1,034.8       19.62
  Fifth Third Bank, Kentucky, Inc. .....................        200.9       10.41
  Fifth Third Bank, Northern Kentucky...................         88.4        8.26
Tier 1 Leverage Capital (to Average Assets):
  Fifth Third Bancorp (Consolidated)....................      7,351.7       10.53
  Fifth Third Bank (Ohio)...............................      3,117.5        8.09
  Fifth Third Bank, Michigan............................      1,762.5        7.43
  Fifth Third Bank, Indiana.............................      1,034.8       11.97
  Fifth Third Bank, Kentucky, Inc. .....................        200.9        8.36
  Fifth Third Bank, Northern Kentucky...................         88.4        6.98
==================================================================================

----------------------------------------------------------------------------------
                                                                      2000
                                                            ----------------------
($ in millions)                                                Amount       Ratio
----------------------------------------------------------------------------------
Total Capital (to Risk-Weighted Assets):
  Fifth Third Bancorp (Consolidated)..................      $ 7,494.2       13.40%
  Fifth Third Bank (Ohio).............................        3,010.7       11.11
  Fifth Third Bank, Michigan..........................        2,089.8       10.02
  Fifth Third Bank, Indiana...........................          834.6       15.47
  Fifth Third Bank, Kentucky, Inc. ...................          211.3       12.21
  Fifth Third Bank, Northern Kentucky.................          113.8       11.29
Tier 1 Capital (to Risk-Weighted Assets):
  Fifth Third Bancorp (Consolidated)..................        6,317.3       11.29
  Fifth Third Bank (Ohio).............................        2,193.6        8.09
  Fifth Third Bank, Michigan..........................        1,611.7        7.73
  Fifth Third Bank, Indiana...........................          781.8       14.49
  Fifth Third Bank, Kentucky, Inc. ...................          193.9       11.21
  Fifth Third Bank, Northern Kentucky.................           84.0        8.33
Tier 1 Leverage Capital (to Average Assets):
  Fifth Third Bancorp (Consolidated)..................        6,317.3        9.40
  Fifth Third Bank (Ohio).............................        2,193.6        6.85
  Fifth Third Bank, Michigan..........................        1,611.7        6.54
  Fifth Third Bank, Indiana...........................          781.8       10.12
  Fifth Third Bank, Kentucky, Inc. ...................          193.9        9.21
  Fifth Third Bank, Northern Kentucky.................           84.0        7.06
==================================================================================

18. NONOWNER CHANGES IN EQUITY

Reclassification adjustments, related tax effects allocated to nonowner changes in equity and accumulated nonowner changes in equity as of and for the years ended December 31:

-------------------------------------------------------------------------------------------
($ in millions)                                                 2001       2000       1999
-------------------------------------------------------------------------------------------
Reclassification adjustment, pretax:
  Change in unrealized gains (losses)
    arising during year..................................    $ 156.2      496.5     (650.5)
  Reclassification adjustment for
    gains in net income..................................     (171.1)      (6.2)      (8.4)
-------------------------------------------------------------------------------------------
  Change in unrealized gains (losses)
    on securities available-for-sale.....................    $ (14.9)     490.3     (658.9)
===========================================================================================
Related tax effects:
  Change in unrealized gains (losses)
    arising during year..................................    $  60.6      162.5     (218.4)
  Reclassification adjustment for
    gains in net income..................................      (65.4)      (2.0)      (3.0)
-------------------------------------------------------------------------------------------
  Change in unrealized gains (losses)
    on securities available-for-sale.....................    $  (4.8)     160.5     (221.4)
===========================================================================================
Reclassification adjustment, net of tax:
  Change in unrealized gains (losses)
    arising during year..................................    $  95.6      334.0     (432.1)
  Reclassification adjustment for
    gains in net income..................................     (105.7)      (4.2)      (5.4)
-------------------------------------------------------------------------------------------
  Change in unrealized gains (losses)
    on securities available-for-sale.....................    $ (10.1)     329.8     (437.5)
===========================================================================================
Accumulated nonowner changes in equity:
  Beginning balance--
    Unrealized gains (losses) on
    securities available-for-sale........................    $  28.0     (301.8)     135.7
  Current period change..................................      (10.1)     329.8     (437.5)
-------------------------------------------------------------------------------------------
  Ending balance--
    Unrealized gains (losses) on
    securities available-for-sale........................    $  17.9       28.0     (301.8)
    Unrealized losses on qualifying
    cash flow hedges.....................................      (10.1)        --         --
===========================================================================================
  Accumulated nonowner
    changes in equity....................................    $   7.8       28.0     (301.8)
===========================================================================================

                     FIFTH THIRD BANCORP AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


19. SALES AND TRANSFERS OF LOANS

During 2001 and 2000, the Bancorp sold fixed rate and adjustable residential mortgage loans in securitization transactions. In all those sales, the Bancorp retained servicing responsibilities. The Bancorp receives annual servicing fees at a percentage of the outstanding balance and rights to future cash flows arising after the investors in the securitization trust have received the return for which they contracted. The investors and the securitization trust have no recourse to the Bancorp's other assets for failure of debtors to pay when due. The Bancorp's retained interests are subordinate to investor's interests. Their value is subject to credit, prepayment and interest rate risks on the sold financial assets. In 2001 and 2000, the Bancorp recognized pretax gains of $197.1 million and $160.7 million, respectively, on the sales of residential mortgage loans. Total proceeds from residential mortgage loan sales in 2001 and 2000 were $9.0 billion and $12.4 billion, respectively.

   Key economic assumptions used in measuring the retained interests at the date of securitization resulting from securitizations completed during 2001 and 2000 were as follows:

--------------------------------------------------------------------------------
                                                              2001
--------------------------------------------------------------------------------
                                                    Residential Mortgage Loans
                                                   -----------------------------
                                                   Fixed-Rate        Adjustable
--------------------------------------------------------------------------------
Prepayment speed................................      13.9%             23.1%
Weighted-average life (in years)................       7.2               4.0
Residual servicing cash flows
  discounted at.................................      10.5%             15.2%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                              2000
--------------------------------------------------------------------------------
                                                    Residential Mortgage Loans
                                                   -----------------------------
                                                   Fixed-Rate        Adjustable
--------------------------------------------------------------------------------
Prepayment speed................................      23.5%             24.6%
Weighted-average life (in years)................       4.6               4.1
Residual servicing cash flows
  discounted at.................................      10.4%             11.4%
--------------------------------------------------------------------------------

   Based on historical credit experience, expected credit losses and the effect of an unfavorable change in credit losses have been deemed to not be material.

   At December 31, 2001 and 2000, key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in those assumptions are as follows:

--------------------------------------------------------------------------------
                                                              2001
--------------------------------------------------------------------------------
                                                    Residential Mortgage Loans
                                                   -----------------------------
($ in  millions)                                   Fixed-Rate        Adjustable
--------------------------------------------------------------------------------
Fair value of retained servicing interests.......   $ 211.1             $ 7.9
Weighted-average life (in years).................       7.2               4.0
Prepayment speed assumption
  (annual rate)..................................      13.9%             23.1%
Impact on fair value of 10% adverse change.......   $   9.9             $  .5
Impact on fair value of 20% adverse change.......   $  18.1             $  .9
Residual cash flows discount rate
  (annual).......................................      10.5%             15.2%
Impact on fair value of 10% adverse change.......   $   7.2             $  .2
Impact on fair value of 20% adverse change.......   $  13.9             $  .4
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                              2000
--------------------------------------------------------------------------------
                                                    Residential Mortgage Loans
                                                   -----------------------------
($ in  millions)                                   Fixed-Rate        Adjustable
--------------------------------------------------------------------------------
Fair value of retained servicing interests.......    $ 96.1           $ 24.2
Weighted-average life (in years).................       4.6              4.1
Prepayment speed assumption
  (annual rate)..................................      23.5%            24.6%
Impact on fair value of 10% adverse change.......    $  5.6           $  1.4
Impact on fair value of 20% adverse change.......    $ 10.2           $  2.4
Residual cash flows discount rate
  (annual).......................................      10.4%            11.4%
Impact on fair value of 10% adverse change.......    $  2.7           $   .7
Impact on fair value of 20% adverse change.......    $  5.0           $  1.4
--------------------------------------------------------------------------------

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

   During 2001 and 2000, the Bancorp transferred, subject to recourse, certain commercial loans to an unconsolidated QSPE that is wholly owned by an independent third party. At December 31, 2001 and 2000, the outstanding balance of loans transferred was $2.0 billion and $1.9 billion, respectively. The commercial loans transferred to the QSPE are primarily fixed-rate and short-term investment grade in nature. The commercial loans are transferred at par with no gain or loss recognized. The Bancorp receives rights to future cash flows arising after the investors in the securitization trust have received the return for which they contracted. Due to the relatively short-term nature of the loans transferred, no value has been assigned to this retained future stream of fees to be received. As of December 31, 2001, the $2.0 billion balance of outstanding loans had a weighted average remaining maturity of 19 days.

   The Bancorp had the following cash flows with the unconsolidated QSPE during 2001 and 2000:

--------------------------------------------------------------------------------
($ in millions)                                   2001               2000
--------------------------------------------------------------------------------
Proceeds from transfers...................     $ 203.0              678.8
Transfers received from QSPE..............     $ 178.5                 --
Fees received.............................     $  22.6               12.6
--------------------------------------------------------------------------------

                     FIFTH THIRD BANCORP AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


20. ACQUISITIONS
--------------------------------------------------------------------------------

                                                                     Consideration
                                                                --------------------------
                                                                                  Common
                                                 Date               Cash          Shares          Method of
                                               Completed        (in millions)     Issued          Accounting
-------------------------------------------------------------------------------------------------------------
Universal Companies (USB),                      10/31/01           $ 220.0               --        Purchase
  Milwaukee, Wisconsin
Old Kent Financial                                4/2/01                --      103,716,638         Pooling
  Corporation,
  Grand Rapids, Michigan
Capital Holdings, Inc. (Capital),                 3/9/01                --        4,505,385         Pooling
  Sylvania, Ohio
Resource Management, Inc.,                        1/2/01              18.1          470,162        Purchase
  Cleveland, Ohio
Ottawa Financial                                 12/8/00                .1        3,658,125        Purchase
  Corporation (Ottawa),
  Grand Rapids, Michigan
Grand Premier Financial, Inc.                     4/1/00                --        6,990,743         Pooling
  (Grand Premier),
  Wauconda, Illinois
Merchants Bancorp, Inc.                          2/11/00                --        3,235,680         Pooling
  (Merchants),
  Aurora, Illinois
Peoples Bank Corporation                        11/19/99                --        5,071,830         Pooling
  of Indianapolis (Peoples),
  Indianapolis, Indiana
CNB Bancshares, Inc. (CNB),                     10/29/99                --       45,556,118         Pooling
  Evansville, Indiana
Pinnacle Banc Group, Inc.                         9/3/99                --        4,122,074         Pooling
  (Pinnacle), Oak Brook,
  Illinois
Emerald Financial Corp.,                          8/6/99                --        5,069,309         Pooling
  Strongsville, Ohio
Vanguard Financial Co.,                           7/9/99                .1          108,123        Purchase
  Cincinnati, Ohio
CFSB Bancorp, Inc. (CFSB),                        7/9/99                --        4,085,533         Pooling
  Lansing, Michigan
South Florida Bank                               6/11/99                --          663,840        Purchase
  Holding Corporation,
  Ft. Myers, Florida
Enterprise Federal                               5/14/99                --        2,514,894        Purchase
  Bancorp, Inc.,
  Cincinnati, Ohio
Ashland Bankshares, Inc.,                        4/16/99                --        1,837,290        Purchase
  Ashland, Kentucky
-------------------------------------------------------------------------------------------------------------

   The assets, liabilities and shareholders' equity of the pooled entities were recorded on the books of the Bancorp at their values as reported on the books of the pooled entities immediately prior to the consummation of the merger with the Bancorp. This presentation required the restatements for material acquisitions of prior periods as if the companies had been combined for all years presented.

   On April 2, 2001, the Bancorp acquired Old Kent, a publicly-traded financial holding company headquartered in Grand Rapids, Michigan. The contribution of Old Kent to consolidated net interest income, other operating income and net income available to common shareholders for the periods prior to the merger were as follows:

---------------------------------------------------------------------------------------------
                                                                             Years Ended
                                                Three Months Ended           December 31,
($ in millions)                                   March 31, 2001           2000       1999
---------------------------------------------------------------------------------------------
Net Interest Income:
Bancorp.....................................         $ 392.9            1,470.3    1,404.6
Old Kent....................................           195.5              784.2      773.1
---------------------------------------------------------------------------------------------
Combined....................................         $ 588.4            2,254.5    2,177.7
---------------------------------------------------------------------------------------------
Other Operating Income:
Bancorp.....................................         $ 292.5            1,012.7      877.7
Old Kent....................................           120.7              469.6      461.4
---------------------------------------------------------------------------------------------
Combined....................................         $ 413.2            1,482.3    1,339.1
---------------------------------------------------------------------------------------------
Net Income Available to
  Common Shareholders:
Bancorp.....................................         $ 244.3              862.9      668.2
Old Kent....................................            55.1              277.5      278.4
---------------------------------------------------------------------------------------------
Combined....................................         $ 299.4            1,140.4      946.6
---------------------------------------------------------------------------------------------

   During 1999 as a direct result of the Peoples, CNB, CFSB and Pinnacle acquisitions and the related formally developed integration plans, the Bancorp recorded merger-related charges of $134.4 million ($101.4 million after tax), of which $108.1 million was recorded as operating expense and $26.3 million was recorded as additional provision for credit losses. The charge to operating expenses consisted of employee severance and benefit obligations, costs to eliminate duplicate facilities and equipment, contract terminations, conversion expenses and professional fees. The additional provision for credit losses was charged in connection with a change in the management of Peoples and CNB problem loans and to conform Peoples and CNB to the Bancorp's reserve and charge-off practices.

   During 2000, as a direct result of the Grand Premier, Merchants and CNB acquisitions and the related formally developed integration plans, the Bancorp recorded merger-related charges of $99.0 million ($66.6 million after tax) of which $87 million was recorded as operating expense and $12 million was recorded as additional provision for credit losses. The charge to operating expenses consisted of employee severance and benefit obligations including recognition of a $10 million curtailment gain on CNB's defined benefit plan, costs to eliminate duplicate facilities and equipment, contract terminations, conversion expenses, professional fees and securities losses realized in realigning the balance sheet.

   In the second and third quarters of 2001, as a result of the Old Kent acquisition and a formally developed integration plan, the Bancorp recorded merger-related charges of $384 million ($293.6 million after tax) of which $348.6 million was recorded as operating expense and $35.4 million was recorded as additional provision for credit losses. The charge to operating expenses consisted of employee severance and benefit obligations, professional fees, costs to eliminate duplicate facilities and equipment, conversion expenses, gain on sale of six branches required to be divested as a condition for regulatory approval, loss incurred on sale of Old Kent's subprime mortgage lending portfolio in order to align Old Kent with the Bancorp's asset/ liability management policies and a loss on sale of the out-of-market mortgage operations. Employee severance includes the packages negotiated with approximately 1,400 people (including all levels of the previous Old Kent organization from the executive management level to back office support staff) and the change-in-control payments made pursuant to pre-existing employment agreements. Employee-related payments made in 2001 totaled $63 million, including payment to the approximate 1,250 people that have been terminated as of December 31, 2001. Credit quality charges relate to conforming Old Kent

                     FIFTH THIRD BANCORP AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


commercial and consumer loans to the Bancorp's credit policies. Specifically, these loans were conformed to the Bancorp's credit rating and review systems, as documented in the Bancorp's credit policies.

   The merger-related charges consist of:

--------------------------------------------------------------------------------
($ in millions)                                           2001     2000     1999
--------------------------------------------------------------------------------
Employee severance and benefit
  obligations.....................................     $  77.4     17.4     40.4
Duplicate facilities and equipment................        95.1      4.1     14.4
Conversion expenses...............................        50.9     14.8      4.6
Professional fees.................................        45.8      5.9     20.0
Contract termination costs........................        19.9     19.8     16.7
Loss on portfolio sales...........................        28.7     21.6      4.1
Net loss on sales of subsidiaries and out-
  of-market line of business operations...........        15.2      2.6      1.7
Other.............................................        15.6       .8      6.2
--------------------------------------------------------------------------------
Merger-related charges............................     $ 348.6     87.0    108.1
================================================================================

   In 1999, other merger-related charges consisted of $3.6 million in charges to conform CNB to established Bancorp revenue recognition and cost deferral accounting policies, $1.0 million to conform CNB's deferred compensation program and $1.6 million in various other miscellaneous charges. In 2001, other merger-related charges consisted of $13.1 million of charges to conform Bancorp and Old Kent accounting policies for cost deferral and revenue recognition and $2.5 million in various other miscellaneous charges.

   Summary of merger-related accrual activity at December 31:

--------------------------------------------------------------------------------
($ in millions)                                      2001             2000
--------------------------------------------------------------------------------
Balance, January 1............................     $ 13.0             41.5
Merger-related charges........................      348.6             87.0
Cash payments.................................     (229.4)           (96.2)
Noncash writedowns............................     ( 77.7)           (19.3)
--------------------------------------------------------------------------------
Balance, December 31..........................     $ 54.5             13.0
================================================================================

   In 2000, non-cash writedowns consisted of $19.3 million of duplicate fixed asset writedowns related to Grand Premier, Merchants and CNB. In 2001, non-cash writedowns consisted of $51.3 million of duplicate equipment and duplicate data processing software writedowns, $18.4 million of goodwill and fixed asset writedowns necessary as a result of the sale of the out-of-market mortgage operations and $8.0 million to conform Bancorp and Old Kent accounting policies for cost deferral and revenue recognition.

   The pro forma effect and the financial results of Ottawa and Capital, respectively, included in the results of operations subsequent to the date of the acquisitions were not material to the Bancorp's financial condition and operating results for the periods presented.

21. EARNINGS PER SHARE

Reconciliation of Earnings Per Share to Earnings Per Diluted Share for the years ended December 31:

-------------------------------------------------------------------------------------------
                                                                     2001
                                                      -------------------------------------
                                                                    Average     Per Share
($ in millions, except per share amounts)               Income       Shares       Amount
-------------------------------------------------------------------------------------------
EPS
Net income available to
  common shareholders..............................     $ 1,093.0     575,254        $ 1.90
Effect of Dilutive Securities
Stock options......................................                    11,350
Interest on 6% convertible
  subordinated debentures
  due 2028, net of applicable
  income taxes.....................................           4.9       4,404
Dividends on convertible
  preferred stock..................................            .6         308
-------------------------------------------------------------------------------------------
Diluted EPS
Net income available to
  common shareholders
  plus assumed conversions.........................     $ 1,098.5     591,316        $ 1.86
===========================================================================================
-------------------------------------------------------------------------------------------
                                                                       2000
                                                       ------------------------------------
                                                                     Average     Per Share
($ in millions, except per share amounts)               Income       Shares       Amount
-------------------------------------------------------------------------------------------
EPS
Net income available to
  common shareholders..............................     $ 1,140.4     565,686        $ 2.02
Effect of Dilutive Securities
Stock options......................................                     8,563
Interest on 6% convertible
  subordinated debentures
  due 2028, net of applicable
  income taxes.....................................           6.7       4,416
Dividends on convertible
  preferred stock..................................            .6         308
-------------------------------------------------------------------------------------------
Diluted EPS
Net income available to
  common shareholders
  plus assumed conversions.........................     $ 1,147.7     578,973        $ 1.98
===========================================================================================
-------------------------------------------------------------------------------------------
                                                                   1999
                                                    ---------------------------------------
                                                                  Average     Per Share
($ in millions, except per share amounts)             Income      Shares        Amount
-------------------------------------------------------------------------------------------
EPS
Net income available to
  common shareholders..............................    $ 946.6      562,041        $ 1.68
Effect of Dilutive Securities
Stock options......................................                   9,130
Interest on 6% convertible
  subordinated debentures
  due 2028, net of applicable
  income taxes.....................................        6.7        4,416
Dividends on convertible
  preferred stock..................................         .6          308
-------------------------------------------------------------------------------------------
Diluted EPS
Net income available to
  common shareholders
  plus assumed conversions.........................    $ 953.9      575,895        $ 1.66
===========================================================================================

                     FIFTH THIRD BANCORP AND SUBSIDIARIES

                  Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


   The diluted per share impact of the change in accounting principle in 2001 was $.01. Options to purchase .6 million shares were outstanding at December 31, 2001 and were not included in the computation of net income per diluted share because the exercise price of these options was greater than the average market price of the common shares, and therefore, the effect would be antidilutive.

22. FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amounts and estimated fair values for financial instruments at December 31:

------------------------------------------------------------------------------
                                                                 2001
                                                      ------------------------
                                                       Carrying        Fair
($ in millions)                                         Amount         Value
------------------------------------------------------------------------------
Financial Assets
  Cash and due from banks...........................  $ 2,031.0     $ 2,031.0
  Securities available-for-sale.....................   20,506.6      20,506.6
  Securities held-to-maturity.......................       16.4          16.4
  Other short-term investments......................      224.7         224.7
  Loans held for sale...............................    2,180.1       2,184.0
  Loans and leases..................................   41,547.9      42,812.1
  Accrued income receivable.........................      617.9         617.9
Financial Liabilities
  Deposits..........................................   45,854.1      45,905.6
  Federal funds borrowed............................    2,543.8       2,543.8
  Short-term bank notes.............................       33.9          33.9
  Other short-term borrowings.......................    4,875.0       4,959.6
  Accrued interest payable..........................      194.6         194.6
  Long-term debt....................................    7,029.9       7,444.8
Financial Instruments
  Commitments to extend credit......................         --          20.4
  Letters of credit.................................         --          31.0
  Interest rate swap agreements.....................      (15.1)        (15.1)
  Interest rate floors..............................         --           (.9)
  Interest rate caps................................         --            .2
  Purchased options.................................       31.4          31.4
  Interest rate lock commitments....................        3.9           3.9
  Forward contracts:
    Commitments to sell loans.......................       13.6          13.6
    Foreign exchange contracts:
      Commitments to purchase.......................       (1.4)         (1.4)
      Commitments to sell...........................        5.1           5.1
==============================================================================
------------------------------------------------------------------------------
                                                                 2000
                                                        ----------------------
                                                         Carrying      Fair
($ in millions)                                           Amount       Value
------------------------------------------------------------------------------
Financial Assets
  Cash and due from banks...........................    $ 1,706.5     1,706.5
  Securities available-for-sale.....................     19,028.8    19,028.8
  Securities held-to-maturity.......................        552.6       557.3
  Other short-term investments......................        232.4       232.4
  Loans held for sale...............................      1,655.0     1,683.3
  Loans and leases..................................     42,530.4    43,065.0
  Accrued income receivable.........................        558.4       558.4
Financial Liabilities
  Deposits..........................................     48,359.5    47,731.6
  Federal funds borrowed............................      2,177.7     2,194.8
  Short-term bank notes.............................           --          --
  Other short-term borrowings.......................      4,166.3     4,204.8
  Accrued interest payable..........................        252.5       252.5
  Long-term debt....................................      6,065.6     6,180.6
  Guaranteed preferred beneficial
    interests in convertible subordinated
    debentures......................................        172.5       284.6
Financial Instruments
  Commitments to extend credit......................          1.8        17.6
  Letters of credit.................................          2.9        19.2
  Purchased options.................................           --         3.1
  Interest rate swap agreements.....................           --        17.4
  Interest rate floors..............................         15.5        16.8
  Interest rate caps................................           --          .2
  Interest rate lock commitments....................           --         3.1
  Forward contracts:
    Commitments to sell loans.......................           --       (10.8)
    Foreign exchange contracts:
      Commitments to purchase.......................           --         5.6
      Commitments to sell...........................           --       ( 1.2)
==============================================================================

   Fair values for financial instruments, which were based on various assumptions and estimates as of a specific point in time, represent liquidation values and may vary significantly from amounts that will be realized in actual transactions. In addition, certain non-financial instruments were excluded from the fair value disclosure requirements. Therefore, the fair values presented in the adjacent table should not be construed as the underlying value of the Bancorp.

   The following methods and assumptions were used in determining the fair value of selected financial instruments:

   Short-term financial assets and liabilities-for financial instruments with a short or no stated maturity, prevailing market rates and limited credit risk, carrying amounts approximate fair value. Those financial instruments include cash and due from banks, other short-term investments, accrued income receivable, certain deposits (demand, interest checking, savings and money market), Federal funds borrowed, short-term bank notes, other short-term borrowings and accrued interest payable.

   Securities, available-for-sale and held-to-maturity-fair values were based on prices obtained from an independent nationally recognized pricing service.

   Loans-fair values were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

   Loans held for sale-the fair value of loans held for sale was estimated based on outstanding commitments from investors or current investor yield requirements.

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

   Interest rate swap agreements-fair value was based on the estimated amount the Bancorp would receive or pay to terminate the swap agreements, taking into account the current interest rates and the creditworthiness of the swap counterparties. The fair values represent a liability at December 31, 2001.

   Purchased options and interest rate floors and caps-fair values were based on the estimated amounts the Bancorp would receive from terminating the contracts at the reporting date.

   Foreign exchange contracts-fair values were based on quoted market prices of comparable instruments and represent a net liability to the Bancorp.

                     FIFTH THIRD BANCORP AND SUBSIDIARIES


                  Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------


23. PARENT COMPANY FINANCIAL STATEMENTS

The condensed financial statements of the Bancorp ($ in millions):

--------------------------------------------------------------------------------
Condensed Statements of Income (Parent Company Only)
For the Years Ended December 31                        2001       2000     1999
--------------------------------------------------------------------------------
Income
Dividends from Subsidiaries....................    $  214.4      636.4    507.2
Interest on Loans to
  Subsidiaries.................................        38.9       40.8     34.9
Other..........................................        24.4         .9      3.2
--------------------------------------------------------------------------------
Total Income...................................       277.7      678.1    545.3
--------------------------------------------------------------------------------
Expenses
Interest.......................................        25.1       19.7     23.8
Other..........................................        36.5        8.5     30.8
--------------------------------------------------------------------------------
Total Expenses.................................        61.6       28.2     54.6
--------------------------------------------------------------------------------
Income Before Taxes and
  Change in Undistributed
  Earnings of Subsidiaries.....................       216.1      649.9    490.7
Applicable Income Taxes (Benefit) .............        (5.6)       2.7     (3.3)
--------------------------------------------------------------------------------
Income Before Change in
  Undistributed Earnings of
  Subsidiaries.................................       221.7      647.2    494.0
Increase in Undistributed
  Earnings of Subsidiaries.....................       872.0      493.9    453.3
--------------------------------------------------------------------------------
Net Income.....................................    $1,093.7    1,141.1    947.3
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Condensed Balance Sheets (Parent Company Only)
December 31                                                        2001     2000
--------------------------------------------------------------------------------
Assets
Cash......................................................     $     .1      6.7
Interest-Bearing Deposits.................................           --     11.5
Securities Available-for-Sale.............................          1.1      1.1
Loans to Subsidiaries.....................................        985.5  1,236.6
Investment in Subsidiaries................................      6,897.8  5,758.9
Goodwill..................................................        138.0    144.4
Other Assets..............................................         26.3     22.9
--------------------------------------------------------------------------------
Total Assets..............................................     $8,048.8  7,182.1
================================================================================
Liabilities
Commercial Paper..........................................     $   20.6     10.3
Accrued Expenses and Other Liabilities....................        188.9    131.6
Long-Term Debt............................................        200.0    200.0
Guaranteed Preferred Beneficial Interest
  in Convertible Subordinated Debentures..................           --    177.8
--------------------------------------------------------------------------------
Total Liabilities.........................................        409.5    519.7
--------------------------------------------------------------------------------
Shareholders' Equity......................................      7,639.3  6,662.4
--------------------------------------------------------------------------------
Total Liabilities and
  Shareholders' Equity....................................     $8,048.8  7,182.1
================================================================================

--------------------------------------------------------------------------------
Condensed Statements of Cash Flows (Parent Company Only)
December 31                                         2001       2000       1999
--------------------------------------------------------------------------------
Operating Activities
Net Income.................................     $1,093.7    1,141.1      947.3
Adjustments to Reconcile Net
  Income to Net Cash Provided
  by Operating Activities:
    Amortization/Depreciation..............          6.4        5.9         .8
    (Benefit) Provision for
      Deferred Income Taxes................         (8.0)       2.3        1.6
    (Increase) Decrease in
      Other Assets.........................         (3.4)      29.1      (23.3)
    Increase in Accrued Expenses
      and Other Liabilities................         65.2        7.0       58.6
    Increase in Undistributed
      Earnings of Subsidiaries.............       (872.0)    (493.9)    (453.3)
--------------------------------------------------------------------------------
Net Cash Provided by
  Operating Activities.....................        281.9      691.5      531.7
--------------------------------------------------------------------------------
Investing Activities
Proceeds from Sales of
  Securities Available-for-Sale............           --         --        2.7
Decrease in Interest-
  Bearing Deposits.........................         11.5         --      103.4
Decrease (Increase) in Loans
  to Subsidiaries..........................        251.1     (124.6)    (274.4)
Capital Contributions to Subsidiaries......       (254.8)     (86.1)     (13.4)
--------------------------------------------------------------------------------
Net Cash Provided by (Used in)
  Investing Activities.....................          7.8     (210.7)    (181.7)
--------------------------------------------------------------------------------
Financing Activities
Increase (Decrease) in Other
  Short-Term Borrowings....................         10.3        8.0      (27.7)
Payment of Cash Dividends..................       (460.1)    (317.5)    (269.0)
Purchases of Treasury Stock................        (14.7)    (180.9)        --
Exercise of Stock Options..................         97.7       39.0       53.7
Other......................................         70.5      (23.5)    (109.8)
--------------------------------------------------------------------------------
Net Cash Used in
  Financing Activities.....................       (296.3)    (474.9)    (352.8)
--------------------------------------------------------------------------------
(Decrease) Increase in Cash................         (6.6)       5.9       (2.8)
Cash at Beginning of Year..................          6.7         .8        3.6
--------------------------------------------------------------------------------
Cash at End of Year........................     $    0.1        6.7         .8
================================================================================

24. SEGMENTS

The Bancorp's principal activities include Retail Banking, Commercial Banking, Investment Advisory Services and Electronic Payment Processing. Retail Banking provides a full range of deposit products and consumer loans and leases. Commercial Banking offers banking, cash management and financial services to business, government and professional customers. Investment Advisory Services provides a full range of investment alternatives for individuals, companies and not-for-profit organizations. Electronic Payment Processing, through Midwest Payment Systems (MPS), provides electronic funds transfer (EFT) services, merchant transaction processing, operates the Jeanie ATM network and provides other data processing services to affiliated and unaffiliated customers. General Corporate and Other includes the investment portfolio, certain non-deposit funding, unassigned equity, the net effect of funds transfer pricing and other items not allocated to operating segments.

   The financial information for each operating segment is reported on the basis used internally by the Bancorp's management to evaluate performance and allocate resources. The allocation has been consistently applied for all periods presented. Revenues from affiliated transactions, principally EFT services from MPS to the

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

banking segments, are generally charged at rates available to and transacted with unaffiliated customers.

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

   Results of operations and selected financial information by operating segment for each of the three years ended December 31:

                                                                 Investment     Electronic       General
                                        Commercial    Retail      Advisory        Payment       Corporate     Elimina-
($ in millions)                          Banking      Banking     Services     Processing (a)   and Other     tions (a)     Total
---------------------------------------------------------------------------------------------------------------------------------
2001
Results of Operations
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Expense)......... $   929.2      1,386.4        95.6           ( 4.8)         26.6           --      2,433.0
Provision for Credit Losses...........      90.9        104.1         5.6              --          35.4           --        236.0
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Expense)
  After Provision for Credit Losses...     838.3      1,282.3        90.0           ( 4.8)      (   8.8)          --      2,197.0
Other Operating Income................     228.5        584.9       306.5           372.2         330.1        (24.8)     1,797.4
Merger-Related Charges................        --           --          --              --         348.6           --        348.6
Operating Expenses....................     389.6        981.7       235.2           200.1         211.0        (24.8)     1,992.8
---------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes, Minority
  Interest and Cumulative Effect......     677.2        885.5       161.3           167.3       ( 238.3)          --      1,653.0
Applicable Income Taxes...............     225.3        294.6        53.7            55.7       (  79.3)          --        550.0
---------------------------------------------------------------------------------------------------------------------------------
Net Income Available to
  Common Shareholders................. $   451.9        590.9       107.6           111.6       ( 169.0)          --      1,093.0
---------------------------------------------------------------------------------------------------------------------------------
Selected Financial Information
---------------------------------------------------------------------------------------------------------------------------------
Identifiable Assets................... $19,506.0     25,087.7     1,305.9           494.1      24,632.6           --     71,026.3
Depreciation and Amortization......... $     1.5         19.7         1.4             2.0          74.8           --         99.4
---------------------------------------------------------------------------------------------------------------------------------
2000
Results of Operations
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Expense)......... $   820.1      1,223.1        81.0           ( 2.9)        133.2           --      2,254.5
Provision for Credit Losses...........      55.3         67.1         3.3              --          12.0           --        137.7
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Expense)
  After Provision for Credit Losses...     764.8      1,156.0        77.7           ( 2.9)        121.2           --      2,116.8
Other Operating Income................     176.5        452.9       281.0           271.9         320.2        (20.2)     1,482.3
Merger-Related Charges................        --           --          --              --          87.0           --         87.0
Operating Expenses....................     383.7        826.6       211.4           142.5         287.9        (20.2)     1,831.9
---------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes,
  Minority Interest and
  Cumulative Effect...................     557.6        782.3       147.3           126.5          66.5           --      1,680.2
Applicable Income Taxes...............     178.9        251.0        47.2            40.6          21.4           --        539.1
---------------------------------------------------------------------------------------------------------------------------------
Net Income Available to
  Common Shareholders................. $   378.7        531.3       100.1            85.9          44.4           --      1,140.4
---------------------------------------------------------------------------------------------------------------------------------
Selected Financial Information
---------------------------------------------------------------------------------------------------------------------------------
Identifiable Assets................... $19,097.2     24,927.5     1,103.5           146.0      24,384.1           --     69,658.3
Depreciation and Amortization......... $     1.6         28.7         1.5             1.3          70.1           --        103.2
---------------------------------------------------------------------------------------------------------------------------------
1999
Results of Operations
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Expense)......... $   747.7      1,130.3        80.6           ( 1.9)        220.7           --      2,177.4
Provision for Credit Losses...........      57.5         82.1         3.6              --          26.2           --        169.4
---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income (Expense)
  After Provision for Credit Losses...     690.2      1,048.2        77.0           ( 1.9)        194.5           --      2,008.0
Other Operating Income................     157.2        393.5       261.5           203.9         338.2        (15.2)     1,339.1
Merger-Related Charges................        --           --          --              --         108.1           --        108.1
Operating Expenses....................     312.4        715.8       208.9           100.2         462.1        (15.2)     1,784.2
---------------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes, Minority
  Interest and Cumulative Effect......     535.0        725.9       129.6           101.8       (  37.5)          --      1,454.8
Applicable Income Taxes...............     186.6        253.2        45.2            35.5       (  13.1)          --        507.4
---------------------------------------------------------------------------------------------------------------------------------
Net Income Available to
  Common Shareholders................. $   348.4        472.7        84.4            66.3       (  25.2)          --        946.6
---------------------------------------------------------------------------------------------------------------------------------
Selected Financial Information
---------------------------------------------------------------------------------------------------------------------------------
Identifiable Assets................... $17,157.4     23,727.2       758.9            93.5      20,419.7           --     62,156.7
Depreciation and Amortization......... $     1.6         31.6         1.7             1.1          65.9           --        101.9
---------------------------------------------------------------------------------------------------------------------------------

(a) Electronic payment processing service revenues provided to the banking segments by MPS are eliminated in the Consolidated Statements of Income.

                      FIFTH THIRD BANCORP AND SUBSIDIARIES


Independent Auditors' Report
--------------------------------------------------------------------------------


Independent Auditors' Report

To the Shareholders and Board of Directors of Fifth Third Bancorp:

   We have audited the consolidated balance sheets of Fifth Third Bancorp and subsidiaries ("Bancorp") as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Bancorp's management. Our responsibility is to express an opinion on the financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of the Bancorp and Old Kent Financial Corporation ("Old Kent"), which has been accounted for as a pooling of interests as described in Note 20 to the consolidated financial statements. We did not audit the balance sheet of Old Kent as of December 31, 2000, or the related statements of income, changes in shareholders' equity, and cash flows of Old Kent for the years ended December 31, 2000 and 1999, which statements reflect total assets of $23,842,289,000 as of December 31, 2000, and total interest income and other income of $2,129,369,000 and $1,918,093,000 for the years ended December 31, 2000 and
1999, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Old Kent for 2000 and 1999, is based solely on the report of such other auditors.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Fifth Third Bancorp and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
January 15, 2002


================================================================================

Fifth Third Funds(R) Performance Disclosure

   *Investments in the Fifth Third Funds are: NOT INSURED BY THE FDIC or any other government agency, are not deposits or obligations of, or guaranteed by, any bank, the distributor or any of their affiliates, and involve investment risks, including the possible loss of the principal amount invested. For more information on the Fifth Third Funds, including charges and expenses, call 1-888-889-1025 for a prospectus. Read it carefully before you invest or send money. Fifth Third Funds Distributor, Inc. is the distributor for the funds. There are risks associated with investing in small cap companies, which tend to be more volatile and less liquid than stocks of large companies, including increased risk of price fluctuations. International investing involves increased risk and volatility. A portion of income may be subject to some state and/or local taxes and for certain investors, a portion may be subject to the federal alternative minimum tax. Past performance is no guarantee of future results.

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

   The data presented in the following pages should be read in conjunction with the audited Consolidated Financial Statements on pages 15 to 36 of this report.

TABLE 1-CONSOLIDATED AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME
For the Years Ended December 31 (Taxable Equivalent Basis)
-----------------------------------------------------------------------------------------------------------------------------------
                                               2001                             2000                               1999
                                --------------------------------  -------------------------------   -------------------------------
                                 Average                Average   Average                Average     Average               Average
                                   Out-      Revenue/    Yield/     Out-      Revenue/    Yield/      Out-       Revenue/   Yield/
($ in millions)                  standing      Cost      Rate     standing     Cost        Rate     standing       Cost      Rate
-----------------------------------------------------------------------------------------------------------------------------------
Assets
Interest-Earning Assets
  Loans and Leases.............. $44,888.2   $3,434.5    7.65%   $42,690.5    $3,605.2     8.44%    $38,652.1   $ 3,103.9    8.03%
  Securities
    Taxable.....................  18,481.4    1,213.2    6.56     17,245.9     1,270.8     7.37      15,389.9     1,008.7    6.55
    Exempt from Income Taxes....   1,254.8       96.8    7.71      1,383.8       105.5     7.63       1,511.0       107.3    7.10
  Other Short-Term Investments..     201.2        9.8    4.88        200.3        13.2     6.59         327.2        18.4    5.63
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest-Earning Assets...  64,825.6    4,754.3    7.33     61,520.5     4,994.7     8.12      55,880.2     4,238.3    7.58
-----------------------------------------------------------------------------------------------------------------------------------
Cash and Due from Banks.........   1,482.4                         1,455.7                            1,628.1
Other Assets....................   4,980.4                         4,227.8                            3,343.8
Reserve for Credit Losses.......  (  624.9)                       (  594.1)                          (  559.8)
-----------------------------------------------------------------------------------------------------------------------------------
Total Assets.................... $70,663.5                       $66,609.9                          $60,292.3
===================================================================================================================================
Liabilities
Interest-Bearing Liabilities
  Interest Checking............. $11,489.0   $  311.1    2.71%   $ 9,531.2    $  316.4     3.32%    $ 8,553.1   $   211.2    2.47%
  Savings.......................   4,928.4      174.3    3.54      5,798.8       194.0     3.35       6,206.6       187.5    3.02
  Money Market..................   2,551.5       37.5    1.47        939.1        36.8     3.92       1,327.6        50.5    3.80
  Other Time Deposits...........  13,473.0      745.3    5.53     13,716.3       760.1     5.54      13,858.0       697.6    5.03
  Certificates-$100,000
    and Over....................   3,821.0      187.0    4.89      4,283.0       260.5     6.08       4,196.8       209.5    4.99
  Foreign Office Deposits.......   1,992.2       96.4    4.84      3,895.5       251.1     6.45         952.3        49.4    5.19
  Federal Funds Borrowed........   3,681.7      152.6    4.14      4,800.6       299.8     6.24       4,442.6       216.8    4.88
  Short-Term Bank Notes.........       9.8         .2    2.13      1,102.5        68.6     6.22       1,053.2        54.7    5.19
  Other Short-Term Borrowings...   5,107.6      204.1    4.00      3,821.6       202.3     5.29       3,077.0       140.6    4.57
  Long-Term Debt................   6,301.1      367.3    5.83      4,706.5       303.3     6.44       3,487.3       203.9    5.85
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest-Bearing
  Liabilities...................  53,355.3    2,275.8    4.27     52,595.1     2,692.9     5.12      47,154.5     2,021.7    4.29
-----------------------------------------------------------------------------------------------------------------------------------
Demand Deposits.................   7,394.5                         6,257.3                            6,078.8
Other Liabilities...............   2,623.0                         1,776.3                            1,591.5
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities...............  63,372.8                        60,628.7                           54,824.8
-----------------------------------------------------------------------------------------------------------------------------------
Minority Interest...............      30.0                              --                                 --
-----------------------------------------------------------------------------------------------------------------------------------
Shareholders' Equity............   7,260.7                         5,981.2                            5,467.5
-----------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and
  Shareholders' Equity.......... $70,663.5                       $66,609.9                          $60,292.3
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income Margin on
  a Taxable Equivalent Basis....             $2,478.5    3.82%                $2,301.8     3.74%                 $2,216.6    3.97%
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Rate Spread........                         3.06%                             3.00%                             3.29%
-----------------------------------------------------------------------------------------------------------------------------------
Interest-Bearing Liabilities
  to Interest-Earning Assets....                        82.30%                            85.49%                            84.39%
-----------------------------------------------------------------------------------------------------------------------------------

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------
   The following table shows changes in tax-equivalent interest income, interest expense, and net interest income due to volume and rate variances for major categories of earning assets and interest bearing liabilities. The change in interest, not solely due to changes in volume or rates, has been consistently allocated in proportion to the absolute dollar amount of the change in each.

TABLE 2-ANALYSIS OF NET INTEREST INCOME CHANGES (TAXABLE EQUIVALENT BASIS)
-----------------------------------------------------------------------------------------------------------------------------------
                                                   2001 Compared to 2000                            2000 Compared to 1999
                                        ------------------------------------------        ----------------------------------------
($ in millions)                          Volume     Yield/Rate     Mix       Total        Volume       Yield/Rate     Mix    Total
----------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Interest Income
  Loans and Leases..................... $ 185.5      $(338.8)    $(17.4)    $(170.7)       324.3          160.4      16.6    501.3
  Securities
    Taxable............................    91.1       (138.7)     (10.0)     ( 57.6)       121.6          125.3      15.2    262.1
    Tax Exempt.........................  (  9.8)         1.2      ( 0.1)     (  8.7)      (  9.0)           7.9     ( 0.7)   ( 1.8)
  Other Interest-Earning Assets........     0.1       (  3.5)        --      (  3.4)      (  7.1)           3.1     ( 1.2)   ( 5.2)
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest Income Change...........   266.9       (479.8)     (27.5)     (240.4)       429.8          296.7      29.9    756.4
-----------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Interest Expense
  Interest Checking....................    65.0       ( 58.4)     (11.9)     (  5.3)        24.2           72.7       8.3    105.2
  Savings..............................  ( 29.2)        11.2      ( 1.7)     ( 19.7)      ( 12.3)          20.1     ( 1.3)     6.5
  Money Market.........................    63.2       ( 23.0)     (39.5)        0.7       ( 14.8)           1.6     ( 0.5)  ( 13.7)
  Other Time Deposits..................  ( 13.5)      (  1.3)        --      ( 14.8)      (  7.1)          70.3     ( 0.7)    62.5
  CDs greater than $100,000............  ( 28.1)      ( 50.9)       5.5      ( 73.5)         4.3           45.8       0.9     51.0
  Foreign Deposits.....................  (122.8)      ( 62.5)      30.6      (154.7)       152.8           11.8      37.1    201.7
  Federal Funds Borrowed...............  ( 69.8)      (100.9)      23.5      (147.2)        17.5           60.6       4.9     83.0
  Short-Term Bank Notes................  ( 68.0)      ( 45.1)      44.7      ( 68.4)         2.6           10.8       0.5     13.9
  Other Short-Term Borrowings..........    68.0       ( 49.6)     (16.6)        1.8         34.0           22.3       5.4     61.7
  Long-Term Debt.......................   102.7       ( 29.0)     ( 9.7)       64.0         71.3           20.9       7.2     99.4
-----------------------------------------------------------------------------------------------------------------------------------
Total Interest Expense Change..........  ( 32.5)      (409.5)      24.9      (417.1)       272.5          336.9      61.8    671.2
-----------------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Net Interest
  Income on a Taxable Equivalent
  Basis................................ $ 299.4     $ ( 70.3)    $(52.4)    $ 176.7        157.3         ( 40.2)    (31.9)    85.2
===================================================================================================================================
Increase (Decrease) in Taxable
  Equivalent Adjustment................                                      (  1.8)                                           8.5
-----------------------------------------------------------------------------------------------------------------------------------
Net Interest Income Change.............                                     $ 174.9                                           93.7
===================================================================================================================================

RESULTS OF OPERATIONS

Summary

On April 2, 2001, the Bancorp acquired Old Kent. Financial data for all prior periods has been restated to reflect this merger. Compared to the prior year, net income decreased by 4% in 2001 and increased 20% in 2000. The Bancorp's net income to average assets, referred to as return on average assets (ROA), and return on average shareholders' equity (ROE) follow:

--------------------------------------------------------------------------------
                                   2001       2000     1999      1998     1997
--------------------------------------------------------------------------------
Net income ($ in millions)..  $1,093.0     1,140.4    946.6     806.9    776.5
Earnings per share (a)......  $   1.90        2.02     1.68      1.44     1.39
Earnings per diluted
  share (a).................  $   1.86        1.98     1.66      1.42     1.37
ROA (b).....................      1.97%       1.81     1.74      1.64     1.46
ROE (b).....................      19.2%       20.2     19.2      18.1     16.6
Efficiency ratio(b) (c).....      46.9%       48.5     50.3      51.3     51.2
--------------------------------------------------------------------------------

(a) Per share amounts have been adjusted for the three-for-two stock splits effected in the form of stock dividends paid July 14, 2000, April 15, 1998 and July 15, 1997.
(b) For comparability, certain financial ratios exclude the impact of 2001 merger charges and a nonrecurring accounting principle change of $394.5 million pretax ($300.3 million after tax, or $.51 per diluted share), 2000 merger-related items of $99 million pretax ($66.6 million after tax, or $.12 per diluted share), 1999 merger-related items of $134.4 million pretax ($101.4 million after tax, or $.18 per diluted share) and 1998 merger-related items of $166.5 million pretax ($118.4 million after tax, or $.21 per diluted share).
(c) Includes $142.9 million of net realized gains in 2001 on securities sales from the mortgage servicing rights non-qualifying hedging program.

Net Interest Income

Net interest income is the difference between interest income on earning assets such as loans, leases and securities, and interest expense paid on liabilities such as deposits and borrowings, and continues to be the Bancorp's largest revenue source. Net interest income is affected by the general level of interest rates, changes in interest rates and by changes in the amount and composition of interest-earning assets and interest-bearing liabilities. The relative performance of the lending and deposit-raising functions is frequently measured by two statistics - net interest margin and net interest rate spread. The net interest margin is determined by dividing fully-taxable equivalent net interest income by average interest-earning assets. The net interest rate spread is the difference between the average fully-taxable equivalent yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. The net interest margin is generally greater than the net interest rate spread due to the additional income earned on those assets funded by non-interest-bearing liabilities, or free funding, such as demand deposits and shareholders' equity.

   Table 1 on page 37, Consolidated Average Balance Sheets and Analysis of Net Interest Income, presents the net interest income, net interest margin, and net interest rate spread for the three years 1999 through 2001, comparing interest income, average interest-bearing liabilities and average free funding outstanding. Each of these measures is reported on a fully-taxable equivalent basis. Nonaccrual loans and leases and loans held for sale have been included in the average loans and lease balances. Average outstanding securities balances are based upon amortized cost excluding any unrealized gains or losses on securities available-for-sale.

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
($ in millions)                                                    2001     2000     1999     1998    1997
----------------------------------------------------------------------------------------------------------
Electronic payment processing income.........................  $  347.5    251.8    188.7    146.5   115.4
Service charges on deposits..................................     367.4    298.4    252.4    230.2   198.9
Mortgage banking revenue.....................................      62.7    256.0    289.5    248.3   161.0
Investment advisory income...................................     306.5    281.0    261.5    221.4   174.1
Other service charges and fees...............................     542.2    389.0    338.4    269.3   230.1
----------------------------------------------------------------------------------------------------------
Subtotal.....................................................   1,626.3  1,476.2  1,330.5  1,115.7   879.5
----------------------------------------------------------------------------------------------------------
Securities gains, net........................................      28.2      6.2      8.5     49.5    25.3
----------------------------------------------------------------------------------------------------------
Securities gains, net: non-qualifying hedges on mortgage
  servicing..................................................     142.9       --       --       --      --
----------------------------------------------------------------------------------------------------------
Total........................................................  $1,797.4  1,482.4  1,339.0  1,165.2   904.8
----------------------------------------------------------------------------------------------------------
After-tax securities gains, net..............................  $   21.4      4.2      5.4     32.2    16.5
==========================================================================================================
After-tax securities gains, net: non-qualifying hedges on
  mortgage servicing.........................................  $   94.4       --       --       --      --
==========================================================================================================

   Net interest income rose 8% to $2.5 billion in 2001 from $2.3 billion in 2000. The improvement in 2001's net interest income was attributable to 5% growth in average interest-earning assets and an 8 basis points (bps) increase in net interest margin to 3.82% in 2001 from 3.74% in 2000. This increase in net interest margin in 2001 compares to a 23 bps decline from 1999 to 2000. The yield on interest-earning assets declined 79 bps from 2000 due to new loan growth at lower interest rates and continued asset repricing. The average yield on loans and leases was down 79 bps and the yield on taxable securities was down 81 bps. The negative effects of lower asset yields was offset by an 85 bps decrease in the cost of interest-bearing liabilities resulting from faster repricing of borrowed funds at lower interest rates and an improvement in the mix of interest-bearing liabilities from 2000. The cost of borrowed funds, including foreign office deposits, federal funds borrowed, short-term bank notes, other short-term borrowings and long-term debt decreased by 134 bps in 2001, to 4.8%, from 6.1% in 2000. The positive contribution of free funding to the net interest margin was 76 bps in 2001 versus 74 bps in 2000, largely as a result of a $1.1 billion increase in average demand deposits.

   Average interest-earning assets increased by 5% to $64.8 billion in 2001, an increase of $3.3 billion from 2000. During 2000, interest-earning assets grew by 10% over the prior year. In 2001, sales (including branch divestitures) of loans and leases totaled approximately $11.6 billion compared to $13.4 billion in 2000. Additionally, the Bancorp securitized $1.4 billion and $1.6 billion of residential mortgage loans in 2001 and 2000, respectively. The Bancorp continues to use loan sales and securitizations to manage the composition of the balance sheet and to improve balance sheet liquidity. Sales and securitizations permit the Bancorp to grow the origination and servicing functions and to increase fee income without increasing capital leverage.

   Average interest-bearing liabilities grew to $53.4 billion during 2001, an increase of 1% over the $52.6 billion average in 2000.

--------------------------------------------------------------------------------
($ in millions)                        2001     2000     1999     1998     1997
--------------------------------------------------------------------------------
Salaries, wages and incentives...  $  845.2    783.2    763.0    693.3    610.0
Employee benefits................     148.5    144.7    142.3    131.6    126.2
Equipment expenses...............      97.3     99.8     98.3     91.2     81.6
Net occupancy expenses...........     146.2    137.6    131.2    120.4    113.6
Other operating expenses.........     755.6    666.5    649.6    585.1    532.3
--------------------------------------------------------------------------------
Total operating expenses.........   1,992.8  1,831.8  1,784.4  1,621.6  1,463.7
--------------------------------------------------------------------------------
Merger-related charges...........     348.6     87.0    108.1    146.3     --
--------------------------------------------------------------------------------
Total............................  $2,341.4  1,918.8  1,892.5  1,767.9  1,463.7
--------------------------------------------------------------------------------


OTHER OPERATING INCOME ($ in millions)
Five Year Growth Rate 19%

                                    [CHART]

                    1997     1998      1999      2000      2001

                   $904.8  $1,165.2  $1,339.0  $1,482.4  $1,797.4

OPERATING EARNINGS PER EMPLOYEE*
($ in thousands)
Five Year Growth Rate 14%

                                    [CHART]

                    1997     1998      1999      2000      2001

                   $39.31   $45.41    $49.22   $58.98     $75.84

EFFICIENCY RATIO*

                                    [CHART]

                    1997     1998      1999      2000      2001**

                    51.2%    51.3%     50.3%     48.5%     46.9%

* For comparability, certain financial ratios and statistics exclude the impact of the 2001 merger-related charges and nonrecurring accounting principle change of $394.5 million pretax ($300.3 million after tax, or $.51 per diluted share), 2000 merger-related charges of $99 million pretax ($66.6 after tax, or $.12 per diluted share), 1999 merger-related charges of $134.4 million pretax ($101.4 million after tax, or $.18 per diluted share), 1998 merger-related charges of $166.5 million pretax ($118.4 million after tax, or $.21 per diluted share).

**Includes $142.9 million of net realized gains in 2001 on securities sales from the mortgage servicing rights non-qualifying hedging program.

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------

Core deposits (which excludes time deposits, certificates of deposit with balances greater than $100,000 and foreign office deposits) increased $3.8 billion, or 17%, over 2000 and remain the Bancorp's most important and lowest cost source of funding.

Other Operating Income

The table at the top of page 39 shows the components of other operating income for the five years ended December 31, 2001. Total other operating income, excluding securities gains, increased 10% in 2001 and 11% in 2000, reflecting solid growth across both traditional and non-banking business lines.

   Electronic payment processing income increased 38% in 2001 and 33% in 2000 due to higher electronic transfer volume from debit and ATM card usage, expansion of business-to-business e-commerce, new sales and the acquisition of USB, a merchant processor. Excluding the impact of the USB acquisition, electronic payment processing revenue increased 32%. Merchant processing revenues increased 32% this year and 30% in 2000 due to the addition of new customers and resulting increases in merchant transaction volumes coupled with the $15 million in revenues added by the acquisition of USB. Electronic funds transfer revenues grew by 44% this year and 38% in 2000 fueled by higher debit and ATM card usage. MPS handled over 6.6 billion electronic transactions in 2001 compared to 4.8 billion in 2000, and its world-class capabilities as a transaction processor position the Bancorp well to take advantage of the opportunities of e-commerce.

   Service charges on deposits reached $367.4 million in 2001, an increase of 23% over 2000's $298.4 million. Service charges on deposits increased 18% in 2000. The growth in both years was fueled by the expansion of delivery systems, successful sales campaigns promoting retail and commerical deposit accounts and the introduction of new cash management products for commercial customers. Retail service charges on deposits increased 18% while commercial service charges increased 25% in 2001.

   Investment advisory service income was $306.5 million in 2001, up from $281.0 million in 2000. Fifth Third continues to be one of the largest money managers in the Midwest and as of December 31, 2001, had over $188 billion in assets under care, $34 billion in assets under management and $12 billion in its proprietary Fifth Third Funds. Overcoming the weak market conditions of 2001 which adversely affected the fees generated based on market value, investment advisory service income grew 9% primarily as a result of increasing brokerage revenues and growth in private client services. Growth in Fifth Third Securities, corporate trust and institutional services led to 7% investment advisory income growth in 2000.

   Mortgage banking revenue was $62.7 million in 2001, a 75% decrease from 2000. This decline in revenue between years was due to continued declines in interest rates during 2001 and corresponding anticipated increases in prepayment speeds that resulted in $199.2 million in impairment to the mortgage servicing rights portfolio compared to $9.4 million in 2000. The Bancorp hedged the interest rate risk on mortgage servicing rights primarily through an on-balance sheet strategy that included the purchase of various securities classified as available-for-sale on the Consolidated Balance Sheet as of December 31, 2001. Throughout the year, certain of these securities were sold resulting in net realized gains of $142.9 million. Including these gains, mortgage banking revenue was $205.6 million for 2001 representing a 20% decline from 2000. In-footprint residential mortgage loan originations increased to $8.5 billion in 2001, or 105% from 2000, primarily due to changes in the interest rate environment, and gains on sales of residential mortgages, including the portion related to servicing rights, increased 23% from 2000. Out-of-footprint residential mortgage loan originations also contributed to 2001 mortgage banking revenue and increased to $9.3 billion from $8.2 billion in 2000. Mortgage banking revenue in future periods is expected to remain at levels below prior periods due to the divestiture in the third quarter of 2001 of out-of-market origination capacity. Fifth Third's total residential mortgage loan servicing portfolio was $36.1 billion at year-end 2001, with $31.6 billion of loans serviced for other investors, compared to $34.5 billion, with $28.8 billion serviced for other investors at the end of 2000.

   In 2000, mortgage banking revenue declined 12% to $256 million due to lower residential mortgage loan originations primarily caused by changes in the interest rate environment and a decrease in the gain on sales of residential mortgage loans.

   Total other service charges and fees climbed to $542.2 million in 2001, an increase of 39% over 2000. Commercial banking income, cardholder fees, consumer loan and lease fees and bank owned life insurance (BOLI) represent the majority of other service charges and fees.

   The commercial banking revenue component of other service charges and fees grew 46% to $125.1 million in 2001, led by international department revenue which included foreign currency exchange, letters of credit and trade financing. Commercial revenues continued to increase as a result of successful sales of commercial deposit relationships and the introduction of new products. Consumer loan and lease fees contributed $58.9 million, up 21%

Loan and Lease Portfolio (includes Loans Held for Sale)
--------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
                           2001               2000               1999               1998               1997
                    -----------------  -----------------  -----------------  -----------------  -----------------
($ in millions)        Amount       %     Amount       %     Amount       %     Amount       %     Amount       %
-----------------------------------------------------------------------------------------------------------------
Commercial:
  Commercial......  $10,908.5   24.9%  $10,734.3   24.3%  $10,001.8   25.0%  $ 9,151.4   24.7%  $ 8,858.0   25.0%
  Mortgage........    6,085.1   13.9     6,226.8   14.1     5,640.0   14.1     4,424.5   12.0     3,948.1   11.1
  Construction....    3,356.2    7.7     3,222.6    7.3     2,272.2    5.7     1,662.0    4.5     1,465.6    4.1
  Leases..........    2,487.1    5.7     2,571.3    5.8     2,105.7    5.2     1,629.8    4.4     1,382.6    3.9
-----------------------------------------------------------------------------------------------------------------
Subtotal..........   22,836.9   52.2    22,755.0   51.5    20,019.7   50.0    16,867.7   45.6    15,654.3   44.1
-----------------------------------------------------------------------------------------------------------------
Consumer:
  Installment.....   12,138.1   27.8    11,249.5   25.5     8,757.1   21.9     6,931.1   18.8     6,616.2   18.6
  Mortgage........    6,562.5   15.0     7,166.6   16.2     7,749.9   19.3    10,569.6   28.6    10,907.9   30.7
  Credit Card.....      448.2    1.0       360.6     .8       318.0     .8       344.7     .9       379.6    1.1
  Leases..........    1,742.3    4.0     2,653.7    6.0     3,190.3    8.0     2,263.6    6.1     1,938.5    5.5
-----------------------------------------------------------------------------------------------------------------
Subtotal..........   20,891.1   47.8    21,430.4   48.5    20,015.3   50.0    20,109.0   54.4    19,842.2   55.9
-----------------------------------------------------------------------------------------------------------------
Total.............  $43,728.0  100.0%  $44,185.4  100.0%  $40,035.0  100.0%  $36,976.7  100.0%  $35,496.5  100.0%
-----------------------------------------------------------------------------------------------------------------

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------
due to an increase in direct installment loan originations; cardholder fees from the credit card portfolio provided $49.7 million, an increase of 19% over 2000 due to an overall increase in credit card accounts; and income from BOLI provided $52.2 million and $43.2 million in 2001 and 2000, respectively. In addition, other service charges and fees in 2001 included a gain of $42.7 million on the sale of eleven branches in Arizona. Other service charges and fees were $164.5 million in 2001, compared to $121.3 million in 2000, an increase of 36%.

  The commercial banking revenue component of other service charges and fees of $86.0 million in 2000 represented an increase of 28% over 1999 and resulted primarily from growth in international department revenue. Consumer loan and lease fees decreased 15% to $48.9 million in 2000, compared to $57.4 million in 1999 and cardholder fees provided $41.8 million, up 1%. Other service charges and fees were $121.3 million in 2000, compared to $111.6 million in 1999, an increase of 9%.

Operating Expenses

The Bancorp's proven expense discipline continues to drive its efficiency ratio to levels well below its peer group and the banking industry through the consistent generation of revenue at a rate faster than expenses. The Bancorp's success in controlling operating expenses comes from efficient staffing, a constant focus on process improvement and centralization of various internal functions such as data processing, loan servicing and corporate overhead functions.

   Operating expense levels are often measured using an efficiency ratio (operating expenses divided by the sum of taxable equivalent net interest income and other operating income including securities gains from the mortgage servicing rights non-qualifying hedging program). As the chart on page 39 illustrates, the Bancorp's ratio has remained well below our peers, at 46.9% for 2001 and 48.5% for 2000. Total operating expenses increased 9% in 2001 and 3% in 2000, excluding merger-related charges of $348.6 million and $87.0 million, respectively. Salaries, wages and incentives comprised 42% and 43% of total operating expenses, excluding merger-related charges, in 2001 and 2000, respectively. Compensation increased 8% in 2001 and 3% in 2000 as a result of more variable compensation for increased sales production, acquisitions and additional personnel to support sales and volume-related business. The Bancorp's productivity ratios, which measure the degree of efficiency of our employees, have shown improvement since 1997. Operating earnings per employee were $71.8 thousand for 2001, compared to $40.4 thousand in 1997, a compounded annual growth rate of 14% as the chart on page 39 illustrates. Employee benefits expense increased 3% in 2001 resulting primarily from the increased expense from retirement plans. Full-time-equivalent (FTE) employees were 18,373 at December 31, 2001, down from a peak of 21,290 at December 31, 1999 and 20,468 at December 31, 2000.

   Equipment expense decreased 3% in 2001 due to dispositions related to the Old Kent acquisition, while the addition of ATMs and software and processing technology upgrades led to an increase of 1% in equipment expense in 2000. Net occupancy expenses increased 6% in 2001 and 5% in 2000. Contributing to net occupancy expense growth was the utilization of additional office rental space to support growth and repairs and maintenance expense to the existing branch network.

   Volume-related expenses and higher loan and lease processing costs from strong origination volumes in our processing and fee businesses contributed to the increases in 2001 and 2000 other operating expenses. Other operating expenses increased to $755.6 million in 2001, up $89.1 million or 13% over 2000 and increased $16.8 million or 3% in 2000 over 1999. This increase was primarily due to the increase in loan and lease expense, bankcard expense, and marketing and communication expense. Loan and lease and bankcard expense increased $54.7 million or 49% in 2001 and $10.9 million or 11% in 2000 due to strong origination volumes. Marketing and communications expense increased $6.9 million to $135.7 million in 2001 and increased $3.3 million in 2000, primarily due to the continued promotion of the Bancorp's diversified loan, investment and deposit products.

   Total operating expenses for 2001 and 2000 include pretax merger-related charges of $348.6 million and $87.0 million, respectively. For 2001, the merger charge relates directly to the acquisition of Old Kent. These charges consist of employee severance and benefit obligations, professional fees, costs to eliminate duplicate facilities and equipment, conversion expenses and divestiture and shutdown charges (including losses incurred on the sale of Old Kent's out-of-market mortgage operations and a loss incurred on the sale of Old Kent's subprime mortgage lending portfolio in order to align Old Kent with the Bancorp's asset/liability management policies). For 2000, the merger charge relates to Grand Premier, Merchants and additional charges incurred in connection with the integration of CNB. These charges consist primarily of employee severance and benefit obligations, costs to eliminate duplicate facilities and equipment, contract terminations, conversion expenses, professional

RESERVE FOR CREDIT LOSSES FIVE YEAR HISTORY
------------------------------------------------------------------------------------------------------------------------------
($ in millions)                                                 2001          2000          1999          1998          1997
------------------------------------------------------------------------------------------------------------------------------
Balance at January 1 .................................     $   609.3         572.9         532.2         509.2         483.6
Provision for credit losses ..........................         200.6         125.7         143.2         156.2         176.6
Merger-related provision for credit losses ...........          35.4          12.0          26.2          20.2            --
Losses charged off ...................................        (308.6)       (175.8)       (209.3)       (204.6)       (196.5)
Recoveries of losses previously charged off ..........          81.5          67.1          67.7          54.9          48.8
Reserve of acquired institutions and other ...........           5.9           7.4          12.9          (3.7)         (3.3)
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31 ...............................     $   624.1         609.3         572.9         532.2         509.2
==============================================================================================================================
Loans and leases outstanding at December 31 ..........     $41,547.9     $42,530.4     $38,836.6     $34,115.4     $33,906.1
Reserve as a percent of loans and leases
  outstanding ........................................          1.50%         1.43%         1.48%         1.56%         1.50%
Average loans and leases (a) .........................     $42,339.1     $41,303.0     $36,542.7     $33,930.0     $32,790.0
Net charge-offs as a percent of average loans
  and leases outstanding (b) .........................           .45%          .23%          .32%          .38%          .45%
Reserve as a percent of total nonperforming assets ...           265%          304%          371%          301%          250%
Reserve as a percent of total underperforming
  assets .............................................           156%          185%          241%          189%          183%
==============================================================================================================================

(a) Average loans and leases exclude loans held for sale.
(b) Excludes merger-related provision for credit losses.

                     FIFTH THIRD BANCORP AND SUBSIDIARIES

Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------

fees and securities losses realized in realigning the balance sheet. See Note 20 of the Notes to Consolidated Financial Statements for additional discussion. In addition, the Bancorp incurred $35.4 million and $12.0 million of credit quality charges in 2001 and 2000, respectively, to conform acquired entities commercial and consumer loans to the Bancorp's credit policies.

Financial Condition
Loans and Leases

The table on page 40 shows the history of commercial and consumer loans and leases by major category at December 31.

   On-balance sheet loan and leases decreased 1% and increased 10%, respectively, in 2001 and 2000. In 2001, the level of outstandings was affected considerably by sales and securitizations (including branch divestitures) of approximately $13.0 billion. Although in-footprint residential mortgage loan originations were $8.5 billion for 2001, the related loans decreased 8% because $13.0 billion of the respective origination volume was sold or securitized. Installment loan balances grew 8% during 2001 and 28% during 2000, as a result of successful direct installment loan sales in the Bancorp's Banking Centers. Consumer leases decreased 34% during 2001, reflecting the effect of selling, with servicing retained, $1.4 billion of leases during the year. Consumer leases decreased 17% in 2000, due to the sale, with servicing retained, of $1 billion of leases during the year, and represent 4% and 6% of total loans and leases at December 31, 2001 and 2000, respectively.

   Commercial loan and lease outstandings were up .4% in 2001 and 14% in 2000. To maintain balance sheet flexibility and to serve as a source of fee income, the Bancorp, during 2001 and 2000 transferred, with servicing retained, certain fixed-rate, short-term investment grade commercial loans to an unconsolidated QSPE. The outstanding balances of these loans were $2.0 billion and $1.9 billion at December 31, 2001 and 2000, respectively.

   In addition to the loan and lease portfolio, the Bancorp serviced loans and leases for others totaling approximately $38.0 billion and $33.9 billion at December 31, 2001 and 2000, respectively.

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

SECURITIES PORTFOLIO AT DECEMBER 31
---------------------------------------------------------------------------------------------------------------------
($ in millions)                                               2001        2000         1999         1998         1997
---------------------------------------------------------------------------------------------------------------------
Securities Available-for-Sale:
   U.S. Treasury........................................ $   124.8       197.9        368.0        918.2      1,178.2
---------------------------------------------------------------------------------------------------------------------
   U.S. Government agencies and corporations............   1,762.4     1,240.0      1,020.4        815.9        979.3
---------------------------------------------------------------------------------------------------------------------
   States and political subdivisions....................   1,175.6       903.5        934.2        967.3        563.7
---------------------------------------------------------------------------------------------------------------------
   Agency mortgage-backed securities....................  14,615.5    13,940.0     11,409.8     11,033.0      9,373.8
---------------------------------------------------------------------------------------------------------------------
   Other bonds, notes and debentures....................   2,134.4     1,956.6      1,866.7      1,308.8        998.1
---------------------------------------------------------------------------------------------------------------------
   Other securities.....................................     693.9       790.8        326.2        541.0        461.9
---------------------------------------------------------------------------------------------------------------------
Securities Held-to-Maturity:
   U.S. Treasury........................................        --          --          3.0         26.3         85.9
---------------------------------------------------------------------------------------------------------------------
   U.S. Government agencies and corporations............        --          --         27.5        156.0        381.1
---------------------------------------------------------------------------------------------------------------------
   States and political subdivisions....................        --       475.4        599.4        526.1        503.1
---------------------------------------------------------------------------------------------------------------------
   Agency mortgage-backed securities....................        --          --         87.1        154.2        924.1
---------------------------------------------------------------------------------------------------------------------
   Other bonds, notes and debentures....................        --        44.7         10.9         28.9        135.3
---------------------------------------------------------------------------------------------------------------------
   Other securities.....................................      16.4        32.5         10.5         34.2         36.5
=====================================================================================================================

MATURITIES OF SECURITIES AT DECEMBER 31, 2001
----------------------------------------------------------------------------------------------------------------------------------
                                      Maturity           1-5 Year            6-10 Year            Over 10
                                    Under 1 Year         Maturity            Maturity         Year Maturity           Total
                                  ----------------  ------------------   -----------------   -------------------------------------
($ in millions)                   Amount     Yield    Amount     Yield    Amount     Yield   Amount     Yield    Amount      Yield
----------------------------------------------------------------------------------------------------------------------------------
Securities Available-for-Sale:
   U.S. Treasury.................    $--       --%    $118.0     4.46%      $6.8     5.62%      $--       --%    $124.8      4.52%
----------------------------------------------------------------------------------------------------------------------------------
   U.S. Government agencies
     and corporations............     --       --       30.6     4.73    1,693.2     5.78      38.6     7.20    1,762.4      5.86
----------------------------------------------------------------------------------------------------------------------------------
   States and political
     subdivisions (a)............   23.8     8.46       72.8     8.37      985.4     7.75      93.6     7.81    1,175.6      7.81
----------------------------------------------------------------------------------------------------------------------------------
   Agency mortgage-backed
     securities (b)..............  198.0     5.67   11,281.9     6.45    3,135.6     5.95        --       --   14,615.5      6.33
----------------------------------------------------------------------------------------------------------------------------------
   Other bonds, notes and
     debentures (c)..............  126.1     6.56    1,994.8     6.52         --       --      13.5     5.53    2,134.4      6.52
==================================================================================================================================

Maturities of mortgage-backed securities were estimated based on historical and predicted prepayment trends.
(a) Taxable-equivalent yield using the statutory rate in effect.
(b) Included in agency mortgage-backed securities available-for-sale are floating-rate securities totaling $794.1 million.
(c) Included in other bonds, notes and debentures available-for-sale are floating-rate securities totaling $58.2 million.

                     FIFTH THIRD BANCORP AND SUBSIDIARIES

Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------

   The Bancorp securitized $1.4 billion of fixed and adjustable-rate residential mortgages in 2001 and $1.6 billion in 2000. These securitizations improve liquidity, reduce interest rate risk and the reserve for credit losses and preserve capital. Further securitizations in 2002 are expected.

Underperforming Assets

Underperforming assets consist of (1) nonaccrual loans and leases on which the ultimate collectibility of the full amount of interest is uncertain, (2) loans and leases which have been renegotiated to provide for a reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower, (3) loans and leases past due 90 days or more as to principal or interest and (4) other real estate owned. A summary of underperforming assets at December 31 follows:

--------------------------------------------------------------------------------
($ in millions)                                           2001     2000     1999
--------------------------------------------------------------------------------
Nonaccrual loans and leases............................ $216.0    174.2    133.2
Renegotiated loans and leases..........................     --      1.6      2.2
Other real estate owned................................   19.1     24.7     19.1
--------------------------------------------------------------------------------
Total nonperforming assets.............................  235.1    200.5    154.5
Ninety days past due loans and leases..................  163.7    128.5     83.1
--------------------------------------------------------------------------------
Total underperforming assets........................... $398.8    329.0    237.6
================================================================================
Nonperforming assets as a percent
   of total loans, leases and other
   real estate owned...................................    .57%     .47      .40
Underperforming assets as a
   percent of total loans, leases
   and other real estate owned.........................    .96%     .77      .61
================================================================================

   The portfolio breakout of nonaccrual loans and leases and ninety days past due loans and leases as of December 31 follows:

--------------------------------------------------------------------------------
($ in millions)                                          2001      2000     1999
--------------------------------------------------------------------------------
Commercial loans and leases........................... $122.2      73.6     52.9
Commercial mortgages..................................   57.3      42.0     24.9
Construction and land development.....................   25.8      10.9      4.0
Residential mortgages.................................   10.6      41.9     48.3
Installment loans.....................................     .1       5.8      3.1
--------------------------------------------------------------------------------
Total non-accrual loans and leases.................... $216.0     174.2    133.2
================================================================================
Commercial loans and leases...........................  $25.0      30.7     21.1
Commercial mortgages..................................   24.1       6.0      5.0
Credit card receivables...............................    7.3       5.5      4.9
Residential mortgages.................................   56.1      49.4     36.6
Installment loans and consumer leases.................   51.2      36.9     15.5
--------------------------------------------------------------------------------
Total ninety days past due
   loans and leases................................... $163.7     128.5     83.1
================================================================================

   Of the total underperforming assets at December 31, 2001, $208.2 million are to borrowers or projects in the Ohio market area, $69.0 million in the Illinois market area, $62.9 million in the Michigan market area, $40.7 million in the Indiana market area, $16.1 million in the Kentucky market area, and $1.9 million in the Florida market area.

   The Bancorp's long history of low exposure limits, avoidance of national or subprime lending businesses, centralized risk management and diversified portfolio provide an effective position to weather an economic downturn and reduce the likelihood of significant future unexpected credit quality losses.

Provision And Reserve For Credit Losses

The Bancorp provides as an expense an amount for expected credit losses which is based on the growth of the loan and lease portfolio and on recent loss experience. The expected credit loss expense is included in the Consolidated Statements of Income in provision for credit losses. Actual losses on loans and leases are charged against the reserve for credit losses on the Consolidated Balance Sheets through the provision for credit losses. The amount of loans and leases actually removed as assets from the Consolidated Balance Sheets is referred to as charge-offs and, after netting out recoveries on previously charged off assets, becomes net charge-offs. See Note 1 of the Notes to the Consolidated Financial Statements for additional discussion.

   Net charge-offs increased $118.4 million from 2000 due to higher charge-offs on commercial loans and leases and consumer loans and leases. This increase in net charge-offs was directly attributable to the challenges of an uncertain economic environment during 2001 which caused an increase in underperforming assets. Net charge-offs as a percent of average loans and leases outstanding were .45%, .23% and .32% for 2001, 2000 and 1999, respectively. The reserve for credit losses as a percentage of total loans and leases was 1.50% and 1.43% at December 31, 2001 and 2000, respectively.

   The table on page 41 presents credit loss data for the most recent five-year period.

Deposits

Interest-earning assets are funded primarily by core deposits. The accompanying tables show the relative composition of the Bancorp's average deposits and the change in average deposit sources during the last five years. Other time deposits are comprised of consumer certificates of deposit. Foreign office deposits are denominated in amounts greater than $100,000.

   The Bancorp continued its focus on growing Retail and Commercial transaction deposits in 2001. Average interest checking and demand deposit balances rose 21% and 18%, respectively, from 2000 average balances. Overall, the new e53 Checking product along with existing Totally Free Checking, Platinum One, MaxSaver and Business 53 products produced a 26% increase in average transaction account balances from 2000 average balances.

Distribution of Average Deposits
--------------------------------------------------------------------------------
                                       2001     2000     1999      1998     1997
--------------------------------------------------------------------------------
Demand................................ 16.2%    14.1     14.8      14.2     12.7
Interest checking..................... 25.2     21.5     20.8      17.7     16.0
Savings............................... 10.8     13.1     15.1      15.9     11.8
Money market..........................  5.5      2.1      3.2       3.7      6.5
Other time............................ 29.5     30.9     33.7      38.1     41.1
Certificates-$100,000 and over........  8.4      9.5     10.1       9.7     10.8
Foreign office........................  4.4      8.8      2.3        .7      1.1
================================================================================
Total                                 100.0%   100.0    100.0     100.0    100.0
================================================================================

Change in Average Deposit Sources
-------------------------------------------------------------------------------------------------
($ in millions)                        2001         2000          1999          1998         1997
-------------------------------------------------------------------------------------------------
Demand............................ $1,137.2        178.5         452.0         694.9        439.3
Interest checking.................  1,957.8        978.1       1,522.5         821.7        650.4
Savings...........................   (870.4)      (407.9)       (125.0)      1,783.7        311.2
Money market......................  1,612.4       (388.5)       (143.4)     (1,037.2)      (400.6)
Other time........................   (243.3)      (141.7)     (1,258.9)       (770.3)       716.6
Certificates-$100,000 and over....   (462.0)        86.2         340.5        (316.9)       (13.1)
Foreign office.................... (1,903.3)     2,943.2         682.5        (170.8)      (128.5)
-------------------------------------------------------------------------------------------------
Total change...................... $1,228.4      3,247.9       1,470.2       1,005.1      1,575.3
=================================================================================================

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------
Short-Term Borrowings

Short-term borrowings consist primarily of short-term excess funds from correspondent banks, securities sold under agreements to repurchase, short-term bank notes and commercial paper issuances. Short-term borrowings primarily fund short-term, rate-sensitive earning-asset growth. Average short-term borrowings as a percentage of average interest-earning assets decreased from 16% in 2000 to 14% in 2001, reflecting the Bancorp's continued success in attracting deposit accounts and utilizing them to fund a relatively higher proportion of interest-earning assets. As the following table of average short-term borrowings and average Federal funds loaned indicates, the Bancorp was a net borrower of $8.7 billion in 2001, down from $9.6 billion in 2000.


Average Short-Term Borrowings
----------------------------------------------------------------------------------
($ in millions)                 2001        2000       1999        1998       1997
==================================================================================
Federal funds
  borrowed  ...........     $3,681.7     4,800.6    4,442.6     3,401.3    2,398.0
Short-term
  bank notes ..........          9.8     1,102.5    1,053.2     1,184.6    1,249.0
Other short-term
  borrowings ..........      5,107.6     3,821.6    3,077.0     2,509.5    2,466.1
----------------------------------------------------------------------------------
Total short-term
  borrowings ..........      8,799.1     9,724.7    8,572.8     7,095.4    6,113.1
----------------------------------------------------------------------------------
Federal funds
  loaned ..............         68.8       117.5      223.4       241.0      326.9
----------------------------------------------------------------------------------
Net funds
  borrowed ............     $8,730.3     9,607.2    8,349.4     6,854.4    5,786.2
==================================================================================

Capital Resources

The Bancorp maintains a relatively high level of capital as a margin of safety for its depositors and shareholders. At December 31, 2001, shareholders' equity was $7.6 billion compared to $6.7 billion at December 31, 2000, an increase of $977 million, or 15%.

     The Bancorp and each of its subsidiaries had Tier 1, total capital and leverage ratios above the well-capitalized levels at December 31, 2001 and 2000. The Bancorp expects to maintain these ratios above the well capitalized levels in 2002.

     The following table shows several capital and liquidity ratios for the last three years:

-----------------------------------------------------------------------
                                               2001     2000      1999
=======================================================================
Average shareholders' equity to
  Average assets ..........................   10.28%     8.98      9.07
  Average deposits ........................   15.91%    13.47     13.28
  Average loans and leases ................   16.18%    14.01     14.15
=======================================================================

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

     The goal of liquidity management is to provide adequate funds to meet changes in loan and lease demand or unexpected deposit withdrawals. This is accomplished by maintaining liquid assets in the form of investment securities, maintaining sufficient unused borrowing capacity in the national money markets and delivering consistent growth in core deposits. As of December 31, 2001, the Bancorp had approximately $1.2 billion in securities and other short-term investments maturing or repricing within one year. Additional asset-driven liquidity is provided by the remainder of the securities portfolio and securitizable loan and lease assets. These sources, in addition to the Bancorp's 10% average equity capital base, provide a stable funding base.

     In addition to core deposit funding, the Bancorp also accesses a variety of other short-term and long-term funding sources. The Bancorp also uses the Federal Home Loan Bank (FHLB) as a funding source, issuing notes payable through its FHLB member subsidiaries. The Bancorp also has significant unused funding capacity in the national money markets. The Bancorp's A-1+/Prime-1 ratings on its commercial paper and AA-/Aa3 ratings for its senior debt, along with the AA-/Aa2 long-term deposit ratings of Fifth Third Bank (Ohio); Fifth Third Bank, Michigan; Fifth Third Bank, Indiana; Fifth Third Bank, Kentucky, Inc.; and Fifth Third Bank, Northern Kentucky, continue to be among the best in the industry. The continued confidence of the rating agencies has been demonstrated by the affirmation of our ratings by all major rating agencies following the completion of the Old Kent acquisition. These ratings, along with capital ratios significantly above regulatory guidelines, provide the Bancorp with additional liquidity. Management does not rely on any one source of liquidity and manages availability in response to changing balance sheet needs. Given the continued strength of the balance sheet, stable credit quality, risk management policies and revenue growth trends, management does not expect any downgrade in the credit ratings in the upcoming year.

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

     The Bancorp's Asset/Liability Management Committee (ALCO), which includes senior management representatives and reports to the Board of Directors, monitors and manages interest rate risk within Board-approved policy limits. The Bancorp's current interest rate risk policy limits are determined by measuring the anticipated change in net interest income over a 12- and 24-month horizon assuming a 200 basis point linear increase or decrease in all interest rates. Current policy limits this exposure to plus or minus 7% of net interest income for a 12-month and a 24-month horizon.

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------

   The following table shows the Bancorp's estimated earnings sensitivity profile as of December 31, 2001:

        Change in                         Percentage Change in
      Interest Rates                       Net Interest Income
      (basis points)                 12 Months             24 Months
--------------------------------------------------------------------------------
          +200                        (0.1)%                  1.2%
          -175                        (1.0)%                 (6.5)%
--------------------------------------------------------------------------------

   Given a linear 200 bp increase in the yield curve used in the simulation model, it is estimated net interest income for the Bancorp would decrease by .1% over one year and increase by 1.2% over two years. A 175 bp linear decrease in interest rates would decrease net interest income by 1.0% over one year and an estimated 6.5% over two years. Given the current fed funds rate of 1.75% at December 31, 2001, a linear 175 bp decrease was modeled in the estimated earnings sensitivity profile in place of the linear 200 bp decrease in accordance with the Bancorp's interest rate risk policy. All of these estimated changes in net interest income are within the policy guidelines established by the Board of Directors. Management does not expect any significant adverse effect to net interest income in 2002 based on the composition of the portfolio and anticipated trends in rates.

   In order to reduce the exposure to interest rate fluctuations and to manage liquidity, the Bancorp has developed securitization and sale procedures for several types of interest-sensitive assets. All long-term, fixed-rate single family residential mortgage loans underwritten according to Federal Home Loan Mortgage Corporation or Federal National Mortgage Association guidelines are sold for cash upon origination. Periodically, additional assets such as adjustable-rate residential mortgages, certain consumer leases and certain short-term commercial loans are also securitized, sold or transferred off balance sheet. In 2001 and 2000, a total of $12.0 billion and $15.6 billion, respectively, were sold, securitized, or transferred off balance sheet (excluding $1.2 billion of divestiture related sales in 2001).

   Management focuses its efforts on consistent net interest revenue and net interest margin growth through each of the retail and wholesale business lines.

Foreign Currency Exposure

At December 31, 2001 and 2000, the Bancorp maintained foreign office deposits of $1.2 billion and $4.7 billion, respectively. These foreign deposits represent U.S. dollar denominated deposits in the Bancorp's foreign branch located in the Cayman Islands. Balances decreased from the prior year as the Bancorp utilized the increase in core deposits and fed funds at lower rates to improve net interest margin. In addition, the Bancorp enters into foreign exchange derivative contracts for the benefit of customers involved in international trade to hedge their exposure to foreign currency fluctuations. Generally, the Bancorp enters into offsetting third-party forward contracts with approved reputable counter-parties with matching terms and currencies that are generally settled daily.

Off-Balance Sheet and Certain Trading Activities

The Bancorp does not participate in any trading activities involving commodity contracts that are accounted for at fair value. In addition, the Bancorp has no fair value contracts for which a lack of marketplace quotations necessitates the use of fair value estimation techniques. The Bancorp's off balance sheet derivative product policy and investment policies provide a framework within which the Bancorp and its affiliates may use certain authorized financial derivatives as an asset/liability management tool in meeting ALCO capital planning directives, to hedge changes in fair value of its fixed rate mortgage servicing rights portfolio or to provide qualifying customers access to the derivative products market. These policies are reviewed and approved annually by the Audit Committee and the Board of Directors.

   As part of the Bancorp's ALCO management, the Bancorp may transfer, subject to credit recourse, certain types of individual financial assets to a non-consolidated QSPE that is wholly owned by an independent third party. In 2001 and 2000, certain primarily fixed-rate short-term investment grade commercial loans were transferred to the QSPE. These individual loans are transferred at par with no gain or loss recognized and qualify as sales, as set forth in SFAS No. 140. At December 31, 2001, the outstanding balance of loans transferred was $2.0 billion. During 2001, the Bancorp, subject to the recourse provision, received from the QSPE $178.5 million in loans. Given the investment grade nature of the loans transferred, the Bancorp does not expect this recourse feature to result in a significant use of funds in future periods.

   Through December 31, 2001, the Bancorp has sold, subject to credit recourse and with servicing retained, a total of approximately $2.3 billion in leased autos to an unrelated asset-backed special purpose entity that have subsequently been leased back to the Bancorp. No significant gain or loss has been recognized on these transactions and the Bancorp has established a loss reserve for estimated future losses based on historical loss experience. As of December 31, 2001, the outstanding balance of these leases was $2.1 billion and pursuant to this sale-leaseback, the Bancorp has future operating lease payments and corresponding scheduled annual lease receipts from the underlying lessee totaling $2.1 billion.

   Finally, the Bancorp utilizes securitization trusts formed by independent third parties to facilitate the securitization process of residential mortgage loans. The cash flows to and from the securitization trusts are principally limited to the initial proceeds from the securitization trust at the time of sale. Although the Bancorp's securitization policy permits the retention of subordinated tranches, servicing rights, and in some cases a cash reserve, the Bancorp has historically only retained mortgage servicing rights interests in these sales.

Contractual Obligations and Commercial Commitments

As disclosed in the footnotes to the Consolidated Financial Statements, the Bancorp has certain obligations and commitments to make future payments under contracts. At December 31, 2001, the aggregate contractual obligations and commercial commitments are:

--------------------------------------------------------------------------------
                                             Payments Due by Period
Contractual Obligations                       Less than       2-5       After 5
($ in millions)                     Total      1 Year        Years       Years
--------------------------------------------------------------------------------
Long-Term Debt                   $ 7,029.9        722.0     3,054.2     3,253.7
Annual Rental Commitments
Under Non-Cancellable Leases         210.7         34.2        90.7        85.8
Consumer Auto Leases               2,124.0        727.3     1,396.7          --
--------------------------------------------------------------------------------
Total                            $ 9,364.6      1,483.5     4,541.6     3,339.5
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Other Commercial                   Amount of Commitment - Expiration by Period
Commitments                                   Less than       2-5       After 5
($ in millions)                    Total       1 Year        Years       Years
--------------------------------------------------------------------------------
Stand By Letters of Credit       $ 2,597.6        244.3     2,216.5       136.8
Commitments to Lend               18,168.6     18,168.6          --          --
--------------------------------------------------------------------------------
Total                            $20,766.2     18,412.9     2,216.5       136.8
--------------------------------------------------------------------------------

                      FIFTH THIRD BANCORP AND SUBSIDIARIES


Management's Discussion and Analysis of
Financial Condition and Results of Operations
--------------------------------------------------------------------------------

CONSOLIDATED SIX YEAR SUMMARY OF OPERATIONS
-------------------------------------------------------------------------------------------------------------------------
For the Years Ended December 31 ($ in millions,
except per share data)                                  2001        2000       1999       1998        1997       1996
-------------------------------------------------------------------------------------------------------------------------
Interest Income...................................  $4,708.8     4,947.4    4,199.4    4,052.2     3,933.4    3,621.0
Interest Expense..................................   2,275.8     2,692.9    2,021.7    2,042.0     2,026.1    1,852.2
-------------------------------------------------------------------------------------------------------------------------
Net Interest Income...............................   2,433.0     2,254.5    2,177.7    2,010.2     1,907.3    1,768.8
Provision for Credit Losses.......................     200.6       125.7      143.2      156.2       176.6      123.6
Merger-Related Loan Loss Provision................      35.4        12.0       26.2       20.2          --         --
-------------------------------------------------------------------------------------------------------------------------
Net Interest Income After Provision for
  Credit Losses...................................   2,197.0     2,116.8    2,008.3    1,833.8     1,730.7    1,645.2
Other Operating Income............................   1,797.4     1,482.4    1,339.0    1,165.2       904.8      748.8
Operating Expenses................................   1,992.8     1,831.8    1,784.4    1,621.6     1,463.7    1,369.3
SAIF Assessment...................................        --          --         --         --          --       49.6
Merger-Related Charges............................     348.6        87.0      108.1      146.3          --         --
-------------------------------------------------------------------------------------------------------------------------
Income Before Income Taxes, Minority Interest
  and Cumulative Effect...........................   1,653.0     1,680.2    1,454.8    1,231.1     1,171.8      975.1
Applicable Income Taxes...........................     550.0       539.1      507.5      423.5       394.6      320.5
-------------------------------------------------------------------------------------------------------------------------
Income Before Minority Interest and
  Cumulative Effect...............................   1,103.0     1,141.1      947.3      807.6       777.2      654.6
Minority Interest, Net of Tax.....................       2.5          --         --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
Income Before Cumulative Effect...................   1,100.5     1,141.1      947.3      807.6       777.2      654.6
Cumulative Effect of Change in Accounting
  Principle, Net of Tax...........................       6.8          --         --         --          --         --
-------------------------------------------------------------------------------------------------------------------------
Net Income........................................   1,093.7     1,141.1      947.3      807.6       777.2      654.6
Dividends on Preferred Stock......................        .7          .7         .7         .7          .7         .9
-------------------------------------------------------------------------------------------------------------------------
Net Income Available to Common Shareholders.......  $1,093.0     1,140.4      946.6      806.9       776.5      653.7
-------------------------------------------------------------------------------------------------------------------------
Earnings Per Share (a)............................  $   1.90        2.02       1.68       1.44        1.39       1.16
Earnings Per Diluted Share (a)....................  $   1.86        1.98       1.66       1.42        1.37       1.14
-------------------------------------------------------------------------------------------------------------------------
Cash Dividends Declared Per Share (a).............  $    .83         .70        .58 2/3    .47 1/3     .37 9/10   .32 4/7
-------------------------------------------------------------------------------------------------------------------------
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
-------------------------------------------------------------------------------------------------------------------------
As of December 31 ($ in millions)                       2001        2000       1999       1998        1997       1996
-------------------------------------------------------------------------------------------------------------------------
Securities........................................ $20,523.0    19,581.4   16,663.7   16,509.9    15,620.9   15,332.2
Loans and Leases..................................  41,547.9    42,530.4   38,836.6   34,115.4    33,906.1   31,597.4
Loans Held for Sale...............................   2,180.1     1,655.0    1,198.4    2,861.3     1,590.3      682.5
Assets............................................  71,026.3    69,658.3   62,156.7   58,201.9    55,260.1   51,937.0
Deposits..........................................  45,854.1    48,359.5   41,855.8   41,014.0    39,609.0   38,531.5
Short-Term Borrowings.............................   7,452.7     6,344.0   10,095.4    6,214.0     6,541.5    5,444.7
Long-Term Debt and Convertible
  Subordinated Debentures.........................   7,029.9     6,238.1    3,278.7    4,285.2     2,952.8    2,342.7
Shareholders' Equity..............................   7,639.3     6,662.4    5,562.8    5,371.4     5,004.6    4,694.9
=========================================================================================================================
SUMMARIZED QUARTERLY FINANCIAL INFORMATION
-------------------------------------------------------------------------------------------------------------------------
                                               2001                                           2000
(Unaudited)               -----------------------------------------------------------------------------------------------
($ in millions, except      Fourth        Third     Second       First      Fourth      Third      Second      First
per share data)             Quarter      Quarter    Quarter     Quarter     Quarter    Quarter     Quarter    Quarter
-------------------------------------------------------------------------------------------------------------------------
Interest Income............ $1,065.7     1,155.5    1,228.4     1,259.2     1,292.0    1,275.6     1,231.1    1,148.7
Net Interest Income........    629.0       608.0      607.7       588.4       571.8      567.0       560.6      555.1
Provision for Credit
  Losses...................     61.6        47.5       25.6        65.9        31.5       26.8        35.3       32.0
Merger-Related Loan Loss
  Provision................       --          --       35.4          --          --         --         8.0        4.0
Merger-Related Charges.....       --       129.4      219.2          --          --         --        64.8       22.1
Income Before Income
  Taxes....................    557.0       406.6      239.2       450.3       465.8      456.4       365.0      393.1
Net Income Available to
  Common Shareholders......    385.5       279.4      128.7       299.4       319.1      309.5       247.6      264.3
Earnings Per Share (a).....      .67         .48        .22         .52         .56        .55         .44        .47
Earnings Per Diluted
  Share (a)................      .65         .47        .22         .51         .55        .54         .43        .46
=========================================================================================================================

(a) Per share amounts have been adjusted for the three-for-two stock splits effected in the form of stock dividends paid July 14, 2000, April 15, 1998, July 15, 1997 and January 12, 1996.

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Ten Year Comparison
--------------------------------------------------------------------------------

AVERAGE ASSETS ($ IN MILLIONS)
--------------------------------------------------------------------------------------------------------------------------------
                                  Interest-Earning Assets
        --------------------------------------------------------------------------
                          Federal    Interest-Bearing                                   Cash and                       Total
         Loans and         Funds         Deposits                                       Due from         Other        Average
Year       Leases        Loaned (a)    in Banks (a)    Securities          Total          Banks          Assets        Assets
--------------------------------------------------------------------------------------------------------------------------------
2001     $44,888.2        $ 68.8        $132.4         $19,736.2         $64,825.6       $1,482.4       $4,980.4     $70,663.5
2000      42,690.5         117.5          82.8          18,629.7          61,520.5        1,455.7        4,227.8      66,609.9
1999      38,652.1         223.4         103.8          16,900.9          55,880.2        1,628.1        3,343.8      60,292.3
1998      36,013.8         241.0         134.8          16,090.7          52,480.3        1,565.8        2,781.7      56,305.6
1997      33,850.4         326.9         185.8          15,425.0          49,788.1        1,366.6        2,495.0      53,161.5
1996      30,742.2         324.9         211.6          14,958.5          46,237.2        1,401.5        2,212.1      49,366.6
1995      27,598.3         493.6         182.0          12,714.7          40,988.6        1,364.8        1,715.1      43,607.8
1994      22,848.9         340.2         133.6          11,595.5          34,918.2        1,256.3        1,491.2      37,426.9
1993      20,476.5         292.8         263.4          10,529.4          31,562.1        1,213.3        1,318.4      33,943.6
1992      18,265.5         436.9         263.3          10,112.9          29,078.6        1,093.9        1,280.5      31,282.6
================================================================================================================================
AVERAGE DEPOSITS AND SHORT-TERM BORROWINGS ($ IN MILLIONS)
--------------------------------------------------------------------------------------------------------------------------------
                                                  Deposits
        -----------------------------------------------------------------------------------------------
                                                                    Certificates-                          Short-
                   Interest                  Money        Other       $100,000    Foreign                   Term
Year    Demand     Checking     Savings      Market       Time        and Over     Office       Total     Borrowings     Total
--------------------------------------------------------------------------------------------------------------------------------
2001   $7,394.5    $11,489.0    $4,928.4    $2,551.5    $13,473.0     $3,821.0    $1,992.2    $45,649.6    $8,799.1    $54,448.7
2000    6,257.3      9,531.2     5,798.8       939.1     13,716.3      4,283.0     3,895.5     44,421.2     9,724.7     54,145.9
1999    6,078.8      8,553.1     6,206.6     1,327.6     13,858.0      4,196.8       952.3     41,173.2     8,572.8     49,746.0
1998    5,626.7      7,030.6     6,331.7     1,471.0     15,116.9      3,856.3       269.8     39,703.0     7,095.5     46,798.5
1997    4,931.9      6,208.9     4,548.0     2,508.1     15,887.2      4,173.3       440.5     38,697.9     6,113.0     44,810.9
1996    4,492.5      5,558.6     4,236.8     2,908.8     15,170.6      4,186.4       569.1     37,122.8     4,836.6     41,959.4
1995    4,049.7      5,017.5     3,373.8     2,949.5     12,597.1      3,943.6     1,006.5     32,937.7     4,582.4     37,520.1
1994    3,584.6      3,520.8     4,062.3     4,092.7     10,283.7      2,371.1       814.4     28,729.6     3,543.0     32,272.6
1993    3,172.6      3,241.2     4,213.7     3,914.8      9,699.3      2,004.7       485.5     26,731.8     2,361.0     29,092.8
1992    1,940.6      2,847.4     3,506.4     3,754.2      9,899.4      1,903.7       301.5     24,153.2     2,102.5     26,255.7
================================================================================================================================
INCOME ($ IN MILLIONS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------------------------------------------------------
                                                                                       Per Share (b)
                                                                   ----------------------------------------------------
                                                                                                        Originally Reported
                                                                                                    ----------------------------
                                  Other                                                                                Dividend
        Interest    Interest    Operating   Operating     Net                 Diluted    Dividends            Diluted   Payout
Year     Income     Expense      Income      Expense     Income    Earnings   Earnings    Declared  Earnings  Earnings  Ratio
--------------------------------------------------------------------------------------------------------------------------------
2001   $4,708.8     $2,275.8    $1,797.4    $2,341.4    $1,093.0     $1.90      $1.86    $  .83       $1.90     $1.86    44.7%
2000    4,947.4      2,692.9     1,482.4     1,918.8     1,140.4      2.02       1.98       .70        1.86      1.83    38.2
1999    4,199.4      2,021.7     1,339.0     1,892.5       946.6      1.68       1.66       .58 2/3    1.46      1.43    40.9
1998    4,052.2      2,042.0     1,165.2     1,767.9       806.9      1.44       1.42       .47 1/3    1.20      1.17    40.3
1997    3,933.4      2,026.1       904.8     1,463.7       776.5      1.39       1.37       .37 9/10   1.15      1.13    33.6
1996    3,621.0      1,852.2       748.8     1,418.8       653.7      1.16       1.14       .32 4/7     .95       .93    34.9
1995    3,238.8      1,673.2       616.9     1,222.4       592.5      1.09       1.07       .28 4/9     .86       .84    33.8
1994    2,519.9      1,120.9       520.2     1,096.4       497.8       .96        .94       .23 7/10    .75       .73    32.3
1993    2,314.3      1,002.2       497.0     1,024.0       475.0       .92        .91       .20 1/7     .65       .63    31.8
1992    2,349.0      1,132.8       438.3       927.3       393.4       .78        .78       .17 7/9     .54       .54    33.0
==============================================================================================================================
MISCELLANEOUS AT DECEMBER 31 ($ IN MILLIONS, EXCEPT PER SHARE DATA)
--------------------------------------------------------------------------------------------------------------------------------
                                                               Shareholders' Equity
                           --------------------------------------------------------------------------------------------
                                                                         Accumulated
            Number of                                                     Nonowner                                     Reserve
         Shares of Stock     Common  Preferred    Capital     Retained   Changes in   Treasury                Per     for Credit
Year     Outstanding (b)     Stock     Stock      Surplus     Earnings     Equity      Stock       Total    Share (b)   Losses
--------------------------------------------------------------------------------------------------------------------------------
2001       582,674,580     $1,293.5    $ 9.3     $1,495.4     $4,837.4    $   7.8     $  (4.1)   $7,639.3    $13.11     $624.1
2000(c)    569,056,843      1,263.3      9.3      1,139.7      4,225.0       27.9        (1.1)    6,662.4     11.71      609.3
1999(c)    565,425,468      1,255.2      9.3        896.3      3,708.1     (301.8)         --     5,562.8      9.84      572.9
1998       557,438,774      1,237.5      9.3        786.5      3,261.3      135.8      ( 58.0)    5,371.4      9.64      532.2
1997       556,356,059      1,235.1      9.3        771.8      3,033.2      139.9      (184.6)    5,004.6      9.00      509.2
1996       564,561,419      1,253.3      9.3        739.5      2,676.2       16.8        ( .2)    4,694.9      8.32      483.6
1995       548,266,213      1,217.2     14.3        522.3      2,400.4       46.0          --     4,200.2      7.66      474.0
1994       520,876,043      1,156.3     14.3        255.5      2,086.6      (66.9)       ( .2)    3,445.6      6.62      427.4
1993       518,275,600      1,150.6     14.3        183.4      1,818.4       24.1        ( .2)    3,190.5      6.16      382.2
1992       504,666,911      1,120.4     14.3        114.4      1,492.2         --       ( 5.6)    2,735.7      5.42      326.2
================================================================================================================================

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

                      FIFTH THIRD BANCORP AND SUBSIDIARIES

Directors and Officers

Fifth Third Bancorp Directors
George A. Schaefer, Jr.
President & CEO
Fifth Third Bancorp and Fifth Third Bank

Darryl F. Allen
Retired Chairman
President & CEO
Aeroquip-Vickers, Inc.

John F. Barrett
President & CEO
The Western & Southern Life Insurance Company

Thomas B. Donnell
Chairman Emeritus Fifth Third Bank
Northwestern Ohio

Richard T. Farmer
Chairman
Cintas Corporation

James P. Hackett
President, CEO & Director
Steelcase, Inc.

Joseph H. Head, Jr.
Chairman
Atkins & Pearce, Inc.

Joan R. Herschede
President & CEO
The Frank Herschede Company

Allen M. Hill
President & CEO
DPL, Inc.

William G. Kagler
Former Chairman of the Executive Committee of the Board of Directors Skyline Chili, Inc.

James D. Kiggen
Chairman
Broadwing, Inc.

Robert L. Koch II
President & CEO
Koch Enterprises, Inc.

Mitchel D. Livingston, Ph.D.
Vice President for Student Affairs & Human Resources
University of Cincinnati

Hendrik G. Meijer
Co-Chairman
Meijer, Inc.

Robert B. Morgan
Executive Counselor
Cincinnati Financial Corp.

David E. Reese
Former Chairman
Fifth Third Bank
Southwest F.S.B.

James E. Rogers
Chairman
President & CEO
Cinergy Corporation

John J. Schiff, Jr.
Chairman, President & CEO
Cincinnati Financial Corporation

Donald B. Shackelford
Chairman
Fifth Third Bank
Central Ohio

Dennis J. Sullivan, Jr.
Former President & CEO
Gaylord Entertainment

Dudley S. Taft
President
Taft Broadcasting Company

Thomas W. Traylor
Chairman & CEO
Traylor Bros., Inc.

David J. Wagner
Chairman
Fifth Third Bank
Michigan

Directors Emeriti

Neil A. Armstrong
Philip G. Barach
Vincent H. Beckman
J. Kenneth Blackwell
Milton C. Boesel, Jr.
Douglas G. Cowan
Thomas L. Dahl
Ronald A. Dauwe
Gerald V. Dirvin
Nicholas M. Evans
Louis R. Fiore
John D. Geary
Ivan W. Gorr
William A. Hopple III
William J. Keating
Jerry L. Kirby
Michael H. Norris
Brian H. Rowe
C. Wesley Rowles
David B. Sharrock
Stephen Stranahan
N. Beverley Tucker, Jr.
Alton C. Wendzel

Fifth Third Bancorp Officers

George A. Schaefer, Jr.
President & CEO

Neal E. Arnold
Executive Vice President & Chief Financial Officer

Michael D. Baker
Executive Vice President

Barry L. Boerstler
Executive Vice President

David J. DeBrunner
Vice President & Controller

Diane L. Dewbrey
Senior Vice President

James R. Gaunt
Executive Vice President

R. Mark Graf
Treasurer

James J. Hudepohl
Executive Vice President

Robert J. King, Jr.
Executive Vice President

Robert P. Niehaus
Executive Vice President

Daniel T. Poston
Senior Vice President & Auditor

Paul L. Reynolds
Executive Vice President,
Secretary & General Counsel

Stephen J. Schrantz
Executive Vice President

Gerald L. Wissel
Executive Vice President

Affiliate Presidents & CEOs

Michael J. Alley
Central Indiana

Samuel G. Barnes
Lexington, Kentucky

John N. Daniel
Southern Indiana

Patrick J. Fehring, Jr.
Eastern Michigan

James R. Gaunt
Louisville, Kentucky

Stewart M. Greenlee
Ohio Valley

Kevin T. Kabat
Colleen M. Kvetko Florida

Timothy T. O'Dell
Central Ohio

John E. Pelizzari
Northern Michigan

Timothy P. Rawe
Northern Kentucky

R. Daniel Sadlier
Western Ohio

Bradlee F. Stamper
Chicago

Robert A. Sullivan
Northwestern Ohio

Affiliate Chairmen

John S. Szuch, Chairman
Northwestern Ohio

Donald B. Shackelford
Central Ohio

William A. Stinnett III
Ohio Valley

Jerry L. Kirby
Western Ohio

H. Lee Cooper
Southern Indiana

James B. Sturges
Central Indiana

David J. Wagner
Michigan

                               2001 ANNUAL REPORT

--------------------------------------------------------------------------------
Investor Information

Corporate Office
Fifth Third Center
Cincinnati, Ohio 45263
(513) 579-5300

Website
www.53.com

Investor Relations
Neal E. Arnold
Executive Vice President & Chief Financial Officer
(513) 579-4356
(513) 579-6246 (fax)

Bradley S. Adams
Investor Relations Officer
(513) 534-0983
(513) 579-6246 (fax)

Independent Auditor
Deloitte & Touche LLP
250 East Fifth Street
Cincinnati, OH 45202

Transfer Agent/Shareholder Relations
Fifth Third Bank
Corporate Trust Services
Mail Drop 10AT66-3212
Fifth Third Center
Cincinnati, Ohio 45263
(800) 837-2755
(513) 579-5320 (outside continental U.S.)
8:00 am to 5:00 pm EST

Stock Trading

The common stock of Fifth Third Bancorp is traded in the over-the-counter market and is listed under the symbol "FITB" on the Nasdaq National Market.

Press Releases

For copies of current press releases, please visit our website at www.53.com.


Stock Data

                                  2001                                2000
                    --------------------------------------------------------------------
                                            Dividends                          Dividends
                                             Paid Per                           Paid Per
                      High        Low         Share         High       Low       Share
----------------------------------------------------------------------------------------
Fourth Quarter       $63.07      $53.30        $.23        $60.88     $43.31      $.18
Third Quarter        $64.77      $50.69        $.20        $54.75     $40.94      $.18
Second Quarter       $63.00      $48.88        $.20        $48.00     $37.75      $.18
First Quarter        $61.31      $45.69        $.20        $48.50     $29.33      $.16


Debt Ratings
                                                                              Moody's      Standard & Poor's
------------------------------------------------------------------------------------------------------------
Fifth Third Bancorp
  Commercial Paper                                                            Prime-1             A-1+
  Senior Debt                                                                   Aa3               AA-
Fifth Third Bank and Fifth Third Banks of Michigan; Indiana;
Kentucky, Inc. and Northern Kentucky
  Short-Term Deposit                                                          Prime-1             A-1+
  Long-Term Deposit                                                             Aa2               AA-

(C)Fifth Third Bank 2002
Member F.D.I.C. - Federal Reserve System
(R)Reg. U.S. Pat. & T.M. Office

                            [LOGO] Fifth Third Bank