Form 10-K/A, Exhibit 13
period 2001-12-31
FIFTH THIRD BANCORP
filed 2002-04-19
CIK 35527

                                                                      EXHIBIT 13
strength

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
-----------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                     FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Balance Sheets
--------------------------------------------------------------------------------

December 31 ($ in millions)                                                                         2001      2000
--------------------------------------------------------------------------------------------------------------------
Assets
Cash and Due from Banks.......................................................................     $ 2,031     1,707
Securities Available-for-Sale (amortized cost 2001-$20,479 and 2000-$18,986)..................      20,507    19,029
Securities Held-to-Maturity (fair value 2001-$16 and 2000-$557)...............................          16       553
Other Short-Term Investments..................................................................         225       232
Loans Held for Sale...........................................................................       2,180     1,655
Loans and Leases
  Commercial Loans............................................................................      10,839    10,675
  Construction Loans..........................................................................       3,356     3,223
  Commercial Mortgage Loans...................................................................       6,085     6,227
  Commercial Lease Financing..................................................................       3,151     3,158
  Residential Mortgage Loans..................................................................       4,505     5,635
  Consumer Loans..............................................................................      12,565    11,551
  Consumer Lease Financing....................................................................       1,958     3,007
  Unearned Income.............................................................................        (911)     (946)
  Reserve for Credit Losses...................................................................        (624)     (609)
--------------------------------------------------------------------------------------------------------------------
Total Loans and Leases........................................................................      40,924    41,921
Bank Premises and Equipment...................................................................         833       835
Accrued Income Receivable.....................................................................         618       558
Other Assets..................................................................................       3,692     3,168
--------------------------------------------------------------------------------------------------------------------
Total Assets..................................................................................     $71,026    69,658
====================================================================================================================

Liabilities
Deposits
  Demand......................................................................................     $ 9,243     7,152
  Interest Checking...........................................................................      13,474    10,320
  Savings.....................................................................................       7,065     5,991
  Money Market................................................................................       1,352       923
  Other Time..................................................................................      11,301    14,231
  Certificates-$100,000 and Over..............................................................       2,197     5,049
  Foreign Office..............................................................................       1,222     4,694
--------------------------------------------------------------------------------------------------------------------
Total Deposits................................................................................      45,854    48,360
Federal Funds Borrowed........................................................................       2,544     2,178
Short-Term Bank Notes.........................................................................          34        --
Other Short-Term Borrowings...................................................................       4,875     4,166
Accrued Taxes, Interest and Expenses..........................................................       1,963     1,695
Other Liabilities.............................................................................         666       358
Long-Term Debt................................................................................       7,030     6,066
Guaranteed Preferred Beneficial Interests in Convertible Subordinated Debentures..............          --       173
--------------------------------------------------------------------------------------------------------------------
Total Liabilities.............................................................................      62,966    62,996
--------------------------------------------------------------------------------------------------------------------
Minority Interest.............................................................................         421        --
--------------------------------------------------------------------------------------------------------------------
Shareholders' Equity
Common Stock (a)..............................................................................       1,294     1,263
Preferred Stock (b)...........................................................................           9         9
Capital Surplus...............................................................................       1,495     1,140
Retained Earnings.............................................................................       4,837     4,225
Accumulated Nonowner Changes in Equity........................................................           8        28
Treasury Stock................................................................................        (  4)     (  1)
Other.........................................................................................          --      (  2)
--------------------------------------------------------------------------------------------------------------------
Total Shareholders' Equity....................................................................       7,639     6,662
--------------------------------------------------------------------------------------------------------------------
Total Liabilities and Shareholders' Equity....................................................     $71,026    69,658
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

                     FIFTH THIRD BANCORP AND SUBSIDIARIES

Consolidated Statements of Changes in Shareholders' Equity
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                                                      Accumulated
                                                                                        Nonowner
                                            Common    Preferred   Capital   Retained    Changes    Treasury
($ in millions)                              Stock      Stock     Surplus   Earnings   in Equity     Stock     Other    Total
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1998..............  $1,238          9       786      3,261         135        (58)        --     5,371
Net Income and Nonowner Changes in Equity,
  Net of Tax:
Net Income................................                                     948                                         948
Change in Unrealized Losses on Securities
  Available-for-Sale, Net.................                                                (437)                           (437)
------------------------------------------------------------------------------------------------------------------------------
Net Income and Nonowner Changes in Equity                                                                                  511
Cash Dividends Declared
Fifth Third Bancorp:
   Common Stock at $.59 per share.........                                    (248)                                       (248)
Pooled Companies Prior to Acquisition:
   Common Stock...........................                                    (145)                                       (145)
   Preferred Stock........................                                      (1)                                         (1)
Shares Acquired for Treasury or Retired...      (7)                 (170)       (2)                                       (179)
Stock Options Exercised,
   Including Treasury Shares Issued.......       7                     7                               58                   72
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options.........                            18                                                    18
Pooled Operations for the Year Ended
   December 31, 1999......................                           (66)                                                  (66)
Stock Issued in Acquisitions and Other....      17                   322      (105)                               (4)      230
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1999..............   1,255          9        897     3,708        (302)        --         (4)    5,563
Net Income and Nonowner Changes
   in Equity, Net of Tax:
Net Income................................                                   1,141                                       1,141
Change in Unrealized Gains on Securities
   Available-for-Sale, Net................                                                 330                             330
------------------------------------------------------------------------------------------------------------------------------
Net Income and Nonwner Changes in Equity                                                                                 1,471
Cash Dividends Declared
Fifth Third Bancorp:
   Common Stock at $.70 per share.........                                    (325)                                       (325)
Pooled Companies Prior to Acquisition:
   Common Stock...........................                                    (118)                                       (118)
   Preferred Stock........................                                      (1)                                         (1)
Shares Acquired for Treasury or Retired...      (3)                  (58)                            (181)                (242)
Stock Options Exercised,
   Including Treasury Shares Issued.......       8                   106                                                   114
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options.........                            15                                                    15
Stock Issued in Acquisitions and Other....       3                   180      (180)                   180          2       185
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2000..............   1,263          9      1,140     4,225          28         (1)        (2)    6,662
Net Income and Nonowner Changes
   in Equity, Net of Tax:
Net Income................................                                   1,094                                       1,094
Change in Unrealized Losses on Securities
   Available-for-Sale, Net................                                                 (10)                            (10)
Change in Unrealized Losses on Qualifying
   Cash Flow Hedges, Net of Tax of $6.....                                                 (10)                            (10)
------------------------------------------------------------------------------------------------------------------------------
Net Income and Nonowner Changes in Equity                                                                                1,074
Cash Dividends Declared
Fifth Third Bancorp:
   Common Stock at $.83 per share.........                                    (460)                                       (460)
   Preferred Stock........................                                      (1)                                         (1)
Pooled Companies Prior to Acquisition:
   Common Stock...........................                                     (51)                                        (51)
Conversion of Subordinated Debentures
   to Common Stock........................      10                   158                                                   168
Shares Acquired for Treasury..............                                                            (15)                 (15)
Stock Options Exercised,
   Including Treasury Shares Issued.......       9                    99                               11                  119
Corporate Tax Benefit Related to Exercise
   of Non-Qualified Stock Options.........                            22                                                    22
Stock Issued in Acquisitions and Other....      12                    76        30                      1          2       121
------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 2001..............  $1,294          9      1,495     4,837           8         (4)        --     7,639
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