Form 10-K, Exhibit 13
period 2004-12-31
FIFTH THIRD BANCORP
filed 2005-03-01
CIK 35527

Exhibit 13

2004 ANNUAL REPORT

we are FOCUSED.

we are COMMITTED.

we are INVESTORS.

we are Fifth Third.

Fifth Third Bancorp

CORPORATE PROFILE

Fifth Third Bancorp

Assets: $94 billion

Rank in assets among U.S. peers: 11th

Market value of stock: $26 billion

Rank by market value among U.S. peers: 8th

Total Employed: 21,027

Banking Centers: 1,011

we are Fifth Third.

We are committed to acting with the highest level of integrity in everything we do and in every relationship – with our customers, shareholders and communities. We are focused on taking every opportunity to exceed our customers’ expectations – in products, price and service. We are committed to working as a team to meet customer needs – across business lines, geography and functions. We will continue to invest to achieve best-in-class performance – in convenience, sales and growth. We are focused on creating value – growing revenue, controlling expenses and effectively balancing risk and reward. We are committed, focused and will invest in the communities where we live and work – through charitable donations, volunteerism and civic leadership. We will maintain the flexibility and financial strength to adapt to changing business and economic conditions. We are Fifth Third.

Fifth Third Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Company has $94.5 billion in assets as of December 31, 2004. The Company operates 17 affiliates with 1,011 full-service Banking Centers, including 128 Bank Mart® locations open seven days a week inside select grocery stores and 1,898 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia and Pennsylvania. The financial strength of Fifth Third’s largest banks continues to be recognized by rating agencies with deposit ratings of AA- and Aa1 from Standard & Poor’s and Moody’s, respectively. Additionally, Fifth Third Bancorp continues to maintain among the highest short-term ratings available at A-1 and Prime-1 and is recognized by Moody’s with one of the highest senior debt ratings for any U.S. bank holding company of Aa2. Fifth Third operates four main businesses: Retail, Commercial, Investment Advisors and Fifth Third Processing Solutions. Investor information and press releases can be viewed at www.53.com. Fifth Third’s common stock is traded through the NASDAQ® National Market System under the symbol “FITB.”

FINANCIAL HIGHLIGHTS

For the years ended December 31	2004	2003	Percent Change
$ in millions, except share data
Earnings and Dividends
Net Income	$1,525	$1,665	(8)
Cash Dividends Declared	735	645	14

Per Share
Earnings	$2.72	$2.91	(7)
Diluted Earnings	2.68	2.87	(7)
Cash Dividends Declared	1.31	1.13	16
Year-End Book Value	16.00	15.29	5
Year-End Market Price	47.30	59.10	(20)

At Year-End
Assets	$94,456	$91,254	4
Loans and Leases	59,808	52,308	14
Deposits	58,226	57,095	2
Shareholders’ Equity	8,924	8,667	3
Market Capitalization	26,377	33,491	(21)

Key Ratios (Percent)
Return on Average Assets (ROA)	1.61	1.90	(15)
Return on Average Equity (ROE)	17.2	19.0	(9)
Net Interest Margin	3.48	3.62	(4)
Efficiency Ratio	53.9	47.0	15
Average Shareholders’ Equity to Average Assets	9.34	10.01	(7)

Actuals
Number of Shares	557,648,989	566,685,301	(2)
Number of Banking Locations	1,011	952	6
Number of Full-Time Equivalent Employees	19,659	18,899	4

Deposit and Debt Ratings	Moody’s	Standard & Poor’s	Fitch
Fifth Third Bancorp
Commercial Paper	Prime -1	A-1	F1+
Senior Debt	Aa2	A+	AA-

Fifth Third Bank and Fifth Third Bank (Michigan)
Short-Term Deposit	Prime -1	A-1 +	F1+
Long-Term Deposit	Aa1	AA-	AA

LETTER FROM THE PRESIDENT & CHIEF EXECUTIVE

we know who we are

George A. Schaefer, Jr.

President & CEO

Dear Shareholders and Friends,

We improved our competitive positioning on many fronts in 2004 in order to drive revenue and earnings growth in the years to come. Business line revenue growth, success in attracting new deposit and loan customers and improved credit quality, however, were offset by the difficulties in managing through the transition from the lowest level in interest rates in over 40 years.

Earnings per diluted share for the full year 2004 were $2.68, a decrease of seven percent over last year’s earnings of $2.87. Return on average assets was 1.61 percent and return on average equity was 17.2 percent, compared to 1.90 percent and 19.0 percent, respectively, in 2003. Earnings in 2004 were impacted by initiatives undertaken in the fourth quarter to better position the balance sheet for current and expected market conditions, including debt termination charges and securities losses totaling $326 million pre-tax ($208 million after-tax) or $.37 per diluted share.

The prolonged low interest rate environment led to declines in asset yields, net interest margin and returns on capital in 2004 that ultimately led us to the decision to reposition the balance sheet. Although this action impacted fourth quarter and full-year results, we believe it was in the best long-term interests of our shareholders. The balance sheet is now better positioned as the economy trends toward what we believe will be a more normalized and favorable interest rate environment.

“We improved our competitive positioning on many fronts to drive revenue and earnings growth in the years to come.”

2004 highlights include:

•	The 2004 dividend of $1.31 per share was a 16 percent increase over last year and a 34 percent increase over the 2002 annual dividend.

•	Credit quality improved in 2004 with nonperforming assets and net charge-offs, as a percent of loans and leases, declining from .61 percent in 2003 to .51 percent in 2004 and from ..63 percent in 2003 to .45 percent in 2004, respectively.

•	Average loans and leases increased by nine percent and average transaction deposits increased by seven percent over 2003.

•	We added 1,155 net new sales positions throughout our markets.

•	We added 76 new banking center locations in 2004, excluding relocations of existing facilities. We believe this is the most cost-effective method of expansion in our largest affiliate markets.

•	The acquisition and integration of Franklin Financial, combined with continuing de-novo expansion, provided entry into the attractive Nashville market. With $1.9 billion in assets and 14 locations, our Nashville affiliate provides a strong springboard for continued growth in the Southeast.

•	The acquisition of First National Bankshares of Florida, a $5.6 billion asset bank holding company located primarily in the rapidly expanding markets of Orlando, Tampa, Sarasota, Naples and Fort Myers, was announced in 2004 and subsequently completed early in 2005. First National was the largest bank holding company headquartered in the state of Florida and provides Fifth Third with a tremendous platform in some of the fastest growing deposit markets in the United States.

•	We also invested significantly in information technology including the launch of an improved internet banking platform. We completed numerous automation and infrastructure improvements that will all serve to ensure the scalability and strength of your company.

“our vision has not changed, and the very same core principles responsible for our success remain intact...”

Outstanding financial performance has long been a hallmark of Fifth Third. Revenue and earnings per diluted share have both increased at annual compound rates of 11 percent over the last 10 years. Over the last five years, these same measures have increased at annual compound rates of nine percent and 12 percent, respectively. Owners of our company have realized just a one percent annualized total return on this earnings growth over the same five-year time period. While outperforming many broader market indices, this level of investment performance has been the source of frustration for our management team and investors alike. However, our focus as a management team remains on making the necessary investments and sound decisions to strengthen our competitive advantage within our core middle market commercial and retail customer base. Ultimately, top line revenue growth and disciplined expense control will continue to drive the earnings and capital growth that we believe provides for stock price appreciation over the long-term.

Fifth Third has grown over the years to become one of the largest and strongest financial services companies in the United States. With more than 1,000 banking locations in attractive metropolitan markets, nearly $100 billion in assets, and, with a market capitalization in excess of $25 billion, we rank among the 10 largest banks in the country. We are very enthusiastic about the future and, with only an eight percent market share in our markets and a best-in-class operating model and distribution network, we have a tremendous opportunity in front of us. Our vision has not changed and the very same core principles responsible for our past success remain intact, including an unwavering commitment to be the premier financial services provider and employer of choice in all of our markets. We continue to strive to exceed the expectations of our customers, shareholders and neighbors, and I invite you to read about our approach and what we feel is the strength of our franchise in the pages that follow.

Today, Fifth Third is comprised of 17 affiliates headquartered in metropolitan markets throughout the Midwest and Florida. While every market is unique, two things remain constant at Fifth Third: a deeply held belief in the talent and entrepreneurship of our employees combined with the knowledge that a decentralized operating model allows them the flexibility to better serve our customers. We empower local managers to find the best ways to produce growth. In the years to come, you can expect to see us continue to increase our presence in our existing markets and establish affiliates in new metropolitan markets as an important part of our continuing growth. On average, our expectation is to add 70 to 100 banking centers and to increase our sales force by 15 to 20 percent every year. Our existing competitive and financial strength combined with enhanced infrastructure and technology, make me extremely optimistic about the future.

Last year marked the passing of a good friend: James D. Kiggen served on our Board for 20 years and his insight was instrumental in the success of Fifth Third. He will be missed. I would also like to extend our appreciation for the guidance and leadership of Richard T. Farmer and Joseph H. Head, Jr., both of whom retired from our Board of Directors in 2004 after 22 and 17 years of service, respectively.

I would also like to thank our customers, employees, board members and our communities for their continued support and confidence. The focus in all of our markets in 2005 will be driving revenue and quality loan and deposit growth by adding new customers, increasing market share and striving to meet all the financial services needs of our customers. Fifth Third continues to maintain a cost advantage over competitors, possesses one of the strongest balance sheets in the industry, has a best-in-class distribution network, and, with significant growth potential, we look with great optimism to the challenges that lie ahead in 2005.

Sincerely,

George A. Schaefer, Jr.
President & Chief Executive Officer
January 2005

We recently began hosting a series of employee meetings throughout our markets. Our credo, You Make the Difference, helps keep all clearly focused on our mission of exceeding the expectations of our customers, co-workers and shareholders, of being our customers’ first choice and of being a great place to work.

we are focused

. . . on customer’s NEEDS AND EXPECTATIONS

Our sales culture is renowned throughout the industry, and our sales force has always worked extremely hard to generate new relationships to offer competitively-priced financial products and services. More recently, we have enhanced these efforts through the implementation of detailed relationship management databases, account retention strategies, increased automation and process improvement programs designed to reduce error rates. In early 2005, we began interviewing customers monthly about their experiences in our banking centers so we can evaluate the service we are delivering in every affiliate, region and banking center. For the first time in our history, incentive compensation programs across the Bancorp will incorporate customer satisfaction results. There are many factors affecting a customer’s decision about where to bank. Fifth Third offers not only convenience and competitively priced products, but also integrity, financial stability and a relentless drive to deliver the best service in every single one of our markets. Ultimately, customers trust us to ensure the safety of their money. This is a trust that we are intensely focused on maintaining every day.

(L to R) Malcolm D. Griggs, Executive Vice President & Chief Risk Officer

Daniel T. Poston, Executive Vice President, Internal Audit

Paul L. Reynolds, Executive Vice President, Secretary & General Counsel

. . . on REPUTATION

The past couple of years have brought about a number of changes in our economy as corporate America continues to respond to the challenges of an evolving regulatory landscape. Fifth Third believes that great companies have a very real opportunity to differentiate themselves in this environment and we are committed to being among them. Fifth Third has long been known for its commitment to accountability at every level of the organization and this holds true for our commitment to best-in-class compliance, governance and risk management functions. A reputation for excellence takes a lifetime to build and only a moment to destroy, and Fifth Third views the integrity of its actions as one of its greatest assets.

. . . on our CORE BUSINESS

In all of our markets, we focus on four business lines – retail and commercial banking, investment advisors and Fifth Third Processing Solutions (“FTPS”). Nearly half of our revenues are derived from retail banking and a third from the commercial business. Our investment advisors division makes up about 10 percent of our revenues and is one of the largest money managers in the Midwest with $34 billion in directly managed assets and over $182 billion in assets under care. FTPS handles ATM processing and merchant credit and debit card processing. FTPS, which accounts for about 11 percent of our revenues, processed 12 billion electronic transactions in 2004. Fifth Third believes that these businesses provide us with a diversified and profitable mix, as well as the necessary expertise to meet all of the financial service needs of our core retail and middle-market commercial customer base.

RETAIL BANKING

Fifth Third’s 1,011 banking centers, including 128 Bank Mart® locations, serve as the primary point of contact for our six million customers. Through these locations, Fifth Third strives to provide best-in-class products, convenience and customer service to the individual and small business customers within our geographic footprint.

COMMERCIAL BANKING

Fifth Third’s 1,200 commercial relationship officers and support staff offer companies within our geographic footprint a business partner of unparalleled capital strength and stability, sound expertise and experience and comprehensive and customized financial solutions for all their cash management, international and borrowing needs.

(L to R) Robert A. Sullivan, Executive Vice President, Commercial Banking; Kevin T. Kabat, Executive Vice President, Retail Banking and Affiliate Administration; Neal E. Arnold, Executive Vice President, Investment Advisors and Fifth Third Processing Solutions.

FIFTH THIRD PROCESSING SOLUTIONS

FTPS authorizes, initiates, captures and settles electronic payment transactions as part of an integrated cash management solution for financial institutions and merchants all over the world. As a leading electronic processor, Fifth Third helps our commercial customers eliminate paper and reduce cycle time and expense while providing instant on-line access to information through a platform integrated with traditional banking services.

INVESTMENT ADVISORS

Fifth Third is a full-service money management firm featuring a broad array of equity and fixed income products catering to retail and commercial clients across our footprint. From retirement planning, wealth management, public finance to private client services, Fifth Third delivers a full spectrum of investment strategies of varying scope and complexity for both long and short-term investment horizons.

we are investors

...in DISTRIBUTION

Over the last couple of years, our level of investment in our core businesses has accelerated rapidly. Most notably, we began a significant de-novo branching effort in 2002 to enhance distribution in our larger markets. This marks the first time in our history that we have undertaken a de-novo effort on this scale. For most of the last two decades, many in our industry believed that deregulation and the emergence of the internet would signal the demise of traditional bricks and mortar as a sales channel for the financial services industry. Fifth Third believes banking centers will continue to be a very important sales channel because we listen to our customers. The overwhelming majority of our customers visit one of our 1,011 banking centers several times a month. For this reason, Fifth Third built 76 new banking centers in 2004, excluding relocations, that attracted over $657 million in new deposits and $178 million in new loans.

...in PEOPLE

Fifth Third has the business model, technology, incentives, awareness and ambition to become the employer of choice in all of our markets. More so than at any time in our history, the promise of being recognized and rewarded for individual performance is attracting people to work for Fifth Third. In 2004, Fifth Third added 1,155 net new sales positions throughout our 17 affiliate markets. Leadership, teamwork and integrity are just a few of the attributes of a Fifth Third employee – and why we think we have the best employees in the industry.

Fifth Third asks employees to be leaders in sales and service and matches that action with generous performance incentives and a commitment to career development.

...in TECHNOLOGY

Fifth Third is investing in technology in order to improve efficiency, provide greater convenience for our customers and drive financial performance. We have invested significantly over the past couple of years and spent a great deal of time and effort upgrading our sales and support systems. Many of our customer information systems have been enhanced to provide for increased availability of information, reliability and timeliness. Significant upgrades were completed this year to our online banking platform, online customer interfaces, banking center workstations, network capacity and numerous sales information systems. We are now able to access more timely and detailed financial information regarding sales and profitability results. This information can be viewed on several levels, including line of business, affiliate, officer and banking center.

...in ACQUISITIONS

In addition to core growth in our established markets, Fifth Third periodically utilizes acquisitions as a means of expanding its presence and gaining entry into new metropolitan markets. Our approach to acquisitions has remained unchanged over the years. Our primary hurdle when evaluating any transaction is determining whether we can grow revenue from the resulting platform. Cost cutting in the first year is not a path to long-term success and does not meet our return requirements. We are interested in adding platforms in large, deposit-rich metropolitan markets adjacent to our footprint that when combined with expansion efforts will enable us to achieve #1 market share over time. This holds true for our most recent acquisition of First National. This acquisition provides Fifth Third with a tremendous platform and opportunity in the most attractive and fastest growing markets in Western and Central Florida. We believe the foundation we have acquired will easily assimilate into our affiliate bank operating model and become an integral part of Fifth Third’s continuing growth.

we are committed

...to our BUSINESS MODEL

Our affiliate operating structure differentiates us from our competitors and ensures that our customers receive individualized service and comprehensive financial solutions. All aspects of customer relationships are managed locally by local affiliate Presidents responsible for the bank’s operation and community development; and by local officers with the authority and incentives to make the right decisions for the Bank and our customers. Competitive pressures are different in every market and on every street corner, so we rely on experienced local officers empowered with the authority and infrastructure to employ the best practices of our company to deliver a personalized level of service to our customers. This approach is central to our strategy of ensuring decisions are made by the people most familiar with our customer’s needs. Fifth Third’s team has the experience to advise our customers, the financial strength to support their growth and the willingness, resources and ability to provide them with customized financial solutions. All of our officers run their own business, manage to detailed financial statements and are compensated based on performance. In short, we strive to create a culture of business ownership, and we reward each of our officers for making the right decisions. A local presence with market knowledge, management accountability and a team approach characterize our affiliate banking model. We are committed to it.

. . . to our EMPLOYEES

Banking is first and foremost a relationship built upon the foundation of daily interaction between customers and our most vital asset – our employees. The quality of our customer experience begins and ends with our team members. Motivated, talented and knowledgeable employees will earn the trust of their communities and gain market share over time. Our employees are the driver of our success. Each of our team members knows that they own their business, can impact the bottom line, are accountable for their results and are rewarded for their accomplishments. Our employees make the difference in terms of realizing our vision of continuing to be a growth company. Our employees make the difference in the lives of our customers, co-workers and neighbors by delivering superior performance. There is no stronger correlation than between daily individual employee contributions and growth in customers, revenue and bottom line earnings. We are committed to it.

(L to R) R. Mark Graf, Senior Vice President & Chief Financial Officer; Pete Pesce, Executive Vice President, Human Resources; Greg D. Carmichael, Executive Vice President & Chief Information Officer; Diane L. Dewbrey, Senior Vice President, Operations

. . . to our COMMUNITIES

Fifth Third provides banking, investments and processing solutions to six million customers everyday, and we leverage our success to strengthen the communities we serve. We reaffirmed our commitment through over $30 million in grants and support to deserving organizations, including $22 million from the Fifth Third Foundation and charitable trusts for which the Bank serves as Trustee. We were again honored to be included in BusinessWeek magazine’s “America’s Most Philanthropic Companies” listing for our giving as a percentage of revenues. Our commitment to diversity is equally unwavering. Employee diversity councils and minority mentoring programs are just two of the ways we work to build and nurture diverse employment and leadership throughout the Bancorp. The Fifth Third Foundation Office, Community Development Corporation and Community Affairs department are three key extensions of the Bank’s community investment activities.

The Foundation Office helps direct grants for Arts & Culture, Community Development, Education and Health & Human Services, while the Fifth Third Community Development Corporation invests in low-income housing, historic tax credit and economic development projects to support community revitalization. Our Community Affairs department identifies lending and real estate opportunities in traditionally underserved markets, such as ethnically diverse, urban and low- to moderate-income census tracts. This group also champions financial literacy – the keystone for stable communities – by providing homebuyer training, credit counseling and college savings match programs.

As a leader in residential mortgage lending, Fifth Third partnered with Freddie Mac to launch the Homeownership Mobile, or eBus, a 38-foot mobile classroom. Fifth Third and Freddie Mac eBus staffers provide multi-lingual assistance, and the initiative helps combat many misconceptions about homeownership and the homebuyer process, such as the perceived need for near perfect credit or downpayments as large as 20 percent of the home price. Fifth Third also launched a new mortgage product, Immigrant Homeownership Program, to better serve the 4.2 million U.S. tax-paying, foreign-born individuals living in the Midwest. The program helps encourage many first-time homebuyers, as well as those with limited traditional credit histories, to begin a banking relationship.

We are proud of our legacy of philanthropy. These initiatives and many others reflect our long-held belief that if you help build a stronger community, you will build a stronger bank. We are committed to it.

United Way GIVING

Over the past five years, Fifth Third’s corporate and employee contributions to the United Way have reached $38.8 million.

2000	$5.5 million
2001	$6.5 million
2002	$7.4 million
2003	$9.0 million
2004	$10.4 million

FIFTH THIRD BANCORP 2004 ANNUAL REPORT

FINANCIAL CONTENTS

Management’s Discussion and Analysis of Financial Condition and Results of Operations
Selected Financial Data	14
Overview	15
Recent Accounting Standards	16
Critical Accounting Policies	16
Statements of Income Analysis	18
Balance Sheet Analysis	23
Risk Management	25
Controls and Procedures	33

Management’s Assessment as to the Effectiveness of Internal Control over Financial Reporting	34

Reports of Independent Registered Public Accounting Firm	34

Financial Statements
Consolidated Statements of Income	36
Consolidated Balance Sheets	37
Consolidated Statements of Changes in Shareholders’ Equity	38
Consolidated Statements of Cash Flows	39

Notes to Consolidated Financial Statements
Summary of Significant Accounting and Reporting Policies	40
Securities	45
Loans and Leases and Reserve for Loan and Lease Losses	46
Bank Premises and Equipment	47
Operating Lease Equipment	47
Goodwill	47
Intangible Assets	47
Servicing Rights and Retained Interests	48
Derivatives	48
Short-Term Borrowings	50
Long-Term Debt	51
Commitments and Contingent Liabilities	52
Legal and Regulatory Proceedings	52
Guarantees	53
Related Party Transactions	53
Other Comprehensive Income	54
Common Stock and Treasury Stock	54
Stock-Based Compensation	55
Other Noninterest Income and Other Noninterest Expense	56
Sales and Transfers of Loans	57
Discontinued Operations	59
Income Taxes	59
Retirement and Benefit Plans	60
Earnings Per Share	61
Fair Value of Financial Instruments	61
Business Combinations	62
Certain Regulatory Requirements and Capital Ratios	62
Parent Company Financial Statements	63
Segments	63

Consolidated Ten Year Comparison	65

Directors and Officers	66

Corporate Information	67

FORWARD-LOOKING STATEMENTS

This report may contain forward-looking statements about Fifth Third Bancorp and/or the company as combined with acquired entities within the meaning of Sections 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and 21E of the Securities Exchange Act of 1934, as amended, and Rule 3b-6 promulgated thereunder, that involve inherent risks and uncertainties. This report may contain certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Fifth Third Bancorp and/or the combined company including statements preceded by, followed by or that include the words or phrases such as “believes,” “expects,” “anticipates,” “plans,” “trend,” “objective,” “continue,” “remain” or similar expressions or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) competitive pressures among depository institutions increase significantly; (2) changes in the interest rate environment reduce interest margins; (3) prepayment speeds, loan origination and sale volumes, charge-offs and loan loss provisions; (4) general economic conditions, either national or in the states in which Fifth Third, one or more acquired entities and/or the combined company do business, are less favorable than expected; (5) political developments, wars or other hostilities may disrupt or increase volatility in securities markets or other economic conditions; (6) changes and trends in the securities markets; (7) legislative or regulatory changes or actions, or significant litigation, adversely affect Fifth Third, one or more acquired entities and/or the combined company or the businesses in which Fifth Third, one or more acquired entities and/or the combined company are engaged; (8) difficulties in combining the operations of acquired entities and (9) the impact of reputational risk created by the developments discussed above on such matters as business generation and retention, funding and liquidity. Fifth Third undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this report.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is management’s discussion and analysis of certain significant factors that have affected Fifth Third Bancorp’s (the “Bancorp” or “Fifth Third”) financial condition and results of operations during the periods included in the Consolidated Financial Statements, which are a part of this report.

TABLE 1: SELECTED FINANCIAL DATA

For the Years Ended December 31 ($ in millions, except per share data)	2004	2003	2002	2001	2000
Income Statement Data
Net interest income (a)	$3,048	2,944	2,738	2,476	2,297
Noninterest income	2,465	2,483	2,183	1,788	1,476
Total revenue (a)	5,513	5,427	4,921	4,264	3,773
Provision for loan and lease losses	268	399	246	236	138
Noninterest expense	2,972	2,551	2,337	2,453	2,027
Net income	1,525	1,665	1,531	1,002	1,055

Common Share Data
Earnings per share	$2.72	2.91	2.64	1.74	1.86
Earnings per diluted share	2.68	2.87	2.59	1.70	1.83
Cash dividends per common share	1.31	1.13	.98	.83	.70
Book value per share	16.00	15.29	14.98	13.31	11.83
Dividend payout ratio, as originally reported	48.9%	39.4	37.8	48.8	41.7

Financial Ratios
Return on average assets	1.61%	1.90	2.04	1.42	1.58
Return on average shareholders’ equity	17.2	19.0	18.4	13.6	17.5
Average equity as a percent of average assets	9.34	10.01	11.08	10.40	9.06
Net interest margin (a)	3.48	3.62	3.96	3.82	3.73
Efficiency ratio (a)	53.9	47.0	47.5	57.5	53.7

Credit Quality
Net losses charged off	$252	312	187	227	109
Net losses charged off as a percent of average loans and leases	.45%	.63	.43	.54	.26
Reserve for loan and lease losses as a percent of loans and leases (b)	1.19	1.33	1.49	1.50	1.43
Reserve for credit losses as a percent of loans and leases (b)	1.31	1.47	1.49	1.50	1.43
Nonperforming assets as a percent of loans, leases and other assets, including other real estate owned	.51	.61	.59	.57	.47
Underperforming assets as a percent of loans, leases and other assets, including other real estate owned	.74	.89	.95	.96	.77

Average Balances
Loans and leases, including held for sale	$57,042	52,414	45,539	44,888	42,690
Investment securities and other short-term investments	30,597	28,947	23,585	19,938	18,830
Total assets	94,896	87,481	75,037	70,683	66,611
Demand deposits	12,327	10,482	8,953	7,394	6,257
Interest-bearing deposits	43,908	44,008	39,976	38,255	38,164
Short-term borrowings	13,539	12,373	7,191	8,799	9,725
Long-term debt	13,323	8,747	7,640	6,301	4,707
Shareholders’ equity	8,860	8,754	8,317	7,348	6,033

Regulatory Capital Ratios
Tier 1 capital	10.31%	11.11	11.84	12.49	11.40
Total risk-based capital	12.31	13.56	13.65	14.55	13.50
Tier 1 leverage	8.89	9.23	9.84	10.64	9.49

(a)	Amounts presented on a fully taxable equivalent basis (“FTE”).

(b)	As of December 31, 2004, the reserve for unfunded commitments has been reclassified from the reserve for loan and lease losses to other liabilities. The 2003 year-end reserve for unfunded commitments has been reclassified to conform to the current period presentation. The reserve for credit losses is the sum of the reserve for loan and lease losses and the reserve for unfunded commitments.

TABLE 2: QUARTERLY INFORMATION

	2004				2003
For the Three Months Ended ($ in millions, except per share data)	12/31	9/30	6/30	3/31	12/31	9/30	6/30	3/31
Net interest income (FTE)	$752	766	771	759	745	735	749	716
Provision for loan and lease losses	65	26	90	87	94	112	109	85
Noninterest income	479	611	749	626	599	680	618	586
Noninterest expense	935	648	742	648	657	657	621	614
Income from continuing operations before income taxes, minority interest and cumulative effect	222	694	679	641	583	636	627	593
Net income	176	471	448	430	442	418	415	390
Earnings per share	.31	.84	.80	.76	.78	.73	.72	.68
Earnings per diluted share	.31	.83	.79	.75	.77	.72	.71	.67

14 Fifth Third Bancorp

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

This overview of management’s discussion and analysis highlights selected information in the financial results of the Bancorp and may not contain all of the information that is important to you. For a more complete understanding of trends, events, commitments, uncertainties, liquidity, capital resources and critical accounting policies and estimates, you should carefully read this entire document. Each of these items could have an impact on the Bancorp’s financial condition and results of operations.

The Bancorp is a diversified financial services company headquartered in Cincinnati, Ohio. The Bancorp has $94.5 billion in assets, operates 17 affiliates with 1,011 full-service banking centers and 1,898 Jeanie® ATMs in Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia and Pennsylvania. The financial strength of the Bancorp’s largest banks, Fifth Third Bank and Fifth Third Bank (Michigan), continues to be recognized by rating agencies with deposit ratings of AA- and Aa1 from Standard & Poor’s and Moody’s, respectively. Additionally, the Bancorp is recognized by Moody’s with one of the highest senior debt ratings for any U.S. bank holding company of Aa2. The Bancorp operates four main businesses: Commercial Banking, Retail Banking, Investment Advisors and Fifth Third Processing Solutions.

Fifth Third believes that banking is first and foremost a relationship business where the strength of the competition and challenges for growth can vary in every market. Our affiliate operating model provides a competitive advantage by keeping the decisions close to the customer and by emphasizing individual relationships. Through our affiliate operating model, individual managers, from the banking center to the executive level, are given the opportunity to tailor financial solutions for their customers.

The Bancorp’s revenues are fairly evenly dependent on net interest income and noninterest income. During 2004, net interest income, on a fully taxable equivalent (“FTE”) basis, and noninterest income provided 55% and 45% of total revenue, respectively. Changes in interest rates, credit quality, economic trends and the capital markets are primary factors that drive the performance of the Bancorp. As discussed later in the Risk Management section, risk identification, measurement, monitoring, control and reporting are important to the management of risk and to the continuation of the strong financial performance and capital strength of the Bancorp.

Net interest income is the difference between interest income on earning assets such as loans, leases and securities, and interest expense paid on liabilities such as deposits and borrowings, and continues to be the Bancorp’s largest revenue source. Net interest income is affected by the general level of interest rates, changes in interest rates and by changes in the amount and composition of interest-earning assets and interest-bearing liabilities. Generally, the rates of interest the Bancorp earns on its assets and owes on its liabilities are established for a period of time. The change in market interest rates over time exposes the Bancorp to interest-rate risk and potential adverse changes in net interest income. The Bancorp manages this risk by continually analyzing and adjusting the composition of its assets and liabilities based on their payment streams and interest rates, the timing of their maturities and their sensitivity to changes in market interest rates. Additionally, in the ordinary course of business, the Bancorp enters into certain derivative transactions as part of its overall strategy to manage its interest rate risks and prepayment risks.

The Bancorp is also exposed to the risk of losses on its loan and lease portfolio as a result of changing expected cash flows caused by loan defaults and inadequate collateral, among other factors.

Noninterest income is derived primarily from electronic funds transfer (“EFT”) and merchant transaction processing fees, fiduciary and investment management fees, banking fees and service charges, mortgage banking revenue and operating lease revenue.

Net interest income, net interest margin, net interest rate spread and the efficiency ratio are presented in Management’s Discussion and Analysis of Financial Condition and Results of Operations on an FTE basis. The FTE basis adjusts for the tax-favored status of income from certain loans and securities held by the Bancorp that are not taxable for federal income tax purposes. The Bancorp believes this measure to be the preferred industry measurement of net interest income as it provides a relevant comparison between taxable and non-taxable amounts.

The Bancorp’s net income was $1.5 billion in 2004, down eight percent compared to $ 1.7 billion in 2003. Earnings per diluted share were $2.68 in 2004, down seven percent from $2.87 in 2003. The Bancorp’s dividend in 2004 increased 16% to $1.31 per common share from $ 1.13 in 2003. The results of operations reflect the impact of the balance sheet repositioning initiatives announced and completed during the fourth quarter of 2004, including debt retirement charges and losses from security sales, which reduced net income and earnings per diluted share by $208 million and $.37, respectively. The prolonged low interest rate environment led to declines in asset yields, net interest margin and returns on capital in 2004, which ultimately led to the decision to reposition the balance sheet. Further discussion of the repositioning is included in relevant sections throughout this report. The results of operations also reflect the impact of the after-tax gain of $91 million, or $.16 per diluted share, from the sales of certain small merchant processing contracts in 2004 and an additional after-tax charge of $50 million, or $.09 per diluted share, from the early retirement of debt in the second quarter of 2004.

The Bancorp experienced growth across nearly all of the lines of business, including solid growth in both commercial and consumer loans. The Bancorp also benefited from improvements in commercial credit and continued control of operational expenses. Noninterest income was flat compared to 2003 as benefits from the emphasis on cross-selling services and the gain from the sales of certain small merchant processing contracts were offset by losses on securities sold as a result of the balance sheet repositioning and a decrease in mortgage banking revenues.

The Bancorp continues to invest in the geographic areas within its footprint that offer the best growth prospects. The Bancorp opened 76 new banking centers during 2004, excluding relocations, with a net increase of 50, excluding acquisitions. The Bancorp plans to add a similar number of new banking centers in 2005, as it believes additional banking centers are a cost effective method of expansion in its largest affiliate markets. The Bancorp also completed its acquisition of Franklin Financial Corporation (“Franklin Financial”) in June of 2004, which expanded the Bancorp’s presence in the Nashville market to 14 locations. In August 2004, the Bancorp announced an agreement to acquire First National Bankshares of Florida, Inc., a bank holding company with $5.6 billion in assets located primarily in Orlando, Tampa, Sarasota, Naples and Fort Myers. The acquisition was completed on January 1, 2005 and as a result of this transaction, the Florida affiliate now has nearly 100 full-service locations and approximately $5 billion in deposits.

The Bancorp’s capital ratios exceed the “well-capitalized” guidelines as defined by the Board of Governors of the Federal Reserve System (“FRB”). As of December 31, 2004, the Tier 1 capital ratio was 10.31% and the total risk-based capital ratio was 12.31%. The Bancorp’s capital strength and financial stability have enabled it to maintain a Moody’s credit rating that is equaled or surpassed by only three other U.S. bank holding companies.

Fifth Third Bancorp 15

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RECENT ACCOUNTING STANDARDS

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standard (“SFAS”) No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure—an Amendment of FASB Statement No. 123.” This Statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. Effective January 1, 2004, the Bancorp adopted the fair value recognition provisions of SFAS No. 123 using the retroactive restatement method described in SFAS No. 148. As a result, financial information for all prior periods has been restated to reflect the compensation expense that would have been recognized had the fair value method of accounting been applied to all awards granted to employees after January 1, 1995. Stock-based compensation expense is included in salaries, wages and incentives expense in the Consolidated Statements of Income.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment.” This Statement requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award with the cost to be recognized over the vesting period. As the Bancorp has previously adopted the fair value recognition provisions of SFAS No. 123 and the retroactive restatement method described in SFAS No. 148, the adoption of this Statement will not have a material impact on the Bancorp’s Consolidated Financial Statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This Statement establishes standards for how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity, or in some cases, presented between the liabilities section and the equity section of the statement of financial position. This Statement was effective for financial instruments entered into or modified after May 31, 2003 and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this Statement on July 1, 2003 required a reclassification of a minority interest to long-term debt and the corresponding minority interest expense to interest expense, relating to preferred stock issued during 2001 by a subsidiary of the Bancorp. The existence of the mandatory redemption feature of this issue upon its mandatory conversion to trust preferred securities necessitated these reclassifications and did not result in any change in bottom line income statement trends.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” This interpretation requires variable interest entities (“VIEs”) to be consolidated by the primary beneficiary, which is defined as the enterprise that will absorb the majority of the VIE’s expected losses if they occur, receive a majority of the VIE’s residual returns if they occur, or both. In December 2003, FASB issued Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities — an interpretation of ARB 51 (revised December 2003).” FIN 46R was primarily issued to clarify the required accounting for interests in VIEs. The Bancorp early adopted the provisions of FIN 46 on July 1, 2003 and consolidated a VIE for which the Bancorp was deemed to be the primary beneficiary and was created for the sole purpose of participating in the sale and subsequent leaseback of leased autos. The Bancorp consolidated the operating lease assets and corresponding liability of the VIE as well as recognized an after-tax cumulative effect charge of $11 million ($.02 per diluted share) representing the difference between the carrying value of the leased autos sold and the carrying value of the newly consolidated obligation as of July 1, 2003. Consolidation of these operating lease assets and corresponding liability did not impact risk-based capital ratios or bottom line income statement trends; however lease payments on the operating lease assets are now reflected as a component of noninterest income and depreciation expense is now reflected as a component of noninterest expense.

CRITICAL ACCOUNTING POLICIES

Reserve for Loan and Lease Losses

The Bancorp maintains a reserve to absorb probable loan and lease losses inherent in the portfolio. The reserve is maintained at a level the Bancorp considers to be adequate and is based on ongoing quarterly assessments and evaluations of the collectibility and historical loss experience of loans and leases. Credit losses are charged and recoveries are credited to the reserve. Provisions for loan and lease losses are based on the Bancorp’s review of the historical credit loss experience and such factors that, in management’s judgment, deserve consideration under existing economic conditions in estimating probable credit losses. In determining the appropriate level of reserves, the Bancorp estimates losses using a range derived from “base” and “conservative” estimates. The Bancorp’s methodology for assessing the appropriate reserve level consists of several key elements. The Bancorp’s strategy for credit risk management includes a combination of conservative exposure limits significantly below legal lending limits and conservative underwriting, documentation and collections standards. The strategy also emphasizes diversification on a geographic, industry and customer level, regular credit examinations and quarterly management reviews of large credit exposures and loans experiencing deterioration of credit quality.

Larger commercial loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Bancorp. The review of individual loans includes those loans that are impaired as provided in SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” Any reserves for impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or fair value of the underlying collateral. The Bancorp evaluates the collectibility of both principal and interest when assessing the need for a loss accrual. Historical loss rates are applied to other commercial loans not subject to specific reserve allocations. The loss rates are derived from a migration analysis, which computes the net charge-off experience sustained on loans according to their internal risk grade. The Bancorp utilizes two risk grading systems for commercial loans and leases. The current risk grading system utilized for reserve analysis purposes encompasses ten categories. The Bancorp also maintains a dual risk rating system that provides for 13 probability of default grade categories and an additional six grade categories measuring loss factors given an event of default. The probability of default and loss given default analyses are not separated in the ten grade risk rating system. The Bancorp is in the process of completing significant validation and testing of the dual risk rating system prior to implementation for reserve analysis purposes. The dual risk rating system is consistent with Basel II expectations and allows for more precision in the analysis of commercial credit risk.

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

16 Fifth Third Bancorp

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

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

The Bancorp’s primary market areas for lending are Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia and Pennsylvania. When evaluating the adequacy of reserves, consideration is given to this regional geographic concentration and the closely associated effect changing economic conditions have on the Bancorp’s customers.

The Bancorp has not substantively changed any aspect to its overall approach in the determination of the reserve for loan and lease losses. There have been no material changes in assumptions or estimation techniques as compared to prior periods that impacted the determination of the current period reserve for loan and lease losses. As of December 31, 2004, the reserve for unfunded commitments has been reclassified from the reserve for loan and lease losses to other liabilities. The December 31, 2003 reserve for unfunded commitments and all subsequent activity has been reclassified to conform to current period presentation.

Valuation of Servicing Rights

When the Bancorp sells loans through either securitizations or individual loan sales in accordance with its investment policies, it may retain servicing rights. Servicing rights resulting from loan sales are amortized in proportion to and over the period of estimated net servicing revenues. Servicing rights are assessed for impairment monthly, based on fair value, with temporary impairment recognized through a valuation allowance and permanent impairment recognized through a write-off of the servicing asset and related valuation reserve. Key economic assumptions used in measuring any potential impairment of the servicing rights include the prepayment speeds of the underlying loans, the weighted-average life of the loan, the discount rate, the weighted-average coupon and the weighted-average default rate, as applicable. The primary risk of material changes to the value of the servicing rights resides in the potential volatility in the economic assumptions used, particularly the prepayment speeds. The Bancorp monitors risk and adjusts its valuation allowance as necessary to adequately reserve for any probable impairment in the portfolio. For purposes of measuring impairment, the servicing rights are stratified based on the financial asset type and interest rates. In addition, the Bancorp obtains an independent third-party valuation of the mortgage servicing rights (“MSR”) portfolio on a quarterly basis. Fees received for servicing loans owned by investors are based on a percentage of the outstanding monthly principal balance of such loans and are included in noninterest income as loan payments are received. Costs of servicing loans are charged to expense as incurred.

The change in the fair value of MSRs at December 31, 2004, due to immediate 10% and 20% adverse changes in the current prepayment assumptions would be a decrease of approximately $18 million and $33 million, respectively and due to immediate 10% and 20% favorable changes in the current prepayment assumption would be approximately $19 million and $40 million, respectively. The change in the fair value of the MSR portfolio at December 31, 2004, due to immediate 10% and 20% adverse changes in the discount rate assumptions would be a decrease of approximately $10 million and $18 million, respectively and due to immediate 10% and 20% favorable changes in the discount rate assumption would be approximately $10 million and $20 million, respectively. Sensitivity analysis related to other consumer and commercial servicing rights is not material to the Bancorp’s Consolidated Financial Statements. These sensitivities are hypothetical and should be used with caution. As the figures indicate, change in fair value based on a 10% and 20% variation in assumptions typically cannot be extrapolated because the relationship of the change in assumptions to change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interests is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

Securities

Securities are classified as held-to-maturity, available-for-sale or trading on the date of purchase. Only those securities classified as held-to-maturity, and which management has both the intent and ability to hold to maturity, are reported at amortized cost. Available-for-sale and trading securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, included in accumulated other comprehensive income on the Consolidated Balance Sheets and noninterest income in the Consolidated Statements of Income, respectively. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Realized securities gains or losses are reported within noninterest income in the Consolidated Statements of Income. The cost of securities sold is based on the specific identification method. Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer and the Bancorp’s intent and ability to hold the security. A decline in value that is considered to be other-than-temporary is recorded as a loss within noninterest income in the Consolidated Statements of Income. At December 31, 2004, 94% of the unrealized losses in the available-for-sale security portfolio were comprised of securities issued by U.S. Treasury and Government agencies, U.S. Government sponsored agencies and states and political subdivisions as well as agency mortgage-backed securities. The Bancorp believes the price movements in these securities are dependent upon the movement in market interest rates particularly given the negligible inherent credit risk for these securities. The Bancorp also maintains its intent and ability to hold these securities.

Fifth Third Bancorp 17

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

STATEMENTS OF INCOME ANALYSIS

TABLE 3: CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31 ($ in millions, except per share data)	2004	2003	2002	2001	2000
Interest income (FTE)	$4,150	4,030	4,168	4,754	4,994
Interest expense	1,102	1,086	1,430	2,278	2,697

Net interest income (FTE)	3,048	2,944	2,738	2,476	2,297
Provision for loan and lease losses	268	399	246	236	138

Net interest income after provision for loan and lease losses (FTE)	2,780	2,545	2,492	2,240	2,159
Noninterest income	2,465	2,483	2,183	1,788	1,476
Noninterest expense	2,972	2,551	2,337	2,453	2,027

Income from continuing operations before income taxes, minority interest and cumulative effect (FTE)	2,273	2,477	2,338	1,575	1,608
Taxable equivalent adjustment	36	39	39	45	47
Applicable income taxes	712	786	734	523	511

Income from continuing operations before minority interest and cumulative effect	1,525	1,652	1,565	1,007	1,050
Minority interest, net of tax	—	(20)	(38)	(2)	—

Income from continuing operations before cumulative effect	1,525	1,632	1,527	1,005	1,050
Income from discontinued operations, net of tax	—	44	4	4	5

Income before cumulative effect	1,525	1,676	1,531	1,009	1,055
Cumulative effect of change in accounting principle, net of tax	—	(11)	—	(7)	—

Net income	$1,525	1,665	1,531	1,002	1,055

Earnings per share	$2.72	2.91	2.64	1.74	1.86
Earnings per diluted share	2.68	2.87	2.59	1.70	1.83
Cash dividends declared per share	1.31	1.13	.98	.83	.70

Net Interest Income

The relative performance of lending and deposit-raising functions is frequently measured by two statistics - net interest margin and net interest rate spread. Net interest margin is determined by dividing net interest income (FTE) by average interest-earning assets. Net interest rate spread is the difference between the average FTE yield on interest-earning assets and the average rate paid on interest-bearing liabilities. Net interest margin is generally greater than the net interest rate spread due to the additional income earned on those assets funded by noninterest-bearing liabilities, or free funding, such as demand deposits and shareholders’ equity.

Table 4 presents net interest income, net interest margin and net interest spread for the three years ended December 31, 2004, 2003 and 2002, comparing interest income, average interest-bearing liabilities and average free funding outstanding. Nonaccrual loans and leases and loans held for sale have been included in the average loans and leases balances. Average outstanding securities balances are based upon amortized cost with any unrealized gains or losses on available-for-sale securities included in other assets. Table 5 also provides the relative impact of growth in the balance sheet and changes in interest rates on net interest income.

Net interest income (FTE) in 2004 was $3.0 billion, a four percent increase over $2.9 billion in 2003. The increase in net interest income was due to the $6.3 billion, or eight percent, increase in average interest-earning assets, mitigated by the 14 basis point (“bp”) decrease in net interest margin. The net interest margin contracted in 2004 as compared to 2003 due to the low absolute level of interest rates in the first half of 2004 and interest-bearing liabilities repricing more quickly than interest-earning assets in response to rising interest rates in the second half of 2004. Additionally, the contribution of noninterest-bearing funding to the net interest margin decreased to 31 bp in 2004 from 34 bp in 2003. The Bancorp implemented several actions, largely in the fourth quarter, to improve its long-term profile and reduce the risks associated with increasing interest rates. These actions included: (i) the sale of approximately $6.4 billion of available-for-sale securities with a weighted-average coupon of 3.2%; (ii) the early retirement of approximately $3.8 billion of long-term debt, $2.8 billion in the fourth quarter, with a weighted-average rate of 5.4% and a weighted-average remaining maturity of approximately five years and; (iii) the termination of approximately $4.9 billion in notional of receive-fixed/pay-variable interest rate swaps. In total, these actions resulted in pre-tax securities losses of $79 million recorded in noninterest income and pre-tax debt termination charges of $325 million, $247 million in the fourth quarter, recorded in other noninterest expense. The Bancorp also decreased certain wholesale borrowings in order to further decrease the speed at which liabilities reprice relative to earning assets in response to anticipated increases in interest rates. These actions stabilized and improved the net interest margin as the 2004 year ended and have resulted in improved balance sheet positioning. Margin trends in 2005 will depend upon the timing, frequency, magnitude and direction of further interest rate changes, the level and mix of earning asset and deposit growth and the impact of capital management activities. The Bancorp currently expects net interest income and earning asset growth on an annualized sequential basis during 2005 in the low double digit range.

Interest income (FTE) on loans and leases increased $136 million, or five percent, compared to 2003. The increase in average loans and leases included growth in commercial loans of $3.3 billion, or 13% in 2004. Excluding the impact of the Franklin Financial acquisition, average commercial loans increased by 12%; comparisons being provided to supplement an understanding of the fundamental trends. The increase in average commercial loans was primarily due to strong growth in the Chicago, Indianapolis and Cincinnati markets. The Bancorp’s continued investment in additional commercial sales people has largely contributed to its commercial loan portfolio growth in a period of flat to declining commercial loan demand. The Bancorp continues to benefit from increased credit line usage from existing commercial customers as well as success in gaining new customers within its footprint. Average consumer loans increased by $1.3 billion, or five percent, compared to 2003. Comparisons in consumer loans are impacted by the sales and securitizations of $903 million of home equity lines in the third quarter of 2003 and $750 million of automotive loans in the second quarter of 2004. Excluding these transactions, average consumer loans increased nine percent in 2004 from 2003; comparisons being provided to supplement an understanding of the fundamental trends. Average consumer loans increased in nearly all of the Bancorp’s markets with strong growth in Cleveland, Columbus and Detroit.

18 Fifth Third Bancorp

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 4: CONSOLIDATED AVERAGE BALANCE SHEETS AND ANALYSIS OF NET INTEREST INCOME (FTE)

For the Years Ended December 31 ($ in millions)	2004			2003			2002
	Average Balance	Revenue/ Cost	Average Yield/ Rate	Average Balance	Revenue/ Cost	Average Yield/ Rate	Average Balance	Revenue/ Cost	Average Yield/ Rate
Assets
Interest-earning assets:
Loans and leases	$57,042	$2,860	5.01%	$52,414	$2,724	5.20%	$45,539	$2,824	6.20%
Securities:
Taxable	29,365	1,217	4.15	27,584	1,226	4.45	22,145	1,257	5.68
Exempt from income taxes	917	68	7.44	1,056	77	7.26	1,101	81	7.40
Other short-term investments	315	5	1.48	307	3.97		339	6	1.72

Total interest-earning assets	87,639	4,150	4.73	81,361	4,030	4.95	69,124	4,168	6.03
Cash and due from banks	2,216			1,600			1,551
Other assets	5,763			5,250			5,007
Reserve for loan and lease losses	(722)			(730)			(645)

Total assets	$94,896			$87,481			$75,037

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Interest checking	$19,434	$174.89%		$18,679	$189	1.01%	16,239	$296	1.83%
Savings	7,941	58.72		8,020	64.79		9,465	158	1.67
Money market	3,473	39	1.12	3,189	32	1.01	1,162	27	2.36
Other time deposits	6,208	162	2.62	6,426	196	3.04	8,855	335	3.78
Certificates - $100,000 and over	2,403	48	1.99	3,832	63	1.65	2,237	77	3.44
Foreign office deposits	4,449	58	1.31	3,862	44	1.13	2,018	35	1.71
Federal funds purchased	5,896	77	1.30	7,001	80	1.14	3,262	54	1.66
Short-term bank notes	1,003	15	1.46	22	—	1.06	2	—	3.40
Other short-term borrowings	6,640	78	1.17	5,350	55	1.03	3,927	67	1.71
Long-term debt	13,323	393	2.95	8,747	363	4.15	7,640	381	4.99

Total interest-bearing liabilities	70,770	1,102	1.56	65,128	1,086	1.67	54,807	1,430	2.61
Demand deposits	12,327			10,482			8,953
Other liabilities	2,939			2,883			2,520

Total liabilities	86,036			78,493			66,280
Minority interest	—			234			440
Shareholders’ equity	8,860			8,754			8,317

Total liabilities and shareholders’ equity	$94,896			$87,481			$75,037

Net interest income margin		$3,048	3.48%		$2,944	3.62%		$2,738	3.96%
Net interest rate spread			3.17			3.28			3.42
Interest-bearing liabilities to interest-earning assets			80.75			80.05			79.29

TABLE 5: CHANGES IN NET INTEREST INCOME (FTE) ATTRIBUTED TO VOLUME AND YIELD/RATE (a)

For the Years Ended December 31 ($ in millions)	2004 Compared to 2003			2003 Compared to 2002
	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Increase (decrease) in interest income:
Loans and leases	$235	(99)	136	393	(493)	(100)
Securities:
Taxable	76	(85)	(9)	273	(304)	(31)
Exempt from income taxes	(10)	1	(9)	(3)	(1)	(4)
Other short-term investments	—	2	2	(1)	(2)	(3)

Total change in interest income	301	(181)	120	662	(800)	(138)

Increase (decrease) in interest expense:
Interest checking	8	(23)	(15)	40	(147)	(107)
Savings	(1)	(5)	(6)	(21)	(73)	(94)
Money market	3	4	7	27	(22)	5
Other time deposits	(7)	(27)	(34)	(81)	(58)	(139)
Certificates - $100,000 and over	(26)	11	(15)	38	(52)	(14)
Foreign office deposits	7	7	14	24	(15)	9
Federal funds purchased	(13)	10	(3)	47	(21)	26
Short-term bank notes	15	—	15	—	—	—
Other short-term borrowings	15	8	23	20	(32)	(12)
Long-term debt	154	(124)	30	51	(69)	(18)

Total change in interest expense	155	(139)	16	145	(489)	(344)

Total change in net interest income	$146	(42)	104	517	(311)	206

(a)	Changes in interest not solely due to volume or yield/rate are allocated in proportion to the absolute amount of change in volume or yield/rate.

Fifth Third Bancorp 19

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 6: COMPONENTS OF AVERAGE LOAN PORTFOLIO

For the Years Ended December 31 ($ in millions)	2004	2003	2002
Commercial loans:
Commercial	$14,908	13,672	11,665
Mortgage	7,391	6,299	5,834
Construction	3,807	3,097	3,023
Leases	3,296	3,037	2,640

Total commercial loans, including held for sale	29,402	26,105	23,162

Consumer loans:
Installment	17,755	16,343	13,461
Mortgage and construction	6,801	6,880	6,377
Credit card	787	591	478
Leases	2,297	2,495	2,061

Total consumer loans, including held for sale	27,640	26,309	22,377

Total loan portfolio, including held for sale	$57,042	52,414	45,539

Total loan portfolio, excluding held for sale	$55,951	49,700	43,529

The interest income (FTE) from investment securities and short-term investments decreased by $16 million, or one percent, in 2004 compared to 2003. The decrease in interest income is due to lower asset yields. As previously mentioned, the Bancorp sold approximately $6.4 billion of securities in the fourth quarter of 2004 with a weighted-average coupon of approximately 3.2% in order to improve its long-term profile and reduce the risks associated with increasing interest rates.

The interest paid on interest-bearing deposits decreased $49 million, or eight percent, in 2004 compared to 2003. Average interest-bearing deposits were lower by $100 million, or less than one percent, compared to 2003. The four percent increase in average interest checking balances and nine percent increase in money market balances were mitigated by the 37% decline in certificates of deposit greater than $100,000. The movement in the certificates of deposit category is largely a function of overall balance sheet funding requirements. Average demand deposits in 2004 increased $1.8 billion, or 18%, over 2003 reflecting the Bancorp’s success in generating new account growth in its commercial line of business. The growth in noninterest-bearing funding is a critical component in the growth in net interest income. A key focus of the Bancorp in 2005 continues to be growing its transaction account products such as checking, savings and money market accounts in order to reduce its reliance on other sources to fund the expected growth in the balance sheet.

The interest paid on long-term debt increased by $30 million, or eight percent, in 2004 compared to 2003 due to the increase in the average long-term debt outstanding. Average long-term debt increased $4.6 billion, or 52%, in 2004 over 2003. The Bancorp has increased long-term debt to fund the growth in the balance sheet and to reduce its short-term wholesale funding position. Average federal funds purchased declined $1.1 billion, or 16%, compared to 2003. The interest expense associated with federal funds declined by only $3 million, or four percent, due to the federal funds rate increases that occurred throughout 2004.

Provision for Loan and Lease Losses

The Bancorp provides as an expense an amount for probable credit losses within the loan portfolio that is based on factors discussed in the Critical Accounting Policies. The provision is recorded to bring the reserve for loan and lease losses to a level deemed appropriate by the Bancorp. Actual credit losses on loans and leases are charged against the reserve for loan and lease losses. The amount of loans actually removed from the Consolidated Balance Sheets is referred to as charge-offs and net charge-offs include current charge-offs less recoveries in the current period on previously charged off assets.

The provision for loan and lease losses was $268 million in 2004 compared to $399 million in 2003. The $131 million decrease in the provision was due to the reduction in net charge-offs as a percentage of average loans and leases and the continued improvement and expected stability in credit quality trends. Net charge-offs decreased to $252 million in 2004 as compared to $312 million in 2003. The reserve for loan and lease losses as a percent of loans and leases declined to 1.19% at December 31, 2004 from 1.33% at December 31, 2003. In addition, nonperforming assets as a percentage of loans, leases and other assets, including other real estate owned, declined to .51% from .61% in 2003. Refer to the Credit Risk Management section for further information on the provision for loan and lease losses, net charge-offs, nonperforming assets and other factors considered by the Bancorp in assessing the credit quality of the loan portfolio and the reserve for loan and lease losses.

Noninterest Income

Electronic payment processing revenue increased $47 million, or eight percent, in 2004 despite the sales of certain small merchant processing contracts. Excluding the lost revenue associated with the sold contracts of approximately $70 million for all of 2004, revenue increased 23%; comparisons being provided to supplement an understanding of the fundamental revenue trends. The Bancorp continues to realize strong sales momentum from the addition of new customer relationships in both its merchant services and EFT businesses. Merchant processing revenue was essentially flat in 2004 compared to 2003 due to the above-mentioned sales of certain small merchant processing contracts. Excluding the lost revenue associated with the sold contracts, merchant processing revenue increased 29% due to the addition of new customers and the resulting increases in merchant transaction volumes, as well as an increase in transaction volume growth on the existing customer base reflective of an improving retail sector of the economy. Compared to 2003, EFT revenues, including debit and credit card interchange, increased by 18% in 2004. The Bancorp now handles electronic processing for more than 127,000 merchant locations and 1,300 financial institutions worldwide.

Service charges on deposits increased $30 million, or six percent, over 2003 primarily due to continued sales success in corporate treasury management products and commercial deposit campaigns. Commercial deposit revenues increased 14% over 2003 on the strength of a continued focus on cross-sell initiatives, an increased sales force and new customer relationships. Retail deposit revenues were flat compared to last year. Growth in the number of retail checking account relationships and in deposits is a key focus for the Bancorp for the upcoming year.

Mortgage banking net revenue declined to $178 million in 2004 from $302 million as a result of the record high level of refinancing activity seen in 2003 that has declined in 2004 due to rising interest rates. The components of mortgage banking net revenue are shown in Table 8. As a result of rising interest rates, mortgage originations declined to $8.4 billion in 2004 compared to $16.0 billion in 2003, directly contributing to the decrease in core mortgage banking fees in 2004. The increase in interest rates during 2004 and the resulting impact of changing prepayment speeds led to the recovery of $60 million in temporary impairment on the MSR portfolio in 2004 as compared to the $3 million in temporary impairment recognized in 2003. Servicing rights are deemed impaired when a borrower’s loan rate is distinctly higher than prevailing market rates. As temporary impairment was recognized on the MSR portfolio in 2003 due to falling primary and secondary mortgage rates and earnings rates and corresponding increases in prepayment speeds, the Bancorp sold certain securities that were held at the time as a component of an overall non-qualifying hedging strategy it maintained in order to manage a portion of the risk associated with changes in impairment on its MSR portfolio. As a result, the Bancorp realized net gains of $3 million in 2003 that were captured as a component of other noninterest income in the Consolidated Statements of Income. In addition, the Bancorp recognized a net loss of $10 million and a net gain of $15 million in 2004 and 2003, respectively, related to changes in fair value and settlement of free-standing derivatives purchased to economically hedge the MSR portfolio. As of December 31, 2003, the Bancorp no longer held any available-for-sale securities related to its non-qualifying hedging strategy.

20 Fifth Third Bancorp

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 7: NONINTEREST INCOME

For the Years Ended December 31 ($ in millions)	2004	2003	2002	2001	2000
Electronic payment processing revenue	$622	575	512	347	252
Service charges on deposits	515	485	431	367	298
Mortgage banking net revenue	178	302	188	63	256
Investment advisory revenue	360	332	325	298	275
Other noninterest income	671	581	580	542	389
Operating lease revenue	156	124	—	—	—
Securities (losses) gains, net	(37)	81	114	28	6
Securities gains, net – non-qualifying hedges on mortgage servicing rights	—	3	33	143	—

Total noninterest income	$2,465	2,483	2,183	1,788	1,476

TABLE 8: COMPONENTS OF MORTGAGE BANKING NET REVENUE

For the Years Ended December 31 ($ in millions)	2004	2003	2002	2001	2000
Total mortgage banking fees and loan sales	$219	466	386	354	315
Net (losses) gains and mark-to-market adjustments on both settled and outstanding free-standing derivative financial instruments	(9)	14	98	20	—
Net valuation adjustments and amortization on mortgage servicing rights	(32)	(178)	(296)	(311)	(59)

Mortgage banking net revenue	$178	302	188	63	256

TABLE 9: COMPONENTS OF OTHER NONINTEREST INCOME

For the Years Ended December 31 ($ in millions)	2004	2003	2002	2001	2000
Cardholder fees	$48	59	51	50	42
Consumer loan and lease fees	57	65	70	59	49
Commercial banking revenue	174	178	157	125	86
Bank owned life insurance income	61	62	62	52	43
Insurance income	31	28	55	49	48
Gain on sale of branches	—	—	7	43	—
Gain on sale of property and casualty insurance product lines	—	—	26	—	—
Gain on sale of small merchant processing contracts	157	—	—	—	—
Other	143	189	152	164	121

Total other noninterest income	$671	581	580	542	389

In 2004, the Bancorp primarily used principal only swaps and swaptions to hedge the economic risk of the MSR portfolio as they are deemed to be the best available instrument for several reasons. Principal only swaps hedge the mortgage-LIBOR spread because they appreciate in value as a result of tightening spreads. They also provide prepayment protection as they increase in value as prepayment speeds increase, as opposed to MSRs that lose value in a faster prepayment environment. Swaptions are positive convexity hedges primarily used to hedge the negative convexity of the MSR portfolio. Due to an increasing interest rate environment in 2004, the Bancorp increased the level of purchased options/swaptions used to economically hedge the MSR portfolio as compared to 2003. As of December 31, 2004 and 2003, the Bancorp held a combination of free-standing derivatives, including principal only swaps, swaptions and interest rate swaps with a fair value of $4 million and $8 million, respectively, on an outstanding notional amount of $1.9 billion and $.9 billion, respectively. The increase in the derivative outstanding notionals at December 31, 2004 as compared to 2003 was primarily due to the level of current interest rates.

The Bancorp expects the core contribution of mortgage banking to total revenues to remain relatively flat from 2004 levels as refinance activity and new applications continue to moderate.

The Bancorp’s total residential mortgage loan servicing portfolio at the end of 2004 and 2003 was $30.6 billion and $30.0 billion, respectively, with $23.0 billion and $24.5 billion, respectively, of loans serviced for others.

The increase of $28 million, or eight percent, in investment advisory service revenue in 2004 compared to 2003 resulted primarily from strengthening sales in retirement plan services, improved institutional asset management and mutual fund revenues. The Bancorp is one of the largest money managers in the Midwest and as of December 31, 2004 had over $182 billion in assets under care, $34 billion of assets under management and $13 billion in its proprietary Fifth Third Funds.*

The increase in operating lease revenue is due to the consolidation beginning in the third quarter of 2003 of a special purpose entity (“SPE”) formed for the purpose of the sale and subsequent leaseback of leased autos. The consolidation was the result of the Bancorp’s adoption of FIN 46. The Bancorp expects operating lease revenue to decline in 2005 as the leases mature.

*FIFTH THIRD FUNDS® PERFORMANCE DISCLOSURE

Investments in the Fifth Third Funds are: NOT INSURED BY THE FDIC or any other government agency, are not deposits or obligations of, or guaranteed by, any bank, the distributor or any of their affiliates, and involve investment risks, including the possible loss of the principal amount invested. An investor should consider the fund’s investment objectives, risks, and charges and expenses carefully before investing or sending money. This and other important information about the investment company can be found in the fund’s prospectus. To obtain a prospectus, please call 1-800-282-5706 or visit www.53.com. Please read the prospectus carefully before investing.

Fifth Third Bancorp 21

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 10: NONINTEREST EXPENSE

For the Years Ended December 31 ($ in millions)	2004	2003	2002	2001	2000
Salaries, wages and incentives	$1,018	1,031	1,029	959	893
Employee benefits	261	240	201	148	144
Equipment expenses	84	82	79	91	100
Net occupancy expense	185	159	142	146	138
Operating lease expense	114	94	—	—	—
Merger-related charges	—	—	—	349	87
Other noninterest expense	1,310	945	886	760	665

Total noninterest expense	$2,972	2,551	2,337	2,453	2,027

TABLE 11: COMPONENTS OF OTHER NONINTEREST EXPENSE

For the Years Ended December 31 ($ in millions)	2004	2003	2002	2001	2000
Marketing and communications	$99	99	96	102	97
Postal and courier	49	49	48	50	45
Bankcard	197	176	142	103	72
Intangible and goodwill amortization	29	40	37	71	60
Franchise and other taxes	32	33	30	18	28
Loan and lease	82	106	91	62	39
Printing and supplies	33	35	37	40	41
Travel	41	35	38	34	34
Data processing and operations	114	97	82	70	86
Debt prepayment	325	20	—	1	1
Other	309	255	285	209	162

Total other noninterest expense	$1,310	945	886	760	665

The major components of other noninterest income for each of the last five years are shown in Table 9. In the second and third quarters of 2004, the Bancorp sold certain small merchant processing contracts resulting in a total gain of $157 million. The other component was impacted by the $22 million gain on the securitization and sale of $903 million of home equity lines of credit in 2003. The remaining categories in 2004 are flat to down as compared to 2003.

Noninterest Expense

The Bancorp continues to focus on efficiency initiatives as part of its core emphasis on operating leverage. These initiatives include increasing levels of process automation, the rationalization and reduction of non-core businesses as they relate to the Bancorp’s retail and middle market customer base, an increased emphasis on required returns on invested capital and related opportunities for continued growth.

Operating expense levels are often measured using an efficiency ratio (noninterest expense divided by the sum of net interest income (FTE) and noninterest income). The efficiency ratio was 53.9% and 47.0% for 2004 and 2003, respectively.

Noninterest expense increased 17% in 2004 compared to 2003. Comparisons to the prior year are impacted by (i) $247 million of charges related to the early retirement of approximately $2.8 billion of long-term debt in the fourth quarter of 2004; (ii) a charge of $78 million related to the early retirement of approximately $ 1 billion of Federal Home Loan Bank (“FHLB”) advances in the second quarter of 2004; (iii) a charge of $20 million related to the early retirement of approximately $200 million of FHLB advances in 2003 and; (iv) a $31 million pre-tax recovery in 2003 of previously charged off treasury clearing and settlement account balances. Each of these items was recorded in other noninterest expense. Excluding the impact of these items, noninterest expense increased three percent compared to 2003; comparisons being provided to supplement an understanding of the fundamental trends in noninterest expense.

Total personnel costs (salaries, wages and incentives plus employee benefits) increased by less than one percent in 2004 compared to 2003, and included $87 million in total stock compensation expense compared to $110 million in 2003. The year over year decrease in stock compensation expense was offset by an increase in profit sharing expense to $69 million in 2004 from $48 million in 2003. Significant investments in the sales force contributed to a four percent increase in full time equivalent employees from 2003 to 2004. Full time equivalent employees totaled 19,659 as of December 31, 2004 compared to 18,899 as of December 31, 2003. Net occupancy expenses increased primarily due to $10 million of higher depreciation expense related to the increase in banking centers and expansion of the Bancorp’s main operations center and $10 million of higher repairs and maintenance expense.

Pension Plans

Pension costs, included in employee benefits, declined to $ 16 million in 2004 compared to $31 million in 2003. The decrease is primarily due to lower amortization of actuarial losses and lower settlement expense. The Bancorp’s net pension expense for 2004 is based upon specific actuarial assumptions, including an expected long-term rate of return on plan assets of 8.75%. The expected long-term rate of return on plan assets assumption reflects the average return expected on the assets invested to provide for the plan’s liabilities. In determining the expected long-term rate of return on plan assets assumption, the Bancorp evaluated actuarial and economic inputs, including long-term inflation rate assumptions and broad equity and bond indices long-term return projections as well as actual long-term plan performance. The discount rate assumption reflects the yield of a portfolio of high quality fixed-income instruments that have a similar duration to the plan’s liabilities. The discount rate determined on this basis has decreased from 6.00% at December 31, 2003 to 5.85% at December 31, 2004. Lowering the expected rate of return on plan assets by .25% (8.75% to 8.50%) and by lowering the discount rate by .25% (6.00% to 5.75%) would have increased the 2004 pension expense by approximately $ 1 million.

The Bancorp based the determination of pension expense on a market-related valuation of assets. This market-related valuation recognizes investment gains or losses over a three-year period from the year in which they occur. Investment gains or losses for this purpose are the difference between the expected return calculated using the market-related value of assets and the actual return based on the market-related value of assets. Since the market-related value of assets recognizes gains or losses over a three-year period, the future value of assets will be impacted as previously deferred gains or losses are recorded. As of December 31, 2004 the Bancorp had cumulative losses of approximately $ 101 million, which remain to be recognized in the calculation of the market-related value of assets. These unrecognized net actuarial losses result in an increase in the Bancorp’s future pension expense depending on several factors, including whether such losses at each measurement date exceed the corridor in accordance with SFAS No. 87, “Employers’ Accounting for Pensions.”

22 Fifth Third Bancorp

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 12: APPLICABLE INCOME TAXES

For the Years Ended December 31 ($ in millions)	2004	2003	2002	2001	2000
Income from continuing operations before income taxes, minority interest and cumulative effect	$2,237	2,438	2,299	1,530	1,561
Applicable income taxes	712	786	734	523	511
Effective tax rate	31.8%	32.3	31.9	34.2	32.7

The value of the plan assets has decreased from $223 million at December 31, 2003 to $201 million at December 31, 2004 as settlements and benefits paid exceeded the investment returns and contributions made during 2004. The Bancorp’s unfunded plan status, net of benefit obligations, increased from $41 million at December 31, 2003 to an unfunded status of $53 million at December 31, 2004. During 2004, the Bancorp made $3 million in cash contributions to the plan and believes that, based on the actuarial assumptions, no cash contribution to the plan will be required in 2005.

Applicable Income Taxes

The Bancorp’s income from continuing operations before income taxes, applicable income tax expense and effective tax rate for each of the periods indicated are shown in Table 12. Applicable income tax expense for all periods include the benefit from tax-exempt income, tax-advantaged investments and general business tax credits, partially offset by the effect of nondeductible expenses.

Comparison of 2003 with 2002

Net income in 2003 increased to $1.7 billion compared to $1.5 billion in 2002. Earnings per diluted share were $2.87 compared to $2.59.

Return on average assets was 1.90% and return on average shareholders’ equity was 19.0% compared to 2.04% and 18.4%, respectively, in 2002.

Net interest income (FTE) was $2.9 billion in 2003 compared to $2.7 billion in 2002. The net interest margin declined to 3.62% in 2003 from 3.96% in 2002, which is attributable to the low absolute levels of interest rates in 2003 and corresponding impact of accelerated prepayments across all asset classes and higher origination volumes at the lower rates. The decline in net interest margin was offset by an 18% increase in average earning assets from 2002 to 2003.

Noninterest income increased 14% to $2.5 billion in 2003 compared to $2.2 billion in 2002. The increase in 2003 was driven, in part, by mortgage banking as a result of the large volume of mortgage originations due to the interest rate declines in the first half of 2003. The increase was also due, in part, to the adoption of FIN 46 in the third quarter of 2003 and the resulting recognition of $124 million of operating lease revenue.

Noninterest expense totaled $2.6 billion in 2003 compared to $2.3 billion in 2002. The increase, in part, resulted from the adoption of FIN 46 in the third quarter of 2003 and the resulting recognition of $94 million of operating lease expense. Remaining increases were largely related to the expansion of the sale force and investment in additional banking centers.

The provision for loan and lease losses was $399 million in 2003 compared to $246 million in 2002. During 2003, net charge-offs were $312 million, or .63% of average loans and leases outstanding, compared to $187 million, or .43%, during 2002. The increase in charge-offs was largely reflective of the overall challenging economic landscape in 2003 and growth in the overall loan portfolio.

BALANCE SHEET ANALYSIS

Loans

Table 13 summarizes the end of period commercial and consumer loans and leases, including loans held for sale, by major category. Commercial loan and lease outstandings, including loans held for sale, increased 14% compared to December 31, 2003. The increase in commercial loans and leases was attributable to growth in middle-market and small business loan originations, the strength of new customer additions, the acquisition of $441 million of commercial loans obtained in the Franklin Financial acquisition in 2004 and strong results in several markets, including Cincinnati, Chicago and Indianapolis.

Consumer loan and lease outstandings, including loans held for sale, increased nine percent compared to 2003. Consumer loan comparisons to the prior periods are impacted by the securitization and sale of $750 million of automotive loans and $140 million of consumer loans obtained in the Franklin Financial acquisition in 2004. Consumer installment loan originations were $6.9 billion in 2004 compared to $7.4 billion in 2003. The Bancorp is continuing to devote significant focus on producing retail-based loan originations given the strong credit performance and attractive yields available in these products. Residential mortgage and construction loans, including held for sale, increased 35% compared to 2003 as the overall proportion of retained originations increased. Comparisons to prior periods are dependent upon the volume and timing of originations as well as the timing of loan sales. Residential mortgage originations totaled $8.4 billion in 2004 compared to $16.0 billion in 2003. Consumer lease balances decreased 16% in 2004 compared to 2003 largely resulting from continued competition from captive finance companies offering promotional lease rates. Consumer loan and lease outstandings are affected considerably by sales and securitizations, which totaled approximately $6.0 billion in 2004 and $15.6 billion in 2003.

TABLE 13: COMPONENTS OF LOAN PORTFOLIO (INCLUDING HELD FOR SALE)

As of December 31 ($ in millions)	2004	2003	2002	2001	2000
Commercial loans:
Commercial	$16,058	14,226	12,786	10,909	10,734
Mortgage	7,636	6,894	5,885	6,085	6,227
Construction	4,348	3,301	3,009	3,103	2,819
Leases	3,426	3,264	3,019	2,487	2,571

Total commercial loans	31,468	27,685	24,699	22,584	22,351

Consumer loans:
Installment	18,093	17,429	14,584	12,138	11,249
Mortgage and construction	7,912	5,865	7,123	6,815	7,570
Credit card	843	762	537	448	361
Leases	2,051	2,448	2,343	1,743	2,654

Total consumer loans	28,899	26,504	24,587	21,144	21,834

Total loan portfolio	$60,367	54,189	49,286	43,728	44,185

Fifth Third Bancorp 23

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Investment Securities

As of December 31, 2004, total investment securities were $25.0 billion, compared to $29.2 billion at December 31, 2003 representing a decrease of 14%. The increased rate environment resulted in a net unrealized loss on the available-for-sale securities portfolio at December 31, 2004 of $114 million, compared to a net unrealized loss of $77 million at December 31, 2003. Responding to the change in interest rates, the Bancorp has allocated a greater portion of current purchases to adjustable-rate and shorter-term securities. As a result of all purchase and sale activity during 2004, 14% of the debt securities in the available-for-sale portfolio at December 31, 2004 were adjustable-rate instruments, compared to seven percent at December 31, 2003. The estimated average life of the debt securities in the available-for-sale portfolio at December 31, 2004 was 4.4 years based on current prepayment expectations, compared to 5.2 years at December 31, 2003.

Information presented in Table 15 is on a weighted-average life basis, anticipating future prepayments. Yield information is presented on an FTE basis and is computed utilizing historical cost balances. Maturity and yield calculations for the total available-for-sale portfolio exclude equity securities that have no stated yield or maturity.

TABLE 14: COMPONENTS OF INVESTMENT SECURITIES (AMORTIZED COST BASIS)

As of December 31 ($ in millions)	2004	2003	2002	2001	2000
Available-for-sale:
U.S Treasury and Government agencies	$503	838	303	188	211
U.S Government sponsored agencies	2,036	3,877	2,308	1,142	1,235
Obligations of states and political subdivisions	823	922	1,033	1,198	889
Agency mortgage-backed securities	17,571	21,101	19,328	15,287	13,897
Other bonds, notes and debentures	2,862	1,401	1,084	1,872	1,978
Other securities	1,006	937	734	792	776

Total available-for-sale	$24,801	29,076	24,790	20,479	18,986

Held-to-maturity:
Obligations of states and political subdivisions	$245	126	52	16	475
Other bonds, notes and debentures	10	9	—	—	45
Other securities	—	—	—	—	33

Total held-to-maturity	$255	135	52	16	553

TABLE 15: CHARACTERISTICS OF AVAILABLE-FOR-SALE SECURITIES

As of December 31, 2004 ($ in millions)	Amortized Cost	Fair Value	Weighted-Average Life (in years)	Weighted-Average Yield
U.S Treasuries and Government agencies:
Average life of one year or less	$—	—	—	—%
Average life 1 – 5 years	1	1	2.0	6.08
Average life 5 – 10 years	502	490	8.4	3.70
Average life greater than 10 years	—	—	—	—

Total	503	491	8.4	3.71
U.S Government sponsored agencies:
Average life of one year or less	5	5.2		7.15
Average life 1 – 5 years	1,677	1,662	3.0	3.60
Average life 5 – 10 years	354	346	6.2	4.08
Average life greater than 10 years	—	—	—	—

Total	2,036	2,013	3.6	3.70
Obligations of states and political subdivisions (a):
Average life of one year or less	86	88.5		8.20
Average life 1 – 5 years	374	392	3.1	7.65
Average life 5 – 10 years	348	367	6.5	7.25
Average life greater than 10 years	15	16	11.4	6.63

Total	823	863	4.4	7.52
Agency mortgage-backed securities:
Average life of one year or less	190	190.6		6.02
Average life 1 – 5 years	13,855	13,796	4.0	4.43
Average life 5 – 10 years	3,410	3,348	6.1	4.48
Average life greater than 10 years	116	111	10.8	4.65

Total	17,571	17,445	4.4	4.46
Other bonds, notes and debentures (b):
Average life of one year or less	29	29.5		6.53
Average life 1 – 5 years	2,187	2,201	3.4	4.20
Average life 5 – 10 years	644	644	6.9	3.21
Average life greater than 10 years	2	2	16.9	5.63

Total	2,862	2,876	4.2	4.00
Other securities (c)	1,006	999	—	—

Total available-for-sale securities	$24,801	24,687	4.4	4.43%

(a)	Taxable-equivalent yield adjustments included in above table are 2.81%, 2.62%, 2.49%, 2.28% and 2.58% for securities with an average life of one year or less, 1-5 years, 5-10 years, greater than 10 years and in total, respectively.

(b)	Other bonds, notes and debentures consist of non-agency mortgage-backed securities, certain other asset backed securities (primarily credit card, automobile and commercial loan backed securities) and corporate bond securities.

(c)	Other securities consists of FHLB, Federal Reserve Bank and Federal Home Loan Mortgage Corporation (“FHLMC”) stock holdings, certain mutual fund holdings and equity security holdings.

24 Fifth Third Bancorp

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Deposits

Total deposits at December 31, 2004 increased two percent compared to December 31, 2003. The $767 million of deposits obtained in the Franklin Financial acquisition and the $2.8 billion, or seven percent, increase in transaction deposits excluding Franklin Financial were offset by the decrease in foreign office deposits in 2004. The Bancorp utilizes these deposits, which represent U.S. dollar denominated deposits of the Bancorp’s foreign branch located in the Cayman Islands, as a method to fund earning asset growth. Transaction deposit balances represent an important source of funding and revenue growth opportunity and the Bancorp is continuing to focus on net checking account growth in its retail and commercial franchises. The Bancorp is confident in its ability to competitively price and generate growth in customers and deposit balances in an increasing interest rate environment.

Overall, the Bancorp experienced deposit growth with significant contributions from the Chicago, Cleveland, Columbus, Detroit and Florida markets, due to the popularity of existing products. The Bancorp expects to attract new customer relationships across its footprint to drive transaction account deposit growth.

Borrowings

The Bancorp reduced its dependence on overnight wholesale funding during 2004, given the rising interest rate environment. As previously mentioned in the Statements of Income Analysis section, the Bancorp retired approximately $3.8 billion of long-term debt during 2004. These instruments had a weighted-average coupon of approximately 5.4% and a total weighted-average remaining maturity of approximately five years. The Bancorp continues to explore additional alternatives regarding the level and cost of various other sources of funds. Refer to the Liquidity Risk Management section for discussion of the Bancorp’s liquidity management and Note 11 to the Consolidated Financial Statements for a detail of long-term debt.

TABLE 16: DEPOSITS

As of December 31 ($ in millions)	2004	2003	2002	2001	2000
Demand	$13,486	12,142	10,095	9,243	7,152
Interest checking	19,481	19,757	17,878	13,474	10,320
Savings	8,310	7,375	10,056	7,065	5,991
Money market	4,321	3,201	1,044	1,352	923
Other time	6,837	6,201	7,638	11,301	14,231
Certificates - $100,000 and over	2,121	1,856	1,723	2,197	5,049
Foreign office	3,670	6,563	3,774	1,222	4,694

Total deposits	$58,226	57,095	52,208	45,854	48,360

TABLE 17: BORROWINGS

As of December 31 ($ in millions)	2004	2003	2002	2001	2000
Federal funds purchased	$4,714	6,928	4,748	2,544	2,178
Short-term bank notes	775	500	—	34	—
Other short-term borrowings	4,537	5,742	4,075	4,875	4,166
Long-term debt and convertible subordinated debentures	13,983	9,063	8,179	7,030	6,239

Total borrowings	$24,009	22,233	17,002	14,483	12,583

RISK MANAGEMENT

Managing risk is an essential component of successfully operating a financial services company. The Bancorp’s risk management function is responsible for the identification, measurement, monitoring, control and reporting of risk and avoidance of those risks that are inconsistent with the Bancorp’s risk profile. The Enterprise Risk Management division, led by the Bancorp Chief Risk Officer, ensures consistency in the Bancorp’s approach to managing and monitoring risk including, but not limited to, credit, market, operational and regulatory compliance risk, within the structure of Fifth Third’s affiliate operating model. In addition, the Internal Audit division provides an independent assessment of the Bancorp’s internal control structure and related systems and processes. The Enterprise Risk Management division includes the following key functions: (i) a Risk Policy function that ensures consistency in the approach to risk management as the Bancorp’s clearinghouse for credit, market and operational risk policies, procedures and guidelines; (ii) an Operational Risk Management function that is responsible for the risk self-assessment process, the change control evaluation process, business continuity planning and disaster recovery, fraud prevention and detection, and root cause analysis and corrective action plans relating to identified operational losses; (iii) an Insurance Risk Management function that is responsible for all property, casualty and liability insurance policies including the claims administration process for the Bancorp; (iv) a Capital Markets Risk Management function that is responsible for establishing and monitoring proprietary trading limits, monitoring liquidity and interest rate risk and utilizing value at risk and earnings at risk models; (v) an Affiliate Risk Management function that is responsible for the coordination of risk management activities in each banking affiliate and division; (vi) a Credit Risk Review function that is responsible for evaluating the sufficiency of underwriting, documentation and approval processes for consumer and commercial credits; (vii) a Compliance Risk Management function that is responsible for oversight of compliance with all banking regulations and; (viii) a Risk Strategies and Reporting function that is responsible for quantitative analytics and Board of Director and senior management reporting on credit, market and operational risk metrics.

All business lines and affiliates have a designated risk manager reporting jointly to a senior executive within the division or affiliate and to the Enterprise Risk Management division.

Risk management oversight and governance is provided by the Risk and Compliance Committee of the Board of Directors and through multiple management committees whose membership includes a broad cross-section of line of business, affiliate and support representatives. The Risk and Compliance Committee of the Board of Directors consists of three outside directors and has the responsibility for the oversight of credit, market, operational, regulatory compliance and strategic risk management activities for the Bancorp as well as for the Bancorp’s overall aggregate risk profile. The Risk and Compliance Committee has approved the formation of key management governance committees that are responsible for evaluating risks and controls. These committees include the Market Risk Committee, the Credit Risk Committee and the Operational Risk Committee. There are also new products and new initiatives processes applicable to every line of business to ensure an appropriate standard readiness assessment is performed before launching a new product or initiative.

Fifth Third Bancorp 25

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 18: COMMERCIAL LOAN AND LEASE PORTFOLIO EXPOSURE (a)

	2004		2003
As of December 31 ($ in millions)	Outstanding	Exposure	Outstanding	Exposure
By industry
Manufacturing	$3,970	9,034	3,497	7,464
Real estate	7,287	8,620	6,303	7,289
Construction	3,654	5,823	3,121	4,896
Retail trade	2,957	4,903	2,449	4,060
Business services	1,751	3,124	1,851	2,964
Wholesale trade	1,619	3,178	1,330	2,508
Individuals	1,673	2,135	1,511	1,943
Financial services and insurance	744	2,348	602	1,938
Healthcare	1,355	2,245	1,151	1,714
Transportation and warehousing	1,382	1,678	1,222	1,434
Accommodation and food	850	1,237	861	1,144
Public administration	796	911	862	965
Other services	748	1,027	648	878
Other	781	1,335	645	857
Communication and information	478	971	423	768
Entertainment and recreation	443	639	401	603
Agribusiness	509	676	456	593
Utilities	237	729	164	531
Mining	234	413	188	278

Total	$31,468	51,026	27,685	42,827

By loan size
Less than $5 million	62%	49	66	55
$5 million to $15 million	25	26	24	26
$15 million to $25 million	9	13	7	12
Greater than $25 million	4	12	3	7

Total	100%	100	100	100

By state
Ohio	30%	33	31	35
Michigan	25	23	26	23
Indiana	11	10	10	10
Illinois	10	10	10	10
Kentucky	6	6	7	7
Tennessee	3	2	1	1
Florida	2	2	2	2
Pennsylvania	1	1	—	1
West Virginia	—	1	—	—
Out-of-footprint	12	12	13	11

Total	100%	100	100	100

(a)	Outstanding reflects total commercial customer loan and lease balances, net of unearned income and exposure reflects total commercial customer lending commitments.

Significant risk policies approved by the management governance committees are also reviewed and approved by the Board of Directors Risk and Compliance Committee.

CREDIT RISK MANAGEMENT

The objective of the Bancorp’s credit risk management strategy is to quantify and manage credit risk on an aggregate portfolio basis as well as to limit the risk of loss resulting from an individual customer default. Credit risk is managed through a combination of conservative exposure limits and underwriting, documentation and collection standards and overall counterparty limits. The Bancorp’s credit risk management strategy also emphasizes diversification on a geographic, industry and customer level, regular credit examinations and monthly management reviews of large credit exposures and credits experiencing deterioration of credit quality. Lending officers with the authority to extend credit are delegated specific authority amounts, the utilization of which is closely monitored. Lending activities are largely decentralized, while the Enterprise Risk Management division manages the policy process centrally. The Credit Risk Review function, within the Enterprise Risk Management division, provides objective assessments of the quality of underwriting and documentation, the accuracy of risk grades and the charge-off and reserve analysis process.

The Bancorp’s credit review process and overall assessment of required reserves is based on ongoing quarterly assessments of the probable estimated losses inherent in the loan and lease portfolio. In addition to the individual review of larger commercial loans that exhibit probable or observed credit weaknesses, the commercial credit review process includes the use of a risk grading system. The Bancorp utilizes two risk grading systems for commercial loans and leases. The current risk grading system utilized for reserve analysis purposes encompasses ten categories. The Bancorp also maintains a dual risk rating system that provides for 13 probability of default grade categories and an additional six grade categories measuring loss factors given an event of default. The probability of default and loss given default analyses are not separated in the ten grade risk rating system. The Bancorp is in the process of completing significant validation and testing of the dual risk rating system prior to implementation for reserve analysis purposes. The dual risk rating system is consistent with Basel II expectations and allows for more precision in the analysis of commercial credit risk. Scoring systems and delinquency monitoring are used to assess the credit risk in the Bancorp’s homogenous consumer loan portfolios.

The Bancorp’s credit risk management strategy includes minimizing size risk and other concentrations of risk. Table 18 provides a breakout of the commercial loan and lease portfolio, including held for sale, by major industry classification, by size of credit and by state, illustrating the diversity and granularity of the Bancorp’s portfolio.

26 Fifth Third Bancorp

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The table below provides a breakout of the commercial nonaccrual loans and leases by loan size further illustrating the granularity of the Bancorp’s commercial loan portfolio.

TABLE 19: SUMMARY OF COMMERCIAL NONACCRUAL LOANS AND LEASES BY LOAN SIZE

As of December 31	2004	2003	2002
Less than $ 200,000	24%	23	16
$200,000 to $1 million	39	34	19
$1 million to $5 million	24	28	34
$5 million to $10 million	13	15	25
$10 million to $15 million	—	—	6

Total .	100%	100	100

TABLE 20: SUMMARY OF NONPERFORMING AND UNDERPERFORMING ASSETS

As of December 31 ($ in millions)	2004	2003	2002	2001	2000
Commercial loans and leases	$110	129	159	122	73
Commercial mortgages	51	42	41	57	42
Commercial construction	13	19	14	26	11
Residential mortgages and construction	24	25	18	11	42
Consumer loans and leases	30	27	15	—	6

Total nonaccrual loans and leases	228	242	247	216	174
Renegotiated loans and leases	1	8	—	—	2
Other assets, including other real estate owned	74	69	26	19	25

Total nonperforming assets	303	319	273	235	201
Commercial loans and leases	22	15	29	25	31
Commercial mortgages and construction	13	12	18	24	6
Credit card receivables	13	13	9	8	5
Residential mortgages and construction	43	51	60	56	49
Consumer loans and leases	51	54	46	51	37

Total ninety days past due loans and leases	142	145	162	164	128

Total underperforming assets	$445	464	435	399	329

Nonperforming assets as a percent of total loans, leases and other assets, including other real estate owned	.51%	.61	.59	.57	.47
Underperforming assets as a percent of total loans, leases and other assets, including other real estate owned	.74	.89	.95	.96	.77
Reserve for loan and lease losses as a percent of total nonperforming assets (a)	235	219	251	265	304
Reserve for credit losses as a percent of total nonperforming assets	259	242	251	265	304
Reserve for loan and lease losses as a percent of total underperforming assets (a)	160	150	157	156	185
Reserve for credit losses as a percent of total underperforming assets	176	166	157	156	185

(a)	As of December 31, 2004, the reserve for unfunded commitments has been reclassified from the reserve for loan and lease losses to other liabilities. The 2003 year-end reserve for unfunded commitments has been reclassified to conform to the current year presentation. The reserve for unfunded commitments balance was $72 million and $73 million at December 31, 2004 and 2003, respectively. The reserve for credit losses is the sum of the reserve for loan and lease losses and the reserve for unfunded commitments.

The commercial portfolio is further characterized by 88% of outstanding balances and exposures concentrated within the Bancorp’s primary market areas of Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia and Pennsylvania. Exclusive of a national large-ticket leasing business, the commercial portfolio is characterized by 95% of outstanding balances and 93% of exposures concentrated within these nine states. The mortgage and construction segments of the commercial portfolio are characterized by 98% of outstanding balances and exposures concentrated within these nine states.

Analysis of Nonperforming Assets

Nonperforming assets include nonaccrual loans and leases on which ultimate collectibility of the full amount of the interest is uncertain, loans and leases which have been renegotiated to provide for a reduction or deferral of interest or principal because of deterioration in the financial position of the borrower and other assets, including other real estate owned and repossessed equipment. Underperforming assets include nonperforming assets and loans and leases past due 90 days or more as to principal or interest, which are not already accounted for as nonperforming assets.

Commercial nonaccrual credits as a percent of loans improved considerably in 2004 to .56% from .68% in 2003 and were primarily driven by the Cincinnati, Columbus, Toledo, Indianapolis and Evansville markets. Consumer nonaccrual credits as a percent of loans increased slightly from .19% in 2003 to .21% in 2004 and was not attributable to any particular market. Overall, nonaccrual credits continue to represent a small portion of the portfolio at just .38% as of December 31, 2004, compared to .46% as of December 31, 2003.

Total nonperforming assets were $303 million at December 31, 2004, down $16 million compared to $319 million at December 31, 2003. Total nonperforming assets as a percent of total loans,

TABLE 21: CHANGES IN RESERVE FOR LOAN AND LEASE LOSSES

For the Years Ended December 31 ($ in millions)	2004	2003	2002	2001	2000
Balance at January 1	$697	683	624	609	573
Net charge-offs	(252)	(312)	(187)	(227)	(109)
Reserve of acquired institutions and other	—	—	—	6	7
Provision for loan and lease losses	268	399	246	201	126
Merger-related provision .	—	—	—	35	12
Reclassification of reserve related to unfunded commitments	—	(73)	—	—	—

Balance at December 31	$713	697	683	624	609

Fifth Third Bancorp 27

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 22: ATTRIBUTION OF RESERVE FOR LOAN AND LEASE LOSSES TO LOAN PORTFOLIOS

As of December 31 ($ in millions)	2004	2003	2002(a)	2001(a)	2000(a)
Reserve attributed to:
Commercial, financial and agricultural loans	$210	234	159	118	107
Real estate - commercial mortgage loans	73	77	117	102	103
Real estate - construction loans	43	34	41	32	28
Real estate - residential mortgage loans	44	29	43	31	18
Consumer loans	160	146	141	132	134
Lease financing	47	64	132	101	113
Unallocated	136	113	50	108	106

Total reserve for loan and lease losses	$713	697	683	624	609

Credit portfolios (excluding held for sale):
Commercial, financial and agricultural loans	$16,058	14,209	12,743	10,807	10,669
Real estate - commercial mortgage loans	7,636	6,894	5,885	6,085	6,227
Real estate - construction loans	4,726	3,636	3,327	3,356	3,223
Real estate - residential mortgage loans	6,988	4,425	3,495	4,505	5,635
Consumer loans	18,923	17,432	15,116	12,565	11,551
Lease financing	5,477	5,712	5,362	4,230	5,225

Total loans and leases (excluding held for sale)	$59,808	52,308	45,928	41,548	42,530

Reserve as a percent of loan and lease portfolios (excluding held for sale):
Commercial, financial and agricultural loans	1.31%	1.65	1.24	1.09	1.00
Real estate - commercial mortgage loans	.96	1.12	1.98	1.69	1.65
Real estate - construction loans	.90	.94	1.24	.97	.87
Real estate - residential mortgage loans	.63	.66	1.24	.69	.31
Consumer loans	.85	.84	.93	1.05	1.16
Lease financing	.86	1.12	2.46	2.38	2.17
Unallocated (as a percent of total loans and leases)	.23	.22	.11	.26	.25

Total loans and leases (excluding held for sale)	1.19%	1.33	1.49	1.50	1.43

(a)	The reserve for loan and lease losses in 2002, 2001 and 2000 includes funded and unfunded commitments. As of December 31, 2004, the reserve for unfunded commitments has been reclassified from the reserve for loan and lease losses to other liabilities. The 2003 year-end reserve for unfunded commitments has been reclassified to conform to the current period presentation.

TABLE 23: SUMMARY OF CREDIT LOSS EXPERIENCE

For the Years Ended December 31 ($ in millions)	2004	2003	2002	2001	2000
Losses charged off:
Commercial, financial and agricultural loans	$(95)	(152)	(81)	(106)	(37)
Real estate - commercial mortgage loans	(14)	(9)	(18)	(12)	(22)
Real estate - construction loans	(7)	(3)	(6)	(2)	(1)
Real estate - residential mortgage loans	(15)	(24)	(10)	(7)	(3)
Consumer loans	(156)	(136)	(115)	(117)	(73)
Lease financing	(34)	(56)	(43)	(65)	(40)

Total losses	(321)	(380)	(273)	(309)	(176)
Recoveries of losses previously charged off:
Commercial, financial and agricultural loans	14	16	20	21	16
Real estate - commercial mortgage loans	5	2	5	10	10
Real estate - construction loans	—	1	3	—	—
Real estate - residential mortgage loans	—	—	—	—	1
Consumer loans	41	40	46	39	31
Lease financing	9	9	12	12	9

Total recoveries	69	68	86	82	67
Net losses charged off:
Commercial, financial and agricultural loans	(81)	(136)	(61)	(85)	(21)
Real estate - commercial mortgage loans	(9)	(7)	(13)	(2)	(12)
Real estate - construction loans	(7)	(2)	(3)	(2)	(1)
Real estate - residential mortgage loans	(15)	(24)	(10)	(7)	(2)
Consumer loans	(115)	(96)	(69)	(78)	(42)
Lease financing	(25)	(47)	(31)	(53)	(31)

Total net losses charged off	$(252)	(312)	(187)	(227)	(109)

Net charge-offs as a percent of average loans and leases (excluding held for sale):
Commercial, financial and agricultural loans	.54%	1.00	.52	.79	.20
Real estate - commercial mortgage loans	.12	.10	.23	.04	.21
Real estate - construction loans	.15	.09	.12	.06	.03
Real estate - residential mortgage loans	.27	.57	.23	.14	.04
Consumer loans	.63	.58	.49	.65	.41
Lease financing	.46	.84	.65	1.13	.58

Total net charge-offs as a percent of average loans and leases (excluding held for sale)	.45%	.63	.43	.54	.26

28 Fifth Third Bancorp

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

leases and other assets, including other real estate owned declined to .51% as of December 31, 2004 from .61% as of December 31, 2003. Loans and leases 90 days past due have also declined at December 31, 2004 compared to December 31, 2003. The Bancorp expects credit quality trends in 2005 to remain similar to 2004.

At December 31, 2004, there were $40.9 million of loans and leases currently performing in accordance with contractual terms, but for which there were serious doubts as to the ability of the borrower to comply with such terms. For the years 2004 and 2003, interest income of $6 million and $5 million, respectively, was recorded on nonaccrual and renegotiated loans and leases. For the years 2004 and 2003, additional interest income of $33 million and $23 million, respectively, would have been recorded if the nonaccrual and renegotiated loans and leases had been current in accordance with the original terms.

Analysis of Net Loan Charge-offs

Net charge-offs as a percent of average loans and leases outstanding decreased 18 bp to .45% for 2004 from .63% for 2003. The decrease in net charge-offs in the current year compared to 2003 was primarily due to lower net charge-offs in commercial loans and commercial and consumer lease financing. Total commercial loan net charge-offs decreased $55 million to $81 million in 2004 compared to $136 million in 2003. Commercial loan net charge-offs as a percentage of average commercial loans outstanding were .54% in 2004, compared to 1.00% in 2003. The decrease in commercial loan net charge-offs compared to 2003 was concentrated in several markets, including Columbus and Chicago. The Bancorp experienced significant improvement in commercial loan net charge-off activity in 2004 as compared to 2003 as a result of overall improving credit trends and economic outlook. Commercial mortgage net charge-offs were comparable to the low level seen in 2003. Commercial leasing net charge-offs improved due to charge-offs related to two commercial airline leases totaling $20 million occurring in 2003. Total consumer loan net charge-offs in 2004 increased to $115 million compared with $96 million in 2003, with increases not concentrated in any specific market. The ratio of consumer loan net charge-offs to average loans outstanding increased slightly to .63% in 2004 from .58% in 2003, and the ratio for residential mortgage loan net charge-offs improved from .57% to .27% due to improvements in most of the Bancorp’s markets.

Provision and Reserve for Loan and Lease Losses

The reserve for loan and lease losses provides coverage for probable and estimable losses in the loan and lease portfolio. The Bancorp evaluates the reserve each quarter to determine that it is adequate to cover inherent losses. In the current year, the Bancorp has not substantively changed any aspect to its overall approach in the determination of the reserve for loan and lease losses, and there have been no material changes in assumptions or estimation techniques as compared to prior periods that impacted the determination of the current period reserve. Table 21 shows the changes in the reserve for loan and lease losses during 2004. As of December 31, 2004, the reserve for unfunded commitments has been reclassified from the reserve for loan and lease losses to other liabilities. The December 31, 2003 reserve for unfunded commitments and all subsequent activity has been reclassified to conform to current period presentation.

The increase in the balance of the reserve for loan and lease losses in 2004 compared to 2003 is primarily due to the increase in the total loan and lease portfolio. The reserve for loan and lease losses at December 31, 2004 decreased to 1.19% of the total loan and lease portfolio compared to 1.33% at December 31, 2003 due to improvements in credit quality trends. Additionally, the Bancorp’s long history of low exposure limits, minimal exposure to national or sub-prime lending businesses, centralized risk management and its diversified portfolio reduces the likelihood of significant unexpected credit losses. Table 22 provides the amount of the reserve for loan and lease losses by category.

MARKET RISK MANAGEMENT

Market risk arises from fluctuations in interest rates, foreign exchange rates and equity prices that may result in the potential reduction in net interest income. Interest rate risk, a component of market risk, is the exposure to adverse changes in net interest income due to changes in interest rates. Management considers interest rate risk a prominent market risk in terms of its potential impact on earnings. Interest rate risk can occur for any one or more of the following reasons: (i) assets and liabilities may mature or reprice at different times; (ii) short-term and long-term market interest rates may change by different amounts or; (iii) the remaining maturity of various assets or liabilities may shorten or lengthen as interest rates change. In addition to the direct impact of interest rate changes on net interest income, interest rates can indirectly impact earnings through their effect on loan demand, credit losses, mortgage origination fees, the value of servicing rights and other sources of the Bancorp’s earnings. Consistency of the Bancorp’s net interest income is largely dependent upon the effective management of interest rate risk.

Net Interest Income Simulation Model

The Bancorp employs a variety of measurement techniques to identify and manage its interest rate risk, including the use of an earnings simulation model to analyze net interest income sensitivity to changing interest rates. The model is based on actual cash flows and repricing characteristics for all of the Bancorp’s financial instruments and incorporates market-based assumptions regarding the effect of changing interest rates on the prepayment rates of certain assets and liabilities. The model also includes senior management projections for activity levels in each of the product lines offered by the Bancorp and incorporates the loss of free funding resulting from the Bancorp’s share repurchase activity. Actual results will differ from these simulated results due to timing, magnitude and frequency of interest rate changes as well as changes in market conditions and management strategies.

The Bancorp’s Asset/Liability Risk Management Committee (“ALCO”), which includes senior management representatives and is accountable to the Risk and Compliance Committee of the Board of Directors, monitors and manages interest rate risk within Board approved policy limits. In addition to the risk management activities of ALCO, the Bancorp created a Market Risk Management department as part of the Enterprise Risk Management Division, which provides independent oversight of market risk activities. The Bancorp’s current interest rate risk policy limits are determined by measuring the anticipated change in net interest income over a 12-month and 24-month horizon assuming a 200 bp linear increase or decrease in all interest rates. In accordance with the current policy, the rate movements are assumed to occur over one year and are sustained thereafter. Given the low level of interest rates, the Bancorp’s ALCO has measured the risk of a decrease in interest rates at 100 basis points. Additionally, in order to further illustrate the estimated earnings sensitivity of interest rate changes, the Bancorp has included the anticipated change to net interest income over a 12-month and 24-month horizon assuming a 100 bp linear increase. The following table shows the Bancorp’s estimated earnings sensitivity profile on the asset and liability positions as of December 31, 2004:

TABLE 24: ESTIMATED EARNINGS SENSITIVITY PROFILE

	Change in Net Interest Income
Change in Interest Rates (bp)	12 Months	24 Months
+200	.34%	4.07
+100	.32	2.86
-100.04		(4.05)

Fifth Third Bancorp 29

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Based upon expected repayments, the following is a summary of the remaining maturities of loans and leases held for investment as of December 31, 2004:

TABLE 25: LOAN AND LEASE MATURITIES

($ in millions)	Less than 1 year	1-5 years	Greater than 5 years	Total
Commercial, financial and agricultural	$9,503	5,641	914	16,058
Real estate - commercial mortgage loans	2,124	4,729	783	7,636
Real estate - construction loans	2,657	1,669	400	4,726
Residential mortgage loans	1,957	2,527	2,504	6,988
Consumer loans	5,583	9,465	3,875	18,923
Lease financing	1,524	3,163	790	5,477

Total	$23,348	27,194	9,266	59,808

Segregated by sensitivity to interest rate changes, the following is a summary of expected repayments exceeding one year as of December 31, 2004:

TABLE 26: LOAN AND LEASE INTEREST RATE SENSITIVITY

	Interest Rate
($ in millions)	Predetermined	Floating or Adjustable
Commercial, financial and agricultural	$1,992	4,563
Real estate - commercial mortgage loans	2,228	3,284
Real estate - construction loans	478	1,591
Residential mortgage loans	1,647	3,384
Consumer loans	6,438	6,902
Lease financing	3,953	—

Total	$16,736	19,724

TABLE 27: MATURITY DISTRIBUTION OF CERTIFICATES – $100,000 AND OVER

As of December 31, 2004 ($ in millions)
Three months or less	$908
Over three months through six months	292
Over six months through one year	422
Over one year	499

Total	$2,121

The balance sheet repositioning in the fourth quarter of 2004 changed the interest rate sensitivity profile of the Bancorp from liability sensitive to asset sensitive (i.e., from a negative outlook to a positive outlook in a rising rate environment). Management does not expect any significant adverse effect to net interest income in 2005 based on the current composition of the portfolio, anticipated trends in rates and earning asset and deposit growth.

Use of Derivatives to Manage Interest Rate Risk

An integral component of the Bancorp’s interest risk management strategy is its use of derivative instruments to minimize significant unplanned fluctuations in earnings and cash flows caused by market volatility. Examples of derivative instruments that the Bancorp may use as part of its interest rate risk management strategy include interest rate swaps, interest rate floors, interest rate caps, forward contracts, principal only swaps, options and swaptions. Interest rate swap contracts are exchanges of interest payments, such as fixed-rate payments for floating-rate payments, based on a common notional amount and maturity date. Interest rate floors protect against declining rates, while interest rate caps protect against rising interest rates. Forwards are contracts in which the buyer agrees to purchase, and the seller agrees to make delivery of, a specific financial instrument at a predetermined price or yield. Swaptions provide the buyer the option to exchange streams of payments with the seller over a specified period of time.

As part of its overall risk management strategy relative to its mortgage banking activity, the Bancorp enters into forward contracts accounted for as free-standing derivatives to economically hedge interest rate lock commitments, which are also considered free-standing derivatives.

The Bancorp also establishes derivative contracts with reputable third parties to economically hedge significant exposures assumed in commercial customer accommodation derivative contracts. Generally, these contracts have similar terms in order to protect the Bancorp from the market volatility. Credit risks arise from the possible inability of counterparties to meet the terms of their contracts, which the Bancorp minimizes through credit approvals, limits and monitoring procedures. The notional amount and fair values of these derivatives as of December 31, 2004 are included in Note 9 to the Consolidated Financial Statements.

Mortgage Servicing Rights and Interest Rate Risk

The net carrying amount of the MSR portfolio was $339 million as of December 31, 2004. The Bancorp maintains a non-qualifying hedging strategy relative to its mortgage banking activity, including consultation with an independent third-party specialist, in order to manage a portion of the risk associated with changes in impairment on its MSR portfolio as a result of changing interest rates. This strategy includes the purchase of free-standing derivatives (principal only swaps, swaptions, floors, interest rate swaps, options and forward contracts). The mark-to-market adjustments associated with these derivatives are expected to economically hedge a portion of the change in value of the MSR portfolio caused by fluctuating discount rates, earnings rates and prepayment speeds. The value of servicing rights can fluctuate sharply depending on changes in interest rates and other factors. Generally, as interest rates decline and loans are prepaid to take advantage of refinancing, the total value of existing servicing rights declines because no further servicing fees are collected on repaid loans.

The increase in interest rates during 2004 and the resulting impact of changing prepayment speeds led to the recovery of $60 million in temporary impairment in the MSR portfolio as compared to the $3 million in temporary impairment recognized in 2003. The servicing rights are deemed impaired when a borrower’s loan rate is distinctly higher than prevailing market rates. See Note 8 to the Consolidated Financial Statements for further discussion on servicing rights.

Foreign Currency Risk

The Bancorp enters into foreign exchange derivative contracts for the benefit of commercial customers involved in international trade to hedge their exposure to foreign currency fluctuations. The Bancorp has in place several controls to ensure excessive risk is not being taken in providing this service to customers. These include an independent determination of currency volatility and credit equivalent exposure on these contracts, counterparty credit approvals and country limits.

30 Fifth Third Bancorp

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

TABLE 28: AGENCY RATINGS

As of February 9, 2005	Moody’s	Standard and Poor’s	Fitch
Fifth Third Bancorp:
Commercial paper	Prime-1	A-1	F1+
Senior debt	Aa2	A+	AA-
Fifth Third Bank and Fifth Third Bank (Michigan):
Short-term deposit	Prime-1	A-1+	F1+
Long-term deposit	Aa1	AA-	AA

TABLE 29: CAPITAL RATIOS

As of December 31 ($ in millions)	2004	2003	2002	2001	2000
Tier 1 capital	$8,522	8,272	7,747	7,433	6,377
Total capital	10,176	10,096	8,935	8,656	7,554
Risk-weighted assets	82,633	74,477	65,444	59,491	55,943
Risk-based capital ratios:
Tier 1 capital	10.31%	11.11	11.84	12.49	11.40
Total capital	12.31	13.56	13.65	14.55	13.50
Leverage ratio	8.89	9.23	9.84	10.64	9.49

TABLE 30: SHARE REPURCHASES

For the Years Ended December 31	2004	2003	2002
Shares authorized for repurchase at January 1	14,137,512	5,600,681	17,338,791
Additional authorizations	40,000,000	20,000,000	—
Shares repurchases (a)	(18,452,400)	(11,463,169)	(11,738,110)

Shares authorized for repurchase at December 31	35,685,112	14,137,512	5,600,681

Average price paid per share	$53.48	57.13	61.30

(a)	Excludes 40,850 shares repurchased during 2004 in connection with various employee compensation plans. These repurchases are not included against the maximum number of shares that may yet be repurchased under the Board of Directors’ authorization.

LIQUIDITY RISK MANAGEMENT

The goal of liquidity risk management is to provide adequate funds to satisfy changes in loan and lease demand or unexpected deposit withdrawals. This goal is accomplished by maintaining liquid assets in the form of investment securities, maintaining sufficient unused borrowing capacity in the national money markets and delivering consistent growth in core deposits. The primary source of asset driven liquidity is provided by debt securities in the available-for-sale securities portfolio. The estimated average life of the available-for-sale portfolio is 4.4 years at December 31, 2004, based on current prepayment expectations. Of the $24.7 billion (fair value basis) of available-for-sale securities in the portfolio at December 31, 2004, $3.8 billion is expected to be received in the next 12 months, and an additional $2.8 billion is expected to be received in the next 13 to 24 months. In addition to the proceeds from available-for-sale portfolio securities, asset-driven liquidity is provided by the Bancorp’s ability to sell or securitize loan and lease assets. In order to reduce the exposure to interest rate fluctuations as well as to manage liquidity, the Bancorp has developed securitization and sale procedures for several types of interest-sensitive assets. A majority of the long-term, fixed-rate single-family residential mortgage loans underwritten according to FHLMC or Federal National Mortgage Association guidelines are sold for cash upon origination. Periodically, additional assets such as jumbo fixed-rate residential mortgages, certain floating rate short-term commercial loans, certain floating rate home equity loans, certain auto loans and other consumer loans are also securitized, sold or transferred off-balance sheet. For the years ended December 31, 2004 and 2003, a total of $6.7 billion and $15.9 billion, respectively, were sold, securitized, or transferred off-balance sheet.

The Bancorp also has in place a shelf registration with the Securities and Exchange Commission permitting ready access to the public debt markets. As of December 31, 2004, $1.5 billion of debt or other securities were available for issuance under this shelf registration. Additionally, as determined in accordance with applicable regulatory requirements, the Bancorp as of December 31, 2004 has $14.3 billion of funding available for issuance through private offerings of debt securities pursuant to its bank note program. In January 2005, a subsidiary of the Bancorp issued $500 million of subordinated bank notes under this bank note program. Such bank notes may be sold to qualified institutional buyers, financial institutions, banks, insurance companies and similar entities in the ordinary course of business from time to time, which together with the Bancorp’s 9.34% average equity capital base and shelf registration availability, constitute some of the various sources of funds utilized to maintain a stable and diverse funding base.

Since June 2002, Moody’s senior debt rating for the Bancorp has been Aa2, a rating equaled or surpassed by only three other U.S. bank holding companies. This rating by Moody’s reflects the Bancorp’s capital strength and financial stability. Table 28 provides Moody’s, Standard and Poor’s and Fitch’s deposit and debt ratings as of February 9, 2005 for the Bancorp, Fifth Third Bank and Fifth Third Bank (Michigan). These debt ratings, along with capital ratios significantly above regulatory guidelines, provide the Bancorp with additional access to liquidity.

Core customer deposits have historically provided the Bancorp with a sizeable source of relatively stable and low-cost funds. The Bancorp’s average core deposits and stockholders’ equity funded 61% of its average total assets during 2004. In addition to core deposit funding, the Bancorp also accesses a variety of other short-term and long-term funding sources, which include the use of various regional Federal Home Loan Banks as a funding source. Certificates carrying a balance of $100,000 or more and deposits in the Bancorp’s foreign branch located in the Cayman Islands are wholesale funding tools utilized to fund asset growth. The maturity distribution of domestic certificates of deposit of $100,000 and over as of December 31, 2004 is shown in Table 27. Management does not rely on any one source of liquidity and manages availability in response to changing balance sheet needs.

CAPITAL MANAGEMENT

The Bancorp maintains a relatively high level of capital as a margin of safety for its depositors and shareholders. At December 31, 2004, shareholders’ equity was $8.9 billion compared to $8.7 billion at December 31, 2003, an increase of three percent. Average shareholders’ equity as a percentage of average assets for the year ended December 31, 2004 was 9.34%. The FRB adopted quantitative measures that assign risk weightings to assets and off-balance sheet items and also define and set minimum regulatory capital requirements (risk-based capital ratios). The guidelines define “well-capitalized” ratios of Tier 1, total capital and leverage as 6%, 10% and 5%, respectively. The Bancorp exceeded these “well-capitalized” ratios at December 31, 2004 and 2003. The Bancorp expects to maintain these ratios above the well-capitalized levels.

Fifth Third Bancorp 31

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Dividend Policy

The Bancorp’s common stock dividend policy reflects its earnings outlook, desired payout ratios, the need to maintain adequate capital levels and alternative investment opportunities. In 2004, the Bancorp’s annual dividend increased to $1.31 from $1.13 in 2003.

On June 15, 2004, the Bancorp announced that its Board of Directors had authorized management to purchase 40 million shares of the Bancorp’s common stock through the open market or in any private transaction. The timing of the purchases and the exact number of shares to be purchased depends upon market conditions. The authorization does not include specific price targets or an expiration date. The Bancorp’s repurchase of equity securities is shown in Table 30.

On January 10, 2005, the Bancorp repurchased 35.5 million shares of its common stock, approximately six percent of total outstanding shares, for approximately $1.6 billion in an overnight accelerated share repurchase transaction. The transaction provides that the counterparty will purchase shares in the market over a period of time. Upon completion, the Bancorp will receive or pay a price adjustment in the form of cash or shares, at its election, that is largely based on the volume weighted-average price of the shares purchased by the counterparty. On January 18, 2005, the Bancorp announced that its Board of Directors had authorized management to purchase 20 million shares of the Bancorp’s common stock through the open market or in any private transaction. The timing of the purchases and the exact number of shares to be purchased depends upon market conditions and may commence upon the completion of the overnight accelerated share repurchase transaction. The authorization does not include specific price targets or an expiration date.

The Bancorp’s stock repurchase program is an important element of its capital planning activities. The Bancorp views share repurchases as an effective means of delivering value to shareholders.

Off-Balance Sheet Arrangements

The Bancorp consolidates all of its majority-owned subsidiaries. Other entities, including certain joint ventures, in which there is greater than 20% ownership, but upon which the Bancorp does not possess, nor can it exert, significant influence or control, are accounted for by equity method accounting and not consolidated. Those entities in which there is less than 20% ownership are generally carried at the lower of cost or fair value.

The Bancorp does not participate in any trading activities involving commodity contracts that are accounted for at fair value. In addition, the Bancorp has no fair value contracts for which a lack of marketplace quotations necessitates the use of fair value estimation techniques. The Bancorp’s derivative product policy and investment policies provide a framework within which the Bancorp and its affiliates may use certain authorized financial derivatives as a market risk management tool in meeting the Bancorp’s ALCO capital planning directives, to hedge changes in fair value of its largely fixed rate mortgage servicing rights portfolio or to provide qualifying customers access to the derivative products market. These policies are reviewed and approved annually by the Audit Committee and the Risk and Compliance Committee of the Board of Directors.

As part of the Bancorp’s market risk management, the Bancorp may transfer, subject to credit recourse, certain types of individual financial assets to a non-consolidated qualified special purpose entity (“QSPE”) that is wholly owned by an independent third-party. The accounting for QSPEs is currently under review by the FASB, and the conditions for consolidation or non-consolidation of such entities could change. During the year ended December 31, 2004, certain commercial loans (primarily fixed-rate short-term investment grade) were transferred to the QSPE. Generally, the loans transferred provide a lower yield due to their investment grade nature and therefore transferring these loans to the QSPE allows the Bancorp to reduce its exposure to these lower yielding loan assets while maintaining these customer relationships. These individual loans are transferred at par with no gain or loss recognized and qualify as sales, as set forth in SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities – a Replacement of FASB Statement No. 125.” At December 31, 2004, the outstanding balance of loans transferred was $1.9 billion. Given the investment grade nature of the loans transferred, as well as the underlying collateral security provided, the Bancorp has not maintained any loss reserve related to these loans transferred.

The Bancorp utilizes securitization trusts formed by independent third parties to facilitate the securitization process of residential mortgage loans, certain floating rate home equity lines of credit, certain auto loans and other consumer loans. The cash flows to and from the securitization trusts are principally limited to the initial proceeds from the securitization trust at the time of sale with subsequent cash flows relating to retained interests. The Bancorp’s securitization policy permits the retention of subordinated tranches, servicing rights, interest-only strips, residual interests, credit recourse, other residual interests and, in some cases, a cash reserve account. At December 31, 2004, the Bancorp had retained servicing assets totaling $352 million, subordinated tranche security interests totaling $34 million and residual interests totaling $52 million.

The Bancorp had the following cash flows with these unconsolidated QSPEs during the year ended December 31, 2004 and 2003.

TABLE 31: CASH FLOWS WITH UNCONSOLIDATED QSPEs

For the Years Ended December 31 ($ in millions)	2004	2003
Proceeds from transfers, including new
securitizations	$1,379	1,345
Proceeds from collections reinvested in revolving-period securitizations	162	46
Transfers received from QSPEs	164	116
Fees received	32	25

At December 31, 2004, the Bancorp had provided credit recourse on approximately $569 million of residential mortgage loans sold to unrelated third parties. In the event of any customer default, pursuant to the credit recourse provided, the Bancorp is required to reimburse the third party. The maximum amount of credit risk in the event of nonperformance by the underlying borrowers is equivalent to the total outstanding balance of $569 million. In the event of nonperformance, the Bancorp has rights to the underlying collateral value attached to the loan. Consistent with its overall approach in estimating credit losses for various categories of residential mortgage loans held in its loan portfolio, the Bancorp maintains an estimated credit loss reserve of $17 million relating to these residential mortgage loans sold.

32 Fifth Third Bancorp

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Contractual Obligations and Commitments

The Bancorp has certain obligations and commitments to make future payments under contracts. At December 31, 2004, the aggregate contractual obligations and commitments were:

TABLE 32: CONTRACTUAL OBLIGATIONS AND OTHER COMMITMENTS

As of December 31, 2004 ($ in millions)	Less than 1 year	1-3 years	4-5 years	Greater than 5 years	Total
Contractually obligated payments due by period:
Total deposits (a)	$54,504	195	21	3,506	58,226
Long-term debt (b)	3,306	4,587	3,246	2,844	13,983
Interest on fixed-rate long-term debt (c)	169	240	178	717	1,304
Short-term borrowings (d)	10,026	—	—	—	10,026
Noncancelable leases (e)	49	87	69	186	391
Purchase obligations (f)	29	22	8	—	59

Total contractually obligated payments due by period	$68,083	5,131	3,522	7,253	83,989

Other commitments by expiration period:
Letters of credit (g)	$1,817	2,360	1,452	294	5,923
Commitments to extend credit (g)	18,698	12,614	—	—	31,312

Total other commitments by expiration period	$20,515	14,974	1,452	294	37,235

(a)	Includes demand, interest checking, savings, money market, other time, certificates-$100,000 and over and foreign office deposits. For additional information see the Deposits discussion in the Balance Sheet Analysis section of Management’s Discussion and Analysis.

(b)	See Note 11 of the Notes to the Consolidated Financial Statements for additional information on these debt instruments.

(c)	Represents expected interest expense to be incurred on fixed-rate long-term debt. See Note 11 of the Notes to the Consolidated Financial Statements for additional information.

(d)	Includes federal funds purchased, bank notes, securities sold under repurchase agreements and other debt instruments as discussed in Note 10 of the Notes to the Consolidated Financial Statements.

(e)	See Note 4 of the Notes to the Consolidated Financial Statements for additional information on these noncancelable leases.

(f)	Represents agreements to purchase goods or services.

(g)	See Note 12 of the Notes to the Consolidated Financial Statements for additional information on these commitments.

CONTROLS AND PROCEDURES

The Bancorp maintains disclosure controls and procedures that are designed to ensure that information required to be disclosed in the Bancorp’s Securities Exchange Act of 1934 (“Exchange Act”) reports is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission’s rules and forms, and that such information is accumulated and communicated to the Bancorp’s management, including its Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure based closely on the definition of “disclosure controls and procedures” in Exchange Act Rules 13a-15(e) and 15d-15(e). In designing and evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management necessarily was required to apply its judgment in evaluating the cost-benefit relationship of possible controls and procedures.

As of the end of the period covered by this report, the Bancorp carried out an evaluation, under the supervision and with the participation of the Bancorp’s management, including the Bancorp’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of the Bancorp’s disclosure controls and procedures. Based on the foregoing, the Bancorp’s Chief Executive Officer and Chief Financial Officer concluded that the Bancorp’s disclosure controls and procedures were effective, in all material respects, to ensure that information required to be disclosed in the reports the Bancorp files and submits under the Exchange Act is recorded, processed, summarized and reported as and when required.

The Bancorp’s management also conducted an evaluation of internal control over financial reporting to determine whether any changes occurred during the year covered by this report that have materially affected, or are reasonably likely to materially affect, the Bancorp’s internal control over financial reporting. Based on this evaluation, there has been no such change during the year covered by this report.

Fifth Third Bancorp 33

MANAGEMENT’S ASSESSMENT AS TO THE EFFECTIVENESS OF INTERNAL CONTROL OVER FINANCIAL REPORTING

The Management of Fifth Third Bancorp is responsible for establishing and maintaining adequate internal control, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Internal control over financial reporting of Fifth Third Bancorp and subsidiaries (“the Bancorp”) includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions of the Bancorp; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Bancorp are being made only in accordance with authorizations of management and directors of the Bancorp; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Bancorp’s assets that could have a material effect on the financial statements.

All internal control systems, no matter how well designed, have inherent limitations, including the possibility of human error and the circumvention of overriding controls. Accordingly, even effective internal control can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control may vary over time.

The Bancorp’s Management assessed the effectiveness of the Bancorp’s internal control over financial reporting as of December 31,2004 as required by Section 404 of the Sarbanes Oxley Act of 2002. Management’s assessment is based on the criteria established in the Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and was designed to provide reasonable assurance that the Bancorp maintained effective internal control over financial reporting as of December 31, 2004. Based on this assessment, Management believes that the Bancorp maintained effective internal control over financial reporting as of December 31, 2004.

The Bancorp’s independent registered public accounting firm, that audited the Bancorp’s consolidated financial statements included in this annual report, has issued an attestation report on our internal control over financial reporting as of December 31, 2004 and Bancorp Management’s assessment of the internal control over financial reporting. This report appears below.

George A. Schaefer, Jr. President and Chief Executive Officer February 9, 2005	R. Mark Graf Senior Vice President and Chief Financial Officer February 9, 2005

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Fifth Third Bancorp:

We have audited management’s assessment, included in the accompanying Management’s Assessment as to the Effectiveness of Internal Control over Financial Reporting, that Fifth Third Bancorp and subsidiaries (the “Bancorp”) maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Bancorp’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the Bancorp’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that the Bancorp maintained effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Bancorp maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements as of and for the year ended December 31, 2004 of the Bancorp and our report dated February 9, 2005 (which includes an explanatory paragraph related to the adoption on January 1, 2004 of the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” and the adoption of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities”) expressed an unqualified opinion on those financial statements.

Cincinnati, Ohio

February 9, 2005

34 Fifth Third Bancorp

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of Fifth Third Bancorp:

We have audited the accompanying consolidated balance sheets of Fifth Third Bancorp and subsidiaries (the “Bancorp”) as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Bancorp’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Fifth Third Bancorp and subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 – New Accounting Pronouncements, effective January 1, 2004, the Bancorp changed its method of accounting for stock-based compensation by adopting the fair value recognition provisions of Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for Stock-Based Compensation,” using the retroactive restatement method. As further discussed in Note 1 – New Accounting Pronouncements, the Bancorp adopted the provisions of Financial Accounting Standards Board Interpretation No. 46, “Consolidation of Variable Interest Entities,” effective July 1, 2003.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Bancorp’s internal control over financial reporting as of December 31, 2004, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 9, 2005 expressed an unqualified opinion on management’s assessment of the effectiveness of the Bancorp’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Bancorp’s internal control over financial reporting.

Cincinnati, Ohio

February 9, 2005

Fifth Third Bancorp 35

CONSOLIDATED STATEMENTS OF INCOME

For the Years Ended December 31 ($ in millions, except per share data)	2004	2003	2002
Interest Income
Interest and fees on loans and leases	$2,847	2,711	2,810
Interest on securities:
Taxable	1,217	1,226	1,257
Exempt from income taxes	45	51	56

Total interest on securities	1,262	1,277	1,313
Interest on other short-term investments	5	3	6

Total interest income	4,114	3,991	4,129
Interest Expense
Interest on deposits:
Interest checking	174	189	296
Savings	58	64	158
Money market	39	32	27
Other time	162	196	335
Certificates–$100,000 and over	48	63	77
Foreign office	58	44	35

Total interest on deposits	539	588	928
Interest on federal funds purchased	77	80	54
Interest on short-term bank notes	15	—	—
Interest on other short-term borrowings	78	55	67
Interest on long-term debt	393	363	381

Total interest expense	1,102	1,086	1,430

Net Interest Income	3,012	2,905	2,699
Provision for loan and lease losses	268	399	246

Net Interest Income After Provision for Loan and Lease Losses	2,744	2,506	2,453
Noninterest Income
Electronic payment processing revenue	622	575	512
Service charges on deposits	515	485	431
Mortgage banking net revenue	178	302	188
Investment advisory revenue	360	332	325
Other noninterest income	671	581	580
Operating lease revenue	156	124	—
Securities (losses) gains, net	(37)	81	114
Securities gains, net – non-qualifying hedges on mortgage servicing rights	—	3	33

Total noninterest income	2,465	2,483	2,183
Noninterest Expense
Salaries, wages and incentives	1,018	1,031	1,029
Employee benefits	261	240	201
Equipment expense	84	82	79
Net occupancy expense	185	159	142
Operating lease expense	114	94	—
Other noninterest expense	1,310	945	886

Total noninterest expense	2,972	2,551	2,337

Income from Continuing Operations Before Income Taxes, Minority Interest and Cumulative Effect	2,237	2,438	2,299
Applicable income taxes	712	786	734

Income from Continuing Operations Before Minority Interest and Cumulative Effect	1,525	1,652	1,565
Minority interest, net of tax	—	(20)	(38)

Income from Continuing Operations Before Cumulative Effect	1,525	1,632	1,527
Income from discontinued operations, net of tax	—	44	4

Income Before Cumulative Effect	1,525	1,676	1,531
Cumulative effect of change in accounting principle, net of tax	—	(11)	—

Net Income	$1,525	1,665	1,531

Net Income Available to Common Shareholders	$1,524	1,664	1,530

Earnings per share from continuing operations	$2.72	2.85	2.63
Earnings per share from discontinued operations, net	—	.08	.01
Earnings per share from cumulative effect of change in accounting principle, net	—	(.02)	—

Earnings Per Share	$2.72	2.91	2.64

Earnings per diluted share from continuing operations	$2.68	2.81	2.58
Earnings per diluted share from discontinued operations, net	—	.08	.01
Earnings per diluted share from cumulative effect of change in accounting principle, net	—	(02)	—

Earnings Per Diluted Share	$2.68	2.87	2.59

See Notes to Consolidated Financial Statements.

36 Fifth Third Bancorp

CONSOLIDATED BALANCE SHEETS

As of December 31 ($ in millions, except share data)	2004	2003
Assets
Cash and due from banks	$2,561	2,359
Available-for-sale securities (amortized cost 2004–$24,801 and 2003–$29,076)	24,687	28,999
Held-to-maturity securities (fair value 2004–$255 and 2003–$135)	255	135
Trading securities	77	55
Other short-term investments	532	268
Loans held for sale	559	1,881
Loans and leases:
Commercial loans	16,058	14,209
Construction loans	4,726	3,636
Commercial mortgage loans	7,636	6,894
Commercial lease financing	4,634	4,430
Residential mortgage loans	6,988	4,425
Consumer loans	18,923	17,432
Consumer lease financing	2,273	2,709
Unearned income	(1,430)	(1,427)

Total loans and leases	59,808	52,308
Reserve for loan and lease losses	(713)	(697)

Total loans and leases, net	59,095	51,611
Bank premises and equipment	1,315	1,061
Operating lease equipment	304	767
Accrued interest receivable	397	408
Goodwill	979	738
Intangible assets	150	195
Servicing rights	352	299
Other assets	3,193	2,478

Total Assets	$94,456	91,254

Liabilities
Deposits:
Demand	$13,486	12,142
Interest checking	19,481	19,757
Savings	8,310	7,375
Money market	4,321	3,201
Other time	6,837	6,201
Certificates–$100,000 and over	2,121	1,856
Foreign office	3,670	6,563

Total deposits	58,226	57,095
Federal funds purchased	4,714	6,928
Short-term bank notes	775	500
Other short-term borrowings	4,537	5,742
Accrued taxes, interest and expenses	2,216	2,200
Other liabilities	1,081	1,059
Long-term debt	13,983	9,063

Total Liabilities	85,532	82,587

Shareholders’ Equity
Common stock (a)	1,295	1,295
Preferred stock (b)	9	9
Capital surplus	1,934	1,964
Retained earnings	7,269	6,481
Accumulated other comprehensive income	(169)	(120)
Treasury stock	(1,414)	(962)

Total Shareholders’ Equity	8,924	8,667

Total Liabilities and Shareholders’ Equity	$94,456	91,254

(a)	Stated value $2.22 per share; authorized 1,300,000,000; outstanding at 2004 — 557,648,989 (excludes 25,802,702 treasury shares) and 2003 — 566,685,301(excludes 16,766,390 treasury shares).

(b)	490,750 shares of undesignated no par value preferred stock are authorized of which none had been issued; 7,250 shares of 8.0% cumulative Series D convertible (at $23.5399 per share) perpetual preferred stock with a stated value of $1,000 per share were authorized, issued and outstanding; 2,000 shares of 8.0% cumulative Series E perpetual preferred stock with a stated value of $1,000 per share were authorized, issued and outstanding.

See Notes to Consolidated Financial Statements.

Fifth Third Bancorp 37

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

($ in millions, except per share data)	Common Stock	Preferred Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total
Balance at December 31, 2001	$1,294	9	1,943	4,502	8	(4)	7,752
Net income				1,531			1,531
Other comprehensive income					361		361

Comprehensive income							1,892
Cash dividends declared:
Common stock at $.98 per share				(567)			(567)
Preferred stock				(1)			(1)
Shares acquired for treasury						(720)	(720)
Stock-based compensation expense			128				128
Stock options exercised, including treasury shares issued	1		(77)			180	104
Excess corporate tax benefit related to stock-based compensation			19				19
Other			(3)				(3)

Balance at December 31, 2002	1,295	9	2,010	5,465	369	(544)	8,604
Net income				1,665			1,665
Other comprehensive income					(489)		(489)

Comprehensive income							1,176
Cash dividends declared:
Common stock at $1.13 per share				(645)			(645)
Preferred stock				(1)			(1)
Shares acquired for treasury						(655)	(655)
Stock-based compensation expense			110				110
Stock options exercised, including treasury shares issued			(136)			233	97
Loans issued related to the exercise of stock options, net			(34)				(34)
Excess corporate tax benefit related to stock-based compensation			18				18
Other			(4)	(3)		4	(3)

Balance at December 31, 2003	1,295	9	1,964	6,481	(120)	(962)	8,667
Net income				1,525			1,525
Other comprehensive income					(49)		(49)

Comprehensive income							1,476
Cash dividends declared:
Common stock at $1.31 per share				(735)			(735)
Preferred stock				(1)			(1)
Shares acquired for treasury						(987)	(987)
Stock-based compensation expense			87				87
Restricted stock grants			(33)			33	—
Stock options exercised, including treasury shares issued			(133)			222	89
Excess corporate tax benefit related to stock-based compensation			11				11
Stock issued in business combinations			36			281	317
Other			2	(1)		(1)	—

Balance at December 31, 2004	$1,295	9	1,934	7,269	(169)	(1,414)	8,924

See Notes to Consolidated Financial Statements.

38 Fifth Third Bancorp

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31 ($ in millions)	2004	2003	2002
Operating Activities
Net income	$1,525	1,665	1,531
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan and lease losses	268	399	246
Minority interest in net income	—	20	38
Cumulative effect of change in accounting principle, net of tax	—	11	—
Depreciation, amortization and accretion	459	550	338
Stock-based compensation expense	87	110	128
(Benefit) provision for deferred income taxes	(13)	295	253
Realized securities gains	(58)	(150)	(125)
Realized securities gains – non-qualifying hedges on mortgage servicing rights	—	(3)	(86)
Realized securities losses	95	69	11
Realized securities losses – non-qualifying hedges on mortgage servicing rights	—	—	53
Proceeds from sales/transfers of residential mortgage and other loans held for sale	6,824	16,280	9,924
Net gains on sales of loans	(112)	(340)	(269)
Net gains on divestitures	(91)	(40)	(34)
Increase in residential mortgage and other loans held for sale	(4,788)	(10,501)	(9,892)
Decrease (increase) in trading securities	259	(37)	(18)
Decrease in accrued interest receivable	16	45	49
(Increase) decrease in other assets	(867)	(646)	453
(Decrease) increase in accrued taxes, interest and expenses	(26)	253	(114)
(Decrease) increase in other liabilities	(73)	135	(276)

Net Cash Provided by Operating Activities	3,505	8,115	2,210

Investing Activities
Proceeds from sales of available-for-sale securities	11,331	22,522	20,605
Proceeds from calls, paydowns and maturities of available-for-sale securities	6,234	9,264	7,481
Purchases of available-for-sale securities	(13,425)	(36,123)	(32,278)
Proceeds from calls, paydowns and maturities of held-to-maturity securities	42	18	5
Purchases of held-to-maturity securities	(148)	(92)	(35)
(Increase) decrease in other short-term investments	(264)	33	(69)
Increase in loans and leases	(7,749)	(10,651)	(5,608)
Decrease in operating lease equipment	357	214	—
Purchases of bank premises and equipment	(391)	(284)	(174)
Proceeds from disposal of bank premises and equipment	13	16	14
Cash received from divestitures	233	67	55
Cash acquired in business combination	29	—	—

Net Cash Used in Investing Activities	(3,738)	(15,016)	(10,004)

Financing Activities
Increase in core deposits	3,327	1,908	4,916
(Decrease) increase in certificates – $100,000 and over, including foreign office	(2,962)	2,978	1,536
(Decrease) increase in federal funds purchased	(2,238)	2,180	2,204
Increase (decrease) in short-term bank notes	275	500	(34)
(Decrease) increase in other short-term borrowings	(1,210)	2,093	(304)
Proceeds from issuance of long-term debt	11,128	1,095	1,143
Repayment of long-term debt	(6,283)	(2,159)	(635)
Payment of cash dividends	(704)	(631)	(553)
Exercise of stock options, net	89	63	104
Purchases of treasury stock	(987)	(655)	(720)
Other	—	(3)	(3)

Net Cash Provided by Financing Activities	435	7,369	7,654

Increase (Decrease) in Cash and Due from Banks	202	468	(140)
Cash and Due from Banks at Beginning of Year	2,359	1,891	2,031

Cash and Due from Banks at End of Year	$2,561	2,359	1,891

Cash Payments
Interest	$1,096	1,112	1,497
Federal income taxes	693	432	456
Significant Noncash Transactions
Business acquisitions:
Fair value of tangible assets acquired (noncash)	921	—	—
Goodwill and identifiable intangible assets acquired	282	—	—
Liabilities assumed	(916)	—	—
Stock options	(36)	—	—
Common stock issued	(281)	—	—
Securitizations:
Capitalized servicing rights	9	9	10
Residual interest	21	28	—
Securities retained	21	—	25
Reclassification of minority interest to long-term debt	—	482	—
Consolidation of special purpose entity:
Operating leases	—	1,068	—
Long-term debt	—	1,109	—
Other assets/liabilities, net	—	25	—

See Notes to Consolidated Financial Statements.

Fifth Third Bancorp 39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Nature of Operations

Fifth Third Bancorp (“Bancorp”), an Ohio corporation, conducts its principal activities through its banking and non-banking subsidiaries from 1,011 banking centers located throughout Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia and Pennsylvania. Principal activities include Commercial Banking, Retail Banking, Investment Advisors and Fifth Third Processing Solutions.

Basis of Presentation

The Consolidated Financial Statements include the accounts of the Bancorp and its majority-owned subsidiaries. Other entities, including certain joint ventures, in which there is greater than 20% ownership, but upon which the Bancorp does not possess, nor can it exert, significant influence or control, are accounted for by the equity method and not consolidated; those in which there is less than 20% ownership are generally carried at the lower of cost or fair value. All material intercompany transactions and balances have been eliminated. Certain prior period data has been reclassified to conform to current period presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Securities

Securities are classified as held-to-maturity, available-for-sale or trading on the date of purchase. Only those securities classified as held-to-maturity, and which management has both the intent and ability to hold to maturity, are reported at amortized cost. Available-for-sale and trading securities are reported at fair value with unrealized gains and losses, net of related deferred income taxes, included in accumulated other comprehensive income and other noninterest income, respectively. The fair value of a security is determined based on quoted market prices. If quoted market prices are not available, fair value is determined based on quoted prices of similar instruments. Realized securities gains or losses are reported within noninterest income in the Consolidated Statements of Income. The cost of securities sold is based on the specific identification method. Available-for-sale and held-to-maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that security’s performance, the creditworthiness of the issuer and the Bancorp’s intent and ability to hold the security. A decline in value that is considered to be other-than-temporary is recorded as a loss within noninterest income in the Consolidated Statements of Income.

Loans and Leases

Interest income on loans is based on the principal balance outstanding computed using the effective interest method. The accrual of interest income for commercial, construction and mortgage loans is discontinued when there is a clear indication the borrower’s cash flow may not be sufficient to meet payments as they become due. Such loans are also placed on nonaccrual status when the principal or interest is past due ninety days or more, unless the loan is well secured and in the process of collection. Consumer loans and revolving lines of credit for equity lines that have principal and interest payments that have become past due one hundred and twenty days and credit cards that have principal and interest payments that have become past due one hundred and eighty days are charged off to the reserve for loan and lease losses. When a loan is placed on nonaccrual status, all previously accrued and unpaid interest receivable is charged against income and the loan is accounted for on the cash method thereafter, until qualifying for return to accrual status. Generally, a loan is returned to accrual status when all delinquent interest and principal payments become current in accordance with the terms of the loan agreement or when the loan is both well secured and in the process of collection.

Loan and lease origination and commitment fees and certain direct loan and lease origination costs are deferred and the net amount amortized over the estimated life of the related loans, leases or commitments as a yield adjustment.

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

Other Real Estate Owned

Other real estate owned (“OREO”), which is included in other assets, represents property acquired through foreclosure or other proceedings. OREO is carried at the lower of cost or fair value, less costs to sell. All property is periodically evaluated and reductions in fair value are recognized in noninterest expense in the Consolidated Statements of Income.

Reserve for Loan and Lease Losses

The Bancorp maintains a reserve to absorb probable loan and lease losses inherent in the portfolio. The reserve is maintained at a level the Bancorp considers to be adequate and is based on ongoing quarterly assessments and evaluations of the collectibility and historical loss experience of loans and leases. Credit losses are charged and recoveries are credited to the reserve. Provisions for loan and lease losses are based on the Bancorp’s review of the historical credit loss experience and such factors that, in management’s judgment, deserve consideration under existing economic conditions in estimating probable credit losses. In determining the appropriate level of reserves, the Bancorp estimates losses using a range derived from “base” and “conservative” estimates. The Bancorp’s methodology for assessing the appropriate reserve level consists of several key elements, as discussed below. The Bancorp’s strategy for credit risk management includes a combination of conservative exposure limits significantly below legal lending limits and conservative underwriting, documentation and collections standards. The strategy also emphasizes diversification on a geographic, industry and customer level, regular credit examinations and quarterly management reviews of large credit exposures and loans experiencing deterioration of credit quality.

40 Fifth Third Bancorp

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Larger commercial loans that exhibit probable or observed credit weaknesses are subject to individual review. Where appropriate, reserves are allocated to individual loans based on management’s estimate of the borrower’s ability to repay the loan given the availability of collateral, other sources of cash flow and legal options available to the Bancorp. The review of individual loans includes those loans that are impaired as provided in SFAS No. 114, “Accounting by Creditors for Impairment of a Loan.” Any reserves for impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or fair value of the underlying collateral. The Bancorp evaluates the collectibility of both principal and interest when assessing the need for a loss accrual. Historical loss rates are applied to other commercial loans not subject to specific reserve allocations. The loss rates are derived from a migration analysis, which computes the net charge-off experience sustained on loans according to their internal risk grade. The Bancorp utilizes two risk grading systems for commercial loans and leases. The current risk grading system utilized for reserve analysis purposes encompasses ten categories. The Bancorp also maintains a dual risk rating system that provides for 13 probability of default grade categories and an additional six grade categories measuring loss factors given an event of default. The probability of default and loss given default analyses are not separated in the ten grade risk rating system. The Bancorp is in the process of completing significant validation and testing of the dual risk rating system prior to implementation for reserve analysis purposes. The dual risk rating system is consistent with Basel II expectations and allows for more precision in the analysis of commercial credit risk.

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

The Bancorp’s primary market areas for lending are Ohio, Kentucky, Indiana, Michigan, Illinois, Florida, Tennessee, West Virginia and Pennsylvania. When evaluating the adequacy of reserves, consideration is given to this regional geographic concentration and the closely associated effect changing economic conditions have on the Bancorp’s customers.

The Bancorp has not substantively changed any aspect to its overall approach in the determination of the reserve for loan and lease losses. There have been no material changes in assumptions or estimation techniques as compared to prior periods that impacted the determination of the current period reserve for loan and lease losses. As of December 31, 2004, the reserve for unfunded commitments has been reclassified from the reserve for loan and lease losses to other liabilities. The December 31, 2003 reserve for unfunded commitments and all subsequent activity has been reclassified to conform to current period presentation.

Reserve for Unfunded Commitments

The reserve for unfunded commitments is maintained at a level believed by management to be sufficient to absorb estimated probable losses related to unfunded credit facilities. The determination of the adequacy of the reserve is based upon an evaluation of the unfunded credit facilities, including an assessment of historical commitment utilization experience, credit risk grading and credit grade migration. Net adjustments to the reserve for unfunded commitments are included in other noninterest expense.

Loan Sales and Securitizations

When the Bancorp sells loans through either securitizations or individual loan sales in accordance with its investment policies, it may retain one or more subordinated tranches, servicing rights, interest-only strips, credit recourse, other residual interests and in some cases, a cash reserve account, all of which are considered retained interests in the securitized or sold loans. Gain or loss on sale or securitization of the loans depends in part on the previous carrying amount of the financial assets sold or securitized, allocated between the assets sold and the retained interests based on their relative fair value at the date of sale or securitization. To obtain fair values, quoted market prices are used if available. If quotes are not available for retained interests, the Bancorp calculates fair value based on the present value of future expected cash flows using both management’s best estimates and third-party data sources for the key assumptions, including credit losses, prepayment speeds, forward yield curves and discount rates commensurate with the risks involved. Gain or loss on sale or securitization of loans is reported as a component of noninterest income in the Consolidated Statements of Income. Retained interests from securitized or sold loans, excluding servicing rights, are carried at fair value. Adjustments to fair value for retained interests classified as available-for-sale securities are included in accumulated other comprehensive income in equity, or in noninterest income in the Consolidated Statements of Income if the fair value has declined below the carrying amount and such decline has been determined to be other-than-temporary. Adjustments to fair value for retained interests classified as trading securities are recorded within noninterest income in the Consolidated Statements of Income.

Servicing rights resulting from residential mortgage, home equity line of credit and automotive loan sales are amortized in proportion to and over the period of estimated net servicing revenues and are reported as a component of mortgage banking net revenue and other noninterest income, respectively, in the Consolidated Statements of Income. Servicing rights are assessed for impairment monthly, based on fair value, with temporary impairment recognized through a valuation allowance and permanent impairment recognized through a write-off of the servicing asset and related valuation reserve. Key economic assumptions used in measuring any potential impairment of the servicing rights include the prepayment speeds of the underlying loans, the weighted-average life of the loan, the discount rate, weighted-average coupon and the weighted-average default rate, as applicable. The primary risk of material changes to the value of the servicing rights resides in the potential volatility in the economic assumptions used, particularly the prepayment speeds. The Bancorp monitors this risk and adjusts its valuation allowance as necessary to adequately reserve for any probable impairment in the portfolio. For purposes of measuring impairment, the mortgage servicing rights are stratified based on the financial asset type and interest rates. In addition, the Bancorp obtains an independent third-party valuation of the mortgage servicing portfolio on a quarterly basis. Fees received for servicing loans owned by investors are based on a percentage of the outstanding monthly principal balance of such loans and are included in noninterest income. Costs of servicing loans are charged to expense as incurred.

Fifth Third Bancorp 41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Bank Premises and Equipment

Bank premises and equipment, including leasehold improvements, are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method based on estimated useful lives of the assets for book purposes, while accelerated depreciation is used for income tax purposes. Amortization of leasehold improvements is computed using the straight-line method over the lives of the related leases or useful lives of the related assets, whichever is shorter. In accordance with the adoption of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Bancorp tests its long-lived assets for impairment through both a “probability-weighted” and “primary-asset” approach whenever events or changes in circumstances dictate. Maintenance, repairs and minor improvements are charged to noninterest expense as incurred.

Operating Lease Equipment

Operating lease equipment is recorded at cost, net of accumulated depreciation. Income from operating leases is recognized ratably over the term of the leases and recorded within noninterest income in the Consolidated Statements of Income. Depreciation expense on operating lease equipment is recorded on a straight-line basis over the term of the lease from the original cost of the asset to the estimated residual value at the end of the lease term. Depreciation expense is recorded within operating lease expense in the Consolidated Statements of Income. The estimated residual value of operating lease assets is periodically reviewed and, in the event that the original estimated residual value is determined to be greater than the asset’s estimated market value at the end of the lease term, depreciation expense is adjusted prospectively.

Derivative Financial Instruments

The Bancorp accounts for its derivatives in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended. The Statement requires recognition of all derivatives as either assets or liabilities in the balance sheet and requires measurement of those instruments at fair value through adjustments to either accumulated other comprehensive income within shareholders’ equity or current earnings or both, as appropriate. On the date the Bancorp enters into a derivative contract, the Bancorp designates the derivative instrument as either a fair value hedge, cash flow hedge or as a free-standing derivative instrument. For a fair value hedge, changes in the fair value of the derivative instrument and changes in the fair value of the hedged asset or liability or of an unrecognized firm commitment attributable to the hedged risk are recorded in current period net income. For a cash flow hedge, changes in the fair value of the derivative instrument, to the extent that it is effective, are recorded in accumulated other comprehensive income and subsequently reclassified to net income in the same period(s) that the hedged transaction impacts net income. For free-standing derivative instruments, changes in fair values are reported in current period net income.

Prior to entering a hedge transaction, the Bancorp formally documents the relationship between the hedging instruments and hedged items, as well as the risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivative instruments that are designated as fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific forecasted transactions along with a formal assessment at both inception of the hedge and on an ongoing basis as to the effectiveness of the derivative instrument in offsetting changes in fair values or cash flows of the hedged item. If it is determined that the derivative instrument is not highly effective as a hedge, hedge accounting is discontinued and the adjustment to fair value of the derivative instrument is recorded in net income.

Earnings Per Share

In accordance with SFAS No. 128, “Earnings Per Share,” basic earnings per share are computed by dividing net income available to common shareholders by the weighted-average number of shares of common stock outstanding during the period. Earnings per diluted share are computed by dividing adjusted net income available to common shareholders by the weighted-average number of shares of common stock and common stock equivalents outstanding during the period. Dilutive common stock equivalents represent the assumed conversion of convertible preferred stock and the exercise of stock options.

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

The Bancorp recognizes revenue from its electronic payment processing services on an accrual basis as such services are performed, recording revenues net of certain costs (primarily interchange fees charged by credit card associations) not controlled by the Bancorp.

Acquisitions of treasury stock are carried at cost. Reissuance of shares in treasury for acquisitions, stock option exercises or other corporate purposes is recorded based on the specific identification method.

New Accounting Pronouncements

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure—an Amendment of FASB Statement No. 123.” This Statement amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results in both annual and interim financial statements. This Statement was effective for financial statements for fiscal years ending after December 15, 2002. Effective January 1, 2004, the Bancorp adopted the fair value recognition provisions of SFAS No. 123 using the retroactive restatement method described in SFAS No. 148. As a result, financial information for all prior periods has been restated to reflect the compensation expense that would have been recognized had the fair value method of accounting been applied to all awards granted to employees after January 1, 1995.

The adoption of the retroactive restatement method resulted in the restatement of previously reported balances of capital surplus, retained earnings and deferred taxes. As of December 31, 2003, previously reported capital surplus was increased by $633 million, retained earnings were decreased by $529 million and deferred tax assets were increased by $104 million. As of December 31, 2002, previously reported capital surplus was increased by $530 million, retained earnings were decreased by $439 million, and deferred tax assets were increased by $91 million. In addition, in adopting the fair value method of expense recognition, the Bancorp determined that in 2000 and 2001 certain outstanding stock options exchanged in immaterial business combinations were omitted from the determination of total purchase price and resulting goodwill.

42 Fifth Third Bancorp

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Adjustment for those items resulted in an additional increase in goodwill and capital surplus balances as of December 31, 2002 and 2003 of $38 million. Stock-based compensation expense is included in salaries, wages and incentives expense in the Consolidated Statements of Income.

The impact of the adoption of the retroactive restatement method for employee stock-based compensation on previously reported net income, basic and earnings per diluted share for 2003 and 2002 is as follows:

($ in millions, except per share data)	2003	2002
Net income available to common shareholders, as originally reported	$1,754	1,634
Stock-based compensation expense determined under the fair value method, net of tax	(90)	(104)

Net income available to common shareholders, as restated	$1,664	1,530

Earnings per share:
As originally reported	$3.07	2.82
As restated	2.91	2.64
Earnings per diluted share:
As originally reported	3.03	2.76
As restated	2.87	2.59

The weighted-average fair value of stock options and stock appreciation rights granted was $14.11, $18.27 and $26.14 in 2004, 2003 and 2002, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 2004, 2003 and 2002: expected option lives ranging from six to nine years; expected dividend yield of 2.3% for 2004, 1.6% for 2003, and 1.4% for 2002; expected volatility of 28% for all three years and risk-free interest rates of 3.9%, 4.4% and 5.0%, respectively.

In December 2004, the FASB issued SFAS No. 123 (Revised 2004), “Share-Based Payment.” This Statement requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award with the cost to be recognized over the vesting period. This Statement is effective for financial statements as of the beginning of the first interim or annual reporting period that begins after June 15, 2005. As the Bancorp has previously adopted the fair value recognition provisions of SFAS No. 123 and the retroactive restatement method described in SFAS No. 148, the adoption of this Statement will not have a material impact on the Bancorp’s Consolidated Financial Statements.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain embedded derivatives, and for hedging activities under SFAS No. 133. This Statement amends SFAS No. 133 to reflect the decisions made as part of the Derivatives Implementation Group (“DIG”) and in other FASB projects or deliberations. SFAS No. 149 was effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. Adoption of this Statement did not have a material effect on the Bancorp’s Consolidated Financial Statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This Statement establishes standards for how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. This Statement requires that an issuer classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity, or in some cases, presented between the liabilities section and the equity section of the statement of financial position. This Statement was effective for financial instruments entered into or modified after May 31, 2003, and otherwise was effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of this Statement on July 1, 2003 required a reclassification of a minority interest to long-term debt and the corresponding minority interest expense to interest expense, relating to preferred stock issued during 2001 by a subsidiary of the Bancorp. The existence of the mandatory redemption feature of this issue upon its mandatory conversion to trust preferred securities necessitated these reclassifications and did not result in any change in bottom line income statement trends.

In December 2003, the FASB issued SFAS No. 132 (Revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” This Statement expands upon the existing disclosure requirements as prescribed under the original SFAS No. 132 by requiring more details about pension plan assets, benefit obligations, cash flows, benefit costs and related information. SFAS No. 132(R) also requires companies to disclose various elements of pension and postretirement benefit costs in interim-period financial statements beginning after December 15, 2003. This Statement is effective for financial statements with fiscal years ending after December 15, 2003. The Bancorp adopted this Statement and all of its required disclosures are included in Note 23.

In November 2002, the FASB issued Interpretation No. 45, (“FIN 45”) “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,” which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The Interpretation expands on the accounting guidance of SFAS No. 5, “Accounting for Contingencies,” SFAS No. 57, “Related Party Disclosures,” and SFAS No. 107, “Disclosures about Fair Value of Financial Instruments.” It also incorporates without change the provisions of FASB Interpretation No. 34, “Disclosure of Indirect Guarantees of Indebtedness of Others,” which is superseded. The initial recognition and measurement provisions of this Interpretation apply on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements in this Interpretation were effective for periods ending after December 15, 2002. Significant guarantees that have been entered into by the Bancorp are disclosed in Note 14. Adoption of this Interpretation did not have a material effect on the Bancorp’s Consolidated Financial Statements.

In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities.” This Interpretation clarifies the application of ARB No. 51, “Consolidated Financial Statements,” for certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated support from other parties. This Interpretation requires variable interest entities (“VIEs”) to be consolidated by the primary beneficiary which represents the enterprise that will absorb the majority of the VIE’s expected losses if they occur, receive a majority of the VIEs residual returns if they occur, or both. Qualifying Special Purpose Entities (“QSPE”) are exempt from the consolidation requirements of FIN 46. This Interpretation was effective for VIEs created after January 31, 2003 and for VIEs in which an enterprise obtains an interest after that date.

In December 2003, the FASB issued Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities — an interpretation of ARB 51 (revised December 2003),” which replaces FIN 46. FIN 46R was primarily issued to clarify the required accounting for interests in VIEs. Additionally, this Interpretation exempts certain entities from its requirements and provides for special effective dates for enterprises that have fully or partially applied FIN 46 as of December 24, 2003. Application of FIN 46R is required in financial statements of public enterprises that have interests in structures that are commonly referred to as special-

Fifth Third Bancorp 43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

purpose entities, or SPEs, for periods ending after December 15, 2003. Application by public enterprises, other than small business issuers, for all other types of VIEs (i.e., non-SPEs) is required in financial statements for periods ending after March 15, 2004, with earlier adoption permitted. The Bancorp early adopted the provisions of FIN 46 on July 1, 2003. Through December 31, 2004 the Bancorp has provided full credit recourse to an unrelated and unconsolidated asset-backed SPE in conjunction with the sale and subsequent leaseback of leased autos. The unrelated and unconsolidated asset-backed SPE was formed for the sole purpose of participating in the sale and subsequent leaseback transactions with the Bancorp. Based on this credit recourse, the Bancorp is deemed to be the primary beneficiary as it maintains the majority of the variable interests in this SPE and was therefore required to consolidate the entity. Early adoption of this Interpretation required the Bancorp to consolidate these operating lease assets and a corresponding liability as well as recognize an after-tax cumulative effect charge of $11 million ($.02 per diluted share) representing the difference between the carrying value of the leased autos sold and the carrying value of the newly consolidated obligation as of July 1, 2003. As of December 31, 2004, the outstanding balance of leased autos sold was approximately $259 million. Consolidation of these operating lease assets did not impact risk-based capital ratios or bottom line income statement trends; however lease payments on the operating lease assets are now reflected as a component of noninterest income and depreciation expense is now reflected as a component of noninterest expense. The Bancorp also early adopted the provisions of FIN 46 related to the consolidation of two wholly-owned finance entities involved in the issuance of trust preferred securities. Effective July 1, 2003, the Bancorp deconsolidated the wholly-owned issuing trust entities resulting in a recharacterization of the underlying consolidated debt obligation from the previous trust preferred securities obligations to the junior subordinated debenture obligations that exist between the Bancorp and the issuing trust entities. See Note 14 for discussion of certain guarantees that the Bancorp has provided for the benefit of the wholly-owned issuing trust entities related to their debt obligations.

In March 2004, the Securities and Exchange Commission staff released Staff Accounting Bulletin (“SAB”) No. 105, “Application of Accounting Principles to Loan Commitments.” This SAB disallows the inclusion of expected future cash flows related to the servicing of a loan in the determination of the fair value of a loan commitment. Further, no other internally developed intangible asset should be recorded as part of the loan commitment derivative. Recognition of intangible assets would only be appropriate in a third-party transaction, such as a purchase of a loan commitment or in a business combination. The SAB is effective for all loan commitments entered into after March 31, 2004, but does not require retroactive adoption for loan commitments entered into on or before March 31, 2004. Adoption of this SAB did not have a material effect on the Bancorp’s Consolidated Financial Statements.

In March 2004, the Emerging Issues Task Force (“EITF”) reached a consensus on Issue 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The EITF reached a consensus on an other-than-temporary impairment model for debt and equity securities accounted for under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and cost method investments. The basic model developed to evaluate whether an investment within the scope of Issue 03-1 is other-than-temporarily impaired involves a three-step process including, determining whether an investment is impaired (fair value less than cost), evaluating whether the impairment is other-than-temporary and, if other-than-temporary, requiring recognition of an impairment loss equal to the difference between the investment’s cost and its fair value. In September 2004, the FASB issued Staff Position (“FSP”) No. EITF 03-01-1, “Effective Date of Paragraphs 10-20 of EITF 03-01.” This FSP delays the effective date of the measurement and recognition guidance contained in paragraphs 10-20 of Issue 03-01. The amount of any other-than-temporary impairment that needs to be recognized in the future will be dependent on market conditions, the occurrence of certain events or changes in circumstances relative to an investee, the Bancorp’s intent and ability to hold the impaired investments at the time of the valuation and the measurement and recognition guidance to be defined in a future FSP issuance.

In December 2003, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position (“SOP”) 03-3, “Accounting for Certain Loans and Debt Securities Acquired in a Transfer.” SOP 03-3 addresses the accounting for certain acquired loans that show evidence of credit deterioration since their origination (i.e. impaired loans) and for which a loss is deemed probable of occurring. SOP 03-3 requires acquired loans to be recorded at their fair value, defined as the present value of future cash flows, including interest income, to be recognized over the life of the loan. SOP 03-3 prohibits the carryover of an allowance for loan loss on certain acquired loans within its scope. SOP 03-3 is effective for loans that are acquired in fiscal years beginning after December 15, 2004. The Bancorp will evaluate the applicability of this SOP for all prospective loans acquired in fiscal years beginning after December 15, 2004. The Bancorp does not anticipate this Statement to have a material effect on its Consolidated Financial Statements.

44 Fifth Third Bancorp

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SECURITIES

The following table provides a breakdown of the securities portfolio as of December 31:

	2004				2003
($ in millions)	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
Available-for-sale:
US Treasury and Government agencies	$503	—	(12)	491	838	2	(19)	821
US Government sponsored agencies	2,036	3	(26)	2,013	3,877	13	(36)	3,854
Obligations of states and political subdivisions	823	41	(1)	863	922	55	—	977
Agency mortgage-backed securities	17,571	89	(215)	17,445	21,101	163	(283)	20,981
Other bonds, notes and debentures	2,862	23	(9)	2,876	1,401	12	(10)	1,403
Other securities	1,006	1	(8)	999	937	35	(9)	963

Total	$24,801	157	(271)	24,687	29,076	280	(357)	28,999

Held-to-maturity:
Obligations of states and political subdivisions	$245	—	—	245	126	—	—	126
Other bonds, notes and debentures	10	—	—	10	9	—	—	9

Total	$255	—	—	255	135	—	—	135

The amortized cost and approximate fair value of securities as of December 31, 2004, by contractual maturity, are shown in the following table. Actual maturities may differ from contractual maturities when there exists a right to call or prepay obligations with or without call or prepayment penalties.

	Available-for-Sale		Held-to-Maturity
($ in millions)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Debt securities:
Under 1 year	$46	46	22	22
1-5 years	1,514	1,531	1	1
6-10 years	2,637	2,640	105	105
Over 10 years	19,598	19,471	127	127
Other securities	1,006	999	—	—

Total	$24,801	24,687	255	255

The following tables provide the gross unrealized loss and fair value, aggregated by investment category and length of time the individual securities have been in a continuous unrealized loss position, as of December 31, 2004 and 2003:

	Less than 12 months		12 months or more		Total
($ in millions)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
2004
US Treasury and Government agencies	$—	—	485	(12)	485	(12)
US Government sponsored agencies	1,092	(8)	634	(18)	1,726	(26)
Obligations of states and political subdivisions	13	(1)	—	—	13	(1)
Agency mortgage-backed securities	7,510	(84)	5,706	(131)	13,216	(215)
Other bonds, notes and debentures	1,234	(8)	76	(1)	1,310	(9)
Other securities	47	(5)	28	(3)	75	(8)

Total	$9,896	(106)	6,929	(165)	16,825	(271)

2003
U.S. Treasury and Government agencies	$735	(19)	—	—	735	(19)
U.S. Government sponsored agencies	2,232	(36)	—	—	2,232	(36)
Agency mortgage-backed securities	12,868	(283)	—	—	12,868	(283)
Other bonds, notes and debentures	657	(9)	23	(1)	680	(10)
Other securities	36	(3)	36	(6)	72	(9)

Total	$16,528	(350)	59	(7)	16,587	(357)

Fifth Third Bancorp 45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2004, 94% of the unrealized losses in the available-for-sale security portfolio were comprised of securities issued by U.S. Treasury and Government agencies, U.S. Government sponsored agencies and states and political subdivisions as well as agency mortgage-backed securities. The Bancorp believes the price movements in these securities are dependent upon the movement in market interest rates particularly given the negligible inherent credit risk for these securities. At December 31, 2004, the percentage of unrealized losses in the available-for-sale security portfolio represented by non-rated securities was one percent.

At December 31, 2004 and 2003, securities with a fair value of $17.8 billion and $17.9 billion, respectively, were pledged to secure borrowings, public deposits, trust funds and for other purposes as required or permitted by law.

Unrealized gains (losses) on trading securities held at December 31, 2004 and 2003 were not material to the Consolidated Financial Statements.

3. LOANS AND LEASES AND RESERVE FOR LOAN AND LEASE LOSSES

A summary of the loan portfolio as of December 31:

	2004			2003
As of December 31 ($ in millions)	Gross	Unearned Income	Net	Gross	Unearned Income	Net
Loans held for sale:
Commercial	$—	—	—	17	—	17
Residential mortgage	545	—	545	1,105	—	1,105
Other consumer	14	—	14	759	—	759

Total loans held for sale	$559	—	559	1,881	—	1,881

Loans and leases held for investment:
Commercial:
Commercial	$16,058	—	16,058	14,209	—	14,209
Construction	4,348	—	4,348	3,301	—	3,301
Commercial mortgage	7,636	—	7,636	6,894	—	6,894
Commercial lease financing	4,634	(1,208)	3,426	4,430	(1,166)	3,264

Total commercial	32,676	(1,208)	31,468	28,834	(1,166)	27,668

Consumer:
Residential mortgage	6,988	—	6,988	4,425	—	4,425
Construction	378	—	378	335	—	335
Credit card	843	—	843	762	—	762
Home equity	10,508	—	10,508	8,993	—	8,993
Other consumer	7,572	—	7,572	7,677	—	7,677
Consumer lease financing	2,273	(222)	2,051	2,709	(261)	2,448

Total consumer	28,562	(222)	28,340	24,901	(261)	24,640

Total loans and leases held for investment	$61,238	(1,430)	59,808	53,735	(1,427)	52,308

A summary of the gross investment in lease financing as of December 31:

($ in millions)	2004	2003
Direct financing leases	$4,474	4,978
Leveraged leases	2,433	2,161

Total	$6,907	7,139

The components of the investment in lease financing as of December 31:

($ in millions)	2004	2003
Rentals receivable, net of principal and interest on nonrecourse debt	$4,749	4,917
Estimated residual value of leased assets	2,158	2,222

Gross investment in lease financing	6,907	7,139
Unearned income	(1,430)	(1,427)

Net investment in lease financing	$5,477	5,712

At December 31, 2004, the minimum future lease payments receivable for each of the years 2005 through 2009 were $1,375 million, $1,251 million, $934 million, $575 million and $356 million, respectively.

Transactions in the reserve for loan and lease losses for the years ended December 31:

($ in millions)	2004	2003	2002
Balance at January 1	$697	683	624
Losses charged off	(321)	(380)	(273)
Recoveries of losses previously charged off	69	68	86

Net charge-offs	(252)	(312)	(187)
Provision for loan and lease losses	268	399	246
Reclassification of reserve for unfunded commitments	—	(73)	—

Balance at December 31	$713	697	683

46 Fifth Third Bancorp

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2004, the reserve for unfunded commitments, totaling $72 million, is included in other liabilities. The December 31, 2003 reserve for unfunded commitments has been reclassified from the reserve for loan and lease losses to other liabilities and all subsequent activity has been reclassified to conform to the current period presentation. See Note 1 for a discussion of the reserve for unfunded commitments.

As of December 31, 2004, impaired loans, under SFAS No. 114, with a valuation reserve totaled $108 million and impaired loans without a valuation reserve totaled $54 million. The total valuation reserve on the impaired loans at December 31, 2004 was $28 million. As of December 31, 2003, impaired loans with a valuation reserve totaled $173 million and impaired loans without a valuation reserve totaled $32 million. The total valuation reserve on the impaired loans at December 31, 2003 was $40 million.

Average impaired loans, net of valuation reserves, were $140 million in 2004, $166 million in 2003 and $163 million in 2002. Cash basis interest income recognized on those loans during each of the years was immaterial.

4. BANK PREMISES AND EQUIPMENT

A summary of bank premises and equipment as of December 31:

($ in millions)	Estimated Useful Life	2004	2003
Land and improvements		$265	210
Buildings	5 to 50 yrs.	933	858
Equipment	3 to 20 yrs.	811	723
Leasehold improvements	3 to 30 yrs.	175	118
Construction in progress		133	63
Accumulated depreciation and amortization		(1,002)	(911)

Total		$1,315	1,061

Depreciation and amortization expense related to bank premises and equipment was $130 million in 2004, $106 million in 2003 and $97 million in 2002.

Occupancy expense has been reduced by rental income from leased premises of $12 million in 2004, $14 million in 2003 and $14 million in 2002.

The Bancorp’s subsidiaries have entered into a number of noncancelable lease agreements with respect to bank premises and equipment. The minimum annual rental commitments under noncancelable lease agreements for land and buildings at December 31, 2004, exclusive of income taxes and other charges, are $49 million in 2005, $45 million in 2006, $42 million in 2007, $37 million in 2008, $32 million in 2009 and $186 million in 2010 and subsequent years.

Rental expense for cancelable and noncancelable leases was $57 million for 2004, $56 million for 2003 and $48 million for 2002.

5. OPERATING LEASE EQUIPMENT

Operating lease equipment primarily consists of automobiles leased to customers, which are reported at cost, net of accumulated depreciation. Upon the early adoption of FIN 46 on July 1, 2003, the Bancorp was required to consolidate operating lease assets of an unrelated and previously unconsolidated asset-backed SPE that was formed for the sole purpose of participating in sale-leaseback transactions with the Bancorp. See Note 1 for further discussion of the adoption of FIN 46.

Operating lease equipment at December 31, 2004 and 2003 was $304 million and $767 million, net of accumulated depreciation of $244 million and $542 million, respectively. Depreciable lives for operating lease equipment generally range from three years to ten years. The minimum future lease rental payments due from customers on operating lease equipment at December 31, 2004, totaled $270 million, of which $190 million is due in 2005, $77 million in 2006 and $3 million in 2007. Depreciation expense related to operating lease equipment for the years ended December 31, 2004 and 2003 was $106 million and $87 million, respectively.

6. GOODWILL

Changes in the net carrying amount of goodwill by operating segment for the years ended December 31, 2004 and 2003 were as follows:

($ in millions)	Commercial Banking	Retail Banking	Investment Advisors	Processing Solutions	Total
Balance as of December 31, 2002	$188	234	101	217	740
Goodwill adjustment	—	—	(2)	—	(2)

Balance as of December 31, 2003	188	234	99	217	738
Acquisition	185	78	4	—	267
Divestiture	—	—	—	(26)	(26)

Balance as of December 31, 2004	$373	312	103	191	979

SFAS No. 142, “Goodwill and Other Intangible Assets,” issued in June 2001, discontinued the practice of amortizing goodwill and initiated an annual review for impairment. Impairment is to be examined more frequently if certain indicators are encountered. The Bancorp has completed its most recent annual goodwill impairment test required by this Statement as of September 30, 2004 and has determined that no impairment exists.

7. INTANGIBLE ASSETS

Intangible assets consist of servicing rights, core deposits, acquired merchant processing portfolios, customer lists and non-compete agreements. Intangibles are amortized on either a straight-line or an accelerated basis over their estimated useful lives, generally over a period of up to 25 years. The Bancorp reviews intangible assets for possible impairment whenever events or changes in circumstances indicate that carrying amounts may not be recoverable.

Fifth Third Bancorp 47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Detail of amortizable intangible assets as of December 31:

	2004			2003
($ in millions)	Gross Carrying Amount	Accumulated Amortization (a)	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization (a)	Net Carrying Amount
Mortgage servicing rights	$940	(601)	339	870	(581)	289
Other consumer and commercial servicing rights	22	(9)	13	11	(1)	10
Core deposits	347	(204)	143	341	(181)	160
Merchant processing portfolios	—	—	—	60	(25)	35
Other intangible assets	9	(2)	7	—	—	—

Total	$1,318	(816)	502	1,282	(788)	494

(a)	Accumulated amortization for mortgage servicing rights includes a $79 million and $152 million valuation allowance at December 31, 2004 and 2003, respectively.

As of December 31, 2004, all of the Bancorp’s intangible assets were being amortized. Amortization expense of $130 million, $216 million and $191 million, respectively, was recognized on intangible assets (including servicing rights) for the years ended December 31, 2004, 2003 and 2002, respectively. Estimated amortization expense, including servicing rights, is $119 million in 2005, $102 million in 2006, $82 million in 2007, $69 million in 2008 and $55 million in 2009.

8. SERVICING RIGHTS AND RETAINED INTERESTS

Changes in capitalized servicing rights for the years ended December 31:

($ in millions)	2004	2003
Balance at January 1	$299	263
Amount capitalized	94	217
Amortization	(101)	(177)
Sales	—	(1)
Change in valuation reserve	60	(3)

Balance at December 31	$352	299

Changes in the servicing rights valuation reserve for the years ended December 31:

($ in millions)	2004	2003
Balance at January 1	$(152)	(278)
Servicing valuation recovery (provision)	60	(3)
Permanent impairment write-off	13	129

Balance at December 31	$(79)	(152)

The Bancorp maintains a non-qualifying hedging strategy to manage a portion of the risk associated with changes in impairment on the mortgage servicing rights (“MSR”) portfolio. This strategy includes the purchase of various free-standing derivatives (principal only swaps, swaptions, floors, forward contracts, options and interest rate swaps). The mark-to-market adjustments associated with these derivatives are expected to economically hedge a portion of the change in value of the MSR portfolio caused by fluctuating discount rates, earnings rates and prepayment speeds. The increase in interest rates during 2004 and the resulting impact of changing prepayment speeds led to the recovery of $60 million in temporary impairment on the MSR portfolio. The combined magnitude of decreasing interest rates during the first six months of 2003 and subsequent increasing interest rates in the last six months of 2003, led to the recognition of a net $3 million in temporary impairment on the MSR portfolio in 2003. As temporary impairment was recognized on the MSR portfolio in 2003 due to falling primary and secondary mortgage rates and earnings rates and corresponding increases in prepayment speeds, the Bancorp sold certain securities that were held at the time as a component of the overall non-qualifying hedging strategy, resulting in net realized gains of $3 million in 2003 that were captured as a component of other noninterest income in the Consolidated Statements of Income. In addition, the Bancorp recognized a net loss of $10 million and a net gain of $15 million in 2004 and 2003, respectively, related to changes in fair value and settlement of free-standing derivatives purchased to economically hedge the MSR portfolio. As of December 31, 2003, the Bancorp no longer held any available-for-sale securities related to its non-qualifying hedging strategy. As of December 31, 2004 and 2003, other assets included free-standing derivative instruments with a fair value of $7 million and $8 million, respectively, and other liabilities included a fair value of $3 million as of December 31, 2004. The outstanding notional amounts on the free-standing derivative instruments related to the MSR portfolio totaled $1.9 billion and $.9 billion as of December 31, 2004 and 2003, respectively.

The continued decline in primary and secondary mortgage rates during 2003 led to historically high refinance rates and corresponding increases in prepayment speeds. Therefore, the Bancorp determined a portion of the MSR portfolio was permanently impaired, resulting in a write-off of $129 million in MSRs against the related valuation reserve. In 2004, interest rate movement expectations and corresponding continued acceleration in prepayment speeds resulted in the Bancorp determining a portion of the MSR portfolio was permanently impaired, resulting in a write-off of $13 million in MSRs against the related valuation reserve. Temporary changes in the MSR valuation reserve are captured as a component of mortgage banking net revenue in the Consolidated Statements of Income.

The fair value of capitalized servicing rights was $353 million and $307 million at December 31, 2004 and 2003, respectively. The Bancorp serviced $23.0 billion and $24.5 billion of residential mortgage loans and $1.3 billion and $.9 billion of consumer loans for other investors at December 31, 2004 and 2003, respectively.

9. DERIVATIVES

The Bancorp maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings and cash flows caused by interest rate volatility. The Bancorp’s interest rate risk management strategy involves modifying the repricing characteristics of certain assets and liabilities so that changes in interest rates do not adversely affect the net interest margin and cash flows. Examples of derivative instruments that the Bancorp may use as part of its interest rate risk management strategy include interest rate swaps, interest rate floors, interest rate caps, forward contracts, options and swaptions. Interest rate swap contracts are exchanges of interest payments, such as fixed-rate payments for floating-rate payments, based on a common notional amount and maturity date. Forward contracts are contracts in which the buyer agrees to purchase, and the seller agrees to make delivery of, a specific financial instrument at a predetermined price or yield. Swaptions, which have the features of a swap and an option, allow, but do not require, counterparties to exchange streams of payments over a specified period of time.

As part of its overall risk management strategy relative to its mortgage banking activity, the Bancorp may enter into freestanding forward contracts to economically hedge interest rate lock

48 Fifth Third Bancorp

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

commitments. Additionally, the Bancorp may enter into various free-standing derivatives (principal only swaps, swaptions, floors, options and interest rate swaps) to economically hedge changes in fair value of its largely fixed-rate MSR portfolio.

The Bancorp also enters into foreign exchange contracts and interest rate swaps, floors and caps for the benefit of customers. The Bancorp economically hedges significant exposures related to these free-standing derivatives, entered into for the benefit of customers, by entering into offsetting third-party contracts with approved, reputable counterparties with matching terms and currencies that are generally settled daily. Credit risks arise from the possible inability of counterparties to meet the terms of their contracts. The Bancorp’s exposure is limited to the replacement value of the contracts rather than the notional, principal or contract amounts. The Bancorp minimizes the credit risk through credit approvals, limits and monitoring procedures.

Fair Value Hedges

The Bancorp enters into interest rate swaps to convert its fixed-rate, long-term debt to floating-rate debt. Decisions to convert fixed-rate debt to floating are made primarily by consideration of the asset/liability mix of the Bancorp, the desired asset/liability sensitivity and interest rate levels. For the years ended December 31, 2004 and 2003, certain interest rate swaps met the criteria required to qualify for the shortcut method of hedge accounting as defined in SFAS No. 133, as amended. Based on this shortcut method of accounting treatment, no ineffectiveness is assumed and fair value changes in the interest rate swaps are recorded as changes in the value of both the swap and the long-term debt. If any of the interest rate swaps do not qualify for the shortcut method of accounting, the ineffectiveness due to differences in the changes in the fair value of the interest rate swap and the long-term debt are reported within interest expense in the Consolidated Statements of Income. For the years ended December 31,2004 and 2003, changes in the fair value of any interest rate swaps attributed to hedge ineffectiveness were insignificant to the Bancorp’s Consolidated Statements of Income.

During 2004 and 2003, the Bancorp terminated interest rate swaps designated as fair value hedges. In accordance with SFAS No. 133, the fair value of the swaps at the date of termination was recognized as a premium on the previously hedged long-term debt and is being amortized over the remaining life of the long-term debt as an adjustment to yield.

The Bancorp also enters into forward contracts to hedge the forecasted sale of its residential mortgage loans. For the years ended December 31, 2004 and 2003, the Bancorp met certain criteria to qualify for matched terms hedge accounting as defined in SFAS No. 133, as amended, on the hedged loans for sale. Based on this treatment, fair value changes in the forward contracts are recorded as changes in the value of both the forward contract and loans held for sale in the Consolidated Balance Sheets.

As of December 31, 2004, there were no instances of designated hedges no longer qualifying as fair value hedges. The following table reflects all fair value hedges included in the Consolidated Balance Sheets as of December 31:

($ in millions)	2004	2003
Included in other assets:
Interest rate swaps related to debt	$49	54

Included in other liabilities:
Interest rate swaps related to debt	44	—
Forward contracts related to mortgage loans held for sale	1	3

Total included in other liabilities	$45	3

Cash Flow Hedges

The Bancorp enters into interest rate swaps to convert floating-rate assets and liabilities to fixed rates and to hedge certain forecasted transactions. The assets and liabilities are typically grouped and share the same risk exposure for which they are being hedged. The Bancorp may also enter into forward contracts to hedge certain forecasted transactions. As of December 31, 2004 and 2003, $33 million and $8 million, respectively, in net deferred losses, net of tax, related to cash flow hedges were recorded in accumulated other comprehensive income. Gains and losses on derivative contracts that are reclassified from accumulated other comprehensive income to current period earnings are included in the line item in which the hedged item’s effect in earnings is recorded. As of December 31, 2004, $17 million in deferred losses, net of tax, on derivative instruments included in accumulated other comprehensive income are expected to be reclassified into earnings during the next 12 months. All components of each derivative instrument’s gain or loss are included in the assessment of hedge effectiveness.

The maximum term over which the Bancorp is hedging its exposure to the variability of future cash flows is eight months for hedges converting floating-rate debt to fixed. During the years ended December 31, 2004 and 2003, the Bancorp terminated certain derivatives qualifying as cash flow hedges. The fair value of these contracts, net of tax, is included in accumulated other comprehensive income and is being amortized over the designated hedging periods, which range from 17 months to 14 years.

For the year ended December 31, 2004, there were no cash flow hedges that were discontinued related to forecasted transactions deemed not probable of occurring. The Bancorp had less than $1 million and had $7 million of cash flow hedges converting floating-rate debt to fixed included in other liabilities as of December 31, 2004 and 2003, respectively.

Free-Standing Derivative Instruments

The Bancorp enters into various derivative contracts that focus on providing derivative products to commercial customers. These derivative contracts are not designated against specific assets or liabilities on the balance sheet or to forecasted transactions and, therefore, do not qualify for hedge accounting. These instruments include foreign exchange derivative contracts entered into for the benefit of commercial customers involved in international trade to hedge their exposure to foreign currency fluctuations and various interest rate derivative contracts for the benefit of commercial customers. The Bancorp economically hedges significant exposures related to these derivative contracts entered into for the benefit of customers by generally entering into offsetting third-party forward contracts with approved reputable counterparties with matching terms and currencies that are typically settled daily.

Interest rate lock commitments issued on residential mortgage loan commitments that will be held for resale are also considered free-standing derivative instruments. The interest rate exposure on these commitments is economically hedged primarily with forward contracts. The Bancorp also enters into a combination of freestanding derivative instruments (principal only swaps, swaptions, floors, forward contracts, options and interest rate swaps) to economically hedge changes in fair value of its largely fixed rate MSR portfolio. Additionally, the Bancorp occasionally enters into free-standing derivative instruments in order to minimize significant fluctuations in earnings and cash flows caused by interest rate volatility. The interest rate lock commitments and free-standing derivative instruments related to the MSR portfolio are marked to market and recorded as a component of mortgage banking net revenue, and the foreign exchange derivative contracts, other customer derivative contracts and interest rate risk derivative contracts are marked to market and recorded within other noninterest income in the Consolidated Statements of Income. The net gains (losses) recorded in the Consolidated Statements of Income relating to free-standing derivative instruments for the years ended December 31 are summarized in the table that follows on the next page.

Fifth Third Bancorp 49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

($ in millions)	2004	2003	2002
Foreign exchange contracts for customers	$45	35	25
Interest rate lock commitments and forward contracts related to interest rate lock commitments	1	(1)	(2)
Derivative instruments related to MSR portfolio	(10)	15	100
Derivative instruments related to interest rate risk	7	6	—

The following table reflects all free-standing derivatives included in the Consolidated Balance Sheets as of December 31:

($ in millions)	2004	2003
Included in other assets:
Foreign exchange contracts for customers	$168	167
Interest rate contracts for customers	46	67
Interest rate lock commitments	1	—
Forward contracts related to interest rate lock commitments	—	(1)
Derivative instruments related to MSR portfolio	7	8
Derivative instruments related to interest rate risk	—	7

Total included in other assets	$222	248

Included in other liabilities:
Foreign exchange contracts for customers	$137	131
Interest rate contracts for customers	46	67
Interest rate lock commitments	1	—
Derivative instruments related to MSR portfolio	3	—

Total included in other liabilities	$187	198

The following table summarizes the Bancorp’s derivative position (excluding $13.6 billion in notional amount related to customer accommodation activity) as of December 31, 2004:

($ in millions)	Notional Amount	Weighted-Average Remaining Maturity (in months)	Average Receive Rate	Average Pay Rate
Interest rate swaps related to debt:
Receive fixed/pay floating	$2,832	82	4.99%	2.83%
Receive floating/pay fixed	72	4	2.29	3.99
Forward contracts related to mortgage loans held for sale	386	1
Mortgage servicing rights portfolio:
Principal only swaps	130	19		2.57
Receive fixed/pay floating interest rate swaps	475	93	4.21	2.32
Receive floating/pay fixed interest rate swaps	101	77	2.50	4.08
Purchased swaptions	1,195	2	4.49

Total	$5,191

10. SHORT-TERM BORROWINGS

Borrowings with original maturities of one year or less are classified as short-term. Federal funds purchased are excess balances in reserve accounts held at Federal Reserve Banks that the Bancorp purchased from other member banks on an overnight basis. Bank notes are promissory notes issued by the Bancorp’s subsidiary banks. Other short-term borrowings includes securities sold under repurchase agreements, Federal Home Loan Bank advances and other borrowings with original maturities of one year or less. A summary of short-term borrowings and weighted-average rates follows:

	2004		2003		2002
($ in millions)	Amount	Rate	Amount	Rate	Amount	Rate
As of December 31:
Federal funds purchased	$4,714	2.00%	$6,928.91%		$4,748	1.21%
Short-term bank notes	775	2.30	500	1.05	—	—
Other short-term borrowings	4,537	1.71	5,742.74		4,075	1.27

Average for the years ending December 31:
Federal funds purchased	$5,896	1.30%	$7,001	1.14%	$3,262	1.66%
Short-term bank notes	1,003	1.46	22	1.06	2	3.40
Other short-term borrowings	6,640	1.17	5,350	1.03	3,927	1.71

Maximum month-end balance:
Federal funds purchased	$8,037		$7,768		$5,976
Short-term bank notes	1,275		500		34
Other short-term borrowings	8,233		6,907		4,399

As of December 31, 2004, the Bancorp had issued $28 million in commercial paper, with unused lines of credit of $72 million available to support commercial paper transactions and other corporate requirements.

50 Fifth Third Bancorp

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. LONG-TERM DEBT

A summary of long-term debt at December 31:

($ in millions)	Maturity	Interest Rate	2004	2003
Parent Company
Senior:
Extendable notes	2006 –2009	2.375%	$1,749	—
Subordinated:
Fixed-rate notes (a)	2018	4.5%	469	458
Junior subordinated:
Fixed-rate debentures (a)	2027	8.136%	229	233
Subsidiaries
Senior:
Fixed-rate bank notes	2005 – 2019	1.05%–5.20%	2,565	497
Floating-rate bank notes	2005	2.21%–2.37%	1,100	—
Extendable bank notes	2006 – 2014	2.11%–2.43%	1,199	—
Subordinated:
Fixed-rate notes	2005	6.625% –6.75%	354	365
FixFloat notes (a)	2010	7.75%	151	159
Junior subordinated:
Floating-rate debentures (a)	2027	2.96%	103	103
Floating-rate debentures (a)	2030	5.57%	17	—
Mandatorily redeemable securities (a)	2031	Varies	548	505
Federal Home Loan Bank advances	2005 – 2034	1.09% –8.34%	3,888	5,094
Securities sold under repurchase agreements	2007 – 2008	2.00% – 2.15%	1,300	825
Commercial paper-backed obligations	2005 – 2007	2.34% – 2.41%	286	792
Other	2005 – 2032	Varies	25	32

Total			$13,983	9,063

(a)	Qualify as total capital for regulatory capital purposes.

The 8.136% junior subordinated debentures due in 2027 were issued by the Bancorp to Fifth Third Capital Trust I (“FTCT1”). The Bancorp has fully and unconditionally guaranteed all of FTCT1’s obligations under trust preferred securities issued by FTCT1. The trust preferred securities are redeemable beginning in 2007.

The three-month LIBOR plus 80 bp junior subordinated debentures due in 2027 were issued to Old Kent Capital Trust 1 (“OKCT1”). The Bancorp has fully and unconditionally guaranteed all of OKCT1’s obligations under trust preferred securities issued by OKCT1. The trust preferred securities are redeemable beginning in 2007.

Upon the early adoption of FIN 46 effective July 1, 2003, the Bancorp deconsolidated both FTCT1 and OKCT1 resulting in a recharacterization of the underlying consolidated debt obligations from the previous trust preferred securities obligations to junior subordinated debenture obligations.

The junior subordinated debentures due in 2030 were assumed by a subsidiary of the Bancorp in connection with the acquisition of Franklin Financial. The obligations were issued to Franklin Capital Trust 1 (“FCT1”). The Bancorp has fully and unconditionally guaranteed all of FCT1’s obligations under trust preferred securities issued by FCT1.

The interest rate on the unsecured subordinated fixfloat notes due in 2010 is 7.75% and will convert to a floating rate during 2005. The notes may be redeemed on a semi-annual basis.

The mandatorily redeemable securities due 2031 relate to a preferred stock obligation of a subsidiary of the Bancorp. The preferred stock will be automatically exchanged for trust preferred securities in 2031. Beginning five years from the date of issuance, the Bancorp’s subsidiary has the option, subject to regulatory approval, to exchange the preferred stock for trust preferred securities or cash upon a change in the Bancorp’s senior debt rating to or below BBB, a change in the investor’s tax elections or a change in applicable tax law. Upon the adoption of SFAS No. 150 on July 1, 2003, the Bancorp reclassified its previous minority interest obligation to long-term debt and its corresponding minority interest expense to interest expense due to the existence of the mandatory redemption feature.

At December 31, 2004, Federal Home Loan Bank advances have rates ranging from 1.09% to 8.34%, with interest payable monthly. The advances are secured by certain residential mortgage loans and securities totaling $8.4 billion. The advances mature as follows: $400 million in 2005, $105 million in 2006, $1,827 million in 2007, $3 million in 2008 and $1,553 million thereafter.

At December 31, 2004, securities sold under agreements to repurchase have variable rates ranging from 2.00% to 2.15% with interest payable monthly. The repurchase agreements mature as follows: $1,000 million in 2007 and $300 million in 2008.

The floating-rate, commercial paper-backed obligations are rolling in nature, mature through 2007 and were recognized as a result of the early adoption of FIN 46 and related consolidation of an unrelated SPE involved in the sale and subsequent leaseback of certain automobile operating lease assets with the Bancorp. See Note 1 for further discussion of adoption of FIN 46.

Medium-term senior notes and subordinated bank notes with maturities ranging from one year to 30 years can be issued by two subsidiary banks, of which $4.9 billion was outstanding at December 31, 2004 with $14.3 billion available for future issuance. There were no other medium-term senior notes outstanding on either of the two subsidiary banks as of December 31, 2004. In January 2005, a subsidiary of the Bancorp issued $500 million of subordinated bank notes with a rate of 4.75% due in 2015.

Fifth Third Bancorp 51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. COMMITMENTS AND CONTINGENT LIABILITIES

The Bancorp, in the normal course of business, uses derivatives and other financial instruments to manage its interest rate risks and prepayment risks and to meet the financing needs of its customers. These financial instruments primarily include commitments to extend credit, standby and commercial letters of credit, foreign exchange contracts, commitments to sell residential mortgage loans, principal only swaps, interest rate swap agreements, written options and interest rate lock commitments. These instruments involve, to varying degrees, elements of credit risk, counterparty risk and market risk in excess of the amounts recognized in the Bancorp’s Consolidated Balance Sheets. As of December 31, 2004, 100% of the Bancorp’s risk management derivatives exposure was to investment grade companies. The contract or notional amounts of these instruments reflect the extent of involvement the Bancorp has in particular classes of financial instruments.

Creditworthiness for all instruments is evaluated on a case-by-case basis in accordance with the Bancorp’s credit policies. While notional amounts are typically used to express the volume of these transactions, it does not represent the much smaller amounts that are potentially subject to credit risk. Entering into derivative instruments involves the risk of dealing with counterparties and their ability to meet the terms of the contract. The Bancorp controls the credit risk of these transactions through adherence to a derivatives products policy, credit approval policies and monitoring procedures. Collateral, if deemed necessary, is based on management’s credit evaluation of the counterparty and may include business assets of commercial borrowers, as well as personal property and real estate of individual borrowers and guarantors.

A summary of significant commitments and contingent liabilities at December 31:

	Contract or Notional Amount
($ in millions)	2004	2003
Commitments to extend credit	$31,312	25,406
Letters of credit (including standby letters of credit)	5,923	4,908
Foreign exchange contracts for customers:
Spots	342	141
Forwards	4,624	3,950
Written options	349	240
Forward contracts to sell mortgage loans	739	796
Principal only swaps	130	181
Interest rate swap agreements	9,798	7,280
Written options	437	600
Interest rate lock commitments	328	377

Commitments to extend credit are agreements to lend, typically having fixed expiration dates or other termination clauses that may require payment of a fee. Since many of the commitments to extend credit may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash flow requirements. The Bancorp is exposed to credit risk in the event of nonperformance for the amount of the contract. Fixed-rate commitments are also subject to market risk resulting from fluctuations in interest rates and the Bancorp’s exposure is limited to the replacement value of those commitments. As of December 31, 2004 and 2003, the Bancorp had a reserve for probable credit losses totaling $53 million and $55 million, respectively, included in other liabilities.

Standby and commercial letters of credit are conditional commitments issued to guarantee the performance of a customer to a third party. At December 31, 2004, approximately $1,782 million of standby letters of credit expire within one year, $3,812 million expire between one to five years and $294 million expire thereafter. At December 31, 2004, letters of credit of approximately $35 million were issued to commercial customers for a duration of one year or less to facilitate trade payments in domestic and foreign currency transactions. The amount of credit risk involved in issuing letters of credit in the event of nonperformance by the other party is the contract amount. As of December 31, 2004 and 2003, the Bancorp had a reserve for probable credit losses totaling $19 million and $18 million, respectively, included in other liabilities.

As discussed in Note 9, the Bancorp’s policy is to enter into derivative contracts to accommodate customers, to offset customer accommodations and to offset its own market risk incurred in the ordinary course of its business. Contingent obligations arising from market risk assumed in derivatives are offset with additional rights contained in other derivatives or contracts, such as loans or borrowings. Certain derivatives provide the Bancorp rights without contingent obligations (purchased options). Other derivatives represent contingent obligations without providing additional rights (written options, including interest rate lock commitments). Still other derivatives provide additional rights combined with contingent obligations (foreign exchange spots and forwards, forward contracts to sell mortgage loans, principal only swaps and interest rate swap agreements). All derivatives that possess a contingent obligation are included in the table.

There are claims pending against the Bancorp and its subsidiaries that have arisen in the normal course of business. Based on a review of such litigation with legal counsel, management believes any resulting liability would not have a material effect upon the Bancorp’s consolidated financial position or results of operations. See Note 13 for additional information regarding these proceedings.

13. LEGAL AND REGULATORY PROCEEDINGS

During 2003, eight putative class action complaints were filed in the United States District Court for the Southern District of Ohio against the Bancorp and certain of its officers alleging violations of federal securities laws related to disclosures made by the Bancorp regarding its integration of Old Kent and its effect on the Bancorp’s infrastructure, including internal controls, and prospects and related matters. The complaints, which have been consolidated, seek unquantified damages on behalf of putative classes of persons who purchased the Bancorp’s common stock, attorneys’ fees and other expenses. Management believes there are substantial defenses to these lawsuits. Management believes the impact of the final disposition of these lawsuits will not be material to the Bancorp.

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

52 Fifth Third Bancorp

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. GUARANTEES

The Bancorp has performance obligations upon the occurrence of certain events under financial guarantees provided in certain contractual arrangements. These various arrangements are summarized below.

At December 31, 2004, the Bancorp had issued approximately $5.9 billion of financial and performance standby letters of credit to guarantee the performance of various customers to third parties. The maximum amount of credit risk in the event of nonperformance by these parties is equivalent to the contract amount and totals $5.9 billion. Upon issuance, the Bancorp recognizes a liability equivalent to the amount of fees received from the customer for these standby letter of credit commitments. At December 31, 2004, the Bancorp maintained a credit loss reserve of approximately $ 19 million related to these financial standby letters of credit. Approximately 75% of the total standby letters of credit are secured and in the event of nonperformance by the customers, the Bancorp has rights to the underlying collateral provided including commercial real estate, physical plant and property, inventory, receivables, cash and marketable securities.

Through December 31, 2004, the Bancorp had transferred, subject to credit recourse, certain primarily floating-rate and short-term investment grade commercial loans to an unconsolidated QSPE that is wholly owned by an independent third-party. The outstanding balance of such loans at December 31, 2004 was approximately $1.9 billion. These loans may be transferred back to the Bancorp upon the occurrence of an event specified in the legal documents that established the QSPE. These events include borrower default on the loans transferred, bankruptcy preferences initiated against underlying borrowers and ineligible loans transferred by the Bancorp to the QSPE. The maximum amount of credit risk in the event of nonperformance by the underlying borrowers is approximately equivalent to the total outstanding balance of $1.9 billion at December 31, 2004. The outstanding balances are typically secured by the underlying collateral that include commercial real estate, physical plant and property, inventory, receivables, cash and marketable securities. Given the investment grade nature of the loans transferred as well as the underlying collateral security provided, the Bancorp has not maintained any loss reserve related to these loans transferred.

At December 31, 2004, the Bancorp had provided credit recourse on approximately $569 million of residential mortgage loans sold to unrelated third parties. In the event of any customer default, pursuant to the credit recourse provided, the Bancorp is required to reimburse the third party. The maximum amount of credit risk in the event of nonperformance by the underlying borrowers is equivalent to the total outstanding balance of $569 million. In the event of nonperformance, the Bancorp has rights to the underlying collateral value attached to the loan. Consistent with its overall approach in estimating credit losses for various categories of residential mortgage loans held in its loan portfolio, the Bancorp maintains an estimated credit loss reserve of approximately $17 million relating to these residential mortgage loans sold.

As of December 31, 2004, the Bancorp has also fully and unconditionally guaranteed $349 million of certain long-term borrowing obligations issued by three wholly-owned issuing trust entities that have been deconsolidated upon the early adoption of the provisions of FIN 46. See Note 1 for further discussion of adoption of FIN 46.

During 2004, the Bancorp, through its electronic payment processing division, processed VISA® and MasterCard® merchant card transactions. Pursuant to VISA® and MasterCard® rules, the Bancorp assumes certain contingent liabilities relating to these transactions which typically arise from billing disputes between the merchant and cardholder that are ultimately resolved in the cardholder’s favor. In such cases, these transactions are “charged back” to the merchant and disputed amounts are refunded to the cardholder. In the event that the Bancorp is unable to collect these amounts from the merchant, it will bear the loss for refunded amounts. The likelihood of incurring a contingent liability arising from chargebacks is relatively low, as most products or services are delivered when purchased, and credits are issued on returned items. For the year ended December 31, 2004, the Bancorp processed approximately $121 million of chargebacks presented by issuing banks resulting in actual losses to the Bancorp of approximately $3 million. The Bancorp accrues for probable losses based on historical experience. The credit loss reserve was not material at December 31, 2004.

Fifth Third Securities, Inc (“FTS”), a subsidiary of the Bancorp, guarantees the collection of all margin account balances held by its brokerage clearing agent for the benefit of FTS customers. FTS is responsible for payment to its brokerage clearing agent for any loss, liability, damage, cost or expense incurred as a result of customers failing to comply with margin or margin maintenance calls on all margin accounts. The margin account balance held by the brokerage clearing agent as of December 31, 2004 was $48 million. In the event of any customer default, FTS has rights to the underlying collateral provided. Given certain FTS margin account relationships were in place prior to January 1, 2003 and the existence of the underlying collateral provided as well as the negligible historical credit losses, FTS does not maintain any loss reserve.

15. RELATED PARTY TRANSACTIONS

At December 31, 2004 and 2003, certain directors, executive officers, principal holders of Bancorp common stock and associates of such persons were indebted, including undrawn commitments to lend, to the Bancorp’s banking subsidiaries in the aggregate amount, net of participations, of $260 million and $385 million, respectively. As of December 31, 2004 and 2003, the outstanding balance on loans to related parties, net of participations and undrawn commitments, was $70 million and $118 million, respectively.

Commitments to lend to related parties as of December 31, 2004 and 2003, net of participations, were comprised of $244 million and $364 million, respectively, in loans and guarantees for various business and personal interests made to the Bancorp and subsidiary directors and $16 million and $21 million, respectively, to certain executive officers. This indebtedness was incurred in the ordinary course of business on substantially the same terms as those prevailing at the time of comparable transactions with unrelated parties.

During 2004, the Bancorp entered into a daily line of credit and term loan agreement with First National Bankshares of Florida, Inc. (“First National”) and its subsidiaries. Outstanding balances on the line of credit and term loan at December 31, 2004 were $328 million and $30 million, respectively. The Bancorp completed the acquisition of First National on January 1, 2005.

None of the Bancorp’s affiliates, officers, directors or employees has an interest in or receives any remuneration from any special purpose entities or qualified special purpose entities with which the Bancorp transacts business.

Fifth Third Bancorp 53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

16. OTHER COMPREHENSIVE INCOME

The Bancorp has elected to present the disclosures required by SFAS No. 130, “Reporting Comprehensive Income,” in the Consolidated Statements of Changes in Shareholders’ Equity on page 38 and in the table below. Disclosure of the reclassification adjustments, related tax effects allocated to other comprehensive income and accumulated other comprehensive income as of and for the years ended December 31:

	Current Period Activity			Accumulated Balance
($ in millions)	Pre-Tax	Tax Effect	Net	Pre-Tax	Tax Effect	Net
2004
Losses on available-for-sale securities	$(74)	27	(47)	(114)	42	(72)
Reclassification adjustment for losses recognized in net income	37	(13)	24
Losses on cash flow hedge derivatives	(39)	15	(24)	(52)	19	(33)
Reclassification adjustment for gains recognized in net income	(1)	—	(1)
Change in minimum pension liability	(1)	—	(1)	(98)	34	(64)

Total	$(78)	29	(49)	(264)	95	(169)

2003
Losses on available-for-sale securities	$(667)	234	(433)	(77)	28	(49)
Reclassification adjustment for gains recognized in net income	(84)	30	(54)
Gains (losses) on cash flow hedge derivatives	14	(5)	9	(12)	4	(8)
Change in minimum pension liability	(17)	6	(11)	(97)	34	(63)

Total	$(754)	265	(489)	(186)	66	(120)

2002
Gains on available-for-sale securities	$793	(277)	516	674	(236)	438
Reclassification adjustment for gains recognized in net income	(147)	51	(96)
Losses on cash flow hedge derivatives	(10)	3	(7)	(26)	9	(17)
Change in minimum pension liability	(80)	28	(52)	(80)	28	(52)

Total	$556	(195)	361	568	(199)	369

17. COMMON STOCK AND TREASURY STOCK

The following is a summary of the share activity within common stock issued and treasury stock for the years ended December 31:

	Common Stock		Treasury Stock
($ and shares in millions)	Value	Shares	Value	Shares
Shares at December 31, 2001	$1,294	583	$4	—
Shares acquired for treasury	—	—	720	12
Stock options exercised, including treasury shares issued	1	—	(180)	(3)

Shares at December 31, 2002	1,295	583	544	9
Shares acquired for treasury	—	—	655	12
Stock options exercised, including treasury shares issued	—	—	(233)	(4)
Other	—	—	(4)	—

Shares at December 31, 2003	1,295	583	962	17
Shares acquired for treasury	—	—	987	19
Stock options exercised, including treasury shares issued	—	—	(222)	(4)
Restricted stock issued	—	—	(33)	(1)
Stock issued in business combination	—	—	(281)	(5)
Other	—	—	1	—

Shares at December 31, 2004	$1,295	583	$1,414	26

On January 10, 2005, the Bancorp repurchased 35.5 million shares of its common stock, approximately six percent of the total outstanding shares, for approximately $1.6 billion in an overnight accelerated share repurchase transaction. The transaction provides that the counterparty will purchase shares in the market over a period of time. Upon completion, the Bancorp will receive or pay a price adjustment in the form of cash or shares, at its election, that is largely based on the volume weighted-average price of the shares purchased by the counterparty.

54 Fifth Third Bancorp

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18. STOCK-BASED COMPENSATION

The Bancorp has historically emphasized employee stock ownership. Accordingly, the Bancorp encourages further ownership through granting stock-based compensation to approximately 24% of its employees, including approximately 5,000 officers. Based on total stock-based awards outstanding and shares remaining for future grants under the Incentive Compensation Plan, the Bancorp’s total overhang is approximately 11%. The following table provides detail of the number of shares to be issued upon exercise of outstanding stock-based awards and remaining shares available for future issuance under all of the Bancorp’s equity compensation plans, as of December 31, 2004:

Plan Category (in thousands)	Number of Shares to Be Issued Upon Exercise		Weighted-Average Exercise Price		Shares Available for Future Issuance (a)
Equity compensation plans approved by shareholders:
Options	33,442		$46.40		(b	)
Restricted stock	596		(c	)	(b	)
Performance units	(d	)	(c	)	(b	)
Stock appreciation rights (“SARs”)	(e	)	(e	)	(b	)
Equity compensation plans not approved by shareholders:
Employee stock purchase plan					764	(f)

Total (g)	34,038		$46.40		20,413	(h)

(a)	Excludes shares to be issued upon exercise of outstanding awards.

(b)	Under the Incentive Compensation Plan, 20.0 million shares of stock were authorized for issuance as nonqualified and incentive stock options, SARs, restricted stock and restricted stock units, performance shares and performance units and stock awards. As of December 31, 2004, 19.1 million shares remain available for future issuance.

(c)	Not applicable

(d)	The number of shares to be issued is dependent upon the Bancorp achieving certain predefined performance targets and ranges from zero shares to approximately 98 thousand shares, dependent on relative performance.

(e)	During 2004, approximately 3.7 million SARs were granted at a weighted-average grant price of $54.37. The number of shares to be issued upon exercise will be determined at exercise based on the difference between the grant price and the market price at the date of exercise.

(f)	Represents remaining shares of Fifth Third common stock under the Bancorp’s 1993 Stock Purchase Plan, as amended and restated.

(g)	Excludes 2.7 million outstanding options awarded under plans assumed by the Bancorp in connection with certain mergers and acquisitions. The Bancorp has not made any awards under these plans and will make no additional awards under these plans. The weighted-average exercise price of the outstanding options is $31.92 per share.

(h)	Includes .5 million shares issuable relating to deferred stock compensation plans.

Stock-based awards are eligible for issuance under the Bancorp’s Incentive Compensation Plan to key employees and directors of the Bancorp and its subsidiaries. The Incentive Stock Compensation Plan was approved by shareholders on March 23, 2004. The plan authorized the issuance of up to 20 million shares as equity compensation, in addition to those shares available for issuance under the predecessor plan, the 1998 Long Term Incentive Stock Plan. During 2004, the Bancorp utilized all shares remaining under the predecessor plan. Options and SARs are issued at fair market value at the date of grant, have up to ten-year terms and vest and become fully exercisable at the end of three or four years of continued employment. Currently, all SARs outstanding are to be settled with stock. Restricted stock grants vest after four years of continued employment and include dividend and voting rights. The Bancorp applies the fair value provisions of SFAS No. 123 in accounting for stock-based compensation plans. Under SFAS No. 123, the Bancorp recognizes compensation expense for the fair value of stock-based awards issued over their vesting period. Stock-based compensation expense was $87 million, $110 million and $128 million for the years ended December 31, 2004, 2003 and 2002, respectively. The exercise price of the Bancorp’s stock option grants equals the market price of the underlying stock on the date of grant. A summary of stock-based award activity during the years ended December 31:

	2004		2003		2002
Options (shares in thousands)	Shares	Average Option Price	Shares	Average Option Price	Shares	Average Option Price
Outstanding at January 1	40,727	$44.40	39,030	$41.85	36,735	$36.27
Exercised	(4,248)	25.41	(3,843)	27.25	(3,736)	30.73
Canceled	(1,422)	58.07	(958)	58.61	(533)	53.97
Granted (a)	1,105	19.81	6,498	51.88	6,564	67.68

Outstanding at December 31	36,162	$45.31	40,727	$44.40	39,030	$41.85

Exercisable at December 31	30,912	$43.57	30,574	$40.46	29,935	$36.96

(a)	2004 options granted include 1,021 options assumed as part of the Franklin Financial acquisition completed on June 11, 2004. These options were granted under a Franklin Financial plan assumed by the Bancorp.

	2004		2003		2002
Stock Appreciation Rights (shares in thousands)	Shares	Average Grant Price	Shares	Average Grant Price	Shares	Average Grant Price
Outstanding at January 1	—	$—	—	—	—	—
Exercised	—	—	—	—	—	—
Canceled	(187)	54.40	—	—	—	—
Granted	3,716	54.37	—	—	—	—

Outstanding at December 31	3,529	$54.37	—	—	—	—

Exercisable at December 31	1	$54.40	—	—	—	—

Fifth Third Bancorp 55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2004		2003		2002
Restricted Stock (shares in thousand)	Shares	Average Market Price at Grant	Shares	Average Market Price at Grant	Shares	Average Market Price at Grant
Outstanding unvested at January 1	48	$58.11	18	$62.54	165	$54.73
Vested	(18)	59.16	(8)	62.81	(155)	54.23
Canceled	(41)	54.26	—	—	—	—
Granted	607	53.86	38	56.90	8	62.78

Outstanding unvested at December 31	596	$54.01	48	$58.11	18	$62.54

At December 31, 2004, there were 14.2 million incentive options, 22.0 million non-qualified options, 3.5 million SARs, .1 million shares reserved for performance unit awards and .6 million restricted stock awards outstanding and 19.1 million shares available for grant. Options, SARs and restricted stock outstanding represent seven percent of the Bancorp’s issued shares at December 31, 2004.

Exercise Price per Share	Lowest Price	Highest Price	Number of Options at Year-End (000’s)	Outstanding Stock Options		Exercisable Stock Options
				Weighted-Average Exercise Price	Average Remaining Contractual Life (in years)	Number of Options (000’ s)	Weighted-Average Exercise Price
Under $11	$5.06	$10.86	358	$7.49	1.24	358	$7.49
$11-$25	11.06	24.90	4,990	19.06	2.11	4,990	19.06
$25-$40	25.22	39.96	5,100	35.81	3.55	5,086	35.81
$40-$55	40.17	54.99	19,365	48.37	6.02	15,680	47.65
Over $55	55.01	68.76	6,349	66.37	7.27	4,798	66.61

All options	$5.06	$68.76	36,162	$45.31	5.30	30,912	$43.57

In addition, approximately 98 thousand shares of performance-based awards were granted during 2004. These awards are payable in stock and cash contingent upon the Bancorp achieving certain predefined performance targets over the three-year measurement period. These performance targets are based on the Bancorp’s performance relative to a defined peer group. The performance-based awards were granted at an average fair value of $55.75 per share.

The Bancorp sponsors a Stock Purchase Plan that allows qualifying employees to purchase shares of the Bancorp’s common stock at a 15% discount from market price. During the years ended December 31, 2004, 2003 and 2002, respectively, there were 236,115, 194,133 and 157,308 shares purchased by participants and the Bancorp recognized compensation expense of $2 million in 2004 and $1 million in both 2003 and 2002.

19. OTHER NONINTEREST INCOME AND OTHER NONINTEREST EXPENSE

The major components of other noninterest income and other noninterest expense for the years ended December 31:

($ in millions)	2004	2003	2002
Other noninterest income:
Cardholder fees	$48	59	51
Consumer loan and lease fees	57	65	70
Commercial banking revenue	174	178	157
Bank owned life insurance income	61	62	62
Insurance income	31	28	55
Gain on sale of branches	—	—	7
Gain on sale of property and casualty insurance product lines	—	—	26
Gain on sale of small merchant processing contracts	157	—	—
Other	143	189	152

Total	$671	581	580

Other noninterest expense:
Marketing and communication	$99	99	96
Postal and courier	49	49	48
Bankcard	197	176	142
Intangible amortization	29	40	37
Franchise and other taxes	32	33	30
Loan and lease	82	106	91
Printing and supplies	33	35	37
Travel	41	35	38
Data processing and operations	114	97	82
Debt prepayment	325	20	—
Other	309	255	285

Total	$1,310	945	886

56 Fifth Third Bancorp

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. SALES AND TRANSFERS OF LOANS

The Bancorp sold fixed and adjustable rate residential mortgage loans in securitization transactions, during 2004 and 2003. The Bancorp also securitized and sold certain automotive loans in 2004 and securitized and sold certain home equity lines of credit in 2003. In all of those sales, the Bancorp retained servicing responsibilities. In addition, the Bancorp retained a residual interest and an interest only strip (“IO strip”) in the 2003 home equity lines of credit securitization and a residual interest and a subordinated tranche in the 2004 automotive loans securitization. The Bancorp receives annual servicing fees at a percentage of the outstanding balance and rights to future cash flows arising after the investors in the securitization trusts have received the return for which they contracted. The investors and the securitization trusts have no recourse to the Bancorp’s other assets for failure of debtors to pay when due. The Bancorp’s retained interests are subordinate to investor’s interests. Their value is subject to credit, prepayment and interest rate risks on the sold financial assets. In 2004 and 2003, the Bancorp recognized pretax gains of $112 million and $340 million, respectively, on the sales of residential mortgage loans, home equity lines of credit and automotive loans. Total proceeds from residential mortgage loan, home equity lines of credit and automotive loan sales in 2004 and 2003 were $6.1 billion and $16.0 billion, respectively.

Initial carrying values of retained interests recognized during 2004 and 2003 were as follows:

($ in millions)	2004	2003
Mortgage servicing assets	$83	206
Other consumer and commercial servicing assets	11	11
Consumer residual interests	26	29
Subordinated interests	21	—

The subordinated interests recognized in 2004 are securities retained from the automotive loan securitization. These securities are investment grade and are carried at their market value. Key economic assumptions used in measuring other retained interests at the date of securitization resulting from securitizations completed during 2004 and 2003 were as follows:

		2004				2003
	Rate	Weighted- Average Life (in years)	Prepayment Speed Assumption	Discount Rate	Weighted- Average Default Rate	Weighted- Average Life (in years)	Prepayment Speed Assumption	Discount Rate	Weighted- Average Default Rate
Residential mortgage loans:
Servicing assets	Fixed	7.0	16.1%	9.5%	N/A	6.2	15.5%	9.8%	N/A
Servicing assets	Adjustable	4.4	25.6	10.7	N/A	3.3	31.9	10.7	N/A
Home equity lines of credit:
Servicing assets	Adjustable	2.0	38.8	11.7	N/A	2.1	40	12.0	N/A
Residual interest	Adjustable	2.0	38.8	11.7	.35%	2.1	40	11.7	.35%
Automotive loans:
Servicing assets	Fixed	2.9	1.55	12.0	N/A	—	—	—	—
Residual interest	Fixed	2.9	1.55	12.0	1.25	—	—	—	—

Expected credit losses and the effect of an unfavorable change in credit losses for servicing rights have been deemed to be immaterial based on historical credit experience. At December 31, 2004, key economic assumptions and the sensitivity of the current fair value of residual cash flows to immediate 10% and 20% adverse changes in those assumptions are as follows:

($ in millions)	Rate	Fair Value	Weighted- Average Life (in years)	Prepayment Speed Assumption			Residual Servicing Cash Flows			Weighted-Average Default
				Rate	Impact of Adverse Change on Fair Value		Discount Rate	Impact of Adverse Change on Fair Value		Rate	Impact of Adverse Change on Fair Value
					10%	20%		10%	20%		10%	20%
Residential mortgage loans:
Servicing assets	Fixed	$313	6.1	15.2%	$16	$30	9.5%	$9	$17	—%	$—	$—
Servicing assets	Adjustable	26	3.5	29.6	2	3	11.4	1	1	—	—	—
Home equity lines of credit:
Servicing assets	Adjustable	7	2.4	35.0	1	1	11.7	—	—	—	—	—
Residual interest	Adjustable	29	2.1	35.0	2	4	11.7	1	1.35		—	1
Automotive loans:
Servicing assets	Fixed	7	1.3	1.55	—	1	12.0	—	—	—	—	—
Residual interest	Fixed	23	1.2	1.55	—	—	12.0	—	1	1.25	1	1

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10% variation in assumptions typically cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in the above table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments and increased credit losses), which might magnify or counteract the sensitivities.

In addition to the retained interests listed above, the Bancorp retains certain investment grade securities from securitizations. The fair value of these retained securities was $34 million and $56 million at December 31, 2004 and 2003, respectively. The securities are valued using quoted market prices.

Fifth Third Bancorp 57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides a summary of the total loans and leases managed by the Bancorp, including loans securitized:

	Balance		Balance of Loans 90 Days or More Past Due		Net Credit Losses
For the Years Ended December 31 ($ in millions)	2004	2003	2004	2003	2004	2003
Commercial loans	$16,058	14,226	$21	14	$81	136
Commercial mortgage	7,636	6,894	8	9	9	7
Commercial leases	3,426	3,264	1	1	7	22
Construction loans	4,726	3,636	9	9	6	2
Residential mortgage	7,629	5,801	44	50	15	24
Other consumer loans	20,222	19,036	62	61	118	96
Consumer leases	2,051	2,448	3	6	19	25

Total loans and leases managed and securitized (a)	61,748	55,305	$148	150	$255	312

Less:
Loans securitized	1,381	1,116
Loans held for sale	559	1,881

Total loans and leases held for investment	$59,808	52,308

(a)	Excluding securitized assets that the Bancorp continues to service but with which it has no other continuing involvement.

Static pool credit losses are calculated by aggregating the actual and projected future credit losses for a securitization and dividing these losses by the original balance in each pool of assets. For the home equity lines of credit securitized in 2003, the static pool credit losses were .78% and .66% as of December 31, 2004 and 2003, respectively. For the automotive loans securitized in 2004, the static pool credit losses were 1.14% as of December 31, 2004.

During 2004 and 2003, the Bancorp transferred, subject to credit recourse, certain commercial loans to an unconsolidated QSPE that is wholly owned by an independent third party. At December 31, 2004 and 2003, the outstanding balance of loans transferred was $1.9 billion and $1.8 billion, respectively. The commercial loans transferred to the QSPE are primarily floating-rate and short-term investment grade in nature. Generally, the loans transferred provide a lower yield due to their investment grade nature, and therefore transferring these loans to the QSPE allows the Bancorp to reduce its exposure to these lower yielding loan assets while maintaining the customer relationships. These commercial loans are transferred at par with no gain or loss recognized. The Bancorp receives rights to future cash flows arising after the investors in the securitization trust have received the return for which they contracted. Due to the relatively short-term nature of the loans transferred, no value has been assigned to this retained future stream of fees to be received. As of December 31, 2004, the $1.9 billion balance of outstanding loans had a weighted-average remaining maturity of 62 days.

During 2004, the Bancorp securitized and sold $750 million in automotive loans to an unconsolidated QSPE that is wholly owned by an independent third party. The Bancorp retained servicing rights and receives a servicing fee based on a percentage of the outstanding balance. Additionally, the Bancorp retained a subordinated tranche of securities and rights to future cash flows arising after investors in the securitization trust have received the return for which they contracted. The investors and the securitization trust have no recourse to the Bancorp’s other assets for failure of debtors to pay when due. The Bancorp’s retained interest is subordinate to investor’s interests and its value is subject to credit, prepayment and interest rate risks on the sold automotive loans. As of December 31, 2004, the remaining balance of sold automotive loans was $568 million.

During 2003, the Bancorp securitized and sold $903 million in home equity lines of credit to an unconsolidated QSPE that is wholly owned by an independent third party. The Bancorp retained servicing rights and receives a servicing fee based on a percentage of the outstanding balance. Additionally, the Bancorp retained rights to future cash flows arising after investors in the securitization trust have received the return for which they contracted. The investors and the securitization trust have no recourse to the Bancorp’s other assets for failure of debtors to pay when due. The Bancorp’s retained interest is subordinate to investor’s interests and its value is subject to credit, prepayment and interest rate risks on the sold home equity lines of credit. As of December 31, 2004, the remaining balance of sold home equity lines of credit was $717 million.

The Bancorp had the following cash flows with unconsolidated QSPE’s during 2004 and 2003:

($ in millions)	2004	2003
Proceeds from transfers, including new securitizations	$1,379	1,345
Proceeds from collections re-invested in revolving-period securitizations	162	46
Transfers received from QSPE’s	164	116
Fees received	32	25

58 Fifth Third Bancorp

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21. DISCONTINUED OPERATIONS

In November 2003, the Bancorp announced an agreement to sell its corporate trust business, a component of the Commercial Banking segment. The transaction closed in December 2003. The Bancorp recognized an after-tax gain of $40 million on the sale, which is captured as a component of net income from discontinued operations in the Consolidated Statements of Income.

Financial information for discontinued operations is summarized below:

($ in millions)	2003	2002
Total revenues	$12	12
Gain on sale	62	—
Total expense	6	6

Income before income taxes	68	6
Applicable income taxes	24	2

Net income from discontinued operations	$44	4

Total assets	$2	2

22. INCOME TAXES

The Bancorp and its subsidiaries file a consolidated Federal income tax return. A summary of applicable income taxes included in the Consolidated Statements of Income as of December 31:

($ in millions)	2004	2003	2002
Current income taxes:
U.S. income taxes	$691	482	454
State and local income taxes	34	9	27

Total current tax	725	491	481
Deferred income taxes:
U.S. income taxes	(12)	264	257
State and local income taxes	(1)	31	(4)

Total deferred taxes	(13)	295	253

Applicable income taxes	$712	786	734

Deferred income taxes are included as a component of accrued taxes, interest and expenses in the Consolidated Balance Sheets and are comprised of the following temporary differences as of December 31:

($ in millions)	2004	2003
Deferred tax assets:
Reserves for credit losses	$250	269
Deferred compensation	141	137
Other comprehensive income	95	66
State net operating losses	153	154
Other	122	53

Total deferred tax assets	761	679
Deferred tax liabilities:
Lease financing	1,819	1,801
State deferred taxes	236	238
Bank premises and equipment	75	54
Other	231	241

Total deferred tax liabilities	2,361	2,334

Total net deferred tax liability	$1,600	1,655

A reconciliation between the statutory U.S. income tax rate and the Bancorp’s effective tax rate for the years ended December 31:

	2004	2003	2002
Statutory tax rate	35.0%	35.0	35.0
Increase (decrease) resulting from:
State taxes, net of federal benefit	1.0	1.0	.6
Tax-exempt income	(2.0)	(1.8)	(2.1)
Credits	(1.7)	(1.2)	(.9)
Other, net	(.5)	(.8)	(.7)

Effective tax rate	31.8%	32.2	31.9

Retained earnings at December 31, 2004 includes $ 157 million in allocations of earnings for bad debt deductions of former thrift subsidiaries for which no income tax has been provided. Under current tax law, if certain of the Bancorp’s subsidiaries use these bad debt reserves for purposes other than to absorb bad debt losses, they will be subject to Federal income tax at the current corporate tax rate.

Fifth Third Bancorp 59

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

23. RETIREMENT AND BENEFIT PLANS

The measurement date for all of the Bancorp’s defined benefit retirement plans is December 31. A combined summary of the defined benefit retirement plans as of and for the years ended December 31:

($ in millions)	2004	2003
Projected benefit obligation at January 1	$264	243
Service cost	1	1
Interest cost	15	16
Settlement	(17)	(27)
Actuarial loss	1	40
Benefits paid	(10)	(9)

Projected benefit obligation at December 31	$254	264

Fair value of plan assets at January 1	$223	177
Actual return on assets	7	28
Contributions	3	62
Settlement	(22)	(35)
Benefits paid	(10)	(9)

Fair value of plan assets at December 31	$201	223

Funded status	$(53)	(41)
Unrecognized transition amount	—	(1)
Unrecognized prior service cost	3	4
Unrecognized actuarial loss	101	103

Net amount recognized	$51	65

Amounts recognized in the Consolidated Balance Sheets consist of:
Prepaid benefit cost	$—	3
Accrued benefit liability	(51)	(39)
Intangible asset	4	4
Deferred tax asset	34	34
Accumulated other comprehensive income	64	63

Net amount recognized	$51	65

($ in millions)	2004	2003	2002
Components of net periodic pension cost:
Service cost	$1	1	1
Interest cost	15	16	16
Curtailment	—	—	2
Expected return on assets	(18)	(15)	(23)
Amortization and deferral of transition amount	(2)	(2)	(2)
Amortization of actuarial loss	9	15	—
Amortization of unrecognized prior service cost	1	1	—
Settlement	10	15	19

Net periodic pension cost	$16	31	13

Net periodic pension cost is recorded as a component of employee benefits in the Consolidated Statements of Income. Net periodic pension cost for 2004, 2003 and 2002 included settlement charges of $ 10 million, $ 15 million and $ 19 million, respectively, primarily related to an increased level of lump-sum distributions made during the respective years as a result of the headcount reductions that occurred in connection with the integration of Old Kent.

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

Weighted-average assumptions	2004	2003	2002
For disclosure:
Discount rate	5.85%	6.00	6.75
Rate of compensation increase	5.10	5.00	5.10
Expected return on plan assets	8.00	8.75	9.00
For measuring net periodic pension cost:
Discount rate	6.00	6.75	7.25
Rate of compensation increase	5.00	5.10	4.86
Expected return on plan assets	8.75	9.00	8.99

Plan assets consist primarily of common trust and mutual funds (equities and fixed income) managed by Fifth Third Bank, a subsidiary of the Bancorp, and Bancorp common stock securities. The following table provides the Bancorp’s weighted-average asset allocations by asset category for 2004 and 2003:

Weighted-average asset allocation	2004	2003
Equity securities	65%	54
Bancorp common stock	10	18

Total equity securities	75	72
Fixed income securities	25	26
Cash	—	2

Total	100%	100

The Bancorp’s policy for the investment of Plan assets is to employ investment strategies that achieve a weighted-average target asset allocation of 70% to 80% in equity securities, 20% to 25% in fixed income securities and up to five percent in cash. The accumulated benefit obligation for all defined benefit plans was $251 million and $262 million at December 31, 2004 and 2003, respectively. For the Bancorp’s defined benefit plans, with an accumulated benefit obligation exceeding assets, the total projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $254 million, $251 million and $201 million, respectively, as of December 31, 2004 and $260 million, $257 million and $218 million, respectively, as of December 31, 2003. The increase in the additional minimum pension liability, recorded as a reduction to shareholders’ equity, was $1 million, net of a tax benefit of less than $1 million, in 2004 and $11 million, net of a tax benefit of $6 million, in 2003. Based on the actuarial assumptions, the Bancorp expects to make no cash contribution to the Plan in 2005. Estimated pension benefit payments, which reflect expected future service, are $22 million in 2005 and $18 million in each year from 2006 to 2009. The total estimated payments for the years 2010 to 2014 is $82 million.

The Bancorp’s profit sharing plan expense was $69 million for 2004, $48 million for 2003 and $58 million for 2002. Expenses recognized during the years ended December 31, 2004, 2003 and 2002 for matching contributions to the Bancorp’s defined contribution savings plans were $28 million, $12 million and $14 million, respectively.

60 Fifth Third Bancorp

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

24. EARNINGS PER SHARE

Reconciliation of earnings per share to diluted earnings per share for the years ended December 31:

	2004			2003			2002
($ in millions, except per share data)	Income	Average Shares	Per Share Amount	Income	Average Shares	Per Share Amount	Income	Average Shares	Per Share Amount
EPS
Income from continuing operations before cumulative effect	$1,525			$1,632			$1,527

Net income from continuing operations available to commons shareholders (a)	1,524	561	$2.72	1,631	572	$2.85	1,526	580	$2.63
Income from discontinued operations, net of tax	—		—	44		.08	4		.01
Cumulative effect of change in accounting principle, net of tax	—		—	(11)		(.02)	—		—

Net income available to common shareholders	$1,524	561	$2.72	$1,664	572	$2.91	$1,530	580	$2.64

Diluted EPS
Net income from continuing operations available to common shareholders	$1,524	561		$1,631	572		$1,526	580
Effect of dilutive securities		7			8			12

Income from continuing operations plus assumed conversions (b)	1,525	568	$2.68	1,632	580	$2.81	1,527	592	$2.58
Income from discontinued operations, net of tax	—		—	44		.08	4		.01
Cumulative effect of change in accounting principle, net of tax	—		—	(11)		(.02)	—		—

Net income available to common shareholders plus assumed conversions	$1,525	568	$2.68	$1,665	580	$2.87	$1,531	592	$2.59

(a)	Dividends on preferred stock are $.740 million for the years ended December 31, 2004, 2003 and 2002.

(b)	The effect of dividends on convertible preferred stock is $.580 million for the years ended December 31, 2004, 2003 and 2002.

Options to purchase 16.2 million, 7.0 million and 6.2 million shares outstanding at December 31, 2004, 2003 and 2002, respectively, were not included in the computation of net income per diluted share because the effect would be antidilutive.

25. FAIR VALUE OF FINANCIAL INSTRUMENTS

Carrying amounts and estimated fair values for financial instruments as of December 31:

	2004		2003
($ in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and due from banks	$2,561	2,561	2,359	2,359
Available-for-sale securities	24,687	24,687	28,999	28,999
Held-to-maturity securities	255	255	135	135
Trading securities	77	77	55	55
Other short-term investments	532	532	268	268
Loans held for sale	559	562	1,881	1,897
Total loans and leases, net	59,095	59,708	51,611	52,331
Derivative assets	271	271	302	302
Bank owned life insurance assets	1,573	1,573	1,016	1,016
Financial liabilities:
Deposits	58,226	58,221	57,095	56,990
Federal funds purchased	4,714	4,714	6,928	6,928
Short-term bank notes	775	775	500	500
Other short-term borrowings	4,537	4,537	5,742	5,742
Long-term debt	13,983	14,232	9,063	9,724
Derivative liabilities	232	232	208	208
Short positions	15	15	2	2
Other financial instruments:
Commitments to extend credit	53	53	55	55
Letters of credit	19	19	18	18

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

The following methods and assumptions were used in determining the fair value of selected financial instruments:

Short-term financial assets and liabilities—for financial instruments with a short-term or no stated maturity, prevailing market rates and limited credit risk, carrying amounts approximate fair value. Those financial instruments include cash and due from banks, other short-term investments, certain deposits (demand, interest checking, savings and money market), federal funds purchased, short-term bank notes and other short-term borrowings.

Fifth Third Bancorp 61

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Available-for-sale, held-to-maturity and trading securities, including short positions—fair values were based on prices obtained from an independent nationally recognized pricing service.

Loans—fair values were estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Loans held for sale—the fair value of loans held for sale was estimated based on outstanding commitments from investors or current investor yield requirements.

Deposits—fair values for other time, certificates of deposit – $100,000 and over and foreign office were estimated using a discounted cash flow calculation that applies interest rates currently being offered for deposits of similar remaining maturities.

Long-term debt—fair value of long-term debt was based on quoted market prices, when available, and a discounted cash flow calculation using prevailing market rates for borrowings of similar terms.

Commitments and letters of credit—fair values of loan commitments and letters of credit were based on estimated probable credit losses.

Derivative assets and derivative liabilities—fair values were based on the estimated amount the Bancorp would receive or pay to terminate the derivative contracts, taking into account the current interest rates and the creditworthiness of the counterparties. The fair values represent an asset or liability at December 31, 2004.

Bank owned life insurance assets—fair values of insurance policies owned by the Bancorp were based on the insurance contract’s cash surrender value, net of any policy loans.

26. BUSINESS COMBINATIONS

On June 11, 2004, the Bancorp completed the acquisition of Franklin Financial, a bank holding company located in the Nashville, Tennessee metropolitan market.

Under the terms of the transaction, each share of Franklin Financial common stock was exchanged for .5933 shares of the Bancorp’s common stock, resulting in the issuance of 5.1 million shares of common stock. The common stock issued to effect the transaction was valued at $55.52 per common share for a total transaction value of $317 million. The total purchase price also includes the fair value of stock awards issued in exchange for stock awards held by Franklin Financial employees, for which the aggregate fair value was $36 million.

The assets and liabilities of Franklin Financial were recorded on the balance sheet at their respective fair values as of the closing date. The results of Franklin Financial’s operations were included in the Bancorp’s income statement from the date of acquisition. The transaction resulted in total goodwill and intangible assets of $282 million based upon the purchase price, the fair values of the acquired assets and assumed liabilities and applicable purchase accounting adjustments. Of this total intangibles amount, $7 million was allocated to core deposit intangibles, $6 million was allocated to customer lists and $2 million was allocated to noncompete agreements. The core deposit intangible and the customer lists are being amortized using an accelerated method over seven and five years, respectively. The noncompete agreements are being amortized using the straight-line method over the duration of the agreements. The remaining $267 million of intangible assets was recorded as goodwill. Goodwill recognized in the Franklin Financial acquisition is not deductible for income tax purposes. The pro forma effect and the financial results of Franklin Financial included in the results of operations subsequent to the date of acquisition were not material to the Bancorp’s financial condition or the operating results for the periods presented.

On August 2, 2004, the Bancorp and First National announced the signing of a definitive agreement in which the Bancorp would acquire First National and its subsidiaries, headquartered in Naples, Florida. As of December 31, 2004, First National has approximately $5.6 billion in total assets, $3.8 billion in total deposits and 77 full-service banking centers located primarily in Orlando, Tampa, Sarasota, Naples and Fort Myers. The acquisition, which closed on January 1, 2005, provided First National’s shareholders with .5065 shares of the Bancorp’s common stock for each share of First National common stock. Based on the price of the Bancorp’s common shares at the close of business on December 31, 2004, the transaction is valued at $23.96 per share of First National common stock. The total transaction value, including the fair value of employee stock awards, is approximately $1.5 billion.

27. CERTAIN REGULATORY REQUIREMENTS AND CAPITAL RATIOS

The principal source of income and funds for the Bancorp (parent company) are dividends from its subsidiaries. During 2004, the amount of dividends the bank subsidiaries can pay to the Bancorp without prior approval of regulatory agencies was limited to their 2004 eligible net profits, as defined, and the adjusted retained 2003 and 2002 net income of those subsidiaries.

The Bancorp’s subsidiary banks must maintain cash reserve balances when total reservable deposit liabilities are greater than the regulatory exemption. These reserve requirements may be satisfied with vault cash and noninterest-bearing cash balances on reserve with a Federal Reserve Bank. In 2004 and 2003, the banks were required to maintain average cash reserve balances of $ 192 million and $290 million, respectively.

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

The Board of Governors of the Federal Reserve System (“FRB”) adopted quantitative measures which assign risk weightings to assets and off-balance sheet items and also define and set minimum regulatory capital requirements (risk-based capital ratios). All banks are required to have core capital (Tier 1) of at least 4% of risk-weighted assets, total capital of at least 8% of risk-weighted assets and a minimum Tier 1 leverage ratio of 3% of adjusted quarterly average assets. Tier 1 capital consists principally of shareholders’ equity including Tier 1 qualifying subordinated debt but excluding unrealized gains and losses on securities available-for-sale, less goodwill and certain other intangibles. Total capital consists of Tier 1 capital plus certain debt instruments and the reserves for credit losses, subject to limitation. Failure to meet the minimum capital requirements can initiate certain actions by regulators that could have a direct material effect on the Consolidated Financial Statements of the Bancorp. The regulations also define well-capitalized levels of Tier 1, total capital and Tier 1 leverage as 6%, 10% and 5%, respectively. The Bancorp and each of its subsidiary banks had Tier 1, total capital and leverage ratios above the well-capitalized levels at December 31, 2004 and 2003. As of December 31, 2004, the most recent notification from the FRB categorized the Bancorp and each of its subsidiary banks as well-capitalized under the regulatory framework for prompt corrective action.

62 Fifth Third Bancorp

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Capital and risk-based capital and leverage ratios for the Bancorp and its significant subsidiary banks as of December 31:

	2004		2003
($ in millions)	Amount	Ratio	Amount	Ratio
Total Capital (to Risk-Weighted Assets):
Fifth Third Bancorp	$10,176	12.31%	$10,096	13.56%
Fifth Third Bank (Ohio)	5,772	12.85	5,154	11.88
Fifth Third Bank (Michigan)	4,164	10.72	3,813	11.11
Fifth Third Bank, N.A.	161	13.57	N/A	N/A
Tier 1 Capital (to Risk-Weighted Assets):
Fifth Third Bancorp	8,522	10.31	8,272	11.11
Fifth Third Bank (Ohio)	5,009	11.15	4,354	10.03
Fifth Third Bank (Michigan)	3,617	9.31	3,266	9.52
Fifth Third Bank, N.A.	153	12.89	N/A	N/A
Tier 1 Leverage (to Average Assets):
Fifth Third Bancorp	8,522	8.89	8,272	9.23
Fifth Third Bank (Ohio)	5,009	8.48	4,354	7.74
Fifth Third Bank (Michigan)	3,617	9.39	3,266	8.84
Fifth Third Bank, N.A	153	14.44	N/A	N/A

28. PARENT COMPANY FINANCIAL STATEMENTS

($ in millions)
Condensed Statements of Income (Parent Company Only)
For the Years Ended December 31	2004	2003	2002
Income
Dividends from subsidiaries	$682	1,262	1,258
Interest on loans to subsidiaries	32	27	32
Other	1	24	—

Total income	715	1,313	1,290
Expenses
Interest	15	31	5
Other	9	3	3

Total expenses	24	34	8

Income before taxes and change in undistributed earnings of subsidiaries	691	1,279	1,282
Applicable income taxes	1	5	8

Income before change in undistributed earnings of subsidiaries	690	1,274	1,274
Increase in undistributed earnings of subsidiaries	835	391	257

Net Income	$1,525	1,665	1,531

Condensed Balance Sheets (Parent Company Only)
At December 31	2004	2003
Assets
Cash	$33	40
Loans to subsidiaries	2,340	1,581
Investment in subsidiaries	9,034	7,743
Goodwill	137	137
Other assets	102	46

Total Assets	$11,646	9,547

Liabilities
Commercial paper	$28	4
Accrued expenses and other liabilities	247	185
Long-term debt	2,447	691

Total Liabilities	2,722	880

Shareholders’ Equity	8,924	8,667

Total Liabilities and Shareholders’ Equity	$11,646	9,547

Condensed Statements of Cash Flows (Parent Company Only) For the Years Ended December 31
	2004	2003	2002
Operating Activities
Net income	$1,525	1,665	1,531
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation expense	—	1	—
Benefit for deferred income taxes	(1)	(5)	(3)
Increase in other assets	(24)	(39)	(29)
(Decrease) increase in accrued expenses and other liabilities	(84)	54	2
Increase in undistributed earnings of subsidiaries	(835)	(391)	(257)

Net Cash Provided by Operating Activities	581	1,285	1,244

Investing Activities
Proceeds from sales of available-for-sale securities	—	—	1
Increase in loans to subsidiaries	(759)	(471)	(159)

Net Cash Used in Investing Activities	(759)	(471)	(158)

Financing Activities
Increase (decrease) in other short-term borrowings	24	(89)	72
Proceeds from issuance of long-term debt	1,749	497	—
Payment of cash dividends	(704)	(631)	(553)
Purchases of treasury stock	(987)	(655)	(719)
Exercise of stock options	89	97	104
Other	—	7	10

Net Cash Provided by (Used in) Financing Activities	171	(774)	(1,086)

(Decrease) increase in cash	(7)	40	—
Cash at January 1	40	—	—

Cash at December 31	$33	40	—

29. SEGMENTS

The Bancorp’s principal activities include Commercial Banking, Retail Banking, Investment Advisors and Fifth Third Processing Solutions. Commercial Banking offers banking, cash management and financial services to business, government and professional customers. Retail Banking provides a full range of deposit products and consumer loans and leases. Investment Advisors provides a full range of investment alternatives for individuals, companies and not-for-profit organizations. Fifth Third Processing Solutions provides electronic funds transfer, debit, credit and merchant transaction processing, operates the Jeanie® ATM network and provides other data processing services to affiliated and unaffiliated customers. The Other/Eliminations column includes the unallocated portion of the investment portfolio, certain non-deposit funding, unassigned equity and other items not attributed to the other segments.

The Bancorp manages interest rate risk centrally at the corporate level by employing a funds transfer pricing (“FTP”) methodology. This methodology insulates the segments from interest rate

Fifth Third Bancorp 63

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

risk, enabling them to focus on serving customers through loan originations and deposit taking. The FTP system assigns charge rates and credit rates to classes of assets and liabilities, respectively, based on expected duration. In addition to the previously mentioned items, the Other/Eliminations column includes the net effect of the FTP methodology.

The performance measurement of the segments is based on the management structure of the Bancorp and is not necessarily comparable with similar information for any other financial institution. Additionally, the information presented is not necessarily indicative of the segments’ financial condition and results of operations if they were to exist as independent entities. Generally, the segments form synergies by taking advantage of cross-sell opportunities and when funding operations by accessing the capital markets as a collective unit.

In 2004, the Bancorp refined its segment reporting as a result of a cost center review and point of cross-sell identification. Prior periods have been conformed to the current period presentation. The financial information for each segment is reported on the basis used internally by the Bancorp’s management to evaluate performance and allocate resources. The allocation has been consistently applied for all periods presented. Revenues from affiliated transactions are typically charged at rates available to and transacted with unaffiliated customers.

Results of operations and average assets by segment for each of the three years ended December 31 are as follows:

($ in millions)	Commercial Banking	Retail Banking	Investment Advisors	Processing Solutions	Other/ Eliminations	Acquisitions (a)	Total
2004
Net interest income (b)	$1,203	1,929	168	15	(254)	(13)	3,048
Provision for loan and lease losses	96	175	8	10	(21)	—	268

Net interest income after provision for loan and lease losses	1,107	1,754	160	5	(233)	(13)	2,780
Noninterest income	429	1,053	379	697	(90)	(3)	2,465
Noninterest expense	608	1,266	359	408	343	(12)	2,972

Income before income taxes	928	1,541	180	294	(666)	(4)	2,273
Applicable income taxes (c)	280	524	61	100	(214)	(3)	748

Net income	$648	1,017	119	194	(452)	(1)	1,525

Average assets	$25,327	54,769	2,309	665	12,244	(418)	94,896

2003
Net interest income (b)	$1,055	1,784	128	14	(6)	(31)	2,944
Provision for loan and lease losses	182	202	10	9	(1)	(3)	399

Net interest income after provision for loan and lease losses	873	1,582	118	5	(5)	(28)	2,545
Noninterest income	419	1,187	349	512	27	(11)	2,483
Noninterest expense	548	1,262	346	377	42	(24)	2,551

Income from continuing operations before income taxes, minority interest and cumulative effect	744	1,507	121	140	(20)	(15)	2,477
Applicable income taxes (c)	225	512	41	47	5	(5)	825
Minority interest, net	—	—	—	—	(20)	—	(20)
Discontinued operations, net	44	—	—	—	—	—	44
Cumulative effect, net	—	(11)	—	—	—	—	(11)

Net income	$563	984	80	93	(45)	(10)	1,665

Average assets	$22,561	54,562	1,899	602	8,738	(881)	87,481

2002
Net interest income (b)	$889	1,554	101	11	216	(33)	2,738
Provision for loan and lease losses	101	133	6	7	2	(3)	246

Net interest income after provision for loan and lease losses	788	1,421	95	4	214	(30)	2,492
Noninterest income	343	889	333	450	179	(11)	2,183
Noninterest expense	505	1,114	316	314	111	(23)	2,337

Income from continuing operations before income taxes and minority interest	626	1,196	112	140	282	(18)	2,338
Applicable income taxes (c)	205	407	37	47	84	(7)	773
Minority interest, net	—	—	—	—	(38)	—	(38)
Discontinued operations, net	4	—	—	—	—	—	4

Net income	$425	789	75	93	160	(11)	1,531

Average assets	$20,069	54,046	1,559	616	(458)	(795)	75,037

(a)	In acquisitions accounted for under the purchase method, management “pools” historical results to improve comparability with the current period. The results of Franklin Financial have been included in the segments and eliminated in the Acquisitions column.

(b)	Net interest income is fully taxable equivalent and is presented on an FTP basis.

(c)	Applicable income taxes includes income tax provision and taxable equivalent adjustment reversal of $36 million, $39 million and $39 million for the years ended December 31, 2004, 2003 and 2002, respectively.

64 Fifth Third Bancorp

CONSOLIDATED TEN YEAR COMPARISON

AVERAGE ASSETS ($ IN MILLIONS)

	Interest-Earning Assets					Cash and Due from Banks	Other Assets	Total Average Assets
Year	Loans and Leases	Federal Funds Sold (a)	Interest-Bearing Deposits in Banks (a)	Securities	Total

2004	$57,042	$120	$195	$30,282	$87,639	$2,216	$5,763	$94,896
2003	52,414	92	215	28,640	81,361	1,600	5,250	87,481
2002	45,539	155	184	23,246	69,124	1,551	5,007	75,037
2001	44,888	69	132	19,737	64,826	1,482	5,000	70,683
2000	42,690	118	82	18,630	61,520	1,456	4,229	66,611
1999	38,652	224	103	16,901	55,880	1,628	3,344	60,292
1998	36,014	241	135	16,090	52,480	1,566	2,782	56,306
1997	33,850	327	186	15,425	49,788	1,367	2,495	53,161
1996	30,742	325	211	14,959	46,237	1,401	2,212	49,367
1995	27,598	494	182	12,715	40,989	1,365	1,715	43,608

AVERAGE DEPOSITS AND SHORT-TERM BORROWINGS ($ IN MILLIONS)

Year	Deposits								Short-Term Borrowings	Total
	Demand	Interest Checking	Savings	Money Market	Other Time	Certificates — $100,000 and Over	Foreign Office	Total

2004	$12,327	$19,434	$7,941	$3,473	$6,208	$2,403	$4,449	$56,235	$13,539	$69,774
2003	10,482	18,679	8,020	3,189	6,426	3,832	3,862	54,490	12,373	66,863
2002	8,953	16,239	9,465	1,162	8,855	2,237	2,018	48,929	7,191	56,120
2001	7,394	11,489	4,928	2,552	13,473	3,821	1,992	45,649	8,799	54,448
2000	6,257	9,531	5,799	939	13,716	4,283	3,896	44,421	9,725	54,146
1999	6,079	8,553	6,206	1,328	13,858	4,197	952	41,173	8,573	49,746
1998	5,627	7,030	6,332	1,471	15,117	3,856	270	39,703	7,095	46,798
1997	4,932	6,209	4,548	2,508	15,887	4,173	441	38,698	6,113	44,811
1996	4,492	5,559	4,237	2,909	15,171	4,186	569	37,123	4,837	41,960
1995	4,050	5,017	3,374	2,949	12,597	3,944	1,007	32,938	4,582	37,520

INCOME ($ IN MILLIONS, EXCEPT PER SHARE DATA)

Year	Interest Income	Interest Expense	Noninterest Income	Noninterest Expense	Net Income Avail. to Common Shareholders	Per Share (b)
						Earnings	Diluted Earnings	Originally Reported
								Dividends Declared		Earnings	Diluted Earnings	Dividend Payout Ratio
2004	$4,114	$1,102	$2,465	$2,972	$1,524	$2.72	$2.68	$1.31		$2.72	$2.68	48.9%
2003	3,991	1,086	2,483	2,551	1,664	2.91	2.87	1.13		2.91	2.87	39.4
2002	4,129	1,430	2,183	2,337	1,530	2.64	2.59	.98		2.64	2.59	37.8
2001	4,709	2,278	1,788	2,453	1,001	1.74	1.70	.83		1.74	1.70	48.8
2000	4,947	2,697	1,476	2,027	1,054	1.86	1.83	.70		1.70	1.68	41.7
1999	4,199	2,026	1,335	1,987	871	1.55	1.53	.58	2/3	1.32	1.29	45.5
1998	4,052	2,047	1,161	1,826	759	1.36	1.34	.47	1/3	1.09	1.06	44.6
1997	3,933	2,030	901	1,486	756	1.35	1.33	.37	9/10	1.10	1.08	35.2
1996	3,621	1,853	746	1,423	646	1.15	1.13	.32	4/7	.93	.91	35.8
1995	3,239	1,677	613	1,225	588	1.08	1.06	.28	4/9	.85	.83	34.3

MISCELLANEOUS AT DECEMBER 31 ($ IN MILLIONS, EXCEPT PER SHARE DATA)

	Shareholders’ Equity
Year	Number of Shares of Stock Outstanding (b)	Common Stock	Preferred Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total	Per Share (b)	Reserve for Loan and Lease Losses

2004	557,648,989	$1,295	$9	$1,934	$7,269	$(169)	$(1,414)	$8,924	$16.00	$713
2003	566,685,301	1,295	9	1,964	6,481	(120)	(962)	8,667	15.29	697
2002	574,355,247	1,295	9	2,010	5,465	369	(544)	8,604	14.98	683
2001	582,674,580	1,294	9	1,943	4,502	8	(4)	7,752	13.31	624
2000	569,056,843	1,263	9	1,454	3,982	28	(1)	6,735	11.83	609
1999	565,425,468	1,255	9	1,090	3,551	(302)	—	5,603	9.91	573
1998	557,438,774	1,238	9	887	3,179	135	(58)	5,390	9.67	532
1997	556,356,059	1,235	9	812	3,000	140	(184)	5,005	9.00	509
1996	564,561,419	1,253	9	755	2,663	17	—	4,695	8.32	484
1995	548,266,213	1,217	14	528	2,397	46	—	4,200	7.66	474

(a)	Federal funds sold and interest-bearing deposits in banks are combined in other short-term investments in the Consolidated Financial Statements.

(b)	Number of shares outstanding and per share data have been adjusted for stock splits in 2000, 1998, 1997 and 1996.

Fifth Third Bancorp 65

DIRECTORS AND OFFICERS

FIFTH THIRD BANCORP DIRECTORS

George A. Schaefer, Jr.

President & CEO

Fifth Third Bancorp and Fifth Third Bank

Darryl F. Allen

Retired Chairman President & CEO

Aeroquip-Vickers, Inc.

John F. Barrett Chairman, President & CEO

The Western & Southern Life Insurance Company

James P. Hackett

President & CEO

Steelcase, Inc.

Joan R. Herschede

President & CEO

The Frank Herschede Company

Allen M. Hill

Retired President & CEO

DPL, Inc.

Robert L. Koch II

President & CEO,

Koch Enterprises, Inc.

Mitchel D. Livingston, Ph.D.

Vice President for Student Affairs and Services

University of Cincinnati

Kenneth W. Lowe

President & CEO

The E.W. Scripps Company

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

Ronald A. Dauwe

Gerald V. Dirvin

Thomas B. Donnell

Nicholas M. Evans

Richard T. Farmer

Louis R. Fiore

John D. Geary

Ivan W. Gorr

Joseph H. Head, Jr.

William G. Kagler

William J. Keating

Jerry L. Kirby

Michael H. Norris

David E. Reese

Brian H. Rowe

C. Wesley Rowles

Donald B. Shackelford

David B. Sharrock

Stephen Stranahan

Dennis J. Sullivan, Jr.

N. Beverley Tucker, Jr.

Alton C. Wendzel

FIFTH THIRD BANCORP OFFICERS

George A. Schaefer, Jr.

President & CEO

Neal E. Arnold

Executive Vice President

Greg D. Carmichael

Executive Vice President and Chief Information Officer

David J. DeBrunner

Senior Vice President & Controller

Diane L. Dewbrey Senior Vice President

R. Mark Graf

Senior Vice President and Chief Financial Officer

Malcolm D. Griggs

Executive Vice President and Chief Risk Officer

Kevin T. Kabat

Executive Vice President

Ronald D. Marks

Senior Vice President & Treasurer

Pete Pesce

Executive Vice President

Daniel T. Poston

Executive Vice President & Auditor

Paul L. Reynolds

Executive Vice President, Secretary & General Counsel

Robert A. Sullivan

Executive Vice President

AFFILIATE PRESIDENTS & CEOs

Samuel G. Barnes

Lexington, Kentucky

Todd F. Clossin

Northeastern Ohio

John N. Daniel

Southern Indiana

Robert M. Eversole

Central Ohio

Patrick J. Fehring, Jr.

Eastern Michigan

Kevin C. Hale

Florida

Dan W. Hogan

Tennessee

Bruce K. Lee

Northwestern Ohio

Philip R. McHugh

Louisville, Kentucky

John E. Pelizzari

Northern Michigan

Timothy P. Rawe

Northern Kentucky

R. Daniel Sadlier

Western Ohio

Maurice J. Spagnoletti

Central Indiana

Michelle L. VanDyke

Western Michigan

Raymond J. Webb

Ohio Valley

Terry E. Zink

Chicago

AFFILIATE CHAIRMEN

H. Lee Cooper

Southern Indiana

James R. Gaunt

Louisville

Gordon E. Inman

Tennessee

Donald B. Shackelford

Central Ohio

William A. Stinnett III

Ohio Valley

John S. Szuch

Northwestern Ohio

Gary L. Tice

Florida

FIFTH THIRD BANCORP BOARD COMMITTEES

Executive Committee

George A. Schaefer, Jr., Chairman

Allen M. Hill

Robert L. Koch II

John J. Schiff, Jr.

Dudley S. Taft

Compensation Committee

Allen M. Hill, Chairman

Kenneth W. Lowe

James E. Rogers

Audit Committee

Robert B. Morgan, Chairman

Darryl F. Allen, Vice Chairman

John F. Barrett

James P. Hackett

Joan R. Herschede

Nominating and Corporate Governance Committee

Dudley S. Taft, Chairman

Darryl F. Allen

Robert L. Koch II

James E. Rogers

Risk and Compliance Committee

John F. Barrett, Chairman

Hendrik G. Meijer

Thomas W. Traylor

Trust Committee

Mitchel D. Livingston, Ph.D., Chairman

Joan R. Herschede

Kenneth W. Lowe

George A. Schaefer, Jr.

66 Fifth Third Bancorp

CORPORATE INFORMATION

Corporate Office

Fifth Third Center

Cincinnati, Ohio 45263

(513) 579-5300

Website

www.53.com

Investor Relations

R. Mark Graf

Senior Vice President & Chief Financial Officer

(513) 534-6936

(513) 534-3945 (fax)

Bradley S. Adams

Vice President & Investor Relations Officer

(513) 534-0983

(513) 534-0629 (fax)

Independent Registered Public Accounting Firm

Deloitte & Touche LLP

250 East Fifth Street

Cincinnati, OH 45202

Transfer Agent

Computershare Investor Services LLC

PO Box 2388

Chicago, IL 60690-2388

(888) 294-8285

Investordirect.53.com

Stock Trading

The common stock of Fifth Third Bancorp is traded in the over-the-counter market and is listed under the symbol “FITB” on the NASDAQ® National Market.

Press Releases

For copies of current press releases, please visit our website at www.53.com.

stock data

	2004			2003
	High	Low	Dividends Paid Per Share	High	Low	Dividends Paid Per Share
Fourth Quarter	$52.34	$45.32	$.35	$60.01	$55.47	$.29
Third Quarter	$54.07	$46.59	$.32	$59.44	$52.50	$.29
Second Quarter	$57.00	$51.13	$.32	$60.49	$47.24	$.29
First Quarter	$60.00	$53.27	$.32	$62.15	$47.05	$.26

©Fifth Third Bank 2005

Member F.D.I.C. – Federal Reserve System

®Reg. U.S. Pat. & T.M. Office